As filed with the U.S. Securities and Exchange Commission on January 3, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COVALTO LTD.

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	6712	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Boulevard Miguel de Cervantes Saavedra, Floor 16

11520 Mexico City

Mexico

+52 800-269-0041

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

+1 (212) 947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all correspondence to:

S. Todd Crider Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 Tel: +1 (212) 455-2000	Derek Dostal Leonard Kreynin Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 Tel: +1 (212) 450-4000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement provided that all other conditions to the proposed merger described herein have been satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer)	☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the U.S. Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Covalto may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission, of which this proxy statement/prospectus is a part, is effective. This proxy statement/prospectus is neither an offer to sell these securities, nor a solicitation of an offer to buy these securities, in any state or jurisdiction where the offer or sale is not permitted. Any representation to the contrary is a criminal offense.

As filed with the U.S. Securities and Exchange Commission on January 3, 2023.

PRELIMINARY COPY—SUBJECT TO COMPLETION DATED JANUARY 3, 2023

PROXY STATEMENT/PROSPECTUS

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF LIV CAPITAL ACQUISITION CORP. II, AND PROSPECTUS FOR         CLASS A ORDINARY SHARES,        WARRANTS AND        CLASS A ORDINARY SHARES UNDERLYING WARRANTS OF COVALTO LTD.

The board of directors of LIV Capital Acquisition Corp. II (the “LIVB Board”), a Cayman Islands exempted company (“LIVB”), has unanimously approved the business combination agreement (the “Business Combination Agreement”), dated as of August 17, 2022, by and among LIVB, Covalto Ltd., a Cayman Islands exempted company (“Covalto”), and Covalto Merger Sub Ltd., a Cayman Islands exempted company and direct, wholly-owned subsidiary of Covalto (“Merger Sub”). Pursuant to the Business Combination Agreement, Merger Sub will merge with and into LIVB (the “Merger”), with LIVB surviving the Merger as a wholly-owned subsidiary of Covalto. As a result of the Merger, and upon consummation of the Merger and the other transactions contemplated by the Business Combination Agreement (the “Transactions”), the shareholders of LIVB will become shareholders of Covalto.

As a result of the Transactions (as defined in the Business Combination Agreement) (including adjustments to Covalto’s preexisting capitalization), Covalto will have two classes of ordinary shares outstanding after the Closing: Covalto Class A Ordinary Shares and Covalto Class B Ordinary Shares. The rights of the holders of Covalto Class A Ordinary Shares and Covalto Class B Ordinary Shares will be substantially identical, except with respect to voting and conversion rights. Each Covalto Class A Ordinary Share will be entitled to one vote per share. Each Covalto Class B Ordinary Share will be entitled to 10 votes per share and will be convertible into one Covalto Class A Ordinary Share as set forth in the Covalto A&R M&A. Holders of Covalto Class A Ordinary Shares and Covalto Class B Ordinary Shares will vote together as a single class on all matters (including the appointment of directors) submitted to a vote of Covalto Shareholders except as otherwise provided in the Covalto A&R M&A. The Covalto A&R M&A require a separate vote of holders of Covalto Class B Ordinary Shares for the reclassification of Covalto Class A Ordinary Shares into shares having more than one vote, authorization or issuance of any additional class of Covalto shares having the right to more than one vote per share, the issuance of any additional Covalto Class B Ordinary Shares, a modification of the rights of the Covalto Class B Ordinary Shares, or the subdivision, combination or reclassification of Covalto Class A Ordinary Shares or any other class of share of Covalto, in a manner that is different or disproportionate to the subdivision, combination or reclassification of the other classes of shares of Covalto.

Pursuant to the Business Combination Agreement, on the date (the “Closing Date”) of the consummation of the Merger (the “Closing”) and immediately prior to Closing: (i) immediately prior to the Pre-Closing Capital Restructuring each preference share of Covalto, with nominal value U.S.$0.0001 per share, will be converted into an ordinary share, par value U.S.$0.0001 per share, of Covalto (each, a “Covalto Ordinary Share”) pursuant to a conversion direction notice to be executed by the applicable holders of Covalto preference shares (the “Preferred Share Conversion”); (ii) each Covalto Ordinary Share shall be re-designated as a Class A ordinary share, par value U.S.$0.0001, of Covalto (the “Re-Designation” and such shares, “Covalto Class A Ordinary Shares”); (iii) a new class of Class B ordinary shares of Covalto, having the same par value as the Class A Ordinary Shares (the “Covalto Class B Ordinary Shares” and, together with the Covalto Class A Ordinary Shares, the “Covalto Shares”), which will carry voting rights in the form of 10 votes per share, in accordance with Covalto’s Amended and Restated Memorandum and Articles of Association (the “Covalto A&R M&A”) shall be created, and the two co-founders of Covalto (the “Co-Founders”) shall exchange their Class A Ordinary Shares for Class B Ordinary Shares; (iv) Covalto will increase its authorized share capital; and (v) the Covalto A&R M&A shall be adopted. The transactions described in the foregoing clauses (ii) to (v) are herein referred to as the “Pre-Closing Capital Restructuring.”

Immediately following and after giving effect to the Pre-Closing Capital Restructuring, at the effective time of the Merger (the “Effective Time”), (a) each Class A ordinary share of LIVB, par value U.S.$0.0001 per share (each, a “LIVB Class A Ordinary Share”), issued and outstanding immediately prior to the Effective Time, will be automatically converted into the right of the holder thereof to receive one Covalto Class A Ordinary Share, (b) each Class B ordinary share of LIVB, par value U.S.$0.0001 per share (each, a “LIVB Class B Ordinary Share” and, together with the LIVB Class A Ordinary Shares, the “LIVB Ordinary Shares”), issued and outstanding immediately prior to the Effective Time, will be automatically converted into the right of the holder thereof to receive one Covalto Class A Ordinary Share, (c) issued and outstanding warrants of LIVB sold to the public in connection with the public offering of LIVB Units and to LIV Capital Acquisition Sponsor II, L.P. (the “Sponsor”), a Cayman Islands exempted limited partnership, in a private placement in connection with LIVB’s initial public offering will automatically and irrevocably be assumed by Covalto and converted into a corresponding warrant exercisable for Covalto Class A Ordinary Shares (the “Covalto Warrants”) in accordance with the terms of the Amended and Restated Warrant Agreement (as defined in the Business Combination Agreement) to be entered into immediately prior to the Effective Time, in the case of each of clauses (a), (b) and (c), including the LIVB Ordinary Shares or warrants of LIVB in respect of promissory notes as contemplated by the Contribution Agreement.

On the Closing Date, each other Existing Covalto Warrant and Existing Covalto Option (each as defined in the Business Combination Agreement) issued, outstanding and unexercised as of immediately prior to the effectiveness of the Covalto Preferred Conversion, shall be exchanged for a Covalto Warrant or an option, as applicable, to purchase an amount of Covalto Class A Ordinary Shares calculated in accordance with the terms of the Business Combination Agreement.

Concurrently with the execution of the Business Combination Agreement, Covalto and Banco Actinver, S.A. Institución de Banca Múltiple, Grupo Financiero Actinver, División Fiduciaria, acting solely as trustee of the Contrato de Fideicomiso Irrevocable No. 5357 identified as “Fideicomiso LIV SPV” (the “Anchor Investor”), entered into a mandatorily convertible note (the “Anchor Note”), in the aggregate principal amount of U.S.$30,000,000, which notes will convert into a number of Covalto Class A Ordinary Shares on the terms set forth therein (such investment, the “Anchor Investment”), together with other mandatorily convertible notes, in the aggregate principal amount of no less than an incremental U.S.$30,000,000, which will convert into a number of Covalto Class A Ordinary Shares on the same terms for an aggregate investment amount converting into equity of no less than U.S.$60,000,000 (such investments, together with the Anchor Investment, the “Aggregate Convertible Investment”).

This proxy statement/prospectus relates to the issuance of up to (a) 11,450,000 Covalto Class A Ordinary Shares in exchange for LIVB Class A Ordinary Shares (that are not redeemed), (b) 8,587,500 Covalto Warrants issued in exchange for the LIVB Public Warrants (c) 8,587,500 Covalto Class A Ordinary Shares to be issued upon exercise of the Covalto Warrants to be issued in exchange for the LIVB Public Warrants, (d) 69,592,352 Covalto Class A Ordinary Shares to the existing shareholders of Covalto pursuant to the Closing True-Up, (e) 2,500,000 Covalto Class A Ordinary Shares to the existing shareholders of Covalto as Earn-Out Shares (as defined in the Business Combination Agreement), (f) 6,697,250 Covalto Class A Ordinary Shares to the Co-Founders (such shares to be exchanged by the Co-Founders for Covalto Class B Ordinary Shares) and Covalto’s Chief Financial Officer upon vesting (either upon Closing or at a future date) of incentive equity grants under the 2022 Plan (as defined herein), and (g) 10,555,431 Covalto Class A Ordinary Shares issuable upon conversion of the Mandatorily Convertible Notes (including to the Anchor Investor). We are not registering herein the issuance or resale of Covalto Class A Ordinary Shares issuable in exchange for LIVB Class B Ordinary Shares, Covalto Class A Ordinary Shares issuable to pre-Closing Covalto Shareholders in respect of Covalto options or the issuance or resale of the Covalto Warrants issuable upon exchange of the LIVB Private Placement Warrants (as defined herein) or warrants owned by pre-Closing Covalto securityholders (or Covalto Class A Ordinary Shares underlying such warrants).

Covalto has agreed to issue a total of 2,500,000 newly issued Covalto Class A Ordinary Shares and newly issued Covalto Class B Ordinary Shares, with each Covalto Co-Founder receiving Covalto Class B Ordinary Shares and each other Covalto Shareholder receiving Covalto Class A Ordinary Shares (the “Earn-Out Shares”), to be delivered to the existing shareholders of Covalto in proportion to their ownership of Covalto’s share capital (without adjustment for any outstanding warrants or options) as of immediately prior to the Effective Time, as follows: (i) if at any time during the 60 months following the Closing Date, the closing share price of the Covalto Class A Ordinary Shares is greater than or equal to U.S.$13.50 over any 20 Trading Days within any 30 Trading Day period, one-half of the Earn-Out Shares shall be issued; and (ii) if at any time during the 60 months following the Closing Date, the closing share price of the Covalto Class A Ordinary Shares is greater than or equal to U.S.$17.50 over any 20 Trading Days within any 30 Trading Day period, one-half of the Earn-Out Shares shall be issued.

After giving effect to the Transactions (without adjustment for any future Earn-Out Shares that may or may not be issued and assuming no redemptions by LIVB Public Shareholders), Covalto Class A Ordinary Shares will collectively represent approximately 83.0% of the post-Closing combined company’s total issued and outstanding shares and 32.8% of the post-Closing combined company’s voting power attached to all of its issued and outstanding shares, and Covalto Class B Ordinary Shares will collectively represent approximately 17.0% of the post-Closing combined company’s total issued and outstanding shares and 67.2% of its voting power attached to all of its issued and outstanding shares.

Proposals to approve the Business Combination Agreement and the other matters discussed in this proxy statement/prospectus will be presented at the extraordinary general meeting of LIVB Shareholders scheduled to be held at                  a.m. (Eastern Time) on                 , 2023 at                  and                  or such other date, time and place to which such meeting may be adjourned or postponed.

Although Covalto is not currently a public reporting company, following the effectiveness of the registration statement of which this proxy statement/prospectus is a part and the Closing, Covalto will become subject to the reporting requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). Covalto is applying to list the Covalto Class A Ordinary Shares on The Nasdaq Global Market (“NASDAQ”) under the proposed symbol “CVTO,” to be effective at the Closing. It is a condition of the consummation of the Transactions that the Covalto Class A Ordinary Shares are approved for listing on the NASDAQ (or any other public stock market or exchange in the United States as may be agreed by Covalto and LIVB), subject only to official notice of issuance thereof. While trading on the NASDAQ is expected to begin on the first business day following the Closing Date, there can be no assurance that Covalto’s securities will be listed on the NASDAQ or that a viable and active trading market will develop. See “Risk Factors” beginning on page 49 of this proxy statement/prospectus for more information.

Covalto expects to qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and is therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.

Covalto also expects to qualify as a “foreign private issuer” as defined in the Exchange Act, and will be exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, Covalto’s officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, Covalto will not be required to file periodic reports and financial statements with the U.S. Securities and Exchange Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. Further, following the Merger, Covalto will be a “controlled company” within the meaning of NASDAQ corporate governance rules, and, as such, plans to rely on available exemptions from certain NASDAQ corporate governance requirements.

This proxy statement/prospectus provides LIVB Shareholders with detailed information about the Merger and other matters to be considered at the extraordinary general meeting of LIVB Shareholders. We encourage you to read this entire proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 49 of this proxy statement/prospectus.

None of the U.S. Securities and Exchange Commission, the Comisión Nacional Bancaria y de Valores (the Mexican Banking and Securities Commission), the Cayman Islands Monetary Authority or any state securities commission have approved or disapproved of the securities to be issued in connection with the Merger, or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

of LIV Capital Acquisition Corp. II

To Be Held on                 , 2023

TO THE SHAREHOLDERS OF LIV Capital Acquisition Corp. II:

In light of ongoing developments related to the coronavirus (COVID-19) pandemic, after careful consideration, LIV Capital Acquisition Corp. II encourages its shareholders to attend the meeting virtually through live webcast in order to facilitate shareholder attendance and participation while safeguarding the health and safety of our shareholders, directors and management team. For the purposes of Cayman Islands law and the Memorandum and Articles of Association of LIVB, the physical location of the meeting shall be at             . You or your proxyholder will be able to attend and vote at the meeting online by visiting             and using a control number assigned to you. To register and receive access to the meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the accompanying proxy statement/prospectus.

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of shareholders of LIV Capital Acquisition Corp. II (“LIVB”), a Cayman Islands exempted company, will be held at          a.m. (Eastern Time) on                 , 2023 (the “extraordinary general meeting” or the “Special Meeting”) at              and              or such other date, time and place to which such meeting may be adjourned or postponed.

The extraordinary general meeting will be held in order to consider and vote on the following proposals:

1.

Proposal No. 1-The Business Combination Proposal—to consider and vote upon a proposal to approve and adopt by ordinary resolution the Business Combination Agreement (the “Agreement”), dated as of August 17, 2022, by and among Covalto, LIV Capital Acquisition Corp. II, a Cayman Islands exempted company (“LIVB”), and Covalto Merger Sub Ltd., a Cayman Islands exempted company and direct, wholly-owned subsidiary of Covalto (“Merger Sub”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, and the transactions contemplated therein (the “Transactions”), whereby, among other things, Merger Sub, will merge with and into LIVB (the “Merger”), with LIVB surviving the Merger and becoming a wholly-owned subsidiary of Covalto (the “Business Combination Proposal”), which will become the parent/public company following the Merger;

2.

Proposal No. 2-The Merger Proposal—to consider and vote upon a proposal to approve and authorize by special resolution the Merger and the Plan of Merger required by the Companies Act (as revised) of the Cayman Islands substantially in the form attached as Exhibit E to the Business Combination Agreement, a copy of which is attached as Annex A to the accompanying proxy statement/prospectus (the “Merger Proposal”); and

3.

Proposal No. 3-The Adjournment Proposal—to consider and vote upon a proposal to approve by ordinary resolution, if necessary, the adjournment of the extraordinary general meeting to a later date or dates to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to shareholders, to permit further solicitation and votes of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal and the Merger Proposal (the “Adjournment Proposal,” and, together with the Business Combination Proposal and the Merger Proposal, the “Proposals” and each, a “Proposal”), or to seek withdrawals of redemption requests from shareholders.

Each of the Business Combination Proposal and the Merger Proposal is cross-conditioned on the approval and adoption of the other Proposal. The Adjournment Proposal is not conditioned on the approval of any other Proposals set forth in the accompanying proxy statement/prospectus and, to the extent that it is put to the Special Meeting, may be proposed as the first resolution at the Special Meeting.

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The items of business listed above and the full texts of the resolutions are more fully described in the accompanying proxy statement/prospectus. Whether or not you intend to attend the extraordinary general meeting, we urge you to read the accompanying proxy statement/prospectus in its entirety, including the annexes and accompanying financial statements, before voting. IN PARTICULAR, WE URGE YOU TO CAREFULLY READ THE SECTION IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS ENTITLED “RISK FACTORS.”

After careful consideration, the board of directors of LIVB (the “LIVB Board”) has determined that each Proposal is in the best interests of LIVB and unanimously recommends that you vote or give instruction to vote “FOR” each of the Proposals. When you consider the recommendations of the LIVB Board, you should keep in mind that LIVB’s directors and officers may have interests in the Transactions that conflict with, or are different from, your interests as a shareholder of LIVB. See “Proposal One—The Business Combination Proposal—Interests of Certain Persons in the Merger.”

Board Recommendation

Entitlement to Vote

Only holders of record of LIVB Ordinary Shares at the close of business on             , 2023 (the “Record Date”) are entitled to notice of the extraordinary general meeting and to vote and have their votes counted at the extraordinary general meeting and any adjournments or postponements of the extraordinary general meeting.

To ensure your representation at the extraordinary general meeting you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a holder of record of LIVB Ordinary Shares on the Record Date, you may also cast your vote at the extraordinary general meeting. If your LIVB Ordinary Shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the extraordinary general meeting, obtain a proxy from your broker or bank.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the extraordinary general meeting or not, please complete, sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly voted and counted. If you have any questions or need assistance voting your LIVB Ordinary Shares, please contact                 . Questions can also be sent by email to                  . This notice of extraordinary general meeting and the accompanying proxy statement/prospectus relating to the Transactions will be available at https://                 .

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

Alexander R. Rossi

Chairman and Chief Executive Officer

IF YOU RETURN YOUR SIGNED PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

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Redemption Rights

ALL HOLDERS OF LIVB CLASS A ORDINARY SHARES (THE “LIVB PUBLIC SHAREHOLDERS”) ISSUED IN LIVB’S INITIAL PUBLIC OFFERING (THE “LIVB PUBLIC SHARES”) HAVE THE RIGHT TO HAVE THEIR LIVB PUBLIC SHARES REDEEMED FOR CASH IN CONNECTION WITH THE PROPOSED TRANSACTIONS. LIVB PUBLIC SHAREHOLDERS ARE NOT REQUIRED TO AFFIRMATIVELY VOTE FOR OR AGAINST THE PROPOSALS OR TO VOTE ON THE PROPOSALS AT ALL IN ORDER TO HAVE THEIR LIVB PUBLIC SHARES REDEEMED FOR CASH. TO EXERCISE REDEMPTION RIGHTS, THE LIVB PUBLIC SHAREHOLDERS MUST TENDER THEIR SHARES TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY, LIVB’S TRANSFER AGENT, NO LATER THAN TWO BUSINESS DAYS PRIOR TO THE EXTRAORDINARY GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DEPOSIT WITHDRAWAL AT CUSTODIAN SYSTEM. IF THE TRANSACTIONS ARE NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “SPECIAL MEETING OF LIVB SHAREHOLDERS—REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

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ANNEXES

A	Business Combination Agreement, dated as of August 17, 2022, by and among Covalto Ltd., LIV Capital Acquisition Corp. II and Covalto Merger Sub Ltd., as amended on September 14, 2022.

B	Form of Memorandum of Association of LIV Capital Acquisition Corp. II.

C	Form of Amended and Restated Articles of Association of Covalto Ltd.

D

Mandatorily Convertible Note, dated as of August 17, 2022, by and between Covalto Ltd. and Banco Actinver, S.A. Institución de Banca Múltiple, Grupo Financiero Actinver, División Fiduciaria, acting solely as trustee of the Contrato de Fideicomiso Irrevocable No. 5357 identified as “Fideicomiso LIV SPV,” as amended on September 14, 2022.

E

Sponsor Voting Agreement, dated as of August 17, 2022, by and among LIV Capital Acquisition Sponsor II, L.P., Covalto Ltd., Banco Actinver, S.A. Institución de Banca Múltiple, Grupo Financiero Actinver, División Fiduciaria, acting solely as trustee of the Contrato de Fideicomiso Irrevocable No. 5357 identified as “Fideicomiso LIV SPV” and the other insiders party thereto.

F	Company Voting Agreement, dated as of August 17, 2022, by and among Covalto Ltd., LIV Capital Acquisition Corp. II and the Supporting Holders (as defined therein) party thereto.

G	Form of Registration Rights Agreement.

H	Form of 2022 Incentive Equity Plan.

I

Contribution Agreement, dated as of August 17, 2022, by and among LIV Capital Acquisition Sponsor II, L.P., LIV Sponsor II GP, LLC, LIV Capital Acquisition Corp. II, Covalto Ltd. and the Rollover Parties (as defined therein) party thereto.

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ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms a part of a registration statement on Form F-4 filed with the SEC by Covalto, constitutes a prospectus of Covalto under Section 5 of the Securities Act with respect to (a) Covalto Class A Ordinary Shares to be issued to LIVB Shareholders in the Merger, (b) Covalto Warrants to be issued to holders of the LIVB Public Warrants, (c) the Covalto Class A Ordinary Shares issuable upon the exercise of the Covalto Warrants issued to holders of the LIVB Public Warrants and (d) the Closing True-Up Shares issued to pre-Closing Covalto Shareholders. This document also constitutes a proxy statement of LIVB under the Exchange Act, and the rules thereunder, and a notice of meeting with respect to the Special Meeting of LIVB Shareholders to consider and vote upon, among others, the proposals to approve and adopt the Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and the Transactions, including the Merger, and to adjourn the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to adopt the Business Combination Agreement.

Unless otherwise indicated or the context otherwise requires, all references in this proxy statement/prospectus to “Covalto” refer to Covalto Ltd., together with its subsidiaries, and to “LIVB” refer to LIV Capital Acquisition Corp. II.

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PRESENTATION OF FINANCIAL AND OTHER INFORMATION

Certain Defined Terms

In this proxy statement/prospectus, unless otherwise specified or the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” are to the business of Covalto and its subsidiaries prior to the consummation of the Merger, which will continue to be the business of Covalto and its subsidiaries following the consummation of the Merger, when it will become a public company.

For certain other defined terms used in this proxy statement/prospectus, see “Selected Definitions.”

Unless otherwise specified, references herein to “U.S. dollars” or “U.S.$” are to United States dollars; references to “pesos” are to Mexican pesos. See “Exchange Rate Presentation” for information regarding the rates of exchange between the peso and the U.S. dollar.

Currency and Accounting Principles

The consolidated financial statements of Covalto included in this proxy statement/prospectus are prepared in U.S. dollars and in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (the “IASB”).

The functional currency of Covalto, on a consolidated basis, is the peso, as management has determined the peso to be the primary currency in which the Company derives its revenue and expenses. Consequently, Covalto maintains its books and records in pesos, and its financial information is prepared in pesos and later converted into U.S. dollars, which is its presentation currency. The assets and liabilities of Covalto’s operations that are denominated in pesos are converted into U.S. dollars at the foreign currency exchange rate in effect at the applicable reporting date, and revenues and expenses that are denominated in pesos are translated into U.S. dollars at the average foreign currency exchange rate for the period.

Financial Statements

This proxy statement/prospectus includes the annual audited consolidated financial statements of Covalto as of and for the years ended December 31, 2021 and 2020, together with the notes thereto (“Covalto’s Audited Annual Financial Statements”), and the unaudited interim consolidated financial statements of Covalto as of September 30, 2022 and for the nine months ended September 30, 2022 and 2021, together with the notes thereto (“Covalto’s Unaudited Interim Financial Statements”).

All references to “2021” are to the year ended December 31, 2021 and “2020” are to the year ended December 31, 2020. Our fiscal year ends on December 31 of each year, so all references to a particular fiscal year are to the applicable year ended December 31. Following the consummation of the Merger, we will be required to file annual reports on Form 20-F with the SEC pursuant to the Exchange Act.

Banco Finterra Acquisition

On April 30, 2020, Covalto entered into a stock purchase agreement, as amended and restated on January 31, 2021, for the purchase by Covalto of all of the outstanding capital stock of Banco Finterra, S.A., Institución de Banca Múltiple (“Banco Finterra”), a Mexico-based bank that specializes in financing solutions for small businesses and for businesses in the agricultural sector. The acquisition was consummated on June 10, 2021, and the aggregate consideration paid by Covalto was U.S.$30,462,000. The acquisition of Banco Finterra is referred to herein as the “Bank Acquisition.”

The audited financial statements of Banco Finterra as of and for the years ended December 31, 2020 and 2019, together with the notes thereto (“Banco Finterra’s Audited Financial Statements”), are included in this proxy statement/prospectus.

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Unaudited Pro Forma Financial Information

In addition, we have also included elsewhere in this proxy statement/prospectus (1) our unaudited pro forma condensed combined statements of profit or loss for the nine months ended September 30, 2022 and for the twelve months ended December 31, 2021 and (2) our unaudited pro forma condensed combined statement of financial position as of September 30, 2022. The unaudited pro forma condensed combined statements of profit or loss for the twelve months ended December 31, 2021 give pro forma effect to (i) the Bank Acquisition and (ii) the Merger, as if each had been consummated on January 1, 2021. For a discussion of our unaudited pro forma financial information and related notes, see “Unaudited Pro Forma Financial Information.”

The unaudited pro forma financial information included herein are not necessarily indicative of what our combined financial position or statement of profit or loss, would have been if the Bank Acquisition or the Merger had been completed as of the date indicated, nor does it purport to project the future financial position or operating results of the combined company. The pro forma financial information is presented for illustrative purposes only and does not reflect the costs of any integration activities or cost savings or synergies that may be achieved as a result of the Bank Acquisition or the Merger. Our actual financial position and results of operations may differ significantly and materially from the pro forma amounts reflected herein due to a variety of factors.

Constant Currency Presentation

Our reporting currency is the U.S. dollar, while the functional currency of our operating subsidiaries is the peso. Consequently, our results of operations are exposed to volatility between periods arising out of changes in the U.S. dollar to peso exchange rate. In the discussion set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Covalto—Results of Operations,” we have included information about our interest income, interest expense, loan loss allowance expense, general and administrative expenses, employee benefit expenses and income tax expense (benefit) on a constant currency basis. Constant currency is a presentation aimed to eliminate the effects of exchange rate fluctuations in international operations by using a constant exchange rate between periods of translation, which helps to remove the effect of fluctuations in foreign exchange rates. We believe that this additional information helps investors better understand our performance on a period-to-period basis.

We calculated the constant currency amounts below by applying the prior-year (year ended on December 31, 2020) average exchange rates to current year (year ended on December 31, 2021) financial information, which is expressed in local currency in the relevant financial statements, in order to eliminate the impact of foreign exchange rate fluctuations. The functional foreign currency under which we operate, the peso, was adjusted on a constant currency basis of Ps.21.49 per U.S.$1.00. As of December 28, 2022, the exchange rate reported by the Mexican Central Bank was Ps.19.44 per U.S.$1.00.

Important Information about IFRS and Non-IFRS Financial Measures

To evaluate the performance of its business, Covalto relies on both its results of operations recorded in accordance with IFRS and certain non-IFRS financial measures. These measures, as defined below, are not defined or calculated under principles, standards or rules that comprise IFRS. Accordingly, the non-IFRS financial measures Covalto uses and refers to should not be viewed as a substitute for Covalto’s financial statements prepared and presented in accordance with IFRS or any other performance measure derived in accordance with IFRS, and we encourage you not to rely on any single financial measure to evaluate our business, financial condition or results of operations. Covalto’s definitions of these measures are specific to our business and you should not assume that it is comparable to similarly titled financial measures of other companies.

Non-IFRS measures included in this proxy statement/prospectus include:

(i) Adjusted Total Revenue, which we define as total interest income plus fees and commissions, operating lease income, net and amortization of deferred transaction costs, origination;

(ii) Adjusted Gross Profit, which we define as Adjusted Total Revenue less interest expense and depreciation on leased equipment;

(iii) Risk-Adjusted Gross Profit, which we define as Adjusted Gross Profit less loan loss allowance; and

(iv) Adjusted EBITDA, which we define as net loss for the year less income tax expense (benefit), corporate debt interest expense, depreciation and amortization, depreciation on leased equipment, stock option plan vesting, exchange loss, net loss (gain) from derivatives, transaction-related expenses and other losses.

Rounding

Certain figures (including percentage amounts) included in this proxy statement/prospectus have been rounded for ease of presentation.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this proxy statement/prospectus concerning Covalto’s industry and the regions in which it operates, including Covalto’s general expectations and market position, market opportunity, market share and other management estimates, is based on information obtained from various independent publicly available sources and reports provided to Covalto. While Covalto has compiled, extracted, and reproduced industry data from these sources, Covalto has not independently verified the data. Similarly, internal surveys, industry forecasts and market research, which Covalto believes to be reliable based upon its management’s knowledge of the industry, have not been independently verified. While Covalto believes that the market data, industry forecasts and similar information included in this proxy statement/prospectus are generally reliable, such information is inherently imprecise and the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement/prospectus. In addition, assumptions and estimates of Covalto’s future performance and growth objectives and the future performance of its industry and the markets in which it operates are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those discussed under the headings “Summary,” “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements; Market, Ranking and Other Industry Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Covalto” and “Unaudited Prospective Financial Information of Covalto” in this proxy statement/prospectus.

EXCHANGE RATE PRESENTATION

Certain amounts described herein have been expressed in U.S. dollars for convenience and, when expressed in U.S. dollars in the future, such amounts may be different from those set forth herein due to intervening exchange rate fluctuations.

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TRADEMARKS, TRADE NAMES AND SERVICE MARKS

We have proprietary rights to trademarks used in this proxy statement/prospectus that are important to our business, many of which are registered (or pending registration) under applicable intellectual property laws. This proxy statement/prospectus contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks, trade names and service marks. Covalto does not intend its use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of Covalto by, any other companies.

SELECTED DEFINITIONS

“2018 Plan” refers to the Covalto 2018 Share Plan.

“2022 Plan” refers to the Covalto 2022 Equity Incentive Plan, to be adopted by the Covalto Board prior to the Transaction.

“Adjournment Proposal” refers to the proposal to approve by ordinary resolution, if necessary, the adjournment of the extraordinary general meeting to a later date or dates to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to shareholders, to permit further solicitation and votes of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal and the Merger Proposal.

“Anchor Investment” refers to that certain Anchor Note, in the aggregate principal amount of U.S.$30,000,000, which notes will convert into a number of Covalto Class A Ordinary Shares on the terms set forth therein.

“Anchor Investor” refers to Contrato de Fideicomiso Irrevocable No. 5357 identified as “Fideicomiso LIV SPV,” dated June 13, 2022 and entered into by and between Banco Actinver, S.A., Institución de Banca Múltiple, Grupo Financiero Actinver, División Fiduciaria, as trustee and Administradora LIV Capital, S.A.P.I. de C.V., as Settlor and Manager.

“Anchor Investor Manager” refers to Administradora LIV Capital, S.A.P.I. de C.V., as Settlor and Manager of the Anchor Investor.

“Anchor Note” refers to the Mandatorily Convertible Note dated as of August 17, 2022, entered into by and between Covalto and the Anchor Investor.

“Banco Finterra” refers to Banco Finterra, S.A., Institución de Banca Múltiple (currently, Banco Covalto, S.A., Institución de Banca Múltiple).

“Banco Finterra’s Audited Financial Statements” refers to the audited financial statements of Banco Finterra as of and for the years ended December 31, 2020 and 2019, together with the notes thereto.

“Bancomext” refers to Banco Nacional de Comercio Exterior, the Mexican National Exterior Commerce Bank, a Mexican state-owned bank and export credit agency.

“Bank Acquisition” refers to the acquisition by Covalto of Banco Finterra, consummated on June 10, 2021.

“Business Combination Agreement” refers to the Business Combination Agreement, dated as of August 17, 2022, by and among LIVB, Covalto and Merger Sub, attached as Annex A to this proxy statement/prospectus.

“Business Combination Proposal” refers to the proposal to approve and adopt the Business Combination Agreement and the Transactions, by an ordinary resolution at the Special Meeting.

“Closing” refers to the consummation of the Transactions.

“Closing Date” refers to the date on which the Closing actually occurs.

“Co-Founders” refers to the two co-founders of Covalto, Mr. David Poritz and Mr. Allan Apoj.

“Co-Founder Shareholders’ Agreement” refers to the Covalto Co-Founders shareholders’ agreement.

“CNBV” refers to the Comisión Nacional Bancaria y de Valores, the Mexican Banking and Securities Regulator.

“Code” refers to the United States Internal Revenue Code of 1986, as amended.

“Companies Act” refers to the Companies Act (As Revised) of the Cayman Islands.

“Company Disclosure Schedule” refers to the Covalto disclosure schedules in the Business Combination Agreement.

“Company Material Adverse Effect” refers to a Company Material Adverse Effect as such term is defined in the Business Combination Agreement.

“CONDUSEF” refers to the Comisión Nacional para la Protección y Defensa de los Usuarios de Servicios Financieros, the Mexican National Commission for the Protection and Defense of the Financial Services Customers.

“Covalto” refers to Covalto Ltd., a Cayman Islands exempted company.

“Covalto A&R M&A” refers to Covalto’s Amended and Restated Memorandum and Articles of Association, to be effective as of the Covalto Effective Time.

“Covalto Articles of Association” refers to the amended and restated articles of association of Covalto, as adopted by special resolution passed on October 5, 2020.

“Covalto Board” refers to the board of directors of Covalto.

“Covalto Class A Ordinary Shares” refers to the Class A ordinary shares, par value U.S.$0.0001, of Covalto.

“Covalto Class B Ordinary Shares” refers to the Class B ordinary shares of Covalto, having the same par value as the Class A Ordinary Shares, which will carry voting rights in the form of 10 votes per share of Covalto.

“Covalto Effective Time” shall have the meaning set forth in the Business Combination Agreement.

“Covalto Ordinary Share” refers to the ordinary shares, par value U.S.$0.0001 per share, of Covalto, including those converted from preference shares of Covalto, with nominal value U.S.$0.0001 per share, immediately prior to the Pre-Closing Capital Restructuring, provided, however, that after the Re-Designation, every reference to Covalto Ordinary Shares shall be to the Covalto Class A Ordinary Shares.

“Covalto Preferred Share” refers to the preferred shares of Covalto.

“Covalto Shareholder Approval” means the approval of the Business Combination Agreement and the Transactions by (i) special resolution (as defined in the Cayman Companies Act) of the shareholders of Covalto (the “Covalto Shareholder Resolutions”) and (ii) the written consent of holders of (a) a majority of the outstanding Covalto Preferred Shares and (b) a majority of the outstanding Covalto Ordinary Shares held by the Co-Founders, in accordance with the Covalto Articles of Association and applicable law.

“Covalto Shareholder Matters” refers to (a) the Preferred Share Conversion, (b) the Merger, (c) the adoption of the Covalto A&R Articles, (d) the approval and adoption of the Business Combination Agreement, (e) the other transactions contemplated by the Business Combination Agreement, including the Pre-Closing Capital Restructuring, and (f) any other matters required to be approved by Covalto Shareholders by applicable legal requirements.

“Covalto Shareholders” refers, prior to the Merger, to the shareholders of Covalto and, after the Merger, to the shareholders of Covalto following the Merger.

“Covalto Shares” refers to the Covalto Ordinary Shares and the Covalto Preferred Shares.

“Covalto’s Audited Annual Financial Statements” refers to the annual audited consolidated financial statements of Covalto as of and for the years ended December 31, 2021 and 2020, together with the notes thereto.

“Covalto’s Unaudited Interim Financial Statements” refers to the unaudited interim consolidated financial statements of Covalto as of September 30, 2022 and for the nine months ended September 30, 2022 and September 30, 2021, together with the notes thereto.

“Company Voting Agreement” refers to that certain Company Voting Agreement, dated as of dated as of August 17, 2022, by and among Covalto Ltd., LIV Capital Acquisition Corp. II and the Supporting Holders party thereto, in the form attached as Annex F to this proxy statement/prospectus.

“Covalto Warrant” refers to “New Covalto Warrants,” as such term is defined in the Business Combination Agreement.

“COVID-19 Measures” refers to any restriction, quarantine, “shelter in place,” “stay at home,” workforce reduction, school closure or in-person or other attendance modification or restriction, social distancing, shut down, closure, sequester, safety or similar requirement of law, order or regulation, directive, guidelines, suggestion or recommendation promulgated, ordered, made or threatened by any industry group, business or any governmental entity, including the Centers for Disease Control and Prevention and the World Health Organization, in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act, Pub.L. 116–136 (03/27/2020) (CARES Act).

“CVTO” refers to the proposed symbols under which the Covalto Class A Ordinary Shares will be listed on the NASDAQ.

“Earn-Out Shares” refers to a total of 2,500,000 newly issued Covalto Class A Ordinary Shares and newly issued Covalto Class B Ordinary Shares, with each Covalto Co-Founder receiving Covalto Class B Ordinary Shares and each other Covalto shareholder receiving Covalto Class A Ordinary Shares, to be delivered in accordance with the terms and subject to the conditions in the Business Combination Agreement.

“Effective Time” refers to the effective time of the Merger.

“emerging growth company” has the meaning assigned to it in the U.S. Jumpstart Our Business Startups Act of 2012.

“Exchange Act” refers to the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Agreement” refers to the Exchange Agreement to be entered into immediately prior to and subject to Closing, by and between Covalto and the Co-Founders.

“Existing Covalto Option” refers to each outstanding and unexercised option to purchase Covalto Ordinary Shares that is outstanding an unexercised as of immediately prior to the Covalto Effective Time.

“FIRA” refers to Fideicomisos Instituidos en Relación con la Agricultura, the Mexican Agriculture-Related Trust Funds.

“foreign private issuer” has the meaning assigned to it in the Exchange Act.

“GDP” refers to gross domestic product.

“General Rules Applicable to Mexican Banks” refers to the Disposiciones de Carácter General Aplicables a las Instituciones de Crédito.

“IFRS” refers to the International Financial Reporting Standards as issued by the IASB.

“INEGI” refers to the Instituto Nacional de Estadística y Geografía, the Mexican National Institute of Statistics and Geography.

“IPAB” refers to the Instituto para la Protección al Ahorro Bancario, the Mexican Bank Savings Protection Institute.

“IPAB Law” refers to the Ley de Protección al Ahorro Bancario (the Law for the Protection of Bank Savings).

“LIVB” refers to LIV Capital Acquisition Corp. II, a Cayman Islands exempted company.

“LIVB Board” refers to the board of directors of LIVB prior to the Merger.

“LIVB Class A Ordinary Share” refers to the Class A ordinary shares, par value U.S.$0.0001 per share, of LIVB.

“LIVB Class B Ordinary Share” refers to the Class B ordinary shares, par value U.S.$0.0001 per share, of LIVB.

“LIVB Disclosure Schedule” refers to the LIVB disclosure schedules in the Business Combination Agreement.

“LIVB IPO” refers to the initial public offering of LIVB, which closed on February 10, 2022.

“LIVB Material Adverse Effect” refers to a LIVB Material Adverse Effect as such term is defined in the Business Combination Agreement.

“LIVB Ordinary Shares” refers to the LIVB Class A Ordinary Shares and LIVB Class B Ordinary Shares.

“LIVB Private Placement Warrants” refers to the 5,500,000 private placement warrants of LIVB entitling the holder to purchase one LIVB Class A Ordinary Share per warrant.

“LIVB Public Shareholders” refers to the holders of the LIVB Class A Ordinary Shares.

“LIVB Public Shares” refers to LIVB Class A Ordinary Shares issued in the LIVB IPO (whether they were purchased in that offering or thereafter in the open market).

“LIVB Public Warrants” refers to the 8,587,500 public warrants of LIVB entitling the holder to purchase one LIVB Class A Ordinary Share per warrant.

“LIVB Shareholder Matters” refers to (a) the approval and adoption of the Business Combination Agreement and the Transactions, (b) the approval of and authorization of the Merger, (c) if required, the approval of the adjournment of the Special Meeting and (d) any other matters required to be approved by LIVB Shareholders by legal requirements.

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“LIVB Shareholder Redemption” refers to LIVB’s acquisition of LIVB Public Shares in connection with the Merger pursuant to the right of the holders of LIVB Public Shares to have their shares redeemed in accordance with the procedures set forth in this proxy statement/prospectus.

“LIVB Shareholders” refers to, collectively, holders of LIVB Class A Ordinary Shares and holders of LIVB Class B Ordinary Shares.

“LIVB Units” refers to the units issued in the LIVB IPO, each consisting of one LIVB Class A Ordinary Share and three-quarters of one LIVB Public Warrant.

“LIVB Voting Shares” refers to LIVB securities that are held by the Sponsor or such directors or advisors of LIVB or their permitted transferees and related to which such LIVB Shareholders are entitled to vote.

“LIVB Warrants” refers to the LIVB Private Placement Warrants and the LIVB Public Warrants.

“loan loss ratio” represents the actual loss given default of a loan after recoveries and sale of assets.

“Mandatorily Convertible Notes” refers to mandatorily convertible notes issued in a private placement by Covalto to the Mandatorily Convertible Noteholders.

“Mandatorily Convertible Noteholders” refers to investors in the private placement of the Mandatorily Convertible Notes.

“Merger” refers to the merger of Merger Sub with and into LIVB, as contemplated by the Business Combination Agreement.

“Merger Proposal” refers to the proposal to be made in the Special Meeting to approve and authorize by special resolution the Merger and the Plan of Merger required by the Companies Act of the Cayman Islands substantially in the form attached as Exhibit E to the Business Combination Agreement, a copy of which is attached as Annex A to the accompanying proxy statement/prospectus.

“Merger Sub” refers to Covalto Merger Sub Ltd., a Cayman Islands exempted company and a wholly-owned subsidiary of Covalto.

“Mexican Central Bank” refers to Banco de México, the Mexican central bank.

“Mexican Banking Law” refers to the Ley de Instituciones de Crédito (the Credit Institutions Law).

“Mexican Capitalization Requirements” refers to the Requerimientos de Capital de las Instituciones de Crédito, as provided for in Article 50 of the Mexican Banking Law and Title First Bis of the General Rules Applicable to Mexican Banks.

“NASDAQ” refers to The Nasdaq Global Market.

“New Covalto Option” refers to each Existing Covalto Option, as adjusted to an option to purchase Covalto Class A Ordinary Shares (or, with respect to the Co-Founders, Covalto Class B Ordinary Shares), as set forth in Section 3.1 of the Business Combination Agreement.

“non-performing loans” are loans that are 90 days or more delinquent.

“non-performing loan ratio” represents, as of any date, a company’s non-performing loans divided by the amount of its total loan portfolio as of such date.

“PCAOB” refers to the U.S. Public Company Accounting Oversight Board.

“Plan of Merger” refers to the plan of merger substantially in the form attached as Exhibit E to the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus.

“Pre-Closing Capital Restructuring” refers to, effective immediately following the Preferred Share Conversion and immediately prior to the LIVB Effective Time in accordance with the Required Covalto Shareholder Approval: (i) the Re-Designation shall occur; (ii) each authorized and unissued Covalto Preferred Share shall be cancelled; (iii) new Covalto Class B Ordinary Shares shall be created; (iv) an increase to the number of Covalto Class A Ordinary Shares shall be authorized; and (v) the Closing Amended and Restated Covalto Articles of Association shall be adopted.

“Preferred Share Conversion” refers to the conversion, immediately prior to the Pre-Closing Capital Restructuring, of the outstanding Covalto Preferred Shares into Covalto Ordinary Shares in accordance with the Business Combination Agreement.

“Proposals” refers to the Business Combination Proposal, the Merger Proposal and the Adjournment Proposal.

“Re-Designation” refers to the re-designation of each outstanding Covalto Ordinary Share as a Covalto Class A Ordinary Share.

“Registration Rights Agreement” refers to the Registration Rights Agreement to be entered into at the Closing, by and among Covalto, the Sponsor and certain Covalto Shareholders named therein.

“Rollover Party” refers to the Sponsor, certain limited partners of the Sponsor and LIV Sponsor II GP, LLC, in relation to the Contribution Agreement.

“SaaS” refers to software as a service, a way of delivering applications over the Internet, whereby instead of installing and maintaining software, the user accesses it on the Internet.

“Sarbanes-Oxley Act” refers to the Sarbanes-Oxley Act of 2002.

“SAT” refers to the Servicio de Administración Tributaria, the Mexican Internal Revenue Service.

“SEC” refers to the U.S. Securities and Exchange Commission.

“Securities Act” refers to the U.S. Securities Act of 1933, as amended.

“SHCP” refers to the Secretaria de Hacienda y Crédito Público, the Mexican Ministry of Finance and Public Credit.

“SOFOM” refers to a Mexican Sociedad Financiera de Objeto Múltiple.

“SME” refers to small- and medium-sized enterprises.

“Special Meeting” or the “extraordinary general meeting” refers to the extraordinary general meeting of LIVB Shareholders to vote on the Proposals, to be convened on                at                a.m. (Eastern Time) virtually through a live webcast and at                or at such other time, on such other date and at such other place to which the extraordinary general meeting may be adjourned or postponed.

“Sponsor” refers to LIV Capital Acquisition Sponsor II, L.P., a Cayman Islands exempted limited partnership.

“Sponsor Voting Agreement,” refers to that certain Sponsor Voting Agreement, dated as of August 17, 2022, by and among the Sponsor, Covalto, Banco Actinver, S.A. Institución de Banca Múltiple, Grupo Financiero Actinver, División Fiduciaria, acting solely as trustee of the Fideicomiso LIV SPV, and the other insiders party thereto.

“Surviving Company” refers to LIVB, as the surviving wholly-owned subsidiary of Covalto after the Merger with Merger Sub at the Closing.

“Termination Date” refers to 11:59 p.m. (Eastern Time) on May 10, 2023, on which date and time the Business Combination Agreement may be terminated by either LIVB or Covalto if Closing has not occurred.

“TIIE” refers to Tasa de Interés Interbancaria de Equilibrio, the Mexican benchmark interbank money market rate.

“Transaction Agreements” refers to the Business Combination Agreement, the Registration Rights Agreement, the Anchor Note, the Covalto Voting Agreement, the LIVB Voting Agreement, the confidentiality agreement by and between Covalto and LIVB, the Covalto A&R Articles and all the agreements documents, instruments and certificates entered into in connection with the Business Combination Agreement or therewith and any and all exhibits and schedules thereto.

“Transactions” refers to the transactions contemplated by the Business Combination Agreement, including the Pre-Closing Capital Restructuring, CTB Election (as defined in the Business Combination Agreement) and the Merger.

“Treasury Regulations” refers to the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

“Trust Account” refers to the U.S.-based trust account at Morgan Stanley & Co. LLC, maintained by the trustee, established to hold a portion of the net proceeds from the LIVB IPO and the sale of the LIVB Private Placement Warrants.

“Trust Agreement” refers to the Investment Management Trust Agreement, dated as of February 7, 2022 by and between LIVB and the trustee.

“United States” or “U.S.” refers to the United States of America, including the states, the District of Columbia and its territories and possessions.

“U.S. GAAP” refers to the U.S. generally accepted accounting principles.

“U.S. Holder” refers to any beneficial owner of LIVB securities or Covalto securities, as the case may be, that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions, or (ii) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

“Visor” refers to Visor ADL, S.A.P.I. de C.V. and Altius Serviços e Participaçoes LTDA., Mexican-based companies focused on data analytics and digital factoring platforms.

“VWAP” refers to, on any trading day on or after the Closing Date, the volume weighted-average of the trading prices of the Covalto Class A Ordinary Shares trading during such day on the principal securities exchange or securities market on which Covalto Class A Ordinary Shares are then traded or quoted for purchase and sale (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source selected by Covalto), except if there occurs any change in the outstanding Covalto Class A Ordinary Shares as a result of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend, the VWAP shall be equitably adjusted to reflect such change.

“Warrant Agreement” refers to the Amended and Restated Warrant Agreement, to be entered into immediately prior to the Effective Time, by and among LIVB, Covalto and Continental Stock Transfer & Trust Company, as transfer agent.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS AND

THE SPECIAL MEETING

All references in this section to the “Company,” “we,” “us” and “our” are to LIV Capital Acquisition Corp II. The questions and answers below highlight only selected information set forth elsewhere in this proxy statement/prospectus and only briefly address some commonly asked questions about the Special Meeting and the proposals to be presented at the Special Meeting, including with respect to the Merger. The following questions and answers do not include all the information that may be important to LIVB Shareholders. LIVB Shareholders are urged to carefully read this entire proxy statement/prospectus, including the annexes and the other documents referred to herein, to fully understand the Merger and the voting procedures for the Special Meeting.

Q:	Why am I receiving this proxy statement/prospectus?

A:

LIVB Shareholders are being asked to consider and vote upon, among other things, a proposal to approve the transactions contemplated by the Business Combination Agreement. The Business Combination Agreement provides, subject to the terms and conditions contained therein, that Merger Sub will be merged with and into LIVB, with LIVB surviving the Merger as a direct, wholly-owned subsidiary of Covalto. Shareholder approval of the Business Combination Agreement and the transactions contemplated thereby is required by the Business Combination Agreement and the existing organizational documents, as well as to comply with NASDAQ listing rule 5635.

A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. This proxy statement/prospectus and its annexes contain important information about the Merger and the other matters to be acted upon at the Special Meeting. You should read this proxy statement/prospectus, including the attached annexes, carefully and in their entirety.

YOUR VOTE IS IMPORTANT. YOU ARE ENCOURAGED TO SUBMIT YOUR PROXY AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE ATTACHED ANNEXES.

Q:	Why is LIVB proposing the Merger?

A:

LIVB is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Covalto is a Cayman Islands exempted company. Covalto is a leading digital banking and services platform for SMEs in Mexico. Covalto provides a one-stop solution by bringing together a multi-product credit offering, banking and payments services, and a full suite of business analytics tools. Covalto uses a combination of cutting-edge proprietary software, innovative applications of data science and advanced internal processes for decision making and product structuring. Covalto supports the financing needs of Mexican SMEs through products that are competitive in price, speed of delivery and quality of customer experience.

For additional information, see “Proposal One—The Business Combination Proposal—LIVB’s Board of Directors’ Reasons for the Merger.”

Q:	What is being voted on at the Special Meeting?

A:	LIVB Shareholders will vote on the following proposals at the Special Meeting:

1.

The Business Combination Proposal—to consider and vote upon a proposal to approve and adopt the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus, and the Transactions, whereby, among other things, Merger Sub will be merged with and into LIVB, with LIVB surviving the Merger as a direct, wholly-owned subsidiary of Covalto;

2.	The Merger Proposal—to consider and vote upon a proposal to approve and authorize the Plan of Merger; and

3.

The Adjournment Proposal—to consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if required, if the parties are not able to consummate the Transactions.

After careful consideration, the LIVB Board has determined that the Proposals are in the best interests of LIVB and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals. The existence of financial and personal interests of LIVB’s directors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of LIVB and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the Proposals. See “Proposal One—The Business Combination Proposal—Interests of Certain Persons in the Merger” for a further discussion.

THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE ATTACHED ANNEXES.

Q:	How much dilution may non-redeeming LIVB Public Shareholders experience in connection with the Business Combination?

A:

The following tables illustrate the expected beneficial ownership of Covalto Ordinary Shares as well as possible sources and extents of dilution of non-redeeming LIVB Public Shareholders, assuming no redemption by LIVB Public Shareholders, interim redemption by LIVB Public Shareholders and the maximum redemption by LIVB Public Shareholders.

	No Redemption(1)		% of Total	Interim Redemption(2)		% of Total	Maximum Redemption(3)		% of Total
LIVB Public Shareholders		11,450,000	17.83%		5,725,000	9.78%		—	—
Sponsor and its affiliates(4)		3,022,500	4.71%		3,022,500	5.17%		3,022,500	5.73%
Covalto’s executive officers and directors(5)		1,073,806	1.67%		1,073,806	1.84%		1,073,806	2.03%
Anchor Investor		3,353,338	5.22%		3,353,338	5.73%		3,353,338	6.35%
Co-Founders		9,052,260	14.09%		9,052,260	15.47%		9,052,260	17.15%
Covalto equity holders(6)		35,996,284	55.99%		35,996,284	61.47%		35,996,284	68.14%
Covalto employees		315,553	0.49%		315,553	0.54%		315,553	0.60%
Total Shares at the Closing(7)		64,233,741	100.00%		58,508,741	100.00%		52,783,741	100.00%
Total Equity Value Post-Redemption(8)	U.S.$	642,337,410		U.S.$	585,087,410		U.S.$	527,837,410
Assumed Per Share Value	U.S.$	10.00		U.S.$	10.00		U.S.$	10.00

(1)	Assuming none of the LIVB Public Shares are redeemed.
(2)	Assuming fifty percent (50%) of the LIVB Public Shares, or 5,725,000 shares, are redeemed for aggregate redemption payments of approximately U.S.$57,250,000.
(3)	Assuming one hundred percent (100%) of the LIVB Public Shares, or 11,450,000 shares, are redeemed for aggregate redemption payments of approximately U.S.$114,500,000.
(4)	Including Sponsor’s and its affiliates’ respective permitted transferees, but excluding the Anchor Investor.
(5)	Including their affiliated entities (but excluding the Co-Founders).
(6)	Excluding Covalto equity holders who are Covalto’s executive officers (including the Co-Founders) and directors and their affiliated entities and the Anchor Investor.
(7)	All scenarios do not account for the outstanding New Covalto Options, Covalto Warrants and LIVB Warrants or any Earnout Shares that may be granted.
(8)	Value shown is derived by multiplying the Total Shares at Closing by Assumed Per Share Value of U.S.$10.00.

The sensitivity table below sets forth the potential additional dilutive impact of each of the additional dilution sources in each redemption scenario. Increasing levels of redemption will increase the dilutive effects of these issuances on non-redeeming shareholders.

	No Redemption(1)	% of Total	Interim Redemption(2)	% of Total	Maximum Redemption(3)	% of Total
Exercising Covalto Options(4)	5,358,611	6.65%	4,881,011	6.56%	4,403,411	6.46%
Exercising Covalto Warrants(5)	2,400,028	2.98%	2,400,028	3.23%	2,400,028	3.52%
Exercising LIVB Warrants(6)	6,087,500	7.55%	6,087,500	8.18%	6,087,500	8.93%
Earn-Out Shares to Covalto Shareholders(7)	2,500,000	3.10%	2,500,000	3.36%	2,500,000	3.67%
Total additional dilution sources(8)	16,346,139	20.29%	15,868,539	21.34%	15,390,939	22.58%
Total fully-diluted shares	80,579,880	100.00%	74,377,280	100.00%	68,174,680	100.00%

(1)	Assuming none of the LIVB Public Shares are redeemed.
(2)	Assuming fifty percent (50%) of the LIVB Public Shares, or 5,725,000 shares, are redeemed for aggregate redemption payments of approximately U.S.$57,250,000.
(3)	Assuming one hundred percent (100%) of the LIVB Public Shares, or 11,450,000 shares, are redeemed for aggregate redemption payments of approximately U.S.$114,500,000.
(4)	Representing the full exercise of 5,358,611, 4,881,011 and 4,403,411 Covalto Options under the No Redemption, Interim Redemption, and Maximum Redemption scenarios, respectively.
(5)	Representing the full exercise of 2,400,028 Covalto Warrants, under the No Redemption, Interim Redemption, and Maximum Redemption scenarios, respectively.
(6)	Representing the full exercise of 6,087,500 LIVB Warrants, which are exercisable at U.S.$11.50 per share, under the No Redemption, Interim Redemption, and Maximum Redemption scenarios, respectively.
(7)	Representing the issuance of 2,500,000 Earn-Out Shares under the No Redemption, Interim Redemption, and Maximum Redemption scenarios, respectively.
(8)	Representing the full exercise of the Covalto Options, Covalto Warrants, LIVB Warrants, and issuance of Earn-Out Shares to Covalto Shareholders.

Q:	Why is LIVB providing shareholders with the opportunity to vote on the Business Combination Proposal?

A:

Under our existing organizational documents, we must provide all holders of our public shares with the opportunity to have their public shares redeemed upon the consummation of the Merger either in conjunction with a tender offer or in conjunction with a shareholder vote. For business and other reasons, we have elected to provide our shareholders with the opportunity to have their public shares redeemed in connection with a shareholder vote rather than a tender offer. Therefore, we are seeking to obtain the approval of our shareholders of the Business Combination Proposal in order to allow our public shareholders to effectuate redemptions of their public shares in connection with the Closing. The approval of our shareholders of the Business Combination Proposal is also a condition to the closing of the business combination in the Business Combination Agreement.

Q:	What is the relationship between LIVB and the investors who are investing in LIVB in private placements in connection with the business combination?

A:

Simultaneously with the consummation of the LIVB IPO and the sale of the LIVB Units, we consummated a private placement of 5,500,000 warrants at a price of U.S.$1.00 per warrant, issued to the Sponsor, generating total proceeds of U.S.$5,500,000. In addition, concurrently with the execution of the Business Combination Agreement, the Sponsor, LIV Sponsor II GP, LLC (“GP”), certain limited partners of the Sponsor, LIVB and Covalto entered into a contribution agreement, pursuant to which, certain limited partners of the Sponsor and GP have agreed to contribute promissory notes to Covalto in exchange for certain securities of Covalto, subject to the terms and conditions therein.

With respect to the Merger, Covalto has obtained investments from certain investors in a private placement of Mandatorily Convertible Notes issued by Covalto, including the Anchor Investor. The Mandatorily Convertible Notes bear interest at a rate of 7% per annum, payable by Covalto in cash or in kind beginning on the funding date of the Mandatorily Convertible Notes, each of which occurred prior to the date of this proxy statement/prospectus. The Mandatorily Convertible Notes will convert immediately following, and after giving effect to the consummation of the Merger, and Covalto shall deliver to each Mandatorily Convertible Noteholder a number of newly-issued Covalto Class A Ordinary Shares in respect of all outstanding principal and interest payable on such holder’s Mandatorily Convertible Notes, at a price per share equal to 80% of the price per share available to LIVB Shareholders.

See “Agreements Relating to the Business Combination Agreement—Contribution Agreement” for more information.

For more information about the interests of the Sponsor (and the Sponsor’s affiliates and its and their respective permitted transferees), and LIVB’s officers and directors in the business combination, see “Proposal One—The Business Combination Proposal—Interests of Certain Persons in the Merger.”

Q:	Will the management of LIVB and Covalto change following the business combination?

A:

After the Merger, the business and affairs of Covalto will be managed under the direction of its board of directors. Immediately following the Closing, Covalto’s board will be comprised of five directors, including David Poritz and Allan Apoj, who will serve as Co-Chairmen, and three independent directors, one of whom is Humberto Zesati. Covalto’s existing executive officers are expected to continue to be Covalto’s executive officers following the Closing. See “Management Following the Merger” for more information.

Q:	What is the form of consideration that the Covalto equity holders will receive as a result of and in connection with the Merger between Covalto and LIVB?

A:

Prior to the Closing, (1) Covalto Preferred Shares held by Covalto equity holders will be converted into Covalto Ordinary Shares, (2) Covalto Ordinary Shares held by Covalto equity holders will be re-designated as Covalto Class A Ordinary Shares, (3) Covalto will authorize a new class of Class B Ordinary Shares, and Covalto Class A Ordinary Shares held by Covalto Co-Founders will be exchanged for Covalto Class B Ordinary Shares, (4) pre-Closing Covalto Shareholders will receive additional Closing True-Up Shares (as defined in the Business Combination Agreement) in the form of Covalto Class A Ordinary Shares (or, in respect of the Co-Founders, Covalto Class B Ordinary Shares), (5) each Existing Covalto Warrant set forth on Schedule I of the Business Combination Agreement (together with any other Existing Covalto Warrant for which the holder thereof has agreed, following the date of this proxy statement/prospectus and prior to the Closing, to convert) shall be converted into Covalto Ordinary Shares, and any other Existing Covalto Warrants shall be exchanged for a warrant to purchase the corresponding number of new Covalto Class A Ordinary Shares, and (6) up to 2,500,000 Covalto Class A Ordinary Shares (or, in the case of the Co-Founders, Covalto Class B Ordinary Shares) may be issued to the existing shareholders of Covalto in proportion to their ownership of Covalto’s share capital pursuant to certain earnout conditions set forth in the Business Combination Agreement.

Each Covalto Class A Ordinary Share will provide the holder the rights to vote, receive dividends and share in distributions in connection with a liquidation and other stockholder rights with respect to Covalto. The rights of the holders of Covalto Class A Ordinary Shares and Covalto Class B Ordinary Shares will be substantially identical, except each Covalto Class B Ordinary Share will be entitled to 10 votes per share and will be convertible into one Covalto Class A Ordinary Share.

Q:	How were the transaction structure and consideration for the business combination determined?

A:

The business combination was the result of an extensive search for a potential transaction utilizing the global network and investing and operating experience of LIVB’s management team and board of directors.

The terms of the business combination were the result of extensive negotiations between LIVB, Covalto and the other parties to the business combination. See “Proposal One—The Business Combination Proposal—Background of the Merger” for more information. At the Closing, Merger Sub will be merged with and into LIVB, with LIVB surviving the Merger as a direct, wholly-owned subsidiary of Covalto. The organizational structure is described in more detail below under “Proposal One—The Business Combination Proposal—Transaction Structure.”

Q:	What conditions must be satisfied to complete the business combination?

A:

There are a number of closing conditions in the Business Combination Agreement, including the approval by our shareholders of the Business Combination Proposal and the Merger Proposal as well as certain regulatory approvals. For a summary of the conditions that must be satisfied or waived prior to completion of the Merger, see “The Business Combination—The Business Combination Agreement—Conditions to Closing.”

Q:

What equity stake will current LIVB Public Shareholders, the Covalto equity holders, the holders of LIVB’s representative shares and the Sponsor (and affiliates of the Sponsor and its and their respective permitted transferees), officers and directors hold in Covalto following the consummation of the Merger?

A:

Assuming there are no redemptions of the LIVB Public Shares and that no additional shares are issued prior to completion of the Merger, it is anticipated that, upon completion of the Merger and related transactions (including the exchange of each LIVB Class A Ordinary Share and LIVB Class B Ordinary Share for one Covalto Class A Ordinary Share in accordance with the terms of the Business Combination Agreement), the ownership of Covalto by LIVB Public Shareholders, the Anchor Investor, the holders of LIVB’s representative shares, the Sponsor (and affiliates of the Sponsor and its and their respective permitted transferees), Covalto’s executive officers and directors and their affiliated entities and the Covalto equity holders will be as follows:

•

LIVB Public Shareholders would own 11,450,000 Covalto Class A Ordinary Shares, representing 16.45% of Covalto’s total outstanding shares and 6.50% of the voting power of the Covalto Ordinary Shares (assuming no redemptions);

•

The Sponsor and its affiliates (excluding the Anchor Investor) and its and their respective permitted transferees would own 3,022,500 Covalto Class A Ordinary Shares, representing 4.71% of Covalto’s total outstanding shares and 1.72% of the voting power of the Covalto Ordinary Shares (assuming no redemptions);

•

Covalto’s executive officers and directors and their affiliated entities would own 2,445,459 Covalto Class A Ordinary Shares, representing 3.37% of Covalto’s total outstanding shares and 1.39% of the voting power of the Covalto Ordinary Shares (assuming no redemptions);

•

The Anchor Investor would own 3,353,338 Covalto Class A Ordinary Shares, representing 4.82% of Covalto’s total outstanding shares and 1.90% of the voting power of the Covalto Ordinary Shares (assuming no redemptions);

•

The Co-Founders would own 11,864,122 Covalto Class B Ordinary Shares, representing 16.40% of Covalto’s total outstanding shares and 17.04% of the voting power of the Covalto Ordinary Shares (assuming no redemptions); and

•

The Covalto equity holders (other than Covalto equity holders who are Covalto’s executive officers (including the Co-Founders) and directors and their affiliated entities and the Anchor Investor), including Kaszek, Rithmcap, QED, Elevar, Point72, IGNIA, Goldman Sachs, among others, would own 35,798,543 Covalto Class A Ordinary Shares, representing 49.34% of Covalto’s total outstanding shares and 51.44% of the voting power of the Covalto Ordinary Shares (assuming no redemptions).

The total share count includes 947,091 ordinary shares that are in the process of being issued pursuant to the 2018 Plan; and 352,909 ordinary shares underlying warrants that Covalto is in the process of issuing. See “Security Ownership of Certain Beneficial Owners and Management of Covalto, LIVB and the Post-closing Combined Company—Post-Merger Covalto Beneficial Ownership” for further information.

Q:	What equity stake will current Covalto equity holders hold in Covalto following the consummation of the Merger?

A:

Upon the completion of the Transactions (assuming, among other things, that no LIVB Shareholders exercise redemption rights with respect to their LIVB Ordinary Shares upon completion of the Transactions), the Covalto equity holders, including Kaszek, Rithmcap, QED, Elevar, Point72, IGNIA, Goldman Sachs, among others (excluding the Anchor Investor), are expected to own approximately 49.34% of the outstanding Covalto Class A Ordinary Shares. LIVB Public Shareholders are expected to own approximately 15.78% of the outstanding Covalto Class A Ordinary Shares.

If any of LIVB Shareholders exercise their redemption rights, the percentage of outstanding Covalto Class A Ordinary Shares held by LIVB Public Shareholders will decrease and the percentage held by the Covalto equity holders will increase, in each case relative to the percentage held if none of the LIVB Ordinary Shares are redeemed. All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described herein. Should one or more of the assumptions prove incorrect, actual beneficial ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended.

Q:	Will Covalto be a “controlled company” within the meaning of NASDAQ corporate governance rules, and if so, what are the consequences of it being a controlled company?

A:

Upon the consummation of the Merger, Covalto will be a “controlled company” within the meaning of NASDAQ corporate governance rules. Because the Co-Founders will hold Class B Ordinary Shares that are entitled to 10 votes per share, the Co-Founders will beneficially own more than 50% of the total voting power of all issued and outstanding Covalto Shares immediately following the consummation of the Merger. Assuming all of LIVB Public Shareholders redeem their LIVB Public Shares, immediately following the Closing, the Co-Founders would control approximately 71.2% of the Company’s voting power (holding 19.8% of Covalto’s Ordinary Shares overall). As long as the Co-Founders hold at least 70.2% of Covalto’s Class B Ordinary Shares (representing 13.9% of Covalto’s Ordinary Shares overall), they would continue to control the outcome of matters submitted to shareholders for approval.

As a result of Covalto being a controlled company, the Co-Founders will have the ability to exercise significant influence over the appointment of the directors of Covalto and the authorization of major corporate transactions. This concentration of ownership may delay or deter possible changes in control and limit the liquidity of the trading market for Covalto Shares, which may reduce the value of an investment in such shares. Additionally, under NASDAQ corporate governance rules, a “controlled company” may elect not to comply with certain corporate governance requirements. See “Risk Factors—Risks Related to the Business Combination, LIVB and to the post-Business Combination Company— We are a “controlled company” within the meaning of NASDAQ corporate governance rules and, as a result, will qualify for, and intend to rely on, exemptions from certain NASDAQ corporate governance requirements. You will not have the same protections afforded to shareholders of companies that are subject to all such requirements” for more information.

Q:	Did the LIVB Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Merger?

A:	No. The LIVB Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Merger. LIVB’s officers and directors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and expertise of LIVB’s advisors, enabled them to make the necessary analyses and determinations regarding the Merger. Accordingly, investors will be relying solely on the judgment of the LIVB Board in valuing Covalto’s business and assuming the risk that the LIVB Board may not have properly valued such business.

Q:	Why is LIVB proposing the Merger Proposal?

A:

As part of the Transactions, Merger Sub will be merged with and into LIVB, with LIVB surviving the Merger as a direct, wholly-owned subsidiary of Covalto. Under Cayman Islands law and LIVB’s existing organizational documents, LIVB must obtain the affirmative vote of a majority of at least two-thirds of shareholders of LIVB that are entitled to vote and who attend and vote at the Special Meeting to effect the Merger. Therefore, LIVB is seeking to obtain the approval of its shareholders for the Merger Proposal. The approval of the Merger Proposal is also a condition to the closing of the Merger under the Business Combination Agreement. For additional information, see “Proposal Two—The Merger Proposal.”

Q:	What happens if I sell or otherwise transfer my LIVB Ordinary Shares before the Special Meeting?

A:

The record date for the Special Meeting is earlier than the date that the business combination is expected to be completed. If you transfer your LIVB Ordinary Shares after the record date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your Class A ordinary shares because you will no longer be able to deliver them for cancellation upon consummation of the Merger in accordance with the provisions described herein. If you transfer your LIVB Ordinary Shares prior to the record date, you will have no right to vote those shares at the Special Meeting or have your LIVB Class Ordinary Shares redeemed for a pro rata portion of the proceeds held in the Trust Account.

Q:	What vote is required to approve the Proposals presented at the Special Meeting?

A:

The Business Combination Proposal and the Adjournment Proposal must be approved by an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of a majority of the LIVB Ordinary Shares who, being present in person or represented by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting. Concurrently with the execution of the Business Combination Agreement, Covalto and the Sponsor entered into the LIVB Voting Agreement, pursuant to which the Sponsor and the directors and advisors of LIVB holding LIVB Class B Ordinary Shares and their permitted transferees have agreed to, among other things, vote in favor of the approval of the proposed business combination. Currently, shareholders that have agreed to vote ordinary shares owned by them in favor of the Business Combination Proposal own approximately 7.44% of our issued and outstanding shares, in the aggregate, including the founder shares. Accordingly, we would need only an additional 5,338,292, or approximately 45.98%, of the 11,610,000 LIVB Public Shares outstanding to be voted in favor of the Business Combination Proposal in order to have the Business Combination Proposal approved, assuming all outstanding shares are voted. If only the minimum number of shares necessary for a quorum is present at the meeting (inclusive of the founder shares), we would need only 1,157,153, or approximately 9.97%%, of the 11,610,000 LIVB Public Shares to be voted in favor of the Business Combination Proposal in order to have the Business Combination Proposal approved.

The Merger Proposal must be approved by a special resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of a majority of not less than two-thirds of the LIVB Ordinary Shares who, being present in person or represented by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting. Pursuant to the LIVB Voting Agreement, shareholders that have agreed to vote ordinary shares owned by them in favor of the Merger Proposal own approximately 7.44% of our issued and outstanding shares, in the aggregate, including the founder shares. Accordingly, we would need only

7,428,861, or approximately 63.99%, of the 11,610,000 LIVB Public Shares outstanding to be voted in favor of the Merger Proposal in order to have the Merger Proposal approved, assuming all outstanding shares are voted. If only the minimum number of shares necessary for a quorum is present at the meeting (inclusive of the founder shares), we would need only 1,854,009, or approximately 15.97%, of the 11,610,000 LIVB Public Shares to be voted in favor of the Merger Proposal in order to have the Merger Proposal approved.

Q:	May the Sponsor and/or LIVB’s directors, officers, advisors and/or their respective affiliates purchase LIVB Public Shares or LIVB Public Warrants prior to or in connection with the Merger?

A:

Subject to applicable securities laws (including with respect to the use or possession of material nonpublic information), prior to, or in connection with, the Merger, the Sponsor and/or LIVB’s directors, officers, advisors and/or their respective affiliates may (i) purchase LIVB Public Shares and LIVB Public Warrants from institutional and other investors (including those who vote, or indicate an intention to vote, against any of the Proposals presented at the Special Meeting, or elect to redeem, or indicate an intention to redeem, LIVB Public Shares or repurchase LIVB Public Warrants), (ii) enter into transactions with such investors and others to provide them with incentives to not redeem their LIVB Public Shares, or (iii) execute agreements to purchase LIVB Public Shares or LIVB Public Warrants from such investors or enter into non-redemption agreements with such investors in the future. In the event that the Sponsor, LIVB’s directors, officers, advisors and/or any of their respective affiliates purchase LIVB Public Shares or LIVB Public Warrants in situations in which the SEC’s tender offer rules restrictions on purchases would apply, they would (a) purchase the LIVB Public Shares at a price no higher than the price offered through the redemption process (i.e., approximately U.S.$10.26 per share, based on the amounts held in the Trust Account as of September 30, 2022); (b) represent in writing that such LIVB Public Shares will not be voted in favor of the Business Combination Proposal; and (c) waive in writing any redemption rights with respect to the LIVB Public Shares so purchased.

To the extent any such purchases by the Sponsor, LIVB’s directors, officers, advisors and/or any of their respective affiliates are made in situations in which the U.S. tender offer rules restrictions on purchases apply, LIVB will disclose in a Current Report on Form 8-K prior to the Special Meeting: (i) the number of LIVB Public Shares and LIVB Public Warrants purchased outside of the redemption offer, along with the purchase price(s) for such LIVB Public Shares and LIVB Public Warrants; (ii) the purpose of any such purchases; (iii) the impact, if any, of the purchases on the likelihood that the Business Combination Proposal will be approved; (iv) the identities of the securityholders who sold such LIVB Public Shares and/or LIVB Public Warrants to the Sponsor, LIVB’s directors, officers, advisors and/or any of their respective affiliates (if not purchased on the open market) or the nature of the securityholders (e.g., 5% securityholders) who sold such LIVB Public Shares and LIVB Public Warrants (if applicable); and (v) the number of LIVB Public Shares for which LIVB has received redemption requests pursuant to its redemption offer.

The purpose of such share purchases and other transactions would be to increase the likelihood of (i) otherwise limiting the number of LIVB Public Shares electing to redeem and (ii) LIVB’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(l) of the Exchange Act) being at least U.S.$5,000,001.

If any such transactions are effectuated, the consequence could be to cause the Merger to be effectuated in circumstances where such consummation would not otherwise occur. Consistent with guidance of the SEC staff, purchases of LIVB Public Shares or LIVB Public Warrants by the persons described above would not be permitted to be voted for the Business Combination Proposal at the Special Meeting and could decrease the chances that the Business Combination Proposal would be approved. In addition, if such purchases are made, the public “float” of the LIVB Public Shares and LIVB Public Warrants and the number of beneficial holders of the LIVB Public Shares and LIVB Public Warrants may be reduced, potentially making it difficult to maintain or obtain the quotation, listing or trading of such securities on a national securities exchange.

LIVB hereby represents that any LIVB Public Shares purchased by the Sponsor, LIVB’s directors, officers, advisors and/or any of their respective affiliates in situations in which the SEC tender offer rules restrictions on purchases would apply would not be voted in favor of approving the Business Combination Proposal.

Q:	How many votes do I have at the Special Meeting?

A:

LIVB’s shareholders are entitled to one vote at the Special Meeting, on each proposal for which they are entitled to vote, for each LIVB Ordinary Share held of record as of                 , 2023, the record date for the Special Meeting (the “record date”). As of the close of business on the record date, there were a total of                outstanding LIVB Ordinary Shares.

Q:	What constitutes a quorum at the Special Meeting?

A:

Holders of one-third of the issued shares entitled to vote at the Special Meeting, present in person or represented by proxy, constitute a quorum. In the absence of a quorum, the directors have the power to adjourn the Special Meeting. As of the record date for the Special Meeting,                 ordinary shares, in the aggregate, would be required to achieve a quorum.

Q:	How will LIVB’s Sponsor, directors and officers vote?

A:

Concurrently with the execution of the Business Combination Agreement, Covalto and the Sponsor entered into the LIVB Voting Agreement, pursuant to which the Sponsor and the directors and advisors of LIVB holding LIVB Class B Ordinary Shares and their permitted transferees have agreed to, among other things, vote in favor of the approval of the proposed business combination. Currently, shareholders that have agreed to vote ordinary shares owned by them in favor of the proposed business combination own approximately 7.44% of our issued and outstanding shares, in the aggregate, including the founder shares. See “The Business Combination Agreement—Agreements Relating to the Business Combination Agreement—LIVB Voting Agreement.”

Q:	What interests do LIVB’s current officers and directors have in the business combination?

A:

In considering the recommendation of LIVB’s board of directors to vote in favor of the business combination, LIVB’s shareholders should be aware that, aside from their interests as LIVB’s shareholders, the Sponsor and certain of LIVB’s directors and officers have interests in the business combination that are different from, or in addition to, those of other LIVB’s shareholders generally. LIVB’s directors were aware of and considered these interests, among other matters, in evaluating the business combination and in recommending to LIVB’s shareholders that they approve the business combination. LIVB’s shareholders should take these interests into account in deciding whether to approve the business combination. These interests include, among other things:

•	the fact that certain of LIVB’s directors and officers are principals of the Sponsor;

•

the fact that as of September 30, 2022, the Sponsor held 933,417 Founders Shares, with a market value of U.S.$9,380,841 (assuming the value of each Founders Share is the same as one LIVB Class A Ordinary Share given that both series shall convert on the same basis upon Closing, into Covalto Class A Ordinary Shares, as described further below), and the fact that all of the Founder Shares held by the Sponsor, for which it paid a nominal price, will convert on a one-for-one basis, into an equal number of Covalto Class A Ordinary Shares upon the Closing, and such shares will have a significantly higher value at the time of the Merger when such shares convert into shares in Covalto, as described further below;

•

the fact that LIVB is party to an unsecured promissory note pursuant to which the Sponsor has agreed to provide LIVB with a loan up to U.S.$300,000 to be used for a portion of the expenses resulting from the LIVB IPO and organizational expenses. As of September 30, 2022, LIVB had borrowed U.S.$207,500 under such promissory note. The value of the Sponsor’s interest in this loan transaction corresponds to the principal amount outstanding under such loan;

•

the fact that the Sponsor or an affiliate of the Sponsor, or certain officers and directors of LIVB may, but are not obligated to, loan LIVB funds as may be required. Such working capital loans would be evidenced by promissory notes. The notes may be repaid upon completion of a business combination, without interest, or, at the lender’s discretion, up to U.S.$1,500,000 of notes may be converted upon completion of a business combination into warrants at a price of U.S.$1.00 per warrant. Such warrants would be identical to the LIVB Private Placement Warrants. In the event that a business combination does not close, LIVB may use a portion of proceeds held outside the Trust Account to repay the working capital loans but no proceeds held in the Trust Account would be used to repay the working capital loans. As of September 30, 2022, there were no working capital loans outstanding;

•

the fact that given the differential in the purchase price that the Sponsor paid for the LIVB Class B Ordinary Shares as compared to the price of the public shares sold in the LIVB IPO and the equal number of Covalto Class A Ordinary Shares that the Sponsor will receive upon conversion of the LIVB Class B Ordinary Shares in connection with the Merger, the Sponsor and its affiliates may earn a positive rate of return on their investment even if the Covalto Class A Ordinary Shares trades below the price initially paid for the public shares in the LIVB IPO and the public shareholders experience a negative rate of return following the completion of the Transactions;

•

the fact that the Sponsor and LIVB’s officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any shares held by them if LIVB fails to complete an initial business combination and accordingly, the Sponsor and LIVB’s officers and directors will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•

the fact that in connection with the Transactions, Covalto entered into a Mandatorily Convertible Note with the Anchor Investor, an affiliate of the Sponsor. In addition, the Anchor Investor is an irrevocable Mexican trust (Fideicomiso Irrevocable) administered by the Anchor Investor Manager. The Anchor Investor Manager acts as settlor and manager of the Anchor Investor. The Anchor Investor Manager has full powers to instruct the trustee of the Anchor Investor in accordance with the Anchor Investor trust agreement and applicable corporate bodies. The Anchor Investor Manager’s ultimate beneficiaries are Humberto Zesati Gonzalez, a member of the LIVB Board, Alexander R. Rossi, the chairman of the LIVB Board and LIVB’s Chief Executive Officer, and Miguel Angel Davila, a member of the LIVB Board, and such persons are individually authorized to instruct and to take actions on behalf of the Anchor Investor. See “Certain Relationships and Related Party Transactions of LIVB–Mandatorily Convertible Notes” for additional information;

•

the fact that, unless a business combination is completed, the Sponsor and the LIVB Board are only entitled to reimbursement for any out-of-pocket expenses incurred by them on LIVB’s behalf incident to identifying, investigating and consummating a business combination from funds outside of the Trust Account, which funds are limited, although no such expenses had been incurred as of September 30, 2022; however, if a business combination is completed, the Sponsor and the LIVB Board will be entitled to uncapped reimbursement for any such out-of-pocket expenses. As discussed above and in greater detail under “Certain Relationships and Related Party Transactions—Certain Relationships and Related Person Transactions of LIVB,” LIVB and the Sponsor are party to a non-interest bearing unsecured promissory note, pursuant to which the Sponsor agreed to provide LIVB with a loan of up to U.S.$300,000, a portion which was used to facilitate the consummation of the LIVB IPO and the remainder to be used for organizational expenses. As of September 30, 2022, U.S.$207,500 was outstanding under such promissory note;

•

the fact that the directors and executive officers of LIVB, collectively, hold 653,417 LIVB Class B ordinary shares with an aggregate market value of U.S.$6,566,840 as of September 30, 2022, representing a total voting power of 5.21% of the LIVB Ordinary Shares;

•	the fact that Humberto Zesati, one of LIVB’s directors, will be a director of Covalto;

•	the continued indemnification of LIVB’s current directors and officers and the continuation of LIVB’s directors’ and officers’ liability insurance after the business combination;

•	the fact that certain of Covalto’s directors and officers may be eligible to participate in the 2022 Plan after the Merger; and

•

the fact that LIVB’s amended and restated memorandum and articles of association includes a waiver of the corporate opportunities doctrine. While this may result in potential conflict of interests as between the fiduciary duties or contractual obligations of the Sponsor or LIVB’s officers or directors and the interests of LIVB and its shareholders, LIVB is not aware of any such conflict or opportunity being presented to any of the Sponsor of LIVB’s officers or directors, nor does it believe that the waiver of the corporate opportunities doctrine had a material impact on its search for an acquisition target. This waiver provides the Sponsor and LIVB’s officers and directors, who are active investors across a number of different investment platforms and companies, with flexibility to evaluate opportunities across these platforms, which we believe improved the volume and quality of opportunities that were available to LIVB.

Q:	Do I have redemption rights?

A:

Pursuant to our existing organizational documents, we are providing the public shareholders with the opportunity to have their public shares redeemed at the closing of the Merger at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of a business combination, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding Class A ordinary shares included as part of the LIVB Units sold in LIVB IPO, subject to the limitations described in this proxy statement/prospectus. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the business combination marketing fee we will pay to the underwriter. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of September 30, 2022 of U.S.$117,493,883.36, the estimated per share redemption price would have been approximately U.S.$10.26. Public shareholders may elect to redeem their public shares even if they vote for the Business Combination Proposal and the Merger Proposal. Our existing organizational documents provide that a public shareholder, acting together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a partnership, limited partnership, syndicate, or other group for purposes of acquiring, holding, or disposing of any shares of LIVB, will be restricted from exercising this redemption right with respect to more than 15% of the public shares in the aggregate without the prior consent of LIVB. There will be no redemption rights with respect to our warrants. The Sponsor, the holder of our founder shares, has entered into the sponsor IPO letter agreement with us pursuant to which the Sponsor and its permitted transferees has agreed to waive its redemption rights with respect to its founder shares and any public shares the Sponsor may have acquired after the LIVB IPO in connection with the completion of the business combination. Permitted transferees of the Sponsor will be subject to the same obligations. The Sponsor did not receive any consideration in exchange for its waiver of its redemption rights.

Holders of outstanding warrants of LIVB will not have redemption rights with respect to such warrants. Assuming maximum redemptions of 11,450,000 LIVB Class A Ordinary Shares (see “Unaudited Pro Forma Condensed Combined Financial Information” for further information), and using the closing warrant price on the Nasdaq Capital Market of U.S.$                 as of                 , 2023, the aggregate fair value of warrants that can be retained by the redeeming stockholders, assuming maximum redemptions of 11,450,000 LIVB Class A Ordinary Shares, is U.S.$                . The actual market price of the warrants may be higher or lower on the date that a warrant holders seek to sell such warrants. Additionally, LIVB cannot assure the holders of warrants that they will be able to sell their warrants in the open market as there may not be sufficient liquidity in such securities when a warrantholders wishes to sell their warrants. Further, while the level of redemptions of public shares will not directly change the value of the warrants because the warrants will remain outstanding regardless of the level of redemptions, as redemptions of public shares increase, the holder of warrants who exercises such warrants will ultimately own a greater interest in Covalto because there would be fewer shares outstanding overall.

Additionally, shares properly tendered for redemption will only be redeemed if the business combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the Trust Account (including interest but net of income taxes payable) in connection with the liquidation of the Trust Account or if we subsequently complete a different initial business combination on or prior to August 10, 2023, and such shares are tendered for redemption in connection with such different initial business combination.

We will pay the redemption price to any public shareholders who properly exercise their redemption rights promptly following the Closing. The Closing is subject to the satisfaction of a number of conditions. As a result, there may be a significant delay between the deadline for exercising redemption requests prior to the Special Meeting and payment of the redemption price. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the vote is taken with respect to the Business Combination Proposal.

Q:	Will how I vote affect my ability to exercise redemption rights?

A:

No. You may exercise your redemption rights whether you vote your LIVB Ordinary Shares for or against, or abstain from voting on, the Business Combination Proposal or any other Proposal described in this proxy statement/prospectus. As a result, the business combination can be approved by shareholders who will redeem their shares and no longer remain shareholders.

Q:	How do I exercise my redemption rights?

A:

In order to exercise your redemption rights, you must (i) if you hold your LIVB Ordinary Shares through LIVB Units, elect to separate your LIVB Units into the underlying the LIVB Public Shares and LIVB Public Warrants prior to exercising your redemption rights with respect to the LIVB Public Shares, and (ii) prior to                a.m. (Eastern Time) on                , 2023 (two business days before the Special Meeting), tender your shares electronically and submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, at the following address:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attention: Melvin Guzman

Email: mguzman@continentalstock.com

Your written request should include a certification that you are not acting in concert or as a partnership, syndicate, or other “group” (as defined in Section 13 of the Exchange Act) with any other shareholder with respect to LIVB Ordinary Shares. Our existing organizational documents provide that a public shareholder, acting together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a partnership, limited partnership, syndicate, or other group for purposes of acquiring, holding, or disposing of any shares of LIVB, will be restricted from exercising this redemption right with respect to more than 15% of the public shares in the aggregate without the prior consent of LIVB. There will be no redemption rights with respect to our warrants.

Shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares delivered electronically in order to exercise their redemption rights. Holders of outstanding LIVB Units must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If a broker, dealer, commercial bank, trust company or other nominee holds your LIVB Units, you must instruct such nominee to separate your LIVB Units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of LIVB Units to be split and the nominee holding such LIVB Units. Your nominee must also initiate electronically, using the Depository Trust & Clearing Corporation (“DTCC”) DWAC (deposit withdrawal at custodian) system, a withdrawal of the relevant LIVB Units and a deposit of an equal number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the LIVB Units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the vote is taken with respect to the Business Combination Proposal. If you tendered your shares for redemption to the transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that the transfer agent return the shares. You may make such request by contacting our transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:

Subject to the Passive Foreign Investment Company (“PFIC”) rules, in the event that a U.S. Holder’s LIVB Ordinary Shares are redeemed pursuant to the redemption provisions described in this proxy statement/prospectus under “Special Meeting of LIVB Shareholders—Redemption Rights,” the treatment of the redemption for U.S. federal income tax purposes will generally depend on whether the redemption qualifies as a sale of the LIVB Ordinary Shares under Section 302 of the Code (in which case such redemption would be treated as described below under the heading “—Treatment of redemption as a sale under Section 302 of the Code”) or rather as a dividend distribution (in which case such redemption would be treated as described in “—Treatment of redemption as a dividend distribution”).

Generally, whether a redemption qualifies for sale treatment will depend largely on the total number of LIVB Ordinary Shares treated as held by the U.S. Holder (including any shares constructively owned by the U.S. Holder as a result of owning warrants) relative to all LIVB Ordinary Shares outstanding both before and after such redemption. The redemption of LIVB Ordinary Shares generally will be treated as a sale of the LIVB Ordinary Shares (rather than as a corporate distribution) if such redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in LIVB or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution. These tests are explained more fully below.

In determining whether any of the tests are satisfied, a U.S. Holder generally takes into account not only LIVB Ordinary Shares actually owned by the U.S. Holder, but also any LIVB Ordinary Shares that are constructively owned by such U.S. Holder. In addition to shares owned directly, a U.S. Holder may constructively own shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares the U.S. Holder has a right to acquire by exercise of an option, which would generally include LIVB Ordinary Shares that could be acquired pursuant to the exercise of warrants.

In order to meet the substantially disproportionate test, the percentage of outstanding voting shares of LIVB actually and constructively owned by the U.S. Holder immediately following the redemption of LIVB Ordinary Shares must, among other requirements, be less than 80% of the percentage of outstanding voting shares of LIVB actually and constructively owned by the U.S. Holder immediately before the redemption. Before the Transactions, the LIVB Class A Ordinary Shares may not be treated as voting shares for this purpose and, consequently, this substantially disproportionate test may not be applicable.

There will be a complete termination of a U.S. Holder’s interest if either (i) all LIVB Ordinary Shares actually and constructively owned by the U.S. Holder prior to the Transactions are redeemed or (ii) all LIVB

Ordinary Shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and the U.S. Holder does not constructively own any other shares of LIVB.

The redemption of the LIVB Ordinary Shares will not be essentially equivalent to a dividend with respect to a U.S. Holder if it results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in LIVB. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

Treatment of redemption as a sale under Section 302 of the Code

If the redemption is treated as a sale of stock by a U.S. Holder under Section 302 of the Code, the U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference (if any) between the amount of cash received in the redemption and the U.S. Holder’s adjusted tax basis in its LIVB Ordinary Shares so redeemed. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such LIVB Ordinary Shares exceeds one year at the time of such disposition. Long-term capital gain realized by a non-corporate U.S. Holder is currently eligible to be taxed at reduced rates and the deductibility of capital losses is subject to certain limitations.

Treatment of redemption as a dividend distribution

If the redemption is not treated as a sale of stock under Section 302 of the Code, then a U.S. holder will be treated as receiving a corporate distribution. Subject to the PFIC rules discussed below, a U.S. Holder generally will be required to include in gross income as a dividend an amount equal to the cash received in the redemption to the extent LIVB has sufficient current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividend will be taxable to a corporate U.S. Holder at regular corporate tax rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. Subject to the PFIC rules discussed below, if the distribution exceeds such earnings and profits, the excess generally will be applied against and reduce the U.S. Holder’s basis in its LIVB Ordinary Shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such LIVB Ordinary Shares. Any remaining tax basis of the U.S. Holder in the redeemed LIVB Ordinary Shares will be added to the U.S. Holder’s adjusted tax basis in its remaining shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in other shares constructively owned by such U.S. Holder. Because LIVB may not maintain calculations of earnings and profits under U.S. federal income tax principles, it is expected that the full amount of distributions (if any) paid by LIVB will be reported as dividends for U.S. federal income tax purposes.

With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to the PFIC rules, a redemption treated as a dividend generally will be taxed at the lower applicable long-term capital gains rate only if the LIVB Ordinary Shares are readily tradable on an established securities market in the United States and certain other requirements are met. U.S. Holders should consult their tax advisors regarding the availability of such lower rate for any dividends paid with respect to the LIVB Ordinary Shares.

U.S. HOLDERS OF LIVB ORDINARY SHARES CONTEMPLATING THE EXERCISE OF THEIR REDEMPTION RIGHTS SHOULD CONSULT THEIR TAX ADVISERS CONCERNING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. TAX CONSEQUENCES THEREOF.

Q:	If I am a warrant holder, can I exercise redemption rights with respect to my warrants?

A:	No. The holders of our warrants have no redemption rights with respect to our warrants.

Q:	How do LIVB Public Warrants differ from LIVB Private Placement Warrants?

A:

The LIVB Private Placement Warrants (including the warrants included in units that may be issued upon conversion of working capital loans and the LIVB Class A Ordinary Shares issuable upon exercise of such warrants) will not be transferable, assignable or salable (except, among other limited exceptions, to LIVB’s officers, directors and other persons or entities affiliated with LIVB). The LIVB Private Placement Warrants may be exercised for cash or on a “cashless basis” and will also not be redeemable by LIVB. Otherwise, the LIVB Private Placement Warrants have terms and provisions that are identical to those of the LIVB Public Warrants, including as to exercise price, exercisability and exercise period; however, they will not be transferrable by the Sponsor except to permitted transferees.

Once the LIVB Public Warrants become exercisable, LIVB may redeem the outstanding warrants, in whole and not in part, at a price of U.S.$0.01 per warrant, upon a minimum of 30 days’ prior written notice of redemption, if, and only if, the last reported sale price of the LIVB Class A Ordinary Shares equals or exceeds U.S.$18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

For context, recent common stock trading prices have not met or exceeded the U.S.$18.00 threshold that would allow LIVB to redeem the LIVB Public Warrants. In the event that the Company elects to redeem all of the public warrants pursuant, the Company shall fix a date for the redemption and notice of the redemption shall be mailed by first class mail, postage prepaid and not less than 30 days prior to the redemption date.

Q:	Do I have appraisal rights if I object to the Merger?

A:

The Companies Act prescribes when LIVB Shareholder appraisal rights will be available and sets the limitations on such rights. Where such rights are available, LIVB Shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, LIVB Shareholders are still entitled to exercise the rights of redemption, as set out in the section of this proxy statement/prospectus entitled “Special Meeting of LIVB Shareholders—Redemption Rights,” and the LIVB Board is of the view that the redemption proceeds payable to LIVB Shareholders who exercise such redemption rights represents the fair value of those shares. See “Special Meeting of LIVB Shareholders—Appraisal Rights” for more information.

Q:	What happens to the funds deposited in the Trust Account after consummation of the Merger?

A:

If the Business Combination Proposal is approved, LIVB intends to use a portion of the funds held in the Trust Account to pay (i) the business combination marketing fee from the LIVB IPO and (ii) for any redemptions of public shares. The remaining balance in the Trust Account, if any, together with proceeds received from the Anchor Investment will be used to repay certain outstanding indebtedness of Covalto upon closing of the Merger, pay costs and expenses incurred in connection with the business combination, and/or provide cash to Covalto for general corporate purposes. The extent to which cash will be available to repay outstanding indebtedness of Covalto at the closing of the Merger will depend on a number of factors as described under “Risk Factors—Risks Related to the Operation of Covalto’s Business.”

Q:	What happens if the business combination is not consummated or is terminated?

A:

There are certain circumstances under which the Business Combination Agreement may be terminated. See “The Business Combination Agreement—Termination” for additional information regarding the parties’ specific termination rights. In accordance with our existing organizational documents, if an initial business combination is not consummated by August 10, 2023, LIVB will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest not previously released to LIVB (less up to U.S.$100,000 of interest to pay dissolution expenses, and which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of LIVB’s remaining shareholders and LIVB’s board of directors, dissolve and liquidate, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

LIVB expects that the amount of any distribution its public shareholders will be entitled to receive upon its dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the business combination, subject in each case to LIVB’s obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law. Holders of our founder shares have waived any right to any liquidating distributions with respect to those shares.

There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete a business combination by August 10, 2023.

Q:	What are the material U.S. federal income tax consequences of the business combination to me?

A:

The U.S. federal income tax consequences of the business combination are discussed in more detail under “Material U.S. Federal Income Tax Consequences.” The discussion of the material U.S. federal income tax consequences contained in this proxy statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all potential U.S. federal income tax consequences that are applicable to you in respect of the business combination, nor does it address any tax considerations arising under U.S. state or local or non-U.S. tax laws. You are urged to consult your tax advisors regarding the tax consequences of the business combination.

Q:	When is the Merger expected to be consummated?

A:

It is currently anticipated that the business combination will be consummated as promptly as possible following the Special Meeting of LIVB Shareholders to be held on                 , 2023, provided that all the requisite shareholder approvals are obtained and other conditions to the consummation of the Merger have been satisfied or waived. The Closing is subject to certain regulatory approvals and requirements. The Business Combination Agreement may be terminated and the Merger and the other transactions contemplated thereby may be abandoned at any time prior to the Closing if the approval of LIVB’s shareholders in respect of any Proposal (other than the Adjournment Proposal) is not obtained at the LIVB general meeting or at an adjournment thereof. For a description of the conditions for the completion of the business combination, see “The Business Combination—The Business Combination Agreement—Conditions to Closing.”

Q:	What do I need to do now?

A:

You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the information set forth under “Risk Factors” and the annexes attached hereto, and to consider how the business combination will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote?

A:

If you were a holder of record of our ordinary shares on                 , 2023, the record date for the Special Meeting of LIVB Shareholders, you may vote with respect to the Proposals in person at the Special Meeting or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Special Meeting and vote in person, obtain a proxy from your broker, bank or nominee. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast and will have no effect on the outcome of the vote on any of the Proposals. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the Business Combination Proposal and the Merger Proposal.

Q:	What will happen if I abstain from voting or fail to vote at the Special Meeting?

A:

At the Special Meeting, LIVB will count a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal as present for purposes of determining whether a quorum is present. For purposes of approval, abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast and will have no effect on the outcome of the vote on any of the Proposals.

Q:	What will happen if I sign and submit my proxy card without indicating how I wish to vote?

A:

If a signed and dated proxy card is received by LIVB without an indication of how the shareholder intends to vote their shares on a Proposal, then the shareholder’s shares will be voted as recommended by our board of directors.

Q:	If I am not going to attend the Special Meeting in person, should I submit my proxy card instead?

A:

Yes. Whether you plan to attend the Special Meeting or not, please read this proxy statement/prospectus carefully and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	What is a broker non-vote?

A:

Generally, a broker non-vote occurs when a bank, broker, custodian or other record holder that holds shares in “street name” is precluded from exercising voting discretion on a particular proposal because (i) the beneficial owner has not instructed the bank, broker, custodian or other record holder how to vote, and (ii) the bank, broker, custodian, or other record holder lacks discretionary voting power to vote such shares. Absent specific voting instructions from the beneficial owners of such shares, a bank, broker, custodian or other record holder does not have discretionary voting power with respect to the approval of “non-routine” matters, such as the Business Combination Proposal and the Merger Proposal.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:

No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. If you decide to vote, you should provide instructions to your broker, bank or other nominee on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.

Q:	May I change my vote after I have submitted my executed proxy card?

A:

Yes. You may change your vote by sending a later-dated, signed proxy card to LIVB’s Secretary at the address listed below so that it is received by our Secretary prior to the Special Meeting or attend the Special Meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to LIVB’s secretary, which must be received prior to the Special Meeting.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	Who can help answer my questions?

A:	If you have questions about the Proposals or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

LIV Capital Acquisition Corp. II

Torre Virreyes

Pedregal No. 24, Piso 6-601

Col. Molino del Rey México, CDMX, 11040

Attention: Secretary

+52 55 1100 2470

You may also contact our proxy solicitor at:

To obtain timely delivery, our shareholders must request the materials no later than five business days prior to the Special Meeting.

You may also obtain additional information about LIVB from documents filed with the SEC by following the instructions under “Where You Can Find Additional Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your shares electronically to our transfer agent at least two business days prior to the Special Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attention: Melvin Guzman

Email: mguzman@continentalstock.com

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

LIVB will pay the cost of soliciting proxies for the Special Meeting. LIVB has engaged                 to assist in the solicitation of proxies for the Special Meeting. LIVB has agreed to pay                 a fee of U.S.$                 , plus disbursements. LIVB will reimburse                for reasonable out-of-pocket losses, damages and expenses. LIVB will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of our ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of our ordinary shares and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. You should carefully read the entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus, including the annexes and exhibits, to fully understand the Business Combination Agreement, the Transactions, including the Merger, and the other matters being considered at the Special Meeting. For additional information, see “Where You Can Find More Information.” Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

Information about Covalto and Merger Sub (page 199)

Covalto Ltd.

Company Overview

Covalto empowers Mexico’s SMEs to achieve their potential by enabling access to innovative financial and technological solutions.

Founded in 2015, Covalto is a leading digital banking and services platform for SMEs in Mexico. We provide a one-stop solution by bringing together a multi-product credit offering, banking and payments services, and a full suite of business analytics tools. Covalto was an early innovator in building the technology in Mexico to leverage digital tax, e-invoice and other financial data to underwrite and service SMEs at scale.

Through a combination of rigorous data analysis and proprietary underwriting processes, we support the banking needs of thousands of clients, and we have maintained one of the lowest non-performing loan ratios in the Mexican fintech industry, which was 3.2% for the third quarter of 2022, compared to an industry average of 11.7% during that period. Furthermore, as of the third quarter of 2022, we maintained a cumulative historical loan loss ratio of approximately 0.7%, reflecting the company’s robust underwriting servicing and collections activities.

In 2021, we became the first, and to date are the only, Mexican fintech to acquire a regulated bank. Due to the high degree of concentration in the Mexican financial system, dominated by incumbent banks which primarily focus on the corporate and retail segments, the SME market in Mexico is historically underserved and underbanked. While the scale of the market opportunity is significant, there are meaningful challenges in addressing this segment, including limited funding availability for fintechs and non-bank lenders, high customer acquisition costs and unreliable underwriting data.

Over that last seven years, Covalto has identified and implemented solutions to these challenges, unlocking the potential of the high-growth and high-margin SME segment via our differentiated business strategy:

•

Flexibility of a Fintech; Stability of a Bank. In June 2021, Covalto acquired Banco Finterra and became the first, and to date are the only, Mexican fintech to acquire a regulated bank. The bank provides us with direct access to Mexico’s interbank payment system and significantly lowering our cost of funding through deposits, interbank lines and development bank financing. Upon the integration of the bank into Covalto’s structure, we are able to offer the speed and innovation of a fintech, with the stability and cost of funding of a regulated bank.

•

One-Stop Multi-Product Solution for SMEs. Today, our full-stack multi-product platform offers lending, banking, SaaS and data solutions to SMEs. Covalto’s product strategy positions us as the single operating system to meet the daily financial needs of our clients, starting with credit, and expanding into adjacent domains such as payments, cash management and business analytics.

•

Proprietary Underwriting Process; Fueled by Data. Covalto uses a combination of proprietary software, innovative applications of data science and advanced internal processes for decision making and product structuring. As of September 30, 2022, we held over 540 million unique e-invoices and tax remittances, which serve as a key element of our proprietary underwriting capabilities. Covalto has consistently delivered robust credit performance that has outperformed the Mexican fintech market, prior, during and after the COVID-19 pandemic. Our proprietary underwriting models that leverage e-invoice and digital tax data, coupled with our unique credit structuring and servicing, have yielded one of the lowest non-performing loan ratios and loan loss ratios in the Mexican fintech industry.

•

Low-Cost Acquisition via Embedded Finance Partnerships. Our differentiated customer acquisition strategies enable us to maintain low acquisition costs and high credit quality vis-a-vis industry peers. Through embedded finance partnerships with Uber Eats and Monsanto, Covalto gains unique visibility into the financial health of SMEs via performance and credit data, enabling us to provide innovative credit solutions to the clients of our partners.

Institutional Investor Base

During the course of our seven years of existence, the company has received backing from a world-class group of institutional investors including QED Investors, Kaszek, Goldman Sachs, Point72 Ventures, Thomvest Ventures and Victory Park Capital.

The Covalto Opportunity

Mexico, a Sleeping Giant

With a population of nearly 130 million, an extensive cultural diversity and vast natural resources, Mexico’s U.S.$1.1 trillion economy ranks among the 15 largest in the world and is the second largest in Latin America. Mexico has a long track record of economic and political stability and is a top trading partner to the United States, ranking second only behind China as the largest exporter of goods to the United States as of September 30, 2022. The Mexican economy is positioned to benefit greatly from recent trends, particularly the rise of nearshoring, as large global companies are increasingly relocating their operations to Mexico, benefiting from the close proximity to the United States and a favorable economic environment. Furthermore, the peso has remained one of the most stable currencies in relation to the U.S. dollar over the past five years compared to many of its peers in Latin America.

SME Credit and Services Market in Mexico

Although Mexico has one of the largest and most stable economies in Latin America, credit penetration is amongst the lowest in the region as outstanding loans to GDP stand at 38%, compared to 70% in Brazil and 216% in the United States. The International Finance Corporation estimates a U.S.$164 billion funding gap for SMEs in Mexico, underlying the growth potential for digital financial services.

Mexico’s five million SMEs generate 52% of GDP and 72% of all jobs in the country, yet only hold an estimated 15% of all outstanding credit. A highly concentrated banking sector, dominated by a small number of incumbent financial institutions has resulted in a historical lack of access to timely and affordable capital for small businesses. According to official data, the top five banks in Mexico concentrate 70% of all outstanding credit, highlighting the opportunity for disruption in the market.

e-Invoice and Digital Tax Data as a Transformational Asset

In 2014, Mexico became the second country in Latin America to implement a mandatory e-invoice and digital tax code – a trend that has now expanded to more than 50 countries globally. Since inception, Covalto has been an early innovator in building the technology infrastructure to leverage digital tax data to underwrite and serve SMEs and as of September 30, 2022 we held over 540 million unique e-invoices and tax remittances.

The regulation passed in 2014 required all tax-deductible invoices to be issued and categorized for every business-to-business transaction in Mexico, providing a wealth of data to better underwrite and service SMEs.

This e-invoice data is a unique and powerful tool when assessing the financial condition of a small business and one of the key inputs in our real-time underwriting process. Our expertise in leveraging these data assets positions Covalto for international expansion, particularly to other Latin American countries that have implemented similar tax regulation.

A Digital Banking Leader with an Expanding Ecosystem of Business Solutions

Multi-Product Platform for SMEs

Our product strategy aims to position Covalto as the single operating system to meet the daily financial needs of SME. A core principle of this strategy is to engage with businesses at the right time in their life cycle with the right products. We generally initiate our client relationships through our multi-product credit offering, which leads to the need for payments and cash management solutions as the SME scales. Eventually, these clients will seek sophisticated expense management tools, which we address with the Covalto credit card, and when certain SMEs expand internationally, we can provide trade finance and cross-border payment solutions.

Today, our multi-product platform offers lending, banking and SaaS and data solutions to SMEs, as highlighted by our product ecosystem below:

Advantaged Unit Economics and Low Acquisition Costs

Our focus on high quality service and client onboarding enables us to charge market rates, and in many instances, a modest premium for our services. This price positioning, combined with an efficient customer acquisition engine, superior credit performance, and diversified low-cost funding leads to favorable long-term unit economics compared to most other banks and fintechs.

Our diversified and low-cost origination strategy is a key differentiator of our business. Covalto has gradually shifted from acquiring clients via the traditional partner channel to the more cost-effective direct and embedded finance channels—through digital partnerships with groups such as Uber Eats and Monsanto.

Our embedded financial channel refers to partnerships with third parties (excluding loan brokers) through which we market our credit products, including through our partners’ digital platforms, events, account managers and email, among others. By working through our embedded financial channels, we lower our acquisition costs, due to the high yield of embedded channels relative to the cost of our own sales and marketing teams or loan brokers. Furthermore, embedded partnerships allow us to access thousands or tens of thousands of potential customers through a single relationship, which improves our scalability. As our partner platforms expand, our addressable opportunity increases as well.

Our direct channel encompasses our internal sales operations, including a call center and field sales, which is supported by our proprietary e-invoice data for client identification and outreach.

The customer acquisition costs for the direct and embedded channels are roughly 50% lower than the traditional partner channel, with embedded having the lowest cost. Customer acquisition costs include the salaries and commissions of our sales and marketing teams, as well as direct marketing spend used to acquire new customers. In the past four years, we have shifted our acquisition efforts towards direct and embedded, which are lower cost acquisition channels and generate higher quality credit performance than the traditional partner channel, as highlighted in the chart below.

2019-2022 Origination by Acquisition Channel (as a % of Total Origination)

Our Track Record of Growth and Innovation

Covalto has a robust track record of growth dating back to its founding, and we believe we are still in the early stages of scaling our business. Through a differentiated product offering, superior customer service and innovative acquisition strategies, we have been able to expand our product ecosystem. We believe that the highly complementary nature of our products, coupled with our vast data assets, serves as the foundation for our present and future growth.

From 2015 to 2021, despite the impact of the COVID-19 pandemic on 2020, loan originations grew at a 145% combined annual growth rate (“CAGR”) with origination reaching U.S.$162 million in 2021, a 515% increase from 2020 (which was substantially impacted by the COVID-19 pandemic), U.S.$26 million in 2020, a 56% decrease from 2019, U.S.$60 million in 2019, a 73% increase from 2018, U.S.$34 million in 2018, a 197% increase from 2017, U.S.$12 million in 2017, a 266% increase from 2016 and U.S.$3 million in 2016, a 322% increase from 2015, as highlighted in the chart below:

2015-2021 Portfolio Origination (in U.S. dollars in millions)

From 2015 to 2021, our outstanding portfolio grew at a 161% CAGR, reaching U.S.$208 million as of December 31, 2021, a 215% increase from 2020; U.S.$66 million in 2020, an 8% decrease from 2019; U.S.$72 million in 2019, a 120% increase from 2018, U.S.$33 million in 2018, a 193% increase from 2017; U.S.$11 million in 2017, a 293% increase from 2016; and U.S.$3 million in 2016, a 334% increase from 2015, as highlighted in the chart below:

2015-2021 Portfolio (in U.S. dollars in millions)

In 2020, we entered a “risk-off” period driven by the COVID-19 pandemic, during which we considerably decreased origination and focused on client management, resulting in a reduction in our portfolio. In the second quarter of 2022, we ramped up originations as the pandemic abated and credit performance remained strong. Additionally, in 2021 we acquired Banco Finterra and its portfolio, as well as portions of a leasing portfolio, which further contributed to growth.

Transition to Regulated Bank

We previously conducted substantially all of our operations, other than our leasing activities, through Apjusto S.A.P.I de C.V., SOFOM, E.R. (“APJusto”), a regulated SOFOM, which is a Mexican non-bank financial institution. Following our acquisition of Banco Finterra (now Banco Covalto) in June 2021, as part of our corporate strategy, we have moved substantially all of APJusto’s operations and assets to Banco Covalto. In connection with this process, as of October 5, 2022, we changed the corporate nature of APJusto from a regulated SOFOM into a non-regulated Mexican corporation (sociedad promotora de inversión, or “SAPI”).

Our Growth Strategy

In its first seven years of operations, Covalto has seen robust growth, scaling its core financial services solutions while continuing to expand its multi-product ecosystem for SMEs. Given the vast market opportunity that Covalto has identified in Mexico, we believe that we are still in the early stages of scaling our business and intend to continue leveraging our competitive strengths to capture market share. As we look toward 2023 and beyond, our growth strategies are focused on the following key areas:

•

Expanding our Product Ecosystem. Covalto currently provides a product ecosystem of lending, banking and business analytics solutions for SMEs. We expect to continue to expand this ecosystem by leveraging our regulated bank, with a particular focus on cash management and payments solutions as well as additional credit products.

•

Growth in Cross-Border Trade Finance. Through the acquisition of Visor ADL in 2021, Covalto launched trade finance and factoring, offering financing solutions for importers and exporters in the U.S.–Mexico trade corridor—one of the largest in the world. Expanding our multi-product platform internationally is one of the company’s strategic growth initiatives, as we aim to reach a larger client base of SMEs with cross-border credit and payments needs.

•

Strategic Acquisitions. Since its founding, Covalto has primarily focused on organic growth, however since 2019 we have successfully completed two strategic acquisitions—Visor ADL and Banco Finterra. Looking forward, the company sees significant opportunities for consolidation across the fintech and financial services space in Mexico and Latin America. When analyzing potential acquisition targets, we are focused on financial platforms that enhance our product offerings as well as data assets, which can contribute to the strength of our underwriting models as well as expanded access to new clients.

Path to Profitability

As a growth-stage fintech business, Covalto has required, and continues to require, meaningful capital to grow its platform to scale. The Company believes it is starting to achieve operating leverage, as the benefits of the banking platform are realized. At the same time, we have also taken significant actions during 2022 to reduce our expenses, creating a path to profitability.

For the 2020 and 2021 years, the Company had net losses of U.S.$24.7 million and U.S.$40.0 million, respectively, and for the first nine months of 2022, the Company had a net loss of U.S.$39.2 million. In 2023, the Company expects its net losses to decrease significantly to approximately U.S.$20 million, as revenue has grown, lending margins have improved, and operating expenses as a percentage of revenues have come down. Our 2022 results reflect significant payroll and non-payroll SG&A reductions, with most of the cost benefits expected to be realized in 2023. Furthermore, as we have now transferred our fintech business to our regulated bank as of the fourth quarter of 2022, we expect our cost of funding to decline over time. Although no assurances can be given, Covalto’s management believes these positive trends will continue in future years, as expenses remain generally flat, revenue grows, and funding costs decrease, as the Company leverages its bank platform. For more information on the Company’s projections, see “Unaudited Prospective Financial Information of Covalto.”

Furthermore, our management uses Adjusted EBITDA, which is a non-IFRS financial metric, to evaluate our business performance, help better assess our overall liquidity position, and make strategic decisions, including those relating to operating expenses and resource allocation. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management. For further information about the non-IFRS measures we present in this proxy statement/prospectus, including quantitative reconciliations to the most directly comparable IFRS measures, see “Selected Historical Financial and Other Data of Covalto—Other Financial Data” and “—Non-IFRS Financial Measures.”

The Company’s Adjusted EBITDA losses have decreased meaningfully since 2020, with management projecting a substantial decrease of Adjusted EBITDA losses for 2023, and potentially achieving positive Adjusted EBITDA for 2024, compared to a projected Adjusted EBITDA loss of U.S.$18.1 million for the 2022 year and Adjusted EBITDA losses of U.S.$30.9 and U.S.$19.9 for 2021 and 2020, respectively, following a similar trend as net losses.

About Covalto

Covalto Ltd. is an exempted company incorporated under the laws of the Cayman Islands. The mailing address of Covalto’s principal executive office is Boulevard Miguel de Cervantes Saavedra 233, 11520 Mexico City, Mexico, and its phone number is +52 800-269-0041.

Merger Sub

Merger Sub is a Cayman Islands exempted company and a direct, wholly-owned subsidiary of Covalto. Merger Sub was incorporated solely for the purpose of effecting the Merger and has not carried on any activities other than those in connection with the Transactions. The address and telephone number for Merger Sub’s principal executive offices are the same as those for Covalto.

Information about LIVB (page 200)

LIVB is a blank check company incorporated on February 11, 2021 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities.

On February 10, 2022, LIVB consummated its initial public offering of 10,000,000 LIVB Units. The underwriter for the LIVB IPO subsequently partially exercised its over-allotment option to purchase an additional 1,450,000 LIVB Units, resulting in aggregate gross proceeds raised in the LIVB IPO of U.S.$114,500,000. Each LIVB Unit consists of one LIVB Class A Ordinary Share, and three-fourths of one LIVB Public Warrant. The LIVB Units sold in the LIVB IPO were registered under the Securities Act on a registration statement on Form S-1 (No. 333-261950), which the SEC declared effective on February 7, 2022. Simultaneously with the closing of the LIVB IPO, LIVB consummated the sale of 5,500,000 LIVB Private Placement Warrants to the Sponsor at a price of U.S.$1.00 per LIVB Private Placement Warrant, generating total proceeds of U.S.$5,500,000. Each LIVB Warrant entitles the holder to purchase one LIVB Class A Ordinary Share at an exercise price of U.S.$11.50 per LIVB Class A Ordinary Share, subject to adjustment.

The LIVB Units, LIVB Class A Ordinary Shares and LIVB Warrants are listed on the Nasdaq Capital Market under the symbols “LIVBU,” “LIVB” and “LIVW,” respectively.

The mailing address of LIVB’s principal executive office is Torre Virreyes, Pedregal No. 24, floor 6-601, Col. Molino del Rey, México, CDMX, 11040, and its telephone number is +52-55-1100-247. After the consummation of the transactions, LIVB’s principal executive office will be that of Covalto.

The Business Combination Agreement (page 165)

The following summary of the Business Combination Agreement is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which attached as Annex A to this proxy statement/prospectus.

Total Ordinary Shares Outstanding Upon Consummation of the Merger

LIVB Public Shareholders may vote in favor of the business combination and still exercise their redemption rights. Accordingly, the business combination may be consummated even though the funds available from the trust account and the number of public shareholders are substantially reduced as a result of redemptions by public shareholders.

The potential impact on the Covalto Ordinary Shares post-Closing beneficial ownership of different redemption levels is illustrated below through a comparison of a no redemption, interim redemption, and maximum redemption scenarios (as described below). It is anticipated that, upon completion of the Transactions, the Covalto Ordinary Shares issued to the LIVB Shareholders, including the Sponsor (and other holders of LIVB Class B Ordinary Shares), as LIVB Closing Share Consideration will represent an ownership interest (excluding LIVB Warrants, New Covalto Options and outstanding Covalto Warrants) in Covalto of approximately (a) 22.53% in the no redemption scenario, representing approximately 9.93% of the voting power of the Covalto Ordinary Shares, (b) 14.95% in the interim redemption scenario, representing approximately 6.25% of the voting power of the Covalto Ordinary Shares, and (c) 5.73% in the maximum redemption scenario, representing approximately 2.25% of the voting power of the Covalto Ordinary Shares. Covalto Ordinary Shares held by Covalto Shareholders immediately prior to the Effective Time (but after giving effect to the Pre-Closing Capital Restructuring) will represent an ownership interest in Covalto of approximately (a) 77.47% in the no redemption scenario, representing approximately 90.07% of the voting power of the Covalto Ordinary Shares, (b) 85.05% in the interim redemption scenario, representing approximately 93.75% of the voting power of the Covalto Ordinary Shares, and (c) 94.27% in the maximum redemption scenario, representing approximately 97.75% of the voting power of the Covalto Ordinary Shares. These percentages include the Covalto Ordinary Shares that will be held by the Sponsor and certain directors and advisors of LIVB and their permitted transferees but that will be subject to price-based transfer restrictions. These percentages also include grants under the 2018 Plan made on the Closing Date. These percentages do not account for the outstanding New Covalto Options, Covalto Warrants, LIVB Warrants, or any Earn-Out Shares that may be issued. See “Proposal One—The Business Combination Proposal-Pro Forma Capitalization” for further information.

In the sensitivity table below, the residual equity value owned by non-redeeming shareholders, taking into account the respective redemption amounts, is assumed to be the value of U.S.$10.00 per share. As a result of such redemption amounts and the assumed U.S.$10.00 per share value, the implied total equity value of Covalto Ordinary Shares after the business combination, assuming no dilution from any of the 5,358,611, 4,881,011 and 4,403,411 New Covalto Options (under the No Redemption, Interim Redemption, and Maximum Redemption scenarios, respectively), 2,400,028 Covalto Warrants, 6,087,500 LIVB Warrants or 2,500,000 Earn-Out Shares, would be (a) U.S.$642,337,410 in the no redemption scenario, (b) U.S.$585,087,410 in the interim redemption scenario, and (c) U.S.$527,837,410 in the maximum redemption scenario.

	No Redemption(1)		% of Total	Interim Redemption(2)		% of Total	Maximum Redemption(3)		% of Total
LIVB Public Shareholders		11,450,000	17.83%		5,725,000	9.78%		—	—
Sponsor and its affiliates(4)		3,022,500	4.71%		3,022,500	5.17%		3,022,500	5.73%
Covalto’s executive officers and directors(5)		1,073,806	1.67%		1,073,806	1.84%		1,073,806	2.03%
Anchor Investor		3,353,338	5.22%		3,353,338	5.73%		3,353,338	6.35%
Co-Founders		9,052,260	14.09%		9,052,260	15.47%		9,052,260	17.15%
Covalto equity holders(6)		35,996,284	55.99%		35,996,284	61.47%		35,996,284	68.14%
Covalto employees		315,553	0.49%		315,553	0.54%		315,553	0.60%
Total Shares at the Closing(7)		64,233,741	100.00%		58,508,741	100.00%		52,783,741	100.00%
Total equity value post-redemption(8)	U.S.$	642,337,410		U.S.$	585,087,410		U.S.$	527,837,410
Assumed per share value	U.S.$	10.00		U.S.$	10.00		U.S.$	10.00

(1)	Assuming none of the LIVB Public Shares are redeemed.
(2)	Assuming fifty percent (50%) of the LIVB Public Shares, or 5,725,000 shares, are redeemed for aggregate redemption payments of approximately U.S.$57,250,000.
(3)	Assuming one hundred percent (100%) of the LIVB Public Shares, or 11,450,000 shares, are redeemed for aggregate redemption payments of approximately U.S.$114,500,000.
(4)	Including Sponsor’s and its affiliates’ respective permitted transferees, but excluding the Anchor Investor.
(5)	Including their affiliated entities (but excluding the Co-Founders).
(6)	Excluding Covalto equity holders who are Covalto’s executive officers (including the Co-Founders) and directors and their affiliated entities and the Anchor Investor.
(7)	All scenarios do not account for the outstanding New Covalto Options, Covalto Warrants and LIVB Warrants or any Earnout Shares that may be granted.
(8)	Value shown is derived by multiplying the Total Shares at Closing by Assumed Per Share Value of U.S.$10.00.

Additional Dilution Sources

The sensitivity table below sets forth the potential additional dilutive impact of each of the additional dilution sources in each redemption scenario. Increasing levels of redemption will increase the dilutive effects of these issuances on non-redeeming shareholders.

	No Redemption(1)	% to Total	Interim Redemption(2)	% to Total	Maximum Redemption(3)	% to Total
Exercising Covalto Options(4)	5,358,611	6.65%	4,881,011	6.56%	4,403,411	6.46%
Exercising Covalto Warrants(5)	2,400,028	2.98%	2,400,028	3.23%	2,400,028	3.52%
Exercising LIVB Warrants(6)	6,087,500	7.55%	6,087,500	8.18%	6,087,500	8.93%
Earn-Out Shares to Covalto Shareholders(7)	2,500,000	3.10%	2,500,000	3.36%	2,500,000	3.67%
Total Additional Dilution Sources(8)	16,346,139	20.29%	15,868,539	21.34%	15,390,939	22.58%
Total Fully-Diluted Shares	80,579,880	100.00%	74,377,280	100.00%	68,174,680	100.00%

(1)	Assuming none of the LIVB Public Shares are redeemed.
(2)	Assuming fifty percent (50%) of the LIVB Public Shares, or 5,725,000 shares, are redeemed for aggregate redemption payments of approximately U.S.$57,250,000.
(3)	Assuming one hundred percent (100%) of the LIVB Public Shares, or 11,450,000 shares, are redeemed for aggregate redemption payments of approximately U.S.$114,500,000.
(4)	Representing the full exercise of 5,358,611, 4,881,011 and 4,403,411 Covalto Options under the No Redemption, Interim Redemption, and Maximum Redemption scenarios, respectively.
(5)	Representing the full exercise of 2,400,028 Covalto Warrants, under the No Redemption, Interim Redemption, and Maximum Redemption scenarios, respectively.
(6)	Representing the full exercise of 6,087,500 LIVB Warrants, which are exercisable at U.S.$11.50 per share, under the No Redemption, Interim Redemption, and Maximum Redemption scenarios, respectively.
(7)	Representing the issuance of 2,500,000 Earn-Out Shares under the No Redemption, Interim Redemption, and Maximum Redemption scenarios, respectively.
(8)	Representing the full exercise of the Covalto Options, Covalto Warrants, LIVB Warrants, and issuance of Earn-Out Shares to Covalto Shareholders.

Underwriting Fees

The table below sets forth an estimate of the effective underwriting fee in each redemption scenario.

	No Redemption(2)		Interim Redemption(3)		Maximum Redemption(4)
Underwriting fees(1)	U.S.$	2,290,000	U.S.$	2,290,000	U.S.$	2,290,000
Proceeds net of redemptions	U.S.$	114,500,000	U.S.$	56,105,000	U.S.$	—
Underwriting fees as a % of proceeds net of redemptions		2.00%		4.08%		—

(1)	The Merger marketing fee that we will pay to the underwriter is expected to equal up to U.S.$4,007,500.
(2)	Assuming none of the LIVB Public Shares are redeemed.
(3)	Assuming fifty percent (50%) of the LIVB Public Shares, or 5,725,000 shares, are redeemed for aggregate redemption payments of approximately U.S.$58,395,000.
(4)	Assuming one hundred percent (100%) of the LIVB Public Shares, or 11,450,000 shares, are redeemed for aggregate redemption payments of approximately U.S.$116,790,000.

The Merger

At the Closing, Merger Sub will merge with and into LIVB, with LIVB surviving as a wholly-owned subsidiary of Covalto (the “Surviving Company”). In addition, at the Effective Time, (i) each LIVB Unit will be automatically separated and become one LIVB Class A Ordinary Share and three-fourths of one LIVB Public Warrant, (ii) each LIVB Class B Ordinary Share issued and outstanding immediately prior to the Effective Time will be converted into the right to receive one Covalto Class A Ordinary Share, (iii) each LIVB Class A Ordinary Share issued and outstanding immediately prior to the Effective Time (after giving effect any LIVB Shareholder Redemption) will be converted into the right to receive one Covalto Class A Ordinary Share, and (iv) each LIVB Warrant outstanding immediately prior to the Effective Time will be converted into one Covalto Warrant.

Pre-Closing Capital Restructuring

Prior to the Effective Time, subject to receiving the Covalto Shareholder Approval, Covalto intends that: (i) Covalto will effect the Preferred Share Conversion; (ii) Covalto will effect the Re-Designation; (iii) each preferred share of Covalto shall be cancelled; (iv) Class B ordinary shares shall be created; (v) the Co-Founders shall exchange their Class A Ordinary Shares for Covalto Class B Ordinary Shares; (v) Covalto will increase its authorized share capital; and (v) the Covalto A&R M&A shall be adopted.

Post-Closing Capital Structure

As a result of the Transactions (as defined in the Business Combination Agreement) (including adjustments to Covalto’s preexisting capitalization), Covalto will have two classes of ordinary shares outstanding after the Closing: Covalto Class A Ordinary Shares and Covalto Class B Ordinary Shares. The rights of the holders of Covalto Class A Ordinary Shares and Covalto Class B Ordinary Shares will be substantially identical, except with respect to voting and conversion rights. Each Covalto Class A Ordinary Share will be entitled to one vote per share. Each Covalto Class B Ordinary Share will be entitled to 10 votes per share and will be convertible into one Covalto Class A Ordinary Share as set forth in the Covalto A&R M&A. Holders of Covalto Class A Ordinary Shares and Covalto Class B Ordinary Shares will vote together as a single class on all matters (including the appointment of directors) submitted to a vote of Covalto Shareholders except as otherwise provided in the Covalto A&R M&A. The Covalto A&R M&A require a separate vote of holders of Covalto Class B Ordinary Shares for the reclassification of Covalto Class A Ordinary Shares into shares having more than one vote, authorization or issuance of any additional class of Covalto shares having the right to more than one vote per share, the issuance of any additional Covalto Class B Ordinary Shares, a modification of the rights of the

Covalto Class B Ordinary Shares, or the subdivision, combination or reclassification of Covalto Class A Ordinary Shares or any other class of share of Covalto, in a manner that is different or disproportionate to the subdivision, combination or reclassification of the other classes of shares of Covalto.

The LIVB Board of Directors’ Reasons for the Merger (page 155)

The LIVB Board considered a wide variety of factors in connection with its evaluation of the business combination. In light of the complexity of those factors, the LIVB Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the LIVB Board may have given different weight to different factors.

For a more complete description of LIVB’s reasons for the merger and the recommendation of the LIVB Board, see “Proposal One—The Business Combination Proposal—The LIVB Board of Directors’ Reasons for the Merger.”

Interests of Certain Persons in the Merger (page 159)

When considering our board of directors’ recommendation that our shareholders vote in favor of the approval of the business combination, our shareholders should be aware that the Sponsor and certain of LIVB’s directors and officers have interests in the business combination that are different from, or in addition to, the interests of other shareholders generally. LIVB’s directors were aware of and considered these interests, among other matters, in evaluating the business combination, and in recommending to shareholders that they approve the business combination. LIVB’s shareholders should take these interests into account in deciding whether to approve the business combination. These interests include, among other things:

•	the fact that certain of LIVB’s directors and officers are principals of the Sponsor;

•

the fact that all of the Founder Shares held by the Sponsor, for which it paid a nominal price, will convert on a one-for-one basis, into an equal number of Covalto Class A Ordinary Shares upon the Closing, and such shares will have a significantly higher value at the time of the Merger when such shares convert into shares in Covalto, as described further below;

•

the fact that given the differential in the purchase price that the Sponsor paid for the LIVB Class B Ordinary Shares as compared to the price of the public shares sold in the LIVB IPO and the equal number of Covalto Class A Ordinary Shares that the Sponsor will receive upon conversion of the LIVB Class B Ordinary Shares in connection with the Merger, the Sponsor and its affiliates may earn a positive rate of return on their investment even if the Covalto Class A Ordinary Shares trades below the price initially paid for the public shares in the LIVB IPO and the public shareholders experience a negative rate of return following the completion of the Transactions;

•

the fact that the Sponsor and LIVB’s officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any shares held by them if LIVB fails to complete an initial business combination and accordingly, the Sponsor and LIVB’s officers and directors will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•	the fact that in connection with the Transactions, Covalto entered into a Mandatorily Convertible Note with the Anchor Investor, an affiliate of the Sponsor;

•

the fact that, unless a business combination is completed, the Sponsor and the LIVB Board are only entitled to reimbursement for any out-of-pocket expenses incurred by them on LIVB’s behalf incident to identifying, investigating and consummating a business combination from funds outside of the Trust Account, which funds are limited, whereas, on the other hand, if a business combination is completed, the Sponsor and the LIVB Board will be entitled to uncapped reimbursement for any such out-of-pocket expenses;

•	the fact that Humberto Zesati, one of LIVB’s directors, will be a director of Covalto;

•	the continued indemnification of LIVB’s current directors and officers and the continuation of LIVB’s directors’ and officers’ liability insurance after the business combination;

•	the fact that certain of Covalto’s directors and officers may be eligible to participate in the 2022 Plan after the Merger; and

•

the fact that LIVB’s amended and restated memorandum and articles of association includes a waiver of the corporate opportunities doctrine. While this may result in potential conflict of interests as between the fiduciary duties or contractual obligations of the Sponsor or LIVB’s officers or directors and the interests of LIVB and its shareholders, LIVB is not aware of any such conflict or opportunity being presented to any of the Sponsor of LIVB’s officers or directors, nor does it believe that the waiver of the corporate opportunities doctrine had a material impact on its search for an acquisition target. This waiver provides the Sponsor and LIVB’s officers and directors, who are active investors across a number of different investment platforms and companies, with flexibility to evaluate opportunities across these platforms, which we believe improved the volume and quality of opportunities that were available to LIVB.

Agreements Relating to the Business Combination Agreement (page 182)

In connection with the Merger, certain related agreements have been, or will be, entered into on or prior to the Closing Date, including:

Mandatorily Convertible Notes

Covalto has obtained investments from certain investors in a private placement of mandatorily convertible notes (the “Mandatorily Convertible Notes”) issued by Covalto to certain investors (the “Mandatorily Convertible Noteholders”), including Contrato de Fideicomiso Irrevocable No. 5357 identified as “Fideicomiso LIV SPV,” dated June 13, 2022 and entered into by and between Banco Actinver, S.A., Institución de Banca Múltiple, Grupo Financiero Actinver, División Fiduciaria, as trustee and Administradora LIV Capital, S.A.P.I. de C.V., as Settlor and Manager (the “Anchor Investor”), and immediately following, and after giving effect to, the consummation of the Merger, such securities will convert into Covalto Class A Ordinary Shares in accordance with their terms. The Anchor Investor holds a Mandatorily Convertible Note in the aggregate principal amount of U.S.$30,000,000, and the total aggregate principal amount of Mandatorily Convertible Notes outstanding is U.S.$60,394,312.

At the Closing, Covalto shall deliver to each Mandatorily Convertible Noteholder a number of newly-issued Covalto Class A Ordinary Shares in respect of all outstanding principal and interest payable on such holder’s Mandatorily Convertible Note, at a price per share equal to 80% of the price per share available to LIVB Shareholders and the Sponsor.

Company Voting Agreement

Concurrently with the execution of the Business Combination Agreement, LIVB and certain of the pre-Closing Covalto shareholders entered into the Company Voting Agreement, pursuant to which each of those Covalto Shareholders have agreed to, among other things, at any Covalto Shareholders meeting at which the matters described in (iv) and (v) below are considered, (i) appear or otherwise cause Covalto securities that are held by such Covalto Shareholders and related to which such Covalto Shareholders are entitled to vote (collectively, the “Covalto Voting Shares”) to be counted as present at such meeting for the purpose of establishing a quorum; (ii) vote or cause to be voted the Covalto Voting Shares; (iii) execute a written consent or consents if Covalto Shareholders are requested to vote their shares through the execution of an action by written consent; (iv) vote all Covalto Voting Shares in favor of the Covalto Shareholder Matters, and any other matter reasonably necessary to the consummation of the Transactions and considered and voted upon by the Covalto Shareholders; and (v) vote all Covalto Voting Shares against any proposal, action or agreement that would reasonably be expected to result in any of the conditions set forth in Article 9 (Conditions to Obligations) of the Business Combination Agreement not being fulfilled prior to the termination date therein.

In addition, the Covalto Shareholders party to the Company Voting Agreement agreed not to transfer, directly or indirectly, any of their Covalto Voting Shares from the Closing Date until the earlier of (i) one hundred and eighty (180) days following the Closing and (ii) the date on which the Business Combination Agreement is terminated in accordance with its terms, subject to certain exceptions.

LIVB Voting Agreement

Concurrently with the execution of the Business Combination Agreement, Covalto and the Sponsor entered into the LIVB Voting Agreement, pursuant to which the Sponsor and the directors and advisors of LIVB holding LIVB Class B Ordinary Shares and their permitted transferees have agreed to, among other things, at any meeting of LIVB Shareholders at which the matters described in (iv) and (v) below are considered, (i) appear or otherwise cause LIVB securities that are held by the Sponsor or such directors or advisors of LIVB or their permitted transferees and related to which such LIVB Shareholders are entitled to vote (collectively, the “LIVB Voting Shares”) to be counted as present at such meeting for the purpose of establishing a quorum; (ii) vote or cause to be voted the LIVB Voting Shares, (iii) execute a written consent or consents if LIVB Shareholders are requested to vote their shares through the execution of an action by written consent; (iv) vote all LIVB Voting Shares in favor of the LIVB Shareholder Proposals, including the LIVB Shareholder Matters, and any other matter reasonably necessary to the consummation of the Transactions and considered and voted upon by equityholders of LIVB; and (v) vote all LIVB Voting Shares against any proposal, action or agreement that would reasonably be expected to result in any of the conditions set forth in Article 9 (Conditions to Obligations) of the Business Combination Agreement not being fulfilled prior to the termination date therein, except as contemplated by the LIVB Voting Agreement. In addition, the Sponsor and the directors and advisors of LIVB holding LIVB Class B Ordinary Shares and their permitted transferees have agreed not to transfer, directly or indirectly, any of their LIVB Voting Shares until the earlier of the Effective Time and the date on which the Business Combination Agreement is terminated in accordance with its terms, subject to certain exceptions.

The Sponsor also agreed, subject to certain exceptions, to a lock-up for a period ending on the earlier of (a) the date one (1) year following the Closing or (b) the date that is one hundred and eighty (180) days following the Closing if, prior to such date, the VWAP (as defined therein) has equaled or exceeded U.S.$12.50 for any twenty (20) trading days within any thirty (30) consecutive trading day period.

Registration Rights Agreement

The Business Combination Agreement contemplates that, at the Effective Time, each of Covalto, the Sponsor and certain Covalto Shareholders (the Sponsor and such Covalto Shareholders, collectively, the

“Shareholder Parties” and each a “Shareholder Party”) as of immediately prior to the Merger will enter into the Registration Rights Agreement, pursuant to which Covalto will agree to file a registration statement, by no later than 45 days following the Closing Date, to register the resale of the Covalto Class A Ordinary Shares, including such shares issuable upon the exercise of warrants, held by Shareholder Parties as of the Closing Date (the “Registrable Securities”). The Registration Rights Agreement provides certain Shareholder Parties with a demand right for Covalto to conduct an underwritten offering of the Registrable Securities, provided that the total offering price of all securities proposed to be sold in such offering exceeds U.S.$10 million in the aggregate and subject to certain limitations. The Registration Rights Agreement also provides Shareholder Parties certain piggyback rights with respect to underwritten public offerings conducted by Covalto.

Upon the Closing Date, Covalto, the Sponsor and certain Covalto Shareholders will enter into the Registration Rights Agreement, and the existing registration rights agreement entered into in connection with the LIVB IPO, as well as the Investors’ Rights Agreement of Covalto and the registration rights therein, will automatically terminate and be of no further force and effect as of the Closing Date. The Registration Rights Agreement will terminate on the earliest of (a) the tenth anniversary of the date of the Registration Rights Agreement, (b) any acquisition of Covalto after the Merger, as a result of which the Registrable Securities are converted into the right to receive consideration consisting solely of cash or other property other than securities listed on a national securities exchange registered under Section 6 of the Exchange Act or (c) with respect to any Shareholder Party, on the date that such Shareholder Party no longer holds any Registrable Securities.

Material U.S. Federal Income Tax Considerations (page 184) and Certain Material Mexican Tax Considerations (page 196)

For a detailed discussion of material U.S. federal income tax consequences, see “Material U.S. Federal Income Tax Considerations.”

For a description of material Mexican tax consequences of the ownership and disposition of Covalto Ordinary Shares and/or Existing Covalto Warrants, see “Certain Material Mexican Tax Considerations.”

Special Meeting of LIVB Shareholders—Redemption Rights (page 143)

Pursuant to LIVB’s existing organizational documents, we are providing LIVB Public Shareholders with the opportunity to have their LIVB Public Shares redeemed at the closing of the Merger at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of a business combination, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding Class A ordinary shares included as part of the LIVB Units sold in the LIVB IPO, subject to the limitations described in this proxy statement/prospectus. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the business combination marketing fee we will pay to the underwriter. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of September 30, 2022 of U.S.$117,493,883.36, the estimated per share redemption price would have been approximately U.S.$10.26. Public shareholders may elect to redeem their public shares even if they vote for the Business Combination Proposal and the Merger Proposal. Our existing organizational documents provide that a public shareholder, acting together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a partnership, limited partnership, syndicate, or other group for purposes of acquiring, holding, or disposing of any shares of LIVB, will be restricted from exercising this redemption right with respect to more than 15% of the public shares in the aggregate without the prior consent of LIVB. There will be no redemption rights with respect to our warrants. The Sponsor, the holder of our founder shares, has entered into the sponsor IPO letter agreement with us pursuant to which the Sponsor and its permitted transferees has agreed to waive its redemption rights with respect to its founder shares and any public shares the Sponsor may have acquired after the LIVB IPO in connection with the completion of the business combination. Permitted transferees of the Sponsor will be subject to the same obligations. The Sponsor did not receive any consideration in exchange for its waiver of its redemption rights.

Additionally, shares properly tendered for redemption will only be redeemed if the business combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the Trust Account (including interest but net of income taxes payable) in connection with the liquidation of the Trust Account or if we subsequently complete a different initial business combination on or prior to August 10, 2023, and such shares are tendered for redemption in connection with such different initial business combination.

We will pay the redemption price to any public shareholders who properly exercise their redemption rights promptly following the Closing. The Closing is subject to the satisfaction of a number of conditions. As a result, there may be a significant delay between the deadline for exercising redemption requests prior to the Special Meeting and payment of the redemption price. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the vote is taken with respect to the Business Combination Proposal.

Each redemption of public shares by our public shareholders will decrease the amount in the Trust Account, which held approximately U.S.$117,493,883.36 as of September 30, 2022. In no event will we redeem public shares in an amount that would cause our net tangible assets to be less than U.S.$5,000,001. See “Special Meeting of LIVB Shareholders—Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Appraisal Rights (page 315)

The Companies Act prescribes when LIVB Shareholder appraisal rights will be available and sets the limitations on such rights. Where such rights are available, LIVB Shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, LIVB Shareholders are still entitled to exercise the rights of redemption, as set out in the section of this proxy statement/prospectus entitled “Special Meeting of LIVB Shareholders—Redemption Rights,” and the LIVB Board is of the view that the redemption proceeds payable to LIVB Shareholders who exercise such redemption rights represents the fair value of those shares. See “Special Meeting of LIVB Shareholders—Appraisal Rights.”

Special Meeting of LIVB Shareholders—Record Date; Persons Entitled to Vote (page 141)

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned ordinary shares at the close of business on                , 2023, the record date for the Special Meeting. You are entitled to one vote for each ordinary share that you owned as of the close of business on the record date on each matter on which such shares are entitled to vote. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 11,610,000 LIVB Class A Ordinary Shares outstanding and 933,417 LIVB Class B Ordinary Shares outstanding.

Proposal One—The Business Combination Proposal (page 147)

LIVB’s shareholders are being asked to approve, by ordinary resolution, the transactions contemplated by the Business Combination Agreement, pursuant to which, among other things, among other things, Merger Sub will be merged with and into LIVB, with LIVB surviving the Merger as a direct, wholly-owned subsidiary of Covalto.

For a more detailed summary of the Business Combination Agreement and the business combination, including the background of the business combination, the LIVB Board’s reasons for the business combination and related matters, see “Proposal One—The Business Combination Proposal.” LIVB’s shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement. A copy of the Business Combination Agreement is attached as Annex A to this proxy statement/prospectus. You are urged to read carefully the Business Combination Agreement in its entirety before voting on the Business Combination Proposal.

After consideration of the factors identified and discussed under “Proposal One—The Business Combination Proposal—LIVB’s Board of Directors’ Reasons for the Merger,” the LIVB Board concluded that the business combination met all of the requirements disclosed in the prospectus for the LIVB IPO, including that the business of Covalto had a fair market value of at least 80% of the balance of the funds in the Trust Account at the time of execution of the Business Combination Agreement.

If there are insufficient votes to approve the Business Combination Proposal at the Special Meeting, the LIVB Board may submit the Adjournment Proposal for a vote.

For additional information, see “Proposal One—The Business Combination Proposal.”

Proposal Two—The Merger Proposal (page 163)

LIVB’s shareholders are being asked to approve, by special resolution, and adopt the Merger and the Plan of Merger required by the Companies Act (as revised) of the Cayman Islands. LIVB’s shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger and the Plan of Merger, a form of which is attached as Exhibit E to the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this Merger Proposal.

If there are insufficient votes to approve the Merger Proposal at the Special Meeting, the LIVB Board may submit the Adjournment Proposal for a vote.

For additional information, see “Proposal Two—The Merger Proposal.”

Proposal Three—The Adjournment Proposal (page 163)

LIVB’s shareholders are being asked to approve, by ordinary resolution, a proposal that will grant the LIVB Board authority to adjourn the Special Meeting to a later date or dates to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the Special Meeting to approve one or more proposals at the Special Meeting.

For additional information, see “Proposal Three—The Adjournment Proposal.”

Comparison of Rights of Covalto Shareholders and LIVB Shareholders (page 302)

If the Transactions are successfully completed, LIVB Shareholders will become holders of Covalto Ordinary Shares, and their rights as shareholders will be governed by the laws of the Cayman Islands and Covalto’s organizational documents, which organizational documents contain important differences from LIVB’s organizational documents. For more information, see “Comparison of Rights of Covalto Shareholders and LIVB Shareholders.”

As of the date of this proxy statement/prospectus, the LIVB Board does not know of any business to be presented at the Special Meeting other than as set forth in the notice accompanying this proxy statement/prospectus. If any other matters should properly come before the Special Meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

Emerging Growth Company Status (page 216)

Each of LIVB and Covalto is, and consequently, following the Merger, the post-Closing combined company is expected to be, an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, the post-Closing combined company is expected to be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in the post-Closing combined company’s periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find the post-Closing combined company’s securities less attractive as a result, there may be a less active trading market for the post-Closing combined company’s securities and the prices of the post-Closing combined company’s securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The post-Closing combined company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the post-Closing combined company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the post-Closing combined company’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Covalto, the post-Closing combined company, will continue to be an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) five fiscal years after Covalto has become a publicly-listed company, (b) in which Covalto has annual total gross revenue of at least U.S.$1,235,000,000, or (c) in which Covalto is deemed to be a large accelerated filer, which means the market value of Covalto’s ordinary equity that is held by non-affiliates exceeds U.S.$700 million as of the last business day of the second fiscal quarter of such fiscal year; and (ii) the date on which Covalto has issued more than U.S.$1 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Foreign Private Issuer Exemptions (page 266)

Covalto expects to be a “foreign private issuer” under SEC rules following the consummation of the Merger. Consequently, Covalto is expected to be subject to the reporting requirements under the Exchange Act applicable to foreign private issuers. As a result, Covalto will not be required to file its annual report on Form 20-F until

120 days after the end of each fiscal year and Covalto will furnish reports on Form 6-K to the SEC regarding certain information required to be publicly disclosed by Covalto in the Cayman Islands or that is distributed or required to be distributed by Covalto to its shareholders. Based on its foreign private issuer status, Covalto will not be required to (i) file periodic reports and financial statements with the SEC as frequently or as promptly as a U.S. company whose securities are registered under the Exchange Act, (ii) comply with Regulation FD, which addresses certain restrictions on the selective disclosure of material information or (iii) comply with SEC rules relating to proxy solicitation in connection with shareholder meetings and presentation of shareholder proposals. In addition, among other matters, based on its foreign private issuer status, Covalto officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Covalto Ordinary Shares.

Controlled Company Status (page 266)

Upon the consummation of the Merger, we will be a “controlled company” within the meaning of the NASDAQ corporate governance rules, because it is expected that the Co-Founders will beneficially own more than 50% of the total voting power of all issued and outstanding Covalto Shares immediately following the consummation of the Merger. Assuming all of LIVB Public Shareholders redeem their LIVB Public Shares, immediately following the Closing, the Co-Founders would control approximately 71.2% of the Company’s voting power (holding 19.8% of Covalto’s Ordinary Shares overall). As long as the Co-Founders hold at least 70.2% of Covalto’s Class B Ordinary Shares (representing 13.9% of Covalto’s Ordinary Shares overall), they would continue to control the outcome of matters submitted to shareholders for approval.

As a result, the Co-Founders will have the ability to exercise significant influence over the appointment of the directors of Covalto and the authorization of major corporate transactions. This concentration of ownership may delay or deter possible changes in control and limit the liquidity of the trading market for Covalto Shares, which may reduce the value of an investment in such shares.

Additionally, under NASDAQ corporate governance rules, a “controlled company” may elect not to comply with certain corporate governance requirements, including the requirements to:

•	have a board that includes a majority of “independent directors,” as defined under NASDAQ corporate governance rules;

•	have a nominating and corporate governance committee of the board that is comprised entirely of independent directors;

•	have a compensation committee of the board that is comprised entirely of independent directors; and

•	have director nominees selected or recommended solely by independent directors or by a nominating committee that is comprised entirely of independent directors.

We intend to rely on some of these exemptions, by not including a majority of “independent directors” as defined under NASDAQ corporate governance rules on our board, and we will be entitled to do so for as long as Covalto is considered a “controlled company.” To the extent we rely on one or more of these exemptions, holders of Covalto Shares will not have the same protections afforded to shareholders of companies that are subject to all of the NASDAQ corporate governance requirements. See “Risk Factors—Risks Related to the Business Combination, LIVB and to the post-Business Combination Company—We are a controlled company within the meaning of NASDAQ corporate governance rules and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to shareholders of companies that are subject to all such requirements” for more information.

Regulatory Matters (page 160)

The completion of the Transactions is not subject to any U.S. federal or state regulatory requirement or approval, or the regulatory requirement or approval of any other jurisdiction, other than with respect to: (i) U.S. federal securities laws, (ii) filings with the Registrar of Companies in the Cayman Islands necessary to effectuate the Merger; (iii) the authorization of the CNBV and (iv) the approval of the Mexican Federal Economic Competition Commission (Comisión Federal de Competencia Económica, or “COFECE”).

Anticipated Accounting Treatment of the Merger (page 160)

For financial reporting purposes, LIVB will be treated as the “acquired” company, and Covalto will be the accounting “acquirer.” This determination was primarily based on the assumption that Covalto’s shareholders will hold a majority of the voting power of the combined company, Covalto’s operations will substantially comprise the ongoing operations of the combined company and Covalto’s senior management will comprise the senior management of the combined company. As LIVB does not meet the definition of a “business” pursuant to IFRS 3, Business Combinations, the business combination will be accounted for as an asset acquisition. In an asset acquisition, no goodwill or other intangible assets are recorded. The value of the shares issued by Covalto to the shareholders of LIVB in excess of the fair value of net assets of LIVB will be accounted for as an expense for share listing services under IFRS 2, Share-based payment.

Proxy Solicitation (page 144)

LIVB is soliciting proxies on behalf of the LIVB Board. This solicitation is being made by mail but also may be made by telephone. LIVB and its directors, officers and employees may also solicit proxies online. LIVB will file with the SEC all scripts and other electronic communications as proxy soliciting materials. LIVB will bear the cost of the solicitation.

LIVB has hired                  to assist in the proxy solicitation process. LIVB will pay to                  a fee of U.S.$                , plus disbursements, and will indemnify                  and its affiliates against certain claims, liabilities, losses, damages and expenses.

LIVB will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. LIVB will reimburse them for their reasonable expenses.

LIVB’s management team may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Sources and Uses for the Merger (page 210)

The following table summarizes the estimated sources and uses for funding the Merger and the Transactions. These figures assume that no LIVB Public Shareholders exercise their redemption rights in connection with the Merger and the Transactions. If the actual facts are different from these assumptions, the below figures will be different.

Sources		Uses
(in millions of U.S. dollars)
Trust Account(1)	116.8	Estimated fees, issuance and other expenses(2)	15.3
Anchor Note Proceeds	30.0	Net cash to Covalto balance sheet	131.5
Total sources:	146.8	Total uses:	146.8

(1)

Cash available in the Trust Account excludes amounts in excess of U.S.$10.00 per share and estimated interest earned by the Closing Date and remaining operating cash, if any. In the case of maximum redemption, all funds in the Trust Account will be utilized to fund such redemption and there will be no remaining balance.

(2)	Represents an estimate of Transaction expenses. Actual amount may vary and may include expenses unknown at this time.

Risk Factors (page 49)

Covalto’s business and an investment in Covalto Ordinary Shares are subject to numerous risks and uncertainties, including those highlighted in the section of this proxy statement/prospectus entitled “Risk Factors.” Some of those risks include:

•

We may need additional capital to meet our debt obligations, grow our business, including our loan and lease portfolios, or develop or enhance our service offerings through additional loans or new products.

•

Our results of operations and future prospects depend on our ability to retain existing borrowers and to attract new borrowers. We face intense and increasing competition and, if we do not compete effectively, our market positioning and our operating results will be negatively impacted.

•	The deterioration of economic conditions may cause our credit party default rates to increase and may result in decreased demand for our products, either of which could harm our operational results.

•

We operate in a cyclical industry, and while we believe that the SME lending industry is experiencing a modest recovery, levels of SME lending have not reached pre-COVID-19 levels. In an economic downturn, we may not be able to grow our lending business or maintain expected levels of liquidity, or maintain historic loss rates and revenue growth. In addition, our quarterly results may fluctuate significantly and may not fully reflect the underlying performance of our business.

•

An increase in fraudulent activity could lead to reputational damage to our brand and material legal, regulatory and financial exposure (including lost principal, as well as fines and other penalties) and could reduce the use and acceptance of Covalto’s products.

•	If we are unable to manage the risks related to our loan servicing and collections obligations, our business, financial condition and results of operations could be adversely affected.

•

If we do not make accurate credit and pricing decisions or effectively forecast our loss rates or determine our allowance for credit losses, our business and financial results could be materially harmed.

•

We offer loans to SMEs, which have a limited credit performance history, and therefore we have only limited prepayment, loss and delinquency data with respect to such loans on which to base projections.

•

Our proprietary credit analysis relies in part on the use of loan applicant and borrower data and other third-party data, and if we lose the ability to use such data, or if such data contain inaccuracies, our business could be adversely affected.

•	We may not be able to manage our growth effectively, which could have a material adverse effect on our business, results of operations, financial condition and reputation.

•

We may not be successful in our efforts to promote and market our newly-launched products, including the Covalto corporate credit card and our embedded finance products, which may materially impact our profitability.

•	We rely on third party information to make our underwriting decisions.

•	If our collection efforts on delinquent loans are ineffective or unsuccessful, the performance of the loans would be adversely affected.

•	Our ownership of a Mexican banking institution subjects us to comprehensive regulation and supervision of our banking operations under applicable banking laws in Mexico.

•

Our business is subject to a wide range of complex and evolving laws and regulations, including those relating to financial technology, lending and banking, privacy, consumer protection, anti-money laundering and counter-terrorist financing, data protection and security, and failure or perceived failure to comply with such laws and regulations could harm our business, financial condition and results of operations.

•

Our compliance and risk management policies and procedures as a regulated financial services company may not be fully effective in identifying or mitigating compliance and risk exposure in all market environments or against all types of risk.

•	Changes in the Mexican banking and financial services regulatory framework may affect our results.

•	Future Mexican government restrictions on interest rates and banking fees may affect our banking operations liquidity and profitability.

•

Mexican banks are subject to strict capitalization requirements which may limit our liquidity and expose us to regulatory enforcement actions including penalties or fines if those requirements are breached.

•	Our business is highly dependent on the Mexican economy, and economic developments in Mexico may adversely affect our business and results of operations.

•	Changes in the economic or political relationship between the United States and Mexico may adversely affect Mexico’s economy and our business.

•

Our business, financial condition, results of operations and prospects may be materially adversely affected if general economic conditions in Mexico, Latin America and the United States or the global economy worsen.

•	We face risks related to deteriorating market conditions, ongoing turmoil in Mexican and global financial markets and uncertainty regarding COVID-19 relief measures.

•	The political situation in Mexico, and political instability across Latin America, could negatively affect our operating results.

•

Depreciation, volatility and exchange controls with respect to the peso, or other currencies that may be used in the countries to which we expand in the future, relative to the U.S. dollar, could adversely affect our financial condition, our ability to repay debt and other obligations and results of operations.

•	If the conditions to the Business Combination Agreement are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Merger may not occur.

•

The Merger may be required to close if the requisite LIVB Shareholder approval is obtained, even if the LIVB Board determines it is no longer in the best interest of LIVB’s shareholders. Conversely, since holders of LIVB’s founder shares will vote on the Merger, LIVB may complete the Merger even though a majority of LIVB Public Shareholders do not support such a combination.

•	Legal proceedings in connection with the Merger, the outcomes of which are uncertain, could delay or prevent the completion of the Merger.

•

LIVB or Covalto may waive one or more of the conditions to the Merger. The exercise of discretion by LIVB’s directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interests of LIVB’s shareholders.

•

The Sponsor, certain members of its board of directors and its officers have interests in the Merger that may conflict with those of other LIVB Shareholders in recommending that shareholders vote in favor of the approval of the Merger.

•	The market price and trading volume of Covalto’s securities following the consummation of the Merger may be volatile and could decline significantly following the Merger.

SELECTED HISTORICAL FINANCIAL AND OTHER DATA OF COVALTO

The following summary consolidated balance sheet and changes in equity data as of December 31, 2021 and 2020 and summary consolidated statement of operations and cash flows data for the years ended December 31, 2021 and 2020 have been derived from Covalto’s Audited Annual Financial Statements included elsewhere in this proxy statement/prospectus. The following summary consolidated balance sheet and changes in equity data as of September 30, 2022 and summary consolidated statement of operations and cash flows data for the nine months ended September 30, 2022 and 2021 have been derived from Covalto’s Unaudited Interim Financial Statements included elsewhere in this proxy statement/prospectus.

You should read the consolidated financial data below in conjunction with the information set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Covalto” and Covalto’s Audited Annual Financial Statements included elsewhere in this proxy statement/prospectus and Covalto’s Unaudited Interim Financial Statements included elsewhere in this proxy statement/prospectus. Our historical results are not necessarily indicative of the results to be expected for any other period in the future.

Consolidated Balance Sheet Data

	As of September 30, 2022	As of December 31,
		2021	2020
	(in thousands of U.S. dollars)
Assets
Cash and due from banks	25,913	6,957	12,507
Interest-bearing deposits in other banks	19,605	31,657	30,673
Other short term investments	34,671	16,082	—

Total cash and cash equivalents	80,189	54,696	43,180
Credit portfolio
Loans and finance lease portfolio	171,460	176,385	56,209
Allowance for loans losses	(8,811)	(14,815)	(4,593)

Total Loans and leases, net	162,649	161,570	51,616
Trade receivables under operating leases, net	2,322	1,810	215
Property, furniture and equipment, net	929	985	990
Equipment under operating lease, net	27,311	31,280	11,941
Intangible assets	15,289	13,709	8,271
Other assets	9,664	10,555	6,958
Deferred income tax	903	1,105	1,372
Goodwill	13,207	13,465	—
Total assets	312,463	289,175	124,543

Liabilities and equity
Liabilities
Deposits
Noninterest-bearing	6,503	4,353	—
Interest-bearing	23,509	5,721	—

Total deposits	30,012	10,074	—
Borrowings	175,510	112,637	39,930
Long-term debt	80,214	101,795	41,043
Accounts payable and accrued expenses	15,793	18,868	3,757
Other liabilities	10,238	8,376	8,180

Total liabilities	311,767	251,750	92,910

	As of September 30, 2022	As of December 31,
		2021	2020
	(in thousands of U.S. dollars)
Equity
Preferred stock	121,350	121,350	75,550
Common stock	1,252	843	614
Stock options reserve	3,329	2,579	1,581
Accumulated losses	(125,263)	(86,033)	(46,019)
Accumulated other comprehensive income (loss), net of income tax	28	(1,314)	(93)

Total equity	696	37,425	31,633

Total liabilities and equity	312,463	289,175	124,543

Consolidated Statement of Operations and Comprehensive Income Data

	For the nine months ended September 30,		For the years ended December 31,
	2022	2021	2021	2020
	(in thousands of U.S. dollars)
Interest income
Loans and leases interest income	24,624	12,347	18,595	13,268
Interest income from cash equivalents	2,361	1,017	1,479	821

Total interest income	26,985	13,364	20,074	14,089
Interest expense	23,878	13,492	19,714	12,860

Net interest margin before impairment on loans	3,107	(128)	360	1,229

Loan loss allowance	1,981	4,083	5,189	4,784
Net interest margin after impairment on loans	1,126	(4,211)	(4,829)	(3,555)
Operating income
Operating lease income, net	13,875	4,078	8,934	5,422
Fees and commissions, net	1,285	1,943	2,855	1,965
Loss in sale or restructuring of portfolio	(10,369)	(328)	(393)	(556)
Total operating income, net	5,917	1,482	6,567	3,276
Operating expenses
Depreciation and amortization	5,061	2,483	3,788	3,068
General and administrative expenses	15,719	11,115	15,954	9,315
Employee benefits expense	20,028	12,640	18,841	12,634
Stock option plan	750	550	998	762
Income (loss) on fair value of derivatives	963	(535)	(223)	(816)
Foreign exchange loss, net	598	2,142	2,283	1,941
Other non-interest income and expense, net	1,472	1,946	3,116	1,193
Total operating expenses	44,591	30,341	44,757	28,097

Loss before income taxes	(38,674)	(28,859)	(38,190)	(24,821)
Income tax expense (benefit)	556	995	1,824	(118)
Net loss	(39,230)	(29,854)	(40,014)	(24,703)
Other comprehensive loss, net of tax
Items that will not be subsequently reclassified to profit or loss:
Remeasurement loss on employee benefits	(78)	61	(64)	(466)
Items that may be reclassified subsequently to profit or loss
Fair value gain/(loss) arising on hedging instruments	294	44	(46)	—
Foreign currency translation adjustment	1,126	(596)	(1,111)	238

Total comprehensive loss, net of income tax	(37,888)	(30,345)	(41,235)	(24,931)

Consolidated Statement of Changes in Equity Data

	Common stock	Preferred stock	Stock options reserve	Accumulated losses	Accumulated other comprehensive income	Total equity
	(in thousands of U.S. dollars)
Balance at January 1, 2021	614	75,550	1,581	(46,019)	(93)	31,633
Capital contributions	—	25,109	—	—	—	25,109
Stock options shares exercised	165	—	—	—	—	165
Stock compensation expense	—		550	—	—	550
Net loss	—	—	—	(29,854)	—	(29,854)
Other comprehensive gain, net of income tax	—	—	—	—	(491)	(491)
Balance at September 30, 2021	779	100,659	2,131	(75,873)	(584)	27,112

Balance at January 1, 2022	843	121,350	2,579	(86,033)	(1,314)	37,425
Capital contributions	—	—	—	—	—	—
Stock options shares exercised	409	—	—	—	—	409
Stock compensation expense	—	—	750	—	—	750
Net loss	—	—	—	(39,230)	—	(39,230)
Other comprehensive loss, net of income tax	—	—	—	—	1,342	1,342

Balance at September 30, 2022	1,252	121,350	3,329	(125,263)	28	696

Consolidated Cash Flows Data

	For the nine months ended September 30,		For the years ended December 31
	2022	2021	2021	2020
	(in thousands of U.S. dollars)
Cash flows from operating activities:
Loss before income tax	(38,674)	(28,859)	(38,190)	(24,821)
Adjustments to reconcile loss before tax to net cash flows
Depreciation of equipment under operating lease	2,815	1,147	1,926	1,594
Depreciation of property, furniture and equipment	626	284	383	315
Amortization of intangible assets	1,305	820	1,095	647
Provision for credit losses	1,981	4,083	5,189	4,784
Stock compensation expense	750	550	998	762
Interest paid	14,797	7,913	4,060	2,877

Others, net	3,726	(77)	618	355

	(12,674)	(14,139)	(23,921)	(13,487)
Changes in operating assets and liabilities:
Loans and lease portfolio	(2,104)	(95,496)	(117,920)	3,723
Deposits	19,696	7,566	10,193	—
Accounts payable	(3,358)	10,619	15,397	1,176
Payments of income tax	(337)	(1,187)	(4,079)	(1,827)

Others, net	896	(1,768)	(4,989)	(1,495)

Net cash flows used in operating activities	2,119	(94,405)	(125,319)	(11,910)
Cash flows from investing activities
Acquisition and sales of equipment under operating lease, net	392	(2,673)	(21,886)	(3,797)
Acquisition and sales of property, furniture and equipment, net	(204)	(275)	(313)	(610)
Purchase of businesses, net of cash acquired	—	(13,733)	(15,299)	—
Purchase of intangible assets	(1,351)	(5,016)	(6,833)	(6,172)

Net cash flows used in investing activities	(1,163)	(21,697)	(44,331)	(10,579)
Cash flows from financing activities
Interest paid	(14,797)	(7,913)	(4,060)	(204)
Repayment of borrowings	(52,955)	(38,553)	(28,988)	(10,569)
Additions of borrowings	90,590	108,901	170,403	23,132
Capital contributions	409	56,280	46,029	17,003
Payments for liabilities related to right of use assets	(451)	(496)	(812)	(659)

Net cash flows provided by financing activities	22,796	118,219	182,572	28,703

Net increase in cash and cash equivalents	23,752	2,117	12,922	6,214
Net foreign exchange difference	1,741	(1,812)	(1,406)	1,545
Cash and cash equivalents at beginning of year	54,696	43,180	43,180	35,421

Cash and cash equivalents at end of year	80,189	43,485	54,696	43,180

Reconciliation of liabilities arising from financing activities (in thousands of U.S. dollars)

	As of December 31, 2020		Additions		Payments		foreign exchange difference		As of December 31, 2021
Borrowings	U.S.$	80,973	U.S.$	170,403	U.S.$	(33,048)	U.S.$	(3,896)	U.S.$	214,432

Leases	U.S.$	2,326	U.S.$	561	U.S.$	(812)	U.S.$	(56)	U.S.$	2,019

Other Financial Data

We regularly review the following key metrics to evaluate our business, measure our performance, identify trends in our business, prepare financial projections and make strategic decisions.

	For the nine months ended September 30,		For the year ended December 31,
	2022	2021	2021	2020
	(in thousands of U.S. dollars)
Adjusted Total Revenue	45,911	21,816	34,552	23,273
Adjusted Gross Profit	19,218	7,177	12,912	8,819
Risk-Adjusted Gross Profit	17,237	3,094	7,723	4,035
Adjusted EBITDA	(22,611)	(22,942)	(28,224)	(19,150)

We define: (i) Adjusted Total Revenue as total interest income plus fees and commissions operating lease income, net and amortization of deferred transaction cost, origination; (ii) Adjusted Gross Profit as Adjusted Total Revenue less interest expense and depreciation on leased equipment; (iii) Risk-Adjusted Gross Profit as Adjusted Gross Profit less loan loss allowance; and (iv) Adjusted EBITDA as net loss for the year plus income tax expense (benefit), corporate debt interest expense, depreciation and amortization, depreciation on leased equipment, stock option plan vesting, exchange loss, net loss (gain) from derivatives, transaction-related expenses and other losses.

Each of Adjusted Total Revenue, Adjusted Gross Profit, Risk-Adjusted Gross Profit and Adjusted EBITDA is a non-IFRS financial measure. However, we believe that each of these measures provides useful supplemental information to investors about us and our results. These measures are among the measures used by our management team to evaluate our financial and operating performance and make day-to-day financial and operating decisions. In addition, these measures are frequently used by securities analysts, investors and other parties to evaluate companies in the banking and fintech industries. We also believe that these measures are helpful to investors because they provide additional information about trends in our gross top line growth across all products, in the case of Adjusted Total Revenue; in our top line and funding performance, in the case of Adjusted Gross Profit; in our top line and risk performance, in the case of Risk-Adjusted Gross Profit; and in our core operating performance, in the case of Adjusted EBITDA, prior to considering the impact of capital structure, depreciation, amortization, and taxation on our results.

None of Adjusted Total Revenue, Adjusted Gross Profit, Risk-Adjusted Gross Profit or Adjusted EBITDA should be considered in isolation or as a substitute for other measures of financial performance reported in accordance with IFRS. Other companies may calculate one or more such measures differently, limiting their usefulness as comparative measures. In addition, these measures have limitations as analytical tools as noted below.

Adjusted Total Revenue, Adjusted Gross Profit and Risk-Adjusted Gross Profit have limitations as analytical tools, including:

•	Adjusted Total Revenue does not reflect interest expense from lines of credit and funding used to originate loans and leases;

•	Adjusted Total Revenue does not include deferred origination related costs;

•	Adjusted Total Revenue considers gross fees and commissions, which are not interest-related;

•	Adjusted Total Revenue considers net operating lease income, which includes charge-offs of operating lease income; and

•	Adjusted Gross Profit and Risk-Adjusted Gross Profit do not reflect gain/(expense) from exchange fluctuations.

Adjusted EBITDA has limitations as an analytical tool, including:

•	not reflecting changes in, including cash requirements for, our working capital needs or contractual commitments;

•	not reflecting our financial expenses, or the cash requirements to service interest or principal payments on our corporate indebtedness, or interest income or other financial income;

•	not reflecting non-recurring and/or transaction specific expenses and losses, as we look to portray a proxy for run-rate EBITDA;

•	not reflecting other transaction specific expenses or losses;

•

although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will need to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for these replacements; and

•	although stock-based compensation is a non-cash charge, Adjusted EBITDA does not consider the potentially dilutive impact of stock-based compensation.

We compensate for the inherent limitations associated with using Adjusted EBITDA through disclosure of these limitations, presentation of our consolidated financial statements in accordance with IFRS and reconciliation of Adjusted EBITDA to the most directly comparable IFRS measure, net income.

The following table provides a reconciliation of our Net Income (Loss) to Adjusted EBITDA:

	For the nine months ended September 30,		For the year ended December 31,
	2022	2021	2021	2020
	(in thousands of U.S. dollars)
Net income (loss)	(39,230)	(29,854)	(40,014)	(24,703)

Add (deduct):
Income tax expense / (benefit)	556	995	1,824	(118)

Loss before income tax	(38,674)	(28,859)	(38,190)	(24,821)

Corporate debt interest expense(1)	1,820	2	1,264	—
Depreciation and amortization	1,155	1,270	1,862	1,474
Depreciation on leased equipment	2,815	1,147	1,926	1,594
Stock option plan vesting	750	550	998	762
Exchange loss / (gain)	598	2,142	2,283	1,941
Net loss / (gain) from derivatives	963	(535)	(223)	(816)
Transaction-related expenses and other losses(2)	9,962	1,341	1,856	716

Adjusted EBITDA (unaudited)	(20,611)	(22,942)	(28,224)	(19,150)

(1)	Corporate debt interest expense primarily includes convertible notes issued by Covalto Ltd. to Victory Park Capital and financial indebtedness incurred by Covalto from Blue Like an Orange.
(2)	Transaction-related expenses and other losses in 2022 include: U.S.$7.4 million related to the sale of Banco

Finterra’s legacy non-performing loan portfolio, which is recorded under the Loss in sale or restructuring portfolio caption in the Statements of Operations and Comprehensive Income and Loss, U.S.$0.5 million related to the SPAC process, U.S.$0.1 related to the Transactions and U.S.$2.0 million related to company restructuring process. Transaction-related expenses and other losses in 2021 include: U.S.$1.2 million related to the preparation of Banco Covalto’s financial statements under IFRS, U.S.$0.1 million related to Covalto’s acquisition of the Credito Real portfolio, U.S.$0.1 million related to the Transactions and U.S.$0.4 million related to the Bank Acquisition. Transaction-related expenses and other losses in 2020 include: U.S.$0.7 million related to the Bank Acquisition.

The following table provides a reconciliation of our Total Interest Income to Adjusted Total Revenue and Adjusted Gross Profit and Risk-Adjusted Gross Profit:

	For the nine months ended September 30,		For the year ended December 31,
	2022	2021	2021	2020
	(in thousands of U.S. dollars)
Total interest income	26,985	13,364	20,074	14,089

Add (deduct):
Fees and commissions	4,168	2,476	3,200	2,521

Operating lease income, net	14,120	4,078	8,934	5,422

Amortization of deferred transaction cost, origination	638	1,574	2,344	1,241
Adjusted Total Revenue (unaudited)	45,911	21,816	34,552	23,273
Interest expense	(23,878)	(13,492)	(19,714)	(12,860)
Depreciation on leased equipment	(2,815)	(1,147)	(1,926)	(1,594)
Adjusted Gross Profit (unaudited)	19,218	7,177	12,912	8,819

Loan loss allowance	(1,981)	(4,083)	(5,189)	(4,784)

Risk-Adjusted Gross Profit (unaudited)	17,237	3,094	7,723	4,035

Key Operating Metrics

The following key operating metrics as of December 31, 2021 and 2020 and for the years ended December 31, 2021 and 2020 have been derived from Covalto’s Audited Annual Financial Statements included elsewhere in this proxy statement/prospectus. The following key operating metrics as of September 30, 2022 and for the nine months ended September 30, 2022 have been derived from Covalto’s Unaudited Interim Financial Statements included elsewhere in this proxy statement/prospectus.

You should read the consolidated financial data below in conjunction with the selected title “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Covalto,” Covalto’s Audited Annual Financial Statements included elsewhere in this proxy statement/prospectus and Covalto’s Unaudited Interim Financial Statements included elsewhere in this proxy statement/prospectus. Our historical results are not necessarily indicative of the results to be expected for any other period in the future.

	As of September 30,	Increase (Decrease)		As of December 31,		Increase (Decrease)
	2022	U.S.$ Change	% Change	2021	2020	U.S.$ Change	% Change
Loan Origination	(In thousands of U.S. dollars, except percentages)
Business loans	179,300	44,783	33%	134,517	21,086	113,431	538%
Business leases	9,968	(17,057)	(63)%	27,025	5,187	21,839	421%

Total	189,268	27,726	17%	161,542	26,272	135,269	515%
Portfolio-Form IFRS Balance Sheet
Loan portfolio	161,214	(9,739)	(6)%	170,953	52,311	118,642	227%
Business leases portfolio, composed of:
lease portfolio	8,891	5,058	132%	3,832	1,457	2,375	163%
Trade receivables under operating leases	2,322	512	28%	1,810	215	1,595	743%
Equipment under operating lease, net	27,311	(3,969)	(13)%	31,280	11,941	19,339	162%

Total business leases portfolio	38,524	1,602	4%	36,922	13,613	23,309	171%

Total	199,738	(8,137)	(5)%	207,875	65,924	141,951	215%

Loan Origination

Total loan origination reached U.S.$189.3 million for the nine months ended September 30, 2022, an increase of U.S.$74.5 million, or 65%, from the nine months ended September 30, 2021. This increase was driven by our organic origination growth, including the integration of the bank and its origination capacity, as well as the launch of new products like our trade finance and factoring products.

Total loan origination reached U.S.$161.5 million for the year ended December 31, 2021, an increase of U.S.$135.3 million, or 515%, from the year ended December 31, 2020. This increase was mainly driven by the Bank Acquisition as well as by the launch of our trade finance product.

	For the nine months ended September 30,	For the year ended December 31,
	2022	2021	2020
Variable Rate Loans
Fixed Rate	85.9%	80.5%	100.0%
Variable Rate	14.1%	19.5%	—

We only originate variable-rate loans as part of the legacy business of Banco Covalto; however, as fixed-rate loans are the predominant product, the total weight of variable-rate loans as a percentage of the total portfolio has been decreasing. The Bank Acquisition was completed in 2021 and, accordingly, there were no variable rate loans for 2020.

	For the nine months ended September 30,	For the year ended December 31,
	2022	2021	2020
Average interest rates (based on outstanding loans)
Business loans	17.4%	16.9%	26.1%
Leases	20.3%	19.4%	22.8%

The average interest rates for business loans decreased starting 2021, driven by the acquisition and integration of the Banco Finterra’s portfolio to Covalto and the fact that Banco Finterra originated loans with rates up to 10 percentage points below Covalto’s traditional loans. As we have migrated our banking business to Banco Covalto, new pricing and origination strategies have been put in place, and average interest rates have gradually increased during 2022 compared to the year ended December 31, 2021. The average interest rates for leases have been consistent throughout the periods.

Total Portfolio—Outstanding Receivable Balance

Our total portfolio—Outstanding receivable balance as of September 30, 2022 was U.S.$199.7 million, a decrease of U.S.$8.1 million, or 4%, from December 31, 2021. This decrease was mainly driven by the sale of the legacy non-performing loan portfolio in June 2022, offset by a significant increase in organic loan origination, enhanced by the addition of Banco Covalto as an originator.

Our total portfolio—Outstanding receivable balance as of December 31, 2021 was U.S.$207.9 million, an increase of U.S.$142.0 million, or 215%, from December 31, 2020. This increase was mainly driven by the Bank Acquisition and third-party leasing portfolio acquisitions.

The following table shows data for industry concentrations and exposure for our loan products at the dates and for the periods indicated:

	For the nine months ended September 30,	For the year ended December 31,
	2022	2021	2020
Industry
Agriculture, breeding, fishing, hunting and forestry	58.4%	56.6%	62.5%
Hospitality, restaurant and catering	17.4%	23.2%	30.9%
Retail	13.6%	10.5%	—
Wholesale	6.1%	2.8%	2.0%
Chemicals	1.4%	0.6%	—
Construction	1.8%	0.1%	—
Maintenance and repair services	1.3%	1.8%	—
Other	—	4.5%	4.6%

Historically we have had a large concentration of SME clients dedicated to the agriculture, breeding, fishing, hunting, and forestry industry (based on INEGI’s sector segmentation), which is aligned with our funding through FIRA. However, as we have grown our product offering, we have diversified our client base and the industries covered by them. The largest increase comes from retailers, followed by chemical and construction-focused SMEs. For our retail clients in particular, our trade finance product is relevant as it provides them the capacity to finance their accounts receivables and manage cash flows. Construction has also seen a considerable increase in industry representation, driven mainly by our leasing product which enables SMEs to lease heavy machinery required for their operations.

Non-Performing Loan Ratio

Our non-performing loan ratio decreased from 13.3% on December 31, 2021 to 2.6% on September 30, 2022, mainly as a result of the sale of the Banco Finterra legacy portfolio, which had a non-performing loan ratio of 21.2% as of December 31, 2021.

Our non-performing loan ratio increased from 6.7% on December 31, 2020 to 13.3% on December 31, 2021, mainly as a result of the incorporation of the Banco Finterra legacy portfolio in the Bank Acquisition, which had a non-performing loan ratio of 21.2% as of December 31, 2021.

The following table shows a breakdown by product type for the loans classified as non-performing, at the dates and for the periods indicated:

	As of September 30,			As of December 31,
	2022	U.S.$ Change (December 31, 2021 to September 30, 2022)	% Change (December 31, 2021 to September 30, 2022)	2021	2020	U.S.$ Change (December 31, 2020 to December 31, 2021)	% Change (December 31, 2020 to December 31, 2021)
	(in thousands of U.S. dollars, except percentages)
Non-performing loans (90+ days delinquent)
Business loans	4,193	(18,482)	(82)%	22,675	3,529	19,146	543%
Business leases	2,204	1,410	178%	794	1,104	(310)	(28)%
Total	6,397	(17,072)	(73)%	23,469	4,633	18,836	407%

	For the nine months ended September 30,	For the year ended December 31,
	2022	2021	2020
NPL Ratio
Business loans	2.6%	13.3%	6.7%
Business leases	5.8%	2.2%	8.1%
Total	3.2%	11.3%	7.0%

Our consolidated non-performing loan (“NPL”) ratio decreased significantly as of September 30, 2022 as compared to December 31, 2021 driven by our business loans, particularly by the sale of Banco Finterra’s (now Banco Covalto) legacy non-performing loan portfolio as well as a portion of Credijusto’s non-performing portfolio of U.S.$23.6 million in June 2022. The legacy non-performing loan portfolio was acquired as part of the Bank Acquisition in 2021. This legacy NPL portfolio also accounts for most of the increase in total NPLs and NPL ratio in 2021 as compared to 2020. The sale of such portfolio was an intrinsic part of our business plan to bolster our financial position once we consolidated the bank. On our other products, we experienced the opposite result as NPL ratios increased. For our trade finance product, the increase comes from a small sample of non-performing loans. For leases, we had a double impact on NPL ratio, we had five large individual contracts that have crossed the 90 days threshold and we had two large contracts prepaid which reduced the total portfolio balance and gave more significance to the non-performing portion.

SELECTED HISTORICAL FINANCIAL DATA OF LIVB

The following tables set forth a summary of our historical consolidated financial data as of, and for the periods ended on, the dates indicated. The selected historical statements of operations data of LIVB for the period from February 11, 2021 (inception) through December 31, 2021 and the historical balance sheet data as of December 31, 2021, are derived from LIVB’s audited financial statements included elsewhere in this proxy statement/prospectus. The selected historical statements of operations data of LIVB for the quarterly periods ended September 30, 2022 and September 30, 2021, and the historical balance sheet data as of September 30, 2022 and September 30, 2021, are also derived from LIVB’s unaudited financial statements included elsewhere in this proxy statement/prospectus. The results of operations for the nine months ended September 30, 2022, are not indicative of the results to be expected for the full fiscal year ending December 31, 2022.

LIVB’s historical results are not necessarily indicative of the results that may be expected in the future. You should read the following selected historical financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of LIVB” and LIVB’s financial statements and related notes included elsewhere in this proxy statement/prospectus.

	Nine Months Ended September 30, 2022	For the Period from February 11, 2021 (Inception) Through September 30, 2021	For the Period from February 11, 2021 (Inception) Through December 31, 2021
	(in thousands of U.S. dollars)
Statement of Operations Data:
Total expenses	(2,671)	(7)	(11)
Other income	706	—	—
Net loss	(1,965)	(7)	(11)
Basic and diluted net loss per share, Class A ordinary shares subject to possible redemption	(0.16)	—	—
Basic and diluted net loss per share, Non-redeemable ordinary shares	(0.16)	(0.01)	(0.01)
Statement of Cash Flows Data:
Net cash used in operating activities	(526)	—	—
Net cash used in investing activities	(116,790)	—	—
Net cash provided (used in) by financing activities	117,319	—	(1)
Balance Sheet Data:
Total assets	117,765	520	1,003
Total liabilities	5,874	233	451
Total redeemable ordinary shares	117,494	—	—
Total shareholders’ equity (deficit)	(5,603)	287	552

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information is being provided to aid you in your analysis of the financial aspects of the Merger.

The unaudited pro forma condensed combined statement of financial position as of September 30, 2022 gives pro forma effect to the Business Combination, as described and defined below, as if it had been consummated as of that date. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2022 and for the twelve months ended December 31, 2021 give pro forma effect to the Merger and Covalto’s acquisition of Finterra as if such transactions had occurred as of January 1, 2021. This information should be read together with Covalto’s Audited Annual Financial Statements, Covalto’s Unaudited Interim Financial Statements and LIVB’s respective financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Covalto,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of LIVB” and other financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of financial position as of September 30, 2022 has been prepared using the following:

•	The Company’s historical unaudited condensed consolidated statement of financial position as of September 30, 2022, as included elsewhere in this proxy statement/prospectus.

•	LIVB’s historical unaudited condensed balance sheet as of September 30, 2022, as included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined statement of operations for the nine months ended September 30, 2022 has been prepared using the following:

•	The Company’s historical unaudited condensed consolidated interim statement of operations for the nine months ended September 30, 2022, as included elsewhere in this proxy statement/prospectus.

•	LIVB’s historical unaudited condensed statement of operations for the nine months ended September 30, 2022, as included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined statement of operations for the 12 months ended December 31, 2021 has been prepared using the following:

•	The Company’s historical consolidated statement of operations for the twelve months ended December 31, 2021, as included elsewhere in this proxy statement/prospectus.

•	LIVB’s historical unaudited condensed statement of operations for the twelve months ended March 31, 2022.

•	Finterra’s historical unaudited condensed statement of operations for the five months ended May 31, 2021.

Covalto’s Audited Annual Financial Statements and Covalto’s Unaudited Interim Financial Statements have been prepared in accordance with IFRS as issued by the IASB and in its presentation currency of U.S. dollars. The historical financial statements of LIVB have been prepared in accordance with U.S. GAAP in its presentation currency of U.S. dollars. The historical financial information of LIVB has been adjusted to give effect to the differences between U.S. GAAP and IFRS for the purposes of the unaudited pro forma condensed combined financial information (see below). Banco Finterra’s Audited Financial Statements have been prepared in accordance with IFRS as issued by the IASB in its presentation currency of pesos and has been adjusted to convert the presentation currency to U.S. dollars for the purposes of the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2022

(In thousands of U.S. dollars, except for share and per share data)

			Scenario 1—Assuming no redemptions			Scenario 2—Assuming maximum redemptions
	Covalto Historical As of September 30, 2022	LIV Capital Historical As of September 30, 2022	Transaction Accounting Adjustments	Footnote reference	Pro Forma Combined	Transaction Accounting Adjustments	Footnote reference	Pro Forma Combined
	(in thousands of U.S. dollars)
ASSETS
Cash and cash equivalents	25,913	4	102,812	(1)(4)	128,729	(119,184)	(3)	9,545
Interest bearing deposits in other banks	19,605	—	—		19,605	—		19,605
Other short-term investments	34,671	—	—		34,671	—		34,671
Loans and finance lease portfolio	171,460	—	—		171,460	—		171,460
Allowance for expected credit losses	(8,811)	—	—		(8,811)	—		(8,811)

Total Loans and leases, net	162,649	—	—		162,649	—		162,649

Trade receivables under operating leases, net	2,322	—	—		2,322	—		2,322
Property, furniture and equipment, net	929	—	—		929	—		929
Equipment under operating lease, net	27,311	—	—		27,311	—		27,311
Intangible assets	15,289	—	—		15,289	—		15,289
Deferred income tax asset	903	—	—		903	—		903
Other assets	9,664	266	—		9,930	—		9,930
Goodwill	13,207	—	—		13,207	—		13,207
Marketable securities held in Trust Account	—	117,494	(117,494)	(1)	—	—		—

Total assets	312,463	117,764	(14,682)		415,545	(119,184)		296,361

LIABILITIES AND EQUITY
Liability
Accrued expenses	—	2,415	—		2,415	—		2,415
Accrued offering costs	—	92	—		92	—		92
Borrowings:
Non-interest-bearing	6,503	3,367	—		9,870	—		9,870
Interest-bearing	23,509	—	—		23,509	—		23,509
Total deposits	30,012	3,367	—		33,379	—		33,379
Short-term borrowings	175,510	—	(59,800)	(7)	115,710	—		115,710
Long-term debt	80,214	—	—		80,214	—		80,214

			Scenario 1—Assuming no redemptions				Scenario 2—Assuming maximum redemptions
	Covalto Historical As of September 30, 2022	LIV Capital Historical As of September 30, 2022	Transaction Accounting Adjustments	Footnote reference		Pro Forma Combined	Transaction Accounting Adjustments	Footnote reference	Pro Forma Combined
	(in thousands of U.S. dollars)
Accounts payable and accrued expenses	15,793	—	—			15,793	—		15,793
Other liabilities	10,238	119,184	(98,865)	(2	)(5)(9)(10)	30,557	—		30,557

Total liabilities	311,767	125,058	(158,665)			278,160	—		278,160

Equity
Preferred stock	121,350	—	(121,350)	(8)		—	—		—
Common stock	1,252	—	266,096	(2)(4)(5)(7)(8)(9)		267,348	(86,183)	(3)(6)	181,165
Stock options reserve	3,329	—	—			3,329	—		3,329
Accumulated losses	(125,263)	(7,294)	(763)	(4)(10)		(133,320)	(33,001)	(6)	(166,321)
Accumulated other comprehensive income, net of income tax	28	—	—			28	—		28

Total equity	696	(7,294)	143,983			137,385	(119,184)		18,201

Total liabilities and equity	312,463	117,764	(14,682)			415,545	(119,184)		296,361

Unaudited Pro Forma Condensed Combined Statement of Operations

For The Nine Months Ended September 30, 2022

			Scenario 1—Assuming no redemptions			Scenario 2—Assuming maximum redemptions
	Covalto Historical For the nine months ended September 30, 2022	LIV Capital Historical For the nine months ended September 30, 2022	Transaction Accounting Adjustments	Footnote reference	Pro Forma Combined	Transaction Accounting Adjustments	Footnote reference		Pro Forma Combined
	(in thousands of U.S. dollars)
Interest income:
Loans and leases interest income	24,624	—	—		24,624				24,624
Interest income from cash equivalents	2,361	—	—		2,361				2,361

Total interest income	26,985	—	—		26,985				26,985

Interest expense	23,878	—	—		23,878				23,878

Total interest expense	23,878	—	—		23,878				23,878

Net interest margin before impairment on loans	3,107	—	—		3,107				3,107

Loan loss allowance	1,981	—	—		1,981				1,981

Net interest (loss) income after provision for credit losses	1,126	—	—		1,126				1,126

Operating lease income, net	13,875	—	—		13,875				13,875
Fees and commissions net	1,285	—	—		1,285				1,285
Loss in sale or restructuring of Portfolio	(10,369)	—	—		(10,369)				(10,369)

Total operating income, net	5,917	—	—		5,917				5,917

Non-interest expense:
Depreciation leased equipment	5,061	—	—		5,061				5,061
General and administrative expenses	15,719	—	2,741	(A) (C)	18,460				18,460
Employee benefits expense	20,028	—	—		20,028				20,028
Stock option plan vesting expense	750	—	—		750				750
Gains on derivatives	963	—	—		963	1,127	(E	)	2,090
Foreign exchange loss, net	598	—	—		598				598

			Scenario 1—Assuming no redemptions				Scenario 2—Assuming maximum redemptions
	Covalto Historical For the nine months ended September 30, 2022	LIV Capital Historical For the nine months ended September 30, 2022	Transaction Accounting Adjustments	Footnote reference		Pro Forma Combined	Transaction Accounting Adjustments	Footnote reference	Pro Forma Combined
	(in thousands of U.S. dollars)
Other operating (income) expense, net	1,126	—	(2)	(A)		1,470			1,470

Total non-interest expense	44,591	—	2,739			47,330	1,127		48,457

Operating and formation costs	—	2,671	(2,671)	(A	)	—			—
Loss from operations	—	(2,671)	2,671			—			—
Other income:
Change in fair value of over-allotment option liability	—	2	2	(A	)	4			4
Interest earned on marketable securities held in Trust Account	—	704	(704)	(B	)	—			—

Total other income	—	706	(702)			4			4

Loss before taxes	(38,674)	(1,965)	(770)			(41,409)	(1,127)		(42,536)

Income tax expense (benefit)	556	—	21	(D	)	577			577

Net Loss	(39,230)	(1,965)	(791)			(41,986)	(1,127)		(43,113)

Other comprehensive loss, net of tax
Items that will not be subsequently reclassified to profit or loss :
Remeasurement loss on employee benefits	78	—	—			78			78

Items that may be reclassified subsequently to profit or loss:
Fair value gain/(loss) arising on hedging instruments	294	—	—			294			294
Foreign currency translation adjustment	970	—	—			970			970

Total comprehensive loss, net of income tax	(37,888)	(1,965)	(791)			(40,644)	(1,127)		(41,771)

Weighted average shares outstanding of ordinary shareholders	6,938,617	9,703,846	—			59,109,892			47,659,892
Basic and diluted net income (loss) per share	(5.46)	(0.16)	—			(0.69)			(0.88)

Unaudited Pro Forma Condensed Combined Statement of Operations

For The Year Ended December 31, 2021

					Scenario 1—Assuming no redemptions			Scenario 2—Assuming maximum redemptions
	Finterra Historical From January 1 to May 31, 2021	Covalto Historical For the year ended December 31, 2021	Covalto + Finterra Pro forma For the year ended December 31, 2021	LIV Capital Historical For the twelve months ended March 31, 2022	Transaction Accounting Adjustments	Footnote reference	Pro Forma Combined	Transaction Accounting Adjustments	Footnote reference	Pro Forma Combined
	(in thousands of U.S. dollars)
Interest income:
Loans and leases interest income	3,659	18,595	22,254	—	—		22,254	—		22,254
Interest income from cash equivalents	—	1,479	1,479	—	—		1,479	—		1,479

Total interest income	3,659	20,074	23,733	—	—		23,733	—		23,733

Interest expense	2,338	19,714	22,052	—	—		22,052	—		22,052

Total interest expense	2,338	19,714	22,052	—	—		22,052	—		22,052

Net interest margin before impairment on loans	1,321	360	1,681	—	—		1,681	—		1,681

Loan loss allowance	731	5,189	5,920	—	—		5,920	—		5,920

Net interest (loss) income after provision for credit losses	590	(4,829)	(4,239)	—	—		(4,239)	—		(4,239)

Operating lease income, net		8,934	8,934	—	—		8,934	—		8,934
Fees and commissions net	307	2,855	3,162	—	—		3,162	—		3,162
Loss in sale or restructuring of Portfolio	—	(393)	(393)	—	—		(393)	—		(393)

Total operating income, net	897	6,567	7,464	—	—		7,464	—		7,464

					Scenario 1—Assuming no redemptions			Scenario 2—Assuming maximum redemptions
	Finterra Historical From January 1 to May 31, 2021	Covalto Historical For the year ended December 31, 2021	Covalto + Finterra Pro forma For the year ended December 31, 2021	LIV Capital Historical For the twelve months ended March 31, 2022	Transaction Accounting Adjustments	Footnote reference	Pro Forma Combined	Transaction Accounting Adjustments	Footnote reference	Pro Forma Combined
	(in thousands of U.S. dollars)
Non-interest expense:
Depreciation leased equipment	84	3,788	3,872	—	—		3,872	—		3,872
General and administrative expenses	437	15,954	16,391	—	2,011	(A)(C)(E)	18,402	33,001	(D)	51,403
Employee benefits expense	1,933	18,841	20,774	—	—		20,774	—		20,774
Stock option plan vesting expense	—	998	998	—	—		998	—		998
Gains on derivatives	—	(223)	(223)	—	—		(223)	—		(223)
Foreign exchange loss, net	—	2,283	2,283	—	—		2,283	—		2,283
Other operating (income) expense, net	1,247	3,116	4,363	—	(2)	(A)	4,361	—		4,361

Total non-interest expense	3,701	44,757	48,458	—	(2,010)		50,468	33,001		83,469

Operating and formation costs	—	—	—	82	(82)	(A)	—	—		—
Loss from operations	—	—	—	(82)	82		—	—		—
Other income:
Change in fair value of over-allotment option liability	—	—	—	2	2	(A)	4	—		4
Interest earned on marketable securities held in Trust Account	—	—	—	60	(60)	(B)	—	—		—

					Scenario 1—Assuming no redemptions			Scenario 2—Assuming maximum redemptions
	Finterra Historical From January 1 to May 31, 2021	Covalto Historical For the year ended December 31, 2021	Covalto + Finterra Pro forma For the year ended December 31, 2021	LIV Capital Historical For the twelve months ended March 31, 2022	Transaction Accounting Adjustments	Footnote reference	Pro Forma Combined	Transaction Accounting Adjustments	Footnote reference	Pro Forma Combined
	(in thousands of U.S. dollars)

Total other income	—	—	—	62	(58)		4	—		4
Loss before taxes	(2,804)	(38,190)	(40,994)	(20)	(1,986)		(43,000)	(33,001)		(76,001)

Income tax expense (benefit)	(776)	1,824	1,048	—	(12)	(F)	1,036	—		1,036

Net Loss	(2,028)	(40,014)	(42,042)	(20)	(1,974)		(44,036)	(33,001)		(77,037)

Other comprehensive loss, net of tax
Items that will not be subsequently reclassified to profit or loss :
Remeasurement loss on employee benefits	—	(64)	(64)	—			(64)	—		(64)

Items that may be reclassified subsequently to profit or loss:
Fair value gain/(loss) arising on hedging instruments	—	(46)	(46)	—			(46)	—		(46)
Foreign currency translation adjustment	—	(1,111)	(1,111)	—			(1,111)	—		(1,111)

Total comprehensive loss, net of income tax	(2,028)	(41,235)	(43,263)	(20)	(1,974)		(45,257)	(33,001)		(78,258)

Weighted average shares outstanding of ordinary shareholders	—	6,826,064	6,153,333	—			55,747,770	—		44,297,770
Basic and diluted net income (loss) per share	—	(6.04)	(0.00)	—			(0.81)	—		(1.77)

Notes To Unaudited Pro Forma Condensed Combined Financial Information

Description of the Pre-closing of Covalto, the Business Combination, the conversion of Covalto Mandatorily Convertible Notes, Other Investments and Acquisition of Finterra

On August 17, 2022, Covalto, LIVB and Covalto Merger Sub entered into the Business Combination Agreement. Pursuant to the Business Combination Agreement, among other things, (1) Covalto will undertake certain pre-closing capital restructuring activities, (2) Covalto Merger Sub will merge with and into LIVB with LIVB being the surviving corporation in the Merger and a wholly-owned subsidiary of Covalto following the Merger and (3) the Mandatorily Convertible Notes issued by Covalto shall be converted to Covalto Class A Ordinary Shares. For more information about the transaction, see “Proposal One—The Business Combination Proposal.” A copy of the Business Combination Agreement is attached to this proxy statement/prospectus.

Pre-closing Capital Restructuring of Covalto

Prior to the closing of the Merger, Covalto will carry out a capital restructuring as follows:

•	Each outstanding Covalto Ordinary Share shall be re-designated as Covalto Class A Ordinary Share, and Covalto will authorize a new class of Class B ordinary shares, par value U.S.$0.0001 per share.

•

The Covalto Co-Founders will execute a share exchange with Covalto pursuant to which each Covalto Class A Ordinary Share held by the Covalto Co-Founders shall be exchanged for one Covalto Class B Ordinary Share.

•	Each Covalto Preferred Share shall be converted into one Covalto Class A Ordinary Share.

•	Certain outstanding Covalto warrants shall be converted into Covalto Class A Ordinary Shares.

•

Outstanding and unexercised Covalto options will be converted to options to purchase Covalto Class A Ordinary Shares (except with respect to Covalto Options held by the Covalto Co-Founders, which will be converted into options to purchase Covalto Class B Ordinary Shares).

•

Concurrently with the closing, the Company shall issue to the holders of Covalto Class A Ordinary Shares and Covalto Class B Ordinary Shares a number of Covalto Class A Ordinary Shares and Class B Ordinary Shares such that the number of Covalto Class A Ordinary Shares outstanding with respect to existing Covalto equityholders is 52,500,000, minus shares issuable pursuant to the conversion of the Mandatorily Convertible Notes and other outstanding convertible indebtedness and outstanding options of Covalto.

Business Combination

As a result of the Merger between LIVB and Merger Sub, as contemplated by the Business Combination Agreement, LIVB will become a direct wholly-owned subsidiary of Covalto.

Mandatorily Convertible Notes Conversion

Covalto obtained investments from certain investors in a private placement of mandatorily convertible notes (the “Mandatorily Convertible Notes”). Immediately following, and after giving effect to the consummation of the Merger, the unpaid principal and accrued interest on each Mandatorily Convertible Note will convert into Covalto Class A Ordinary Shares.

Acquisition of Banco Finterra

On June 10, 2021, Covalto acquired Banco Finterra for total consideration of U.S.$30,462,000.

Basis of Presentation

The adjustments presented on the pro forma combined financial statements have been identified and presented to provide an understanding of the combined company upon consummation of the Merger and the acquisition of Finterra for illustrative purposes.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). The historical financial information has been adjusted to reflect the pro forma adjustments that are directly attributable to the pre-closing transactions, the Merger, the Other Investments and the Bank Acquisition.

Covalto has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

The following pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. There were no preexisting relationships between Covalto and LIVB or Covalto and Banco Finterra prior to the Merger and the Bank Acquisition, respectively. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma condensed combined financial information has been prepared assuming two alternative scenarios regarding redemption of Union shares into cash:

•

Scenario 1—Assuming no redemptions for cash: This presentation assumes that no LIVB Shareholders exercise redemption rights with respect to their LIVB Ordinary Shares upon consummation of the Merger; and;

•

Scenario 2—Assuming full redemptions of LIVB Ordinary Shares for cash: This presentation assumes that LIVB Shareholders exercise their redemption rights with respect to all redeemable shares upon consummation of the Merger. The Business Combination Agreement does not contemplate a minimum balance of cash held to be maintained either in or outside of the trust account, including the aggregate amount of any proceeds from additional investors, after giving effect to the payments to redeeming shareholders of LIVB. Scenario 2 includes all adjustments contained in Scenario 1 and presents additional adjustments to reflect the effect of the full redemptions.

The pro forma adjustments do not have an income tax effect as they are either (i) incurred by legal entities that are not subject to a corporate income tax, or (ii) permanently nondeductible or nontaxable based on the laws of the relevant jurisdiction.

Historical financial statements and currency translation

Covalto’s Audited Annual Financial Statements are presented in U.S. dollars and are derived from Covalto’s Audited Annual Financial Statements prepared in accordance with IFRS included elsewhere herein.

LIVB’s historical financial statements as of March 31, 2022 and for the twelve-month period then ended were prepared in accordance with U.S. GAAP and presented in U.S. dollars.

Banco Finterra’s historical financial statements for the five-month period ended as of May 31, 2021 were prepared in accordance with U.S. GAAP and presented in pesos. All data related to Banco Finterra’s statement of operations for the five-month period ended May 31, 2021 and the related pro forma adjustments to thereon are translated into U.S. dollars at an exchange rate of 20.3345 pesos per one U.S. dollar, which was the average peso/U.S. dollar exchange rate for the five-month period ended May 31, 2022.

Accounting for the Merger and Acquisition of Banco Finterra

The Merger will be accounted for as an asset acquisition in accordance with IFRS. Under this method of accounting, the acquisition of LIVB will be treated as an acquisition of a group of assets and liabilities for financial reporting purposes, and Covalto will be the accounting acquirer. This determination was primarily based on the assumption that Covalto’s shareholders will hold a majority of the voting power of the combined company, Covalto’s operations will substantially comprise the ongoing operations of the combined company, and Covalto’s senior management will comprise the senior management of the combined company. However, LIVB does not meet the definition of a “business” pursuant to IFRS 3, Business Combinations, and thus, for accounting purposes, the Merger will be accounted for as a capital reorganization. The net assets of LIVB will be stated at historical cost, with no goodwill or other intangible assets recorded. The cost of the shares issued by Covalto, which represents the fair value of the shares Covalto issued to shareholders of LIVB, in excess of the net assets of LIVB will be accounted for as stock-based compensation under IFRS 2, Share-based payment.

The acquisition of Banco Finterra was accounted for as a business combination under IFRS 3, Business Combinations.

GAAP to IFRS conversion of LIVB’s Balance Sheets as of September 30, 2022

	Historical U.S. GAAP balances	Conversion	Footnote reference	After conversion
	(in U.S. dollars)
ASSETS
Cash	3,998	—		3,998
Other receivable	206,170	—		206,170
Total current assets	210,168	—		210,168
Deferred offering cost	—	—		—
Non-current prepaid expenses	60,417	—		60,417
Marketable securities held in Trust Account	117,493,883	—		117,493,883

Total assets	117,764,468	—		117,764,468

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accrued expenses	2,415,039	—		2,415,039
Accrued offering costs	92,457	—		92,457
Promissory notes, purchase of related party interest	3,158,835			3,158,835
Promissory note - related party	207,500	—		207,500
Other liabilities	—	119,184,383	(1)(2)	119,184,383

Total liabilities	5,873,831	119,184,393		125,058,214

Commitments and Contingencies (Note 6)
Class A ordinary shares subject to possible redemption 11,450,000 and no shares at redemption value as of September 30, 2022 and December 31, 2021, respectively	117,493,883	(117,493,883)	(1)	—

	Historical U.S. GAAP balances	Conversion	Footnote reference	After conversion
	(U.S. dollars in thousands)
Shareholders’ equity
Preference shares, U.S.$0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—		—
Class A ordinary shares, U.S.$0.0001 par value; 500,000,000 shares authorized; 160,000 and 100,000 issued and outstanding (excluding 11,450,000 and no shares subject to possible redemption) as of September 30, 2022 and December 31, 2021, respectively	16	—		16
Class B ordinary shares, U.S.$0.0001 par value; 50,000,000 shares authorized; 933,417 and 2,875,000 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	95	—		95
Additional paid-in capital		(95)	(2)	(95)
Accumulated deficit	(5,603,357)	(1,690,405)	(2)	(7,293,762)

Total shareholders’ equity	(5,603,246)	(1,690,500)		(7,293,746)

Total liabilities and shareholders’ equity	117,764,468	—		117,764,468

(1)

To reclassify and present redeemable ordinary shares of LIVB as other liabilities under IFRS, as shareholders have the right to require LIVB to redeem the ordinary shares and LIVB has an irrevocable obligation to deliver cash or another financial instrument for such redemption.

(2)

To reclassify and present warrants as other liabilities under IFRS, as the warrant agreement contemplates alternative settlements that do not involve the exchange of a fixed amount of cash or another financial asset for a fixed number of the LIVB’s own equity instruments. The estimated impact of the change in fair value related to the warrants on pro forma earnings is reflected in (E) below.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2022

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

(1)	To reflect the release of cash from marketable securities held in the trust account.

(2)

To reclassify U.S.$119,184 of other liabilities related to LIVB redeemable shares subject to redemption to permanent equity at the closing of the Merger assuming no redemptions for cash as per scenario 1.

(3)

To reflect the withdrawal of funds from the cash from marketable securities held in the trust account to fund the redemption of all redeemable shares outstanding of Covalto Class A Ordinary Shares as per full redemptions contemplated in scenario 2.

(4)

To reflect the estimated payment of an aggregate of U.S.$14.6 million in direct and incremental transaction costs related to the issuance of Covalto shares that is comprised of (i) legal fees of U.S.$4.3 million, (ii) professional fees paid to investment advisors incurred of U.S.$5.1 million and (iii) other professional advisor fees of U.S.$3.3 million, as well as listing expenses of U.S.$1.9 million that are not direct and incremental transaction costs, which are to be expended.

(5)

To reflect U.S.$25,000 related to the financial liability recognized in connection with contingent earnout shares placed in escrow and issuable to LIVB sponsors and Covalto shareholders if certain conditions are met.

(6)

The Merger is accounted for under IFRS 2. The difference in the fair value of equity instruments issued by Covalto to LIVB Shareholders over the fair value of identifiable net assets of LIVB represents a share-based payment of services related to the listing of Covalto equity and is accounted for as a share-based payment in accordance with IFRS 2. The cost of the service is estimated as follows:

		Scenario 1	Scenario 2
		(in U.S. dollars)
Fair value of Covalto	<A>	525,000,000	525,000,000
Equity interest in Covalto that will be issued to shareholders of LIVB	<B>	20.33%	5.14%
Cost of shares issued by Covalto	<A>x<B>	106,724,777	26,992,184
Less: LIVB net assets (liabilities) as of September 30, 2022		111,890,637	(7,293,746)
Dilution of LIVB shareholders from contingent earn-out shares		5,082,132	1,285,342
Share-based payment for listing expense		—	33,000,588

(7)

To reflect the conversion of Mandatorily Convertible Notes and convertible notes held by Victory Park Capital into 10,555,427 Covalto Class A Ordinary Shares. A corresponding increase in Covalto Shares (at the nominal share value of U.S.$10 per share), is reflected, with the remainder captured in Additional Paid-in Capital.

(8)	To reflect the conversion of each Covalto Preferred Share into one Covalto Class A Ordinary Share.

(9)	To reflect the conversion of each Covalto Warrant into one Covalto Class A Ordinary Share, amounting to U.S.$3,554.

(10)	To recognize the decrease of U.S.$1,127 in the fair value related to LIVB’s warrants during the period

A summary of the common stock transaction adjustments reflected in (2), (3), (4), (5), (6), (7), (8) and (9) is as follows:

	Reference	Scenario 1	Scenario 2
		(in thousands of U.S. dollars)
Reclassification of redeemable share liability to permanent equity	(2)	119,184	—
Scenario 2 redemption all redeemable shares	(3)	—	(119,184)
Estimated Transaction costs related to the issuance of Covalto shares	(4)	(12,792)	—
Contingent earn out shares	(5)	(25,000)	—
Share-based payment of services related to the listing of Covalto equity	(6)	—	33,001
Conversion of Mandatorily Convertible Notes	(7)	59,800	—
Conversion of preferred shares	(8)	121,350	—
Conversion of Covalto warrants	(9)	3,554	—

Total transaction adjustment		266,096	(86,183)

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Nine Months Ended September 30, 2022

(A)

To reflect the reclassification adjustment to align LIVB’s historical statement of operations with the presentation of Covalto’s statement of profit or loss and other comprehensive income, resulting in the reclassification from Operating and formation costs to general and administrative expenses for U.S.$2,671, and a reclassification from Change in fair value of over-allotment option liability to Other operating expense (income), net for U.S.$2.

(B)	To reflect the elimination of interest income on marketable securities held in the trust account.

(C)	To reflect additional amortization expense related to intangible assets recognized in connection with the Bank Acquisition, for an amount of U.S.$70.

(D)	To recognize the deferred tax effect at 30% related to additional amortization expense recognized in connection with the Bank Acquisition.

(E)	To recognize the decrease of U.S.$1,127 in the fair value related to LIVB’s warrants during the period.

(F)	The reconciliation of pro forma weighted average shares outstanding for basic loss per share is as follows:

	Footnote reference	Pro Forma Weighted Average Shares
		Scenario 1	Scenario 2
Weighted average common shares outstanding (as per Covalto’s Unaudited Interim Financial Statements)		6,938,617	6,938,617
Conversion of Covalto warrants	(9)	2,352,026	2,352,026
Conversion of preferred shares	(8)	19,386,097	19,386,097
Conversion of mandatorily redeemable notes	(7)	8,881,015	8,881,015

Subtotal		37,557,755	37,557,755
Effect of stock true-up ratio of 1:1.1885		7,079,637	7,079,637
Issuance of shares to SPAC shareholders	(6)	14,472,500	3,022,500

Pro forma weighted average shares outstanding		59,109,892	47,659,892

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2021

(A)

To reflect the reclassification adjustment to align LIVB’s historical statement of operations with the presentation of Covalto’s statement of profit or loss and other comprehensive income, resulting in the reclassification from Operating and formation costs to general and administrative expenses for U.S.$82, and a reclassification from Change in fair value of over-allotment option liability to Other operating expense (income), net for U.S.$2.

(B)	To reflect the elimination of interest income on marketable securities held in the trust account.

(C)

To reflect U.S.$1,890 of legal and professional fees that will be paid as of the Closing of the Merger that are not direct and incremental due to the issuance of Covalto shares and not accrued for in the consolidated statement of profit or loss and other comprehensive income of Covalto and the statements of operations of LIVB.

(D)	To reflect the share-based payment for Covalto equity listing expense as detailed in item (6) of the pro forma balance sheet adjustments above.

(E)	To reflect additional amortization expense related to intangible assets recognized in connection with the Bank Acquisition, for an amount of U.S.$39.

(F)	To recognize the deferred tax effect at 30% related to additional amortization expense recognized in connection with the Bank Acquisition.

(G)	The reconciliation of pro forma weighted average shares outstanding for basic loss per share is as follows:

	Footnote reference	Pro Forma Weighted Average Shares
		Scenario 1	Scenario 2
Weighted average common shares outstanding (as per Covalto’s Audited Annual Financial Statements)		6,826,064	6,826,064
Conversion of Covalto warrants	(9)	2,352,026	2,352,026
Conversion of preferred shares	(8)	16,669,772	16,669,772
Conversion of mandatorily redeemable notes	(7)	8,881,015	8,881,015

Subtotal		34,728,877	34,728,877
Effect of stock true-up ratio of 1:1.1885		6,546,393	6,546,393
Issuance of shares to SPAC shareholders	(6)	14,472,500	3,022,500

Pro forma weighted average shares outstanding		55,747,770	44,297,770

RISK FACTORS

In addition to the other information contained in this proxy statement/prospectus, including the matters addressed under “Cautionary Statement Regarding Forward-Looking Statements; Market, Ranking and Other Industry Data,” you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. Certain factors may have a material adverse effect on our business, financial conditions and results of operations. The risks and uncertainties described below disclose both material and other risks and uncertainties, and are not intended to be exhaustive and are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe to be immaterial also may materially adversely affect our business, financial condition, results of operations and cash flows in future periods or are not identified because they are generally common to businesses. If any of these risks occurs, our business, financial condition, results of operations and future prospects could be materially and adversely affected. In that event, the trading price of Covalto Class A Ordinary Shares following the Merger could decline, and you could lose part or all of your investment.

Unless otherwise noted or the context otherwise requires, all references in this section to the “Company,” “Covalto,” “we,” “us” or “our” refer to the business of Covalto Ltd. and its subsidiaries prior to the consummation of the Merger, which will continue to be the business of Covalto and its subsidiaries following the consummation of the Merger, when it will become a public company.

Risks Related to the Operation of Covalto’s Business

We may need additional capital to meet our debt obligations, grow our business, including our loan and lease portfolios, or develop or enhance our service offerings through additional loans or new products.

If we are unable to generate sufficient cash flow in the future to meet debt obligations or other commitments, we may be required to adopt one or more alternatives, such as refinancing or restructuring indebtedness, selling material assets or operations, or seeking to raise additional debt or equity capital. If we need to refinance all or part of our indebtedness at or before maturity, there can be no assurance that we will be able to do so, on commercially reasonable terms or at all. In addition, covenants under our financing agreements and regulatory requirements with respect to bank entities in Mexico may limit the amount of indebtedness we are able to incur. In particular, Mexican regulation requires that Banco Covalto shall at all times maintain a minimum total net capital ratio (índice de capitalización) of 10.5% (including a capital conservation buffer), or 8.00% (subject to corrective measures).

If we are not able to meet our debt obligations or other commitments in the future for any reason, our creditors could seek to enforce remedies against us, including actions to put us into bankruptcy proceedings or receivership, any of which could have a material adverse effect on our business, financial condition, results of operations and prospects. Additionally, Mexican regulators could impose corrective measures in the event we do not comply with the requisite capitalization ratios.

We may also require additional cash resources to finance our ongoing operations and growth initiatives, including potential investments and acquisitions, as well as refinance or assume new indebtedness. If these resources are insufficient to satisfy our cash requirements, we may seek to issue additional equity or debt securities, or obtain additional credit facilities. If we raise additional capital through the issuance of equity or debt securities, those securities may have rights, preferences, or privileges senior to the rights of our Covalto Class A Ordinary Shares. If we raise additional capital through equity, our existing stockholders may experience dilution. The incurrence of additional indebtedness would result in increased debt service obligations and could require us to agree to operating and financing covenants that would further restrict our operations, potentially on terms more restrictive than our existing debt instruments. Our ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties, including investors’ perception of, and demand for, securities of financial services companies, conditions in the capital markets in which we may seek to raise funds, our future results of operations and financial condition, the terms of our credit facilities and general economic and political conditions, including those in Mexico. Financing may not be available in amounts or on terms acceptable to us, or at all, and could limit our ability to grow our business and develop or enhance our service offerings to respond to market demand or competitive challenges.

Our results of operations and future prospects depend on our ability to retain existing borrowers and to attract new borrowers. We face intense and increasing competition and, if we do not compete effectively, our market positioning and our operating results will be negatively impacted.

We operate in a rapidly changing and highly competitive industry, and our results of operations and future prospects depend on, among other things, the continued growth of our customer base; our ability to monetize our customer base; our ability to acquire borrowers at a lower cost; and our ability to increase the overall value to us of each of our customers while they remain on our platform.

We expect competition, both from traditional banks and non-bank “fintech” financial institutions, to increase, as there are few substantial barriers to entry to the markets we serve. Some of our current and potential competitors are larger institutions with longer operating histories and significantly greater financial, technical, marketing and other resources, and a larger customer base than Covalto. This may allow them to potentially offer more competitive pricing, more varied product terms and features, a broader range of financial products and services, or a better customer experience. In particular, we compete with traditional banks for many of the services we offer. Like those banks, we are subject to the same compliance and regulatory costs and requirements in Mexico as imposed by the CNBV, and the Mexican Central Bank (Banco de México) but we have fewer resources to address them. In addition to established enterprises, we may also face competition from early-stage companies attempting to capitalize on the same, or similar, opportunities as we are. When new competitors seek to enter our markets, or when existing market participants seek to increase their market share, these competitors sometimes undercut, or otherwise exert pressure on, the pricing terms prevalent in that market, which could adversely affect our market share, our margins, or our ability to capitalize on new market opportunities.

Our existing or future competitors may develop products, services, or internal processes that are similar to ours and that achieve greater market acceptance than ours. This could attract new customers away from our services and reduce our market share in the future. One of our competitive advantages is that of the information on which we rely to make underwriting decisions is derived from e-invoice and digital tax data of our customer that we obtain, with customer consent, from the tax records of the customer as filed with the SAT (Servicio de Administración Tributaria). With customer consent, our competitors can access this SAT data as well, and potentially use it to similar effect as we have been able to which, historically, has given Covalto a competitive advantage in risk management.

We currently compete at multiple levels with a variety of competitors that operate in Mexico and elsewhere in Latin America, including: (i) traditional banks that offer SME loans and other financial business products and services, including lending, trade finance, embedded finance, and leasing platforms, as well as traditional banking services including checking and savings accounts; fintech companies that offer similar services; (ii) other credit card issuers that may compete with our newly-released Covalto business credit card; and (iii) other technology platforms that provide SaaS and data services to SMEs, including digital credit, financial health and sales monitoring services.

We believe that our ability to compete depends upon many factors both within and beyond our control, including, among others, the following: the size, diversity and activity levels of our customer base; our ability to introduce successful new products or services; the timing and market acceptance of products and services, including developments and enhancements to those products and services, offered by us and our competitors; the quality of our customer service and support efforts; sales and marketing efforts; the ease of use, performance, price and reliability of solutions developed either by us or our competitors; changes in economic conditions, regulatory and policy developments in Mexico and elsewhere in Latin America; our ability to successfully consummate and integrate acquisitions; our ability to successfully enhance our technology; our ability to successfully execute on our business plans; general credit markets conditions and their impact on our liquidity and ability to access funding; the ongoing impact of the COVID-19 pandemic and related developments on the lending and financial services markets we serve; and our brand strength relative to our competitors in Mexico and elsewhere in Latin America.

Our current and future business prospects demand that we act to meet these competitive challenges but, in doing so, our revenues and results of operations could be adversely affected in the short term by making the necessary expenditures to respond to these market conditions. Competitive pressures could also result in us reducing the interest rates on the loans and extensions of credit that we originate, incurring higher customer acquisition costs, thereby making it more difficult for us to grow our loan originations in both number of loans and volume for new as well as existing customers. All of the foregoing factors and events could adversely affect our business, financial condition, results of operations, cash flows and future prospects.

The deterioration of economic conditions may cause our credit party default rates to increase and may result in decreased demand for our products, either of which could harm our operational results.

Uncertainty and negative trends in general economic conditions in Mexico, the United States, and elsewhere in Latin America, including significant tightening of credit markets, historically have created a difficult environment for companies in the financial services industry. Many factors, including those that are beyond our control, may result in higher default rates by our customers and decline in the demand for our products by potential and existing customers, and may have a detrimental impact on our operating performance and liquidity. These factors include, among others, general economic conditions, disruptions in the credit markets, changes in unemployment rates, the level of consumer and business confidence, changes in consumer spending, as well as events such as natural disasters, public health crises, such as the COVID-19 pandemic, acts of war, terrorism and other catastrophes or adverse events.

Our lending activities may be particularly negatively impacted by worsening economic conditions that place financial stress on our customers resulting in loan defaults or charge-offs at a higher-than-expected rate. If a loan charges off while Covalto still owns the asset, the loan enters a collections process or may be sold to a third-party collection agency at a significant discount. In either case, we will nearly always receive less than the full outstanding interest on and principal balance of the loan. Declining economic conditions may also lead to either decreased demand for our loans or demand for a higher yield on our loans, and consequently lower prices, from institutional investors on whom we rely for liquidity.

There can be no assurance that economic conditions will remain favorable for our business or that interest in purchasing our loans by financial institutions will remain at current levels, or that default rates by our customers will not increase. Reduced demand or lower prices for our products from institutional investors and increased default rates by our customers may limit our access to capital, including various equity and debt instruments, and may negatively impact our profitability.

We operate in a cyclical industry, and while we believe that the SME lending industry is experiencing a modest recovery, levels of SME lending have not reached pre-COVID-19 levels. In an economic downturn, we may not be able to grow our lending business or maintain expected levels of liquidity, or maintain historic loss rates and revenue growth. In addition, our quarterly results may fluctuate significantly and may not fully reflect the underlying performance of our business.

The timing, severity, and duration of an economic downturn can have a significant negative impact on our ability to generate adequate revenue and to absorb expected and unexpected losses. For example, in making a decision whether to extend credit to a new or existing customer, or determine appropriate pricing for a loan, our decision strategies rely on robust data collection, including from third-party sources such as credit reporting agencies, and proprietary scoring models. An economic downturn could place financial stress on our customers, potentially impacting our ability to make accurate credit assessments or lending decisions, as well as our customers’ willingness to use our products. Our ability to adapt in a manner that balances future revenue production and loss management will be tested in a downturn. The longevity and severity of a downturn will also place pressure on our warehouse lenders, whole loan purchasers and investors in our securitization trusts. Long-term market disruptions could negatively impact the market for factoring and other products that we are currently scaling. Furthermore, while some of our debt financing agreements contain committed terms, there can be no assurance that our financing arrangements will remain available or fully available to us through any particular business cycle or be renewed on the same terms. The timing and extent of a downturn may also require us to change, postpone or cancel our strategic initiatives or growth plans to pursue shorter-term sustainability. The longer and more severe an economic downturn, the greater the potential adverse impact on us, which could be material.

An increase in fraudulent activity could lead to reputational damage to our brand and material legal, regulatory and financial exposure (including lost principal, as well as fines and other penalties) and could reduce the use and acceptance of Covalto’s products.

Financial institutions similar to Covalto, as well as our customers, colleagues, regulators, embedded finance partners and other third parties, have experienced a significant increase in fraudulent activity in recent years and will likely continue to be the target of increasingly sophisticated attempts at fraudulent activity in the future. Covalto and its employees may be particular targets, as a result of the media attention generated by the recent announcement of the Business Combination Agreement with LIVB.

We develop and maintain systems and processes aimed at detecting and preventing fraudulent activity, which require significant investment, maintenance and ongoing monitoring and updating as technologies and regulatory requirements change, and as efforts to overcome security and anti-fraud measures become more sophisticated. Despite our efforts, the possibility of fraudulent or other malicious activities and human error or malfeasance cannot be eliminated entirely, and will evolve as new and emerging technology is deployed, including the increasing use of personal mobile and computing devices that are outside of our network and control environments. Risks associated with each of these include theft of funds and other monetary loss, the effects of which could be compounded if not detected quickly. Indeed, fraudulent activity may not be detected until well after it occurs and the severity and potential impact may not be fully known for a substantial period of time after it has been discovered.

Fraudulent activity and other actual or perceived failures to maintain a product’s integrity or security has led to increased regulatory scrutiny and may lead to regulatory investigations and intervention, increased litigation (including class action litigation), remediation, fines and response costs, negative assessments of us and our subsidiaries by regulators and rating agencies, reputational and financial damage to our brand, and reduced usage of our products and services, all of which could have a material adverse impact on our business.

Fraudulent activity, whether successful or not, could impair our ability to realize the full value of our loans. In particular, fraudulent activity may cause us to lose principal amounts that we have extended to borrowers and impair our ability to recover on our loans.

Successful fraudulent activity and other related incidents related to the actual or perceived failures to maintain the integrity of our processes and controls could negatively affect us, including harming the market perception of the effectiveness of our security measures or harming the reputation of the financial system in general, which could result in reduced use of our products and services. Such events could also result in legislation and additional regulatory requirements. Although we maintain insurance, there can be no assurance that liabilities or losses we may incur will be covered under such policies or that the amount of insurance will be adequate.

High profile fraudulent activity within the financial services industry also could negatively impact our brand and reputation. In addition, significant increases in fraudulent activity could lead to regulatory intervention, which could increase our costs and also negatively impact our brand and reputation. Further, if there is any increase in fraudulent activity that increases the need for human intervention in screening application data, the level of automation on our network could decline and negatively affect our unit economics. If we are unable to manage these risks, our business, financial condition and results of operations could be adversely affected.

If we are unable to manage the risks related to our loan servicing and collections obligations, our business, financial condition and results of operations could be adversely affected.

Although the majority, by loan volume, of loans extended by Covalto are secured by collateral or guaranteed by third parties that, according to our underwriting process, are deemed to be sufficiently creditworthy, certain of our loans are not secured, guaranteed or insured by any third party or backed by any governmental authority. As a result, we are limited in our ability to collect on such loans if a borrower is unwilling or unable to repay them.

We have an in-house legal team that pursues collections with respect to substantially all loans we service that are more than defaulted in accordance with our collections policy. In some cases, we may outsource our collection duties and obligations to third-party collection agencies. If any such collections do not perform as expected, or if our or third party, collection agents act unprofessionally and otherwise harm the user experience for borrowers of loan extended by Covalto, our brand and reputation could be harmed and our ability to attract potential borrowers to our platform could be negatively impacted.

In addition, loan servicing is an intensely regulated activity. Errors in our servicing activities, or failures to comply with our servicing obligations, could affect our internal and external reporting of the loans that we service, give rise to losses of principal amounts extended on our loans, adversely affect our business and reputation and expose us to liability from borrowers, partners or investors in our loan funding programs. In addition, the laws and regulations governing lending activities are subject to change. Because we charge our loan holders a fixed percentage servicing fee based on the outstanding balance of loans serviced, if we fail to efficiently service such loans in the aggregate, and the costs incurred exceed the servicing fee charged, then our results of operations could be adversely affected.

If we do not make accurate credit and pricing decisions or effectively forecast our loss rates or determine our allowance for credit losses, our business and financial results could be materially harmed.

In making a decision whether to extend credit to prospective or existing customers, we rely upon data to determine credit exposure and loan pricing, as well as our debt servicing capacity. If the decision components or analytics are either unstable, biased, or missing key pieces of information, the wrong decisions will be made, which will negatively affect our financial results. In particular, much of the information on which we rely to make underwriting decisions is derived from e-invoice and digital tax data, some of which is self-reported by our customers and may contain inaccuracies. If our credit decisioning strategy fails to adequately predict the creditworthiness of our customers, including a failure to predict a customer’s true credit risk profile and ability to repay their loan, this could result in higher than expected credit losses which in turn would impact the fair value of our loans. Additionally, if any portion of the information pertaining to the prospective customer is false, inaccurate or incomplete, and our systems did not detect such falsities, inaccuracies or incompleteness, or any or all of the other components of our credit decision process fails, we may experience higher than forecasted losses—including losses attributed to fraud. Furthermore, we rely on credit reporting agencies to obtain credit reports and other information to make underwriting and pricing decisions. If one of these third parties experiences an outage or other business disruption, our ability to accurately evaluate potential customers will be compromised, and we may be unable to effectively predict credit losses inherent in our loan portfolio, which would negatively impact our results of operations, which could be material.

Additionally, if we make errors in the development, validation, or implementation of any of the underwriting models or tools that we use for the loans securing our warehouse facilities, or those included in securitization transactions or whole loan sales, such loans may experience higher delinquencies and losses, which would in turn may trigger certain covenants in our various financing arrangements, and may negatively impact our potential to secure future financings.

We offer loans to SMEs, which have a limited credit performance history, and therefore we have only limited prepayment, loss and delinquency data with respect to such loans on which to base projections.

The performance of the loans we offer is significantly dependent on the ability of the credit decisioning, income validation, and scoring models we use to originate such loans, which include a variety of factors, to effectively evaluate an applicant’s credit profile and likelihood of default. Despite recession-readiness planning and stress forecasting, there is no assurance that our credit criteria can accurately predict loan performance under economic conditions such as a prolonged down-cycle or recession, or political and social conditions such as governmental responses to various crises, such as the COVID-19 pandemic. If our criteria do not accurately reflect credit risk on the loans, or if these unfavorable economic conditions arise, loss rates may unexpectedly increase, which could materially adversely impact on our business, operating results, financial condition and prospects.

Our proprietary credit analysis relies in part on the use of loan applicant and borrower data and other third-party data, and if we lose the ability to use such data, or if such data contain inaccuracies, our business could be adversely affected.

Our underwriting process relies on our proprietary data lake which, in turn, relies on a wide variety of data sources, including data collected from applicants and borrowers, e-invoice and digital tax data, commercial and credit bureau data, partner data, census data and the payment performance of borrowers over time. If we are unable to access and use any of the foregoing data, or our access to such data is limited, our ability to accurately evaluate potential borrowers, detect fraud and verify applicant data would be compromised. Any of the foregoing could negatively impact the accuracy of our pricing decisions, the degree of automation in our loan application process and the volume of loans facilitated on our platform.

Third-party data sources on which we rely include the e-invoice and digital tax data available through the SAT. Such data is electronically obtained and used to approve and price applicants, as well as to verify the accuracy of applicant-reported information. Data that we receive about applications or borrowers from national credit bureaus and other consumer reporting agencies, as well as other information that we receive from third parties, may inaccurately reflect the applicant or borrower’s creditworthiness for a variety of reasons, including inaccurate reporting by creditors to the credit bureaus, errors, staleness or incompleteness. For example, loan applicants’ credit scores may not reflect such applicants’ actual creditworthiness because the credit scores may be based on outdated, incomplete or inaccurate consumer reporting data. Similarly, e-invoice and digital tax data taken from the SAT may also be based on incomplete or inaccurate data reported by the potential customer.

Further, we cannot guarantee the accuracy of applicant information. Our fraud model relies in part on data we receive from a number of third-party verification vendors, access to national biometric databases, data collected and cross checked from applicants, and our experience gained through monitoring the performance of borrowers over time. Information provided by borrowers may be incomplete, inaccurate or intentionally false. Applicants may also misrepresent their intentions for the use of loan proceeds. We may not always be able to verify or confirm any statements by applicants as to how loan proceeds are to be used after loan funding. If an applicant supplied false, misleading or inaccurate information and our fraud detection processes do not flag the application, repayments on the corresponding loan may be lower, in some cases significantly lower, than expected, leading to losses for the bank partner or investor.

In addition, if third party data used to train and improve our underwriting process or models is inaccurate, or access to such third-party data is limited or becomes unavailable to us, our ability to continue to improve our underwriting process would be adversely affected. Any of the foregoing could result in sub-optimally and inefficiently priced loans, incorrect approvals or denials of loans, or higher than expected loan losses, which in turn could adversely affect our ability to attract new customers and partners to our platform which would adversely affect our business, financial condition and results of operations.

We may not be able to manage our growth effectively, which could have a material adverse effect on our business, results of operations, financial condition and reputation.

Over the last several years, we have experienced rapid growth in our business and number of employees, and we expect to continue to experience growth in the future. This rapid growth has placed, and may continue to place, significant demands on our management, processes, systems and operational, technological and financial resources.

Our ability to manage our growth effectively, integrate new employees and technologies into our existing business and attract new customers and maintain relationships with existing customers will require us to continue to retain, attract, train, motivate and manage employees and expand our operational, technological and financial infrastructure. Continued growth could strain our ability to develop and improve our operational, technological, financial and management controls, reporting systems and procedures, recruit, train and retain highly skilled personnel and maintain customers’ satisfaction.

We cannot guarantee that we estimate correctly the costs and risks associated with our expansion, either qualitatively or quantitatively, or that our current systems, procedures, business processes and management controls will be sufficient to support the expansion of our operations going forward, including expansion into new countries and new market segments. Our failure to successfully manage our expansion process, or to maintain or increase our historical growth levels, could negatively affect our business, financial condition and results of operations.

We may not be successful in our efforts to promote and market our newly-launched products, including the Covalto corporate credit card and our embedded finance products, which may materially impact our profitability.

Revenue growth for our new products, including the Covalto corporate credit card and our embedded finance products, is dependent on increasing the number of customers who use these products, as well as the frequency and quantity of usage. We have been investing in a number of new product initiatives to attract new customers and capture a greater share of our existing and target customers’ total spending and borrowings. There can be no assurance that our investments in these products will be effective. Further, developing our service offerings, marketing our corporate credit card, marketing receivables finance products and cultivating embedded finance relationships, and forming new partnerships, could have higher costs than anticipated, and could adversely impact our results or dilute our brand. In addition, many of our competitors, including fintech companies and banks that operate in Mexico, have higher marketing expenditures, which could inhibit our ability to compete for brand recognition and market share of our products. Any failure to execute our funding strategy for new products could have a negative impact on our business, operating results and financial condition.

We rely on third party information to make our underwriting decisions.

The information on which we rely to make underwriting decisions is derived from third-party sources, including unique e-invoice and digital tax data to which we access, with customer consent, through the tax records of the customer filed with the SAT. If a change in law or regulation in Mexico, or the other jurisdictions in which we may operate in the future, were to prevent or delay our access to e-invoice and digital tax data, or to limit the information that businesses in those jurisdictions are required to report, that would limit our ability to make effective underwriting decisions, which would have a material adverse effect on our business, financial condition and results of operations.

In addition, although our proprietary underwriting process takes into account several sources of information, we cannot verify the accuracy of all of the third party data upon which we rely. For example, prospective customers may from time-to-time report imprecise or inaccurate information to tax authorities. Any imprecise or inaccurate third party data on which we rely could result in inaccurate underwriting decisions, which in the aggregate, could adversely affect our business.

If our collection efforts on delinquent loans are ineffective or unsuccessful, the performance of the loans would be adversely affected.

As of September 30, 2022, our non-performing loans represented 4.2% of our loan portfolio. Our ability to collect on loans is dependent on the continuing financial stability of each of our customers, and consequently, collections can be adversely affected by a number of factors, including, market and regulatory factors, personal or familial dilemmas involving the owners and employees of our SME customers, and a wide array of other personal, societal or political reasons. Furthermore, the application of various federal and state laws, including federal bankruptcy and debtor relief laws, may limit the amount that can be recovered on the loans. It is possible that a higher percentage of SMEs will seek protection under bankruptcy or debtor relief laws as a result of financial and economic disruptions related to the outbreak of the COVID-19 pandemic, or a potentially worsening macroeconomic environment than is reflected in our prior historical experience. In addition, in response to the COVID-19 pandemic the CNBV issued guidance encouraging leniency with respect to credit obligations. Governmental restrictions in Mexico could impair our ability to collect amounts owed and due on the loans facilitated through our platform, reduce income received from the loans facilitated through our platform, or negatively affect our ability to comply with our current financing arrangements or obtain financing with respect to the loans facilitated through our platform.

In the event that initial attempts to contact a customer are unsuccessful, we refer certain delinquent loans to our collections department, who first make non-judicial attempts to contact delinquent borrowers in accordance with our internal policies. If those efforts fail, then in accordance with Mexican law, we file local or federal collection lawsuits in the courts of the local jurisdiction, or Mexico City, accordingly. We cannot ensure that collection efforts with respect to our non-performing or delinquent loans will be successful, including for our secured loans. Our inability to collect on non-performing or delinquent loans could adversely affect our business, results of operations and financial condition. Conversely, we cannot guarantee that our diligent enforcement of these loans and collections of collateral will not be negatively perceived by the public, which could also have an adverse effect on our business.

Borrowers may not view or treat their loans as having the same significance as other obligations, and certain of the loans facilitated through our platform are not secured, guaranteed, or insured and involve a high degree of financial risk.

Borrowers may not view the loans facilitated through our platform as having the same significance as other credit obligations to more traditional market participants. If a consumer neglects his or her payment obligations on a loan facilitated through our platform or chooses not to repay his or her loan entirely, it will have an adverse effect on our business, results of operations, financial condition, future prospects, and cash flows.

Although the majority, by loan volume, of loans extended by Covalto are secured by collateral or guaranteed by third parties that our underwriting criteria deems to be sufficiently creditworthy, certain of our loans are not secured, guaranteed or insured by any third party or backed by any governmental authority. As a result, we are limited in our ability to collect on such loans if a borrower is unwilling or unable to repay them.

We extend agricultural loans and other products that come with risks unique to the Mexican topology and ecology.

As a result of the Bank Acquisition in July of 2021, we inherited, among other things, a portfolio of agricultural loans. We have also extended, and continue to extend, agricultural loans as part of our SME lending business and through our embedded finance partners. While our agricultural loan products are partially secured by a series of SPVs created by the Mexican federal government and the Mexican Central Bank to support the agricultural industry (FIRA), these loans are inherently risky, as our customers’ success and ability to repay the loans depends on various factors such as weather, crop-destroying pests, yields, prices, government policies, global markets, seasonality and other factors. In addition, since our loan portfolio is geographically concentrated in Mexico, any of these factors could have a disproportionately negative impact on our agricultural loan portfolio, which would adversely affect our business, financial condition and results of operations.

Internet-based loan origination processes may give rise to additional and greater risks than paper-based processes.

We often use Internet-based loan processes to obtain application information and distribute certain legally required notices to applicants for, and borrowers of, our loans, and to obtain electronically signed loan documents in lieu of paper documents with ink signatures obtained in person. These processes may entail greater risks than paper-based loan origination processes, including regarding the sufficiency of notice for compliance with consumer protection laws, risks that borrowers may challenge the authenticity of loan documents, or the validity of the borrower’s electronic signature on loan documents, and risks that, despite internal controls, unauthorized changes are made to the electronic loan documents. If any of those factors were to cause our loans, or any of the terms of our loans, to be unenforceable against the relevant borrowers, or impair our ability as master servicer or servicer to service our loans, the value of our loan assets would decrease significantly to us and to our investors. In addition to increased default rates and losses on our loans, this could lead to the loss of whole loan investors and securitization investors and trigger terminations and amortizations under our debt warehouse facilities, each of which would materially adversely impact our business.

Our ability to collect payments on loans and maintain accurate accounts may be adversely affected by computer malware, social engineering, phishing, physical or electronic break-ins, technical errors and similar disruptions.

The automated nature of our platform may make it an attractive target for hacking and potentially vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. We may not be able to anticipate or to implement effective preventive measures against all security breaches of these types, in which case there would be an increased risk of fraud or identity theft, and we may experience losses on, or delays in the collection of , a fraudulently induced loan. Security breaches could occur from outside our company, and also from the actions of persons inside our company who may have authorized or unauthorized access to our technology systems. In addition, the software that we have developed to use in our daily operations is highly complex and may contain undetected technical errors that could cause our computer systems to fail. Because each loan that we make involves, at least in part, our proprietary automated underwriting process, any failure of our computer systems involving our automated underwriting process and any technical or other errors contained in the software pertaining to our automated underwriting process could compromise our ability to accurately evaluate potential customers, which would negatively impact our results of operations. Furthermore, any failure of our computer systems could cause an interruption in operations and result in disruptions in, or reductions in the amount of, collections from the loans we make to our customers. Any such failure of our computers systems could also materially adversely affect our non-lending products, which rely on our technology, as well.

Additionally, if hackers were able to access our secure files, they might be able to gain access to the personal information of our customers. If we are unable to prevent such activity, we may be subject to significant liability, negative publicity and a material loss of customers, all of which may negatively affect our business.

Security breaches of borrowers’ confidential information that we store may harm our reputation, adversely affect our results of operations and expose us to liability.

We are increasingly dependent on information technology systems and infrastructure to operate our business. In the ordinary course of our business, we collect, process, transmit and store large amounts of sensitive information, including personal information, credit information and other sensitive data of borrowers and potential borrowers. It is critical that we do so in a manner designed to maintain the confidentiality, integrity and availability of such sensitive information. We also have arrangements in place with certain of our embedded finance partners and our third-party vendors that require us to share consumer information. With the authorization of the CNBV, we have outsourced elements of our operations (including elements of our information technology infrastructure) to third parties, and as a result, we manage a number of third-party vendors who may have access to our computer networks and sensitive or confidential information. In addition, many of those third parties may in turn subcontract or outsource some of their responsibilities to other third parties.

As a result, our information technology systems, including the functions of third parties that are involved or have access to those systems, are large and complex, with many points of entry and access. While all information technology operations are inherently vulnerable to inadvertent or intentional security breaches, incidents, attacks and exposures; the size, complexity, accessibility and distributed nature of our information technology systems, and the large amounts of sensitive information stored on those systems, make such systems potentially vulnerable to unintentional or malicious, internal and external attacks. Any vulnerabilities can be exploited from inadvertent or intentional actions of our employees, third-party vendors, bank partners, loan investors, or by malicious third parties. Attacks of this nature are increasing in their frequency, levels of persistence, sophistication and intensity, and are being conducted by sophisticated and organized groups and individuals with a wide range of motives (including, but not limited to, industrial espionage) and expertise, including organized criminal groups, “hacktivists,” nation states and others. In addition to the extraction of sensitive information, such attacks could include the deployment of harmful malware, ransomware, denial-of-service attacks, social engineering and other means to affect service reliability and threaten the confidentiality, integrity and availability of information and systems. In addition, the prevalent use of mobile devices increases the risk of data security incidents. Furthermore, our shift to a hybrid working environment due to the COVID-19 pandemic could increase the risk of a security breach. Significant disruptions of our, our bank partners and third-party vendors’ or other business partners’ information technology systems or other similar data security incidents could adversely affect our business operations and result in the loss, misappropriation, or unauthorized access, use or disclosure of, or the prevention of access to, sensitive information, which could result in financial, legal, regulatory, business and reputational harm to us.

Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched against a target, we and our vendors may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, many governments have enacted laws requiring companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity following a breach, which may cause borrowers and potential borrowers to lose confidence in the effectiveness of our data security measures on our platform. Any security breach, whether actual or perceived, would harm our reputation and ability to attract new borrowers to our platform.

We also face indirect technology, cybersecurity and operational risks relating to our customers, embedded finance partners, investors, vendors and other third parties with whom we do business or upon whom we rely to facilitate or enable our business activities, including payment processors, and other third parties who have access to confidential information due to our agreements with them. In addition, any security compromise in our industry, whether actual or perceived, or information technology system disruptions, whether from attacks on our technology environment or from computer malware, natural disasters, terrorism, war and telecommunication and electrical failures, could interrupt our business or operations, harm our reputation, erode borrower confidence, negatively affect our ability to attract new borrowers, or subject us to third-party lawsuits, regulatory fines or other action or liability, which could adversely affect our business and results of operations.

Like other financial services firms, we have been and continue to be the subject of actual or attempted unauthorized access, mishandling or misuse of information, computer viruses or malware, and cyber-attacks that could obtain confidential information, destroy data, disrupt or degrade service, sabotage systems or cause other damage, distributed denial of service attacks, data breaches and other infiltration, exfiltration or other similar events.

While we regularly monitor data flow inside and outside the company, attackers have become increasingly sophisticated in the way they conceal access to systems, and we may not be aware that we have been attacked. Any event that leads to unauthorized access, use or disclosure of personal information or other sensitive information that we or our vendors maintain, including our own proprietary business information and sensitive information such as personal information regarding borrowers, loan applicants or employees, could disrupt our business, harm our reputation, compel us to comply with applicable federal and/or state breach notification laws and foreign law equivalents, subject us to time consuming, distracting and expensive litigation, regulatory investigation and oversight, mandatory corrective action, require us to verify the correctness of database contents, or otherwise subject us to liability under laws, regulations and contractual obligations, including those that protect the privacy and security of personal information. This could result in increased costs to us and result in significant legal and financial exposure and/or reputational harm. In addition, any failure or perceived failure by us or our vendors to comply with our privacy, confidentiality or data security-related legal or other obligations to our bank partners or other third parties, actual or perceived security breaches, or any security incidents or other events that result in the unauthorized access, release or transfer of sensitive information, which could include personally identifiable information, may result in governmental investigations, enforcement actions, regulatory fines, litigation, or public statements against us by advocacy groups or others, and could cause our bank partners and other third parties to lose trust in us or we could be subject to claims by our bank partners and other third parties that we have breached our privacy- or confidentiality-related obligations, which could harm our business and prospects. Moreover, data security incidents and other inappropriate access can be difficult to detect, and any delay in identifying them may lead to increased harm of the type described above. There can be no assurance that our security measures intended to protect our information technology systems and infrastructure will successfully prevent service interruptions or security incidents nor that vulnerabilities will not arise in the future as we continue to expand the features and functionalities of our platform and introduce new loan products on our platform, and we expect to continue investing substantially to protect against security vulnerabilities and incidents.

We maintain errors, omissions, and cyber liability insurance policies covering certain security and privacy damages. However, we cannot be certain that our coverage will continue to be available on economically reasonable terms or will be available in sufficient amounts to cover one or more large claims, or that an insurer will not deny coverage as to any future claim, or that any insurer will be adequately covered by reinsurance or other risk mitigants or that any insurer will offer to renew policies at an affordable rate or offer such coverage at all in the future. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have an adverse effect on our business, financial condition and results of operations.

If the information provided to us by credit parties is incorrect or fraudulent, we may misjudge a customer’s qualification to receive a loan and our results of operations may be harmed.

Our lending decisions are based partly on information provided to us by loan applicants. To the extent that these applicants provide information to us in a manner that we are unable to verify, our credit decisioning process may not accurately reflect the associated risk. In addition, data provided by third-party sources, including credit reporting agencies, is a significant component of our credit decisions, and this data may contain inaccuracies. Inaccurate analysis of credit data that could result from false loan application information could harm our reputation, business and results of operations.

In addition, we use identity and fraud prevention tools to analyze data provided by external databases to authenticate each applicant’s identity. From time to time in the past, these checks have failed and there is a risk that these checks could fail in the future, and fraud, which may be significant, may occur. We may not be able to recoup funds underlying loans made in connection with inaccurate statements, omissions of fact or fraud, in which case our revenue, results of operations and profitability will be harmed. Fraudulent activity or significant increases in fraudulent activity could also lead to regulatory intervention, which could negatively impact our results of operations, brand and reputation, and require us to take steps to reduce fraud risk, which could increase our costs.

We service all of the loans we originate without a specialized loan party servicer. Our failure to properly service loans could result in lost revenue and impact our liquidity.

We service all of the loans we originate without using a specialized loan party servicer. In addition, we continue to add more and more complex financial lending products for our SME customers, including factoring, and we continue to service these additional products in addition to our SME loans. In the event that we, for any reason, fail to perform such functions, our ability to process payments and perform other operational functions would suffer. At the same time, because we have not worked with third-party servicers with respect to our loans, we cannot guarantee that, if needed, we would be able to on-board a third-party servicer efficiently or at all. As a result, any failure in our ability to service our loans could have a material adverse effect on our business, revenues and future prospects.

The loss of members of our management may have a material adverse effect on our business, financial condition and results of operations.

We have an experienced management team, and we rely on the continued service of these senior managers to achieve our objectives, nurture our corporate culture and maintain a competitive position. We strive to retain our present management and identify, hire, train, motivate and retain other highly skilled personnel. Given the technical nature of our business and the proprietary nature of our underwriting process, data systems and IT, certain of our managers have inside knowledge and technical expertise that, if lost, could be difficult to replicate. Senior managers may leave their positions for a variety of reasons, some of which we cannot control. In the event one or more senior managers depart, we may be unable to replace them with individuals with the same level of experience and qualifications and we may face challenges to maintain our culture. The loss of members of our management for any reason could limit our ability to implement our strategic plans and adversely affect our business, financial condition and results of operations.

Competition for highly skilled personnel, particularly engineering and data analytics personnel, is very intense. We have experienced, and expect to continue to face, difficulty identifying and hiring qualified personnel in many areas, especially as we pursue our growth strategy. Furthermore, as a result of the COVID-19 pandemic, a large and increasing number of companies have adopted permanent work-from-home policies, which further increases the challenges associated with hiring and retaining qualified personnel. We may not be able to hire or retain such personnel at compensation or flexibility levels consistent with our existing compensation and salary structure and policies. Many of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment. In particular, candidates making employment decisions, specifically in high-technology industries, often consider the value of any equity they may receive in connection with their employment. Any significant volatility in the price of our stock may adversely affect our ability to attract or retain highly skilled personnel.

In addition, we invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements. While we are in the process of training their replacements, the quality of our services and our ability to serve our bank partners, investors and borrowers whose loans we service may suffer, resulting in an adverse effect on our business.

Failures in our risk management, compliance and internal control systems, policies and procedures may adversely affect our business, financial condition and reputation.

We have developed risk management policies and procedures and we continue to refine them as we conduct our business. Our policies and procedures to identify, analyze, quantify, assess, monitor and manage risks may not be fully effective in mitigating our risk exposure. Our risk management methods may not predict future exposures or be sufficient to protect us against unknown and/or unmapped risks, which may be significantly greater than those indicated by the historical measures we use.

The information on which we rely to develop and maintain historical and statistical models may be incomplete or incorrect. Certain of our risk management methods depend on the evaluation of publicly available industry data, which may not be entirely accurate, complete, updated or properly evaluated. As we expand into new lines of business, our risk management policies and procedures may not be able to adequately keep up with our current rapid rate of expansion, and may not be adequate or sufficient to mitigate risks.

In addition, our internal controls over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to our effectiveness, which could have a significant and adverse effect on our business and reputation. Our current controls and any new controls that we develop may be inadequate because of changes in conditions in our business. We are in the process of upgrading our finance and accounting systems and related controls to an enterprise system suitable for a public company listed on a United States exchange, and we may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal controls over financial reporting required of public companies.

Further, weaknesses in our internal controls may be discovered in the future. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended and anticipate that we will continue to expend significant resources, including accounting-related costs, and to provide significant management oversight. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could adversely affect our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information.

Moreover, we are subject to the risks of errors and misconduct by our management, employees and independent contractors, which are often difficult to detect and deter in advance. Our compliance procedures and internal controls may not be sufficient to prevent, mitigate or detect all errors, misconduct, fraud, acts of corruption or violations of applicable laws and of our policies by our management, employees and other third parties with which we engage in the ordinary course of business. We could be held liable for any of such acts, which could result in penalties, fines, loss of permits or licenses, and prohibition to bid or contract with the government.

Although we maintain insurance and use other traditional risk-management tools, they are subject to terms such as deductibles, coinsurance, limits and policy exclusions, as well as risk of counterparty denial of coverage, default or insolvency. If our policies, procedures, and internal controls do not adequately protect us from exposure, and our exposure is not adequately covered by insurance or other risk-management tools, we may incur losses that would adversely affect our business, financial condition, results of operations and reputation.

Our governance, risk management and compliance processes may fail to detect violations of anti-corruption and anti-money laundering laws, and our standards of ethics, including as a result of the conduct of our managers, employees, suppliers, business partners and third parties who act in our name, interest or benefit, which may have a material and adverse impact on our business, financial condition, results of operations, reputation and market price of our securities.

The areas in which we operate have a high risk of corruption. Mechanisms for preventing and combating corruption, money laundering and bribery, governance procedures, as well as our current internal procedures, may not be sufficient to ensure that all of our managers, employees, suppliers, embedded finance and other business partners and third parties who act on our behalf, or in our interest or for our benefit, always act in strict compliance with our internal policies, as well as laws and regulations aimed at preventing and combating corruption that we are subject to. These laws and regulations currently include the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), as well as other standards related to the Convention on Combating Corruption of Foreign Public Officials in International Business Transactions of the Organization for Economic Cooperation and Development—OECD, including the laws and guidelines issued by the Mexican federal government known collectively as the National Anti-Corruption System (Sistema Nacional Anticorrupción, and collectively, “Anti-Corruption Laws”).

In general, the Anti-Corruption Laws prohibit companies and their employees, shareholders or managers from making improper payments to government officials, directly or indirectly, for the purpose of obtaining or retaining business and/or other benefits. We cannot guarantee that our direct and indirect shareholders, directors, officers, employees and other third parties (including agents, suppliers and service providers) and the companies to which some business operations are outsourced will fully comply with the Anti-Corruption Laws and related policies. Our governance, policies, risk management and compliance processes may not be able to, for example: (i) detect, prevent or mitigate violations of the Anti-Corruption Laws or similar legislation, as well as violations of our internal compliance policies; (ii) detect, prevent or mitigate occurrences of fraudulent and dishonest behavior by our managers, employees, suppliers, customers, business partners or third parties acting on our behalf, interest or benefit; (iii) manage all risks identified in our risk management policy and/or predict, identify or mitigate new risks; and (iv) detect, prevent or mitigate other occurrences of behavior inconsistent with ethical and moral principles, which may materially and adversely affect our reputation, our business, financial conditions and operating results, as well as impact the market price of our securities negatively. Public authorities are empowered to impose penalties on us if acts of corruption are inadvertently or intentionally committed by members of our management, employees and/or third parties acting on our behalf or in our interest. Under the terms of certain Anti-Corruption Laws, companies may be jointly and severally liable for the payment of a fine and full compensation for damage for unethical practices attributed to their affiliates and consortia members. As a result, we may be held liable for any such violations.

As we increase and scale our business, we may engage with new business partners and third-party intermediaries to market our products and services and obtain necessary permits, licenses and other regulatory approvals. In addition, we or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We can be held liable for the corrupt or other illegal activities of these third-party intermediaries, our employees, representatives, contractors, customers and agents, even if we do not authorize such activities.

The existence of any current or past investigations, inquiries or proceedings of an administrative or judicial nature related to the violation of the Anti-Corruption Laws, against us, our managers, employees, suppliers, business partners or third parties acting on our behalf, interest or benefit may result in: (i) fines and indemnities in the administrative, civil and criminal spheres (the latter, to the administrators who contributed to the inflation); (ii) loss of unlawfully obtained benefits, including operating licenses; (iii) prohibition or suspension of our activities; and/or (iv) loss of rights to contract with the public administration, to receive incentives or tax benefits from any financing and resources from the public administration, among other applicable penalties. We may also be jointly and severally liable for the payment of a fine and full compensation for the damage due to practices contrary to the Anti-Corruption Laws caused by our controlling, controlled, affiliated or, under the respective contract, consortium companies, which could materially and adversely affect our reputation, business, financial condition and operating results, as well as impact the market price of our securities negatively.

Additionally, we are also subject to general anti-money laundering laws in Mexico, including Ley Federal para la Prevención e Identificación de Operaciones con Recursos de Procedencia Ilícita and industry specific legal and administrative norms such Disposiciones de carácter general a que se refieren los artículos 115 de la Ley de Instituciones de Crédito en relación con el 87-D de la Ley General de Organizaciones y Actividades Auxiliares del Crédito y 95-Bis de este último ordenamiento, aplicables a las sociedades financieras de objeto múltiple and Disposiciones de Caracter General a que se refiere el Articulo 115 de la Ley de Instituciones de Crédito, as amended (“Money Laundering Prevention Laws”), by which legal entities engaged in commercial, financial and banking operations are subject to obligations related to identification of customers and operations, maintenance of records and submission of reports on financial operations to the competent authorities, among others. We currently have a structured program to combat money laundering consistent with the National guidelines in terms of risk-based AML monitoring and reporting. This government program is supported by various third-party software and databases and managed, supervised and updated by an internal compliance officer. In the event of non-compliance with the Money Laundering Prevention Laws we may be subject to the following sanctions: (i) warnings; (ii) variable monetary fine; and (iii) the cancellation or suspension of the authorization to carry out financial activities, operations or functionings. The application of any of these sanctions to us could adversely affect our reputation, business, financial condition, results of operations and the trading price of our securities.

All of these circumstances could have a material adverse effect on us. Therefore, if we are not able to keep the governance, risk management and compliance processes operating effectively, we may not be able to prevent the occurrence of fraud and/or the occurrence of other deviations, including in relation to the preparation of statements and accounting information.

The existence of lawsuits, procedures, investigations, convictions, publications or negative comments in any media vehicle or social network involving us, our direct or indirect shareholders and subsidiaries, our business, our operations, executive officers, members of our board of directors, or any third party acting on our behalf, interest or benefit, could seriously damage our reputation. The reputational risk arising from the negative perception of our brand by customers, counterparties, shareholders, subsidiaries, investors, regulators and society in general for involvement in any of the above cases can originate from several factors, including those related to non-compliance with legal obligations, inappropriate business practices related to our customers, products and services, relationships with partners with questionable ethical posture, employee misconduct, information leakage, anti-competitive practices, failures in the risk management process, among others.

Any such damages to our reputation and imposition of sanctions or other penalties may adversely affect our business, financial condition and results of operations, as well as the market price of our securities.

Changes in market interest rates could have an adverse effect on our business.

Increased interest rates may adversely impact the spending levels of our SMEs customers, as well as their respective customers and customers, and their ability and willingness to borrow money. Higher interest rates often lead to higher payment obligations, which may reduce the ability of consumers to remain current on their obligations and, therefore, lead to increased delinquencies, defaults, consumer bankruptcies and charge-offs, and decreasing recoveries, all of which could have an adverse effect on our business.

Although most of our loan portfolio consists of fixed-rate loans, certain of our loans extended do bear a variable interest rate. Given the fixed interest rates charged on the loans originated on our platform, in the event that variable interest rates rise across the market, our interest margin earned in these funding arrangements would be reduced. Dramatic increases in interest rates may make these forms of funding less viable or nonviable. In addition, certain of our loan sale agreements are repriced on a recurring basis using a mechanism tied to interest rates. To reduce our exposure to broad changes in prevailing interest rates, we maintain an interest rate hedging program which eliminates some, but not all, of the interest rate risk.

The loans we extend under our variable funding arrangements bear an interest rate based on certain tenors of the TIIE, plus a margin. We cannot ensure that the TIIE will remain available, in its current form or at all. It is difficult to reasonably predict the potential effect of a discontinuation or replacement of the TIIE rate, other reforms or the establishment of alternative reference rates on our business. The discontinuation, reform, or replacement of TIIE could result in interest rate increases on our funding arrangements, which could adversely affect our cash flows and operating results.

Covalto has experienced rapid growth in recent years, including through the addition of new lines of business, which has placed and will continue to place significant demands on our operational, risk management, sales and marketing, technology, compliance, and finance and accounting resources.

Covalto’s rapid growth in certain areas of its business in recent years. This includes, among other things: (i) consumer banking services, through its acquisition in June 2021 of Banco Finterra, a regulated Mexican bank; (ii) SaaS and data solutions for SMEs through its acquisition of Visor in March of 2021, (iii) the recent launch of factoring products, and (iv) the expected release of the Covalto corporate credit card. This growth has placed significant demands on the company’s operational, risk management, sales and marketing, technology, compliance, and finance and accounting infrastructure, and has resulted in increased expenses, a trend that we expect to continue as the business continues its growth. In addition, Covalto is required to continuously develop and adapt its technology systems and infrastructure in response to the increasing sophistication of the consumer financial services market, evolving fraud and information security landscape, and regulatory developments relating to existing and projected business activities. Covalto’s future growth will depend, among other things, on its ability to maintain an operating platform and management system apt to address such growth, and will require Covalto to incur significant additional expenses, expand our workforce and commit additional senior management and operational resources. We may not be able to manage supporting and expanding Covalto’s operations effectively, and any failure to do so would adversely affect its ability to increase the scale of the business, generate projected revenue and control expenses.

Demand for our products and services may decline if we do not continue to innovate or respond to evolving technological or other changes.

We operate in dynamic industries characterized by rapidly evolving technology, frequent product introductions, and competition based on pricing and other differentiators. We continue to explore new product offerings and may rely on our proprietary technology to make our platform available to customers, to service customers and to introduce new products, which both fosters innovation and introduces new potential liabilities and risks. In addition, we may increasingly rely on technological innovation as we introduce new types of products, expand our current products into new markets, and continue to streamline our platform. The process of developing new technologies and products is complex, and if we are unable to successfully innovate and continue to deliver a superior customer experience, customers’ demand for our products may decrease and our growth and operations may be harmed.

Our reputation and brand are important to our success, and if we are unable to continue developing our reputation and brand or maintain a consistently high level of consumer satisfaction, our ability to retain existing customers and attract new customers and our ability to maintain and improve our relationship with regulators of our industry could be adversely affected.

We believe maintaining a strong brand and trustworthy reputation is critical to our success and our ability to attract borrowers to our platform, attract new bank partners and maintain good relations with regulators. Factors that affect our brand and reputation include: perceptions of SME lending, our industry and our company, loan programs and our servicing and customer service; changes to our platform; our ability to effectively manage and resolve customer complaints; collection practices; privacy and security practices; litigation; regulatory activity; and the overall user experience of our platform. Negative publicity or negative public perception of these factors, even if inaccurate, could adversely affect our brand and reputation.

For example, we make credit available to SMEs in Mexico at rates that, while lower than or on par with other lending rates that may be available to these enterprises in the Mexican market (if such credit products are made available at all to this segment), our rates are meaningfully more expensive for borrowers than those paid by similarly-sized business enterprises in the United States and other more developed economies. Consumer advocacy groups, politicians and certain government and media reports may advocate governmental action to prohibit, restrict or publicly criticize such business loan arrangements. Bank regulators in some jurisdictions outside of Mexico have even required banks to exit third-party programs that the regulators determined involved unsafe and unsound practices.

If we are associated with increased criticism of lending programs, then demand for Covalto’s loans could significantly decrease, which could cause our customers and partners to terminate their arrangements with us, impede our ability to attract new embedded finance and other partners, or delay the onboarding of embedded financing and other partners, impede our ability to attract institutional investors to participate in our loan funding programs or reduce the number of potential customers who use our platform. Any of the foregoing could adversely affect our results of operations and financial condition.

Any negative publicity or public perception of Covalto-issued loans or other similar SME loans or the consumer lending service we provide may also result in us being subject to more restrictive laws and regulations and potential investigations and enforcement actions. If there are changes in the laws or in the interpretation or enforcement of existing laws affecting SME loans or other products offered on our platform, or our marketing and servicing of such loans, or if we become subject to such lawsuits, our business, financial condition and results of operations would be adversely affected.

Harm to our reputation can also arise from many other sources, including employee or former employee misconduct, misconduct by outsourced service providers or other counterparties, failure by us or our bank partners to meet minimum standards of service and quality, and inadequate protection of borrower information and compliance failures and claims. If we are unable to protect our reputation, our business, financial condition and results of operations would be adversely affected.

We have been in default on several of our debt instruments, and we cannot assure you that we will not be in default on any of our debt instruments in the future, or that we will be able to obtain waivers in the event of any future defaults.

In the past, we have been in default of financial and other covenants under certain of our debt instruments.

On December 19, 2018, we entered into a loan agreement with PG Impact Investments I L.P., PG Impact Opportunities A, L.P., and PG Impact Botnar Mandate, L.P. (collectively, “PG Impact”) in the aggregate principal amount of U.S.$10.0 million. Under this facility, we were in breach of (i) the Capitalization Ratio (as defined therein), for the first quarter of 2020, and fourth quarter of 2021; (ii) the Leverage Ratio (as defined therein), for the first and third quarters of 2020, and fourth quarter of 2021; (iii) the Minimum Combined Equity (as defined therein), for the first and third quarters of 2020; (iv) the Profitability Ratio (as defined therein), for the third quarter of 2020; and (v) the requirement to deliver 2021 annual financial statements on time, which delay was mainly as a result of the conversion of Banco Finterra’s financial statements to IFRS. On November 4, 2022, we amended this facility and, as a result, we are only required to comply with a Total Portfolio Delinquency Ratio and a Capitalization Ratio. Under the amendments, the Company must maintain a Total Portfolio Delinquency Ratio (as defined therein) of less than (a) until March 31, 2023, 18%, and (b) thereafter, 15%. Under the amendments, Banco Covalto must maintain at least the minimum Capitalization Ratio that Banco Covalto is required to maintain by the CNBV from time to time.

On February 5, 2019, we entered into a loan agreement with Tactical Infrastructure S.A. in the aggregate principal amount of Ps.200.0 million. Under this facility, we were in breach of (i) the Capitalization Ratio (as defined therein), for the fourth quarter of 2021; (ii) the Leverage Ratio (as defined therein), for the fourth quarter of 2021; (iii) the Profitability Ratio (as defined therein), for the third and fourth quarter of 2021; and (iv) the requirement to deliver 2021 annual financial statements on time, which delay was mainly as a result of the conversion of Banco Finterra’s financial statements to IFRS. On September 30, 2022, we amended this facility and, as a result, we are only required to comply with the Total Portfolio Delinquency Ratio and Capitalization Ratio (both as defined therein). Under the amendments, the Company must maintain a Total Portfolio Delinquency Ratio of less than (a) until March 31, 2023, 18%, and (b) thereafter, 15%. Under the amendments, Banco Covalto must maintain at least the minimum Capitalization Ratio that Banco Covalto is required to maintain by the CNBV from time to time.

On June 26, 2019, we entered into a loan agreement with U.S. International Development Finance Corporation in the aggregate principal amount of U.S.$5.0 million. Under this facility, we were in breach of (i) the Capitalization Ratio (as defined therein), for the first quarter of 2020; (ii) the Profitability Ratio (as defined therein), for the third and fourth quarters of 2021; and (iii) the requirement to deliver 2021 annual financial statements on time, which delay was mainly as a result of the conversion of Banco Finterra’s financial statements to IFRS. On November 4, 2022, we received a waiver that limits the covenants that we have to report for the remainder of the facility to a Total Portfolio Delinquency Ratio, a Capitalization Ratio and a Total Portfolio Collateralization Ratio, and also amended the Total Portfolio Delinquency Ratio (as defined therein), which we are required to maintain at less than or equal to 20%.

On December 20, 2019, we entered into a loan agreement with Calvert Impact Capital, Inc. in the aggregate principal amount of U.S.$5.0 million. Under this facility, we were in breach of (i) the Unencumbered Portfolio Delinquency Ratio (as defined therein), for the four quarters of 2020, the first three quarters of 2021, and the first quarter of 2022; (ii) the Profitability Ratio (as defined therein), for the four quarters of 2021 and the first two quarters of 2022; (iii) the Capitalization Ratio (as defined therein), for the fourth quarter of 2021; (iv) the Trailing Portfolio Delinquency Ratio (as defined therein), for the first quarter of 2022; and (v) the requirement to deliver 2021 annual financial statements on time, which delay was mainly as a result of the conversion of Banco Finterra’s financial statements to IFRS. On September 30, 2022, we amended this facility and, as a result, we are no longer required to comply with these financial ratios.

On April 8, 2021, we entered into a loan agreement with Blue Like an Orange Sustainable Capital Latin America Holdings I in the aggregate principal amount of U.S.$10.0 million. Under this facility, we were in breach of (i) the minimum threshold levels for the Capitalization Ratio (as defined therein) for APJusto, for the last three quarters of 2021 and the first three quarters of 2022; and (ii) the requirement to deliver 2021 annual financial statements on time, which delay was mainly as a result of the conversion of Banco Finterra’s financial statements to IFRS. As of October 5, 2022, we changed the corporate nature of APJusto from a regulated SOFOM to a non-regulated Mexican corporation (socieded promotora de inversión, or “SAPI”) and, as a result, we are no longer required to comply with the Capitalization Ratio or deliver our financial statements.

Each of the foregoing defaults has been cured as of the date of this proxy statement/prospectus. However, we cannot assure you that we will not breach any covenants under our debt instruments in the future and, in the event of any such breach, that we would be able to obtain the required waivers from our creditors. Failure to successfully obtain waivers could force us to precipitate the sale of assets, including on unfavorable terms, or to repay our debt instruments. Moreover, if we are not able to renegotiate the terms of any debt instruments in which we are in default, or repay them promptly, our ability to obtain debt or equity financings and other business contracts would be impaired, which may have a material adverse effect on our business, financial condition and results of operations.

Litigation, regulatory actions and compliance issues could subject us to significant fines, penalties, judgments, remediation costs and/or requirements resulting in increased expenses.

In the ordinary course of business, we have been named as a defendant in various legal actions, including a class action lawsuit and other litigation. Generally, this litigation arises from the dissatisfaction of a consumer with the products or services offered on our platform; some of this litigation, however, has arisen from other matters, including claims of violation of laws related to do-not-call, credit reporting and collections. All such legal actions are inherently unpredictable and, regardless of the merits of the claims, litigation is often expensive, time- consuming, disruptive to our operations and resources, and distracting to management. In addition, certain actions may include claims for indeterminate amounts of damages. Our involvement in any such matter also could cause significant harm to our or our bank partners’ reputations and divert management attention from the operation of our business, even if the matters are ultimately determined in our favor. If resolved against us, legal actions could result in excessive verdicts and judgments, injunctive relief, equitable relief, and other adverse consequences that may affect our financial condition and how we operate our business.

The current regulatory environment, increased regulatory compliance efforts and enhanced regulatory enforcement have resulted in us undertaking significant time-consuming and expensive operational and compliance improvement efforts, which may delay or preclude our or our bank partners’ ability to provide certain new products and services. There is no assurance that these regulatory matters or other factors will not, in the future, affect how we conduct our business and, in turn, have a material adverse effect on our business. In particular, legal proceedings brought under consumer protection statutes or under several of the various federal consumer financial services statutes may result in a separate fine assessed for each statutory and regulatory violation or substantial damages from class action lawsuits, potentially in excess of the amounts we earned from the underlying activities.

We contest our liability and the amount of damages, as appropriate, in each pending matter. The outcome of pending and future matters could be material to our results of operations, financial condition and cash flows, and could materially adversely affect our business.

In addition, from time to time, through our operational and compliance controls, we identify compliance issues that require us to make operational changes and, depending on the nature of the issue, result in financial remediation to impacted borrowers. These self-identified issues and voluntary remediation payments could be significant, depending on the issue and the number of borrowers impacted, and could generate litigation or regulatory investigations that subject us to additional risk.

Epidemics, pandemics and other public health events, including the ongoing COVID-19 pandemic and its ongoing effects, could negatively impact our business, financial condition and results of operations.

Occurrences of epidemics, pandemics and other public health events, depending on their scale, may cause different degrees of disruption to the regional, state and local economies in which we offer our products and services. The ongoing COVID-19 pandemic has had and could continue to have a material adverse effect on the value, operating results and financial condition of our business.

The COVID-19 pandemic has caused substantial changes in consumer behavior, restrictions on business and individual activities and high unemployment rates, which have led to reduced economic activity. Extraordinary actions taken by international, federal, state, and local public health and governmental authorities to contain and combat the outbreak and spread of COVID-19 and variants thereof in regions throughout the world, including travel bans, quarantines, “stay-at-home” orders, suspension of interest accrual and collections on certain loans, and similar mandates for many individuals and businesses to substantially restrict daily activities have led to a decrease in consumer activity generally.

While the extent and duration of the economic slowdown and high unemployment rates attributable to the COVID-19 pandemic remain uncertain at this time, particularly as additional strains of the virus emerge and create potential challenges to vaccination efforts, a continued significant economic slowdown could have a substantial adverse effect on our financial condition, liquidity and results of operations.

If we fail to maintain an effective system of internal control, our ability to produce timely and accurate financial statements or promptly comply with applicable regulations could be impaired.

Our internal controls over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to our effectiveness, which could have a significant and adverse effect on our business and reputation. Our current controls and any new controls that we develop may be inadequate because of changes in conditions in our business. Further, weaknesses in our internal controls may be discovered in the future. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended and anticipate that we will continue to expend significant resources, including accounting-related costs, and to provide significant management oversight. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could adversely affect our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information.

Any change in Mexican regulatory requirements related to non-bank financial services, including our leasing business, could adversely affect our business and prospects.

Certain of the products and services that we offer to customers, including our operational leasing services, are provided by entities outside of Banco Covalto, our regulated Mexican banking entity. In the case of operational leasing services, Mexican law prevents regulated banking entities from providing those services, and we cannot guarantee that Mexican law will not impose similar restrictions on other products in the future. In addition, we have provided in the past, and may wish to provide in the future, certain products and services through other subsidiaries that are not regulated banking entities. Any changes in Mexican regulatory requirements related to non-bank financial services, including our operational leasing business, could adversely affect our business and prospects. Also, any change in regulation and laws that may prevent Banco Covalto’s related entities to engage in commercial activities is a similar risk.

Potential geographic concentration of our credit parties in Mexico and performance of the loans we originate may increase the risk of loss on such loans and negatively impact our business.

Any concentration of our members in specific geographic areas may increase the risk of loss on our loans. For the nine months ended September 30, 2022, 100% of our credit parties were located in Mexico. Certain regions of Mexico from time to time will experience weaker economic conditions and higher unemployment and, consequently, will experience higher rates of delinquency and loss than on similar loans in other regions of the country. Moreover, a deterioration in economic conditions, outbreaks of disease (such as new or worsening outbreaks of COVID-19 or additional strains or variants), the continued increase in extreme weather conditions and other natural events (such as hurricanes, tornadoes, floods, drought, wildfires, mudslides, earthquakes and other extreme conditions) could adversely affect the ability and willingness of borrowers in affected regions to meet their payment obligations under their loans and may consequently affect the delinquency and loss experience of such loans. Further, the concentration of our loans in Mexico or in one or more states or municipalities therein may have a disproportionate effect on us or, investors in our loans or securities backed by our loans, if governmental authorities in Mexico or any of those states or municipalities take action against us as originator or servicer of loans, or take action affecting our ability as servicer to service those loans in such areas.

Conversely, an improvement in economic conditions in one or more states could result in higher prepayments of their payment obligations under their loans by borrowers in such states. As a result, we and the investors who hold our loans or securities backed by our loans may receive principal payments earlier than anticipated, and fewer interest payments than anticipated, and face certain reinvestment risks, such as the inability to acquire loans on equally attractive terms as the prepaid loans.

It may be difficult and costly to protect our intellectual property rights, and we may not be able to ensure their protection.

Our ability to operate our platform depends, in part, upon our proprietary technology. We rely on a combination of copyright, trade secret, trademark laws and other rights, as well as confidentiality procedures, contractual provisions and our information security infrastructure to protect our proprietary technology, processes and other intellectual property. As of September 30, we held over 70 trademarks across different jurisdictions, for certain of the names and phrases that are currently used, or have been used, in the operation of our business. However, our proprietary underwriting process and other technology is not protected by patent, and the steps we take to protect our intellectual property rights may be inadequate. For example, a third party may attempt to reverse engineer or otherwise obtain and use our proprietary technology without our consent. The pursuit of a claim against a third party for infringement of our intellectual property could be costly, and there can be no guarantee that any such efforts would be successful. Our failure to secure, protect and enforce our intellectual property rights could adversely affect our brand and adversely impact our business.

Our technology may actually or may be alleged to infringe upon third-party intellectual property, and we may face intellectual property challenges from such other parties. We may not be successful in defending against any such challenges or in obtaining licenses to avoid or resolve any intellectual property disputes. If we are unsuccessful, such a claim or litigation could result in a requirement that we pay significant damages or licensing fees, or we could in some circumstances be required to make changes to our business to avoid such infringement, which would negatively impact our financial performance. We may also be obligated to indemnify parties or pay substantial settlement costs, including royalty payments, in connection with any such claim or litigation and to modify applications or refund fees, which could be costly. Even if we were to prevail in such a dispute, any litigation regarding our intellectual property could be costly and time consuming and divert the attention of our management and key personnel from our business operations.

Moreover, it has become common in recent years for individuals and groups to purchase intellectual property assets for the sole purpose of making claims of infringement and attempting to extract settlements from companies such as ours. Even in instances where we believe that claims and allegations of intellectual property infringement against us are without merit, defending against such claims is time consuming and expensive and could result in the diversion of time and attention of our management and employees. In addition, although in some cases a third party may have agreed to indemnify us for such costs, such indemnifying party may refuse or be unable to uphold its contractual obligations. In other cases, our insurance may not cover potential claims of this type adequately or at all, and we may be required to pay monetary damages, which may be significant.

Furthermore, our technology may become obsolete or inadequate, and there is no guarantee that we will be able to successfully develop, obtain or use new technologies to adapt our models and systems to compete with other technologies as they develop. If we cannot protect our proprietary technology from intellectual property challenges, our ability to maintain our model and systems, facilitate loans or perform our servicing obligations on the loans could be adversely affected.

Our platform and internal systems rely on software that is highly technical, and if our software contains undetected errors, our business could be adversely affected.

Our platform and internal systems rely on software that is highly technical and complex. In addition, our platform and internal systems depend on the ability of such software to store, retrieve, process and manage high volumes of data. The software in which we rely has contained, and may now or in the future contain, undetected errors or bugs. Some errors may only be discovered after the code has been released for external or internal use. Errors or other design defects within the software on which we rely may result in failure to accurately predict a loan applicant’s creditworthiness, failure to comply with applicable laws and regulations, approval of sub-optimally priced loans, incorrectly displayed interest rates to applicants or borrowers, or incorrectly charged interest to borrowers or fees to bank partners or institutional investors, failure to present or properly display regulatory disclosures to applicants for an extended period of time, failure to detect fraudulent activity on our platform, a negative experience for consumers or partners, delayed introductions of new features or enhancements, or failure to protect borrower data or our intellectual property. Any errors, bugs or defects discovered in the software on which we rely could result in harm to our reputation, loss of consumers or partners, increased regulatory scrutiny, fines or penalties, loss of revenue or liability for damages, any of which could adversely affect our business, financial condition and results of operations. Furthermore, updates made to our software to remediate any errors discovered may prove to be ineffective, resulting in repeated issues and further harm to our business.

Our ability to manage the risks and costs of our potential expansion to other countries in Latin America or elsewhere could negatively impact our growth prospects and results of operations.

Currently, all of our material lending and other operations are located in Mexico, and all of our customers are Mexican SMEs. However, we hope to expand our operations into other countries, including other countries in Latin America that may have or are developing systems of e-invoice and digital tax data that are similar to those available in Mexico. We may face challenges in connection with our expansion into new geographic regions outside of Mexico, and we will face challenges associated with entering markets in which we have limited or no experience and in which we may not be well-known. Offering our services in new geographic regions requires substantial expenditures and takes considerable time, and we may not recover our investments in new markets in a timely manner or at all. For example, we may be unable to attract a sufficient number of customers, fail to anticipate competitive conditions or fail to adapt and tailor our services to the risk profiles and cultural norms of different markets. In addition, the ongoing economic uncertainty and political instability in the countries in which we operate may adversely affect us.

The development of our products and services globally exposes us to risks relating to staffing and managing cross-border operations; increased costs and difficulty protecting intellectual property and sensitive data; tariffs and other trade barriers; differing and potentially adverse tax consequences; increased and conflicting regulatory compliance requirements, including with respect to privacy and security; lack of acceptance of our products and services; challenges caused by distance, language, and cultural differences; exchange rate risk; and political instability. Accordingly, our efforts to develop and expand the geographic footprint of our operations may not be successful, which could limit our ability to grow our business. Any failure to effectively manage the risks and costs of expanding outside of Mexico could negatively impact our growth prospects and results of operations.

Our business is subject to the risks of natural disasters, power outages, telecommunications failures and similar events, including the COVID-19 pandemic and additional public health crises, and to business interruptions or system failures such as terrorism, cyberattack, insider threats, hardware or software defects or malfunctions, human error and other actions or events, which may impact the demand for our products and services or our customers’ ability to repay their loans, or could result in significant losses and require substantial recovery time and significant expenditures to resume or maintain our operations. This, in turn, could have a material adverse impact on our business, financial condition, and results of operations.

Events beyond our control may damage our ability to maintain our platform and provide services to our customers. Such events include, but are not limited to, hurricanes, earthquakes, fires, floods and other natural disasters, public health crises, such as the COVID-19 pandemic or other infectious diseases, power outages, telecommunications failures and similar events. Despite any precautions we may take, system interruptions and delays could occur if there is a natural disaster, if a third-party provider closes a facility we use without adequate notice for financial or other reasons, or if there are other unanticipated problems at our leased facilities. Because we rely heavily on our servers, computer and communications systems and the Internet to conduct our business and provide high-quality service to our customers, disruptions could harm our ability to effectively run our business. Moreover, our customers face similar risks, which could directly or indirectly impact our business. Terrorism, cyberattacks and other criminal, tortious or unintentional actions could also give rise to significant disruptions to our operations. Our business interruption insurance may not be sufficient to compensate us for losses that may result from interruptions in our service as a result of system failures or other disruptions. Comparable natural and other risks may reduce demand for our products or cause our customers to suffer significant losses and/or incur significant disruption in their respective operations, which may affect their ability to satisfy their obligations towards us. All of the foregoing could materially and adversely affect our business, results of operations and financial condition.

Competition for attractive acquisition targets and consolidation in our sector may limit our ability to grow through acquisitions.

Competition for targets and consolidation in the financial services sector may lead to a reduction in the number of strategic companies available for acquisition and reduce the likelihood of our success in implementing our M&A strategy. Other companies have adopted or may adopt a similar strategy for the acquisition and consolidation of regional and local businesses, and may accept terms and conditions or assessments that we consider inappropriate. As competition increases, it may become impracticable to make new acquisitions or we may not be able to locate or acquire companies at suitable price levels or on other terms and conditions that we consider appropriate, particularly in markets that we do not yet serve. Fewer or less attractive acquisition opportunities could impact our inorganic growth and have an adverse effect on our business, financial condition and results of operations.

We may face successor liability for contingencies and damages arising from our acquisitions that have not been identified prior to the relevant acquisition and may not be sufficiently indemnified under the terms of the applicable acquisition agreement.

Our strategy of growing through acquisitions subjects us to potential successor liability risk with respect to legal claims incurred by target companies prior to our acquisition of their businesses. We may face liabilities for contingencies and the obligation to indemnify relating to, among other matters, (1) legal and/or administrative proceedings of the acquired company, including civil, regulatory, labor, tax, social security, environmental and intellectual property proceedings and (2) financial, reputational and technical issues, including those related to accounting practices, financial statement disclosures and internal controls, as well as other regulatory matters. These contingencies may not have been identified prior to the acquisition and may not be sufficiently indemnified under the terms of the acquisition agreement, which could have an adverse effect on our business and financial condition.

Some purchase and sale agreements provide for caps and other restrictions on the liability of sellers for any contingencies and liabilities arising from the sale, which may, for example, be limited to representations and warranties made by the seller in the purchase and sale agreement, among others. Any indemnities that we receive or may receive from sellers of acquired companies may not be sufficient to protect or offset legal claims and liabilities or may not be fulfilled.

Unidentified pre-closing contingencies may lead us to negotiate a security package that does not cover the entire risk exposure of the business. In addition, we cannot ensure that any negotiated guarantees will be sufficient to cover future materialized contingencies, as these guarantees may have been used to pay other contingencies. Any collateral granted in our favor in the context of business acquisition may perish, depreciate or be affected in the event of insolvency or the existence of creditors who have preference over our right to indemnity and there may be no obligations of reinforcement or replacement of such guarantees.

We may be involved in legal disputes against the sellers regarding the risk allocation for these contingencies, which could increase our costs and turn into losses if we are not successful. We are also subject to tax authorities questioning corporate reorganizations. Some companies we acquire may not deliver the expected result according to our financial and business expectations and, as a result, we may decide to dispose of some of our assets. However, we cannot guarantee that, in the event of disposals of assets, they will be adequately priced by the market and potential buyer, which could lead to accounting and financial losses on the sale. We may also be subject to having to respond for contingencies due to the divested asset, negatively affecting our provisions, results, cash and reputation.

Any of the above factors could adversely affect us, including our reputation, which would reduce acquisition-related benefits and cause material harm to our financial condition and future business.

We may not realize the expected benefits from recent or potential future acquisitions or may incur significant expenses in connection therewith, which could adversely affect our results of operations and financial condition.

The success of an acquisition or investment will depend on our ability to make accurate assessments with respect to operations, growth potential, integration and other factors related to that business. Accordingly, we cannot guarantee that our acquisitions or investments will produce the results we expect when we enter into or complete a particular transaction. Our ability to continue to expand our business through acquisitions depends on several factors, including (i) our ability to identify and assess opportunities and negotiate favorable terms; (ii) our ability to obtain funds to finance such transactions on favorable terms; and (iii) our ability to successfully integrate acquired businesses.

Expected benefits from recent acquisitions are necessarily based on projections and assumptions, which may not materialize as expected or which may prove to be inaccurate. Our ability to achieve the expected benefits and synergies will depend on successfully and efficiently integrating the businesses and operations of the newly acquired companies.

In particular, in June 2021, we acquired Banco Finterra, which we re-named Banco Covalto. We have moved substantially all of our lending operations, other than leasing operations, to Banco Covalto. If we are unable to continue to effectively integrate Banco Covalto’s lending activities into our business, that would materially, adversely affect our business and results of operations.

We may encounter the following significant challenges in integrating and recognizing expected benefits from recent acquisitions:

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potential interruption or reduction in the growth of our business, due to the diversion of management’s attention to tasks related to the integration of the acquired companies and uncertainty about our management’s relationship with the management of the acquired companies;

•	difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects from combining the businesses of the newly acquired companies with ours;

•	difficulties in coordinating and integrating research and development teams on technologies and products to improve product development while reducing costs;

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difficulties in consolidating and integrating enterprise information technology, financial and administrative infrastructures, and integrating and harmonizing business and other back-office systems, which may be more difficult than anticipated;

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significant cash expenses and accounting charges and significant amount of goodwill and other intangible assets, which may be subject to impairment based on future adverse changes in our business or prospects, including our inability to recognize the anticipated benefits of the transaction;

•	difficulties in coordinating sales and marketing efforts to effectively position our capabilities and drive product development;

•	retention of employees, suppliers and other key partners of newly acquired companies;

•	difficulties in anticipating and responding to actions that may be taken by competitors in response to our acquisitions; and

•	the assumption of successor liability and exposure to unknown or contingent liabilities of newly acquired companies.

If we do not successfully manage these issues and other challenges that may inherently arise in the integration of the acquired businesses, we may not achieve the expected benefits of the acquisitions made and incur in unforeseen expenses, contingencies and succession responsibilities. As a result, our results of operations may be materially and adversely affected.

The use of cash and significant indebtedness in connection with financing acquisitions could adversely impact our liquidity, limit our flexibility to respond to other business opportunities and increase our vulnerability to adverse economic and operating conditions.

Our recent acquisition of Banco Finterra was financed by cash and indebtedness in the form of seller’s financing, and we expect to fund future acquisitions in a similar manner. The use of available cash to finance recent acquisitions may reduce our liquidity, which may reduce the availability of our cash flow for working capital needs, dividends and capital expenditures or to pursue other potential strategic plans, which may affect our growth strategy and adversely affect our business and operating results.

We are a holding company and depend on the operational results of our subsidiaries.

We are a holding company and therefore depend on the results of operations of our subsidiaries and controlled companies. Our ability to meet our debt service and other obligations depends not only on our cash flow generation, but also on the cash flow generation of our subsidiaries, controlled companies and their subsidiaries, and their ability to make cash available to us in the form of interest payments, equity, debt repayment and dividend distributions, among others.

Legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries and controlled companies. If this limitation occurs, we may be unable to make the required payments of principal and interest on our debt instruments, or to honor our obligations. In addition, with respect to our Mexican subsidiaries, dividends and distributions to foreign shareholders are taxed at a 10% rate, adversely affecting us.

Any adverse change in the business, financial condition or results of operations of our subsidiaries and controlled companies could adversely and materially affect our business, financial condition and results of operations.

We rely on third parties and their systems, and these third parties’ failure to perform these services adequately could materially and adversely affect our business.

To provide our lending and banking products, and our SaaS & data solutions services, we rely on third parties that we do not control. For example, in the case of the Covalto corporate credit card, we rely on the American Express network as our acquiring and issuing processor.

We rely on these third parties for a variety of services, including the transmission of transaction data, settlement of funds, processing of chargebacks and refunds, and the provision of information and other elements of our services. In the event these third parties fail to provide these services adequately, including as a result of financial difficulty or insolvency, errors in their systems, outages or events beyond their control, or refuse to provide these services on terms acceptable to us or at all, and we are not able to find suitable alternatives, our business may be materially and adversely affected.

Risks Related to the Mexican Banking Industry

Our ownership of a Mexican banking institution subjects us to comprehensive regulation and supervision of our banking operations under applicable banking laws in Mexico.

In June 2021, we acquired Banco Finterra, a Mexican bank that specializes in financing solutions for small businesses and the agriculture sector. We re-named the bank “Banco Covalto,” and since that time, have migrated substantially all of our lending and other operations, other than leasing operations, to Banco Covalto. For more information, see “Presentation of Financial and Other Information—Financial Statements.” As a result of the acquisition, we assumed Banco Finterra’s Mexican banking license, and as a result of the acquisition, we are subject to regulation by the CNBV in Mexico.

Our business is subject to a wide range of complex and evolving laws and regulations, including those relating to financial technology, lending and banking, privacy, consumer protection, anti-money laundering and counter-terrorist financing, data protection and security, and failure or perceived failure to comply with such laws and regulations could harm our business, financial condition and results of operations.

We are subject to various federal, state and local regulatory regimes. The principal policy objectives of these regulatory regimes are to protect borrowers, investors, other financial services customers and payments systems, to strengthen the financial system generally, and to prevent fraud, money laundering, and terrorist financing. Laws and regulations, among other things, impose licensing and qualifications requirements; require various disclosures and consents; mandate or prohibit certain terms and conditions for various financial products; prohibit discrimination based on certain prohibited bases; prohibit unfair, deceptive, or abusive acts or practices; require us to submit to examinations by federal, state and local regulatory regimes; and require us to maintain various policies, procedures and internal controls. Monitoring and complying with all applicable laws and regulations can be difficult and costly. Failure to comply with any of these requirements may result in, among other things, enforcement action by governmental authorities, lawsuits, monetary damages, fines or monetary penalties, restitution or other payments to borrowers or investors, modifications to business practices, revocation of required licenses or registrations, voiding of loan contracts and reputational harm.

Our compliance and risk management policies and procedures as a regulated financial services company may not be fully effective in identifying or mitigating compliance and risk exposure in all market environments or against all types of risk.

As a bank and financial services company, operating in the lending and leasing industries, among others, our business exposes us to a number of heightened risks. We have devoted significant resources to develop our compliance and risk management policies and procedures and will continue to do so, but there can be no assurance these are sufficient, especially as our business is rapidly growing and evolving. Nonetheless, our limited operating history, evolving business and rapid growth make it difficult to predict all of the risks and challenges we may encounter and may increase the risk that our policies and procedures to identify, monitor and manage compliance risks may not be fully effective in mitigating our exposure in all market environments or against all types of risk. Further, some controls are manual and are subject to inherent limitations and errors in oversight. This could cause our compliance and other risk management strategies to be ineffective. Other compliance and risk management methods depend upon the evaluation of information regarding markets, customers, catastrophe occurrences or other matters that are publicly available or otherwise accessible to us, which may not always be accurate, complete, up-to-date or properly evaluated. Insurance and other traditional risk-shifting tools may be held by or available to us in order to manage certain exposures, but they are subject to terms such as deductibles, coinsurance, limits and policy exclusions, as well as risk of counterparty denial of coverage, default or insolvency. Any failure to maintain effective compliance and other risk management strategies could have an adverse effect on our business, financial condition and results of operations. We are also exposed to heightened regulatory risk because our business is subject to extensive regulation and oversight in a variety of areas, and such regulations are subject to evolving interpretations and application and it can be difficult to predict how they may be applied to our business, particularly as we introduce new products and services and expand into new jurisdictions. Also, due to market volatility, it is difficult to predict how much capital we will need in the future to meet net capital requirements. Any perceived or actual breach of laws and regulations could negatively impact our business, financial condition or results of operations. It is possible that these laws and regulations could be interpreted or applied in a manner that would prohibit, alter, or impair our existing or planned products and services.

Changes in the Mexican banking and financial services regulatory framework may affect our results.

As a Mexican banking institution, we are subject to comprehensive regulation and supervision by Mexican banking and financial regulatory authorities, such as the Mexican Central Bank, the CNBV and the SHCP. These regulatory authorities have broad authority to adopt regulations and other requirements affecting or restricting virtually all aspects of Covalto’s capitalization, organization and operations, including the authority to regulate the interest rates and fees that it is allowed to charge and the other terms and conditions of its consumer lending transactions. Our lending products are also subject to the CONDUSEF and its Law of Protection and Defense of the User of Financial Services (Ley de Protección y Defensa al Usuario de Servicios Financieros), as well as the Financial Services Transparency Law (Ley para la Transparencia y Ordenamiento de los Servicios Financieros). Our operational leasing business is subject to the Mexican Federal Consumer Protection Law (Ley Federal de Protección al Consumidor). Moreover, Mexican banking and financial regulatory authorities possess significant power to enforce applicable regulatory requirements in the event of Covalto’s failure to comply with them, including by imposing fines, requiring the contribution of new capital, inhibiting Covalto from paying dividends or paying bonuses to its employees, and restricting or revoking authorizations, licenses or permits to operate its business. In the event Covalto encounters significant financial problems or becomes insolvent or in danger of becoming insolvent, Mexican banking authorities could have the power to take over Covalto’s management and operations.

Mexican banking and financial services laws and regulations are subject to continuing review and changes, and any such future changes may have an adverse impact on, among other things, Covalto’s ability to grant and collect on loans, transfer non-performing loans and otherwise extend credit on terms and conditions and at interest rates that are adequately profitable, which could materially and adversely affect Covalto’s and our consolidated results of operations and financial position.

The revocation of Covalto’s authorization to operate as a banking institution in Mexico or other government approvals to operate its business, or the imposition of any restrictions on Covalto’s ability to grant consumer loans, may in turn affect our sales volumes, which rely on the consumer financing supplied by Covalto, and in turn affect our results of operations and financial position.

Future Mexican government restrictions on interest rates and banking fees may affect our banking operations liquidity and profitability.

Our Mexican consumer finance operations are subject to the legal regime applicable to the Mexican banking industry in general, including mandatory judicial precedents issued by the Federal judicial branch, the Law for the Protection and Defense of the User of Financial Services (Ley de Protección y Defensa al Usuario de Servicios Financieros, or the LPDUSF) and the Law for Transparency and Ordering of Financial Services (Ley para la Transparencia y Ordenamiento de los Servicios Financieros). While none of the foregoing currently impose any limit on interest rates or banking fees, subject to certain exemptions, that a bank may charge, under the Law for Transparency and Ordering of Financial Services (Ley para la Transparencia y Ordenamiento de los Servicios Financieros), the Mexican Central Branch has broad authority to determine whether reasonable competition conditions exist in respect of active, passive and service transactions provided by financial entities, and with the opinion of the Federal Economic Competition Commission (Comisión Federal de Competencia Económica) may issue temporary regulatory measures to address these lack of competition.

Likewise, certain mandatory judicial precedents allow judges the ex-officio authority to adjust interest rates agreed to in promissory notes when, based on the review of the circumstances, such interest rate is considered usurious.

Further to the foregoing, the possibility of imposing such limits has been and continues to be debated by the Mexican Congress and Mexican banking authorities, and Mexican judicial authorities have been known to reduce interest payments upon enforcement of judgments. In the future, the Mexican banking authorities could impose restrictions on the interest rates or fees charged by banks or impose additional disclosure requirements regarding interest rates or fee information. We obtain a substantial portion of our revenues and operating flows from our consumer lending business, and the imposition of any such restriction or requirement could impact Covalto’s competitiveness and have a material adverse effect on our financial performance. Any change in the Mexican laws applicable to Covalto, including the imposition of credit approval requirements, could have an adverse effect on our financial condition and results of operations.

Mexican banks are subject to strict capitalization requirements which may limit our liquidity and expose us to regulatory enforcement actions including penalties or fines if those requirements are breached.

Mexican banks are required to maintain capital reserves in relation to market, credit and operational risks inherent in their operations, which may not be less than the capital required in respect of each type of risk. If Covalto were not to comply with these requirements, two risk scenarios could arise: (i) pursuant to Articles 117 and 121 of the Mexican Credit Institutions Law (Ley de Instituciones de Crédito, or LIC), the CNBV could impose corrective measures, or (ii) pursuant to Section V of Article 28 of the LIC, under certain circumstances, the CNBV could revoke the authorization granted to Covalto to operate as a banking institution. Either of these scenarios, or the consequences thereof, could adversely affect Covalto’s and our financial condition and results of operations.

In September 2010, the Basel Committee on Banking Regulations and Supervisory Practices, or the Basel Committee, proposed comprehensive changes to the capital adequacy framework, known as Basel III. On December 16, 2010 and January 13, 2011, the Basel Committee issued its final guidance on a number of regulatory reforms to the regulatory capital framework in order to strengthen minimum capital requirements, including the phasing out of innovative Tier 1 and 2 Capital instruments with incentive-based redemption clauses and implementing a leverage ratio on institutions in addition to current risk-based regulatory requirements. On November 28, 2012, the SHCP published several amendments to the regulations applicable to financial institutions for the implementation of Basel III standards in Mexico, which result in new requirements in respect of regulatory capital, liquidity/funding and leverage ratios applicable to Mexican banks, that could have a material adverse effect on Covalto, including our results of operations. Most of these amendments became effective as of January 1, 2013 while the remainder were implemented until 2022.

Guidelines for loan classification and loan loss reserves in Mexico may be less stringent than those in other countries.

Mexican banking regulations require Covalto to classify each loan or type of loan (other than loans to the Mexican government, the Mexican Central Bank, the IPAB and certain international organizations) according to a risk assessment that is based on specified criteria, to establish corresponding reserves and, in the case of some non-performing assets, to write-off certain loans. The criteria to establish reserves include both qualitative and quantitative factors. Mexican regulations relating to loan classification and determination of loan loss reserves are generally different or less stringent than those applicable to banks in the United States. Covalto may be required or deem it necessary to increase its loan loss reserves in the future. Increasing loan loss reserves for Covalto could materially and adversely affect Covalto and our results of operations and financial position.

Our bank subsidiary may be required to make significant contributions to the IPAB.

Under applicable Mexican law, Mexican banks are required to make monthly contributions to the IPAB to support its operations that are equal to 1/12 of 0.4% (the annual rate) multiplied by the average of certain liabilities minus the average of certain assets. The IPAB was created in January 1999 to manage the bank savings protection system and regulate the financial support granted to troubled banking institutions in Mexico. Mexican authorities impose regular assessments on banking institutions covered by the IPAB for funding. Covalto contributed Ps.5.4 million to the IPAB in the nine months ended September 30, 2022. In the event that IPAB’s reserves are insufficient to manage the bank savings protection system and provide the necessary financial support granted to troubled banking institutions, the IPAB maintains the limited right to require extraordinary contributions to participants in the Mexican banking system.

Risks Related to Investing in Mexico and Latin America

Our business is highly dependent on the Mexican economy, and economic developments in Mexico may adversely affect our business and results of operations.

Substantially all of our key assets and operations are located in Mexico. The Mexican market and economy are influenced by economic and market conditions in other countries. Moreover, financial turmoil in any emerging market country tends to adversely affect prices in capital markets of emerging market countries, including Mexico, as investors move their money to more stable, developed markets. Financial problems or an increase in the perceived risks associated with investing in emerging economies could dampen foreign investment in Mexico and adversely affect the Mexican economy. A loss of investor confidence in the financial systems of other emerging markets may cause volatility in Mexican financial markets and to the Mexican economy in general, which may have an adverse effect on our business and operations. The economy in Mexico remains uncertain. Weak economic conditions could result in lower demand for our services, resulting in lower sales, revenue, earnings and cash flows.

Changes in the economic or political relationship between the United States and Mexico may adversely affect Mexico’s economy and our business.

Economic conditions in Mexico have become increasingly correlated to economic conditions in the United States, and the relationship between Mexico and the United States could be subject to sudden fluctuation and periodic tension. Accordingly, any adverse change in U.S. trade or other policy with respect to Mexico may have an adverse impact on Mexico’s economy. In particular, monetary policy in the United States and the U.S. administration’s policies on trade and immigration, particularly towards Mexico, have led to episodes of volatility of the peso/U.S. dollar exchange rate. Changes in political conditions in Mexico and changes in the state of U.S. relations with Mexico are difficult to predict and could adversely affect our customers and operations.

For instance, the United States may announce its intention to impose quotas on certain imports. Such import quotas may adversely affect political relations between the two countries and result in retaliatory countermeasures by the foreign government in industries that may affect our ultimate target business. The Biden administration in the United States has recently proposed far-ranging federal tax legislation in the United States that could impact businesses like ours with substantial presences in Mexico that provide extensive services in the United States.

Our business, financial condition, results of operations and prospects may be materially adversely affected if general economic conditions in Mexico, Latin America and the United States or the global economy worsen.

Although we currently derive all of our revenue from customers located in Mexico, the financial services industry is particularly sensitive to the economic environment, and tends to decline during general economic downturns. If Mexico, the United States or Latin American economies weaken or slow, pricing for our services may be depressed and our customers may reduce or postpone their spending significantly, which may, in turn, lower the demand for our services, negatively affect our revenue and profitability and have an adverse effect on our business, financial condition, results of operations and prospects.

Our business is dependent to a certain extent upon the economic conditions prevalent in Mexico, the United States and Latin American countries in which we operate. Latin American countries have historically experienced uneven periods of economic growth, as well as recession, periods of high inflation and economic instability. As a consequence of adverse economic conditions in global markets and diminishing commodity prices, the economic growth rates of the economies of many Latin American countries have slowed and some have entered mild recessions. Adverse economic conditions in any of these countries could have a material adverse effect on our business, financial condition, results of operations and prospects. To the extent that the prospect of national debt defaults in Latin America and other adverse economic conditions continue or worsen, they would likely have a negative effect on our business. If we are unable to successfully anticipate changing economic and political conditions affecting the markets in which we operate, we may be unable to effectively plan for or respond to those changes, and our business, financial condition, results of operations and prospects could be adversely affected.

We face risks related to deteriorating market conditions, ongoing turmoil in Mexican and global financial markets and uncertainty regarding COVID-19 relief measures.

Latin American countries, including Mexico, are generally considered to be emerging markets, which are subject to rapid change and greater legal, economic and political risks than more established markets. Financial problems or an increase in the perceived risks associated with investing in emerging economies could dampen foreign investment in Latin America and adversely affect the economy of the region. Political instability could result in a worsening overall economic situation, including capital flight and slowdown of investment and business activity. Current and future changes in governments of the countries in which we have or develop operations, as well as major policy shifts or lack of consensus between various branches of the government and powerful economic groups, could lead to political instability and disrupt or reverse political, economic and regulatory reforms, which could adversely affect our business and operations in those countries. In addition, political and economic relations between certain of the countries in which we operate are complex, and recent conflicts have arisen between certain of their governments. Political, ethnic, religious, historical and other differences have, on occasion, given rise to tensions and, in certain cases, military conflicts among Latin American countries which can halt normal economic activity and disrupt the economies of neighboring regions.

The emergence of new or escalated tensions in Latin American countries could further exacerbate tensions between such countries and the United States and the European Union, which may have a negative effect on their economy, our ability to develop or maintain our operations in those countries and our ability to attract and retain employees, any of which could materially adversely affect our business, financial condition, results of operations and prospects. In addition, banking and other financial systems in certain countries in which we have operations are less developed and regulated than in some more developed markets, and legislation relating to banks and bank accounts is subject to varying interpretations and inconsistent application. Banks in these regions often do not meet the banking standards of more developed markets, and the transparency of the banking sector lags behind international standards. Furthermore, in certain countries in which we operate, bank deposits made by corporate entities generally either are not insured or are insured only to specified limits. As a result, the banking sector remains subject to periodic instability. A banking crisis, or the bankruptcy or insolvency of banks through which we receive or with which we hold funds may result in the loss of our deposits or adversely affect our ability to complete banking transactions in certain countries in which we have operations, which could materially adversely affect our business, financial condition, results of operations and prospects.

The COVID-19 pandemic and the ensuing global market turmoil, unprecedented global travel restrictions and regional and country-wide quarantines that have been implemented by governments around the world and the slowing and/or complete idling of certain significant businesses and sectors, have led to economic downturns in

Latin America and elsewhere. The outbreak of COVID-19 has resulted in numerous deaths, adversely impacted global commercial activity, and contributed to significant volatility in certain equity, debt, derivatives and commodities markets. The full extent and duration of such negative impact, to the lending industry and to global markets as a whole, is currently unknown. The global ramifications of the outbreak are rapidly evolving, and many countries have reacted by instituting (or strongly encouraging) quarantines, prohibitions on travel, the closure of offices, businesses, factories, schools, retail stores, restaurants, hotels, courts and other public venues, and other restrictive measures designed to help slow the spread of COVID-19. Many businesses are also implementing similar precautionary measures. Such measures, as well as the general uncertainty surrounding the dangers and impact of COVID-19, are creating significant disruption in the global public and private markets, supply chains and economic activity and are especially impactful on retail, transportation, hospitality, tourism, entertainment and other industries. Moreover, with the continued spread of COVID-19, governments and businesses are likely to continue to take aggressive measures to help slow its spread. For this reason, among others, as COVID-19 continues to spread, the potential impacts, including a global, regional or other economic recession (which recessions some financial experts opine have already arrived), are increasingly uncertain and difficult to assess.

During April 2020, the Mexican government announced an economic rescue plan in response to the COVID-19 pandemic. Unlike economic relief packages implemented by other countries, the Mexican government’s package was narrower in scope, consisting primarily of government loans to micro and small businesses and individuals, as well as federal budget cuts. Notoriously, the plan did not provide for any tax-cuts, measures to address liquidity conditions in financial markets, or contemplate the incurrence of public debt to finance increased government spending. Although additional measures may be adopted in the future, there is a risk that the economic relief strategies adopted by the Mexican government will be insufficient to mitigate the negative economic impact of the pandemic. If such measures are insufficient, Mexico may face increased unemployment leading to lower discretionary consumer spending which will adversely affect our business and results of operation.

There can be no assurance on the continuing effects of COVID-19 on the economy generally or its effect on our Company and our ability to achieve our objectives. The full impact of COVID-19 is particularly uncertain and difficult to predict; therefore, any forward-looking statements do not reflect its ultimate potential effects, which may substantially and adversely impact the execution of our strategy.

The political situation in Mexico, and political instability across Latin America, could negatively affect our operating results.

Mexican political events may significantly affect our business operations. As of this date, the president’s political party and its allies hold a majority in the Chamber of Deputies and the Senate and a strong influence in various local legislatures. The federal administration has significant power to implement substantial changes in law, policy and regulations in Mexico, including Constitutional reforms, which could negatively affect our business, results of operations, financial condition and prospects. We cannot predict whether potential changes in Mexican governmental and economic policy could adversely affect Mexico’s economic conditions or the sector in which we operate. We cannot provide any assurances that political developments in Mexico, over which we have no control, will not have an adverse effect on our business, results of operations, financial condition and prospects.

As of the date of this proxy statement/prospectus and following the midterm elections held on June 6, 2021, the political party Movimiento Regeneración Nacional (National Regeneration Movement, or “Morena”) lost the absolute majority in the Cámara de Diputados (Chamber of Deputies) that it had held since 2018. However, Morena continues to hold the most seats relative to any other political party. We cannot predict the impact that political developments in Mexico will have on the Mexican economy nor can provide any assurances that these events, over which we have no control, will not have an adverse effect on our business, financial condition and results of operations.

The Mexican federal government has made significant changes to policies and regulations and may continue to do so in the future. For instance, the Mexican federal government drastically cut spending for the 2019 budget and it may cut spending in the future which may adversely affect economic growth. On July 2, 2019, the new Mexican Federal Republican Austerity Law (Ley Federal de Austeridad Republicana) was approved by the Mexican Senate. Federal government actions, such as those implemented to control inflation, federal spending cuts and other regulations and policies may include, among other measures, increases in interest rates, changes in tax policies, price controls, currency devaluations, capital controls and limits on imports. Our business, financial condition and results of operations may be adversely affected by changes in governmental policies or regulations involving or affecting our management, operations and tax regime.

We cannot predict the impact that economic, social and political instability in or affecting Mexico could adversely affect our business, financial condition and results of operations, as well as market conditions and prices of our securities. These and other future developments, over which we have no control, in the Mexican economic, political or social environment may cause disruptions to our business operations and decreases in our sales and net income.

Depreciation, volatility and exchange controls with respect to the peso, or other currencies that may be used in the countries to which we expand in the future, relative to the U.S. dollar, could adversely affect our financial condition, our ability to repay debt and other obligations and results of operations.

We currently conduct all of our operations in Mexico, and our businesses may be impacted by significant fluctuations in the U.S. dollar/peso exchange rate. The functional currency of Covalto, on a consolidated basis, is the peso, as management has determined the peso to be the primary currency in which the Company derives its revenue and expenses. On a standalone basis, the functional currency of Covalto Ltd. and each of our holding company subsidiaries is the U.S. dollar, while the functional currency of our Mexican operating company subsidiaries is the peso. Consequently, Covalto maintains its books and records in pesos, and its financial information is prepared in pesos and later converted into U.S. dollars, which is its presentation currency. The assets and liabilities of Covalto’s operations that are denominated in pesos are converted into U.S. dollars at the foreign currency exchange rate in effect at the applicable reporting date, and revenues and expenses that are denominated in pesos are translated into U.S. dollars at the average foreign currency exchange rate for the period.

As a result of the foregoing, the exchange differences arising from the translation to our presentation currency are recognized as finance gain or expense, or as a separate component of equity depending on the functional currency for each subsidiary. Fluctuations in the U.S. dollar/peso exchange rate could impair the comparability of our results from period to period and could have a material adverse effect on our results of operations and financial condition.

In addition, our results of operations, financial condition, costs and operating margins are particularly sensitive to changes in the U.S. dollar/peso exchange rate because all of our operations are currently conducted in Mexico, where our costs are incurred in local currency, while a substantial portion of our expenses, particularly with respect to our financial debt, are in U.S. dollars. Consequently, appreciation of the U.S. dollar relative to the peso, to the extent not offset by inflation in these countries, could result in favorable variations in our operating margins and, conversely, depreciation of the U.S. dollar relative to the peso could impact our operating margins negatively.

We periodically evaluate the need for hedging strategies, including the use of such instruments to mitigate the effect of foreign exchange rate fluctuations. During the years ended December 31, 2021 and 2020, our operating subsidiaries entered into foreign exchange contracts for the purpose of hedging the risk of exposure to fluctuations in the peso against the U.S. dollar. If we do not hedge such exposure or we do not do so effectively, an appreciation of the peso against the U.S. dollar may raise our costs, which could adversely impact our margins and increase the prices of our services for our customers, which, in turn, could adversely affect our business, financial condition and results of operations.

The Mexican government exercises significant influence over the economy, and we face the risk of change in law.

The ability of companies to efficiently conduct their business activities is subject to changes in government policy or shifts in political attitudes within Mexico that are beyond our control. Government policy may change to discourage foreign investment, nationalization of industries may occur or other government limitations, restrictions or requirements not currently foreseen may be implemented. During recent years, the Mexican government has frequently intervened in the Mexican economy, including through discretionary interventions on government spending.

For example, in January 2019, Mexico’s president, Andres Manuel Lopez Obrador, officially suspended the construction of the partly-built U.S.$13.0 billion Mexico City International Airport. This decision impacted not only the directly involved construction and development companies, advisors and contractors, but also investors and debtholders who had financially supported the project.

Interventions by the Mexican government, such as that relating to the new Mexico City International Airport, can have an adverse impact on the level of foreign investment in Mexico, the access of companies with significant Mexican operations to the international capital markets and Mexico’s commercial and diplomatic relations with other countries and, consequently, could adversely affect our business, financial condition, results of operations and prospects.

Violence in Mexico has adversely impacted, and may continue to adversely impact, the Mexican economy and could have a material adverse effect on us.

Mexico has experienced a substantial escalation in violence associated with illegal activities, including drug trafficking. This increase in violence has had an adverse impact on economic activity throughout Mexico. Also, social instability in Mexico or adverse social or political developments in the country could adversely affect our ability to conduct our business. We cannot assure that the levels of violent crime in Mexico, over which we have no control, will not increase or decrease and will have no further adverse effects on Mexico’s economy or on us.

Security risks in Mexico could increase, and this could adversely affect our results.

Mexico is currently experiencing high levels of violence and crime due to the activities of organized crime. In response, the Mexican government has implemented various measures to increase security and has strengthened its police and military forces. Despite these efforts, organized crime (especially drug-related crime) continues to exist and operate in Mexico. These activities, their possible escalation and the violence associated with them have had and may have a negative impact on the Mexican economy or on our operations in the future. The presence of violence among drug cartels, and between these and the Mexican law enforcement and armed forces, or an increase in other types of crime, pose a risk to our business, and might negatively impact business continuity. This insecurity situation in Mexico is likely to worsen as the economy continues to deteriorate.

High inflation rates, and government measures to curb inflation in Latin America, may adversely affect the economies of Mexico and other countries in Latin America, which could adversely affect our financial condition and results of operations.

In the past, high levels of inflation have adversely affected the economies and financial markets of some of the countries in which we operate and the ability of their governments to create conditions that stimulate or maintain economic growth. Moreover, governmental measures to curb inflation and speculation about possible future governmental measures have contributed to the negative economic impact of inflation and have created general economic uncertainty and heightened volatility in the capital markets. As part of these measures, governments have at times maintained a restrictive monetary policy and high interest rates that has limited the availability of credit and economic growth.

The current inflation rate in Mexico is higher than the inflation rates of its most important commercial partners, including the U.S. and Canada. High inflation rates could adversely affect our business and financial condition and the results of our operations. Mexico has a history of high levels of inflation and may experience high inflation in the future.

Historically, inflation in Mexico has led to higher interest rates, depreciation of the Peso and the imposition of substantial government controls over exchange rates and prices. The annual rate of inflation for the last three years, as measured by changes in the Mexican National Consumer Price Index (Índice Nacional de Precios al Consumidor), as provided by INEGI and as published by the Mexican Central Bank, was 4.83% in 2018, 2.83% in 2019, 3.15% in 2020, 7.36% in 2021 and 8.70% for the nine months ended September 30, 2022. If Mexico experiences high levels of inflation as it has in the past, these might adversely affect our operations and financial performance.

In addition, increased inflation would raise our cost of funding, which we may not be able to fully pass on to our customers, given that doing so could adversely affect our business. Our financial condition and profitability may be adversely affected by the level of, and fluctuations in, interest rates, which affect our ability to earn a spread between the interest received on our loans or the rentals and fees charged on our leases and the cost of our funding. Although we have taken measures to minimize the potential impact of inflation by ensuring that the majority of our liabilities have fixed interest rates, if the rate of inflation increases or becomes uncertain and unpredictable, our business, financial condition and results of operations could be adversely affected.

Our operating results may be impacted by changes in tax legislation, unfavorable results from tax contingencies or by the modification, suspension or cancellation of tax benefits or special regimes.

Latin American tax authorities regularly implement changes in the tax regime that could affect us. These measures include changes in current rates and, occasionally, the creation of temporary and permanent taxes. Some of these changes may increase, directly or indirectly, our tax burden, which may increase the prices we charge for our services, restrict our ability to do business and, therefore, materially and adversely impact our business and results of operations. In addition, certain tax laws may be subject to controversial interpretations by tax authorities. If tax authorities interpret tax laws in a manner inconsistent with our interpretations, we may be adversely affected, including by the full payment of taxes due, plus charges and penalties.

In addition to changes in tax legislation, we are subject to inspections by tax authorities in Mexico. As a result of such inspections, our tax positions may be questioned by the tax authorities, which can result in legal and administrative proceedings. Any legal and administrative proceedings relating to tax matters may adversely affect us. We cannot guarantee that the provisions for any tax proceedings will be correct, that there will be no identification of additional tax exposure, and that it will not be necessary to establish additional tax reserves for any tax exposure. Any increase in the amount of taxation as a result of challenges to tax positions could adversely affect our business, results of operations and financial condition.

Changes in legislation and regulations in Mexico may have an adverse effect on our business.

Changes in law after the date of this proxy statement/prospectus may affect the manner in which we conduct our business, and affect our results of operation, and financial condition. Lawmakers and regulators may, from time to time, propose or consider amendments to laws or legislation and rulemaking which may affect our business, results of operations and adversely affect our business. Such changes in law may include changes in statutory, tax and regulatory regimes, or changes that could have a significant impact on the management, structure, or results of operation of our businesses in Mexico or our ability to make dividends and other distributions from our Mexican subsidiaries to us.

Changes in U.S. / Mexico trade policy and global trade policy could adversely affect our business.

The U.S. government has indicated its intent to alter its approach to international trade policy and in some cases to renegotiate, or potentially terminate, certain existing bilateral or multi-lateral trade agreements and treaties with foreign countries, and has made proposals and taken actions related thereto. In addition, the U.S. government has recently imposed tariffs on certain foreign goods, including steel and aluminum and has indicated a willingness to impose tariffs on imports of other products. Some foreign governments, including China, have instituted retaliatory tariffs on certain U.S. goods and have indicated a willingness to impose additional tariffs on U.S. products. Other countries, including Mexico, have threatened retaliatory tariffs on certain U.S. products. Global trade disruption, significant introductions of trade barriers and bilateral trade frictions, together with any future downturns in the global economy resulting therefrom, could adversely affect our financial performance. In particular, the U.S., Mexico and Canada recently renegotiated the North American Free Trade Agreement. Under the renamed USMCA, several provisions were renegotiated and the extent to which they will affect the Mexican economy is still uncertain. There can be no assurance that the USMCA will not be renegotiated, or its terms will continue to drive growth in Mexico, or that U.S. and Mexico trade relations will not deteriorate leading to further imposition of trade barriers. Any trade dispute among the U.S. and Mexico may have negative effects on the Mexican economy, the exchange rate, inflation and economic prospects, which will in turn negatively affect our business and results of operation.

Risks Related to the Merger, LIVB and to the post- Merger Company

If the conditions to the Business Combination Agreement are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Merger may not occur.

The completion of the Transactions is subject to a number of conditions. The completion of the Transactions is not assured and is subject to risks, including the risk that approval of the Transactions by LIVB Shareholders is not obtained or that there are not sufficient funds in the Trust Account, in each case subject to certain terms specified in the Business Combination Agreement (as described under “The Business Combination Agreement—Conditions to Closing”), or that other closing conditions are not satisfied. If we do not complete the Transactions, we could be subject to several risks, including:

•	the parties may be liable for damages to one another under the terms and conditions of the Transactions;

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negative reactions from the financial markets, including declines in the price of LIVB Securities due to the fact that current prices may reflect a market assumption that the Transactions will be completed;

•	efforts will have been diverted to the Transactions rather than the pursuit of other opportunities in respect of an initial business combination; and

•

we will have a limited period of time, if any, to complete an alternative initial business combination and we may not be as attractive to potential alternative partners to an initial business combination if we are unable to complete the Transactions.

The Merger may be required to close if the requisite LIVB Shareholder approval is obtained, even if the LIVB Board determines it is no longer in the best interest of LIVB’s shareholders. Conversely, since holders of LIVB’s founder shares will vote on the Merger, LIVB may complete the Merger even though a majority of LIVB Public Shareholders do not support such a combination.

In general, either LIVB or Covalto may refuse to complete the Transactions if certain types of changes or conditions that constitute a failure of a representation to be true and correct exert a material adverse effect upon the other party between the signing date of the Business Combination Agreement and the planned closing. However, other types of changes do not permit either party to refuse to consummate the Transactions, even if such change could be said to have a material adverse effect on LIVB or Covalto, including the following events (except, in certain cases where the change has a disproportionate effect on a party):

•	acts of war, sabotage, hostilities, civil unrest, protests, demonstrations, insurrections, riots, cyberattacks or terrorism;

•	earthquakes, hurricanes, tornados, flooding, wildfires, epidemics, pandemics or other public health emergencies (including COVID-19 or any COVID-19 Measures) or other natural or man-made disasters;

•	changes attributable to the public announcement, performance or pendency of the Transactions;

•	changes in U.S. GAAP, IFRS or applicable accounting or auditing standards (or any interpretation thereof);

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changes in law, in general economic, regulatory or tax conditions, including changes in the credit, debt, capital, currency, securities or financial market, or affecting the industry and markets in which the party operates;

•	any failure to meet any projections, forecasts, guidance, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position;

•	action or omission by the party to the extent such action or omission is expressly required or expressly permitted by the Transactions; or

•	any matter set forth in the respective disclosure letter of each party.

Furthermore, LIVB or Covalto may waive the occurrence of a failure of a representation to be true and correct that constitutes a material adverse effect affecting the other party. If a failure of a representation to be true and correct that constitutes a material adverse effect occurs and the parties still consummate the Transactions, the market trading price of Covalto Ordinary Shares may suffer.

Legal proceedings in connection with the Merger, the outcomes of which are uncertain, could delay or prevent the completion of the Merger.

We may incur additional costs in connection with the defense or settlement of any shareholder litigation in connection with the proposed Transactions. Litigation may adversely affect our ability to complete the proposed Transactions. We could incur significant costs in connection with any such litigation lawsuits, including costs associated with the indemnification of obligations to our directors. Consequently, if a plaintiff were to secure injunctive or other relief prohibiting, delaying or otherwise adversely affecting our ability to complete the proposed Transactions, then such injunctive or other relief may prevent the proposed Transactions from becoming effective within the expected time frame or at all.

LIVB or Covalto may waive one or more of the conditions to the Merger. The exercise of discretion by LIVB’s directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interests of LIVB’s shareholders.

In the period leading up to the closing of the Transactions, events may occur that, pursuant to the Transactions, would require LIVB to agree to amend the Transactions Agreement, to consent to certain actions taken by Covalto, or to waive rights that LIVB is entitled to under the Transactions Agreement. Waivers may arise because of changes in the course of Covalto’s business, a request by Covalto to undertake actions that would otherwise be prohibited by the terms of the Transactions Agreement or the occurrence of other events that would have a material adverse effect on Covalto’s business and would entitle LIVB to terminate the Transactions Agreement in accordance with its terms. In any of such circumstances, it would be at LIVB’s discretion, acting through the LIVB Board, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors and officers described in the following risk factors may result in a conflict of interest on the part of one or more of the directors or officers between what he, she or they may believe is best for LIVB and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, LIVB does not believe there will be any changes or waivers that LIVB’s directors and officers would be likely to make after shareholder approval of the Transactions Proposal has been obtained. While certain changes could be made without further shareholder approval, LIVB will circulate a new or amended proxy statement/prospectus and resolicit LIVB Shareholders if there are changes to the terms of the Transactions that would have a material impact on LIVB Shareholders or that represent a fundamental change in the proposals being voted upon.

The Sponsor, certain members of its board of directors and its officers have interests in the Merger that may conflict with those of other LIVB Shareholders in recommending that shareholders vote in favor of the approval of the Merger.

When considering the LIVB Board’s recommendation that LIVB Shareholders vote in favor of the approval of the Transactions, LIVB Shareholders should be aware that the Sponsor and certain of LIVB’s directors and officers have interests in the Transactions that may conflict with the interests of other LIVB Shareholders generally. Accordingly, the Sponsor may be incentivized to complete the Transactions, or an alternative initial business combination with a less favorable company or on terms less favorable to LIVB Shareholders, rather than to liquidate, in which case the Sponsor would lose its entire investment.

In addition, concurrently with the execution of the Business Combination Agreement, the Anchor Investor entered into the Anchor Note with Covalto, pursuant to which it committed to provide, and as of the date of this proxy statement/prospectus, has funded, an aggregate principal amount of U.S.$30,000,000. The Anchor Investor is an irrevocable Mexican trust (Fideicomiso Irrevocable) administered by Administradora LIV Capital, S.A.P.I. de C.V., an entity affiliated with the Sponsor (referred to and defined above as the “Anchor Investor Manager”). The Anchor Investor Manager acts as settlor and manager of the Anchor Investor. The Anchor Investor Manager has full powers to instruct the trustee of the Anchor Investor in accordance with the Anchor Investor trust agreement and applicable corporate bodies. The Anchor Investor Manager’s ultimate beneficiaries are Humberto Zesati Gonzalez, a member of the LIVB Board, Alexander R. Rossi, the chairman of the LIVB Board and LIVB’s Chief Executive Officer, and Miguel Angel Davila, a member of the LIVB Board, and such persons are individually authorized to instruct and to take actions on behalf of the Anchor Investor. Furthermore, certain investment funds affiliated with the Sponsor (collectively, “LIV Capital’s Fund IV”) invested an aggregate of U.S.$5 million in Covalto’s Series B-1 round on April 19, 2021 and July 7, 2021, for a total of 511,478 Covalto Series B-1 Preferred shares.

As a result of the foregoing, the Sponsor, certain members of the LIVB Board and its officers may have a conflict of interest in determining whether Covalto is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Transactions. See “Proposal One—The Business Combination Proposal—Interests of Certain Persons in the Merger” for more information. The LIVB Board was aware of and considered these interests, among other matters, in evaluating the Transactions, and in recommending to LIVB Shareholders that they approve the Transactions. LIVB Shareholders should take these interests into account in deciding whether to approve the Merger. These interests include, among other things:

•	the fact that certain of LIVB’s directors and officers are principals of the Sponsor;

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the fact that all of the Founder Shares held by the Sponsor, for which it paid a nominal price, will convert on a one-for-one basis, into an equal number of Covalto Class A Ordinary Shares upon the Closing, and such shares will have a significantly higher value at the time of the Merger when such shares convert into shares in Covalto, as described further below;

•	the fact that given the differential in the purchase price that the Sponsor paid for the LIVB Class B Ordinary Shares as compared to the price of the public shares sold in the LIVB IPO and the equal number of Covalto Class A Ordinary Shares that the Sponsor will receive upon conversion of the LIVB Class B Ordinary Shares in connection with the Merger, the Sponsor and its affiliates may earn a positive rate of return on their investment even if the Covalto Class A Ordinary Shares trades below the price initially paid for the public shares in the LIVB IPO and the public shareholders experience a negative rate of return following the completion of the Transactions;

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the fact that the Sponsor and LIVB’s officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any shares held by them if LIVB fails to complete an initial business combination and accordingly, the Sponsor and LIVB’s officers and directors will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•	the fact that in connection with the Transactions, Covalto entered into a Mandatorily Convertible Note with the Anchor Investor, an affiliate of the Sponsor;

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the fact that, unless a business combination is completed, the Sponsor and the LIVB Board are only entitled to reimbursement for any out-of-pocket expenses incurred by them on LIVB’s behalf incident to identifying, investigating and consummating a business combination from funds outside of the Trust Account, which funds are limited, whereas, on the other hand, if a business combination is completed, the Sponsor and the LIVB Board will be entitled to uncapped reimbursement for any such out-of-pocket expenses;

•	the fact that Humberto Zesati, one of LIVB’s directors, will be a director of Covalto;

•	the continued indemnification of LIVB’s current directors and officers and the continuation of LIVB’s directors’ and officers’ liability insurance after the business combination;

•	the fact that certain of Covalto’s directors and officers may be eligible to participate in the 2022 Plan after the Merger; and

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the fact that LIVB’s amended and restated memorandum and articles of association includes a waiver of the corporate opportunities doctrine. While this may result in potential conflict of interests as between the fiduciary duties or contractual obligations of the Sponsor or LIVB’s officers or directors and the interests of LIVB and its shareholders, LIVB is not aware of any such conflict or opportunity being presented to any of the Sponsor of LIVB’s officers or directors, nor does it believe that the waiver of the corporate opportunities doctrine had a material impact on its search for an acquisition target. This waiver provides the Sponsor and LIVB’s officers and directors, who are active investors across a number of different investment platforms and companies, with flexibility to evaluate opportunities across these platforms, which we believe improved the volume and quality of opportunities that were available to LIVB.

These interests may influence the LIVB Board in making their recommendation that you vote in favor of the approval of the Transactions Proposal. You should take these interests into account in deciding whether to approve the Transactions. You should also read the information set forth under “Certain Relationships and Related Person Transactions—Certain Relationships and Related Person Transactions of LIVB.”

The market price and trading volume of Covalto’s securities following the consummation of the Merger may be volatile and could decline significantly following the Merger.

Following the Transactions, fluctuations in the price of Covalto Securities could contribute to the loss of all or part of your investment. Prior to the Transactions, there has not been a public market for Covalto Securities. Accordingly, the valuation ascribed to Covalto may not be indicative of the price that will prevail in the trading market following the Transactions. If an active market for Covalto Ordinary Shares develops and continues, the trading price of Covalto Ordinary Shares following the Transactions could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond Covalto’s control. Any of the factors listed below could have a material adverse effect on your investment in Covalto Securities, and Covalto Ordinary Shares may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of Covalto Ordinary Shares may not recover and may experience a further decline.

Factors affecting the trading price of Covalto Ordinary Shares may include:

•	actual or anticipated fluctuations in Covalto’s consolidated quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

•	actual or anticipated fluctuations in the market prices of fintech stocks;

•	changes in the industries in which Covalto and its customers operate;

•	developments involving Covalto’s competitors;

•	variations in Covalto’s operating performance and the performance of Covalto’s competitors in general;

•	changes in the market’s expectations about Covalto’s operating results;

•	publication of research reports by securities analysts about Covalto or its competitors or its industry;

•	the public’s reaction to Covalto’s press releases, its other public announcements and its filings with the SEC;

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actions by shareholders, including the sales of substantial amounts of Covalto Ordinary Shares by its directors, executive officers or significant shareholders or the perception that such sales could occur;

•	additions and departures of key personnel;

•	commencement of, or involvement in, litigation involving Covalto;

•	our ability to enhance Covalto’s acquisition strategies;

•	changes in laws and regulations affecting Covalto’s business;

•	our ability to meet compliance requirements;

•	changes in Covalto’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of Covalto Ordinary Shares available for public sale;

•	any major change in the post-Closing board or management; and

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general economic and political conditions such as interest rates, unemployment levels, conditions in the housing market, immigration policies, government shutdowns, trade wars and delays in tax refunds, as well as events such as natural disasters, acts of war, terrorism, catastrophes and pandemics.

Broad market and industry factors may materially harm the market price of Covalto Ordinary Shares irrespective of its operating performance. The stock market in general, and Nasdaq and the market for fintech companies in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. Moreover, because Covalto would be the first Mexican fintech listed in the United States, it is especially difficult to predict how Covalto’s market price will perform. The trading prices and valuations of these stocks, and of Covalto Securities, may not be predictable. A loss of investor confidence in the market for emergency response or the stocks of other companies which investors perceive to be similar to Covalto could depress the trading price of Covalto Ordinary Shares and Covalto’s business, prospects, financial conditions or results of operations. A decline in the market price of Covalto Ordinary Shares also could adversely affect its ability to issue additional securities and to obtain additional financing in the future.

Following the consummation of the Merger, Covalto Warrants will become exercisable for Covalto Class A Ordinary Shares, which would increase the number of shares eligible for future resale in the public market and result in dilution to its shareholders.

Covalto Warrants to purchase up to 1,999,117 Covalto Class A Ordinary Shares will become exercisable in accordance with the terms of the Warrant Agreement governing those securities. Assuming the Transactions close, the Covalto Warrants will become exercisable as early as 30 days after the completion of the Transactions. The exercise price of the Covalto Warrants will be U.S.$11.50 per share. To the extent such Covalto Warrants are exercised, additional Covalto Class A Ordinary Shares will be issued, which will result in dilution to the existing holders of Covalto Class A Ordinary Shares and increase the number of Covalto shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such Covalto Warrants may be exercised could adversely affect the market price of Covalto Class A Ordinary Shares. However, there is no guarantee that the Covalto Warrants will ever be in the money prior to their expiration, and as such, the Covalto Warrants may expire worthless.

The LIVB Public Warrants are identical to the LIVB Private Placement Warrants in material terms and provisions, except in certain circumstances.

In connection with, and as part of the units offered in, the LIVB IPO, LIVB issued 8,587,500 LIVB Public Warrants. In addition, concurrently with the consummation of the LIVB IPO, LIVB consummated the sale of 5,500,000 LIVB Private Placement Warrants at a price of U.S.$1.00 per warrant in private placements with each of the Sponsor and EarlyBirdCapital, Inc. (“EarlyBirdCapital”), generating total proceeds of U.S.$5,500,000 (comprising 5,000,000 LIVB Private Placement Warrants sold to the Sponsor and 500,000 private warrants by EarlyBirdCapital). The material terms and the provisions of the LIVB Private Placement Warrants are identical to the LIVB Public Warrants, including with respect to exercise price, exercisability and exercise period, except that, the LIVB Private Placement Warrants (i) are not be transferable, assignable or salable (except, among other limited exceptions, to LIVB’s officers, directors and other persons or entities affiliated with LIVB), (ii) may be exercised for cash or on a “cashless basis” and (iii) will also not be redeemable by LIVB. Otherwise, the LIVB Private Placement Warrants have terms and provisions that are identical to those of the LIVB Public Warrants, including as to exercise price, exercisability and exercise period; however, they will not be transferrable by the Sponsor except to permitted transferees.

Following the Closing, Covalto may redeem the LIVB Public Warrants prior to their exercise at a time that is disadvantageous to holders of the LIVB Public Warrants. Covalto will have the ability to redeem outstanding LIVB Public Warrants at any time after they become exercisable and prior to their expiration, at a price of U.S.$0.01 per LIVB Public Warrant, provided that the closing price of the underlying public share equals or exceeds U.S.$18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending on the third trading day prior to the date on which LIVB sends the notice of redemption to the warrant holders. For additional information, see the section entitled “Questions and Answers About the Transactions and the Special Meeting—How do LIVB Public Warrants differ from LIVB Private Placement Warrants?”

If we raise additional capital in the future through the issuance of securities, it may result in the dilution of the interest of Covalto’s shareholders.

We expect to issue additional share capital in the future that will result in dilution to all other shareholders. We expect to grant equity awards to employees and directors under our equity incentive plans. We may also raise capital through equity financings in the future. As part of our business strategy, we may acquire, make investments in or engage in strategic partnerships with companies, solutions or technologies and issue equity securities to pay for any such acquisition, investment or partnership. Any such issuances of additional share capital may cause shareholders to experience significant dilution of their ownership interests and the per share value of the Covalto Ordinary Shares to decline.

Uncertainties about the business combination during the pre-closing period may cause third parties to delay or defer decisions concerning Covalto or seek to change existing arrangements.

There may be uncertainty regarding whether the business combination will occur. This uncertainty may cause third parties to delay or defer decisions concerning Covalto or its subsidiaries, which could negatively affect our business. Third parties may seek to change existing agreements with Covalto or its subsidiaries or seek to change existing arrangements as a result of the business combination or other reasons.

The Transactions may not meet the qualifications under Section 351 or 368 of the Code, which could result in adverse U.S. federal income tax consequences to U.S. investors.

As discussed under “Material U.S. Federal Income Tax Considerations,” LIVB has received an opinion of Davis Polk & Wardwell LLP (“Davis Polk”) to the effect that the exchanges of LIVB Ordinary Shares for Covalto Ordinary Shares pursuant to the Merger should qualify as exchanges described in Section 351 of the Code (together a “Section 351 transaction”). An opinion of counsel represents counsel’s legal judgment but is not binding on the IRS or any court, and relies on the present and continuing accuracy of certain assumptions, representations and warranties of the registrants. If any of the assumptions, representations, warranties or covenants is or becomes incorrect, incomplete or inaccurate, or is violated, or if the IRS were to successfully challenge the status of the specified exchanges pursuant to the Merger as exchanges governed by Section 351 of the Code, the tax consequences of the exchanges pursuant to the Merger could differ from those set forth under “Material U.S. Federal Income Tax Considerations.” Furthermore, the provisions of Section 351 of the Code are complex and qualification as a non-recognition transaction thereunder could be adversely affected by events or actions that occur following the consummation of the Transactions that are beyond LIVB’s control. For example, if more than 20% of the Covalto Ordinary Shares were subject to an arrangement or agreement to be sold or disposed of at the time of their issuance in the Transactions, one of the requirements for Code Section 351 treatment would be violated. Moreover, the closing of the Transactions is not conditioned on an opinion of counsel as to the tax treatment of the Merger, and there can be no assurance that the IRS will not successfully challenge this position. If so challenged, the exchange of LIVB Ordinary Shares for Covalto Ordinary Shares pursuant to the Merger will be a taxable exchange, and the consequences to holders will be materially different from those described herein , unless the Merger qualifies as a tax-free reorganization (as defined below).

It is also possible that the Merger will qualify as a “reorganization” under Section 368 of the Code (a “tax-free reorganization”). However, there are many requirements that must be satisfied in order for the Merger to qualify as a tax-free reorganization, some of which are based upon factual determinations and others that are fundamental to all corporate reorganizations are based on judicial determinations and lack statutory certainty. It is unclear whether the Merger will qualify as a tax-free reorganization due to both factual uncertainty and a lack of technical legal authority. For example, it is unclear as a matter of law whether a special purpose acquisition company such as LIVB can satisfy the “continuity of business enterprise” requirement under Section 368 of the Code. In addition, tax-free reorganization treatment could be adversely affected by events or actions that occur in connection with or following the consummation of the Merger, some of which are outside the control of LIVB. For example, the requirements for reorganization treatment could be affected by the magnitude of LIVB Ordinary Share redemptions that occur in connection with the Merger. Due to this factual uncertainty and this lack of technical legal authority, Davis Polk is unable to opine with respect to the Merger’s qualification as a tax-free reorganization.

Assuming the exchanges of LIVB Ordinary Shares for Covalto Ordinary Shares pursuant to the Merger qualify as a Section 351 transaction or the Merger qualifies as a tax-free reorganization or both, a U.S. Holder that exchanges its LIVB Ordinary Shares in the Merger for Covalto Ordinary Shares generally should not recognize any gain or loss on such exchange, subject to certain important exceptions explained more fully under “Material U.S. Federal Income Tax Considerations—The Merger.”

The appropriate U.S. federal income tax treatment of LIVB Public Warrants in connection with the Merger is uncertain because it depends on whether the exchanges of LIVB Ordinary Shares for Covalto Ordinary Shares pursuant to the Merger qualify as a Section 351 transaction or the Merger qualifies as a tax-free reorganization or both.

If the exchanges of LIVB Ordinary Shares for Covalto Ordinary Shares pursuant to the Merger qualify as a Section 351 transaction, but the Merger does not qualify as a tax-free reorganization:

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A U.S. Holder of LIVB Public Warrants and LIVB Ordinary Shares that transfers those LIVB Securities in exchange for Covalto Warrants and Covalto Ordinary Shares would generally recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such holder (generally, the excess of (x) the sum of the fair market values on the date of the exchange of the Covalto Warrants and Covalto Ordinary Shares received by such holder over (y) such holder’s aggregate adjusted tax basis in the LIVB Public Warrants and LIVB Ordinary Shares treated as having been exchanged therefor) and (ii) the fair market value on the date of the exchange of the Covalto Warrants received by such holder in such exchange; and

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A U.S. Holder of LIVB Public Warrants that exchanges only LIVB Public Warrants for Covalto Warrants, and does not also exchange LIVB Ordinary Shares for Covalto Ordinary Shares, will recognize gain or loss on the warrants’ exchange. The amount of gain or loss will be the excess of the fair market value of the Covalto Warrants received over the U.S. Holder’s tax basis in the LIVB Public Warrants surrendered.

Section 367(a) of the Code and the Treasury Regulations promulgated thereunder, in certain circumstances described below, impose additional requirements for a U.S. Holder to qualify for tax-deferred treatment under Section 351 or 368 of the Code with respect to the exchange of LIVB Securities in the Merger. Specifically, a U.S. Holder that is a “five-percent transferee shareholder” with respect to Covalto (described in more detail in “Material U.S. Federal Income Tax Considerations—The Merger”) immediately after the transfer may be required to enter into a gain recognition agreement with respect to the transfer of its LIVB Securities in order to obtain non-recognition treatment in the Merger.

U.S. Holders of LIVB Securities are urged to consult their own tax advisors to determine the tax consequences of the Merger, including the consequences if the Merger does not qualify as a tax-free reorganization, the application of the PFIC (as that term is defined below) rules, and the application of Section 367 of the Code to their specific situation in connection with the Merger. For a full discussion of the tax consequences of the Merger, See “Material U.S. Federal Income Tax Considerations—The Merger.”

Either LIVB or Covalto may be a passive foreign investment company (“PFIC”), which could result in adverse United States federal income tax consequences to U.S. investors.

In general, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 50% or more of the average value of its assets (generally determined on the basis of a weighted quarterly average) consists of assets that produce, or are held for the production of, passive income, or (ii) 75% or more of its gross income consists of passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. Cash and cash equivalents are passive assets. The value of goodwill will generally be treated as an active or passive asset based on the nature of the income produced in the activity to which the goodwill is attributable. For purposes of the PFIC rules, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the stock of another corporation is treated as if it held its proportionate share of the assets of the other corporation, and received directly its proportionate share of the income of the other corporation.

LIVB is a blank check company with no current active business (as determined for purposes of the PFIC rules). Based upon the composition of its income and assets, LIVB believes that it was a PFIC in its 2021 taxable year and, if the Transactions occur, depending on the application of a start-up year exception, the application of which is unclear in various respects, may be a PFIC for the current taxable year.

Based on the expected composition of Covalto’s income and assets, the estimated value of Covalto’s assets, including goodwill, and the nature of Covalto’s business, Covalto currently does not expect to be a PFIC for its taxable year ending December 31, 2023. However, because Covalto’s PFIC status for any taxable year is an annual determination that can be made only after the end of that year and will depend on the composition of Covalto’s income and assets and the value of its assets from time to time (including the value of its goodwill, which may be determined in large part by reference to the market price of Covalto Ordinary Shares from time to time, which could be volatile), there can be no assurances Covalto will not be a PFIC for its taxable year ending December 31, 2023 or any future taxable year.

The rules dealing with mergers of PFICs are complex and subject to potentially adverse tax consequences. All U.S. Holders are urged to consult their tax advisors concerning the consequences to them of the PFIC rules in the context of the Merger. See “Material U.S. Federal Income Tax Considerations—Passive Foreign Investment Company Rules—Application of the PFIC Rules to the Merger” for more detail regarding the U.S. federal income tax consequences related to the application of the PFIC rules to the Merger.

U.S. Holders of LIVB Securities and prospective holders of Covalto Securities should consult their tax advisers regarding the application of the PFIC rules to LIVB and Covalto and the risks of owning equity securities in a company that may be a PFIC. See “Material U.S. Federal Income Tax Considerations—Passive Foreign Investment Company Rules” for more detail regarding the U.S. federal income tax consequences related to the application of the PFIC rules.

As a private investor in Covalto, you will not have the same protections as an investor in an underwritten public offering of securities of Covalto.

Covalto will become a publicly-listed company upon the completion of the Transactions. The Transactions and the transactions described in this proxy statement/prospectus are not an underwritten initial public offering of Covalto’s securities and differ from an underwritten initial public offering in several significant ways, which include, but are not limited to, the following.

Like other business combinations and spin-offs, in connection with the Merger, you will not receive the benefits of the diligence performed by the underwriters in an underwritten public offering. Investors in an underwritten public offering may benefit from the role of the underwriters in such an offering. In an underwritten public offering, an issuer initially sells its securities to the public market through one or more underwriters, who distribute or resell such securities to the public. Underwriters have liability under the U.S. securities laws for material misstatements or omissions in a registration statement pursuant to which an issuer sells securities. Because the underwriters have a “due diligence” defense to any such liability by, among other things, conducting a reasonable investigation, the underwriters and their counsel conduct a due diligence investigation of the issuer. Due diligence entails engaging legal, financial and/or other experts to perform an investigation as to the accuracy of an issuer’s disclosure regarding, among other things, its business and financial results. Auditors of the issuer will also deliver a “comfort” letter with respect to the financial information contained in the registration statement. In making their investment decision, investors have the benefit of such diligence in underwritten public offerings. In contrast, LIVB and Covalto have each engaged financial advisors (rather than underwriters) in connection with the Transactions. While such financial advisors or their respective affiliates may act as underwriters in underwritten public offerings, the role of a financial advisor differs from that of an underwriter. For example, financial advisors do not act as intermediaries in the sale of securities and, therefore, do not face the same potential liability under the U.S. securities laws as underwriters. As a result, financial advisors typically do not undertake the same level of, or any, due diligence investigation of the issuer as is typically undertaken by underwriters.

In addition, going public through a business combination with a SPAC does not involve a book-building process as is the case in an underwritten public offering. The process of establishing the value of a company in a SPAC business combination may be less effective than the bookbuilding process in an underwritten public offering and also does not reflect events that may have occurred between the date of the Business Combination Agreement and the closing of the transaction. In any underwritten public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters, which helps inform efficient and sufficient price discovery with respect to the initial post-closing trades. In the case of a SPAC transaction, the value of the company is established by means of negotiations between the target company, LIVB and, in some cases, PIPE investors who agree to purchase shares at the time of the business combination. Therefore, buy and sell orders submitted prior to and at the opening of initial post-closing trading of the Covalto Class A Ordinary Shares on the NASDAQ will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. In addition, underwritten public offerings are frequently oversubscribed resulting in additional potential demand for shares in the aftermarket following the underwritten public offering. There will be no underwriters assuming risk in connection with an initial resale of shares of the Covalto Ordinary Shares or helping to stabilize, maintain or affect the public price of the Covalto Ordinary Shares following the Closing. Moreover, we will not engage in, and have not and will not, directly or indirectly, request the financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with the Covalto Ordinary Shares that will be outstanding immediately following the closing. All of these differences from an underwritten public offering of Covalto Securities could result in a more volatile price for the Covalto Ordinary Shares.

Further, we will not conduct a traditional “roadshow” with underwriters prior to the opening of initial post-closing trading of the Covalto Class A Ordinary Shares on the NASDAQ. There can be no guarantee that any information made available in this proxy statement/prospectus and/or otherwise disclosed or filed with the SEC will have the same impact on investor education as a traditional “roadshow” conducted in connection with an underwritten initial public offering. As a result, there may not be efficient or sufficient price discovery with respect to the Covalto Ordinary Shares or sufficient demand among potential investors immediately after the Closing, which could result in a more volatile price for Covalto Ordinary Shares.

Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if Covalto became a publicly-listed company through an underwritten initial public offering instead of upon completion of the Transactions.

Following the consummation of the Merger, Covalto may invest or spend the proceeds of the Merger and private placement in ways with which the investors may not agree or in ways which may not yield a return.

Our management will have considerable discretion in the application of the net proceeds of the Transactions and the private placement, and Covalto shareholders will not have the opportunity to approve how the proceeds are being used. If the net proceeds are used for corporate purposes that do not result in an increase to the value of Covalto’s business, the trading price of the Covalto Securities could decline.

Following the Merger, we will incur increased costs and become subject to additional regulations and requirements as a result of becoming a public company in the United States.

As a public company in the United States that qualifies as a foreign private issuer, we will become subject to certain of the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires the filing of annual reports on Form 20-F and current reports on Form 6-K with respect to a public company’s business and financial condition. The Sarbanes-Oxley Act requires, among other things, that a public company establish and maintain effective internal control over financial reporting.

As a result of these rules and regulations, we will incur substantial legal, accounting and financial compliance costs that we did not previously incur and some activities will become more time-consuming and costly. For example, these rules and regulations will likely make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be difficult for us to attract and retain qualified people to serve on our board of directors, our board committees or as executive officers.

In addition to the above, we expect that compliance with these requirements will increase our legal and financial compliance costs. Our management team and many of our other employees and independent contractors will need to devote substantial time to compliance and may not effectively or efficiently manage its transition into a public company.

We have made, and will continue to make, changes to our financial management control systems and other areas to manage our obligations as a public company in the United States, including corporate governance, corporate controls, disclosure controls and procedures and financial reporting and accounting systems. Implementation of such changes is costly, time-consuming and, even if implemented, may not be sufficient to allow us to satisfy our obligations as a public company on a timely basis. Any delay could impact our ability or prevent us from timely reporting our operating results or timely filing reports with the SEC. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. We may need to significantly expand our employee and independent contractor base in order to support our operations as a public company, increasing our operating costs.

Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could cause us to fail to meet our reporting obligations. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which could negatively affect the trading price of our securities.

We may not be able to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to us after the Merger is consummated.

As a public company, Covalto will be subject to Section 404 of the Sarbanes-Oxley Act. The Sarbanes-Oxley Act requires, among other things that, as a public company, Covalto’s principal executive officer and principal financial officer certify the effectiveness of its disclosure controls and procedures and its internal controls over financial reporting. Covalto continues to develop and refine its disclosure controls and procedures and its internal control over financial reporting. However, Covalto has not yet assessed its internal control over financial reporting for the purposes of complying with item 404 of the Sarbanes-Oxley Act and will only be required to do so in connection with its second annual report on Form 20-F following consummation of the Transactions. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Covalto as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Transactions. If Covalto is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of Covalto Ordinary Shares.

As a foreign private issuer and an emerging growth company, Covalto will be exempt from a number of rules under the U.S. securities laws and will be permitted to file less information with the SEC than U.S. domestic registrants and non-emerging growth companies. This may limit the information available to holders of Covalto’s securities.

We are, and will after the consummation of the Transactions be, considered a “foreign private issuer” under the Exchange Act and are therefore exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations for U.S. and other issuers. Moreover, we are not required to file certain periodic reports at all, and we are not required to file other periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. issuers with securities registered under the Exchange Act. We are not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our securities. Accordingly, after the Transactions, if you continue to hold our securities, you may receive less or different information about us than you currently receive with regard to LIVB or that you would receive about a U.S. issuer.

In addition, as a “foreign private issuer,” we are permitted to follow certain home-country corporate governance practices in lieu of certain NASDAQ corporate governance requirements. A foreign private issuer must disclose in its annual reports filed with the SEC each such requirement with which it does not comply followed by a description of its applicable home country practice. We currently intend to follow some, but not all, of the NASDAQ corporate governance requirements. With respect to the corporate governance requirements that we do follow, we cannot provide any assurances that we will continue to follow such corporate governance requirements in the future, and may therefore in the future, rely on available exemptions that would allow Covalto to follow its home country practice. Unlike the NASDAQ corporate governance requirements, under the corporate governance practice and requirements in the Cayman Islands, Covalto is not required to have a board consisting of a majority of independent directors, nor is Covalto required to have a compensation committee or a nomination or corporate governance committee consisting entirely of independent directors, or have regularly executive sessions with only independent directors each year. Such Cayman home country practices may afford less protection to holders of Covalto Ordinary Shares.

We are a “controlled company” within the meaning of NASDAQ corporate governance rules and, as a result, will qualify for, and intend to rely on, exemptions from certain NASDAQ corporate governance requirements. You will not have the same protections afforded to shareholders of companies that are subject to all such requirements.

Upon the completion of the business combination, the Co-Founders will continue to control a majority of the voting power of Covalto Shares, because they will hold Covalto Class B Ordinary Shares, each of which carries 10 votes per share. As a result of their voting control, the Co-Founders will effectively be able to determine the outcome of all matters requiring shareholder approval, including the appointment and removal of directors. As a result, the Co-Founders will have the ability to exercise significant influence over the appointment of the directors of Covalto and the authorization of major corporate transactions. This concentration of ownership may delay or deter possible changes in control and limit the liquidity of the trading market for Covalto Shares, which may reduce the value of an investment in such shares.

Additionally, we will be a “controlled company” within the meaning of the NASDAQ corporate governance rules. Under these rules, a company of which more than 50% of the voting power is held by an individual, a group or another company is a “controlled company” and may elect not to comply with certain NASDAQ corporate governance requirements, including requirements to (1) have a board that includes a majority of “independent directors,” as defined under NASDAQ corporate governance rules, (2) have a nominating and corporate governance committee of the board that is comprised entirely of independent directors, (3) have a compensation committee of the board that is comprised entirely of independent directors, and (4) have director nominees selected or recommended solely by independent directors or by a nominating committee that is comprised entirely of independent directors. Following the business combination, we intend to rely on all of these exemptions, including having a board without a majority of “independent directors” as defined under NASDAQ corporate governance rules, and we will be entitled to do so for as long as Covalto is considered a “controlled company.” Accordingly, you will not have the same protections afforded to shareholders of companies that are subject to all of the NASDAQ corporate governance requirements.

In the future, we may lose our foreign private issuer status, which would then require us to comply with the Exchange Act’s domestic reporting regime and cause us to incur significant legal, accounting and other expenses.

We could lose our status as a “foreign private issuer” under applicable securities laws and regulations if more than 50% of our outstanding voting securities become directly or indirectly held of record by U.S. Holders and any one of the following is true: (i) the majority of our directors or executive officers are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States, or if we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. If we lose our status as a “foreign private issuer” in the future, we will no longer be exempt from the rules described above and, among other things, will be required to file with the SEC periodic reports and annual and quarterly financial statements as if we were a company incorporated in the United States. Further, our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. If this were to happen, we would likely incur substantial costs in fulfilling these additional regulatory requirements, including significant additional legal, accounting and other expenses, and members of our management would likely have to divert time and resources from other responsibilities to ensure these additional regulatory requirements are fulfilled.

We may have material weaknesses with respect to our internal control over financial reporting.

As a public company, we are required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. We are in the process of evaluating our internal control over financial reporting and may identify material weaknesses. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis.

While we are committed to maintaining robust internal controls, we can give no assurance that material weaknesses will not be identified in the future. In addition, to the extent that we do identify material weaknesses, we can give no assurance that our modifications to our internal control will remediate the deficiencies on a timely basis to avoid errors in our financial statements that could result in a restatement of our financial statements, cause covenant breaches under our debt and/or other agreements, cause us to fail to meet our periodic reporting obligations, reduce investor confidence in us, materially and adversely affect the value of our common stock, or have a material adverse effect on our business, financial condition, results of operations and prospects.

We are an emerging growth company, and our independent public accounting firm has not yet conducted an audit of our internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act of 2002.

We are an emerging growth company, as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced financial disclosure obligations, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and any golden parachute payments not previously approved. Pursuant to Section 107 of the JOBS Act, as an emerging growth company, we have elected to use the extended transition period for complying with new or revised accounting standards until those standards would otherwise apply to private companies. As a result, our consolidated financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies. We are permitted to take advantage of these provisions until we are no longer an emerging growth company. We will cease to be an emerging growth company upon the earliest of: (a) five fiscal years after we become a publicly-listed company, (b) the last date of our fiscal year in which we have a total annual gross revenue of at least U.S.$1,235,000,000, (c) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least U.S.$700.0 million of outstanding securities held by non-affiliates or (d) the date on which we have issued more than U.S.$1.0 billion in non-convertible debt securities during the previous three years.

We may choose to take advantage of some but not all of these reduced reporting requirements. If we take advantage of any of these reduced reporting requirements in future filings, the information that we provide our security holders may be different from the information you might receive from other public companies in which you hold equity interests. We cannot predict if investors will find our Covalto Class A Ordinary Shares less attractive because we may rely on these exemptions.

Covalto’s financial results forecast relies in large part upon assumptions and analyses developed by the company. If these assumptions or analyses prove to be incorrect, Covalto’s actual results may be materially different from its forecasted results.

The projected financial information appearing elsewhere in this proxy statement/prospectus reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Covalto’s business, all of which are difficult to predict and many of which are beyond Covalto’s and LIVB’s control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, these financial projections constitute forward-looking information and are subject to risks and uncertainties, including the various risks and uncertainties set forth in this “Risk Factors” section and in the “Cautionary Note Regarding Forward-Looking Statements; Market, Ranking and other Industry Data” section of this proxy statement/prospectus.

The financial projections were prepared solely for internal use and not with a view toward public disclosure, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. None of Covalto’s independent registered accounting firm, LIVB’s independent registered accounting firm or any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the financial projections. Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared. The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that LIVB, Covalto, or their respective affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. The financial forecasts are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this information statement are cautioned not to place undue reliance on this information. Unfavorable changes in any of these or other factors, most of which are beyond Covalto’s or LIVB’s control, could materially and adversely affect its business, results of operations and financial results.

LIVB is not required to obtain an opinion from an independent investment banking firm or from an independent accounting firm, and consequently, you may have no assurance from an independent source that the price LIVB is paying for the business is fair to LIVB and its public shareholders from a financial point of view.

Since the Transactions is not with an affiliated entity, LIVB is not required to obtain an opinion from an independent investment banking firm or another independent firm that commonly renders valuation opinions for companies similar to Covalto or from any other independent third party that the price LIVB is paying for the Transactions is fair to LIVB Shareholders from a financial point of view, unless the LIVB Board cannot independently determine the fair market value of the target business or businesses. Since no opinion has been obtained, the LIVB Shareholders are relying on the judgment of the LIVB Board, who determined fair market value based on standards generally accepted by the financial community.

Following the Merger, Covalto’s co-founders will control the company, and they may take actions which are not necessarily in our interest or in the interest of Covalto’s other shareholders

Covalto Class A Ordinary Shares, which are the shares that are being listed, have one vote per share, and Covalto Class B Ordinary Shares have 10 (ten) votes per share. At the Closing, the Covalto Co-Founders are expected to receive all of the Covalto Class B Ordinary Shares that will be issued and outstanding. By virtue of their holdings of Covalto Class B Ordinary Shares, the Covalto Co-Founders are expected to hold approximately 66.24 % of Covalto’s voting power immediately following the Closing in the no redemption scenario. See “Description of Covalto Securities—Share Capital” for further discussion of the terms of the Covalto A&R Memorandum and Articles of Association that will be in effect immediately prior to the Closing. Accordingly, except with respect to the limited matters relating to the variation of the rights attaching to Covalto Class A Ordinary Shares, the Covalto Co-Founders will control all matters submitted to the Covalto shareholders for the foreseeable future that require the approval of the shareholders by ordinary resolution (which require the affirmative vote of a simple majority of the votes cast by the shareholders entitled to vote who are present in person or by proxy at a general meeting) and will have a significant influence on all matters submitted to the Covalto shareholders for the foreseeable future that require the approval of the shareholders by special resolution (which require the affirmative vote of no less than two-thirds of the votes cast by the shareholders entitled to vote who are present in person or by proxy at a general meeting), including, as applicable, the appointment of directors, amendments of Covalto’s organizational documents, compensation matters, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring shareholder approval.

The Covalto Co-Founders may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control and influence is likely to have the effect of limiting the likelihood of an unsolicited merger proposal, unsolicited tender offer, or proxy contest for the removal of directors. As a result, our governance structure and the adoption of the Covalto A&R Memorandum and Articles of Association may have the effect of depriving Covalto shareholders of an opportunity to sell their shares at a premium over prevailing market prices and make it more difficult to replace Covalto’s directors and management.

Additionally, being a controlled company, relevant risks materializing at the ultimate parent level could have a negative impact on the trading price of Covalto Securities and its financial condition, credit ratings or reputation.

The disparity in voting rights among classes of our shares may have a potential adverse effect on the price of our Class A Ordinary Shares, and may limit or preclude your ability to influence corporate matters.

Each Class A Ordinary Share will entitle its holder to one vote per share on all matters submitted to a vote of our shareholders. Each holder of our Class B Ordinary Shares will be entitled to 10 votes per share. The difference in voting rights could adversely affect the value of our Class A Ordinary Shares by, for example, delaying or deferring a change of control or, if investors view or any potential future purchaser of our company views, the superior voting rights of the Class B Ordinary Shares have value. Given the ten-to-one voting ratio between our Class B Ordinary Shares and Class A Ordinary Share, the holders of our Class B Ordinary Shares collectively will continue to control a majority of the combined voting power of our shares and therefore be able to control all matters submitted to our shareholders so long as the Class B Ordinary Shares represent at least 10% of all outstanding shares of our Class A and Class B Ordinary Shares in addition to certain other rights to which our controlling shareholders are entitled (see risk factor immediately above and “Description of Covalto Securities—Share Capital”). This concentrated control will limit or preclude your ability to influence corporate matters for the foreseeable future.

Future transfers by holders of Class B Ordinary Shares will generally result in those shares converting to Class A Ordinary Shares, subject to limited exceptions, such as certain transfers effected to permitted transferees (including certain transfers between our controlling shareholders) or for estate planning or charitable purposes as well as transfers between our controlling shareholders. The conversion of Class B Ordinary Shares to Class A Ordinary Shares will have the effect, over time, of increasing the relative voting power of those holders of Class B Ordinary Shares who retain their shares in the long term. For a description of our dual class structure, see “Description of Covalto Securities—Share Capital.”

Because Covalto is incorporated under the laws of the Cayman Islands, the rights of its shareholders, including with respect to fiduciary duties and corporate opportunities, may be different from the rights of shareholders and responsibilities of directors in companies governed by the laws of U.S. or other jurisdictions. Shareholders of Covalto may face difficulties in protecting their interests, and their ability to protect their rights through the U.S. federal courts may be limited.

We are a Cayman Islands exempted company with limited liability. Our corporate affairs are governed by our Articles of Association and by the laws of the Cayman Islands. The rights of shareholders and the responsibilities of members of our board of directors may be different from the rights of shareholders and responsibilities of directors in companies governed by the laws of U.S. jurisdictions. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. In particular, as a matter of Cayman Islands law, directors of a Cayman Islands company owe fiduciary duties to the company and separately a duty of care, diligence and skill to the company. Under Cayman Islands law, directors and officers occupy a fiduciary position in relation to the company and owe duties such as: (1) duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole; (2) duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose; (3) directors should not improperly fetter the exercise of future discretion; (4) duty to exercise powers fairly as between different shareholders; (5) duty to exercise independent judgment; and (6) duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests. Our Articles of Association have varied this last obligation by providing that a director must disclose the nature and extent of his or her interest in any contract or arrangement, and following such disclosure and subject to any separate requirement under applicable law or the NASDAQ corporate governance rules, and unless disqualified by the chairman of the relevant meeting, such director may vote in respect of any transaction or arrangement in which he or she is interested and may be counted in the quorum at the meeting. Conversely, under Delaware corporate law, a director has a fiduciary duty to the corporation and its stockholders (made up of two components) and the director’s duties prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. See “Description of Share Capital—Principal Differences between Cayman Islands and U.S. Corporate Law.”

Covalto’s Cayman Islands counsel has informed us that, based on established principles of common law, the Grand Court of the Cayman Islands will not enforce public or penal laws of another sovereign state where to do so would allow those foreign laws to operate as an extension of the sovereign power of the foreign state within the territory of its state. In relation to any civil liability established against Covalto in a judgment of any United States court under securities laws, therefore, a question will arise whether that liability is to pay compensation as a result of the vindication of a private law right, which may be enforceable in the Cayman Islands, or whether it is a liability arising under public law and operating as an extension of the sovereign power of the foreign state, which is unlikely to be enforceable in the Cayman Islands. This issue will turn in particular on which specific provision of the securities laws gave rise to the judgment concerned and the nature of the judgment entered.

Subject to the above, Covalto’s Cayman Islands counsel has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a definite sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be recognized at common law and enforced as a debt in the courts of the Cayman Islands.

Covalto believes that a final and conclusive judgment for a definite monetary sum entered by a United States court, including (subject to the above) where the judgment vindicates a private law right under federal securities laws of the United States, may be enforced in the Cayman Islands, subject to certain requirements described below. In the case of a foreign judgment of a United States court, the foreign judgment can be recognized and enforced only by action, which involves issuing a Writ action in the Grand Court of the Cayman Islands in reliance on the foreign judgment, seeking the same relief ordered in the United States court. On a summary application in the Grand Court following issue of the Writ, the foreign judgment may be recognized and enforced at common law, provided that the judgment was a final and conclusive judgment of a court of competent jurisdiction in the territory in which it was pronounced, final and conclusive on the merits, Covalto submitted to the jurisdiction of the foreign court (or was otherwise subject to the jurisdiction of the foreign court), and provided that the foreign judgment is not (i) impeachable for fraud (i.e. fraud on the part of the party in whose favor the judgment was given or fraud on the part of the court pronouncing the judgment) (ii) incapable of being recognized or enforced on public policy grounds or (iii) a foreign judgment obtained in proceedings conducted in a manner contrary to principles of natural justice.

Covalto also believes that a judgment against the members of its board of directors or its executive officers obtained in the United States would be capable of being recognized and enforced in a like manner, save that the Grand Court of the Cayman Islands would also need to give leave to serve the Writ (seeking recognition and enforcement) on the members of the board of directors or its executive officers outside the Cayman Islands, if they are resident elsewhere.

The judicial recognition process before the Grand Court of the Cayman Islands may be time consuming and may give rise to difficulties, including for the reasons above. Accordingly, Covalto cannot guarantee that judicial recognition of a foreign judgment would be successful, that the judicial recognition process would be conducted in a timely manner or that the Grand Court of the Cayman Islands would enforce a judgment of a court in any foreign country.

We do not expect to pay dividends for the foreseeable future after the Merger.

Following the Transactions, we currently intend to retain our future earnings, if any, to finance the further development and expansion of our business and do not intend to pay dividends to shareholders in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in the Cayman Company Law and in future agreements and financing instruments, business prospects and such other factors as our board of directors deems relevant. As a result, you may not receive any return on an investment in Covalto Class A Ordinary Shares unless you sell Covalto Class A Ordinary Shares for a price greater than that which you paid for them. See “Price Range of Securities and Dividends.”

The trading market for our securities will be influenced by the research and reports that analysts may publish about us, our business, our market and our competitors, or by the lack of any such research and reports. If the Merger’s benefits do not meet the expectations of these analysts, the market price of our securities may decline.

The trading market for Covalto Class A Ordinary Shares will depend in part on the research and reports that analysts publish about our business. We do not have any control over these analysts. If the perceived benefits of the Transactions do not meet the expectations of these analysts, the market price of LIVB’s securities prior to the Closing may decline. Moreover, if one or more of the analysts who cover us downgrade Covalto Class A Ordinary Shares or publish inaccurate or unfavorable research about our business, the price of Covalto Class A Ordinary Shares may decline. If few analysts cover us, demand for Covalto Class A Ordinary Shares could decrease, and Covalto Class A Ordinary Shares and trading volume may decline. Similar results may occur if one or more of these analysts stop covering us in the future or fail to publish reports on us regularly.

We expect fluctuations in our results of operations, making it difficult to project future results, and if we fail to meet the expectations of analysts or investors with respect to our results of operations, our stock price could decline.

Our results of operations have fluctuated in the past and are expected to fluctuate in the future due to a variety of factors, many of which are outside of our control. As a result, our past results may not be indicative of our future performance. In addition to the other risks described herein, factors that may affect our results of operations include the following:

•	fluctuations in demand for or pricing of our service;

•	our ability to attract new customers or retain existing customers;

•	customer expansion rates;

•	seasonality;

•	investments in new features and functionality;

•	the speed with which we are able to provide our services to customers;

•	changes in customers’ budgets, the timing of their budget cycles and purchasing decisions;

•	our ability to control costs, including our operating expenses;

•	the amount and timing of payment for operating expenses, particularly research and development and sales and marketing expenses;

•	the amount and timing of non-cash expenses, including stock-based compensation, goodwill impairments and other non-cash charges;

•	the amount and timing of costs associated with recruiting, training and integrating new employees and retaining and motivating existing employees;

•	the effects and timing of acquisitions and their integration;

•	general economic conditions, both domestically and internationally, as well as economic conditions specifically affecting industries in which our customers participate;

•	fluctuations in currency exchange rates and changes in the proportion of our revenue and expenses denominated in foreign currencies;

•	health epidemics or pandemics, such as the COVID-19 pandemic;

•	the impact, or timing of our adoption, of new accounting pronouncements;

•	changes in regulatory or legal environments that may cause us to incur, among other things, expenses associated with compliance;

•

the overall tax rate for our business, which may be affected by the mix of income we earn in Mexico and in jurisdictions with different tax rates, the effects of stock-based compensation and the effects of changes in our business;

•

the impact of changes in tax laws or judicial or regulatory interpretations of tax laws, which are recorded in the period such laws are enacted or interpretations are issued and may significantly affect the effective tax rate of that period;

•	changes in the competitive dynamics of our market, including consolidation among competitors or customers; and

•	significant security breaches of, technical difficulties with, or interruptions to, the delivery and use of our services.

Any of these and other factors, or the cumulative effect of some of these factors, may cause our results of operations to vary significantly. If our quarterly results of operations fall below the expectations of investors or analysts who follow our stock, the price of Covalto Ordinary Shares could decline substantially, and we could face costly lawsuits, including securities class actions.

Substantial future sales, or the perception of future sales, of our securities could cause the market price of our securities to decline, even if our business is doing well.

Pursuant to the Sponsor Voting Agreement, LIVB, the Sponsor and certain other persons listed thereto have agreed that, during the applicable lock-up period, they will not sell or assign, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidation with respect to or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any Covalto Security, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or any other derivative transaction with respect to, any Covalto Security, whether any such transaction is to be settled by delivery of such Covalto Security, in cash or otherwise, or publicly announce any intention to effect any such transaction. See “Agreements Relating to the Business Combination Agreement—Sponsor Voting Agreement.”

Further, the Registration Rights Agreement provides the Sponsor and certain other parties thereto with customary demand registration rights and piggy-back registration rights with respect to registration statements filed by Covalto after the Closing. See “Agreements Relating to the Business Combination Agreement—Registration Rights Agreement.”

Upon expiration of the applicable lock-up period and upon the effectiveness of any registration statement that Covalto files pursuant to the above-referenced Registration Rights Agreement, in a registered offering of securities pursuant to the Securities Act or otherwise in accordance with Rule 144 under the Securities Act, the Covalto shareholders may sell large amounts of Covalto Ordinary Shares in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in the trading price of the Covalto Ordinary Shares or putting significant downward pressure on the trading price of the Covalto Ordinary Shares. Further, sales of Covalto Ordinary Shares upon expiration of the applicable lockup period could encourage short sales by market participants. Generally, short selling means selling a security, contract or commodity not owned by the seller. The seller is committed to eventually purchase the financial instrument previously sold. Short sales are used to capitalize on an expected decline in the security’s price. As such, short sales of Covalto Ordinary Shares could have a tendency to depress the price of the Covalto Ordinary Shares, which could increase the potential for short sales.

We cannot predict the size of future issuances of Covalto Ordinary Shares or the effect, if any, that future issuances and sales of shares of Covalto Ordinary Shares will have on the market price of the Covalto Ordinary

Shares. Sales of substantial amounts of Covalto Ordinary Shares (including those shares issued in connection with the Transactions), or the perception that such sales could occur, may materially and adversely affect prevailing market prices of Covalto Ordinary Shares.

A market for our securities may not develop, which would adversely affect the liquidity and price of our securities.

Following the Transactions, the price of Covalto Securities may fluctuate significantly due to the market’s reaction to the Transactions and general market and economic conditions. An active trading market for the Covalto Securities following the Transactions may never develop or, if it develops, it may not be sustained. You may be unable to sell your Covalto Ordinary Shares unless a market can be established and sustained. This risk will be exacerbated if there is a high level of redemptions of the LIVB Public Shares in connection with the Closing of the Transactions.

Covalto and LIVB have incurred and will incur significant, non-recurring transaction costs in connection with the Merger, private placement and related transactions, such as legal, accounting, consulting, and financial advisory fees, which may be paid out of the proceeds of the Merger and the private placement.

Covalto and LIVB have incurred and expect that they will incur significant, non-recurring costs in connection with consummating the Transactions. Covalto and LIVB will also incur significant legal, financial advisor, accounting, banking and consulting fees, SEC filing fees, printing and mailing fees and other costs associated with the Transactions. Covalto and LIVB estimate that they will incur approximately U.S.$18 million in aggregate transaction costs. Some of these costs are payable regardless of whether the Transactions is completed.

LIVB is attempting to complete the Merger with a private company about which little information is available, which may result in an inadequate due diligence investigation of the target’s business and a business combination that is not as profitable as LIVB suspects, if at all.

We are seeking to effectuate the Transactions with a privately held company. Very little public information generally exists about private companies, including Covalto. The LIVB Board was required, and the LIVB Shareholders will be required to make decisions on whether to pursue the Transactions on the basis of limited information and certain information relating to projections and forecasts, which are inherently based on various estimates and assumptions that are subject to the judgment of those preparing them, which may result in the Transactions being less profitable than LIVB expected, if at all.

If our securities are not eligible for deposit and clearing within the facilities of the Depository Trust Company, then transactions in our securities may be disrupted.

The facilities of the Depository Trust Company (“DTC”) are a widely used mechanism that allow for rapid electronic transfers of securities between the participants in the DTC system, which include many large banks and brokerage firms. Covalto expects that the Covalto Class A Ordinary Shares and the Covalto Warrants will be eligible for deposit and clearing within the DTC system. Covalto expects to enter into arrangements with DTC whereby it will agree to indemnify DTC for stamp duty that may be assessed upon it as a result of its service as a depository and clearing agency for the Covalto Class A Ordinary Shares and the Covalto Warrants. Covalto expects these actions, among others, will result in DTC agreeing to accept the Covalto Class A Ordinary Shares and the Covalto Warrants for deposit and clearing within its facilities.

DTC is not obligated to accept the Covalto Class A Ordinary Shares or the Covalto Warrants for deposit and clearing within its facilities in connection with the listing, and even if DTC does initially accept the Covalto Class A Ordinary Shares or the Covalto Warrants, it will generally have discretion to cease to act as a depository and clearing agency for the Covalto Class A Ordinary Shares or the PubCo Warrants.

If DTC determines prior to the consummation of the Transactions that the Covalto Class A Ordinary Shares or the Covalto Warrants are not eligible for clearance within the DTC system, then Covalto would not expect to consummate the Transactions and the listing contemplated by this proxy statement/prospectus in its current form. However, if DTC determines at any time after the completion of the Transactions and the listing that the Covalto Class A Ordinary Shares or the Covalto Warrants were not eligible for continued deposit and clearance within its facilities, then Covalto believes that the Covalto Class A Ordinary Shares or the Covalto Warrants would not be eligible for continued listing on a U.S. securities exchange and trading in the Covalto Securities would be disrupted. While Covalto would pursue alternative arrangements to preserve its listing and maintain trading of the Covalto Securities, any such disruption could have a material adverse effect on the market price of the Covalto Securities.

There are risks to LIVB Public Shareholders related to becoming shareholders of Covalto through the Merger rather than through an underwritten public offering, including no independent due diligence review by an underwriter.

Section 11 of the Securities Act (“Section 11”) imposes liability on parties, including underwriters, involved in a securities offering if the registration statement contains a materially false statement or material omission. To effectively establish a due diligence defense against a cause of action brought pursuant to Section 11, a defendant, including an underwriter, carries the burden of proof to demonstrate that such defendant, after reasonable investigation, believed that the statements in the registration statement were true and free of material omissions. In order to meet this burden of proof, underwriters in a registered offering typically conduct extensive due diligence of the registrant and vet the registrant’s disclosure. Such due diligence may include calls with the issuer’s management, review of material agreements, and background checks on key personnel, among other investigations. Because Covalto intends to become publicly traded through a business combination with a special purpose acquisition company rather than through an underwritten offering of Covalto’s Ordinary Shares, no underwriter is involved in the Transactions. As a result, no underwriter has conducted due diligence on Covalto in order to establish a due diligence defense with respect to the disclosure presented in this proxy statement/prospectus. If such investigation had occurred, certain information in this proxy statement/prospectus may have been presented in a different manner or additional information may have been presented at the request of such underwriter. See “—As a private investor in Covalto, you will not have the same protections as an investor in an underwritten public offering of securities of Covalto.”

NASDAQ may not list our securities on its exchange, and if they are listed, NASDAQ may delist our securities from trading on its exchange, which could limit investors’ ability to transact in our securities and subject us to additional trading restrictions.

In connection with the closing of the Transactions, we intend to apply to have the Covalto Class A Ordinary Shares and the Covalto Warrants listed on the NASDAQ under the symbols “CVTO” and “CVTOW,” respectively. Covalto will be required to meet the initial listing requirements of the NASDAQ in order to list the Covalto Class A Ordinary Shares and the Covalto Warrants. There can be no assurance that Covalto will be able to meet those initial listing requirements. In particular, the NASDAQ requires listed companies to have at least a net income standard of at least U.S.$750,000, a minimum public float of 1,000,000 shares, at least 300 shareholders, and a share bid price of at least U.S.$4 (with certain exceptions). Even if Covalto’s securities are so listed, Covalto may be unable to maintain the listing of its securities in the future.

Covalto’s continued eligibility for listing may depend on the number of its shares that are converted. If, after the Transactions and the listing of the Covalto Class A Ordinary Shares and Covalto Warrants, the NASDAQ delists such shares from trading on its exchange for failure to meet the listing standards, Covalto and its shareholders could face significant material adverse consequences including:

•	a limited availability of market quotations for Covalto’s securities;

•	reduced liquidity for Covalto’s securities;

•

a determination that Covalto’s shares is a “penny stock” which will require brokers trading in Covalto’s shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for Covalto Ordinary Shares;

•	a limited amount of analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

An active trading market for Covalto Ordinary Shares may never develop or, if developed, it may not be sustained. You may be unable to sell your Covalto Ordinary Shares unless a market can be established and sustained. This risk will be exacerbated if there is a high level of redemptions of the LIVB Public Shares in connection with the Closing of the Transactions.

Subsequent to the completion of the Merger, Covalto may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on Covalto’s financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Even though LIVB has conducted due diligence on Covalto, it cannot guarantee that this diligence will surface all material issues that may be present inside Covalto, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Covalto’s business and outside of LIVB’s or Covalto’s control will not later arise.

As a result of these factors, Covalto may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in reporting losses. Even if LIVB’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with LIVB’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on Covalto’s liquidity, the fact that charges of this nature are reported, could contribute to negative market perceptions about Covalto or Covalto’s securities. In addition, charges of this nature may cause Covalto to violate net worth or other covenants to which it may be subject as a result of assuming pre-existing debt held by Covalto or by virtue of post-combination debt financing.

Accordingly, any LIVB Shareholders who choose to become holders of Covalto Ordinary Shares following the Transactions could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to claim successfully that the reduction was due to the breach by LIVB officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that this proxy statement/prospectus contained an actionable material misstatement or material omission.

The investors of Covalto will experience immediate dilution due to the issuance of securities to the shareholders of LIVB, and Mandatorily Convertible Noteholders, as consideration in the Merger. Having a minority share position likely reduces the influence that Covalto’s investors have on the management of the Company.

Based on Covalto’s current capitalization, we anticipate Covalto issuing (or reserving for issuance) an aggregate of ordinary shares, subject to adjustment, to LIVB as consideration for the Transactions. It is anticipated that, upon completion of the Transactions, assuming no redemptions: (1) LIVB Shareholders will own approximately 15.78% of the outstanding Covalto Ordinary Shares; (2) Mandatorily Convertible Noteholders (including the Anchor Investor) will own approximately 9.37% of the outstanding Covalto Ordinary Shares; and (3) the Sponsor will own approximately 4.17% of the outstanding Covalto Ordinary Shares. These ownership percentages take into account Covalto Warrants to purchase Covalto Class A Ordinary Shares that will remain outstanding immediately following the Transactions.

If any of the LIVB Ordinary Shares are redeemed in connection with the Transactions, the percentage of outstanding Covalto Ordinary Shares held by LIVB Shareholders will decrease and the percentages of outstanding Covalto Ordinary Shares held immediately following the Closing of the Transactions by each of the Sponsor and LIVB will increase. To the extent that any of the outstanding Covalto Warrants are exercised for Covalto Class A Ordinary Shares, the existing LIVB Shareholders may experience further dilution. Such dilution could, among other things, limit the ability of LIVB Shareholders to influence the management of Covalto through the appointment of directors following the Transactions.

Being a public company requires significant resources and management attention and may affect our ability to attract and retain executive management and qualified board members.

Covalto will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, NASDAQ corporate governance rules and other applicable securities law, rules and regulations. As such, Covalto will incur additional legal, accounting and other expenses following completion of the Transactions. These expenses may increase even more if Covalto no longer qualifies as an “emerging growth company,” as defined in Section 2(a) of the Securities Act. See “—As a foreign private issuer and an emerging growth company, Covalto will be exempt from a number of rules under the U.S. securities laws and will be permitted to file less information with the SEC than U.S. domestic registrants and non-emerging growth companies. This may limit the information available to holders of Covalto’s securities.” The Exchange Act requires, among other things, that Covalto file annual and current reports with respect to its business and operating results. The Sarbanes-Oxley Act requires, among other things, that Covalto maintains effective disclosure controls and procedures and internal control over financial reporting. Covalto may need to hire more employees post-Transactions or engage outside consultants to comply with these requirements, which will increase its post-Transactions costs and expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. Covalto expects these laws and regulations to increase its legal and financial compliance costs after the Transactions and to render some activities more time-consuming and costly, although Covalto is currently unable to estimate these costs with any degree of certainty.

Many members of Covalto’s management team will have limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Covalto’s management team may not successfully or efficiently manage the transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and regulations and the continuous scrutiny of securities analysts and investors. The need to establish the corporate infrastructure demanded of a public company may divert the management’s attention from implementing its growth strategy, which could prevent Covalto from improving its business, financial condition and results of operations. Furthermore, Covalto expects these rules and regulations to make it more difficult and more expensive for Covalto to obtain director and officer liability insurance, and consequently Covalto may be required to incur substantial costs to maintain the same or similar coverage. These additional obligations could have a material adverse effect on its business, financial condition, results of operations and prospects. These factors could also make it more difficult for Covalto to attract and retain qualified members of its board of directors, particularly to serve on Covalto’s audit committee, and qualified executive officers.

As a result of disclosure of information in this proxy statement/prospectus and in filings required of a public company, Covalto’s business and financial condition will become more visible, which Covalto believes may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, Covalto’s business and operating results could be adversely affected, and, even if the claims do not result in litigation or are resolved in Covalto’s favor, these claims, and the time and resources necessary to resolve them, could cause an adverse effect on its business, financial condition, results of operations, prospects and reputation.

Our business and operations could be negatively affected if it becomes subject to any securities litigation, shareholder activism, regulatory actions or compliance issues which could cause us to incur significant expenses, hinder execution of business and growth strategies, including by distracting our management and impacting the price of our securities.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Shareholder activism, which could take many forms or arise in a variety of situations, as well as the frequency of lawsuits against SPAC sponsors, has been increasing recently, especially in the context of SPAC business combinations. Volatility in the share price of our securities or other reasons may in the future cause us to become the target of securities litigation or shareholder activism. Securities litigation and shareholder activism, including potential proxy contests, could result in substantial costs and divert our management attention and resources from our business. Additionally, such securities litigation and shareholder activism could give rise to perceived uncertainties as to our future, adversely affect our relationships with customers and make it more difficult to attract and retain qualified personnel. Also, we may be required to incur significant legal fees and other expenses related to any securities litigation and activist shareholder matters. Further, the price of our securities could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and shareholder activism.

Changes to the proposed structure of the Merger may be required as a result of applicable laws or regulations.

Completion of the Transactions is conditioned upon the receipt of certain legal and regulatory approvals, and neither LIVB nor Covalto can provide assurance that these approvals will be obtained. If any conditions or changes to the proposed structure of the Transactions are required to obtain these legal and regulatory approvals, they may have the effect of jeopardizing or delaying completion of the Transactions or reducing the anticipated benefits of the Transactions. If LIVB or Covalto agrees to any material conditions in order to obtain any approvals required to complete the Transactions, the business and results of operations of the combined company may be adversely affected.

LIVB and Covalto will be subject to business uncertainties and contractual restrictions while the Merger is pending, and such uncertainty could have a material adverse effect on LIVB’s and Covalto’s business, financial condition, and results of operations.

Uncertainty about the closing or effect of the Transactions may affect the relationship between LIVB and Covalto and their respective suppliers, customers, bondholders, distributors, landlords, licensors and licensees and other business partners during the pendency of the Transactions. These uncertainties may cause parties that deal with LIVB or Covalto to seek to change existing business relationships with them and to delay or defer decisions concerning LIVB or Covalto. In addition, LIVB and Covalto have contracts with some of these parties that may require LIVB or Covalto, as applicable, to obtain approval from these parties in connection with the Transactions. If these approvals cannot be obtained, the counterparties to these contracts and other third parties with which LIVB or Covalto currently have relationships may have the ability to terminate, reduce the scope of or otherwise materially adversely alter their relationships with either or both parties in anticipation of the Transactions, or with Covalto following the Transactions. The pursuit of such rights may result in LIVB or Covalto suffering a loss of potential future revenue or incurring liabilities in connection with a breach of such agreements and losing rights that are material to its business. Changes to existing business relationships, including termination or modification, could negatively affect each of LIVB’s and Covalto’s revenue, earnings and cash flow and, consequently, Covalto’s revenue, earnings and cash flow as well as the market price of the Covalto Securities following the Transactions.

Additionally, the attention of LIVB’s and Covalto’s management may be directed towards the completion of the Transactions, including obtaining regulatory approvals and other transaction-related considerations, and may be diverted from the day-to-day business operations of LIVB and Covalto, as applicable, and matters related to the Transactions may require commitments of time and resources that could otherwise have been devoted to other opportunities that might have been beneficial to LIVB and Covalto, as applicable. Further, the Transactions may give rise to potential liabilities, including as a result of future stockholder lawsuits relating to the Transactions. Any of these matters could adversely affect the businesses, financial condition or results of operations of LIVB and Covalto.

Any such disruptions could limit Covalto’s ability to achieve the anticipated benefits of the Transactions. The adverse effect of such disruptions could also be exacerbated by a delay in the closing of the Transactions or the termination of the Transactions Agreement.

The ability of the public shareholders of LIVB to exercise redemption rights with respect to its shares, either in connection with the extension vote (if required) or in connection with the Merger, may deplete LIVB’s trust account prior to the Merger and thereby diminish the amount of working capital of Covalto following the consummation of the Merger.

We have entered into the Transactions Agreement and do not know how many LIVB Shareholders may exercise their redemption rights, and LIVB will therefore need to structure the transaction based on its expectations as to the number of shares that will be submitted for redemption. As the Transactions Agreement requires LIVB to have a minimum amount of cash at the First Effective Time, it will need to reserve a portion of the cash in the Trust Account to meet such requirements, or arrange for third party financing. In addition, if a larger number of shares are submitted for redemption than LIVB initially expected, LIVB may need to restructure the transaction to reserve a greater portion of the cash in the Trust Account or arrange for third party financing. Raising additional third party financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels. The above considerations may limit LIVB’s ability to optimize its capital structure.

The amount of cash raised in the PIPE private placement may not be sufficient to overcome the amount of any redemptions of shares by LIVB Public Shareholders, either in connection with the extension vote (if required) or in connection with the Merger, which could impair the completion of the Merger, or force it to be completed at different terms and with a different pro-forma ownership structure than currently envisioned.

If a larger number of shares are submitted for redemption by LIVB Public Shareholders than LIVB initially expected, either in connection with the extension vote (if required) or in connection with the Transactions, the funding of such redemptions of shares may deplete LIVB’s Trust Account prior to the Transactions and, if the amount of cash raised in the Anchor Investment is not sufficient to offset the amount of cash need to fund any such redemptions, LIVB may not have sufficient funds to complete the Transactions, or may be forced to complete the Transactions at different terms and with a different pro-forma ownership structure than currently envisioned.

The ability of LIVB, Covalto and the other parties to the Business Combination Agreement to consummate the Merger may be adversely affected by the COVID-19 pandemic and the status of equity and debt markets.

The COVID-19 pandemic has resulted in governmental authorities worldwide implementing numerous measures to contain the virus, including travel restrictions, quarantines, shelter-in-place orders and business limitations and shutdowns. More generally, the pandemic raises the possibility of an extended global economic downturn and has caused volatility in financial markets. The pandemic may also amplify many of the other risks described in this proxy statement/prospectus.

LIVB and Covalto may be unable to complete the Transactions if concerns relating to COVID-19 continue to restrict the movement of people and cause further shutdowns or closures of businesses and other limitations.

The extent to which COVID-19 impacts LIVB’s and Covalto’s ability to consummate the Transactions will depend on future developments, which are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an extended period of time, LIVB’s and Covalto’s ability to consummate the Transactions may be materially and adversely affected.

Past performance by entities affiliated with LIVB or the Sponsor, including LIVB’s management team, may not be indicative of the future performance of LIVB’s Merger with Covalto.

Information regarding performance by, or businesses associated with, the Sponsor, the LIVB management team and their affiliates is presented for informational purposes only. Past performance by the Sponsor, LIVB and their management team, including their affiliates’ past performance, is not a guarantee of success with respect to the Transactions. Additionally, in the course of their respective careers, members of the Sponsor and LIVB management teams may have been involved in businesses and deals that were unsuccessful. You should not rely on the historical record of the Sponsor or LIVB management team or their affiliates as indicative of the future performance of an investment in Covalto or the returns that Covalto will, or is likely to, generate going forward.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS;

MARKET, RANKING AND OTHER INDUSTRY DATA

This proxy statement/prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this proxy statement/prospectus, including statements regarding Covalto’s, LIVB’s or the post-Closing combined company’s future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “strategy,” “future,” “opportunity,” “may,” “target,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” or similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements include, without limitation, Covalto’s or LIVB’s expectations concerning the outlook for their or the post-Closing combined company’s business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, as well as any information concerning possible or assumed future results of operations of the post-Closing combined company as set forth in the section of this proxy statement/prospectus entitled “Proposal One—The Business Combination Proposal.” Forward-looking statements also include statements regarding the expected benefits of the Merger.

Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:

•	the risk that the Merger may not be completed in a timely manner or at all;

•	the effect of the announcement or pendency of the Merger on Covalto’s business;

•	the failure to satisfy the conditions to the consummation of the Merger;

•	the incurrence of significant costs in connection with and following the Merger;

•	the inability to complete the Transactions;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination Agreement;

•	market interest rates;

•	the amount of LIVB Shareholder redemption requests made by LIVB Public Shareholders;

•	the effect of the announcement or pendency of the Merger on Covalto’s business;

•	risks that the Merger disrupts current plans and operations of Covalto;

•	potential litigation or conflicts relating to the Merger;

•	Covalto’s ability to raise debt and equity capital required to manage the business and meet its growth plan;

•	the ability to implement business plans and other expectations after the consummation of the Merger;

•	economic downturn and the ability of Covalto’s customers to repay their obligations

•	The U.S. dollar / peso exchange rate;

•	difficult market or political conditions in which Covalto competes;

•	the uncertain future prospects and rate of growth of Covalto due to its relatively limited operating history;

•	the ability of Covalto to improve, operate and implement its technology, including as it expands into new businesses;

•	competition in retaining and attracting and onboarding new customers ;

•	potential difficulties in retaining Covalto’s current management team and other key employees, including highly-skilled technical experts;

•	Covalto’s estimates of its future financial performance;

•	changes in the political, legal and regulatory framework for banks, lending businesses and with respect to the availability of tax and other data;

•	the impact of health epidemics, including the ongoing COVID-19 pandemic;

•	risks related to data security and privacy;

•	changes to accounting principles and guidelines;

•	potential litigation relating to the Merger;

•	following the Closing, the ability to maintain the listing of Covalto’s securities on the NASDAQ;

•	the price of Covalto’s securities may be volatile;

•	unexpected costs or expenses; and

•	the other matters described in the section titled “Risk Factors.”

In addition, the Merger is subject to the satisfaction of the conditions to the consummation of the Merger set forth in the Business Combination Agreement and the absence of events that could give rise to the termination of the Business Combination Agreement. Forward-looking statements also include the possibility that the Merger does not close, and risks that the Merger disrupts current plans and operations and business relationships, or poses difficulties in attracting or retaining employees for Covalto.

Covalto and LIVB caution you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this proxy statement/prospectus. Neither Covalto nor LIVB undertakes any obligation to revise forward-looking statements to reflect future events, changes in circumstances or changes in beliefs except to the extent required by law. In the event that any forward-looking statement is updated, no inference should be made that Covalto or LIVB will make additional updates with respect to that statement, related matters, or any other forward-looking statements except to the extent required by law. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear, up to the consummation of the Merger, in LIVB’s or Covalto’s public filings with the SEC or, upon and following the consummation of the Merger, in Covalto’s public filings with the SEC, which are or will be (as appropriate) accessible at www.sec.gov, and which you are advised to consult. For additional information, see “Where You Can Find More Information.”

Market, ranking and industry data used throughout this proxy statement/prospectus, including statements regarding market size and technology adoption rates, is based on the good faith estimates of Covalto’s management, which in turn are based upon Covalto’s management’s review of internal surveys, independent industry surveys and publications and other third-party research and publicly available information. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While Covalto is not aware of any misstatements regarding the industry data presented herein, its estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results

of Operation of Covaltos” of this proxy statement/prospectus. Additionally, any projections contained herein were prepared solely for internal use and not with a view toward public disclosure, or complying with the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, but, in the view of Covalto’s management, were prepared on a reasonable basis, reflect the best currently available estimates and judgments, and presents, to the best knowledge and belief of Covalto’s management, the expected course of action and the expected future financial performance of Covalto.

COVALTO’S BUSINESS

Company Overview

Covalto empowers Mexico’s SMEs to achieve their potential by enabling access to innovative financial and technological solutions.

Founded in 2015, Covalto is a leading digital banking and services platform for SMEs in Mexico. We provide a one-stop solution by bringing together a multi-product credit offering, banking and payments services, and a full suite of business analytics tools. Covalto was an early innovator in building the technology in Mexico to leverage digital tax, e-invoice and other financial data to underwrite and service SMEs at scale.

Through a combination of rigorous data analysis and proprietary underwriting processes, we support the banking needs of thousands of clients, and we have maintained one of the lowest non-performing loan ratios in the Mexican fintech industry, which was 3.2% for the third quarter of 2022, compared to an industry average of 11.7% during that period. Furthermore, as of the third quarter of 2022, we maintained a cumulative historical loan loss ratio of approximately 0.7%, reflecting the company’s robust underwriting servicing and collections activities.

In 2021, we became the first, and to date are the only, Mexican fintech to acquire a regulated bank. Due to the high degree of concentration in the Mexican financial system, dominated by incumbent banks which primarily focus on the corporate and retail segments, the SME market in Mexico is historically underserved and underbanked. While the scale of the market opportunity is significant, there are meaningful challenges in addressing this segment, including limited funding availability for fintechs and non-bank lenders, high customer acquisition costs and unreliable underwriting data.

Over the last seven years, Covalto has identified and implemented solutions to these challenges, unlocking the potential of the high-growth and high-margin SME segment via our differentiated business strategy:

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Flexibility of a Fintech; Stability of a Bank. In June 2021, Covalto acquired Banco Finterra and became the first, and to date are the only, Mexican fintech to acquire a regulated bank. The bank provides us with direct access to Mexico’s interbank payment system and significantly lowering our cost of funding through deposits, interbank lines and development bank financing. Upon the integration of the bank into Covalto’s structure, we are able to offer the speed and innovation of a fintech, with the stability and cost of funding of a regulated bank.

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One-Stop Multi-Product Solution for SMEs. Today, our full-stack multi-product platform offers lending, banking, SaaS and data solutions to SMEs. Covalto’s product strategy positions us as the single operating system to meet the daily financial needs of our clients, starting with credit, and expanding into adjacent domains such as payments, cash management and business analytics.

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Proprietary Underwriting Process; Fueled by Data. Covalto uses a combination of proprietary software, innovative applications of data science and advanced internal processes for decision making and product structuring. As of September 30, 2022, we held over 540 million unique e-invoices and tax remittances, which serve as a key element of its proprietary underwriting capabilities. Covalto has consistently delivered robust credit performance that has outperformed the Mexican fintech market, prior, during and after the COVID-19 pandemic. Our proprietary underwriting models that leverage e-invoice and digital tax data, coupled with our unique credit structuring and servicing, have yielded one of the lowest non-performing loan ratios and loan loss ratios in the Mexican fintech industry.

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Low-Cost Acquisition via Embedded Finance Partnerships. Our differentiated customer acquisition strategies enable us to maintain low acquisition costs and high credit quality vis-a-vis industry peers. Through embedded finance partnerships with Uber Eats and Monsanto, Covalto gains unique visibility into the financial health of SMEs via performance and credit data, enabling us to provide innovative credit solutions to the clients of our partners.

Institutional Investor Base

During the course of our seven years of existence, the company has received backing from a world-class group of institutional investors including QED Investors, Kaszek, Goldman Sachs, Point72 Ventures, Thomvest Ventures and Victory Park Capital.

About Covalto

Covalto Ltd. is an exempted company incorporated under the laws of the Cayman Islands. The mailing address of Covalto’s principal executive office is Boulevard Miguel de Cervantes Saavedra 233, 11520 Mexico City, Mexico, and its phone number is +52 800-269-0041.

The Covalto Opportunity

Mexico, a Sleeping Giant

With a population of nearly 130 million, an extensive cultural diversity and vast natural resources, Mexico’s U.S.$1.1 trillion economy ranks among the 15 largest in the world and is the second largest in Latin America. Mexico has a long track record of economic and political stability and is a top trading partner to the United States, ranking second only behind China as the largest exporter of goods to the United States as of September 30, 2022. The Mexican economy is positioned to benefit greatly from recent trends, particularly the rise of nearshoring, as large global companies are increasingly relocating their operations to Mexico, benefiting from the close proximity to the United States and a favorable economic environment. Furthermore, the peso has remained one of the most stable currencies in relation to the U.S. dollar over the past five years compared to many of its peers in Latin America.

SME Credit and Services Market in Mexico

Although Mexico has one of the largest and most stable economies in Latin America, credit penetration is amongst the lowest in the region as outstanding loans to GDP stand at 38%, compared to 70% in Brazil and 216% in the United States. The International Finance Corporation estimates a U.S.$164 billion funding gap for SMEs in Mexico, underlying the growth potential for digital financial services.

Mexico’s five million SMEs generate 52% of GDP and 72% of all jobs in the country, yet only hold an estimated 15% of all outstanding credit. A highly concentrated banking sector, dominated by a small number of incumbent financial institutions has resulted in a historical lack of access to timely and affordable capital for small businesses. According to official data, the top five banks in Mexico concentrate 70% of all outstanding credit, highlighting the opportunity for disruption in the market.

e-Invoice and Digital Tax Data as a Transformational Asset

In 2014, Mexico became the second country in Latin America to implement a mandatory e-invoice and digital tax code—a trend that has now expanded to more than 50 countries globally. Since inception, Covalto has been an early innovator in building the technology infrastructure to leverage digital tax data to underwrite and serve SMEs and as of September 30, 2022 held over 540 million unique e-invoices and tax remittances.

The regulation passed in 2014 required all tax-deductible invoices to be issued and categorized for every business-to-business transaction in Mexico, providing a wealth of data to better underwrite and service SMEs. This e-invoice data is a unique and powerful tool when assessing the financial condition of a small business and one of the key inputs in our real-time underwriting process. Our expertise in leveraging these data assets positions Covalto for international expansion, particularly to other Latin American countries that have implemented similar tax regulation.

A Digital Banking Leader with an Expanding Ecosystem of Business Solutions

Multi-Product Platform for SMEs

Our product strategy aims to position Covalto as the single operating system to meet the daily financial needs of SMEs. A core principle of this strategy is to engage with businesses at the right time in their life cycle with the right products. We generally initiate our client relationships through our multi-product credit offering, which leads to the need for payments and cash management solutions as the SME scales. Eventually, these clients will seek sophisticated expense management tools, which we address with the Covalto credit card, and when certain SMEs expand internationally, we can provide trade finance and cross-border payment solutions.

Today, our multi-product platform offers lending, banking and SaaS and data solutions to SMEs, as highlighted by our product ecosystem below:

Advantaged Unit Economics and Low Acquisition Costs

Our focus on high quality service and client onboarding enables us to charge market rates, and in many instances, a modest premium for our services. This price positioning, combined with an efficient customer acquisition engine, superior credit performance, and diversified low-cost funding leads to favorable long-term unit economics compared to most other banks and fintechs.

Our diversified and low-cost origination strategy is a key differentiator of our business. Covalto has gradually shifted from acquiring clients via the traditional partner channel to the more cost-effective direct and embedded finance channels—through digital partnerships with groups such as Uber Eats and Monsanto.

Our embedded financial channel refers to partnerships with third parties (excluding loan brokers) through which we market our credit products, including through our partners’ digital platforms, events, account managers and email, among others. By working through our embedded financial channels, we hope to lower our acquisition costs, due to the high yield of embedded channels relative to the cost of our own sales and marketing teams or loan brokers. Furthermore, we believe our embedded partnerships allow us to access a large number of potential customers through a single relationship, which improves our scalability. As our partner platforms expand, our addressable opportunity increases as well.

Our direct channel encompasses our internal sales operations, including a call center and field sales, which is supported by our proprietary e-invoice data for client identification and outreach.

The customer acquisition costs for the direct and embedded channels are roughly 50% lower than the traditional partner channel, with embedded having the lowest cost. Customer acquisition costs include the salaries and commissions of our sales and marketing teams, as well as direct marketing spend used to acquire new customers. In the past four years, we have shifted our acquisition efforts towards direct and embedded, which are lower cost acquisition channels and generate higher quality credit performance than the traditional partner channel, as highlighted in the chart below.

2019-2022 Origination by Acquisition Channel (as a % of Total Origination)

Customer Acquisition Strategy

Covalto’s acquisition strategy primarily leverages embedded finance and direct sales channels, which provide access to higher quality clients at significantly lower cost compared to more commonly used broker-based channels. We will continue to grow our customer base leveraging the followings strategies:

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Investing in Quality Embedded Partnerships: Our investment in technology and human capital has enabled us to develop embedded partnerships with large, high-growth platforms as a way to more efficiently scale our portfolio at low cost. Through our embedded partnerships with Uber Eats and Monsanto, for example, we have direct access to thousands of potential customers in agriculture and restaurant industries as well as to data that supports tailor-made credit solutions. As these platforms scale their businesses, the addressable opportunity for Covalto increases proportionally.

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Leveraging Data & Technology to Improve Prospecting: The unique visibility we have into the financial activities of thousands of SMEs through our e-invoicing capabilities allows us to identify current and past customers and prospects for targeting and retargeting. In the hands of our direct sales team, this powerful tool enables us to acquire new customers by identifying SMEs with financing needs and discerning the current pricing they pay on any existing credit products.

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Growing our Book of Repeat Customers: As we develop and launch new products, we create more attachment points with each individual customer across credit, deposits and investments which enhances customer stickiness. Combining high-quality service with a multi-product strategy increases the lifetime value of our customers as we are able to address more of their business needs as they mature from SMEs to enterprise clients.

Credit Performance

We believe we have maintained one of the lowest non-performing loan ratios in the Mexican fintech industry, which was 7.0% for 2020, 11.3% for 2021, and 3.2% for the nine months ended September 30, 2022. Our non-performing loan ratio for 2021 included Banco Covalto’s legacy non-performing loan portfolio, which we sold in 2022. Excluding Banco Covalto, our non-performing loan ratio for 2021 was 3.8%. In 2021, we became the first, and to date are the only, Mexican fintech to acquire a regulated bank. We attribute our strong performance to (a) our proprietary underwriting process and technology and (b) our focus on secured lending products.

Our proprietary underwriting process is driven by our ability to collect and synthesize enormous amounts of complex data. In 2014, the Mexican government passed regulation requiring tax-deductible invoices to be issued and categorized for each business-to-business transaction in the country, which can be accessed with consent of potential customers, providing a wealth of data to underwrite and service SMEs more efficiently and accurately. Each business has, on average, more than 50,000 unique invoices per year, with Mexico invoicing approximately eight billion unique invoices per month, which, when assessed and analyzed efficiently, can present with accuracy an SME’s financial condition.

In Mexico and other jurisdictions in Latin America, there remains no reliable, singular indicator of the creditworthiness of an individual or a business. As a result, with the acquisition of Visor ADL we developed a proprietary credit review process that uses technology to rapidly synthesize this e-invoice and tax data—as well as other key inputs—to reconstruct a company’s financial statements and make credit decisions, as well as to customize and target loan products to the right customers.

To power this proprietary underwriting process, we have built an SME data lake that included, as of September 30, 2022, over 540 million unique e-invoices and tax remittances. By “data lake,” we refer to our particular data base, which includes, among others, data collected from applicants and borrowers, e-invoice and digital tax data, commercial and credit bureau data, partner data, census data and the payment performance of borrowers over time. As our data lake grows and we refine our underwriting process, our underwriting capability continues to improve, allowing us to make increasingly fast and accurate credit decisions, driving our ability to discern among applicants and products. As a result of our proprietary technology, customers access our platform to apply for financing, and receive approval and funding within a fraction of the typical loan approval period at incumbent banks in Mexico—in as quickly as under 24 hours.

Our focus on secured loan products is another key element which has greatly contributed to our robust credit performance. As of September 30, 2022, 91% of our outstanding portfolio was secured by either real estate assets, in the case of business loans, or the underlying equipment, in the case of business leases. As of that date, we had a 1.8x collateral coverage for our entire outstanding portfolio, which translates to a 56% loan-to-value. We intend to continue to scale our secured portfolio while managing credit risk across our growing unsecured products.

Covalto has consistently delivered robust credit performance that has outperformed the market, prior, during and after the COVID-19 pandemic. Our proprietary underwriting models that leverage e-invoice and digital tax data coupled with our unique credit structuring and servicing have yielded one of the lowest non-performing loan ratios in the Mexican fintech industry as highlighted in the table below:

1.	Weighted average based on total portfolio
2.	Excludes Banco Finterra
Source:	CONDUSEF and Covalto Financials

A Long-standing Commitment to ESG

We believe in shared value creation for all of our stakeholders and are deeply committed to supporting financial inclusion in the Mexican market—a country with one the lowest levels of credit penetration and access to financial services. Covalto’s long-standing commitment to ESG is highlighted by our early investors, which include Elevar Equity, a globally recognized impact fund, as well as many of our debt partners such as DFC (f.k.a. OPIC), Calvert Impact Capital, Blue Earth Capital (f.k.a. PG Impact) and Blue Like an Orange Sustainable Capital. We have been working with impact investors since our founding, who have supported us in developing robust impact-oriented metrics and ESG reporting structures. Furthermore, as a result of the Bank Acquisition in 2021, Covalto acquired an organization with a similarly strong ESG focus. Like Covalto, Banco Finterra had a long history of working with global impact investors, such DEG and Rabobank, and had a strong business focus on supporting financial inclusion via SME and agricultural finance.

World-Class Talent

Covalto has attracted highly talented employees from some of the leading technology and financial services companies from around the world, fostering a high-performance culture and establishing the organizational structure required to support our growth. We have also established human capital development programs such as share-based compensation and career development plans for top performers. As of September 30, 2022, 51% of our employees participated in Covalto’s employee stock option plan (the “2018 Plan”).

Our Track Record of Growth and Innovation

Covalto has a robust track record of growth dating back to its founding, and we believe we are still in the early stages of scaling our business. Through a differentiated product offering, superior customer service and innovative acquisition strategies, we have been able to expand our product ecosystem. We believe that the highly complementary nature of our products, coupled with our vast data assets, serves as the foundation for our present and future growth.

From 2015 to 2021, despite the impact of the COVID-19 pandemic on 2020, loan originations grew at a 145% combined annual growth rate (“CAGR”) with origination reaching U.S.$162 million in 2021, a 515% increase from 2020 (which was substantially impacted by the COVID-19 pandemic), U.S.$26 million in 2020, a 56% decrease from 2019, U.S.$60 million in 2019, a 73% increase from 2018, U.S.$34 million in 2018, a 197% increase from 2017, U.S.$12 million in 2017, a 266% increase from 2016 and U.S.$3 million in 2016, a 322% increase from 2015, as highlighted in the chart below:

2015-2021 Portfolio Origination (in U.S. dollars in millions)

From 2015 to 2021, our outstanding portfolio grew at a 161% CAGR, reaching U.S.$208 million as of December 31, 2021, a 215% increase from 2020; U.S.$66 million in 2020, an 8% decrease from 2019; U.S.$72 million in 2019, a 120% increase from 2018, U.S.$33 million in 2018, a 193% increase from 2017; U.S.$11 million in 2017, a 293% increase from 2016; and U.S.$3 million in 2016, a 334% increase from 2015, as highlighted in the chart below:

2015-2021 Portfolio (in U.S. dollars in millions)

In 2020, we entered a “risk-off” period driven by the COVID-19 pandemic, during which we considerably decreased origination and focused on client management, resulting in a reduction in our portfolio. In the second quarter of 2022, we ramped up originations as the pandemic abated and credit performance remained strong. Additionally, in 2021 we acquired Banco Finterra and its portfolio, as well as portions of a leasing portfolio, which further contributed to growth.

Products

The following products are those that are currently offered to our customers:

Lending Products

•	Business Loans. Our business loan portfolio includes a wide array of products tailored to meet our customers’ needs. Our secured and unsecured loans generally range in size from U.S.$10,000 to

U.S.$1,500,000, have maturities from 12 to 48 months, with interest rates priced according to the product and credit conditions. Our business loans are most often secured by real estate, however we also offer unsecured loans to higher-quality clients. Business loans are typically extended at fixed interest rates, however we also offer floating rate loans based on the TIIE. As of September 30, 2022, we had U.S.$151 million in outstanding business loans, representing 75.7% of our total outstanding portfolio, of which 96% were secured loans.

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Business Leases. Our leasing products enable SMEs to unlock liquidity in existing assets and to finance the acquisition of new equipment. We offer both operating and financial leases. Business leases range in size from U.S.$10,000 to U.S.$1,500,000 and have maturities ranging from 12 to 60 months. As of September 30, 2022, we had U.S.$39 million in leases outstanding, representing 17% of our total portfolio as of such date.

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Trade Finance. We offer factoring and accounts receivable financing solutions which enable us to extend credit to support our clients with receivables financing and cross-border operations. Since launching trade finance in 2021, we have extended U.S.$38 million in secured loans across our trade finance platform. As of September 30, 2022, our outstanding trade finance portfolio stood at U.S.$10 million, or 5% of our total loan portfolio as of such date.

Moreover, through the acquisition of Visor ADL in 2021, we acquired an exclusive relationship with the Mexican National Exterior Commerce Bank (Banco Nacional de Comercio Exterior, Sociedad Nacional de Crédito, Institución de Banca de Desarollo, or “Bancomext”), a Mexican state-owned bank and export credit agency. Through this relationship, the company provides Bancomext with trade finance software and together source and finance export lending.

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Corporate Credit Card. In 2021, we launched our American Express corporate credit card, the Covalto Business Card (Covalto Tarjeta Empresarial), which is currently in its beta phase. As of the date of this proxy statement/prospectus, over 4,500 SMEs have applied to receive the card upon full release. We will offer credit cards both to our existing customers, as well as new customers acquired through our direct and embedded channels.

Banking Products

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Banking & Payments. We added banking & payments solutions to our product suite following the Bank Acquisition. The banking platform has enabled us to accept deposits and offer a variety of investment products to our clients, including certificates of deposit and pagarés (promissory notes). Currently, we offer time and demand deposit accounts. As of September 30, 2022, our time deposits had a weighted average interest rate of 8.71%, below the cost of capital of many of our credit lines, and we currently pay zero interest on our demand deposits. Additionally, our platform provides customers with real-time access to the local ACH network (SPEI).

Business Analytics Tools

SaaS and Data Solutions. We offer SaaS and data over 540 million e-invoices and tax remittances in our data lake to analyze a company’s performance and power our underwriting. Our SaaS and data solutions enable our clients to enhance their finances and performance, allowing them to:

•	Access timely financial products & services by predicting future financing needs;

•	Convert accounts receivable and payable into cash;

•	Visualize and derive management insights from financial data; and

•	Access otherwise unavailable financial instruments and services.

Strategic Acquisitions

Since inception, Covalto has primarily focused on organic growth, however we have also targeted strategic opportunities to scale our multi-product platform. In 2021, we successfully completed two acquisitions—Visor ADL and Banco Finterra, which enhanced our technology and data, expanded our product offering and improved our underlying economics.

Banco Finterra

On June 10, 2021, Covalto acquired 100% of the outstanding capital stock of Banco Finterra, a Mexican bank specialized in financing solutions for small businesses and the agriculture sector. This acquisition marked the first time a Mexican fintech acquired a bank, enabling us to expand our product offering, access the Mexican interbank payments system and significantly lower our cost of funding. This acquisition enabled us to combine the benefits of an agile, technology-based fintech business with the stability and funding advantages of a regulated bank. At the time of the acquisition, Banco Finterra had approximately 125 full-time employees. The integration of Banco Finterra into our company has been largely completed, with the final stage consisting of migrating the loan portfolio from our non-bank lender to the bank, where it can leverage lower-cost funding lines from Mexican government agencies and deposits, which is expected to be finalized in the fourth quarter of 2022.

Operating through a regulated bank enables us to offer customers and investors the confidence and stability of a regulated entity, while continuing to grow our depth of product offerings. Additionally, the banking platform supports access to lower-cost funding sources than those available to other non-bank lenders, including most fintechs.

Visor ADL

In April 2021 Covalto acquired all outstanding equity interests of Visor ADL, S.A.P.I. de C.V. and Altius Serviços e Participaçoes LTDA (together, “Visor”), a key player in the SME data analytics space in Mexico, enhancing our technological tools and significantly expanding our repository of e-invoice data. The purchase price for this acquisition was approximately U.S.$400,000. This acquisition enabled us to expand our business analytics product suite by offering Visor’s disruptive SasS and data solutions to our clients as well as accelerated the launch of our digital trade finance product.

Transition to Regulated Bank

We previously conducted substantially all of our operations, other than our leasing activities, through APJusto, a regulated SOFOM, which is a Mexican non-bank financial institution. Following our acquisition of Banco Finterra (now Banco Covalto) in June 2021, as part of our corporate strategy, we have moved substantially all of APJusto’s operations and assets to Banco Covalto. In connection with this process, as of October 5, 2022, we changed the corporate nature of APJusto from a regulated SOFOM into a non-regulated Mexican corporation (sociedad promotora de inversión, or “SAPI”).

Our Growth Strategy

In its first seven years of operations, Covalto has seen robust growth, scaling its core financial services solutions while continuing to expand its multi-product ecosystem for SMEs. Given the vast market opportunity that Covalto has identified in Mexico, we believe that we are still in the early stages of scaling our business and intend to continue leveraging our competitive strengths to capture market share. As we look toward 2023 and beyond, our growth strategies are focused on the following key areas:

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Expanding our Product Ecosystem. Covalto currently provides a product ecosystem of lending, banking and business analytics solutions for SMEs. We expect to continue to expand this ecosystem by leveraging our regulated bank, with a particular focus on cash management and payments solutions as well as additional credit products.

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Growth in Cross-Border Trade Finance. Through the acquisition of Visor ADL in 2021, Covalto launched trade finance and factoring, offering financing solutions for importers and exporters in the U.S.–Mexico trade corridor—one of the largest in the world. Expanding our multi-product platform internationally is one of the company’s strategic growth initiatives, as we aim to reach a larger client base of SMEs with cross-border credit and payments needs.

•	Strategic Acquisitions. Since its founding, Covalto has primarily focused on organic growth, however since 2019 we have successfully completed two strategic acquisitions—Visor ADL and Banco Finterra.

Looking forward, the company sees significant opportunities for consolidation across the fintech and financial services space in Mexico and Latin America. When analyzing potential acquisition targets, we are focused on financial platforms that enhance our product offerings as well as data assets, which can contribute to the strength of our underwriting models as well as expanded access to new clients.

Path to Profitability

As a growth-stage fintech business, Covalto has required, and continues to require, meaningful capital to grow its platform to scale. The Company believes it is starting to achieve operating leverage, as the benefits of the banking platform are realized. At the same time, we have also taken significant actions during 2022 to reduce our expenses, creating a path to profitability.

For the 2020 and 2021 years, the Company had net losses of U.S.$24.7 million and U.S.$40.0 million, respectively, and for the first nine months of 2022, the Company had a net loss of U.S.$39.2 million. In 2023, the Company expects its net losses to decrease significantly to approximately U.S.$20 million, as revenue has grown, lending margins have improved, and operating expenses as a percentage of revenues have come down. Our 2022 results reflect significant payroll and non-payroll SG&A reductions, with most of the cost benefits expected to be realized in 2023. Furthermore, as we have now transferred our fintech business to our regulated bank as of the fourth quarter of 2022, we expect our cost of funding to decline over time. Although no assurances can be given, Covalto’s management believes these positive trends will continue in future years, as expenses remain generally flat, revenue grows, and funding costs decrease, as the Company leverages its bank platform. For more information on the Company’s projections, see “Unaudited Prospective Financial Information of Covalto.”

Furthermore, our management uses Adjusted EBITDA, which is a non-IFRS financial metric, to evaluate our business performance, help better assess our overall liquidity position, and make strategic decisions, including those relating to operating expenses and resource allocation. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management. For further information about the non-IFRS measures we present in this proxy statement/prospectus, including quantitative reconciliations to the most directly comparable IFRS measures, see “Selected Historical Financial and Other Data of Covalto—Other Financial Data” and “—Non-IFRS Financial Measures.”

The Company’s Adjusted EBITDA losses have decreased meaningfully since 2020, with management projecting a substantial decrease of Adjusted EBITDA losses for 2023, and potentially achieving positive Adjusted EBITDA for 2024, compared to a projected Adjusted EBITDA loss of U.S.$18.1 million for the 2022 year and Adjusted EBITDA losses of U.S.$30.9 and U.S.$19.9 for 2021 and 2020, respectively, following a similar trend as net losses.

Our Competitive Strengths

First Mover Advantage

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One of the First Fintechs in Mexico: Covalto was part of the first wave of fintechs founded in Mexico and one of the pioneers in developing the technological capabilities to access e-invoice and digital tax data to serve the SME segment. The company is now a market leader in leveraging this data to improve outcomes in customer acquisition and risk management.

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First Fintech in Mexico with a Banking License: Covalto is the first and only fintech to date in Mexico to acquire a bank, enabling us to lower our cost of funding through deposits, interbank lines and development bank financing.

•

The Bank Acquisition enabled Covalto to expand its product offering and offer a more comprehensive suite of financial services. In addition to being able to offer credit and deposit products, our bank enables us to directly offer sophisticated payments and investment services to our customers whereas non-bank financial institutions must nearly always rely on a bank infrastructure partner as an intermediary.

•	Operating through a regulated bank enables the company to offer customers and investors the confidence and stability of a regulated entity.

Proprietary Underwriting & Credit Performance

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Technology Driving Credit Performance: Covalto has consistently delivered robust credit performance that has outperformed the market, prior, during and after the COVID-19 pandemic. Our proprietary underwriting models that leverage e-invoice and digital tax data coupled with our unique credit structuring and servicing have yielded one of the lowest loan loss ratios and non-performing loan ratios in the Mexican fintech industry.

•

Focus on Secured Lending Products: Covalto has historically focused on secured lending products, which has contributed to our robust credit performance. We will continue to scale our secured portfolio while managing credit risk across our growing unsecured products.

Advantaged Unit Economics

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Embedded Finance Partnerships: Through our embedded finance partnerships with Uber Eats and Monsanto, Covalto leverages data assets to develop and provide innovative financing solutions to the SME market segment.

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Low Customer Acquisition Costs: Covalto has developed unique customer acquisition strategies, principally through direct marketing and placement to our growing client base and also through embedded finance partnerships, that have enabled the company to maintain low acquisition costs as well as high credit quality.

The Mexico Market Opportunity

Our Industry and Competitive Landscape

Covalto competes in the SME lending space with players classified as regulated banks, non-bank lenders, community financial institutions and fintechs. SMEs seeking financing and other business solutions in Mexico generally face a highly concentrated banking sector with few competitors capable of serving their needs at affordable prices and required speed, confirming the vast opportunity for disruption in this segment.

The Mexican banking system is composed of 51 financial institutions regulated by the CNBV and the Mexican Central Bank. The system is dominated by a few incumbent banks, many of which are subsidiaries of large global financial institutions based out or the United States or Europe. As of September 30, 2022 the top five banks concentrated 70% of all outstanding credit while the top 10 banks concentrated 89% of outstanding credit. In terms of funding, as of that date, the top five banks in Mexico concentrated 68% of total deposits while the top 10 banks in Mexico concentrated 87% of total deposits. As part of the regulatory framework in which they operate, banks in Mexico must comply with capital requirement rules established by the CNBV.

Non-bank lenders form an important part of the Mexican SME financing ecosystem and are composed by regulated and non-regulated non-bank lenders as well as other specialty finance players such as leasing companies. The main difference between these groups of lenders and fully-regulated banks is the capacity of banks to accept deposits, which provides banks with a significant competitive advantage with regard to their funding costs. Non-bank lenders in general depend on the wholesale market for funding, which contributes to increased liquidity risk and generally higher costs.

To a lesser extent, community financial institutions, or Sofipos, compete in the SME lending space as these are smaller players that are formed for the purpose of providing access to affordable savings and loans. These institutions also have the ability to accept deposits, however given the lower limits on deposit amounts and insurance levels as well as a general lack of credibility from these players, the deposit volumes are much lower than for banks. For comparison the total deposit balance held at regulated banks in Mexico is U.S.$294.5 billion, while the equivalent figure at Sofipos is U.S.$1.2 billion, according to data from the CNBV.

Fintechs in Mexico are those institutions that have received a fintech license from the CNBV and operate in the e-payments, crowdfunding and P2P lending as well as crypto assets space. There are other players in the space that would be generally classified as fintechs in most other markets; however, according to the formal Mexican regulatory definition, these are classified as non-bank lenders. Fintechs in Mexico mostly operate in the consumer and unsecured lending space, serving smaller clients with smaller ticket sizes. Mexican fintech companies also rely on the wholesale market for funding, although a few selected players operate as Sofipos, which enables them to accept deposits, albeit at lower limits.

Underpenetrated Market

Although Mexico has one of the largest and most stable economies in Latin America, credit penetration is amongst the lowest in the region as outstanding loans to GDP stand at 38%, compared to 70% in Brazil and 216% in the United States, according to World Bank data. According to the International Finance Corporation, there is a U.S.$164 billion funding gap for SMEs in Mexico, underlying the growth potential for digital financial services.

Mexico is home to almost 5 million SMEs, which represent 99% of all businesses and generate 72% of all jobs, however receive only approximately 15% of all credit. SMEs in Mexico have historically lacked access to timely and affordable capital, in large part due to a highly concentrated banking sector dominated by a small number of incumbent financial institutions. According to data from the Mexican banking regulator (the CNBV), the top five banks in Mexico concentrate 70% of all outstanding credit, highlighting the vast opportunity for disruption in this market.

Lower Cost to Serve

Incumbent banks in Mexico in general have expansive branch distribution networks supported by large workforces and legacy systems. Smaller players that do not have extensive distribution networks mostly rely on third party brokers for client acquisition, which increases their costs and impacts their overall unit economics. As a result of these legacy structures, large banks do not prioritize their commercial efforts regarding the SME space and instead focus on the more profitable corporate and consumer segments. The smaller players that participate in the SME segment generally charge higher interest rates to compensate for their higher acquisition costs as well as their higher funding costs.

Improved Customer Service

Given an overall lack of market competition and high-cost structures to serve SMEs incumbent financial service providers in Mexico have historically provided poor customer service to clients in this segment. Incumbent banks have historically neglected SMEs in favor of the larger corporate or consumer segments. Those institutions that do serve the SME segment, do not have the expertise or the technology to profitably scale. By contrast, Covalto’s focus on customer experience and quality control has enabled us to provide superior customer service levels to our clients. Our successful efforts in this regard are reflected in our repeat and cross-sell rates.

Trends Accelerating Industry Disruption

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Technological Innovation and Customer Experience: We believe that technological innovation will translate to sustained growth for SME credit in Mexico. In an economic environment where clients demand speed and superior customer service, the opportunity to disrupt the current market dominated by incumbents will be seized by technology-enabled players such as Covalto.

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Favorable Regulatory Climate: Mexican regulators have a constructive policy approach focused on promoting financial inclusion and access to formal credit to SMEs, which form the backbone of the Mexican economy. Banking regulators in particular view favorably greater competition with the aim of driving down the cost for the end-user and simplifying complex processes which ultimately hinders the growth potential of these companies.

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Access to Stable Funding Sources Amid Regulatory Oversight: During the last 18 months, the Mexican non-bank lending sector has experienced a number of high-profile defaults from some of its most prominent players as a result of unstable funding sources. This liquidity crunch has highlighted the importance of having access to diversified funding sources, including deposits, which is one of Covalto’s strategic advantages as a fully-regulated banking institution.

Our Team

Our talent is fundamental to our past successes and to our future development. We strive to create a collaborative and entrepreneurial culture, fueled by competitive compensation and benefits, that enables us to retain key employees and to recruit team members in accordance with our growth plan.

We are a founder led company: our Co-Founders and Co-CEOs, David Poritz and Allan Apoj, met as undergraduates at Brown University and have worked together since the company’s founding in 2015.

We believe that Covalto’s track record of success is largely driven by our culture, which has been built on the following principles: (i) customer obsession, (ii) accountability, (iii) collaboration, (iv) results-oriented (v) continuous learning, (vi) driving change; and (vii) thinking big and different.

Substantially all of our work force is located in Mexico. As of September 30, 2022, we had a total of 385 team members, of which approximately 95% were located in Mexico. The majority of the remaining team members were located remotely in the United States. As of that date, approximately 78 Covalto team members worked in technology and product. These team members are responsible for developing, improving, and maintaining Covalto’s proprietary technology, data platform and products. Approximately 137 Covalto team members work in sales roles, all of which are located in Mexico. Most of our remaining team members work in operations and general corporate functions.

We believe that our team, based on its accumulated experience of building Covalto, proprietary technology and early-mover advantages, is well-positioned to deliver solutions that empower SMEs in Mexico to access financial services, manage our customers, and operate successfully in increasingly transparent, modern economies. We believe these characteristics, especially our proprietary technology will allow us to explore profitable expansion to other jurisdictions in Latin America.

Diversity, Equity and Inclusion

Matters of diversity, equity and inclusion are of the utmost importance to our company. Inclusion is one of our core values, and we strive to cultivate a collaborative work force and to be a leader in the Mexican market on matters of equitable employment. To that end, we have focused our recruiting efforts on developing a diverse team and have promoted several programs aimed at offering internal development and promotional opportunities to team members of all ethnicities, genders, identities, ages and educational backgrounds. As of September 30, 2022, 32% of our team was comprised of employees who identify as female.

As of the date of this proxy statement/prospectus, Covalto has developed the following human resources programs:

Trainee & Internship Programs: Covalto attracts and hires students in their final semesters of university through internships that enable them to develop professional skills and access new career opportunities.

“Youth Building the Future”: A program that links people between 18 and 29 years old with Covalto, where they develop and strengthen job skills and competencies to increase their future possibilities.

Performance Management: Covalto closely tracks and monitors performance and culture alignment via frequent 360-degree performance reviews, which include comprehensive feedback from managers and peers with the goal of increasing organizational communication, alignment and performance.

Training and Manager Excellence

To achieve our goals and objectives, Covalto continues to focus on recruitment, engagement and development across the organization.

Once onboarded, all Covalto employees receive competency-based reviews via our Performance Management Program. Currently, we measure not only objective completion, which is key to our business, but also employee potential, readiness to grow as well as leadership capacity.

Our employee onboarding process was designed around the understanding of Covalto’s mission, values and products, and includes both general and role-specific training. Our talent management efforts focus on the professional and personal development of our employees and emphasizes internal promotion opportunities, which support talent retention and a company morale.

To further support our professional development efforts, the company regularly organizes training seminars and events, including company-level all-hands meetings, financial and personal wellness programs as well as advanced learning modules conducted by internal and external facilitators. Additionally, Covalto offers management training opportunities, ensuring all company leaders have the right skills and tools to develop their teams.

Compensation

Covalto employees receive competitive compensation and benefits packages, which are designed to attract, retain and motivate all team members. Our compensation structure is designed to reward employees for individual and company performance and includes cash-based performance bonuses, equity-based compensation as well as other competitive benefits.

Additionally, unlike many companies in Mexico, we have a robust employee stock option plan that aligns employees interests with the success of the company. As of September 30, 2022, approximately 51% of Covalto employees participated in our stock option plan.

Employee Benefits

We consider the well-being of our employees and their families to be a top priority. Our comprehensive benefits program supports the physical and mental wellness of our employees. The company offers a core health insurance plan, as well as a mental wellness plan, which allows our employees to meet with clinical care providers, including professional coaches and psychologists. Additionally, our maternity leave policy includes 20 business days above the legal minimum as well as for paternity leave.

Covalto’s benefits package also includes a life insurance policy, a retirement savings plan and paid leave. Our current hybrid work model allows flexibility for employees to work remotely 20%-40% of the time.

Facilities

We currently lease office space for our corporate headquarters in Mexico City as well as for our regional offices across Mexico. Our office facilities have been recognized for their innovative architectural design and comfort which supports our collaborative and high-performance work culture.

Our Mexico City corporate headquarters are located at Blvd. Miguel de Cervantes Saavedra 233, Granada, Miguel Hidalgo, 11520 Ciudad de México, CDMX, Mexico and Calle Ferrocarril de Cuernavaca No. 686, Granada, 11520 Ciudad de México, CDMX, Mexico. Additionally, we lease 12 regional offices across 11 states in Mexico.

Legal Proceedings

From time to time in the ordinary course of business, we may become involved in legal proceedings or be subject to claims. We may also become involved in other judicial, regulatory and arbitration proceedings concerning matters arising in connection with the conduct of our businesses. We are not presently party to any litigation that, if determined adversely to us, we believe would be likely to have a material adverse effect on our business, financial condition, results of operations, or cash flows.

In addition, litigation in the future may be necessary to defend ourselves or our partners in connection with determining the scope, enforceability, and validity of third-party proprietary rights or to establish our proprietary rights.

It is difficult to predict the results of any litigation, particularly in the areas of unsettled and evolving law in which we operate, and an unfavorable resolution in any legal proceedings could materially affect our future business, financial condition, or results of operations. In addition, the judicial system in Mexico differs markedly from that of the United States. Regardless of the final outcome, defending lawsuits, claims, government investigations, and proceedings in which we are involved is costly and burdensome for management and employees, and despite the costs, we may not receive favorable final outcomes.

As part of its ordinary course of business, APJusto (the SOFOM) and Banco Covalto regularly file claims against delinquent borrowers. As of September 30, 2022, APJusto had 76 active lawsuits against delinquent borrowers, Justo Lease (APJusto’s leasing business) had 22 active lawsuits acting as plaintiff, and Banco Covalto had 47 active lawsuits against delinquent borrowers. None of these lawsuits are considered to reasonably be or expected to be, individually or in the aggregate, material to Covalto and its subsidiaries, taken as a whole.

As of September 30, 2022, two ongoing claims had been filed against Covalto and its subsidiaries. Neither of these claims was considered to reasonably be or was expected to be, individually or in the aggregate, material to Covalto and its subsidiaries, taken as a whole.

As of September 30, 2022, we had recorded provisions in our financial statements in connection with legal proceedings for which we believe a loss is probable in accordance with accounting rules, in an aggregate amount of U.S.$112,870. However, legal proceedings are inherently unpredictable and subject to significant uncertainties. If one or more cases were to result in a judgment against us in any reporting period for amounts that exceeded our management’s expectations, the impact on our operating results or financial condition for that reporting period could be material. Litigation, regulatory actions and compliance issues could subject us to significant fines, penalties, judgments, remediation costs and/or requirements resulting in increased expenses.

Government Regulation

The Mexican Financial System

Mexico’s financial system is currently comprised of commercial banks, national development banks, brokerage firms, development trust funds and other non-bank institutions, such as insurance and reinsurance companies, bonding companies, credit unions, savings and loans companies, foreign exchange institutions, factoring companies, bonded warehouses, financial leasing companies, mutual fund companies, pension fund management companies, limited purpose financial institutions, multiple purpose financial institutions and limited purpose banks.

Authorities of the Mexican Financial System

The principal authorities that regulate and supervise financial institutions related to the activities of Banco Covalto Mexico are the Mexican Central Bank, the SHCP, the CNBV, the IPAB and the CONDUSEF. These authorities are subject to several organic laws and other administrative regulations that govern their regulatory, supervisory and other powers. Also, these entities continually enact administrative regulations within the scope of their respective authority for the regulation of the corresponding financial entities, as further mentioned below. Banco Covalto, as a banking institution, is subject to the supervision and regulation of the CNBV.

Mexican Central Bank

Banco de México is the Mexican Central Bank. It is a constitutionally autonomous entity (organismo constitucionalmente autónomo) that is not subordinated to any other body in the Mexican government. Its primary purpose is to issue the Mexican currency, as well as to maintain the acquisition power of such currency, to establish reference interest rates and to ensure that the banking and payments systems perform under safe and sound principles.

Among the decisions that only the Governing Board may take are the authorization of the issuance of currency and the minting of coins, the decision to extend credit to the Mexican government, the determination of policies and criteria that the Mexican Central Bank uses in its operations and in the regulations that it issues, and the approval of its rules of procedure, budget, working conditions and similar internal matters.

SHCP

The SHCP is an agency of the Executive Branch that regulates, proposes, directs and controls the economic policy of the Mexican government in matters of economics, tax, finance, public budget, public debt and income. Together with the CNBV and the Mexican Central Bank, it is the primary regulator of commercial banks and national development banks. The SHCP participates in the process of incorporation, revocation, operation, merger, control and stock purchase of financial institutions.

CNBV

The CNBV is an entity of the SHCP, having independent technical and executive powers. The CNBV is in charge of the supervision and regulation of financial entities, with the purpose of ensuring their stability and sound performance, as well as the maintenance of a safe and sound financial system. The scope of the CNBV’s authority includes inspection, supervision, prevention and correction powers. The primary financial entities regulated by the CNBV are commercial banks, national development banks, regulated multiple purpose financial institutions, brokerage firms, as well as publicly traded companies and other entities that have issued debt securities to the public. The CNBV is also in charge of granting and revoking banking and securities brokerage and fintech licenses in Mexico.

IPAB

The IPAB’s primary purpose is the protection and insurance of bank deposits, also having powers to provide solvency to banking institutions, contributing to the safe and sound development of the banking sector and the national payments system. The IPAB is also entitled to acquire assets from distressed banking institutions.

CONDUSEF

The CONDUSEF is in charge of the provision of financial orientation, guidance and information to customers of financial services, as well as implementation of corrective measures through the processing of claims by such customers, with the primary purpose of protecting customer’s interests. The CONDUSEF may also act as arbitrator in disputes between financial institutions and their customers and establish regulations and impose sanctions to financial institutions in order to protect their customers.

Amendments to Financial Regulations Impacting Banks

The Mexican financial system has continued to advance in recent years, consistent with demands from regulators and market participants, developments in other jurisdictions and to address systemic issues resulting from the global financial crisis.

Even though the recent global financial crisis did not affect Mexican banks directly, many Mexican corporations were affected, primarily by having engaged in foreign currency-linked derivative transactions, which increased exposures substantially as a result of the devaluation of the peso, triggering a new regulation issued by the CNBV that seeks to improve disclosure standards as they relate to derivative transactions.

The Federal Law for Protection of Personal Data Held by Private Persons (Ley Federal de Protección de Datos Personales en Posesión de Particulares) requires us to ensure the confidentiality of information received from customers. We have modified our processes, procedures and systems as required to implement this law and the supervision of our activities thereunder and as a means to obtain the consent of our customers prior to using any personal information provided by them. We could be subject to fines and penalties in the event of violations of the provisions of such law.

In Mexico, our business and operations are primarily regulated by the Banking Law (Ley de Instituciones de Crédito) and the rules and regulations issued by the SHCP, the CNBV, the Mexican Central Bank and the IPAB.

We operate a bank that is subject to regulation and supervision by the Ministry of Finance and Public Credit, the CNBV, the Mexican Central Bank and the CONDUSEF.

Regulations Applicable to Us

Our operation is primarily regulated by the Mexican Banking Law and the rules and regulations issued by the SHCP, the CNBV and the Mexican Central Bank. Our operations are primarily regulated by the Mexican Banking Law, the Mexican Securities Market Law and the rules issued thereunder by the SHCP and the CNBV, as well as rules issued by the Mexican Central Bank and the IPAB. The authorities that supervise our financial subsidiaries’ operations are the SHCP, the Mexican Central Bank, the CONDUSEF and the CNBV. The SHCP,

either directly or through the CNBV, possesses broad regulatory powers over the banking system. Banks are required to report regularly to the financial regulatory authorities. Reports to bank regulators are often supplemented by periodic meetings, formal or informal, between senior management of the banks and senior officials of the CNBV. In accordance with the Mexican Banking Law, banks must submit their unaudited monthly and quarterly and audited annual financial statements to the CNBV for review, and must publish on their website and in a national newspaper their unaudited quarterly balance sheets and audited annual balance sheets. The CNBV may order a bank to modify, correct and, as a precautionary measure, republish such balance sheets.

Additionally, banks must publish on their website, among other information:

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the bank’s basic consolidated and audited annual financial statements, together with a report containing the management’s discussion and analysis of the financial statements and the bank’s financial position, including any important changes thereto and a description of the bank’s internal control systems;

•	a description of the bank’s Board of Directors, identifying independent and non-independent directors and their background, education and experience;

•	a description and the total sum of compensation and benefits paid to the members of the Board of Directors and senior officers during the past year;

•	unaudited quarterly financial statements for the periods ending March, June and September of each year, together with any comments thereon;

•	any information requested by the CNBV to approve the accounting criteria and special accounting registries;

•	a detailed explanation regarding the main differences in the accounting used to prepare the financial statements;

•	the credit rating of their portfolio;

•	the capitalization level of the bank, its classification (as determined by the CNBV) and any modifications thereto;

•	financial ratios;

•	a brief summary of the resolutions adopted by any shareholders’ meeting, debenture holders’ meeting, or by holders of other securities or instruments; and

•	the bank’s bylaws.

The CNBV has authority to impose fines for failing to comply with the provisions of the Mexican Banking Law, or regulations promulgated thereunder. In addition, the Mexican Central Bank has authority to impose certain fines and administrative sanctions for failure to comply with the provisions of the Law of the Mexican Central Bank and regulations and circulars adopted by it and the Law for the Transparency and Ordering of Financial Services, particularly as violations relate to interest rates, fees and the terms of disclosure of fees charged by banks to customers. Violations of specified provisions of the Mexican Banking Law are subject to administrative sanctions and criminal penalties.

The Mexican Baking Law permits foreign governments to acquire equity securities of Mexican banks on a temporary basis in connection with rescue or similar packages, and to acquire control of Mexican banks with the prior approval of the CNBV.

Mexican banks are required to obtain the express approval, through their Boards of directors, of compensation payable to officers and, for that purpose, will be required to observe general rules to be issued by the CNBV and to establish and maintain a compensation committee.

The Mexican Banking Law includes a provision for self-correcting irregularities detected by Mexican banks, arising from non-compliance with applicable law. Self-Correcting Programs are required to be approved by the board of directors of the applicable Mexican bank and must be supervised by the bank’s audit committee and must comply with the general rules issued by the CNBV concerning these programs.

A Mexican bank may only be dissolved and liquidated, if the CNBV has issued a determination to that effect. Prior to such dissolution and liquidation, the IPAB may provide temporary financial assistance to Mexican banks having liquidity problems.

Non-viable Mexican banks will be liquidated pursuant to a procedure set forth in the Mexican Banking Law, under which the IPAB will act as liquidator, will conduct the procedures necessary to collect fees and pay creditors (respective parties specified under the Mexican Banking Law) and will take all measures conducive to the bank’s liquidations. The Mexican Banking Law reflects provisions related to the dissolution and liquidation of Mexican banks. Liquidation proceedings may be conducted in-court or out of court, depending upon the circumstances affecting the relevant Mexican bank.

The SHCP is authorized to conduct evaluations of Mexican banks. Although guidelines for such evaluations have already been issued, additional rules will be issued in the future. Such evaluations will be based upon the size of the banks and their participation in the relevant markets, and will determine whether or not a particular bank is lending to all sectors of the economy (primarily to SMEs). Results of evaluations are required to be made public by the SHCP. Negative results from evaluations may result in corrective measures being ordered, however, it is uncertain what such measures may be.

We cannot predict the terms that will be included in implementing regulations in connection with requirements to be satisfied in respect of lending activities to certain sectors of the economy. However, if the SHCP determines, after an evaluation, that Banco Covalto has not complied with applicable requirements, it may be forced to lend to certain sectors of the economy or to certain persons that may not meet its credit quality standards, or other standards specified in its policies, that it may not know or that are not acceptable credit risks, which in turn may impact its financial condition and results. Furthermore, if Banco Covalto were to fail any evaluation, publicity surrounding such failure may impact its reputation, which in turn may adversely impact its ability to conduct business in Mexico and its financial condition and results.

Licensing of Banks

Authorization of the Mexican government is required to operate as a banking institution. The CNBV, with the approval of its Governing Board and subject to the prior favorable opinion of the Mexican Central Bank, has the discretional power to authorize the establishment of new banks, subject to minimum capital standards, among other things. Approval of the CNBV is also required prior to opening, closing or relocating offices, including branches, of any kind outside of Mexico or transfer of assets or liabilities between branches.

Intervention

The CNBV, with the approval of its Governing Board, may declare the managerial intervention (intervención) of a banking institution pursuant to the Mexican Banking Law. In addition, the Governing Board of the IPAB may also appoint a peremptory manager (administrador cautelar) if the IPAB provides liquidity, in accordance with applicable law, to a banking institution.

A CNBV intervention will only occur when (i) during a calendar month, the Capital Ratio of a bank is reduced from a level equal to or below the minimum Capital Ratio required under Article 50 of the Mexican Banking Law, to 50% or less than such minimum Capital Ratio, (ii) the bank does not maintain the minimum Capital Ratio required in accordance with the Mexican Banking Law, and such bank does not operate under the conditional regime referred to in the Banking Law, or (iii) the bank (a) for an amount in pesos exceeding the equivalent of twenty million Unidades de Inversion, (“UDIs”) (1) does not pay loans granted by another bank, foreign financial entity or the Mexican Central Bank, or (2) does not pay the principal and interest amounts of securities issued by it and deposited in a securities deposit institution, (b) within two or more business days and for an amount in pesos exceeding the equivalent of two million UDIs (1) does not pay one or more participants the amounts due under any compensation process carried out through a clearinghouse or central counterparty, or does not pay three or more checks for a total amount of two million UDIs, that have been excluded from a clearinghouse for causes attributable to the drawee institution in terms of the applicable provisions, or (2) does not pay in the bank windows of two or more branches the banking deposits and cash withdrawals carried out by 100 or more of their customers and that total said amount.

The peremptory manager will be appointed by the IPAB, if the IPAB has granted extraordinary financial support to a bank in accordance with the Mexican Banking Law. The peremptory manager appointed by the IPAB will assume the authority of the Board of Directors and the shareholders. The peremptory manager will have the authority to represent and manage the bank with the broadest powers under Mexican law, will prepare and submit to the IPAB the bank’s budget (for approval), will be authorized to contract liabilities, make investments, undertake acquisitions or dispositions and incur expenses, is authorized to hire and fire personnel and may suspend operations.

Revocation of a License; Payment of Guaranteed Obligations

In the case that the CNBV revokes a license to be organized and operate as a banking institution, the IPAB’s Governing Board will determine the manner under which the corresponding banking institution shall be dissolved and liquidated in accordance with the Mexican Banking Law. In such a case, the IPAB’s Governing Board may determine to carry out the liquidation through any or a combination of the following transactions: (i) transfer the liabilities and assets of the banking institution in liquidation to another banking institution directly or indirectly through a trust set up for such purposes; (ii) constitute, organize and manage a new banking institution owned and operated directly by the IPAB with the exclusive purpose of transferring the liabilities and assets of the banking institution in liquidation; or (iii) any other alternative that may be determined within the limits and conditions provided by the Mexican Banking Law that the IPAB considers as the best and least expensive option to protect the interests of bank depositors.

The following are the events upon which the CNBV may revoke a banking license:

(i) if a shareholder decision is made to request the revocation;

(ii) if the banking institution is dissolved or initiates liquidation procedures;

(iii) if the banking institution (a) does not comply with any minimum corrective measures ordered by the CNBV pursuant to Article 122 of the Mexican Banking Law, (b) does not comply with more than one special corrective measure ordered by the CNBV pursuant to such Article 134 Bis 1, or (c) repeatedly does not comply with an additional special corrective measure ordered by the CNBV;

(iv) if the banking institution does not comply with the minimum Capital Ratio required under the Mexican Capitalization Requirements;

(v) if the banking institution (a) does not timely repay loans or debt securities issued or (b) does not timely pay deposits or clear checks;

(vi) if the banking institution repeatedly undertakes prohibited or sanctioned transactions in accordance with the Mexican Banking Law or if it continues not complying with preventive or corrective actions imposed by the CNBV; or

(vii) if the banking institution does not have sufficient assets to cover its liabilities in accordance with Article 226 of the Mexican Banking Law.

Upon publication of the resolution of the CNBV revoking a banking license in the Federal Official Gazette and in two newspapers of wide distribution in Mexico and registration of such resolution with the corresponding Public Registry of Commerce, the relevant banking institution will be dissolved and liquidation will be initiated. Upon liquidation or the declaration of bankruptcy of a banking institution, the IPAB is required to proceed to make payment of all “guaranteed obligations” of the relevant banking institution in accordance with the terms and conditions set forth in the Mexican Banking Law and the IPAB Law.

Liabilities owed by the banking institution in liquidation will be paid in the following order of preference: (i) secured claims, (ii) labor claims and tax claims, (iii) claims entitled to special privileges under applicable law, (iv) claims guaranteed by the IPAB, up to the amount guaranteed by the IPAB, (v) claims in excess of the amount guaranteed by the IPAB, (vi) other senior claims, (vii) subordinated preferred debentures, and (viii) subordinated non-preferred debentures. The remainder, if any, shall be paid to the shareholders.

Financial Support

Determination by the Banking Stability Committee (the “BSC”). The BSC includes representatives of the SHCP, the Mexican Central Bank, the CNBV and the IPAB. In the case that the BSC determines that if a bank were to default on its payment obligations and such default may (i) generate severe negative effects in one or more commercial banks or other financial entities, endangering their financial stability or solvency, and such circumstance may affect the stability or solvency of the financial system, or (ii) result in the operation of the payments’ system to be put at risk, then the BSC may determine, on a case-by-case basis, that a general percentage of all of the outstanding obligations of the troubled bank that are not considered “guaranteed obligations” under the IPAB Law and guaranteed obligations in amounts equal to or higher than the amount set forth under Article 11 of the IPAB Law (400,000 UDIs per person per entity), be paid as a means to avoid the occurrence of any of such circumstances. Notwithstanding the foregoing, under no circumstance may transactions such as liabilities or deposits in favor of shareholders, members of the Board of Directors and certain senior officers, and certain illegal transactions or the liabilities resulting from the issuance of subordinated debentures, be covered or paid by the IPAB or any other Mexican governmental agency.

Types of Financial Support. In the case that the BSC makes the determination referred to in the prior paragraph, then the IPAB’s Governing Board will determine the manner according to which the troubled commercial bank will receive financial support, which may be through either of the following options:

(a) If the BSC determines that the full amount of all of the outstanding liabilities of the relevant troubled bank (guaranteed and non-guaranteed) must be paid, then the financial support may be implemented through (i) capital contributions granted by the IPAB in accordance with the Mexican Banking Law, or (ii) credit support granted by the IPAB also in accordance the Mexican Banking Law, and in either case the CNBV shall refrain from revoking the banking license granted to such commercial bank.

(b) If the BSC determines that less than the full amount of all of the outstanding liabilities of the troubled commercial bank (guaranteed and non-guaranteed) must be paid, then the support will consist of transferring the assets and liabilities of such bank to any third party, as set forth in Articles 188 through 197 of the Mexican Banking Law.

As an alternative to revoking the banking license, a conditional management regime can be established in respect of commercial banks with a Capital Ratio below the minimum required pursuant to the Mexican Capitalization Requirements. To adopt this regime, the relevant bank, with prior approval of its shareholders, must voluntarily request from the CNBV the application of the conditional management regime. To qualify for such regime, the relevant commercial bank should (i) deliver to the CNBV a plan for the reconstitution of its capital, and (ii) transfer at least 75% of its shares to an irrevocable trust.

Banking institutions with a Capital Ratio equal to or below 50% of the minimum Capital Ratio required by the Mexican Capitalization Requirements may not adopt the conditional management regime.

Capitalization

The minimum subscribed and paid-in capital for banks is set in accordance with three different components: credit risk, market risk and operational risk. Pursuant to the Mexican Banking Law and the General Rules Applicable to Mexican Banks, banks may participate in any of the activities and render the services as provided under Article 46 of the Mexican Banking Law, as well as those permitted under other laws.

In accordance with the Mexican regulatory capitalization rules in effect on the date of this proxy statement/prospectus, the minimum equity capital required for Banco Covalto is 54,000,000 UDIs (approximately Ps.357 million as of September 30, 2022). As of September 30, 2022, Banco Covalto’s equity capital was 54,955,204 UDIs (approximately Ps.363 million as of September 30, 2022).

The Mexican Capitalization Requirements set forth the methodology to determine the net capital (capital neto) relative to market risk, risk-weighted assets incurred in its operation, and operations risk, which may not be less than the capital required in respect of each type of risk. The Mexican Capitalization Requirements set forth the methodology to determine the net capital relative to market risk, risk-weighted assets and operations risk. Under the relevant regulations, the CNBV may impose additional capital requirements. The Mexican Capitalization Requirements provide capitalization standards for Mexican banks similar to international capitalization standards, particularly with respect to the recommendations of the Basel Committee which includes the supervisory authorities of twelve major industrial countries.

On July 26, 2010, the Group of Governors and Heads of Supervision, the oversight body of the Basel Committee, reached a broad agreement on the overall design of a capital and liquidity reform package for internationally active banking organizations around the world, known as Basel III, which includes, among other things, the definition of capital, the treatment of counterparty credit risk, the leverage ratio and the global liquidity standard. On September 12, 2010, the Basel Committee announced a substantial strengthening of existing capital requirements in connection with Basel III. The full text of the Basel III rules and the results of a quantitative impact study to determine the effects of the reforms on banking organizations were published on December 16, 2010.

On November 28, 2012, the CNBV published an amendment to the General Rules Applicable to Mexican Banks anticipating the adoption of Basel III guidelines. Most aspects of the new set of rules became effective on January 1, 2013, while others were phased until the year 2022. The new regulation aims to, among others: (i) strengthen the composition of the net capital of banking institutions under Basel III guidelines, and (ii) allow certain securities issued by commercial banks to have the ability to absorb losses incurred by these institutions when submitting a detriment in their capital, either through a conversion into their shares or by the loss of the agreed value at the time of issuance in order to be recognized as part of the net capital of such institutions.

Among other changes, the amendments to the General Rules Applicable to Mexican Banks implementing the Basel III rules include the following:

Quality and level of capital. Greater focus on common equity and Fundamental Capital. The minimum Fundamental Capital was raised to 4.5% of risk-weighted assets, after deductions. Capital loss absorption at the point of non-viability. Contractual terms of capital instruments include a clause that allows—at the discretion of the relevant authority—write-off or conversion to common shares if the bank is judged to be non-viable. This principle increases the contribution of the private sector to resolving future banking crises.

Capital conservation buffer. Banks shall constitute a Capital Supplement of 2.5% of the risk-weighted assets, bringing the total minimum Fundamental Capital standard to 7%. Constraint on a bank’s discretionary distributions will be imposed when banks fall into the buffer range.

Countercyclical buffer. This buffer is imposed within a range of 0-2% comprising Fundamental Capital, when the CNBV judges that a credit growth is resulting from an unacceptable build-up of systemic risk, and is based on the credit activities carried by the financial institution in foreign markets. Pursuant to the General Rules Applicable to Mexican Banks, this capital supplement is calculated taking into consideration the financing activities performed by banks in different jurisdictions.

Furthermore, the General Rules Applicable to Mexican Banks provide that:

(a) The Total Net Capital will include a Tier 1 Capital (capital básico) and a Tier 2 Capital (capital complementario). The minimum Total Net Capital ratio required for each bank shall be equal to 10.5%, including the Capital Conservation Buffer (or 8%, but subject to certain corrective measures);

(b) The Tier 1 Capital shall include: o a Tier 1 Capital ratio of at least 6%; o a Fundamental Capital coefficient of at least 4.5%; and o (a) a capital conservation buffer equivalent to 2.5% of the Risk-Weighted Assets, (b) in case of DSIBs, the Systemically Important Bank Capital Supplement, and (c) the Countercyclical Capital Supplement.

(c) The Tier 1 Capital of the Total Net Capital will be divided into a Fundamental Capital (capital básico fundamental) and a Non-Core Tier 1 Capital (capital básico no fundamental).

Tier 1 Capital refers to the basic portion (parte básica) of Total Net Capital, as such term is defined in the General Rules Applicable to Mexican Banks. Tier 1 Capital is comprised of the two components of basic capital (capital básico fundamental and capital básico no fundamental) as such terms are defined in the General Rules Applicable to Mexican Banks. Fundamental Capital (capital básico fundamental) means only the amount of the fundamental capital as such term is defined in the General Rules Applicable to Mexican Banks. Non-Fundamental Capital (capital básico no fundamental) means the non-fundamental basic capital as such term is defined in the General Rules Applicable to Mexican Banks. Tier 2 Capital refers to the additional portion (parte complementaria) of Total Net Capital, as such term is defined in the General Rules Applicable to Mexican Banks.

The General Rules Applicable to Mexican Banks require banks to maintain a Total Net Capital ratio of at least 10.5%, including the Capital Conservation Buffer, to avoid the imposition of corrective measures notwithstanding that the minimum required Total Net Capital ratio is 8%. Total Net Capital consists of Tier 1 Capital (which, in turn, consists of Fundamental Capital and Non-Fundamental Capital) and Tier 2 Capital. The Mexican Capitalization Requirements include among the Core Equity Tier 1 Capital, mainly, paid-in capital, which represents the most subordinated right to collect in case of liquidation of a credit institution, which are not due and do not grant reimbursement rights, profits (mainly including retained profits), and capital reserves, and subtract from such Fundamental Capital, among other things, certain subordinated debt instruments, issued by financial and non-financial entities, securities representing residual parts of portfolio securitization, investments in the equity of venture-capital funds and investments in or credits to related companies, reserves pending creation, loans and other transactions that contravene applicable law, and intangibles (including goodwill). Non-Fundamental Capital is comprised of preferential shares, regarding which the issuer has the right to cancel the dividend payments, and subordinated debt instruments, which are not subject to a due date or forced conversion, regarding which it is possible to cancel the interest payments and which may become shares of a credit institution or a controlling entity or are subject to cancellation (when capitalization problems arise). Tier 2 Capital comprises capitalization instruments, as long as such capitalization instruments are registered with the RNV, are subordinated to deposits and any other debt of the credit institution, do not have any specific guarantee, have a term of at least five years and may be convertible into shares at their maturity date or are subject of write-down procedures. These instruments shall be included as capital based on their maturity date: 100% of the outstanding amount of the instruments if the due date exceeds five years, 80% if the due date exceeds four years but is less than five years, 60% if the due date exceeds three years but is less than four years, 40% if the due date exceeds two years but is less than three years, 20% if the due date exceeds one year but is less than two years, and 0% if the due date is less than one year. Every Mexican bank must create certain legal reserves (fondo de reserva de capital), that are considered to be part of Tier 1 Capital.

Banks must separate and allocate 10.0% of their net income to such reserve each year until the legal reserve equals 100.0% of their paid-in capital (without adjustment for inflation). The remainder of net income, to the extent not distributed to shareholders as dividends, is added to the retained earnings account. Under Mexican law, dividends may not be paid out against the legal reserve.

Corrective Measures

The Mexican Banking Law and the General Rules Applicable to Mexican Banks establish the minimum corrective and special additional measures that banks must fulfill according to the category in which they were classified based on their capital. These corrective measures are designed to prevent and, when necessary, correct the operations of the banks that could negatively affect their solvency or financial stability. The CNBV is required to notify the relevant bank in writing of the corrective measures that it must observe, within five business days after Mexican Central Bank has notified the CNBV the capitalization ratio of the bank, as well as verify its compliance with the corrective measures imposed. Class I is exempted from any corrective measure, but for the remainder of the categories such corrective measures include:

For Class II:

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requiring the bank to: inform the Board of Directors about the bank’s classification, as well as the causes for the CNBV to make such classification, and submit a detailed report containing a comprehensive evaluation of the bank’s financial situation, its level of compliance with the regulatory framework and the main indicators that reflect the degree of stability and solvency of the bank, within 20 business days after the bank has received the CNBV notification of the corrective measure;

•	include in such report the causes of the weakening of their Capitalization Ratio and the Tier 1 Capital and Tier 2 Capital;

•	include in such report any observations mandated, in accordance with their respective scope of authority, by each of the CNBV and the Mexican Central Bank;

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report in writing the financial situation to the chief executive officer and chairman of the board of directors of the bank or the board of directors of the bank’s holding company, in the event the bank is part of a financial group;

•	abstain from entering transactions that will cause its Capitalization Ratio to be lower than required under the Capitalization Requirements; and

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abstain from increasing the current amounts of the financings granted to relevant related parties; and o submit for approval to the CNBV, a plan for capital restoration which has as a result an increase of its Capitalization Ratio in order for the institution to be placed in Class I.

Such plan shall be presented to the CNBV no later than 20 business days after the date the bank receives the CNBV notification of the corrective measure.

In addition to the corrective measures applicable to Class II, for Class III and above:

•	requiring the bank’s Board of Directors to:

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within 15 business days as of the notice of its classification, submit to the CNBV, for its approval, a plan for capital restoration that will result in an increase in its Capitalization Ratio, which may contemplate a program for improvement in operational efficiency, streamlining costs and increasing profitability, the carrying out of contributions to the capital and limits to the operations that the banks may carry out in compliance with their bylaws, or to the risks derived from such operations. The capital restoration plan shall be approved by such bank’s board of directors before being presented to the CNBV. The bank shall determine in the capital restoration plan that, in accordance with this subsection, it must submit, periodic targets, as well as the date in which the capital of such bank will get the capitalization level required in accordance with the applicable provisions. The CNBV, through its governing board, must resolve all that corresponds to the capital restoration plan that has been presented to them, in a maximum of 60 calendar days from the date the plan was submitted; and

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comply with the plan within the period specified by the CNBV, which in no case may exceed 270 calendar days starting the day after the bank was notified of the respective approval. To determine the period for the completion of the restoration plan, the CNBV shall take into consideration the bank’s category, its financial situation, as well as the general conditions prevailing in the financial market. The CNBV, by agreement of its governing board, may extend the deadline once by a period that will not exceed 90 calendar days. The CNBV will monitor and verify compliance with the capital restoration plan, without prejudice of the provenance of other corrective measures depending on the category in which the corresponding bank is classified;

•	requiring the bank to:

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suspend any payment of dividends to its shareholders, as well as any mechanism or act that involves the transfer of any economic benefits to the shareholders. If the bank belongs to the holding company, the measure provided in this subsection will apply to the holding company to which the bank belongs, as well as the financial entities or companies that are part of such holding company. This restriction on the payment of dividends for entities that are part of the same financial group will not apply in the event the dividend is being applied to the capitalization of the bank;

•	suspend any capital stock repurchase programs of the bank and, in the event that the bank belongs to a financial group, also the programs of the holding company of such group;

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defer or cancel the interest payments on outstanding subordinated debt and, when applicable, defer the payment of the principal or exchange the debt into shares of the bank in the amount necessary to cover the capital deficiency, in advance and proportionately, according to the nature of such obligations. This corrective measure will be applicable to those obligations that are identified as subordinated debt in their indenture or issuance document;

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requiring the bank to suspend payment of any extraordinary benefits and bonuses that are not a component of the ordinary salary of the chief executive officer or any officer within the next two levels, as well as not granting any new benefits in the future for the chief executive officer and the officers until the bank complies with the minimum levels of capitalization required by the CNBV; and

•	requiring the bank to refrain from increasing outstanding amounts of any credit granted to any individual who is a related party.

In addition to the corrective measures applicable to Class II and III, for Class IV and above:

•	refraining from making new investments on non-financial assets, opening branches or performing activities other than those made in the ordinary course of business.

In addition to the minimum corrective measures, the CNBV may order the implementation of additional and special corrective measures for banks with a classification from II to V.

The additional and special corrective measures that, if applicable, the banks must comply with are:

•	define the concrete actions that it will carry out in order not to deteriorate its Capitalization Ratio;

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inform the chief executive officer of the foreign holding company about the bank’s classification, as well as the causes that caused the CNBV to make such classification, and submit a detailed report containing a comprehensive evaluation of the bank’s financial situation, its level of compliance with the regulatory framework and the main indicators that reflect the degree of stability and solvency of the bank, within 20 business days after the bank has received the CNBV notification of the corrective measure, only in case of banks owned by foreign financial groups;

•	hire the services of external auditors or any other specialized third party for special audits on specific issues;

•	refrain from agreeing to increases in the salaries and benefits of the officers and employees in general, except for agreed salary revisions and in compliance with labor rights;

•	substitute officers, members of the board or external auditors with appointed persons occupying the respective positions;

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undergo other actions or be subject to other limitations as determined by the CNBV, based on the result of its functions of monitoring and inspection, as well as with sound banking and financial practices; or

•	refrain from entering into new agreements that may cause an increase on the Risk -Weighted Assets or may cause a higher deterioration on the Capitalization Ratio.

Reserve and Compulsory Deposit Requirements

The compulsory reserve requirement is one of the monetary policy instruments used as a mechanism to control the liquidity of the Mexican economy to reduce inflation. The objective of the Mexican Central Bank’s monetary policy is to maintain the stability of the purchasing power of the peso and in this context, to maintain a low inflation level. Given the historic inflation levels in Mexico, the efforts of the Mexican Central Bank have been directed towards a restrictive monetary policy. Under this policy, the Mexican Central Bank has elected to maintain a short-term financial creditor stance with respect to the Mexican financial money markets, where every day, market commenced operations with a liquidity deficit which is then compensated by the Mexican Central Bank through daily operations in the money market to provide adequate liquidity and stability to those markets. The Mexican Central Bank’s own experience has shown that its implementation of monetary policy is more effective if it starts from a deficit liquidity position at the beginning of each market day. In order to manage its maturity exposures to the Mexican financial markets, the Mexican Central Bank has been extending the maturities of its liabilities for longer terms to avoid the need for continuing refinancing of its liabilities. Those liabilities have been restructured into voluntary and compulsory deposits (Depósitos de Regulación Monetaria), and into investment securities such as longer-term government bonds (Bondes) and compulsory monetary regulatory bonds (Brems).

At the same time, the Mexican Central Bank has elected to hold short-term assets, thus allowing it the ability readily to refinance its positions of assets and reduce its maturity exposure to the financial markets. The Mexican Central Bank imposes reserve and compulsory deposit requirements on Mexican commercial banks.

Requirements in Respect of Insurance of Deposits

In accordance with the IPAB Law, IPAB will not guarantee deposits: (a) in favor of local or foreign financial entities; (b) in favor of any company that forms part of the financial group to which the bank is a party, if such is the case; (c) in favor of shareholders, directors, and officers within the two top seniority levels, general managers, and attorneys-in-fact for acts of administration of the bank; and (d) made in breach of the applicable legal framework, or sound banking practices and customs. In addition, IPAB will only guarantee deposits up to 400,000 UDIs, per accountholder (approximately, U.S.$150,200).

Multiple Purpose Financial Entities (SOFOMs)

Until October 5, 2022, APJusto was a regulated multiple purpose financial entity (sociedad financiera de objeto múltiple, or “SOFOM”). A SOFOM is a stock corporation incorporated in accordance with the laws of

Mexico that has as main and principal purpose the provision, on a regular and professional basis, of credit-granting, financial leasing and factoring activities. SOFOMs require to be registered with the CONDUSEF to be considered as a financial entity, and consequently being able to enjoy certain tax, judicial enforcement and capitalization benefits granted by law to these entities. SOFOMs are not authorized to engage in any deposit-taking activities or the provision of banking services.

SOFOMs are mainly regulated by the General Law of Ancillary Credit Institutions and Operations (Ley General de Organizaciones y Actividades Auxiliares del Crédito).

SOFOMs may be regulated or non-regulated. Regulated SOFOMs are those that (i) have economic ties to other deposit-taking financial entities, including banks (ii) have made debt offerings in the Mexican Stock Exchange; or (iii) voluntarily have applied to be regulated and obtained an authorization from the CNBV for said purposes.

Economic ties with other deposit taking financial entities, are understood as (i) ownership of 20% or more by a Mexican deposit-taking entity or the ownership of the SOFOM in 20% or more of a Mexican deposit-taking entity; (ii) the ownership of the SOFOM in 51% or more by a financial group holding company (sociedad controladora de grupo financiero), that also owns at least 51% of a Mexican bank; or (iii) common controlling shareholding of the SOFOM and the Mexican deposit-taking entity.

As a regulated SOFOM, APJusto was subject to organizational requirements, as well as accounting, investments, related-party transactions, anti-money laundering and anti-terrorism matters, risk, credit and other regulations applicable to Mexican banks.

All other SOFOMs are considered Non-Regulated SOFOMs. Non-Regulated SOFOMs are subject to certain reporting and regulatory obligations with the CNBV for purposes of anti-money laundering and antiterrorism matters; CONDUSEF with respect to consumer protection matters; and the Mexican Central Bank of Mexico in respect of certain credit and trust activities.

DESCRIPTION OF PRE-CLOSING TRANSACTIONS

Covalto Pre-Closing Transactions

Covalto Warrants. At 11:59 p.m. (Eastern Time) on the business day prior to the Closing Date, each issued, outstanding and unexercised Existing Covalto Warrant set forth on Schedule I of the Business Combination Agreement (together with any other Existing Covalto Warrant for which the holder thereof has agreed, following the date of this proxy statement/prospectus and prior to the Closing, to convert) shall be converted into Covalto Ordinary Shares (the “Existing Covalto Warrant Conversion”).

On the Closing Date, each other Existing Covalto Warrant issued, outstanding and unexercised as of immediately prior to the Pre-Closing Capital Restructuring (as defined herein) is effected, shall be exchanged for a Covalto Warrant (as defined herein) to purchase an amount of Covalto Class A Ordinary Shares equal to the number of Covalto Ordinary Shares or Covalto Preferred Shares, as applicable, for which the Existing Covalto Warrant is exercisable as of immediately prior to the Pre-Closing Capital Restructuring, as adjusted to give effect to the Business Combination Agreement and the Transactions, including the Covalto Preferred Conversion, the issuance of the LIVB Closing Share Consideration, the Closing True-Up, the Earn-Out Shares, and the other issuances of Covalto Class A Ordinary Shares and Covalto Class B Ordinary Shares contemplated by the Business Combination Agreement, subject to substantially similar conversion procedures as included in such Existing Covalto Warrant.

Covalto Preferred Shares. Effective immediately prior to the Pre-Closing Capital Restructuring, and pursuant to a conversion direction notice to be executed by the applicable holders of Covalto Preferred Shares, each Covalto Preferred Share shall convert into one Covalto Ordinary Share in accordance with the terms of the Covalto Articles of Association (the “Covalto Preferred Conversion”).

Pre-Closing Capital Restructuring. Effective immediately following the Covalto Preferred Conversion and immediately prior to the LIVB Effective Time and in accordance with the Required Covalto Shareholder Approval: (1) each Covalto Ordinary Share shall be re-designated as a Covalto Class A Ordinary Share; (2) each authorized and unissued Covalto Preferred Share shall be cancelled; (3) new Covalto Class B Ordinary Shares shall be created; (4) an increase to the number of Covalto Class A Ordinary Shares shall be authorized; and (5) the Closing Amended and Restated Covalto A&R M&A shall be adopted (together these steps the “Pre-Closing Capital Restructuring”).

Covalto Class B Ordinary Share Exchange. Effective immediately following the Pre-Closing Capital Restructuring, the Covalto Co-Founders shall exchange their Covalto Class A Ordinary Shares for Covalto Class B Ordinary Shares, in accordance with the Exchange Agreement.

Concurrently with the consummation of the Merger, the Company shall issue to the holders of Covalto Class A Ordinary Shares and Covalto Class B Ordinary Shares (with each receiving its pro rata portion) (other than, for the avoidance of doubt, the Rollover Parties (as defined below)) a number of Covalto Class A Ordinary Shares and Class B Ordinary Shares such that, upon giving effect to the LIVB Closing Share Consideration, the Covalto Preferred Conversion, Closing True-Up, the Pre-Closing Capital Restructuring, the Existing Covalto Warrant Conversion, the number of Covalto Class A Ordinary Shares outstanding shall be the Pre-Closing Covalto Share Number.

Covalto Options. At the Pre-Closing Capital Restructuring, each Existing Covalto Option (whether vested or unvested) that is outstanding and unexercised as of immediately prior to the Pre-Closing Capital Restructuring shall be adjusted to an option to purchase Covalto Class A Ordinary Shares (except with respect to any Existing Covalto Option held by the Covalto Co-Founders, which shall be adjusted to an option to purchase Covalto Class B Ordinary Shares) (as adjusted, each, a “New Covalto Option”). Each such New Covalto Option as so adjusted shall continue to have, and shall be subject to, the same terms and conditions as applied to the underlying Existing Covalto Option immediately prior to the Pre-Closing Capital Restructuring (but taking into account any changes or adjustments thereto by reason of the Business Combination Agreement or the Transactions). Each such New Covalto Option as so adjusted shall be an option to acquire that number of whole Covalto Class A Ordinary Shares or, in the case of New Covalto Options held by the Covalto Co-Founders, Covalto Class B Ordinary Shares (rounded down to the nearest whole share), equal to the number of Covalto Ordinary Shares subject to such Existing Covalto Option immediately prior to the Pre-Closing Capital Restructuring, with an exercise price per share of Covalto Class A Ordinary Shares or, in the case of New Covalto Options held by the Covalto Co-Founders, Covalto Class B Ordinary Shares (rounded up to the nearest whole cent) equal to the exercise price per share subject to such Existing Covalto Option immediately prior to the Pre-Closing Capital Restructuring, in each case, as adjusted proportionally to give effect to this Agreement and the Transactions, including the Closing True-Up and the Pre-Closing Capital Restructuring. The exercise price and the number of Covalto Class A Ordinary Shares or Covalto Class B Ordinary Shares, as applicable, subject to the New Covalto Option will, to the extent applicable, be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder.

CTB Election. On or prior to the date of the Closing Date, Covalto shall file an election with the IRS on IRS Form 8832 pursuant to Treasury Regulations Section 301.7701-3(c), which shall be effective as of the Closing Date, to be classified as an association taxable as a corporation for U.S. federal income tax purposes.

SPECIAL MEETING OF LIVB SHAREHOLDERS

General

LIVB is furnishing this proxy statement/prospectus to our shareholders as part of the solicitation of proxies by our board of directors for use at the Special Meeting to be held on                , 2023, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to our shareholders on or about                , 2023. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the Special Meeting.

Date, Time and Place of Special Meeting of LIVB’s Shareholders

The Special Meeting will be held at                a.m. (Eastern Time) on                , 2023, at the offices of LIVB, at                , or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the Proposals.

Purpose of the Special Meeting

Proposal No. 1-The Business Combination Proposal—to consider and vote upon a proposal to approve and adopt the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus, and the Transactions, whereby, among other things, Merger Sub will be merged with and into LIVB, with LIVB surviving the Merger as a direct, wholly-owned subsidiary of Covalto;

Proposal No. 2-The Merger Proposal—to consider and vote upon a proposal to approve and authorize the Plan of Merger; and

Proposal No. 3-The Adjournment Proposal—to consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if required, if the parties are not able to consummate the Transactions.

Recommendation of the LIVB Board

The LIVB Board has determined that each of the proposals outlined above is in the best interests of LIVB and its shareholders and recommended that LIVB Shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal and “FOR” the Adjournment Proposal, if presented.

Record Date; Persons Entitled to Vote

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned ordinary shares at the close of business on                , 2023, the record date for the Special Meeting. You are entitled to one vote for each ordinary share that you owned as of the close of business on the record date on each matter on which such shares are entitled to vote. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 11,610,000 LIVB Class A Ordinary Shares outstanding and 933,417 LIVB Class B Ordinary Shares outstanding.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of LIVB Shareholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if one-third of the issued shares entitled to vote at the Special Meeting is represented in person or by proxy. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast and will have no effect on the outcome of the vote on any of the Proposals.

The Business Combination Proposal and the Adjournment Proposal must be approved by an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting.

The Merger Proposal must be approved by a special resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of a majority of not less than two-thirds of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast and will have no effect on the outcome of the vote on any of the Proposals. A shareholder’s failure to vote by proxy or to vote in person at the Special Meeting will not be counted towards the number of ordinary shares required to validly establish a quorum, and if a valid quorum is otherwise established, will have no effect on the outcome of any vote on any of the Proposals.

The Closing is conditioned on the approval of the Proposals (other than the Adjournment Proposal) at the Special Meeting.

Voting Your Shares

Each LIVB Class A Ordinary Share that you own in your name entitles you to one vote on each of the Proposals for the Special Meeting. Each Class B ordinary share that you own in your name entitles you to one vote on each of the Proposals for the Special Meeting. Your one or more proxy cards show the number of ordinary shares that you own. There are several ways to vote your ordinary shares:

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You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your ordinary shares will be voted as recommended by the board of directors. The board of directors recommends voting “FOR” the Business Combination Proposal, “FOR” the Merger Proposal and “FOR” the Adjournment Proposal.

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You can attend the Special Meeting and vote in person even if you have previously voted by submitting a proxy pursuant to any of the methods noted above. You will be given a ballot when you arrive. However, if your ordinary shares are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your ordinary shares.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the Special Meeting or at such meeting by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify LIVB’s secretary, in writing, before the Special Meeting that you have revoked your proxy; or

•	you may attend the Special Meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your ordinary shares, you may call                 , our proxy solicitor, at                 .

Redemption Rights

Pursuant to our existing organizational documents, we are providing the public shareholders with the opportunity to have their public shares redeemed at the closing of the Merger at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Merger, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding LIVB Class A Ordinary Shares included as part of the LIVB Units sold in the LIVB IPO, subject to the limitations described in this proxy statement/prospectus. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the business combination marketing fee we will pay to the underwriter. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of September 30, 2022 of U.S.$117,493,883.36, the estimated per share redemption price would have been approximately U.S.$10.26. Public shareholders may elect to redeem their public shares even if they vote for the Business Combination Proposal and the Merger Proposal. Our existing organizational documents provide that a public shareholder, acting together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a partnership, limited partnership, syndicate, or other group for purposes of acquiring, holding, or disposing of any shares of LIVB, will be restricted from exercising this redemption right with respect to more than 15% of the public shares in the aggregate without the prior consent of LIVB. There will be no redemption rights with respect to our warrants. The Sponsor, the holder of our founder shares issued in a private placement prior to the LIVB IPO, has entered into the sponsor IPO letter agreement with us pursuant to which the Sponsor and its permitted transferees has agreed to waive its redemption rights with respect to its founder shares and any public shares the Sponsor may have acquired after the LIVB IPO in connection with the completion of the Merger. Permitted transferees of the Sponsor will be subject to the same obligations. The Sponsor did not receive any consideration in exchange for its waiver of its redemption rights.

In order to exercise your redemption rights, you must:

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if you hold your public shares through LIVB Units, elect to separate your LIVB Units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

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prior to        a.m. (Eastern Time) on                , 2023 (two business days before the Special Meeting), tender your shares electronically and submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, to the attention of Melvin Guzman at 1 State Street, 30th Floor, New York, New York, 10004, or by email at mguzman@continentalstock.com; and

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deliver your public shares electronically through DTCC to the transfer agent at least two business days before the Special Meeting. Shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

We will pay the redemption price to public shareholders who properly exercise their redemption rights promptly following the Closing. The Closing is subject to the satisfaction of a number of conditions. As a result, there may be a significant delay between the deadline for exercising redemption requests prior to the Special Meeting and payment of the redemption price. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the vote is taken with respect to the Business Combination Proposal. If you tendered your shares for redemption to the transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that the transfer agent return the shares. You may make such request by contacting the transfer agent at the email or address listed above.

Holders of outstanding LIVB Units must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares.

If a broker, dealer, commercial bank, trust company or other nominee holds your LIVB Units, you must instruct such nominee to separate your LIVB Units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of LIVB Units to be split and the nominee holding such LIVB Units. Your nominee must also initiate electronically, using DTCC’s DWAC (deposit withdrawal at custodian) system, a withdrawal of the relevant LIVB Units and a deposit of an equal number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the LIVB Units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Prior to exercising redemption rights, shareholders should review the market price of our Class A Ordinary Shares as they may receive higher proceeds from the sale of their Class A Ordinary Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. LIVB cannot assure you that you will be able to sell your Class A Ordinary Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the Class A Ordinary Shares when you wish to sell your shares.

If you exercise your redemption rights, your public shares will cease to be outstanding immediately prior to the Merger and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of LIVB following the Merger, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Merger is not approved and we do not consummate an initial business combination by August 10, 2023, we will be required to liquidate and dissolve the Trust Account by returning the then-remaining funds in such account to the public shareholders and our warrants will expire worthless.

Appraisal Rights

The Companies Act prescribes when LIVB Shareholder appraisal rights will be available and sets the limitations on such rights. Where such rights are available, LIVB Shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, LIVB Shareholders are still entitled to exercise the rights of redemption, as set out in the section of this proxy statement/prospectus entitled “Special Meeting of LIVB Shareholders—Redemption Rights,” and the LIVB Board is of the view that the redemption proceeds payable to LIVB Shareholders who exercise such redemption rights represents the fair value of those shares.

Proxy Solicitation

LIVB is soliciting proxies on behalf of the LIVB Board. This solicitation is being made by mail but also may be made by telephone. LIVB and its directors, officers and employees may also solicit proxies online. LIVB will file with the SEC all scripts and other electronic communications as proxy soliciting materials. LIVB will bear the cost of the solicitation.

LIVB has hired                  to assist in the proxy solicitation process. LIVB will pay to                  a fee of U.S.$                , plus disbursements, and will indemnify                 and its affiliates against certain claims, liabilities, losses, damages and expenses.

LIVB will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. LIVB will reimburse them for their reasonable expenses.

LIVB’s management team may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Other Matters

As of the date of this proxy statement/prospectus, the LIVB Board does not know of any business to be presented at the Special Meeting other than as set forth in the notice accompanying this proxy statement/prospectus. If any other matters should properly come before the Special Meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

Subject to applicable securities laws (including with respect to the use or possession of material nonpublic information), prior to, or in connection with the Merger, the Sponsor and/or LIVB’s directors, officers, advisors and/or their respective affiliates may (i) purchase LIVB Public Shares and LIVB Public Warrants from institutional and other investors (including those who vote, or indicate an intention to vote, against any of the Proposals presented at the Special Meeting, or elect to redeem, or indicate an intention to redeem, LIVB Public Shares or repurchase LIVB Public Warrants), (ii) enter into transactions with such investors and others to provide them with incentives to not redeem their LIVB Public Shares, or (iii) execute agreements to purchase LIVB Public Shares or LIVB Public Warrants from such investors or enter into non-redemption agreements with such investors in the future. In the event that the Sponsor, LIVB’s directors, officers, advisors and/or any of their respective affiliates purchase LIVB Public Shares or LIVB Public Warrants in situations in which the SEC’s tender offer rules restrictions on purchases would apply, they would (a) purchase the LIVB Public Shares at a price no higher than the price offered through the redemption process (i.e., approximately U.S.$10.26 per share, based on the amounts held in the Trust Account as of September 30, 2022); (b) represent in writing that such LIVB Public Shares will not be voted in favor of the Business Combination Proposal; and (c) waive in writing any redemption rights with respect to the LIVB Public Shares so purchased.

To the extent any such purchases by the Sponsor, LIVB’s directors, officers, advisors and/or any of their respective affiliates are made in situations in which the U.S. tender offer rules restrictions on purchases apply, LIVB will disclose in a Current Report on Form 8-K prior to the Special Meeting: (i) the number of LIVB Public Shares and LIVB Public Warrants purchased outside of the redemption offer, along with the purchase price(s) for such LIVB Public Shares and LIVB Public Warrants; (ii) the purpose of any such purchases; (iii) the impact, if any, of the purchases on the likelihood that the Business Combination Proposal will be approved; (iv) the identities of the securityholders who sold such LIVB Public Shares and/or LIVB Public Warrants to the Sponsor, LIVB’s directors, officers, advisors and/or any of their respective affiliates (if not purchased on the open market) or the nature of the securityholders (e.g., 5% securityholders) who sold such LIVB Public Shares and LIVB Public Warrants (if applicable); and (v) the number of LIVB Public Shares for which LIVB has received redemption requests pursuant to its redemption offer.

The purpose of such share purchases and other transactions would be to increase the likelihood of (i) otherwise limiting the number of LIVB Public Shares electing to redeem and (ii) LIVB’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(l) of the Exchange Act) being at least U.S.$5,000,001.

If any such transactions are effectuated, the consequence could be to cause the Merger to be effectuated in circumstances where such consummation would not otherwise occur. Consistent with guidance of the SEC staff, purchases of LIVB Public Shares or LIVB Public Warrants by the persons described above would not be permitted to be voted for the Business Combination Proposal at the Special Meeting and could decrease the chances that the Business Combination Proposal would be approved. In addition, if such purchases are made, the public “float” of the LIVB Public Shares and LIVB Public Warrants and the number of beneficial holders of the LIVB Public Shares and LIVB Public Warrants may be reduced, potentially making it difficult to maintain or obtain the quotation, listing or trading of such securities on a national securities exchange.

LIVB hereby represents that any LIVB Public Shares purchased by the Sponsor, LIVB’s directors, officers, advisors and/or any of their respective affiliates in situations in which the SEC tender offer rules restrictions on purchases would apply would not be voted in favor of approving the Business Combination Proposal.

PROPOSAL ONE—THE BUSINESS COMBINATION PROPOSAL

General

Our shareholders are being asked to approve and adopt the Business Combination Agreement and the transactions contemplated thereby.

Our shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this Business Combination Proposal.

Transaction Structure

Pursuant to the Business Combination Agreement, Covalto will make an election to be classified as an association taxable as a corporation for U.S. federal income tax purposes and effect a Pre-Closing Capital Restructuring, and Merger Sub will subsequently be merged with and into LIVB, with LIVB being the surviving entity in the Merger and continuing (immediately following the Merger) as a direct wholly-owned subsidiary of Covalto, on the terms and subject to the conditions set forth therein.

As a result of the proposed Merger, each issued and outstanding Class A ordinary share, par value U.S.$0.0001 per share of LIVB, and Class B ordinary share, par value U.S.$0.0001 per share of LIVB, will be automatically surrendered and exchanged for the right to receive one newly-issued Covalto Class A Ordinary Share, and each issued and outstanding LIVB Warrant will be converted into and become a Covalto Warrant, and Covalto shall assume each such LIVB Warrants in accordance with its terms.

Pro Forma Capitalization

The pro forma enterprise valuation of Covalto upon consummation of the Transactions is estimated to be approximately U.S.$547,000,000. In the no redemption scenario, we estimate that, upon consummation of the Transactions at the Effective Times, the existing Covalto Shareholders will own approximately 75.43% of the Covalto Ordinary Shares (representing 91.68% of the voting power of the Covalto Ordinary Shares), the existing LIVB Shareholders (including the Sponsor (and other holders of LIVB Class B Ordinary Shares)) will own approximately 19.95% of the Covalto Ordinary Shares (representing 6.75% of the voting power of the Covalto Ordinary Shares) and the Anchor Investor will own approximately 4.62% of the Covalto Ordinary Shares (representing 1.56% of the voting power of the Covalto Ordinary Shares). In the maximum redemption scenario, we estimate that, upon consummation of the Transactions at the Effective Times, the existing Covalto Shareholders will own approximately 89.40% of the Covalto Ordinary Shares (representing 96.82% of the voting power of the Covalto Ordinary Shares), the existing LIVB Shareholders (including the Sponsor (and other holders of LIVB Class B Ordinary Shares)) will own approximately 5.02% of the Covalto Ordinary Shares (representing 1.51% of the voting power of the Covalto Ordinary Shares) and the Anchor Investor will own approximately 5.57% of the Covalto Ordinary Shares (representing 1.67% of the voting power of the Covalto Ordinary Shares). The Covalto Co-Founders, will hold up to 11,864,122 million Covalto Class B Ordinary Shares (subject to the assumptions described elsewhere in this proxy statement/prospectus), each of which has 10 votes per share on matters presented to the Covalto Shareholders for vote (including the appointment of directors) and will therefore have 66.16% of the voting power of the Covalto Ordinary Shares in the no redemption scenario or 69.97% of the voting power of the Covalto Ordinary Shares in the maximum redemption scenario. All percentages are presented on an issued and outstanding basis, without accounting for outstanding options or warrants.

Merger Consideration

Covalto Warrants

Subject to the terms and conditions of the Business Combination Agreement, certain existing warrants to purchase ordinary shares of Covalto (each an “Existing Covalto Warrant”) shall be converted into ordinary shares of Covalto (the “Existing Covalto Warrant Conversion”), and any other Existing Covalto Warrants shall be exchanged for a warrant to purchase the corresponding number of new Covalto Class A Ordinary Shares, in each case as adjusted to give effect to the proposed Merger.

Preferred Merger Consideration

Subject to the terms and conditions of the Business Combination Agreement, effective immediately prior to the Pre-Closing Capital Restructuring, and pursuant to a conversion direction notice to be executed by the applicable holders of preferred shares of Covalto, each preferred share of Covalto shall convert into one ordinary share of Covalto in accordance with the terms of the Covalto Articles of Association (as defined therein) (such conversion, the “Covalto Preferred Conversion”).

Pre-Closing Capital Restructuring

Effective immediately following the Covalto Preferred Conversion and immediately prior to the LIVB Effective Time (as defined therein) and in accordance with the required shareholder approval of Covalto: (i) each ordinary share of Covalto shall be re-designated as a new Covalto Class A Ordinary Share; (ii) each authorized and unissued preferred share of Covalto shall be cancelled; (iii) Class B ordinary shares, par value, U.S.$0.0001 per share, of Covalto shall be created and authorized; (iv) an increase to the number of new Covalto Class A Ordinary Shares shall be authorized; and (v) the closing amended and restated Covalto Articles of Association shall be adopted (collectively, the “Pre-Closing Capital Restructuring”).

Closing True-Up

Concurrently with the LIVB Effective Time, Covalto shall issue to the holders of Covalto Class A Ordinary Shares and Covalto Class B Ordinary Shares (and options, warrants and other securities of Covalto convertible into Covalto Class A Ordinary Shares and Covalto Class B Ordinary Shares) (with each receiving its pro rata portion) a number of Covalto Class A Ordinary Shares and Covalto Class B Ordinary Shares, respectively (the “Closing True-Up”), such that the number of new Covalto Class A Ordinary Shares and Covalto Class B Ordinary Shares outstanding (prior to giving effect to the LIVB Closing Share Consideration) shall be 525,000,000.

Organizational Chart

Pre-Merger

Post-Merger

Background of the Merger

LIVB is a blank check company incorporated in the Cayman Islands for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. The transactions contemplated by the Business Combination Agreement and related agreements, including the Merger and the Anchor Investment, are a result of an extensive search for a potential transaction utilizing the global network and investing, operating and transaction experience of LIVB’s management team and members of the board of directors, and the management team of LIVB’s sponsor, LIV Capital Acquisition Sponsor II, L.P. (“Sponsor”), an affiliate of LIV Capital, a private investment firm founded in 2000 in order to make equity investments in high-growth businesses in Mexico or with a significant presence in that country. LIVB is LIV Capital’s second special purpose acquisition company.

The registration statement for the LIVB IPO was declared effective on February 7, 2022. On February 10, 2022, LIVB consummated its initial public offering of 10,000,000 units (the “Units”). The Units were sold at an offering price of U.S.$10.00 per Unit, generating gross proceeds of U.S.$100,000,000 (before business combination marketing fees and offering expenses). Each Unit consists of one Class A ordinary share and three-quarters of one public warrant. Each whole public warrant entitles the holder to purchase one Class A ordinary share at an exercise price of U.S.$11.50 per share.

Simultaneously with the consummation of the LIVB IPO, LIVB consummated the sale of 5,500,000 private warrants at a price of U.S.$1.00 per warrant (collectively, the “LIVB Private Placement Warrants”) in a private placement by the Sponsor and EarlyBirdCapital, generating total proceeds of U.S.$5,500,000. Following the closing of the LIVB IPO on February 10, 2022, a total of U.S.$102,000,000 from the net proceeds of the sale of the Units in the LIVB IPO and the sale of the LIVB Private Placement Warrants was placed in a trust account (the “Trust Account”) established for the benefit of LIVB Public Shareholders.

On February 15, 2022, the underwriters partially exercised their over-allotment option, resulting in additional 1,450,000 Class A ordinary shares issued for an aggregate amount of U.S.$14,500,000. A total of U.S.$14,790,000 was deposited into the Trust Account, bringing the aggregate proceeds held in the Trust Account to U.S.$116,790,000.

Prior to the consummation of the LIVB IPO, neither LIVB, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with LIVB.

As described in the prospectus for the LIVB IPO, LIVB’s business strategy was to identify and complete an initial business combination with a Mexican target business (or a non-Mexican target business with a significant presence in Mexico). LIVB identified certain general, non-exclusive criteria and guidelines that it believed were important in evaluating prospective targets for the initial business combination. LIVB broadly focused on target businesses that it believed:

•	had the potential to further improve their performance from an active “hands-on” role in a strategic, operational and financial direction;

•	had a proven business model with consistent operational performance;

•	had a top-tier, proven executive management team;

•	exhibited institutional-level operations and financial controls;

•	had durable competitive advantages that are differentiated in the sector;

•	would benefit from capital markets access; and

•	exhibited unrecognized value and desirable returns on capital.

After the LIVB IPO, LIVB commenced an active search for prospective business combination candidates. LIVB contacted, and was contacted by, a number of individuals and entities with respect to business combination opportunities. During this search process, LIVB reviewed, and entered into preliminary discussions with respect to, a number of acquisition opportunities.

During that process, LIVB’s management team:

•	developed an initial list of potential business combination candidates that were primarily identified through LIVB’s management team’s general industry knowledge, network and previous SPAC experience;

•	engaged in preliminary, high-level discussions on illustrative transaction structure with four potential business combination candidates or their representatives; and

•	engaged in meaningful and detailed discussions, due diligence and negotiations with Covalto.

During the search for an acquisition opportunity for LIV Capital’s prior special purpose acquisition company, LIV Capital Acquisition Corp. (“LIVK”), Mr. Alexander R. Rossi, Mr. Humberto Zesati and Mr. Miguel Ángel Dávila, managing partners of LIV Capital, on behalf of LIVK, met with Covalto’s Co-founders and Co-CEOs, Mr. David Poritz and Mr. Allan Apoj, to discuss a potential business combination with LIVK. At the time, LIVK decided to pursue a business combination with AgileThought, Inc., a leading digital transformation services company but seeing potential in the company, LIV Capital’s Fund IV invested U.S.$5 million in Covalto’s Series B-1 round on April 19, 2021 and July 7, 2021.

In late 2021, there were news reports about Covalto having discussions with another special purpose acquisition company in connection with a potential business combination. After the LIVB IPO, as part of its ordinary course of monitoring its previous investment in Covalto, LIVB’s directors, including Mr. Rossi, Mr. Zesati and Mr. Dávila, met with Mr. Poritz and Mr. Apoj to discuss Covalto’s recent developments. During that meeting, Covalto’s Mr. Poritz and Mr. Apoj expressed their continued interest in going public, preferably through a SPAC-led business combination and stated that the potential deal with another special purpose acquisition company was not proceeding. Principals of LIVB and Covalto then engaged in discussions with their respective stakeholders regarding merits of the potential business combination.

Mr. Zesati, Mr. Rossi and Mr. Dávila, on behalf of LIVB, and Mr. Poritz and Mr. Apoj, on behalf of Covalto, had follow-up meetings to discuss a possible business combination between Covalto and LIVB and the related mechanics and steps in negotiating a transaction.

Having established mutual interest in a business combination, on March 16, 2022, LIVB and Covalto executed a nondisclosure agreement in connection with LIVB’s consideration of a possible business combination involving Covalto.

Over the following days, both parties’ management teams held several additional meetings during which they discussed:

•	overview of Covalto and its recent performance;

•	integration of recent Banco Finterra and Visor acquisitions by Covalto and their effect on Covalto’s business plan;

•	its organic and inorganic growth strategy; and

•	valuation expectations from both sides.

From March 17, 2022 to April 24, 2022, several discussions took place in order to define the key business terms for a potential letter of intent. The discussions covered valuation, an investment by LIV Capital to anchor the fund raising efforts, corporate governance and board composition, among others matters. Concurrently with these discussions, LIVB and Covalto had several meetings to review Covalto’s business plan and capital requirements.

A part of this process, LIVB’s management team:

•	engaged in detailed discussions, due diligence, and negotiations with Covalto; and

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engaged the following advisors: (i) KPMG Cárdenas Dosal, S.C. (“KPMG”) to conduct financial, internal controls and tax diligence, (ii) Davis Polk for diligence as to certain aspects of U.S. legal matters related to Covalto and (iii) Ritch, Mueller y Nicolau, S.C. (“Ritch Mueller”) for diligence as to certain aspects of Mexican legal matters related to Covalto.

LIVB continued to discuss a possible transaction with other potential business combination targets while it was in active preliminary discussions with Covalto. Many of those discussions did not prove fruitful, for a variety of factors including the inability to reach an agreement on valuation, structuring challenges, potential failures to satisfy the “80% test” included in LIVB’s memorandum and articles of association (which requires any business acquired by LIVB to have a fair market value equal to at least 80% of the balance of the funds in the trust account) and mutual decisions to pursue potential alternative transactions. Meanwhile, as discussions between LIVB and Covalto continued, the ability to reach mutually satisfactory terms became more apparent and LIVB decided to focus on a potential business combination with Covalto and pause all other discussions.

On March 17, 2022, LIVB’s management team sent a version of the draft non-binding term sheet to Mr. Apoj and Mr. Poritz. On March 17, 2022, Mr. Rossi and Mr. Poritz had a meeting at EarlyBirdCapital, LIVB’s IPO underwriter and financial advisor on the business combination. During this meeting, Mr. Poritz gave an introduction of Covalto to EarlyBirdCapital’s investment banking and capital markets teams. The roles of EarlyBirdCapital were limited to those described below. EarlyBirdCapital did not conduct any due diligence for or on behalf of LIVB or provide LIVB with any due diligence reports or materials regarding Covalto or any other prospective business combination candidates.

On March 22, 2022, a meeting was held among LIVB, EarlyBirdCapital and Covalto, to review Covalto’s business model and financial projections, as further described under “Unaudited Prospective Financial Information of Covalto.” In this meeting, several items were discussed, including capital requirements, revenue growth, profitability expectations and portfolio allocation strategy.

Between March 17, 2022 and March 28, 2022, LIVB and Covalto exchanged several emails regarding the key terms of the non-binding term sheet.

On March 17, 2022, Mr. Poritz shared the draft of a non-binding term sheet with Covalto’s external counsel, Simpson Thacher & Bartlett, LLP (“Simpson Thacher”).

As part of the non-binding terms, LIV Capital was considering an Anchor Investment by Banco Actinver, S.A. Institución de Banca Múltiple, Grupo Financiero Actinver, División Fiduciaria, acting solely as trustee of the Contrato de Fideicomiso Irrevocable No. 5357 identified as “Fideicomiso LIV SPV” (“LIV Capital SPV”) of U.S.$30 million. As part of the Anchor Investment, on April 5, 2022, the Covalto team carried out a management presentation with a key limited partner investor of LIV Capital SPV. During this meeting, Covalto performed a detailed presentation of itself, its key milestones, the vision for the upcoming years and a demo of their proprietary underwriting technology.

On April 6, 2022, LIVB, Covalto and EarlyBirdCapital met to continue reviewing Covalto’s financial model and projections as further described under “Unaudited Prospective Financial Information of Covalto.”

On April 7, 2022, Mr. Poritz, Mr. Apoj, and LIVB’s management team met to further discuss and negotiate the terms of the draft of the non-binding term sheet. These discussions covered the anchor investment commitment and the mechanism for such commitment.

On April 21 and April 22, 2022, LIVB’s management team and EarlyBirdCapital met to further discuss and analyze the potential business combination and the terms of the draft of the non-binding term sheet. The LIVB management team sought further advice from EarlyBirdCapital on the potential institutional investor interest in the proposed business combination with Covalto.

On April 24, 2022, LIVB and Covalto signed a non-binding term sheet (the “Non-Binding Term Sheet”), which included the following key terms:

•	Pre-Money Valuation of U.S.$550 million to U.S.$575 million, calculated on a fully-diluted basis;

•	U.S.$30 million Anchor Investment funded no later than 30 days following the execution of the Business Combination Agreement;

•	The collective goal of raising an additional U.S.$30 million prior to the closing of the Merger;

•

The composition of the board of directors of the surviving entity at the Closing will initially consist of five members: (i) each of the Co-Founders of Covalto and (ii) three independent directors, one of whom shall be nominated by LIV Sponsor; and

•	Contingent consideration consisting of 2,500,000 newly-issued shares to existing equity holders in the business combination, with the following vesting schedule:

•

50% to vest only if the VWAP of the post-combination company ordinary shares exceed U.S.$13.50 for 20 trading days within any 30 trading day period occurring after registration of the private placement shares and no later than the fifth anniversary of the closing; and

•

50% to vest only if the VWAP of the post-combination company ordinary shares exceed U.S.$17.50 for 20 trading days within any 30 trading day period occurring after registration of the private placement shares and no later than the fifth anniversary of the closing.

The Non-Binding Term Sheet provided that the parties would agree to a period of mutual exclusivity during which they would continue diligence and engage in discussions and negotiations to sign a potential business combination agreement.

On May 4, 2022, Covalto held a presentation for the LIVB Board at its office in Mexico City. The LIVB Board asked several questions regarding the business model and suggested that Covalto obtain a credit rating from a well-known institution.

On May 9, 2022, LIVB had a meeting of its board of directors and all board members agreed to continue pursuing a business combination with Covalto based on the presentation that took place on May 4, 2022.

Also on May 9, 2022, Simpson Thacher sent Davis Polk and LIVB a first draft of the Business Combination Agreement, which LIVB subsequently reviewed and discussed with Davis Polk.

Since May 9, 2022, LIVB, Covalto, EarlyBirdCapital, Davis Polk, Simpson Thacher, KPMG, Ritch Mueller and other external advisors have had regular calls to organize and prioritize workstreams, coordinate diligence efforts and discuss pending items and responsibilities, among other things.

On May 11, 2022, Covalto, LIVB and EarlyBirdCapital had a meeting to review the financial model and a first draft of the investor presentation. During the meeting, Covalto presented an updated financial model and the most relevant drivers of the model and its assumptions.

On May 23, 2022, Davis Polk sent a markup of the draft of Business Combination Agreement to Simpson Thacher.

From May 23, 2020 through August 17, 2022, Davis Polk and Simpson Thacher continued to exchange revised drafts of Business Combination Agreement, following review and discussions with their respective clients.

On May 24, 2022, Covalto and LIVB had a meeting to discuss alternative funding sources, including options that could to attract investors in Mexico.

On May 25, 2022, Covalto, EarlyBirdCapital and LIVB’s management team had a follow-up meeting, during which Covalto answered several questions raised during the management presentation on May 4, 2022 and LIVB’s management team asked several additional follow up questions.

On May 30, 2022, KPMG, Covalto and LIVB had a due diligence kick-off call. KPMG’s financial and tax teams were introduced to Covalto to establish efficient communication among all teams. Following this call, KPMG was granted access to Covalto’s virtual data room.

On June 14, 2022, Covalto, LIVB and EarlyBirdCapital had a meeting to discuss Covalto’s capitalization table. During the meeting, the teams reviewed the conversion methodology for Covalto’s outstanding convertible notes, warrants and employee options in connection with the calculation of the fully diluted share count.

During the second half of June 2022, LIVB, EarlyBirdCapital and Covalto held meetings with potential investors to gauge the market receptivity for the transaction and the valuation.

Towards the end of June 2022, LIVB and Covalto agreed to structure the Anchor Investment as a Mandatorily Convertible Note, similar to the mandatorily convertible notes Covalto had issued since the beginning of 2022. During the last week of June 2022, Covalto met with certain directors of LIVB to discuss the asset quality of Covalto and Banco Finterra, the integration strategy of Banco Finterra, the new deposit funding strategy, other funding facilities and the status of the credit rating for their portfolio, among other things.

Between July 15, 2022 and August 12, 2022, representatives of each of LIVB, Covalto, Davis Polk and Simpson Thacher met telephonically and exchanged numerous emails to finalize the remaining open items related to the Business Combination Agreement and various other agreements contemplated therein. Following these discussions, representatives from Davis Polk and Simpson Thacher exchanged revised drafts of the Business Combination Agreement and such other agreements, which reflected the outcome of their discussions and included the following final key terms:

•	Covalto Equity Value of U.S.$525 million; and

•	Anchor Investment of U.S.$30 million was structured as a Mandatorily Convertible Note.

On August 8, 2022, LIVB convened a meeting of its board of directors, to approve LIVB’s quarterly financial statements for the period ended on June 30, 2022, its inclusion in the form 10-Q and its filing with the SEC. During this meeting, LIVB’s management provided an update on the Covalto transaction. As part of this update, LIVB presented a set of public comparable companies that may be deemed similar to Covalto in certain respects, as well as considered other private company equity financing transactions in the Mexican and Latin America fintech space based on management’s and Sponsor’s general knowledge. See “LIVB’s Board of Directors’ Reasons for the Merger.”

On August 11, 2022, the LIVB Board received a near final draft of Covalto’s investor presentation, which included 2022 and 2023 projections, as further described under “Unaudited Prospective Financial Information of Covalto.”

On August 12, 2022, LIVB convened a meeting of its board of directors, to approve the Business Combination Agreement subject to negotiation of final terms, ancillary agreements and disclosure schedules. During that meeting, the LIVB Board unanimously determined, among other resolutions: (i) that LIVB’s entry into the Business Combination Agreement and ancillary agreements, and consummation of the transaction contemplated therein, are in the best interests of LIVB; and (ii) that the transaction be submitted to LIVB’s shareholders for approval.

Following the approval of the LIVB Board until August 17, 2022, there were ongoing negotiations between the representatives of each of LIVB, Covalto, Davis Polk, Simpson Thacher and EarlyBirdCapital.

On August 17, 2022, LIVB and Covalto executed the Business Combination Agreement.

On the morning of August 18, 2022, prior to the commencement of trading of the shares of LIVB Class A ordinary shares (Ticker: LIVB) on the Nasdaq Capital Markets. LIVB and Covalto issued a joint press release regarding the Merger.

The LIVB Board of Directors’ Reasons for the Merger

The LIVB Board considered a wide variety of factors in connection with its evaluation of the Merger. In light of the complexity of those factors, the LIVB Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the LIVB Board may have given different weight to different factors. The LIVB Board’s reasons for the approval of the Merger, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, the LIVB Board reviewed the results of due diligence conducted by LIVB’s management team, together with its advisors, which included, among other things:

•	extensive meetings (both in-person and virtual) with Covalto’s management team regarding operations and forecasts;

•	review of Covalto’s funding facilities and financial, tax, legal, accounting due diligence;

•	consultation with LIVB’s management team and legal and financial advisors;

•	review of current and forecasted industry and market conditions;

•	financial and valuation analysis of Covalto and the Merger and financial projections prepared by Covalto’s management team;

•	Covalto’s audited and unaudited financial statements; and

•	reports related to tax and legal diligence prepared by external advisors.

The LIVB Board of directors reviewed an analysis of public comparable companies that may be deemed similar to Covalto in certain respects. The public comparable companies analysis provided for the companies, which may be deemed to be comparable to Covalto, and its financial metrics presented are set forth in the table below.

The LIVB Board of directors also considered that, based on management’s and the Sponsor’s general knowledge of the private comparable companies that may be deemed similar to Covalto in certain respects, their view was that such private comparable companies tended to be valued at higher valuations that the public comparable companies listed below. Recent funding rounds of such private comparable companies have tended to have higher valuations than public markets.

Company Name	Revenue for the 12 months ended June 30, 2022	Market Capitalization
	(U.S. dollars in millions)
Nu Holdings Ltd.	1,252	19,832
Pagaya Technologies Ltd.	643	16,229
SoFi Technologies, Inc.	1,220	5,818
Upstart Holdings, Inc.	1,076	2,063
Open Lending Corporation	213	1,308
Inter & Co, Inc.	551	1,276

Source: Public Companies’ filings and Capital IQ data compiled as of July 31, 2022.

Company Name	Stock Price			Market Capitalization	Enterprise Value	Revenue			Enterprise Value
(U.S. dollars in millions, except per share data)	As of July 31, 2022	52-Week High	52-Week Low			12 months ended June 30, 2022	2022E	2023E	Revenue for the 12 months ended June 30, 2022		2022E Revenue		2023E Revenue
SoFi Technologies, Inc.	6.3	24.7	4.8	5,818	9,341	1,220	1,486	2,093	7.7	x	6.3	x	4.5	x
Pagaya Technologies Ltd.	24.8	27.6	2.4	16,229	16,149	643	NA	NA	25.1	x	NA		NA
Nu Holdings Ltd.	4.2	12.2	3.3	19,632	16,549	1,252	3,928	5,863	13.2	x	4.2	x	2.8	x
Inter & Co, Inc.	3.2	4.0	2.1	1,276	2,118	551	746	1,047	3.8	x	2.8	x	2.0	x
Upstart Holdings, Inc.	24.3	401.5	22.4	2,063	2,229	1,076	1,026	1,379	2.1	x	2.2	x	1.6	x
Open Lending Corporation	10.4	43.0	9.1	1,308	1,290	213	219	273	6.1	x	5.9	x	4.7	x

Maximum	25.1	x	6.3	x	4.7	x
Median	6.9	x	4.2	x	2.8	x
Average	9.7	x	4.3	x	3.1	x
Minimum	2.1	x	2.2	x	1.6	x

Source: Public Companies’ filings and Capital IQ data compiled as of July 31, 2022.

Based on the U.S.$547 million Pro Forma Total Enterprise Value, the implied valuation of Covalto is 8.8x 2022E Total Adjusted Revenue and 5.7x 2023E Total Adjusted Revenue.

Based on this public comparable companies analysis and the findings of other due diligence, including financial due diligence, conducted by LIVB’s management, the LIVB Board determined that Covalto presented an investment case that is in line with companies that may be deemed similar to Covalto in certain respects.

In the prospectus for the LIVB IPO, LIVB identified general, non-exclusive criteria and guidelines that LIVB believed would be important in evaluating prospective target businesses. LIVB indicated its intention to acquire companies that it believes possess the following characteristics:

•	exhibit institutional-level operations and financial controls;

•	have durable competitive advantages that are differentiated in the sector;

•	have top-tier proven executive management teams;

•	have a proven business model with consistent operational performance;

•	have the potential to further improve their performance from an active “hands-on” role in strategic, operational and financial direction;

•	may benefit from capital markets access; and

•	exhibit unrecognized value and desirable returns on capital.

In considering Merger, the LIVB Board concluded that Covalto met all of the above criteria.

In particular, the LIVB Board considered the following positive factors, although not weighted or in any order of significance:

•

Stable and underserved market: Mexico represents a unique opportunity as the second largest US trade partner with the most stable currency in Latin America, paired with extremely low credit penetration for SMEs. SMEs in Mexico represent 52% of gross production and supply 78% of jobs, according to Data of INEGI but receive only 11% of business credit, according to the World Bank, leading to a U.S.$500 billion credit gap, representing Covalto’s target market.

•

Customer experience redefined by technology: Superior product delivery model purpose-built for SMEs. Leveraging e-Invoice and Digital Tax Data to reconstruct customer financial statements, risks and tax compliance that leads to a full end-to-end electronic loan application with typical approval within 24 hours with real time credit monitoring.

•

Attractive financial profile: High-growth, high attachment products with compelling unit economics. Covalto has a full-stack operating system for Mexican SMEs consisting of lending, banking and SaaS solutions. Covalto’s management team foresees a 2021-2023 Total Revenue CAGR of 58%.

•

Strong credit performance: Unique technology leveraging powerful e-invoice and tax data enabling strong risk management. Covalto’s proprietary underwriting capabilities have consistently outperformed the industry with stable and compelling credit performance, including through the pandemic. As a result, Covalto’s non-performing loan ratio was 3.8% for the six months ended June 30, 2022, compared to Mexican fintech industry average of 10.3%, according to data provided by CONDUSEF.

•

Full banking charter: Only fintech with a fully regulated banking license delivering access to low-cost funding supporting a diversified product suite. As of the second quarter of 2022, the total funding cost has been reduced by 460 bps from 17.8% to 13.2%. Covalto expects to further reduce it to 10.7% by 2025.

•

Unrecognized value: the LIVB Board’s and management’s belief that Covalto would benefit from being a public company with an increased public profile, enhanced corporate governance and increased access to a more diversified pool of capital.

•

Proven management teams: Covalto is founder-led and has a strong, cohesive management team which is expected to continue to lead the combined company following the closing, with Mr. Apoj and Mr. Poritz serving as Co-CEOs and Mr. Zesati serving as a director on the combined company’s board of directors.

•

Terms of the Business Combination Agreement: the LIVB Board reviewed the financial and other terms and conditions of the Business Combination Agreement and determined that they were reasonable and were the product of arm’s-length negotiations among the parties.

•

Shareholder Approval: the LIVB Board considered the fact that in connection with the Merger LIVB’s shareholders have the option to (i) remain shareholders of LIVB, (ii) sell their shares on the open market or (iii) redeem their shares for the per share amount held in the Trust Account.

•

Independent Director Role: the LIVB Board is comprised of a majority of independent directors who are not affiliated with the Sponsor and its affiliates. In connection with the Merger, LIVB’s independent directors took an active role in evaluating the proposed terms of the Merger, including the Business Combination Agreement and ancillary agreements. LIVB’s independent directors evaluated and unanimously approved, as members of the LIVB Board, the Business Combination Agreement and the related agreements and the transactions contemplated thereby.

•

Other Alternatives: the LIVB Board’s belief is that the Merger represents the best potential business combination for LIVB based upon the process utilized to evaluate and assess other potential acquisition targets, and our board of directors’ and management’s belief that such processes had not presented a better alternative.

In the course of its deliberations, the LIVB Board also considered a variety of uncertainties, risks and other potentially negative reasons relevant to the transaction, including, among others, the following:

•	The risks associated with macroeconomic uncertainty and the effects it could have on Covalto’s revenues and costs.

•

The risk that the Merger might not be consummated in a timely manner or that the closing might not occur despite the companies’ efforts, including by reason of a failure to obtain the approval of LIVB’s shareholders.

•

The fact that LIVB did not obtain an opinion from any independent investment banking or accounting firm that the price LIVB is paying to acquire Covalto is fair to LIVB or its shareholders from a financial point of view.

•	The risk that Covalto might not able to protect its trade secrets or maintain its trademarks, patents and other intellectual property consistent with historical practice.

•	The risk that key employees of Covalto might not remain with Covalto following the closing.

•	The possibility of litigation challenging the Merger.

•	The significant fees and expenses associated with completing the Merger and related transactions and the substantial time and effort of management required to complete the Merger.

•	The other risks described under “Risk Factors.”

After considering the foregoing potentially negative and potentially positive reasons, the LIVB Board concluded, in its business judgment, that the potentially positive reasons relating to the Merger outweighed the potentially negative reasons. In connection with its deliberations, the LIVB Board did not consider the fairness of the consideration to be paid by LIVB in the Merger to any person other than LIVB.

LIVB’s board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Merger. The LIVB’s officers and directors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries, and concluded that their experience and background enabled them to make the necessary analyses and determinations regarding the Merger. In analyzing the Merger, the LIVB’s board of directors and management conducted due diligence on Covalto and researched the industry in which Covalto operates and concluded that the Merger was in the best interest of the LIVB’s stockholders. In reaching its conclusion, the LIVB’s Board considered a number of factors and a broad range of information, including publicly information and information provided by Covalto. The LIVB’s Board believes that based upon the financial skills and background of its directors, it was qualified to conclude that the Merger was fair from a financial perspective to its stockholders. Accordingly, investors will be relying on the judgment of the LIVB’s Board, as described above, in valuing Covalto’s business and assuming the risk that LIVB’s Board may not have properly valued such business. For a complete discussion of the factors utilized by the LIVB’s Board in approving the Merger, see “Proposal One—The Business Combination Proposal—The LIVB’s Board of Directors’ Reasons for the Merger.”

Satisfaction of 80% Test

It is a requirement under our existing organizational documents and Nasdaq listing requirements that the business or assets acquired in our initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the business combination marketing fee and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for our initial business combination.

As of the date of the execution of the Business Combination Agreement, the balance of the funds in the Trust Account was U.S.$117,493,883.36 (excluding the business combination marketing fee) and 80% thereof represents U.S.$93,995,106.69. In reaching its conclusion that the Merger meets the 80% asset test, our board of directors looked at the enterprise value of Covalto of approximately U.S.$547 million (calculated on a debt and cash free basis). In determining whether the enterprise value described above represents the fair market value of Covalto, our board of directors considered all of the factors described above in this section and the fact that the purchase price for Covalto was the result of an arm’s-length negotiation. As a result, our board of directors concluded that the fair market value of the business acquired was significantly in excess of 80% of the assets held in the Trust Account (excluding the business combination marketing fee and taxes payable on the income earned on the Trust Account). In light of the financial background and experience of the members of our management team and the board of directors, our board of directors believes that the members of our management team and the board of directors are qualified to determine whether the Merger meets the 80% asset test. Our board of directors did not seek or obtain an opinion of an outside financial advisor as to whether the 80% asset test has been met.

Interests of Certain Persons in the Merger

When considering our board of directors’ recommendation that our shareholders vote in favor of the approval of the Merger, our shareholders should be aware that the Sponsor and certain of LIVB’s directors and officers have interests in the Merger that are different from, or in addition to, the interests of other shareholders generally. LIVB’s directors were aware of and considered these interests, among other matters, in evaluating the Merger, and in recommending to shareholders that they approve the Merger. Our shareholders should take these interests into account in deciding whether to approve the Merger. These interests include, among other things:

•	the fact that certain of LIVB’s directors and officers are principals of the Sponsor;

•

the fact that all of the Founder Shares held by the Sponsor, for which it paid a nominal price, will convert on a one-for-one basis, into an equal number of Covalto Class A Ordinary Shares upon the Closing, and such shares will have a significantly higher value at the time of the Merger when such shares convert into shares in Covalto, as described further below;

•

the fact that given the differential in the purchase price that the Sponsor paid for the LIVB Class B Ordinary Shares as compared to the price of the public shares sold in the LIVB IPO and the equal number of Covalto Class A Ordinary Shares that the Sponsor will receive upon conversion of the LIVB Class B Ordinary Shares in connection with the Merger, the Sponsor and its affiliates may earn a positive rate of return on their investment even if the Covalto Class A Ordinary Shares trades below the price initially paid for the public shares in the LIVB IPO and the public shareholders experience a negative rate of return following the completion of the Transactions;

•

the fact that the Sponsor and LIVB’s officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any shares held by them if LIVB fails to complete an initial business combination and accordingly, the Sponsor and LIVB’s officers and directors will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•	the fact that in connection with the Transactions, Covalto entered into a Mandatorily Convertible Note with the Anchor Investor, an affiliate of the Sponsor;

•

the fact that, unless a business combination is completed, the Sponsor and the LIVB Board are only entitled to reimbursement for any out-of-pocket expenses incurred by them on LIVB’s behalf incident to identifying, investigating and consummating a business combination from funds outside of the Trust Account, which funds are limited, whereas, on the other hand, if a business combination is completed, the Sponsor and the LIVB Board will be entitled to uncapped reimbursement for any such out-of-pocket expenses;

•	the fact that Humberto Zesati, one of LIVB’s directors, will be a director of Covalto;

•	the continued indemnification of LIVB’s current directors and officers and the continuation of LIVB’s directors’ and officers’ liability insurance after the business combination;

•	the fact that certain of Covalto’s directors and officers may be eligible to participate in the 2022 Plan after the Merger; and

•

the fact that LIVB’s amended and restated memorandum and articles of association includes a waiver of the corporate opportunities doctrine. While this may result in potential conflict of interests as between the fiduciary duties or contractual obligations of the Sponsor or LIVB’s officers or directors and the interests of LIVB and its shareholders, LIVB is not aware of any such conflict or opportunity being presented to any of the Sponsor of LIVB’s officers or directors, nor does it believe that the waiver of the corporate opportunities doctrine had a material impact on its search for an acquisition target. This waiver provides the Sponsor and LIVB’s officers and directors, who are active investors across a number of different investment platforms and companies, with flexibility to evaluate opportunities across these platforms, which we believe improved the volume and quality of opportunities that were available to LIVB.

Anticipated Accounting Treatment of the Merger

For financial reporting purposes, LIVB will be treated as the “acquired” company, and Covalto will be the accounting “acquirer.” This determination was primarily based on the assumption that Covalto’s shareholders will hold a majority of the voting power of the combined company, Covalto’s operations will substantially comprise the ongoing operations of the combined company and Covalto’s senior management will comprise the senior management of the combined company. As LIVB does not meet the definition of a “business” pursuant to IFRS 3, Business Combinations, the Merger will be accounted for as an asset acquisition. In an asset acquisition, no goodwill or other intangible assets are recorded. The value of the shares issued by Covalto to the shareholders of LIVB in excess of the fair value of net assets of LIVB will be accounted for as an expense for share listing services under IFRS 2, Share-based payment.

Regulatory Matters

The completion of the Transactions is not subject to any U.S. federal or state regulatory requirement or approval, or the regulatory requirement or approval of any other jurisdiction, other than with respect to: (i) U.S. federal securities laws, (ii) filings with the Registrar of Companies in the Cayman Islands necessary to effectuate the Merger; (iii) the authorization of the CNBV and (iv) the approval of COFECE.

Vote Required for Approval

The Business Combination Proposal must be approved by an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast and will have no effect on the outcome of the vote on the Business Combination Proposal. Failure to vote by proxy or to vote in person at the Special Meeting will have no effect on the outcome of the vote on the Business Combination Proposal.

Resolution to be Voted Upon

“RESOLVED, as an ordinary resolution, that the transactions contemplated by the Business Combination Agreement (the “Agreement”), dated as of August 17, 2022, by and among Covalto Ltd., a Cayman Islands exempted company (“Covalto”), LIV Capital Acquisition Corp. II, a Cayman Islands exempted company (“LIVB”), and Covalto Merger Sub Ltd., a Cayman Islands exempted company and direct, wholly-owned subsidiary of Covalto (“Merger Sub”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, and the transactions contemplated therein (the “Transactions”), whereby, among other things, Merger Sub, will merge with and into LIVB (the “Merger”), with LIVB surviving the Merger and becoming a wholly-owned subsidiary of Covalto, which will become the parent/public company following the Merger, be confirmed, ratified, adopted and approved in all respects.”

Recommendation of the LIVB Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

Resale of Covalto Class A Ordinary Shares

The Covalto Class A Ordinary Shares to be issued to LIVB Shareholders in connection with the Merger will be freely transferable under the Securities Act except for (i) certain shares subject to lock-up or other transfer restrictions in connection with the Transactions, and (ii) shares issued to any shareholder who may be deemed for purposes of Rule 144 under the Securities Act an “affiliate” of Covalto immediately prior to the Effective Time or an “affiliate” of Covalto following the Merger. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with, Covalto or LIVB (as appropriate) and may include the executive officers, directors and significant Covalto Shareholders or LIVB Shareholders (as appropriate).

Stock Exchange Listing of Covalto Class A Ordinary Shares and Warrants

Covalto will use commercially reasonable efforts to cause, prior to the Effective Time, the Covalto Class A Ordinary Shares and the Covalto Warrants issuable in accordance with the Business Combination Agreement, including in the Merger, to be approved for listing on the NASDAQ (and LIVB will reasonably cooperate in connection therewith) under the symbol “CVTO” and “CVTOW,” respectively, subject to official notice of issuance. Approval of the listing on the NASDAQ (or any other public stock market or exchange in the United States as may be agreed by Covalto and LIVB) of the Covalto Class A Ordinary Shares as well as the Covalto Warrants (subject to official notice of issuance) is a condition to each party’s obligation to consummate the Merger.

Delisting and Deregistration of LIVB Ordinary Shares

If the Merger is completed, the LIVB Class A Ordinary Shares and Covalto Public Warrants will be delisted from the Nasdaq Capital Market and will be deregistered under the Exchange Act.

Post-Closing Combined Company Status as a Foreign Private Issuer under the Exchange Act

As of the date of this proxy statement/prospectus, Covalto expects to qualify as a “foreign private issuer” under SEC rules following the consummation of the Merger. Consequently, upon consummation of the Merger, the post-Closing combined company will be subject to the reporting requirements under the Exchange Act applicable to foreign private issuers. The post-Closing combined company will be required to file its annual report on Form 20-F for the year ending December 31, 2022 with the SEC by April 30, 2023. In addition, the post-Closing combined company will furnish reports on Form 6-K to the SEC regarding certain information required to be publicly disclosed by the post-Closing combined company in Israel or that is distributed or required to be distributed by the post-Closing combined company to its shareholders.

Based on its foreign private issuer status, the post-Closing combined company will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as a U.S. company whose securities are registered under the Exchange Act. The post-Closing combined company will also not be required to comply with Regulation FD, which addresses certain restrictions on the selective disclosure of material information, nor with SEC rules relating to proxy solicitation in connection with shareholder meetings and presentation of shareholder proposals. In addition, among other matters, the post-Closing combined company officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Covalto Class A Ordinary Shares.

It is possible that the post-Closing combined company will lose its status as a foreign private issuer after the Merger. If that happens, the post-Closing combined company will no longer be exempt from such rules and, among other things, will be required to file quarterly reports on Form 10-Q containing interim financial statements as if it were a company incorporated in the United States, as well as annual reports on Form 10-K. The post-Closing combined company’s qualification for foreign private issuer status will be tested again as of June 30, 2023 (the final Business Day of the second fiscal quarter in 2023) to determine whether the post-Closing combined company will instead be subject to the reporting requirements applicable to U.S. companies registered under the Exchange Act beginning at the start of 2024. If it no longer meets the definition of a “foreign private issuer” as of that test date, the post-Closing combined company will be required to (a) file its annual report for the year ended December 31, 2023 on Form 10-K (rather than on Form 20-F) within the timeframe set for such filing by U.S. domestic filers of similar filer classification, (b) begin to file a quarterly report on Form 10-Q for the quarter ending March 31, 2024, and (c) continue to file quarterly reports with the SEC thereafter. If the post-Closing combined company maintains its qualification as a foreign private issuer as of June 30, 2023, it will be required to re-examine such qualification on June 30 of each following year. Upon determining on June 30 of any given year that such qualification had been lost, the consequences above will apply from the beginning of the following year.

Post-Closing Combined Company Status as an Emerging Growth Company under U.S. Federal Securities Laws and Related Implications

As of the date of this proxy statement/prospectus, Covalto is an “emerging growth company,” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, it is expected that the post-Closing combined company will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in the post-Closing combined company’s periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find the post-Closing combined company’s securities less attractive as a result, there may be a less active trading market for the post-Closing combined company’s securities and the prices of the post-Closing combined company’s securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The post-Closing combined company is expected to elect not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the post-Closing combined company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the post-Closing combined company’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

The post-Closing combined company will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the post-Closing combined company’s initial public offering, (b) in which Covalto has annual total gross revenue of at least U.S.$1,235,000,000, or (c) in which the post-Closing combined company is deemed to be a large accelerated filer, which means the market value of the post-Closing combined company’s ordinary equity that is held by non-affiliates exceeds U.S.$700 million as of the last business day of the second fiscal quarter of such fiscal year; and (ii) the date on which the post-Closing combined company has issued more than U.S.$1 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

PROPOSAL TWO—THE MERGER PROPOSAL

Overview

Our shareholders are being asked to approve and adopt the Merger and the Plan of Merger required by the Companies Act (as revised) of the Cayman Islands.

Our shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger and the Plan of Merger, a form of which is attached as Exhibit E to the Business Combination Agreement, a copy of which is attached as Annex A to the accompanying proxy statement/prospectus. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this Merger Proposal.

Required Vote

The Merger Proposal must be approved by a special resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of a majority of not less than two-thirds of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast and will have no effect on the outcome of the vote on the Merger Proposal. Failure to vote by proxy or to vote in person at the Special Meeting will have no effect on the outcome of the vote on the Merger Proposal.

Resolution to be Voted Upon

“RESOLVED, as a special resolution, that the Merger and the Plan of Merger required by the Companies Act (as revised) of the Cayman Islands substantially in the form attached as Exhibit E to the Business Combination Agreement, a copy of which is attached as Annex A to the accompanying proxy statement/prospectus be confirmed, ratified, adopted and approved in all respects and the Company be and is hereby authorised to enter into the Plan of Merger.”

Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE MERGER PROPOSAL.

PROPOSAL THREE—THE ADJOURNMENT PROPOSAL

Overview

Our shareholders are being asked to approve a proposal that will grant our board of directors authority to adjourn the Special Meeting to a later date or dates to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the Special Meeting to approve one or more proposals at the Special Meeting.

Consequences If the Adjournment Proposal Is Not Approved

If the Adjournment Proposal is not approved by LIVB’s shareholders, the board of directors may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes to approve one or more proposals at the Special Meeting.

Required Vote

The Adjournment Proposal must be approved by an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being represented in person or by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast and will have no effect on the outcome of the vote on the Adjournment Proposal. Failure to vote by proxy or to vote in person at the Special Meeting will have no effect on the outcome of the vote on the Adjournment Proposal.

Resolution to be Voted Upon

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that it is determined by LIV Capital Acquisition Corp. II that more time is necessary or appropriate to approve one or more proposals at the Special Meeting be approved and adopted in all respects.”

Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

THE BUSINESS COMBINATION AGREEMENT

This section of the proxy statement/prospectus describes the material provisions of Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. You are urged to read carefully the Business Combination Agreement in its entirety because it is the primary legal document that governs the Merger. The legal rights and obligations of the parties to the Business Combination Agreement are governed by the specific language of the Business Combination Agreement, and not this summary.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the parties to the Business Combination Agreement and are subject to important qualifications and limitations agreed to by such parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the disclosure schedules, which are referred to herein as the “Company Disclosure Schedule,” in the case of Covalto’s disclosure schedule, and the “LIVB Disclosure Schedule,” in the case of LIVB’s disclosure schedule, which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties to the Business Combination Agreement rather than for the purpose of establishing matters as facts. LIVB and Covalto do not believe that the Company Disclosure Schedule or the LIVB Disclosure Schedule contain information that is material to an investment decision. Moreover, certain representations and warranties in the Business Combination Agreement may be, may not have been or may not be, as applicable, accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about LIVB or Covalto or any other matter.

Overview of the Transactions Contemplated by the Business Combination Agreement

Pursuant to the Business Combination Agreement, the parties to the Business Combination Agreement have agreed that Covalto will acquire LIVB by Merger Sub merging with and into LIVB, with LIVB continuing as the Surviving Company. As a result of the Merger, LIVB will become a wholly-owned subsidiary of Covalto. At the Effective Time, the effect of the Merger will be as provided in the Business Combination Agreement, the Plan of Merger and the applicable provisions of the Law of the Cayman Islands. Without limiting the generality of the foregoing, and subject thereto, at the LIVB Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and LIVB shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Company.

Closing of the Transactions

Unless LIVB and Covalto otherwise mutually agree or the Business Combination Agreement is otherwise terminated pursuant to its terms, the Closing will take place no later than the third business day after the date on which all of the closing conditions set forth in the Business Combination Agreement have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing). See “—Conditions to Closing” for a more complete description of the conditions that must be satisfied prior to the Closing.

If the Closing does not occur by 11:59 p.m. (Eastern Time) on May 10, 2023 (the “Termination Date”), the Business Combination Agreement may be terminated by either LIVB or Covalto. However, a party may not terminate the Business Combination Agreement pursuant to the provision described in this paragraph if such party’s action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such termination date and such action or failure to act constitutes a breach of the Business Combination Agreement. See “—Termination.”

Effects of the Transactions on Equity Interests of LIVB and Covalto

Covalto Preferred Conversion

On the Closing Date, immediately prior to the Pre-Closing Capital Restructuring, each Covalto Preferred Share will be converted into one Covalto Ordinary Share, pursuant to the conversion direction notice to be signed by the applicable holders of Covalto Preferred Shares.

Total Ordinary Shares Outstanding Upon Consummation of the Merger

LIVB Public Shareholders may vote in favor of the business combination and still exercise their redemption rights. Accordingly, the business combination may be consummated even though the funds available from the trust account and the number of public shareholders are substantially reduced as a result of redemptions by public shareholders.

The potential impact on the Covalto Ordinary Shares post-Closing beneficial ownership of different redemption levels is illustrated below through a comparison of a no redemption, interim redemption, and maximum redemption scenarios (as described below). It is anticipated that, upon completion of the Transactions, the Covalto Ordinary Shares issued to the LIVB Shareholders, including the Sponsor (and other holders of LIVB Class B Ordinary Shares), as LIVB Closing Share Consideration will represent an ownership interest (excluding LIVB Warrants, New Covalto Options and outstanding Covalto Warrants) in Covalto of approximately (a) 22.53% in the no redemption scenario, representing approximately 9.93% of the voting power of the Covalto Ordinary Shares, (b) 14.95% in the interim redemption scenario, representing approximately 6.25% of the voting power of the Covalto Ordinary Shares, and (c) 5.73% in the maximum redemption scenario, representing approximately 2.25% of the voting power of the Covalto Ordinary Shares. Covalto Ordinary Shares held by Covalto Shareholders immediately prior to the Effective Time (but after giving effect to the Pre-Closing Capital Restructuring) will represent an ownership interest in Covalto of approximately (a) 77.47% in the no redemption scenario, representing approximately 90.07% of the voting power of the Covalto Ordinary Shares, (b) 85.05% in the interim redemption scenario, representing approximately 93.75% of the voting power of the Covalto Ordinary Shares, and (c) 94.27% in the maximum redemption scenario, representing approximately 97.75% of the voting power of the Covalto Ordinary Shares. These percentages include the Covalto Ordinary Shares that will be held by the Sponsor and certain directors and advisors of LIVB and their permitted transferees but that will be subject to price-based transfer restrictions. These percentages also include grants under the 2018 Plan made on the Closing Date. These percentages do not account for the outstanding New Covalto Options, Covalto Warrants, LIVB Warrants, or any Earn-Out Shares that may be issued.

In the sensitivity table below, the residual equity value owned by non-redeeming shareholders, taking into account the respective redemption amounts, is assumed to be the value of U.S.$10.00 per share. As a result of such redemption amounts and the assumed U.S.$10.00 per share value, the implied total equity value of Covalto Ordinary Shares after the business combination, assuming no dilution from any of the 5,358,611, 4,881,011 and 4,403,411 New Covalto Options (under the No Redemption, Interim Redemption, and Maximum Redemption scenarios, respectively), 2,400,028 Covalto Warrants, 6,087,500 LIVB Warrants or 2,500,000 Earn-Out Shares, would be (a) U.S.$642,337,410 in the no redemption scenario, (b) U.S.$585,087,410 in the interim redemption scenario, and (c) U.S.$527,837,410 in the maximum redemption scenario.

	No Redemption(1)		% of Total	Interim Redemption(2)		% of Total	Maximum Redemption(3)		% of Total
LIVB Public Shareholders		11,450,000	17.83%		5,725,000	9.78%		—	0.0%
Sponsor and its affiliates(4)		3,022,500	4.71%		3,022,500	5.17%		3,022,500	5.73%
Covalto’s executive officers and directors(5)		1,073,806	1.67%		1,073,806	1.84%		1,073,806	2.03%
Anchor Investor		3,353,338	5.22%		3,353,338	5.73%		3,353,338	6.35%
Co-Founders		9,052,260	14.09%		9,052,260	15.47%		9,052,260	17.15%
Covalto equity holders(6)		35,996,284	55.99%		35,996,284	61.47%		35,996,284	68.14%
Covalto employees		315,553	0.49%		315,553	0.54%		315,553	0.60%
Total Shares at the Closing(7)		64,233,741	100.00%		58,508,741	100.00%		52,783,741	100.00%
Total equity value post-redemption(8)	U.S.$	642,337,410		U.S.$	585,087,410		U.S.$	527,837,410
Assumed per share value	U.S.$	10.00		U.S.$	10.00		U.S.$	10.00

(1)	Assuming none of the LIVB Public Shares are redeemed.
(2)	Assuming fifty percent (50%) of the LIVB Public Shares, or 5,725,000 shares, are redeemed for aggregate redemption payments of approximately U.S.$57,250,000.
(3)	Assuming one hundred percent (100%) of the LIVB Public Shares, or 11,450,000 shares, are redeemed for aggregate redemption payments of approximately U.S.$114,500,000.
(4)	Including Sponsor’s and its affiliates’ respective permitted transferees, but excluding the Anchor Investor.
(5)	Including their affiliated entities (but excluding the Co-Founders).
(6)	Excluding Covalto equity holders who are Covalto’s executive officers (including the Co-Founders) and directors and their affiliated entities and the Anchor Investor.
(7)	All scenarios do not account for the outstanding New Covalto Options, Covalto Warrants and LIVB Warrants or any Earnout Shares that may be granted.
(8)	Value shown is derived by multiplying the Total Shares at Closing by Assumed Per Share Value of U.S.$10.00.

Additional Dilution Sources

The sensitivity table below sets forth the potential additional dilutive impact of each of the additional dilution sources in each redemption scenario. Increasing levels of redemption will increase the dilutive effects of these issuances on non-redeeming shareholders.

	No Redemption(1)	% to Total	Interim Redemption(2)	% to Total	Maximum Redemption(3)	% to Total
Exercising Covalto Options(4)	5,358,611	6.65%	4,881,011	6.56%	4,403,411	6.46%
Exercising Covalto Warrants(5)	2,400,028	2.98%	2,400,028	3.23%	2,400,028	3.52%
Exercising LIVB Warrants(6)	6,087,500	7.55%	6,087,500	8.18%	6,087,500	8.93%
Earn-Out Shares to Covalto Shareholders(7)	2,500,000	3.10%	2,500,000	3.36%	2,500,000	3.67%
Total Additional Dilution Sources(8)	16,346,139	20.29%	15,868,539	21.34%	15,390,939	22.58%
Total Fully-Diluted Shares	80,579,880	100.00%	74,377,280	100.00%	68,174,680	100.00%

(1)	Assuming none of the LIVB Public Shares are redeemed.

(2)	Assuming fifty percent (50%) of the LIVB Public Shares, or 5,725,000 shares, are redeemed for aggregate redemption payments of approximately U.S.$57,250,000.
(3)	Assuming one hundred percent (100%) of the LIVB Public Shares, or 11,450,000 shares, are redeemed for aggregate redemption payments of approximately U.S.$114,500,000.
(4)	Representing the full exercise of 5,358,611, 4,881,011 and 4,403,411 Covalto Options under the No Redemption, Interim Redemption, and Maximum Redemption scenarios, respectively.
(5)	Representing the full exercise of 2,400,028 Covalto Warrants, under the No Redemption, Interim Redemption, and Maximum Redemption scenarios, respectively.
(6)	Representing the full exercise of 6,087,500 LIVB Warrants, which are exercisable at U.S.$11.50 per share, under the No Redemption, Interim Redemption, and Maximum Redemption scenarios, respectively.
(7)	Representing the issuance of 2,500,000 Earn-Out Shares under the No Redemption, Interim Redemption, and Maximum Redemption scenarios, respectively.
(8)	Representing the full exercise of the Covalto Options, Covalto Warrants, LIVB Warrants, and issuance of Earn-Out Shares to Covalto Shareholders.

Underwriting Fees

The table below sets forth an estimate of the effective underwriting fee in each redemption scenario.

	No Redemption(2)		Interim Redemption(3)		Maximum Redemption(4)
Underwriting fees(1)	U.S.$	2,290,000	U.S.$	2,290,000	U.S.$	2,290,000
Proceeds net of redemptions	U.S.$	114,500,000	U.S.$	56,105,000	U.S.$	—
Underwriting fees as a % of proceeds net of redemptions		2.00%		4.08%		—

(1)	The business combination marketing fee that we will pay to the underwriter is expected to equal up to U.S.$4,007,500.
(2)	Assuming none of the LIVB Public Shares are redeemed.
(3)	Assuming fifty percent (50%) of the LIVB Public Shares, or 5,725,000 shares, are redeemed for aggregate redemption payments of approximately U.S.$58,395,000.
(4)	Assuming one hundred percent (100%) of the LIVB Public Shares, or 11,450,000 shares, are redeemed for aggregate redemption payments of approximately U.S.$116,790,000.

Pre-Closing Capital Restructuring

Immediately following the Covalto Preferred Conversion and immediately prior to the LIVB Effective Time, (i) each Covalto Ordinary Share shall be re-designated as a Covalto Class A Ordinary Share; (ii) each Covalto Preferred Share shall be cancelled; (iii) new Covalto Class B Ordinary Shares shall be created, which will carry voting rights in the form of 10 votes per share of Covalto; (iv) an increase to the number of Covalto Class A Ordinary Shares shall be authorized, which will carry voting rights in the form of one vote per share of Covalto; and (v) the Covalto A&R M&A shall be adopted.

Pursuant to the Business Combination Agreement, each Existing Covalto Option issued and outstanding as of immediately prior to the Covalto Effective Time will, automatically and without any action on the part of any holder of such Existing Covalto Option or beneficiary thereof, become an option to purchase Covalto Class A Ordinary Shares (except with respect to any Existing Covalto Option held by the Covalto Co-Founders, which shall be adjusted to an option to purchase Covalto Class B Ordinary Shares) subject to substantially the same terms and conditions as were applicable to such Existing Covalto Option immediately before the Covalto Effective Time (including expiration date and exercise provisions), except that each such New Covalto Option as so adjusted shall be an option to acquire that number of whole Covalto Class A Ordinary Shares (rounded down to the nearest whole share) equal to the number of Covalto Ordinary Shares subject to such Existing Covalto

Option immediately prior to the Covalto Effective Time, with an exercise price per share of Covalto Class A Ordinary Shares (rounded up to the nearest whole cent) equal to the exercise price per share subject to such Existing Covalto Option immediately prior to the Covalto Effective Time, in each case, as adjusted proportionally to give effect to the Business Combination Agreement. However, the exercise price and the number of Covalto Class A Ordinary Shares purchasable under each New Covalto Option will, to the extent applicable, be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder.

Covalto A&R Articles

At the Covalto Effective Time, Covalto will adopt the Covalto A&R M&A.

Conversion of LIVB Securities

Pursuant to the Business Combination Agreement, each (i) LIVB Ordinary Share issued and outstanding immediately prior to the LIVB Effective Time, at the LIVB Effective Time and by virtue of the Merger and upon the terms and subject to the conditions set forth in the Business Combination Agreement, will no longer be outstanding and will be converted into the right of the holder thereof to receive one newly-issued Covalto Class A Ordinary Share after giving effect to the Pre-Closing Capital Restructuring, and (ii) each LIVB Warrant outstanding and unexercised immediately prior to the LIVB Effective Time will automatically and irrevocably be assumed by the Surviving Company and converted into a corresponding Covalto Warrant exercisable for Covalto Class A Ordinary Shares in accordance with the terms of the Business Combination Agreement.

Conversion of Merger Sub Securities

At the LIVB Effective Time, the sole issued and outstanding share of Merger Sub will be converted into one ordinary share of the Surviving Company, which will constitute the only outstanding ordinary share of the Surviving Company in the name of Covalto.

Covenants and Agreements

Conduct of Covalto Business Prior to the Completion of the Closing Date

Covalto has agreed in the Business Combination Agreement that, during the period from the date of the Business Combination Agreement until the earlier of the Business Combination Agreement’s termination pursuant to its terms or the Closing, Covalto will, and will cause its Subsidiaries to, use its commercially reasonable efforts to (i) conduct and operate its business in the ordinary course of business in all material respects, and (ii) maintain the existing relations and goodwill of Covalto and its Subsidiaries with customers, suppliers, joint venture partners, distributors and creditors of Covalto and its Subsidiaries in all material respects, except to the extent otherwise agreed in writing by LIVB (such consent not to be unreasonably conditioned, withheld or delayed) or required by applicable law (including COVID-19 Measures), or as expressly permitted by the Business Combination Agreement or any of the other agreements entered into as part of the Transactions or as set forth in the Company Disclosure Schedule.

In addition to the general covenant above, Covalto has agreed in the Business Combination Agreement that, except as LIVB has consented to in writing (such consent not to be unreasonably conditioned, withheld or delayed), as required by applicable law (including COVID-19 Measures), or as expressly required, permitted or contemplated by the Business Combination Agreement or any of the other agreements entered into as part of the Transactions, or as set forth in the Company Disclosure Schedule, during the period from the date of the Business Combination Agreement and continuing until the earlier of the termination of the Business Combination

Agreement pursuant to its terms or the Closing, Covalto will not, and will cause each of its subsidiaries not to, do any of the following:

•	change or amend its organizational documents other than as contemplated by the Business Combination Agreement;

•

make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly-owned Subsidiary of Covalto either to Covalto or any other wholly-owned Subsidiaries of Covalto;

•

except for entries, modifications, amendments, waivers, terminations or non-renewals in the ordinary course of business, enter into, materially and adversely modify, materially and adversely amend, waive any material right under or terminate any contract of a type required to be listed on Section 4.12(a) of the Company Disclosure Schedule, or any Lease to which Covalto or its Subsidiaries is a party or by which it is bound; other than as permitted under the Business Combination Agreement;

•	dispose of any Lien, material assets, rights or properties (other than as permitted under the Business Combination Agreement) on, any Equity Securities of Covalto or any of its Subsidiaries;

•

cancel or compromise any claim or Indebtedness owed to Covalto or any of its Subsidiaries (other than in the ordinary course of business or in accordance with Covalto’s credit and collection policies), or, settle any pending or threatened Action, as provided in the Business Combination Agreement or agree to modify in any respect materially adverse to Covalto and its Subsidiaries any confidentiality or similar Contract to which Covalto or any of its Subsidiaries is a party;

•

except as otherwise required by applicable Law or the terms of any existing Group Benefit Plan or contemplated by the Transaction Agreements, increase the compensation or benefits of either Covalto Co-Founder;

•	waive or release any material noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of either Covalto Co-Founder;

•

except for the transactions contemplated by the letters of intent set forth on Section 4.12(a)(iii) of the Company Disclosure Schedule, directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof, in each case, other than in the ordinary course of business;

•

make any material loans or advance any material money or other property to any Person, except for (i) loans made in the ordinary course of business or otherwise approved by Covalto’s ordinary course credit underwriting process, (ii) advances in the ordinary course of business to employees, officers, managers or independent contractors of Covalto or any of its Subsidiaries for expenses not to exceed U.S.$250,000 in the aggregate, (iii) prepayments and deposits paid to suppliers of Covalto or any of its Subsidiaries in the ordinary course of business, (iv) trade credit extended to customers of Covalto or any of its Subsidiaries in the ordinary course of business, and (v) loans or advances among Covalto and its wholly-owned Subsidiaries or among the wholly-owned Subsidiaries;

•

redeem, purchase, repurchase or otherwise acquire, or offer to redeem, purchase, repurchase or acquire, any Equity Securities of Covalto or any of its Subsidiaries, except for (i) the acquisition by Covalto or any of its Subsidiaries of any Equity Securities of Covalto or its Subsidiaries in connection with the forfeiture or cancellation of such interests and (ii) transactions between Covalto and a wholly-owned Subsidiary of Covalto or between wholly-owned Subsidiaries of Covalto;

•

adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any Equity Securities of Covalto or any of its Subsidiaries, except for any such transaction by a wholly-owned Subsidiary of Covalto that remains a wholly-owned Subsidiary of Covalto after consummation of such transaction, and except as contemplated by the Business Combination Agreement;

•

make any material change in accounting principles or methods of accounting, other than as may be required by IFRS or otherwise recommended in connection with Covalto’s audit in accordance with the standards of the PCAOB;

•

adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Covalto or any of its Subsidiaries (other than the Transactions);

•

make, change or revoke any material Tax election, adopt, change or revoke any material accounting method with respect to Taxes, amend any material Tax Return, settle or compromise any material Action related to Taxes, enter into any closing agreement with respect to any Taxes, surrender any right to claim a refund of a material amount of Taxes, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, or enter into any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (other than any customary commercial agreement entered into in the ordinary course of business and not primarily relating to Taxes);

•	take, or fail to take, any action if such action, or failure to take such action, would reasonably be expected to prevent, impair or impede the Intended U.S. Tax Treatment;

•

(i) incur, create or assume any Indebtedness with a principal amount above U.S.$1,000,000, in the aggregate, (ii) materially modify the terms of any Indebtedness instrument with a principal amount of more than U.S.$10,000,000, or (iii) assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness, in each case, other than any (A) Indebtedness in replacement of existing Indebtedness for borrowed money; provided that LIVB receives prior notification from and consultation with Covalto regarding such Indebtedness, (B) Indebtedness the proceeds of which are used solely with respect to operational aspects of Covalto and its Subsidiaries or as required to fund the acquisition of assets, (C) Indebtedness incurred between Covalto and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries, (D) guarantees of Indebtedness of a wholly-owned Subsidiary of Covalto otherwise incurred in compliance with this provision, or (E) Indebtedness issued solely for the purpose of financing loan portfolios with recourse solely to such loan portfolios and LIVB receives prior notification from Covalto and Covalto consults with LIVB with respect to such Indebtedness;

•

voluntarily fail to maintain in full force and effect material insurance policies covering Covalto and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practices in a manner materially detrimental to Covalto and its Subsidiaries;

•

enter into any Contract or amend in any material respect any existing Contract with any Covalto Pre-Closing Holders, any Person that, to the knowledge of Covalto, is an Affiliate of any Covalto Pre-Closing Holders, or an Affiliate of Covalto or its Subsidiaries (excluding any ordinary course payments of annual compensation, provision of benefits or reimbursement of expenses in respect of members or stockholders who are officers, managers or directors of Covalto or its Subsidiaries in their capacity as an officer, manager or director) to the extent materially detrimental to LIVB and its shareholders;

•	make any commitments for capital expenditures or incur any liabilities by Covalto or any of its Subsidiaries in respect of capital expenditures that exceed U.S.$250,000 in the aggregate;

•

materially amend, modify or terminate any material Permit, other than routine renewals, or fail to maintain or timely obtain any Permit that is material to the ongoing operations of Covalto and its Subsidiaries; or

•	enter into any Contract, or otherwise become obligated, to do any action prohibited under this provision.

Conduct of LIVB Business Prior to the Completion of the Closing Date

During the period from the date of the Business Combination Agreement until the earlier of the Business Combination Agreement’s termination pursuant to its terms or the Closing, except as set forth on the LIVB Disclosure Schedule, as required by the Transaction Agreements, as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as required by applicable Law (including COVID-19 Measures), LIVB shall not:

•	change, modify or amend the Trust Agreement or the LIVB Organizational Documents;

•

(A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding Equity Securities of LIVB, (B) split, combine or reclassify any Equity Securities of LIVB, or (C) other than in connection with the LIVB Shareholder Redemption or as otherwise required by LIVB’s Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Securities of LIVB;

•

make, change or revoke any material Tax election, adopt, change or revoke any material accounting method with respect to Taxes, amend any material Tax Return, settle or compromise any material Action related to Taxes, enter into any closing agreement with respect to any Taxes, surrender any right to claim a refund of a material amount of Taxes, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment (other than pursuant to an extension of time to file a Tax Return obtained in the ordinary course of business), or enter into any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (other than any customary commercial agreement entered into in the ordinary course of business and not primarily relating to Taxes);

•	take, or fail to take, any action if such action, or failure to take such action, would reasonably be expected to prevent, impair or impede the Intended U.S. Tax Treatment;

•

enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of LIVB (including, for the avoidance of doubt, (A) Sponsor and (B) any Person in which Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

•

waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability; provided that this clause will not apply with respect to any Transaction Litigation;

•

incur or assume any Indebtedness or guarantee any Indebtedness or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of another Person, other than any indebtedness (A) for borrowed money or guarantee or (B) incurred by LIVB;

•

(A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any Equity Securities other than the issuance of LIVB Class A Ordinary Shares in connection with the exercise of any LIVB Warrants outstanding on the date of this proxy statement/prospectus or (B) amend, modify or waive any of the terms or rights set forth in, any LIVB Warrant or the applicable warrant agreement, including any amendment, modification or reduction of the warrant price set forth therein;

•	make any material change in accounting principles or methods of accounting, other than as may be required by U.S. GAAP; or

•	enter into any Contract, or otherwise become obligated, to do any action prohibited under this provision.

Notwithstanding the above provisions or anything in the Business Combination Agreement, nothing shall give Covalto, directly or indirectly, the right to control or direct the operations of LIVB and (ii) nothing set forth in the Business Combination Agreement shall prohibit, or otherwise restrict the ability of, LIVB from using the funds held by LIVB outside the Trust Account to pay any LIVB expenses or liabilities or from otherwise distributing or paying over any funds held by LIVB outside the Trust Account to Sponsor or any of its Affiliates, in each case, prior to the Closing.

During the period from the date of the Business Combination Agreement until the earlier of the Business Combination Agreement’s termination pursuant to its terms or the Closing, LIVB shall, except as expressly required by the Transaction Agreements, use its commercially reasonable efforts to comply with, and continue performing under, as applicable, material Contracts to which LIVB or its Subsidiaries may be a party.

The Business Combination Agreement contains other covenants of Covalto, including, among other things, covenants and agreements relating to the following:

•

Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Covalto or any of its Subsidiaries by third parties that may be in Covalto or any of its Subsidiaries’ possession from time to time, and except for any information which (a) relates to interactions with prospective buyers of Covalto or the negotiation of the Business Combination Agreement or the Transactions, (b) is prohibited from being disclosed by applicable Law, fiduciary duty or agreement entered into prior to the date of this proxy statement/prospectus or (c) in the opinion of legal counsel of Covalto would result in the loss of attorney-client privilege or other privilege from disclosure, to the extent permitted by applicable Law (including COVID-19 Measures), Covalto shall, and shall cause its Subsidiaries to, afford to LIVB and its Representatives reasonable access during the Interim Period, during normal business hours, and with reasonable advance written notice, in such manner as to not interfere with the normal operation of Covalto and its Subsidiaries and so long as reasonable or permissible under applicable law, to all of their properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of Covalto and its Subsidiaries, in each case, as LIVB and its Representatives may reasonably request solely for purposes of consummating the Transactions. Any request made pursuant to Section 6.2 of the Business Combination Agreement shall be made in a time and manner so as not to delay the Closing. All information obtained by LIVB and its Representatives under the Business Combination Agreement shall be subject to the confidentiality agreement by and between Covalto and LIVB prior to the Closing.

•

Covalto shall, and shall cause its Subsidiaries to, afford to LIVB and its Representatives reasonable access during the Interim Period, during normal business hours, and with reasonable advance written notice, in such manner as to not interfere with the normal operation of Covalto and its Subsidiaries and so long as reasonable or permissible under applicable Law, to all of their properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of Covalto and its Subsidiaries, in each case, as LIVB and its Representatives may reasonably request solely for purposes of consummating the Transactions.

•

Covalto shall use commercially reasonable efforts to deliver to LIVB, as promptly as possible, any financial statements as of and for the year ended December 31, 2021 and as of and for a year-to-date period ended as of the end of any other fiscal quarter (and as of and for the same period from the previous fiscal year) that is required to be included in the Proxy Statement / Prospectus.

•

From and after the date on which the Proxy Statement / Prospectus is mailed to LIVB’s shareholders, Covalto will give LIVB prompt written notice of any action taken or not taken by Covalto or its Subsidiaries or of any development regarding Covalto or its Subsidiaries, in any such case which is or becomes known by Covalto, that would cause the Proxy Statement / Prospectus to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided that if any such action shall be taken or fail to be taken or such development shall otherwise occur, LIVB and Covalto shall cooperate fully to cause an amendment or supplement to be made promptly to the Proxy

Statement / Prospectus, such that the Proxy Statement / Prospectus no longer contains an untrue statement of a material fact or omits to state to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by LIVB pursuant to this provision shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

•

Covalto shall provide to Covalto a certification satisfying the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), on behalf of each of its Subsidiaries that is classified for U.S. federal income tax purposes as a “domestic corporation,” stating that such Subsidiary is not, nor has it been within the period described in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code, and an accompanying notice to the Internal Revenue Service satisfying the requirements of Treasury Regulations Section 1.897-2(h)(2), and comply with the applicable provisions of Treasury Regulations Section 1.1446(f)-2(b) and Treasury Regulations Section 1.1446(f)-1(c)(3) regarding identification of relevant information on which a partnership may rely for purposes of Section 1446(f) in its books and records; provided, however, that if Covalto fails to deliver any such certificate or otherwise comply with such requirements, the Transactions shall nonetheless be able to close and Covalto shall be entitled to withhold from any consideration paid pursuant to the Business Combination Agreement the amount required to be withheld under Section 1445 or Section 1446 of the Code.

•

Covalto shall use commercially reasonable efforts to ensure that Covalto, upon the Effective Time, shall become listed on the NASDAQ, and shall prepare and submit to the NASDAQ a listing application, if required under the NASDAQ listing rules, covering the Covalto Class A Ordinary Shares, and shall obtain approval for the listing of such Covalto Class A Ordinary Shares and LIVB shall reasonably cooperate with Covalto with respect to such listing.

•

Covalto agrees that, while it is in possession of material nonpublic information, it shall not and it will cause its Subsidiaries and direct its directors, officers and its and their respective Affiliates not to purchase or sell any securities of LIVB (other than engaging in the Transactions), communicate such information to any third party, take any other action with respect to LIVB in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

•	Subject to the terms of the Covalto A&R M&A, Covalto shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time:

•

the Covalto Board shall consist of five directors, and the composition of the Board of Directors shall ensure that Covalto continues to constitute a “foreign private issuer” as such term is defined under Exchange Act Rule 3b-4, and shall initially include:

•	two directors to be designated by Covalto, who shall initially be Mr. David Poritz and Mr. Allan Apoj;

•	one director to be designated by Sponsor who will be “independent” pursuant to the Rule 10-A(3) of the Exchange Act, who shall be Mr. Humberto Zesati; and

•

two directors who will be “independent” pursuant to the Rule 10-A(3) of the Exchange Act, who shall be selected and elected by Covalto prior to the Covalto Effective Time; provided that Covalto shall consult with LIVB prior to the selection of such directors; and

•	the initial officers of Covalto shall be the officers of Covalto immediately prior to the Covalto Effective Time.

The Business Combination Agreement contains other covenants of LIVB, including, among other things, covenants and agreements relating to the following:

•

Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to LIVB or its Subsidiaries by third parties that may be in LIVB’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of LIVB would result in the loss of attorney-client privilege or other privilege from disclosure, to the extent permitted by applicable Law (including COVID-19 Measures), LIVB shall afford to Covalto and its Affiliates and Representatives reasonable access during the Interim Period, during normal business hours, and with reasonable advance notice, to their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of LIVB and its Subsidiaries, in each case as Covalto or its Representatives may reasonably request solely for purposes of consummating the Transactions. The Parties shall use reasonable best efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Covalto and its Affiliates and Representatives under the Business Combination Agreement shall be subject to the confidentiality agreement by and between Covalto and LIVB.

•

LIVB shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time, the officers and directors of the Surviving LIVB Entity shall be the officers and directors appointed to the Merger Sub immediately prior to the LIVB Effective Time, who shall serve in such capacity in accordance with the terms of the Closing LIVB Articles of Association following the LIVB Effective Time.

•

From the date the Business Combination Agreement through the LIVB Effective Time, LIVB will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

•

Following the date of the Business Combination Agreement, LIVB shall use commercially reasonable efforts to deliver to Covalto, as promptly as possible, any financial statements as of and for the year ended December 31, 2021 and as of and for a year-to-date period ended as of the end of any other fiscal quarter (and as of and for the same period from the previous fiscal year) that is required to be included in the Proxy Statement / Prospectus. All such financial statements (i) will fairly present in all material respects the financial position of Covalto and its Subsidiaries as at the date thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) will be prepared in conformity with U.S. GAAP applied on a consistent basis during the periods involved, (iii) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and (iv) will comply in all material respects with the applicable accounting requirements and with the applicable rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable) for purposes of inclusion in the Registration Statement. LIVB shall be available to, and LIVB shall use its reasonable best efforts to make its officers and employees available to Covalto and its counsel in connection with the drafting of the Proxy Statement / Prospectus and responding in a timely manner to comments on the Proxy Statement / Prospectus from the SEC. Without limiting the generality of the foregoing, LIVB shall reasonably cooperate with Covalto in connection with the preparation for inclusion in the Proxy Statement / Prospectus of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

•

From and after the date on which the Proxy Statement / Prospectus is mailed to LIVB’s shareholders, LIVB will give Covalto prompt written notice of any action taken or not taken by LIVB of any development regarding LIVB, in any such case which is or becomes known by LIVB, that would cause the Proxy Statement / Prospectus to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided that if any such action shall be taken or fail to be taken or such development shall otherwise occur, LIVB and Covalto shall cooperate fully to cause an amendment or supplement to be made promptly to the Proxy Statement / Prospectus, such that the Proxy Statement / Prospectus no longer contains an untrue statement of a material fact or omits to state to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by Covalto pursuant to this provision shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

•

From the date hereof through the LIVB Effective Time, LIVB shall use commercially reasonable efforts to ensure that LIVB remains listed as a public company on the NASDAQ Capital Market until the Closing, and to assist Covalto in listing as successor to LIVB at Closing.

•

LIVB shall give Covalto prompt written notice: (i) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any material breach or default) by the Anchor Investor to any Mandatorily Convertible Notes known to the Anchor Investor or to LIVB, (ii) of the receipt of any written notice or other written communication from any Anchor Investor in respect of any Mandatorily Convertible Notes (other than written notices or other written communication from such other party) with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any Anchor Investor of any provisions of any Mandatorily Convertible Note, and (iii) if any portion of the Anchor Investment pursuant to the Mandatorily Convertible Notes will not be funded in accordance with the terms of the applicable Mandatorily Convertible Notes. If any of the foregoing (i), (ii) or (iii) occurs, or the Anchor Investment otherwise becomes unavailable on the terms and conditions contemplated in the Mandatory Convertible Notes with respect to the Anchor Investment for any reason, then, subject to Covalto’s right to terminate under Section 10.1(h) of the Business Combination Agreement, LIVB shall use its reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event, alternative financing from alternative sources in an amount sufficient to consummate the Anchor Investment, which would not (x) involve terms and conditions that are materially less beneficial to Covalto, (y) involve any conditions to funding the Anchor Investment that are not contained in the Mandatorily Convertible Notes and (z) would not reasonably be expected to prevent, impede or delay the consummation of the transactions contemplated by the Business Combination Agreement and the other Transaction Agreements. LIVB shall confer with Covalto regarding timing of the expected closing date with respect to the Anchor Investment, which shall occur no later than thirty (30) days following the date of this proxy statement/prospectus, and deliver all notices it is required to deliver under the Mandatorily Convertible Notes on a timely basis in order to cause the Anchor Investor to fund their respective obligations as far in advance of the Closing as permitted by the Mandatorily Convertible Notes and consummate the transactions contemplated by the Mandatorily Convertible Notes.

Representations and Warranties

Under the Business Combination Agreement, Covalto made customary representations and warranties to LIVB relating to, among other things: corporate organization; subsidiaries; authorization, delivery and enforceability of the Business Combination Agreement and each Transaction Agreement; absence of conflicts; governmental authorities; consents; current capitalization; capitalization of subsidiaries; financial statements; undisclosed liabilities; litigation and proceedings; compliance with laws; material contracts; no defaults; group benefit plans; labor matters; taxes; insurance; permits; equipment and other tangible property; real property; intellectual property and IT security; data privacy and security; environmental matters; absence of changes; broker’s fees; related party transactions; proxy statement / Prospectus; information provided; international trade; anti-corruption; certain business practices, as amended.

Under the Business Combination Agreement, LIVB made customary representations and warranties to Covalto relating to, among other things: corporate organization; authorization, delivery and enforceability of the Business Combination Agreement and each Transaction Agreement; absence of conflicts; litigation and proceedings; compliance with laws; contracts; governmental authorities; consents; trust account; brokers’ fees; SEC reports, financial statements; Sarbanes-Oxley Act; undisclosed liabilities; business activities; taxes; capitalization; NASDAQ stock market listing; anchor investment; related party transactions; proxy statement / Prospectus; absence of changes; indebtedness; sponsor voting agreement; investment company act; independent investigation, as amended.

None of the representations, warranties, covenants, or agreements in the Business Combination Agreement or in any instrument delivered according to the Business Combination Agreement survive the Closing and all rights, claims, and causes of action with respect thereto terminate at the Closing other than (i) any covenant or agreement of the parties that is required to be performed or complied with after the Closing and (ii) any liability with respect to intentional fraud.

Material Adverse Effect for Covalto and LIVB

Under the Business Combination Agreement, certain representations and warranties of Covalto and LIVB are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of Covalto and LIVB are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement a “Company Material Adverse Effect” means any change, event, circumstance, occurrence, effect, development or state of facts that, individually or in the aggregate, has had or would reasonably be expected to either (a) have a material adverse effect on the business, assets, liabilities, results of operations or financial condition of Covalto and its Subsidiaries, taken as a whole, or (b) prevent or materially delay the ability of Covalto to consummate the Transactions; provided, however, that in no event shall any change, event, circumstance, occurrence, effect, development or state of facts to the extent arising from any of the following be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (i) any change in applicable Laws (including COVID-19 Measures) or IFRS or any official interpretation thereof, (ii) any change in interest or currency exchange rates or economic, political, business, financial, commodity, currency, capital or market conditions generally, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or currency exchange rates, prices of any security or market index or commodity or any disruption of such markets) or any changes generally affecting the economy, markets or industry in which Covalto or its Subsidiaries operate, (iii) the announcement of the Business Combination Agreement, the pendency or consummation of the Merger or the performance of, or taking any action contemplated by, the Business Combination Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, landlords, vendors, licensors, distributors, partners, providers, officers and employees (provided that the exceptions in clause (iii) shall not be deemed to apply to Section 4.4, Section 4.5 and Section 4.20(c) of the Business Combination Agreement or the conditions to closing related thereto), (iv) any natural disaster (including any earthquake, hurricane, tropical storm or depression, tsunami, tornado, flood, mudslide, wild fire, volcanic eruption or other natural disaster), act of nature or other force majeure event or any epidemic, disease, outbreak or pandemic (including COVID-19), (v) any national or international political or social conditions in countries in which Covalto or its Subsidiaries operates, including the engagement by the United States or Mexico in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or Mexico, or any territories, possessions, or diplomatic or consular offices of the United States or Mexico or upon any United States or Mexico military installation, equipment or personnel, (vi) any failure of Covalto or its Subsidiaries to meet any financial or operational projections, forecasts, or budgets (provided that this provision (vi) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet financial or operational projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material

Adverse Effect)), or (vii) any change, event, circumstance, occurrence, effect, development or state of facts generally applicable to the industries or markets in which Covalto or its Subsidiaries operates, including increases in the cost of products, supplies, services, materials or other goods purchased from suppliers, landlords, vendors, licensors or distributors, (viii) any change, event, circumstance, occurrence, effect, development or state of facts to the extent actually known by LIVB, or (ix) any action taken by, or at the written request of, LIVB; provided that in the case of clauses (i), (ii), (v) and (vii) such changes may be taken into account to the extent (but only to the extent) that such changes have had or would reasonably be expected to have a disproportionate and adverse impact on Covalto and its Subsidiaries, taken as a whole, as compared to other industry participants in the industries or markets in which such entities operate, but only to the extent of the incremental disproportionate and adverse impact on such entities. “LIVB Material Adverse Effect” means, any change, event, circumstance, occurrence, effect, development or state of facts that, individually or in the aggregate, with any other change, event, circumstance, occurrence, effect, development or state of facts has had or would reasonably be expected to prevent or materially delay or materially impair the ability of LIVB and Sponsor to consummate the Transactions. Notwithstanding the foregoing, the amount of the LIVB Shareholder Redemptions or the failure to obtain the Required LIVB Shareholder Approval shall not be deemed to be a LIVB Material Adverse Effect.

Conditions to Closing

The consummation of the Merger and the other Transactions is subject to various conditions. There can be no assurance as to whether or when all of the conditions will be satisfied or waived.

Conditions to Each Party’s Obligation

The respective obligations of each party to the Business Combination Agreement to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such Parties:

•	all regulatory approvals set forth on Section 9.1(a) of the Company Disclosure Schedule shall have been obtained;

•

there shall not be in force any Law or Governmental Order by any Governmental Authority of competent jurisdiction and having jurisdiction over the Parties with respect to the Transactions enjoining, prohibiting, or making illegal the consummation of the Transactions;

•	the Required LIVB Shareholder Approval shall have been obtained;

•	the Required Covalto Shareholder Approval shall have been obtained;

•	the Pre-Closing Capital Restructuring shall have been completed in accordance with the terms of this proxy statement/prospectus and the Covalto Articles of Association;

•

the Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC that remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC that remains pending; and

•	the Covalto Class A Ordinary Shares shall be listed or have been approved for listing on the NASDAQ, subject only to official notice of issuance thereof.

The obligations of LIVB to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by LIVB:

•

certain representations and warranties of Covalto regarding corporation organization of Covalto, Subsidiaries, the authority of Covalto to, among other things, execute and deliver the Business Combination Agreement and each of the Transaction Documents, current capitalization, brokers’ fees shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company

Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date of the Business Combination Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct in all material respects on and as of such earlier date);

•

the representations and warranties contained in Section 4.15(a) and Section 4.23(a) of the Business Combination Agreement shall be true and correct in all respects as of the date of the Business Combination Agreement and as of the Closing Date;

•

the other representations and warranties contained in Article 4 of the Business Combination Agreement (other than the representations and warranties listed above) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the date of the Business Combination Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

•	the covenants and agreements of Covalto in the Business Combination Agreement to be performed as of or prior to the Closing shall have been performed in all material respects; and

•

Covalto shall have delivered to LIVB a certificate signed by an officer of Covalto, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a) and Section 9.2(b) of the Business Combination Agreement have been fulfilled.

The obligation of Covalto to consummate, or cause to be consummated, the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Covalto:

•

certain representations and warranties of LIVB regarding corporation organization of LIVB, Subsidiaries, the authority of LIVB to, among other things, execute and deliver the Business Combination Agreement and each of the Transaction Documents, brokers’ fees, business activities and capitalization shall be true and correct (without giving any effect to any limitation as to “materiality” or “LIVB Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct in all material respects on and as of such earlier date);

•

the representations and warranties of LIVB contained in Section 5.18 of the Business Combination Agreement shall be true and correct in all respects as of the date of the Business Combination Agreement and as of the Closing Date;

•

the other representations and warranties of LIVB contained in Article 5 of the Business Combination Agreement (other than the representations and warranties listed above) shall be true and correct (without giving any effect to any limitation as to “materiality” or “LIVB Material Adverse Effect” or any similar limitation set forth therein) as of the date of the Business Combination Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a LIVB Material Adverse Effect;

•	the covenants and agreements of LIVB in the Business Combination Agreement to be performed as of or prior to the Closing shall have been performed in all material respects;

•

LIVB shall have delivered to Covalto a certificate signed by an officer of LIVB, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and 9.3(b) of the Business Combination Agreement have been fulfilled; and

•

the Anchor Investment shall have been duly funded to Covalto, in an amount no less than the Anchor Investment Amount, no later than thirty (30) days following the date of the Business Combination Agreement.

Termination

The Business Combination Agreement may be validly terminated and the Transactions may be abandoned at any time prior to the Closing only as follows:

•	by mutual written agreement of each of LIVB and Covalto;

•

by either LIVB or Covalto, if there shall be in effect any (1) Law in any jurisdiction of competent authority or (2) Governmental Order issued, promulgated, made, rendered or entered into by any court or other tribunal of competent jurisdiction, that, in the case of each of clauses (1) and (2), permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Transactions and in the case of any such Governmental Order, such Governmental Order shall have become final and non-appealable, except that the right to terminate the Business Combination Agreement pursuant to this provision will not be available to any Party that has failed to use its reasonable best efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such final and non-appealable order;

•

by either LIVB or Covalto, if the Effective Times have not occurred by the Termination Date provided that such Termination Date may be extended by an additional 3-month period by the mutual written consent of LIVB and Covalto prior to such date; provided, further that this right to terminate the Business Combination Agreement pursuant to this provision will not be available to any Party whose breach of any provision of the Business Combination Agreement primarily causes or results in the failure of the Merger to be consummated by such time;

•

by either LIVB or Covalto, if LIVB fails to obtain the Required LIVB Shareholder Approval upon vote taken thereon at the Special Meeting (or at a meeting of its shareholders following any adjournment or postponement thereof); provided that the right to terminate the Business Combination Agreement pursuant to this provision shall not be available to LIVB if, at the time of such termination, LIVB is in material breach of Section 8.2 of the Business Combination Agreement and such breach is the primary cause of the failure to obtain the Required LIVB Shareholder Approval;

•	by LIVB, if Covalto fails to deliver evidence of the Required Covalto Shareholder Approval in accordance with Section 6.6 of the Business Combination Agreement;

•

by LIVB, if Covalto has breached or failed to perform any of its (1) representations or warranties or (2) covenants or other agreements contained in the Business Combination Agreement, which breach or failure to perform (a) would result in the failure of a condition set forth in Section 9.2(a) or Section 9.2(b) of the Business Combination Agreement to be satisfied and (b) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by Covalto before the earlier of (i) the fifth business day immediately prior to the Termination Date and (ii) the 30th day following receipt of written notice from LIVB of such breach or failure to perform; provided that LIVB shall not have the right to terminate the Business Combination Agreement pursuant to this provision if it is then in breach of any representations, warranties, covenants or other agreements contained in the Business Combination Agreement that would result in the failure of a condition set forth in Section 9.3(a) or Section 9.3(b) of the Business Combination Agreement to be satisfied;

•

by Covalto, if LIVB has breached or failed to perform any of its (1)representations, warranties or (2) covenants or other agreements contained in the Business Combination Agreement, which breach or failure to perform (a) would result in the failure of a condition set forth in Section 9.3(a) or

Section 9.3(b) of the Business Combination Agreement to be satisfied and (b) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by LIVB, as applicable, before the earlier of (i) the fifth business day immediately prior to the Termination Date and (ii) the 30th day following receipt of written notice from Covalto of such breach or failure to perform; provided that Covalto shall not have the right to terminate the Business Combination Agreement pursuant to this provision if it is then in breach of any representations, warranties, covenants or other agreements contained in the Business Combination Agreement that would result in the failure of a condition set forth in Section 9.2(a) or Section 9.2(b) of the Business Combination Agreement to be satisfied; and

•

by Covalto, if the Anchor Investment has not been duly funded to Covalto, in an amount no less than the Anchor Investment Amount, no later than thirty (30) days following the date of the Business Combination Agreement.

Miscellaneous

Enforcement of Agreement

The parties have agreed that Covalto shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this proxy statement/prospectus and thereof, without proof of damages, prior to the valid termination of the Business Combination Agreement.

Amendments

The Business Combination Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the parties in the same manner as the Business Combination Agreement.

Governing Law

The Business Combination Agreement and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

AGREEMENTS RELATING TO THE BUSINESS COMBINATION AGREEMENT

This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of these agreements relating to the Business Combination Agreement, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Shareholders and other interested parties are urged to read such agreements relating to the Business Combination Agreement in their entirety prior to voting on the proposals presented at the Special Meeting.

Company Voting Agreement

Concurrently with the execution of the Business Combination Agreement, LIVB, Covalto and certain holders of the equity securities of Covalto (each, individually, a “Supporting Holder” and, collectively, the “Supporting Holders”) entered into an agreement (the “Company Voting Agreement”) to vote, at a duly called meeting of the Covalto Shareholders, all of such Supporting Holder’s equity securities (1) in favor of the adoption of the Business Combination Agreement, (2) in favor of the approval of the proposed business combination and (3) to take certain other actions in support of the foregoing. The Company Voting Agreement also prevents the Supporting Holders from transferring their voting rights with respect to their equity interests or otherwise transferring their equity interests prior to the Closing, except for certain customary permitted transfers.

Sponsor Voting Agreement

Concurrently with the execution of the Business Combination Agreement, Sponsor, certain permitted transferees of Sponsor, LIVB, and Covalto entered into an agreement (the “Sponsor Voting Agreement”), pursuant to which the Sponsor agreed to vote, at a duly called meeting of the LIVB Shareholders, all of such Sponsor’s equity securities of LIVB (1) in favor of the adoption of the Business Combination Agreement, (2) in favor of the approval of the proposed business combination and (3) to take certain other actions in support of the foregoing. The Sponsor Voting Agreement also prevents the Sponsor from transferring their voting rights with respect to their equity interests or otherwise transferring their equity interests prior to the Closing, except for certain customary permitted transfers.

The Sponsor also agreed, subject to certain exceptions, to a lock-up for a period ending on the earlier of (a) the date one (1) year after the Closing or (b) the date that is one hundred and eighty (180) days after the Closing if, prior to such date, the VWAP has equaled or exceeded U.S.$12.50 for any twenty (20) trading days within any thirty (30) consecutive trading day period.

Registration Rights Agreement

At the Closing, Covalto, LIVB, Sponsor, EarlyBirdCapital, and certain other securityholders of Covalto party thereto, will enter into a registration rights agreement (the “Registration Rights Agreement”) pursuant to which, among other matters, Covalto agrees to file a shelf registration statement within forty-five days following the Closing, and certain existing shareholders of LIVB and Covalto will be granted certain customary demand and “piggy-back” registration rights with respect to their respective shares of Covalto. Pursuant to the Registration Rights Agreement (i) LIVB, Sponsor, EarlyBirdCapital, and certain other securityholders party to that certain registration rights agreement, dated as of February 7, 2022 (the “Original SPAC Agreement”) and (ii) Covalto, the Co-Founders and certain other investors, including investors party to that certain registration rights agreement, dated as of October 16, 2020 (the “Investors’ Rights Agreement”), acknowledge and agree that the entry into Registration Rights Agreement shall render the Original SPAC Agreement and the Investors’ Rights Agreement, respectively, to be of no further force and effect, and such agreements shall be deemed to be superseded and replaced in their entirety therewith.

Mandatorily Convertible Notes

Prior to the date of this proxy statement/prospectus, Covalto obtained investments from certain investors in a private placement of mandatorily convertible notes, issued by Covalto to the investors party thereto, and immediately following, and after giving effect to, the consummation of the Merger, such securities shall convert into Covalto Class A Ordinary Shares in accordance with their terms.

In addition, Covalto has obtained commitments from an anchor investor (the “Anchor Investor”) pursuant to a mandatorily convertible note of the same series (the “Anchor Note” and, together with the existing notes, the “Mandatorily Convertible Notes”) in the principal amount of U.S.$30,000,000.

The Mandatorily Convertible Notes accrue interest at a rate equal to 7.0% per annum, compounding annually, subject to the terms set forth therein. The Mandatorily Convertible Notes shall be payable in cash or, at Covalto’s option, in kind by way of addition to the outstanding principal, semi-annually. Interest shall commence on the respective closing date of any note and shall continue on the outstanding principal of such Mandatorily Convertible Note until paid or converted in accordance with the provisions thereof. Any payment made by Covalto with regard to any outstanding Mandatorily Convertible Note will be made simultaneously with regard to each of the other Mandatorily Convertible Notes then outstanding on a pro rata basis in the same proportion of the outstanding principal balance then due under the applicable Mandatorily Convertible Note to be so paid bears to the outstanding aggregate principal balance then due under all of the Mandatorily Convertible Notes.

Exchange Agreement

Immediately prior to and subject to Closing, Covalto and the Co-Founders will enter into a share exchange agreement (the “Exchange Agreement”) pursuant to which, each Co-Founders will transfer their Covalto Ordinary Shares identified therein to Covalto; and Covalto shall issue to each Co-Founder one Covalto Class B Ordinary Share for each of Covalto Ordinary Share held by such Co-Founder.

Contribution Agreement

Concurrently with the execution of the Business Combination Agreement, the Sponsor, LIV Sponsor II GP, LLC (“GP”), certain limited partners of the Sponsor, LIVB and Covalto entered into a contribution agreement (the “Contribution Agreement”), pursuant to which, certain limited partners of the Sponsor and GP have agreed to contribute promissory notes to Covalto in exchange for certain securities of Covalto, subject to the terms and conditions therein.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following are the material U.S. federal income tax consequences of (i) the exercise of redemption rights by U.S. Holders of LIVB Ordinary Shares, (ii) the Merger, and (iii) the ownership and disposition of Covalto Ordinary Shares and Covalto Warrants (collectively, the “Covalto Securities”) received by holders of LIVB Ordinary Shares and LIVB Public Warrants (collectively, the “LIVB Securities”) in the Merger.

This summary is limited to U.S. federal income tax considerations relevant to U.S. Holders that hold LIVB Securities and (unless they exercise redemption rights), after the completion of the Transactions, will hold Covalto Securities, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their individual circumstances or status, including:

•	our Sponsor or any member thereof;

•	financial institutions or financial services entities;

•	broker-dealers;

•	taxpayers that are subject to the mark-to-market tax accounting rules;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	persons liable for alternative minimum tax;

•	expatriates or former long-term residents of the United States;

•	persons that actually or constructively own five percent or more of LIVB’s shares, by vote of value, or will hold five percent or more of the shares of Covalto, by vote or value;

•	persons that acquired LIVB Securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	persons that hold LIVB Securities, or will hold Covalto Securities, as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction; and

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar.

If a partnership (or any entity or arrangement so characterized for U.S. federal income tax purposes) holds LIVB Securities or Covalto Securities, the tax treatment of such partnership and its partners will generally depend on the status of the partners and the activities of the partnership. Partnerships holding any LIVB Securities or Covalto Securities and their partners should consult their tax advisers as to the particular U.S. federal income tax consequences of the Transactions, ownership and disposition of Covalto Securities, or the exercise of redemption rights with respect to the LIVB Ordinary Shares.

This discussion is based on the Code, proposed, temporary and final Treasury regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as of the date of this proxy statement/prospectus. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. This discussion does not address alternative minimum or Medicare contribution tax considerations, the special tax accounting rules under Section 451(b) of the Code or U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes), nor does it address any aspects of U.S. state, local or non-U.S. taxation.

We have not sought and do not intend to seek any ruling from the U.S. Internal Revenue Service (the “IRS”) regarding any aspect of the Transactions or the exercise of redemption rights. There can be no assurance that the IRS will not take positions that are inconsistent with those discussed below or that any such positions would not be sustained by a court.

As used herein, the term “U.S. Holder” means a beneficial owner of LIVB Securities or Covalto Securities, as the case may be, who or that is for U.S. federal income tax purposes, (i) a citizen or individual resident of the United States, (ii) a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state therein or the District of Columbia; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS OR THE OWNERSHIP OR DISPOSITION OF LIVB SECURITIES OR COVALTO SECURITIES. HOLDERS OF LIVB SECURITIES SHOULD CONSULT THEIR TAX ADVISERS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS AND OF THE OWNERSHIP AND DISPOSITION OF COVALTO SECURITIES AFTER THE TRANSACTIONS, OR THE REDEMPTION OF THEIR LIVB CLASS A ORDINARY SHARES, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. TAX LAWS.

Redemption of LIVB Ordinary Shares

Subject to the Passive Foreign Investment Company (“PFIC”) rules discussed below, in the event that a U.S. Holder’s LIVB Ordinary Shares are redeemed pursuant to the redemption provisions described in this proxy statement/prospectus under “Special Meeting of LIVB Shareholders—Redemption Rights,” the treatment of the redemption for U.S. federal income tax purposes will generally depend on whether the redemption qualifies as a sale of the LIVB Ordinary Shares under Section 302 of the Code (in which case such redemption would be treated as described below under the heading “—Treatment of redemption as a sale under Section 302 of the Code”) or rather as a dividend distribution (in which case such redemption would be treated as described in “—Treatment of redemption as a dividend distribution”).

Generally, whether a redemption qualifies for sale treatment will depend largely on the total number of LIVB Ordinary Shares treated as held by the U.S. Holder (including any shares constructively owned by the U.S. Holder as a result of owning warrants) relative to all LIVB Ordinary Shares outstanding both before and after such redemption. The redemption of LIVB Ordinary Shares generally will be treated as a sale of the LIVB Ordinary Shares (rather than as a corporate distribution) if such redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in LIVB or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution. These tests are explained more fully below.

In determining whether any of the tests are satisfied, a U.S. Holder generally takes into account not only LIVB Ordinary Shares actually owned by the U.S. Holder, but also any LIVB Ordinary Shares that are constructively owned by such U.S. Holder. In addition to shares owned directly, a U.S. Holder may constructively own shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares the U.S. Holder has a right to acquire by exercise of an option, which would generally include LIVB Ordinary Shares that could be acquired pursuant to the exercise of warrants.

In order to meet the substantially disproportionate test, the percentage of outstanding voting shares of LIVB actually and constructively owned by the U.S. Holder immediately following the redemption of LIVB Ordinary

Shares must, among other requirements, be less than 80% of the percentage of outstanding voting shares of LIVB actually and constructively owned by the U.S. Holder immediately before the redemption. Before the Transactions, the LIVB Class A Ordinary Shares may not be treated as voting shares for this purpose and, consequently, this substantially disproportionate test may not be applicable.

There will be a complete termination of a U.S. Holder’s interest if either (i) all LIVB Ordinary Shares actually and constructively owned by the U.S. Holder prior to the Transactions are redeemed or (ii) all LIVB Ordinary Shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and the U.S. Holder does not constructively own any other shares of LIVB.

The redemption of the LIVB Ordinary Shares will not be essentially equivalent to a dividend with respect to a U.S. Holder if it results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in LIVB. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

Treatment of redemption as a sale under Section 302 of the Code

If the redemption is treated as a sale of stock by a U.S. Holder under Section 302 of the Code, the U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference (if any) between the amount of cash received in the redemption and the U.S. Holder’s adjusted tax basis in its LIVB Ordinary Shares so redeemed. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such LIVB Ordinary Shares exceeds one year at the time of such disposition. Long-term capital gain realized by a non-corporate U.S. Holder is currently eligible to be taxed at reduced rates and the deductibility of capital losses is subject to certain limitations.

Treatment of redemption as a dividend distribution

If the redemption is not treated as a sale of stock under Section 302 of the Code, then a U.S. holder will be treated as receiving a corporate distribution. Subject to the PFIC rules discussed below, a U.S. Holder generally will be required to include in gross income as a dividend an amount equal to the cash received in the redemption to the extent LIVB has sufficient current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividend will be taxable to a corporate U.S. Holder at regular corporate tax rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. Subject to the PFIC rules discussed below, if the distribution exceeds such earnings and profits, the excess generally will be applied against and reduce the U.S. Holder’s basis in its LIVB Ordinary Shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such LIVB Ordinary Shares. Any remaining tax basis of the U.S. Holder in the redeemed LIVB Ordinary Shares will be added to the U.S. Holder’s adjusted tax basis in its remaining shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in other shares constructively owned by such U.S. Holder. Because LIVB may not maintain calculations of earnings and profits under U.S. federal income tax principles, it is expected that the full amount of distributions (if any) paid by LIVB will be reported as dividends for U.S. federal income tax purposes.

With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to the PFIC rules, a redemption treated as a dividend generally will be taxed at the lower applicable long-term capital gains rate only if the LIVB Ordinary Shares are readily tradable on an established securities market in the United States and certain other requirements are met. U.S. Holders should consult their tax advisors regarding the availability of such lower rate for any dividends paid with respect to the LIVB Ordinary Shares.

U.S. HOLDERS OF LIVB ORDINARY SHARES CONTEMPLATING THE EXERCISE OF THEIR REDEMPTION RIGHTS SHOULD CONSULT THEIR TAX ADVISERS CONCERNING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. TAX CONSEQUENCES THEREOF.

The Merger

In General

LIVB has received an opinion from Davis Polk to the effect that, under the U.S. federal income tax laws in effect as of the date of such opinion, the exchanges of LIVB Ordinary Shares for Covalto Ordinary Shares pursuant to the Merger should qualify as a Section 351 transaction (the “Section 351 Tax Opinion”). The Section 351 Tax Opinion is based on customary assumptions and representations, warranties and covenants of the registrants. If any of these assumptions, representations, warranties or covenants is or becomes incorrect, incomplete or inaccurate, or is violated, or if there is a change in U.S. federal income tax law after the date of this proxy statement/prospectus, the validity of the Section 351 Tax Opinion may be adversely affected and the U.S. federal income tax consequences of the Section 351 transaction could differ materially from those described below. An opinion of counsel represents counsel’s legal judgment but is not binding on the IRS or any court. Furthermore, the provisions of Section 351 of the Code are complex and qualification as a non-recognition transaction thereunder could be adversely affected by events or actions that occur following the consummation of the Transactions that are beyond LIVB’s control. For example, if more than 20% of the Covalto Ordinary Shares were subject to an arrangement or agreement to be sold or disposed of at the time of their issuance in the Transactions, one of the requirements for Code Section 351 treatment would be violated. Moreover, the closing of the Transactions is not conditioned on an opinion of counsel as to the tax treatment of the Merger, and there can be no assurance that the IRS will not successfully challenge this position. If so challenged, the exchange of LIVB Ordinary Shares for Covalto Ordinary Shares pursuant to the Merger will be a taxable exchange, and the consequences to holders will be materially different from those described herein, unless the Merger qualifies as a tax-free reorganization (discussed below).

Assuming the exchanges of LIVB Ordinary Shares for Covalto Ordinary Shares pursuant to the Merger qualify as a Section 351 transaction, a U.S. Holder that exchanges LIVB Ordinary Shares in the Merger for Covalto Ordinary Shares generally should not recognize any gain or loss on such exchange, subject to the discussions below of the LIVB Public Warrants, Section 367(a) of the Code, the PFIC rules, and the treatment of U.S. Holders that exchange both LIVB Ordinary Shares and LIVB Public Warrants. In such case, the aggregate adjusted tax basis of the Covalto Ordinary Shares received in the Merger by a U.S. Holder should be equal to the adjusted tax basis of the LIVB Ordinary Shares surrendered in the Merger in exchange therefor. The holding period of the Covalto Ordinary Shares should include the holding period during which the LIVB Ordinary Shares surrendered in the Merger in exchange therefor.

It is also possible that the Merger will qualify as a tax-free reorganization. However, there are many requirements that must be satisfied in order for the Merger to qualify as a tax-free reorganization, some of which are based upon factual determinations and others that are fundamental to all corporate reorganizations are based on judicial determinations and lack statutory certainty. It is unclear whether the Merger will qualify as a tax-free reorganization due to both factual uncertainty and a lack of technical legal authority. For example, it is unclear as a matter of law whether a special purpose acquisition company such as LIVB can satisfy the “continuity of business enterprise” requirement under Section 368 of the Code. In addition, tax-free reorganization treatment could be adversely affected by events or actions that occur in connection with or following the consummation of the Merger, some of which are outside the control of LIVB. For example, the requirements for reorganization treatment could be affected by the magnitude of LIVB Ordinary Share redemptions that occur in connection with the Merger. Accordingly, due to this factual uncertainty and this lack of technical legal authority, Davis Polk is unable to opine with respect to the Merger’s qualification as a tax-free reorganization. If the Merger qualifies as a tax-free reorganization, the consequences to U.S. Holders of LIVB Ordinary Shares would generally be the same as described in the preceding paragraph, except that if a U.S. Holder holds LIVB Ordinary Shares with differing tax bases and/or holding periods, the tax basis and holding period rules described in the preceding paragraph must be applied separately to each identifiable block of LIVB Ordinary Shares.

The appropriate U.S. federal income tax treatment of LIVB Public Warrants in connection with the Merger is uncertain because it depends on whether the exchanges of LIVB Ordinary Shares for Covalto Ordinary Shares pursuant to the Merger qualify as a Section 351 transaction or the Merger qualifies as a tax-free reorganization or both.

If the exchanges of LIVB Ordinary Shares for Covalto Ordinary Shares pursuant to the Merger qualify as a Section 351 transaction, but the Merger does not qualify as a tax-free reorganization:

•

A U.S. Holder of LIVB Public Warrants and LIVB Ordinary Shares that transfers those LIVB Securities in exchange for Covalto Warrants and Covalto Ordinary Shares would generally recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such holder (generally, the excess of (x) the sum of the fair market values on the date of the exchange of the Covalto Warrants and Covalto Ordinary Shares received by such holder over (y) such holder’s aggregate adjusted tax basis in the LIVB Public Warrants and LIVB Ordinary Shares treated as having been exchanged therefor) and (ii) the fair market value on the date of the exchange of the Covalto Warrants received by such holder in such exchange; and

•

A U.S. Holder of LIVB Public Warrants that exchanges only LIVB Public Warrants for Covalto Warrants, and does not also exchange LIVB Ordinary Shares for Covalto Ordinary Shares, will recognize gain or loss on the warrants’ exchange. The amount of gain or loss will be the excess of the fair market value of the Covalto Warrants received over the U.S. Holder’s tax basis in the LIVB Public Warrants surrendered.

Alternatively, if the transfers of LIVB Ordinary Shares for Covalto Ordinary Shares pursuant to the Merger qualify as a Section 351 transaction and the Merger qualifies as a tax-free reorganization, then, subject to Section 367(a) of the Code and the PFIC rules (each discussed below), a U.S. Holder of LIVB Public Warrants generally should not recognize any gain or loss on any exchange of those LIVB Public Warrants for Covalto Public Warrants, whether or not such U.S. Holder also exchanges LIVB Ordinary Shares for Covalto Ordinary Shares, and such U.S. Holder’s basis in the Covalto Warrants deemed received should be equal to the U.S. Holder’s basis in its LIVB Public Warrants deemed transferred.

U.S. Holders of LIVB Public Warrants are urged to consult with their tax advisors regarding the treatment of their LIVB Public Warrants in connection with the Merger.

Section 367(a)

Section 367(a) of the Code and the Treasury Regulations promulgated thereunder, in certain circumstances described below, impose additional requirements for a U.S. Holder to qualify for tax-deferred treatment under Section 351 or 368 of the Code with respect to the exchange of LIVB Securities in the Merger. Specifically, a U.S. Holder that is a “five-percent transferee shareholder” with respect to Covalto immediately after the transfer may be required to enter into a gain recognition agreement with respect to the transfer of its LIVB Securities in order to obtain non-recognition treatment in the Merger.

In general, a “five-percent transferee shareholder” is a U.S. Holder who holds LIVB Securities and will own directly, indirectly or constructively through attribution rules, at least five percent of either the total voting power or total value of Covalto Ordinary Shares immediately after the Transactions. The attribution rules for determining ownership are complex, and neither LIVB nor Covalto can offer any assurance that a U.S. Holder will not be a five-percent transferee shareholder based on its particular facts and circumstances. If you believe you could become a five-percent transferee shareholder of Covalto, you may be subject to U.S. federal income tax rules that cause income to be recognized as a result of the Merger and you are urged to consult your tax advisor about the special rules and time-sensitive tax procedures, including a requirement to file a gain recognition agreement under Section 367 of the Code and an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) with respect to the Transactions, that may be required to obtain non-recognition treatment in the Merger.

U.S. Holders of LIVB Securities are urged to consult their own tax advisors to determine the tax consequences of the Merger, including the consequences if the Merger does not qualify as a tax-free reorganization, the application of the PFIC rules, and the application of Section 367 of the Code to their specific situation in connection with the Merger.

Consequences of Ownership and Disposition of Covalto Ordinary Shares and Warrants

Taxation of Distributions

Subject to the PFIC rules discussed below, a U.S. Holder generally will be required to include in gross income as dividends the amount of any cash distributions paid on the Covalto Ordinary Shares to the extent the distribution is paid out of Covalto’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends will be taxable to a corporate U.S. Holder at regular corporate tax rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. Subject to the PFIC rules discussed below, distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its Covalto Ordinary Shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such Covalto Ordinary Shares. Because Covalto may not maintain calculations of earnings and profits under U.S. federal income tax principles, it is expected that the full amount of distributions (if any) paid by Covalto will be reported as dividends for U.S. federal income tax purposes.

With respect to non-corporate U.S. Holders, subject to the PFIC rules, dividends generally will be taxed at the lower applicable long-term capital gains rate (see “Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Covalto Ordinary Shares and Warrants” below) only if the Covalto Ordinary Shares are readily tradable on an established securities market in the United States and certain other requirements are met. U.S. Holders should consult their tax advisors regarding the availability of such lower rate for any dividends paid with respect to the Covalto Ordinary Shares.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Covalto Ordinary Shares or Warrants

Subject to the PFIC rules discussed below, a U.S. Holder generally will recognize capital gain or loss on the sale or other taxable disposition of the Covalto Ordinary Shares or Warrants. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such Covalto Ordinary Shares or Warrants exceeds one year at the time of such disposition.

The amount of gain or loss recognized on a sale or other taxable disposition generally will be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its Covalto Ordinary Shares or Warrants so disposed of. Long-term capital gain realized by a non-corporate U.S. Holder is currently eligible to be taxed at reduced rates. See “Exercise, Lapse or Redemption of a Warrant” below for a discussion regarding a U.S. Holder’s basis in a Covalto Ordinary Share acquired pursuant to the exercise of a warrant. The deductibility of capital losses is subject to certain limitations.

Exercise, Lapse or Redemption of a Warrant

Subject to the PFIC rules discussed below, and except as discussed below with respect to the cashless exercise of a warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a Covalto

Ordinary Share on the exercise of a warrant for cash. A U.S. Holder’s tax basis in a Covalto Ordinary Share received upon exercise of the warrant generally will equal the sum of the U.S. Holder’s tax basis in the warrant and the exercise price. It is unclear whether a U.S. Holder’s holding period for the Covalto Ordinary Share will commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; in either case, the holding period will not include the period during which the U.S. Holder held the warrant. If a warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for United States federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the Covalto Ordinary Share received generally would equal the U.S. Holder’s tax basis in the warrants. If the cashless exercise was not treated as a recapitalization (or realization event), it is unclear whether a U.S. Holder’s holding period for the Covalto Ordinary Share will commence on the date of exercise of the warrant or the day following the date of exercise of the warrant. If the cashless exercise were treated as a recapitalization, the holding period of the Covalto Ordinary Share would include the holding period of the warrants.

It is also possible that a cashless exercise may be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a portion of the warrants to be exercised on a cashless basis could, for U.S. federal income tax purposes, be deemed to have been surrendered in consideration for the exercise price of the remaining warrants, which would be deemed to be exercised. For this purpose, a U.S. Holder may be deemed to have surrendered warrants with an aggregate value equal to the exercise price for the total number of warrants to be deemed exercised. Subject to the PFIC rules discussed below, the U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the warrants deemed surrendered and the U.S. Holder’s tax basis in such warrants. In this case, a U.S. Holder’s tax basis in the Covalto Ordinary Shares received would equal the sum of the U.S. Holder’s tax basis in the warrants deemed exercised and the exercise price of such warrants. It is unclear whether a U.S. Holder’s holding period for the Covalto Ordinary Shares would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant.

Due to the absence of authority on the United States federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Possible Constructive Distributions

The terms of each warrant provide for an adjustment to the number of Covalto Ordinary Shares for which the warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment that has the effect of preventing dilution generally is not taxable. U.S. Holders of warrants would, however, be treated as receiving a constructive distribution from Covalto if, for example, the adjustment increases the warrant holders’ proportionate interest in Covalto’s assets or earnings and profits (e.g., through an increase in the number of Covalto Ordinary Shares that would be obtained upon exercise) as a result of a distribution of cash to the holders of Covalto Ordinary Shares that is taxable to the U.S. Holders of such Covalto Ordinary Shares as described under “Taxation of Distributions” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holders of the warrants received a cash distribution from Covalto equal to the fair market value of the increase in the interest. For certain information reporting purposes, Covalto is required to determine the date and amount of any such constructive distributions and may do so in its sole discretion. Proposed Treasury Regulations, which Covalto may rely on prior to the issuance of final Treasury Regulations, specify how the date and amount of constructive distributions are determined.

Passive Foreign Investment Company Rules

Generally

The treatment of U.S. Holders of LIVB Securities and Covalto Securities could be materially different from that described herein if LIVB or Covalto is or was treated as a PFIC for U.S. federal income tax purposes.

In general, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 50% or more of the value of its assets (generally determined on the basis of a weighted quarterly average) consists of assets that produce, or are held for the production of, passive income, or (ii) 75% or more of its gross income consists of passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. Cash and cash equivalents are passive assets.

The value of goodwill will generally be treated as an active or passive asset based on the nature of the income produced in the activity to which the goodwill is attributable. For purposes of the PFIC rules, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the stock of another corporation is treated as if it held its proportionate share of the assets of the other corporation, and received directly its proportionate share of the income of the other corporation.

The adverse impact of the PFIC rules on a U.S. Holder that holds shares in a PFIC may generally be mitigated if the U.S. Holder makes a timely qualified electing fund (“QEF”) election or mark-to-market election for the PFIC’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) shares, or a QEF election along with an applicable purging election (collectively, “PFIC Elections”). Further detail about each PFIC Election is provided below under “—Covalto Securities”.

LIVB Securities

LIVB is a blank check company with no current active business (as determined for purposes of the PFIC rules). Based upon the composition of its income and assets, LIVB believes that it was a PFIC in its 2021 taxable year and, if the Transactions occur, depending on the application of a start-up year exception, the application of which is unclear in various respects, may be a PFIC for the current taxable year.

Application of the PFIC Rules to the Redemption

Assuming LIVB is a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of LIVB Ordinary Shares and that the U.S. Holder has not made an applicable PFIC Election, such U.S. Holder generally will be subject to the special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the redemption of its LIVB Ordinary Shares and (ii) any “excess distribution” made to the U.S. Holder. For this purpose, a U.S. Holder of LIVB Shares will be treated as receiving an “excess distribution” if (a) the U.S. Holder held the LIVB Ordinary Shares for more than one of its taxable years and (b) the amount a U.S. Holder receives upon a redemption of LIVB Ordinary Shares is treated as a distribution because the redemption does not satisfy the Section 302 tests described above under “—Redemption of LIVB Ordinary Shares”. In that case, all of the redemption proceeds would be treated as an “excess distribution” that is subject to the rules set forth below. Under these rules, the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the LIVB Ordinary Shares. The amounts allocated to the taxable year of the redemption will be taxed as ordinary income. The amount allocated to each other taxable year will be subject to tax at the highest rate in effect for individuals or corporations, as applicable, for that taxable year, and an interest charge will be imposed on the resulting tax liability for each such year. Redemption proceeds taxable as dividends that are not “excess distributions” with respect to the U.S. Holder will not be eligible for taxation at the favorable rates described above in “—Taxation of Distributions” if LIVB is a PFIC in the taxable year the dividends are paid or in the preceding taxable year.

Application of the PFIC Rules to the Merger

Even if the transfers of LIVB Ordinary Shares for Covalto Ordinary Shares pursuant to the Merger qualify as a Section 351 transaction and the Merger qualifies as a tax-free reorganization, a U.S. Holder that transfers LIVB Securities pursuant to the Merger could nevertheless recognize gain if LIVB is a PFIC for any taxable year (or portion thereof) that is included in that U.S. Holder’s holding period. Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. Holder who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form or if the IRS successfully asserts that Section 1291(f) of the Code is self- executing notwithstanding the absence of final or temporary Treasury Regulations, a U.S. Holder of LIVB Ordinary Shares may recognize gain in connection with the Merger if: (i) such U.S. Holder has not made a PFIC Election and (ii) Covalto is not a PFIC in the taxable year that includes the day after the Merger. Any such gain generally would be subject to the rules described below.

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted and whether the IRS would assert that Section 1291(f) of the Code is self-executing notwithstanding the absence of final or temporary Treasury Regulations.

Therefore, U.S. Holders of LIVB Ordinary Shares that have not made a timely PFIC Election may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Merger to the extent their LIVB Ordinary Shares have a fair market value in excess of their tax basis therein.

The application of the PFIC rules to the LIVB Public Warrants is unclear. A proposed regulation issued under the PFIC rules (that has a 1992 effective date) generally treats an “option” to acquire the stock of a PFIC as stock of the PFIC, while a final regulation issued under the PFIC rules provides that the holder of an option is not entitled to make a QEF election with respect to the option. It is possible that the proposed Treasury Regulations under Section 1291(f) of the Code (if finalized in their current form) may apply to cause gain recognition under the PFIC rules on the exchange of LIVB Public Warrants for Covalto Warrants pursuant to the Merger.

Moreover, if the transfers of LIVB Ordinary Shares for Covalto Ordinary Shares pursuant to the Merger do not qualify as a Section 351 transaction and the Merger does not qualify as a tax-free reorganization, then any exchange by a U.S. Holder of LIVB Securities for Covalto Securities pursuant to the Merger will be a taxable exchange and subject to the rules described above under “Application of the PFIC Rules to the Redemption.”

THE RULES DEALING WITH PFICS IN THE CONTEXT OF THE MERGER ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE CONSEQUENCES TO THEM OF THE PFIC RULES, AND WHETHER A QEF ELECTION, A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

Covalto Securities

Based on the expected composition of Covalto’s income and assets, the estimated value of Covalto’s assets, including goodwill, and the nature of Covalto’s business, Covalto currently does not expect to be a PFIC for its taxable year ending December 31, 2023. However, because Covalto’s PFIC status for any taxable year is an annual determination that can be made only after the end of that year and will depend on the composition of Covalto’s income and assets and the value of its assets from time to time (including the value of its goodwill, which may be determined in large part by reference to the market price of the Covalto Ordinary Shares from time to time, which could be volatile), there can be no assurances that Covalto will not be a PFIC for its taxable year ending December 31, 2023 or any future taxable year.

If LIVB is determined to be a PFIC with respect to any U.S. Holder who exchanges LIVB Securities for Covalto Securities in connection with the Merger, the U.S. Holder did not make any of the PFIC Elections, and the U.S. Holder is not subject to tax on the receipt of the Covalto Securities under Section 1291(f) of the Code or otherwise, then, although not free from doubt, Covalto may also be treated as a PFIC as to the Covalto Ordinary Shares received by such U.S. Holder in the Merger, even if Covalto is not a PFIC in its own right. In addition, it is possible that proposed Treasury Regulations could be finalized in a manner that would treat any Covalto Warrants that are received in the Merger as subject to the PFIC rules.

If Covalto is, or is treated as, a PFIC for any taxable year during which a U.S. Holder owns Covalto Ordinary Shares and any entity in which it owns equity interests is also a PFIC (a “Lower-tier PFIC”), the U.S. Holder will be deemed to own their proportionate amount (by value) of the shares of each Lower-tier PFIC and will be subject to U.S. federal income tax according to the rules described below on (i) certain distributions by a Lower-tier PFIC and (ii) dispositions of shares of Lower-tier PFICs, in each case, as if the U.S. Holder held such shares directly, even though the U.S. Holder will not receive any proceeds of those distributions or dispositions.

If Covalto is, or is treated as, a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Covalto Ordinary Shares, gain recognized by the U.S. Holder on a sale or other disposition (including certain pledges) of its Covalto Ordinary Shares will be allocated ratably over the U.S. Holder’s holding period for such shares. The amounts allocated to the taxable year of the sale or disposition and to any year before Covalto became a PFIC will be taxed as ordinary income. The amount allocated to each other taxable year will be subject to tax at the highest rate in effect for individuals or corporations, as applicable, for that taxable year, and an interest charge will be imposed on the resulting tax liability for each such year. Furthermore, to the extent that distributions received by a U.S. Holder in any taxable year on its Covalto Ordinary Shares exceed 125% of the average of the annual distributions on the Covalto Ordinary Shares received during the preceding three taxable years or the U.S. Holder’s holding period, whichever is shorter, the excess distributions will be subject to taxation in the same manner. Dividends paid by Covalto will not be eligible for taxation at the favorable rates described above in “—Taxation of Distributions” if Covalto is a PFIC in the taxable year the dividends are paid or in the preceding taxable year.

In general, a U.S. Holder of shares in a PFIC may avoid the adverse PFIC tax consequences described above in respect of such shares by making and maintaining a timely and valid QEF election to include in income its pro rata share of the PFIC’s net capital gains (as long-term capital gains) and other earnings and profits (as ordinary income), on a current basis, in each case, whether or not distributed, in the taxable year of the U.S. Holder in which or with which the PFIC’s taxable year ends. In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC Annual Information Statement from the PFIC. Covalto does not intend, however, to determine its earnings and profits or net capital gain under U.S. federal income tax principles, nor does it intend to provide any U.S. Holder with a PFIC Annual Information Statement. Therefore, U.S. Holders should not expect to be eligible to make this election.

A U.S. Holder may not make a QEF election with respect to its warrants to acquire Covalto Ordinary Shares. As a result, if a U.S. Holder sells or otherwise disposes of such warrants (other than upon exercise of such warrants) and Covalto was, or was treated as, a PFIC at any time during the U.S. Holder’s holding period of such warrants, proposed Treasury Regulations that have not been finalized could be interpreted as providing that any gain generally will be treated as an excess distribution, taxed as described above. If Covalto was, or was treated as, a PFIC at any time during the U.S. Holder’s holding period of such warrants, it is possible that the adverse tax consequences relating to PFIC shares may apply with respect to such newly acquired Covalto Ordinary Shares, unless Covalto ceases to be (or to be treated as) a PFIC and the U.S. Holder makes a purging election. A purging election creates a deemed sale of the U.S. Holder’s Covalto Ordinary Shares at their then fair market value and requires the U.S. Holder to recognize gain as a result of the purging election, and such gain is subject to the special PFIC tax and interest charge rules described above. If a purging election is made, the U.S. Holder will have a new basis and holding period in the Covalto Ordinary Shares to which the purging election relates.

Alternatively, if Covalto is a PFIC and if the Covalto Ordinary Shares are “regularly traded” on a “qualified exchange,” a U.S. Holder could make a mark-to-market election that would result in tax treatment different from the general tax treatment for PFICs described above. Covalto Ordinary Shares will be treated as regularly traded for any calendar year in which more than a de minimis quantity of the Covalto Ordinary Shares are traded on a qualified exchange on at least 15 days during each calendar quarter. The NASDAQ, where the Covalto Class A Ordinary Shares are expected to be listed, is a qualified exchange for this purpose. If a U.S. Holder of Covalto Ordinary Shares makes the mark-to-market election, the U.S. Holder generally will recognize as ordinary income any excess of the fair market value of the Covalto Ordinary Shares at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the Covalto Ordinary Shares over their fair market value at the end of the taxable year, but only to the extent of the net amount of income previously included as a result of the mark-to-market election. If a U.S. Holder makes the mark-to-market election, the U.S. Holder’s tax basis in the Covalto Ordinary Shares will be adjusted to reflect the income or loss amounts recognized. Any gain recognized on the sale or other disposition of Covalto Ordinary Shares in a year in which Covalto is a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election, with any excess treated as capital loss). U.S. Holders should consult their tax advisers regarding the availability and advisability of making a mark-to-market election in their particular circumstances. U.S. Holders should note that there is no provision in the Code, Treasury Regulations or other official IRS guidance that would give them the right to make a mark-to-market election with respect to any Lower-tier PFIC, the shares of which are not regularly traded, and, therefore, the general rules applicable to ownership of a PFIC described above could continue to apply to a U.S. Holder with respect to any Lower-tier PFIC of Covalto, even if the U.S. Holder made a mark-to-market election with respect to the Covalto Ordinary Shares. Currently, a mark-to-market election may not be made with respect to the warrants.

If Covalto is, or is treated as, a PFIC for any taxable year during which a U.S. Holder owns (or is deemed to own) any Covalto Ordinary Shares, subject to certain limited exceptions set forth in applicable Treasury Regulations, the U.S. Holder will be required to file annual reports with the IRS with respect to Covalto and any Lower-tier PFIC. U.S. Holders should consult their tax advisers regarding the determination of whether Covalto is a PFIC for any taxable year and the potential application of the PFIC rules to their ownership of Covalto Ordinary Shares.

The rules dealing with PFICs and with PFIC Elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of LIVB Securities and Covalto Securities should consult their own tax advisors concerning the application of the PFIC rules under their particular circumstances.

Information Reporting and Backup Withholding

Dividend payments with respect to Covalto Ordinary Shares and proceeds from the sale, exchange or redemption of Covalto Ordinary Shares may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. U.S. Holders who are required to establish their exempt status may be required to provide such certification on IRS Form W-9.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s United States federal income tax liability, and a U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information. U.S. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. U.S. Holders are urged to consult their tax advisors with respect to the tax consequences to them of the Merger, ownership and disposition of Covalto Ordinary Shares and Warrants and the exercise of their redemption rights, including the tax consequences under state, local, estate, non-U.S. and other tax laws and tax treaties and the possible effects of changes in U.S. or other tax laws.

CERTAIN MATERIAL MEXICAN TAX CONSIDERATIONS

The following description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of the Covalto Class A Ordinary Shares and Covalto Warrants. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

Mexican Tax Considerations

The following summary contains a general description of certain tax consequences, under the Ley del Impuesto Sobre la Renta (including the regulations thereunder, the “Mexican Income Tax Law”) of the acquisition, ownership and disposition of Series A shares and it does not purport to be a comprehensive description of all the Mexican federal tax considerations that may be relevant to a decision to purchase, hold or dispose of Series A shares. In addition, this summary does not address any non-Mexican or Mexican state or municipal tax considerations, which may be relevant to a non-Mexican holder of Series A shares.

This summary is intended to be for general information purposes only, and is based upon the Mexican Income Tax Law and regulations thereunder, as in effect on the date of this form, all of which are subject to change.

Prospective investors in and holders of Series A shares should consult their own tax advisors as to the Mexican or other tax consequences of the purchase, ownership and disposition of Series A shares including, in particular, the effect of any foreign, state or local tax laws, and their entitlement to the benefits, if any, afforded by the Convention for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion and a protocol thereto between Mexico and such investor’s jurisdiction, as amended (the “Tax Treaties”), and other tax treaties to which Mexico is a party and which are in effect.

For purposes of Mexican taxation:

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an individual is a resident of Mexico for tax purposes, if such individual has established his or her primary residence in Mexico. In the event such individual has a home or domicile in another country, then the individual will be considered a resident of Mexico for tax purposes if his or her center of vital interests (centro de intereses vitales) is located within the territory of Mexico. This will be deemed to occur if (i) more than 50.0% of his or her aggregate annual income derives from Mexican sources, or (ii) the main center of his or her professional activities is located in Mexico. Mexican nationals who filed a change of tax residence to a country or jurisdiction that does not have a comprehensive exchange of information agreement with Mexico, in which their income is subject to a preferred tax regime pursuant to the provisions of the Mexican Income Tax Law, will be considered Mexican residents for tax purposes during the year of filing of the notice of such residence change and during the following three years;

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unless otherwise evidenced, a Mexican national individual shall be deemed a Mexican resident for tax purposes. An individual will also be considered a resident of Mexico for tax purposes if such individual is a state employee, regardless of the location of the individual’s core of vital interests; and

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a legal entity (including foreign legal arrangements treated as legal entities for Mexican tax purposes) qualifies as a resident of Mexico for tax purposes if it maintains the principal administration of its business, or the place of its effective management, in Mexico. If a legal entity (including foreign legal arrangements treated as legal entities for Mexican tax purposes) or an individual has a permanent establishment in Mexico, any and all income attributable to that permanent establishment of such resident should be subject to Mexican income tax, in accordance with applicable tax provisions.

Non-residents of Mexico (whether individuals or corporate entities) who are deemed to have a permanent establishment in Mexico for tax purposes shall be subject to the Mexican income tax laws, and all income attributable to such permanent establishment will be subject to Mexican taxes in accordance with the Mexican Income Tax Law.

Taxation on Dividends

Pursuant to the provisions of the Mexican Income Tax Law, dividends, either in cash or in kind, paid to non-Mexican holders the shares of our Mexican subsidiaries are subject to withholding tax, as follows:

a) Non-Mexican holders who receive any dividends or profits that were generated as from 2014 must pay a 10% additional tax through a withholding made by the relevant Mexican subsidiary.

b) Tax treaties could limit or reduce the withholding rate to the extent all requisites set forth in the Mexican Income Tax Law and the applicable tax treaty are met. The non-Mexican holders could possibly claim a tax credit for tax withheld if allowed by the domestic law of the recipient’s country of residence.

c) Profits earned until 2013, and supported with the net after-tax profit account 2013 (CUFIN), would not be subject to 10% withholding tax.

Taxation on Capital Gains

Mexican residents and foreign residents having a permanent establishment in Mexico, will be required to pay taxes in Mexico for income subject to preferential tax regimes (tax havens), such as the Cayman Islands, obtained from foreign entities in which they participate, proportionally to their participation in accordance with the provisions of Title VI of the Income Tax Law (Ley del Impuesto Sobre la Renta).

CERTAIN MATERIAL CAYMAN TAX CONSIDERATIONS

The following description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of the Covalto Class A Ordinary Shares and Covalto Warrants. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

Cayman Tax Considerations

Prospective investors should consult their professional advisors on the possible tax consequences of buying, holding or selling any Covalto Class A Ordinary Shares under the laws of their country of citizenship, residence or domicile.

Cayman Islands Taxation

The following is a discussion on certain Cayman Islands income tax consequences of an investment in shares of a Cayman Islands company. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law. On this basis, the following discussion is the opinion of Campbells LLP, Cayman Islands counsel.

Under Existing Cayman Islands Laws

Payments of dividends and capital in respect of shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of interest and principal or a dividend or capital to any holder of shares, as the case may be, nor will gains derived from the disposal of the shares be subject to Cayman Islands income or corporation tax. The Cayman Islands currently has no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.

No stamp duty is payable in respect to the issue of shares or on an instrument of transfer in respect of a share. However, an instrument of transfer in respect of our securities, including our warrants, is stampable if executed in, brought into, or produced before a court of the Cayman Islands.

INFORMATION ABOUT COVALTO AND MERGER SUB

Covalto Ltd.

Our Company

Founded in 2015, Covalto is a leading digital banking and services platform for SMEs in Mexico. We provide a one-stop solution by bringing together a multi-product credit offering, banking and payments services, and a full suite of business analytics tools. Covalto was an early innovator in building the technology in Mexico to leverage digital tax, e-invoice and other financial data to underwrite and service SMEs at scale.

Through a combination of rigorous data analysis and proprietary underwriting processes, we support the banking needs of thousands of clients, and we have maintained one of the lowest non-performing loan ratios in the Mexican fintech industry, which was 3.2% for the third quarter of 2022, compared to an industry average of 11.7% during that period. Furthermore, as of the third quarter of 2022, we maintain a cumulative historical loan loss ratio of approximately 0.7%, reflecting the company’s robust underwriting servicing and collections activities.

In June 2021, Covalto acquired Banco Finterra, providing the company direct access to Mexico’s interbank payment system and significantly lowering its cost of funding through deposits, interbank lines and development bank financing. Earlier that year, Covalto also purchased Visor ADL, a key player in the SME data analytics space in Mexico, enhancing its technological tools and significantly expanding its repository of e-invoice data. This acquisition significantly improved the company’s technological capabilities in processing and analyzing e-invoice data as well as enhanced Covalto’s underwriting and risk analysis tools.

Due to the high degree of concentration in the Mexican financial system, dominated by incumbent banks which primarily focus on the corporate and retail segments, the SME market in Mexico is historically underserved and underbanked. While the scale of the market opportunity is significant, there are meaningful challenges in addressing this segment, including limited funding availability for fintechs and non-bank lenders, high customer acquisition costs and unreliable underwriting data.

Covalto has developed unique customer acquisition strategies that have enabled the company to maintain low acquisition costs as well as high credit quality. Through our embedded finance partnerships with Uber Eats and Monsanto, the company leverages data assets to develop and provide innovative financing solutions to the SME market segment. Our unique combination of a regulated banking platform with strong tech and data integration capabilities makes Covalto a well-suited partner for leading digital brands with a large merchant and SME client base.

Since inception, the company has received backing from a world-class group of institutional investors including QED Investors, Kaszek, Goldman Sachs, Point72 Ventures, IGNIA and Victory Park Capital. We are based in Mexico City and as of September 30, 2022, we employed 385 people.

Covalto Ltd. is an exempted company incorporated under the laws of the Cayman Islands. The mailing address of Covalto’s principal executive office is Boulevard Miguel de Cervantes Saavedra 233, Piso 15, Ciudad de México, CDMX, 11520, Mexico, and its phone number is +52 800-269-0041.

Merger Sub

Merger Sub is a Cayman Islands exempted company and a direct, wholly-owned subsidiary of Covalto. Merger Sub was incorporated solely for the purpose of effecting the Merger and has not carried on any activities other than those in connection with the Transactions. The address and telephone number for Merger Sub’s principal executive offices are the same as those for Covalto.

INFORMATION ABOUT LIVB

LIVB is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

LIVB’s sponsor is an affiliate of LIV Capital, a private investment firm founded in 2000 in order to make equity investments in high-growth businesses in Mexico or with a significant presence in that country. LIV Capital has a deep history of successfully realizing returns on equity investments in a range of Mexican sectors and companies and investing in various phases of growth and maturity. As a result, LIV Capital has established itself as one of the main investment advisers in the country, raising several institutional funds. Throughout its operating history of more than twenty years, LIV Capital has raised, administered and invested in six funds, focusing on Mexican companies and/or companies with a significant presence in Mexico. Alexander R. Rossi, Humberto Zesati and Miguel Ángel Dávila (together, the “LIV Capital Directors”) have substantial experience and expertise in the Mexican corporate market where they have served as investors, operators, administrators and advisors. Collectively, the LIV Capital Directors have made private equity investments in more than 20 companies and have transactional experience in more than 35 Mexican companies and 100 Latin American and U.S. companies. Together, the LIV Capital Directors have more than 90 years of professional experience and share a long history of collaboration, having worked together for approximately 21 years. Since its formation in early 2000, LIV Capital has raised six funds totaling U.S.$375 million in committed capital, which includes equity funds focused on investing in growth stage companies and a venture capital fund. LIV Capital has become an institutionalized platform with the direction and leadership of the LIV Capital Directors, as well as with the support of highly qualified internal investment, finance, legal, investor relations and support teams, that are integral to the platform’s success.

Notwithstanding the foregoing, the past performance of the LIV Capital Directors and other members of LIVB’s management team is not a guarantee that LIVB will be able to identify a suitable candidate for its initial business combination or of success with respect to any business combination it may consummate. You should not rely on the historical record of LIVB’s management’s performance as indicative of its future performance.

LIVB consummated its initial public offering of 10,000,000 LIVB Units at a purchase price of U.S.$10.00 per LIVB Unit on February 10, 2022, initially generating total gross proceeds of U.S.$100,000,000, and subsequently raising an additional U.S.$14,500,000 in gross proceeds following the underwriters’ partial exercise of their over-allotment option to purchase an additional 1,450,000 LIVB Units.

Concurrently with the closing of the LIVB IPO, the Sponsor and EarlyBirdCapital purchased an aggregate of 5,500,000 LIVB Private Placement Warrants (representing 5,000,000 private warrants purchased the Sponsor and 500,000 private warrants by EarlyBirdCapital) at a price of U.S.$1.00 per private placement warrant, from LIVB in a private placement. Each private placement warrant is exercisable for one LIVB Class A ordinary share at a price of U.S.$11.50 per share, subject to adjustment. The proceeds from the sale of the private placement warrants were added to the net proceeds from the LIVB IPO held in its Trust Account.

Following the closing of the over-allotment option and the private placement, after giving effect to certain fees and expenses, an aggregate amount of U.S.$116,790,000 has been placed in LIVB’s Trust Account.

Fair market value of target business

Nasdaq rules require that an initial business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in LIVB’s Trust Account (excluding any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of signing a definitive agreement in connection with an initial business combination. The LIVB Board has determined that the Merger meets the 80% test.

Shareholder approval of the Merger

Under LIVB’s amended and restated memorandum and articles of association, in connection with any proposed business combination, LIVB must seek shareholder approval of an initial business combination at a meeting called for such purpose at which public shareholders may seek to redeem their public shares, subject to the limitations described in the prospectus for the LIVB IPO. Accordingly, in connection with the Merger, LIVB’s shareholders may seek to redeem the public shares that they hold in accordance with the procedures set forth in this proxy statement/prospectus.

Liquidation if no merger

If LIVB is unable to complete an initial business combination by 15 months (extendable at the Sponsor’s option to up to 18 months) from the closing of the LIVB IPO, LIVB will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest not previously released to LIVB (less up to U.S.$100,000 of interest to pay liquidation expenses, and which interest shall be net of taxes payable), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of LIVB’s remaining shareholders and the LIVB Board, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor has agreed that it will be liable to ensure that the proceeds in the Trust Account are not reduced below (1) U.S.$10.20 per share or (2) such lesser amount per share as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, by the claims of target businesses or claims of vendors or other entities that are owed money by LIVB for services rendered or contracted for or products sold to LIVB. The agreement entered into by the Sponsor specifically provides for two exceptions to the indemnity it has given: it will have no liability (1) as to any claimed amounts owed to a target business or vendor or other entity who has executed an agreement with LIVB waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, or (2) as to any claims for indemnification by the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. The holders of the founders shares and representative shares will not participate in any redemption distribution from LIVB’s Trust Account with respect to such shares.

If LIVB is unable to consummate an initial business combination and LIVB expends all of the net proceeds raised from the LIVB IPO and private placement not deposited in the Trust Account, LIVB expects that the initial per-share redemption price will be approximately U.S.$10.20 (which is equal to the anticipated aggregate amount then on deposit in the Trust Account excluding interest earned on the funds held in the Trust Account). The proceeds deposited in the Trust Account could, however, become subject to claims of LIVB’s creditors that are in preference to the claims of LIVB’s shareholders. In addition, if LIVB is forced to file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against LIVB that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in LIVB’s bankruptcy estate and subject to the claims of third parties with priority over the claims of LIVB’s shareholders. Therefore, LIVB is unable to assure you that the actual per-share redemption price will not be less than approximately U.S.$10.20.

LIVB will pay the costs of any subsequent liquidation from its remaining assets outside of the Trust Account, and up to U.S.$100,000 of net interest from the Trust Account that may be released to it should LIVB have no or insufficient working capital to fund the costs and expenses of its dissolution and liquidation.

The Sponsor, LIVB’s initial shareholders, officers and directors have agreed that they will not propose any amendment to LIVB’s amended and restated memorandum and articles of association that would affect its public shareholders’ ability to convert or sell their shares to LIVB in connection with a business combination as described herein or affect the substance or timing of its obligation to redeem 100% of its public shares if it does not complete a business combination within 15 months (extendable at the Sponsor’s option to up to 18 months) from the closing of this offering unless LIVB provides its public shareholders with the opportunity to convert their LIVB Class A ordinary shares upon the approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to LIVB but net of franchise and income taxes payable, divided by the number of then outstanding public shares. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by the Sponsor, LIVB’s initial shareholders, executive officers, directors or any other person.

Facilities

LIVB currently maintains its executive offices at Torre Virreyes, Pedregal No. 24, floor 6-601, Col. Molino del Rey, México, CDMX, 11040. The cost for the space is included in the up to U.S.$10,000 monthly fee that it may pay the Sponsor for office space, administrative and support services. LIVB believes, based on rents and fees for similar services, that this amount is at least as favorable as it could have obtained from an unaffiliated person. LIVB considers its current office space adequate for its current operations.

Employees

LIVB currently has two executive officers. Members of LIVB’s management team are not obligated to devote any specific number of hours to its matters but they intend to devote as much of their time as they deem necessary to its affairs until LIVB has completed its initial business combination. The amount of time that any such person will devote in any time period may vary based on whether a target business has been selected for its initial business combination and the current stage of the business combination process.

Directors and executive officers

LIVB’s directors and executive officers are as follows:

Name	Age	Title
Alexander R. Rossi	54	Chief Executive Officer and Chairman
Humberto Zesati	54	Director
Miguel Ángel Dávila	57	Director
Luis Rodrigo Clemente Gamero	52	Chief Financial Officer
Carlos Alberto Rohm	50	Director
Jose Antonio Solano Arroyo	66	Director
Javier Maurilio Nájera Muñoz	56	Director
José Alverde Losada	55	Director
Jorge Esteve Recolons	55	Director

Alexander R. Rossi has been the Chairman of the LIVB Board and has served as LIVB’s Chief Executive Officer since its inception. Mr. Rossi previously served as the Chief Executive Officer and Chairman of the board of directors of LIV Capital Acquisition Corp. I from October 2019 to August 2021, and continues to serve as a member of AgileThought’s board of directors. Since 2006, Mr. Rossi has served as Managing Partner of LIV Capital Group, a leading private investment firm in Mexico. From 1996 to 2006, Mr. Rossi served as Managing Director of Communications Equity Associates, LLC (“CEA”), a merchant and investment bank specializing in the media, communications and technology sectors. Prior to joining CEA, Mr. Rossi held position at Bancomer Securities International, a Mexican Investment Bank, Smith Barney International and PaineWebber Incorporated. Mr. Rossi currently serves on the board of directors of several Mexican companies. Mr. Rossi has an MBA from New York University’s Stern School of Business (1995) and a BA in Economics and Art History from Williams College (1990).

Humberto Zesati has been a member of the LIVB Board since July 2021. Mr. Zesati previously served as a member of the board of directors of LIV Capital Acquisition Corp. I from October 2019 to August 2021. Since 2006, Mr. Zesati has served as Managing Partner of LIV Capital Group. From 1999 to 2006, Mr. Zesati served as Managing Director of Latin Idea.com, LLC, the predecessor of LIV Capital. Prior to founding Latin Idea.com, LLC, Mr. Zesati was Managing Director of Grupo Infinitti, S.A. de C.V., a Mexican real estate company focused on tourism. Mr. Zesati currently serves on the board of directors of several Mexican companies. Mr. Zesati has an MBA from New York University’s Stern School of Business (1996) and a BA in Economics from Universidad Iberoamericana (1992).

Miguel Ángel Dávila has been a member of the LIVB Board since July 2021. Mr. Dávila previously served as a member of the board of directors of LIV Capital Acquisition Corp. I from October 2019 to August 2021. Since 2009, Mr. Dávila has served as Managing Partner of LIV Capital Group. Mr. Dávila founded Cinemex, the largest capitalized venture start-up in Mexican history and a leading Mexican chain of cinemas, in 1993 and served as its Chief Executive Officer until 2008. Prior to founding Cinemex, Mr. Dávila was a Business Analyst of McKinsey & Company, an American worldwide management consulting firm. Mr. Dávila currently serves on the board of directors of several Mexican companies and Endeavor México, a not-for-profit organization leading the high-impact entrepreneurship movement around Mexico and the world. Mr. Dávila has an MBA from Harvard Business School (1993) and a CPA from Instituto Tecnológico Autónomo de México (1989).

Luis Rodrigo Clemente Gamero has served as LIVB’s Chief Financial Officer since July 2021. Mr. Gamero previously served as the Chief Financial Officer of LIV Capital Acquisition Corp. I from October 2019 to August 2021. Since 2016, Mr. Gamero has served as Chief Financial Officer of LIV Capital Group. From 2014 to 2016, Mr. Gamero served as Chief Financial Officer of Grupo Diagnóstico Proa, a leading medical diagnosis and clinical analysis laboratories company in Mexico. Mr. Gamero has been working in finance for 26 years and has acted as Chief Financial Officer in several industries, such as entertainment, retail, gaming, medical diagnosis and clinical analysis laboratories and private equity firms. He has also served on the board of directors and executive committees of several companies including Administradora Mexicana de Hipódromo, S.A. de C.V., Impulsora de Centros de Entretenimiento las Américas, S.A.P.I. de C.V., Promociones Recreativas Mexicanas, S.A. de C.V., Calle de Entretenimiento de las Américas, S.A. de C.V., Entretenimiento Recreativo, S.A. de C.V., Entretenimiento Virtual, S.A. de C.V., Hotel de Entretenimiento de las Américas, S.A. de C.V., Centro de Convenciones las Américas, S.A. de C.V., Impulsora Recreativa de Entretenimiento AMH, S.A. de C.V., Juegamax de las Américas, S.A. de C.V., Servicios Administrativos del Hipódromo S.A. de C.V., Servicios Compartidos en Factor Humano Hipódromo S.A. de C.V., Comercializadora de Sortijuegos, S.A. de C.V. Mr. Gamero holds a CPA from Universidad de Guadalajara in Jalisco Mexico (1993) and an MBA from ITAM (2001) in Mexico City.

Carlos Alberto Rohm became a member of the LIVB Board in connection with the LIVB IPO. Mr. Rohm previously served as a member of the board of directors of LIV Capital Acquisition Corp. I from March 2020 to August 2021. Since 2007, Mr. Rohm has been a Partner of LCA Capital, a leading family office with ties to Mexico. From 2004 to 2007, Mr. Rohm served as Chief Executive Officer of HSM Americas, which provides business management services. Prior to joining HSM Americas, from 1994 to 2003, Mr. Rohm worked at JP Morgan Chase in several roles including, as a member of the Latin American private equity fund (JPMorgan Partners) and as an investment banking analyst in New York. Mr. Rohm served on the board of directors of several Mexican companies, including Grupo Aeroportuario del Pacifico (GAP), an airport operator in Mexico, and FIBRA Storage, a real estate developer that develops and manages self-storage facilities and mini warehouses. Mr. Rohm has a bachelor’s in business administration from Universidad de San Andres, Argentina (1994).

Jose Antonio Solano Arroyo became a member of the LIVB Board in connection with the LIVB IPO. Mr. Solano previously served as a member of the board of directors and chaired the audit committee of LIV Capital Acquisition Corp. I from December 2019 to August 2021. Since January 2002, Mr. Solano has been general director and shareholder of Diseño y Gestión Empresarial S.C., a company that provides consulting services in Mexico. From January 2002 to April 2016, Mr. Solano served as director and shareholder of Recuperación Crediticia de Mexico S.C., a collection agency. From June 2000 to November 2001, Mr. Solano was the Chief Executive Officer of retail operations at Citibank, Grupo Financiero. From 1992 to May 2000, Mr. Solano acted as Chief Executive Officer of retail operations at Grupo Financiero Serfin, which provides commercial banking services and other financial services to individuals and businesses, and which was later merged into Grupo Financiero Santander Mexicano. From 1990 to 1992, Mr. Solano acted as executive director of private banking investments at Operadora de Bolsa S.A. de C.V., a securities brokerage company. Mr. Solano currently serves on the board of directors and executive committees of several other companies including Central de Corretajes S.A.P.I. de C.V., Industrial and Commercial Bank of China (ICBC) and Concrédito (Fin Útil, S.A. de C.V. SOFOM ENR). During his career, Mr. Solano has also served on the board of directors and executive committees of several other companies including BEPENSA S.A. de C.V., Fondo Nacional de Infraestructura, Grupo Financiero Intercam S.A., Grupo Financiero Interacciones S.A., Buró de Crédito de México S.A. de C.V., Total System Services de México, S.A. de C.V., Visa International México, S.A. de C.V. and Impulsora del Fondo Mexico, S.C. Mr. Solano received an MA in economics from the University of Boston in 1980, an MA in economic policy from the University of Boston in 1981, and a PhD in Economics from the University of Boston in 1982.

Javier Maurilio Nájera Muñoz has been a member of the LIVB Board since July 1, 2022. Mr. Najera has been the Managing Partner of Blink Capital Solutions, a financial services firm that provides strategic and valuation advice to multi-sectorial companies. Prior to this role, Mr. Nájera, was a managing partner of Execution Finance an independent investment banking firm based in Mexico City, from 2009 to 2020. From 2005 to 2009, Mr. Nájera acted as deputy managing director of corporate financing, corporate banking and derivatives of IXE Financial Group, a provider of banking services. From 1994 to 2005, Mr. Nájera served as a corporate director of Credit Suisse First Boston (CSFB) and general manager of CSFB in Mexico. Mr. Nájera received a bachelor’s degree in economics from the Instituto Tecnológico Autónomo de México, and a master’s degree in senior management from the Instituto Panamericano de Alta Dirección de Empresa.

José Alverde Losada has been a member of the LIVB Board since July 1, 2022. Mr. Alverde Losada has been the General Director at Desarrolladora A&L S. de R.L. de C.V., a Mexican company dedicated to the development of sustainable residential, commercial and office complexes, integrating all the factors of sustainability in the social, economic and environmental spheres since 2008. In addition, Mr. Alverde Losada serves as a member of the board of directors of Controalosa S.A. de. C.V. since 2016. Mr. Alverde Losada received a bachelor’s degree in business administration from the Universidad Iberoamericana, Ciudad de México and a master’s degree in business administration from the University of Texas at Austin.

Jorge Esteve Recolons has been a member of the LIVB Board since July 1, 2022. Mr. Recolons has been the General Director and member of the Executive Committee of ECOM Agroindustrial, a leading global agribusiness commodity merchant and sustainable supply chain management company with a presence in over 40 countries since 2009. Prior to this, Mr. Recolons was a member of the Executive Committee and served as the Chief Executive Officer of HSBC Latin America and the Caribbean’s Insurance, Pensions, and Investments division from 2002 to 2009. Mr. Recolons is currently a member of the board of directors of a number of companies, including Telmex, Aeroméxico, and Grupo Real Turismo. He holds a bachelor’s degree in business administration from the Universidad Anáhuac México and a master’s degree in business administration from the Kellogg School of Management at Northwestern University.

Director Independence

The Nasdaq Stock Market listing standards require that a majority of the LIVB Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The LIVB Board have determined that Carlos Alberto Rohm, Jose Antonio Solano Arroyo, Javier

Maurilio Nájera Muñoz, José Alverde Losada and Jorge Esteve Recolons are “independent directors” as defined in The Nasdaq Stock Market listing standards and applicable SEC rules. LIVB’s independent directors will have regularly scheduled meetings at which only independent directors are present.

Committees of the Board

Subject to applicable phase-in rules, the Nasdaq listing rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the Nasdaq listing rules require that the compensation committee and the nominating and corporate governance committee of a listed company be comprised solely of independent directors. Each committee operates under a charter that was approved by the LIVB Board and has the composition and responsibilities described below. The charter of each committee is available on LIVB’s website.

Audit Committee

LIVB’s audit committee consists of three members, José Antonio Solano Arroyo, Carlos Alberto Rohm and Javier Maurilio Nájera Muñoz. José Antonio Solano Arroyo serves as chairman of the audit committee.

Each member of the audit committee is financially literate and the LIVB Board have determined that José Antonio Solano Arroyo qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

LIVB has adopted an audit committee charter, which sets forth the purpose and principal functions of the audit committee, including:

•

assisting Board’s oversight of (1) the integrity of LIVB’s financial statements, (2) LIVB’s compliance with legal and regulatory requirements, (3) LIVB’s independent auditor’s qualifications and independence and (4) the performance of LIVB’s internal audit function and independent auditors;

•	the appointment, compensation, retention, replacement and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by LIVB’s;

•

pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by LIVB’s and establishing pre-approval policies and procedures;

•	reviewing and discussing with the independent auditors all relationships the auditors have with LIVB’s in order to evaluate their continued independence;

•	setting clear hiring policies for employees or former employees of the independent auditors;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•

obtaining and reviewing a report, at least annually, from the independent auditors describing (1) the independent auditor’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•

meeting to review and discuss LIVB’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing LIVB’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its filings with the SEC;

•

reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to LIVB entering into such transaction; and reviewing with management, the independent auditors, and LIVB’s legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding LIVB’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

LIVB’s compensation committee consists of three members, José Antonio Solano Arroyo, Carlos Alberto Rohm and Javier Maurilio Nájera Muñoz. José Antonio Solano Arroyo serves as chairman of the compensation committee. LIVB has adopted a compensation committee charter, which sets forth the purpose and responsibility of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to LIVB’s Chief Executive Officer’s compensation, evaluating LIVB’s Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of LIVB’s Chief Executive Officer based on such evaluation;

•

reviewing and making recommendations to the LIVB Board with respect to the compensation and any incentive-compensation and equity-based plans that are subject to Board approval of all of LIVB’s other officers;

•	reviewing LIVB’s executive compensation policies and plans;

•	implementing and administering LIVB’s incentive compensation equity-based remuneration plans;

•	assisting management in complying with LIVB’s proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for LIVB’s officers and employees;

•	producing a report on executive compensation to be included in LIVB’s annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Nominating Committee

LIVB’s nominating committee consists of three members, José Antonio Solano Arroyo, Carlos Alberto Rohm and Javier Maurilio Nájera Muñoz. LIVB has adopted a nominating committee charter, which sets forth the purpose and responsibilities of the nominating committee, including:

•

identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the Board, and recommending to the Board candidates for nomination for appointment at the annual general meeting or to fill vacancies on the Board;

•	developing and recommending to the Board and overseeing implementation of LIVB’s corporate governance guidelines;

•	coordinating and overseeing the annual self-evaluation of the Board, its committees, individual directors and management in the governance of LIVB; and

•	reviewing on a regular basis LIVB’s overall corporate governance and recommending improvements as and when necessary.

The charter also provides that LIVB’s nominating committee may, in their sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.

LIVB has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the Board of LIVB considers educational background, diversity of professional experience, knowledge of LIVB’s business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of LIVB’s shareholders.

Compensation Committee Interlocks and Insider Participation

Other than as it relates to the board of directors of LIV Capital Acquisition Corp. I, as the case may be, none of LIVB’s officers currently serves, and in the past year has not served, as a member of the board of directors or compensation committee of any entity that has one or more officers serving on the LIVB Board.

Executive officer and director compensation

None of LIVB’s officers or directors have received or, prior to its initial business combination, will receive any cash compensation for services rendered to us. LIVB may pay the Sponsor up to U.S.$10,000 per month for office space, administrative and support services. The Sponsor, officers and directors of LIVB, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on LIVB’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. LIVB’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers and directors of LIVB, or affiliates of LIVB or the Sponsor.

After the completion of its initial business combination, directors or members of LIVB’s management team who remain with LIVB may be paid consulting, management or other compensation from the combined company. All compensation will be fully disclosed to shareholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to LIVB’s shareholders in connection with a proposed business combination. Any compensation to be paid to LIVB’s officers after the completion of its initial business combination will be determined by a compensation committee constituted solely by independent directors.

LIVB is not party to any agreements with its executive officers and directors that provide for benefits upon termination of employment. The existence or terms of any such employment or consulting arrangements may influence its management’s motivation in identifying or selecting a target business, and we do not believe that the ability of LIVB’s management to remain with LIVB after the completion of its initial business combination should be a determining factor in LIVB’s decision to proceed with any potential business combination.

Legal proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against LIVB or any members of LIVB’s management team in their capacity as such, and LIVB and the members of its management team have not been subject to any such proceeding in the 12 months preceding the date of this proxy statement/prospectus.

Periodic reporting and audited financial statements

LIVB has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, LIVB’s annual reports will contain financial statements audited and reported on by LIVB’s independent registered public auditors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF LIVB

All references in this section to the “Company,” “we,” “us” and “our” are to LIV Capital Acquisition Corp. II. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited financial statements and related notes that are included elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements; Market, Ranking and Other Industry Data.”

Overview

We are a blank check company incorporated on February 11, 2021 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We intend to complete our business combination using cash from the proceeds of the LIVB IPO and the private placement that occurred simultaneously with the completion of the LIVB IPO, our capital shares, debt or a combination of cash, equity and debt.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a Merger will be successful.

Recent Developments

On August 17, 2022, we entered into the Business Combination Agreement with Covalto and Merger Sub, pursuant to which, among other things, Covalto will make an election to be classified as an association taxable as a corporation for U.S. federal income tax purposes and effect a Pre-Closing Capital Restructuring, and Merger Sub will subsequently be merged with and into us, and we will be the surviving entity in the Merger and continue (immediately following the Merger) as a direct wholly-owned subsidiary of Covalto, on the terms and subject to the conditions set forth therein. As a result of the proposed business combination, each issued and outstanding LIVB ordinary share will be automatically surrendered and exchanged for the right to receive one newly-issued Covalto Class A Ordinary Share, and each LIVB Warrant will be converted into and become a Covalto Warrant.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from February 11, 2021 (inception) through September 30, 2022 were organizational activities, those necessary to prepare for the LIVB IPO, and identifying a target company for a business combination. We do not expect to generate any operating revenues until after the completion of our business combination. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended September 30, 2022, we had a net loss of U.S.$1,105,157, which consists of operating costs of U.S.$1,655,889, offset by interest income on marketable securities held in the Trust Account of U.S.$550,732.

For the nine months ended September 30, 2022, we had a net loss of U.S.$1,965,041, which consists of operating costs of U.S.$2,670,786, offset by change in fair value of over-allotment option of U.S.$1,862 and interest income on marketable securities held in the Trust Account of U.S.$703,883.

For the period ended September 30, 2021, we had a net loss of U.S.$7,393 which consisted of formation and operating costs.

For the Period from February 11, 2021 (Inception) through December 31, 2021, we had a net loss of U.S.$11,080, which consisted of formation and operating costs.

Liquidity and Capital Resources

Prior to the consummation of the LIVB IPO, the Company’s only source of liquidity was the receipt of U.S.$25,000 from the sale of the founder shares and from the availability of up to U.S.$300,000 in loans from the Sponsor under an unsecured promissory note. As of September 30, 2022, we had borrowed U.S.$207,500 under the promissory note.

On February 10, 2022, we consummated our initial public offering of 10,000,000 Units, generating gross proceeds of U.S.$100,000,000. Simultaneously with the closing of the LIVB IPO, we consummated the sale of 5,500,000 private placement warrants at a price of U.S.$1.00 per private placement warrant in a private placement to the Sponsor, generating gross proceeds of U.S.$5,500,000. On February 15, 2022, the underwriters partially exercised their over-allotment option, resulting in an additional 1,450,000 LIVB Units issued for an additional amount of U.S.$14,500,000.

Following the LIVB IPO, the partial exercise of the over-allotment option, and the private placement, a total of U.S.$116,790,000 was placed in the Trust Account, after giving effect to the incurrence of U.S.$3,888,278 of transaction costs in the LIVB IPO and partial exercise of the over-allotment option, consisting of U.S.$2,290,000 of underwriting fees, and U.S.$1,598,278 of other offering costs.

For the nine months ended September 30, 2022, cash used in operating activities was U.S.$526,005. Our net loss of U.S.$1,965,041 was affected by interest earned on marketable securities held in the Trust Account of U.S.$703,883 and change in fair value of over-allotment option of U.S.$1,862. Changes in operating assets and liabilities provided U.S.$2,144,781 of cash for operating activities.

For the period from February 11, 2021 (inception) through September 30, 2021, cash used in operating activities was U.S.$0. For the period from February 11, 2021 (inception) through December 31, 2021, cash used in operating activities was U.S.$0.

As of September 30, 2022, we had marketable securities held in the Trust Account of U.S.$117,493,883 (including approximately U.S.$703,883 of interest income and unrealized gains) consisting of U.S. Treasury Bills with a maturity of 185 days or less. We may withdraw interest from the Trust Account to pay taxes, if any. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less income taxes payable), to complete our business combination. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete our business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of September 30, 2022, we had cash of U.S.$3,998. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor, or certain of our officers and directors or their affiliates may, but are not obligated to, loan us funds as may be required. If we complete a business combination, we would repay such loaned amounts.

In the event that a business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to U.S.$1,500,000 of such loans may be convertible into warrants at a price of U.S.$1.00 per warrant, at the option of the lender. The warrants would be identical to the private placement warrants.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Codification Subtopic 205-40, “Presentation of Financial Statements—Going Concern,” management has determined that the liquidity condition and date for mandatory liquidation and dissolution raise substantial doubt about the Company’s ability to continue as a going concern through approximately one year from the date these financial statements were issued. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after May 10, 2023.

Sources and Uses for the Merger

The following table summarizes the estimated sources and uses for funding the Merger and the Transactions. These figures assume that no LIVB Public Shareholders exercise their redemption rights in connection with the Merger and the Transactions. If the actual facts are different from these assumptions, the below figures will be different.

Sources		Uses
(in millions of U.S. dollars)
Trust Account(1)	116.8	Estimated fees, issuance and other expenses(2)	15.3
Anchor Note Proceeds	30.0	Net cash to Covalto balance sheet	131.5
Total sources:	146.8	Total uses:	146.8

(1)

Cash available in the Trust Account excludes amounts in excess of U.S.$10.00 per share and estimated interest earned by the Closing Date and remaining operating cash, if any. In the case of maximum redemption, all funds in the Trust Account will be utilized to fund such redemption and there will be no remaining balance.

(2)	Represents an estimate of Transaction expenses. Actual amount may vary and may include expenses unknown at this time.

Critical Accounting Estimates

The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Ordinary Shares Subject to Possible Redemption

We account for our ordinary shares subject to possible conversion in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Our ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of our condensed balance sheets.

Net Income (Loss) per Ordinary Share

We comply with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. Subsequent measurement of the redeemable shares of Class A ordinary shares is excluded from income (loss) per ordinary share as the redemption value approximates fair value.

The calculation of diluted income (loss) per ordinary share does not consider the effect of the warrants underlying the units issued in connection with the (i) LIVB IPO, and (ii) the private placement, since the exercise of the warrants is contingent upon the occurrence of future events. The outstanding warrants are exercisable to purchase 10,794,167 Class A ordinary shares in the aggregate. As of September 30, 2022, we did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company, except for the 362,500 Founder Shares in September 30, 2022 which are no longer forfeitable and thus included for dilutive purposes.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements.

Commitments and Contractual Obligations

The Company entered into an agreement on February 7, 2022, pursuant to which will pay the Sponsor up to U.S.$10,000 per month for office space, administrative and support services. Upon completion of a business combination or its liquidation, the Company will cease paying these monthly fees. For the three and nine months ended September 30, 2022, the Company incurred U.S.$30,000 and U.S.$80,000 for these services, of which such amounts are recorded as accrued expenses in the balance sheet as of September 30, 2022. For the three months ended September 30, 2021 and for the period from February 11, 2021 (inception) through September 30, 2021, the Company did not incur any fees for these services.

The Company granted the underwriters a 45-day option from the date of the LIVB IPO to purchase up to 1,500,000 additional LIVB Units to cover over-allotments, if any, at the LIVB IPO price less the underwriting discounts and commissions. On February 15, 2022, the underwriters elected to partially exercise the over-allotment option to purchase an additional 1,450,000 LIVB Units at a price of U.S.$10.00 per unit.

The underwriters were entitled to a cash underwriting discount of U.S.$0.20 per LIVB Unit, or U.S.$2,290,000 in the aggregate which was paid upon the closing of the LIVB IPO and partial exercise of the over-allotment options.

The Company engaged EarlyBirdCapital as an advisor in connection with the business combination to assist the Company in holding meetings with the Company’s shareholders to discuss the potential business combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with the initial business combination, assist the Company in obtaining shareholder approval for the business combination and assist the Company with press releases and public filings in connection with the business combination. The Company will pay EarlyBirdCapital a cash fee for such services upon the consummation of the initial business combination in an amount equal to 3.5% of the gross proceeds of the LIVB IPO (exclusive of any applicable finders’ fees which might become payable); provided that up to 25% of the fee may be allocated at the Company’s sole discretion to other FINRA members that assist the Company in identifying and consummating an initial business combination.

The Company also entered into a finders fee agreement with a consultant to assist the Company in facilitating a Merger with one or more targets, subject to certain conditions. The finder will only be compensated in the event that the business combination is consummated with a target sourced by the finder. The Company shall pay the finder a fee of U.S.$300,000, plus applicable tax. In connection with the business combination, the Company shall pay a financing fee to the finder cash fee equal to 2% of all private placement funds received and accepted by the Company from investors sourced by the finder, subject to certain conditions.

Controls and Procedures

We are not currently required to evaluate and report on our system of internal controls as defined by Section 404 of the Sarbanes-Oxley Act. We will be required to comply with the internal control requirements of the Sarbanes-Oxley Act for the fiscal year ending December 31, 2023. Only in the event that we are deemed to be a large accelerated filer or an accelerated filer and no longer qualify as an emerging growth company would we be required to comply with the independent registered public accounting firm attestation requirement on internal control over financial reporting. Further, for as long as we remain an emerging growth company as defined in the JOBS Act, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirement.

We expect to assess the internal controls of our prospective partner prior to the completion of our initial business combination and, if necessary, to implement and test additional controls as we may determine are necessary in order to state that we maintain an effective system of internal controls. A prospective partner business may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding the adequacy of internal controls. Many small and mid-sized prospective partner businesses we may consider for our initial business combination may have internal controls that need improvement in areas such as:

•	staffing for financial, accounting and external reporting areas, including segregation of duties;

•	reconciliation of accounts;

•	proper recording of expenses and liabilities in the period to which they relate;

•	evidence of internal review and approval of accounting transactions;

•	documentation of processes, assumptions and conclusions underlying significant estimates; and

•	documentation of accounting policies and procedures.

Because it will take time, management involvement and perhaps outside resources to determine what internal control improvements are necessary for us to meet regulatory requirements and market expectations for our operation of a prospective partner business, we may incur significant expenses in meeting our public reporting responsibilities, particularly in the areas of designing, enhancing, or remediating internal and disclosure controls. Doing so effectively may also take longer than we expect, thus increasing our exposure to financial fraud or erroneous financing reporting.

Once our management’s report on internal controls is complete, we will retain our independent auditors to audit and render an opinion on such report when required by Section 404 of the Sarbanes-Oxley Act. The independent auditors may identify additional issues concerning a prospective partner business’s internal controls while performing their audit of internal control over financial reporting.

In preparing our financial statements as of June 28, 2021, for the period from February 11, 2021 (inception) through June 28, 2021, and reviewing our interim financial statements as of September 30, 2021, we identified a material weakness in our internal control over financial reporting, as defined in the SEC guidelines for public companies. On July 9, 2021 and October 12, 2021, the underwriters were issued 50,000 Founder Shares by LIVB in two separate grants. The Founder Shares were initially valued by our previous accountants in the aggregate amount of U.S.$505,000 (U.S.$252,500 per grant), of which such amount was disclosed in the notes to the June 28, 2021 financial statements, which were included in our confidential Registration Statement on Form S-1, filed with the SEC on October 27, 2021.

Subsequent to the October 27, 2021 filing, we switched accounting firms. During the preparation of the September 30, 2021 financial statements, we initially did not record the offering costs attributed to the July 9, 2021 Founder Shares, which was identified by our independent auditors. Upon identification, we recorded U.S.$269,117 as an accrued offering cost and additional paid in capital attributed to the July 9, 2021 grant, after adjusting certain assumptions in the initial valuation of U.S.$252,500. The October 12, 2021 valuation was also updated to the same U.S.$269,117 valuation and recognized as an accrued offering cost in the December 31, 2021 financial statements.

The ineffective controls over management review of the recognition and assumptions within the valuation of complex financial instruments was determined by management to represent a material weakness and was reported in the September 30, 2021 financial statements filed on December 30, 2021 on Form S-1 and subsequent filings during the nine month period ended September 30, 2022.

In connection with the LIVB IPO, the Company granted the underwriters a 45-day option to purchase up to an additional 1,500,000 Units, at U.S.$10.00 per Unit, to cover any overallotments. On February 15, 2022, the underwriters partially exercised their option to purchase an additional 1,450,000 Units and forfeited the option to exercise the remaining 50,000 Units. During the review of Form 10-Q for the quarter ending March 31, 2022, there were assumptions used for the valuation of the overallotment which were deemed incorrect. This resulted in an approximate U.S.$23,000 adjustment to net income prior to the filing of our financial statements for the period ended March 31, 2022. The error was associated with the prior material weakness on valuation of complex financial instruments being unremediated.

While we have processes to identify and appropriately apply applicable accounting requirements, we plan to continue to enhance our system of evaluating and implementing the accounting standards that apply to our financial statements, including through enhanced analyses by our personnel and third-party professionals with whom we consult regarding the valuation of complex financial instruments and accounting applications. The elements of our remediation plan can only be accomplished over time, and we can offer no assurance that these initiatives will ultimately have the intended effects.

Quantitative and Qualitative Disclosures about Market Risk

The net proceeds from the LIVB IPO and private placement are held in our Trust Account and such proceeds are invested in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.

JOBS Act

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We will qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of the LIVB IPO or until we are no longer an “emerging growth company,” whichever is earlier.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF COVALTO

The following discussion of our financial condition and results of operations should be read together with Covalto’s Audited Annual Financial Statements and Covalto’s Unaudited Interim Financial, in each case that are included elsewhere in this proxy statement/prospectus. This discussion should also be read together with the information set forth under “Presentation of Financial and Other Information,” “Selected Historical and Other Financial Data of Covalto” and the information set forth under “Unaudited Condensed Combined Pro Forma Financial Information.” In addition to historical financial analysis, this discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of events may differ materially from those expressed or implied in such forward-looking statements as a result of various factors, including those set forth under “Cautionary Statement Regarding Forward-Looking Statements; Market, Ranking and other Industry Data” and “Risk Factors.”

Unless the context otherwise requires, references to “we,” “us,” “our” and “Covalto” are to the business of Covalto Ltd. and its subsidiaries prior to the consummation of the Merger, which will continue to be the business of Covalto and its subsidiaries following the consummation of the Merger, when it will become a public company.

Company Overview

Founded in 2015, Covalto is a leading digital banking and services platform for SMEs in Mexico. We provide a one-stop solution by bringing together a multi-product credit offering, banking and payments services, and a full suite of business analytics tools. Covalto was an early innovator in building the technology in Mexico to leverage digital tax, e-invoice and other financial data to underwrite and service SMEs at scale.

Through a combination of rigorous data analysis and proprietary underwriting processes, we support the banking needs of thousands of clients, and we have maintained one of the lowest non-performing loan ratios in the Mexican fintech industry, which was 3.2% for the third quarter of 2022, compared to an industry average of 11.7% during that period. Furthermore, as of the third quarter of 2022, we maintain a cumulative historical loan loss ratio of approximately 0.7%, reflecting the company’s robust underwriting servicing and collections activities.

In June 2021, Covalto acquired Banco Finterra, providing the company direct access to Mexico’s interbank payment system and significantly lowering its cost of funding through deposits, interbank lines and development bank financing. Earlier that year, Covalto also purchased Visor ADL, a key player in the SME data analytics space in Mexico, enhancing its technological tools and significantly expanding its repository of e-invoice data. This acquisition significantly improved the company’s technological capabilities in processing and analyzing e-invoice data as well as enhanced Covalto’s underwriting and risk analysis tools.

Covalto has developed unique customer acquisition strategies that have enabled it to maintain low acquisition costs and high credit quality. Through embedded finance partnerships with Uber Eats and Monsanto, Covalto leverages data assets to develop and provide innovative financing solutions to the SME market segment. We believe that our combination, unique among Mexican fintechs, of fintech roots as an agile innovator with strong tech and data integration capabilities now acting with the enhanced stability of a regulated banking platform makes Covalto a preferred partner for leading digital brands with a large merchant and SME client bases.

Covalto currently funds its originations through a diverse suite of institutional funding facilities, as well as government-sponsored agencies and bank deposits. Since the Bank Acquisition, Covalto has initiated the migration of its non-leasing business portfolios to Banco Finterra to leverage the lower-cost funding lines from government development banks and deposits.

Public Company Cost

Upon the consummation of the Merger, we will become a public company, and our Class A ordinary shares will be publicly traded on the NASDAQ. As a result, we will need to comply with new laws, regulations, and requirements that we did not need to comply with as a private company, including provisions of the Sarbanes-Oxley Act, other applicable SEC regulations, and the requirements of the NASDAQ. Compliance with the requirements of being a public company will require us to increase our general and administrative expenses in order to pay our employees, legal counsel, and independent registered public accountants to assist us in, among other things, instituting and monitoring a more comprehensive compliance and board governance function, establishing and maintaining internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act and preparing and distributing periodic public reports in compliance with our obligations under the federal securities laws. In addition, as a public company, it will be more expensive for us to obtain directors’ and officers’ liability insurance.

Emerging Growth Company Status

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. We are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, and these exemptions will apply until we are no longer an “emerging growth company.” See also “Summary—Emerging Growth Company Status.”

Acquisitions

Since our founding, we have primarily focused on growing our business organically; however, we have also targeted strategic opportunities to scale our multi-product platform and supplement our organic growth. In 2021, we acquired Banco Finterra and Visor. See “Covalto’s Business—Company Overview—Strategic Acquisitions” for more information about these acquisitions and Banco Finterra’s Audited Financial Statements, which are included elsewhere in this proxy statement/prospectus. See also “Unaudited Pro Forma Condensed Combined Financial Information” for the effect that the Bank Acquisition has had on our financial results. We refer to our acquisition of Banco Finterra as the “Bank Acquisition.”

Key Factors Affecting Our Results of Operations

Our operating performance is driven mainly by the following key trends and factors.

Effects of COVID-19

The COVID-19 pandemic had a material impact on global economic activity, causing a severe economic recession in 2020. The global economy began to recover in late 2020 due to fiscal and monetary stimulus that helped mitigate the economic shock resulting from the COVID-19 pandemic. In addition, the increase in the availability of vaccines and a transition to an endemic phase resulted in the gradual reestablishment of the opening of economic activities worldwide, which boosted private consumption, investment and trade. However, the stronger-than-expected recovery of economic activity in some countries around the world, together with global stimulus policies, higher energy prices and bottlenecks in global supply chains, have led to a higher than expected increase in inflation.

The COVID-19 pandemic adversely affected our business operations, which, in turn, impacted revenue and operating results through 2020 due to reduced originations of loans and leases and increased credit losses. During 2020, Mexican regulators established a program for the partial or total deferral of principal and/or interest payments due on loans issued to individuals and SMEs. Borrowers were able to participate in these programs starting in March 2020 and ultimately restructured approximately U.S.$29 million in principal amount of our loans through 2020. As of December 31, 2021 and September 30, 2022, these restructured loans represented approximately 18% and 7.7%, respectively, of our total loan portfolio balance. Starting in March 2020, and through February 2021, we entered a period in which we were focused on mitigating risks relating to the effects of the COVID-19 pandemic, during which we significantly reduced loan origination activity, before aggressively revamping loan origination activity in the second quarter of 2021.

While our operations in 2022 have largely proceeded in due course, our ability to conduct business activities would be affected by subsequent adverse developments relating to the COVID-19 pandemic. The extent of the impact of the COVID-19 pandemic on our operational and financial performance in the future will depend on various factors, including the duration and severity of additional outbreaks and the impact on our suppliers and employees, all of which is uncertain at this time.

For more information on Covalto’s operations and risks related to health epidemics, including the COVID-19 pandemic, see “Risk Factors—Risks Related to the Operation of Covalto’s Business.”

Foreign Currency Exchange Rates

Our reporting currency is the U.S. dollar, while the functional currency of our operating subsidiaries is the peso. As a result, in the preparation of Covalto’s financial statements, the results of operations of our subsidiaries are translated into U.S. dollars at the monthly average U.S. dollar peso exchange rate for the reported period. Consequently, our results of operations are exposed to volatility between periods arising out of changes in the U.S. dollar peso exchange rate. All other things being equal, if the peso depreciates against the U.S. dollar, the U.S. dollar-denominated value of our revenues and expenses will decline. Accordingly, Covalto’s financial statements may not reflect our financial condition and results of operations in local currency terms as a result of fluctuations in exchange rates.

In addition, we are exposed to variations in exchange rates arising from our subsidiaries’ borrowings denominated in U.S. dollars and associated currency hedging instruments.

In 2021, foreign exchange markets continued to be affected by the COVID-19 pandemic, which has generally created high volatility in the currencies of emerging economies, including Mexico. In 2021, the peso appreciated against the U.S. dollar on average and depreciated in closing rate terms compared with average and closing exchange rates in 2020. During the nine months ended September 30, 2022, the peso depreciated against the U.S. dollar on average and appreciated in closing rate terms compared with average and closing exchange rates during the nine months ended September 30, 2021.

We hedge our foreign currency transaction exposure with certain foreign currency derivatives. See Note 27 to Covalto’s Audited Annual Financial Statements for more information.

For the year ended December 31, 2021, the overall effect of fluctuations in exchange rates was to reduce interest income and net loss and to increase assets and liabilities, in each case as compared to the year ended December 31, 2020. For the nine months ended September 30, 2022, the overall effect of fluctuations in exchange rates was to reduce interest income and net loss and to increase assets and liabilities, in each case as compared to the nine months ended September 30, 2021.

Effects of Changes in Interest Rates

Interest rate fluctuations in Mexico have a significant effect on our interest income and interest expense. Changes in market interest rates may lead to temporary repricing gaps between our interest-earning assets and our interest-bearing liabilities. See “Selected Statistical Information—Average Balance Sheets, Interest Earned on Interest-Earning Assets and Interest Paid on Interest-Bearing Liabilities.”

Our loan portfolio consists principally of peso-denominated, fixed-rate instruments maturing over an average of 2.5 years, while our borrowings include a mix of fixed- and variable-rate debt in U.S. dollars and pesos. The reference interest rate for our loan portfolio is the TIIE plus a credit risk spread, which is fixed at origination. The reference interest rate for our variable-rate debt is the TIIE plus a margin. Increases in the TIIE cause an increase in interest expense paid by us, resulting in a lower net interest margin that would be partially offset by an increase in interest income on our loan portfolio. Decreased market interest rates result in lower interest expense on variable-rate debt and reduced interest income on our loan portfolio. The average TIIE of 4.64% for the year ended December 31, 2021 represented a decrease from the average rate during the fiscal year of 2020 of 5.73%, and the average TIIE of 7.21% for the nine months ended September 30, 2022 represented an increase from the average rate during the nine months ended September 30, 2021 of 4.44%.

Macroeconomic Conditions in Mexico

Our operations are concentrated in Mexico and accordingly economic developments in Mexico, and their impact on our revenue drivers, such as disposable income, employment rates, wage trends and availability of credit, can impact our results of operations. The health of the Mexican economy is influenced by trade with the United States and other countries.

Mexico was not exempt from suffering the adverse impact on the economy derived from the closure of activities to contain the impacts of the COVID-19 pandemic in 2020 so that GDP declined by 8.1% with respect to the previous year. However, like the world economy in 2021, a significant recovery was observed in Mexico in 2021, as vaccine availability increased, generating the gradual opening of non-essential economic activities during the year. This was reflected in a GDP growth of 4.8 % in Mexico with respect to the previous year. As of September 30, 2022, Mexican GDP had grown by approximately 4.3% with respect to the nine months ended September 30, 2021. A significant change in prospects for the growth of the Mexican economy or in the factors that influence consumer spending, all of which are outside of our control, would likely affect our results of operations.

Meanwhile, inflation in 2021 was affected by global and local inflationary pressures, mainly higher energy prices, disruptions in supply chains, and prices related to pandemic costs, leading to an increase in headline inflation of 7.4% at the end of December 2021 with respect to the previous year, the highest level since January 2001, well above the Mexican Central Bank’s target of 3% (+/- 1%) and the closing observed in 2020 of 3.2%. These developments prompted the Mexican Central Bank to change its monetary policy decision for the first time since December 2018, and raise the benchmark rate from 4.0% to 4.3% in June 2021, subsequently continuing to raise the rate until closing December 2021 at 5.5%. As of September 30, 2022, the inflation rate had increased to 8.7% and the Mexican Central Bank had raised the benchmark rate to 9.25%. See also “—Effects of Changes in Interest Rates.”

The following table shows data for real GDP, inflation and interest rates in Mexico and the U.S. dollar/peso exchange rate at the dates and for the periods indicated:

	For the nine months ended September 30,		For the year ended December 31,
	2022	2021	2021	2020	2019
Real growth (contraction) in gross domestic product(1)	1.9%	6.9%	4.8%	(8.1)%	(0.2)%
Inflation (INPC)(2)	8.7%	6.0%	7.4%	3.2%	2.8%
Inflation (INPP)(3)	8.4%	5.8%	9.3%	4.1%	0.8%
Interest rate (average)(4)	7.0%	4.2%	4.4%	5.5%	8.1%
Period-end exchange rate – Ps. per U.S.$1.00(5)	20.09	20.56	20.47	19.91	18.86
Average exchange rate – Ps. per U.S.$1.00(5)	20.26	20.12	20.28	21.50	19.26
Appreciation (depreciation) of the peso vs. the U.S. dollar in the period(6)	(2.4)%	3.6%	3.1%	5.4%	(3.7)%
Unemployment rate(7)	3.3%	4.2%	3.5%	3.8%	2.9%

(1)	For the six months ended June 30, 2022. Change in gross domestic product for the period compared to the previous period in constant prices measured by INEGI.
(2)	Inflation (Índice Nacional de Precios al Consumidor, or INPC) is the national consumer price index measured by the INEGI.
(3)	Inflation (Índice Nacional de Precios Productor, or INPP) is the national producers price index measured by the INEGI.
(4)	The interest rate is an average of interbank overnight rates (TIIE de Fondeo a Un Día Hábil Bancario) reported by the Mexican Central Bank (measured as a daily average for the period).
(5)

Period-end exchange rate as of the last business day as reported by the Mexican Central Bank. Average of the selling exchange rate of each business day of the period as reported by the Mexican Central Bank.

(6)

Comparing the U.S. dollars to reais (U.S.$/Ps.) closing selling exchange rate as reported by the Mexican Central Bank at the end of the period’s last day with the day immediately prior to the first day of the period discussed.

(7)	Unemployment rate for the period end as measured by the INEGI.

Critical Accounting Policies and Judgments

Covalto’s results reflect the choice of accounting policies, assumptions and estimates that underlie the preparation of Covalto’s consolidated financial statements. The significant accounting policies, including the policies which include critical accounting estimates and judgments, are described below and in Note 3a. to Covalto’s Audited Annual Financial Statements and Note 3b. to Covalto’s Unaudited Interim Financial Statements, in each case, included elsewhere in this proxy statement/prospectus.

Impairment of financial assets

The accounting estimates and judgments related to the impairment of financial assets is a critical accounting estimate because of the significance of the carrying amounts of financial assets at amortized cost on our balance sheets, sensitivity to changes in assumptions about future events and the subjective judgments that are incorporated in the individual credit loss models, which may change from period to period thereby affecting Covalto’s financial performance.

Covalto’s expected credit loss model incorporates numerous estimates and judgments that are reviewed periodically along with underlying data and assumptions. Given the inherent uncertainties and the high level of subjectivity involved in the assessment of the three following factors, it is possible that the actual outcomes could differ from the expectations on which management’s estimates are based:

•

Probability of Default. The probability that the borrower fails to fulfill its obligations. Unless identified at an earlier stage, all financial assets are deemed to be in default at 90 days or more past due.

•

Exposure at Default. The exposed balance of principal balance and accrued interest taking into account, among other things, the mitigating effect of collateral value at the time it is expected to be realized and the time value of money.

•

Loss Given Default. This is defined as the economic loss we would incur in the event of any instance of default. This depends mainly upon the characteristics of the borrower and upon the value of credit enhancements.

In assessing financial assets for impairments, management judgment is required, particularly in projecting forward-looking information and scenarios in circumstances of economic and financial uncertainty, such as the COVID-19 pandemic, when developments and changes to expected cash flows can occur both with greater rapidity and less predictability. The actual amount of the future cash flows and their timing may differ from the estimates used by management and consequently, may cause actual losses to differ from reported allowances.

Forward-looking information is incorporated into the measurement of Covalto allowance for credit losses based on macroeconomic forecasts. Statistical analysis, including for example, back-testing and model sensitivities, are performed to assess our forward-looking estimates.

During 2020, we recorded additional forward-looking overlay provisions, which were added to provisions determined under Covalto’s existing expected credit loss models in response to the increased uncertainty surrounding estimated credit losses due to the COVID-19 pandemic. The overlay adjustments were comprised primarily of increases in the probability of default, in particular, for loans that were 30 to 90 days past-due. Given that we had no operating history that provided a basis for measuring a forward-looking overlay under the circumstances, we used certain benchmarks for the overlay adjustments that were based on probability of default factors for similar loan portfolios mandated by the Mexican banking regulator for local reporting purposes. Covalto’s management believes that the factors issued by the local regulator incorporate expected loss estimates for similar loans issued throughout Mexico, and therefore provides useful information for benchmarking purposes. The charge to the overlay provisions is approximately U.S.$2.7 million.

During 2021, we noted a fewer increase in the default rates on all loans, particularly for those in the 30 to 90 days past-due stage, which began to increase to post-pandemic levels. Accordingly, we increased the probability of default factors by approximately 2.2%. All other things being equal, the adjusted probabilities of default applied during 2021 resulted in an increase in the allowance for credit losses of approximately U.S.$0.7 million as compared to 2020.

Deferred income tax assets

Deferred tax assets are recognized for unused tax losses to the extent that it is probable that taxable profits will be available in the future against which the unused tax losses may be carried forward. Significant management judgment is required to determine the amount of deferred tax assets that can be recognized, based upon the likely timing and the level of future taxable profits.

As of September 30, 2022, Covalto recognized net deferred tax assets of approximately U.S.$21.2 million related to tax loss carryforward benefits that can be used to offset taxable income and reduce income taxes payable in those future periods. A full valuation allowance has been recorded over the deferred tax asset balance due to the lack of convincing evidence to support the recognition of such deferred tax assets. However, if future growth and profitability in accordance with management’s current projections are achieved, the recognition of some or all of the deferred tax assets may be required, which would materially reduce Covalto’s income tax expense in the period the deferred tax assets are recognized thereby resulting in a material benefit to Covalto’s results of operations and statement of financial condition.

Impairment of non-financial assets:

A high degree of uncertainty is involved in estimating the future cash flows of the cash-generating units and the rates used to discount these cash flows. See Note 3a. to Covalto’s Audited Annual Financial Statements and Note 3b. to Covalto’s Unaudited Interim Financial Statements, in each case, included elsewhere in this proxy statement/prospectus.

Important Information about IFRS and Non-IFRS Financial Measures

To evaluate the performance of its business, Covalto relies on both its results of operations recorded in accordance with IFRS and certain non-IFRS financial measures. These measures are not defined or calculated under principles, standards, or rules that comprise IFRS. Accordingly, the non-IFRS financial measures Covalto uses and refers to under “—Non-IFRS Financial Measures” should not be viewed as a substitute for Covalto’s Audited Annual Financial Statements or Covalto’s Unaudited Interim Financial Statements prepared and presented in accordance with IFRS or any other performance measure derived in accordance with IFRS, and we encourage you not to rely on any single financial measure to evaluate our business, financial condition or results of operations. Covalto’s definitions of these measures are specific to our business and you should not assume that they are comparable to similarly titled financial measures of other companies.

Non-IFRS financial measures included in this proxy statement/prospectus include: (i) Adjusted Total Revenue, which we define as total interest income plus fees and commissions, operating lease income, net and amortization of deferred transaction costs, origination; (ii) Adjusted Gross Profit, which we define as Adjusted Total Revenue less interest expense and depreciation on leased equipment; (iii) Risk-Adjusted Gross Profit, which we define as Adjusted Gross Profit less loan loss allowance; and (iv) Adjusted EBITDA, which we define as net loss for the year less income tax expense (benefit), corporate debt interest expense, depreciation and amortization, depreciation on leased equipment, stock option plan vesting, exchange loss, net loss (gain) from derivatives, transaction-related expenses and other losses. See “Selected Historical Financial and Other Data of Covalto—Other Financial Data” and “—Non-IFRS Financial Measures” for further information about the non-IFRS measures we present in this proxy statement/prospectus, including quantitative reconciliations to the most directly comparable IFRS measures.

Constant Currency Presentation

Our reporting currency is the U.S. dollar, while the functional currency of our operating subsidiaries is the peso. Consequently, our results of operations are exposed to volatility between periods arising out of changes in the U.S. dollar to the peso exchange rate. In the discussion set forth under “—Results of Operations,” we have included information about our interest income, interest expense, loan loss allowance, general and administrative expenses, employee benefit expenses, and income tax expense (benefit) on a constant currency basis. Constant currency is a presentation aimed to eliminate the effects of exchange rate fluctuations in international operations by using a constant exchange rate between periods of translation, which helps to remove the effect of fluctuations in foreign exchange rates. We believe that this additional information helps investors better understand our performance on a period-to-period basis.

We calculated the constant currency amounts below by applying the prior-year (year ended on December 31, 2020) average exchange rates to the current year (year ended on December 31, 2021) financial information, which is expressed in local currency in the relevant financial statements, in order to eliminate the impact of foreign exchange rate fluctuations. The functional foreign currency under which we operate, the peso, was adjusted on a constant currency basis of Ps.21.49 and Ps.20.12 per U.S.$1.00 for December 31, 2021 and September 30, 2022, respectively.

Key Operating Metrics

Set forth below are certain key performance metrics that we use to measure our business.

	For the nine months ended September 30,	Increase (Decrease)		For the year ended December 31,		Increase (Decrease)
	2022	U.S.$ Change	% Change	2021	2020	U.S.$ Change	% Change
Loan Origination	(In thousands of U.S. dollars, except percentages)
Business loans	179,300	44,783	33%	134,517	21,086	113,431	538%
Business leases	9,968	(17,057)	(63)%	27,025	5,187	21,838	421%

Total	189,268	27,726	17%	161,542	26,272	135,269	515%

	As of September 30,	Increase (Decrease)		As of December 31,		Increase (Decrease)
	2022	U.S.$ Change	% Change	2021	2020	U.S.$ Change	% Change
Portfolio-Form IFRS Balance Sheet	(In thousands of U.S. dollars, except percentages)
Loan portfolio	161,214	(9,739)	(6)%	170,953	52,311	118,642	227%
Business leases portfolio, composed of:
Lease portfolio	8,891	5,058	132%	3,832	1,457	2,375	163%
Trade receivables under operating leases	2,322	512	28%	1,810	215	1,595	743%
Equipment under operating lease, net	27,311	(3,969)	(13)%	31,280	11,941	19,339	162%

Total business leases portfolio	38,524	1,602	4%	36,922	13,613	23,309	171%

Total	199,738	(8,137)	(4)%	207,875	65,924	141,951	215%

Loan Origination

Total loan origination reached U.S.$189.3 million for the nine months ended September 30, 2022, an increase of U.S.$27.7 million, or 17%, from the year ended December 31, 2021. This increase was driven by our organic origination growth, including the integration of the bank and its origination capacity, as well as the launch of new products like our trade finance and factoring products.

Total loan origination reached U.S.$161.5 million for the year ended December 31, 2021, an increase of U.S.$135.3 million, or 515%, from the year ended December 31, 2020. This increase was mainly driven by the Bank Acquisition as well as by the launch of our trade finance product.

	For the nine months ended September 30, 2022	For the year ended December 31,
		2021	2020
Variable Rate Loans
Fixed Rate	83.9%	80.7%	100%
Variable Rate	16.1%	19.3%	—

We only originate variable-rate loans as part of the legacy business of Banco Covalto; however, as fixed-rate loans are the predominant product, the total weight of variable-rate loans as a percentage of the total portfolio has been decreasing. The Bank Acquisition was completed in 2021 and, accordingly, there were no variable rate loans for 2020.

	For the nine months ended September 30, 2022	For the year ended December 31,
		2021	2020
Average interest rates (Based on Outstanding)
Business loans	17.4%	16.9%	26.1%
Leases	20.3%	19.4%	22.8%

The average interest rates for business loans decreased starting 2021, driven by the acquisition and integration of the Banco Finterra’s portfolio to Covalto and the fact that Banco Finterra originated loans with rates up to 10 percentage points below Covalto’s traditional loans. As we have migrated our banking business to Banco Covalto, we are implementing new pricing and origination, strategies have been put in place, and average interest rates have gradually increased during 2022 compared to the year ended December 31, 2021. The average interest rates for leases have been consistent throughout the periods.

Total Portfolio—Outstanding Receivable Balance

Our total portfolio—Outstanding receivable balance as of September 30, 2022 was U.S.$199.7 million, a decrease of U.S.$8.1 million, or 4%, from December 31, 2021. This decrease was mainly driven by the sale of the legacy non-performing loan portfolio in June 2022, offset by a significant increase in organic loan origination, enhanced by the addition of Banco Covalto as an originator, as well as the acquisition of a third-party leasing portfolio.

Our total portfolio—Outstanding receivable balance as of December 31, 2021 was U.S.$207.9 million, an increase of U.S.$142.0 million, or 215%, from December 31, 2020. This increase was mainly driven by the Bank Acquisition and third-party leasing portfolio acquisitions.

The following table shows data for industry concentrations and exposure for our loan products at the dates and for the periods indicated:

	For the nine months ended September 30,	For the year ended December 31,
Industry	2022	2021	2022
Agriculture, breeding, fishing, hunting and forestry	58.4%	56.6%	62.5%
Hospitality, restaurant and catering	17.4%	23.2%	30.9%
Retail	13.6%	10.5%	—
Wholesale	6.1%	2.8%	2.0%
Chemicals	1.4%	0.6%	—
Construction	1.8%	0.1%	—
Maintenance and repair services	1.3%	1.8%	—
Other	—	4.5%	4.6%

Historically we have had a large concentration of SME clients dedicated to the agriculture, breeding, fishing, hunting, and forestry industry (based on INEGI’s sector segmentation), which is aligned with our funding through FIRA. However, as we have grown our product offering, we have diversified our client base and the industries covered by them. The largest increase comes from retailers, followed by chemical and construction-focused SMEs. For our retail clients in particular, our trade finance product is relevant as it provides them the capacity to finance their accounts receivables and manage cash flows. Construction has also seen a considerable increase in industry representation, driven mainly by our leasing product which enables SMEs to lease heavy machinery required for their operations.

Non-Performing Loan Ratio

Our non-performing loan ratio decreased from 13.3% on December 31, 2021 to 2.6% on September 30, 2022, mainly as a result of the sale of the Banco Finterra legacy portfolio, which had a non-performing loan ratio of 21.2% as of December 31, 2021.

Our non-performing loan ratio increased from 6.7% on December 31, 2020 to 13.3% on December 31, 2021, mainly as a result of the incorporation of the Banco Finterra legacy portfolio in the Bank Acquisition, which had a non-performing loan ratio of 21.2% as of December 31, 2021.

The following table shows a breakdown by product type for the loans classified as non-performing, at the dates and for the periods indicated:

	As of September 30,			As of December 31,
	2022	U.S.$ Change (December 31, 2021 to September 30, 2022)	% Change (December 31, 2021 to September 30, 2022)	2021	2020	U.S.$ Change (December 31, 2020 to December 31, 2021)	% Change (December 31, 2020 to December 31, 2021)
	(in thousands of U.S. dollars, except percentages)
Non-performing loans (90+ days delinquent)
Business loans	4,193	(18,482)	(82)%	22,675	3,529	19,146	543%
Business leases	2,204	1,410	178%	794	1,104	(310)	(28)%
Total	6,397	(17,072)	(73)%	23,469	4,633	18,836	407%

	For the nine months ended September 30,	For the year ended December 31,
	2022	2021	2020
NPL Ratio
Business loans	2.6%	13.3%	6.7%
Business leases	5.8%	2.2%	8.1%
Total	3.2%	11.3%	7.0%

Our consolidated non-performing loan (“NPL”) ratio decreased significantly as of September 30, 2022 as compared to December 31, 2021 driven by our business loans, particularly by the sale of Banco Finterra’s (now Banco Covalto) legacy non-performing loan portfolio as well as a portion of Credijusto’s non-performing portfolio of U.S.$23.6 million in June 2022. The legacy non-performing loan portfolio was acquired as part of the Bank Acquisition in 2021. This legacy NPL portfolio also accounts for most of the increase in total NPLs and NPL ratio in 2021 as compared to 2020. The sale of such portfolio was an intrinsic part of our business plan to bolster our financial position once we consolidated the bank. On our other products, we experienced the opposite result as NPL ratios increased. For our trade finance product, the increase comes from a small sample of non-performing loans. For leases, we had a double impact on NPL ratio, we had five large individual contracts that have crossed the 90 days threshold and we had two large contracts prepaid which reduced the total portfolio balance and gave more significance to the non-performing portion.

Principal Components of Our Results of Operations

The following is a summary of the principal items comprising our statements of income.

Interest Income

Income from loans. Our income generated from loans is comprised of ordinary interest on outstanding loan balances and moratory (penalty) interest that we charge customers who fail to make required payments by their due date, offset by deferred transaction costs. “Moratory interest” is interest that accrues as of the following day of the date when the obligation should have been satisfied and amounted to U.S.$1,152 and U.S.$1,098, respectively, for the nine months ended September 30, 2022 and 2021, and U.S.$1,566 and U.S.$650, respectively, for the years ended December 31, 2021 and 2020.

The additional payment expected is a revision to the payments of the financial instrument and should be accounted for as a ‘catch-up’ adjustment under IFRS 9, whereby the difference between the present value of revised cash flow payments discounted at the original effective interest rate, and the carrying amount of the loan, is recognized as profit or loss.

Income from leases. We generate income from leasing equipment where the underlying leases are classified as financial leases under IFRS.

Interest income from cash equivalents. We generate interest income from investing our cash equivalents.

Interest Expense

Our interest expense consists of interest expenses from borrowings, interest-bearing deposits, interest from leases where we are the lessee, time deposits from the general public, and money market funding.

Loan Loss Allowance

Our loan loss allowance represents our expected credit losses associated with our financial assets carried at amortized cost.

Operating Income

Our operating income consists of the sum of our (i) net interest margin after impairment on loans, (ii) operating lease income, net and (iii) fees and commissions, net and (iv) loss in sale or restructuring of portfolio.

Net interest margin after impairment on loans. Our net interest margin after impairment on loans represents income after interest expenses and loan loss allowance.

Operating lease income, net. Our operating lease income, net represents revenue from leasing equipment where the lease does not substantially transfer all risk and rewards of ownership of the asset.

Fees and commissions, net. Our fees and commissions, net, represents the fees we generate from lending activities, which are offset by fees we incur on unused lines of credit.

Loss in sale or restructuring of portfolio. Loss in sale or restructuring of loans portfolio represents the accounting gains or losses we recognize in our loan portfolio sales activity.

Operating expenses

Our operating expenses consist of the sum of the following items.

Depreciation and amortization. Depreciation reflects the basis on which the economic benefits of fixed assets and leased equipment are expected to be used by Covalto.

Amortization reflects the basis on which the benefits of intangible assets are expected to be used by the entity. The useful lives of intangible assets are assessed as either finite or indefinite, in accordance with the period over which we expect to receive the benefits. See Note 9 to Covalto’s Audited Annual Financial Statements for detailed information about the amortization of each intangible asset.

General and administrative expenses. General and administrative expenses consist principally of legal and professional fees, office expenses and other, bank fees, sales expenses, VAT expense and marketing expenses.

Employee benefits expense. Employee benefits expense consists principally of salaries, bonuses, and other compensation and payroll tax and social security contributions.

Stock option plan. Stock option plan vesting expense consists of the amounts of disbursements we recognize in connection with the vesting of stock options under our share-based payment plan.

Income (expense) on fair value of derivatives. We generate income (expense) on the fair value of derivatives resulting from the revaluation of our derivative instruments at the end of the year.

Foreign exchange loss, net. Foreign exchange loss, net represents the net loss derived from foreign exchange variations, mainly from our U.S. dollar-denominated funding.

Other operating expense (income), net. Operating expense (income), net consists of an allowance for other accounts receivable and impairments, gains or losses in the sale of equipment and available-for-sale assets, withholding tax related to our credit obligations, and other expenses.

Income Tax Expense (Benefit)

Income tax expense (benefit) represents income taxes recorded in the jurisdictions where we operate as well as deferred income taxes arising from temporary differences between the financial statement carrying amounts of assets and liabilities and their related tax bases.

Deferred income tax is calculated using the asset and liability method applying the enacted income tax rate that will be in effect when the temporary differences between financial reporting and tax values of assets and liabilities, plus the effects of tax losses and tax credits, are expected to be recovered or settled. See Note 23 to Covalto’s Audited Annual Financial Statements and Note 11 to Covalto’s Unaudited Interim Financial Statements.

Results of Operations

Nine Months ended September 30, 2022 Compared to Nine Months Ended September 30, 2021

The following table sets forth our summary consolidated statement of income and loss for the nine months ended September 30, 2022 and 2021:

	Nine months ended September 30,		Increase/(Decrease)		Nine months ended September 30,		Constant Currency Increase/(Decrease)
	2022	2021	U.S.$ Change	% Change	2022– Constant Currency Adjustment	2022– Constant Currency Basis	U.S.$ Change	% Change
	(in thousands of U.S. dollars, except percentages)
Interest income
Loans and leases interest income	24,624	12,347	12,277	99.4%	184	24,808	12,461	100.9%
Interest income from cash equivalents	2,361	1,017	1,344	132.2%	17	2,378	1,361	133.8%

Total interest income	26,985	13,364	13,621	101.9%	202	27,187	13,823	103.4%
Interest expense	23,878	13,492	10,386	77.0%	178	24,056	10,564	78.3%

Net interest margin before impairment on loans	3,107	(128)	3,235	(2,527.3)%	24	3,131	3,259	(2,546.1)%

Loan loss allowance	1,981	4,083	(2,102)	(51.5)%	15	1,996	(2,087)	(51.1)%

Net interest margin after impairment on loans	1,126	(4,211)	5,337	(126.7)%	9	1,135	5,346	(127.0)%
Operating lease income, net	13,875	4,078	9,797	240.2%	104	13,979	9,901	242.8%
Fees and commissions, net	1,285	1,943	(658)	(33.9)%	10	1,295	(648)	(33.4)%
Loss in sale or restructuring of portfolio	(10,369)	(328)	(10,041)	3,061.3%	(78)	(10,447)	(10,119)	3,085.1%

Total operating income, net	5,917	1,482	4,435	299.3%	45	5,962	4,480	302.3%

	Nine months ended September 30,		Increase/ (Decrease)		Nine months ended September 30,		Constant Currency Increase/ (Decrease)
	2022	2021	U.S.$ Change	% Change	2022– Constant Currency Adjustment	2022– Constant Currency Basis	U.S.$ Change	% Change
	(in thousands of U.S. dollars, except percentages)
Operating expenses
Depreciation and amortization	5,061	2,483	2,578	103.8%	38	5,099	2,616	105.4%
General and administrative expenses	15,719	11,115	4,604	41.4%	118	15,837	4,722	42.5%
Employee benefits expense	20.028	12,640	7,388	58.4%	149	20,177	7,537	59.6%
Stock option plan vesting	750	550	200	36.4%	5	755	205	37.3%
Income (expense) on fair value of derivatives	963	(535)	1,498	(280.0)%	7	970	1,505	(281.3)%
Foreign exchange loss, net	598	2,142	(1,544)	(72.1)%	4	602	(1,540)	(71.9)%
Other operating expense (income), net	1,472	1,946	(474)	24.4%	11	1,483	(463)	23.8%

Total operating expenses	44,591	30,341	14,250	47.0%	332	44,923	14,582	48.1%

Loss before income tax	(38,674)	(28,859)	(9,815)	34.0%	(287)	(38,961)	(10,102)	35.0%
Income tax benefit	556	995	(439)	(44.1)%	4	560	(435)	(43.7)%

Net loss	(39,230)	(29,854)	(9,376)	31.4%	(291)	(39,521)	(9,667)	32.4%

Interest Income

Interest income amounted to U.S.$27.0 million for the nine months ended September 30, 2022, an increase of U.S.$13.6 million, or 101.9%, from U.S.$13.4 million for the nine months ended September 30, 2021.

For the nine months ended September 30, 2022, interest income on loans and leases amounted to U.S.$24.6 million, an increase of U.S.$12.3 million, or 99.4% from the nine months ended September 30, 2021, mainly driven by higher average portfolio balances, principally resulting from the Bank Acquisition, organic growth of originations, including the launch of our trade finance product. The increase in interest income on leases was mainly due to a 352.7% increase in the average balances of our lease portfolio from U.S.$1.8 million in 2021 to U.S.$7.9 million in 2022.

The average interest rate of our total portfolio remained relatively flat at 13.2% in the nine months ended September 30, 2022 when compared to 12.7% in the nine months ended September 30, 2021, driven by the growth of our trade finance portfolio and our strategy shift in Banco Covalto’s target market and pricing strategy. However, the bank continues to originate loans with interest rates approximately 1,100 basis points lower than our traditional secured and unsecured business loans.

For the nine months ended September 30, 2022, interest income from cash equivalents amounted to U.S.$2.4 million, an increase of U.S.$1.3 million, or 132.2%, from the nine months September 30, 2021, primarily driven by higher average cash and cash equivalents balances held throughout the year.

For the nine months ended September 30, 2022
Breakdown of Total Portfolio (including leases)
Secured	91.4%
Unsecured	8.6%

The vast majority of our portfolio (both loans and leases) is secured and has been through the years. Our unsecured product is targeted to larger institutions given the riskier nature of the product, we have been gradually growing our unsecured loan portfolio and offering and expect to continue deploying such product to middle market companies in Mexico.

For the nine months ended September 30, 2022
Secured vs Unsecured Interest Rates
Secured Rates	17.1%
Unsecured Rates	23.3%

The rate drop for secured loans can be attributed to the consolidation of the bank and its portfolio and the fact that historically the bank originates loans 10 percentage points below Covalto’s traditional (and original) secured product. Unsecured loans on the other hand have been targeted to (a) larger more stable middle market companies (for up to U.S.$2 million) and (b) small partner-related companies, for example, UberEats restaurants (with smaller ticket sizes of up to U.S.$200,000) and thus have a higher weighted average interest rate than secured loans.

Interest Expense

Interest expense amounted to U.S.$23.9 million for the nine months ended September 30, 2022, an increase of U.S.$10.4 million, or 77.0%, from U.S.$13.5 million for the nine months ended September 30, 2021. This increase was mainly driven by higher average long-term liability balances as we incurred new debt obligations in 2022, including U.S.$60.0 million in Mandatorily Convertible Notes. Additionally, we assumed interest payments on the outstanding interest bearing deposit balances acquired as a result of the Bank Acquisition. Our cost of funding, or average interest rates on our interest-bearing liabilities, decreased from 10.9% in the nine months ended September 30, 2021 to 9.3% in the nine months ended September 30, 2022, mainly driven by lower-cost debt facilities and deposits we acquired as a result of the Bank Acquisition.

The following table shows data for interest expense recognized on the deposits, as well as the borrowings and changes therein, at the dates and for the periods indicated:

	For the nine months ended September 30,
	2022	% of Total	2021	% of Total
	(in thousands of U.S. dollars, except percentages)
Interest expenses from borrowings	23,221	97%	13,171	98%
Interest-bearing deposits	417	2%	80	0%
Interest from leases as a lessee	240	1%	241	2%

Total interest expense	23,878	100%	13,492	100%

Our interest expense on deposits has increased considerably, driven by two main factors, besides the global and local interest rate spike. First, we have been focused on strategies to increase our overall deposits base and have done so successfully, reaching over U.S.$30 million in deposits as of September 30, 2022, a 198% increase since December 31, 2021. As our total deposits grow, so have the related interest expenses. Secondly, we have been increasing the average interest rates offered on our term deposits. Our weighted average interest rate on deposits as of September 30, 2022 was 6.84%, up from 2.69% as of December 31, 2021. This interest rate allows us to attract more deposits at a significantly lower cost of as compared to our other funding sources.

Loan Loss Allowance

Loan Loss allowance amounted to U.S.$2.0 million for the nine months ended September 30, 2022, a decrease of U.S.$2.1 million, or 51.5%, from U.S.$4.1 million for the nine months ended September 30, 2021. As a percentage of the total average outstanding portfolio, loan loss allowance decreased from 4.2% for the nine months ended September 30, 2021 to 1.1% for the nine months ended September 30, 2022, mainly driven by the winding down of forward-looking provisions we elected to take during 2020 in response to the increased uncertainty surrounding estimated credit losses due to the COVID-19 pandemic, as well as the sale of Banco Finterra’s (now Banco Covalto) legacy non-performing loan portfolio.

The following tables detail the activity in the allowance for credit losses by category of loan for the nine months ended September 30, 2022 and 2021.

	Loans	Leases	Total
	(in thousands of U.S. dollars)
Allowance for credit losses:
Balance at January 1, 2022	14,676	139	14,815
Provision for credit losses(1)	1,831	150	1,981
Charge-offs	(8,203)	—	(8,203)
Exchange difference	214	4	218

Balance at September 30, 2022	8,518	293	8,811
Allowance for credit losses:
Balance at January 1, 2021	4,508	85	4,593
Provision for credit losses	13,821	15	13,836
Charge-offs	(2,131)	—	(2,131)
Exchange difference	(340)	(3)	(343)

Balance at September 30, 2021	15,858	97	15,955

(1)

The increase is comprised of the acquisition of the allowance credit losses from Banco Finterra (now Banco Covalto) and the allowance increase for the period according to the expected credit loss model established by the Group. These balances represent U.S.$9,753 and U.S.$4,083, respectively.

Our expected credit loss allowances as of September 30, 2022 were as follows:

Loan portfolio

	As of September 30, 2022
Stage	Exposure (portfolio balance per stage)	Allowance
	(in thousands of U.S. dollars)
1	152,449	6,149
2	4,880	444
3	3,885	1,925

Total loan portfolio	161,214	8,518

Lease portfolio

	As of September 30, 2022
Stage	Exposure (portfolio balance per stage)	Allowance
	(in thousands of U.S. dollars)
1	8,775	235
2	—	—
3	116	58

Total lease portfolio	8,891	293

Total loan and lease portfolio	170,105	8,811

Net loan charge-offs totaled U.S.$8.2 million for the nine months ended September 30, 2022, a 278.4% increase from U.S.$2.2 million for the nine months ended September 30, 2021. This increase was driven primarily by the sale and charge-offs of the legacy non-performing loan balance from Banco Finterra’s (now Banco Covalto).

Non-performing loans amounted to U.S.$4.3 million as of September 30, 2022, down from U.S.$22.8 million as of December 31, 2021, mainly driven by the sale of Banco Finterra’s (now Banco Covalto) legacy non-performing loan portfolio.

The following table presents information regarding non-performing assets at the dates indicated:

As of September 30, 2022
(in thousands of U.S. dollars)
Past due loans	4,269
Repossessed assets	916

Total non-performing assets	5,185
Non-performing assets to total loans	3%

Operating Lease Income, Net

Operating lease income, net amounted to U.S.$13.9 million for the nine months ended September 30, 2022, an increase of U.S.$9.8 million, or 240.2%, from U.S.$4.1 million for the nine months ended September 30, 2021. This increase was mainly driven by higher balances of equipment under operating leases, and by the acquisition of a U.S.$22.0 million lease portfolio comprised of 361 contracts between October 2021 and January 2022.

Fees and Commissions, Net

Fees and commissions, net amounted to U.S.$1.3 million for the nine months ended September 30, 2022, a decrease of U.S.$0.7 million, or 33.9%, from U.S.$1.9 million for the nine months ended September 30, 2021. This decrease was mainly driven by the loss in the sale of certain leased equipment, offset by fees and commissions charged for our originations.

Loss in Sale or Restructuring of Portfolio

Loss in sale of restructuring of portfolio amounted to a loss of U.S.$10.4 million for the nine months ended September 30, 2022, an increase of U.S.$10 million, or 3,061.3%, from a loss of U.S.$328.0 thousand for the nine months ended September 30, 2021. This increase was mainly due to the loss associated to the sale of our non-performing loan portfolio to a third-party.

Depreciation and Amortization

Depreciation and amortization amounted to U.S.$5.1 million for the nine months ended September 30, 2022, an increase of U.S.$2.6 million, or 103.8%, from U.S.$2.5 million for the nine months ended September 30, 2021. This increase was mainly driven by higher amortization amounts for intangible assets, as well as higher balances of leased equipment.

General and Administrative Expenses

General and administrative expenses amounted to U.S.$15.7 million for the nine months ended September 30, 2022, an increase of U.S.$4.6 million, or 41.9%, from U.S.$11.1 million for the nine months ended September 30, 2021. This increase was mainly driven by growth in corporate and administrative offices, resulting from the acquisitions made in 2021, higher legal and professional fees associated with our merger and acquisition activities in 2022, in particular the SPAC transaction.

Employee Benefits Expense

Employee benefits expenses amounted to U.S.$20.0 million for the nine months ended September 30, 2022, an increase of U.S.$7.4 million, or 58.4%, from U.S.$12.6 million for the nine months ended September 30, 2021. This increase was mainly driven by growth in employee headcount, resulting from the acquisitions made in 2021, as well as the expansion of our employees and management teams.

Stock Option Plan Expense

Stock option plan vesting plan expense amounted to U.S.$0.8 million for the nine months ended September 30, 2022, an increase of U.S.$0.2 million, or 36.4%, from U.S.$0.6 million for the nine months ended September 30, 2021. This increase was mainly driven a higher number of employees participating in the stock option plan, as part of our retention program.

Income (Expense) on Fair Value of Derivatives

Expense on the fair value of derivatives amounted to a loss of U.S.$1.0 million for the nine months ended September 30, 2022, as compared to income of U.S.$0.5 million for the nine months ended September 30, 2021. This change was mainly driven by fluctuations in the peso/U.S. dollar exchange rate during 2021 and 2022.

Foreign Exchange Loss, Net

Foreign exchange loss, net amounted to U.S.$0.6 million for the nine months ended September 30, 2022, as compared to a loss of U.S.$2.1 million for the nine months ended September 30, 2021. This change was mainly driven by fluctuations in the peso/U.S. dollar exchange rate during 2021 and 2022.

Other Operating Expense (Income), Net

Other operating, net amounted to U.S.$1.5 million for the nine months ended September 30, 2022, a decrease of U.S.$0.5 million, or 24.4%, from U.S.$1.9 million for the nine months ended September 30, 2021. This increase was mainly driven by accounting losses recognized on the sale of equipment and assets classified as available-for-sale.

Income Tax Expense

For the nine months ended September 30, 2022, we recorded an income tax expense of U.S.$0.6 million, a decrease of U.S.$0.4 million, as compared to an income tax expense of U.S.$1.0 million for the nine months ended September 30, 2021.

Our effective tax rate was (1.4)% and (3.6)% for the nine months ended September 30, 2021 and 2022. The difference in our effective tax rates for these periods and the statutory rate in Mexico of 30% results primarily from the non-recognition of deferred tax assets arising from tax loss carryforward benefits accrued by APJusto and Banco Finterra.

Net Loss for the Nine Months Ended September 30, 2022

For the reasons set forth above, we recorded a net loss of U.S.$39.2 million for the nine months ended September 30, 2022, an increase of U.S.$9.6 million, as compared to a net loss of U.S.$29.9 million for the nine months ended September 30, 2021.

Year Ended December 31, 2021 Compared to Year Ended December 31, 2020

The following table sets forth our summary consolidated statement of income and loss for the years ended December 31, 2021 and 2020:

	For the year ended December 31,		Increase/(Decrease)		For the year ended December 31,		Constant Currency Increase/(Decrease)
	2021	2020	U.S.$ Change	% Change	2021– Constant Currency Adjustment	2021– Constant Currency Basis	U.S.$ Change	% Change
	(in thousands of U.S. dollars, except percentages)
Interest income
Loans and leases interest income	18,595	13,268	5,327	40.1%	(1,047)	17,548	4,280	32.3%
Interest income from cash equivalents	1,479	821	658	80.1%	(83)	1,396	575	70.0%

Total interest income	20,074	14,089	5,985	42.5%	(1,130)	18,944	4,855	34.5%
Interest expense	19,714	12,860	6,854	53.3%	(1,110)	18,604	5,744	44.7%

Net interest margin before impairment on loans	360	1,229	(869)	(70.7)%	(20)	340	(889)	(72.3)%

Loan loss allowance	5,189	4,784	405	8.5%	(292)	4,897	113	2.4%

	For the year ended December 31,		Increase/(Decrease)		For the year ended December 31,		Constant Currency Increase/(Decrease)
	2021	2020	U.S.$ Change	% Change	2021– Constant Currency Adjustment	2021– Constant Currency Basis	U.S.$ Change	% Change
	(in thousands of U.S. dollars, except percentages)
Net interest margin after impairment on loans	(4,829)	(3,555)	(1,274)	35.8%	272	(4,557)	(1,002)	28.2%
Operating lease income, net	8,934	5,422	3,512	64.8%	(504)	8,430	3,008	55.5%
Fees and commissions, net	2,855	1,965	890	45.3%	(161)	2,694	729	37.1%
Loss in sale or restructuring of portfolio	(393)	(556)	163	(29.3)%	22	(371)	185	(33.3)%

Total operating income, net	6,567	3,276	3,291	100.5%	(371)	6,196	2,920	89.1%
Operating expenses
Depreciation and amortization	3,788	3,068	720	23.5%	(213)	3,575	507	16.5%
General and administrative expenses	15,954	9,315	6,639	71.3%	(898)	15,056	5,741	61.6%
Employee benefits expense	18,841	12,634	6,207	49.1%	(1,061)	17,780	5,146	40.7%
Stock option plan vesting	998	762	236	31.0%	(56)	942	180	23.6%
Income (expense) on fair value of derivatives	(223)	(816)	593	(72.7)%	38	(185)	631	(77.3)%
Foreign exchange loss, net	2,283	1,941	342	17.6%	(128)	2,155	214	11.0%
Other operating expense income), net	3,116	1,193	1,923	161.2%	(176)	2,940	1,747	146.4%

Total operating expenses	44,757	28,097	16,660	59.3%	(2,494)	42.263	14,166	50.4%

Loss before income tax	(38,190)	(24,821)	(13,369)	53.9%	2,123	(36,067)	(11,246)	45.3%
Income tax benefit	1,824	(118)	1,942	(1,645.8)%	(103)	1,721	1,839	(1,558.5)%

Net loss	(40,014)	(24,703)	(15,311)	62.0%	2,226	(37,788)	(13,085)	53.0%

Interest Income

Interest income amounted to U.S.$20.1 million for the year ended December 31, 2021, an increase of U.S.$6.0 million, or 42.5%, from U.S.$14.1 million for the year ended December 31, 2020.

For the year ended December 31, 2021, interest income on loans and leases amounted to U.S.$18.6 million, an increase of U.S.$5.3 million, or 40.1%, from the year ended December 31, 2020, mainly driven by higher average portfolio balances, principally resulting from the Bank Acquisition, as well as the launch of our trade finance product. The increase in interest income on leases was mainly due to a 104.1% increase in the average balances of our lease portfolio from U.S.$1.1 million in 2020 to U.S.$2.2 million in 2021.

The decrease in average interest rates to 16.2% in 2021 from 23.4% in 2020, was driven by two main factors: (1) the Bank Acquisition, which on average, originates loans with interest rates approximately 1,100 basis points lower than our traditional secured and unsecured loans; and (2) our significant increase in origination and our incorporation of larger middle market companies as clients, which compete with better pricing alternatives.

For the year ended December 31, 2021, interest income from cash equivalents amounted to U.S.$1.5 million, an increase of U.S.$0.7 million, or 80.1%, from the year ended December 31, 2020, primarily driven by higher average cash and cash equivalents balances held throughout the year.

	For the year ended December 31,
	2020	2021
Breakdown of Total Portfolio (including leases and trade finance)
Secured	99.7%	89.9%
Unsecured	0.3%	10.1%

The vast majority of our portfolio (both loans and leases) is secured and has been through the years. Our unsecured product is targeted to larger institutions given the riskier nature of the product, we have been gradually growing our unsecured loan portfolio and offering and expect to continue deploying such product to middle market companies in Mexico.

	For the year ended December 31,
	2020	2021
Secured vs Unsecured Interest Rates
Secured Rates	26.1%	16.5%
Unsecured Rates	25.9%	21.0%

Interest Expense

Interest expense amounted to U.S.$19.7 million for the year ended December 31, 2021, an increase of U.S.$6.9 million, or 53.3%, from U.S.$12.9 million for the year ended December 31, 2020. This increase was mainly driven by higher average long-term liability balances as we incurred new debt obligations in 2021, including under a new U.S.$10.0 million mezzanine facility and a new U.S.$30 million convertible note. Additionally, we assumed interest payments on the outstanding deposit balances that we acquired as a result of the Bank Acquisition. Our cost of funding, or average interest rates on our interest-bearing liabilities, decreased from 16.6% in 2020 to 13.8% in 2021, mainly driven by lower-cost debt facilities and deposits we acquired as a result of the Bank Acquisition.

The following table shows data for interest expense recognized on the deposits, as well as the borrowings and changes therein, at the dates and for the periods indicated:

	For the year ended December 31,
	2021	% of Total	2020	% of Total
	(in thousands of U.S. dollars, except percentages)
Interest expenses from borrowings	19,176	97%	12,541	98%
Interest-bearing deposits	140	1%	—	0%
Interest from leases as a lessee	398	2%	319	2%

Total interest expense	19,714	100%	12,860	100%

Loan Loss Allowance

Loan Loss allowance amounted to U.S.$5.2 million for the year ended December 31, 2021, an increase of U.S.$0.4 million, or 8.5%, from U.S.$4.8 million for the year ended December 31, 2020. As a percentage of the total average outstanding portfolio, loan loss allowance decreased from 8.4% for the year ended December 31, 2020 to 4.5% for the year ended December 31, 2021, mainly driven by the winding down of forward-looking provisions we elected to take during 2020 in response to the increased uncertainty surrounding estimated credit losses due to the COVID-19 pandemic.

The following tables detail the activity in the allowance for credit losses by category of loan for the years ended December 31, 2021 and 2020.

	Loans	Leases	Total
	(in thousands of U.S. dollars)
Allowance for credit losses:
Balance at December 31, 2020	4,508	85	4,593
Provision for credit losses(1)	14,942	58	15,000
Charge-offs	(4,525)	—	(4,525)
Exchange difference	(249)	(4)	(253)

Balance at December 31, 2021	14,676	139	14,815
Allowance for credit losses:
Balance at January 1, 2020	1,227	69	1,296
Provision for credit losses	4,766	18	4,784
Charge-offs	(1,660)	—	(1,660)
Exchange difference	175	(2)	173

Balance at December 31, 2020	4,508	85	4,593

(1)

The increase is comprised of the acquisition of the allowance credit losses from Banco Finterra (now Banco Covalto) and the allowance increase for the period according to the expected credit loss model established by us. These balances represented U.S.$9,753 thousand and U.S.$5,189 thousand as of December 31, 2020 and 2021, respectively.

Our expected credit loss allowances as of December 31, 2021 and 2020 were as follows:

Loan portfolio

	As of December 31, 2021		As of December 31, 2020
Stage	Exposure (portfolio balance per stage)	Allowance	Exposure (portfolio balance per stage)	Allowance
	(in thousands of U.S. dollars)
1	142,748	5,877	36,602	1,298
2	7,111	511	12,576	667
3	21,095	8,288	3,133	812
Total	170,954	14,676	52,311	2,777
Management overlay reserve	—	—	—	1,731

Total loan portfolio	170,954	14,676	52,311	4,508

Lease portfolio

	As of December 31, 2021		As of December 31, 2020
Stage	Exposure (portfolio balance per stage)	Allowance	Exposure (portfolio balance per stage)	Allowance
	(in thousands of U.S. dollars)
1	3,481	87	957	24
2	237	5	382	8
3	114	47	119	53

Total lease portfolio	3,832	139	1,458	85

Total loan and lease portfolio	174,786	14,815	53,769	4,593

Net loan charge-offs totaled U.S.$4.5 million for the year ended December 31, 2021, a 172.6% increase from U.S.$2.9 million for the year ended December 31, 2020. This increase in charge-offs was driven primarily by the Bank Acquisition, as U.S.$1.8 million was charged-off from Banco Finterra’s portfolio.

Total past due loans (loans that are more than 90 days overdue) amounted to U.S.$22.8 million as of December 31, 2021, an increase of 465.7%, as compared to U.S.$4.0 million as of December 31, 2020, mainly driven by the Bank Acquisition, as Banco Finterra’s loan portfolio amounted to U.S.$19.7 million.

The following table presents information regarding non-performing assets at the dates indicated:

	As of December 31,
	2021	2020
	(in thousands of U.S. dollars)
Past due loans	22,793	4,029
Repossessed assets	1,712	1,614
Total non-performing assets	24,505	5,643
Non-performing assets to total loans	15%	11%

Operating Lease Income, Net

Operating lease income, net amounted to U.S.$8.9 million for the year ended December 31, 2021, an increase of U.S.$3.5 million, or 64.8%, from U.S.$5.4 million for the year ended December 31, 2020. This increase was mainly driven by higher balances of equipment under operating leases, and by the acquisition of a U.S.$22.0 million lease portfolio comprised of 361 contracts between October and December 2021.

Fees and Commissions, Net

Fees and commissions, net amounted to U.S.$2.9 million for the year ended December 31, 2021, an increase of U.S.$0.9 million, or 45.3%, from U.S.$2.0 million for the year ended December 31, 2020. This increase was mainly driven by an increase in the number of loan originations during the year following reduced lending activity in 2020 due to the COVID-19 pandemic.

Loss in Sale or Restructuring of Portfolio

Loss in sale of restructuring of portfolio amounted to a loss of U.S.$0.4 million for the year ended December 31, 2021, a decrease of U.S.$0.2 million, or 29.3%, from a loss of U.S.$0.6 million for the year ended December 31, 2020. This decrease was mainly due to the economic recovery after the COVID-19 pandemic, which drove higher recovery values, resulting in reduced losses from sales of our portfolio.

Depreciation and Amortization

Depreciation and amortization amounted to U.S.$3.8 million in the year ended December 31, 2021, an increase of U.S.$0.7 million, or 23.5%, from U.S.$3.1 million for the year ended December 31, 2020. This increase was mainly driven by higher amortization amounts for intangible assets, as well as higher balances of leased equipment.

General and Administrative Expenses

General and administrative expenses amounted to U.S.$16.0 million for the year ended December 31, 2021, an increase of U.S.$6.6 million, or 71.3%, from U.S.$9.3 million for the year ended December 31, 2020. This increase was mainly driven by higher legal and professional fees, as well as higher office expenses associated with our merger and acquisition activities in 2021.

Employee Benefits Expense

Employee benefits expenses amounted to U.S.$18.8 million for the year ended December 31, 2021, an increase of U.S.$6.2 million, or 49.1%, from U.S.$12.6 million for the year ended December 31, 2020. This increase was mainly driven by growth in employee headcount, mainly resulting from the acquisitions we made in 2021, as well as the expansion of our employees and management teams in connection with the economic recovery following the COVID-19 pandemic. In the year ended December 31, 2021, we added 232 full-time employees on a net basis, 138 of which were added as a result of acquisitions we made in 2021.

Stock Option Plan Vesting Expense

Stock option plan vesting plan expense amounted to U.S.$1.0 million for the year ended December 31, 2021, an increase of U.S.$0.2 million, or 31.0%, from U.S.$0.8 million for the year ended December 31, 2020. This increase was mainly driven by a higher number of employees participating in the stock option plan.

Income (Expense) on Fair Value of Derivatives

Expense on the fair value of derivatives amounted to a loss of U.S.$0.2 million for the year ended December 31, 2021, as compared to a loss of U.S.$0.8 million for the year ended December 31, 2020. This change was mainly driven by fluctuations in the peso/U.S. dollar exchange rate during 2021.

Foreign Exchange Loss, Net

Foreign exchange loss, net amounted to U.S.$2.3 million for the year ended December 31, 2021, as compared to a loss of U.S.$1.9 million for the year ended December 31, 2020. This change was mainly driven by fluctuations in the peso/U.S. dollar exchange rate during 2021.

Other Operating Expense Income, Net

Other operating income, net amounted to U.S.$3.1 million for the year ended December 31, 2021, an increase of U.S.$1.9 million, or 161.2%, from U.S.$1.2 million for the year ended December 31, 2020. This increase was mainly driven by accounting losses recognized on the sale of equipment and assets classified as available-for-sale.

Income Tax Expense (Benefit)

For the year ended December 31, 2021, we recorded an income tax expense of U.S.$1.8 million, an increase of U.S.$1.7 million, as compared to an income tax benefit of U.S.$0.1 million for the year ended December 31, 2020.

Our effective tax rate was (4.8)% and 0.5% for the years ended December 31, 2021 and 2020, respectively. The contribution of income tax expense from Justo Lease, which generated positive taxable income in 2021 and 2020, resulted in a net expense in 2021, which led in turn, gives rise to a negative effective tax rate in 2021. The difference in our effective tax rates for these years and the statutory rate in Mexico of 30% results primarily from the non-recognition of deferred tax assets arising from tax loss carryforward benefits accrued by APJusto and Banco Finterra.

Net Loss for the Year 2021

For the reasons set forth above, we recorded a net loss of U.S.$40.0 million for the year ended December 31, 2021, an increase of U.S.$15.3 million, as compared to a net loss of U.S.$24.7 million for the year ended December 31, 2020.

Non-IFRS Financial Measures

We regularly review the following key metrics to evaluate our business, measure our performance, identify trends in our business, prepare financial projections and make strategic decisions. See “—Important Information about IFRS and Non-IFRS Financial Measures” for more information about the following metrics and why we use them to measure our performance, identify trends in our business, prepare financial projections and make strategic decisions.

Adjusted Total Revenue

	For the nine months ended September 30,		For the year ended December 31,
	2022	2021	2021	2020
	(in thousands of U.S. dollars)
Total interest income	26,985	13,364	20,074	14,089

Add (deduct):
Fees and commissions	4,168	2,476	3,200	2,521

Operating lease income, net	14,120	4,402	8,934	5,422

Amortization of deferred transaction cost, origination	877	1,637	2,344	1,241

Adjusted Total Revenue (unaudited)	45,911	21,186	34,552	23,273

Our Adjusted Total Revenue amounted to U.S.$46.0 million for the nine months ended September 30, 2022, an increase of U.S.$24.1 million, or 110%, from the nine months ended September 30, 2021. This increase was mainly driven by higher average loan balances in 2022, driven by the acquisitions completed in 2021 as well as a considerable increase in organic originations throughout the year, as well as higher operating lease income.

Our Adjusted Total Revenue amounted to U.S.$34.5 million for the year ended December 31, 2021, an increase of U.S.$11.3 million, or 48.5%, from the year ended December 31, 2020. This increase was mainly driven by higher average loan balances in 2021, as well as higher operating lease income.

Adjusted Gross Profit

	For the nine months ended September 30,		For the year ended December 31,
	2022	2021	2021	2020
	(in thousands of U.S. dollars)
Adjusted Total Revenue (unaudited)	45,911	21,816	34,552	23,273
Interest expense	(23,878)	(13,492)	(19,714)	(12,860)
Depreciation on leased equipment	(2,815)	(1,147)	(1,926)	(1,594)
Adjusted Gross Profit (unaudited)	19,218	7,177	12,912	8,819

Our Adjusted Gross Profit amounted to U.S.$19.2 million for the nine months ended September 30, 2022, an increase of U.S.$12.0 million, or 168%, from the nine months ended September 30, 2021. This profitability increase was driven by a reduction in interest expense as a percentage of total revenue, as we have deployed cheaper sources of funding to originate loans.

Our Adjusted Gross Profit amounted to U.S.$12.9 million for the year ended December 31, 2021, an increase of U.S.$4.1 million, or 46.4%, from the year ended December 31, 2020. This increase was mainly driven by higher interest income.

Risk-Adjusted Gross Profit

	For the nine months ended September 30,		For the year ended December 31,
	2022	2021	2021	2020
	(in thousands of U.S. dollars)
Adjusted Gross Profit (unaudited)	19,218	7,177	12,912	8,819
Loan loss allowance	(1,981)	(4,083)	(5,189)	(4,784)
Risk-Adjusted Gross Profit (unaudited)	17,237	3,094	7,723	4,035

Our Risk-Adjusted Gross Profit amounted to U.S.$17.2 million for the nine months ended September 30, 2022, an increase of U.S.$14.1 million, or 457.1%, from the nine months ended September 30, 2021. This increase was mainly driven by a lower loan loss allowance as a percentage of our outstanding portfolio as we increased portfolio performance given the economic recovery as well as the sale of a legacy non-performing loan portfolio.

Our Risk-Adjusted Gross Profit amounted to U.S.$7.7 million for the year ended December 31, 2021, an increase of U.S.$3.7 million, or 91.4%, from the year ended December 31, 2020. This increase was mainly driven by a lower loan loss allowance as a percentage of our outstanding portfolio.

Adjusted EBITDA

	For the nine months ended September 30,		For the year ended December 31,
	2022	2021	2021	2020
	(in thousands of U.S. dollars)
Net income (loss)	(39,230)	(29,854)	(40,014)	(24,703)
Add (deduct):
Income tax expense / (benefit)	556	995	1,824	(118)
Loss before income tax	(38,674)	(28,859)	(38,190)	(24,821)

Corporate debt interest expense(1)	1,820	2	1,264	—
Depreciation and amortization	1,155	1,270	1,862	1,474
Depreciation on leased equipment	2,815	1,147	1,926	1,594
Stock option plan vesting	750	550	998	762
Exchange loss / (gain)	598	2,142	2,283	1,941
Net loss / (gain) from derivatives	963	(535)	(223)	(816)
Transaction-related expenses and other losses(2)	9,962	1,341	1,856	716

Adjusted EBITDA (unaudited)	(20,611)	(22,942)	(28,224)	(19,150)

(1)	Corporate debt interest expense primarily includes convertible notes issued by Covalto Ltd. to Victory Park Capital and financial indebtedness incurred with Blue Like an Orange through Covalto Ltd.
(2)

Transaction-related expenses and other losses in 2022 include: U.S.$7.4 million related to the sale of Banco Finterra’s legacy non-performing loan portfolio which is recorded under the Loss in sale or restructuring portfolio caption in the Statements of Operations and Comprehensive Income and Loss, U.S.$0.5 million related to the SPAC process, U.S.$0.1 million related to the Transactions and U.S.$2.0 million related to company restructuring process. Transaction-related expenses and other losses in 2021 include: U.S.$1.2 million related to the preparedness and adjustment of Banco Covalto’s (f.ka. Banco Finterra) financials to IFRS standards, U.S.$0.1 million related to a third-party portfolio acquisition, U.S.$0.1 million related to the SPAC transaction and process and U.S.$0.4 million related to the Bank Acquisition.

Our Adjusted EBITDA amounted to U.S.$(20.6) million for the nine months ended September 30, 2022 compared to U.S.$(22.9) million for the nine months ended September 30, 2021. We recognized a higher net loss in the nine months ended September 30, 2022, however, most of the incremental loss is attributable to one-time transaction related expenses, including ongoing SPAC transaction expenses, losses associated to the sale of the legacy non-performing loan portfolio and a company restructuring process.

Our Adjusted EBITDA amounted to U.S.$(28.2) million for the year ended December 31, 2021 compared to U.S.$(19.1) million for the year ended December 31, 2020, as we recognized a higher net loss in 2021, as well as a lower tax benefit and higher transaction-related expenses and other losses mainly associated with the Bank Acquisition.

Liquidity and Capital Resources

The following discussion of our liquidity and capital resources is based on the financial information derived from Covalto’s Audited Annual Financial Statements and Covalto’s Unaudited Interim Financial Statements, in each case included elsewhere in this proxy statement/prospectus.

General

Our liquidity management strategy seeks to ensure that, even under adverse conditions, we have access to the necessary funds to cover funding origination, maturing liabilities and working capital requirements. We have several funding sources including (i) cash from operations; (ii) capital injections from our equity holders; (iii) customer deposits; (iv) sale of loan portfolios; and (v) bank loans and lines of credit denominated in pesos and U.S. dollars.

Since inception, we have funded our product development, operations and growth, as well as managed overall liquidity, through capital injections received from our equity holders, as well as debt financings from banks and other private lenders.

We believe that our existing cash and cash equivalents, current lines of credit and the net proceeds that we expect to receive from the Merger will be adequate to meet anticipated cash needs for the next 12 months and that the net proceeds we expect to receive from the Merger will provide additional financial flexibility to drive growth and profitability from operations. Management monitors current and expected operational requirements and financial market conditions to evaluate other available financing sources, including term and revolving bank credit. In determining future capital requirements, we regularly consider, among other factors, regulatory capital requirements, operational plans, known trends and uncertainties, such as the COVID-19 pandemic, and other contingencies.

Our ability to generate cash is subject to our operating performance, general economic conditions, industry trends, and other factors. To the extent that the funds we receive from the Merger, combined with existing cash and cash equivalents and current lines of credit, are insufficient to fund our future activities and requirements, we may need to raise additional funds through public or private equity or debt financing. Although certain of our lenders have made commitments to make funds available to us in a timely fashion under our existing lines of credit, if economic conditions worsen, or new information becomes publicly available impacting our credit ratings, these lenders may be unable or unwilling to lend money pursuant to these existing lines of credit. Should our outlook on liquidity requirements change substantially from current projections, we may seek additional sources of liquidity in the future. If we issue equity securities in order to raise additional funds, substantial dilution to existing equity holders may occur. If we raise cash through the incurrence of indebtedness, we may be required to subject our company to additional contractual restrictions affecting our business. We can provide no assurance that we will be able to raise additional funds in the future on favorable terms or at all.

As of December 31, 2021 and September 30, 2022, we had total undrawn lines of credit available of U.S.$127.2 million and U.S.$35.0 million, respectively, which were comprised of U.S.$78.3 million under our line of credit from Goldman Sachs and U.S.$126.7 million under our line of credit from Credit Suisse as of December 31, 2021 and U.S.$35.0 million under our line of credit from Goldman Sachs as of September 30, 2022. Our long-term liquidity strategy includes maintaining adequate revolving credit facility capacity, as well as seeking additional sources of financing. Although our goal is to increase our cash flow from operations, there can be no assurance that our future operating plans will lead to improved operating cash flows.

As of September 30, 2022, we had cash and cash equivalents of U.S.$80.2 million, an increase of U.S.$25.5 million, or 58.6%, from U.S.$43.5 million cash and cash equivalents balance as of September 30, 2021. As of December 31, 2021, we had cash and cash equivalents of U.S.$54.7 million, an increase of U.S.$11.5 million, or 26.7%, from U.S.$43.2 cash and cash equivalents balance as of December 31, 2020.

We believe that our existing cash and cash equivalents, current lines of credit and the net proceeds that we expect to receive from the Merger will be adequate to fund the consummation of the Merger and our operating needs over the next 12 months. We will continue to evaluate investment opportunities and the need for additional debt and equity capital.

Regulatory Capital

Pursuant to Mexican regulatory capitalization requirements, our regulated subsidiaries are required to maintain specified levels of net capital as a percentage of risk-weighted assets, including credit, market, and operational risks. As of December 31, 2021, our regulated subsidiaries complied with all such capital requirements, as set forth below.

Regulated Subsidiary	Minimum Capital Requirement	Capital Ratio as of December 31, 2021
APJusto(1)	8.0%	8.36%
Finterra	8.5%	26.14%

(1)	As of October 5, 2022, Covalto changed the corporate nature of APJusto from a regulated SOFOM into a non-regulated Mexican corporation (socieded promotora de inversión, or “SAPI”).

Cash Flows

The following tables set forth a summary of our cash flow data for the nine months ended September 30, 2022 and 2021 and for the years ended December 31, 2021 and 2020:

	For the nine months ended September 30,
	2022	2021	Change (U.S.$)	Change (%)
	(in thousands of U.S. dollars)
Net cash used in operating activities	2,119	(94,405)	96,524	(102)%
Net cash used in investing activities	(1,163)	(21,697)	20,534	(95)%
Net cash provided by financing activities	22,796	118,219	(95,423)	(81)%
Change in cash and cash equivalents	23,752	2,117	21,635	1,022%

	For the year ended December 31,
	2021	2020	Change (U.S.$)	Change (%)
	(in thousands of U.S. dollars)
Net cash used in operating activities	(125,319)	(11,910)	113,409	952%
Net cash used in investing activities	(44,331)	(10,579)	33,752	319%
Net cash provided by financing activities	182,572	28,703	153,869	536%
Change in cash and cash equivalents	12,922	6,214	6,708	108%

Nine Months Ended September 30, 2022

Net cash used in operating activities for the nine months ended September 30, 2022 consisted principally of loss before taxes, depreciation and amortization, changes in loans and leases, other accounts receivable, prepaid expenses, and payments of income tax, offset by amounts represented by deposit liabilities and accounts payable.

Net cash used in operating activities was U.S.$2.1 million for the nine months ended September 30, 2022. Net cash used in operating activities consisted of a loss before income tax of U.S.$38.7 million for the nine months ended September 30, 2022, adjusted for non-cash items and the effect of changes in working capital. Non-cash adjustments principally included U.S.$4.7 million in depreciation and amortization, U.S.$2.0 million in provisions for credit losses, U.S.$0.8 million in stock compensation expense and U.S.$14.8 million in interest paid, in each case for the nine months ended September 30, 2022. Net changes in working capital required cash of U.S.$16.0 million for the nine months ended September 30, 2022, primarily due to an increase of the loss before taxes, driven by our growth in general and administrative expenses as well as one-off expenses associated mainly to the sale of the legacy non-performing portfolio.

Net cash used in investing activities was U.S.$1.2 million for the nine months ended September 30, 2022. Net cash used in investing activities principally included U.S.$0.4 million in net acquisitions of leased equipment, primarily from the SME equipment leasing portfolio acquired from Crédito Real, and U.S.$1.4 million in the purchase of intangible assets.

Net cash provided by financing activities was U.S.$22.8 million for the nine months ended September 30, 2022. Net cash provided by financing activities principally included U.S.$90.6 million in additional borrowings, U.S.$0.4 million in capital contributions, and U.S.$53.0 million in payments on borrowings, in each case for the nine months ended September 30, 2022.

Nine Months Ended September 30, 2021

Net cash used in operating activities for the nine months ended September 30, 2021 consisted principally of loss before taxes, changes in provisions for credit losses and accounts payable, offset by amounts represented by loans and leases.

Net cash used in operating activities was U.S.$94.4 million for the nine months ended September 30, 2021. Net cash used in operating activities consisted of a loss before income tax of U.S.$28.4 million for the nine months ended September 30, 2021, adjusted for non-cash items and the effect of changes in working capital. Non-cash adjustments principally included U.S.$2.5 million for in depreciation and amortization, U.S.$3.6 million in provisions for credit losses, U.S.$0.6 million in stock compensation expense and U.S.$7.9 million in interest paid. Net changes in working capital provided cash of U.S.$80.3 million for the nine months ended September 30, 2021, primarily due to the release of provisions for credit losses and collections of loans and leases.

Net cash used in investing activities was U.S.$21.7 million for the nine months ended September 30, 2021. Net cash used in investing activities principally included U.S.$5.0 million in purchase of intangible assets and

U.S.$2.7 million in net acquisitions of leased equipment and U.S.$13.7 million in net purchases of businesses, given the Bank Acquisition, in each case for the nine months ended September 30, 2021.

Net cash provided by financing activities was U.S.$22.4 million for the nine months ended September 30, 2021. Net cash provided by financing activities principally included U.S.$0.4 million in capital contributions and U.S.$108.9 million in additional borrowings, in each case for the nine months ended September 30, 2021.

Year Ended December 31, 2021

Net cash used in operating activities for the year ended December 31, 2021 consisted principally of loans and leases, other accounts receivable, prepaid expenses, and payments of income tax, offset by amounts represented by deposit liabilities and accounts payable.

Net cash used in operating activities was U.S.$125.3 million for the year ended December 31, 2021. Net cash used in operating activities consisted of a loss before income tax of U.S.$38.2 million for the year ended December 31, 2021, adjusted for non-cash items and the effect of changes in working capital. Non-cash adjustments principally included U.S.$3.4 million in depreciation and amortization, U.S.$5.2 million in provisions for credit losses, and U.S.$4.1 million in borrowings, in each case for the year ended December 31, 2021. Net changes in working capital required cash of U.S.$101.4 million, primarily due to the funding of loan and finance lease originations.

Net cash used in investing activities was U.S.$44.3 million for the year ended December 31, 2021. Net cash used in investing activities principally included to U.S.$15.3 million for the year ended December 31, 2021 in net expenses relating to the Bank Acquisition, U.S.$21.9 million in net acquisitions of leased equipment, primarily from the SME equipment leasing portfolio acquired from Crédito Real, and U.S.$6.8 million in the purchase of intangible assets, in each case for the year ended December 31, 2021.

Net cash provided by financing activities was U.S.$182.6 million for the year ended December 31, 2021. Net cash provided by financing activities principally included U.S.$141.4 million in additional borrowings, U.S.$46.0 million in capital contributions, and U.S.$4.1 million in payments on borrowings, in each case for the year ended December 31, 2021.

Year Ended December 31, 2020

Net cash used in operating activities for the year ended December 30, 2020 consisted principally of available-for-sale assets and payments of income tax, offset by amounts represented by loans and leases and accounts payable.

Net cash used in operating activities was U.S.$11.9 million for the year ended December 31, 2020. Net cash used in operating activities consisted of a loss before income tax of U.S.$24.8 million for the year ended December 31, 2020, adjusted for non-cash items and the effect of changes in working capital. Non-cash adjustments principally included U.S.$2.6 million in depreciation and amortization, U.S.$4.8 million in provision for credit losses, and U.S.$2.8 million for the year ended December 31, 2020 in borrowings, in each case for the year ended December 31, 2020. Net changes in working capital provided cash of U.S.$1.6 million for the year ended December 31, 2020, primarily due to increases in the collections on loans and leases.

Net cash used in investing activities was U.S.$10.6 million for the year ended December 31, 2021. Net cash used in investing activities principally included U.S.$6.2 million in purchase of intangible assets and U.S.$3.8 million in net acquisitions of leased equipment, in each case for the year ended December 31, 2020.

Net cash provided by financing activities was U.S.$28.7 million for the year ended December 31, 2020. Net cash provided by financing activities principally included U.S.$17.0 million in capital contributions and U.S.$12.6 million in additional borrowings, in each case for the year ended December 31, 2020.

Capital Expenditures

Our capital expenditures, consisting of property, furniture and equipment and leased equipment. For the nine months ended September 30, 2022 and 2021, our capital expenditures amounted to U.S.$11.1 million and U.S.$4.3 million, respectively, representing 24% and 20% of our total income for the nine months ended September 30, 2022 and 2021, respectively. This increase was mainly driven by cash paid in the acquisition of the final tranche of an operating lease portfolio from third parties. For the year ended December 31, 2021 and 2020, our capital expenditures amounted to U.S.$21.6 million and U.S.$3.6 million, respectively, representing 71.6% and 17.4% of our total income for the year ended December 31, 2021 and 2020, respectively. This increase was mainly driven by cash paid in the acquisition of an operating lease portfolio from third parties in the amount of U.S.$16.0 million, as well as by cash expenditures made in connection with organic growth.

We estimate that our capital expenditures for the year ending December 31, 2022 will be approximately U.S.$4.9 million, primarily used for tech investment in both developments and contractors.

We expect to increase our capital expenditures to support the growth in our business and operations. We expect to meet our capital expenditure needs for the foreseeable future from our net cash provided by operating activities and our existing cash and cash equivalents. Our future capital requirements will depend on several factors, mainly our product development and technological requirements to support our growth and business continuity.

Loans, Financings and Indebtedness

As of September 30, 2022, U.S.$125.5 million, including accrued interest and taking account of exchange difference, was outstanding under our peso-denominated loans. As of that date, U.S.$133.9 million, including accrued interest and taking into account exchange difference, was outstanding under our U.S. dollar-denominated loans. Our principal borrowings were comprised as follows:

•

peso-denominated Loan Agreement, dated as of March 11, 2019, between Banco Invex, S.A. Institución de Banca Múltiple, Invex Grupo Financiero, acting solely in its capacity as Trustee under the Fideicomiso de Administración y Fuente de Pago F/3837, and Goldman Sachs Bank USA. Amounts borrowed under this loan agreement bear interest at the Mexican weighted interbank interest rate (TIIE) plus 6.25%, payable monthly, and mature on December 1, 2026. Amounts borrowed under this loan agreement are non-recourse to Covalto as they are secured by loans pledged to the trust (fideicomiso), for which we receive an advance rate. As of September 30, 2022, U.S.$43.9 million was outstanding under this loan agreement.

•

peso-denominated Loan Agreement, dated as of February 5, 2019, among APJusto, S.A.P.I. de C.V., SOFOM, E.N.R., Justo Lease, S.A.P.I. de C.V., and Tactical Infrastructure S.A. Amounts borrowed under this loan agreement bear interest at an annual rate of 18.5%, payable quarterly, and mature on February 5, 2023. Amounts borrowed under this loan agreement are not secured. As of September 30, 2022, U.S.$9.9 million was outstanding under this loan agreement.

•

U.S. dollar-denominated Loan Agreement, dated as of December 19, 2018, among APJusto, S.A.P.I. de C.V., SOFOM E.N.R., Justo Lease, S.A.P.I. de C.V., and PG Impact. Amounts borrowed under this loan agreement bear interest at an annual rate of 10.75%, payable quarterly, and mature on June 30, 2024. Amounts borrowed under this loan agreement are not secured. As of September 30, 2022, U.S.$7.8 million was outstanding under this loan agreement.

•

U.S. dollar-denominated Loan Agreement, dated as of June 26, 2019, among APJusto, S.A.P.I. de C.V., SOFOM E.N.R., Justo Lease S.A.P.I de C.V., and U.S. International Development Finance Corporation. Amounts borrowed under this loan agreement bear interest at an annual rate of 12.0%, payable semi-annually, and mature on June 15, 2024. Amounts borrowed under this loan agreement are not secured. As of September 30, 2022, U.S.$14.0 million was outstanding under this loan agreement.

•

U.S. dollar-denominated Loan Agreement, dated as of December 20, 2019, among APJusto, S.A.P.I. de C.V., SOFOM E.N.R., Justo Lease S.A.P.I de C.V., and Calvert Impact Capital, Inc. Amounts borrowed under this loan agreement bear interest at an annual rate of 9.3%, payable semi-annually, and mature on December 31, 2023. Amounts borrowed under this loan agreement are not secured. As of September 30, 2022, U.S.$3.1 million was outstanding under this loan agreement.

•

U.S. dollar-denominated Loan Agreement, dated as of December 8, 2021, among Justo Lease, S.A.P.I. de C.V., Covalto Ventures, S. de R.L. de C.V., and City Hall Capital LLC. Amounts borrowed under this loan agreement bear interest at an annual rate of 15%, payable at maturity, and mature on December 31, 2022. Amounts borrowed under this loan agreement are not secured. As of September 30, 2022, U.S.$2.5 million was outstanding under this loan agreement.

•

U.S. dollar-denominated Loan Agreement, dated as of April 8, 2021, between Covalto LLC and Blue Like an Orange Sustainable Capital Latin America Holdings I. Amounts borrowed under this loan agreement bear interest at an annual rate of 16.6%, payable quarterly, and mature on May 15, 2026. Amounts borrowed under this loan agreement are secured by a U.S. Pledge Agreement and Debt Services Reserve Account Agreement. As of September 30, 2022, U.S.$8.3 million was outstanding under this loan agreement.

•

U.S. dollar-denominated Convertible Promissory Notes, dated as of July 29, 2021, issued by Covalto Ltd. to Victory Park Capital Investor Fund C-2, L.P., VPC Specialty Lending Investments Intermediate Holdings, L.P., VPC Special Situations Opportunities Fund III Onshore, L.P., and VPC Investor Fund W, L.P. The Convertible Promissory Notes will mature on July 29, 2023, unless earlier redeemed or converted. Covalto will make all payments of interest and principal in U.S.dollars. Covalto may prepay any unpaid outstanding principal and interest, in whole or in part, without the prior written consent of VPC. At any time on or prior to certain qualifying financing transactions, VPC shall have the right, but not the obligation, to convert in whole or in part the outstanding principal amount of the Convertible Promissory Notes and any unpaid accrued interest, into the most senior class of preference shares of Covalto then issued and outstanding. The promissory notes bear interests at a rate of 7.0%, payable semi-annually, and are unsecured. Covalto accounted for the notes as debt as of December 31, 2021. See Note 11 to Covalto’s Audited Annual Financial Statements. Amounts outstanding under these notes bear interest at an annual rate of 7.0%, payable semi-annually, and mature on July 29, 2023. As of September 30, 2022, U.S.$29.9 million was outstanding under these notes.

•

peso-denominated Revolving Credit Facility, dated as of January 11, 2016, between Banco Finterra S.A., Institución de Banca Múltiple (now Banco Covalto S.A., Institución de Banca Múltiple) and FIRA. Amounts borrowed under this loan agreement bear interest at an annual rate of TIIE plus 1.3%, payable monthly. This revolving credit facility does not have a specified maturity date. Amounts borrowed under this revolving credit facility are secured by underlying loans with our clients. As of September 30, 2022, U.S.$54.1 million was outstanding under this revolving credit facility.

•

U.S. dollar-denominated Loan Agreement, dated as of July 25, 2022, between Covalto Ltd. and NIC RMBS LLC Capital. Amounts borrowed under this loan agreement bear interest at an annual rate of 12.0%, payable monthly, and mature on October 25, 2022. The loan is collateralized with a simple pledge (RUG inscription) of secured loans, trade receivables and leases. As of September 30, 2022, U.S.$2.3 million was outstanding under this loan agreement.

•

U.S. dollar-denominated Mandatorily Convertible Promissory Note, dated as of January 7, 2022, between Covalto Ltd. and Velvt Warehouse Investments I, LLC. Amounts outstanding under this note bear interest at an annual rate of 7.0%, payable annually. This note is not secured. As of September 30, 2022, U.S.$4.0 million was outstanding under this note.

•

U.S. dollar-denominated Mandatorily Convertible Promissory Note, dated as of January 25, 2022, between Covalto Ltd. and Veroher Investments, LP. Amounts outstanding under this note bear interest at an annual rate of 7.0%, payable annually, and mature on July 7, 2023. This note is not secured. As of September 30, 2022, U.S.$1.0 million was outstanding under this note.

•

U.S. dollar-denominated Mandatorily Convertible Promissory Note, dated as of January 31, 2022 between Covalto Ltd. and Ionos Opportunity I LLC. Amounts outstanding under this note bear interest at an annual rate of 7.0%, payable annually, and mature on July 7, 2023. This note are is secured. As of September 30, 2022, U.S.$1.1 million was outstanding under this note.

•

U.S. dollar-denominated Mandatorily Convertible Promissory Note, dated as of February 4, 2022 between Covalto Ltd. and BC/BL Holdco LLC. Amounts outstanding under this note bear interest at an annual rate of 7.0%, payable annually, and mature on July 7, 2023. This note is not secured. As of September 30, 2022, U.S.$5.0 million was outstanding under this note.

•

U.S. dollar-denominated Mandatorily Convertible Promissory Note, dated as of February 9, 2022 between Covalto Ltd. and Jennifer Pourcelot. Amounts outstanding under this note bear interest at an annual rate of 7.0%, payable annually, and mature on July 7, 2023. This note is not secured. As of September 30, 2022, U.S.$0.1 million was outstanding under this note.

•

U.S. dollar-denominated Mandatorily Convertible Promissory Note, dated as of February 9, 2022 between Covalto Ltd. and Lukas Ruflin. Amounts outstanding under this note bear interest at an annual rate of 7.0%, payable annually, and mature on July 7, 2023. This note is not secured. As of September 30, 2022, U.S.$0.9 million was outstanding under this note.

•

U.S. dollar-denominated Mandatorily Convertible Promissory Note, dated as of February 28, 2022 between Covalto Ltd. and WLC EMERSON LLC. Amounts outstanding under this note bear interest at an annual rate of 7.0%, payable annually, and mature on July 7, 2023. This note is not secured. As of September 30, 2022, U.S.$1.6 million was outstanding under this note.

•

U.S. dollar-denominated Mandatorily Convertible Promissory Note, dated as of February 28, 2022 between Covalto Ltd. and SST Holding Incorporated. Amounts outstanding under this note bear interest at an annual rate of 7.0%, payable annually, and mature on July 7, 2023. This note is not secured. As of September 30, 2022, U.S.$3.0 million was outstanding under this note.

•

U.S. dollar-denominated Mandatorily Convertible Promissory Note, dated as of March 31, 2022 between Covalto Ltd. and QED Fund III, LP. Amounts outstanding under this note bear interest at an annual rate of 7.0%, payable annually, and mature on July 7, 2023. This note is not secured. As of September 30, 2022, U.S.$0.5 million was outstanding under this note.

•

U.S. dollar-denominated Mandatorily Convertible Promissory Note, dated as of April 12, 2022 between Covalto Ltd. and Julian Handel. Amounts outstanding under this note bear interest at an annual rate of 7.0%, payable annually, and mature on July 7, 2023. This note is not secured. As of September 30, 2022, U.S.$0.1 million was outstanding under this note.

•

U.S. dollar-denominated Mandatorily Convertible Promissory Note, dated as of April 29, 2022 between Covalto Ltd. and Thomvest Ventures Opportunities I LP. Amounts outstanding under this note bear interest at an annual rate of 7.0%, payable annually, and mature on July 7, 2023. This note is not secured. As of September 30, 2022, U.S.$2.5 million was outstanding under this note.

•

U.S. dollar-denominated Mandatorily Convertible Promissory Note, dated as of April 29, 2022 between Covalto Ltd. and S&A LLC. Amounts outstanding under this note bear interest at an annual rate of 7.0%, payable annually, and mature on July 7, 2023. This note is not secured. As of September 30, 2022, U.S.$1.0 million was outstanding under this note.

•

U.S. dollar-denominated Mandatorily Convertible Promissory Note, dated as of May 12, 2022 between Covalto Ltd. and SPG-IF2 SAPI de CV. Amounts outstanding under this note bear interest at an annual rate of 7.0%, payable annually, and mature on July 7, 2023. This note is not secured. As of September 30, 2022, U.S.$5.0 million was outstanding under this note.

•	U.S. dollar-denominated Mandatorily Convertible Promissory Note, dated as of May 23, 2022 between Covalto Ltd. and Kaszek Ventures Opportunity II, L.P. Amounts outstanding under this note bear interest at an annual rate of 7.0%, payable annually, and mature on July 7, 2023. This note is not secured. As of September 30, 2022, U.S.$4.0 million was outstanding under this note.

•

U.S. dollar-denominated Mandatorily Convertible Promissory Note, dated as of August 17, 2022 between Covalto Ltd. and the Anchor Investor. Amounts outstanding under this note bear interest at an annual rate of 7.0%, payable per annum, and mature on July 7, 2023. This note is not secured. As of September 30, 2022, U.S.$29.9 million was outstanding under this note.

The loan agreements referred to above include covenants and restrictions that require, among other things, compliance with certain measures and ratios. Noncompliance with such requirements constitutes an event of default under which the respective loan may become immediately due and payable and, in some cases, bear interest at a rate higher than the then-applicable interest rate.

As of September 30, 2022, we were in compliance with such covenants and restrictions, except in the case of various covenants set forth in loan agreements with Calvert Capital Impact Inc, Tactical Infrastructure S.A., U.S. International Development Finance Corporation, PG Impact, and Blue Like An Orange Sustainable Capital Latin America Holdings I . Each of the foregoing defaults has been cured as of the date of this proxy statement/prospectus.

For the year ended December 31, 2021, interest expense on our borrowings amounted to U.S.$19.2 million and for the nine months ended September 30, 2022, interest expense on our borrowings amounted to U.S.$23.2 million.

For further information on our financing activities, see Note 11 to Covalto’s Audited Annual Financial Statements and Note 5 to Covalto’s Unaudited Interim Financial Statements.

Our lease liabilities consist of leases of property. As of December 31, 2021 and September 30, 2022, U.S.$2.0 million and U.S.$1.5 million, respectively, was outstanding under these leases.

Our deposit liabilities consist of demand (call) deposits and time deposits. As of December 31, 2021 and September 30, 2022, U.S.$10.1 million and U.S.$30.0 million, respectively, was outstanding under these deposits.

Commitments and Contingencies

We and certain of our subsidiaries are subject to litigation, claims, and other commitments and contingencies arising in the ordinary course of business. While no assurance can be given as to the ultimate outcome of any litigation matters, we do not believe it is probable that a loss will be incurred and do not expect the ultimate resolution of any open matters will have a material adverse effect on our financial position or results of operations.

Off-Balance Sheet Arrangements

As of December 31, 2021 and as of September 30, 2022, we did not have any off-balance sheet arrangements.

Recent Accounting Pronouncements

New accounting pronouncements issued by the IASB or other standards setting bodies are or must be adopted as of the specified effective date, subject to our deferral of adoption at the required adoption dates for public companies, for so long as we continue to be an emerging growth company. See “Summary—Emerging Growth Company Status.” See Note 3 to Covalto’s Audited Annual Financial Statements for more information about recent accounting pronouncements, the timing of their adoption, and our assessment, to the extent we have made one, of their potential impact on our financial condition and our results of operations.

Quantitative and Qualitative Discussions of Market Risk

We are exposed to a variety of market and other risks, including credit risk, liquidity risk, market risk, operating risk, technology risk and legal risk. For quantitative and qualitative disclosures about these risks, see Note 27 to Covalto’s Audited Annual Financial Statements.

SELECTED STATISTICAL INFORMATION

The following information should be read in conjunction with “Presentation of Certain Financial and Other Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Covalto” and Covalto’s Audited Annual Financial Statements and Covalto’s Unaudited Interim Financial Statements, in each case included elsewhere in this proxy statement/prospectus.

Unless otherwise specified, Covalto’s Audited Annual Financial Statements, Covalto’s Unaudited Interim Financial Statements and the other financial information with respect to us contained in this proxy statement/prospectus are presented in consolidated form. We consolidate entities over which we exercise control. See Covalto’s Audited Annual Financial Statements and Covalto’s Unaudited Interim Financial Statements, in each case included elsewhere in this proxy statement/prospectus.

Our reporting currency is the U.S. dollar, while the functional currency of our operating subsidiaries is the peso. As a result, in the preparation of Covalto’s financial statements, the results of operations of our subsidiaries are translated into U.S. dollars at the monthly average U.S. dollar peso exchange rate for the reported period. For purposes of this section, all foreign currency assets and liabilities have been converted into U.S. dollars.

Average Balance Sheets, Interest Earned on Interest-Earning Assets, and Interest Paid on Interest-Bearing Liabilities

The average balances of interest-earning assets and interest-bearing liabilities, including the related interest earned or paid, were calculated using month-end averages for the nine months ended September 30, 2022 and 2021 and for the years ended December 31, 2021 and 2020. Average balances have been separated between those denominated in U.S. dollars and those denominated in foreign currencies.

The following tables show average balances, interest amounts and average real rates for our interest-earning assets and interest-bearing liabilities for the nine months ended September 30, 2022 and 2021 and for the years ended December 31, 2021 and 2020.

	For the nine months ended September 30,
	2022			2021
	Average Balance	Interest Earned/ Paid	Average Interest Rate (%)(1)	Average Balance	Interest Earned/ Paid	Average Interest Rate (%)(1)
	(thousands of U.S. dollars, except percentages)
ASSETS
Interest-earning assets:
Repurchase/Resell Agreements:
U.S. dollars	—	—	—	—	—	—
Foreign currencies	13,903	749	5%	2,636	81	3%

Subtotal	13,903	749	5%	2,636	81	3%
Liquid investments Financial Institutions:
U.S. dollars	827	240	29%	1,984	69	3%
Foreign currencies	18,723	927	5%	26,885	796	3%

Subtotal	19,550	1,167	6%	28,869	865	3%
To Central Bank:
U.S. dollars	—	—	—	—	—	—
Foreign currencies	5,627	445	8%	2,197	71	3%

Subtotal	5,627	445	8%	2,197	71	3%

	For the nine months ended September 30,
	2022			2021
	Average Balance	Interest Earned/ Paid	Average Interest Rate (%)(1)	Average Balance	Interest Earned/ Paid	Average Interest Rate (%)(1)
	(thousands of U.S. dollars, except percentages)
Loans:
U.S. dollars	5,002	156	3%	821		—
Foreign currencies	173,217	23,545	14%	94,843	12,195	13%

Subtotal	178,219	23,701	13%	95,664	12,195	13%
Leases:
U.S. dollars	380	41	11%	—	—	—
Foreign currencies	7,552	882	12%	1,752	152	9%

Subtotal	7,932	923	12%	1,752	152	9%
Total interest-earning assets:
U.S. dollars	6,209	437	7%	2,805	69	2%
Foreign currencies	219,022	26,548	12%	128,313	13,295	10%

Total	225,231	26,985	12%	131,118	13,364	10%
Total non-interest-earning assets:
U.S. dollars	9,252	—	—	11,918	—	—
Foreign currencies	66,518	—		34,546	—	—

Subtotal	75,770	—		46,464	—	—

Total interest and non-interest earnings assets
U.S. dollars	15,461	437	3%	14,723	69	0%
Foreign currencies	285,540	26,548	9%	162,859	13,295	8%

Total	301,001	26,985	9%	177,582	13,364	9%

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing liabilities:
Interest-bearing deposits:
U.S. dollars	—	—	—	—	—	—
Foreign currencies	13,878	417	3%	3,445	80	2%

Subtotal	13,878	417	3%	3,445	80	2%
Borrowings:
U.S. dollars	143,403	18,992	13%	35,727	12,315	34%
Foreign currencies	97,130	4,229	4%	82,938	856	1%

Subtotal	240,533	23,221	10%	118,665	13,171	11%
Lease liabilities:
U.S. dollars
Foreign currencies	1,608	240	15%	2,092	241	12%

Subtotal	1,608	240	15%	2,092	241	12%
Total interest-bearing liabilities:
U.S. dollars	143,403	18,992	13%	35,727	12,315	34%
Foreign currencies	112,616	4,886	4%	88,475	1,177	1%

Total	256,019	23,878	9%	124,202	13,492	11%
Total non-interest bearing liabilities:
U.S. dollars	4,721	—	—	8,984	—	—
Foreign currencies	21,494	—	—	8,138	—	—

Subtotal	26,215	—	—	17,122	—	—

	For the nine months ended September 30,
	2022			2021
	Average Balance	Interest Earned/ Paid	Average Interest Rate (%)(1)	Average Balance	Interest Earned/ Paid	Average Interest Rate (%)(1)
	(thousands of U.S. dollars, except percentages)
Shareholders’ equity:
U.S. dollars	120,464	—	—	91,907	—	—
Foreign currencies	(101,697)	—	—	(55,649)	—	—
Subtotal	18,767	—	—	36,258	—	—
Total interest and non-interest bearing liabilities and stockholders’ equity:
U.S. dollars	268,588	18,992	7%	136,618	12,315	9%
Foreign currencies	32,413	4,886	15%	40,964	1,177	3%

Total	301,001	23,878	8%	177,582	13,492	8%

(1)	Interest earned/paid divided by average balance.

	For the year ended December 31,
	2021			2020
	Average Balance	Interest Earned/ Paid	Average Interest Rate (%)(1)	Average Balance	Interest Earned/ Paid	Average Interest Rate (%)(1)
	(thousands of U.S. dollars, except percentages)
ASSETS
Interest-earning assets:
Repurchase/Resell Agreements:
U.S. dollars	—	—	—	—	—	—
Foreign currencies	4,046	156	4%	—	—	—

Subtotal	4,046	156	4%	—	—	—
Liquid investments Financial Institutions:
U.S. dollars	1,648	147	9%	4,009	5	0%
Foreign currencies	25,429	1,043	4%	7,780	816	10%

Subtotal	27,077	1,190	4%	11,789	821	7%
To Central Bank:
U.S. dollars	—	—	—	—	—	—
Foreign currencies	3,666	133	4%	—	—	—
Subtotal	3,666	133	4%	—	—	—
Loans:
U.S. dollars	1,105	7	1%	—	—
Foreign currencies	112,010	18,264	16%	56,037	13,140	23%

Subtotal	113,115	18,271	16%	56,037	13,140	23%
Leases:
U.S. dollars	—	—	—	—	—	—
Foreign currencies	2,155	324	15%	1,056	128	12%

Subtotal	2,155	324	15%	1,056	128	12%
Total interest-earning assets:
U.S. dollars	2,753	154	6%	4,009	5	0%
Foreign currencies	147,306	19,920	14%	64,873	14,084	22%

Total	150,059	20,074	13%	68,882	14,089	20%

	For the year ended December 31,
	2021			2020
	Average Balance	Interest Earned/ Paid	Average Interest Rate (%)(1)	Average Balance	Interest Earned/ Paid	Average Interest Rate (%)(1)
	(thousands of U.S. dollars, except percentages)
Total non-interest-earning assets:
U.S. dollars	11,830	—	—	12,357	—	—
Foreign currencies	46,486	—		36,600	—	—

Subtotal	58,316	—		48,957	—	—

Total interest and non-interest earnings assets
U.S. dollars	14,583	154	1%	16,366	5	0%
Foreign currencies	193,792	19,920	10%	101,473	14,084	13%

Total	208,375	20,074	10%	117,839	14,089	13%

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing liabilities:
Interest-bearing deposits:
U.S. dollars	—	—	—	—	—	0%
Foreign currencies	3,290	140	4%	—	—	0%

Subtotal	3,290	140	4%	—	—	0%
Borrowings:
U.S. dollars	43,226	17,001	39%	24,376	2,148	9%
Foreign currencies	94,830	2,175	2%	50,323	10,393	21%

Subtotal	138,056	19,176	14%	74,699	12,541	17%
Lease liabilities:
U.S. dollars
Foreign currencies	2,006	398	20%	2,631	319	12%

Subtotal	2,006	398	20%	2,631	319	12%
Total interest-bearing liabilities:
U.S. dollars	43,226	17,001	39%	24,376	2,148	9%
Foreign currencies	100,126	2,713	3%	52,954	10,712	20%

Total	143,352	19,714	14%	77,330	12,860	17%
Total non-interest bearing liabilities:
U.S. dollars	8,503	—	—	2,910	—	—
Foreign currencies	12,182	—	—	5,644	—	—

Subtotal	20,688	—	—	8,554	—	—

Shareholders’ equity:
U.S. dollars	100,064	—	—	100,064	—	—
Foreign currencies	(55,729)	—	—	(55,729)	—	—
Subtotal	44,335	—	—	44,335	—	—
Total interest and non-interest bearing liabilities and stockholders’ equity:
U.S. dollars	151,796	17,001	11%	84,536	2,148	3%
Foreign currencies	56,579	2,713	5%	33,303	10,712	28%

Total	208,375	19,714	9%	117,839	12,860	10%

(1)	Interest earned/paid divided by average balance.

	For the nine months ended September 30,		For the year ended December 31,
	2022	2021	2021	2020
	(thousands of U.S. dollars, except percentages)
Net Interest Margin and Spread
Net interest income(1):
U.S. dollars	(18,555)	(12,246)	(16,847)	(2,143)
Foreign currencies	21,662	12,118	17,207	3,372

Total	3,107	(128)	360	1,229

Net interest margin(2):
U.S. dollars	(299)%	(437)%	(612)%	(53)%
Foreign currencies	10%	91%	12%	24%
Weighted average rate	(289)%	(345)%	(600)%	(30)%

Yield spread, nominal basis(3):
U.S. dollars	(6)%	(32)%	(34)%	(9)%
Foreign currencies	8%	(1)%	11%	5%
Weighted average rate	2%	(33)%	(23)%	(4)%

(1)	Net interest income is defined as interest earned less interest paid.
(2)	Net interest margin is defined as net interest income stated as a percentage of average interest-earning assets.
(3)	Yield spread nominal basis is defined as the difference between the average nominal rate on interest-earning assets and the average nominal rate on interest-bearing liabilities.

Changes in Interest Income and Interest Expense; Volume and Rate Analysis

The following tables allocate, by the currency of denomination, changes in our interest income and interest expense between changes in the average volume of interest-earning assets and interest-bearing liabilities and changes in their respective average interest rates for the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021 and the year ended December 31, 2021 compared to the year ended December 31, 2020. Volume and rate variances have been calculated based on movements in average balances over the period and changes in average interest rates on average interest-earning assets and average interest-bearing liabilities. The net change attributable to changes in both volume and rate has been allocated to volume. Trading gains and losses and yield on government trading and investment accounts results are included in the computation of interest income in all years.

	September 30, 2022/2021			December 31, 2021/2020
	Increase (decrease) due to changes in:			Increase (decrease) due to changes in:
	Volume	Interest Rate	Net Change	Volume	Interest Rate	Net Change
	(thousands of U.S. dollars, except percentages)
ASSETS
Interest-earning assets:
Repurchase/Resell Agreements:
U.S. dollars	—	—	—	—	—	—
Foreign currencies	541	127	668		156	156
Subtotal	541	127	668	—	156	156
Deposits with banks:
To customers/financial institutions:
U.S. dollars	(239)	410	171	(203)	345	142
Foreign currencies	(57)	188	131	158	69	227
Subtotal	(296)	598	302	(45)	414	369

	September 30, 2022/2021			December 31, 2021/2020
	Increase (decrease) due to changes in:			Increase (decrease) due to changes in:
	Volume	Interest Rate	Net Change	Volume	Interest Rate	Net Change
	(thousands of U.S. dollars, except percentages)
To Central Bank:
U.S. dollars
Foreign currencies	—	445	374	—	133	133
Subtotal	—	445	374	—	133	133
Loans:
U.S. dollars	130	156	156	—	7	7
Foreign currencies	5,135	6,215	11,350	2,561	2,563	5,124
Subtotal	5,265	6,371	11,506	2,561	2,570	5,131
Leases:
U.S. dollars	41	—	41	—	—	—
Foreign currencies	561	169	730	100	96	196
Subtotal	602	169	771	100	96	196
Total interest-earning assets:
U.S. dollars	68	566	368	(203)	352	149
Foreign currencies	6,180	7,144	13,253	2,819	3,017	5,836
Total	6,112	7,710	13,621	2,616	3,369	5,985
LIABILITIES
Interest-bearing liabilities:
Interest-bearing deposits:
U.S. dollars	—	—	—	—	—	—
Foreign currencies	—	337	337	—	140	140
Subtotal	—	337	337	—	140	140
Borrowings:
U.S. dollars	5,014	1,663	6,677	6,477	8,376	14,853
Foreign currencies	493	2,880	3,373	(3,857)	(4,361)	(8,218)
Subtotal	5,507	4,543	10,050	2,620	4,015	6,635
Lease liabilities:
U.S. dollars	—	—	—	—	—	—
Foreign currencies	—	(1)	(1)	(25)	104	79
Subtotal	—	(1)	(1)	(25)	104	79
Total interest-bearing liabilities:
U.S. dollars	5,014	1,663	6,677	6,477	8,376	14,853
Foreign currencies	493	3,216	3,709	(3,882)	(4,117)	(7,999)
Total	5,507	4,879	10,386	2,595	4,259	6,854

Maturity Composition of the Loan Portfolio

See Note 5 to Covalto’s Audited Annual Financial Statements and Note 4 to Covalto’s Unaudited Interim Financial Statements, in each case included elsewhere in this proxy statement/prospectus for information regarding the maturity composition of Covalto’s loan portfolio.

Interest Rate Sensitivity of Outstanding Loans

The following table shows, by the currency of denomination, the interest rate sensitivity of our loan portfolio as of September 30, 2022 and as of December 31, 2021. Loans are stated before deduction of the allowance for loan losses.

	As of September 30,	As of December 31,
	2022	2021
	(thousands of U.S. dollars)
Variable Rate:
U.S. dollar-denominated	872	1,398
Foreign currency-denominated	26,749	32,690
Subtotal	27,621	34,088

Fixed Rate:
U.S. dollar-denominated	6,144	1,298
Foreign currency-denominated	133,426	118,207

Subtotal	139,570	119,505

Non-performing(1):
U.S. dollar-denominated
Foreign currency-denominated	4,269	22,792

Subtotal	4,269	22,792

Total	171,460	176,385

(1)	For additional information on non-performing loans, see “—Allowance for Loan Losses; Credit Ratios.”

The following tables set forth a breakdown of our fixed and variable rate loans by maturity as of September 30, 2022 and as of December 31, 2021.

	As of September 30, 2022
	Interest Sensitivity of Outstanding Loans Maturing in
	Less than 1 Year		More than 1 Year
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
	(thousands of U.S. dollars, except percentages)
Loans	75,045	25,455	59,180	2,166
Leases	1,293	—	8,321	—
Total loans	76,338	25,455	67,501	2,166

	As of December 31, 2021
	Interest Sensitivity of Outstanding Loans Maturing in
	Less than 1 Year		More than 1 Year
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
	(thousands of U.S. dollars, except percentages)
Loans	42,803	31,219	95,419	2,869
Leases	1,576	—	2,499	—
Total loans	44,379	31,219	97,918	2,869

Allowance for Loan Losses; Credit Ratios

Allowance for loan losses is calculated in accordance with the IFRS requirements. See Note 3 to Covalto’s Audited Annual Financial Statements included elsewhere in this proxy statement/prospectus for more information on such calculation.

The amount reserved for loan losses is held in a separate account on our balance sheet and all charge-offs for uncollectible loans are made against this reserve. Mexican banks are required to obtain authorization from their boards of directors in order to charge off loans. In addition, Mexican banks are required to inform the CNBV after such charge-offs have been recorded. For a discussion of our charge-off policy, see Note 3 to Covalto’s Audited Annual Financial Statements included elsewhere in this proxy statement/prospectus.

As of September 30, 2022, we recorded loan loss provisions charged against earnings totaling U.S.$2.0 million. Our allowance for loan losses increased to 152.6% of total past due loans as of September 30, 2022, as compared to 65.0% as of December 31, 2021.

As of December 31, 2021, we recorded loan loss provisions charged against earnings totaling U.S.$5.2 million. Our allowance for loan losses decreased to 65.0% of total past due loans as of December 31, 2021, as compared to 114.0% as of December 31, 2020.

As of the date of this proxy statement/prospectus, we believe that our current loan loss allowance is adequate for all known or knowable losses on our assets.

The following table presents our credit ratios for the years indicated.

	For the nine months ended September 30,		For the year ended December 31,
	2022	2022	2021	2020
	(thousands of U.S. dollars, except percentages)
Ratio of charge-offs to average outstanding loans
Loans	5%	2%	4%	3%
Leases	—	—	—	—

Allocation of the Allowance for Credit Losses

	As of September 30,
	2022		2021
	Amount	Percentage of Loans to Total Loans	Amount	Percentage of Loans to Total Loans
	(thousands of U.S. dollars, except percentages)
Balance at End of Period Applicable to:
Loans	8,518	5.0%	15,858	10.0%
Leases	293	0.2%	97	0.1%

Total	8,811		15,955

	As of December 31,
	2021		2020
	Amount	Percentage of Loans to Total Loans	Amount	Percentage of Loans to Total Loans
	(thousands of U.S. dollars, except percentages)
Balance at End of Period Applicable to:
Loans	14,676	8.3%	4,508	8.0%
Leases	139	0.1%	85	0.2%

Total	14,815		4,593

Composition of Deposits

The principal components of our deposits are our non-interest-bearing demand accounts and interest-bearing time deposit accounts. For the composition of deposits, see Note 12 to Covalto’s Audited Annual Financial Statements and Note 6 to Covalto’s Unaudited Interim Financial Statements, in each case included elsewhere in this proxy statement/prospectus. As of September 30, 2022 and December 31, 2021, approximately 42% and 28%, respectively, of our deposit customers have received loans from Banco Covalto. Deposit balances are consistent throughout the year and do not tend to vary with seasonality.

Uninsured Deposits

	For the nine months ended September 30, 2022	For the year ended December 31, 2021
	(thousands of U.S. dollars)
Uninsured deposits
Deposits in excess of insurance limit with a maturity of:
Within 3 months	7,183	3,434
Over 3 but within 6 months	2,489	68
Over 6 months	7,011	—

Total	16,683	3,502

For more information about uninsured deposits see “Covalto’s Business—Government Regulation— Requirements in Respect of Insurance of Deposits.”

UNAUDITED PROSPECTIVE FINANCIAL INFORMATION OF COVALTO

Covalto does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of its future performance, revenues, earnings, financial condition or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the Transactions, Covalto management made certain financial forecasts for fiscal years 2022 through 2023 available to LIVB (the “Covalto Projections”).

The Covalto Projections were not prepared with a view toward compliance with IFRS or U.S. GAAP published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information but, in the view of Covalto’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Covalto. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information. The Financial Projections were prepared solely for internal use, capital budgeting and other management purposes. The Financial Projections are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third-party use, including by investors or equity or debt holders. The Financial Projections should not be viewed as public guidance.

The Financial Projections are being included in this proxy statement because they were made available to the LIVB Board and its financial advisor, for their respective evaluation of the proposed transaction. In its presentation to the LIVB Board, LIVB management presented the Financial Projections.

The Financial Projections were prepared in good faith by Covalto’s management, based on their reasonable best estimates and assumptions with respect to the expected future financial performance of Covalto at the time the Financial Projections were prepared and speak only as of that time. Covalto believes that the assumptions used to derive its forecasts are both reasonable and supportable. In preparing these models, Covalto’s management relied on a number of factors, including the executive team’s experience, the historical performance and track record of Covalto. The Financial Projections for revenue reflect the consistent application of the accounting policies of Covalto and should be read in conjunction with the accounting policies included in Notes 2 and 3 to Covalto’s Audited Annual Financial Statements and Notes 2 and 3 to Covalto’s Unaudited Interim Financial Statements, in each case included elsewhere in this proxy statement/prospectus.

Non-IFRS measures included in this proxy statement/prospectus include: (i) Adjusted Total Revenue, which we define as total interest income plus fees and commissions, operating lease income, net and amortization of deferred transaction costs, origination; (ii) Adjusted Gross Profit, which we define as Adjusted Total Revenue less interest expense and depreciation on leased equipment; (iii) Risk-Adjusted Gross Profit, which we define as Adjusted Gross Profit less loan loss allowance; and (iv) Adjusted EBITDA, which we define as net loss for the year less income tax expense (benefit), corporate debt interest expense, depreciation and amortization, depreciation on leased equipment, stock option plan vesting, exchange loss, net loss (gain) from derivatives and transaction-related expenses and other losses. See “Selected Historical Financial and other Data of Covalto—Other Financial Data” for further information about the non-IFRS measures we present in this proxy statement/prospectus, including quantitative reconciliations to the most directly comparable IFRS measures.

None of Covalto, LIVB or their respective affiliates, advisors, officers, directors, partners or representatives can give you any assurance that actual results will not differ from the Financial Projections, and none of them undertake any obligation to update or otherwise revise or reconcile the Financial Projections to reflect circumstances existing after the date the Financial Projections were generated, including in respect of the potential impact of the COVID-19 pandemic (or any escalation thereof), or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Financial Projections are shown to be in error, in each case, except as may be required under applicable law. We will not refer back to the Financial Projections in our future periodic reports filed under the Exchange Act. The Financial Projections do not take into account the possible financial and other effects on LIVB of the Merger and do not attempt to predict or suggest future results of Covalto’s business following the Merger. The Financial Projections do not give effect to any of the Merger, the impact of negotiating or executing the Business Combination Agreement, the expenses that may be incurred in connection with consummating the Merger, the effect on Covalto of any business or strategic decision or action that has been or will be taken as a result of the Business Combination Agreement having been executed, or the effect of any business or strategic decisions or actions that may have been taken if the Business Combination Agreement had not been executed. Further, the Financial Projections do not take into account the effect of any possible failure of the Merger to occur.

None of Covalto, LIVB, Covalto’s and LIVB’s affiliates, advisors, officers, directors or other representatives have made or makes any representation to any LIVB Shareholder or any other person regarding Covalto’s ultimate performance compared to the information contained in the Financial Projections or that the Financial Projections will be achieved. Covalto has made no representation to LIVB in the Business Combination Agreement or otherwise concerning the accuracy or reliability of the Financial Projections. While presented with numerical specificity, the Financial Projections were based on numerous variables and assumptions known to Covalto and LIVB at the time of preparation. These variables and assumptions are inherently uncertain and many are beyond the control of Covalto or LIVB. Important factors that may affect actual results and cause the Financial Projections to not be achieved include, but are not limited to, risks and uncertainties relating to the businesses of Covalto (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the competitive environment, changes in technology, general business and economic conditions and other factors described or referenced under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements; Market, Ranking and Other Industry Data” Various assumptions underlying the Financial Projections may prove to not have been, or may no longer be, accurate. The Financial Projections may not be realized, and actual results may be significantly higher or lower than projected in the Financial Projections. The Financial Projections also reflect assumptions as to certain business strategies or plans that are subject to change. As a result, the inclusion of the Financial Projections in this proxy statement/prospectus should not be relied on as “guidance” or otherwise predictive of actual future events, and actual results may differ materially from the Financial Projections. For all of these reasons, the forward-looking financial information described below and the assumptions upon which they are based (i) are not guarantees of future results, (ii) are inherently speculative and (iii) are subject to a number of risks and uncertainties, and readers of this proxy statement/prospectus are cautioned not to rely on them.

The prospective financial information included in this proxy statement/prospectus, including the Financial Projections, has been prepared by, and is the responsibility of, Covalto’s management. Neither of Covalto’s or LIVB’s independent registered public accounting firm, nor any other independent accountants, have audited reviewed, examined, compiled nor applied agreed-upon procedures with respect to the prospective financial information contained herein. Accordingly, no public accounting firm expresses an opinion or any other form of assurance with respect thereto or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The audit reports included in this proxy statement/prospectus relate to historical financial information. They do not extend to the prospective financial information and should not be read to do so.

EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, COVALTO DOES NOT INTEND TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE PROSPECTIVE FINANCIAL INFORMATION, INCLUDING THE FINANCIAL PROJECTIONS. THE PROSPECTIVE FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT THE INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW. NONE OF COVALTO, LIVB NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR

OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY COVALTO SHAREHOLDER, LIVB SHAREHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROSPECTIVE FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.

The unaudited prospective financial information included in this proxy statement/prospectus has been prepared by, and is the responsibility of, Covalto’s management. Mancera S.C., a Member Firm of Ernst & Young Global Limited (“E&Y”), Covalto’s independent registered public accounting firm, has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying unaudited prospective financial information and, accordingly, E&Y does not express an opinion or any other form of assurance with respect thereto. The E&Y report included in this proxy statement/prospectus relates to Covalto’s previously issued financial statements. It does not extend to the unaudited prospective financial information and should not be read to do so.

The following table presents a summary of the Financial Projections.

Financial Overview

U.S.$ in millions(1)	2020	2021P(2)	2022E	2023E
Interest Income(3)	U.S.$ 20.7	U.S.$ 35.2	U.S.$ 54.8	U.S.$ 76.3
Fee Income & Other	U.S.$ 2.5	U.S.$ 4.1	U.S.$ 5.3	U.S.$ 9.4

Adjusted Total Revenue(4)	U.S.$ 23.2	U.S.$ 39.2	U.S.$ 60.2	U.S.$ 85.7
Funding Costs(5)	U.S.$(12.8)	U.S.$(20.4)	U.S.$(33.9)	U.S.$(49.7)

Depreciation on Lease Portfolio	U.S.$ (1.6)	U.S.$ (1.9)	U.S.$ (4.1)	U.S.$ (7.2)
Adjusted Gross Profit(6)	U.S.$ 8.8	U.S.$ 17.0	U.S.$ 22.1	U.S.$ 28.8

Loan Loss Allowance Expense	U.S.$ (4.8)	U.S.$ (6.2)	U.S.$ (2.2)	U.S.$ (8.8)

Risk-Adjusted Gross Profit(6)	U.S.$ 4.0	U.S.$ 10.7	U.S.$ 19.9	U.S.$ 20.0
Operating Expenses(7)	U.S.$(27.3)	U.S.$(48.5)	U.S.$(66.7)	U.S.$(49.7)

Pre-Tax Income / (Loss)(8)	U.S.$(24.8)	U.S.$(39.7)	U.S.$(46.8)	U.S.$(29.7)
Taxes	U.S.$ (0.1)	U.S.$ 1.8	U.S.$ (1.7)	U.S.$ (8.9)

Net Income / (Loss)	U.S.$(24.7)	U.S.$(41.5)	U.S.$(45.0)	U.S.$(20.8)

Key Metrics

U.S.$ in millions(1), except percentages	2020	2021P(2)	2022E	2023E
Total Revenue Growth	18.2%	68.9%	53.3%	42.4%
Gross Margin	17.4%	27.3%	33.1%	23.4%
Originations	U.S.$ 26.3	U.S.$ 186.3	U.S.$ 241.5	U.S.$ 386.3
Total Portfolio(9)	U.S.$ 65.9	U.S.$ 207.9	U.S.$ 226.1	U.S.$ 424.5
Originations Growth	(55.9)%	609.2%	29.6%	60.0%
Total Portfolio Growth(9)	(8.2)%	215.3%	8.8%	87.7%
Adjusted EBITDA(10)	U.S.$(19.9)	U.S.$ (30.9)	U.S.$ (18.1)	U.S.$ (2.0)

(1)

Average historical exchange rate of Ps.21.49 per U.S.$1.00 used for 2020 figures and of Ps.20.28 per U.S.$1.00 used for 2021 figures. Fixed exchange rate of Ps.20 /U.S.$1.00 used for projected figures. 2020 financial information excludes Banco Finterra.

(2)

Unaudited pro forma financial information as of and for the year ended December 31, 2021, giving effect to the Bank Acquisition as if it occurred on January 1, 2021. May not be indicative of actual or future results.

(3)	Interest income includes total interest income and operating lease income. Interest income is a non-IFRS measure.

(4)	Total revenue includes total interest income, operating lease income and fees and commissions income. Total revenue is a non-IFRS measure.
(5)	Funding cost excludes exchange gain/(loss).
(6)	Adjusted gross profit and risk-adjusted gross profit are non-IFRS measures.
(7)	Operating expense in 2022E includes one-time restructuring cost and non-recurring expenses.
(8)	Net of Covalto’s funding costs, total operating expenses and stock options vesting plan; margin based on net revenue. Pre-tax income is a non-IFRS measure.
(9)	Total portfolio represents gross receivable balance across business loans, business leases, trade finance, embedded finance, and credit cards.
(10)

Adjusted EBITDA is defined as net loss for the year less income tax expense, corporate debt interest expense, depreciation & amortization, depreciation on leased equipment, stock option plan vesting, exchange loss, net loss form derivatives, and transaction-related expenses and other losses. Adjusted EBITDA is a non-IFRS measure.

The Financial Projections are based on information as of the time that the Financial Projections were prepared, and reflect numerous assumptions including assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond Covalto’s control, such as the risks and uncertainties contained in the section “Risk Factors.”

The Covalto prospective financial information was prepared using several assumptions, including the following assumptions that Covalto management believed to be material:

•

projected revenue is based on a variety of operational assumptions based on: (i) expected volume, which is driven among others, by continued growth and development of our lending products and the adoption of additional products by our customers (including the launch of our Covalto corporate credit card), timing for release of new products and assumptions about their expected adoption, the continued growth of our markets; and (ii) expected pricing of respective products and estimated market conditions for interest rates.

•

Projections for profitability include assumptions around loan provision efficiencies, access to new and diversified sources of funding and the reduction of our interest expense. The deployment of our deposits growth strategy will reduce our dependency on capital markets and reduce our overall interest expense, while offering our clients returns on both term and time deposits.

•

Other key assumptions impacting profitability projections consider improvements in operating leverage, including the reduction of existing cost redundancies due to the Bank Acquisition and sales and marketing costs and excluding costs associated with public company operations and compliance, as well as amortization of Transaction expenses.

•	Projections are based on stable U.S. dollar/peso exchange rate forecasts,

These assumptions drive a significant increase on our Adjusted EBITDA.

MANAGEMENT FOLLOWING THE MERGER

Management and board of directors

The following provides information about those persons who are expected to serve as directors and executive officers of Covalto following the consummation of the Merger. The address for each of the directors and executive officers is Blvd. Miguel de Cervantes Saavedra 233, Granada, Miguel Hidalgo, 11520 Ciudad de México, CDMX, Mexico. For biographical information concerning the executive officers and directors, see “—Executive Officers” and “—Board of Directors.”

We are currently reviewing the composition of our board of directors, our committees and our corporate governance practices in light of the Merger and applicable requirements of the SEC and the NASDAQ. In subsequent filings with the SEC, we will update any relevant disclosure herein as appropriate.

Upon the consummation of the Merger, we will be managed by our board of directors and by our senior management, pursuant to our Articles of Association and the Companies Act (Revised) of the Cayman Islands.

Board of Directors

We are managed by our board of directors. Our Articles of Association provide that, unless otherwise determined by an ordinary resolution of shareholders, the board of directors will be composed of four to 11 directors, with the number being determined by a majority of the directors then in office.

Upon the consummation of this offering, our board of directors will be composed of seven members. Each director holds office for the term, if any, fixed by the shareholders or board of directors that appoints such director, or, if no term is fixed on the appointment of the director, until the earlier of his death, resignation or removal. Our directors do not have a retirement age requirement under our Articles of Association.

Our Articles of Association provide that directors shall be elected by an ordinary resolution of our shareholders, which requires the affirmative vote of a simple majority of the votes cast on the resolution by the shareholders entitled to vote who are present, in person or by proxy, at the meeting. Each director shall be appointed and elected for such term as the resolution appointing him or her may determine or until his or her death, resignation or removal. Notwithstanding the foregoing, our controlling shareholders may appoint: (1) a majority of the total number of directors rounded upward to the nearest whole number, for so long as they hold at least 25% of our outstanding voting power; (2) 25% total number of directors rounded upward to the nearest whole number, for so long as they hold at least 10% of our outstanding voting power; and (3) 10% total number of directors rounded upward to the nearest whole number, for so long as less they hold less than 10% but more than 5% of our outstanding voting power. The controlling shareholders may in like manner remove such director(s) appointed by them and appoint such replacement director(s).

Our Articles of Association provide that from and after the date on which our controlling shareholders (and/ or their respective affiliates) no longer constitute a group that beneficially owns more than 50% of our outstanding voting power, or the classifying date, the directors shall be divided into three classes designated Class I, Class II, and Class III. Each director shall serve for a term ending on the date of the third annual general meeting of the shareholders following the annual general meeting of the shareholders at which such director was elected as subject to the provisions of our Articles of Association. The founding directors shall be allocated to the longest duration classes unless otherwise determined by the controlling shareholders. The members of our board of directors to be in place upon consummation of this offering will hold office until our next annual general meeting.

See “Description of Share Capital” for further information.

The table set forth below presents the name, age and title of our current executive officers:

Executive Officers

Name	Age	Title
David Poritz	33	Co-Chief Executive Officer & Co-Founder
Allan Apoj	32	Co-Chief Executive Officer & Co-Founder
Eduardo Mendoza	56	Chief Financial Officer
Sergio Arias	44	Chief Operations Officer
Jean-Bernard Rolland	48	Chief Technology Officer
Sanjeev Patny	58	Chief Credit, Data & Risk Officer
Mark McCoy	51	General Manager of Banco Covalto
Ariel Lupa	29	Chief Legal Officer
Arturo Barrientos	37	Head of Sales
Ricardo Combariza	45	Chief People Officer
Eric Schwartz	30	Head of Strategy
Ricardo Rodríguez	44	Vice President of Investor Relations
Alberto Mulás	33	Vice President of Corporate Development
Claudio Alves de Lima	52	Director of Credit Risk & Decision Science
José Luis Villeda	48	Director of Accounting & Internal Control
Pedroluiz Ibarra	37	Head of Marketing

David Poritz. Mr. Poritz is a Co-Founder of the company and has served as Co-CEO since 2015. Since 2008, Mr. Poritz has also served as President and co-founder of Equitable Origin, an NGO dedicated to improving social, environmental and governance practices in the global energy industry. Mr. Poritz currently serves as a board member of Covalto and of Equitable Origin. Mr. Poritz has a B.A. from Brown University, where he was a Harry S. Truman and Henry David Thoreau scholar, as well as an MSc. from Oxford University, where he was a Rhodes scholar.

Allan Apoj. Mr. Apoj is a Co-Founder of the company and has served as Co-CEO since 2015. Prior to Covalto, Mr. Apoj worked at Goldman Sachs and Morgan Stanley in New York. Mr. Apoj has a B.A. from Brown University.

Eduardo Mendoza. Mr. Mendoza has served as Executive Vice President of Capital Markets and Corporate Development since 2019 and as CFO since 2022. Prior to Covalto, Mr. Mendoza was a co-founder of SQN Latina, a leasing company in Mexico, and worked for BMO Capital Markets and BBVA Bancomer. Mr. Mendoza has a B.A. from ITAM and a M.Sc. from the University of Salford. Mr. Mendoza currently serves as the Independent Board Trustee of Tidal ETF Services.

Sergio Arias. Mr. Arias has served as COO since 2022. Prior to Covalto, Mr. Arias served as COO at Banistmo and worked at Bancolombia. Mr. Arias has a B.Sc. from Universidad Nacional de Colombia and a M.Sc. from IE in Spain.

Jean-Bernard Rolland. Mr. Rolland has served as CTO since 2021. Prior to Covalto, Mr. Rolland was the co-founder and CTO of Visor ADL, a data analytics platform acquired by Covalto in 2021. Previously, Mr. Rolland worked at Recommind and SAP. Mr. Rolland has a B.Sc. from Telecom Paris, an M.A. from Sorbonne University and an MBA from Stanford Graduate School of Business.

Sanjeev Patny. Mr. Patny has served as Chief Credit, Data & Risk Officer since 2020. Prior to Covalto, Mr. Patny served as VP & CCO at AMEX and was the CCO—Consumer at AMEX Mexico. Mr. Patny has a B.Sc. from College of Engineering in Pune (India) and a M.Sc. from the State University of New York.

Mark McCoy. Mr. McCoy has served as the General Manager of Banco Covalto since 2021. Prior to Covalto, Mr. McCoy was the Co-Founder and CEO of Banco Finterra and joined the Covalto organization via the Bank Acquisition. Previously, Mr. McCoy worked at Citigroup. Mr. McCoy has a B.A. from Babson College and an MBA from Columbia Business School.

Ariel Lupa. Mr. Lupa has worked at Covalto since 2017 and has served as Chief Legal Officer since 2019. Prior to Covalto, Mr. Lupa worked at Martínez, Algaba, de Haro y Curiel and Nassar, Nassar & Asociados. Mr. Lupa has a B.A. from ITAM and a M.A. from Universidad Panamericana.

Arturo Barrientos. Mr. Barrientos has served as Head of Sales since 2021. Prior to Covalto, Mr. Barrientos served as VP of Account Management at SafetyPay and worked at Banco Santander. Mr. Barrientos has a B.Sc. from Universidad de las Americas and a M.A. from Tulane University.

Ricardo Combariza. Mr. Combariza has served as Chief People Officer since 2021. Prior to Covalto, Mr. Combariza served as the Head of People at Conekta and worked at Softtek. Mr. Combariza has a B.Sc. from Universidad Iberoamericana.

Eric Schwartz. Mr. Schwartz has served as the Head of Strategy since 2021. Prior to Covalto, Mr. Schwartz served as the Head of Capital Markets and Strategic Planning at Payoneer as well as worked at Tishman Speyer and AIG. Mr. Schwartz has a B.A. from the University of Pennsylvania.

Ricardo Rodríguez. Mr. Rodriguez has worked at Covalto since 2017 and served as VP of Investor Relations since 2019. Prior to Covalto, Mr. Rodriguez served as Investor Relations Associate at Itaú-Unibanco in Brazil and worked for AP-Moller Maersk. Mr. Rodriguez has a B.A. from ITESM and an MBA from NYU Stern.

Alberto Mulás. Mr. Mulás has served as VP of Capital Markets since 2021. Prior to Covalto, Mr. Mulás served as Manager at Kearney and worked at Morgan Stanley. Mr. Mulás has a B.Sc. from Universidad Iberoamericana and an MBA from The University of Chicago Booth School of Business.

Claudio Alves de Lima. Mr. Alves de Lima has served as Director of Credit Risk & Decision Science since 2021. Prior to Covalto, Mr. Alves de Lima served as Head of Risk Modeling, Analytics and Innovation for Latin America at HSBC and worked at Citigroup and Credicard. Mr. Alves de Lima has a B.A from FGV in Brazil and a B.Sc. from Sao Paulo University.

José Luis Villeda. Mr. Villeda has served as Director of Accounting & Internal Controls since 2021. Prior to Covalto, Mr. Villeda served as Finance Control and Compliance Director at HSBC and worked at Deloitte. Mr. Villeda has a B.A. from Universidad La Salle.

Pedroluiz Ibarra. Mr. Ibarra has served as the Head of Marketing since 2021. Prior to Covalto, Mr. Ibarra served as Growth Director at Hey Banco and worked at Banregio. Mr. Ibarra has a B.A from ITESM.

The table set forth below presents the name, age and title of the current members of our board of directors:

Directors*

Name	Age	Title
David Poritz	33	Director, Co-Chairman of the Board**
Allan Apoj	32	Director, Co-Chairman of the Board**
Ricardo Rodriguez	44	Director**
Felipe Chico	34	Director***

*

Upon the Closing, the Board of Directors is expected to consist of five directors, including Mr. Poritz and Mr. Apoj, who will serve as Co-Chairmen, and three independent directors, one of whom will initially be appointed by the Sponsor. See the following chart.

**	See above for biographies of Mr. Poritz, Mr. Apoj and Mr. Rodriguez.
***	Independent pursuant to the requirements of Rule 10A-3 under the Exchange Act.

Felipe Chico. Mr. Chico has served as Director since 2022. Felipe Chico is the co-founder of Rodina, a private investment firm and family office based in Mexico City. Prior to Rodina, Mr. Chico acted as an associate in General Atlantic in Mexico City. Mr. Chico started his investment career at Promecap where he acted as an investment professional for over three years. Mr. Chico acts as Co- Chairman of Tortuga Resorts and RLH, and sits on the board of various companies, including MIT The Engine and Culligan Water. Felipe Chico holds a finance degree with honors from Universidad Iberoamericana and an MBA from Stanford Graduate School of Business.

The table set forth below presents the name, age and title of the members of our board of directors, effective as of the Closing:

Directors

Name	Age	Title
David Poritz	33	Director, Co-Chairman of the Board*
Allan Apoj	32	Director, Co-Chairman of the Board*
Humberto Zesati	54	Independent Director**
		Independent Director **
		Independent Director **

*	See above for biographies of Mr. Poritz, Mr. Apoj and Mr. Zesati.
**	Independent pursuant to pursuant to the Rule 10A-3 of the Exchange Act

Family Relationships

There are no family relationships between any of Covalto’s executive officers and directors.

Arrangements for Appointment of Directors and Members of Management

The Covalto Co-Founders have entered into a shareholders’ agreement (the “Co-Founder Shareholders’ Agreement”) pursuant to which they have agreed to reasonably consult each other on certain matters with respect to the operation of the Company. For more information, see “Description of Covalto Securities—Two Classes of Shares.” The Co-Founder Shareholders’ Agreement is included as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

Foreign Private Issuer; Emerging Growth Company; Controlled Company

After the Closing, Covalto will be considered a “foreign private issuer” under U.S. securities laws and the NASDAQ corporate governance rules. Under the applicable U.S. securities laws, “foreign private issuers” are subject to different disclosure requirements than U.S. domiciled issuers. Under NASDAQ corporate governance rules, a “foreign private issuer” is subject to less stringent corporate governance and compliance requirements and subject to certain exceptions, the NASDAQ permits a “foreign private issuer” to follow its home country’s practice in lieu of the NASDAQ corporate governance requirements. Accordingly, the Covalto Shareholders may not receive the same protections afforded to shareholders of companies that are subject to all of NASDAQ’s corporate governance requirements.

In addition, Covalto is an “emerging growth company” as defined in the JOBS Act and has elected to comply with certain reduced public company reporting requirements.

Finally, Covalto will be a “controlled company” within the meaning of the NASDAQ corporate governance rules and as such will be eligible and may in the future decide to take advantage of exemptions from certain Nasdaq corporate governance requirements. See “Risk Factors—Risks Related to the Merger, LIVB and to the post- Merger Company—We are a “controlled company” within the meaning of NASDAQ corporate governance rules and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to shareholders of companies that are subject to all such requirements” for more information.

Board of Directors Chairpersons of the Board

The Covalto A&R M&A to be effective upon the Closing provide that the Covalto Shareholders may from time-to-time appoint one or more chairmen of the Covalto Board and determine the period for which they are to hold such office. David Poritz and Allan Apoj are Co-Chairmen of the Covalto Board.

Director independence

So long as we obtain and maintain a listing for our securities on the NASDAQ, a majority of the Covalto Board generally must be independent, although we intend to rely on the “controlled company” exemption. Additionally, under NASDAQ corporate governance rules, a foreign private issuer may follow its home country practice in lieu of certain NASDAQ corporate governance requirements, including the requirement to have a majority of its board consist of independent directors. The Companies Act does not require that a majority of the Covalto Board consist of independent directors.

Committees of the Covalto Board

The Covalto Board will have the following standing committees: an audit committee, a nomination and compensation committee and a strategy committee.

Audit committee

The audit committee will be responsible, among its other duties and responsibilities, for overseeing Covalto’s accounting and financial reporting processes, audits of financial statements, qualifications and independence of the independent registered public accounting firm, the effectiveness of internal control over financial reporting and the performance of the internal audit function and independent registered public accounting firm. The audit committee will review and assess the qualitative aspects of Covalto’s financial reporting, processes to manage business and financial risks, and compliance with significant applicable legal, ethical and regulatory requirements. The audit committee will be directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm.

In addition, the audit committee will be responsible for identifying irregularities in our business administration, including by consulting with the Internal Auditor as described below or with our independent registered public accounting firm, and suggesting corrective measures to the Covalto Board; and reviewing policies and procedures with respect to transactions (other than transactions related to compensation or terms of services) between Covalto and its officers and directors, affiliates of officers or directors, or transactions that are not in the ordinary course of Covalto’s business and deciding whether to approve such acts and transactions if so required under the Companies Act. The audit committee will also be responsible for recommending to the Covalto Board the retention and termination of an Internal Auditor, as well as approving the Internal Auditor’s engagement fees and the yearly or periodic work plan proposed by the Internal Auditor. The role of the Internal Auditor will be, among other things, to review Covalto’s compliance with applicable law and proper business procedure. Under the Companies Act, the Internal Auditor must meet specific standards of independence from Covalto’s 5% shareholders and directors or certain senior officers (collectively, “Office Holders”) (and their relatives), and from Covalto’s independent registered public accounting firm. Covalto will appoint an Internal Auditor following the consummation of the Merger.

As discussed above, as a foreign private issuer whose securities will be listed on the NASDAQ, Covalto will be permitted to follow certain home country corporate governance practices in lieu of the requirements of the NASDAQ corporate governance rules pursuant to Nasdaq Rule 5615(a)(3), which provides for such exemption to compliance with Nasdaq Rule 5600 Series, including an exemption to the requirement that each member of the audit committee must be an independent director as defined under Nasdaq Rule 5605(a)(2); however, the members of the audit committee must still satisfy the independence requirements of Rule 10A-3(b)(1) under the Exchange Act. The Covalto Board is expected to determine that each member of the audit committee is “independent” as defined under NASDAQ corporate governance rules and Exchange Act rules and regulations. The audit committee will at all times be composed of directors who are “financially sophisticated,” as defined under NASDAQ’s corporate governance rules.

Following the consummation of the Merger, the members of the audit committee are expected to be                 ,                 and                 , with                 serving as chair of the audit committee. The board of directors is expected to determine that                 qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the rules. In making this determination, the board will consider                ’s formal education and previous and current experience in financial and accounting roles. The charter of the audit committee will be available without charge at: https://https://covalto.com/investor-relations.

Nomination and compensation committee

The nomination and compensation committee will be composed of three members. The members of the nomination and compensation committee are expected to be                 ,                 and                 , with                 serving as chair of the nomination and compensation committee.

The nomination and compensation committee will be responsible for, among other things:

•

carrying out the Covalto Board’s responsibilities in relation to compensation of the Company’s Co-CEOs and executive officers (including, but not limited to plans, policies and programs), overseeing the implementation of Covalto’s compensation policy, and providing such guidance with respect to compensation matters as the committee deems appropriate;

•

(i) identifying individuals to become directors of Covalto, (ii) nominating qualified individuals for election to the Covalto Board at the annual meeting of shareholders, (iii) recommending to the Covalto Board the individual directors to serve on the committees of the Covalto Board, and (iv) recommending the Covalto Board a set of corporate governance principles applicable to the company; and

•	any such other duties as may be from time to time assigned to it by the Covalto Board or required by the rules and regulations of the SEC or the NASDAQ.

Strategy committee

The strategy committee will be composed of three members. The members of the strategy committee are expected to be                 ,                 and                 , with                 serving as chair of the strategy committee.

The strategy committee will be responsible for, among other things:

•

assist and consult with the Covalto Board on the objectives for the company’s strategic plans, and review management’s recommendations with respect to the strategic direction of Covalto, oversee management’s implementation of the company’s strategy and regularly report to the Covalto Board with respect thereto;

•

identify significant opportunities and challenges facing Covalto, including potential transactions, the impact of external developments and factors on Covalto’s corporate strategy and its execution, such as the changes in economic and market conditions, competition in the industry, regulations, among others; and

•

Review and make recommendations to the Covalto Board, with respect to any mergers, acquisitions, joint ventures, minority investments, and other strategic investments, as well as financing for those strategic investments in case they require approval of the Covalto Board.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Certain Relationships and Related Person Transactions of LIVB

Unless the context otherwise requires, all references under this “Certain Relationships and Related Person Transactions LIVB” heading to the “Company,” “we,” “us” or “our” are to LIVB prior to the consummation of the Merger.

In April 2021, the Sponsor purchased an aggregate of 2,875,000 founders shares, for an aggregate purchase price of U.S.$25,000, or approximately U.S.$0.009 per share. Our initial shareholders collectively own 20% of our issued and outstanding shares after the LIVB IPO.

The Sponsor committed, pursuant to a written agreement, to purchase an aggregate of 5,000,000 private warrants for a purchase price of U.S.$1.00 per warrant in a private placement that occurred simultaneously with the closing of the LIVB IPO. Each private placement warrant may be exercised for one Class A ordinary share at a price of U.S.$11.50 per share, subject to adjustment as provided herein. The private warrants may not, subject to certain limited exceptions, be transferred, assigned or sold by it.

In connection with the consummation of the LIVB IPO, we entered into an Administrative Services Agreement pursuant to which we may pay the Sponsor up to U.S.$10,000 per month for office space, administrative and support services. Upon completion of our initial business combination or our liquidation, we will cease paying any of these monthly fees. Accordingly, in the event the consummation of our initial business combination takes the maximum 15 months (extendable at the Sponsor’s option to up to 18 months), the Sponsor will be paid up to U.S.$10,000 per month (up to U.S.$180,000 in the aggregate, after giving effect to the extension period) for office space, administrative and support services and will be entitled to be reimbursed for any out-of-pocket expenses.

The Sponsor, officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or our or any of their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

The Sponsor has agreed to provide us with a loan up to U.S.$300,000 under an unsecured promissory note to be used for a portion of the expenses of this offering. As of September 30, 2022, we had borrowed U.S.$207,500 under the promissory note with the Sponsor. These loans are non-interest-bearing, unsecured and, as amended, are due on December 30, 2023. The value of the Sponsor’s interest in this loan transaction corresponds to the principal amount outstanding under any such loan.

In addition, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. Any such loans would be on an interest-free basis and would be repaid only from funds held outside the Trust Account or from funds released to us upon completion of our initial business combination. Up to U.S.$1,500,000 of such loans may be convertible into warrants at a price of U.S.$1.00 per warrant, at the option of the lender. The warrants would be identical to the private warrants issued to the Sponsor. We do not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account.

After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to our shareholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our shareholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a general meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

We have entered into a registration rights agreement with respect to the founders shares, private warrants and warrants issued upon conversion of working capital loans (if any), which is described under “Agreements Relating to the Business Combination Agreement—Registration Rights Agreement.”

Related Party Policy

We have not yet adopted a formal policy for the review, approval or ratification of related party transactions. Accordingly, the transactions discussed above were not reviewed, approved or ratified in accordance with any such policy.

Our Code of Ethics requires us to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by our board of directors (or the appropriate committee of our board) or as disclosed in our public filings with the SEC. Under our Code of Ethics, conflict of interest situations include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the company.

In addition, our audit committee, pursuant to a written charter will be responsible for reviewing and approving related party transactions to the extent that we enter into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present will be required in order to approve a related party transaction. A majority of the members of the entire audit committee will constitute a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee will be required to approve a related party transaction. Our audit committee will review on a quarterly basis all payments that were made to the Sponsor, our officers or directors, or our or any of their affiliates.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize conflicts of interest, we have agreed not to consummate an initial business combination with an entity that is affiliated with any of the Sponsor, our officers or directors unless we, or a committee of independent and disinterested directors, have obtained an opinion from an independent investment banking firm or an independent accounting firm that our initial business combination is fair to our company from a financial point of view.

Furthermore, no finder’s fees, reimbursements or cash payments will be made by us to the Sponsor, our officers or directors, or our or any of their affiliates, for services rendered to us prior to or in connection with the completion of our initial business combination, other than the following payments, none of which will be made from the proceeds of this offering and the sale of the private warrants held in the Trust Account prior to the completion of our initial business combination:

•	Repayment of an aggregate of up to U.S.$300,000 in loans that may be made to us by the Sponsor to cover offering-related and organizational expenses;

•	Payment to the Sponsor of up to U.S.$10,000 per month for office space, administrative and support services;

•

Payment of consulting, success or finder fees to the Sponsor, our officers, our directors, our initial shareholders or their affiliates in connection with the consummation of our initial business combination;

•	Reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination; and

•

Repayment of loans which may be made by the Sponsor or an affiliate of the Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination. Up to U.S.$1,500,000 of such loans may be convertible into warrants, at a price of U.S.$1.00 per warrant, at the option of the lender.

The above payments may be funded using the net proceeds of this offering and the sale of the private warrants not held in the Trust Account or, upon completion of the initial business combination, from any amounts remaining from the proceeds of the Trust Account released to us in connection therewith.

Related Party Agreements

Sponsor Voting Agreement

Concurrently with the execution of the Business Combination Agreement, the Sponsor, certain permitted transferees of the Sponsor, LIVB, and Covalto entered into the Sponsor Voting Agreement, pursuant to which the Sponsor and the directors and advisors of LIVB holding LIVB Class B Ordinary Shares and their permitted transferees have agreed to, among other things, at any meeting of LIVB Shareholders at which the matters described in (iv) and (v) below are considered, (i) appear or otherwise cause LIVB Voting Shares to be counted as present at such meeting for the purpose of establishing a quorum; (ii) vote or cause to be voted the LIVB Voting Shares, (iii) execute a written consent or consents if LIVB Shareholders are requested to vote their shares through the execution of an action by written consent; (iv) vote all LIVB Voting Shares in favor of the LIVB Shareholder Proposals, including the LIVB Shareholder Matters, and any other matter reasonably necessary to the consummation of the Transactions and considered and voted upon by equityholders of LIVB; and (v) vote all LIVB Voting Shares against any proposal, action or agreement that would reasonably be expected to result in any of the conditions set forth in Article 9 (Conditions to Obligations) of the Business Combination Agreement not being fulfilled prior to the termination date therein, except as contemplated by the Sponsor Voting Agreement. In addition, the Sponsor and the directors and advisors of LIVB holding LIVB Class B Ordinary Shares and their permitted transferees have agreed not to transfer, directly or indirectly, any of their LIVB Voting Shares until the earlier of the Effective Time and the date on which the Business Combination Agreement is terminated in accordance with its terms, subject to certain exceptions.

Pursuant to the Sponsor Voting Agreement, the Sponsor also agreed, subject to certain exceptions, to a lock-up for a period ending on the earlier of (a) the date one (1) year after the Closing or (b) the date that is one hundred and eighty (180) days after the Closing if, prior to such date, the VWAP (as defined therein) has equaled or exceeded U.S.$12.50 for any twenty (20) trading days within any thirty (30) consecutive trading day period.

If the business combination is consummated, each (i) LIVB Ordinary Share issued and outstanding immediately prior to the LIVB Effective Time, at the LIVB Effective Time and by virtue of the Merger and upon the terms and subject to the conditions set forth in the Business Combination Agreement, will no longer be outstanding and will be converted into the right of the holder thereof to receive one newly-issued Covalto Class A Ordinary Share after giving effect to the Pre-Closing Capital Restructuring, and (ii) each LIVB Warrant outstanding and unexercised immediately prior to the LIVB Effective Time will automatically and irrevocably be assumed by the Surviving Company and converted into a corresponding Covalto Warrant exercisable for Covalto Class A Ordinary Shares in accordance with the terms of the Business Combination Agreement.

Contribution Agreement

Concurrently with the execution of the Business Combination Agreement, Sponsor, certain limited partners of the Sponsor and LIV Sponsor II GP, LLC (each, a “Rollover Party” and collectively, the “Rollover Parties”), LIVB and Covalto, entered into the Contribution Agreement, pursuant to which, certain limited partners of the

Sponsor and GP have agreed to contribute promissory notes to Covalto in exchange for certain securities of Covalto, subject to the terms and conditions therein.

Pursuant to the Contribution Agreement, upon the satisfaction of the closing conditions set forth in Article 9 of the Business Combination Agreement, but prior to the Merger, each Rollover Party will contribute its promissory note to Covalto in exchange for an equivalent number of Covalto Shares and a number of Covalto Warrants, respectively, set forth for each such rollover party on Schedule I to the Contribution Agreement (each such Rollover Party’s Covalto Shares and Covalto Warrants, collectively their “Covalto Securities,” and such contribution by the Rollover Parties, the “Covalto Contribution”). Upon the Covalto Contribution, Covalto shall update its Register of Members to reflect the issuance of the Covalto Shares.

Mandatorily Convertible Notes

Concurrently with the execution of the Business Combination Agreement, Banco Actinver, S.A. Institución de Banca Multiple, Grupo Financiero Actinver, Division Fiduciaria, acting solely as trustee of the Contrato de Fideicomiso Irrevocable No. 5357 identified as “Fideicomiso LIV SPV” (the “Anchor Investor”) entered into the Anchor Note with Covalto, pursuant to which it committed to provide an aggregate principal amount of U.S.$30,000,000. The Anchor Note, is subject to conversion at the Closing of the proposed business combination into Covalto Class A Ordinary Shares, at a conversion price equal to eighty percent (80%) of the lowest price per share paid by investors in the proposed business combination or, if earlier: (i) upon another Qualified Financing; (ii) upon a Liquidity Event; or (iii) on July 7, 2023, in each case subject to the conversion pricing and other terms set forth therein. See “Agreements Relating to the Business Combination Agreement—Mandatorily Convertible Note” for additional information about the Anchor Note.

The Anchor Investor is an irrevocable Mexican trust (Fideicomiso Irrevocable) administered by Administradora LIV Capital, S.A.P.I. de C.V., an entity affiliated with the Sponsor (referred to and defined above as the “Anchor Investor Manager”). The Anchor Investor Manager acts as settlor and manager of the Anchor Investor. The Anchor Investor Manager has full powers to instruct the trustee of the Anchor Investor in accordance with the Anchor Investor trust agreement and applicable corporate bodies. The Anchor Investor Manager’s ultimate beneficiaries are Humberto Zesati Gonzalez, a member of the LIVB Board, Alexander R. Rossi, the chairman of the LIVB Board and LIVB’s Chief Executive Officer, and Miguel Angel Davila, a member of the LIVB Board, and such persons are individually authorized to instruct and to take actions on behalf of the Anchor Investor.

Certain Relationships and Related Person Transactions of Covalto

Subject to the provisions of the current Covalto Amended and Restated Articles of Association, Covalto may enter into any contract as vendor, purchaser or otherwise transact any business with any Covalto director, or other officer in which contract or business such Covalto director or officer has a personal interest, directly or indirectly; and may enter into any contract or otherwise transact any business with any third party in which contract or business a Covalto director or other officer has a personal interest, directly or indirectly; provided, however, that the any such interest director or officer must disclosed the nature of his interest at the meeting of the directors at which the contract or arrangement is considered. A director, having disclosed his interest, shall be counted in the quorum and shall be entitled to vote as a director in respect of any contract or arrangement in which he is so interested.

Rights of Appointment

The current Covalto Board consists of four directors, and the Covalto Board upon the closing will consist of five directors. Pursuant to the current Covalto Amended and Restated Articles of Association, certain of the Covalto Shareholders have rights to appoint members of the Covalto Board. All such rights to appoint directors will terminate upon the Closing.

Agreements with Covalto’s Directors and Officers

Options

Covalto has granted the Existing Covalto Options to purchase Covalto Ordinary Shares to certain of its executive officers, employees and directors.

See “Security Ownership of Certain Beneficial Owners and Management of Covalto, LIVB and the Post-Closing Combined Company” for a description of options granted prior to the date of this proxy statement/prospectus. Covalto describes its Covalto Share Plans under the section of this proxy statement/prospectus entitled “Director and Executive Compensation—Equity Incentive Plans.”

Exculpation, Indemnification and Insurance

Covalto’s A&R M&A permit Covalto to indemnify and insure certain of its officer and directors. Directors are further authorized to exercise all the powers of Covalto to purchase and maintain insurance for the benefit of a Director, alternate Director, Secretary or auditor of Covalto.

Employment Agreements

Covalto has entered into or will enter into written employment or service agreements with each of its executive officers. Each employment and services agreement contains provisions regarding non-competition, non-solicitation, confidentiality of information and assignment of inventions. The enforceability of the non-competition covenants is subject to limitations. Either Covalto or the executive officer may terminate the applicable executive officer’s employment or service by giving written notice to the other party. Covalto may also terminate an executive officer’s employment or services agreement for cause (as defined in the applicable employment or services agreement).

Investors’ Rights Agreement

In October 16, 2020, Covalto entered into an amended and restated investors’ rights agreement (the “IRA”), with certain investors and holders of Covalto Ordinary Shares, including the Founders. The IRA will terminate upon the consummation of the Transactions.

The IRA also provides certain registration rights registration rights, including the right to demand that Covalto file a registration statement or the right to request that such holders’ shares be covered by a registration statement that Covalto files. At Closing, each of Covalto, the Sponsor and certain Covalto Shareholders will enter into the Registration Rights Agreement, the form of which is attached hereto as Annex G, pursuant to which Covalto will agree to file a registration statement, by no later than 45 days following the Closing Date, to register the resale of the Covalto Class A Ordinary Shares, including such shares issuable upon the exercise of warrants, held by Shareholder Parties as of the Closing Date. The Registration Rights Agreement provides certain Shareholder Parties with a demand right for Covalto to conduct an underwritten offering of the Registrable Securities, provided that the total offering price of all securities proposed to be sold in such offering exceeds U.S.$10 million in the aggregate and subject to certain limitations. The Registration Rights Agreement also provides Shareholder Parties certain piggyback rights with respect to underwritten public offerings conducted by Covalto. For more information on the Registration Rights Agreement, see “Agreements Relating to the Business Combination Agreement—Registration Rights Agreement.”

Indemnification Agreements

We have entered into or will enter into indemnification agreements with each of our directors and executive officers, subject to the mandatory limitations imposed by the specific indemnification provisions contained in the Companies Act. These indemnification agreements require us, among other things to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Insurance

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

DESCRIPTION OF COVALTO SECURITIES

A summary of the material provisions governing Covalto’s share capital immediately following the consummation of the Merger is described below. This summary is not complete and should be read together with the Covalto A&R Articles, a copy of which is attached as Annex C to this proxy statement/prospectus.

General

Covalto was incorporated on 20 April 2018, as a Cayman Islands exempted company with limited liability duly registered with the Cayman Islands Registrar of Companies. It was incorporated with the name Credijusto Ltd. and changed to Covalto Ltd. on October 6, 2020. Our corporate purposes are unrestricted, and we have the authority to carry out any object not prohibited by any law as provided by Section 7(4) of Companies Act (Revised) of the Cayman Islands, or the Companies Act.

Our affairs are governed principally by: (1) the Covalto A&R M&A; (2) the Companies Act; and (3) the common law of the Cayman Islands. As provided in the Covalto A&R M&A, subject to Cayman Islands law, we have full capacity to carry on or undertake any business or activity, do any act or enter into any transaction, and, for such purposes, full rights, powers and privileges. Our registered office is the offices of Campbells Corporate Services Limited, Floor 4, Willow House, Cricket Square, Grand Cayman KY1-9010, Cayman Islands.

The Covalto A&R M&A authorize the issuance of up to            shares. As of the date of this prospectus, Class A ordinary shares and             Class B ordinary shares were issued, fully paid and outstanding. Upon the completion of this offering, we will have             Class A ordinary shares and             Class B ordinary shares issued and outstanding.

Share Capital

The Covalto A&R M&A authorize two classes of share: Class A ordinary shares, which are entitled to one (1) vote per share, and Class B ordinary shares, which are entitled to ten (10) votes per share. Any holder of Class B ordinary shares may convert his or her shares at any time into Class A ordinary shares on a share-for-share basis. The rights of the two classes of ordinary shares are otherwise identical, except as described below. See “—Anti-Takeover Provisions in the Covalto A&R M&A—Two Classes of Ordinary Shares.”

At the date of this prospectus, our total authorized share capital was U.S.$5,487.3901 divided into 34,000,000 shares of a par value of U.S.$0.0001.

The remaining authorized but unissued shares are presently undesignated and may be issued by our board of directors as either Class A ordinary shares, Class B ordinary shares, or as shares with preferred, deferred or other special rights or restrictions.

Following the Closing, assuming there are no redemptions of the LIVB Public Shares and that no additional shares are issued prior to completion of the Merger, we will have a total of             shares in issue or             shares in issue. Those shares will be divided into             Class A ordinary shares and             Class B ordinary shares (assuming no exercise of the underwriters’ option to purchase additional Class A ordinary shares); or             Class A ordinary shares and             Class B ordinary shares.

Voting Rights

The holders of the Class A ordinary shares and Class B ordinary shares have identical rights, except that (1) holders of Class B ordinary shares are entitled to ten (10) votes per share, whereas holders of Class A ordinary shares are entitled to one (1) vote per share; and (2) Class B ordinary shares have certain conversion rights. For more information see “—Conversion.” The holders of Class A ordinary shares and Class B ordinary shares vote together as a single class on all matters (including the appointment of directors) submitted to a vote of shareholders, except as provided below and as otherwise required by law.

The Covalto A&R M&A provide as follows regarding the respective rights of holders of Class A ordinary shares and Class B ordinary shares:

(1) Class consents from the holders of Class A ordinary shares or Class B ordinary shares, as applicable, shall be required for any variation to the rights attached to their respective class of shares, however, the Directors may treat any two or more classes of shares as forming one class if they consider that all such classes would be affected in the same way by the proposal;

(2) the rights conferred on holders of Class A ordinary shares shall not be deemed to be varied by the creation or issue of further Class B ordinary shares and vice versa; and

(3) the rights attaching to the Class A ordinary shares and the Class B ordinary shares shall not be deemed to be varied by the creation or issue of shares with preferred or other rights, including, without limitation, shares with enhanced or weighted voting rights.

As set forth in the Covalto A&R M&A, the holders of Class A ordinary shares and Class B ordinary shares, respectively, do not have the right to vote separately if the number of authorized shares of such class is increased or decreased. Rather, the number of authorized Class A ordinary shares and Class B ordinary shares may be increased or decreased (but not below the number of shares of such class then outstanding) by ordinary resolution, requiring the affirmative vote of the holders of a majority of the voting power of the issued and outstanding Class A ordinary shares and Class B ordinary shares in attendance in person or by proxy at a quorate general meeting.

Conversion

The outstanding Class B ordinary shares are convertible at any time as follows: (1) at the option of the holder, a Class B ordinary share may be converted at any time into one Class A ordinary share; and (2) on the election of the holders of (A) two-thirds of the then issued and outstanding Class B ordinary shares, prior to the tenth anniversary of this offering, and (B) the majority of the then issued and outstanding Class B ordinary shares following the tenth anniversary of this offering.

In addition, each Class B ordinary share will convert automatically into one Class A ordinary share upon (1) any transfer, whether or not for value, except for certain transfers described in the Covalto A&R M&A, including transfer between controlling shareholders, transfers to affiliates and for tax and estate planning purposes, so long as the transferring holder continues to hold voting and dispositive power with respect to the shares transferred, or in the case of the controlling shareholders, one of the controlling shareholders continues to hold voting and dispositive power with respect to the shares transferred; or (2) if, at any time, the total number of the issued and outstanding Class B ordinary shares represents less than 25% of the total outstanding voting power of Shares in the capital of the Company outstanding.

Furthermore, each Class B ordinary share held by each controlling shareholder will convert automatically into one Class A ordinary share on the ninety-day anniversary of the death or permanent disability of such controlling shareholder, provided, however, that during such period the surviving controlling shareholder shall have the option (but not the obligation) to receive such Class B ordinary shares in exchange for Class A ordinary shares at a ratio of 1-to-1.

Equal Status

Except as expressly provided in the Covalto A&R M&A, Class A ordinary shares and Class B ordinary shares have the same rights and privileges and rank equally, share proportionally and are identical in all respects as to all matters. In the event of any merger, consolidation, scheme, arrangement or other business combination requiring the approval of our shareholders entitled to vote thereon (whether or not we are the surviving entity), the holders of Class A ordinary shares shall have the right to receive, or the right to elect to receive, the same form of consideration as the holders of Class B ordinary shares, and the holders of Class A ordinary shares shall have the right to receive, or the right to elect to receive, at least the same amount of consideration on a per share basis as the holders of Class B ordinary shares. In the event of any (1) tender or exchange offer to acquire any Class A ordinary shares or Class B ordinary shares by any third-party pursuant to an agreement to which we are a party; or (2) any tender or exchange offer by us to acquire any Class A ordinary shares or Class B ordinary shares, the holders of Class A ordinary shares shall have the right to receive, or the right to elect to receive, the same form of consideration as the holders of Class B ordinary shares, and the holders of Class A ordinary shares shall have the right to receive, or the right to elect to receive, at least the same amount of consideration on a per share basis as the holders of Class B ordinary shares.

Record Dates

For the purpose of determining shareholders entitled to notice of, or to vote at any general meeting of shareholders or any adjournment thereof, or shareholders entitled to receive dividend or other distribution payments, or in order to make a determination of shareholders for any other purpose, our board of directors may set a record date which shall not exceed forty (40) clear days prior to the date where the determination will be made.

General Meetings of Shareholders

As a condition of admission to a shareholders’ meeting, a shareholder must be duly registered as our shareholder at the applicable record date for that meeting and, in order to vote, all calls or installments then payable by such shareholder to us in respect of the shares that such shareholder holds must have been paid.

Subject to any special rights or restrictions as to voting then attached to any shares, at any general meeting every shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative not being himself or herself a shareholder entitled to vote) shall have one (1) vote per Class A ordinary share and ten (10) per Class B ordinary share.

As a Cayman Islands exempted company, we are not obliged by the Companies Act to call annual general meetings; however, the Covalto A&R M&A provide that in each year the company will hold an annual general meeting of shareholders, at a time determined by the board of directors; provided, that our board of directors has the discretion as to whether or not to hold an annual general meeting in the year in which Closing occurs. The agenda for an annual general meeting of shareholders will only include such items as have been included therein by the board of directors.

Also, we may, but are not required to (unless required by the laws of the Cayman Islands or pursuant to a requisition as set out below), hold other extraordinary general meetings during the year. General meetings of shareholders will be held where the directors so decide.

The Companies Act provides shareholders a limited right to request a general meeting and does not provide shareholders with any right to put any proposal before a general meeting in default of a company’s A&R M&A. However, these rights may be provided in a company’s A&R M&A. The Covalto A&R M&A provide that upon the requisition of one or more shareholders representing not less than one-third of the voting rights entitled to vote at general meetings, the board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. The Covalto A&R M&A provide no other right to put any proposals before annual general meetings or extraordinary general meetings.

Subject to regulatory requirements, each annual general meeting and any extraordinary general meetings must be called by not less than ten (10) clear days’ notice prior to the relevant shareholders meeting and convened by a notice, as discussed below. Alternatively, upon the prior consent of all holders entitled to receive notice, with regards to the annual general meeting, and the holders of 75% in par value of the shares entitled to attend and vote at an extraordinary general meeting, that meeting may be convened by a shorter notice and in a manner deemed appropriate by those holders.

We will give notice of each general meeting of shareholders by publication on our website and in any other manner that it may be required to follow in order to comply with Cayman Islands law, the NASDAQ and SEC rules and regulations. The holders of registered shares may be given notice of a shareholders’ meeting by means of letters sent to the addresses of those shareholders as registered in our shareholders’ register, or, subject to certain statutory requirements, by electronic means.

A quorum for a general meeting consists of any one or more persons holding or representing by proxy not less than one-third of the aggregate voting power of all shares in issue and entitled to vote upon the business to be transacted.

A resolution put to a vote at a general meeting shall be decided on a poll. An ordinary resolution to be passed by the shareholders at a general meeting requires the affirmative vote of a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote, present in person or by proxy and voting at the meeting. A special resolution requires the affirmative vote on a poll of no less than two-thirds of the votes cast by the shareholders entitled to vote who are present in person or by proxy at a general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our Company, as permitted by the Companies Act and the Covalto A&R M&A.

Pursuant to the Covalto A&R M&A, general meetings of shareholders are to be chaired by the co-chairmen of our board of directors (or, in the absence of either co-chairman, such attending co-chairman). If both the co-chairmen of our board of directors are absent, the directors present at the meeting shall appoint one of them to be chairman of the general meeting. If no director is present at the general meeting within 30 minutes after the time appointed for holding the meeting, or is present but not willing to act, that meeting shall be adjourned for a one week period. If at such reconvened meeting the co-chairmen are not present and no director is present and willing to act as such, the meeting shall be cancelled. The order of business at each meeting shall be determined by the chairman of the meeting, and he or she shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Company, restrictions on entry to such meeting after the time prescribed for the commencement thereof, and the opening and closing of the polls.

Liquidation Rights

If we are voluntarily wound up, the liquidator, after taking into account and giving effect to the rights of preferred and secured creditors and to any agreement between us and any creditors that the claims of such creditors shall be subordinated or otherwise deferred to the claims of any other creditors and to any contractual rights of set-off or netting of claims between us and any person or persons (including without limitation any bilateral or any multi-lateral set-off or netting arrangements between the company and any person or persons) and subject to any agreement between us and any person or persons to waive or limit the same, shall apply our property in satisfaction of its liabilities pari passu and subject thereto shall distribute the property amongst the shareholders according to their rights and interests into us.

Changes to Capital

Pursuant to the Covalto A&R M&A and the Companies Act, we may from time to time by ordinary resolution:

•	increase our share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe;

•	consolidate and divide all or any of our share capital into shares of a larger amount than its existing shares;

•	convert all or any of our paid-up shares into stock and reconvert that stock into paid up shares of any denomination;

•

subdivide our existing shares or any of them into shares of a smaller amount; provided, that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived; or

•

cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

Our shareholders may by special resolution, subject to confirmation by the Grand Court of the Cayman Islands on an application by the Company for an order confirming such reduction, reduce our share capital or any capital redemption reserve in any manner permitted by law.

In addition, subject to the provisions of the Companies Act and the Covalto A&R M&A, we may:

•	issue shares on terms that they are to be redeemed or are liable to be redeemed;

•	purchase our own shares (including any redeemable shares); and

•	make a payment in respect of the redemption or purchase of its own shares in any manner authorized by the Companies Act, including out of capital.

Transfer of Shares

Subject to any applicable restrictions set forth in the Covalto A&R M&A, any of our shareholder may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or in the form prescribed by the NASDAQ or any other form approved by the Company’s board of directors.

The Class A ordinary shares sold in this offering will be traded on Nasdaq in book-entry form and may be transferred in accordance with the Covalto A&R M&A and the NASDAQ corporate governance rules.

However, our board of directors may, in its absolute discretion, refuse to register any transfer of any share which is (i) not fully paid up to a person of whom it does not approve, (ii) is issued under any share incentive scheme for employees which contains a transfer restriction that is still applicable to such share, (iii) is to more than four joint holders or (iv) on which the Company has a lien. The board of directors may also decline to recognize any instrument of transfer in respect of any share unless:

•	a fee of such maximum sum as NASDAQ may determine to be payable or such lesser sum as the board of directors may from time to time require is paid to us in respect thereof;

•

the instrument of transfer is lodged with us, accompanied by the certificate (if any) for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of shares;

•	the instrument of transfer is properly stamped, if required; and

•	the shares transferred are fully paid (as to both par value and any premium) and free of any lien in our favor.

If the directors refuse to register a transfer they are required, within two months after the date on which the instrument of transfer was lodged, to send to the transferee notice of such refusal.

Ownership Restrictions

Under the Mexican Banking Law and the Covalto A&R M&A, the CNBV’s prior authorization is required for the acquisition of, or pledge over, by any person or group, Covalto Ordinary Shares that, directly or indirectly, represent more than 5% of Banco Covalto’s paid-in equity capital. The CNBV has discretionary authority to grant this authorization, and is required to obtain, and consider, the opinion of the Mexican Central Bank with respect to any application for such acquisition or pledge. An additional or separate prior authorization by the CNBV is required for the acquisition of, or pledge over, by any person or group our ordinary shares that, directly or indirectly, represent more than 20% of Banco Covalto’s paid-in equity capital. The CNBV has discretionary authority to grant this authorization, and is required to obtain a favorable opinion of the Mexican Central Bank with respect to any application for such acquisition or pledge. Accordingly, Covalto shall refuse to recognize any transfer that is subject to the prior authorization of the CNBV due to representing more than either the 5% or 20% thresholds, if the transfer has not received the prior written authorization of the CNBV. Covalto shall not withhold such consent if the prior written authorization of the CNBV has been received.

Share Repurchase

The Companies Act and the Covalto A&R M&A permit us to purchase our own shares, subject to certain restrictions. The board of directors may only exercise this power on our behalf, subject to the Companies Act, the Covalto A&R M&A and to any applicable requirements imposed from time to time by the SEC, the NASDAQ, or by any recognized stock exchange on which our securities are listed.

Dividends and Capitalization of Profits

We have not adopted a dividend policy with respect to payments of any future dividends by us. Subject to the Companies Act, our shareholders may, by resolution passed by a simple majority of the voting rights entitled to vote at a general meeting, declare dividends (including interim dividends) to be paid to shareholders but no dividend shall be declared in excess of the amount recommended by the board of directors. The board of directors may also declare dividends. Dividends may be declared and paid out of funds lawfully available to us. Except as otherwise provided by the rights attached to shares and the Covalto A&R M&A, all dividends shall be paid in proportion to the number of Class A ordinary shares or Class B ordinary shares a shareholder holds at the date the dividend is declared (or such other date as may be set as a record date); but, (1) if any share is issued on terms providing that it shall rank for dividend as from a particular date, that share shall rank for dividend accordingly; and (2) where we have shares in issue which are not fully paid up (as to par value) we may pay dividends in proportion to the amounts paid up on each share.

The holders of Class A ordinary shares and Class B ordinary shares shall be entitled to share equally in any dividends that may be declared in respect of our ordinary shares from time to time. In the event that a dividend is paid in the form of Class A ordinary shares or Class B ordinary shares, or rights to acquire Class A ordinary shares or Class B ordinary shares, (1) the holders of Class A ordinary shares shall receive Class A ordinary shares, or rights to acquire Class A ordinary shares, as the case may be; and (2) the holders of Class B ordinary shares shall receive Class B ordinary shares, or rights to acquire Class B ordinary shares, as the case may be.

Appointment, Disqualification and Removal of Directors

We are managed by our board of directors. The Covalto A&R M&A provide that, unless otherwise determined by a special resolution of shareholders, the board of directors will be composed of not less than three

(3) directors and not more than eleven (11) directors. The Covalto A&R M&A provide that the board of directors will initially be composed of five (5) directors, three of whom shall initially be Independent. There are no provisions relating to retirement of directors upon reaching any age limit. The Covalto A&R M&A also provide that, while our shares are admitted to trading on the NASDAQ and we meet all other requirements set forth by U.S. securities laws to continue to qualify as a foreign private issuer, the board of directors must always comply with the residency and citizenship requirements of the U.S. securities laws applicable to foreign private issuers.

The Covalto A&R M&A provide that directors shall be appointed by an ordinary resolution of our shareholders, which requires the affirmative vote of a simple majority of the votes cast on the resolution by the shareholders entitled to vote who are present, in person or by proxy, at the meeting. Each director shall be appointed and elected for such term as the resolution appointing him or her may determine or until his or her death, resignation or removal. Notwithstanding the foregoing, our controlling shareholders may appoint: (1) a majority of the total number of directors rounded upward to the nearest whole number, for so long as they hold at least 20% of the voting power of our issued shares; (2) 25% of the total number of directors rounded upward to the nearest whole number, for so long as they hold at least 10% of the voting power of our issued shares; and (3) 10% of the total number of directors rounded upward to the nearest whole number, for so long as less they hold less than 10% but more than 5% of the voting power of our issued shares. The controlling shareholders may in like manner remove such director(s) appointed by them and appoint such replacement director(s).

The Covalto A&R M&A provide that from and after the date on which our controlling shareholders (and/or their respective affiliates) no longer constitute a group that beneficially owns more than 50% of our outstanding voting power on the classifying date, (the Classifying Date), the directors shall be divided into three classes designated Class I, Class II and Class III. Each director shall serve for a term ending on the date of the third annual general meeting of the shareholders following the annual general meeting of the shareholders at which such director was elected as subject to the provisions of the Covalto A&R M&A, and being understood that for the first designation, directors initially designated as Class I Directors shall serve for a term ending on the date of the first annual general meeting shareholders following the Classifying Date, directors initially designated as Class II directors shall serve for a term ending on the second annual general meeting of shareholders following the Classifying Date, and directors initially designated as Class III directors shall serve for a term ending on the date of the third annual general meeting of the shareholders following the Classifying Date. For so long as our controlling shareholders hold at least 25% of our outstanding voting power, the directors appointed by our controlling shareholders shall be allocated to Class III and for so long as they hold more than 25% of our outstanding voting power (and therefore have the power to appoint a majority of the directors), the directors appointed by our controlling shareholders shall be allocated to Class III (which will accordingly be comprised solely of such directors) and the remainder of the directors appointed by our controlling shareholders will be allocated to Class II unless, in each case, our controlling shareholders otherwise determine.

The initial Founding Directors shall be Mr. David Poritz, Mr. Allan Apoj, and a third Founding Director who will initially constitute an Independent Director.

Any vacancies on the board of directors that arise other than upon the removal of a director by resolution passed at a general meeting can be filled by the remaining directors (notwithstanding that they may constitute less than a quorum). Any such appointment shall be as an interim director to fill such vacancy until the next annual general meeting of shareholders.

Additions to the existing board (within the limits set pursuant to the Covalto A&R M&A) may be made by ordinary resolution of the shareholders.

Upon the completion of the offering, the board of directors will have in place an audit committee. See “Management—Audit Committee.”

Grounds for Removing a Director

Except for directors appointed by the controlling shareholders, which may be removed by them at any time at their discretion, before the expiration of his or her term of office, a director may only be removed for cause by ordinary resolution in accordance with the provisions of the Covalto A&R M&A, provided further that each director appointed prior to this offering may be removed by the appointing shareholder at its discretion. Cause shall mean, in relation to a director, the occurrence of any of the following events: (1) the person’s conviction by final judgment issued by a competent court or declaration of guilt before a competent court with respect to any offense considered an intentional crime or punishable by detention, or a torpid act, intentional fraud, improbity, theft or anti-ethic business conduct in the jurisdiction involved; (2) fraud, theft, financial dishonesty, misappropriation or embezzlement of funds by the person, whether before or after the date of his/her election, that adversely affects us; (3) breach or willful misconduct by the person in the performance of its obligations, including, among others, (a) uninterrupted or repeated omission or refusal to perform the obligations and duties established in the Covalto A&R M&A or in the applicable laws, (b) incapacity, by the person, to comply with the obligations and duties as a result of an alcohol or drug addiction; or (4) willful misconduct that causes material damages to or that adversely affects the financial situation or our commercial reputation.

The notice of general meeting must contain a statement of the intention to remove the director and must be served on the director not less than ten (10) calendar days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.

The office of a director will be vacated automatically if he or she (1) becomes prohibited by law from being a director; (2) becomes bankrupt or makes an arrangement or composition with his creditors; (3) dies or is, in the opinion of all his co-directors, incapable by reason of mental disorder of discharging his duties as director; (4) resigns his office by notice to us; or (5) has for more than six months been absent without permission of the directors from meetings of the board of directors held during that period, and the remaining directors resolve that his or her office be vacated.

Proceedings of the Board of Directors

The Covalto A&R M&A provide that our business is to be managed and conducted by the board of directors. The quorum necessary for the board meeting shall be a simple majority of the directors then in office (subject to there being a minimum of two (2) directors present) and business at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a casting vote. Subject to the provisions of the Covalto A&R M&A, the board of directors may regulate its proceedings as they determine is appropriate. Board meetings shall be held at least once every calendar quarter and shall take place in any location the directors may determine.

Subject to the provisions of the Covalto A&R M&A, to any directions given by ordinary resolution of the shareholders and the NASDAQ corporate governance rules, the board of directors may from time to time at its discretion exercise all powers of Covalto, including, subject to the Companies Act, the power to issue debentures, bonds and other securities of the company, whether outright or as collateral security for any debt, liability or obligation of our company or of any third party.

Co-Chairman

Our board of directors will have two co-chairman who are appointed by the controlling shareholders to act as the co-chairman at board meetings as long as the controlling shareholders hold at least 50% of all outstanding voting powers of the shareholders. Where the controlling shareholders do not have such voting power then the board of directors shall have a chairman elected and appointed by the board of directors to act as the chairman at board meetings. A vice-chairman may be appointed or elected to act in the absence of the chairman at board meetings in the same manner as above including controlling shareholders appointment.

The period for which the chairman and/or the vice-chairman shall hold office shall be determined in accordance with the Covalto A&R M&A. The co-chairman shall preside at every meeting of the board of directors at which they are present (and, where only one of the co-chairmen is present, such person shall preside as the chair of such meeting). Where a co-chairman is not present at a meeting of the board of directors, the vice-chairman, if any, shall act as chairman, or in his absence, the attending directors of the board of directors may choose one director to be the chairman of the meeting.

Inspection of Books and Records

Holders of our shares will have no general right under Cayman Islands law to inspect or obtain copies of the list of shareholders or corporate records of the Company. However, the board of directors may determine from time to time whether and to what extent our accounting records and books shall be open to inspection by shareholders who are not members of the board of directors. Notwithstanding the above, the Covalto A&R M&A provide shareholders with the right to receive annual financial statements. Such right to receive annual financial statements may be satisfied by publishing the same on the company’s website or filing such annual reports as we are required to file with the SEC.

Register of Shareholders

The Covalto Class A ordinary shares offered in this offering will be held through DTC, and DTC or Cede & Co., as nominee for DTC, will be recorded in the shareholders’ register as the holder of our Class A ordinary shares.

Under Cayman Islands law, we must keep a register of shareholders that includes:

•	the names and addresses of the shareholders, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;

•	the date on which the name of any person was entered on the register as a member; and

•	the date on which any person ceased to be a member.

Under Cayman Islands law, our register of shareholders is prima facie evidence of the matters set out therein (i.e., the register of shareholders will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of shareholders is deemed as a matter of Cayman Islands law to have prima facie legal title to the shares as set against his or her name in the register of shareholders. Upon the completion of this offering, the register of shareholders will be immediately updated to record and give effect to the issuance of new Class A ordinary shares in this offering. Once the register of shareholders has been updated, the shareholders recorded in the register of shareholders should be deemed to have legal title to the shares set against their name.

However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of shareholders reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of shareholders maintained by a company should be rectified where it considers that the register of shareholders does not reflect the correct legal position. If an application for an order for rectification of the register of shareholders were made in respect of our ordinary shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

Exempted Company

We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

•	an exempted company’s register of shareholders is not open to inspection;

•	an exempted company does not have to hold an annual general meeting;

•	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	an exempted company may register as a limited duration company; and

•	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Upon the closing of this offering, we will be subject to reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers.

Anti-Takeover Provisions in the Covalto A&R M&A

Some provisions of the Covalto A&R M&A may discourage, delay or prevent a change in our control or management that shareholders may consider favorable. In particular, our capital structure concentrates ownership of voting rights in the hands of our controlling shareholders. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire our control to first negotiate with the board of directors. However, these provisions could also have the effect of discouraging others from attempting hostile takeovers and, consequently, they may also inhibit temporary fluctuations in the market price of the Class A ordinary shares that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that shareholders may otherwise deem to be in their best interests.

Two Classes of Shares

Our Class B ordinary shares are entitled to ten (10) votes per share, while the Class A ordinary shares are entitled to one (1) vote per share. Our controlling shareholders own a majority of our Class B ordinary shares, they have the ability to elect certain directors (see “—Appointment, Disqualification and Removal of Directors”) and to determine the outcome of most matters submitted for a vote of shareholders. This concentrated voting control could discourage others from initiating any potential merger, takeover, or other change of control transaction that other shareholders may view as beneficial.

So long as our controlling shareholders have the ability to determine the outcome of most matters submitted to a vote of shareholders, third parties may be deterred in their willingness to make an unsolicited merger, takeover, or other change of control proposal, or to engage in a proxy contest for the appointment of directors. As a result, the fact that we have two classes of ordinary shares may have the effect of depriving you as a holder of Class A ordinary shares of an opportunity to sell your Class A ordinary shares at a premium over prevailing market prices and make it more difficult to replace the directors and management of Covalto.

Preferred Shares

Our board of directors is given wide powers to issue one or more classes or series of shares with preferred rights. Such preferences may include, for example, dividend rights, conversion rights, redemption privileges, enhanced voting powers and liquidation preferences.

Despite the anti-takeover provisions described above, under Cayman Islands law, our board of directors may only exercise the rights and powers granted to them under the Covalto A&R M&A, for what they believe in good faith to be in our best interests.

Protection of Non-Controlling Shareholders

The Grand Court of the Cayman Islands may, on the application of shareholders holding not less than one fifth of our shares in issue, appoint an inspector to examine the Company’s affairs and report thereon in a manner as the Grand Court shall direct.

Subject to the provisions of the Companies Act, any shareholder may petition the Grand Court of the Cayman Islands which may make a winding up order, if the court is of the opinion that this winding up is just and equitable.

Notwithstanding the U.S. securities laws and regulations that are applicable to us, general corporate claims against us by our shareholders must, as a general rule, be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by the Covalto A&R M&A.

The Cayman Islands courts ordinarily would be expected to follow English case law precedents, which permit a minority shareholder to commence a representative action against us, or derivative actions in our name, to challenge (1) an act which is ultra vires or illegal; (2) an act which constitutes a fraud against the minority and the wrongdoers themselves control Covalto; and (3) an irregularity in the passing of a resolution that requires a qualified (or special) majority.

Principal Differences between Cayman Islands and U.S. Corporate Law

The Companies Act was modelled originally after similar laws in England and Wales but does not follow subsequent statutory enactments in England and Wales. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

In certain circumstances the Companies Act allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands company and a company incorporated in another jurisdiction (provided, that is facilitated by the laws of that other jurisdiction).

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation, containing certain prescribed information. That plan or merger or consolidation must then be authorized by (x) a special resolution of the shareholders of each company; and (y) such other authorization, if any, as may be specified in such company’s articles of association. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company. The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Cayman Islands Registrar of Companies is satisfied that the requirements of the

Companies Act (which includes certain other formalities) have been complied with, the Registrar of Companies will register the plan of merger or consolidation. Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the director of the Cayman Islands company is required to make a declaration to the effect that, having made due enquiry, he is of the opinion that the requirements set out below have been met: (1) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (2) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (3) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or property or any part thereof; (4) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.

Where the surviving company is the Cayman Islands company, the director of the Cayman Islands company is further required to make a declaration to the effect that, having made due enquiry, he is of the opinion that the requirements set out below have been met: (1) that the foreign company is able to pay its debts as they fall due and that the merger or consolidated is bona fide and not intended to defraud unsecured creditors of the foreign company; (2) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (3) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (4) that there is no other reason why it would be against the public interest to permit the merger or consolidation.

Where the above procedures are adopted, the Companies Act provides for a right of dissenting shareholders to be paid a payment of the fair value of his shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows (1) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (2) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (3) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent including, among other details, a demand for payment of the fair value of his shares; (4) within seven days following the date of the expiration of the period set out in paragraph (2) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and (5) if the company and the shareholder fail to agree a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands Grand Court to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not be available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

Moreover, Cayman Islands law also has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedure of which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

•	we are not proposing to act illegally or beyond the scope of our corporate authority and the statutory provisions as to majority vote have been complied with;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such as a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act or that would amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Squeeze-Out Provisions

When a takeover offer is made and accepted by holders of 90.0% of the shares to whom the offer is made within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection may be made to the Grand Court of the Cayman Islands but is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through other means to these statutory provisions, such as a share capital exchange, asset acquisition or control, through contractual arrangements, of an operating business.

Shareholders’ Suits

Our Cayman Islands counsel is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, we will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our officers or directors usually may not be brought by a shareholder directly. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting or proposing to act illegally or beyond the scope of its authority;

•	the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

•	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Corporate Governance

Cayman Islands law restricts transactions between a company and its directors unless there are provisions in the articles of association which provide a mechanism to alleviate possible conflicts of interest. Additionally, Cayman Islands law imposes on directors’ duties of care and skill and fiduciary duties to the companies which they serve. Under the Covalto A&R M&A, a director must disclose the nature and extent of his interest in any contract or arrangement, and following such disclosure and subject to any separate requirement under applicable law or the NASDAQ corporate governance rules, and unless disqualified by the chairman of the relevant meeting, the interested director may vote in respect of any transaction or arrangement in which he or she is interested. The interested director shall be counted in the quorum at such meeting and the resolution may be passed by a majority of the directors present at the meeting.

Subject to the foregoing and the Covalto A&R M&A, our directors may exercise all the powers of Covalto to vote compensation to themselves or any member of their body in the absence of an independent quorum. We have established a nomination and compensation committee, but such committee is not required, nor is it expected, to be made up of independent directors or otherwise comply with Section 303A.05 of the Corporate Governance Rules of the NASDAQ. See “Management—Nomination and Compensation Committee.”

As a foreign private issuer, we are permitted to follow home country practice in lieu of certain NASDAQ corporate governance rules, subject to certain requirements. We currently rely, and will continue to rely, on the foreign private issuer exemption with respect to the following rules:

•

Section 303A.01 of the Corporate Governance Rules of the NASDAQ, which requires that independent directors comprise a majority of a company’s board of directors. As allowed by the laws of the Cayman Islands, independent directors do not comprise a majority of our board of directors.

•

Section 303A.04 of the Corporate Governance Rules of the NASDAQ, which requires that a company have a nomination committee comprised solely of “independent directors” as defined by Nasdaq. As allowed by the laws of the Cayman Islands, independent directors do not comprise a majority of the nomination and compensation committee of the board of directors; and

•

Section 303A.05 of the Corporate Governance Rules of the NASDAQ, which require that compensation for our executive officers and selection of our director nominees be determined by a majority of independent directors. Although we currently have a compensation committee, we are not required by the laws of the Cayman Island, nor do we intend, to have such committee comply with Section 303A.05 of the Corporate Governance Rules of the NASDAQ.

Borrowing Powers

Our directors may exercise all the powers of Covalto to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of Covalto or of any third party. Such powers may be varied by a special resolution of shareholders (requiring a two-thirds majority vote).

Indemnification of Directors and Executive Officers and Limitation of Liability

The Companies Act does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent that it may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Covalto A&R M&A provides that we shall indemnify and hold harmless our directors and officers against all actions, proceedings, costs, charges, expenses, losses, damages, liabilities, judgments, fines, settlements and other amounts incurred or sustained by such directors or officers, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil, criminal or other proceedings concerning us or our affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling the Company under the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ and Controlling Shareholders’ Fiduciary Duties

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company. Accordingly, directors owe fiduciary duties to their companies to act bona fide in what they consider to be the best interests of the company, to exercise their powers for the purposes for which they are conferred and not to place themselves in a position where there is a conflict between their personal interests and their duty to the company. Accordingly, a director owes a company a duty not to make a profit based on his or her position as director (unless the company permits him or her to do so) and a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. However, this obligation may be varied by the company’s articles of association, which may permit a director to vote on a matter in which he has a personal interest; provided, that he has disclosed that nature of his interest to the board of directors. The Covalto A&R M&A provides that a director must disclose the nature and extent of his or her interest in any contract or arrangement, and following such disclosure and subject to any separate requirement under applicable law or the NASDAQ corporate governance rules, and unless disqualified by the chairman of the relevant meeting, such director may vote in respect of any transaction or arrangement in which he or she is interested and may be counted in the quorum at the meeting.

A director of a Cayman Islands company also owes to the company duties to exercise independent judgment in carrying out his functions and to exercise reasonable skill, care and diligence, which has both objective and subjective elements. Recent Cayman Islands case law confirmed that directors must exercise the care, skill and diligence that would be exercised by a reasonably diligent person having the general knowledge, skill and experience reasonably to be expected of a person acting as a director. Additionally, a director must exercise the knowledge, skill and experience which he or she actually possesses.

A general notice may be given to the board of directors to the effect that (1) the director is a member or officer of a specified company or firm and is to be regarded as interested in any contract or arrangement which may after the date of the notice be made with that company or firm; or (2) he or she is to be regarded as interested in any contract or arrangement which may after the date of the notice to the board of directors be made with a specified person who is connected with him or her, will be deemed sufficient declaration of interest. This notice shall specify the nature of the interest in question. Following the disclosure being made pursuant to the Covalto A&R M&A and subject to any separate requirement under applicable law or the NASDAQ corporate governance rules, and unless disqualified by the chairman of the relevant meeting, a director may vote in respect of any transaction or arrangement in which he or she is interested and may be counted in the quorum at the meeting.

In comparison, under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

Furthermore, as a matter of Cayman Islands law and in contrast to the position under Delaware corporate law, controlling shareholders of Cayman Islands companies do not owe fiduciary duties to those companies, other than the limited duty that applies to all shareholders to exercise their votes to amend a company’s articles of association in good faith in the interests of the company. The absence of this minority shareholder protection might impact the ability of minority shareholders to protect their interests.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but Delaware corporations generally afford shareholders an opportunity to make proposals and nominations; provided, that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. The Covalto A&R M&A provide that upon the requisition of one or more shareholders representing not less than one-third of the voting rights entitled to vote at general meetings, the board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. The Covalto A&R M&A provide no other right to put any proposals before annual general meetings or extraordinary general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, the Covalto A&R M&A do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

The office of a director shall be vacated automatically if, among other things, he or she (1) becomes prohibited by law from being a director; (2) becomes bankrupt or makes an arrangement or composition with his creditors; (3) dies or is, in the opinion of all his co-directors, incapable by reason of mental disorder of discharging his duties as director; (4) resigns his office by notice to us; or (5) has for more than six months been absent without permission of the directors from meetings of the board of directors held during that period, and the remaining directors resolve that his/her office be vacated.

Transaction with Interested Shareholders

The Delaware General Corporation Law provides that; unless the corporation has specifically elected not to be governed by this statute, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that this person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting shares or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which the shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail itself of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that the board of directors owe duties to ensure that these transactions are entered into bona fide in the best interests of the company and for a proper corporate purpose and, as noted above, a transaction may be subject to challenge if it has the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. If the dissolution is initiated by the board of directors, it may be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company resolves by ordinary resolution that it be wound up because it is unable to pay its debts as they fall due. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Under the Companies Act, we may be dissolved, liquidated or wound up on a solvent basis by a special resolution of shareholders. The Covalto A&R M&A also give its board of directors the authority to petition the Cayman Islands Court to wind-up Covalto.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of that class, unless the certificate of incorporation provides otherwise. Under the Covalto A&R M&A, if the share capital is divided into more than one class of shares, the rights attached to any class may only be varied with the written consent of the holders of two-thirds of the shares of that class or the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class.

Also, except with respect to share capital (as described above), alterations to the Covalto A&R M&A may only be made by special resolution of shareholders (requiring a two-thirds majority vote).

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under Cayman Islands law, the Covalto A&R M&A generally (and save for certain amendments to share capital described in this section) may only be amended by special resolution of shareholders (requiring a two-thirds majority vote).

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by the Covalto A&R M&A on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in the Covalto A&R M&A governing the ownership threshold above which shareholder ownership must be disclosed.

Handling of Mail

Mail addressed to us and received at our registered office will be forwarded unopened to the forwarding address, which will be supplied by us. None of us, our directors, officers, advisors or service providers (including the organization which provides registered office services in the Cayman Islands) will bear any responsibility for any delay howsoever caused in mail reaching the forwarding address.

Cayman Islands Data Protection

We have certain duties under the Data Protection Act, 2017 of the Cayman Islands, or the DPL, based on internationally accepted principles of data privacy.

Privacy Notice

This privacy notice puts our shareholders on notice that through your investment in us you will provide us with certain personal information which constitutes personal data within the meaning of the DPL, or personal data.

Investor Data

We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities of on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPL, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPL, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPL or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in us, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How We May Use a Shareholder’s Personal Data

We may, as the data controller, collect, store and use personal data for lawful purposes, including, in particular: (1) where this is necessary for the performance of our rights and obligations under any agreements; (2) where this is necessary for compliance with a legal and regulatory obligation to which we are or may be subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or (3) where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

Why We May Transfer Your Personal Data

In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the US, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures We Take

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPL.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

DIRECTOR AND EXECUTIVE COMPENSATION

Compensation of Directors and Officers

Our directors, executive officers and management in general receive fixed and variable compensation. They also receive benefits generally in line with market practice for U.S. public companies based in Mexico. The fixed component of their compensation is set on market terms and adjusted annually. The variable component consists of cash bonuses and awards of shares (or the cash equivalent). Shares (or the cash equivalent) are awarded under our share options long term incentive program, as discussed below.

For the years ended December 31, 2021 and 2020, the aggregate compensation expense for the members of the board of directors and our executive officers for services in all capacities was U.S.$3.7 million and U.S.$3.5 million, respectively, which includes both benefits paid in kind and compensation.

For the period ended September 30, 2022, the aggregate compensation expense for the members of the board of directors and our executive officers for services in all capacities was U.S.$3.2 million, which includes both benefits paid in kind and compensation.

Equity Incentive Plans

2018 Share Plan

Covalto currently maintains the Covalto Ltd. 2018 Share Plan (the “2018 Plan”). The purpose of the 2018 Plan is to attract, incentivize and retain Covalto’s employees, outside directors and consultants through the grant of awards.

Authorized Shares

As of September 30, 2022, 85,736 Covalto Ordinary Shares were reserved and available for issuance under the 2018 Plan. Covalto Ordinary Shares subject to awards granted under the 2018 Plan that expire, are cancelled or forfeited will again become available for grant under the 2018 Plan. Similarly, Covalto Ordinary Shares withheld in settlement of a tax withholding obligation associated with an award, or in satisfaction of the exercise price payable upon exercise of an award, will again become available for future grants under the 2018 Plan. If any award or portion thereof is settled for cash, the Covalto Ordinary Shares attributable to such cash settlement will again become available for grant.

Administration

The 2018 Plan is administered by the Covalto Board, or a committee appointed by the Covalto Board. The 2018 Plan provides the administrator with full authority and discretion to take any actions it deems necessary or advisable for the administration of the 2018 Plan, including the authority to interpret the terms of the 2018 Plan and any award granted thereunder.

Eligibility

Awards may be granted to employees, outside directors and consultants of Covalto and its subsidiaries.

Grant

All awards granted pursuant to the 2018 Plan are evidenced by an award agreement, in a form approved, from time to time, by the administrator, in its sole discretion. The award agreement sets forth the terms and conditions of the award, including the type of award, number of shares subject to such award, vesting schedule and conditions (including performance goals or measures) and the exercise price, if applicable. Similarly, all sales of Covalto Ordinary Shares under the 2018 Plan (other than upon exercise of an option) are evidenced by a share purchase agreement, in a form approved, from time to time, by the administrator, in its sole discretion.

Exercise

An award under the 2018 Plan may be exercised by providing Covalto with a written notice of exercise and full payment of the exercise price for such shares underlying the award, if applicable, in such form and method as may be determined by the administrator and permitted by applicable law.

Awards

The 2018 Plan provides for the grant of stock options and restricted share units (“RSUs”).

Stock Options. Stock options may be granted under the 2018 Plan. Options granted under the 2018 Plan are in the form of nonstatutory stock options and are not intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code.

All options will expire 10 years from the date of the grant thereof, unless such shorter term of expiration is otherwise designated by the administrator. The per-share exercise price for shares to be issued upon exercise of options will be such price as is determined by the administrator at any time at its sole discretion, provided that it shall not be less than 100% of the fair market value of a share on the date of grant. The exercise price for Covalto Ordinary Shares subject to a stock option shall be as determined by the administrator in its sole discretion, and may consist of (i) cash, (ii) check, (iii) by tendering previously acquired ordinary shares owned by the participant, (iv) through any cashless exercise procedure approved by the administrator (including the withholding of shares otherwise issuable upon exercise), (v) by any combination of these methods or (vi) with any other form of consideration approved by the administrator and permitted by applicable law.

Other than by a beneficiary designation, will, the laws of descent and distribution or as otherwise determined by the administrator, neither the stock options nor any right in connection with such stock options are assignable or transferable.

RSUs. RSUs may be granted under the 2018 Plan pursuant to an award agreement. RSUs represent the right to receive from Covalto, upon the satisfaction of all applicable terms and conditions, one Covalto Ordinary Share. Holders of RSUs will not have any shareholder rights with respect to the Covalto Ordinary Shares subject to an RSU award until that award vests and any Covalto Ordinary Shares are actually issued thereunder. Prior to settlement or forfeiture, any RSU granted under the 2018 Plan may, at the discretion of the administrator, carry with it a right to dividend equivalents.

Termination of employment

Except as set forth in an applicable award agreement or as otherwise provided by the administrator, upon the termination of a grantee’s employment or service with Covalto and its subsidiaries, all unvested awards will be forfeited and vested options will be exercisable for three months following the grantee’s termination date, 6 months in the case of a termination due to the grantee’s disability, or 12 months in the case of a termination due to the grantee’s death. Upon a termination of a grantee’s employment or service with Covalto and its subsidiaries for cause, all awards, whether vested or unvested, will immediately terminate.

Transaction; Adjustment

In the event of that Covalto is party to a merger or consolidation, or in the event of a sale of all or substantially all of Covalto’s shares or assets, all Covalto Ordinary Shares acquired under the 2018 Plan and all awards outstanding thereunder on the effective date of the transaction shall be treated in the manner described in the definitive transaction agreement (or, in the event the transaction does not entail a definitive agreement to which Covalto is party, in the manner determined by the administrator, with such determination having final and binding effect on all parties), which agreement or determination need not treat all awards (or all portions of an award) in an identical manner.

In the event of a dissolution or liquidation of Covalto, all outstanding awards will terminate immediately prior to the consummation of such dissolution or liquidation.

The 2018 Plan provides for appropriate adjustments to be made to the 2018 Plan and to outstanding awards thereunder in the event of a subdivision of the outstanding shares, a declaration of a dividend payable in shares in the capital of Covalto, a combination or consolidation of the outstanding shares into a lesser number of shares, a reclassification, or any other increase or decrease in the number of issued shares effected without receipt of consideration by Covalto.

2022 Equity Incentive Plan

Prior to the Transaction, Covalto’s board of directors expects to adopt, and we expect Covalto’s stockholders to approve, the Covalto Ltd. 2022 Equity Incentive Plan (the “2022 Plan”). After the adoption of the 2022 Plan, Covalto will no longer grant any awards under the 2018 Plan; however, outstanding awards that were granted under the 2018 Plan will remain outstanding and governed by the terms of the 2018 Plan.

Purpose. The purpose of the 2022 Plan is to provide a means through which to attract and retain key personnel and to provide a means whereby Covalto’s directors, officers, employees, consultants and advisors can acquire and maintain an equity interest in Covalto, or be paid incentive compensation, including incentive compensation measured by reference to the value of Covalto’s ordinary shares, thereby strengthening their commitment to Covalto’s welfare and aligning their interests with those of Covalto’s shareholders.

Eligibility. Eligible participants are any (i) individual employed by the Company or any of its subsidiaries; provided, however, that no employee covered by a collective bargaining agreement will be eligible to receive awards under the 2022 Plan unless and to the extent that such eligibility is set forth in such collective bargaining agreement or in an agreement or instrument relating thereto; (ii) director or officer of the Company or any of its subsidiaries; or (iii) consultant or advisor to the Company or any of its subsidiaries who may be offered securities registrable pursuant to a registration statement on Form S-8 under the Securities Act, who, in the case of each of clauses (i) through (iii) above, has entered into an award agreement or who has received written notification from the board of directors or its designee that they have been selected to participate in the 2022 Plan.

Administration. The 2022 Plan will be administered by the nomination and compensation committee of Covalto’s board of directors, or such other committee of Covalto’s board of directors to which it has properly delegated power, or if no such committee or subcommittee exists, Covalto’s board of directors (such administering body referred to herein, for purposes of this description of the 2022 Plan, as the “Committee”). Except to the extent prohibited by applicable law, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it in accordance with the terms of the 2022 Plan. The Committee is authorized to: (i) designate participants; (ii) determine the type or types of awards to be granted to a participant; (iii) determine the number of ordinary shares to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with, awards; (iv) determine the terms and conditions of any award; (v) determine whether, to what extent and under what circumstances awards may be settled in, or exercised for, cash, ordinary shares, other securities, other awards or other property, or canceled, forfeited or suspended and the method or methods by which awards may be settled, exercised, canceled, forfeited or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, ordinary shares, other securities, other awards, or other property and other amounts payable with respect to an award will be deferred either automatically or at the election of the participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in, and/or supply any omission in the 2022 Plan and any instrument or agreement relating to, or award granted under, the 2022 Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee may deem appropriate for the proper administration of the 2022 Plan; (ix) adopt sub-plans; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the 2022 Plan. Unless otherwise expressly provided in the 2022 Plan, all designations, determinations, interpretations and other decisions under or with respect to the 2022 Plan or any award or any documents evidencing awards granted pursuant to the 2022 Plan are within the sole discretion of the Committee, may be made at any time, and are final, conclusive and binding upon all persons or entities, including, without limitation, Covalto, any participant, any holder or beneficiary of any award and any of Covalto’s stockholders.

Awards subject to 2022 Equity Incentive Plan. The 2022 Plan provides that the total number of ordinary shares that may be issued under the 2022 Plan is 9,132,614, or the “Absolute Share Limit” (any or all of which may be granted with respect to Covalto Class A Ordinary Shares and/or Covalto Class B Ordinary Shares). Of this amount, the maximum number of ordinary shares for which incentive stock options may be granted is 3,009,214, and during a single fiscal year, each non-employee director shall be granted a number of ordinary shares subject to awards, taken together with any cash fees paid to such non-employee director during the fiscal year, equal to a total value of U.S.$             or such lower amount as determined by Covalto’s board of directors. Except for “Substitute Awards” (as described below), to the extent that an award expires or is canceled, forfeited, terminated, settled in cash, or otherwise is settled without issuance to the participant of the full number of ordinary shares to which the award related, the unissued shares will again be available for grant under the 2022 Plan. Ordinary shares withheld in payment of the exercise price, or taxes relating to an award, and shares equal to the number of shares surrendered in payment of any exercise price, or taxes relating to an award, shall be deemed to constitute shares not issued; provided, however, that such shares shall not become available for issuance if either: (i) the applicable shares are withheld or surrendered following the termination of the 2022 Plan or (ii) at the time the applicable shares are withheld or surrendered, it would constitute a material revision of the 2022 Plan subject to stockholder approval under any then-applicable rules of the national securities exchange on which Covalto’s ordinary shares are listed. No award may be granted under the 2022 Plan after the tenth anniversary of the Effective Date (as defined in the 2022 Plan), but awards granted before then may extend beyond that date. Awards may, in the sole discretion of the Committee, be granted in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by Covalto or with which Covalto combines, or Substitute Awards, and such Substitute Awards will not be counted against the Absolute Share Limit, except that Substitute Awards intended to qualify as “incentive stock options” will count against the limit on incentive stock options described above.

All awards granted under the 2022 Plan to the Covalto Co-Founders (as such term is defined in the Business Combination Agreement) will be for Covalto Class B Ordinary Shares, and all other awards under the 2022 Plan will be for Covalto Class A Ordinary Shares.

Options. Under the 2022 Plan, the Committee may grant non-qualified stock options and incentive stock options with terms and conditions determined by the Committee that are not inconsistent with the 2022 Plan; provided, that all stock options granted under the 2022 Plan are required to have a per share exercise price that is not less than 100% of the fair market value of Covalto’s ordinary shares underlying such stock options on the date such stock options are granted (other than in the case of options that are Substitute Awards), and all stock options that are intended to qualify as incentive stock options must be granted pursuant to an award agreement expressly stating that the options are intended to qualify as incentive stock options, and will be subject to the terms and conditions that comply with the rules as may be prescribed by Section 422 of the Code. The maximum term for stock options granted under the 2022 Plan will be ten years from the initial date of grant, or with respect to any stock options intended to qualify as incentive stock options, such shorter period as prescribed by Section 422 of the Code. However, if a non-qualified stock option would expire at a time when trading of Covalto’s ordinary shares is prohibited by Covalto’s insider trading policy (or “blackout period” imposed by Covalto), the term will automatically be extended to the 30th day following the end of such period. The purchase price for the ordinary shares as to which a stock option is exercised may be paid to Covalto, to the extent permitted by law (i) in cash, check, cash equivalent and/or ordinary shares valued at the fair market value at the time the option is exercised; provided, that such ordinary shares are not subject to any pledge or other security interest and have been held by the participant for at least six months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles) or (ii) by such other method as the Committee may permit in its sole discretion, including, without limitation: (a) in other property having a fair market value on the date of exercise equal to the exercise price, (b) if there is a public market for the ordinary shares at such time, by means of a broker-assisted “cashless exercise” pursuant to which Covalto is delivered (including telephonically to the extent permitted by the Committee) a copy of irrevocable instructions to a stockbroker to sell the ordinary shares otherwise issuable upon the exercise of the option and to deliver promptly to Covalto an amount equal to the exercise price or (c) a “net exercise” procedure effected by withholding the minimum number of ordinary shares otherwise issuable in respect of an option that is needed to pay the exercise price. Any fractional ordinary shares shall be settled in cash.

Share appreciation rights. The Committee may grant share appreciation rights (“SARs”) under the 2022 Plan, with terms and conditions determined by the Committee that are not inconsistent with the 2022 Plan. The Committee may also award SARs independent of any option. Generally, each SAR will entitle the participant upon exercise to an amount (in cash, ordinary shares or a combination of cash and shares, as determined by the Committee) equal to the product of (i) the excess of (a) the fair market value on the exercise date of one share over (b) the strike price per share covered by the SAR, times (ii) the number of ordinary shares covered by the SAR, less any taxes required to be withheld. The strike price per share covered by a SAR will be determined by the Committee at the time of grant but in no event may such amount be less than 100% of the fair market value of a share on the date the SAR is granted (other than in the case of SARs granted in substitution of previously granted awards).

Restricted shares and restricted stock units. The Committee may grant restricted shares of Covalto’s ordinary shares or restricted stock units (“RSUs”), representing the right to receive, upon vesting and the expiration of any applicable restricted period, one share for each RSU, or, in the sole discretion of the Committee, the cash value thereof (or any combination thereof). As to restricted shares of Covalto’s ordinary shares, subject to the other provisions of the 2022 Plan, the holder will generally have the rights and privileges of a stockholder as to such restricted ordinary shares, including, without limitation, the right to vote such restricted ordinary shares.

Other equity-based awards and cash-based awards. The Committee may grant other equity-based or cash- based awards under the 2022 Plan, with terms and conditions determined by the Committee that are not inconsistent with the 2022 Plan.

Effect of certain events on 2022 Equity Incentive Plan and awards. In the event of (i) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, ordinary shares, other of Covalto’s securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of ordinary shares or other securities, issuance of warrants or other rights to acquire ordinary shares or other of Covalto’s securities, or other similar corporate transaction or event that affects the ordinary shares (including a “Change in Control,” as defined in the 2022 Plan); or (ii) unusual or nonrecurring events affecting Covalto, including changes in applicable rules, rulings, regulations, or other requirements, that the Committee determines, in its sole discretion, could result in substantial dilution or enlargement of the rights intended to be granted to, or available for, participants (any event in (i) or (ii), an “Adjustment Event”), the Committee will, in respect of any such Adjustment Event, make such proportionate substitution or adjustment, if any, as it deems equitable, to any or all of (a) the Absolute Share Limit, or any other limit applicable under the 2022 Plan with respect to the number of awards which may be granted thereunder; (b) the number of Covalto’s ordinary shares or other of Covalto’s securities (or number and kind of other securities or other property) which may be issued in respect of awards or with respect to which awards may be granted under the 2022 Plan; and (c) the terms of any outstanding award, including, without limitation, (x) the number of Covalto’s ordinary shares or other of Covalto’s securities (or number and kind of other securities or other property) subject to outstanding awards or to which outstanding awards relate; (y) the exercise price or strike price with respect to any award; or (z) any applicable performance measures; provided, that in the case of any “equity restructuring” (within the meaning of the FASB ASC

Topic 718 (or any successor pronouncement thereto)), the Committee will make an equitable or proportionate adjustment to outstanding awards to reflect such equity restructuring. In connection with any Adjustment Event, the Committee may, in its sole discretion, provide for any one or more of the following:

(i)

substitution or assumption of awards, acceleration of the exercisability of, lapse of restrictions on, or termination of, awards or a period of time for participants to exercise outstanding awards prior to the occurrence of such event (and any such award not so exercised will terminate upon the occurrence of such event); and

(ii)

subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, cancellation of any one or more outstanding awards and payment to the holders of such awards that are vested as of such cancellation (including, without limitation, any awards that would vest as a result of the occurrence of such event but for such cancellation or for which vesting is accelerated by the Committee in connection with such event) the value of such awards, if any, as determined by the Committee (which value, if applicable, may be based upon the price per share received or to be received by other holders of Covalto’s ordinary shares in such event), including, without limitation, in the case of stock options and SARs, a cash payment equal to the excess, if any, of the fair market value of the ordinary shares subject to the option or SAR over the aggregate exercise price or strike price thereof, or, in the case of restricted stock, restricted stock units, or other equity-based awards that are not vested as of such cancellation, a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such award prior to cancellation of the underlying shares in respect thereof.

In connection with any Change in Control, the Committee may, in its sole discretion, provide for any one or more of the following: (i) a substitution or assumption of awards, or to the extent the surviving entity does not substitute or assume the awards, full acceleration of vesting of, exercisability of, or lapse of restrictions on, as applicable, any awards, however (unless the applicable award agreement provides for different treatment upon a change in control) with respect to any performance-vested awards, any such acceleration will be based on (A) the target level of performance if the applicable performance period has not ended prior to the date of such change in control and (B) the actual level of performance attained during the performance period of the applicable performance period has ended prior to the date of such change in control; and (ii) cancellation of any one or more outstanding awards and payment to the holders of such awards that are vested as of such cancellation (including any awards that would vest as a result of the occurrence of such event but for such cancellation) the value of such awards, if any, as determined by the Committee (which value, if applicable, may be based upon the price per share received or to be received by other holders of Covalto’s ordinary shares in such event), including, in the case of options and share appreciation rights, a cash payment equal to the excess, if any, of the fair market value of the ordinary shares subject to the option or share appreciation right over the aggregate exercise price or strike price thereof.

Nontransferability of awards. Each award will not be transferable or assignable by a participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance will be void and unenforceable against Covalto or any of its subsidiaries. However, the Committee may, in its sole discretion, permit awards (other than incentive stock options) to be transferred, including transfers to a participant’s family members, any trust established solely for the benefit of a participant or such participant’s family members, any partnership or limited liability company of which a participant, or such participant and such participant’s family members, are the sole member(s), and a beneficiary to whom donations are eligible to be treated as “charitable contributions” for tax purposes.

Amendment and termination. Covalto’s board of directors may amend, alter, suspend, discontinue or terminate the 2022 Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuance or termination may be made without stockholder approval if (i) such approval is required under applicable law; (ii) it would materially increase the number of securities which may be issued under the 2022 Plan (except for adjustments in connection with certain corporate events); or (iii) it would materially modify the requirements for participation in the 2022 Plan; provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any participant or any holder or beneficiary of any award will not to that extent be effective without such individual’s consent.

The Committee may, to the extent consistent with the terms of any applicable award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any award granted or the associated award agreement, prospectively or retroactively (including after a Termination, as defined in the 2022 Plan); provided that, except as otherwise permitted in the 2022 Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any participant with respect to such award will not to that extent be effective without such individual’s consent; provided, further, that without stockholder approval, except as otherwise permitted in the 2022 Plan, (i) no amendment or modification may reduce the exercise price of any option or the strike price of any SAR; (ii) the Committee may not cancel any outstanding option or SAR and replace it with a new option or SAR (with a lower exercise price or strike price, as the case may be) or other award or cash payment that is greater than the value of the cancelled option or SAR; and (iii) the Committee may not take any other action which is considered a “repricing” for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which Covalto’s securities are listed or quoted.

Dividends and dividend equivalents. The Committee in its sole discretion may provide, as part of an award, dividends or dividend equivalents, on such terms and conditions as may be determined by the Committee in its sole discretion. Any dividends payable in respect of restricted stock awards that remain subject to vesting conditions shall be retained by the Company and delivered to the participant within 15 days following the date on which such restrictions on such restricted stock awards lapse, and, if such restricted stock is forfeited, the participant shall have no right to such dividends. Dividends attributable to RSUs shall be distributed to the participant in cash or, in the sole discretion of the Committee, in ordinary shares having a fair market value equal to the amount of such dividends, upon the settlement of the RSUs and, if such RSUs are forfeited, the participant shall have no right to such dividends.

Clawback/Repayment. All awards are subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by Covalto’s board of directors or the nomination and compensation committee and as in effect from time to time and (ii) applicable law. To the extent that a participant receives any amount in excess of the amount that the participant should otherwise have received under the terms of the award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the participant will be required to repay any such excess amount to the Company.

Executive Go-Forward Equity Grants

In connection with the Closing, the Co-Founders and our Chief Financial Officer, Eduardo Mendoza, will each receive an incentive equity grant under the 2022 Plan (collectively, the “Go-Forward Equity Grants”). The Co-Founders will each receive a Go-Forward Equity Grant in an aggregate amount representing 4% of the fully diluted Covalto Class B Ordinary Shares, and Mr. Mendoza will receive a Go-Forward Equity Grant in an aggregate amount representing 0.80% of the fully diluted Covalto Class A Ordinary Shares.

One-quarter of the Go-Forward Equity Grant to Mr. Mendoza will be fully vested at grant. A portion of each Go-Forward Equity Grant (50% for each of Mr. Poritz and Mr. Apoj and 37.50% for Mr. Mendoza) will be subject to time-based vesting requirements and will vest, subject to the applicable executive’s continued employment, in equal monthly installments over twenty-four (24) months following the Closing Date, and a portion of each Go-Forward Equity Grant (50% for each of Mr. Poritz and Mr. Apoj and 37.50% for Mr. Mendoza) (the “Performance-Vesting Portion”) will vest, if at all, upon the achievement of certain share price performance objectives within five (5) years following the Closing Date, as described in more detail below.

One-half of the Performance-Vesting Portion will vest, if at all, at any time during the five (5) years following the Closing Date that the closing share price of Covalto Class A Ordinary Shares is greater than or equal to U.S.$13.50 over any twenty (20) trading days within any thirty (30) trading day period. The remainder of the Performance-Vesting Portion will vest, if at all, at any time during the five (5) years following the Closing Date that the closing share price of Covalto Class A Ordinary Shares is greater than or equal to U.S.$17.50 over any twenty (20) trading days within any thirty (30) trading day period.

COMPARISON OF RIGHTS OF COVALTO SHAREHOLDERS AND LIVB SHAREHOLDERS

The rights of the Covalto Shareholders and the relative powers of the Covalto Board are governed by the laws of the Cayman Islands and the Covalto A&R Articles. As a result of the Merger, securities held by the LIVB securityholders will be canceled and automatically converted into the right to receive Covalto Ordinary Shares and/or Covalto Warrants. Each Covalto Ordinary Share will be issued in accordance with, and subject to the rights and obligations of, the Covalto A&R Articles. Because Covalto is, and will remain, at the Effective Time, a company incorporated and existing under the laws of the Cayman Islands, the rights of the LIVB Shareholders will be governed by Cayman Islands law and the Covalto A&R Articles.

Many of the principal attributes of Covalto Ordinary Shares and LIVB Ordinary Shares will be similar. However, there are differences between the rights of Covalto Shareholders. In addition, there are differences between the Covalto A&R Articles as such will be in effect from and after the consummation of the Merger and the LIVB Memorandum and Articles of Association.

The following is a summary comparison of certain material differences between the rights of LIVB Shareholders under the LIVB Memorandum and Articles of Association, and the rights of Covalto Shareholders under the Covalto A&R Articles. The discussion in this section does not include a description of rights or obligations under the U.S. federal securities laws or the NASDAQ corporate governance rules or of Covalto’s or LIVB’s governance or other policies.

The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the Companies Act, the Covalto A&R Articles and the LIVB Memorandum and Articles of Association. You are also urged to carefully read the relevant provisions of the Companies Act and, for a more complete understanding of the differences between being a Covalto Shareholder and a LIVB Shareholder, the Covalto A&R Articles and the LIVB Memorandum and Articles of Association.

	Covalto	LIVB
Authorized and Outstanding Capital Share	Upon the Closing, Covalto’s authorized capital shall include two classes of shares: Covalto Class A Ordinary Shares, par value U.S.$0.0001, and Covalto Class B Ordinary Shares, par value U.S.$0.0001.	LIVB’s share capital is U.S.$55,500 divided into 500,000,000 Class A ordinary shares of a par value of U.S.$0.0001 each, 50,000,000 Class B ordinary shares of a par value of U.S.$0.0001 each and 5,000,000 preference shares of a par value of U.S.$0.0001 each.

Extraordinary General Meetings of Shareholders	An extraordinary general meeting may be called by the board of directors or requisitioned by one or more shareholders representing one-third of the votes entitled to be cast at general meetings.	The directors, the chief executive officer or the chairman of the board of directors may convene a general meeting of LIVB, and they shall on a members’ requisition of members holding not less than thirty per cent in par value of the issued Shares convene an extraordinary general meeting of LIVB.

Voting	Save in respect of any separate class meetings in respect of a variation of rights attaching specifically to a class	Every member present in any such manner shall have one vote for every share of which he is the

	Covalto	LIVB
	of share, holders of Covalto Class A Ordinary Shares and Covalto Class B Ordinary Shares vote together as one class on all matters (including the appointment of directors), provided that holders of Covalto Class A Ordinary Shares will be entitled to cast one vote per share, while holders of Covalto Class B Ordinary Shares will be entitled to cast 10 votes per share. See “Description of Covalto Securities—Share Capital” for further information regarding the voting rights and limitations associated with the Covalto Class B Ordinary Shares.	holder, save that prior to the consummation of a business combination, LIVB may by ordinary resolution of the holders of the Class B Shares appoint or remove any person as a Director.

Action by Written Consent	Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of Covalto.	A resolution (including a special resolution) in writing (in one or more counterparts) signed by or on behalf of all of the members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of LIVB duly convened and held.

Quorum	One or more Members holding not less than one-third in aggregate of the voting power of all Shares in issue and entitled to vote, present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative.	The holders of one-third of the shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum for a general meeting of LIVB.

Notice of Meetings	Any general meeting, if and when called in accordance with Article 16 of the Covalto A&R M&A, shall be called by at least 10 clear days’ notice in writing to all shareholders. Extraordinary general meetings (not being the annual general meeting) may be called on shorter notice only with the consent in writing of shareholders holding not less than 75% of the Shares.	At least five clear days’ notice shall be given of any general meeting of LIVB. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting.

	Covalto	LIVB
Charter Amendments

Subject to the Companies Act and as provided in the Covalto A&R M&A, the Company may at any time and from time to time by Special Resolution alter or amend the Covalto A&R M&A in whole or in part.

A special resolution may be: (i) passed by a majority of at least two-thirds of the votes cast by, or on behalf of, the Members entitled to vote (taking into account the number of votes per Share that such Members hold) present in person or by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a Special Resolution has been duly given; or (ii) approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members.

Subject to the Companies Act and the provisions relating to the appointment of directors of LIVB, the Company may by special resolution alter or add to the memorandum and/or articles of association of LIVB.

Size of Board, Appointment of Directors	Unless otherwise determined by a special resolution of shareholders, the board of directors will be composed of not less than three (3) directors and not more than eleven (11) directors, and there shall initially be five (5) directors, three of whom shall initially be independent directors. Except for directors appointed by the controlling shareholders, directors shall be elected by an ordinary resolution of shareholders, which requires the affirmative vote of a simple majority of the votes cast on the resolution by the shareholders entitled to vote who are present, in person or by proxy, at the meeting.	LIVB must have a board of directors consisting of not less than one person provided however that LIVB may by ordinary resolution increase or reduce the limits in the number of directors. Prior to the consummation of a business combination, LIVB may by ordinary resolution of the holders of the Class B Shares appoint any person as a Director. After the consummation of a business combination, LIVB may by ordinary resolution appoint any person to be a director.

Removal of Directors	Subject to provisions in the Covalto A&R M&A relating to the automatic vacation of office by a director, and except for directors appointed by the controlling shareholders, which may be removed by them at any time at their discretion, before the expiration of his or her term of office, a director may only be removed for cause by ordinary	Prior to the consummation of a business combination, LIVB may by ordinary resolution of the holders of the Class B Shares remove any person as a Director. After the consummation of a business combination, LIVB may by ordinary resolution remove any person as a director.

	Covalto	LIVB
resolution in accordance with the Covalto A&R M&A.

Board Vacancies and Newly Created Directorships	Any vacancies on the board of directors that arise other than upon the removal of a director by resolution passed at a general meeting may be filled by the remaining directors (notwithstanding that they may constitute less than a quorum). Any such appointment shall be as an interim director to fill such vacancy until the next annual general meeting of shareholders.	The directors may appoint any person to be a director, either to fill a vacancy or as an additional director provided that the appointment does not cause the number of directors to exceed any number fixed by or in accordance with the LIVB Memorandum and Articles of Association as the maximum number of directors.

Indemnification and Advancement	The Covalto A&R M&A provide that, subject to the provisions of the Companies Act and Cayman Islands law generally, each indemnified person is entitled to be indemnified by Covalto against all actions, proceedings, costs, charges, expenses, losses, damages, liabilities, judgments, fines, settlements and other amounts incurred or sustained by him otherwise than by reason of his own dishonesty, willful default or fraud in or about the conduct of Covalto’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any losses incurred by him in defending or investigating (whether successfully or otherwise) any civil, criminal, investigative and administrative proceedings concerning or in any way related to Covalto or its affairs in any court whether in the Cayman Islands or elsewhere.

Every director and officer (which for the avoidance of doubt, shall not include auditors of LIVB), together with every former director and former officer (each an “Indemnified Person”) shall be indemnified out of the assets of LIVB against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, willful neglect or willful default.

LIVB shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF

COVALTO, LIVB AND THE POST-CLOSING COMBINED COMPANY

Covalto Beneficial Ownership

The following table sets forth information regarding the beneficial ownership of Covalto’s voting securities as of September 30, 2022 by:

•	each person known by Covalto to beneficially own more than 5% of the outstanding shares of Covalto, taking into account the Preferred Share Conversion;

•	each of Covalto’s current executive officers and directors; and

•	all of Covalto’s current executive officers and directors as a group.

Unless otherwise indicated, Covalto believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Except as otherwise noted herein, the number and percentage of Covalto Ordinary Shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, a person is deemed to be a beneficial owner of a security if that person has sole or shared voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security. In determining beneficial ownership percentages, Covalto deems ordinary shares that a shareholder has the right to acquire, including Covalto Ordinary Shares issuable pursuant to options that are currently exercisable or exercisable within 60 days of September 30, 2022, if any, to be outstanding and to be beneficially owned by the person with such right to acquire additional Covalto Ordinary Shares for the purposes of computing the percentage ownership of that person (including in the total when calculating the applicable beneficial owner’s percentage of ownership), but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person.

The calculation of the percentage of beneficial ownership is based on 26,089,185 outstanding Covalto Ordinary Shares, as of September 30, 2022. The table does not take into effect the Closing True-up or the Preferred Share Conversion.

	Shares(1)
Name and Address of Beneficial Owner(2)	Number(3)	Percentage	% of Total Voting Power
Five Percent Holders:
Kaszek Ventures III, L.P.(3)	4,858,680	18.62%	18.62%
Allan Apoj	3,770,066	13.62%	13.62%
David Poritz	3,770,066	13.62%	13.62%
NRZ RMBS V L.L.C.	2,045,910	7.84%	7.84%
QED LatAm Fund LP(4)	1,723,505	6.61%	6.61%
Elevar Investments Canada LP	1,719,660	6.59%	6.59%
Current Directors and Executive Officers of Covalto:
David Poritz	3,770,066	13.62%	13.62%
Allan Apoj	3,770,066	13.62%	13.62%
Ricardo Rodriguez	76,186	*	*
Felipe Chico	—	—	—
Eduardo Mendoza	431,041	1.57%	1.57%
Sergio Arias	2,220	*	*
Jean-Bernard Rolland	60,297	*	*
Sanjeev Patny	112,176	*	*

	Shares(1)
Name and Address of Beneficial Owner(2)	Number(3)	Percentage	% of Total Voting Power
Mark McCoy	25,667	*	*
Ariel Lupa	102,241	*	*
Arturo Barrientos	30,124	*	*
Ricardo Combariza	23,911	*	*
Eric Schwartz	23,241	*	*
Alberto Mulás	828	*	*
Claudio Alves de Lima	4,687	*	*
José Luis Villeda	648	*	*
Pedroluiz Ibarra	1,166	*	*
All Directors and Executive Officers of Covalto as a Group (17 persons)	8,434,565	27.97%	27.97%

*	Less than 1%.
(1)

Interests shown consist of Covalto Ordinary Shares and Covalto Preferred Shares. Upon consummation of the Pre-Closing Capital Restructuring, (i) each Covalto Preferred Share, will be converted into a Covalto Ordinary Share, (ii) each Covalto Ordinary Share will be re-designated as a Class A ordinary share, par value U.S.$0.0001, of Covalto, and (iii) a new class of Class B ordinary shares of Covalto, having the same par value as the Class A Ordinary Shares and carry voting rights in the form of 10 votes per share, will be created.

(2)	Unless otherwise noted, the business address of each beneficial owner is c/o Boulevard Miguel de Cervantes Saavedra 233, Mexico City, Mexico, 11520.
(3)

Includes ownership from Kaszek Ventures Opportunity I, L.P. and Kaszek Ventures Opportunity II, L.P. The address of Kaszek Ventures III, L.P. is Biotec Plaza Building, Office 14, Zonamerica, Montevideo, Uruguay. Kaszek Ventures Opportunity I, L.P. is a Cayman Islands exempted limited partnership whose ultimate general partner is Kaszek Ventures Opportunity Partners I, Ltd., a Cayman Islands exempted company. Hernan Kazah and Nicolas Szekasy are the only directors of Kaszek Ventures Opportunity Partners I, Ltd. In their capacity as such, they have exclusive control of the management of Kaszek Ventures Opportunity Partners I, Ltd. The business address for each person and entity named in this footnote is Campbells Corporate Services Limited, Floor 4, Willow House, Cricket Square, Grand Cayman, KY1-9010, Cayman Islands. Kaszek Ventures Opportunity II, L.P. is a Cayman Islands exempted limited partnership whose ultimate general partner is Kaszek Ventures Opportunity Partners II, Ltd., a Cayman Islands exempted company. Hernan Kazah and Nicolas Szekasy are the only directors of Kaszek Ventures Opportunity Partners II, Ltd. In their capacity as such, they have exclusive control of the management of Kaszek Ventures Opportunity Partners II, Ltd. The business address for each person and entity named in this footnote is Campbells Corporate Services Limited, Floor 4, Willow House, Cricket Square, Grand Cayman, KY1-9010, Cayman Islands.

(4)

Includes ownership from QED LatAm Fund II, LP., an Ontario, Canada Limited Partnership controlled by Nigel Morris and QED Fund III, LP., a Delaware Limited Partnership controlled by Nigel Morris. The business address for each person and entity named in this footnote is 405 Cameron Street, Alexandria, Virginia 22314.

LIVB Beneficial Ownership

The following table sets forth information regarding the beneficial ownership of LIVB’s voting securities as of September 30, 2022 by:

•	each person known by LIVB to beneficially own more than 5% of the outstanding shares of LIVB;

•	each of LIVB’s current executive officers and directors; and

•	all of LIVB’s current executive officers and directors as a group.

Unless otherwise indicated, LIVB believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Except as otherwise noted herein, the number and percentage of LIVB Ordinary Shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, a person is deemed to be a beneficial owner of a security if that person has sole or shared voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security. In determining beneficial ownership percentages, LIVB deems ordinary shares that a shareholder has the right to acquire, including the LIVB Ordinary Shares issuable pursuant to options that are currently exercisable or exercisable within 60 days of September 30, 2022, if any, to be outstanding and to be beneficially owned by the person with such right to acquire additional ordinary shares for the purposes of computing the percentage ownership of that person (including in the total when calculating the applicable beneficial owner’s percentage of ownership), but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person.

The calculation of the percentage of beneficial ownership is based on 12,543,417 outstanding LIVB Ordinary Shares, as of September 30, 2022. The table below includes certain information relating to the beneficial ownership of LIVB Ordinary Shares for persons and entities who are not affiliated with us, and as a result, we have provided the information regarding the beneficial ownership of LIVB Ordinary Shares of such persons or entities, primarily based upon the information provided to us or publically available to us through their respective filings on Schedule 13G pursuant to the Exchange Act. Such beneficial owners may have sold, transferred or otherwise disposed of some or all of their shares since the date on which such information was furnished. Information concerning such shareholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly and as required.

	Ordinary Shares
Name and Address of Beneficial Owner(1)	Class A Ordinary Shares	Class A %	Class B Ordinary Shares	Class B %	% of Total Voting Power
Five Percent Holders:
LIV Capital Acquisition Sponsor II, L.P.(2)	—	—%	933,417	32.60%	7.44%
Beryl Capital Partners II LP(3)	597,544	5.41%	—	—	4.76%
Linden Capital L.P.(4)	680,000	5.86%	—	—	5.42%
Saba Capital Management GP, LLC(5)	650,000	5.60%	—	—	5.18%
Current Directors and Executive Officers of LIVB:
Alexander R. Rossi	—	—%	523,417	56.08%	4.17%
Humberto Zesati	—	—%	—	—%	—%
Miguel Ángel Dávila	—	—%	—	—%	—%
Luis Rodrigo Clemente Gamero	—	—%	—	—%	—%
Carlos Alberto Rohm	—	—%	60,000	6.43%	0.48%
José Antonio Solano Arroyo	—	—%	—	—%	—%
Javier Maurilio Nájera Muñoz	—	—%	70,000	7.50%	0.56%
José Alverde Losada	—	—%	—	—%	—%
Jorge Esteve Recolons	—	—%	—	—%	—%
All Directors and Executive Officers of LIVB as a Group (9 persons)	—	—%	653,417	70.00%	5.21%

(1)	Unless otherwise noted, the mailing address of each of the following entities or individuals is Torre Virreyes Pedregal No. 24, Piso 6-601 Col. Molino del Rey, México, CDMX, C.P. 11040.
(2)

Messrs. Rossi, Zesati and Dávila are the three managers of the Sponsor’s general partner, LIV Sponsor II GP, LLC. Any action by the Sponsor’s general partner with respect to LIVB or the founders shares, including voting and dispositive decisions, requires a majority vote of the managers of the Sponsor’s general partner. Under the so-called “rule of three,” because voting and dispositive decisions are made by a majority of the managers of the Sponsor’s general partner, none of the managers of the Sponsor’s general partner is deemed to be a beneficial owner of the Sponsor’s securities, even those in which it holds a pecuniary interest. Accordingly, none of Messrs. Rossi, Zesati and Dávila is deemed to have or share beneficial ownership of the founders shares held by the Sponsor.
(3)

Consists of 597,544 LIVB Class A Ordinary Shares held by Beryl Capital Management LLC. Beryl Capital Management LLC disclaims beneficial ownership of its respective LIVB Class A Ordinary Shares except to the extent of that person’s pecuniary interest therein. The address of Beryl Capital Management LLC is 1611 S. Catalina Ave., Suite 309, Redondo Beach, CA 90277.

(4)

Consists of 680,000 LIVB Class A Ordinary Shares held by Linden Capital L.P. (“Linden Capital”) and one or more separately managed accounts (the “Managed Accounts”). Linden GP LLC is the general partner of Linden Capital and, in such capacity, may be deemed to beneficially own the Shares held by Linden Capital. Linden Advisors LP is the investment manager of Linden Capital and trading advisor or investment advisor for the Managed Accounts. Siu Min (Joe) Wong (“Mr. Wong”) is the principal owner and controlling person of Linden Advisors and Linden GP. In such capacities, Linden Advisors and Mr. Wong may each be deemed to beneficially own the Shares held by each of Linden Capital and the Managed Accounts. The principal business address for Linden Capital is Victoria Place, 31 Victoria Street, Hamilton HM10, Bermuda. The principal business address for each of Linden Advisors, Linden GP and Mr. Wong is 590 Madison Avenue, 15th Floor, New York, New York 10022.

(5)

Consists of 650,000 LIVB Class A Ordinary Shares held by Saba Capital Management GP, LLC. Saba Capital Management GP, LLC disclaims beneficial ownership of its respective LIVB Class A Ordinary Shares except to the extent of that person’s pecuniary interest therein. The address of Saba Capital Management GP, LLC is 1611 S. Catalina Ave., Suite 309, Redondo Beach, CA 90277.

Post-Merger Covalto Beneficial Ownership

The following table sets forth information regarding the beneficial ownership of Covalto’s voting securities immediately after the consummation of the Merger by:

•	each person known by Covalto to beneficially own more than 5% of the outstanding shares of Covalto immediately after the consummation of the Merger;

•	each person who will be an executive officer or director of Covalto’s upon the consummation of the Merger; and

•	all of the persons who will be executive officers and directors upon the consummation of the Merger as a group.

Unless otherwise indicated, Covalto believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Except as otherwise noted herein, the number and percentage of Covalto Ordinary Shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, a person is deemed to be a beneficial owner of a security if that person has sole or shared voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security. In determining beneficial ownership percentages, Covalto deems ordinary shares that a shareholder has the right to acquire, including the Covalto Ordinary Shares issuable pursuant to options that are currently exercisable or exercisable within 60 days of September 30, 2022, if any, to be outstanding and to be beneficially owned by the person with such right to acquire additional Covalto Ordinary Shares for the purposes of computing the percentage ownership of that person (including in the total when calculating the applicable beneficial owner’s percentage of ownership), but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person.

The expected beneficial ownership of Covalto Ordinary Shares post-Closing has been determined based upon the following: (i) (x) in the no redemption scenario, that no holders of LIVB Class A Ordinary Shares exercise their redemption rights, or (y) in the maximum redemption scenario, that holders of LIVB Class A

Ordinary Shares exercise their redemption rights; (ii) none of the investors set forth in the table below has purchased or purchases Covalto Class A Ordinary Shares post-Closing; (iii) the Covalto Preferred Conversion, the Pre-Closing Capital Restructuring and the Closing True-Up shall have been effected; (iv) (x) in the no redemption scenario, 11,450,000 Covalto Ordinary Shares are issued to holders of LIVB Class A Ordinary Shares (other than the Sponsor), or (y) in the maximum redemption scenario, zero Covalto Class A Ordinary Shares are issued to holders of LIVB Class A Ordinary Shares (other than the Sponsor); (v) (x) in the no redemption scenario, 3,022,500 Covalto Class A Ordinary Shares are issued to holders of LIVB Class B Ordinary Shares (including the Sponsor), or (y) in the maximum redemption scenario, 3,022,500 Covalto Class A Ordinary Shares are issued to holders of LIVB Class B Ordinary Shares (including the Sponsor); (vi) 42,833,627 Covalto Class A Ordinary Shares and 9,666,372 Covalto Class B Ordinary Shares will be held by current Covalto shareholders after giving effect to the Preferred Share Conversion, the Pre-Closing Capital Restructuring and the Closing True-Up, which represents 40,951,968 Covalto Ordinary Shares outstanding immediately prior to the Merger; (vii) (x) in the no redemption scenario, there will be an aggregate of 59,990,832 Covalto Class A Ordinary Shares and 12,568,755 Covalto Class B Ordinary Shares issued and outstanding following the Closing or, in the maximum redemption scenario 48,081,839 Covalto Class A Ordinary Shares and 12,072,547 Covalto Class B Ordinary Shares issued and outstanding following the Closing; (viii) no Earn-Out Shares are issued; and (ix) (x) in the no redemption scenario, 145,119 Covalto Class A Ordinary Shares and 2,902,383 Covalto Class B Ordinary Shares are granted to executive officers as closing date RSU grants and (y) in the maximum redemption scenario, 120,309 Covalto Class A Ordinary Shares and 2,406,175 Covalto Class B Ordinary Shares are granted to executive officers as closing date RSU grants (which figures exclude any closing date RSU grants subject to any performance-based conditions).

Name and Address of Beneficial Owner(1) (2)	Post-Merger Assuming No Redemption(3)					Post-Merger Assuming Maximum Redemption(3)
	Covalto Class A Ordinary Shares		Covalto Class B Ordinary Shares		% of Total Voting Power	Covalto Class A Ordinary Shares		Covalto Class B Ordinary Shares		% of Total Voting Power
	Number	%	Number	%	%	Number	%	Number	%	%
Five Percent Holders:
David Poritz	—	—	5,917,977	8.50%	33.60%	—	—	5,669,873	9.91%	35.60%
Allan Apoj	—	—	5,917,977	8.50%	33.60%	—	—	5,669,873	9.91%	35.60%
Kaszek Ventures III, L.P(4).	6,289,128	9.04%	—	—	3.57%	6,289,128	11.00%	—	—	3.95%
Banco Actinver, S.A., Institución de Banca Múltiple, Grupo Financiero Actinver, División Fiduciaria Acting Solely as Trustee of the Contrato de Fideicomiso Irrevocable No. 5357 Identified as “Fideicomiso LIV SPV”	3,353,338	4.82%	—	—	1.90%	3,353,338	5.86%	—	—	2.11%
Current Directors and Executive Officers of Covalto:
David Poritz	—	—	5,917,977	8.50%	33.60%	—	—	5,669,873	9.91%	35.60%
Allan Apoj	—	—	5,917,977	8.50%	33.60%	—	—	5,669,873	9.91%	35.60%
Ricardo Rodriguez	91,465	*	—	—	*	91,465	*	—	—	*
Felipe Chico	—	—	—	—	—	—	—	—	—	—
Eduardo Mendoza	528,201	*	—	—	*	526,291	*	—	—	*
Sergio Arias	2,665	*	—	—	*	2,665	*	—	—	*
Jean-Bernard Rolland	72,389	*	—	—	*	72,389	*	—	—	*
Sanjeev Patny	134,672	*	—	—	*	134,672	*	—	—	*
Mark McCoy	30,814	*	—	—	*	30,814	*	—	—	*
Ariel Lupa	122,745	*	—	—	*	122,745	*	—	—	*
Arturo Barrientos	36,165	*	—	—	*	36,165	*	—	—	*
Ricardo Combariza	28,706	*	—	—	*	28,706	*	—	—	*
Eric Schwartz	27,902	*	—	—	*	27,902	*	—	—	*
Alberto Mulás	994	*	—	—	*	994	*	—	—	*
Claudio Alves de Lima	5,627	*	—	—	*	5,627	*	—	—	*
José Luis Villeda	778	*	—	—	*	778	*	—	—	*
Pedroluiz Ibarra	1,400	*	—	—	*	1,400	*	—	—	*
All Directors and Executive Officers of Covalto as a Group (17 persons)	1,084,523	1.56%	11,835,954	17.01%	67.82%	1,082,613	1.89%	11,339,746	19.83%	71.89%

*	Less than 1%.
(1)	Unless otherwise noted, the business address of each beneficial owner is c/o Boulevard Miguel de Cervantes Saavedra, Floor 16 11520 Mexico City, Mexico.
(2)

Assumes (i) the conversion of all Mandatorily Convertible Notes and convertible notes held by Victory Park Capital, (ii) the exercise of warrants, and (iii) the exercise of all options currently exercised or exercisable within 60 days of September 30, 2022.

(3)

Interests shown consist of Covalto Ordinary Shares and Covalto Preferred Shares. Upon consummation of the Pre-Closing Capital Restructuring, (i) each Covalto Preferred Share, will be converted into a Covalto Ordinary Share, (ii) each Covalto Ordinary Share will be re-designated as a Class A ordinary share, par value U.S.$0.0001, of Covalto, and (iii) a new class of Class B ordinary shares of Covalto, having the same par value as the Class A Ordinary Shares and carry voting rights in the form of 10 votes per share, will be created.

(4)

Includes ownership from Kaszek Ventures Opportunity I, L.P. and Kaszek Ventures Opportunity II, L.P. The address of Kaszek Ventures III, L.P. is Biotec Plaza Building, Office 14, Zonamerica, Montevideo, Uruguay. Kaszek Ventures Opportunity I, L.P. is a Cayman Islands exempted limited partnership whose ultimate general partner is Kaszek Ventures Opportunity Partners I, Ltd., a Cayman Islands exempted company. Hernan Kazah and Nicolas Szekasy are the only directors of Kaszek Ventures Opportunity Partners I, Ltd. In their capacity as such, they have exclusive control of the management of Kaszek Ventures Opportunity Partners I, Ltd. The business address for each person and entity named in this footnote is Campbells Corporate Services Limited, Floor 4, Willow House, Cricket Square, Grand Cayman, KY1-9010, Cayman Islands. Kaszek Ventures Opportunity II, L.P. is a Cayman Islands exempted limited partnership whose ultimate general partner is Kaszek Ventures Opportunity Partners II, Ltd., a Cayman Islands exempted company. Hernan Kazah and Nicolas Szekasy are the only directors of Kaszek Ventures Opportunity Partners II, Ltd. In their capacity as such, they have exclusive control of the management of Kaszek Ventures Opportunity Partners II, Ltd. The business address for each person and entity named in this footnote is Campbells Corporate Services Limited, Floor 4, Willow House, Cricket Square, Grand Cayman, KY1-9010, Cayman Islands.

PRICE RANGE OF SECURITIES AND DIVIDENDS

LIVB

Price range of LIVB securities

LIVB’s units, public shares and public warrants are currently listed on the Nasdaq Stock Market LLC under the symbols “LIVBU,” “LIVB” and “LIVBW,” respectively.

The closing price of the LIVB Units, LIVB Class A ordinary shares and public warrants on August 17, 2022, the last trading day before announcement of the execution of the Business Combination Agreement, was U.S.$10.07, U.S.$10.04 and U.S.$0.090, respectively. As of                , 2023, the record date for the Special Meeting, the closing price for each LIVB Unit, LIVB Class A ordinary shares and LIVB public warrant was U.S.$                , U.S.$                , and U.S.$                , respectively.

Holders of the LIVB Units, LIVB Class A ordinary shares and LIVB Public Warrants should obtain current market quotations for their securities. The market price of LIVB’s securities could vary at any time before the business combination.

Holders

As of September 30, 2022, there were                holders of record of LIVB Units, one holder of record of LIVB Class A ordinary shares,                holders of record of LIVB Class B ordinary shares and                holders of record of the LIVB Public Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose units, public shares and public warrants are held of record by banks, brokers and other financial institutions.

Dividend Policy

LIVB has not paid any cash dividends on the ordinary shares to date and does not intend to pay cash dividends prior to the completion of the business combination. The payment of cash dividends in the future will be dependent upon Covalto’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the business combination, as well as the terms of any debt agreements to which Covalto may be subject. The payment of any cash dividends subsequent to the business combination will be within the discretion of Covalto’s board of directors at such time.

Covalto

Price range of Covalto securities

Historical market price information regarding Covalto is not provided because there is no public market for its securities. Covalto is applying to list the Covalto Class A Ordinary Shares on the NASDAQ upon the Effective Time under the ticker symbols “CVTO.”

Holders

As of the date of this proxy statement/prospectus, Covalto had approximately holders of record of.

Dividends

Following consummation of the Merger, the Covalto Board will consider whether or not to institute a dividend policy. Covalto currently expects to retain all future earnings for use in the operation and expansion of its business and does not plan to pay any dividends on Covalto Ordinary Shares in the near future. The declaration, payment and amount of any future dividends will be made at the discretion of the Covalto Board and will depend upon, among other things, the results of operations, cash flows and financial condition, operating and capital requirements, and other factors as the Covalto Board considers relevant. Any such distributions will also need to comply with the requirements of the Companies Act. See “Description of Covalto Securities–Covalto Ordinary Shares—Covalto Class A Ordinary Shares—Dividend Rights.” There is no assurance that future dividends will be paid, and if dividends are paid, there is no assurance with respect to the amount of any such dividend.

The distribution of dividends may also be limited by the laws of the Cayman Islands. Under the Covalto A&R M&A, dividend distributions may be determined by the Covalto Board, without the need for shareholder approval. Payment of dividends may be subject to withholding taxes. See “Certain Material Cayman Tax Considerations” and “Certain Material Mexican Tax Considerations” for additional information.

SHAREHOLDER PROPOSALS AND NOMINATIONS

ANNUAL AND EXTRAORDINARY MEETING SHAREHOLDER PROPOSALS

If the Merger is consummated, you will be entitled to attend and participate in Covalto’s annual meetings of shareholders, as well as in any special shareholder meeting that may be called and convened in accordance with the Companies Act and Covalto’s A&R M&A. Covalto Shareholders who are eligible to do so may propose items to the agenda of such meetings in accordance with the Companies Act and Covalto’s A&R M&A, as discussed in more detail in the section of this proxy statement/prospectus entitled “Description of Covalto Securities—Shareholder Meetings.” If Covalto holds an annual meeting of shareholders during the year of the Closing, it will provide notice of or otherwise publicly disclose the date on which such annual meeting will be held. As a foreign private issuer, Covalto will not be subject to the SEC’s proxy rules.

APPRAISAL RIGHTS

Dissent Rights and Limitations

The Companies Act prescribes when LIVB Shareholder appraisal rights will be available and sets the limitations on such rights. Where such rights are available, LIVB Shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, LIVB Shareholders are still entitled to exercise the rights of redemption, as set out in the section of this proxy statement/prospectus entitled “Special Meeting of LIVB Shareholders—Redemption Rights,” and the LIVB Board is of the view that the redemption proceeds payable to LIVB Shareholders who exercise such redemption rights represents the fair value of those shares. Extracts of relevant sections of the Companies Act follow:

238. (1) A member of a constituent company incorporated under this Act shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation.

(2) A member who desires to exercise that person’s entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

(3) An objection under subsection (2) shall include a statement that the member proposes to demand payment for that person’s shares if the merger or consolidation is authorised by the vote.

(4) Within twenty days immediately following the date on which the vote of members giving authorisation for the merger or consolidation is made, the constituent company shall give written notice of the authorisation to each member who made a written objection.

(5) A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of that person’s decision to dissent, stating—

(a) that person’s name and address;

(b) the number and classes of shares in respect of which that person dissents; and

(c) a demand for payment of the fair value of that person’s shares.

(6) A member who dissents shall do so in respect of all shares that that person holds in the constituent company.

(7) Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of that person’s shares and the rights referred to in subsections (12) and (16).

(8) Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase that person’s shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for that person’s shares, the company shall pay to the member the amount in money forthwith.

(9) If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires—

(a) the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and

(b) the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

(10) A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

(11) At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

(12) Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

(13) The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

(14) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

(15) Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

(16) The enforcement by a member of that person’s entitlement under this section shall exclude the enforcement by the member of any right to which that person might otherwise be entitled by virtue of that person holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

239. (1) No rights under section 238 shall be available in respect of the shares of any class for which an open market exists on a recognised stock exchange or recognised interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent under section 238(5), but this section shall not apply if the holders thereof are required by the terms of a plan of merger or consolidation pursuant to section 233 or 237 to accept for such shares anything except—

(a) shares of a surviving or consolidated company, or depository receipts in respect thereof;

(b) shares of any other company, or depository receipts in respect thereof, which shares or depository receipts at the effective date of the merger or consolidation, are either listed on a national securities exchange or designated as a national market system security on a recognised interdealer quotation system or held of record by more than two thousand holders;

(c) cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a) and (b); or

(d) any combination of the shares, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a), (b) and (c).

SHAREHOLDER COMMUNICATIONS

LIVB Shareholders and interested parties may communicate with the LIVB Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of LIVB, at +52 55 1100 2470 or Torre Virreyes, Pedregal No. 24, Piso 6-601, Col. Molino del Rey, México, CDMX, C.P. 11040. Following the Merger, such communications should be sent in care of Covalto, at +52 800-269-0041 or Boulevard Miguel de Cervantes Saavedra, Floor 16, Ciudad de México, CDMX, 11520. Each communication will be forwarded, depending on the subject matter, to the LIVB Board, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

The legality of the Covalto Class A Ordinary Shares offered by this proxy statement/prospectus and certain other Cayman legal matters will be passed upon for Covalto by Campbells LLP. The legality of the Covalto Warrants offered by this proxy statement/prospectus will be passed upon for Covalto by Simpson Thacher & Bartlett LLP. Certain New York legal matters will be passed upon for LIVB by Davis Polk & Wardwell LLP, and certain Cayman legal matters will be passed upon for LIVB by Maples and Calder (Cayman) LLP.

EXPERTS

The consolidated financial statements of Covalto Ltd. at December 31, 2021 and 2020, and for each of the two years in the period ended December 31, 2021, appearing in this Prospectus and Registration Statement have been audited by Mancera S.C., a Member Firm of Ernst & Young Global Limited, Independent Registered Public Accounting Firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Banco Finterra, S.A., Institución de Banca Múltiple (currently, Banco Covalto, S.A., Institución de Banca Multiple) at December 31, 2020 and 2019 and January 1, 2019, and for each of the two years in the period ended December 31, 2020, appearing in this Prospectus and Registration Statement have been audited by Mancera S.C., a Member Firm of Ernst & Young Global Limited, Independent Auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of LIVB as of December 31, 2021 and for the period from February 11, 2021 (inception) through December 31, 2021 (which contain an explanatory paragraph relating to substantial doubt about the ability of LIVB to continue as a going concern as described in Note 1 to the financial statements) included in this proxy statement/prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given upon such firm as experts in auditing and accounting.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, LIVB and service providers that it employs to deliver communications to its shareholders are permitted to deliver to two or more LIVB Shareholders sharing the same address a single copy of this proxy statement/prospectus. Upon written or oral request, LIVB will deliver a separate copy of the proxy statement to any shareholder at a shared address to which a single copy of such document was delivered and who wishes to receive separate copies of such document. LIVB Shareholders receiving multiple copies of such document may likewise request that LIVB delivers single copies of such document in the future. LIVB Shareholders may notify LIVB of their requests by calling or writing LIVB at its principal executive offices at +52 55 1100 2470 or Torre Virreyes, Pedregal No. 24, Piso 6-601, Col. Molino del Rey, México, CDMX, C.P. 11040.

ENFORCEABILITY OF CIVIL LIABILITY

Covalto is incorporated under the laws of the Cayman Islands. Service of process upon Covalto and upon certain of its directors and officers and the experts named in this proxy statement/prospectus who reside outside the United States may be difficult to obtain within the United States. Furthermore, because a substantial amount of our assets are located outside the United States, any judgment obtained in the U.S. against us or any of our directors and officers may not be collectible within the United States.

Covalto has irrevocably appointed Cogency Global Inc. as its agent to receive service of process in any action against Covalto in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of Covalto’s agent is Cogency Global Inc. 122 East 42nd Street, 18th Floor New York, NY 10168.

Covalto’s Cayman Islands counsel has informed us that, based on established principles of common law, the Grand Court of the Cayman Islands will not enforce public or penal laws of another sovereign state where to do so would allow those foreign laws to operate as an extension of the sovereign power of the foreign state within the territory of its state. In relation to any civil liability established against Covalto in a judgment of any United States court under securities laws, therefore, a question will arise whether that liability is to pay compensation as a result of the vindication of a private law right, which may be enforceable in the Cayman Islands, or whether it is a liability arising under public law and operating as an extension of the sovereign power of the foreign state, which is unlikely to be enforceable in the Cayman Islands. This issue will turn in particular on which specific provision of the securities laws gave rise to the judgment concerned and the nature of the judgment entered.

Subject to the above, Covalto’s Cayman Islands counsel has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a definite sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be recognized at common law and enforced as a debt in the courts of the Cayman Islands.

Substantially all of Covalto’s assets are located outside the United States, in Mexico. In addition, many of the members of Covalto’s board of directors and its officers reside outside of the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States, any state in the United States or other jurisdiction outside Cayman Islands.

As a result, two litigation scenarios may arise out of this transaction: (1) a claim being filed outside Cayman Islands; and (2) a claim being filed in the Cayman Islands.

(1) A claim filed outside Cayman Islands: In the case of a party filing a lawsuit related, for instance, to the offering within the United States or within any other country; or pursuing the enforcement of a foreign award based on civil liability provisions of the federal securities laws of the United States or the laws of any other country.

Covalto believes that a final and conclusive judgment for a definite monetary sum entered by a United States court, including (subject to the above) where the judgment vindicates a private law right under federal securities laws of the United States, may be enforced in the Cayman Islands, subject to certain requirements described below. In the case of a foreign judgment of a United States court, the foreign judgment can be recognized and enforced only by action, which involves issuing a Writ action in the Grand Court of the Cayman Islands in reliance on the foreign judgment, seeking the same relief ordered in the United States court. On a summary application in the Grand Court following issue of the Writ, the foreign judgment may be recognized and enforced at common law, provided that the judgment was a final and conclusive judgment of a court of competent jurisdiction in the territory in which it was pronounced, final and conclusive on the merits, Covalto submitted to the jurisdiction of the foreign court (or was otherwise subject to the jurisdiction of the foreign court), and provided that the foreign judgment is not (i) impeachable for fraud (i.e. fraud on the part of the party in whose favor the judgment was given or fraud on the part of the court pronouncing the judgment) (ii) incapable of being recognized or enforced on public policy grounds or (iii) a foreign judgment obtained in proceedings conducted in a manner contrary to principles of natural justice.

Covalto also believes that a judgment against the members of its board of directors or its executive officers obtained in the United States would be capable of being recognized and enforced in a like manner, save that the Grand Court of the Cayman Islands would also need to give leave to serve the Writ (seeking recognition and enforcement) on the members of the board of directors or its executive officers outside the Cayman Islands, if they are resident elsewhere.

The judicial recognition process before the Grand Court of the Cayman Islands may be time consuming and may give rise to difficulties, including for the reasons above. Accordingly, Covalto cannot assure you that judicial recognition of a foreign judgment would be successful, that the judicial recognition process would be conducted in a timely manner or that the Grand Court of the Cayman Islands would enforce a judgment of a court in any foreign country.

(2) A claim filed in the Cayman Islands: Subject always to the points above, Covalto believes that original actions may be brought in connection with this offering predicated on the federal securities laws of the United States in the Cayman Islands courts and that, subject to applicable Cayman Islands laws and provided that Cayman Islands courts can assert jurisdiction over the particular lawsuit, Cayman Islands courts may enforce liabilities in such actions against us or the members of our board of directors or our executive officers and certain advisors. The application of a foreign body of law by Cayman Islands courts may be troublesome, as they consistently base their decisions on domestic law, or refrain from applying a foreign body of law for a number of reasons. Although remote, there is a risk that Cayman Islands courts, considering relevant case-by-case rationale, may dismiss a petition to apply a foreign body of law and may adopt Cayman Islands laws to adjudicate the case. In any case, we cannot assure that Cayman Islands courts will confirm their jurisdiction to rule on such matter, which will depend on the connection of the case to the Cayman Islands and, therefore, must be analyzed on a case-by-case basis.

TRANSFER AGENT AND REGISTRAR

The transfer agent for Covalto’s securities will be Continental Stock Transfer & Trust Company.

WHERE YOU CAN FIND MORE INFORMATION

Covalto has filed a registration statement on Form F-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

LIVB files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on LIVB at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov. Those filings are also available free of charge to the public on, or accessible through, LIVB’s corporate website at www.livcapitalspac.mx. LIVB’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Merger, you should contact by phone or in writing:

LIV Capital Acquisition Corp. II

Torre Virreyes

Pedregal No. 24, Piso 6-601

Col. Molino del Rey México, CDMX, 11040

Attention: Secretary

Telephone: +52 55 1100 2470 or banks and brokers can call collect at

Email:

To obtain timely delivery of the documents, you must request them no later than two business days before the date of the Special Meeting, or no later than                 .

All information contained in this proxy statement/prospectus relating to Covalto has been supplied by Covalto, and all such information relating to LIVB has been supplied by LIVB. Information provided by one another does not constitute any representation, estimate or projection of the other.

INDEX TO FINANCIAL STATEMENTS

Page
Unaudited Interim Consolidated Financial Statements of Covalto Ltd.
Consolidated Statements of Financial Position as of September 30, 2022 and December 31, 2021	F-4
Consolidated Statements of Operations and Comprehensive Income (Loss) for the nine months ended September 30, 2022 and 2021	F-5
Consolidated Statements of Changes in Equity (Deficit) for the nine months ended September 30, 2022 and 2021	F-6
Consolidated Statements of Cash Flows for the nine months ended September 30, 2022 and 2021	F-7
Notes to Consolidated Financial Statements	F-8

Audited Financial Statements of Covalto Ltd.
Report of Independent Registered Public Accounting Firm	F-27
Consolidated Statements of Financial Position as of December 31, 2021 and 2020	F-28
Consolidated Statements of Operations and Comprehensive Income (Loss) for the years ended December 31, 2021 and 2020	F-29
Consolidated Statements of Changes in Equity for the years ended December 31, 2021 and 2020	F-30
Consolidated Statements of Cash Flows for the years ended December 31, 2021 and 2020	F-31
Notes to Consolidated Financial Statements	F-32

Unaudited Financial Statements of LIV Capital Acquisition Corp. II
Condensed Balance Sheets as of September 30, 2022 (Unaudited) and December 31, 2021	F-78

Condensed Statements of Operations for the three and nine months ended September 30, 2022, for the three months ended September 30, 2021 and for the period from February 11, 2021 (inception) through September 30, 2021 (Unaudited)

F-79

Condensed Statements of Changes in Shareholders’ (Deficit) Equity for the three and nine months ended September 30, 2022, for the three months ended September 30, 2021 and for the period from February 11, 2021 (inception) through September 30, 2021 (Unaudited)

F-80
Condensed Statements of Cash Flows for the nine months ended September 30, 2022 and for the period from February 11, 2021 (inception) through September 30, 2021 (Unaudited)	F-81
Notes to Condensed Financial Statements (Unaudited)	F-82

Audited Financial Statements of LIV Capital Acquisition Corp. II
Report of Independent Registered Public Accounting Firm	F-104
Financial Statements:
Balance Sheet as of December 31, 2021	F-105
Statement of Operations for the Period from February 11, 2021 (inception) Through December 31, 2021	F-106
Statement of Changes in Shareholders’ Equity for the Period from February 11, 2021 (inception) Through December 31, 2021	F-107
Statement of Cash Flows for the Period from February 11, 2021 (inception) Through December 31, 2021	F-108
Notes to Financial Statements	F-109

Audited Financial Statements of Banco Finterra, S.A., Institución de Banca Múltiple
Report of Independent Auditors	F-127
Statements of Financial Position as of December 31, 2020 and 2019	F-129
Statements of Operations and Comprehensive Income (Loss) for the years ended December 31, 2020 and 2019	F-130
Statements of Changes in Equity (Deficit) for the years ended December 31, 2020 and 2019	F-131
Statements of Cash Flows for the years ended December 31, 2020 and 2019	F-132
Notes to Consolidated Financial Statements	F-133

COVALTO LTD.

Unaudited Condensed Consolidated Interim

Financial Statements as of

September 30, 2022 and December 31, 2021

and for the Nine-month periods ended

September 30, 2022 and 2021

Contents:

COVALTO, LTD.

Unaudited Condensed Consolidated Interim Statements of Financial Position

(Amounts in thousands of U.S. dollars)

		As at
	Note	September 30, 2022		December 31, 2021
		(Unaudited)
Assets
Cash and due from banks			USD 25,913	USD	6,957
Interest bearing deposits in other banks			19,605		31,657
Other short term investments			34,671		16,082

Total Cash and cash equivalents			80,189		54,696
Credit portfolio
Loans and finance lease portfolio	4		171,460		176,385
Allowance for loans losses	4		(8,811)		(14,815)

Total Loans and leases, net	4		162,649		161,570
Trade receivables under operating leases, net			2,322		1,810
Property, furniture and equipment, net			929		985
Equipment under operating lease, net			27,311		31,280
Intangible assets			15,289		13,709
Other assets			9,664		10,555
Deferred income tax			903		1,105
Goodwill			13,207		13,465

Total assets		USD	312,463	USD	289,175

Liabilities and equity
Liability:
Deposits
Noninterest-bearing		USD	6,503	USD	4,353
Interest-bearing			23,509		5,721

Total Deposits	6		30,012		10,074
Short-term borrowings	5		175,510		112,637
Long-term debt	5		80,214		101,795
Accounts payable and accrued expenses			15,793		18,868
Other liabilities			10,238		8,376

Total liabilities			311,767		251,750

Equity
Preferred stock			121,350		121,350
Common stock			1,252		843
Stock options reserve			3,329		2,579
Accumulated losses			(125,263)		(86,033)
Accumulated other comprehensive income (loss), net of income tax			28		(1,314)

Total equity			696		37,425

Total liabilities and equity		USD	312,463	USD	289,175

The accompanying notes are an integral part of these unaudited condensed consolidated interim financial statements.

COVALTO, LTD.

Unaudited Condensed Consolidated Interim Statements of Operations and Comprehensive Income and Loss

(Amounts in thousands of U.S. dollars, except earnings per share in U.S. dollars)

		For the nine months ended September 30,
		(Unaudited)
	Note	2022		2021
Interest income:
Loans and leases interest income	7	USD	24,624	USD	12,347
Interest income from cash equivalents	7		2,361		1,017

Total interest income			26,985		13,364
Interest expense	7		23,878		13,492

Net interest margin before impairment on loans			3,107		(128)

Loan loss allowance	4		1,981		4,083

Net interest margin after impairment on loans			1,126		(4,211)
Operating income
Operating lease income, net	10		13,875		4,078
Fees and commissions, net			1,285		1,943
Loss in sale or restructuring of portfolio			(10,369)		(328)

Total operating income, net			5,917		1,482
Operating expenses
Depreciation and amortization			5,061		2,483
General and administrative expenses	8		15,719		11,115
Employee benefits expense	9		20,028		12,640
Stock option plan			750		550
Loss (income) on fair value of derivatives			963		(535)
Foreign exchange loss, net			598		2,142
Other non-interest income and expense, net			1,472		1,946

Total operating expenses			44,591		30,341
Loss before income taxes			(38,674)		(28,859)
Income tax expense (benefit)	11		(556)		(995)

Net Loss			$(39,230)		$(29,854)

Other comprehensive income (loss), net of tax
Items that will not be subsequently reclassified to profit or loss:
Remeasurement loss on employee benefits			(78)		61

Items that may be reclassified subsequently to profit or loss:
Fair value gain/(loss) arising on hedging instruments			294		44
Foreign currency translation adjustment			1,126		(596)

Total comprehensive loss, net of income tax		USD	(37,888)	USD	(30,345)

Loss per share:
Basic and diluted loss per share(1)	13		(5.43)		(4.51)

(1)

The Group reports net earnings per share in accordance with IAS 33—Earnings Per Share. Basic loss per share is calculated by dividing the loss attributable to ordinary equity holders of the Group by the weighted average number of ordinary shares outstanding during the period. No dilutive effect has been identified for both September 30, 2022 and September 30, 2021. The weighted average number of ordinary shares used as the denominator in calculating basic earnings per share is 6,983 and 6,732 for the nine-month periods ended September 30, 2022 and 2021.

The accompanying notes are an integral part of these unaudited condensed consolidated interim financial statements.

COVALTO, LTD.

Condensed Consolidated Interim Statements of Changes in Equity

For the nine months ended September 30, 2022 and 2021

(Amounts in thousands of U.S. dollars)

	Common stock		Preferred stock		Stock options reserve		Accumulated losses		Accumulated other comprehensive income		Total equity
Balance at January 1, 2021	USD	614	USD	75,550	USD	1,581	USD	(46,019)	USD	(93)	USD	31,633
Capital contributions		—		25,109				—		—		25,109
Stock options shares exercised		165		—		—		—		—		165
Stock compensation expense		—		—		550		—		—		550
Net loss		—		—		—		(29,854)		—		(29,854)
Other comprehensive loss, net of income tax		—		—		—		—		(491)		(491)

Balance at September 30, 2021 (unaudited)	USD	779	USD	100,659	USD	2,131	USD	(75,873)	USD	(584)	USD	27,112
Balance at January 1, 2022	USD	843	USD	121,350	USD	2,579	USD	(86,033)	USD	(1,314)	USD	37,425
Capital contributions		—		—				—		—		—
Stock options shares exercised		409		—		—		—		—		409
Stock compensation expense		—		—		750		—		—		750
Net loss		—		—		—		(39,230)		—		(39,230)
Other comprehensive income, net of income tax		—		—		—		—		1,342		1,342

Balance at September 30, 2022 (unaudited)	USD	1,252	USD	121,350	USD	3,329	USD	(125,263)	USD	28	USD	696

The accompanying notes are an integral part of these unaudited condensed consolidated interim financial statements.

COVALTO, LTD.

Condensed Consolidated Interim Statements of Cash Flows

(Amounts in thousands of U.S. dollars)

		For the nine months ended September 30,
		(Unaudited)
	Note	2022		2021
Cash flows from operating activities:
Loss before income tax		USD	(38,674)	USD	(28,859)
Adjustments to reconcile loss before tax to net cash flows
Depreciation of equipment under operating lease			2,815		1,147
Depreciation of property, furniture and equipment			626		284
Amortization of intangible assets			1,305		820
Provision for credit losses	4		1,981		4,083
Stock compensation expense			750		550
Interest paid			14,797		7,913
Others, net			3,726		(77)

			(12,674)		(14,139)
Changes in operating assets and liabilities:
Loans and lease portfolio			(2,104)		(95,496)
Deposits			19,696		7,566
Accounts payable			(3,358)		10,619
Payments of income tax			(337)		(1,187)
Others, net			896		(1,768)

Net cash flows used in operating activities			2,119		(94,405)

Cash flows from investing activities
Acquisition and sales of equipment under operating lease, net			392		(2,673)
Acquisition and sales of Property, Furniture and equipment, net			(204)		(275)
Purchase of businesses, net of cash acquired			—		(13,733)
Purchase of intangible assets			(1,351)		(5,016)

Net cash flows used in investing activities			(1,163)		(21,697)

Cash flows from financing activities
Interest paid			(14,797)		(7,913)
Repayment of borrowings			(52,955)		(38,553)
Additions of borrowings			90,590		108,901
Capital contributions			409		56,280
Payments for liabilities related to right of use assets			(451)		(496)

Net cash flows provided by financing activities			22,796		118,219

Net increase in cash and cash equivalents			23,752		2,117
Net foreign exchange difference			1,741		(1,812)
Cash and cash equivalents at beginning of the period			54,696		43,180

Cash and cash equivalents at end of period		USD	80,189	USD	43,485

The accompanying notes are an integral part of these unaudited condensed consolidated interim financial statements.

COVALTO, LTD.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements

(Amounts in thousands U.S. dollars)

1.	Description of the Business and significant events

a.	Corporate information

The attached unaudited condensed consolidated interim financial statements were authorized for issuance on December 30, 2022 by Eduardo Mendoza, Chief Financial Officer delegated by the Board of Directors.

Unless the context otherwise indicates, “we,” “us” and “our” means Covalto, Ltd. (“Covalto”) and its consolidated subsidiaries (collectively, the “Group”).

Covalto was incorporated in Cayman Islands on April 20, 2018 and commenced operations in May 2018 under the name Credijusto, LTD. During 2021, the name of the Group was changed to Covalto, LTD.

The registered office of the Group is situated at the offices of Campbells Corporate Services Limited, Floor 4, Willow House, Cricket Square, Grand Cayman KY1-9010, Cayman Islands or such other place as the Directors may from time to time decide. The Group’s management is currently situated in Mexico.

The Group has operations in Mexico and is focused on lending to the underserved and rapidly growing small and medium-sized enterprise (SME) market in Mexico, via products that are superior in price, speed of delivery, and quality of customer experience. Operations in Mexico are currently undertaken by AP Justo, S.A.P.I. de C.V., SOFOM, E.R. (“AP Justo”), which offers a variety of lending products, Justo Lease, S.A.P.I. de C.V. (“Justo Lease”), which offers loans and asset leasing products to its customers, and Banco Finterra S.A., Institución de Banca Multiple, acquired in June 2021, which is primarily an authorized banking institution in Mexico engaged in the granting of loans to agricultural and food companies. In February, 2022, the legal name of Banco Finterra S.A., Institución de Banca Multiple was changed to Banco Covalto, S.A., Institución de Banca Múltiple (“Banco Covalto”).

Information on the Group’s structure is provided below.

b.	Group information

The Group shareholding interest in its subsidiaries as of September 30, 2022 and December 31, 2021 is as follows:

Group	Country	September 2022 % equity interest	December 2021 % equity interest
Covalto, INC	USA	100%	100%
Covalto, LLC	USA	100%	100%
Covalto Operations, LLC	USA	100%	—
Covalto Merger Sub Ltd.	Cayman Islands	100%	—
Banco Covalto, S.A.	Mexico	100%	100%
AP Justo, S.A.P.I. de C.V.	Mexico	100%	100%
Justo Lease, S.A.P.I. de C.V.	Mexico	100%	100%
Covalto Ventures, S. de R.L. de C.V.	Mexico	100%	100%
Fortius Intermediate Holdings, LLC	USA	100%	100%
Visor ADI, S.A.P.I de C.V.	Mexico	100%	100%
Covalto US Holdings, S.A. de C.V.	Mexico	100%	—
Altius Servicos e Participacoes, LTDA	Brazil	100%	100%

c.	Significant events

1.

On various dates during 2022, the Group issued Mandatorily Convertible Promissory Notes (the “Mandatorily Convertible Notes”) to fifteen different holders (see Note 6) for a total consideration of USD 59,828. As of September 30, 2022, all notes are already funded. The Mandatorily Convertible Notes will mature on July 7, 2023, unless earlier redeemed or converted.

In the event of certain qualifying financing transactions, a change of control or the sale of substantially all of the Group’s assets, the Mandatorily Convertible Notes shall convert into equity shares. In addition, the investors shall have the right to convert the Mandatorily Convertible Notes into equity shares at any time during the period in which the instruments are outstanding.

The Group may also redeem the Mandatorily Convertible Notes at any time for cash or conversion into equity instruments.

The Mandatorily Convertible Notes bear interests at a rate of 7.0% per annum, compounding annually, and are not secured. Holders benefit from anti-dilution protections triggered in the event of equity issuances offered at valuations below defined thresholds (“down-round protections”). Given that events giving rise to the down-round protections are outside of the Group’s control, the Group may be obliged to deliver a variable number of its own equity instruments to settle the Mandatorily Convertible Notes. The Mandatorily Notes are classified as borrowings as of September 30, 2022.

2.

On June 30, 2022, the subsidiaries of Covalto Ltd., AP Justo, and Banco Covalto carried out a sale of a nonperforming loan portfolio with a carrying value of $25,007 at a sale price of $5,001 to Promecade S.A.P.I. de C.V. SOFOM. ENR. This sale represents a net loss in restructuring of portfolio of $10,037.

3.

On August 17, 2022, LIV Capital Acquisition Corp. II, a Cayman Islands company (“LIVB”), entered into a Business Combination Agreement with Covalto Ltd., under which, among other things, LIVB will be a direct wholly-owned subsidiary of Covalto (following and after giving effect to the proposed business combination, “New Covalto”), combination that as of the date of this financial report is in the process of being completed.

4.

During 2022, the company created the following companies: Covalto Operations, LLC, Covalto Merger Sub Ltd. and Covalto US Holdings, S.A. de C.V., see Note 1b. These companies were created in order to operate an international factoring business in U.S.A., although as of September 30, 2022, the companies do not have operations.

2.	Basis of Preparation of the Unaudited Condensed Consolidated Interim Financial Statements

a)	Statement of compliance

These unaudited condensed consolidated interim financial statements for the nine months ended September 30, 2022 have been prepared in accordance with the International Accounting Standard (“IAS”) 34 Interim Financial Reporting, and should be read in conjunction with the Group’s annual consolidated financial statements as at and for the year ended December 31, 2021. They do not include all of the information required for a complete set of financial statements prepared in accordance with the International Financial Reporting Standards (“IFRS”). However, selected explanatory notes are included to explain events and transactions that are significant to an understanding of the changes in the Group’s financial position and performance since the last annual financial statements.

b)	Basis of consolidation

The unaudited condensed consolidated interim financial statements include those of Covalto, Ltd. and all of its subsidiaries in which Covalto, Ltd. exercises control either directly or indirectly. Most of the transactions performed within the Group have been carried out by the Mexican Operating Companies, AP Justo, Justo Lease, and Banco Covalto. The rest of the companies are holding entities that incur legal expenses, except for Covalto, Ltd., the ultimate parent entity, which also recognizes expenses from share-based payment agreements.

The balances and operations between companies of the Group have been eliminated in the preparation of the unaudited condensed consolidated interim financial statements.

c)	Basis of preparation

Preparation and presentation of financial statements

The accompanying unaudited condensed consolidated interim financial statements have been prepared on a historical-cost basis, except for the revaluation of certain financial instruments that are measured at fair values at the end of each reporting period. The unaudited condensed consolidated interim financial statements and the accompanying notes are presented in U.S. Thousands of Dollars and rounded to the nearest thousand ($000), except otherwise indicated. The unaudited condensed consolidated interim financial statements provide comparative information in respect of the previous period. In the opinion of management, the unaudited condensed consolidated interim financial statements reflect all adjustments, which are of a normal recurring nature, necessary for a fair statement of the Group’s financial condition and results of operations and cash flows for the interim periods presented. The results for the nine-month period ended September 30, 2022 are not necessarily indicative of the results to be expected for the full year ending December 31, 2022.

Segments

Operations are managed and financial performance is evaluated on a company-wide basis. Accordingly, all of the Company’s lending and lease operations are considered by management to be aggregated in one reportable operating segment. Because the overall lending and lease operations comprise the vast majority of the consolidated operations, no separate segment disclosures are presented.

Seasonality

Covalto’s Management does not consider its business to be subject to material seasonal fluctuations.

Going concern

The Group has, at the time of approving these financial statements, a reasonable expectation that the Group has adequate resources to continue in operational existence for the foreseeable future. Thus it continues to adopt the going concern basis of accounting in preparing the financial statements.

3.	Significant accounting estimates and policies

a)	Significant estimates

In preparing these unaudited condensed consolidated interim financial statements, management has made judgements and estimates that affect the application of accounting policies and the reported amounts of assets and liabilities, income and expense. Actual results may differ from these estimates.

The significant judgements made by management in applying the Group’s accounting policies and the key sources of estimation uncertainty were the same as those described in the last annual financial statements.

b)	Significant accounting policies

The accounting policies adopted in the preparation of the unaudited condensed consolidated interim financial statements are consistent with those applied in the Group’s annual consolidated financial statements as at and for the year ended December 31, 2021.

The Group has not early adopted any standard, interpretation or amendment that has been issued but is not yet effective. Certain amendments apply for the first time in 2022, but do not have an impact on the Group’s unaudited interim condensed consolidated financial statements.

The policy for recognizing and measuring income taxes in the interim period is described in Note 12.

4.	Loans and Leases, net

The loan and lease portfolio consists of various types of loans and leases made principally to small and medium enterprises located within Mexico and is categorized by major type as follows:

	As of
	September 30, 2022		December 31, 2021
Loans	USD	161,214	USD	170,954
Deferred transactions cost, origination		632		1,357

		161,846		172,311
Finance leases		8,891		3,832
Deferred transactions cost, origination		723		242

		9,614		4,074
Total loan and lease portfolio	USD	171,460	USD	176,385
Allowance for expected credit losses		(8,811)		(14,815)

Total loan and lease portfolio, net	USD	162,649	USD	161,570

a)	Loan Maturities

The contractual maturity ranges of the Group’s loan portfolio by type of loan as of September 30, 2022 are summarized in the following table:

	One Year or Less		After One Year Through Five Years		After Five Years		Total
Loans	USD	99,868	USD	53,529		USD 7,817	USD	161,214
Leases		570		8,321		—		8,891

Total	USD	100,438	USD	61,850	USD	7,817	USD	170,105

The contractual maturity ranges of the Group’s loan portfolio by type of loan as of December 31, 2021 are summarized in the following table:

	One Year or Less		After One Year Through Five Years		Total
Loans	USD	72,666	USD	98,288	USD	170,954
Leases		1,333		2,499		3,832

Total	USD	73,999	USD	100,787	USD	174,786

b)	Current loans and Past Due Loans

The Group has procedures in place to assist in maintaining the overall quality of its loan portfolio.

An aging analysis of past due loans, segregated by category of loan, is presented below:

	As of September 30, 2022
	Current Loans		Past Due Loans		Total
Loans	USD	157,021	USD	4,193	USD	161,214

	As of September 30, 2022
	Current loans		Past Due loans
	<30		30-89 days		90 or more days		Total
Leases	USD	8,815	USD	—	USD	76	USD	8,891

	As of December 31, 2021
	Current Loans		Past Due Loans		Total
Loans	USD	148,279	USD	22,675	USD	170,954

	As of December 31, 2021
	Current loans		Past Due loans
	<30		30-89 days		90 or more days		Total
Leases	USD	3,714	USD	4	USD	114	USD	3,832

The following table presents information regarding nonperforming assets at the dates indicated:

	As of
	September 30 2022		December 31, 2021
Past due loans	USD	4,269	USD	22,793
Repossessed assets		916		1,712

Total nonperforming assets	USD	5,185	USD	24,505

Nonperforming assets to total loans		3%		15%

c)	Allowance for Credit Losses

The allowance for credit losses is adjusted through charges to earnings in the form of a provision for credit losses. Management has established an allowance for credit losses which it believes is adequate as of September 30, 2022, for estimated losses in the Group’s loan portfolio.

As of September 30, 2022, the allowance for credit losses shows a decrease of USD 6,004 compared to December 31, 2021, which is mainly due to the sale of a nonperforming loan portfolio (see Note 1c.)

The following tables detail the activity in the allowance for credit losses by category of loan for September 30, 2022 and December 31, 2021, respectively.

	Loans		Leases		Total
Allowance for credit losses:
Balance December 31, 2021	USD	14,676	USD	139	USD	14,815
Provision for credit losses		1,831		150		1,981
Charge-offs		(8,203)		—		(8,203)
Exchange difference		214		4		218

Balance September 30, 2022	USD	8,518	USD	293	USD	8,811

	Loans		Leases		Total
Allowance for credit losses:
Balance January 1, 2021	USD	4,508	USD	85	USD	4,593
Provision for credit losses (1)		13,821		15		13,836
Charge-offs		(2,131)		—		(2,131)
Exchange difference		(340)		(3)		(343)

Balance September 30, 2021	USD	15,858	USD	97	USD	15,955

(1)

The increase is comprised of the acquisition of the allowance credit losses from Finterra and the allowance increase for the period according to the expected credit loss model established by the Group. These balances represent USD 9,753 and USD 4,083, respectively.

The Group’s ECL allowances as of September 30, 2022 and December 31, 2021, are as follows:

Loan portfolio

	As of September 30, 2022				As of December 31, 2021
Stage	Exposure (portfolio balance per stage)		Allowance		Exposure (portfolio balance per stage)		Allowance
1	USD	152,449	USD	6,149	USD	142,748	USD	5,877
2		4,880		444		7,111		511
3		3,885		1,925		21,095		8,288

Total	USD	161,214	USD	8,518	USD	170,954	USD	14,676
Management overlay reserve		—		—		—		—

Total loan portfolio	USD	161,214	USD	8,518	USD	170,954	USD	14,676

Lease portfolio

	As of September 30, 2022				As of December 31, 2021
Stage	Exposure (portfolio balance per stage)		Allowance		Exposure (portfolio balance per stage)		Allowance
1	USD	8,775	USD	235	USD	3,481	USD	87
2		—		—		237		5
3		116		58		114		47

Total lease portfolio	USD	8,891	USD	293	USD	3,832	USD	139

Total loan and lease portfolio	USD	170,105	USD	8,811	USD	174,786	USD	14,815

d)	Renegotiated loans

The loan is considered a “Loan renegotiated” if both (1) the borrower is experiencing financial difficulties and (2) the creditor has granted a concession. Concessions may include the interest rate reductions or below market interest rates, principal forgiveness, restructuring amortization schedules and other actions intended to minimize potential losses.

As of September 30, 2022 and December 31, 2021, the Group had USD 6,455 and USD 2,554, respectively, in outstanding loans modifications. The following table presents information regarding the recorded amount at September 30, 2022 and December 31, 2021 of loans renegotiated during each period:

		As of September 30, 2022					As of December 31, 2021
		Loans balance at date of modification		Loans balance as of September 30, 2022			Loans balance at date of modification		Loans balance at year-end
Loans	26	USD	13,990	USD	6,455	16	USD	4,150	USD	2,554

As of September 30, 2022 there have been no defaults on any loans that were modified as loan modifications during the preceding nine months.

e)	Analysis of loan portfolio

As of September 30, 2022 and December 31, 2021, the loan portfolio consists entirely of Mexican peso-denominated, mortgage-backed financing and agro-loans granted to small and medium enterprises. The analysis of the principal and interest is as follows:

	As of
	September 30, 2022		December 31, 2021
Total loan portfolio:
Principal	USD	159,535	USD	167,879
Interest		1,679		3,075

Total loan portfolio	USD	161,214	USD	170,954

As of September 30, 2022 and December 31, 2021, the Group has not granted irrevocable lines of credit to customers.

5.	Short-term borrowings and Long-term debt

An analysis of the Group’s borrowings as of September 30, 2022 and December 31, 2021 is as follows:

	As of
	September 30, 2022 (1)		December 31, 2021 (1)
Loans in Mexican pesos	USD	125,462	USD	148,495
Loans in foreign currency		133,902		71,019
Borrowing costs		(3,640)		(5,082)

	USD	255,724	USD	214,432

(1)	An analysis of borrowings by lender and the main characteristics of the loans is as follows:

Loans in Mexican pesos (presented in USD):

	As of September 30, 2022		As of December 31, 2021
Goldman Sachs Bank USA
Term loan denominated in Mexican pesos, maturing on December 1, 2026, bearing interest at the Mexican weighted interbank interest rate (TIIE) plus 6.25%, payable monthly. These loans are secured by collateral pledged for the amount of the loan.	USD	43,859	USD	45,613
Accrued interest		172		350
Sofocade, S.A.P.I. de C.V., SOFOM E.R.
Term loan denominated in Mexican pesos, maturing on March 31, 2023, bearing interest at a rate of 14.0%, payable monthly. These loans are secured by collateral pledged for the amount of the loan.		—		14,620
Accrued interest		—		1,741
Tactical Infrastructure, S.A.
Tranche A. Term loan denominated in Mexican pesos, maturing on February 5, 2023, bearing interest at a rate of 18.5%, payable quarterly.		9,906		9,747
Credit Suisse AG, New York Branch
Term loan denominated in Mexican Pesos, maturing on March 16, 2024, bearing interest at the Mexican weighted interbank interest rate (TIIE) plus 3.85%, payable monthly.		—		2,597
Accrued interest		—		7

	As of September 30, 2022		As of December 31, 2021
SILVER MTN LENDERS LLC Capital
Term loan denominated in Mexican Pesos, maturing on June 11, 2022, bearing interest at a rate of 15%, payable at maturity.		—		3,314
Accrued interest		—		322
Trusts instituted in connection with agriculture (FIRA)
Direct loans received from Instituted in Relation to Agriculture (FIRA) and other similar institutions, accruing interest in 2022 at an average annual rate of 7.16%.		49,882		58,815
Accrued interest		21,557		11,533
Exchange difference		86		(164)

Total loans in Mexican pesos (presented in USD)	USD	125,462	USD	148,495

Loans in foreign currency:

	As of September 30, 2022		As of December 31, 2021
PG Impact Investments I L.P. , PG Impact Opportunities A, L.P. and, PG Impact Botnar Mandate, L.P. Inc
Term loan denominated in U.S. dollars, maturing on June 30, 2024, bearing interest at a rate of 10.75%, payable quarterly.	USD	7,754	USD	9,974
Calvert Impact Capital, Inc.
Term loan denominated in U.S. dollars, maturing on December 31, 2023, bearing interest at the higher of: (i) the five-year Treasury rate + 7.25%, and (ii) flat rate of 9.25%. %, payable semi-annually.		3,109		4,987
Accrued interest		115		—
U.S. International Development Finance Corporation
Term loan denominated in U.S. dollars, maturing on June 15, 2024, bearing interest at a rate of 12.0%, payable semi-annually. On September 2, 2022 the Group received USD 10,000 on a another term loan denominated in U.S. dollars, maturing on June 15, 2027, bearing interest at a rate of 8.3%, payable semi-annually.		13,956		4,987
Accrued interest		206		25
City Hall Capital LLC
Term loan denominated in U.S. dollars, maturing on December 31, 2022, bearing interest at a rate of 15.0%, payable at maturity.		2,492		7,481
Accrued interest		153		30
Blue Like An Orange Sustainable Capital Latin America Holdings I S.A.R.L.
Term loan denominated in U.S. dollars, maturing on May 15, 2026, bearing interest at a rate of 16.6%, payable quarterly.		8,293		10,000
Accrued interest		148		196
Trusts instituted in connection with agriculture (FIRA)
Term loan denominated in US Dollar, bearing interest at the Mexican weighted interbank interest rate (TIIE) plus 1.3%, payable monthly.		4,254		2,285
Accrued interest		—		—
VPC Investor Fund W, L.P
Convertible promissory notes denominated in U.S. dollars, maturing on July 29, 2023, bearing interest at a rate of 7%, payable semi-annually.		29,855		30,000
Accrued interest		526		1,056

	As of September 30, 2022	As of December 31, 2021
NIC RMBS LLC
Term loan denominated in U.S. dollars maturing on October 25, 2022, bearing interest at an annual rate of 12.0%, payable monthly.	2,342	—
Accrued interest	4	—
VELVT Warehouse Investments I, LLC
Mandatorily Convertible Promissory Note denominated in U.S. dollars, maturing on July 7, 2023, bearing interest at a rate of 7%, payable per annum.	3,981	—
Accrued interest	200	—
Veroher Investment LP
Mandatorily Convertible Promissory Note denominated in U.S. dollars, maturing on July 7, 2023, bearing interest at a rate of 7%, payable per annum.	995	—
Accrued interest	46	—
Ionos Opportunity I LLC
Mandatorily Convertible Promissory Note denominated in U.S. dollars, maturing on July 7, 2023, bearing interest at a rate of 7%, payable per annum.	1,073	—
Accured interest	49	—
BC/BL Holdco LLC
Mandatorily Convertible Promissory Note denominated in U.S. dollars, maturing on July 7, 2023, bearing interest at a rate of 7%, payable per annum.	4,976	—
Accured interest	224	—
Jennifer Pourcelot
Mandatorily Convertible Promissory Note denominated in U.S. dollars, maturing on July 7, 2023, bearing interest at a rate of 7%, payable per annum.	100	—
Accrued interest	4	—
Lukas Ruflin
Mandatorily Convertible Promissory Note denominated in U.S. dollars, maturing on July 7, 2023, bearing interest at a rate of 7%, payable per annum.	896	—
Accrued interest	40	—
Working Lab Capital LLC
Mandatorily Convertible Promissory Note denominated in U.S. dollars, maturing on July 7, 2023, bearing interest at a rate of 7%, payable per annum.	1,642	—
Accrued interest	66	—
SST Holding Incorporated
Mandatorily Convertible Promissory Note denominated in U.S. dollars, maturing on July 7, 2023, bearing interest at a rate of 7%, payable per annum.	2,985	—
Accrued interest	120	—
QED Fund III, L.P
Mandatorily Convertible Promissory Note denominated in U.S. dollars, maturing on July 7, 2023, bearing interest at a rate of 7%, payable per annum.	498	—
Accrued interest	17	—

	As of September 30, 2022		As of December 31, 2021
Julian Handel
Mandatorily Convertible Promissory Note denominated in U.S. dollars, maturing on July 7, 2023, bearing interest at a rate of 7%, payable per annum.		100		—
Accrued interest		3		—
Thomvest Ventures Opportunities I LP
Mandatorily Convertible Promissory Note denominated in U.S. dollars, maturing on July 7, 2023, bearing interest at a rate of 7%, payable per annum.		2,488		—
Accrued interest		72		—
S&A LLC
Mandatorily Convertible Promissory Note denominated in U.S. dollars, maturing on July 7, 2023, bearing interest at a rate of 7%, payable per annum.		995		—
Accrued interest		28		—
SPG-IF2 SAPI DE CV
Mandatorily Convertible Promissory Note denominated in U.S. dollars, maturing on July 7, 2023, bearing interest at a rate of 7%, payable per annum.		4,976		—
Accrued interest		120		—
Kaszek Ventures Opportunity II, L.P.
Mandatorily Convertible Promissory Note denominated in U.S. dollars, maturing on July 7, 2023, bearing interest at a rate of 7%, payable per annum.		3,981		—
Accrued interest		94		—
Fideicomiso LIV SPV
Mandatorily Convertible Promissory Note denominated in U.S. dollars, maturing on July 7, 2023, bearing interest at a rate of 7%, payable per annum.		29,855		—
Accrued interest		63		—
Exchange rate		8		(2)

Total loans in foreign currency	USD	133,902	USD	71,019

Total loans		259,364		219,514
Borrowing cost		(3,640)		(5,082)

	USD	255,724	USD	214,432

Unused lines of credit

An analysis of the Group’s available lines of credit as of September 30, 2022 is as follows:

•	Goldman Sachs: Line of credit in Mexican pesos with an unused amount of approximately USD 35,000.

Restrictions: The amount borrowed should be proportional to the amount of eligible assets pledged as collateral, multiplied by the Advance Rate of 87.5%, net of Concentration Limits. The collections flow through the trust and can only be pulled to AP Justo’s treasury after paying all the interests and fees to all the different related parties, and after complying with the Borrowing Base.

a)	Assets pledged as collateral.

Assets are pledged or transferred as collateral to secure liabilities. Assets transferred are non-cash assets transferred to a third party that do not qualify for derecognition from the Group balance sheet.

Where non-cash assets are pledged or transferred as collateral for cash received, the asset continues to be recognized in full. The Group is unable to use, sell or pledge the transferred assets for the duration of the transaction and remains exposed to interest rate risk and credit risk on these pledged assets.

An analysis of the Group’s pledged assets as of September 30, 2022 and December 31,2021, is as follows:

	As of September 30, 2022	As of December 31, 2021
Assets pledged as collateral
Loans and leases, net	USD 55,495	USD 44,938
Leased equipment, net	12,350	2,205

	USD 67,845	USD 47,143

Borrowing costs.

As of September 30, 2022 and December 31, 2021, the amount of borrowing costs capitalized during the period was USD 287 and USD 702, respectively.

The capitalization rate used to determine the amount of borrowing costs eligible for capitalization was 100%.

Default and breaches.

As of September 30, 2022, the Group complies with all terms and covenants included in loan agreements, except for the following breaches.

Goldman Sachs

As of September 30, 2022, the Group had the following breaches of loan agreement terms:

6.9.b. Tangible Net Worth

The group acknowledged a non-compliance with this financial covenant for the months ending on January 2022, February 2022, and August 2022, where the Tangible Net Worth was below the minimum requirement.

A waiver was received on August 15, 2022, and September 23, 2022, for the breaches detailed.

6.9.d. Maximum Net Debt to Tangible Net Worth Ratio

The group acknowledged a non-compliance with this financial covenant for the months ending on January 2022, February 2022, March 2022, April 2022, June 2022, July 2022, and August 2022, where the Maximum Net Debt to Tangible Net Worth Ratio was above the minimum threshold of 4.0x.

A waiver was received on August 15, 2022, and September 23, 2022 for the breaches detailed.

Blue Like An Orange Sustainable Capital Latin America Holdings I S.A.R.L.

5.01(n)(ii). AP Justo’s ICAP

The group acknowledged a non-compliance with the financial covenant for the first, second and third quarters of 2022 because AP Justo’s ICAP was below the minimum requirement of 11.50%.

A waiver was received on November 14, 2022, for the breaches detailed.

Calvert Capital Impact, Inc.

As of September 30, 2022, the Group had the following breaches of loan agreement terms:

7.d.2. Profitability Ratio

The group acknowledged a non-compliance with the financial covenant for the first and second fiscal quarters of 2022 because the profitability ratio was below the minimum threshold of 0.0%.

A waiver was received on July 11, 2022, and September 30, 2022 for the breaches detailed.

7.d.4. Trailing Portfolio Delinquency Ratio

The group acknowledged a non-compliance with the financial covenant for the first fiscal quarter of 2022 because the ratio was below the minimum threshold.

A waiver was received on July 11, 2022 for the breaches detailed.

NIC RMBS LLC

As of September 30, 2022, the Group had the following breaches of loan agreement terms:

Leverage ratio

The group acknowledged a non-compliance with the leverage ratio for the month ended July 2022 where the reported ratio was above the minimum threshold of 4.0x.

A waiver was received on September 8, 2022, for the breach detailed.

6.	Deposit liabilities

As of September 30, 2022 and December 31, 2021 deposit liabilities are comprised of demand (call) deposits and time deposits in Mexican pesos. An analysis is as follows:

	As of September 30, 2022		As of December 31, 2021
Demand Deposits:
Non-interest bearing	USD	6,503	USD	4,353
Time deposits:
Interest bearing		23,509		5,721

Total deposit liabilities	USD	30,012	USD	10,074

7.	Interest income & expenses

For the nine-month periods ended September 30, 2022 and 2021, interest income is as follows:

	For the nine months ended September 30, 2022
	Loans	Leases	Total
Loans and leases interest income
Ordinary interest	USD 23,426	USD 923	USD 24,349
Moratory interest	1,152	—	1,152
Deferred transactions cost, origination	(877)	—	(877)

Total Loans and leases interest income	23,701	923	24,624
Interest income from cash equivalents
Interest income from bank deposits	—	—	1,612
Interest income from short investments	—	—	749

Total interest income from cash equivalents	—	—	2,361
Total interest income	USD 23,701	USD 923	USD 26,985

	For the nine months ended September 30, 2021
	Loans	Leases	Total
Loans and leases interest income
Ordinary interest	USD 12,738	USD 148	USD 12,886
Moratory interest	1,094	4	1,098
Deferred transactions cost, origination	(1,637)	—	(1,637)

Total Loans and leases interest income	12,195	152	12,347
Interest income from cash equivalents
Interest income from bank deposits	—	—	936
Interest income from short investments	—	—	81

Total interest income from cash equivalents	—	—	1,017
Total interest income	USD 12,195	USD 152	USD 13,364

For the nine-month periods ended September 30, 2022 and 2021, interest expense is as follows:

	As of September 30,
	2022	2021
Interest expenses from borrowings	USD 23,221	USD 13,171
Interest-bearing deposits	417	80
Interest from leases as a lessee	240	241

Total interest expense	USD 23,878	USD 13,492

8.	General and administrative expenses

For the nine-month periods ended September 30, 2022 and 2021, the Group’s administrative expenses were as follows:

	For the nine months ended September 30,
	2022		2021
Bank fees	USD	32	USD	59
Legal & professional fees		5,347		5,368
Marketing		2,127		1,032
Office expenses & other		5,152		2,719
Sales expenses		1,643		895
VAT expense		1,418		1,042

	USD	15,719	USD	11,115

9.	Employee benefits

For the nine-month periods ended September 30, 2022 and 2021, the Group’s employee benefits expenses were as follows:

	For the nine months ended September 30,
	2022	2021
Salaries, bonuses and other compensation	USD 14,061	USD 10,687
Termination benefits	1,504	46
Payroll tax & social security contributions	2,803	1,611
Other benefits	1,660	296

	USD 20,028	USD 12,640

10.	Operating lease income, net

This increase was mainly driven by higher balances of equipment under operating leases, and by the acquisition of a U.S.$22.0 million lease portfolio comprised of 361 contracts between October 2021 and January 2022.

11.	Taxes

Income tax expense is recognized at an amount determined by the loss before tax for the interim reporting period by management’s best estimate of the weighted-average annual income tax rate expected for the full financial year, adjusted for the tax effect of certain items recognized in full in the interim period. As such, the effective tax rate in the unaudited condensed consolidated interim financial statements may differ from management’s estimate of the effective tax rate for the annual financial statements.

The Group’s consolidated effective tax rate in respect of continuing operations for the nine-month periods ended September 30, 2022 and 2021 is as follows:

	As of September 30, 2022		As of September 30, 2021
Loss before income tax	USD	(38,674)	USD	(28,859)
Statutory income tax rate		30%		30%

		(11,602)		(8,658)
Income tax on non-taxable items:
Annual inflation adjustment		(448)		(408)
Non-deductible expenses		(12)		1,198
IFRS16 net effect		59		309
Allowance for credit risk		(1,247)		2,577
Finterra adjustment for consolidation		—		(11,892)
Derivative financial instruments		70		368
Available tax loss carryforward		11,377		22,969
Opening fees		2,373		(5,799)
Other items		(14)		332

Income tax shown in the statement of comprehensive income	USD	556	USD	995

Effective income tax rate		(1.4)%		(3.4)%

12.	Fair Value Measurement

a)	The carrying amounts of financial instruments by category and their related fair values as of September 30, 2022 and December 31, 2021 are as follows:

	As of September 30, 2022				As of December 31, 2021
	Carrying amount		Fair value		Carrying amount		Fair value
Financial assets:
Loans and lease portfolio	USD	171,460	USD	170,487	USD	176,385	USD	171,172
Financial liabilities:
Long-term debt and its current portion	USD	(255,724)	USD	(259,551)	USD	(214,432)	USD	(217,092)

The FVs of financial assets and financial liabilities are determined as follows:

i.

Loans and lease portfolio: The FV of loans and lease portfolio is determined by calculating the present value of cash flows, using the appropriate discount rate for each type of asset (performing, non-performing, etc.) (Level 3).

ii.

Long-term debt and its current portion: The FV of long-term debt and its current portion is determined by calculating the present value of the cash flows derived from the amortization schedules, using a market adjusted interest rate for each liability (Level 3).

The Group considers that the carrying amounts of financial assets and financial liabilities recognized in the Unaudited Condensed Consolidated Interim Financial Statements approximate their fair values.

b)	Financial instruments measured at fair value

The Groups’s assets and liabilities that were recorded at FV on a recurring basis are listed in the table below and were classified as Level 2 and Level 3 in the hierarchy.

	As of
	September 30, 2022		December 31, 2021
Financial Assets
Derivative financial assets	USD	12,105	USD	1,407
Financial Liabilities
Derivative financial liabilities	USD	(15,251)	USD	(3,909)

The following table gives information about how the fair values of these financial assets and financial liabilities are determined (in particular, the valuation technique(s) and inputs used).

Financial assets/ financial liabilities	Valuation technique(s) and key input(s)	Significant unobservable input(s)	Relationship and sensitivity of unobservable inputs to fair value	Fair value hierarchy.
Derivatives (Forward currencies)

Cash flows are determined by the strike price established in the forward contracts and the forward price of the underlying asset at the maturity date (calculated as of the valuation day), both discounted at the rate implicit in forward contracts.

The forward price and discount rate are provided by the pricing provider (PIP).

		N/A	N/A	Level 2

Financial assets/ financial liabilities	Valuation technique(s) and key input(s)	Significant unobservable input(s)	Relationship and sensitivity of unobservable inputs to fair value	Fair value hierarchy.
Derivatives (options currencies)

Garman-Kohlhagen model.

The volatility surface, as well as the interest rates in local and foreign currency, are provided by PIP. At the same time, the Banxico fix exchange rate is used for the spot price of the underlying asset.

		N/A	N/A	Level 2
Derivatives (warrants)

The warrant valuation model uses an American binomial option pricing model which uses an iterative procedure, allowing for the specification of nodes, or points in time, during the time between the valuation date and the option’s expiration date.

Throughout this period of time at each node from the end to the beginning the model makes simulations of the expected values of the underlying asset at each node, these simulations involve all the market inputs such as time value of money (interest rates), volatility etc.

At each node the expect value of the option is calculated under the statement that what would happen if I do not exercise the option at that node, ending with two possibly outcomes:

•  Exercise at the node date.

•  Exercise at any other time after the node date.

The final value of the option is the maximum value of the two monetary values of the previous outcomes mentioned. This iterative process is made in all the nodes throughout the binomial tree to maximize the option payoff.

1) Market value of common stock

The higher the market value of common stock, the higher the fair value.

If the market value of common stock was fifty-cent higher all other variables were held constant, the carrying amount would increase by USD 680.

If the market value of common stock was fifty-cent lower all other variables were held constant, the carrying amount would decrease by USD 664.

Level 3

There were no transfers between Level 1 and 2 during the current or prior year.

c)	Reconciliation of Level 3 fair values

The following table shows a reconciliation from the opening balances to the closing balances for Level 3 fair values.

	Warrants
Balance at 1 January, 2021	USD	(3,071)
Total gains or losses: in profit or loss		(142)

Balance at September 30, 2021		(3,213)
Balance at 1 January 2022		(3,520)
Total gains or losses: in profit or loss		(17)

Balance at September 30, 2022	USD	(3,537)

There were no transfers on Level 3 during the current or prior year

13.	Loss per share

Basic loss per share is based on the weighted effect of all common shares issued and outstanding and is calculated by dividing net loss attributable to common stockholders by the weighted average shares outstanding during the period.

The following table reflects the income and share data used in the basic and diluted loss per share calculations:

	September 30,
	2022		2021
Profit Loss attributable to ordinary equity holders of the parent:
Continuing operations	USD	(37,888)	USD	(30,345)

Profit Loss attributable to ordinary equity holders of the parent for basic earning	USD	(37,888)	USD	(30,345)

Weighted average number of ordinary shares for basic loss per share (in thousands)		6,983		6,732
Effects of dilution from:
Share options		—		—
Convertible notes and preference shares		—

Weighted average number of ordinary shares adjusted for the effect of dilution (in thousands)		6,983		6,732

Loss per share – basic and diluted		(5.43)		(4.51)

14.	Subsequent Events

On October 7, 2022, AP Justo, S.A.P.I. de C.V., changed its legal form, and as a result, is no longer subject to regulation by the National Baking and Stock Commission.

* * * * * *

COVALTO, LTD.

Consolidated Financial Statements

as of December 31, 2021 and

2020

Contents:

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

Covalto Ltd.

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of Covalto Ltd. (the Company) as of December 31, 2021 and 2020, the related consolidated statements of operations and comprehensive income, changes in equity and cash flows for the years then ended and the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in conformity with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ MANCERA, S.C.

A Member Practice of Ernst & Young Global Limited

We have served as the Company’s auditor since 2018.

Mexico City, Mexico

October 11, 2022

COVALTO, LTD.

Consolidated Statements of Financial Position

(Amounts in thousands of U.S. dollars)

		As at December, 31
	Note		2021		2020
Assets
Cash and due from banks		USD	6,957	USD	12,507
Interest bearing deposits in other banks			31,657		30,673
Other short term investments			16,082		—

		54,696		43,180
Credit portfolio
Loans and finance lease portfolio	5		176,385		56,209
Allowance for loans losses	5		(14,815)		(4,593)

Total Loans and leases, net	5		161,570		51,616
Trade receivables under operating leases, net			1,810		215
Property, furniture and equipment, net	6		985		990
Equipment under operating lease, net	7		31,280		11,941
Intangible assets	9		13,709		8,271
Other assets	8		10,555		6,958
Deferred income tax	23		1,105		1,372
Goodwill	10		13,465		—

Total assets		USD	289,175	USD	124,543

Liabilities and equity
Liability:
Deposits
Noninterest-bearing	12	USD	4,353	USD	—
Interest-bearing	12		5,721		—

Total Deposits			10,074		—
Short-term borrowings	11		112,637		39,930
Long-term debt	11		101,795		41,043
Accounts payable and accrued expenses	14		18,868		3,757
Other liabilities	15		8,376		8,180

Total liabilities			251,750		92,910

Equity
Preferred stock	22		121,350		75,550
Common stock	22		843		614
Stock options reserve			2,579		1,581
Accumulated losses			(86,033)		(46,019)
Accumulated other comprehensive income, net of income tax	21		(1,314)		(93)

Total equity			37,425		31,633

Total liabilities and equity		USD	289,175	USD	124,543

The accompanying notes are an integral part of these financial statements.

COVALTO, LTD.

Consolidated Statements of Operations and Comprehensive Income

(Amounts in thousands of U.S. dollars, except earnings per share in U.S. dollars)

		For the years ended December 31
	Note	2021		2020
Interest income:
Loans and leases interest income	16	USD	18,595	USD	13,268
Interest income from cash equivalents	16		1,479		821

Total interest income			20,074		14,089
Interest expense	16		19,714		12,860

Net interest margin before impairment on loans			360		1,229

Loan loss allowance	5		5,189		4,784

Net interest margin after impairment on loans			(4,829)		(3,555)
Operating income
Operating lease income, net			8,934		5,422
Fees and commissions, net	17		2,855		1,965
Loss in sale or restructuring of portfolio			(393)		(556)

Total operating income, net			6,567		3,276
Operating expenses
Depreciation and amortization	6,7,9,3		3,788		3,068
General and administrative expenses	18		15,954		9,315
Employee benefits expense	19		18,841		12,634
Stock option plan	20		998		762
Income on fair value of derivatives			(223)		(816)
Foreign exchange loss, net			2,283		1,941
Other non-interest income and expense, net	24		3,116		1,193

Total operating expenses			44,757		28,097
Loss before income taxes			(38,190)		(24,821)
Income tax expense (benefit)	23		1,824		(118)

Net Loss			$(40,014)		$(24,703)

Other comprehensive loss, net of tax
Items that will not be subsequently reclassified to profit or loss:
Remeasurement loss on employee benefits	21		(64)		(466)

Items that may be reclassified subsequently to profit or loss:
Fair value gain/(loss) arising on hedging instruments	21		(46)		—
Foreign currency translation adjustment	21		(1,111)		238

Total comprehensive loss, net of income tax		USD	(41,235)	USD	(24,931)

Earnings per share:
Basic and diluted loss per share(1)	28		(6.04)		(3.70)

(1)

The Group reports net earnings per share in accordance with IAS 33 - Earnings Per Share. Basic loss per share is calculated by dividing the loss attributable to ordinary equity holders of the Group by the weighted average number of ordinary shares outstanding during the period. No dilutive effect has been identified for both 2021 and 2020. The weighted average number of ordinary shares used as the denominator in calculating basic earnings per share is 6,826 and 6,732 as of December 31, 2021 and 2020.

The accompanying notes are an integral part of these financial statements.

COVALTO, LTD.

Consolidated Statements of Changes in Equity

For the years ended December 31, 2021 and 2020

(Amounts in thousands of U.S. dollars)

	Note	Common stock(*)		Preferred stock		Stock options reserve		Accumulated losses		Accumulated other comprehensive income		Total equity
Balance at December 31, 2019		USD	511	USD	58,650	USD	819	USD	(21,316)	USD	135	USD	38,799
Capital contributions	22		—		16,900		—		—		—		16,900
Stock options shares exercised	20		103		—		—		—		—		103
Stock compensation expense	20		—				762		—		—		762
Net loss			—		—		—		(24,703)		—		(24,703)
Other comprehensive gain, net of income tax	21		—		—		—		—		(228)		(228)

Balance at December 31, 2020		USD	614	USD	75,550	USD	1,581	USD	(46,019)	USD	(93)	USD	31,633
Capital contributions	22		—		45,800				—		—		45,800
Stock options shares exercised	20		229		—		—		—		—		229
Stock compensation expense	20		—				998		—		—		998
Net loss			—		—		—		(40,014)		—		(40,014)
Other comprehensive loss, net of income tax	21		—		—		—		—		(1,221)		(1,221)

Balance at December 31, 2021		USD	843	USD	121,350	USD	2,579	USD	(86,033)	USD	(1,314)	USD	37,425

(*)	Common shares nominal value is USD0.0001. Common stock amount as of December 31, 2021 includes 842.3 of additional paid-in capital.

The accompanying notes are an integral part of these financial statements.

COVALTO, LTD.

Consolidated Statements of Cash Flows

(Amounts in thousands of U.S. dollars)

		For the years ended December 31,
	Note	2021		2020
Cash flows from operating activities:
Loss before income tax		USD	(38,190)	USD	(24,821)
Adjustments to reconcile loss before tax to net cash flows
Depreciation of equipment under operating lease	7		1,926		1,594
Depreciation of property, furniture and equipment	6		383		315
Amortization of intangible assets	9		1,095		647
Provision for credit losses	5		5,189		4,784
Stock compensation expense	20		998		762
Interest paid			4,060		2,877
Others, net			618		355

			(23,921)		(13,487)
Changes in operating assets and liabilities:
Loans and lease portfolio			(117,920)		3,723
Deposits			10,193		—
Accounts payable			15,397		1,176
Payments of income tax			(4,079)		(1,827)
Others, net			(4,989)		(1,495)

Net cash flows used in operating activities			(125,319)		(11,910)

Cash flows from investing activities
Acquisition and sales of equipment under operating lease, net			(21,886)		(3,797)
Acquisition and sales of Property, Furniture and equipment, net			(313)		(610)
Purchase of businesses, net of cash acquired			(15,299)		—
Purchase of intangible assets	9		(6,833)		(6,172)

Net cash flows used in investing activities			(44,331)		(10,579)

Cash flows from financing activities
Interest paid			(4,060)		(204)
Repayment of borrowings			(28,988)		(10,569)
Additions of borrowings			170,403		23,132
Capital contributions	22		46,029		17,003
Payments for liabilities related to right of use assets			(812)		(659)

Net cash flows provided by financing activities			182,572		28,703

Net increase in cash and cash equivalents			12,922		6,214
Net foreign exchange difference			(1,406)		1,545
Cash and cash equivalents at beginning of year			43,180		35,421

Cash and cash equivalents at end of year		USD	54,696	USD	43,180

Reconciliation of liabilities arising from financing activities

	As of December 31, 2020		Additions		Payments		foreign exchange difference		As of December 31, 2021
Borrowings	USD	80,973	USD	170,403	USD	(33,048)	USD	(3,896)	USD	214,432

Leases	USD	2,326	USD	561	USD	(812)	USD	(56)	USD	2,019

The accompanying notes are an integral part of these financial statements.

COVALTO, LTD.

Notes to the Consolidated Financial Statements

December 31, 2021, December 2020

(Amounts in thousands U.S. dollars)

1.	Description of the Business and significant events

a.	Corporate information

The attached financial statements were authorized for issuance on October 11, 2022 by Eduardo Mendoza, Chief Financial Officer delegated by Board of Directors.

Unless the context otherwise indicates, “we,” “us” and “our” means Covalto, Ltd. and its consolidated subsidiaries.

The Group was incorporated in Cayman Islands on April 20, 2018 and commenced operations in May 2018 under the name Credijusto, LTD. During 2020, the name of the Group was changed to Covalto, LTD.

The Group does not have a limited life.

Covalto LTD (the Group) is the parent and the immediate and ultimate holding parent.

The registered office of the Group is situated at the offices of Campbells Corporate Services Limited, Floor 4, Willow House, Cricket Square, Grand Cayman KY1-9010, Cayman Islands or such other place as the Directors may from time to time decide. The Group’s management is currently situated in Mexico.

The Group has operations in Mexico and is focused on lending to the underserved and rapidly growing small and medium-sized enterprise (SME) market in Mexico, via products that are superior in price, speed of delivery, and quality of customer experience. Operations in Mexico are currently undertaken by AP Justo, S.A.P.I. de C.V., SOFOM, E.R. (“AP Justo”), which offers a variety of lending products, Justo Lease, S.A.P.I. de C.V. (“Justo Lease”), which offers loans and asset leasing products to its customers, and Banco Finterra S.A., Institución de Banca Multiple (“Banco Finterra”), acquired in June 2021, refer to Note 4, which is primarily an authorized banking institution in Mexico engaged in the granting of loans to agricultural and food companies.

Information on the Group’s structure is provided below.

b.	Group information

The Group shareholding interest in its subsidiaries as of December 31, 2021 and 2020 is as follows:

Group	Country	2021 % equity interest	2020 % equity interest
Covalto, INC.	USA	100%	100%
Covalto, LLC	USA	100%	100%
Banco Finterra	Mexico	100%	—
AP Justo	Mexico	100%	100%
Justo Lease	Mexico	100%	100%
Covalto Ventures, S. de R.L. de C.V.	Mexico	100%	100%
Fortius Intermediate Holdings, LLC	Mexico	100%	—
Visor S.A.P.I de C.V.	Mexico	100%	—

c.	Significant events

1.	Acquisition of Finterra

In June, 2021, Covalto completed the acquisition of Banco Finterra, for total consideration of USD 30,462. Refer to Note 4.

2.	Prepayment of term loan with Tactical Infrastructure S.A.

On February 22, 2021, Tactical Infrastructure S.A. agreed with one of the Mexican operating companies, AP Justo, the following:

i.

To accept a prepayment of a portion of the Loan, identified in the Loan Agreement as Tranche B, in the aggregate principal amount of USD $4,000, as further evidenced by two promissory notes, each in the principal amount of USD $2,000, one dated July 5, 2019 and the other dated April 12, 2019; and

ii.	To acquire Series B-1 Preferred Shares of the Company, which is the holding company of AP Justo.

3.	Acquisition of loans and leases portfolio

On September 30, 2021, the Group acquired a loans and leases portfolio from Credito Real, S.A.B. de C.V. for a total consideration of USD 21,971 of which USD 9,940 were paid at December 31, 2021.

4.	Convertible promissory notes

On July 29, 2021, the Group issued four convertible promissory notes (the “Convertible Notes”) to Victory Park Capital Investor Fund C-2, L.P., VPC Specialty Lending Investments Intermediate Holdings, L.P., VPC Special Situations Opportunities Fund III Onshore, L.P., and VPC Investor Fund W, L.P. (“VPC”) for total consideration of USD 30,000. The Convertible Notes will mature on July 29, 2023, unless earlier redeemed or converted. The Group will execute all payments of interest and principal in USD. The Group may prepay any unpaid outstanding principal and interest, in whole or in part, without the prior written consent of VPC.

At any time on or prior to the issuance of certain qualifying financing transactions, VPC shall have the right, but not the obligation, to convert in whole or in part the outstanding principal amount of the Convertible Notes and any unpaid accrued interest, into the most senior class of preference shares then issued and outstanding at such time as determined at VPC’s election. The Convertible Notes bear interests at a rate of 7.0%, payable semi-annually, and are not secured. The Convertible Notes were classified wholly as debt as of December 31, 2021. Refer to Note 11.

2.	Basis of Preparation of the Consolidated Financial Statements

a)	Statement of compliance

The consolidated financial statements of the Covalto LTD. have been prepared in accordance with International Financial Reporting Standards (IFRS) and interpretations issued by the IFRS Interpretations Committee (IFRIC) applicable to companies reporting under IFRS. The financial statements comply with IFRS as issued by the International Accounting Standards Board (IASB).

b)	Basis of consolidation

Consolidated financial statements include those of Covalto, Ltd. and all of its subsidiaries in which Covalto, Ltd. exercises control either directly or indirectly. Most of the transactions performed within the Group have been carried out by the Mexican Operating Companies, AP Justo, Justo Lease, and Banco Finterra. The rest of the companies are holding entities that incur legal expenses, except for Covalto, Ltd., the ultimate parent entity, which also recognizes expenses from share-based payment agreements (refer to Note 18).

The balances and operations between companies of the Group have been eliminated in the preparation of the consolidated financial statements.

c)	Basis of preparation

Preparation and presentation of financial statements

The accompanying consolidated financial statements have been prepared on a historical-cost basis, except for the revaluation of certain financial instruments that are measured at fair values at the end of each reporting period, as explained in the accounting policies below. The consolidated financial statements and the accompanying notes are presented in U.S. Thousands of Dollars and rounded to the nearest thousand ($000), except otherwise indicated. The consolidated financial statements provide comparative information in respect of the previous period.

Functional currency

The consolidated financial statements of the Group are presented in US dollars. The Group’s functional currency is the Mexican peso. Determined using management’s judgment that the primary economic environment in which it will derive its revenue and expenses incurred to generate those revenues is the Mexican peso. Management has exercised judgment in selecting the functional currency of each of the entities that it consolidates based on the primary economic environment in which the entity operates and in reference to the various indicators including the currency that primarily influences or determines interest income, interest expense and other expenses.

Segments

Operations are managed and financial performance is evaluated on a company-wide basis. Accordingly, all of the Company’s lending and lease operations are considered by management to be aggregated in one reportable operating segment. Because the overall lending and lease operations comprise the vast majority of the consolidated operations, no separate segment disclosures are presented.

Presentation currency

The presentation currency of the Group is the US dollars for the convenience of the shareholders, while the functional currencies of its subsidiaries are Mexican Pesos, and US dollars (for holding companies).

The assets and liabilities are translated from the functional currency to the presentation currency. The resulting foreign currency exchange gains or losses are recognized in the foreign currency translation adjustment as part of other comprehensive income. When such foreign operations are disposed of, the related foreign currency translation reserve is recognized in net earnings as part of the gain or loss on disposal.

Revenues and expenses are translated into US Dollars at the average foreign currency exchange rate for the period.

Going concern

The Group have, at the time of approving these financial statements, a reasonable expectation that the Group have adequate resources to continue in operational existence for the foreseeable future. Thus they continue to adopt the going concern basis of accounting in preparing the financial statements.

Statement of comprehensive income presentation

Comprehensive loss consists of the net loss for the period plus those items that are reflected directly in equity and that do not constitute capital contributions, reductions or distributions. For the year ended

December 31, 2021 and 2020, the Group recognized a net effect of comprehensive loss arising from foreign currency translation adjustment, derivatives classified as hedging instruments, and the remeasurement of employee benefits. Refer to Note 21.

Statement of cash flows

The consolidated statement of cash flows is prepared using the indirect method. Under this method, the Group presents changes in its operating assets and liabilities (operating activities), as well as its cash flows from investing and financing activities.

3.	Summary of significant accounting estimates and policies

a)	Significant estimates

The preparation of the Group’s consolidated financial statements requires management to make judgments, estimates and assumptions that affect the reported amount of revenues, expenses, assets and liabilities, and the accompanying disclosures, including the disclosure of contingent liabilities. However, uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of assets or liabilities affected in future periods.

The Group based its assumptions and estimates on the best available information at the time the consolidated financial statements were prepared. Existing circumstances and assumptions about future developments, however, may change for reasons beyond the Group’s control. Such changes are reflected in the assumptions when they occur. Below are key assumptions concerning future events and circumstances and other sources of uncertainty which, at the reporting date, represent a significant risk of requiring future material adjustment to the carrying amount of assets and liabilities.

Allowance for expected credit losses

The accounting estimates and judgments related to the allowance for impairment losses and provisions are a critical accounting estimate for the Group because the underlying assumptions used to assess the impairment can change from period to period and may significantly affect the Groups’s profit, particularly in circumstances of economic and financial uncertainty. Further, the statistical models incorporate numerous estimates and judgments (for example, Probability of Default, Loss Given Default and segmentation of loans in groups with similar credit risk characteristics, etc.).

As a consequence of the COVID 19 pandemic, large-scale business disruptions may give rise to liquidity issues for some entities and consumers. Deterioration in credit quality of loan portfolio as a result of the COVID-19 pandemic did not have a significant impact on the levels of provisions and according to the ECL methodology, other than the impact of such loan portfolio being naturally past due because of the impact the pandemic in the Group’s customers.

Deferred income tax

Deferred income tax assets are mainly recognized to the extent that it is probable that taxable profits will be available in the future against which the unused tax losses may be carried forward. Significant management judgment is required to determine the amount of deferred tax assets that can be recognized, based upon the likely timing and the level of future taxable profits.

Impairment of property, plant and equipment and intangible assets excluding goodwill

At each reporting date, the Group reviews the carrying amounts of its property, plant and equipment and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated to determine the extent of the impairment loss (if any). Where the asset does not generate cash flows that are independent from other assets, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs. When a reasonable and consistent basis of allocation can be identified, corporate assets are also allocated to individual cash-generating units, or otherwise they are allocated to the smallest group of cash-generating units for which a reasonable and consistent allocation basis can be identified.

Intangible assets with an indefinite useful life are tested for impairment at least annually and whenever there is an indication at the end of a reporting period that the asset may be impaired.

Recoverable amount is the higher of fair value less costs of disposal and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognised immediately in profit or loss, unless the relevant asset is carried at a revalued amount, in which case the impairment loss is treated as a revaluation decrease and to the extent that the impairment loss is greater than the related revaluation surplus, the excess impairment loss is recognised in profit or loss.

Where an impairment loss subsequently reverses, the carrying amount of the asset (or cash-generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset (or cash-generating unit) in prior years. A reversal of an impairment loss is recognised immediately in profit or loss to the extent that it eliminates the impairment loss which has been recognised for the asset in prior years. Any increase in excess of this amount is treated as a revaluation increase.

b)	Significant accounting policies

Cash and cash equivalents

Cash and cash equivalents consist of cash and due from banks, interest bearing deposits in other banks, and other short term liquidity investments.

The short term investments are stated at cost plus unpaid accrued interest (amortized cost) at the date of the statements of financial position, which is representative of fair value as of the balance sheet date due to the demand feature, short term nature and good credit quality. Income is recognise as it accrues, in accordance under the caption “Interest income from cash equivalents”.

Financial Instruments

Financial assets and financial liabilities are recognised in the Group’s statement of financial position when the Group becomes a party to the contractual provisions of the instrument.

Financial assets and financial liabilities are initially measured at fair value, except for trade receivables that do not have a significant financing component which are measured at transaction price. Transaction costs that are directly attributable to the acquisition or issue of financial assets and financial liabilities (other than financial assets and financial liabilities at fair value through profit or loss) are added to or deducted from the fair value of the financial assets or financial liabilities, as appropriate, on initial recognition. Transaction costs directly attributable to the acquisition of financial assets or financial liabilities at fair value through profit or loss are recognised immediately in profit or loss.

Financial assets

Initial recognition and measurement of financial assets

Financial assets are measured, on initial recognition at fair value and subsequently either at amortized cost or fair value through profit or loss.

The classification of financial assets at initial recognition depends on the financial asset’s contractual cash flow characteristics and the Group’s business model for managing them. The Group initially measures a financial asset at its fair value and subsequently in their entirety at either amortized cost or fair value, depending on the classification of the financial assets.

The Group’s business model for managing financial assets refers to how it manages its financial assets in order to generate cash flows. The business model determines whether cash flows will result from collecting contractual cash flows, selling the financial assets, or both.

The Group’s financial assets consist of derivative financial instruments, loans and finance leases granted to customers and other receivables.

Loans and finance leases granted to customers and other receivables that meet the following conditions are subsequently measured at amortized cost:

•	if the financial asset is held in a business model whose objective is to hold financial assets for the purpose of obtaining contractual cash flows; and

•	the financial asset’s contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount.

Derivative financial instruments are recognized at fair value in the statement of financial position.

Loan origination fees

Loan origination fees are fixed fees paid by customers for loan and other credit facilities with the Group.

The Group promises to provide loan facilities (credit lines) for a specified period. As the benefit of the services is transferred to the customer evenly over the period of entitlement, the fees are recognized as revenue on a straight-line basis.

Payment of the fees is due and received at origination. These are non-refundable fees to the customer and included as a non-interest income in the Statement of Operations and Comprehensive Income.

Renegotiated loans

Due to the COVID-19 pandemic, payment assistance and loans, and leases renegotiation were offered to customers during the first half of 2020.

Loans and finance leases renegotiated consist of extensions or modifications made to the original conditions with respect to payments, interest rates, or currency or a grace period granted by the Group during the term of the loan derivated for the Covid-19 situation.

Renegotiated loans remain in the past due loans portfolio until there is evidence of sustained payment. For renegotiated loans that involve a reduction in the frequency of payments below what was originally agreed, sustained payment shall be considered to exist when three consecutive payments under the original payment plan have been made.

As of December 31, 2021 and 2020, loans and finance leases renegotiated were USD 2,554 and USD 2,876, respectively.

Impairment of financial assets

When it arises, the Group associates an impairment to the value to financial assets measured at amortized cost, financial assets i.e., loans and lease receivables.

The impairment represents the best estimate of the financial assets expected credit losses at the consolidated balance sheet date.

The impairment for expected credit losses is recognized in the consolidated income statement for the period in which the impairment arises. In the event of occurrence, the recoveries of previously recognized impairment losses are recognized in the consolidated income statement for the period in which the impairment no longer exists or is reduced.

The expected credit loss is estimated as the difference between the contractual cash flows to be recovered and the expected cash flows.

Expected credit loss model

The Group assesses on a forward-looking basis the expected credit losses associated with its financial assets carried at amortized cost.

The impairment methodology applied depends on whether there has been a significant increase in credit risk.

The impairment estimation methodology segregates financial assets in three categories, based on the stage of each financial asset with regard to its level of credit risk:

Stage 1 (Normal risk): financial assets for which no significant increase in credit risk is identified since their initial recognition. In this case, the allowance for impairment losses reflects credit losses arising from expected defaults over the following twelve months from the reporting date.

Stage 2 (Normal risk under watchlist): if there has been a significant increase in credit risk since the date of initial recognition but the impairment event has not materialized, the financial asset is classified as Stage 2. In this case, the allowance for impairment losses reflects the expected losses from expected defaults over the life of the financial asset.

Stage 3 (Doubtful risk): a financial asset is classified in this stage when it shows effective signs of impairment as a result of one or more credit events that have already occurred resulting in a credit loss. In this case, the amount of the allowance for impairment losses reflects the expected losses for credit risk over the expected life of the financial asset.

All charge-offs of uncollectible loans are recorded against the allowance for impairment losses. Mexican financial institutions may charge-off loans, once they demonstrate they have made all reasonable efforts to recover them and no further relevant recoveries are expected.

Once the group has classified its financial assets according to the stage mentioned above, those financial assets are assessed based on the subsidiary methodology in order to recognize the allowance for impairment losses arising from credit risk, as follows:

Justo lease assessment

Financial assets individually assessed for credit impairment are estimated by the following methodologies:

•	The rents due are determined for each lease broken down by stages, whereby a lease may have its exposure in arrears (Rents due) evenly distributed in three stages (Stage 1, Stage 2 and Stage 3).

•	The Loss Given Default (LGD) is set by stages. If the lease has deteriorated at Default distribution, the recovery rate is applied.

AP Justo assessment

Financial assets individually assessed for credit impairment are estimated by the following methodologies:

•	The parameter uses historical information on unpaid balances and delinquencies through a transition matrix methodology to determine each contract’s default probability.

•	The PD curves were constructed from Transition Matrices generated to build the PD in “n” times.

•	To determine the LGD of the guaranteed loans, a simplified procedure was used based on the loan’s balance once it reaches default and, on the other hand, the recovery obtained.

Justo Lease portfolio acquisition assessment

As mentioned above, in significant events section, the group acquired loan and lease portfolio from Credito Real, which is comprised of leases and loans. Financial assets collectively assessed for credit impairment are estimated by the following methodologies:

•	The ECL provision for the loan portfolio and given its acquisition characteristics, the highest ECL of the loan portfolio was applied

•

In terms of the calculation of the ECL provision for the lease portfolio and given the characteristics with which it was acquired, the estimate was determined based on a study on recoveries of Accounts Receivables, where it was established that, on average, the Delinquency Rate of the portfolio. Then apply the percentage of expected loss on that balance that was applied on the delinquent Operating Leases.

Finterra assessment

Financial assets individually assessed for credit impairment are estimated by the following methodologies:

•

For the estimation of the Probability of Default curves, the exposure at the credit level was used and harvests were made to measure the 12-month default throughout the stability period. In the case of the operations that are in Stage 1 and 2), the probability curves were estimated for each risk group, defined in the segmentation, for 12 months and for the remaining lifetime, respectively.

•

To determine the LGD of the guaranteed loans, it was estimated based on two levels of the adjusted capacity coefficient, as well as by the type of non-financial real guarantee in question or other similar instruments in accordance with.

IFRS models in both entities, APJusto and Banco Finterra are aligned with NIIF, given that the expected losses are determined considering the deterioration in the credit quality of each asset over time.

Derecognition of financial assets

A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is primarily derecognized (i.e., removed from the Group’s statement of financial position) when either:

•	The rights to receive cash flows from the asset have expired, or

•

The Group has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a ‘pass-through’ arrangement; and either (a) the Group has transferred substantially all the risks and rewards of the asset, or (b) the Group has neither transferred nor retained substantially all the risks and rewards of the asset but has transferred control of the asset.

Upon derecognition of a financial asset measured at amortized cost, the difference between the book value of the asset and the sum of the consideration received and receivable is recognized in profit and loss.

Offsetting of financial instruments

Financial assets and financial liabilities are offset, according to the offsetting model in IAS 32. The Group offsets a financial asset and financial liability when, and only when, an entity currently has a legally enforceable right of set-off and intends either to settle on a net basis or to realize the financial asset and settle the financial liability simultaneously.

The Group’s foreclosed and repossessed assets include mainly property and equipment, which are recognized at the lower of cost or fair value less costs of disposal. The cost of the asset is the carrying amount of the financial asset (including allowances) that gave rise to the foreclosure or repossession. Foreclosed and repossessed assets are assessed for their realizable value or exit price and, impairment losses are recognized where appropriate.

Prepaid Expenses

Prepaid expenses are initially recognized as assets as of the date the payment is made, provided that it is probable that the future economic benefits associated with the asset will flow to the Group. At the time the goods or services are received, prepaid expenses are either capitalized or recognized in profit or loss as an expense, depending on whether there is certainty that the acquired goods or services will generate future economic benefits.

The Group periodically evaluates its prepaid expenses to determine the likelihood that they will cease to generate future economic benefits and to assess their recoverability. Unrecoverable prepaid expenses are recognized as impairment losses in profit or loss.

Leased equipment

Leased equipment is recognized when a lease is classified as an operating lease, meaning a lease does not substantially transfer all risk and rewards of ownership of the asset.

Leased equipment is recognized at cost less accumulated depreciation and accumulated impairment losses, if any. Depreciation is calculated on a straight-line basis over the estimated useful life of the asset.

Leases

The Group assesses at contract inception whether a contract is, or contains, a lease. That is, if the contract transfers the right to control the use of an identified asset for a period of time in exchange for consideration.

The Group as lessor

The Group enters into lease agreements as a lessor with respect to lease equipment.

Leases for which the Group is a lessor are classified as finance or operating leases. Whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee, the contract is classified as a finance lease. All other leases are classified as operating leases.

Rental income from operating leases is recognised on a straight-line basis over the term of the relevant lease. Initial direct costs incurred in negotiating and arranging an operating lease are added to the carrying amount of the leased asset and recognised on a straight-line basis over the lease term.

Amounts due from lessees under finance leases are recognised as receivables at the amount of the Group’s net investment in the leases. Finance lease income is allocated as it accrues, to reflect a constant periodic rate of return on the Group’s net investment outstanding in respect of the leases.

Subsequent to initial recognition, the Group regularly reviews the estimated unguaranteed residual value and applies the impairment requirements of IFRS 9, recognising an allowance for expected credit losses on the lease receivables.

The Group as lessee

Right-of-use assets

The Group recognizes right-of-use assets at the origination date of the lease (i.e., the date that underlying asset is available for use). Right-of-use assets are measured at cost, less any accumulated depreciation or amortization and impairment losses, and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the initial amount of lease liabilities recognized, initial direct costs incurred by the lessee, and lease payments made at or before the origination date less any lease incentives received. Right-of-use assets are depreciated or amortized on a straight-line basis over the shorter of the lease term and the estimated useful lives of the assets, as follows:

Offices	3 to 9 years

The Group’s lease arrangements do not contain an obligation to dismantle and remove the underlying asset, restore the site on which it is located or restore the underlying asset to a specified condition, or to transfer the ownership of the leased asset to the Group at the end of the lease term.

Amortization expense for the years ended December 31, 2021 and 2020 was USD 384 and USD 512, respectively.

Lease liabilities

At the origination date of the lease, the Group recognizes lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payments include fixed payments (including in-substance fixed payments) less any lease incentives receivable, variable lease payments that depend on an index or a rate, and amounts expected to be paid under residual value guarantees. The lease payments also include the exercise price of a purchase option reasonably certain to be exercised by the Group and payments of penalties for terminating the lease, if the lease term reflects the Group exercising the option to terminate.

Variable lease payments that do not depend on an index or a rate are recognized as expenses in the period in which the event or condition that triggers the payment occurs.

In calculating the present value of lease payments, the Group uses its incremental borrowing rate at the lease origination date because the interest rate implicit in the lease is not readily determinable. After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made.

In addition, the carrying amount of lease liabilities is remeasured if there is a modification, a change in the lease term, a change in the lease payments (e.g., changes to future payments resulting from a change in an index or rate used to determine such lease payments) or a change in the assessment of an option to purchase the underlying asset.

The Group uses its incremental borrowing rate (IBR) to measure lease liabilities. The IBR is the rate of interest that the Group would have to pay to borrow over a similar term, and with a similar security, the funds necessary to obtain an asset of a similar value to the right-of-use asset in a similar economic environment. The IBR therefore reflects what the Group ‘would have to pay’, which requires estimation when no observable rates are available or when they need to be adjusted to reflect the terms and conditions of the lease.

The incremental borrowing rate depends on the term, currency and start date of the lease and is determined based on a series of inputs including: the risk-free rate based on government bond rates; a country-specific risk adjustment; a credit risk adjustment based on bond yields; and an entity-specific adjustment when the risk profile of the entity that enters into the lease is different to that of the Group and the lease does not benefit from a guarantee from the Group.

The Group presents its lease liabilities separately from other liabilities in the statement of financial position.

Short-term leases and leases of low-value assets

The Group opted to apply the short-term lease recognition exemption to its short-term leases of furniture and equipment (i.e., those leases that have a lease term of 12 months or less from the commencement date and do not contain a purchase option). Lease payments on short-term leases and leases of low-value assets are recognized as expense on a straight-line basis over the lease term.

The Group applies the low-value assets recognition exemption to leases of office equipment that are considered to be low value.

Property, furniture and equipment

Furniture and equipment are initially measured at cost, net of accumulated depreciation and accumulated impairment losses, if any. Depreciation of furniture and equipment is determined on the assets’ carrying amounts on a straight-line basis over the estimated useful lives of the assets, as follows:

Type of asset	Estimated useful life in years	Annual depreciation rate
Office equipment	10	10%
Computer equipment	3	33.3%
Automotive equipment	4	25%
Adaptations and improvements	5	20%

Intangible assets

Intangible assets are identifiable non-monetary, non-physical assets and represent expenses incurred that will generate future economic benefits. Intangible assets acquired separately are measured on initial recognition at cost. Following initial recognition, intangible assets are carried at cost less accumulated amortization and accumulated impairment losses, if any. The useful lives of intangible assets are assessed as either finite or indefinite, in accordance with the period over which the Group expects to receive the benefits.

As of December 31, 2021 and 2020, intangible assets with finite useful lives consist primarily of costs for internally developed software.

These costs are capitalized when: 1) the intangible asset is technically feasible and is available for use or sale; 2) when the asset will generate future economic benefits and 3) there are resources available to develop the asset. Expenses that do not meet these capitalization criteria are recognized in profit or loss as incurred.

Intangible assets with finite useful lives are amortized over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The useful lives and amortization method are assessed on an annual basis. Intangible asset amortization begins when the asset can start to be utilized. Amortization expense is presented in the Statement of Operations and Comprehensive loss under depreciation and amortization.

Business combinations

Acquisitions of businesses are accounted for using the acquisition method. The consideration transferred in a business combination is measured at fair value, which is calculated as the sum of the acquisition-date fair values of assets transferred by the Group, liabilities incurred by the Group to the former owners of the acquiree and the equity interest issued by the Group in exchange for control of the acquiree. Acquisition-related costs are recognized in profit or loss as incurred.

At the acquisition date, the identifiable assets acquired and the liabilities assumed are recognized at their fair value at the acquisition date, except for:

•	Deferred tax assets or liabilities and assets or liabilities related to employee benefit arrangements are recognized and measured in accordance with IAS 12 and IAS 19 respectively.

•

Liabilities or equity instruments related to share-based payment arrangements of the acquiree or share-based payment arrangements of the Group entered into to replace share-based payment arrangements of the acquiree are measured in accordance with IFRS 2 at the acquisition date

•	Assets (or disposal groups) that are classified as held-for-sale are measured in accordance with IFRS 5.

Goodwill is measured as the excess of the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree, and the fair value of the acquirer’s previously held equity interest in the acquiree (if any) over the net of the acquisition-date amounts of the identifiable assets acquired and the liabilities assumed. If, after reassessment, the net of the acquisition-date amounts of the identifiable assets acquired and liabilities assumed exceeds the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree and the fair value of the acquirer’s previously held interest in the acquiree (if any), the excess is recognised immediately in profit or loss as a bargain purchase gain.

Goodwill

Goodwill is initially recognized and measured as set out above.

Goodwill is reviewed for impairment at least annually. For the purpose of impairment testing, goodwill is allocated to each of the Group’s cash-generating units (or groups of cash-generating units) expected to benefit from the synergies of the combination. Cash-generating units to which goodwill has been allocated are tested for impairment annually, or more frequently when there is an indication that the unit may be impaired. If the recoverable amount of the cash-generating unit is less than the carrying amount of the unit, the impairment loss is allocated first to reduce the carrying amount of any goodwill allocated to the unit and then to the other assets of the unit pro-rata on the basis of the carrying amount of each asset in the unit. An impairment loss recognized for goodwill is not reversed in a subsequent period. On disposal of a cash-generating unit, the attributable amount of goodwill is included in the determination of the profit or loss on disposal.

In 2021 there was no indication of an impartment of goodwill.

Impairment of non-financial assets

The Group annually assesses whether there are indicators of impairment in the value of its long-lived fixed and intangible assets that may give rise to the recognition of impairment losses. For the years ended December 31, 2021 and 2020, there were no indicators of impairment in the value of the Group’s non-financial assets.

Borrowings

Initial recognition and subsequent measurement of borrowings

The Group obtains financing from both domestic and foreign funds.

Loan drawdowns made on authorized lines of credit are recognized as liabilities (borrowings) as of the date the funds are disbursed and only for the proportion of the loan corresponding to the Group.

Capitalization of borrowing costs

Borrowing costs are capitalized when are directly attributable to the acquisition, construction or production of qualifying assets, which are assets that necessarily take a substantial period of time to get ready for their intended use or sale, are added to the cost of those assets, until such time as the assets are substantially ready for their intended use or sale.

All other borrowing costs are recognised in profit or loss in the period in which they are incurred.

Deposit liabilities

This item includes demand deposits, time deposits from the general public, and money market funding.

Those deposits that generate interest are recognized in income as it accrues under “Interest expense”.

i.	Noninterest bearing: Include checking accounts, savings accounts, checking account deposits, deposits in current accounts, among others.

ii.	Interest bearing: Include, among others, certificates of deposit withdrawable on preset days and notes with yields payable at maturity.

Derivative financial instruments

The Group uses derivative financial instruments, such as currency forwards, strip forwards and option contracts for hedging and trading purposes. Derivatives are initially recognized at fair value on the date a derivative contract is entered into and are subsequently remeasured at fair value on each reporting date. The resulting gain or loss is recognized in profit or loss immediately unless the derivative is designated and is effective as a hedging instrument, in which case the recognition in profit or loss depends on the nature of the hedging relationship. A derivative with a positive fair value is recognized as a financial asset, while a derivative with a negative fair value is recognized as a financial liability. Derivatives are not offset in the financial statements unless the Group has both the legal right and the intention to offset.

The position in foreign currency derivative financial instruments, as of December 31, 2020, was contracted in order to hedge the foreign exchange risk with the use of accepted Forwards and Options derivatives, however, since the Group did not have the processes to carry out hedge accounting at the time, they were accounted as trading at FVTP.

Certain warrants granted in 2019 and 2018 give the holder settlement alternatives other than by the exchange of a fixed amount of cash a fixed number of Covalto’s own equity instruments are accounted for as derivative financial instruments and marked to market through profit and loss. Warrants issued in 2018 grant rights to the holder to acquire the number of preferred shares over a period of 66 months determined by dividing $500,000 by the exercise price, which is the lowest of $.583 or two other prices based on formulas that contemplate a percentage of a future qualified financing transaction or an IPO. Warrants issued in 2019 grant rights to the holder to purchase a total of 619,945 preferred shares at $3.0274 per share, exercisable from the date of the agreement through March 11, 2026.

During 2021, the Group classified foreign currency derivative instruments as cash flow hedging instruments.

As of December 31, 2021 and 2020, the derivative financial instruments position held by the Group are classified in Level 2 with respect to the fair value hierarchy levels. Refer to Note 26.

Hedge accounting

The Group designates certain derivatives as hedging instruments in respect of foreign currency risk. Hedges of foreign exchange risk arising from firm commitments are accounted for as cash flow hedges.

At the inception of the hedge relationship, the Group documents the relationship between the hedging instrument and the hedged item, along with its risk management objectives and its strategy for undertaking various hedge transactions. Furthermore, at the inception of the hedge and on an ongoing basis, the Group documents whether the hedging instrument is effective in offsetting changes in fair values or cash flows of the hedged item attributable to the hedged risk, which is when the hedging relationships meet all of the following hedge effectiveness requirements:

•	There is an economic relationship between the hedged item and the hedging instrument

•	The effect of credit risk does not dominate the value changes that result from that economic relationship

•

The hedge ratio of the hedging relationship is the same as that resulting from the quantity of the hedged item that the Group actually hedges and the quantity of the hedging instrument that the Group actually uses to hedge that quantity of hedged item.

If a hedging relationship ceases to meet the hedge effectiveness requirement relating to the hedge ratio but the risk management objective for that designated hedging relationship remains the same, the Group adjusts the hedge ratio of the hedging relationship (i.e. rebalances the hedge) so that it meets the qualifying criteria again. The Group designates the full change in the fair value of a forward contract (i.e. including the forward elements) as the hedging instrument for all of its hedging relationships involving forward contracts.

The Group designates only the intrinsic value of option contracts as a hedged item, i.e. excluding the time value of the option. The changes in the fair value of the aligned time value of the option are recognized in other comprehensive income and accumulated in the cost of hedging reserve. If the hedged item is transaction-related, the time value is reclassified to profit or loss when the hedged item affects profit or loss. If the hedged item is time period related, then the amount accumulated in the cost of hedging reserve is reclassified to profit or loss on a rational basis – the Group applies straight-line amortization. Those reclassified amounts are recognized in profit or loss in the same line as the hedged item. If the hedged item is a non-financial item, then the amount accumulated in the cost of hedging reserve is removed directly from equity and included in the initial carrying amount of the recognized non-financial item. Furthermore, if the Group expects that some or all of the loss accumulated in cost of hedging reserve will not be recovered in the future, that amount is immediately reclassified to profit or loss.

Cash flow hedges

The effective portion of changes in the fair value of derivatives and other qualifying hedging instruments that are designated and qualify as cash flow hedges is recognized in other comprehensive income and accumulated under the heading of cash flow hedging reserve, limited to the cumulative change in fair value of the hedged item from inception of the hedge. The gain or loss relating to the ineffective portion is recognized immediately in profit or loss, and is included in the ´Loss/gain on fair value derivatives’ line item.

Amounts previously recognized in other comprehensive income and accumulated in equity are reclassified to profit or loss in the periods when the hedged item affects profit or loss, in the same line as the recognized hedged item. However, when the hedged forecast transaction results in the recognition of a non-financial asset or a non-financial liability, the gains and losses previously recognized in other comprehensive income and accumulated in equity are removed from equity and included in the initial measurement of the cost of the non-financial asset or non-financial liability. This transfer does not affect other comprehensive income. Furthermore, if the Group expects that some or all of the loss accumulated in the cash flow hedging reserve will not be recovered in the future, that amount is immediately reclassified to profit or loss.

The Group discontinues hedge accounting only when the hedging relationship (or a part thereof) ceases to meet the qualifying criteria (after rebalancing, if applicable). This includes instances when the hedging instrument expires or is sold, terminated or exercised. The discontinuation is accounted for prospectively. Any gain or loss recognized in other comprehensive income and accumulated in cash flow hedge reserve at that time remains in equity and is reclassified to profit or loss when the forecast transaction occurs. When a forecast transaction is no longer expected to occur, the gain or loss accumulated in the cash flow hedge reserve is reclassified immediately to profit or loss.

Provisions, contingencies, and commitments

Provisions are recognized when the Group: i) has a present obligation (legal or constructive) as a result of a past event, ii) it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and, iii) a reliable estimate can be made of the amount of the obligation.

In the case of contingencies, management assesses the existing facts and circumstances of each contingency at the reporting date to determine if an outflow of resources is probable, possible, or remote, and it recognizes and discloses the respective provisions accordingly.

Contingent liabilities are recognized only when it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation. Also, commitments are only recognized when they will generate a loss.

Income Taxes

Current income tax

Current tax assets and liabilities for the current and prior years are measured at the amount expected to be recovered from, or paid to, the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted, or substantively enacted, by the reporting date in the countries where the Group operates and generates taxable income.

Current income tax relating to items recognized directly in equity or other comprehensive income is recognized in equity or other comprehensive income respectively and not in the statement of profit or loss.

Deferred income tax

Deferred tax is provided on temporary differences at the reporting date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. Deferred tax liabilities are recognized for all taxable temporary differences.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilized. Unrecognized deferred tax assets are reassessed at each reporting date and are recognized to the extent that it becomes probable that future taxable profit will allow the deferred tax asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

Current and deferred taxes are recognized as income tax benefits or expenses in the income statement except for tax related to items recognized directly in other comprehensive income.

Interest income

Interest income is accounted for using the amortized cost method and is recognized as part of interest income in the statement of profit or loss. For stage 3 loans, which occur when there is objective evidence of impairment that could impact future cash flows, interest is no longer recognized in statement of profit or loss. The Group also charges moratory interest on past due payments, which is recognized as it is collected.

Finance lease income

Finance lease income is calculated with reference to the gross carrying amount of the lease receivables, except for credit-impaired financial assets for which interest income is calculated with reference to their amortized cost (i.e. after a deduction of the loss allowance).

Non-interest income

Non-interest income is recognized when the good is delivered or the non-financial service is rendered. To determine the amount and timing of recognition, IFRS 15 Revenue from Contracts with Customers five-step model is followed: identification of the contract with the customer, identification of the separate obligations of the contract, determination of the transaction price, distribution of the transaction price among the identified obligations and finally recording of income as the obligations are satisfied.

Lease administration fee revenue

Group provides administrative services to lessees. These services are additional and do not depend on the leased asset or its operation. Lease administration fee revenue is recognized as the services are rendered at the time when the services are delivered.

Share-based payments

Certain employees of the Group receive remuneration in the form of share-based payments, whereby employees must fulfill certain requirements (detailed in the contract) as consideration for equity instruments.

The cost of equity-settled transactions with employees of the Group is measured at the fair value of the equity instruments granted at grant date. The fair value of options is determined using a standard option pricing model.

The cost of equity-settled transactions is recognized in profit or loss together with a corresponding increase in shareholder’s equity during the period which the performance and/or service conditions are to be satisfied ending on the date on which the relevant employees become entitled to the award.

-	Valuation methodology

The first step in valuing the Company’s common shares was to determine the value of the Company. In arriving at a conclusion of the Company value, the methodology below are considered:

Market approach: Subject company transaction method

This methodology consists of examining prior transactions of the subject Company. According to the IASB guidelines, recent securities transactions in the Company’s stock should be considered as a relevant input for computing the enterprise valuation. Given that there were security transactions near the Valuation Date, the Subject Company Transaction Method was used.

This analysis considers the Series B-1 preferred transaction. The analysis uses the Black-Scholes option pricing model (OPM) to determine the value of the Company that results in a cumulative value of the transacted shares and warrants equal to the amount paid for those shares.

Transactions and balances in foreign currencies

Transactions in foreign currencies are initially recorded by the Group’s entities at their respective functional currency spot rates at the date the transaction first qualifies for recognition.

Monetary assets and liabilities denominated in foreign currencies are translated at the functional currency spot rates of exchange at the reporting date. Differences arising on settlement or translation of monetary items are recognized in profit or loss.

In determining the spot exchange rate to use on initial recognition of the related asset, expense or income (or part of it) on the derecognition of a non-monetary asset or non-monetary liability relating to advance consideration, the date of the transaction is the date on which the Group initially recognizes the non-monetary asset or non-monetary liability arising from the advance consideration. If there are multiple payments or receipts in advance, the Group determines the transaction date for each payment or receipt of advance consideration.

Employee Benefits

The measurement of the seniority premium involves actuarial valuation methods and the use of actuarial and economic assumptions. Differences between estimates and actual experience are recorded in the year they arise. The Group closely monitors all assumptions and updates them annually.

Based on current policies of the Group, there is one defined benefit plan in force, known as the Seniority Premium. Seniority Premium is derived from Mexico’s Federal Labor Law and covers all personnel, regardless of age, income and length of service. There is no formal retirement plan currently in the Group.

The main assumptions used in IAS19 calculation of the Seniority Premium are as follows:

Assumptions used	December 31
	2021	2020
Discount rate	7.57	7.19%
Return on Plan Assets	8.10%	0.00%
Salary increase rate	22%	5.30%
Minimum wage increase rate	5.50%	4.78%
UMA increase rate	4.0%	3.75%
Long term inflation rate	3.50%	3.75%

Decrements	Tables based on local experience

Adoption of new and revised Standards

a)	New and amended IFRS Standards that are effective for the current year

During the current year, the Group applied the following amendments, which are effective for the annual period starting on or as of January 1, 2021. The adoption of these amendments did not have any material effects on the disclosures or amounts recorded in these consolidated financial statements.

Interest Rate Benchmark Reform — Phase 2 (Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16)	The amendments in Interest Rate Benchmark Reform — Phase 2 (Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16) introduce a practical expedient for modifications required by the reform, clarify that hedge accounting is not discontinued solely because of the IBOR reform, and introduce disclosures that allow users to understand the nature and extent of risks arising from the IBOR reform to which the entity is exposed to and how the entity manages those risks as well as the entity’s progress in transitioning from IBORs to alternative benchmark rates, and how the entity is managing this transition.

Impact of the initial application of COVID-19-Related Rent Concessions beyond 30 June 2021—Amendment to IFRS 16	In the prior year, the Group early adopted Covid-19-Related Rent Concessions (Amendment to IFRS 16) that provided practical relief to lessees in accounting for rent concessions occurring as a direct consequence of COVID-19, by introducing a practical expedient to IFRS 16. This practical expedient was available to rent concessions for which any reduction in lease payments affected payments originally due on or before 30 June 2021. In March 2021, the Board issued Covid-19-Related Rent Concessions beyond 30 June 2021 (Amendment to IFRS 16) that extends the practical expedient to apply to reduction in lease payments originally due on or before 30 June 2022.

b)	New and revised IFRS Standards in issue but not yet effective

At the date of authorization of these financial statements, the Group has not applied the following new and revised IFRS Standards that have been issued but are not yet effective:

Amendments to IAS 1	Classification of Liabilities as Current or Non-current
Amendments to IFRS 3	Reference to the Conceptual Framework
Amendments to IAS 16	Property, Plant and Equipment—Proceeds Before Intended Use
Amendments to IAS 1 and IFRS Practice Statement 2	Disclosure of Accounting Policies
Amendments to IAS 8	Definition of Accounting Estimates
Amendments to IAS 12	Deferred Tax related to Assets and Liabilities arising from a Single Transaction
Annual Improvements to IFRS Standards 2018-2020 Cycle	Amendments to IFRS 1 First-time Adoption of International Financial Reporting Standards, IFRS 9 Financial Instruments, IFRS 16 Leases, and IAS 41 Agriculture

Management does not expect that the adoption of the standards listed above will have a material impact on the financial statements of the Group in future periods.

4.	Business combination

In June 2021, after having obtained the authorization of the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores, or “CNBV”), Covalto Ventures acquired 100% percent of the outstanding ordinary shares of Banco Finterra for a total consideration of USD30,462, and obtained control of Banco Finterra. Banco Finterra is an established bank whose main activity is lending to companies related to the agro-food sector. As a result of the acquisition, the Group is expected to diversify its loan portfolio and enter a key sector of the Mexican economy.

The goodwill of USD 14,026 arising from the acquisition consists mainly of synergies with the Group’s existing operations, including financial leasing and factoring operations.

Derived from the acquisition of Banco Finterra, the Group incurred in acquisition-related cost to effect the business combination. Those costs include finder’s fees; advisory, legal, accounting, valuation and other professional or consulting fees; general administrative costs which totaled approximately USD 731.

Since the acquisition date, Banco Finterra contributed total interest income and net loss after, tax of USD 5,267 and USD 7,608, respectively, to the Group’s consolidated income statement for the year ended December 31, 2021. If the acquisition had been effective as of January 1, 2021, the Group’s total interest income and net loss after, tax in 2021 would have been approximately USD 9,241 and USD 8,899, respectively.

As of December 31, 2021, the Company has paid a total of USD 28,514 for the acquisition of Finterra, of which USD 1,077 remain outstanding at year-end.

The Group has performed a preliminary valuation analysis of the fair market value of Finterra’s assets and liabilities. The following table summarizes the allocation of the preliminary purchase price as of the acquisition closing date.

Purchase Price Allocation	Fair value
Assets
Cash and cash equivalents	USD	13,604
Loan portfolio, net		73,264
Property, plant and equipment		203
Other assets		2,944
Core deposits (intangible)		254

Total assets		90,269

Purchase Price Allocation
Equity and Liabilities
Total debt Assumed		73,706
Deferred Liability		127
Total liabilities		73,833

Net acquired Assets		16,436

Purchase price		30,462

Goodwill as of June 10, 2021 (refer to note 10))	USD	14,026

Cash and cash equivalents

The fair Value of cash and cash equivalents are deemed to be similar to Banco Finterra’s previous carrying amount.

Loan portfolio, net

We estimate the fair value of the loan portfolio based on the gross balance, which is risk-adjusted through the probability of default and loss severity. Key assumptions include a discount rate range of 6.5% per cent for the current portfolio and 25% for past due loans. The Loan portfolio, net includes a loan portfolio with an unpaid balance of USD 64,208, and an estimated fair value of USD 64,817. Approximately USD 17,431 was expected to be uncollectible at the time of the acquisition.

Property, plant and equipment

The fair value of property, plant and equipment is deemed to be materially similar to Banco Finterra’s previous carrying amounts.

Deferred tax liabilities

Deferred tax assets are measured in accordance with IAS 12 and are net of deferred tax liabilities arising from fair value adjustments to net assets and liabilities.

Other assets

The fair value analysis of other assets, which mainly account receivables, intangible assets, assets held for sale and prepaid expenses, is deemed to be materially similar to Banco Finterra’s previous carrying amounts.

Core deposits

To determine the value of core deposits or key deposits, the income approach methodology was used. The income approach to valuing core deposits accounts uses the expected future cost savings to estimate the fair value of the core deposits.

Key assumptions include the following:

a)	A discount rate of 13.4%.

b)	Useful life analysis through the statistical study of the historical behavior of customers.

c)	Financial cost of customer deposits and maintenance expenses.

Debt assumed

The debt assumed consists primarily of short-term interbank loans and a portion of traditional short-term borrowings. The Group has determined that the difference between the carrying value and the fair value is not material.

5.	Loans and Leases, net

The loan and lease portfolio consists of various types of loans and leases made principally to small and medium enterprises located within Mexico and is categorized by major type as follows:

	As of December 31,
	2021		2020
Loans	USD	170,954	USD	52,311
Deferred transactions cost, origination		1,357		2,353

		172,311		54,664
Finance leases		3,832		1,457
Deferred transactions cost, origination		242		88

		4,074		1,545
Total loan and lease portfolio	USD	176,385	USD	56,209
Allowance for expected credit losses		(14,815)		(4,593)

Total loan and lease portfolio, net		USD 161,570	USD	51,616

a)	Loan Maturities

The contractual maturity ranges of the Group’s loan portfolio by type of loan as of December 31, 2021 are summarized in the following table:

	One Year or Less		After One Year Through Five Years		Total
Loans	USD	72,666	USD	98,288	USD	170,954
Leases		1,333		2,499		3,832

Total	USD	73,999	USD	100,787	USD	174,786

The contractual maturity ranges of the Group’s loan portfolio by type of loan as of December 31, 2020 are summarized in the following table:

	One Year or Less		After One Year Through Five Years		Total
Loans	USD	31,910	USD	20,401	USD	52,311
Leases		274		1,183		1,457

Total	USD	32,184	USD	21,584	USD	53,768

b)	Current loans and Past Due Loans

The Group has procedures in place to assist in maintaining the overall quality of its loan portfolio.

An aging analysis of past due loans, segregated by category of loan, is presented below:

As of December 31, 2021
	Current Loans	Past Due Loans	Total
Loans	USD 148,279	USD 22,675	USD 170,954

As of December 31, 2021
	Current loans	Past Due loans
	<30	30-89 days	90 or more days	Total
Leases	USD 3,714	USD 4	USD 114	USD 3,832

As of December 31, 2020
	Current Loans	Past Due Loans	Total
Loans	USD 48,782	USD 3,529	USD 52,311

	As of December 31, 2020
	Current loans		Past Due loans
	<30		30-89 days		90 or more days		Total
Leases	USD	957	USD	382	USD	118	USD	1,457

The following table presents information regarding nonperforming assets at the dates indicated:

	As of December 31,
	2021		2020
Past due loans	USD	22,793	USD	4,029
Repossessed assets		1,712		1,614

Total nonperforming assets	USD	24,505		USD 5,643

Nonperforming assets to total loans		15%		11%

c)	Allowance for Credit Losses

The allowance for credit losses is adjusted through charges to earnings in the form of a provision for credit losses. Management has established an allowance for credit losses which it believes is adequate as of December 31, 2021, for estimated losses in the Group’s loan portfolio.

As of December 31, 2021, the allowance for credit losses shows an increase of USD 10,222 compared to December 31, 2020, which is mainly due to the update of certain assumptions in the ECL Model, the business combination of Finterra as well as the acquisition of the loan and lease portfolio from Credito Real.

The following tables detail the activity in the allowance for credit losses by category of loan for the years ended December 31, 2021 and 2020, respectively.

	Loans		Leases		Total
Allowance for credit losses:
Balance December 31, 2020	USD	4,508	USD	85	USD	4,593
Provision for credit losses(1)		14,942		58		15,000
Charge-offs		(4,525)		—		(4,525)
Exchange difference		(249)		(4)		(253)

Balance December 31, 2021	USD	14,676	USD	139	USD	14,815

	Loans		Leases		Total
Allowance for credit losses:
Balance January 1, 2020	USD	1,227	USD	69	USD	1,296
Provision for credit losses		4,766		18		4,784
Charge-offs		(1,660)		—		(1,660)
Exchange difference		175		(2)		173

Balance December 31, 2020	USD	4,508	USD	85	USD	4,593

(1)

The increase is comprised of the acquisition of the allowance credit losses from Finterra and the allowance increase for the period according to the expected credit loss model established by the Group. These balances represent USD 9,753 and USD 5,189, respectively.

The Group’s ECL allowances as of December 31, 2021 and 2020, are as follows:

Loan portfolio

	As of December 31, 2021				As of December 31, 2020
Stage	Exposure (portfolio balance per stage)		Allowance		Exposure (portfolio balance per stage)		Allowance
1	USD	142,748	USD	5,877	USD	36,602	USD	1,298
2		7,111		511		12,576		667
3		21,095		8,288		3,133		812

Total	USD	170,954	USD	14,676	USD	52,311	USD	2,777
Management overlay reserve		—		—		—		1,731

Total loan portfolio	USD	170,954	USD	14,676	USD	52,311	USD	4,508

Lease portfolio

	As of December 31, 2021				As of December 31, 2020
Stage	Exposure (portfolio balance per stage)		Allowance		Exposure (portfolio balance per stage)		Allowance
1	USD	3,481	USD	87	USD	957	USD	24
2		237		5		382		8
3		114		47		119		53

Total lease portfolio	USD	3,832	USD	139	USD	1,458	USD	85

Total loan and lease portfolio	USD	174,786	USD	14,815	USD	53,769	USD	4,593

d)	Renegotiated loans

The loan is considered a “Loan renegotiated” if both (1) the borrower is experiencing financial difficulties and (2) the creditor has granted a concession. Concessions may include the interest rate reductions or below market interest rates, principal forgiveness, restructuring amortization schedules and other actions intended to minimize potential losses.

As of December 31, 2021 and 2020, the Group had USD 2,554 and USD 2,876, respectively, in outstanding loans modifications. The following table presents information regarding the recorded amount at December 31, 2021 and 2020 of loans renegotiated during the years ended December 31, 2021 and 2020:

		As of December 31,
		2021					2020
		Loans balance at date of modification		Loans balance at year-end			Loans balance at date of modification		Loans balance at year-end
Loans	16	USD	4,150	USD	2,554	14	USD	2,619	USD	2,876

As of December 31, 2021 there have been no defaults on any loans that were modified as loan modifications during the preceding twelve months.

e)	Analysis of loan portfolio

As of December 31, 2021 and 2020, the loan portfolio consists entirely of Mexican peso-denominated, mortgage-backed financing and agro-loans granted to small and medium enterprises. The analysis of the principal and interest is as follows:

	As of December 31,
	2021		2020
Total loan portfolio:
Principal	USD	167,879	USD	50,547
Interest		3,075		1,764

Total loan portfolio	USD	170,954	USD	52,311

As of December 31, 2021 and 2020, the Group has not granted irrevocable lines of credit to customers.

6.	Property, Furniture and Equipment, net

An analysis of furniture and equipment, net as of December 31, 2021 and 2020, is as follows:

	Computer equipment		Office equipment		Automotive equipment		Adaptations and improvements		Total
Investment
At January 1, 2020	USD	195	USD	178	USD	39	USD	575	USD	987
Additions		19		3		25		560		607
Disposals		(4)		—		—		—		(4)
Reclassifications		—		1		3		—		4
Exchange difference		(10)		(10)		(1)		15		(6)

Investment
At December 31, 2020	USD	200	USD	172	USD	66	USD	1,150	USD	1,588
Additions		311		88		2		6		407
Disposals		(65)		(1)		—		—		(66)
Exchange difference		(39)		(7)		(4)		(37)		(87)

At December 31, 2021	USD	407	USD	252	USD	64	USD	1,119	USD	1,842

	Computer equipment		Office equipment		Automotive equipment		Adaptations and improvements		Total
Depreciation
At January 1, 2020	USD	67	USD	21	USD	8	USD	181	USD	277
Depreciation		105		16		11		183		315
Disposals		(4)		—		—		—		(4)
Reclassifications		—		—		1		—		1
Exchange difference		4		(1)		1		5		9

At December 31, 2020	USD	172	USD	36	USD	21	USD	369	USD	598

Depreciation
Depreciation		100		27		15		241		383
Disposals		(64)		(1)		—		—		(65)
Exchange difference		(35)		(3)		(4)		(17)		(59)

At December 31, 2021	USD	173	USD	59	USD	32	USD	593	USD	857

Net book value
At December 31, 2021	USD	234	USD	193	USD	32	USD	526	USD	985
At December 31, 2020	USD	28	USD	136	USD	45	USD	781	USD	990

As of December 31, 2021 and 2020 there are no restrictions, nor impairment has been recognized for furniture and equipment.

7.	Equipment under operating lease, net

An analysis of equipment leased to customers, net as of December 31, 2021 and 2020, is as follows:

Investment	2021		2020
Initial balance	USD	14,864	USD	11,582
Additions		24,396		5,153
Disposals		(1,674)		(1,026)
Reclassifications		(1,819)		(505)
Exchange difference		(664)		(340)

Total Investment	USD	35,103	USD	14,864
Depreciation
Initial balance		2,923		1,099
Depreciation		1,926		1,594
Disposals		(649)		(109)
Reclassifications(1)		(282)		(67)
Impairment		—		329
Exchange difference		(95)		77

Total accumulated depreciation	USD	3,823	USD	2,923

Net investment	USD	31,280	USD	11,941

(1)	During 2021 and 2020 leased equipment was repossessed and reclassified to foreclosed and repossessed assets.

8.	Other Assets

An analysis of other assets as of December 31, 2021 and 2020 is as follows:

	As of December 31,
	2021		2020
Derivatives	USD	1,018	USD	130
Prepaid expenses		1,660		607
Foreclosed and repossessed assets		1,712		1,614
Right-of-use assets		1,637		1,903
Creditable VAT		2,896		569
Others		1,632		2,135

	USD 10,555		USD 6,958

9.	Intangible assets

An analysis of intangible assets as of December 31, 2021 and 2020 is as follows:

	Internally developed software		Software		Core Deposits		Total
Cost of acquisition:
At January 1, 2020	USD	2,449	USD	—	USD	—	USD	2,449
Additions		5,826		346		—		6,172
Exchange difference		320		27		—		347

At December 31, 2020	USD	8,595	USD	373	USD	—	USD	8,968
Additions		5,892		694		247		6,833
Exchange difference		(311)		(19)		(4)		(334)

At December 31, 2021	USD	14,176	USD	1,048	USD	243	USD	15,467

	Internally developed software		Software		Core Deposits		Total
Amortization
At January 1, 2020	USD	—	USD	—	USD	—	USD	—
Amortization		430		217		—		647
Exchange difference		33		17		—		50

At December 31, 2020	USD	463	USD	234		—	USD	697
Amortization		639		456		—		1,095
Exchange difference		(19)		(15)		—		(34)

At December 31, 2021	USD	1,083	USD	675	USD	—	USD	1,758

Net book value
At December 31, 2021	USD	13,093	USD	373	USD	243	USD	13,709

At December 31, 2020	USD	8,132	USD	139	USD	—	USD	8,271

The internal developed software include development in progress and completed software. The developed software for the years ended December 31, 2021 and 2020 was USD 11,305 and USD 6,278, respectively.

Useful lives of amortized intangible assets by asset class:

Useful life in years
Internally generated intangible assets:
Investments in technology	Up to 5
Software	Up to 7

10.	Goodwill

The following table presents changes to goodwill for the year ended December 31, 2021:

Total
Recognized on acquisition of Finterra	USD 14,026
Exchange difference	(561)

As of December 31, 2021	USD 13,465

11.	Short-term borrowings and Long-term debt

An analysis of the Group’s borrowings as of December 31, 2021 and 2020 is as follows:

	As of December 31,
	2021 (1) (2)		2020 (1) (2)
Loans in Mexican pesos	USD	148,495	USD	60,994
Loans in foreign currency		71,019		23,987
Borrowing costs		(5,082)		(4,008)

	USD 214,432		USD 80,973

(1)	Refer to Note 13 to observe the short and long term classification.
(2)	An analysis of borrowings by lender and the main characteristics of the loans is as follows:

Loans in Mexican pesos (presented in USD):

	As of December 31, 2021		As of December 31, 2020
Goldman Sachs Bank USA
Term loan denominated in Mexican pesos, maturing on December 1, 2026, bearing interest at the Mexican weighted interbank interest rate (TIIE) plus 6.25%, payable monthly. These loans are secured by collateral pledged for the amount of the loan.	USD	45,613	USD	33,099
Accrued interest		350		222
Sofocade, S.A.P.I. de C.V., SOFOM E.R.
Term loan denominated in Mexican pesos, maturing on March 31, 2023, bearing interest at a rate of 14.0%, payable monthly. These loans are secured by collateral pledged for the amount of the loan.		14,620		15,045
Accrued interest		1,741		920
Tactical Infrastructure, S.A.
Tranche A. Term loan denominated in Mexican pesos, maturing on February 5, 2023, bearing interest at a rate of 18.5%, payable quarterly.		9,747		10,030
Credit Suisse AG, New York Branch
Term loan denominated in Mexican Pesos, maturing on March 16, 2024, bearing interest at the Mexican weighted interbank interest rate (TIIE) plus 3.85%, payable monthly.		2,597		1,582
Accrued interest		7		6

	As of December 31, 2021		As of December 31, 2020
SILVER MTN LENDERS LLC Capital
Term loan denominated in Mexican Pesos, maturing on June 11, 2022, bearing interest at a rate of 15%, payable at maturity.		3,314		—
Accrued interest		322		—
Trusts instituted in connection with agriculture (FIRA)
Direct loans received from Instituted in Relation to Agriculture (FIRA) and other similar institutions, accruing interest in 2021 at an average annual rate of 7.16%.		58,815		—
Accrued interest		11,533		—
Exchange difference		(164)		90

Total loans in Mexican pesos (presented in USD)	USD	148,495	USD	60,994

Loans in foreign currency:

	As of December 31, 2021		As of December 31, 2020
PG Impact Investments I L.P. , PG Impact Opportunities A, L.P. and, PG Impact Botnar Mandate, L.P. Inc
Term loan denominated in U.S. dollars, maturing on June 30, 2024, bearing interest at a rate of 10.75%, payable quartly.	USD	9,974	USD	9,984
Calvert Impact Capital, Inc.
Term loan denominated in U.S. dollars, maturing on December 31, 2023, bearing interest at the higher of: (i) the five-year Treasury rate + 7.25%, and (ii) flat rate of 9.25%. %, payable semi-annually.		4,987		4,992
Accrued interest		—		—
U.S. International Development Finance Corporation
Term loan denominated in U.S. dollars, maturing on June 15, 2024, bearing interest at a rate of 12.0%, payable semi-annually.		4,987		4,992
Accrued interest		25		23
Tactical Infrastructure, S.A.
Tranche B. Term loan denominated in U.S. dollars, maturing on April 30, 2022, bearing interest at a rate of 12%, payable on a quarterly basis.		—		3,994
City Hall Capital LLC
Term loan denominated in U.S. dollars, maturing on July 1, 2022, bearing interest at a rate of 15.0%, payable at maturity.		7,481		—
Accrued interest		30		—
Blue Like An Orange Sustainable Capital Latin America Holdings I S.A.R.L.
Term loan denominated in U.S. dollars, maturing on May 15, 2026, bearing interest at a rate of 16.6%, payable quarterly.		10,000		—
Accrued interest		196		—
Trusts instituted in connection with agriculture (FIRA)
Term loan denominated in US Dollar, bearing interest at the Mexican weighted interbank interest rate (TIIE) plus 1.3%, payable monthly.		2,285		—
Accrued interest		—		—
VPC Investor Fund W, L.P
Convertible promissory notes denominated in U.S. dollars, maturing on July 29, 2023, bearing interest at a rate of 7%, payable semi-annually.		30,000		—

	As of December 31, 2021		As of December 31, 2020
Accrued interest		1,056		—
Exchange rate		(2)		2

Total loans in foreign currency	USD	71,019	USD	23,987

Total loans		219,514		84,981
Borrowing cost		(5,082)		(4,008)

	USD	214,432	USD	80,973

Unused lines of credit

An analysis of the Group’s available lines of credit as of December 31, 2021 is as follows:

•	Goldman Sachs: Line of credit in Mexican pesos with an unused amount of approximately USD 78,326

Restrictions: The amount borrowed should be proportional to the amount of eligible assets pledged as collateral, multiplied by the Advance Rate of 87.5%, net of Concentration Limits. The collections flow through the trust and can only be pulled to AP Justo’s treasury after paying all the interests and fees to all the different related parties, and after complying with the Borrowing Base.

•	Credit Suisse: Line of credit in Mexican Pesos with an unused amount of approximately USD 126,706.

Restrictions: The amount borrowed should be proportional to the amount of eligible assets pledged as collateral, multiplied by the Advance Rate of 65%, net of Concentration Limits. The collections flow through the trust and can only be pulled to Justo Lease’s treasury after paying all the interests and fees to all the different related parties, and after complying with the Borrowing Base.

An analysis of the Group’s available lines of credit as of December 31, 2020 is as follows:

•	Goldman Sachs: Line of credit in Mexican pesos with an unused amount of approximately USD 17,051

Restrictions: The amount borrowed should be proportional to the amount of eligible assets pledged as collateral, multiplied by the Advance Rate of 82.5%, net of Concentration Limits. The collections flow through the trust and can only be pulled to AP Justo’s treasury after paying all the interests and fees to all the different related parties, and after complying with the Borrowing Base.

•	Credit Suisse: Line of credit in Mexican Pesos with an unused amount of approximately USD 128,837.

Restrictions: The amount borrowed should be proportional to the amount of eligible assets pledged as collateral, multiplied by the Advance Rate of 65%, net of Concentration Limits. The collections flow through the trust and can only be pulled to Justo Lease’s treasury after paying all the interests and fees to all the different related parties, and after complying with the Borrowing Base.

a)	Assets pledged as collateral.

Assets are pledged or transferred as collateral to secure liabilities. Assets transferred are non-cash assets transferred to a third party that do not qualify for derecognition from the Group balance sheet.

Where non-cash assets are pledged or transferred as collateral for cash received, the asset continues to be recognized in full. The Group is unable to use, sell or pledge the transferred assets for the duration of the transaction and remains exposed to interest rate risk and credit risk on these pledged assets.

An analysis of the Group’s pledged assets as of December 31, 2021 and 2020, is as follows:

	As of December 31,
	2021	2020
Assets pledged as collateral
Loans and leases, net	USD 44,938	USD 37,043
Leased equipment, net	2,205	9,328

	USD 47,143	USD 46,371

Borrowing costs.

As of December 31, 2021 and 2020, the amount of borrowing costs capitalized during the period was USD 702 and USD 2,158, respectively.

The capitalization rate used to determine the amount of borrowing costs eligible for capitalization was 100%.

Default and breaches.

As of December 31, 2021, the Group complies with all terms and covenants included in loan agreements, except for the following breaches.

Credit Suisse

As of December 31, 2021, the Group had the following breaches of loan agreement terms:

6.9.c. Debt Service Coverage Ratio

The group acknowledged a non-compliance with the financial covenant reported in the December 2021 Compliance Certificate sent on January 31, 2022.

The debt service coverage ratio as of December 31, 2021 was at (0.7)x, below the minimum level required by contract of 1.0x. This is mainly related to an increase in general expenses to support the Group high growth strategy.

A waiver was received on November 23, 2021 for the breaches detailed.

Calvert Capital Impact, Inc.

As of December 31, 2021, the Group had the following breaches of loan agreement terms:

7.a.11.d.2. Profitability Ratio

The Group acknowledged a non-compliance with the financial covenant reported in the December 2021 Compliance Certificate sent on January 31, 2022. The Profitability Ratio was 63.1% below the minimum threshold of 5%.

A waiver was received on March 30, 2022 for the breaches detailed.

U.S. International Development Finance Corporation

As of December 31, 2021, the Group had the following breaches of loan agreement terms:

Profitability Ratio

The Group acknowledged a non-compliance with the financial covenant reported in the December 2021 Compliance Certificate sent on January 31, 2022. The Profitability Ratio was 63.1% below the minimum threshold of 0%.

A waiver was received on February 14, 2022 for the breaches detailed.

12.	Deposit liabilities

As of December 31, 2021 deposit liabilities are comprised of demand (call) deposits and time deposits in Mexican pesos. An analysis is as follows:

	2021
Demand Deposits:
Non-interest bearing	USD	4,353
Time deposits:
Interest bearing		5,721

Total deposit liabilities	USD	10,074

An analysis of the Bank’s weighted average rate (unaudited) of time deposits for the year ended December 31, 2021 is 3.56%.

As of December 31, 2021, the average term of the Bank’s promissory notes with interest payable at maturity is 68 days.

13.	Maturity Analysis of Assets and Liabilities

The table below shows an analysis of assets and liabilities presented according to when they are expected to be recovered or settled:

	As of December 31, 2021
	Less than		More than
	12 months		12 months		Total
Assets
Cash and due from banks	USD	6,957	USD	—	USD	6,957
Interest bearing deposits in other banks		31,657		—		31,657
Other short term investments		16,082		—		16,082
Net Loans		69,975		91,595		161,570
Trade receivables under operating lease, net		1,810		—		1,810
Furniture and equipment, net		—		985		985
Leased equipment, net		—		31,280		31,280
Deferred income tax		—		1,105		1,105
Intangible assets		—		13,709		13,709
Goodwill		—		13,465		13,465
Other assets		7,072		3,483		10,555

Total assets	USD	133,553	USD	155,622	USD	289,175

Liabilities
Short-term borrowings (1)	USD	112,637	USD	—		112,637
Long term debt				101,795		101,795
Noninterest-bearing		4,353		—		4,353
Interest-bearing		5,721		—		5,721
Accounts payable and accrued expenses		17,610		1,258		18,868
Other liabilities		1,721		6,655		8,376

Total liabilities		142,042		109,708		251,750

Net		(8,489)		45,914		37,425

	As of December 31, 2020
	Less than		More than
	12 months		12 months		Total
Assets
Cash and due from banks	USD	12,507	USD	—	USD	12,507
Interest bearing deposits in other banks		30,673		—		30,673
Net Loans		32,184		19,432		51,616
Trade receivables under operating lease, net		215		—		215
Furniture and equipment, net		—		990		990
Leased equipment, net		—		11,941		11,941
Deferred income tax		—		1,372		1,372

	As of December 31, 2020
	Less than		More than
	12 months		12 months		Total
Intangible assets		—		8,271		8,271
Other assets		1,965		4,993		6,958

Total assets	USD	77,544	USD	46,999	USD	124,543

	As of December 31, 2020
	Less than		More than
	12 months		12 months	Total
Liabilities
Short-term borrowings (1)	USD	39,930	USD —	USD 39,930
Long term debt			41,043	41,043
Accounts payable and accrued expenses		2,855	902	3,757
Other liabilities		1,710	6,470	8,180

Total liabilities		USD 44,495	USD 48,415	USD 92,910

Net		USD 33,049	USD (1,416)	USD 31,633

(1)

As of December 31, 2021 and 2020 the Group had breaches in certain loan agreements. Therefore, balances from borrowings from such loan agreements were classified as less than 12 months. For more information on these breaches, see note 11.

14.	Accounts payable and accrued expenses

An analysis of sundry creditors and other accounts payable as of December 31, 2021 and 2020 is as follows:

	As of December 31,
	2021		2020

Wages and employee benefits	USD	1,810	USD	1,447
Other taxes payable		1,478		842
Accounts payable for portfolio acquisition		10,199		447
Withheld funds from customers		165		329
Expenses and services provision		671		311
Suppliers		1,616		150
Prepaid rent		322		134
Unidentified deposits		691		57
Other accounts payable		1,916		40

		USD 18,868		USD 3,757

15.	Other liabilities

An analysis of other liabilities as of December 31, 2021 and 2020 is as follows:

	As of December 31,
	2021		2020

Deferred income	USD	321	USD	222
Unearned rent revenue		972		1,954
Employee benefits		504		490
Lease liabilities		2,019		2,326
Derivatives		3,520		3,071
Other liabilities		1,040		117

		USD 8,376		USD 8,180

16.	Interest income & expenses

As of December 31, 2021 and 2020, interest income is as follows:

	For the year ended December 31, 2021
	Loans		Leases		Total
Loans and leases interest income
Ordinary interest	USD	19,054	USD	319	USD	19,373
Moratory interest		1,561		5		1,566
Deferred transactions cost, origination		(2,344)		—		(2,344)

Total Loans and leases interest income		18,271		324		18,595

Interest income from bank deposits
Interest income from bank deposits		—		—		1,186
Interest income from short investments		—		—		293

Total interest income from cash equivalents		—		—		1,479
Total interest income	USD	18,271	USD	324	USD	20,074

	For the year ended December 31, 2020
	Loans		Leases		Total
Loans and leases interest income
Ordinary interest	USD	13,735	USD	124	USD	13,859
Moratory interest		646		4		650
Deferred transactions cost, origination		(1,241)		—		(1,241)

Total Loans and leases interest income		13,140		128		13,268

Interest income from bank deposits
Interest income from bank deposits		—		—		821

Total interest income from cash equivalents		—		—		821

Total interest income	USD	13,140	USD	128	USD	14,089

As of December 31, 2021 and 2020, interest expense is as follows:

	As of December 31, 2021		As of December 31, 2020

Interest expenses from borrowings	USD	19,176	USD	12,541
Interest-bearing deposits		140		—
Interest from leases as a lessee		398		319

Total interest expense	USD	19,714	USD	12,860

17.	Fees and commissions, net

As of December 31, 2021 and 2020, the Group’s fees and commissions were as follows:

	As of December 31, 2021		As of December 31, 2020

Credit origination fees	USD	1,716	USD	924
Commission for leasing services		1,484		1,597
Commissions for unused lines of credit		(345)		(556)

	USD	2,855	USD	1,965

18.	General and administrative expenses

As of December 31, 2021 and 2020, the Group’s administrative expenses were as follows:

	As of December 31, 2021		As of December 31, 2020

Bank fees	USD	66	USD	32
Legal & professional fees		7,363		4,903
Marketing		1,244		651
Office expenses & other		4,287		1,755
Sales expenses		1,501		965
VAT expense		1,493		1,009

	USD	15,954	USD	9,315

19.	Employee benefits expense

For the years ended December 31, 2021 and 2020, the Group’s employee benefits expenses were as follows:

	As of December 31, 2021		As of December 31, 2020
Salaries, bonuses and other compensation	USD	15,625	USD	10,439
Termination benefits		315		296
Payroll tax & social security contributions		2,440		1,545
Other benefits		461		354

	USD	18,841	USD	12,634

Average number of employees		496		205

20.	Share-Based payments

a)	Description of the share-based payments plans

During 2018, the Group established a share-based payment plan (“Plan”) with the objective to attract, incentivize and retain Employees, Outside Directors and Consultants through the grant of awards.

The purpose of the Plan is to attract, incentivize and retain Employees, Outside Directors and Consultants through the grant of Awards. The Plan provides for the direct award or sale of Shares, the grant of Options to purchase Shares and the grant of Restricted Share Units to acquire Shares. Options granted under the Plan are NSOs which are not intended to qualify under Code Section 422.

Employees, Outside Directors and Consultants shall be eligible for the grant of Awards under the Plan. Vesting conditions depend on each grant.

Not more than 5,711,071 Shares may be issued under the Plan. The Group, during the term of the Plan, shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan. Shares offered under the Plan may be authorized but unissued Shares or treasury Shares.

Options

Share Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Share Option Agreement between the Optionee and the Group. The Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan and that the Board of Directors deems appropriate for inclusion in a Share Option Agreement. The provisions of the various Share Option Agreements entered into under the Plan need not be identical.

Restricted	share units

Each grant of Restricted Share Units under the Plan shall be evidenced by a Restricted Share Unit Agreement between the recipient and the Group. Such Restricted Share Units shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan and which the Board of Directors deems appropriate for inclusion in a Restricted Share Unit Agreement. The provisions of the various Restricted Share Unit Agreements entered into under the Plan need not be identical. At the end of the reporting period, the Company does not have restricted share units.

Vesting	and Exercisability

Each Share Option Agreement shall specify the date when all or any installment of the Option is to become vested and exercisable. The Board of Directors shall determine the vesting and exercisability provisions of the Share Option Agreement at its sole discretion.

b)	Movements during the year

The number and weighted average price of the stock options are as shown below.

	As of December 31, 2021			As of December 31, 2020
	Number of options	Weighted price		Number of options	Weighted price

Outstanding at January 1	4,724,572	USD	0.62	4,422,801	USD	0.72
Granted	946,588		2.40	610,937		2.98
Forfeited	(380,903)		2.88	(123,588)		1.50
Exercised (1)	(93,588)		2.45	(163,322)		0.63
Expired	(116,607)		2.83	(22,256)		1.20

Outstanding at December 31	5,080,062		0.61	4,724,572		0.62

Exercisable at December 31	2,924,749	USD	0.94	2,016,353	USD	1.06

(1)	As of December 31, 2021 and 2020, stock options exercised was recognized in Equity for USD 229 and USD 103 respectively.

As of December 31, 2021 and 2020, stock option expense was recognized in the statement of operations, under Stock option plan vesting in Non-interest expense for USD 998 and USD 762, respectively.

c)	Valuation models and key assumptions used

The following tables list the inputs to the models used for the plan for the years ended 31 December 2021 and 2020, respectively:

	As of December 31, 2021		2020
Model used	Black-Scholes option pricing model		Black-Scholes option pricing model
Weighted average share price	USD	1.76	USD	1.50
Exercise price range	USD	0.44 to USD 2.98	USD	0.44 to USD 2.98
Expected volatility (%)		56.914%		51.867%
Risk–free interest rate (%)		1.050%		0.981%
Expected term		6.323		6.162

21.	Accumulated Other Comprehensive Loss

Components of Accumulated Other Comprehensive Loss consist of the following:

	Derivatives		Remeasurement gain/(loss) on employee benefits		Deferred Tax Effect		Currency Translation Adjustment		Accumulated Other Comprehensive Loss

Balance at January 1, 2020	USD	—	USD	(7)	USD	—	USD	142	USD	135
Net change		—		(435)		—		238		(197)
Deferred tax effect from previous year		—		—		2		—		2
Exchange difference		—		(34)		1		—		(33)

Balance at December 31, 2020	USD	—	USD	(476)	USD	3	USD	380	USD	(93)
Net change		(46)		(78)		—		(1,111)		(1,235)
Exchange difference		—		15		(1)		—		14

Balance at December 31, 2021	USD	(46)	USD	(539)	USD	2	USD	(731)	USD	(1,314)

22.	Equity

Share capital

As of December 31, 2021, and 2020, the share capital is represented by common and preferred registered shares, fully subscribed and paid in the amount of USD 122,193 and USD 76,164, respectively.

During the year 2021 and 2020, contributions were made as follows:

	As of December 31, 2021		As of December 31, 2020

Capital contributions	USD	45,800	USD	16,900
Stock options exercised		229		103

	USD	46,029	USD	17,003

An analysis of share capital is as follows:

	As of December 31,
	2021			2020
	Shares	Amount		Shares	Amount

Common	6,890,283	USD	843	6,796,695		USD 614
Seed 1-A	1,873,913		1,500	1,873,913		1,500
Seed 1-B	1,665,431		2,000	1,665,431		2,000
Seed 1-C	1,577,540		2,500	1,577,540		2,500
Seed 1-D	873,819		2,645	873,819		2,645
Series A	2,644,051		8,005	2,644,051		8,005
Series B	3,969,854		38,441	3,969,854		38,441
Series B BHCA	367,554		3,559	367,554		3,559
Series B-1	6,373,017		62,300	1,687,881		16,500
Series B-1 BHCA	40,918		400	40,918		400

	26,276,380	USD	122,193	21,497,656	USD	76,164

Shareholder resolutions.

On October 16, 2020, a shareholders’ meeting was held, in which it was decided to issue 1,728,799 shares worth USD 9.7756 each, for a total of USD 16,900, as follows:

•	1,687,881 Series B-1 shares for a total value of USD 16,500.

•	40,918 Series B-1-BHCA shares with a total value USD 400.

As of December 31, 2020, 163,322 common shares of the Stock Option Plan were exercised for a total amount of USD 103.

Derived from the meeting held on October 16, 2020, in which it was decided to issue in the current year 4,685,136 Serie B-1 Shares worth USD 9.77 approximately each, for a total of USD 45,800.

As of December 31, 2021, 93,588 common shares of the Stock Option Plan were exercised for a total amount of USD 229.

Pursuant to Mexican regulatory capitalization requirements, our regulated subsidiaries are required to maintain specified levels of net capital as a percentage of risk-weighted assets, including credit, market and operational risks. As of December 31, 2021, our regulated subsidiaries complied with all such capital requirements, as set forth below.

Regulated Subsidiary	Minimum Capital Requirement	Capital Ratio as of December 31, 2021
AP Justo	8.0%	8.36%
Finterra	8.5%	26.14%

23.	Taxes

a)	Income tax

The Mexican Income Tax Law (MITL) establishes a corporate income tax rate of 30%. Current income tax is calculated by applying the enacted income tax rate to taxable profit. The Group’s book and taxable profits are not the same due to the treatment established in the MITL for the recognition of taxable profit and deductible expenses, and also since the MITL establishes that the tax base is to be calculated considering the effects of inflation on certain monetary assets and debts (annual inflation adjustment) and on the deduction of investments. Derived from the Covid-19 pandemic, the Mexican tax authority did not grant tax incentives for the benefit of Mexican companies.

The rest of the Group’s entities do not have operations subject to the payment of taxes in their countries of residence.

The major components of income tax expense for the years ended 31 December 2021 and 2020 are:

	As of December 31, 2021		As of December 31, 2020
Consolidated Profit or loss before income tax	USD	(38,190)	USD	(24,821)
Current Income Tax		412		489
Deferred Tax:
Relating to origination and reversal of temporary differences		1,412		(607)

Income tax expense (benefit) reported in the statement of profit or loss	USD	1,824	USD	(118)

b)	Deferred Tax

An analysis of deferred taxes shown in the statement of financial position as of December 31, 2021 and 2020 is as follows:

	As of December 31,
	2021		2020
Deferred tax assets:
Available tax loss carryforward (1)	USD	2,984	USD 2,354
Allowance for credit risk		1,911	1,475
Expense and services provision		978	523
Deferred revenue		916	908
Employee benefits		153	147
Furniture and equipment		—	34
Prepayments from customers		96	40
Leased equipment		50	74
IFRS16 net effect		377	105
Interest to be deducted in following years		385	347
Other Items		—	202

		7,850	6,209
Deferred tax liabilities:
Deferred charges		2,528	962
Intangible assets		3,852	2,481
Prepaid expenses		138	1,355
Derivative financial instruments		198	39
Other items		29	—

		6,745	4,837

Deferred income tax asset, net		USD 1,105	USD 1,372

(1)

The Company is in the process of strengthening its structure to improve its operating and financial results so as to generate future taxable profits sufficient to realize the benefits of certain potential deferred tax assets, including tax loss carryforward benefits. Among other things, the Company plans the eventual transfer of AP Justo’s loan portfolio to Banco Finterra. To date, the Company has not recognized deferred tax assets arising from all tax losses related attributable to Banco Finterra and AP Justo.

c)	Effective income tax rate

A reconciliation of the statutory income tax rate to the effective income tax rate recognized by the Group for financial reporting purposes is as follows:

		As of December 31, 2021		As of December 31, 2020
Loss before income tax	USD	(38,190)	USD	(24,821)
Statutory income tax rate		30%		30%

		(11,457)		(7,446)
Income tax on non-taxable items:
Annual inflation adjustment		(533)		15
Non-deductible expenses		698		226
IFRS16 net effect		1,000		—
Allowance for credit risk		540		—
Finterra adjustment for consolidation		(10,904)		—
Derivative financial instruments		564		—
Available tax loss carryforward		20,708		7,143

	As of December 31, 2021		As of December 31, 2020
Opening fees		529	—
Other items		679	(56)

Income tax shown in the statement of comprehensive income	USD	1,824	USD (118)

Effective income tax rate		(4.8)%	0.5%

d)	Tax losses restated for inflation

An analysis of the Group’s available tax loss carryforwards, restated for inflation, as of December 31, 2021, is as follows. This tax loss carryforwards were generated by Finterra, in addition are available for the use of this Group alone:

Year of tax loss	Amount		Expiration date
2014		$251	2024
2015		1,717	2025
2016		3,270	2026
2017		8,726	2027
2018		17,513	2028
2019		18,772	2029
2020		35,514	2030
2021		32,053	2031

	USD	117,816

The current and estimated tax losses, according to projections, may be amortized against the future tax profits expiring from 2024 to 2031. Unrecognized deferred tax assets arising from tax loss carryforwards amounted to USD 114,832 in 2021.

24.	Other non-interest income and expense, net

An analysis of other operating (expense) income, net, for the years ended December 31, 2021 and 2020 is as follows:

	As of December 31, 2021		As of December 31, 2020
Other operating income
Gain in sale of equipment and foreclosed and repossessed assets	USD	348	USD	14
Cancellation of accruals		175		8
Other Income		603		100

	1,126		122

Other operating expense
Allowance for other accounts receivable and impairment		—		(136)
Loss in sale of equipment and foreclosed and repossessed assets		(2,755)		(1,158)
Tax withheld		(6)		(21)
Other expenses		(1,481)		—

		(4,242)		(1,315)

Other operating (expense), net	USD	(3,116)	USD	(1,193)

25.	Contractual Arrangements, Commitments and Contingencies

a)	Managed loan portfolio

As of December 31, 2020, the Group’s managed loan portfolio totaled USD 167, which is no longer managed in 2021.

The primary terms of the managed portfolio were as follows:

Management term: The management term shall be the life of the financed loans. Collections made on behalf of the funders shall be transferred to the funders upon their request. Collections that have not yet been transferred shall be held by the Group in a bank account that may be consulted by the funders at any time.

Management commission: The Group charges a loan portfolio management commission equal to 4.125% of the amount of interest collected on behalf of the funders.

Transfer of risks and rewards: Under the agreements, the co-founders assume all the risks associated with the loans and cannot hold the Group liable for customer defaults.

b)	Representative lease agreement

In 2018, AP Justo S.A.P.I. de C.V. SOFOM ER, one of the Mexican operating companies, entered into an office lease agreement with Banca Mifel, S.A. de C.V. Fiduciary Division under Trust No. 17052013. The agreement expires in January 2025 and annual rent for the next five years is estimated to be USD 554.

In 2019, Justo Lease S.A.P.I. de C.V., one of the Mexican operating companies, entered into a new office lease agreement, with Banca Mifel, S.A. de C.V. Fiduciary Division under Trust No. 1493/2012. The agreement expires in October 2024 and annual rent for the next years is estimated to be USD 1,474.

26.	Fair Value Measurement

a)	The carrying amounts of financial instruments by category and their related fair values as of December 31, are as follows:

	As of December 31, 2021		As of December 31, 2020
	Carrying amount	Fair value	Carrying amount	Fair value
Financial assets:
Loans and lease portfolio	USD 176,385	USD 171,172	USD 56,209	USD 58,745
Financial liabilities:
Long-term debt and its current portion	USD (214,432)	USD 217,092	USD (80,973)	USD 87,848

The FVs of financial assets and financial liabilities are determined as follows:

i

Loans and lease portfolio: The FV of loans and lease portfolio is determined by calculating the present value of cash flows, using the appropriate discount rate for each type of asset (performing, non-performing, etc.) (Level 3).

ii.

Long-term debt and its current portion: The FV of long-term debt and its current portion is determined by calculating the present value of the cash flows derived from the amortization schedules, using a market adjusted interest rate for each liability (Level 3).

The Group considers that the carrying amounts of financial assets and financial liabilities recognized in the Consolidated Financial Statements approximate their fair values.

b)	Financial instruments measured at fair value

The Groups’s assets and liabilities that were recorded at FV on a recurring basis are listed in the table below and were classified as Level 2 and Level 3 in the hierarchy.

	As of December, 31
	2021		2020
Financial Assets
Derivative financial assets	USD	1,407	USD	378
Financial Liabilities
Derivative financial liabilities	USD	(3,909)	USD	(3,319)

The following table gives information about how the fair values of these financial assets and financial liabilities are determined (in particular, the valuation technique(s) and inputs used).

Financial assets/ financial liabilities	Valuation technique(s) and key input(s)	Significant unobservable input(s)	Relationship and sensitivity of unobservable inputs to fair value	Fair value hierarchy.
Derivatives (Forward currencies)	Cash flows are determined by the strike price established in the forward contracts and the forward price of the underlying asset at the maturity date (calculated as of the valuation day), both discounted at the rate implicit in forward contracts.	N/A	N/A	Level 2

The forward price and discount rate are provided by the pricing provider (PIP).

Derivatives (options currencies)

Garman-Kohlhagen model.

The volatility surface, as well as the interest rates in local and foreign currency, are provided by PIP. At the same time, the Banxico fix exchange rate is used for the spot price of the underlying asset.

		N/A	N/A	Level 2

Derivatives (warrants)	The warrant valuation model uses an American binomial option pricing model which uses an iterative	1) Market value of common stock	The higher the market value of common stock, the	Level 3

Financial assets/ financial liabilities	Valuation technique(s) and key input(s)	Significant unobservable input(s)	Relationship and sensitivity of unobservable inputs to fair value	Fair value hierarchy.

procedure, allowing for the specification of nodes, or points in time, during the time between the valuation date and the option’s expiration date.

Throughout this period of time at each node from the end to the beginning the model makes simulations of the expected values of the underlying asset at each node, these simulations involve all the market inputs such as time value of money (interest rates), volatility etc.

At each node the expect value of the option is calculated under the statement that what would happen if I do not exercise the option at that node, ending with two possibly outcomes:

•  Exercise at the node date.

•  Exercise at any other time after the node date.

The final value of the option is the maximum value of the two monetary values of the previous outcomes mentioned.

higher the fair value.

If the market value of common stock was fifty-cent higher all other variables were held constant, the carrying amount would increase by USD $671.

If the market value of common stock was fifty-cent lower all other variables were held constant, the carrying amount would decrease by USD $653.

Financial assets/ financial liabilities	Valuation technique(s) and key input(s)	Significant unobservable input(s)	Relationship and sensitivity of unobservable inputs to fair value	Fair value hierarchy.
This iterative process is made in all the nodes throughout the binomial tree to maximize the option payoff.

There were no transfers between Level 1 and 2 during the current or prior year.

c)	Reconciliation of Level 3 fair values

The following table shows a reconciliation from the opening balances to the closing balances for Level 3 fair values.

	Warrants
Balance at 1 January 2020	USD	(3,063)
Total gains or losses:
in profit or loss		(8)

Balance at 1 January 2021		(3,071)
Total gains or losses:
in profit or loss		(449)

Balance at 31 December 2021	USD	(3,520)

There were no transfers on Level 3 during the current or prior year

27.	Risk Management

The Group is exposed to credit risk, liquidity risk, market risk, operating risk, technology risk and legal risk.

a)	Credit risk

Credit risk is the risk of financial loss to the Group if a customer fails to meet its payment obligations in case of the nonperformance of any type of financial instrument. This risk arises primarily from the Group’s cash, cash equivalents, loan portfolio and trade receivables.

The Group’s policy is to invest its cash surpluses in Mexican banks with good credit ratings in accordance with the policies set out by Management. As of December 31, 2021 and 2020, the Group had not identified any risks related to the non-recoverability of its cash and cash equivalents.

With respect to the loan portfolio, the Group considers that its credit risk is limited due to the nature of its operations and the profile of its customers, as most loans are secured by a minimum collateral ratio of 1.80x and the average ratios in 2021 and 2020 are 2.6x and 2.5x, respectively.

The Group’s trade receivables reflect a risk of non-recoverability as follows:

	Total loan portfolio		ECL allowance		Loan portfolio, net of ECL allowance
As of December 31, 2021	USD	174,786	USD	14,815	USD	159,971
As of December 31, 2020	USD	53,768	USD	4,593	USD	49,175

To mitigate its credit risk the Group applies the following strategy:

(i)

Creditworthiness. The Group reviews the creditworthiness of its customers, debtors or counterparties, including their financial situation, gearing ratio, refinancing risk, Group size, growth outlook, collection mechanisms, credit ratings, reputation, representatives and shareholders.

(ii)	Quality and over-collateralization. All loans and investments are secured by collateral, which is generally real estate property.

b)	Concentration risk

Concentrations arise when a number of counterparties are engaged in similar business activities, or activities in the same geographical region, or have economic features that would cause their ability to meet contractual obligations to be similarly affected by changes in economic, political or other conditions. Concentrations indicate the relative sensitivity of the Group’s performance to developments affecting a particular industry.

As of December 31, 2021 and 2020, the highest total amounts due from the five largest borrowers were USD 10,867 and USD3,231, respectively, which represented 8.45% and 4% of the Group’s share capital calculated as of December 31, 2021 and 2020, respectively.

As of December 31, 2021 and 2020, the Group has no other significant customers.

In addition to the above, the Group obtains all its revenue from the Mexican market, therefore no geographic information is disclosed. Also, Group considers that there are no major customers, and therefore no concentration risks exist given the nature of the business.

In order mitigate its concentrations of risk, the Group monitors its financial liabilities and the maturities of its loan portfolio, in order to maintain enough cash and cash equivalents to ensure that it can settle its short-term liabilities.

c)	Market risk

Market risk is the risk of losses caused by changes in risk factors that affect the fair value or future cash flows of an asset. These risks include risks related to interest rates and foreign exchange rates.

The Group’s activities expose it primarily to the financial risks of changes in foreign currency exchange rates and interest rates (see below). The Group enters into a variety of derivative financial instruments to manage its exposure to interest rate and foreign currency risk, including:

•	Forward foreign exchange contracts to hedge the exchange rate risk arising on translation of the Group’s investment in foreign operation [name], which has the [currency] as its functional currency

There has been no change to the Group’s exposure to market risks or the manner in which these risks are managed and measured.

Interest rate risk.

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates. As of December 31, 2021 and 2020, the Group has no significant exposures to interest rate risk since it grants the majority of the loans exclusively at fixed interest rates. In addition, the Group’s cash and cash equivalents have short-term maturities.

The Group is exposed to interest rate risk because entities in the Group borrow funds at both fixed and floating interest rates. The risk is managed by the Group by maintaining an appropriate mix between fixed and floating rate borrowings. The Group’s exposures to interest rates on financial assets and financial liabilities are detailed in the liquidity risk management section of this note.

Interest rate sensitivity.

The following table demonstrates the sensitivity to a reasonably possible change in interest rates on that portion of loans and borrowings affected. With all other variables held constant, the Group’s profit before tax is affected through the impact of floating rate borrowings (debt), as follows:

	Increase /Decrease in basis points	Effect on profit before tax
As of December 31, 2021
US Dollar	+200 bps	USD	3,746
US Dollar	-200 bps		(3,746)
As of December 31, 2020
US Dollar	+300 bps	USD	19,302
US Dollar	-300 bps		(19,302)

The assumed movement in basis points for the interest rate sensitivity analysis is based on the currently observable market environment, showing a higher volatility than in prior years.

Foreign currency risk.

Foreign currency risk is the risk that the fair value or future cash flows of an exposure will fluctuate because of changes in foreign exchange rates. The Group’s exposure to the risk of changes in foreign exchange rates relates primarily to the Group’s operating activities (when revenue or expense is denominated in a foreign currency).

The financial statements as of December 31, 2021 and 2020 include the following U.S. dollar-denominated assets and liabilities, including amounts arising from convertible notes:

	As of December 31,
	2021		2020
Cash and cash equivalents:
Assets	USD	5,713	USD	1,561
Liabilities	USD	41,243	USD	24,192

The exchange rates used to convert the above amounts to Mexican pesos as of December 31, 2021 and 2020 were USD 20.52 and USD 19.94, respectively, per U.S. dollar. On June 23, 2022, the date of the audit report on these financial statements, the exchange rate was USD 20.05 pesos per U.S. dollar.

Foreign currency sensitivity.

Due to the fact that Bank’s foreign currency positions are currently insignificant, the effect on its the balance sheet is very negligible.

The following table demonstrate the sensitivity to a reasonably possible change in USD exchange rates, with all other variables held constant. The impact on the Group’s loss before tax is due to changes in the fair value of monetary assets and liabilities. The Group’s exposure to foreign currency changes for all other currencies is not material.

	Change in USD rate	Effect on profit before tax
As of December 31, 2021	+3 -3	-9,581 9,581
As of December 31, 2020	+6 -6	-4,800 4,800

d)	Operating risk

Operating risk is the risk of loss from potential internal control failures or deficiencies due to errors in the Group’s data processes and storage or in its data transmissions. The Group considers that its operating risk is low since it runs a simple business with few trade receivables and has established operating policies and procedures. In addition, the Group’s risk management area focuses on controlling and monitoring accounts, implementing controls and identifying risks in the Group’s processes in order to mitigate such risks.

e)	Technology risk

Technology risk is the risk of loss from damage, interruption, alterations or failures in the Group’s hardware, software, systems, applications, networks or any other information distribution channel used by the Group to provide its services. The Group considers that its technology risk is low due to its low volume of transactions and because all of its information is stored in the cloud and periodically backed up in local hard drives.

f)	Liquidity risk

Liquidity and funding risk is the potential for loss if we are unable to meet our financial commitments in a timely manner at reasonable prices as they become due. It is our internal mandate to ensure that sufficient liquid assets and funding capacity are available to meet financial commitments, including liabilities suppliers, and lending, investment and commitments, even in times of stress. Managing liquidity and funding risk is essential to maintaining Group’s soundness and safety.

Our liquidity and funding risk management practices and key measures are disclosed below,

Cash flows needs come from 3 main sources: New Lending, Capital injections or New Eligible Funding (either loans or leases and depending on the entity) under secured lending agreements.

Our management of balance sheet, liquidity and funding positions has the overall objective of optimizing our value and ensuring that we can fund, collect and pay operating expenses/capital expenditures across a broad range of market conditions. We employ a number of measures to monitor these positions under normal and sometimes under stressed conditions. Our liquidity and funding strategy is proposed by the Head of Treasury and the Head of Capital Markets/Corporate Development.

Liquidity and funding limits, triggers and targets are set at the ultimate parent entity levels and, where appropriate, at legal entity levels, and are reviewed and reconfirmed, taking into consideration current and projected business strategy and risk tolerance. The Group also complies with financial covenants for lenders and investor purposes which tend to take care of liquidity and minimum tolerance level accepted. The principles underlying our limit, trigger and target framework are designed to maximize and sustain the value of Group and maintain an appropriate balance in the asset and liability structure.

Our liquidity risk management aims to ensure that the Group has sufficient liquidity or access to funding sources to meet its liabilities when due and meet any other requirements

28.	Earnings per share

Basic loss per share is based on the weighted effect of all common shares issued and outstanding and is calculated by dividing net loss attributable to common stockholders by the weighted average shares outstanding during the period.

The following table reflects the income and share data used in the basic and diluted loss per share calculations:

	As of December 31, 2021		As of December 31, 2020
Profit Loss attributable to ordinary equity holders of the parent:
Continuing operations	USD.	(41,235)	USD.	(24,931)

Profit Loss attributable to ordinary equity holders of the parent for basic earning		USD. (41,235)		USD.(24,931)

	2021		2020
Weighted average number of ordinary shares for basic loss per share (in thousands)		6,826		6,732
Effects of dilution from:
Share options		—		—
Convertible preference shares		—		—

Weighted average number of ordinary shares adjusted for the effect of dilution (in thousands)		6,826		6,732

Loss per share – basic and diluted		(6.04)		(3.70)

29.	Subsequent Events

1.	In February, 2022, the name of the subsidiary “ Banco Finterra S.A., Institución de Banca Multiple.” was changed to “Banco Covalto, S.A., Institución de Banca Múltiple.”.

2.

Covalto ltd. and Contrato de Fideicomiso Irrevocable No. 5357 identified as “Fideicomiso LIV SPV”, dated June 13, 2022 and entered into by and between Banco Actinver, S.A., Institución de Banca Múltiple, Grupo Financiero Actinver, División Fiduciaria, as trustee and Administradora LIV Capital, S.A.P.I. de C.V., entered into a mandatorily convertible note, in the aggregate principal amount of USD 30,000, which notes will convert into a number of Covalto Class A Shares.

3.

As of June 30, 2022, the subsidiaries of Covalto Ltd., AP Justo, and Banco Covalto carried out a sale of nonperforming loan portfolio with a value of $25,007 at a sale price of 5,001 to Promecade S.A.P.I. de C.V. SOFOM. ENR.

4.

On August 17, 2022, LIV Capital Acquisition Corp. II, a Cayman Islands company (“LIVB”), entered into a Business Combination Agreement with Covalto Ltd., under which, among other things, LIVB will be a direct wholly-owned subsidiary of Covalto (following and after giving effect to the proposed business combination, “New Covalto”), combination that as of the date of this financial report is in the process of being completed.

* * * * * *

PART I – FINANCIAL INFORMATION

Item 1. Interim Financial Statements.

LIV CAPITAL ACQUISITION CORP. II

CONDENSED BALANCE SHEETS

	September 30, 2022	December 31, 2021
	(Unaudited)
ASSETS
Current assets
Cash	$3,998	$1,024
Prepaid expenses and other current assets	206,170	10

Total Current Assets	210,168	1,034
Deferred offering costs	—	1,002,412
Non-current prepaid expenses	60,417	—
Marketable securities held in Trust Account	117,493,883	—

TOTAL ASSETS	$117,764,468	$1,003,446

LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accrued expenses	$2,415,039	$3,687
Accrued offering costs	92,457	347,595
Promissory notes, purchase of related party interest (see Note 5)	3,158,835	—
Promissory note – related party	207,500	100,000

Total Liabilities	5,873,831	451,282

Commitments and Contingencies (Note 6)
Class A ordinary shares subject to possible redemption 11,450,000 and no shares at redemption value as of September 30, 2022 and December 31, 2021, respectively	117,493,883	—
Shareholders’ Deficit
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 160,000 and 100,000 issued and outstanding (excluding 11,450,000 and no shares subject to possible redemption) as of September 30, 2022 and December 31, 2021, respectively (1)	16	10
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 933,417 and 2,875,000 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively (2)	95	288
Additional paid-in capital	—	562,946
Accumulated deficit	(5,603,357)	(11,080)

Total Shareholders’ (Deficit) Equity	(5,603,246)	552,164

TOTAL LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY	$117,764,468	$1,003,446

(1)

Includes 160,000 and 100,000 shares issued to EarlyBirdCapital, Inc., as of September 30, 2022 and December 31, 2021, respectively, 50,000 shares on July 9, 2021, 50,000 shares on October 14, 2021 and 60,000 shares on January 31, 2022 (see Note 7).

(2)

Includes an aggregate of up to 375,000 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5). On February 15, 2022, the underwriters partially exercised their over-allotment option resulting in the forfeiture of 12,500 Founder Shares subject to redemption and the de-recognition of the over-allotment option liability on the balance sheets. On August 16, 2022, the Company executed the Redemption Agreement (see Note 6) which resulted in the cancellation of 1,929,083 Class B ordinary shares.

The accompanying notes are an integral part of the unaudited condensed financial statements.

LIV CAPITAL ACQUISITION CORP. II

CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30, 2022	For the Period from February 11, 2021 (Inception) Through September 30, 2021
	2022	2021
Operating and formation costs	$1,655,889	$—	$2,670,786	$7,393

Loss from operations	(1,655,889)	—	(2,670,786)	(7,393)
Other income:
Change in fair value of over-allotment option liability	—	—	1,862	—
Interest earned on marketable securities held in Trust Account	550,732	—	703,883	—

Total other income	550,732	—	705,745	—

Net loss	$(1,105,157)	$—	$(1,965,041)	$(7,393)

Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to redemption	11,450,000	—	9,703,846	—

Basic and diluted net loss per share, Class A ordinary shares subject to redemption	$(0.08)	$—	$(0.16)	$—

Basic and diluted weighted average shares outstanding, Non-redeemable Class A and Class B ordinary shares	2,078,927	2,875,000	2,636,626	1,903,664

Basic and diluted net loss per share, Non-redeemable Class A and Class B ordinary shares	$(0.08)	$—	$(0.16)	$(0.01)

The accompanying notes are an integral part of the unaudited condensed financial statements.

LIV CAPITAL ACQUISITION CORP. II

CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ (DEFICIT) EQUITY

(UNAUDITED)

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance – January 1, 2022	100,000	$10	2,875,000	$288	$562,946	$(11,080)	$552,164
Issuance of Class A ordinary shares to Representative	60,000	6	—	—	350,621	—	350,627
Sale of 5,500,000 Private Placement Warrants	—	—	—	—	5,500,000	—	5,500,000
Proceeds allocated to Public Warrants at issuance	—	—			2,490,375		2,490,375
Forfeiture of Founder Shares	—	—	(12,500)	—	—	—	—
Allocated value of transaction costs for warrants	—	—	—	—	(156,148)	—	(156,148)
Remeasurement of Class A ordinary shares to redemption amount	—	—	—	—	(8,512,505)	—	(8,512,505)
Net loss	—	—	—	—	—	(16,498)	(16,498)

Balance – March 31, 2022	160,000	$16	2,862,500	$288	$235,289	$(27,578)	$208,015
Remeasurement of Class A ordinary shares to redemption amount	—	—	—	—	(153,151)	—	(153,151)
Net loss	—	—	—	—	—	(843,386)	(843,386)

Balance – June 30, 2022	160,000	$16	2,862,500	$288	$82,138	$(870,964)	$(788,522)
Remeasurement of Class A ordinary shares to redemption amount	—	—	—	—	(82,138)	(468,594)	(550,732)
Cancellation of Founder Shares	—	—	(1,929,083)	(193)	—	(3,158,642)	(3,158,835)
Net loss	—	—	—	—	—	(1,105,157)	(1,105,157)

Balance – September 30, 2022	160,000	$16	933,417	$95	$—	$(5,603,357)	$(5,603,246)

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2021 AND FOR THE PERIOD FROM FEBRUARY 11, 2021

(INCEPTION) TO SEPTEMBER 30, 2021

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ (Deficit) Equity
	Shares	Amount	Shares	Amount
Balance – February 11, 2021 (Inception)	—	$—	—	$—	$—	$—	$—
Net loss	—	—	—	—	—	(7,393)	(7,393)

Balance – March 31, 2021	—	—	—	—	—	(7,393)	(7,393)
Issuance of Class B ordinary share to Sponsor	—	—	2,875,000	288	24,712	—	25,000
Net loss	—	—	—	—	—	—	—

Balance – June 30, 2021	—	—	2,875,000	288	24,712	(7,393)	17,607
Issuance of Representative Shares	50,000	5	—	—	269,117	—	269,122
Net loss	—	—	—	—	—	—	—

Balance – September 30, 2021	50,000	$5	2,875,000	$288	$293,829	$(7,393)	$286,729

The accompanying notes are an integral part of the unaudited condensed financial statements.

LIV CAPITAL ACQUISITION CORP. II

CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended September 30, 2022	For the Period from February 11, 2021 (Inception) Through September 30, 2021
Cash Flows from Operating Activities:
Net loss	$(1,965,041)	$(7,393)
Adjustments to reconcile net loss to net cash used in operating activities:
Formation costs paid by Sponsor in exchange for issuance of Class B ordinary shares	—	7,393
Change in fair value of over-allotment option liability	(1,862)	—
Interest earned on marketable securities held in Trust Account	(703,883)	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(266,571)	—
Accrued expenses	2,411,352	—

Net cash used in operating activities	(526,005)	—

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(116,790,000)	—

Net cash used in investing activities	(116,790,000)	—

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	112,210,000	—
Proceeds from sale of Private Placement Warrants	5,500,000	—
Proceeds from promissory note – related party	232,500	75,000
Repayment of promissory note – related party	(125,000)	—
Payment of offering costs	(498,521)	(74,161)

Net cash provided by financing activities	117,318,979	839

Net Change in Cash	2,974	839
Cash – Beginning of period	1,024	—

Cash – End of period	$3,998	$839

Non-Cash investing and financing activities:
Offering costs included in accrued offering costs	$92,457	$158,155

Deferred offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares	$—	$17,607

Issuance of Representative Shares	$350,621	$269,122

Cancellation of Founder Shares in exchange for promissory note	$3,158,835	$—

Initial classification of Class A ordinary share subject to possible redemption	$116,790,000	$—

Remeasurement of Class A ordinary shares to redemption amount	$703,883	$—

The accompanying notes are an integral part of the unaudited condensed financial statements.

LIV CAPITAL ACQUISITION CORP. II

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2022

(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

LIV Capital Acquisition Corp. II (the “Company” or “LIVB”) is a blank check company incorporated in the Cayman Islands on February 11, 2021. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities (“Business Combination”).

Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to focus on Mexican target businesses (or non-Mexican target businesses with a significant presence in Mexico). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of September 30, 2022, the Company had not commenced any operations. All activity for the period from February 11, 2021 (inception) through September 30, 2022, relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. On August 17, 2022, the Company entered into a Business Combination Agreement by and among the Company, Covalto Ltd., a Cayman Islands exempted company (“Covalto”) and Covalto Merger Sub. The Business Combination Agreement and other parties thereto, are described in Note 6. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on February 7, 2022. On February 10, 2022, the Company consummated the Initial Public Offering of 10,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares” or the “Class A Ordinary Shares”), generating gross proceeds of $100,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 5,500,000 warrants (each, a “Private Placement Warrant” and, collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to LIV Capital Acquisition Sponsor II, L.P. (the “Sponsor”) and EarlyBirdCapital, Inc. (and/or their designees), generating gross proceeds of $5,500,000, which is described in Note 4.

Following the closing of the Initial Public Offering on February 10, 2022, an amount of $102,000,000 ($10.20 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), will be held in cash items or invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

On February 15, 2022, the underwriters partially exercised their over-allotment option, resulting in an additional 1,450,000 Public Shares issued for an aggregate amount of $14,500,000. A total of $14,790,000 was deposited into the Trust Account, bringing the aggregate proceeds held in the Trust Account to $116,790,000.

Transaction costs amounted to $3,888,278, consisting of $2,290,000 of underwriting fees, and $1,598,278 of other offering costs.

LIV CAPITAL ACQUISITION CORP. II

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2022

(Unaudited)

While the Company’s management has broad discretion with respect to the specific application of the cash held outside of the Trust Account, substantially all of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, which are placed in the Trust Account are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination with one or more target businesses that together have an aggregate fair market value of at least 80% of the value of the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The shareholders will be entitled to redeem their shares for a pro rata portion of the amount held in the Trust Account (initially $10.20 per share) as of two business days prior to the completion of a Business Combination, including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon such completion of a Business Combination and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote and a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares and any Public Shares purchased in or after the Initial Public Offering in favor of approving a Business Combination and to waive its redemption rights with respect to any such shares in connection with a shareholder vote to approve a Business Combination or seek to sell any shares to the Company in a tender offer in connection with a Business Combination. Additionally, subject to the immediately succeeding paragraph, each public shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.

If the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to 15% or more of the Public Shares without the Company’s prior written consent.

The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination (and not seek to sell its shares to

LIV CAPITAL ACQUISITION CORP. II

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2022

(Unaudited)

the Company in any tender offer the Company undertakes in connection with its initial Business Combination) and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) that would affect the ability of holders of Public Shares to convert or sell their shares to the Company in connection with a Business Combination or to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within 15 months from the closing of the Public Offering (extendable at the sponsor’s option to up to 18 months) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides the public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment and (c) that the Founder Shares shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the Sponsor will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering if the Company fails to complete its Business Combination.

The Company will have until May 10, 2023 (15 months (extendable at the sponsor’s option to up to August 10, 2023 (18 months)) from the closing of the Initial Public Offering) (the “Combination Period”) to consummate a Business Combination. However, if the Company anticipates that it may not be able to consummate the initial business combination within 15 months, the Company may, by resolution of the board of directors at the option of the sponsor, extend the period of time to consummate an initial business combination by an additional three months, for a total of up 18 months from the closing of the Initial public offering (such period as extended, the “Extension Period”), subject to the sponsor contributing $0.10 to the trust account for each unit sold in the Initial public offering in the form of a non-interest bearing loan which would be repaid upon consummation of an initial business combination. The Company intends to issue a press release prior to the expiration of the initial 15-month period announcing whether the Company is extending the time period to consummate a business combination. The shareholders will not be entitled to vote on, or redeem their shares in connection with, such an extension. Pursuant to the terms of the amended and restated memorandum and articles of association, in order to extend the period of time to consummate an initial business combination in such a manner, the sponsor must deposit $1,000,000, or up to $1,150,000 depending on the extent to which the underwriters’ over-allotment option is exercised, into the trust account on or prior to the date of the deadline, for the three-month extension. This feature is different than many other special purpose acquisition companies, in which any extension of the company’s period to consummate an initial business combination would require a vote of the company’s shareholders and in connection with such vote shareholders would have the right to redeem their public shares. If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than 10 business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a third party (other than the Company’s independent auditors) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.20 per Public Share or (2) such lesser amount per

LIV CAPITAL ACQUISITION CORP. II

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2022

(Unaudited)

Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent auditors), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of the unaudited condensed financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Going Concern

As of September 30, 2022, the Company had $3,998 in its operating bank accounts, $117,493,883 in marketable securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem stock in connection therewith and a working capital deficit of $5,663,663.

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company Working Capital Loans (Note 5). Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of September 30, 2022 and December 31, 2021, the Company has no borrowings under the Working Capital Loans.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 205-40, “Presentation of Financial Statements – Going Concern,” management has determined that the liquidity condition and date for mandatory liquidation and dissolution raise substantial doubt about the Company’s ability to continue as a going concern through one year from the date these condensed financial statements were issued. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after May 10, 2023.

LIV CAPITAL ACQUISITION CORP. II

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2022

(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s prospectus for its Initial Public Offering as filed with the SEC on February 9, 2022, as well as the Company’s Current Report on Form 8-K, as filed with the SEC on February 16, 2022. The interim results for the three and nine months ended September 30, 2022 are not necessarily indicative of the results to be expected for the year ending December 31, 2022 or for any future periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find the Company’s securities less attractive as a result, there may be a less active trading market for the Company’s securities and the prices of the Company’s securities may be more volatile.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

LIV CAPITAL ACQUISITION CORP. II

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2022

(Unaudited)

Use of Estimates

The preparation of the unaudited condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2022 and December 31, 2021.

Marketable Securities Held in Trust Account

At September 30, 2022, substantially all of the assets held in the Trust Account were held U.S. Treasury securities. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying unaudited condensed statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information. At December 31, 2021, no assets were held in the Trust Account.

Offering Costs

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A — “Expenses of Offering”. Offering costs consist of underwriting, legal, accounting and other expenses incurred through the Initial Public Offering that are directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs amounted to $3,888,278 which were charged to shareholders’ equity upon the completion of the Initial Public Offering and the partial exercise of the over-allotment option.

Income Taxes

The Company accounts for income taxes under ASC 740, Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

LIV CAPITAL ACQUISITION CORP. II

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2022

(Unaudited)

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

The Company is considered an exempted Cayman Islands Company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands, Mexico or the United States.

Net Loss per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net loss per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding for the period. Subsequent measurement of the redeemable shares of Class A ordinary shares is excluded from net loss per ordinary share as the redemption value approximates fair value.

The calculation of diluted net loss per ordinary share does not consider the effect of the warrants underlying the units issued in connection with the (i) Initial Public Offering, (ii) over-allotment option and (iii) the private placement, since the exercise of the warrants is contingent upon the occurrence of future events. The outstanding warrants are exercisable to purchase 10,794,167 Class A ordinary shares in the aggregate. As of September 30, 2022 and 2021, the Company did not have any other dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the periods presented.

The following table reflects the calculation of basic and diluted net loss per ordinary share (in dollars, except share amounts):

	Three Months Ended September 30,				Nine Months Ended September 30,		For the period from February 11, 2021 (inception) through September 30,
	2022		2021		2022		2021
	Class A ordinary shares subject to redemption	Non-redeemable Class A and Class B ordinary shares	Class A ordinary shares subject to redemption	Non-redeemable Class A and Class B ordinary shares	Class A ordinary shares subject to redemption	Non-redeemable Class A and Class B ordinary shares	Class A ordinary shares subject to redemption	Non-redeemable Class A and Class B ordinary shares
Basic and diluted net loss per ordinary share
Numerator:
Allocation of net loss	$(935,333)	$(169,824)	$—	$—	$(1,545,197)	$(419,844)	$—	$(7,393)
Denominator:
Basic and diluted weighted average shares outstanding	11,450,000	2,078,927	—	2,875,000	9,703,846	2,636,626	—	1,903,664

Basic and diluted net loss per ordinary share	$(0.08)	$(0.08)	$—	$—	$(0.16)	$(0.16)	$—	$(0.01)

LIV CAPITAL ACQUISITION CORP. II

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2022

(Unaudited)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC Topic 820, Fair Value Measurement (“ASC 820”), approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

The Company applies ASC 820, which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

Level 1 — Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2 — Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 — Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

The Company valued the EBC Founder Shares (as defined in Note 7) and the over-allotment liability based on Level 3 inputs, see Note 8.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, Derivatives and Hedging. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statement of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

LIV CAPITAL ACQUISITION CORP. II

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2022

(Unaudited)

The Company granted the underwriters a 45-day option at the Initial Public Offering date to purchase up to 1,500,000 additional Units to cover over-allotments. The over-allotment option was evaluated under ASC 480 “Distinguishing Liabilities from Equity.” The Company concluded that the underlying transaction (Units which include redeemable shares and warrants) of the over-allotment option embodies an obligation to repurchase the issuer’s equity shares. Accordingly, the option was fair valued and recorded as a liability at issuance date and applied to the offering cost of the Class A redeemable shares. On February 15, 2022, the underwriters partially exercised their over-allotment option resulting in the forfeiture of 12,500 Founder Shares subject to redemption and the de-recognition of the over-allotment option liability on the balance sheets. See Note 8 for the fair value of the over-allotment option liability.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at September 30, 2022, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid-in capital and accumulated deficit.

At September 30, 2022, the Class A ordinary shares reflected in the balance sheet are reconciled in the following table:

Gross proceeds	$114,500,000
Less:
Proceeds allocated to Public Warrants	$(2,490,375)
Allocated value of transaction costs to Class A ordinary shares	$(3,732,130)
Plus:
Remeasurement of carrying value to redemption value	$9,216,388

Class A ordinary shares subject to possible redemption	$117,493,883

New Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statement.

LIV CAPITAL ACQUISITION CORP. II

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2022

(Unaudited)

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 10,000,000 Units at a purchase price of $10.00 per Unit. Each Unit consist of one Class A ordinary share and three-quarters of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share (See Note 7). On February 15, 2022, the underwriters partially exercised its over-allotment option, resulting in the sale of an additional 1,450,000 Units for an aggregate amount of $14,500,000.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor and EarlyBirdCapital, Inc. purchased an aggregate of 5,500,000 Private Placement Warrants (representing 5,000,000 private warrants by our sponsor and 500,000 private warrants by EarlyBirdCapital, Inc.) at a price of $1.00 per Private Placement Warrant, from the Company in a private placement. Each Private Placement Warrant is exercisable for one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7). The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

On August 16, 2022, the Company executed the Redemption Agreement (see Note 6) which resulted in the Company purchase and cancellation of 1,929,083 Founder Shares and redemption of 3,293,333 Private Placement Warrants in exchange for the Promissory Note (see Note 6).

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On June 28, 2021, the Sponsor was issued 2,875,000 Class B ordinary shares (the “Founder Shares”) for an aggregate of $25,000 paid to cover certain expenses on behalf of the Company. The Founder Shares will automatically convert into Class A ordinary shares on the first business day following the completion of a Business Combination on a one-for-one basis, subject to certain adjustments, as described in Note 7. The Founder Shares include an aggregate of up to 375,000 Founder Shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the Sponsor will own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor does not purchase any Public Shares in the Initial Public Offering). On February 15, 2022, 12,500 Founder Shares were forfeited as a result of the underwriters’ election to partially exercise their remaining over-allotment option. As a result of the underwriters’ election to partially exercise their over-allotment option, a total of 362,500 Founder Shares are no longer subject to forfeiture.

The Sponsor has agreed that, subject to certain limited exceptions, the Founder Shares are not transferable, assignable or salable (except to the officers and directors and other persons or entities affiliated with the Sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of (A) one year after the completion of the initial Business Combination or earlier if, subsequent to the initial Business Combination, the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, and (B) the date

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following the completion of the initial Business Combination on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

On July 1, 2022, the Company appointed three directors to the Company’s Board of Directors. Each of the directors will receive equity interests in the Sponsor, equivalent to 20,000 Founder Shares, concurrently with or following the closing of a business combination. The grant of equity interests in the Sponsor equivalent to 20,000 Founder Shares to the Company’s directors is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The fair value of the 60,000 shares granted to the Company’s directors was approximately $1.85 per share or an aggregate total of approximately $111,000. The equity interests were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the equity interests is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. As of September 30, 2022, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized. Stock-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination) in an amount equal to the number of Founders Shares times the grant date fair value per share (unless subsequently modified).

On August 16, 2022, the Company executed the Redemption Agreement which resulted in the Company purchase and cancellation of 1,929,083 Founder Shares in exchange for the Promissory Note (see Note 6).

Promissory Note — Related Party

On March 22, 2021, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Sponsor Promissory Note”). The Sponsor Promissory Note is non-interest bearing, initially amended and restated in its entirety on December 30, 2021, to extend the maturity date to the earlier of September 30, 2022 or the consummation of the Initial Public Offering, and subsequently amended and restated in its entirety on January 31, 2022 to extend its maturity to December 30, 2023.

As of September 30, 2022 and December 31, 2021, $207,500 and $100,000, respectively, was outstanding under the Sponsor Promissory Note.

Promissory Notes, Purchase of Related Party Interests

On August 16, 2022, the Company entered into promissory notes (the “Promissory Notes”) with certain Rollover Parties (as defined in Note 6) in an aggregate amount of $3,158,835. The Promissory Notes are non-interest bearing and due and payable on the earlier of the date on which the Company’s corporate existence terminates, or the Company ceases all operations for purposes of winding up. As of September 30, 2022, there was $3,158,835 outstanding under the Promissory Notes (see Note 6).

Administrative Services Agreement

The Company entered into an agreement on February 7, 2022, pursuant to which it will pay the Sponsor up to $10,000 per month for office space, administrative and support services. Upon completion of a Business

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Combination or its liquidation, the Company will cease paying these monthly fees. For the three and nine months ended September 30, 2022, the Company incurred $30,000 and $80,000 for these services, of which $80,000 is recorded as accrued expenses in the balance sheet as of September 30, 2022. For the three months ended September 30, 2021 and for the period from February 11, 2021 (inception) through September 30, 2021, the Company did not incur any fees for these services.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of September 30, 2022 and December 31, 2021, there were no Working Capital Loan outstanding.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration and Shareholder Rights Agreement

Pursuant to a registration and shareholder rights agreement entered into on February 7, 2022, the holders of the Founder Shares, EBC Founder Shares, private warrants and any warrants that may be issued on conversion of Working Capital Loans (and any ordinary shares issuable upon the exercise of the private warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights. The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the Company’s initial Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period, which occurs (1) in the case of the Founder Shares, on the earlier of (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last reported sale price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the public shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property, and (2) in the case of the EBC Founder Shares, Private Placement Warrants and the respective Class A ordinary shares underlying such warrants, 30 days after the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

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Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of the Initial Public Offering to purchase up to 1,500,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On February 15, 2022, the underwriters elected to partially exercise the over-allotment option to purchase an additional 1,450,000 Public Shares at a price of $10.00 per Public Share.

The underwriters were entitled to a cash underwriting discount of $0.20 per Unit, or $2,290,000 in the aggregate which was paid upon the closing of the Initial Public Offering and exercise of over-allotment options.

Business Combination Marketing Agreement

The Company engaged EarlyBirdCapital, Inc. (“EBC”) as an advisor in connection with the Business Combination to assist the Company in holding meetings with the Company’s shareholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with the initial Business Combination, assist the Company in obtaining shareholder approval for the Business Combination and assist the Company with press releases and public filings in connection with the Business Combination. The Company will pay EBC a cash fee for such services upon the consummation of the initial Business Combination in an amount equal to 3.5% of the gross proceeds of the Initial Public Offering (exclusive of any applicable finders’ fees which might become payable); provided that up to 25% of the fee may be allocated at the Company’s sole discretion to other FINRA members that assist the Company in identifying and consummating an initial Business Combination.

Finder’s Fee Agreement

On March 15, 2022, the Company entered into a finder’s fee agreement with a consultant to assist the Company in facilitating a Business Combination with one or more targets, subject to certain conditions. The finder will only be compensated in the event that the Business Combination is consummated with a target sourced by the finder. The Company shall pay the finder a fee of $300,000, plus applicable tax. In connection with the Business Combination, the Company shall pay a financing fee to the finder cash fee equal to 2% of all PIPE funds received and accepted by the Company from investors sourced by the finder, subject to certain conditions.

Business Combination Agreement

On August 17, 2022, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with Covalto and Covalto Merger Sub Ltd., a Cayman Islands exempted company and direct, wholly-owned subsidiary of Covalto (“Merger Sub”), pursuant to which, among other things, Covalto will make an election to be classified as an association taxable as a corporation for U.S. federal income tax purposes and effect a Pre-Closing Capital Restructuring (as defined below), and Merger Sub will subsequently be merged with and into LIVB, with LIVB being the surviving entity in the Merger (as defined below) and continuing (immediately following the Merger) as a direct wholly-owned subsidiary of Covalto (following and after giving effect to the proposed business combination, “New Covalto”), on the terms and subject to the conditions set forth therein (the “Merger”, and together with the other transactions contemplated by the Business Combination Agreement, the “proposed business combination”).

As a result of the proposed business combination, each issued and outstanding Class A ordinary share of LIVB and Class B ordinary share of LIVB will be automatically surrendered and exchanged for the right to

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receive one newly-issued Class A ordinary share, par value US$0.0001 per share, of New Covalto (each a “New Covalto Class A Ordinary Share” and collectively, the “New Covalto Class A Ordinary Shares”), and each issued and outstanding warrant to purchase Class A ordinary shares of LIVB (a “LIVB Warrant”) will be converted into and become a warrant to purchase New Covalto Class A Ordinary Shares (a “New Covalto Warrant”), and New Covalto shall assume each such LIVB Warrant in accordance with its terms.

Merger Consideration

Covalto Warrants

Subject to the terms and conditions of the Business Combination Agreement, certain existing warrants to purchase ordinary shares of Covalto (each an “Existing Covalto Warrant”) shall be converted into ordinary shares of Covalto (the “Existing Covalto Warrant Conversion”), and any other Existing Covalto Warrants shall be exchanged for a warrant to purchase the corresponding number of New Covalto Class A Ordinary Shares, in each case as adjusted to give effect to the proposed business combination.

Preferred Merger Consideration

Subject to the terms and conditions of the Business Combination Agreement, effective immediately prior to the Pre-Closing Capital Restructuring, and pursuant to a conversion direction notice to be executed by the applicable holders of preferred shares of Covalto, each preferred share of Covalto shall convert into one ordinary share of Covalto in accordance with the terms of the Covalto Articles of Association (as defined therein) (such conversion, the “Covalto Preferred Conversion”).

Pre-Closing Capital Restructuring

Effective immediately following the Covalto Preferred Conversion and immediately prior to the LIVB Effective Time (as defined therein) and in accordance with the required shareholder approval of Covalto: (i) each ordinary share of Covalto shall be re-designated as a New Covalto Class A Ordinary Share; (ii) each authorized and unissued preferred share of Covalto shall be cancelled; (iii) Class B ordinary shares, par value, US$0.0001 per share, of New Covalto (the “New Covalto Class B Ordinary Shares”) shall be created and authorized; (iv) an increase to the number of New Covalto Class A Ordinary Shares shall be authorized; and (v) the closing amended and restated Covalto Articles of Association shall be adopted (collectively, the “Pre-Closing Capital Restructuring”).

Contribution Agreement

Concurrently with the execution of the Business Combination Agreement, the Sponsor, LIV Sponsor II GP, LLC (“GP”), certain limited partners of the Sponsor, LIVB and Covalto entered into a contribution agreement (the “Contribution Agreement”), pursuant to which, certain limited partners of the Sponsor and GP have agreed to contribute promissory notes to Covalto in exchange for certain securities of Covalto, subject to the terms and conditions therein. The Company evaluated the obligations contained within the Contribution Agreement pursuant to ASC 480 and ASC 815. The Company determined that the Contribution Agreement did not require liability classification under ASC 480 and further determined that the instrument met the indexation and equity classification under ASC 815-40. The Company will record any exchange of the Promissory Notes pursuant to the Contribution Agreement as an equity transaction.

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Redemption Agreement

On August 16, 2022, the Company entered into a Redemption Agreement with (i) the Sponsor and (ii) certain limited partners of the Sponsor and the GP (each, a “Rollover Party” and collectively, the “Rollover Parties”). In connection with the Redemption Agreement, the Rollover Parties, the Sponsor and LIVB implemented the following transactions in the order in which they are listed:

i.

The Sponsor mandatorily withdrew each Rollover Party’s Class S Units and Class W Units in exchange for an aggregate of 1,929,083 Class B ordinary shares and 3,293,333 Private Placement Warrants, respectively; and

ii.

LIVB repurchased each Rollover Party’s Class B ordinary shares and redeemed each Rollover Party’s Private Placement Warrants in exchange for a promissory note (each such note, a “Promissory Note”) in an aggregate amount of $3,158,835, which is equal to the amount of equity contributed by each Rollover Party indirectly or directly to LIVB.

As a result of the Redemption Agreement, the Company purchased 1,929,083 Class B ordinary shares and redeemed 3,293,333 Private Placement Warrants in exchange for the Promissory Notes. The Company evaluated the Promissory Notes and Redemption Agreement pursuant to ASC 480 and ASC 815. The Company determined that the Company should record the Promissory Notes at face value. The fair value of the Class B ordinary shares purchased was $1.85 per share and the fair value of the Private Placement Warrants redeemed was $0.10 per warrant, for a total fair value of $3,898,137.

NOTE 7. SHAREHOLDERS’ EQUITY

Preference shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001. The Company’s board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The board of directors will be able to, without shareholder approval, issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. As of September 30, 2022 and December 31, 2021, there were no preference shares issued or outstanding.

Class A ordinary shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. On July 9, 2021, the Company issued to EBC and its designees, 50,000 Class A ordinary shares, for a total consideration of $5. On October 14, 2021, the Company issued to EBC and its designees, an additional 50,000 Class A ordinary shares, for a total consideration of $5. On January 31, 2022, the Company issued an additional 60,000 EBC Founder Shares, for a total consideration of $6. As of September 30, 2022 and December 31, 2021, there were 160,000 and 100,000 Class A ordinary shares issued and outstanding, excluding 11,450,000 and no Class A ordinary shares subject to possible redemption, respectively.

Class B ordinary shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. As of September 30, 2022, there were 933,417 Class B ordinary shares issued and outstanding. At December 31, 2021, there were 2,875,000 Class B ordinary shares issued and outstanding, of which an aggregate of up to 375,000 shares were subject to forfeiture to the extent that the underwriter’s over-allotment option was not exercised in full or in part so that the Sponsor would own 20% of the Company’s issued and outstanding ordinary

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shares after the Initial Public Offering (assuming the Sponsor did not purchase any Public Shares in the Initial Public Offering). Due to the underwriters’ option to partially exercise its over-allotment option on February 15, 2022, 12,500 shares were forfeited.

Only holders of the Class B ordinary shares will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders except as otherwise required by law.

The Class B Shares will automatically convert into Class A ordinary shares on the first business day following the completion of the Business Combination, on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which Founder Shares will convert into Class A ordinary shares will be adjusted (subject to waiver by holders of a majority of the Class B ordinary shares) so that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the ordinary shares issued and outstanding upon completion of the Initial Public Offering plus the number of Class A ordinary shares and equity-linked securities issued or deemed issued in connection with a Business Combination (net of redemptions), excluding any Class A ordinary shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination and any Private Warrants issued to the Sponsor.

Warrants — As of September 30, 2022 and December 31, 2021, there were 10,794,167 and 0 warrants outstanding, respectively. Each whole Public Warrant entitles the registered holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the initial Business Combination, provided that the Company has an effective registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement). Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of Class A ordinary shares. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you purchase at least four units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of the initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying the obligations described below with respect to registration. No public warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In the event that a registration statement

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is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the Class A ordinary share underlying such unit.

The Company has agreed that as soon as practicable, but in no event later than fifteen (15) business days after the closing of the initial Business Combination, it will use commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement of which the Company’s prospectus forms a part or a new registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the initial Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the warrants in accordance with the provisions of the warrant agreement.

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the last reported sale price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending three business days before the Company sends to the notice of redemption to the warrant holders equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations).

If and when the warrants become redeemable by the Company, the Company may exercise the Company’s redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. However, the Company will not redeem the warrants unless an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period.

No fractional Class A ordinary shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, the Company will round down to the nearest whole number of the number of Class A ordinary shares to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the Class A ordinary shares pursuant to the warrant agreement (for instance, if the Company is not the surviving company in the initial Business Combination), the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the Class A ordinary shares, the company (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the sponsors or their affiliates, without taking into account any Founder Shares held by the Company’s sponsors or such affiliates, as applicable, prior to such issuance (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the

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funding of the initial Business Combination on the date of the completion of the initial Business Combination (net of redemptions), and (z) the volume-weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company completes the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants (including the warrants included in units that may be issued upon conversion of Working Capital Loans and the Class A ordinary shares issuable upon exercise of such warrants) will not be transferable, assignable or salable to the Company’s officers, directors and other persons or entities affiliated with or by the Company. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the warrants sold as part of the units in the Initial Public Offering, including as to exercise price, exercisability and exercise period; however, they are not transferrable by the sponsor or the direct anchor investors except to permitted transferees. Each of the warrants that may be issued upon conversion of Working Capital Loans shall be identical to the Private Placement Warrants.

The Company has accounted for the 14,087,500 warrants issued in connection with the Initial Public Offering and proposed Business Combination (including 8,587,500 Public Warrants and 5,500,000 Private Placement Warrants) in accordance with the guidance contained in ASC 815-40. Such guidance provides that the warrants described above are not precluded from equity classification. Equity-classified contracts are initially measured at fair value (or allocated value). Subsequent changes in fair value are not recognized as long as the contracts continue to be classified in equity.

As a result of the Redemption Agreement (as discussed in Note 6), there was a redemption of 3,293,333 Private Placement Warrants.

EBC Founder Shares

On July 9, 2021, the Company issued to an underwriter an aggregate of 50,000 Class A ordinary shares (the “EBC Founder Shares”) for a total of $5 of consideration. On October 14, 2021, the Company issued an additional 50,000 EBC Founder Shares, for a total consideration of $5. On January 31, 2022, the Company issued an additional 60,000 EBC Founder Shares, for a total consideration of $6. The Company accounts for the fair value of the EBC Founder Shares over consideration paid as a deferred offering cost of the Initial Public Offering. Accordingly, the offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to the Warrants were charged to permanent shareholders’ equity upon the completion of the Initial Public Offering, while offering costs allocated to the redeemable Public Shares were charged to temporary shareholders’ equity upon the completion of the Initial Public Offering. The Company estimated the total fair value of the EBC Founder Shares to be $888,855. The Company established the initial fair value for the EBC Founder Shares on the date of the issuances, using a probability weighted model for the EBC Founder Shares. The EBC Founder Shares are classified as Level 3 at the measurement date due to the use of unobservable inputs including the probability of a business combination, the probability of the initial public offering, and other risk factors (see Note 8).

The holders of the EBC Founder Shares have agreed not to transfer, assign or sell any such shares until the completion of a Business Combination. In addition, the holders of the EBC Founder Shares have agreed (i) to

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waive their conversion rights (or right to participate in any tender offer) with respect to such shares in connection with the completion of a Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within the Combination Period.

In addition, the EBC Founder Shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the date of the effectiveness of the registration statement of which the Company’s prospectus forms a part pursuant to Rule 5110(g)(1) of the FINRA Manual. Pursuant to FINRA Rule 5110(g)(1), these securities will not be sold during the offering, or sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statement of which the Company’s prospectus forms a part or commencement of sales of the public offering, except to the underwriters and selected dealer participating in the offering and their bona fide officers or partners, provided that all securities so transferred remain subject to the lockup restriction above for the remainder of the time period.

NOTE 8. FAIR VALUE MEASUREMENTS

The following table presents information about the Company’s financial instruments that are measured at fair value on a recurring and non-recurring basis at September 30, 2022 and December 31, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Frequency of Measurements	Level	September 30, 2022		December 31, 2021
Assets:
Marketable securities held in Trust Account	Recurring	1		$117,493,883	$—
Fair value of EBC Founder Shares (included within deferred offering costs)	Non-recurring	3	$	N/A	$538,234

The EBC Founder Shares were accounted at fair value in accordance with ASC 718-10. The EBC Founder Shares are measured at fair value at the time of issuance only, therefore on a non-recurring basis.

The EBC Founder Shares were valued using a probability weighted model, which is considered to be a Level 3 fair value measurement. The probability weighted model’s primary unobservable inputs utilized in determining the fair value of the EBC Founder Shares is the probability of the Initial Public Offering not occurring, the probability of the Business Combination not occurring, and estimated concession. The probability of the Initial Public Offering and Business Combination not occurring were derived from observable public research vehicles utilized by the Company as well as background and historical data.

LIV CAPITAL ACQUISITION CORP. II

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2022

(Unaudited)

The following table provides quantitative information regarding Level 3 fair value measurements:

Initial Measurements inputs on July 9, 2021, October 14, 2021 and January 31, 2022
Value of Initial Public Offering share	$9.25
Probability of Initial Public Offering not happening	5.0 - 13.0%
Probability of Business Combination not happening	5%
Estimated concessions	12.5 - 13.0%
Discount for lack of marketability	20.0%

The following table presents the changes in the fair value of Level 3 EBC Founder Shares included in offering costs:

Total EBC Founder Shares
Fair value as of February 11, 2021 (inception)	$—
Initial measurement for shares issued on July 9, 2021	269,117
Initial measurement for shares issued on October 14, 2021	269,117

Fair value as of December 31, 2021	538,234
Initial measurement for shares issued on January 31, 2022	350,621

Fair value as of February 10, 2022 (Initial Public Offering date)	$888,855

The over-allotment liability was accounted at fair value in accordance with ASC 480 and is presented as a currently liability in the accompanying balance sheet. The over-allotment liability is measured at fair value at the time of issuance, remeasured at a reporting period, and remeasured at the time of an exercise.

The over-allotment liability was valued using a Black-Scholes model, which is considered to be a Level 3 fair value measurement. The Black-Scholes model’s primary unobservable inputs utilized in determining the fair value of the over-allotment liability is the volatility probability. The volatility probability was derived from observable public Companies historical data.

The following table provides quantitative information regarding Level 3 fair value measurements:

	February 10, 2022	February 15, 2022
Value of Initial Public Offering share	$10.00	$10.01
Expected term	0.12	0.11
Volatility	2.48%	2.48%
Yield curve	0.223%	0.133%

LIV CAPITAL ACQUISITION CORP. II

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2022

(Unaudited)

The following table presents the changes in the fair value of over-allotment liability:

Fair value as of December 31, 2021	$—
Initial measurement at February 10, 2022 (IPO date)	54,192
Change in fair value on February 15, 2022 (over-allotment exercise date)	(1,862)
Elimination of over-allotment liability on February 15, 2022	(52,330)

Fair value as of September 30, 2022	$—

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. There were no transfers in or out of Level 3 from other levels in the fair value hierarchy for the three and nine months ended September 30, 2022.

NOTE 9. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the unaudited condensed financial statements were issued. Based upon this review, other than noted below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements.

As of the date of this filing, the Sponsor loaned the Company an additional $5,000 for working capital purposes, resulting in an aggregate of $212,500 outstanding under the Sponsor Promissory Note (see Note 5).

LIV CAPITAL ACQUISITION CORP. II

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder and Board of Directors of

LIV Capital Acquisition Corp. II

Opinion on the Financial Statements

We have audited the accompanying balance sheet of LIV Capital Acquisition Corp. II (the “Company”) as of December 31, 2021, the related statements of operations, changes in shareholders’ equity and cash flows for the period from February 11, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the period from February 11, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s ability to execute its business plan is dependent on the completion of the proposed initial public offering described in Note 3 to the financial statements. The Company had a working capital deficiency as of December 31, 2021 and lacks the financial resources it needs to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Notes 1 and 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2021.

Hartford, CT

January 14, 2022, except for Note 9 as to which the date is January 31, 2022

LIV CAPITAL ACQUISITION CORP. II

BALANCE SHEET

December 31, 2021
ASSETS
Cash	$1,024
Other receivable	10

Total current assets	1,034
Deferred offering costs	1,002,412

Total Assets	$1,003,446

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$3,687
Accrued offering costs	347,595
Promissory note – related party	100,000

Total Liabilities	451,282

Commitments (Note 6)
Shareholders’ Equity
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 100,000 issued and outstanding	10
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 2,875,000 issued and outstanding	288
Additional paid-in capital	562,946
Accumulated deficit	(11,080)

Total Shareholders’ Equity	552,164

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,003,446

(1)	Includes 100,000 representative shares issued to EarlyBirdCapital, Inc., 50,000 shares on July 9, 2021, and 50,000 shares on October 14, 2021 (see Note 7).
(2)	Includes an aggregate of up to 375,000 shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriter (see Note 5 and 7).

The accompanying notes are an integral part of the financial statements.

LIV CAPITAL ACQUISITION CORP. II

STATEMENT OF OPERATIONS

For the Period from February 11, 2021 (Inception) Through December 31, 2021
Formation and operating costs	$11,080

Net Loss	$(11,080)

Weighted average shares outstanding, basic and diluted	1,474,228

Basic and diluted net loss per ordinary share	$(0.01)

(1)	Includes 100,000 representative shares issued to EarlyBirdCapital, Inc., 50,000 shares on July 9, 2021, and 50,000 shares on October 14, 2021 (see Note 7).
(2)	Excludes an aggregate of up to 375,000 shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriter (see Note 5 and 7).

The accompanying notes are an integral part of the financial statements.

LIV CAPITAL ACQUISITION CORP. II

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE PERIOD FROM FEBRUARY 11, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance – February 11, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	2,875,000	288	24,712	—	25,000
Issuance of Class A ordinary shares to Representative	100,000	10	—	—	538,234	—	538,244
Net loss	—	—	—	—	—	(11,080)	(11,080)

Balance – December 31, 2021	100,000	$10	2,875,000	$288	$562,946	$(11,080)	$552,164

(1)	Includes an aggregate of up to 375,000 shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriter (see Note 5 and 7).
(2)	Includes 100,000 representative shares issued to EarlyBirdCapital, Inc., 50,000 shares on July 9, 2021, and 50,000 shares on October 14, 2021 (see Note 7).

The accompanying notes are an integral part of the financial statements.

LIV CAPITAL ACQUISITION CORP. II

STATEMENT OF CASH FLOWS

For the Period from February 11, 2021 (Inception) Through December 31, 2021
Cash Flows from Operating Activities:
Net loss	$(11,080)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Formation costs paid by Sponsor in exchange for issuance of Class B ordinary shares	7,393

Changes in operating assets and liabilities:
Accrued expenses	3,687

Net cash provided by (used in) operating activities	—

Cash Flows from Financing Activities:
Proceeds from promissory note – related party	100,000
Payment of offering costs	(98,976)

Net cash provided by provided by financing activities	1,024

Net Change in Cash	1,024
Cash – Beginning	—

Cash – Ending	$1,024

Non-cash financing activities:
Deferred offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares	$17,607

Deferred offering costs included in accrued offering costs	$347,595

Issuance of Class A ordinary shares to EBC	$538,244

The accompanying notes are an integral part of the financial statements

LIV CAPITAL ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, AND GOING CONCERN

LIV Capital Acquisition Corp. II (the “Company”) is a blank check company incorporated in the Cayman Islands on February 11, 2021. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities (“Business Combination”).

Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to focus on Mexican target businesses (or non-Mexican target businesses with a significant presence in Mexico). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2021, the Company had not commenced any operations. All activity for the period from February 11, 2021 (inception) through December 31, 2021 relates to the Company’s formation and the proposed initial public offering (“Proposed Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Proposed Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a Proposed Public Offering of 10,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”) at $10.00 per Unit (or 11,500,000 Units if the underwriter’s over-allotment option is exercised in full), which is discussed in Note 3, and the sale of 5,500,000 warrants (the “Private Placement Warrants”), at a price of $1.00 per Private Placement Warrant, in a private placement to LIV Capital Acquisition Sponsor II, L.P. (the “Sponsor”) and EarlyBirdCapital, Inc. (and/or their designees), that will close simultaneously with the Proposed Public Offering.

While the Company’s management has broad discretion with respect to the specific application of the cash held outside of the Trust Account, substantially all of the net proceeds of the Proposed Public Offering and the sale of the Private Placement Warrants, which are placed in the Trust Account are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination with one or more target businesses that together have an aggregate fair market value of at least 80% of the value of the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Upon the closing of the Proposed Public Offering, management has agreed that an amount equal to at least $10.20 per Unit sold in the Proposed Public Offering, including the proceeds from the sale of the Private Placement Warrants, will be held in a trust account (“Trust Account”), located in the United States and invested only in U.S. government securities with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

The Company will provide its shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called

LIV CAPITAL ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, AND GOING CONCERN (cont.)

to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The shareholders will be entitled to redeem their shares for a pro rata portion of the amount held in the Trust Account (initially $10.20 per share) as of two business days prior to the completion of a Business Combination, including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Class A ordinary shares issued at the Proposed Public Offering (excluding the representative shares) will be recorded at redemption value and classified as temporary equity upon the completion of the Proposed Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon such completion of a Business Combination and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote and a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased in or after the Proposed Public Offering in favor of approving a Business Combination and to waive its redemption rights with respect to any such shares in connection with a shareholder vote to approve a Business Combination or seek to sell any shares to the Company in a tender offer in connection with a Business Combination. Additionally, subject to the immediately succeeding paragraph, each public shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.

If the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to 15% or more of the Public Shares without the Company’s prior written consent.

The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination (and not seek to sell its shares to the Company in any tender offer the Company undertakes in connection with its initial Business Combination) and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) that would affect the ability of holders of Public Shares to convert or sell their shares to the Company in connection with a Business Combination or to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within 15 months from the closing of the Public Offering (extendable at the sponsor’s option to up to 18 months) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides the public shareholders with the opportunity to redeem their Public Shares in conjunction

LIV CAPITAL ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, AND GOING CONCERN (cont.)

with any such amendment and (c) that the Founder Shares shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the Sponsor will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Proposed Public Offering if the Company fails to complete its Business Combination.

The Company will have until 15 months (extendable at the sponsor’s option to up to 18 months) from the closing of the Proposed Public Offering (the “Combination Period”) to consummate a Business Combination. However, if the Company anticipates that it may not be able to consummate the initial business combination within 15 months, the Company may, by resolution of the board of directors at the option of the sponsor, extend the period of time to consummate an initial business combination by an additional three months, for a total of up 18 months from the closing of the proposed public offering (such period as extended, the “Extension Period”), subject to the sponsor contributing $0.10 to the trust account for each unit sold in the proposed public offering in the form of a non-interest bearing loan which would be repaid upon consummation of an initial business combination. The Company intends to issue a press release prior to the expiration of the initial 15-month period announcing whether the Company is extending the time period to consummate a business combination. The shareholders will not be entitled to vote on, or redeem their shares in connection with, such an extension. Pursuant to the terms of the amended and restated memorandum and articles of association, in order to extend the period of time to consummate an initial business combination in such a manner, the sponsor must deposit $1,000,000, or up to $1,150,000 depending on the extent to which the underwriter’s over-allotment option is exercised, into the trust account on or prior to the date of the deadline, for the three-month extension. This feature is different than many other special purpose acquisition companies, in which any extension of the company’s period to consummate an initial business combination would require a vote of the company’s shareholders and in connection with such vote shareholders would have the right to redeem their public shares. If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than 10 business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a third party (other than the Company’s independent auditors) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.20 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriter of the Proposed Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring

LIV CAPITAL ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, AND GOING CONCERN (cont.)

to have all vendors, service providers (other than the Company’s independent auditors), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern Consideration

At December 31, 2021, the Company had $1,024 in cash and a working capital deficit of $450,248. The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued. Management plans to address this uncertainty through a Proposed Public Offering as discussed in Note 3. There is no assurance that the Company’s plans to raise capital or to consummate a Business Combination will be successful or successful within the Combination Period. The Sponsor has agreed to loan the Company up to an aggregate amount of $300,000 to be used, in part, for transaction costs incurred in connection with the Proposed Public Offering (as amended, restated, supplemented or otherwise modified from time to time, the “Promissory Note”). As of December 31, 2021, there was $100,000 outstanding under the Promissory Note (see Note 5 and Note 9). The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, close of the Proposed Public Offering, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find the Company’s securities less attractive as a result, there may be a less active trading market for the Company’s securities and the prices of the Company’s securities may be more volatile.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not

LIV CAPITAL ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company has $1,024 and $0 in cash and cash equivalents as of December 31, 2021, respectively.

Deferred Offering Costs

The Company complies with the requirements of the ASC 340-10-S99 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Deferred offering costs consist principally of professional and registration fees that are related to the Proposed Public Offering. FASB ASC 470-20, Debt with Conversion and Other Options, addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate Proposed Public Offering proceeds from the Units between Class A ordinary shares and warrants, using the residual method by allocating Proposed Public Offering proceeds first to assigned value of the warrants and then to the Class A ordinary shares. Offering costs allocated to the Class A ordinary shares will be charged to temporary equity and offering costs allocated to the Public and Private Placement Warrants will be charged to shareholder’s equity as Public and Private Placement Warrants after management’s evaluation will be accounted for under equity treatment. Should the Proposed Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations. At December 31, 2021, the Company had deferred offering costs of $1,002,412.

Income Taxes

The Company accounts for income taxes under ASC 740, Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial

LIV CAPITAL ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. Since the Company was incorporated on February 11, 2021, the evaluation was performed for the 2021 tax year which will be the only period subject to examination.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is considered an exempted Cayman Islands Company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands, Mexico or the United States. Consequently, income taxes are not reflected in the Company’s financial statements.

Net Loss Per Share

Net loss per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period. Weighted average shares were reduced for the effect of an aggregate of 375,000 ordinary shares that are subject to forfeiture if the over-allotment option is not exercised by the underwriter (see Note 6). At December 31, 2021, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC Topic 820, Fair Value Measurement (“ASC 820”), approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

The Company applies ASC 820, which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy

LIV CAPITAL ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

Level 1 — Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2 — Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 — Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

The Company valued the representative shares issued to EarlyBirdCapital based on Level 3 inputs, see Note 8.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, Derivatives and Hedging. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statement of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

The over-allotment option is deemed to be a freestanding financial instrument indexed on the contingently redeemable shares and will be accounted for as a liability pursuant to ASC 480.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events.

LIV CAPITAL ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

New Accounting Pronouncements

In August 2020, the FASB issued ASU No. 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The update simplifies the accounting for convertible instruments by removing certain separation models in Subtopic 470-20, Debt — Debt with Conversion and Other Options for convertible instruments and introducing other changes. As a result of ASU No. 2020-06, more convertible debt instruments will be accounted for as a single liability measured at its amortized cost and more convertible preferred stock will be accounted for as a single equity instrument measured at its historical cost, as long as no features require bifurcation and recognition as derivatives. The amendments are effective for smaller reporting companies for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company adopted ASU No. 2020-06 upon its incorporation. The impact to our balance sheet, statement of operations and cash flows was not material. Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. PROPOSED PUBLIC OFFERING

Pursuant to the Proposed Public Offering, the Company will offer for sale 10,000,000 Units (or 11,500,000 Units if the underwriter’s over-allotment option is exercised in full) at a purchase price of $10.00 per Unit. Each Unit will consist of one Class A ordinary share and three-quarters of one redeemable warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share (See Note 7).

NOTE 4. PRIVATE PLACEMENT

The Sponsor and EarlyBirdCapital, Inc. have committed that they and/or their desgienees will purchase an aggregate of 5,500,000 Private Placement Warrants (representing 5,000,000 private warrants by our sponsor and 500,000 private warrants by EarlyBirdCapital, Inc.) at a price of $1.00 per Private Placement Warrant, from the Company in a private placement that will occur simultaneously with the closing of the Proposed Public Offering. Each Private Placement Warrant is exercisable for one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7). The proceeds from the sale of the Private Placement Warrants will be added to the net proceeds from the Proposed Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On June 28, 2021, the Sponsor was issued 2,875,000 Class B ordinary shares (the “Founder Shares”) for an aggregate of $25,000 paid to cover certain expenses on behalf of the Company. The Founder Shares will automatically convert into Class A ordinary shares on the first business day following the completion of a Business Combination on a one-for-one basis, subject to certain adjustments, as described in Note 7.

The Founder Shares include an aggregate of up to 375,000 Class B ordinary shares subject to forfeiture by the Sponsor to the extent that the underwriter’s over-allotment option is not exercised in full or in part, so that the

LIV CAPITAL ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Sponsor will own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Proposed Public Offering (assuming the Sponsor does not purchase any Public Shares in the Proposed Public Offering).

The Sponsor has agreed that, subject to certain limited exceptions, the Founder Shares are not transferable, assignable or salable (except to the officers and directors and other persons or entities affiliated with the Sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of (A) one year after the completion of the initial Business Combination or earlier if, subsequent to the initial Business Combination, the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, and (B) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Promissory Note — Related Party

On March 22, 2021, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Proposed Public Offering pursuant to a promissory note (the “Promissory Note”). The Promissory Note is non-interest bearing, initially amended and restated in its entirety on December 30, 2021, to extend the maturity date to the earlier of June 30, 2022 or the consummation of the Initial Public Offering, and subsequently amended and restated in its entirety on January 31, 2022 to extend its maturity to December 30, 2023 (see Note 9). As of December 31, 2021, there was $100,000 outstanding under the Promissory Note.

Administrative Support Agreement

The Company will enter into an agreement pursuant to which it may pay the Sponsor up to $10,000 per month for office space, administrative and support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of December 31, 2021 there was no Working Capital Loan outstanding.

LIV CAPITAL ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

NOTE 6. COMMITMENTS

Registration and Shareholder Rights Agreement

The holders of the Founder Shares, representative shares, private warrants and any warrants that may be issued on conversion of Working Capital Loans (and any ordinary shares issuable upon the exercise of the private warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of this offering requiring the Company to register such securities for resale. The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the Company’s initial Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period, which occurs (1) in the case of the Founder Shares, on the earlier of (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last reported sale price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the public shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property, and (2) in the case of the representative shares, Private Placement Warrants and the respective Class A ordinary shares underlying such warrants, 30 days after the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company will grant the underwriter a 45-day option from the date of the Proposed Public Offering to purchase up to 1,500,000 additional Units to cover over-allotments, if any, at the Proposed Public Offering price less the underwriting discounts and commissions.

The underwriter will be entitled to a cash underwriting discount of $0.20 per Unit, or $2,000,000 in the aggregate (or $2,300,000 in the aggregate if the underwriter’s over-allotment option is exercised in full), payable upon the closing of the Proposed Public Offering.

Business Combination Marketing Agreement

The Company has engaged EarlyBirdCapital, Inc. (“EBC”) as an advisor in connection with the Business Combination to assist the Company in holding meetings with the Company’s shareholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with the initial Business Combination, assist the Company in obtaining shareholder approval for the Business Combination and assist the Company with press releases and public filings in connection with the Business Combination. The Company will pay EBC a cash fee for such services upon the consummation of the initial Business Combination in an amount equal to 3.5% of the gross proceeds of this offering (exclusive of any applicable finders’ fees which might become payable); provided that up to 25% of the fee may be allocated at the Company’s sole discretion to other FINRA members that assist the Company in identifying and consummating an initial Business Combination.

LIV CAPITAL ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

NOTE 7. SHAREHOLDERS’ EQUITY

Preference shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001. The Company’s board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The board of directors will be able to, without shareholder approval, issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. As of December 31, 2021, there were no preference shares issued or outstanding.

Class A ordinary shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. On July 9, 2021, the Company issued to EBC and its designees, 50,000 Class A ordinary shares, for a total consideration of $5.00. On October 14, 2021, the Company issued to EBC and its designees, an additional 50,000 Class A ordinary shares, for a total consideration of $5.00. As of December 31, 2021, there were 100,000 Class A ordinary shares issued and outstanding.

Class B ordinary shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. As of December 31, 2021, there were 2,875,000 Class B ordinary shares issued and outstanding, of which an aggregate of up to 375,000 shares are subject to forfeiture to the extent that the underwriter’s over-allotment option is not exercised in full or in part so that the Sponsor will own 20% of the Company’s issued and outstanding ordinary shares after the Proposed Public Offering (assuming the Sponsor does not purchase any Public Shares in the Proposed Public Offering).

Only holders of the Class B ordinary shares will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders except as otherwise required by law.

The Class B Shares will automatically convert into Class A ordinary shares on the first business day following the completion of the Business Combination, on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Proposed Public Offering and related to the closing of a Business Combination, the ratio at which Founder Shares will convert into Class A ordinary shares will be adjusted (subject to waiver by holders of a majority of the Class B ordinary shares) so that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the ordinary shares issued and outstanding upon completion of the Proposed Public Offering plus the number of Class A ordinary shares and equity-linked securities issued or deemed issued in connection with a Business Combination (net of redemptions), excluding any Class A ordinary shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination and any Private Warrants issued to the Sponsor.

Warrants — As of December 31, 2021, there were no warrants outstanding. Each whole Public Warrant entitles the registered holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the initial Business Combination, provided that the Company has an effective registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to

LIV CAPITAL ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

NOTE 7. SHAREHOLDERS’ EQUITY (cont.)

exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement). Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of Class A ordinary shares. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you purchase at least four units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of the initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying the obligations described below with respect to registration. No public warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the Class A ordinary share underlying such unit.

The Company has agreed that as soon as practicable, but in no event later than fifteen (15) business days after the closing of the initial Business Combination, it will use commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement of which the Company’s prospectus forms a part or a new registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the initial Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the warrants in accordance with the provisions of the warrant agreement.

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the last reported sale price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending three business days before the Company sends to the notice of redemption to the warrant holders equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations).

If and when the warrants become redeemable by the Company, the Company may exercise the Company’s redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. However, the Company will not redeem the warrants unless an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period.

LIV CAPITAL ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

NOTE 7. SHAREHOLDERS’ EQUITY (cont.)

No fractional Class A ordinary shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, the Company will round down to the nearest whole number of the number of Class A ordinary shares to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the Class A ordinary shares pursuant to the warrant agreement (for instance, if the Company is not the surviving company in the initial Business Combination), the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the Class A ordinary shares, the company (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the sponsors or their affiliates, without taking into account any Founder Shares held by the Company’s sponsors or such affiliates, as applicable, prior to such issuance (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the completion of the initial Business Combination (net of redemptions), and (z) the volume-weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company completes the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The private placement warrants (including the warrants included in units that may be issued upon conversion of Working Capital Loans and the Class A ordinary shares issuable upon exercise of such warrants) will not be transferable, assignable or salable to the Company’s officers, directors and other persons or entities affiliated with or by the Company. Otherwise, the private placement warrants have terms and provisions that are identical to those of the warrants being sold as part of the units in this offering, including as to exercise price, exercisability and exercise period; however, they will not be transferrable by the sponsor or the direct anchor investors except to permitted transferees. Each of the warrants that may be issued upon conversion of Working Capital Loans shall be identical to the private placement warrants.

The Company will account for the 13,000,000 warrants to be issued in connection with the Proposed Public Offering and initial Business Combination (including 7,500,000 Public Warrants and 5,500,000 Private Placement Warrants) in accordance with the guidance contained in ASC 815-40. Such guidance provides that the warrants described above are not precluded from equity classification. Equity-classified contracts are initially measured at fair value (or allocated value).

EBC Founder Shares

On July 9, 2021, the Company issued to the underwriter an aggregate of 50,000 Class A ordinary shares (the “EBC Founder Shares”) for a total of $5 of consideration. On October 14, 2021, the Company issued an additional 50,000 EBC Founder Shares, for a total consideration of $5.00. On January 31, 2022, the Company issued an additional 60,000 EBC Founder Shares, for a total consideration of $6.00 (see Note 9). The Company has presented the $10.00 from the sale of the EBC Founder Shares as other receivable on the balance sheet at December 31, 2021, and received cash payment on January 10, 2022. The Company accounts for the fair value of

LIV CAPITAL ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

NOTE 7. SHAREHOLDERS’ EQUITY (cont.)

the EBC Founder Shares over consideration paid as a deferred offering cost of the Proposed Public Offering. Accordingly, the offering cost will be allocated to the separable financial instruments issued in the Proposed Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to the Warrants will be deferred and subsequently charged to permanent shareholders’ equity upon the completion of the Proposed Public Offering, while offering costs allocated to the redeemable Public Shares will be deferred and subsequently charged to temporary shareholder’s equity upon the completion of the Proposed Public Offering. The Company estimated the fair value of the EBC Founder Shares to be $538,234 recorded as a deferred offering costs in the accompanying balance sheet as of December 31, 2021, with a corresponding increase in additional paid-in capital. The Company established the initial fair value for the EBC Founder Shares on July 9, 2021 and October 14, 2021, the date of the issuances, using a probability weighted model for the EBC Founder Shares. The EBC Founder Shares are classified as Level 3 at the measurement date due to the use of unobservable inputs including the probability of a business combination, the probability of the initial public offering, and other risk factors (see Note 8).

The holders of the EBC Founder Shares have agreed not to transfer, assign or sell any such shares until the completion of a Business Combination. In addition, the holders of the EBC Founder Shares have agreed (i) to waive their conversion rights (or right to participate in any tender offer) with respect to such shares in connection with the completion of a Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within the Combination Period.

In addition, the representative shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the date of the effectiveness of the registration statement of which the Company’s prospectus forms a part pursuant to Rule 5110(g)(1) of the FINRA Manual. Pursuant to FINRA Rule 5110(g)(1), these securities will not be sold during the offering, or sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statement of which the Company’s prospectus forms a part or commencement of sales of the public offering, except to the underwriter and selected dealer participating in the offering and their bona fide officers or partners, provided that all securities so transferred remain subject to the lockup restriction above for the remainder of the time period.

NOTE 8. FAIR VALUE MEASUREMENTS

The following table presents information about the Company’s assets that are measured at fair value on a non-recurring basis at December 31, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2021
Assets:
Fair value of EBC Founder Shares (included within deferred offering costs)	3	$538,234

The EBC Founder Shares were accounted at fair value in accordance with ASC 718-10 and are presented within deferred offering costs in the accompanying balance sheet. The EBC Founder Shares are measured at fair value at the time of issuance only, therefore on a non-recurring basis.

LIV CAPITAL ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

NOTE 8. FAIR VALUE MEASUREMENTS (cont.)

The EBC Founder Shares were valued using a probability weighted model, which is considered to be a Level 3 fair value measurement. The probability weighted model’s primary unobservable inputs utilized in determining the fair value of the EBC Founder Shares is the probability of the Proposed Public Offering not occurring, the probability of the Business Combination not occurring, and estimated concession. The probability of the Proposed Public Offering and Business Combination not occurring were derived from observable public research vehicles utilized by the Company as well as background and historical data.

The following table provides quantitative information regarding Level 3 fair value measurements:

Value of Public Offering share	$9.25
Probability of Public Offering not happening	13.0%
Probability of Business Combination not happening	5%
Estimated concessions	13.0%
Discount for lack of marketability	20.0%

The following table presents the changes in the fair value of Level 3 EBC Founder Shares:

Total EBC Founder Shares
Fair value as of February 11, 2021 (inception)	$—
Initial measurement for shares issued on July 9, 2021	269,117
Initial measurement for shares issued on October 14, 2021	269,117

Fair value as of December 31, 2021	$538,234

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. There were no transfers in or out of Level 3 from other levels in the fair value hierarchy for the period from February 11, 2021 (inception) through December 31, 2021.

NOTE 9. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based on this review, other than described below, the Company did not identify any subsequent events that would have required adjustment or additional disclosure in the financial statements.

On January 31, 2022, the Company issued an additional 60,000 EBC Founder Shares, for a total consideration of $6.00. The Company accounts for the fair value of the EBC Founder Shares over consideration paid as a deferred offering cost of the Proposed Public Offering. Accordingly, the offering cost will be allocated to the separable financial instruments issued in the Proposed Public Offering based on a relative fair value basis, compared to total proceeds received.

On January 31, 2022, EarlyBirdCapital, Inc. committed to purchase 500,000 Private Placement Warrants. The purchase price of the Private Placement Warrants from the Company will be $1.00 per Private Placement Warrant, which will occur in a private placement simultaneously with the closing of the Proposed Public Offering.

LIV CAPITAL ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

NOTE 9. SUBSEQUENT EVENTS (cont.)

On January 31, 2022 the Promissory Note was amended and restated in its entirety to extend its maturity to December 30, 2023.

BANCO FINTERRA, S. A.,

INSTITUCIÓN DE BANCA

MÚLTIPLE

(currently, Banco Covalto, S.A.

Institución de Banca Múltiple)

Financial Statements as of December 31,

2020 and 2019

Contents:

Report of Independent Auditors

To the Shareholders and the Board of Directors of

Banco Finterra, S.A., Institución de Banca Multiple

(currently, Banco Covalto, S.A., Institución de Banca Multiple)

Opinion

We have audited the financial statements of Banco Finterra, S.A., Institucion de Banca Multiple (currently, Banco Covalto, S.A., Institucion de Banca Multiple) (the Bank), which comprise the statements of financial position as of December 31, 2020 and 2019 and January 1 2019, and the related statements of operations and comprehensive income, changes in equity and cash flows for the years ended December 31, 2020 and 2019, and the related notes (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Bank at December 31, 2020 and 2019 and January 1, 2019, and the results of its operations and its cash flows for the years ended December 31, 2020 and 2019, in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Bank and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Bank’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Bank or to cease operations, or has no realistic alternative but to do so.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Bank’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Mancera, S.C.

A Member Practice of Ernst & Young Global Limited

Mexico City, Mexico

October 11, 2022

BANCO FINTERRA, S.A.,

INSTITUCIÓN DE BANCA MÚLTIPLE

(currently, Banco Covalto, S.A. Institución de Banca Múltiple)

Statements of Financial Position

(Amounts in thousands of Mexican pesos)

		As of December 31		As of January 1st.
	Note	2020	2019	2019
Assets
Cash and due from Banks		$21,952	$20,742	$11,216
Interest-bearing deposits in other banks		80,385	77,528	64,564
Other short-term investments		290,035	490,099	540,124

		392,372	588,369	615,904

Credit portfolio
Loan portfolio	5	1,755,426	2,463,731	3,223,174
Allowance for loans losses	5	(164,935)	(197,359)	(100,162)

Total loans, net	5	1,590,491	2,266,372	3,123,012

Furniture and equipment, net	7	5,825	10,217	15,384
Intangible assets, net	9	1,135	—	1,351
Other assets	8	21,518	35,018	77,949

Total assets		$2,011,341	$2,899,976	$3,833,600

Liabilities and equity
Liability
Deposits liabilities
Noninterest-bearing	11	$37,015	$57,474	$41,311
Interest-bearing	11	130,403	280,913	236,356
Total deposits		167,418	338,387	277,667
Short term borrowings	10	1,118,077	1,607,244	3,000,453
Long term debt	10	369,919	522,601	—
Accounts payable and accrued expenses	12	29,060	46,570	44,389
Deferred tax net	19	3,236	—	—

Total liabilities		1,687,710	2,514,802	3,322,509

Equity
Common stock	18	1,028,109	948,109	918,109
Accumulated losses		(702,316)	(562,275)	(408,814)
Accumulated other comprehensive losses, net of income tax	17	(2,162)	(660)	1,796
Total equity		323,631	385,174	511,091

Total liabilities and equity		$2,011,341	$2,899,976	$3,833,600

The accompanying notes are an integral part of these financial statements.

BANCO FINTERRA, S.A.,

INSTITUCIÓN DE BANCA MÚLTIPLE

(currently, Banco Covalto, S.A. Institución de Banca Múltiple)

Statements of Operations and Comprehensive Income

(Amounts in thousands of Mexican pesos)

		For the years ended December 31,
		2020	2019
Interest income
Loans interest income	14	$232,280	$346,151
Interest income from cash equivalents	14	24,818	42,165

Total interest income		257,098	388,316

Interest expenses	14	150,489	233,592

Net interest margin before impairment on loans		106,609	154,724
Loan loss allowance	5	42,912	97,197

Net interest margin after impairment on loans		63,697	57,527

Operating income
Fees and commissions	15	9,839	6,986

Total operating income, net		73,536	64,513

Operating expenses
Depreciation and amortization	7,9	13,273	15,937
General and administrative expenses	16	92,794	87,137
Employee benefits and compensation expense	13	93,423	101,324
Foreign exchange loss (income), net		(968)	783
Other non-interest income and expenses, net	20	11,821	13,302

Total operating expenses		210,343	218,483

Loss before income taxes		(136,807)	(153,970)
Income tax expense (benefit)	19	3,234	(509)

Net Loss		(140,041)	(153,461)

Other comprehensive loss, net of tax
Items that will not be subsequently reclassified to profit or loss
Remeasurement loss on employee benefits	17	1,502	2,456

Total comprehensive loss, net of income tax		$(141,543)	$(155,917)

The accompanying notes are an integral part of these financial statements.

BANCO FINTERRA, S.A.,

INSTITUCIÓN DE BANCA MÚLTIPLE

(currently, Banco Covalto, S.A. Institución de Banca Múltiple)

Statements of Changes in Equity

For the years ended December 31, 2020 and 2019

(Amounts in thousands of Mexican pesos)

	Note	Stock capital	Other comprehensive losses	Accumulated losses	Total Shareholders’ equity

Balance at January 1st, 2019		$918,109	$1,796	$(408,814)	$511,091
Common stock contributions	18	30,000	—	—	30,000
Net loss		—	—	(153,461)	(153,461)
Other comprehensive loss, net of income tax	17	—	(2,456)	—	(2,456)

Balance at December 31, 2019		948,109	(660)	(562,275)	385,174
Common stock contributions	18	80,000	—	—	80,000
Net loss		—	—	(140,041)	(140,041)
Other comprehensive loss, net of income tax	17	—	(1,502)	—	(1,502)

Balance at December 31, 2020		$1,028,109	$(2,162)	$(702,316)	$323,631

The accompanying notes are an integral part of these financial statements.

BANCO FINTERRA, S.A.,

INSTITUCIÓN DE BANCA MÚLTIPLE

(currently, Banco Covalto, S.A. Institución de Banca Múltiple)

Statements of Cash Flows

(Amounts in thousands of Mexican pesos)

		For the years ended December 31
	Note	2020	2019
Cash flows from operating activities:
Loss before income tax		$(136,807)	$(153,970)
Adjustments to reconcile loss before tax to net cash flows
Depreciation of furniture and equipment	7	5,312	6,806
Depreciation of right-of-use assets		7,760	7,780
Amortization of intangible assets	9	201	1,351
Impairment for Foreclosed and repossessed assets	20	9,776	9,688
Allowance for expected credit losses	5	42,912	97,197
Interest expense on lease liabilities	14	595	939

		(70,251)	(30,209)

Changes in operating assets and liabilities:
Loans portfolio		632,969	759,443
Deposits liabilities		(170,969)	60,720
Others, net		(15,339)	33,050

Net cash flows provided by operating activities		446,661	853,213

Cash flows from investing activities
Acquisition and sales of Furniture and equipment, net		(920)	(1,639)
Purchase of intangible assets (software)	9	(1,336)	—

Net cash flows used in investing activities		(2,256)	(1,639)

Cash flows from financing activities
Repayment of borrowings		(641,849)	(870,608)
Stock capital contributions	18	80,000	30,000
Payments for liabilities related to right of use assets		(8,302)	(8,292)

Net cash flows used in financing activities		(570,151)	(848,900)

Net decrease in cash and cash equivalents		(195,997)	(27,535)
Cash and cash equivalents at beginning of year		588,369	615,904

Cash and cash equivalents at end of year		$392,372	$588,369

The accompanying notes are an integral part of these financial statements.

BANCO FINTERRA, S.A.

INSTITUCIÓN DE BANCA MÚLTIPLE

Notes to Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands of Mexican pesos)

1.	Description of the Business and Approval of the Financial Statements

a)	Corporate information

Banco Finterra, S.A. Institución de Banca Múltiple (the Bank) was incorporated on 2003, with authorization to operate as a bank in 2016. Its main activities are regulated by the Credit Institutions Law, the Central Bank, and the National Banking and Securities Commission (CNBV).

The Bank’s corporate offices are located at Miguel de Cervantes Saavedra No. 233, 16th floor, Granada, Miguel Hidalgo, C.P. 11520, Mexico City.

The Bank has been incorporated for a term of 99 years.

As of December 31, 2020, and 2019 the Bank has 117 and 120 employees, respectively.

The Bank offers financing to small and medium enterprises. The main activity of the Bank is the granting of credits focused mainly on the agricultural and food sector; it can also enter into financial leasing contracts and carry out financial factoring operations.

During 2020 and 2019, the Bank obtained loans from Mexican banks and development banks, (Note 10).

The Bank’s operating period and fiscal year is from January 1, through December 31.

b)	Approval of the financial statements

On October 11, 2022, the financial statements and these notes were authorized by the Bank’s General Director, Mark McCoy Macdonald delegated by Board of Directors.

2.	Basis of Preparation of the Financial Statements

a)	Statement of compliance

The financial statements of the Bank as of December 31, 2019, are the first closing financial statements prepared in accordance with IFRS. The Bank chose January 1, 2019 as the transition date of Mexican banking GAAP prior to IFRS.

Therefore, the financial statements of the Bank. have been prepared in accordance with International Financial Reporting Standards (IFRS) and interpretations issued by the IFRS Interpretations Committee (IFRIC) applicable to companies reporting under IFRS. The financial statements comply with IFRS as issued by the International Accounting Standards Board (IASB).

b)	Basis of preparation

Preparation and presentation of financial statements

The accompanying financial statements have been prepared on a historical-cost basis. The financial statements and the accompanying notes are presented in Thousands of MXN Pesos and rounded to the nearest thousand ($000), except otherwise indicated.

Functional currency and presentation currency

The accompanying financial statements are presented in Mexican pesos. The bank´s functional currency is the Mexican peso. Management has exercised judgment in selecting the functional currency based on the primary economic environment in which the entity operates and in reference to the various indicators including the currency that primarily influences or determines interest income, interest expense and other expenses.

The Bank’s presentation currency is the Mexican pesos, as is its functional currency.

Segment

Operations are managed and financial performance is evaluated on a company-wide basis. Accordingly, all of the Company’s lending are considered by management to be aggregated in one reportable operating segment. Because the overall lending comprises the vast majority of the operations, no separate segment disclosures are presented.

Going concern

At the time of approving the financial statements, the Bank has a reasonable expectation that it has adequate resources to continue in operational existence for the foreseeable future. Thus, it continues to adopt the going concern basis of accounting in preparing the financial statements.

Statement of comprehensive income presentation

Other Comprehensive loss consists of the net loss for the period plus those items that are reflected directly in equity and that do not constitute capital contributions, reductions or distributions. For the years ended December 31, 2020, and 2019, the Bank recognized a net effect of comprehensive loss arising the remeasurement of employee benefits. Refer to Note17.

Statement of cash flows

The statement of cash flows is prepared using the indirect method. Under this method, the Bank presents changes in its operating assets and liabilities (operating activities), as well as its cash flows from investing and financing activities.

3.	Summary of significant accounting estimates and policies

a)	Significant estimates

The preparation of the Bank’s financial statements requires management to make judgments, estimates and assumptions that affect the reported amount of revenues, expenses, assets and liabilities, and the accompanying disclosures, including the disclosure of contingent liabilities. However, uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of assets or liabilities affected in future periods.

The Bank based its assumptions and estimates on the best available information at the time the financial statements were prepared. Existing circumstances and assumptions about future developments, however, may change for reasons beyond the Bank’s control. Such changes are reflected in the assumptions when they occur. Below are key assumptions concerning future events and circumstances and other sources of uncertainty which, at the reporting date, represent a significant risk of requiring future material adjustment to the carrying amount of assets and liabilities.

Allowance for loan losses

The accounting estimates and judgments related to the allowance for impairment losses and provisions are a critical accounting estimate for the Bank because the underlying assumptions used to assess the impairment can change from period to period and may significantly affect the Bank’s profit, particularly in circumstances of economic and financial uncertainty. Further, the statistical models incorporate numerous estimates and judgments (for example, Probability of Default, Loss Given Default and segmentation of loans in groups with similar credit risk characteristics, etc.).

Deferred income taxes

Deferred income taxes assets are mainly recognized to the extent that it is probable that taxable profits/losses will be available/demandable in the future against which the unused tax losses/profits may be carried forward. Significant management judgment is required to determine the amount of deferred income tax asset that can be recognized, based upon the likely timing and the level of future taxable profits/losses. Refer to Note 19 for more detail.

Impairment of furniture and equipment and intangible assets

At each reporting date, the Bank reviews the carrying amounts of its furniture and equipment and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated to determine the extent of the impairment loss (if any). Where the asset does not generate cash flows that are independent from other assets, the Bank estimates the recoverable amount of the cash-generating unit to which the asset belongs. When a reasonable and consistent basis of allocation can be identified, corporate assets are also allocated to individual cash-generating units, or otherwise they are allocated to the smallest group of cash-generating units for which a reasonable and consistent allocation basis can be identified.

Intangible assets with an indefinite useful life are tested for impairment at least annually and whenever there is an indication at the end of a reporting period that the asset may be impaired.

Recoverable amount is the higher of fair value less costs of disposal and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognized immediately in profit or loss, unless the relevant asset is carried at a revalued amount, in which case the impairment loss is treated as a revaluation decrease and to the extent that the impairment loss is greater than the related revaluation surplus, the excess impairment loss is recognized in profit or loss.

Where an impairment loss subsequently reverses, the carrying amount of the asset (or cash-generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset (or cash-generating unit) in prior years. A reversal of an impairment loss is recognized immediately in profit or loss to the extent that it eliminates the impairment loss which has been recognized for the asset in prior years. Any increase in excess of this amount is treated as a revaluation increase.

b)	Significant accounting policies

Cash and due from Banks

Cash and cash equivalents consist of cash and due from banks, interest bearing deposits in other banks, and other short term investments.

The short term investments, mainly repurchase resell agreements of one to three days settlement, are stated at cost plus unpaid accrued interest at the date of the statements of financial position, which is similar to their market value. Income is recognized as it accrues, in accordance under the caption “Interest income from cash equivalents”.

The term at which these investments are agreed is 2 to 3 days maximum.

Financial Instruments

Financial assets and financial liabilities are recognized in the Group’s statement of financial position when the Group becomes a party to the contractual provisions of the instrument.

Financial assets and financial liabilities are initially measured at fair value, except for trade receivables that do not have a significant financing component which are measured at transaction price. Transaction costs that are directly attributable to the acquisition or issue of financial assets and financial liabilities (other than financial assets and financial liabilities at fair value through profit or loss) are added to or deducted from the fair value of the financial assets or financial liabilities, as appropriate, on initial recognition. Transaction costs directly attributable to the acquisition of financial assets or financial liabilities at fair value through profit or loss are recognised immediately in profit or loss.

Financial assets

Initial recognition and measurement of Loan portfolio

The Bank’s financial assets consist of loans and credit lines granted to customers and other receivables.

Financial assets are measured on initial recognition at fair value and subsequently either at amortized cost or at fair value through profit or loss.

The classification of financial assets at initial recognition depends on the financial asset’s contractual cash flow characteristics and the Bank’s business model for managing them. The Bank initially measures a financial asset at its fair value and subsequently in their entirety at either amortized cost or fair value, depending on the classification of the financial assets.

The Bank’s business model for managing financial assets refers to how it manages its financial assets in order to generate cash flows. The business model determines whether cash flows will result from collecting contractual cash flows, selling the financial assets, or both.

The Banks’s financial assets consist of loans and finance leases granted to customers and other receivables.Loans granted to customers and other receivables that meet the following conditions are subsequently measured at amortized cost:

•	if the financial asset is held in a business model whose objective is to hold financial assets for the purpose of obtaining contractual cash flows; and

•	the financial asset’s contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount.

Loan origination fees

Loan origination fees are fixed fees paid by customers for loan and other credit facilities with the Bank.

The Bank promises to provide loan facilities for a specified period. As the benefit of the services is transferred to the customer evenly over the period of entitlement, the fees are recognized as revenue on a straight-line basis.

Payment of the fees and commissions are due and received for the administration of the loan portfolio to the clients. These are non-refundable fees to the customer and included as fees and commissions in the Statement of Operations and Comprehensive Income.

Renegotiated loans.

Renegotiated loans consist of extensions or modifications made to the original conditions with respect to payments, interest rates, or currency, or a grace period granted by the Bank during the term of the loan.

Renegotiated loans remain in the past due loans portfolio until there is evidence of sustained payment. For renegotiation loans that involve a reduction in the frequency of payments below what was originally agreed, sustained payment shall be considered to exist when three consecutive payments under the original payment plan have been made.

As of December 31,2020, loans renegotiated amounted to $132,435.

Impairment of financial assets

When it arises, the Bank associates an impairment to the value of the financial assets measured at amortized cost.

The impairment represents the best estimate of the financial assets expected credit losses at the statement of financial position.

The impairment for expected credit losses is recognized in the statement of operations and comprehensive income for the period in which the impairment arises. In the event of occurrence, the recoveries of previously recognized impairment losses are recognized in the statement of operations and comprehensive income for the period in which the impairment no longer exists or is reduced.

The expected credit loss is estimated as the difference between the contractual cash flows to be recovered and the expected cash flows.

Expected credit loss model

The Bank assesses on a forward-looking basis the expected credit losses associated with its financial assets carried at amortized cost.

The impairment methodology applied depends on whether there has been a significant increase in credit risk.

The impairment estimation methodology segregates financial assets in three categories, based on the stage of each financial asset with regard to its level of credit risk:

Stage 1 (Normal risk): financial assets for which no significant increase in credit risk is identified since their initial recognition. In this case, the allowance for impairment losses reflects credit losses arising from expected defaults over the following twelve months from the reporting date.

Stage 2 (Normal risk under watchlist): if there has been a significant increase in credit risk since the date of initial recognition but the impairment event has not materialized, the financial asset is classified as Stage 2. In this case, the allowance for impairment losses reflects the expected losses from expected defaults over the life of the financial asset.

Stage 3 (Doubtful risk): a financial asset is classified in this stage when it shows effective signs of impairment as a result of one or more credit events that have already occurred resulting in a credit loss. In this case, the amount of the allowance for impairment losses reflects the expected losses for credit risk over the expected life of the financial asset.

All charge-offs of uncollectible loans are recorded against the allowance for impairment losses once the Bank has made all reasonable efforts to recover them, and no further relevant recoveries are expected.

Once the Bank has classified its financial assets according to the stage mentioned above, those financial assets are assessed in order to recognize the allowance for impairment losses arising from credit risk, by the following methodologies:

Financial assets individually assessed for credit impairment are estimated by the following methodologies:

•

For the estimation of the Probability of Default curves, the exposure at the credit level was used and harvests were made to measure the 12-month default throughout the stability period. In the case of the operations that are in Stage 1 and 2), the probability curves were estimated for each risk group, defined in the segmentation, for 12 months and for the remaining lifetime, respectively.

•

To determine the LGD of the guaranteed loans, it was estimated based on two levels of the adjusted capacity coefficient, as well as by the type of non-financial real guarantee in question or other similar instruments in accordance with.

The IFRS model used by the bank is aligned with IFRS because the expected losses as defined by the standard are determined considering the deterioration in the credit quality of each asset over time.

Derecognition of financial assets

A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is primarily derecognized (i.e., removed from the Bank’s statement of financial position) when either:

•	The rights to receive cash flows from the asset have expired, or

•

The Bank has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a ‘pass-through’ arrangement; and either (a) the Bank has transferred substantially all the risks and rewards of the asset, or (b) the Bank has neither transferred nor retained substantially all the risks and rewards of the asset but has transferred control of the asset.

Upon derecognition of a financial asset measured at amortized cost, the difference between the book value of the asset and the sum of the consideration received and receivable is recognized in profit and loss.

Offsetting of financial instruments

Financial assets and financial liabilities are offset, according to the offsetting model in IAS 32. The Bank offsets a financial asset and financial liability when, and only when, an entity currently has a legally enforceable right of set-off and intends either to settle on a net basis or to realize the financial asset and settle the financial liability simultaneously.

Foreclosed and repossessed assets

The Bank’s foreclosed and repossessed assets include foreclosed and repossessed assets, which are recognized at the lower of cost or fair value less costs of disposal. The cost of the asset is the carrying amount of the financial asset (including allowances) that gave rise to the foreclosure or repossession. Foreclosed and repossessed assets are assessed for their realizable value or exit price and, impairment losses are recognized where appropriate. The foreclosed and repossessed assets are presented in the Statement of Financial Position under other assets.

Prepaid Expenses

Prepaid expenses are initially recognized as assets as of the date the payment is made, provided that it is probable that the future economic benefits associated with the asset will flow to the Bank. At the time the goods or services are received, prepaid expenses are either capitalized or recognized in profit or loss as an expense, depending on whether there is certainty that the acquired goods or services will generate future economic benefits.

The Bank periodically evaluates its prepaid expenses to determine the likelihood that they will cease to generate future economic benefits and to assess their recoverability. Unrecoverable prepaid expenses are recognized as impairment losses in profit or loss.

The prepaid expenses are presented in the Statement of Financial Position under other assets.

Leases (Bank as a lessee)

The Bank assesses at contract inception whether a contract is, or contains, a lease. That is, if the contract transfers the right to control the use of an identified asset for a period of time in exchange for consideration.

Right-of-use assets

The Bank recognizes right-of-use assets at the origination date of the lease (i.e., the date that underlying asset is available for use). Right-of-use assets are measured at cost, less any accumulated depreciation or amortization and impairment losses, and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the initial amount of lease liabilities recognized, initial direct costs incurred by the lessee, and lease payments made at or before the origination date less any lease incentives received. Right-of-use assets are depreciated or amortized on a straight-line basis over the shorter of the lease term and the estimated useful lives of the assets, as follows:

Offices	3 to 7 years

The Bank’s lease arrangements do not contain an obligation to dismantle and remove the underlying asset, restore the site on which it is located or restore the underlying asset to a specified condition, or to transfer the ownership of the leased asset to the Bank at the end of the lease term.

Depreciation expense for the years ended December 31, 2020 and 2019 was $7,760 and $7,780, respectively.

Lease liabilities

At the origination date of the lease, the Bank recognizes lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payments include fixed payments (including in-substance fixed payments) less any lease incentives receivable, variable lease payments that depend on an index or a rate, and amounts expected to be paid under residual value guarantees. The lease payments also include the exercise price of a purchase option reasonably certain to be exercised by the Bank and payments of penalties for terminating the lease, if the lease term reflects the Bank exercising the option to terminate.

Variable lease payments that do not depend on an index or a rate are recognized as expenses in the period in which the event or condition that triggers the payment occurs.

In calculating the present value of lease payments, the Bank uses its incremental borrowing rate at the lease origination date because the interest rate implicit in the lease is not readily determinable. After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made.

In addition, the carrying amount of lease liabilities is remeasured if there is a modification, a change in the lease term, a change in the lease payments (e.g., changes to future payments resulting from a change in an index or rate used to determine such lease payments) or a change in the assessment of an option to purchase the underlying asset.

The Bank uses its incremental borrowing rate (IBR) to measure lease liabilities. The IBR is the rate of interest that the Bank would have to pay to borrow over a similar term, and with a similar security, the funds necessary to obtain an asset of a similar value to the right-of-use asset in a similar economic environment. The IBR therefore reflects what the Bank ‘would have to pay’, which requires estimation when no observable rates are available or when they need to be adjusted to reflect the terms and conditions of the lease.

The Bank estimates the IBR using third party loans rates as reference.

Short-term leases and leases of low-value assets

The Bank opted to apply the short-term lease recognition exemption to its short-term leases of furniture and equipment (i.e., those leases that have a lease term of 12 months or less from the commencement date and do not contain a purchase option). Lease payments on short-term leases and leases of low-value assets are recognized as expense on a straight-line basis over the lease term.

Furniture and equipment

Furniture and equipment are initially measured at cost, net of accumulated depreciation and accumulated impairment losses, if any. Depreciation of furniture and equipment is determined on the assets’ carrying amounts on a straight-line basis over the estimated useful lives of the assets, as follows:

Type of asset	Estimated useful life in years	Annual depreciation rate
Office equipment	10	10.0%
Computer equipment	3	33.3%
Automotive equipment	4	25.0%
Adaptations and improvements	10	10.0%

Intangible assets

Intangible assets are identifiable non-monetary, non-physical assets and represent expenses incurred that will generate future economic benefits. Intangible assets acquired separately are measured on initial recognition at cost. Following initial recognition, intangible assets are carried at cost less accumulated amortization and accumulated impairment losses, if any. The useful lives of intangible assets are assessed as either finite or indefinite, in accordance with the period over which the Bank expects to receive the benefits.

As of December 31, 2020, intangible assets with finite useful lives consist primarily of costs for internally developed software. As of December 31, 2019 intangibles assets were fully amortized.

These costs are capitalized when: 1) the intangible asset is technically feasible and is available for use or sale; 2) when the asset will generate future economic benefits, 3) there are resources available to develop the asset. Expenses that do not meet these capitalization criteria are recognized in profit or loss as incurred.

Intangible assets with finite useful lives are amortized over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The useful lives and amortization method are assessed on an annual basis. Intangible asset amortization begins when the asset can start to be utilized. Amortization expense is presented in the Statement of Operations and Comprehensive Income, under Depreciation and amortization.

Impairment of non-financial assets

The Bank annually assesses whether there are indicators of impairment in the value of its long-lived fixed and intangible assets that may give rise to the recognition of impairment losses. For the years ended December 31, 2020 and 2019, there were no indicators of impairment in the value of the Bank’s non-financial assets.

Short term borrowings and long-term debt

Initial recognition and subsequent measurement of borrowings

The Bank obtains financing from domestic funds.

Loan drawdowns made on authorized lines of credit are recognized as liabilities (borrowings) as of the date of the receipt of the funds.

The Bank initially measures a financial liability at its fair value plus or minus transaction costs that are directly attributable to the issue of the financial liability; in the years ended December 31, 2020 and 2019, the bank did not incur transaction costs, in the agreement of liabilities. Subsequently financial liabilities in its entirety are measured at amortized cost.

Deposits liabilities

This item includes Interest and non-interest bearing deposits from the general public, and money market funding.

Accrued interest related to interest-bearing deposits is recognized under “Interest expense” in the Statement of Operations and Comprehensive Income.

i.	Non-interest bearing: Include checking accounts, savings accounts, checking account deposits, deposits in current accounts, among others.

ii.	Interest bearing: Include, among others, certificates of deposit withdrawable on preset days and notes payable with maturities ranging from 1 to 18 days and yields payable at maturity

Provisions and contingent liabilities

Provisions are recognized when the Bank: i) has a present obligation (legal or constructive) as a result of a past event, ii) it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and, iii) a reliable estimate can be made of the amount of the obligation.

In the case of contingencies, management assesses the existing facts and circumstances of each contingency at the reporting date to determine if an outflow of resources is probable, possible, or remote, and it recognizes and discloses the respective provisions accordingly.

Contingent liabilities are recognized only when it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation. Also, commitments are only recognized when they will generate a loss.

Income tax

Current income tax

Current tax assets and liabilities for the current and prior years are measured at the amount expected to be recovered from, or paid to, the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted, or substantively enacted, in Mexico

Current income tax relating to items recognized directly in equity or other comprehensive income is recognized in equity or other comprehensive income respectively and not in the Statement of Operations and Comprehensive Income.

Deferred income tax

Deferred income tax is provided on temporary differences at the reporting date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. Deferred income tax liabilities are recognized for all taxable temporary differences.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilized. Unrecognized deferred tax assets are reassessed at each reporting date and are recognized to the extent that it becomes probable that future taxable profit will allow the deferred tax asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

Current and deferred income taxes are recognized as income tax benefits or expenses in the income statement except for tax related to items recognized directly in other comprehensive income.

Interest income

Interest income is accounted for using the amortized cost method and is recognized as part of interest income in the statement of Operations and Comprehensive Income. For stage 3 loans, which occur when there is objective evidence of impairment that could impact future cash flows, interest is no longer recognized in Statement of Operations and Comprehensive Income until it is collected. The Bank also charges moratory interest on past due payments, which is recognized as it is collected.

Foreign currency transactions and balances

Transactions in foreign currencies are initially recorded by the Bank at their respective functional currency spot rates at the date the transaction first qualifies for recognition.

Monetary assets and liabilities denominated in foreign currencies are converted at the functional currency spot rates of exchange at the reporting date. Differences arising on settlement or translation of monetary items are recognized in the Statement of Operations and Comprehensive Income.

In determining the spot exchange rate to use on initial recognition of the related asset, expense or income (or part of it) on the derecognition of a non-monetary asset or non-monetary liability relating to advance consideration, the date of the transaction is the date on which the Bank initially recognizes the non-monetary asset or non-monetary liability arising from the advance consideration. If there are multiple payments or receipts in advance, the Bank determines the transaction date for each payment or receipt of advance consideration.

Employee benefits

The measurement of the seniority premium involves actuarial valuation methods and the use of actuarial and economic assumptions. Differences between estimates and actual experience are recorded in the year they arise. The Bank closely monitors all assumptions and updates them annually.

Based on current policies of the Bank, there is one defined benefit plan in force, known as the Seniority Premium. Seniority Premium is derived from Mexico’s Federal Labor Law and covers all personnel, regardless of age, income and length of service. There is no formal retirement plan currently in the Bank.

Adoption of new and revised Standards

New standards adopted by the Bank as of January 1, 2020

The following amendments and interpretations apply for the first time in 2020 and had no impact on the financial statements of the Bank:

Amendments to IAS 1 and IAS 8 – Definition of Material

In October 2018, the IASB issued Definition of Material (Amendments to IAS 1 and IAS 8). The amendments clarify and align the definition of “material” and provide guidance to help improve consistency in the application of that concept whenever it is used in IFRS Standards.

Three new aspects of the new definition should especially be noted:

1)

Obscuring. The existing definition only focused on omitting or misstating information, however, the Board concluded that obscuring material information with information that can be omitted can have a similar effect. Although the term obscuring is new in the definition, it was already part of IAS 1 (IAS 1.30A).

2)

Could reasonably be expected to influence. The existing definition referred to “could influence” which the Board felt might be understood as requiring too much information as almost anything “could” influence the decisions of some users even if the possibility is remote.

3)

Primary users. The existing definition referred only to “users” which again the Board feared might be understood too broadly as requiring to consider all possible users of financial statements when deciding what information to disclose.

The amendments are effective for annual reporting periods beginning on or after January 1, 2020. The new standard did not have a significant impact on the Bank’s financial statements.

Amendments to IFRS 16: COVID-19-Related Rent Concessions

The changes in Covid-19-Related Rent Concessions (Amendment to IFRS 16) amend IFRS 16:

1)	To provide lessees with an exemption from assessing whether a COVID-19-related rent concession is a lease modification;

2)	Require lessees that apply the exemption to account for COVID-19-related rent concessions as if they were not lease modifications;

3)	Require lessees that apply the exemption to disclose that fact; and

4)	Require lessees to apply the exemption retrospectively in accordance with IAS 8, but not require them to restate prior period figures.

The main change from the proposal in the exposure draft is that the IASB had proposed that the practical expedient should only be available for lease payments originally due in 2020. However, after having considered the feedback to the exposure draft, the IASB decided to extend this period to June 2021 to also capture rent concessions granted now and lasting for 12 months.

The IASB considered but decided not to provide any additional relief for lessors as the current situation is not as equally challenging for them and the required accounting is not as complicated.

The amendment is effective for annual reporting periods beginning on or after 1 June 2020. The new standard did not have a significant impact on the Bank’s financial statements.

Revised Conceptual Framework for Financial Reporting

The Conceptual Framework is not a standard, and none of the concepts contained therein override the concepts or requirements in any standard. The purpose of the Conceptual Framework is to assist the

IASB in developing standards, to help preparers develop consistent accounting policies where there is no applicable standard in place and to assist all parties to understand and interpret the standards. This will affect those entities which developed their accounting policies based on the Conceptual Framework. The revised Conceptual Framework includes some new concepts, updated definitions and recognition criteria for assets and liabilities and clarifies some important concepts. These amendments had no impact on the financial statements of the Bank.

4.	First adoption of IFRS

Transition date to IFRS was on January 1, 2019. The Bank applied IFRS 1 “First-time Adoption” in the preparation of these financial statements. The impacts of the transition to IFRS in equity, accumulated losses, other comprehensive loss and net loss, are presented in this section.

To complete the adoption of IFRS, the Bank has taken as a basis the financial statements issued and approved in compliance with the Mexican regulation applicable to financial institutions in accordance with the accounting principles issued by the Central Bank and CNBV (“Mexican banking GAAP”).

Exemptions applied in the first-time adoption of IFRS

As part of the transition, IFRS 1 allows certain exemptions from the full retrospective application of IFRS. The Bank has evaluated the mandatory exemptions and certain optional exemptions, concluding that are not applicable.

Adoption adjustments

Adoption adjustments in equity including the adjustments to accumulated losses and net loss as of January 1, 2019 are as follows:

As of January 1st, 2019
Equity in accordance with Mexican banking GAAP			710,954

-Effects in accumulated losses
Inflation effects on common stock and furniture and equipment	a)	12,284
furniture and equipment, net	a)	(83)
Intagible assets, net	b)	(2,799)
Other assets	c)	831
Deferred tax assets	d)	(3,496)
Allowance loans losses	e)	(23,458)
Accounts payable and accrued expenses	f)	10,688	(6,033)
-Effects in net loss
Intagible assets, net		(2,799)
Other assets	c)	(10,503)
Deferred tax assets	d	(166,042)	(179,344)
-Effects in Accumulated other comprehensive losses
Remeasurement loss on employee benefits	f)		(2,202)
-Effects in common stock
Inflation	a)		(12,284)

Equity under IFRS			511,091

a)	Effects of inflation.

According to CNBV regulation, furniture and computer equipment and common stock, are recognized at their nominal value plus the restatement due to inflationary effects. Until December 31, 2007, the restatement of furniture and equipment and common stock was determined by applying investment units indexed to inflation (UDIS).

At transition date, the adjustment to cancel the restatement of furniture and equipment and common stock amounted $83 and $12,284, respectively, impacting accumulated losses.

b)	Intangible assets, net

At the transition date, the Bank recorded the adjustment to the intangible assets, net of its amortization, in accumulated losses and net loss because the identifiability and control requirements were not met under IFRS criteria.

c)	Other assets

At the transition date, the Bank recorded the adjustment to the accounts receivable in accumulated losses because the identifiability and control requirements were not met under IFRS criteria.

In addition, the Bank reassessed the impairment reserves related to foreclosed and repossessed assets.

The impacts of the above described adjustments are shown in the table below

Other assets

	Balances before first time adoption As of January 1, 2019	IFRS first time adoption	Accumulated losses	Net loss	Balances under IFRS As of January 1, 2019
Other Assets
Accounts receivable	37,016	(2,538)	(2,538)	—	34,478
foreclosed and repossessed assets	28,770	(7,134)	831	(7,965)	21,636
Right to use assets (No impact in equity)	—	21,835			21,835

Total Assets	65,786	12,163	(1,707)	(7,965)	77,949

d)	Deferred tax assets.

At the date of acquisition, some tax losses do not qualify for recognition as deferred tax assets and do not meet the criteria for recognition of IAS 12 a $3,496 balance was canceled with an impact on the accumulated losses.

In addition, Management considers that the deferred tax asset derived from the accumulated tax losses as of January 1, 2019, which amounted to $166,042 was not fully realizable since the conditions of the market reduce the possibility of generating future profits that allow the tax losses to be amortized at such. As of January 1, 2019, the Bank established a 100% reserve for this asset.

e)	Allowance loans losses.

Starting on January 1st, 2019, the Bank estimated the impairment of the granted loans as required by IFRS 9. According to the new standards, the incurred loss model in IAS 39 should be replaced with a prospective model of expected credit loss (ECL). The adoption IFRS 9 originated a $23,458 increase in the Loan Losses allowance impacting the accumulated losses.

f)	Accounts payable and accrued expenses

As a result of the actuarial report remeasurements under IAS 19, a reduction in the liability of $6,646 was recorded, impacting the accumulated losses.

Adoption adjustments in equity including the adjustments to accumulated losses and net loss as of December 31, 2019 are as follows:

As of December 31, 2019
Equity under Mexican banking GAAP		609,897

-First time IFRS adoption		(199,863)
-Effects in net loss and accumulated other comprehensive losses
Deferred tax assets	(27,675)
Other	2,815	(24,860)

Equity under IFRS		385,174

5.	Loan Portfolio, net

The contractual maturities of the Bank’s loan portfolio as of December 31, 2020 and 2019 are as follows:

	2020	2019
Loan	$1,764,053	$2,478,660
Deferred transactions cost, origination	(8,627)	(14,929)

Total loan portfolio	1,755,426	2,463,731
Allowance for expected credit losses	(164,935)	(197,359)

Total loan portfolio, net	$1,590,491	$2,266,372

a)	Loan maturities

The contractual maturities of the Bank’s loan portfolio by type of loan and the loan balance with fixed and variable interest rates as of December 31, 2020 are as follows:

	Less than one year	One to five years	Total
Loan portfolio	$975,501	$788,552	$1,764,053

Total	$975,501	$788,552	$1,764,053

The contractual maturities of the Bank’s loan portfolio by type of loan and the loan balance with fixed and variable interest rates as of December 31, 2019 are as follows:

	Less than one year	One to five years	Total
Loan portfolio	$1,497,648	$981,012	$2,478,660

Total	$1,497,648	$981,012	$2,478,660

b)	Non-performing assets and past-due loans

The Bank has procedures in place to assist in maintaining the overall quality of its loan portfolio.

An aging analysis of current and past due loans, is presented below:

	As of December 31, 2020
	Current Loans	Past Due Loans	Total
Loans	$1,454,728	$309,325	$1,764,053

	As of December 31, 2019
	Current Loans	Past Due Loans	Total
Loans	$2,134,781	$343,879	$2,478,660

The following table presents information regarding nonperforming assets at the dates indicated:

	As of December 31,
	2020	2019
Past due loans	$309,325	$343,879
Foreclosed and repossessed assets (Repossessed assets)	7,932	11,363

Total nonperforming assets	$317,257	$355,242

Nonperforming assets to total loans	18%	14%

c)	Allowance for loans losses

The allowance for credit losses is adjusted through charges to loan loss allowance caption in the statement of operations and comprehensive income as a provision for credit losses. Management has established a loan loss allowance which it believes is adequate as of December 31, 2020 and 2019, for estimated losses in the Bank´s loan portfolio.

As of December 31, 2020, and 2019 the allowance for credit losses shows an increase of $ 42,912 and $ 97,197 respectively, which is mainly due to the update of certain assumptions in the ECL Model.

An analysis of changes in the ECL allowance as of December 31, 2020 and, December 2019 is as follows:

Loans
Allowance for credit losses:
Balance as of December 31, 2019	$197,359
Provision for credit losses	42,912
Charge-offs	(75,336)

Balance as of December 31, 2020	$164,935

Allowance for credit losses:
Balance January 1, 2019	$100,162
Provision for credit losses	97,197
Charge-offs	—

Balance as of December 31, 2019	$197,359

The Company’s loan loss allowance by stage as of December 31, 2020 and 2019, is as follows:

Loan portfolio

	2020		2019
Stage	Exposure (portfolio balance per stage)	Allowance	Exposure (portfolio balance per stage)	Allowance
1	$1,435,002	$43,152	$2,121,960	$54,808
2	19,726	920	12,821	525
3	309,325	120,863	343,879	142,026

	$1,764,053	$164,935	$2,478,660	$197,359

6.	Related Parties

As of December 31, 2020, 2019, the Bank does not have balances with related parties. During 2020, interest income of $3,000 from related parties (shareholders) was recorded. During 2019 there were not balances or transactions with related parties.

7.	Furniture and equipment, net

An analysis of furniture and equipment, net as of December 31, 2020 and 2019 is as follows:

	Computer equipment	Office equipment	Automotive equipment	Adaptations and improvements	Other	Total
Investment
At January 01, 2019	$51,234	$4,704	$4,812	$8,919	$358	$70,027
Additions	1,591	48	—	—	—	1,639
Disposals	—	—	127	—	—	127

At December 31, 2019	$52,825	$4,752	$4,685	$8,919	$358	$71,539
Additions	927	—	—	—	—	927
Disposals	—	17	336	1,010	—	1,363

At December 31, 2020	$53,752	$4,735	$4,349	$7,909	$358	$71,103
Depreciation
At December 31, 2018	$39,773	$2,449	$4,287	$7,851	$283	$54,643
Depreciation	5,448	337	338	643	40	6,806
Disposals	—	—	127	—	—	127

At December 31, 2019	$45,221	$2,786	$4,498	$8,494	$323	$61,322
Depreciation	4,622	332	100	235	23	5,312
Disposals	—	10	336	1,010	—	1,356

At December 31, 2020	$49,843	$3,108	$4,262	$7,719	$346	$65,278
Net book value
At December 31, 2019	$7,604	$1,966	$187	$425	$35	$10,217

At December 31, 2020	$3,909	$1,627	$87	$190	$12	$5,825

As of December 31, 2020 and 2019, there are no restrictions on the Bank’s fixed assets and no impairment losses have been recognized.

8.	Other assets

An analysis of Other assets as of December 31, 2020 and 2019 is as follows:

	As of December 31,
	2020	2019
Other accounts receivable	$752	$1,050
Prepaid expenses	3,629	2,746
Foreclosed and repossessed assets, net (1)	7,932	11,363
Other assets	2,837	2,732
Employee benefits (Assets), net	75	3,072
Right of use assets (2)	6,293	14,055

	$21,518	$35,018

(1)	The balance of foreclosed assets is comprised as follows:

	As of December 31,
	2020	2019
Acquisition costs	$37,577	$31,232
impairment	29,645	19,869

Carrying amount	$7,932	$11,363

(2)

The balance of assets for right of use comprises 13 lease contracts, and the most relevant contract corresponds to its corporate offices, which represent 41% and 18% of the balance as of December 31, 2020 and 2019, respectively.

9.	Intangible assets, net

An analysis of intangible assets as of December 31, 2020, and 2019 is as follows:

Internally developed software
Cost of acquisition
At December 31, 2018	$1,351
Additions	—

At 31 December 2019	1,351
Additions	1,336

At 31 December 2020	2,687
Amortization
At December 31, 2018	—
Amortization	(1,351)

At December 2019	(1,351)
Amortization	(201)

At December 2020	(1,552)
Net book value
At December 31, 2020	$1,135

At December 31, 2019	$—

The useful life of amortized intangible assets is up to 3 years.

10.	Short term borrowings and long-term debt.

An analysis of the short-term borrowings and long term debt by maturity term as of December 31, 2020 and 2019 is as follows:

	As of December 31,
	2020			2019
	Short term borrowings	Long term debt	Total	Short term borrowings	Long term debt	Total
Loans in Mexican pesos	$1,070,813	$368,413	$1,439,226	$1,496,960	$515,142	$2,012,102
Loans in foreign currency	47,264	1,506	48,770	110,284	7,459	117,743

	$1,118,077	$369,919	$1,487,996	$1,607,244	$522,601	$2,129,845

An analysis of the short-term borrowings and long term debt by lender, as of December 31, 2020 and 2019 is as follows:

Short and long term borrowings	2020	2019
Loans in Mexican pesos:
Trusts instituted in connection with agriculture (FIRA)
Direct loans received from Instituted in Relation to Agriculture (FIRA) and other similar institutions, accruing interest in 2020 at an average annual rate of 7.14%.	$1,439,226	$2,012,102

Total Loans in Mexican pesos	1,439,226	2,012,102
Trusts instituted in connection with agriculture (FIRA)
Term loan denominated in US Dollar, bearing interest at the Mexican weighted interbank interest rate (TIIE) plus 1.3%, payable monthly.	48,770	117,743

Total Loans in foreign currency	48,770	117,743

Total Loans	$1,487,996	$2,129,845

11.	Deposit liabilities

As of December 31, 2020 and 2019, deposit liabilities are comprised of Interest and non-interest bearing in Mexican pesos. An analysis is as follows:

	2020	2019
Demand Deposits:
Non-interest bearing	$37,015	$57,474
Interest – bearing	—	—
Promissory notes with interest payable upon maturity	130,403	280,913

Total deposit liabilities	$167,418	$338,387

An analysis of the Bank’s weighted average rates (unaudited) of time deposits for the years ended December 31, 2020 and 2019 is 4.15% and 6.45% respectively.

As of December 31, 2020 and 2019, the average term of the Bank’s promissory notes with interest payable at maturity is 18 days

12.	Accounts payable and accrued expenses

An analysis of accounts payable and accrued expenses as of December 31, 2020 and 2019 is as follows:

	As of December 31,
	2020	2019
Liabilities for banking services	$10,003	$18,010
Other taxes payable	4,708	7,059
Other accounts payable	7,574	7,019
Lease liabilities	6,775	14,482

	$29,060	$46,570

13.	Employee Benefits expense and compensation expenses

For the years ended December 31, 2020 and 2019, the Bank´s employee benefits expenses were as follows:

	As of December 31, 2020	As of December 31, 2019
Salaries, bonuses and other compensation	$75,316	$83,163
Termination benefit	2,860	1,738
Payroll tax & social security contributions	10,217	10,489
Other benefits	5,030	5,934

	$93,423	$101,324

14.	Interest income and expenses

An analysis of interest income for the years ended December 31, 2020 and 2019 is as follows:

	For the year ended December 31,
	2020	2019
Loans interest income
Ordinary interest	$204,143	$307,460
Moratory interest	7,776	14,146
Deferred transactions cost, origination	20,361	24,545

Total Loans interest income	232,280	346,151
Interest income from bank deposits
Interest income from bank deposits	5,982	6,503
Interest income from short term investments	18,836	35,662

Total interest income from cash equivalents	24,818	42,165

Total interest income	$257,098	$388,316

An analysis of interest expense for the years ended December 31, 2020 and 2019 is as follows:

	As of December 31,
	2020	2019
Interest expenses from borrowings	$139,315	$204,214
Interest-bearing deposits	10,579	28,439
Operating leasing expenses	595	939

	$150,489	$233,592

15.	Fees and commissions

For the years ended December 31, 2020 and 2019, the Bank´s fees and commissions were as follows:

	As of December 31,
	2020	2019
Commission for management of loans portfolio	$9,696	$6,825
Other fees	143	161

	$9,839	$6,986

16.	General and administrative expenses

An analysis of the Bank’s general and administrative expenses for the years ended December 31, 2020 and 2019 is as follows:

	As of December,
	31, 2020	31, 2019
Legal & professional fees	$28,412	$28,270
Office expenses & other	42,996	35,857
Taxes and duties	2,495	2,518
VAT expense	10,986	10,184
Regulatory banking fees	7,905	10,308

	$92,794	$87,137

17.	Accumulated other Comprehensive losses

An analysis of the Bank’s other comprehensive income for the years ended December 31, 2020 and 2019 is as follows:

Gain/(loss) on remeasurement of employee benefits
Balance as of December 31, 2018	$1,796
Remeasurement loss on employee benefits	(2,456)

Balance as of December 31, 2019	(660)
Remeasurement loss on employee benefits	(1,502)

Balance as of December 31, 2020	$(2,162)

18.	Equity

Share capital

As of December 31, 2020, and 2019, the share capital is represented by serie “O” registered shares, fully subscribed and paid in the amount of $1,028,109 and $948,109, respectively.

During the year 2020 and 2019, contributions were made as follows:

	2020		2019
	No. of shares	Amount	No. of shares	Amount
Series “O”	1,028,109,300	$1,028,109	948,109,300	$948,109

	1,028,109,300	$1,028,109	948,109,300	$948,109

a)	Shareholder resolutions

During	2020

•	In an extraordinary shareholders meeting held on August 14, 2020, the Bank’s shareholders agreed to increase the Bank’s share capital by $ 80,000 through cash contributions.

During	2019

•	In an extraordinary shareholders meeting held on November 22, 2019, the Bank’s shareholders agreed to increase the Bank’s share capital by $ 30,000 through cash contributions.

b)	Restrictions on equity

In accordance with the Mexican Corporations Act, the Bank is required to appropriate at least 5% of the net profit of each year to increase the legal reserve. This practice must be continued each year until the legal reserve reaches 20% of the value of the Bank’s share capital. As of December 31, 2020 and 2019, the Bank has not created the legal reserve since it has not generated any profits.

Except for earnings distributed from the Restated contributed capital account (CUCA, by its acronym in Spanish) and the net taxed profits account (CUFIN, by its acronym in Spanish), dividends will be subject to the payment of corporate income tax at the statutory rate at that time. Income tax paid on dividends may be credited against income tax payable (annual or in prepayments) in the year of payment or either of the two immediately subsequent years.

CUCA’s balance as of December 31, 2020, and 2019 is $1,388,328 and $918,109, respectively, and the CUFIN balance at the end of those years was $44,478 and $44,826, respectively.

In addition, the Bank is restricted from distributing dividends that will result in non-compliance with minimum capitalization requirements established by the CNBV. At the date of these financial statements, the Bank complied with these minimum capital requirements. The minimum capital requirements as of December 31, 2020 and 2019 was $336,238 and $345,547, respectively.

19.	Income Tax

a)	Income tax

The Mexican Income Tax Law (MITL) establishes a corporate income tax rate of 30%. Current income tax is calculated by applying the enacted income tax rate to taxable profit. The Bank’s book and taxable profits are not the same due to the treatment established in the MITL for the recognition of taxable profit and deductible expenses, and also since the MITL establishes that the tax base is to be calculated considering the effects of inflation on certain borrowings and debts (annual inflation adjustment) and on the deduction of investments.

For the years ended December 31, 2020 and 2019, the Bank reported tax losses of $177,758 and $64,568 respectively. Income tax recognized in the statement of comprehensive income is comprised entirely of deferred income tax

b)	Deferred income tax

An analysis of deferred income taxes shown in the statement of financial position as of December 31, 2020 and 2019 is as follows:

	2020	2019
Deferred tax assets:
Allowance for expected credit losses	$49,481	$59,208
Available tax loss carryforward (1)	236,882	183,555
Accrued expenses	9,319	12,290

	295,682	255,053

Deferred tax liabilities:
Prepaid expenses	(1,089)	(824)
Other	(2,147)	—

	(3,236)	(824)
Valuation reserve	(295,682)	(254,229)

Deferred income tax liability, net	$(3,236)	$—

Management considers that the deferred asset derived from the accumulated tax losses as of December 31, 2020, and 2019, was not fully realizable since the conditions of the market reduce the possibility of generating future profits that allow the tax losses to be amortized at such dates.

c)	Effective income tax rate

A reconciliation of statutory income tax rate to effective income tax rate recognized by the Bank for financial reporting purposes is as follows:

	2020	2019
Loss before income tax	$(136,807)	$(153,970)
Statutory income tax rate	30%	30%

	(41,042)	(46,191)
Income tax on non-taxable items:
Annual inflation adjustment	(4,984)	(4,807)
Non-deducible expenses	532	338
Furniture and Equipment	1,220	251
Allowance for credit risk	(5,967)	29,159
Other items	106	1,338
Valuation allowance	—	—
Change in Tax Loss Carryforwards reserve	53,369	19,403

Income tax shown in statement of comprehensive income	$3,234	$(509)

d)	Tax losses restated for inflation

An analysis of the Bank’s available tax loss carryforwards, restated for inflation, as of December 31, 2020 is as follows:

Year of tax loss	Amount	Expiration date
2014	$5,147	2024
2015	31,163	2025
2016	54,910	2026
2017	156,133	2027
2018	299,929	2028
2019	64,568	2029
2020	177,758	2030

	$789,608

20.	Other non-interest and expenses, net

An analysis of other operating (income) expense, net, for the years ended December 31, 2020 and 2019 is as follows:

	As of December 31, 2020	As of December 31, 2019
Other operating income
Gain in sale of equipment and forclosed and repossessed assets	$92	$41
Other Income	1,297	658

	1,389	699
Other operating expense
Allowance for available-for-sale assets	(9,776)	(9,688)
Loss in sale of available-for-sale assets	(227)	(1,054)
Other expenses	(3,207)	(3,259)

	(13,210)	(14,001)

Other operating (expense), net	$(11,821)	$(13,302)

21.	Analysis of Maturities of Assets and Liabilities

	2020			2019
	Less than 12 months	More than 12 months	Total	Less than 12 months	More than 12 months	Total
Assets
Cash and due from banks	$21,952	$—	$21,952	$20,742	$—	$20,742
Interest-bearing deposits in other banks	80,385	—	80,385	77,528	—	77,528
Other short term investments	290,035	—	290,035	490,099	—	490,099
Loan portfolio	975,501	779,925	1,755,426	1,491,037	972,694	2,463,731
Loan loss allowances	(71,157)	(93,778)	(164,935)	(92,418)	(104,941)	(197,359)

Total loan portfolio, net	904,344	686,147	1,590,491	1,398,619	867,753	2,266,372
Furniture and equipment, net	—	5,825	5,825	—	10,217	10,217
Other intangible assets, net	—	1,135	1,135	—	—	—
Other assets	4,772	16,746	21,518	10,824	24,194	35,018

Total assets	1,301,488	709,853	2,011,341	1,997,812	902,164	2,899,976

	2020			2019
	Less than 12 months	More than 12 months	Total	Less than 12 months	More than 12 months	Total
Liabilities
Noninterest-bearing	37,015	—	37,015	57,474	—	57,474
Interest-bearing	130,403	—	130,403	280,913	—	280,913
Borrowings	1,118,077	369,919	1,487,996	1,607,244	522,601	2,129,845
Deferred tax		3,236	3,236
Accounts payable and accrued expenses	22,668	6,392	29,060	39,795	6,775	46,570

Total liabilities	1,311,399	376,311	1,687,710	1,985,426	529,376	2,514,802

Equity	$(9,911)	$333,542	$323,631	$12,386	$372,788	$385,174

22.	Fair Value Measurement

a)	The carrying amounts of financial instruments by category and their related fair values as of December 31, are as follows:

	2020		2019
	Carrying amount	Fair value	Carrying amount	Fair value
Financial assets:
Loans and lease portfolio	$1,590,491	$1,544,966	$2,266,372	$2,262,706

Financial liabilities:
long-term debt and its current portion	$(1,487.996)	$(1,483,169)	$(2,129,845)	$(2,146,425)

The FVs of financial assets and financial liabilities are determined as follows:

i. Loans and lease portfolio: The FV of loans and lease portfolio is determined by calculating the present value of cash flows, using the appropriate discount rate for each type of asset (performing, non-performing, etc.) (Level 3).

ii. Long-term debt and its current portion: The FV of Long-term debt and its current portion is determined by calculating the present value of the cash flows derived from the amortization schedules, using a market adjusted interest rate for each liability (Level 3).

The Bank considers that the carrying amounts of financial assets and financial liabilities recognized in the Consolidated Financial Statements approximate their fair values.

23.	Risk Management (Unaudit)

The Bank is exposed to credit risk, liquidity risk, market risk, operating risk, technology risk and legal risk.

a)	Credit risk

Credit risk is the risk of financial loss to the Bank if a customer fails to meet its payment obligations in case of the nonperformance of any type of financial instrument. This risk arises primarily from the Bank’s cash, cash equivalents, loan portfolio and trade receivables.

The Bank’s policy is to invest its cash surpluses in Mexican banks with good credit ratings in accordance with the policies set out by Management. As of December 31, 2020 and 2019, the Bank had not identified any risks related to the non-recoverability of its Cash and due from banks.

With respect to the loan portfolio, the Bank considers that its credit risk is limited due to the nature of its operations and the profile of its customers, as most loans are secured by a minimum collateral ratio of 1.80x and the average ratios in 2020 and 2019 are 2.6 and 2.5, respectively. The change follows the company´s current strategy in the origination mix.

The Bank’s trade receivables reflect a risk of non-recoverability as follows:

	Total loan portfolio	ECL allowance	Loan portfolio, net of ECL allowance
2020	$1,755,426	$164,935	$1,590,491
2019	$2,463,731	$197,359	$2,266,372

To mitigate its credit risk the Bank applies the following strategy:

(i)

Creditworthiness. The Bank reviews the creditworthiness of its customers, debtors or counterparties, including their financial situation, gearing ratio, refinancing risk, Bank size, growth outlook, collection mechanisms, credit ratings, reputation, representatives and shareholders.

(ii)	Quality and over-collateralization. All loans and investments are secured by collateral, which is generally realty property.

b)	Concentration risk

Concentrations arise when a number of counterparties are engaged in similar business activities, or activities in the same geographical region, or have economic features that would cause their ability to meet contractual obligations to be similarly affected by changes in economic, political or other conditions. Concentrations indicate the relative sensitivity of the Bank’s performance to developments affecting a particular industry.

As of December 31, 2020 and 2019, the highest total amounts due from the five largest clients were $204,199 and $239,330, respectively, which represented 19.63% and 24.92% of the Bank’s share capital calculated as of December 31, 2020 and 2019, respectively.

As of December 31 2019, the Bank has no other significant customers, meanwhile as of December 31 2020 the Bank has two significant customers with a net exposure of $28,085.09 thousand.

In addition to the above, the Bank obtains all its revenue from the Mexican market, therefore no geographic information is disclosed. Also, Bank considers that there are no major customers, and therefore no concentration risks exist given the nature of the business.

In order mitigate its concentrations of risk, the Bank monitors its financial liabilities and the maturities of its loan portfolio, in order to maintain enough Cash and due from banks to ensure that it can settle its short-term liabilities.

c)	Market risk

Market risk is the risk of losses caused by changes in risk factors that affect the fair value or future cash flows of an asset. These risks include risks related to interest rates and foreign exchange rates.

The Bank’s activities expose it primarily to the financial risks of changes in local currency exchange rates and interest rates (see below). The Bank enters into investments in government and non-government securities listed on the market stock, that are valued at their market price. The Bank also operates repo operations, which represent the purchase or sale of financial instruments in exchange for a prize and with the obligation to resell or repurchase said financial instruments.

There has been no change to the Bank’s exposure to market risks or the manner in which these risks are managed and measured.

Interest rate risk.

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates. As of December 31, 2020 and 2019, the Bank has the following distribution of exposures divided by rate:

Rate ($)	2020	2019
Fixed	1,175,504	1,471,452
Variable	606,456	1,012,740

Total	1,781,960	2,484,192

Rate(%)	2020	2019
Fix	66%	59%
Variable	34%	41%

Total	100%	100%

Nevertheless, the interest rate risks are mitigated because of the symmetrical financial conditions that maintain the credits and its corresponding funding with the same maturity; this condition is a legal condition with the main lender of the Bank, FIRA. In addition, the Bank’s Cash and due from banks have short-term maturities.

The Bank is exposed to interest rate risk because entities in the Bank borrow funds at both fixed and floating interest rates. The risk is managed by the Bank by maintaining an appropriate mix between fixed and floating rate borrowings.

The Bank’s exposures to interest rates on financial assets and financial liabilities are detailed in the liquidity risk management section of this note.

Interest rate sensitivity.

The following table demonstrates the sensitivity to a reasonably possible change in interest rates on that portion of loans and borrowings affected. With all other variables held constant, the Bank’s profit before tax is affected through the impact of floating rate borrowings (debt), as follows:

	Increase / Decrease in basis points	Effect on profit before tax
As of December 31, 2020
MXN	200 bps	-5 Million
MXN	100 bps	-3 Million
MXN	-100 bps	3 Million
MXN	-200 bps	5 Million
As of December 31, 2020
MXN	200 bps	-5 Million
MXN	100 bps	-3 Million
MXN	-100 bps	3 Million
MXN	-200 bps	5 Million

The assumed movement in basis points for the interest rate sensitivity analysis is based on the currently observable market environment, showing a higher volatility than in prior years.

Foreign currency risk.

Foreign currency risk is the risk that the fair value or future cash flows of an exposure will fluctuate because of changes in foreign exchange rates. The Bank’s exposure to the risk of changes in foreign exchange rates relates primarily to the Bank’s operating activities (when revenue or expense is denominated in a foreign currency).

The financial statements as of December 31, 2020 and 2019 include the following U.S. dollar-denominated assets and liabilities,:

	As of December 31,
	2021	2020
Cash and short term debt (Millions)
Assets	USD 3	USD 3

Liabilities	USD 2	USD 2

The exchange rates used to convert the above amounts to Mexican pesos as of December 31, 2020 and 2019 were. $19.94 and $18.87, respectively, per U.S. dollar. On September 30, 2022, the date of issuance of these financial statements, the exchange rate is 20.30 pesos per U.S. dollar.

Foreign currency sensitivity.

Currently, due to the low exposure in foreign currency, the effect is insignificant.

d)	Operating risk

Operating risk is the risk of loss from potential internal control failures or deficiencies due to errors in the Bank’s data processes and storage or in its data transmissions. The Bank considers that its operating risk is low since it runs a simple business with few trade receivables and has established operating policies and procedures. In addition, the Bank’s risk management area focuses on controlling and monitoring accounts, implementing controls and identifying risks in the Bank’s processes in order to mitigate such risks.

e)	Technology risk

Technology risk is the risk of loss from damage, interruption, alterations or failures in the Bank’s hardware, software, systems, applications, networks or any other information distribution channel used by the Bank to provide its services. The Bank considers that its technology risk is low due to its low volume of transactions and because all of its information is stored in the cloud and periodically backed up in local hard drives.

f)	Liquidity risk

Liquidity and funding risk is the potential for loss if we are unable to meet our financial commitments in a timely manner at reasonable prices as they become due. It is our internal mandate to ensure that sufficient liquid assets and funding capacity are available to meet financial commitments, including liabilities suppliers, and lending, investment and commitments, even in times of stress. Managing liquidity and funding risk is essential to maintaining Bank’s soundness and safety.

Our liquidity and funding risk management uses the following key measures:

Liquidity Coverage Ratio (LCR): Measures the percentage of cash that is available to meet the obligations of the next 30 days. A value of 100% means that 100% of the cash requirements are covered, and it is the minimum required by local regulations.

Net Stable Funding Ratio (NSFR): The objective of this ratio to maintain a liability maturity profile that is appropriate to the structure of assets of the Bank. This indicator aims to reduce the Liquidity Risk for a horizon >1 month. In general, a bank’s available stable funding includes portions of equity, deposits and long-term debt, while its required stable funding will be based on the liquidity characteristics of its assets, derivatives and commitments . The minimum required by local regulations is 100%.

Cash flows needs come from 3 main sources: New Lending, Capital injections or New Eligible Funding (either loans or leases and depending on the entity) under secured lending agreements.

Our management of balance sheet, liquidity and funding positions has the overall objective of optimizing our value and ensuring that we can fund, collect and pay operating expenses/capital expenditures across a broad range of market conditions. We employ a number of measures to monitor these positions under normal and sometimes under stressed conditions. Our liquidity and funding strategy is proposed by the Head of Treasury and the Head of Capital Markets/Corporate Development.

Liquidity and funding limits, triggers and targets are set at the ultimate parent entity levels and, where appropriate, at legal entity levels, and are reviewed and reconfirmed, taking into consideration current and projected business strategy and risk tolerance. The Bank also complies with financial covenants for lenders and investor purposes which tend to take care of liquidity and minimum tolerance level accepted. The principles underlying our limit, trigger and target framework are designed to maximize and sustain the value of Bank and maintain an appropriate balance in the asset and liability structure.

Our liquidity risk management aims to ensure that the Bank has sufficient liquidity or access to funding sources to meet its liabilities when due and meet any other requirements

On August 31 2022, the Capital Adequacy Ratio is 23.42%, in compliance to the minimum required by local regulations, that is 8%, and in accordance to the Bank´s Risk Appetite, which defines a minimum of 12.5%.

24.	Subsequent Events

a)	Acquisition of Banco Finterra

In June 2021, the Bank was acquired by Covalto for total consideration of USD 30,462.

b)	Change of name.

In February 2022, the Bank´s corporated name was changed from” Banco Finterra S.A., Institución de Banca Multiple.” to “Banco Covalto, S.A., Institución de Banca Múltiple.”.

c)	Stock capital contributions

•	In an extraordinary shareholders meeting held on November 25, 2021, the Bank’s shareholders agreed to increase the Bank’s share capital by $ 160,000 through cash contributions.

•	In an extraordinary shareholders’ meeting held on December 15, 2021, the Bank’s shareholders agreed to increase the Bank’s share capital by $ 100,000 through cash contributions.

•	In an extraordinary shareholders’ meeting held on March 31, 2022, the Bank’s shareholders agreed to increase the Bank’s share capital by $ 40,000 through cash contributions

•	In an extraordinary shareholders’ meeting held on June 30, 2022, the Bank’s shareholders agreed to increase the Bank’s share capital by $150,000, through cash contributions

d)	Sale of loan portfolio.

As of June 30, 2022, the Bank carried out a sale of nonperforming loan portfolio with a value of $329,714, at a sale price of $72,300 to Promecade S.A.P.I de C.V. SOFOM. ENR.

e)	Acquisition loan portfolio.

During 2022 The group reorganize the activities of the Bank and its other subsidiary, AP Justo, S.A.P.I. de C.V. SOFOM. ER (AP Justo), transferring all credit activity through the transfer of the “current” portfolio of AP Justo to the Bank as well as its corresponding structure. As a result of the transfer of the loan portfolio to Banco Finterra, regulatory capital requirements will increase, and decrease in AP Justo, respectively.

As of the date of issuance of these financial statements, the Bank has made purchases of the current portfolio from AP Justo, S.A. as described below:

Tranche	Transaction date	Acquisition price
A	01/04/2022	$56,876
B	01/05/2022	25,988
C	01/07/2022	44,266
D	01/08/2022	72,601

		$199,731

* * * * * *

COVALTO, LTD.

Condensed Parent Company Only Balance Sheets

(Amounts in thousands of U.S. dollars)

	As at December, 31
	2021	2020
Assets
Cash and cash equivalents	USD 827	USD12,037
Prepaid expenses	714	16
Investment in subsidiaries	70,641	21,596

Total assets	USD 72,182	USD33,649

Liabilities and equity
Liability:
Account payable	USD 72	USD 36
Borrowings	31,056	—
Other liabilities	3,520	3,071

Total liabilities	34,648	3,107

Equity
Share capital	122,193	76,164
Paid-in capital from stock options	2,565	1,580
Retained earnings	(85,963)	(46,083)
Accumulated other comprehensive income	(1,261)	(1,119)

Total equity	37,534	30,542

Total liabilities and equity	USD72,182	USD33,649

COVALTO, LTD.

Condensed Parent Company Only Statements of Operations and Comprehensive Income

(Amounts in thousands of U.S. dollars)

	For the years ended December, 31
	2021	2020
Interest income	210	18
Interest expense	(1,245)	—

Net interest (loss) income	(1,035)	18
Share of results of associates	USD (36,454)	(23,313)

Total loss	(37,489)	(23,295)
Administrative costs and expenses:
Administrative expenses	957	558
Stock option plan vesting	985	761
Loss on fair value of derivatives	449	8

Total	2,391	1,327

Net Loss	(39,880)	(24,622)
Items that will not be reclassified subsequently to profit or loss:
Share of other comprehensive loss of subsidiaries	(136)	(448)
Items that may be reclassified subsequently to profit or loss:
Share of other comprehensive loss of subsidiaries	(6)	(565)

Total comprehensive loss, net of income tax	USD (40,022)	USD (25,635)

COVALTO, LTD.

Condensed Parent Company Only Statements of Cash Flows

(Amounts in thousands of U.S. dollars)

	For the years ended December, 31
	2021	2020
Cash flows from operating activities:
Loss before income tax	USD (37,256)	USD (17,481)
Adjustments to reconcile loss before tax to net cash flows
Finance income	(210)	(18)
Finance expense	1,245	—
Stock compensation expense	985	761
Others	449	8

	(34,787)	(16,730)
Changes in operating assets and liabilities:
Interest received	(210)	18
Interest paid	(1,245)	—
Prepaid expenses	(698)	(6)
Investment in subsidiaries	(51,638)	(14,436)
Accounts payable	36	7

Net cash flows used in operating activities	(88,122)	(31,147)

Cash flows from investing activities
Net cash flows used in investing activities	—	—

Cash flows from financing activities
Capital contributions	46,029	17,003
Proceeds from borrowings	31,056	—

Net cash flows provided by financing activities	77,085	17,003

Net increase in cash and cash equivalents	(11,037)	(14,144)
Net foreign exchange difference	(173)	(318)
Cash and cash equivalents at beginning of year	12,037	26,499

Cash and cash equivalents at end of year	USD 827	USD 12,037

Annex A

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

by and among

LIV CAPITAL ACQUISITION CORP. II,

COVALTO LTD.

and

COVALTO MERGER SUB LTD.

Dated as of August 17, 2022

A-ii

A-iii

ANNEXES
Annex A	—	Reorganization Covenants

EXHIBITS
Exhibit A	—	Form of Closing Amended and Restated Covalto Articles of Association
Exhibit B	—	Form of Registration Rights Agreement
Exhibit C	—	Form of Company Voting Agreement
Exhibit D	—	Form of Sponsor Voting Agreement
Exhibit E	—	Form of LIVB Plan of Merger
Exhibit F	—	Form of Equity Incentive Plan
Exhibit G	—	Form of Mandatorily Convertible Note
Exhibit H	—	Form of Exchange Agreement
Exhibit I	—	Form of Contribution Agreement

SCHEDULES
Schedule I	—	Existing Covalto Warrants
Schedule II	—	Mandatorily Convertible Notes
Schedule III	—	LIVB Expenses

A-iv

BUSINESS COMBINATION AGREEMENT

THIS BUSINESS COMBINATION AGREEMENT (this “Agreement”) is made and entered into as of August 17, 2022, by and among LIV Capital Acquisition Corp. II, a Cayman Islands exempted company (“LIVB”), Covalto Ltd., a Cayman Islands exempted company (“Covalto” or the “Company”), and Covalto Merger Sub Ltd., a Cayman Islands exempted company and direct, wholly-owned subsidiary of Covalto (“Merger Sub”). LIVB, Covalto and Merger Sub are collectively referred to herein as the “Parties” and individually, each, as a “Party.”

RECITALS

WHEREAS, LIVB is a blank check company incorporated under the Laws of the Cayman Islands and formed to acquire one or more operating businesses through a Business Combination;

WHEREAS, Covalto will make an election on Internal Revenue Service Form 8832 pursuant to Treasury Regulations Section 301.7701-3(c), effective as of the Closing Date, to be classified as an association taxable as a corporation for U.S. federal income tax purposes (the “CTB Election”);

WHEREAS, immediately prior to the Covalto Effective Time, Covalto shall effect the Covalto Preferred Conversion (as defined herein);

WHEREAS, immediately following the Covalto Preferred Conversion and immediately prior to the LIVB Effective Time (as defined herein) Covalto shall effect the Pre-Closing Capital Restructuring (as defined herein);

WHEREAS, concurrently with the execution of this Agreement, each Covalto Co-Founder and Covalto have entered into an Exchange Agreement (each, an “Exchange Agreement”) in the form of Exhibit H hereto, pursuant to which each Covalto Ordinary Share of such Covalto Co-Founder shall be exchanged for one Covalto Class B Ordinary Share, such exchange to be effective immediately prior and subject to the consummation of the Closing;

WHEREAS, immediately following the Pre-Closing Capital Restructuring, subject to the terms and conditions of this Agreement and in accordance with the Laws of the Cayman Islands, Merger Sub shall be merged with and into LIVB (the “Merger”), with LIVB being the surviving entity in the Merger and continuing (immediately following the Merger) as a direct wholly-owned Subsidiary of Covalto (the “Surviving LIVB Entity”);

WHEREAS, for U.S. federal (and, as applicable, state and local) income tax purposes, the Parties intend that (i) the Merger, together with the Covalto Contribution, qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) the Merger, the Covalto Contribution and the CTB Election, taken together, qualify as a transaction described in Section 351(a) of the Code (as defined below);

WHEREAS, the board of directors of Covalto, for itself and as sole shareholder of Merger Sub, has (i) determined that the Merger and the other Transactions are in the best interests of Covalto and its shareholders, and (ii) approved this Agreement and the Transactions, on the terms and subject to the conditions of this Agreement and subject to the Required Covalto Shareholder Approval;

WHEREAS, the sole director of Merger Sub has (i) determined that the Merger and the other Transactions are in the best interests of Merger Sub and its shareholder and (ii) approved this Agreement and the Transactions, on the terms and subject to the conditions of this Agreement;

WHEREAS, the board of directors of LIVB (the “LIVB Board”) has (i) determined that the Merger and the other Transactions are in the best interests of LIVB and the shareholders of LIVB, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement and the Transactions, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending to its shareholders the LIVB Shareholder Matters (the “LIVB Board Recommendation”);

WHEREAS, on or prior to the date hereof, Covalto has obtained investments from certain investors in a private placement of mandatorily convertible notes (the “Mandatorily Convertible Notes”) issued by the Company to the investors set forth on Schedule II hereto (the “Mandatorily Convertible Noteholders”), and immediately following, and after giving effect to, the consummation of the Merger, such securities will convert into Covalto Class A Ordinary Shares in accordance with their terms;

WHEREAS, on or prior to the date hereof, LIVB and the Company have obtained commitments from a certain investor pursuant to the Mandatorily Convertible Notes (such investor, the “Anchor Investor” and such investment, the “Anchor Investment”) in the form set forth on Exhibit G hereto, such notes to fund no later than thirty (30) days following the date hereof, and to thereafter convert into Covalto Class A Ordinary Shares concurrently with each other Mandatorily Convertible Note, as set forth above;

WHEREAS, the Company may continue to obtain commitments from certain investors, pursuant to the Mandatorily Convertible Notes or otherwise, in connection with the Merger;

WHEREAS, concurrently with the execution of this Agreement, LIVB, Covalto and certain Covalto Pre-Closing Holders have entered into the Company Voting Agreement (the “Company Voting Agreement”), in the form of Exhibit C attached hereto;

WHEREAS, concurrently with the execution of this Agreement, Sponsor, LIVB and Covalto have entered into the Sponsor Voting Agreement (the “Sponsor Voting Agreement”), in the form of Exhibit D attached hereto;

WHEREAS, concurrently with the execution of this Agreement, Sponsor, certain limited partners of Sponsor, LIV Sponsor II GP, LLC (the “GP”), LIVB and Covalto have entered into a contribution agreement, substantially in the form of Exhibit I attached hereto (the “Contribution Agreement”), pursuant to which, after the conditions to the obligation of the Parties to consummate the Closing set forth in Article 9 of this Agreement have been satisfied, but before the LIVB Effective Time, certain limited partners of Sponsor and the GP will contribute Promissory Notes (as defined herein) to Covalto in exchange for certain securities of Covalto;

WHEREAS, as at Covalto Effective Time, Covalto shall amend and restate the Covalto Articles of Association to be substantially in the form of Exhibit A attached hereto (with such changes as may be agreed in writing by LIVB and Covalto, the “Closing Amended and Restated Covalto Articles of Association”); and

WHEREAS, at the Closing, Covalto, LIVB and the other parties thereto shall enter into the registration rights agreement (with such changes as may be agreed in writing by LIVB and Covalto, the “Registration Rights Agreement”) substantially in the form of Exhibit B attached hereto;

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1. Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“$13.50 Threshold” has the meaning specified in Section 3.8(a)(i).

“$17.50 Threshold” has the meaning specified in Section 3.8(a)(ii).

“Acquisition Transaction” has the meaning specified in Section 8.3(a).

“Action” means any claim, action, suit, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) by or before any Governmental Authority.

“Additional SEC Reports” has the meaning specified in Section 5.10(a).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Affiliated Group” means a group of Persons that elects to, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, consolidated group, combined group, unitary group, or other similar group recognized by applicable Tax Law.

“Agreement” has the meaning specified in the Preamble hereto.

“Alternate Business Combination Proposal” has the meaning specified in Section 8.3(b).

“Anchor Investor” has the meaning specified in the Recitals hereto.

“Anchor Investment” has the meaning specified in the Recitals hereto.

“Anchor Investment Amount” means the amount in United States dollars that is equivalent to 600,000,000 Mexican pesos calculated using the Exchange Rate as of the Business Day immediately preceding the funding date of the Anchor Investment.

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977 and the UK Bribery Act of 2010.

“Audited Financial Statements” has the meaning specified in Section 4.8(a).

“Business Combination” has the meaning ascribed to such term in the LIVB Articles of Association.

“Business Combination Proposal” has the meaning specified in the definition of “LIVB Shareholder Matters.”

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close or unable to open.

“CARES Act” has the meaning specified in Section 4.15(q).

“Cayman Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“Change in Recommendation” has the meaning specified in Section 8.2(b)(ii).

“Closing” has the meaning specified in Section 3.6.

“Closing Amended and Restated Covalto Articles of Association” has the meaning specified in the Recitals hereto.

“Closing Date” has the meaning specified in Section 3.6.

“Closing LIVB Articles of Association” has the meaning specified in Section 2.4(a).

“Closing Press Release” has the meaning specified in Section 8.9(c).

“Closing Statement” has the meaning specified in Section 3.7.

“Closing True-Up” has the meaning specified in Section 3.1(e).

“COBRA” has the meaning specified in Section 4.13(f).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any written or oral agreement, memorandum of understanding or other contractual obligation by Covalto or any of its Subsidiaries and any labor organization or other authorized employee representative representing employees of Covalto or its Company Group Service Provider.

“Company Disclosure Schedule” means the disclosure schedules of Covalto dated the date of this Agreement and delievered by Covalto to LIVB in connection with the execution of this Agreement.

“Company Group” means Covalto and its direct and indirect Subsidiaries.

“Company Group Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Group Employees” means each employee of any member of the Company Group.

“Company Group Service Provider” means each Company Group Employee, officer, director, or other individual independent contractor of any member of the Company Group.

“Company Group Specified Representations” has the meaning specified in Section 9.2(a)(i).

“Company Voting Agreement” has the meaning set forth in the Recitals hereto.

“Company Material Adverse Effect” means any change, event, circumstance, occurrence, effect, development or state of facts that, individually or in the aggregate, has had or would reasonably be expected to either (a) have a material adverse effect on the business, assets, liabilities, results of operations or financial condition of Covalto and its Subsidiaries, taken as a whole, or (b) prevent or materially delay the ability of Covalto to consummate the Transactions; provided, however, that in no event shall any change, event, circumstance, occurrence, effect, development or state of facts to the extent arising from any of the following be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (i) any change in applicable Laws (including COVID-19 Measures) or IFRS or any official interpretation thereof, (ii) any change in interest or currency exchange rates or economic, political, business, financial, commodity, currency, capital or market conditions generally, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or currency exchange rates, prices of any security or market index or commodity or any disruption of such markets) or any changes generally affecting the economy, markets or industry in which Covalto or its Subsidiaries operate, (iii) the announcement of this Agreement, the pendency or consummation of the Merger or the performance of, or taking any action contemplated by, this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, landlords, vendors, licensors, distributors, partners, providers, officers and employees (provided that the exceptions in this clause (iii) shall not be deemed to apply to Section 4.4, Section 4.5 and Section 4.20(c) or the conditions to closing related thereto), (iv) any natural disaster (including any earthquake, hurricane, tropical storm or depression, tsunami, tornado, flood, mudslide, wild fire, volcanic eruption or other natural disaster), act of nature or other force majeure event or any epidemic, disease, outbreak or pandemic (including COVID-19), (v) any national or international political or social conditions in countries in which Covalto or its Subsidiaries operates, including the engagement by the United States or Mexico in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or Mexico, or any territories, possessions, or diplomatic or consular offices of the United States or Mexico or upon any United States or Mexico military installation, equipment or personnel, (vi) any failure of Covalto or its Subsidiaries to meet any financial or operational projections, forecasts, or budgets (provided that this clause (vi) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet financial or operational projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect)), or (vii) any change, event, circumstance, occurrence, effect, development or state of facts generally applicable to the industries or markets in which Covalto or its Subsidiaries operates, including increases in the cost of products, supplies, services, materials or other goods purchased from suppliers, landlords, vendors, licensors or distributors, (viii) any change, event, circumstance, occurrence, effect, development or state of facts to the extent actually known by LIVB, or (ix) any action taken by, or at the written request of, LIVB; provided that in the case of clauses (i), (ii), (v) and (vii) such changes may be taken into account to the extent (but only to the extent) that such changes have had or would reasonably be expected to have a disproportionate and adverse impact on Covalto and its Subsidiaries, taken as a whole, as compared to other industry participants in the industries or markets in which such entities operate, but only to the extent of the incremental disproportionate and adverse impact on such entities.

“Company Subsidiaries” has the meaning specified in Section 4.2.

“Company Transaction Expenses” means all accrued fees, costs and expenses of the Company and its Subsidiaries incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of the Company and its Subsidiaries, whether paid or unpaid prior to the Closing.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of March 16, 2022, by and between Covalto and LIVB.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, Governmental Order, consent, clearance or approval to be obtained from, filed with or delivered to, a Governmental Authority or other Person.

“Contracts” means any written or oral contracts, agreements, licenses, subcontracts, leases, subleases, concessions and purchase orders and other commitments or arrangements, in each case that are legally binding upon a Person or its properties or assets.

“Contribution Agreement” has the meaning specified in the Recitals hereto.

“Contributions” has the meaning specified in the Contribution Agreement.

“Covalto” has the meaning specified in the Preamble hereto.

“Covalto Articles of Association” means the amended and restated articles of association of Covalto, as adopted by special resolution passed on October 5, 2020.

“Covalto Class A Ordinary Share” means the Class A ordinary shares of Covalto, par value US$0.0001 per share, with the rights, preferences and privileges set forth in the Closing Amended and Restated Covalto Articles of Association.

“Covalto Class B Ordinary Share” means the Class B ordinary shares of Covalto, par value US$0.0001 per share, with the rights, preferences and privileges set forth in the Closing Amended and Restated Covalto Articles of Association.

“Covalto Contribution” has the meaning specified in the Contribution Agreement.

“Covalto Effective Time” means the time at which the Pre-Closing Capital Restructuring is effected.

“Covalto Equity Plan” means the Covalto Ltd. 2018 Share Plan.

“Covalto Equity Value” means $525,000,000.

“Covalto Ordinary Shares” means the ordinary shares of Covalto, par value US$0.0001 per share, with the rights, preferences and privileges set forth in the Covalto Articles of Association, as amended or amended and restated from time-to-time.

“Covalto Pre-Closing Holder” means each Person who holds Covalto Ordinary Shares (after giving effect to the Covalto Preferred Conversion) at the Covalto Effective Time.

“Covalto Preferred Conversion” has the meaning specified in Section 3.1(b).

“Covalto Preferred Shares” means the Series Seed-1-A Preference Shares of a nominal or par value of US$0.0001 each, the Series Seed-1-B Preference Shares of a nominal or par value of US$0.0001 each, the Series Seed-1-C Preference Shares of a nominal or par value of US$0.0001 each, the Series Seed-1-D Preference Shares of a nominal or par value of US$0.0001 each, the Series A Preference Shares of a nominal or par value of US$0.0001 each, the Series B Preference Shares of a nominal or par value of US$0.0001 each, the Series B BHCA Preference Shares of a nominal or par value of US$0.0001 each, the Series B-1 Preference Shares of a nominal or par value of US$0.0001 each and the Series B-1 BHCA Preference Shares of a nominal or par value of US$0.0001 each, each with the rights, preferences and privileges set forth in the Covalto Articles of Association.

“Covalto Related Parties” has the meaning specified in Section 10.3(b).

“Covalto Shareholder Resolutions” has the meaning specified in the definition of “Required Covalto Shareholder Approval.”

“Covalto Shares” means the Covalto Ordinary Shares and Covalto Preferred Shares.

“Covalto Value Per Ordinary Share” means $10.00.

“Covalto Written Consents” has the meaning specified in the definition of “Required Covalto Shareholder Approval.”

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and Prevention and the World Health Organization) in each case in connection with, related to or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES) or any changes thereto.

“Covalto Co-Founders” shall mean Mr. David Poritz and Mr. Allan Apoj.

“CTB Election” has the meaning specified in the Recitals hereto.

“D&O Tail” has the meaning specified in Section 8.5(b).

“Data Security Requirements” means, collectively, any and all of the following to the extent governing the Processing of Personal Information or otherwise relating to data privacy, security, or security breach notification requirements and directly applicable to the Company Group: (a) privacy policies, (b) data privacy notices and any requests or requirements related thereto, (c) applicable Laws, (d) industry self-regulatory standards applicable to the protection or Processing of Personal Information to which the Company Group purports to adhere, including PCI-DSS to the extent applicable, (e) any obligations on any member of the Company Group under any Contracts, and (f) binding guidance issued by any Governmental Authority that pertains to any of the applicable Laws or principles outlined in the foregoing clauses (b) or (c).

“Earn-Out Shares” has the meaning specified in Section 3.8(a).

“Effective Times” has the meaning specified in Section 2.2.

“Enforceability Exceptions” has the meaning specified in Section 4.3.

“Environmental Laws” means any and all applicable Laws relating to pollution, human health and safety or protection of the environment (including natural resources), or the use, storage, emission, distribution, transport, handling, disposal or release of, or exposure of any Person to, Hazardous Materials.

“Equity Incentive Plan” has the meaning specified in Section 8.8.

“Equity Securities” means, with respect to any Person, (a) any shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interest in, such Person, (b) any securities of such Person convertible into or exchangeable for cash or shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, (c) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, (d) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person, and (e) any securities issued or issuable with respect to the securities or interests referred to in clauses (a) through (d) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“ERISA” has the meaning specified in Section 4.13(a).

“ERISA Affiliate” has the meaning specified in Section 4.13(g).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.4(a).

“Exchange Agreement” has the meaning specified in the Recitals hereto.

“Exchange Rate” means the Mexican pesos and United States dollars exchange rate reported by Banco de México and published in the Federal Official Gazette (Diario Oficial de la Federación).

“Existing Covalto Option” means each option to purchase Covalto Ordinary Shares pursuant to the Covalto Equity Plan.

“Existing Covalto Optionholder” means a holder of Existing Covalto Options.

“Existing Covalto Shareholders’ Agreements” means (a) the Amended and Restated Voting Agreement dated 16 October 2020 between the Company, the Investors (as defined therein) and the Common Holders (as defined therein); (b) the Amended and Restated First Refusal and Co-sale Agreement dated 16 October 2020 between the Company, the Investors (as defined therein) and the Common Holders (as defined therein); and (c) the Amended and Restated Investors’ Rights Agreement dated 16 October 2020 between the Company, the Investors (as defined therein) and the Founders (as defined therein).

“Existing Covalto Warrantholder” means a holder of Existing Covalto Warrants.

“Existing Covalto Warrants” means each warrant to purchase Covalto Ordinary Shares or Covalto Preferred Shares, including the warrants with respect to Covalto set forth on Schedule I hereto.

“Existing Covalto Warrant Conversion” has the meaning specified in Section 3.1(b).

“Financial Statements” has the meaning specified in Section 4.8(a).

“Fraud” means, with respect to a Party, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article 4 or Article 5 (as applicable); provided that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Section 1.3(a) of the LIVB Disclosure Schedule (in the case of LIVB) or Section 1.3(b) of the Company Disclosure Schedule (in the case of Covalto) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to, in the case of Covalto, Article 4, or, in the case of LIVB, Article 5, in each case, as qualified by the Schedules to this Agreement, were actually breached when made, with the express intention that the other Parties to this Agreement rely thereon to their detriment.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Government Official” means any officer or employee of a Governmental Authority, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any such Governmental Authority or on behalf of any such public organization.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, arbitral body (public or private) or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, ruling, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under Environmental Laws, including petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per and polyfluoroalkyl substances, flammable or explosive substances, or pesticides.

“IFRS” means International Financial Reporting Standards.

“Indebtedness” means, with respect to any Person as of any time, without duplication, (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, all indebtedness for borrowed money of such Person or indebtedness issued by such Person in substitution or exchange for borrowed money, (b) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, in each case, as of such time of such Person, (c) all obligations for the deferred purchase price of property or other services (other than trade payables incurred in the ordinary course of business that are not past due), (d) all obligations as lessee that are required to be capitalized in accordance with IFRS or GAAP, as applicable, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, to the extent drawn or claimed against, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, (h) all liabilities under any unfunded or underfunded pension or deferred compensation plans, and all accrued but unpaid bonuses, retention payments, incentive compensation and severance, in each case owed or payable to any current or former Company Group Service Provider as of the Closing Date, plus the employer portion of any payroll taxes associated with any such payments and (h) all obligations of the type referred to in clauses (a) through (h) of this definition of any other Person, the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. Notwithstanding anything to the contrary contained herein, “Indebtedness” of any Person shall not include any item that would otherwise constitute “Indebtedness” of such Person that is an obligation between such Person and any wholly-owned Subsidiary of such Person or between any two or more wholly-owned Subsidiaries of such Person.

“Intellectual Property” means any and all intellectual property rights and similar proprietary rights in any jurisdiction in the world, whether registered or unregistered, including any and all of the following: (a) patents, patent applications and patent disclosures and improvements thereto (together with all reissuances, continuations, continuations-in-part, divisions, revisions, provisionals, renewals, extensions, and reexaminations of any of the foregoing), (b) trademarks, service marks, service names, brand names, certification marks, trade dress, trade names, corporate names, logos and slogans, designs and Internet domain names, and any and all other indicia of source or origin together, including all goodwill associated with each of the foregoing, (c) copyrights and copyrightable works and works of authorship and any and all renewals, extensions, reversions, restorations, derivative works and moral rights in connection with the foregoing, now or hereafter provided by applicable Law, regardless of the medium of fixation or means of expression, (d) intellectual property rights in Software (including object code and source code), (e) intellectual property rights in data, database, and collections of data, (f) intellectual property rights in usernames, keywords, tags, and other social media identifiers and accounts for all third-party social media sites, (g) Trade Secrets and know-how (including manufacturing and production processes and research and development information), confidential and proprietary information, including processes, data and inventions, technical data, algorithms, formulae, procedures, protocols, techniques, results of experimentation and testing, and business information (including financial and marketing plans, customer and supplier lists, and pricing and cost information), (h) rights of publicity, privacy and commercial rights, and (i) any and all other registrations and applications (whether provisional, pending or final) for any item referenced in any of the foregoing clauses and all rights in and to any for any item referenced in any of the foregoing clauses, and all common law rights thereto.

“Intended U.S. Tax Treatment” has the meaning specified in Section 8.4(a).

“Interim Financial Statements” has the meaning specified in Section 4.8(a).

“Interim Period” has the meaning specified in Section 6.1.

“International Plan” means any Company Group Benefit Plan that is not solely a U.S. Plan.

“IPO” has the meaning specified in Section 6.3.

“IPO Prospectus” has the meaning specified in Section 5.8.

“IRS” means the U.S. Internal Revenue Service.

“IT Systems” means Software, computer firmware or middleware, computer hardware, electronic data processing and telecommunications networks, network equipment, data communication lines, databases, interfaces, platforms, peripherals, computer systems, servers, routers, workstations, co-location facilities, including any outsourced systems, processes and other information technology assets, systems or equipment, including all documentation related to the foregoing, in each case, that are owned, leased, licensed by, or otherwise relied on or held for use by any member of the Company Group.

“JOBS Act” has the meaning specified in Section 8.11.

“Key Employee” means any Company Group Employee (a) whose most recent annual base compensation amount was in excess of $150,000 or (b) that holds an Executive Vice President title or higher.

“Law” means any statute, act, code, law (including common law), ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by Covalto or any of its Subsidiaries.

“Leases” has the meaning specified in Section 4.19(a).

“Licensed Intellectual Property” means any and all Intellectual Property owned by a third party and licensed or sublicensed (or purported to be licensed or sublicensed) to any member of the Company Group.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, license, option, right of first refusal, security interest or other lien of any kind.

“LIVB” has the meaning specified in the Preamble hereto.

“LIVB Articles of Association” means the Amended and Restated Memorandum and Articles of Association of LIVB, as in effect on the date hereof.

“LIVB Board” has the meaning specified in the Recitals hereto.

“LIVB Board Recommendation” has the meaning specified in the Recitals hereto.

“LIVB Class A Ordinary Shares” means the class A ordinary shares, par value $0.0001 per share, of LIVB.

“LIVB Class B Ordinary Shares” means the class B ordinary shares, par value $0.0001 per share, of LIVB.

“LIVB Closing Share Consideration” means with respect to each LIVB Ordinary Share, one newly-issued Covalto Class A Ordinary Share, to be issued by Covalto at the LIVB Effective Time.

“LIVB Disclosure Schedule” means the disclosure schedules of LIVB dated the date of this Agreement and delievered by LIVB to Covalto in connection with the execution of this Agreement.

“LIVB Effective Time” has the meaning specified in Section 2.2.

“LIVB Expenses” means the aggregate amount of all out-of-pocket fees, costs and expenses of LIVB incurred prior to and through the Closing Date other than any such fees, costs and expenses as shall have been paid in full prior to the Closing Date, including (i) in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing and the consummation of the Transactions, (ii) deferred underwriting fees related to LIVB’s initial public offering, (iii) fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of LIVB, and (iv) each other expense set forth on Schedule III hereto.

“LIVB Intervening Event” means any fact, circumstance, event, development, change or condition or combination thereof that (x) was not known or reasonably foreseeable to LIVB as of the date of this Agreement and becomes known to LIVB after the date hereof and prior to the receipt of the LIVB Shareholder Approval, (y) does not relate to an Alternate Business Combination proposal; and (z) constitutes a LIVB Material Adverse Effect; provided, however, that (1) any change in the price or trading volume of LIVB Ordinary Shares and (2) any change, event, circumstance, occurrence, effect, development or state of facts that is excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur shall in the case of clause (x) of this definition be excluded for purposes of determining whether a LIVB Intervening Event has occurred.

“LIVB Intervening Event Notice” has the meaning specified in Section 8.2(b)(ii).

“LIVB Intervening Event Notice Period” has the meaning specified in Section 8.2(b)(ii).

“LIVB Material Adverse Effect” means, any change, event, circumstance, occurrence, effect, development or state of facts that, individually or in the aggregate, with any other change, event, circumstance, occurrence, effect, development or state of facts has had or would reasonably be expected to prevent or materially delay or materially impair the ability of LIVB and Sponsor to consummate the Transactions. Notwithstanding the foregoing, the amount of the LIVB Shareholder Redemptions or the failure to obtain the LIVB Shareholder Approval shall not be deemed to be a LIVB Material Adverse Effect.

“LIVB Material Contract” has the meaning specified in Section 5.6.

“LIVB Ordinary Shares” means the LIVB Class A Ordinary Shares and the LIVB Class B Ordinary Shares.

“LIVB Permits” has the meaning specified in Section 5.5(e).

“LIVB Plan of Merger” has the meaning specified in Section 2.2.

“LIVB Shareholder Approval” means the vote of the shareholders of LIVB set forth in the Proxy Statement / Prospectus to the extent required to approve the LIVB Shareholder Matters.

“LIVB Shareholder Matters” means (a) the adoption and approval of this Agreement and the Transactions (the “Business Combination Proposal”), (b) the adoption and approval of each other proposal that either the

SEC or NASDAQ (or the respective staff members thereof) indicates is necessary or appropriate in its comments to the Proxy Statement / Prospectus or in correspondence related thereto, (c) the adoption and approval of each other proposal reasonably agreed to by LIVB and Covalto as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Transaction Agreements, and (d) the adoption and approval of a proposal for the adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing.

“LIVB Shareholder Redemption” has the meaning specified in Section 8.2(a)(i).

“LIVB Specified Representations” has the meaning specified in Section 9.3(a)(i).

“LIVB Permits” has the meaning specified in Section 5.5(e).

“LIVB Warrant” means a warrant entitling the holder to purchase one LIVB Class A Ordinary Share per warrant.

“Mandatorily Convertible Notes” has the meaning specified in the Recitals hereto.

“Mandatorily Convertible Noteholders” has the meaning specified in the Recitals.

“Material Contracts” has the meaning specified in Section 4.12(a).

“Merger” has the meaning specified in the Recitals hereto.

“Merger Sub” has the meaning specified in the Preamble hereto.

“Most Recent Balance Sheet” has the meaning specified in Section 4.8(a).

“Multiemployer Plan” has the meaning specified in Section 4.13(g).

“NASDAQ” means the NASDAQ Global Select Market and any successor stock exchange or inter dealer quotation system operated by the Nasdaq Stock Market, LLC or any successor thereto.

“New Covalto” means Covalto Ltd. following and after giving effect to the Transactions.

“New Covalto Options” has the meaning specified in Section 3.1(f).

“New Covalto Warrants” has the meaning specified in Section 3.1(a).

“OFAC” has the meaning specified in the definition of Sanctions Laws.

“Open Source Code” has the meaning specified in Section 4.20(f).

“Organizational Documents” has the meaning specified in Section 4.1.

“Outstanding Company Equity Securities” means (a) the Covalto Ordinary Shares outstanding at the Covalto Effective Time (after giving effect to the Covalto Preferred Conversion) and (b) the Covalto Ordinary Shares that, immediately prior to the Covalto Effective Time, are issuable upon (i) exercise in full of all Existing Covalto Options (whether or not vested or currently exercisable) and (ii) exercise in full of all Existing Covalto Warrants, in the case of each of clause (i) and clause (ii), after giving effect to the Pre-Closing Capital Restructuring.

“Owned Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned by any member of the Company Group.

“Owned Software” has the meaning specified in Section 4.20(f).

“Party” or “Parties” has the meaning specified in the Preamble hereto.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” has the meaning specified in Section 4.11.

“Permitted Liens” means (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, and that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions, in each case only to the extent appropriate reserves have been established in accordance with IFRS, (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (c) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions and for which appropriate reserves have been established in accordance with IFRS, (d) Liens, encumbrances and restrictions on real property (including defects or imperfections of title, easements, encroachments, covenants, rights of way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property and similar restrictions of record and other similar charges or encumbrances) that do not materially interfere with the value or the present uses of such real property, (e) non-exclusive licenses and other non-exclusive rights with respect to Intellectual Property granted in the ordinary course of business, (f) Liens that secure obligations that are reflected as liabilities on the Most Recent Balance Sheet (which such Liens are referenced, or the existence of which such Liens is referred to, in the notes to the Most Recent Balance Sheet), (g) other Liens arising in the ordinary course of business and not incurred in connection with the Indebtedness of Covalto and its Subsidiaries and (h) Liens that do not, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of Covalto and its Subsidiaries, taken as a whole.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Personal Information” means information that, alone or in combination with other information, identifies, describes, is reasonably capable of being associated with, or could reasonably be linked with a natural individual, including name, address, geolocation information, Internet Protocol (IP) addresses, financial information or other information that constitutes “personal information” or “personal data” under applicable Laws.

“Pre-Closing Capital Restructuring” has the meaning specified Section 3.1(c).

“Pre-Closing Covalto Share Number” means (A) the quotient of (i) the Covalto Equity Value divided by (ii) the Covalto Value Per Ordinary Shares, minus (B) the number of Covalto Class A Ordinary Shares issuable in respect of (x) all New Covalto Warrants exchanged for Existing Covalto Warrants pursuant to Section 3.1(a)(ii) and (y) New Covalto Options.

“Promissory Note” has the meaning specified in the Redemption Agreement.

“Pro Rata Share” means, with respect to (a) each Covalto Pre-Closing Holder, a fraction expressed as a percentage equal to (i) the number of Covalto Ordinary Shares held by such Covalto Pre-Closing Holder immediately following the Covalto Preferred Conversion divided by (ii) the sum of (x) the number of all Covalto Ordinary Shares plus (y) the total number of Covalto Ordinary Shares issued or issuable upon the exercise of

New Covalto Options plus (z) the number of Covalto Ordinary Shares issued or issuable in respect of the exercise of New Covalto Warrants exchanged for Existing Covalto Warrants pursuant to Section 3.1(a)(ii) (this clause (ii), the “Earn Out Denominator”); and (b) each Existing Covalto Optionholder or Existing Covalto Warrantholder as of immediately prior to the Effective Time, a fraction expressed as a percentage equal to (i) the number of Covalto Ordinary Shares issued or issuable upon exercise of such holder’s New Covalto Options (if any) or New Covalto Warrants (if any) divided by (ii) the Earn Out Denominator, in each case with such adjustments to give effect to rounding as Covalto may determine in its reasonable discretion; provided, however, as to (a) and (b), in no event shall the aggregate Pro Rata Share exceed 100%.

“Processing” means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal, disclosure or other activity regarding data (whether electronically or in any other form or medium), including Personal Information.

“Proxy Clearance Date” has the meaning specified in Section 8.2(a)(i).

“Proxy Statement / Prospectus” has the meaning specified in Section 8.2(a)(i).

“Public Stockholders” has the meaning specified in Section 6.3.

“Registered Intellectual Property” has the meaning specified in Section 4.20(a).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” has the meaning specified in Section 8.2(a)(i).

“Release Date” has the meaning specified in Section 3.8(a)(i).

“Released Claims” has the meaning specified in Section 6.3.

“Reorganization Covenants” has the meaning specified in Section 8.4(f).

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, and consultants of such Person.

“Required Covalto Shareholder Approval” means the approval of this Agreement and the Transactions by (i) special resolution (as defined in the Cayman Companies Act) of the shareholders of Covalto (the “Covalto Shareholder Resolutions”) and (ii) the written consent of holders of (a) a majority of the outstanding Covalto Preferred Shares and (b) a majority of the outstanding Covalto Ordinary Shares held by the Founders (as defined in the Covalto Articles of Association) (the “Covalto Written Consents”), in accordance with the Covalto Articles of Association and applicable Law.

“Required LIVB Shareholder Approval” means the approval of each Required Transaction Proposal by the affirmative vote or written consent of the holders of the requisite number of LIVB Ordinary Shares entitled to vote thereon, whether in person or by proxy at the Special Meeting (or any adjournment thereof), in accordance with the LIVB Articles of Association and applicable Law.

“Required Transaction Proposals” means, collectively, approval of the LIVB Shareholder Matters, including the Business Combination Proposal.

“Sanctioned Country” means any country or region that is currently the subject or target of a comprehensive embargo under Sanctions Laws, at the time of this Agreement Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk People’s Republic, and Luhansk People’s Republic regions of Ukraine.

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws, including: (a) any Person listed on any U.S. or non-U.S. sanctions- or export-related restricted or prohibited party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, OFAC’s Sectoral Sanctions Identification List, the Entity, Denied Persons and Unverified Lists maintained by the U.S. Department of Commerce, the UN Security Council Consolidated List, and the EU Consolidated List; (b) any Person that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons listed on OFAC’s Specially Designated Nationals and Blocked Persons List; or (c) any national of a Sanctioned Country.

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”), or the U.S. Department of State, the United Nations Security Council, and the European Union.

“Schedules” means, collectively, the Company Disclosure Schedules and LIVB Disclosure Schedules.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning specified in Section 5.10(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities Laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Signing Filing” has the meaning specified in Section 8.9(c).

“Signing Press Release” has the meaning specified in Section 8.9(c).

“Software” means software and computer programs, whether in source code or object code form, and including (a) databases and collections of data, (b) software implementations of algorithms, models, and methodologies, firmware, application programming interfaces, (c) descriptions, schematics, specifications, flow charts and other work product used to design, plan, organize and develop any of the foregoing, and (d) documentation, including user documentation, user manuals and training materials, files, and records relating to any of the foregoing.

“Special Meeting” has the meaning specified in Section 8.2(a)(i).

“Sponsor” means LIV Capital Acquisition Sponsor II, L.P., a Cayman Islands exempted limited partnership.

“Sponsor Voting Agreement” has the meaning specified in the Recitals hereto.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Surviving Entities” means, collectively, New Covalto and the Surviving LIVB Entity.

“Surviving LIVB Entity” has the meaning specified in the Recitals hereto.

“Surviving Provisions” has the meaning specified in Section 10.2.

“Tax” means any U.S. federal, state, provincial, territorial, local, non-U.S. and other tax, charge, impost, levy, duty, or governmental assessment of any kind in the nature of a tax, including alternative or add-on minimum, net income, franchise, gross income, adjusted gross income, gross receipts, employment related (including employee withholding or employer payroll), ad valorem, transfer, license, sales, use, escheat, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, or estimated tax, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto (or in lieu thereof).

“Tax Grant” means any Tax exemption, Tax holiday, reduced Tax rate or other Tax benefit granted by a Taxing Authority with respect to a Company Group that is not generally available without specific application therefor.

“Tax Return” means any return, schedule, form, report, statement, refund claim, declaration, information return, estimate or other document filed or required to be filed in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Taxing Authority” means the IRS or any other Governmental Authority responsible for the administration, imposition, regulation, enforcement, assessment, determination or collection of any Tax.

“Termination Date” has the meaning specified in Section 10.1(c).

“Termination Fee” has the meaning specified in Section 10.3.

“Trade Controls” has the meaning specified in Section 4.27(a).

“Trade Secrets” means, collectively, trade secrets, know-how, confidential research and development information, formulae, confidential price and cost information, processes, and other confidential information or proprietary rights.

“Trading Day” shall mean any day on which Covalto Class A Ordinary Shares are tradeable on the principal securities exchange or securities market on which Covalto Class A Ordinary Shares are then traded.

“Transaction Agreements” shall mean this Agreement, the Sponsor Voting Agreement, the Company Voting Agreement, the Registration Rights Agreement, the Exchange Agreements, the Contribution Agreement, the Closing Amended and Restated Covalto Articles of Association and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transaction Litigation” has the meaning specified in Section 8.1(b).

“Transactions” means the transaction contemplated by this Agreement, including the Pre-Closing Capital Restructuring, CTB Election and the Merger.

“Transfer Taxes” has the meaning specified in Section 8.4(a).

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 5.8.

“Trust Agreement” has the meaning specified in Section 5.8.

“Trustee” has the meaning specified in Section 5.8.

“U.S. Plan” means any Company Group Benefit Plan that covers Company Group Service Providers located primarily in the United States.

“VWAP” means, on any Trading Day on or after the Closing Date, the volume weighted average of the trading prices of the Covalto Class A Ordinary Shares on the principal securities exchange or securities market on which Covalto Class A Ordinary Shares are then traded or quoted for purchase and sale (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source selected by Covalto); provided that if there shall occur any change in the outstanding Covalto Class A Ordinary Shares as a result of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend, the VWAP shall be equitably adjusted to reflect such change.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws.

Section 1.2. Construction. (a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).

(b) When used herein with respect to Covalto or its Subsidiaries, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of Covalto’s and its Subsidiaries’ business, consistent with past practice (including recent past practice in response to COVID-19 or COVID-19 Measures).

(c) Unless the context of this Agreement otherwise requires, references to Contracts shall be deemed to include all subsequent amendments and other modifications thereto (subject to any restrictions on amendments or modifications set forth in this Agreement).

(d) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to Laws shall be construed as including all Laws consolidating, amending or replacing the Law.

(e) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(f) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under IFRS.

(h) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 9:00 a.m. Eastern Time on August 17, 2022 to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” maintained on box.com under the title “Project Meteor” or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.

(i) References to “$” or “dollar” or “US$” shall be references to United States dollars unless otherwise specified.

Section 1.3. Knowledge. As used herein, the phrase “to the knowledge of” shall mean the knowledge, following reasonable inquiry of direct reports, of (a) with respect to LIVB, the individuals listed on Section 1.3(a) of the LIVB Disclosure Schedule and (b) with respect to Covalto, the individuals listed on Section 1.3(b) of the Company Disclosure Schedule.

ARTICLE 2

THE MERGER

Section 2.1. The Merger. At the LIVB Effective Time, on the terms and subject to the conditions set forth herein and in accordance with applicable Law LIVB and Merger Sub shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into LIVB, following which the separate existence of Merger Sub shall cease and LIVB shall continue as the Surviving LIVB Entity after the Merger for the purpose of the Cayman Companies Act and as a direct, wholly-owned Subsidiary of New Covalto.

Section 2.2. Effective Time. On the terms and subject to the conditions set forth herein, on the Closing Date, LIVB, the Company and Merger Sub shall cause the Merger to be consummated by filing the plan of merger in substantially the form of Exhibit E attached hereto (the “LIVB Plan of Merger”) together with all other documents required to be filed pursuant to Part XVI of the Cayman Companies Act with the Registrar of Companies in the Cayman Islands in accordance with the applicable provisions of Laws of the Cayman Islands, the date of the registration of the LIVB Plan of Merger by the Registrar of Companies in the Cayman Islands, or such later date as may be specified in the LIVB Plan of Merger, will be the effective date of and constitute the consummation of the Merger (the “LIVB Effective Time” and, together with the Covalto Effective Time, the “Effective Times”).

Section 2.3. Effect of the Merger. The effect of the Merger shall be as provided in this Agreement, the LIVB Plan of Merger and the applicable provisions of the Law of the Cayman Islands. Without limiting the generality of the foregoing, and subject thereto, at the LIVB Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and LIVB shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving LIVB Entity and LIVB, including all of its assets, shall become a wholly-owned subsidiary of Covalto.

Section 2.4. Governing Documents.

(a) Pursuant to the Pre-Closing Capital Restructuring, the Covalto Articles of Association shall be amended and restated to the form of the Closing Amended and Restated Covalto Articles of Association, which shall be the memorandum and articles of association of Covalto from and after the Covalto Effective Time.

(b) Covalto shall take the actions necessary to terminate each of the Existing Covalto Shareholders’ Agreements, and LIVB shall take the actions necessary to terminate the Registration Rights Agreement, each effective as of the LIVB Effective Time.

(c) At the LIVB Effective Time, the LIVB Articles of Association shall be amended and restated to be in substantially the same form of the memorandum and articles of association of Merger Sub in effect immediately prior to the LIVB Effective Time, which shall be the memorandum and articles of association of the Surviving LIVB Entity from and after the LIVB Effective Time except that the name of the Surviving LIVB Entity shall be replaced with Covalto Merger I Corp. (the “Closing LIVB Articles of Association”).

Section 2.5. Directors and Officers of the Surviving Entities.

(a) Immediately after the Effective Times, (i) the board of directors of Covalto shall be amended in accordance with the provisions of Section 6.9(a) hereof and (ii) the officers of Covalto immediately prior to the Covalto Effective Time shall be the officers of Covalto as of such time.

(b) Immediately after the LIVB Effective Time, (i) the board of directors of the Surviving LIVB Entity shall be the board of directors appointed by Covalto prior to the LIVB Effective Time and (ii) the officers of Covalto immediately prior to the LIVB Effective Time shall be the officers of the Surviving LIVB Entity.

Section 2.6. Further Assurances. If, at any time after any Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or any other Transaction Agreement and to vest New Covalto and the Surviving LIVB Entity following the Merger (as applicable) with full right, title and possession to all assets, property, rights, privileges, powers and franchises of LIVB, Covalto and Merger Sub (as applicable), the applicable directors, managers, officers, members of LIVB, Covalto and Merger Sub (or their designees) are fully authorized in the name of their respective companies to take, and will take, and to cause their Affiliates and Representatives to take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement or any other Transaction Agreement.

Section 2.7. Withholding. Notwithstanding any other provision in this Agreement, LIVB, New Covalto, Merger Sub and the Surviving LIVB Entity and their respective Affiliates and agents shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement, any amounts that are required to be deducted or withheld with respect to the making of such payments under applicable Law; provided that (other than any compensatory payments to be made pursuant to this Agreement) there shall be no withholding of U.S. federal income tax in respect of the transaction if the certifications required under Section 6.5 are provided; provided that no Party reasonably determines that there has been a change in applicable Law. To the extent that any amounts are so deducted and withheld and properly remitted to the applicable Governmental Authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE 3

CLOSING; MERGER CONSIDERATION

Section 3.1. Treatment of Covalto.

(a) Covalto Warrants. (i) At 11:59 p.m. Eastern Time on the Business Day prior to the Closing Date, each issued, outstanding and unexercised Existing Covalto Warrant set forth on Schedule I (together with any other Existing Covalto Warrant for which the holder thereof has agreed, following the date hereof and prior to the Closing, to convert) shall be converted into Covalto Ordinary Shares (the “Existing Covalto Warrant Conversion”).

(ii) On the Closing Date, each other Existing Covalto Warrant issued, outstanding and unexercised as of immediately prior to the Covalto Effective Time, shall be exchanged for a warrant (a “New Covalto Warrant”) to purchase an amount of Covalto Class A Ordinary Shares equal to the number of Covalto Ordinary Shares or Covalto Preferred Shares, as applicable, for which the Existing Covalto Warrant is exercisable as of immediately prior to the Covalto Effective Time, as adjusted to give effect to this Agreement and the Transactions, including the Covalto Preferred Conversion, the issuance of the LIVB Closing Share Consideration, the Closing True-Up, the Earn-Out Shares, and the other issuances of Covalto Class A Ordinary Shares and Covalto Class B Ordinary Shares contemplated by this Article 3, subject to substantially similar conversion procedures as included in such Existing Covalto Warrant.

(b) Covalto Preferred Shares. Effective immediately prior to the Pre-Closing Capital Restructuring, and pursuant to a conversion direction notice to be executed by the applicable holders of Covalto Preferred Shares, each Covalto Preferred Share shall convert into one Covalto Ordinary Share in accordance with the terms of the Covalto Articles of Association (the “Covalto Preferred Conversion”).

(c) Pre-Closing Capital Restructuring. Effective immediately following the Covalto Preferred Conversion and immediately prior to the LIVB Effective Time and in accordance with the Required Covalto Shareholder Approval: (i) each Covalto Ordinary Share shall be re-designated as a Covalto Class A Ordinary Share; (ii) each authorised and unissued Covalto Preferred Share shall be cancelled; (iii) new Covalto Class B Ordinary Shares shall be created; (iv) an increase to the number of Covalto Class A Ordinary Shares shall be authorized; and (v) the Closing Amended and Restated Covalto Articles of Association shall be adopted (together these steps the “Pre-Closing Capital Restructuring”).

(d) Covalto Class B Ordinary Share Exchange. Effective immediately following the Covalto Effective Time, the Covalto Co-Founders shall exchange their Covalto Class A Ordinary Shares for Covalto Class B Ordinary Shares, in accordance with the Exchange Agreements.

(e) Concurrently with the LIVB Effective Time, the Company shall issue to the holders of Covalto Class A Ordinary Shares and Covalto Class B Ordinary Shares (with each receiving its pro rata portion) (other than, for the avoidance of doubt, the Rollover Parties (as defined in the Contribution Agreement) a number of Covalto Class A Ordinary Shares and Class B Ordinary Shares (the “Closing True-Up”) such that, upon giving effect to the LIVB Closing Share Consideration, the Covalto Preferred Conversion, Closing True-Up, the Pre-Closing Capital Restructuring, the Existing Covalto Warrant Conversion, the number of Covalto Class A Ordinary Shares outstanding shall be the Pre-Closing Covalto Share Number.

(f) Covalto Options. At the Covalto Effective Time, each Existing Covalto Option (whether vested or unvested) that is outstanding and unexercised as of immediately prior to the Covalto Effective Time shall be adjusted to an option to purchase Covalto Class A Ordinary Shares (except with respect to any Existing Covalto Option held by the Covalto Co-Founders, which shall be adjusted to an option to purchase Covalto Class B Ordinary Shares) (as adjusted, each, a “New Covalto Option”). Each such New Covalto Option as so adjusted shall continue to have, and shall be subject to, the same terms and conditions as applied to the underlying Existing Covalto Option immediately prior to the Covalto Effective Time (but taking into account any changes or adjustments thereto by reason of this Agreement or the Transactions). Each such New Covalto Option as so adjusted shall be an option to acquire that number of whole Covalto Class A Ordinary Shares (rounded down to the nearest whole share) equal to the number of Covalto Ordinary Shares subject to such Existing Covalto Option immediately prior to the Covalto Effective Time, with an exercise price per share of Covalto Class A Ordinary Shares (rounded up to the nearest whole cent) equal to the exercise price per share subject to such Existing Covalto Option immediately prior to the Covalto Effective Time, in each case, as adjusted proportionally to give effect to this Agreement and the Transactions, including the Closing True-Up and the Pre-Closing Capital Restructuring. Notwithstanding anything in this Section 3.1(f) to the contrary, the exercise price and the number of Covalto Class A Ordinary Shares subject to the New Covalto Option shall be determined in a manner consistent with the requirements of Section 409A of the Code.

(g) CTB Election. On or prior to the date of the Closing Date, Covalto shall file an election with the IRS on IRS Form 8832 pursuant to Treasury Regulations Section 301.7701-3(c), which shall be effective as of the Closing Date, to be classified as an association taxable as a corporation for U.S. federal income tax purposes.

Section 3.2. Contribution. On the Closing Date, after the conditions to the obligation of the Parties to consummate the Closing set forth in Article 9 of this Agreement have been satisfied, but before the LIVB Effective Time, the Covalto Contribution shall be effected pursuant to the Contribution Agreement.

Section 3.3. Effect of Merger. On the Closing Date, immediately after the Covalto Effective Time, on the terms and subject to the conditions set forth herein, at the LIVB Effective Time, by virtue of the Merger and without any further action on the part of any Party or any other Person, the following shall occur:

(a) LIVB Ordinary Shares. Each LIVB Ordinary Share issued and outstanding immediately prior to the LIVB Effective Time will be automatically surrendered and exchanged for the right to receive the LIVB Closing Share Consideration.

(b) Treatment of LIVB Warrants. At the LIVB Effective Time, each LIVB Warrant that is outstanding and unexercised immediately prior to the LIVB Effective Time shall be converted into and become an equivalent New Covalto Warrant, and New Covalto shall assume each such LIVB Warrant in accordance with its terms (as in effect as of the date of this Agreement). All rights with respect to LIVB Ordinary Shares underlying the LIVB Warrants assumed by New Covalto shall thereupon be converted into rights with respect to Covalto Class A Ordinary Shares. Accordingly, from and after the LIVB Effective Time: (i) each LIVB Warrant assumed by New Covalto may be exercised solely for Covalto Class A Ordinary Shares; (ii) the number of Covalto Class A Ordinary Shares subject to each LIVB Warrant assumed by New Covalto shall be the number of LIVB Ordinary Shares that were subject to such LIVB Warrant, as in effect immediately prior to the LIVB Effective Time; (iii) the per share exercise price for the Covalto Class A Ordinary Shares issuable upon exercise of each LIVB Warrant assumed by New Covalto shall be the per share exercise price of LIVB Ordinary Shares subject to such LIVB Warrant, as in effect immediately prior to the LIVB Effective Time; and (iv) any restriction on the exercise of any LIVB Warrant assumed by New Covalto shall continue in full force and effect and the term, exercisability and other provisions of such LIVB Warrant shall otherwise remain unchanged; provided, however, that to the extent provided under the terms of a LIVB Warrant, such LIVB Warrant assumed by New Covalto in accordance with this Section 3.3(b) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock or share dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to New Covalto Ordinary Shares subsequent to the LIVB Effective Time.

(c) Surviving LIVB Equity Securities. At the LIVB Effective Time, the sole issued and outstanding ordinary share of Merger Sub shall be converted into one ordinary share of the Surviving LIVB Entity, issued in the name of Covalto, which shall constitute the only issued and outstanding share of the Surviving LIVB Entity.

Section 3.4. Exchange Agent Procedures.

(a) Following the date hereof and prior to the Effective Times, LIVB shall appoint an exchange agent reasonably acceptable to Covalto (the “Exchange Agent”) to act as the exchange agent in connection with the Merger and the Covalto Contribution for the purpose of (i) exchanging (A) each LIVB Ordinary Share on the register of members of LIVB immediately prior to the LIVB Effective Time and (B) each Promissory Note for the LIVB Closing Share Consideration issuable in respect of such LIVB Ordinary Shares, pursuant to Section 3.3(a), and the Covalto Class A Ordinary Shares issuable in respect of such Promissory Notes purusant to the Contribution Agreement (after giving effect to any required Tax withholding as provided under Section 2.7) and on the terms and subject to the other conditions set forth in this Agreement and the Contribution Agreement and (ii) exchanging (A) each LIVB Warrant on the stock transfer books of LIVB immediately prior to the LIVB Effective Time and (B) each Promissory Note for the New Covalto Warrants issuable in respect of such LIVB Warrants pursuant to Section 3.3(b), and the New Covalto Warrants issuable in respect of such Promissory Notes purusant to the Contribution Agreement and on the terms and subject to the other conditions set forth in this Agreement.

(b) At the LIVB Effective Time, or on the Closing Date prior to the LIVB Effective Time in accordance with Section 3.2, Covalto shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of LIVB Ordinary Shares and LIVB Warrants and the holders of the Promissory Notes contributed pursuant to Section 3.2, and for exchange in accordance with this Section 3.4 through the Exchange Agent, (i) evidence of Covalto Class A Ordinary Shares in book-entry form representing the LIVB Closing Share Consideration issuable pursuant to Section 3.3(a) in exchange for the LIVB Ordinary Shares outstanding immediately prior to the LIVB Effective Time and (ii) evidence of New Covalto Warrants in book-entry form representing the New Covalto Warrants issuable pursuant to Section 3.3(b) in exchange for the LIVB Warrants, in each case after giving effect to any required Tax withholding as provided under Section 2.7.

(c) At the LIVB Effective Time, the register of members of LIVB shall be closed and there shall be no transfers of LIVB Ordinary Shares or LIVB Warrants that were outstanding immediately prior to the LIVB Effective Time.

Section 3.5. Mandatorily Convertible Note Conversion. At the Closing, immediately following the Merger and the delivery of the LIVB Closing Share Consideration, each Mandatorily Convertible Note then outstanding, including with respect to the Anchor Investment, shall convert pursuant to its terms. The Company shall deliver to each Mandatorily Convertible Noteholder a number of newly-issued Covalto Class A Ordinary Shares in respect of all outstanding principal and interest payable on such holder’s Mandatorily Convertible Note, at the price per Covalto Class A Ordinary Share set forth in Schedule II hereto.

Section 3.6. Closing. The closing of the Transactions (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (PDF)) commencing as promptly as practicable (and in any event no later than 9:00 a.m. Eastern Time on the third Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article 9 (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided that such conditions are satisfied or (to the extent permitted by applicable Law) waived in writing at the Closing) or (b) at such other place, time or date as LIVB and Covalto may mutually agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 3.7. LIVB Closing Statement. No later than the third (3rd) Business Day prior to the Closing Date, LIVB shall deliver to the Company written notice setting forth: (i) the aggregate amount of cash proceeds that will be required to satisfy the LIVB Shareholder Redemptions; (ii) the amount of cash in the Trust Account, and (iii) the amount of LIVB Expenses, in accordance with Schedule III, as of the Closing (such written notice of (i), (ii) and (iii), together, the “Closing Statement”).

Section 3.8. Earn-Out Shares.

(a) If the conditions set forth in this Section 3.8 are satisfied, New Covalto shall issue to the holders of Outstanding Company Equity Securities as of immediately prior to the Covalto Effective Time, in accordance with their Pro Rata Share, a total of 2,500,000 newly issued Covalto Ordinary Shares, with each Covalto Co-Founder receiving Covalto Class B Ordinary Shares and each other Covalto shareholder receiving Covalto Class A Ordinary Shares (such Covalto Class A Ordinary Shares and Class B Ordinary Shares (as applicable), the “Earn-Out Shares”), as follows:

(i) if at any time during the 60 months following the Closing Date (the end of such period, the “Release Date”) the VWAP of the Covalto Class A Ordinary Shares is greater than or equal to $13.50 over any 20 Trading Days within any 30 Trading Day period (“$13.50 Threshold”), one-half of the Earn-Out Shares shall be issued; and

(ii) if at any time prior to the Release Date the VWAP of the Covalto Class A Ordinary Shares is greater than or equal to $17.50 over any 20 Trading Days within any 30 Trading Day period (“$17.50 Threshold”), one-half of the Earn-Out Shares shall be issued.

(b) The $13.50 Threshold and $17.50 Threshold shall be equitably adjusted for stock splits, stock dividends, extraordinary cash dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the Covalto Class A Ordinary Shares after the Effective Times.

(c) In the event of the satisfaction of the $13.50 Threshold or the $17.50 Threshold on or prior to the Release Date, as soon as practicable after such satisfaction, New Covalto shall issue such Earn-Out Shares to the holders entitled thereto as a result thereof (for the avoidance of doubt, for all purposes hereunder, such holders shall be deemed entitled to such Earn-Out Shares as of the date of satisfaction of the $13.50 Threshold or the $17.50 Threshold, notwithstanding the issuance of such Earn-Out Shares following such date of satisfaction).

(d) In the event of the failure of the satisfaction of the $13.50 Threshold or the $17.50 Threshold on or prior to the Release Date, the right and entitlement herein to the portion of the Earn-Out Shares that is the subject of the applicable threshold shall be forfeited by the holders of Outstanding Company Equity Securities as of immediately prior to the Effective Times.

(e) If, prior to the Release Date, there is a transaction that will result in Covalto Class A Ordinary Shares being converted or exchanged into the right to receive cash or other consideration having a value (in the case of any non-cash consideration, as provided in the definitive transaction documents for such transaction, or if not so provided, determined by the Board of Directors of New Covalto in good faith) equal to or in excess of the $13.50 Threshold or the $17.50 Threshold, then New Covalto shall issue such Earn-Out Shares to the holders entitled thereto as a result thereof effective as of immediately prior to the consummation of such transaction so as to ensure that the recipients of the Earn-Out Shares shall receive such Earn-Out Shares, and all proceeds thereof, in connection with such transaction.

(f) Following the Closing, including during the 60 months following the Closing Date, New Covalto and its Subsidiaries, including the Company Group, will be entitled to (i) operate their respective businesses based upon their respective business requirements and in their own business judgment, and (ii) make changes in their respective sole discretion to their respective operations, organization, personnel, accounting practices and other aspects of their respective businesses, including actions that may have an impact on whether any thresholds in respect of Earn-Out Shares have been met, and none of the holders of Outstanding Company Equity Securities as of immediately prior to the Effective Times will have any right to claim the loss of all or any portion of the Earn-Out Shares or other damages as a result of such decisions.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF COVALTO

Except as set forth in the corresponding section of the Company Disclosure Schedule to this Agreement dated as of the date of this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), Covalto represents and warrants to LIVB as follows, in each case as of the date hereof and as of the Closing Date:

Section 4.1. Corporate Organization of Covalto. Covalto has been duly incorporated, is validly existing and is in good standing under its jurisdiction of incorporation, and has the requisite power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted. The copies of the organizational and governing documents (collectively, “Organizational Documents”) of Covalto, as in effect on the date hereof, have been made available by Covalto to LIVB and are (a) true, correct and complete, (b) in full force and effect, and (c) have not been amended in any respect from the copies made available to LIVB. Covalto is duly licensed or qualified as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Covalto is not in violation of any of the provisions of its Organizational Documents, except where such violation has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.2. Subsidiaries. The Subsidiaries of Covalto, together with details of their respective jurisdiction of incorporation or organization and names of their respective equityholders and details of equity ownership, are set forth on Section 4.2 of the Company Disclosure Schedule (the “Company Subsidiaries”). True and complete copies of the organizational and governing documents of the Company Subsidiaries have been made available by Covalto to LIVB. The Company Subsidiaries have been duly formed or organized, are validly existing under the Laws of their jurisdiction of incorporation or organization and have the power and authority to own, operate and lease their properties, rights and assets and to conduct their business as it is now being conducted, except (other than with respect to due organization and valid existence) in each case has not had, and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each Company Subsidiary is duly licensed or qualified and in good standing in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be in good standing or so licensed or qualified, except where the failure to be in good standing or so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Merger Sub was formed solely for the purpose of engaging in the Transactions, has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to their respective formations and pursuant to this Agreement and any Transaction Agreement to which such entity is a party, as applicable, and the other transactions contemplated by this Agreement and such Transaction Agreements, as applicable. Covalto owns the sole issued and outstanding Equity Security of Merger Sub.

Section 4.3. Due Authorization. Covalto has the requisite corporate power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and (subject to the approvals described in Section 4.5 and upon receipt of the Required Covalto Shareholder Approval) to perform all obligations to be performed by it hereunder and thereunder and to consummate the Transactions and the transactions contemplated thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the Transactions and the transactions contemplated hereby and thereby have been duly authorized by the board of directors of Covalto and, except for the Required Covalto Shareholder Approval, no other corporate proceeding on the part of Covalto or shareholder vote or action is necessary to authorize this Agreement or any Transaction Agreements or Covalto’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement (when executed and delivered by Covalto) will be, duly and validly executed and delivered by Covalto and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement will constitute, a valid and binding obligation of Covalto, enforceable against Covalto in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

Section 4.4. No Conflict. Except as set forth on Section 4.4 of the Company Disclosure Schedule, the execution, delivery and performance by Covalto of this Agreement and the Transaction Agreements to which it is a party and the consummation by Covalto of the Transactions and the transactions contemplated hereby and thereby do not and will not, (a) contravene or conflict with the certificate of incorporation, bylaws or other organizational documents of Covalto or, in any material respect, its Subsidiaries, (b) subject to the approvals described in Section 4.5, contravene or conflict with or constitute a violation of any provision of any Law, Permit or Governmental Order binding upon or applicable to Covalto or any of its Subsidiaries or any of their respective assets or properties, (c) subject to the approvals described in Section 4.5, violate, conflict with, result in a breach of any term, condition or provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which Covalto or any of its Subsidiaries is a party or by which any of their respective assets or properties may be bound or affected or any Permit of Covalto or its Subsidiaries, or (d) result in the creation or imposition of any Lien on any asset, property or Equity Security of Covalto or any of its Subsidiaries, except in the case of each of clauses (b) through (d) as has not had, and would not reasonably be expected to be, individually or in the aggregate, material to Covalto and its Subsidiaries, taken as a whole.

Section 4.5. Governmental Authorities; Consents. No action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority or Person or notice, approval, consent, waiver or authorization from any Governmental Authority or Person is required on the part of Covalto with respect to Covalto’s execution, delivery and performance of this Agreement and the Transaction Agreements and the consummation of the Transactions and the transactions contemplated hereby and thereby, except for (a) the filing of (i) the LIVB Plan of Merger, (ii) the Closing Amended and Restated Covalto Articles of Association, (iii) the filing with the SEC of (x) the Proxy Statement / Prospectus (and the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act or, if the preliminary Proxy Statement / Prospectus is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC), (y) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Agreements or the Transactions or the transactions contemplated thereby and (z) such filings with and approval of NASDAQ to permit the Covalto Ordinary Shares to be issued in connection with the transactions contemplated by this Agreement and the other Transaction Agreements to be listed on NASDAQ, and (iv) the regulatory approvals set forth on Section 9.1(a) of the Company Disclosure Schedule and (b) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to Covalto and its Subsidiaries, taken as a whole.

Section 4.6. Current Capitalization. (a) Section 4.6(a)(i) of the Company Disclosure Schedule sets forth the Equity Securities of Covalto (including the number and class or series (as applicable)) and the record ownership (including the percentage interests held thereby) thereof and such Equity Securities are free and clear of all Liens and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests) and have not been issued in violation of preemptive or similar rights. With respect to each Existing Covalto Option, Section 4.6(a)(ii) of the Company Disclosure Schedule sets forth as of the date hereof: (i) the name of the holder thereof; (ii) the number of Covalto Ordinary Shares issuable upon the exercise of such Existing Covalto Option; (iii) the exercise price and expiration date thereof; (iv) the date of grant thereof, and (v) the vesting schedule (including any acceleration provisions) for such Existing Covalto Option. Five days prior to the Closing Date, Covalto will provide LIVB with a revised version of Sections 4.6(a)(i) and 4.6(a)(ii) of the Company Disclosure Schedule, updated as of the most recent practicable date. Each grant of an Existing Covalto Option was made in accordance in all material respects with the terms of the applicable governing plan document and applicable Law, has an exercise price that is no less than the fair market value of the underlying Covalto Ordinary Share on the date of grant, and is not “nonqualified deferred compensation” for purposes of Section 409A of the Code. The outstanding Equity Securities of Covalto have been duly authorized and validly issued and are fully paid and non-assessable.

(b) There are no outstanding or authorized equity appreciation rights, phantom equity, profit participation or other equity or equity-linked awards with respect to the Equity Securities of, or other equity or voting interest in, Covalto. No Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of Covalto. There are no outstanding contractual obligations of Covalto to repurchase, redeem or otherwise acquire any Equity Securities of Covalto. There are no outstanding bonds, debentures, notes or other Indebtedness of Covalto having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Covalto’s members may vote. Except as set forth in Section 4.6(b) of the Company Disclosure Schedule, Covalto is not party to any shareholders agreement, voting agreement, proxies, registration rights agreement or other agreements or understandings relating to its equity interests.

(c) (i) There are no declared but unpaid dividends or distributions in respect of any Equity Securities of Covalto and (ii) since December  31, 2020, Covalto has not made, declared, set aside, established a record date for or paid any dividends or distributions.

Section 4.7. Capitalization of Subsidiaries. (a) The outstanding shares of capital stock or other equity interests of Covalto’s Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable. All of the outstanding Equity Securities of Covalto’s Subsidiaries are owned by Covalto, directly or indirectly, free and clear of any Liens (other than Permitted Liens) and have not been issued in violation of preemptive or similar rights. Except for Equity Securities owned by Covalto or any wholly-owned Subsidiary of Covalto, there are no Equity Securities of any Covalto Subsidiary authorized, reserved, issued or outstanding.

(b) There are no outstanding or authorized equity appreciation rights, phantom equity, profit participation or any other equity or equity-linked awards with respect to the Equity Securities of, or other equity or voting interest in, any Covalto Subsidiary. No Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of any Covalto Subsidiary. There are no outstanding contractual obligations of any Covalto Subsidiary to repurchase, redeem or otherwise acquire any Equity Securities of any Covalto Subsidiary. There are no outstanding bonds, debentures, notes or other Indebtedness of any Covalto Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which such Subsidiaries’ stockholders may vote. No Covalto Subsidiary is a party to any shareholders agreement, voting agreement, proxies, registration rights agreement or other agreements or understandings relating to its equity interests.

(c) Except for Equity Securities in any wholly-owned Subsidiary of Covalto, neither Covalto nor any of its Subsidiaries owns any Equity Securities in any Person. No shares of capital stock are held in treasury by any Covalto Subsidiary.

Section 4.8. Financial Statements. (a) Covalto has provided to LIVB true, correct, accurate and complete copies of (i) the audited consolidated balance sheets and the related audited consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows of Covalto and its Subsidiaries as of and for the years ended December 31, 2021 and December 31, 2020 (the “Audited Financial Statements”), and (ii) an unaudited consolidated balance sheet and the related unaudited consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows of Covalto and its Subsidiaries as of March 31, 2022 and for the three-month period then ended (the “Most Recent Balance Sheet”) (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).

(b) The Financial Statements present fairly, in all material respects, the consolidated financial position, cash flows, income, changes in equity (with respect to the Audited Financial Statements only) and results of operations of the Company Group as of the dates and for the periods indicated in such Financial Statements in conformity with IFRS during the periods involved (except in the case of the Interim Financial Statements for the absence of footnotes and other presentation items and for normal and recurring year-end adjustments) and were derived from, and accurately reflect, the books and records of the Company Group.

(c) The Company Group has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company Group is made known to the appropriate principal executive officer and its principal financial officer. To the knowledge of Covalto, such disclosure controls and procedures are effective in timely alerting Covalto’s principal executive officer and principal financial officer to material information required to be included in Covalto’s financial statements.

(d) The Company Group has established and maintains systems of internal accounting controls that are designed to provide reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with IFRS and to maintain accountability for Covalto’s assets. Covalto maintains and, for all periods covered by the Financial Statements, has maintained books and records of Covalto in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of Covalto and its Subsidiaries in all material respects.

(e) Neither the Company Group nor the Company Group’s independent auditors has identified or been made aware of any (i) “significant deficiency” in the internal controls over financial reporting of the Company Group, (ii) “material weakness” in the internal controls over financial reporting of the Company Group, or (iii) fraud, whether or not material, that involves management or other employees of the Company Group who have a significant role in the internal controls over financial reporting of the Company Group.

Section 4.9. Undisclosed Liabilities. Except as set forth on Section 4.9 of the Company Disclosure Schedule, as of the date hereof, neither Covalto nor any of its Subsidiaries has any liability, debt or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, except for liabilities, debts or obligations (a) reflected or reserved for in the Most Recent Balance Sheet, (b) that have arisen since December 31, 2021 in the ordinary course of business of Covalto and its Subsidiaries, (c) arising under this Agreement or the performance by Covalto of its obligations hereunder, including transaction expenses, or (d) that would not reasonably be expected to be, individually or in the aggregate, material to Covalto and its Subsidiaries, taken as a whole. Neither Covalto nor any of its Subsidiaries is a party to any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

Section 4.10. Litigation and Proceedings. Except as set forth on Section 4.10 of the Company Disclosure Schedule, as of the date hereof, there is no, and since January 1, 2019, there has been no, pending or, to the knowledge of Covalto, threatened Actions or investigations by or against Covalto or any of its Subsidiaries or any of their properties, rights or assets that would reasonably be expected to be, individually or in the aggregate, material to Covalto and its Subsidiaries, taken as a whole. There is no, and since January 1, 2019 there has been no, Governmental Order imposed upon or, to the knowledge of Covalto, threatened against Covalto or any of its Subsidiaries or any of their properties, rights or assets that would reasonably be expected to be, individually or in the aggregate, material to Covalto and its Subsidiaries, taken as a whole. Neither Covalto nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or liabilities (of any nature) that would reasonably be expected to be, individually or in the aggregate, material to Covalto and its Subsidiaries, taken as a whole.

Section 4.11. Compliance with Laws. Except where the failure to be, or to have been, in compliance with such Laws as has not, and would not, individually or in the aggregate, be material to Covalto and its Subsidiaries, taken as a whole, or as otherwise set forth on Section 4.11 of the Company Disclosure Schedule, Covalto and its Subsidiaries are, and since January 1, 2019 have been, in compliance with all applicable Laws. Covalto and its Subsidiaries hold, and since January 1, 2019 have held, all licenses, approvals, authorizations, consents, registrations, concessions, franchises and permits (the “Permits”) necessary for the lawful conduct of the business, except where the failure to so hold has not had, and would not be reasonably be expected to be, individually or in the aggregate, material to Covalto and its Subsidiaries, taken as a whole. Since January 1, 2019, (a) neither Covalto nor any of its Subsidiaries has received any written notice of any violations of applicable Laws, Governmental Orders or Permits (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business, which have not had, and would not be reasonably expected to have, individualy or in the aggregate, a material adverse effect to Covalto and its Subsidiaries, taken as a whole), (b) to the knowledge of Covalto, no assertion or Action of any violation of any Law, Governmental Order or Permit by Covalto or any of its Subsidiaries is currently threatened against Covalto or any of its Subsidiaries (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business, which have not had, and would not be reasonably expected to have, individually or in the aggregate, a material adverse effect to Covalto and its Subsidiaries, taken as a whole), and (c) neither Covalto nor any of its Subsidiaries has made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Law, in each case of the foregoing clauses (a), (b) and (c), except as has not been material to Covalto and its Subsidiaries, taken as a whole. No investigation or review by any Governmental Authority with respect to Covalto or any of its Subsidiaries is pending or, to the knowledge of Covalto, threatened, and no such investigations have been conducted by any Governmental Authority since January 1, 2019, in each case, except as has not had, and would not reasonably be expected to be, individually or in the aggregate, material to Covalto and its Subsidiaries, taken as a whole.

Section 4.12. Material Contracts; No Defaults. (a) Section 4.12(a) of the Company Disclosure Schedule contains a true and complete listing of all Contracts described in clauses (i) through (xviii) of this Section 4.12(a) to which, as of the date of this Agreement, Covalto or any of its Subsidiaries is a party or by which any of their respective assets is bound (together with all material amendments, waivers or other changes thereto) other than any purchase orders entered into in the ordinary course of business and any Company Group Benefit Plans (all such Contracts as described in clauses (i) through (xviii), collectively, the “Material Contracts”). True, correct and complete copies of the Material Contracts have been delivered to or made available to LIVB or its agents or Representatives.

(i) Each Contract that involves aggregate payments or consideration furnished (A) by Covalto or by any of its Subsidiaries of more than $250,000 or (B) to Covalto or to any of its Subsidiaries of more than $250,000, in each case, in the calendar year ended December 31, 2021 or any subsequent calendar year;

(ii) Each Contract relating to Indebtedness of Covalto with a principal amount (including the amount of any undrawn but available commitments thereunder) in excess of $1,000,000, with respect to any one lender;

(iii) Each Contract that is a purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof or the disposition of any material assets of Covalto or any of its Subsidiaries (A) since January 1, 2019, in each case, involving payments in excess of $250,000 or (B) pursuant to which there are any covenants, indemnities, payment obligations (including “earn-out” or other contingent payment obligations) that may result in the making of payments after the Closing Date or otherwise impose material ongoing obligations to Covalto after the Closing, in each case of (A) and (B) excluding (1) intercompany transactions among Covalto and/or its wholly-owned Subsidiaries and (ii) definitive agreements executed in respect of the letters of intent set forth on Section 4.12(a)(iii) of the Company Disclosure Schedule;

(iv) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement and each other Contract with outstanding obligations that (A) provides for the ownership of, leasing of, occupancy of, title to, use of, or any leasehold or other interest in any real or personal property and (B) involves aggregate payments in excess of $250,000 in any calendar year, other than sales or purchase agreements in the ordinary course of business and sales of obsolete equipment;

(v) Each joint venture Contract, agreement establishing an entity that is a partnership, limited liability company agreement or similar Contract (other than Contracts between wholly owned subsidiaries of Covalto) that is material to the business of Covalto and its Subsidiaries, taken as a whole;

(vi) Each Contract entered into, by any Subsidiary that holds a material Permit, with any material supplier of services, including financial services or back-up or similar services necessary to provide financial services (and any approvals related thereto issued by any Governmental Authority);

(vii) Each Contract requiring capital expenditures by Covalto or its Subsidiaries after the date of this Agreement in an amount in excess of $250,000 in the aggregate;

(viii) Each Contract prohibiting or restricting the ability of Covalto or its Subsidiaries to engage in any business, to solicit any potential customer, to operate in any geographical area or to compete with any Person, in each case, in any material respect, other than customary non-solicitation and no-hire provisions entered into in the ordinary course of business;

(ix) Each Contract granting exclusive or preferential rights or “most favored nations” status to any person that is material to the business of Covalto and its Subsidiaries, taken as a whole;

(x) Each Contract granting any Person a right of first refusal, right of first offer or similar right with respect to any properties, assets or businesses of Covalto or its Subsidiaries;

(xi) Each Contract (excluding non-disclosure agreements and non-exclusive licenses entered into in the ordinary course of business) pursuant to which (A) any Person has granted any right, license or covenant not to sue with respect to any material item of Intellectual Property to any member of the Company Group (excluding non-exclusive licenses in respect of commercially available, unmodified, “off-the-shelf software” or other IT Systems that have been granted on generally available non-discriminatory pricing terms with aggregate annual payments of less than $150,000), (B) any right, license or covenant not to sue is granted to any Person under any material Owned Intellectual Property owned by any member of the

Company Group (excluding non-exclusive licenses granted by any member of the Company Group in the ordinary course of business), or (C) entered into to settle or resolve any Intellectual Property-related dispute, including settlement agreements, covenants not to sue, consent agreements, and co-existence agreements, in each case involving an amount in controversy of at least $250,000;

(xii) Each Contract for the development of Intellectual Property by a third party that is material to the business of the Company Group, taken as a whole (other than pursuant to Covalto’s standard form employee invention assignment or consulting or independent contractor agreements or any Contract entered into in the ordinary course of business) that involves aggregate payments or consideration furnished by any member of the Company Group of more than $250,000 in any calendar year;

(xiii) Each employment Contract (A) with any Key Employee, (B) that provides for the payment or accelerated vesting of any compensation or benefits in connection with the consummation of the Transactions, including any severance, retention, change of control, transaction, or similar payments, or (C) that otherwise restricts the ability of Covalto or any of its Subsidiaries to terminate the employment of such individual on third (30) days’ notice of less for any reason or no reason without penalty or liability other than in the ordinary course of business or as otherwise required by Law;

(xiv) Each Collective Bargaining Agreement;

(xv) Each Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which Covalto or any of its Subsidiaries will have any outstanding obligation in excess of $250,000 after the date of this Agreement;

(xvi) Any Contract with (A) any Affiliate of Covalto (other than a Subsidiary of Covalto) or (B) any Affiliate or family member of any Covalto Pre-Closing Holder;

(xvii) Any Contract that is a currency or interest hedging arrangement; and

(xviii) Any commitment to enter into agreement of the type described in clauses (i) through (xviii) of this Section 4.12(a).

(b) Except for any Contract that has terminated, or will terminate, upon the expiration of the stated term thereof prior to the Closing Date and except as would not reasonably be expected to be, individually or in the aggregate, material to Covalto and its Subsidiaries, taken as a whole, as of the date of this Agreement, each Material Contract is (i) in full force and effect and (ii) represents the legal, valid and binding obligations of Covalto or one of its Subsidiaries that is a party thereto and, to the knowledge of Covalto, represents the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to Covalto and its Subsidiaries taken as a whole, (w) neither Covalto, any of its Subsidiaries nor, to the knowledge of Covalto, any other party thereto is or is alleged to be in breach of or default under any Material Contract, (x) since January 1, 2019, neither Covalto nor any of its Subsidiaries has received any written claim or notice of breach of or default under any such Contract, (y) to the knowledge of Covalto, no event has occurred, that has not been waived or cured, which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract (in each case, with or without notice or lapse of time or both), and (z) no party to any such Contract that is a customer of or supplier to Covalto or any of its Subsidiaries has, within the past 12 months, canceled or terminated its business with, or threatened in writing to cancel, materially modify or terminate its business with, Covalto or any of its Subsidiaries.

Section 4.13. Company Group Benefit Plans. (a) Section 4.13(a) of the Company Disclosure Schedule sets forth a true and complete list of each material Company Group Benefit Plan (provided, that any individual employment agreement (or offer letter) or individual consulting agreement that, in either case, is consistent in all material respects with the applicable template listed on Section 4.13(a) of the Company Disclosure Schedule shall not be required to be individually listed on Section 4.13(a) of the Company Disclosure Schedule) and specifies whether such plan is a U.S. Plan or an International Plan. For purposes of this Agreement a “Company

Group Benefit Plan” means (i) each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and any rules or regulations promulgated thereunder (“ERISA”), and (ii) any equity ownership, equity purchase, equity option, phantom equity, equity or other equity-based compensation, severance, employment, mandatory profit sharing, consulting, retention, change-in-control, transaction bonus, prescription, fringe benefit, bonus, incentive, deferred compensation, employee loan, profit-sharing, health and welfare, disability or sick leave benefits, leave, post-employment or retirement and all other benefit or compensation plans, agreements, programs, policies, Contracts or other arrangements, whether or not subject to ERISA, in each case whether or not written (x) which are contributed to, required to be contributed to, sponsored by, administered by, maintained by or entered into by Covalto or any of its Subsidiaries for the current or future benefit of any Company Group Service Provider or (y) under or with respect to which Covalto or any of its Subsidiaries has any direct or indirect liability or obligation, contingent or otherwise, in any case, excluding any statutory plan, program or arrangement that is both required under applicable Laws and maintained by a Governmental Authority.

(b) With respect to each Company group Benefit Plan listed on Section 4.13(a) of the Company Disclosure Schedule, Covalto has delivered or made available in the data room to LIVB copies of (i) such Company Group Benefit Plan (or a description, if such plan is not written) and any trust agreement or other funding instrument relating to such plan, (ii) the most recent summary plan description and all summaries of material modifications, (iii) the annual report (Form 5500) and all schedules and attachments with respect to each Company Group Benefit Plan (if applicable) for the three most recently completed plan years, (iv) the two most recent actuarial valuation and financial statements (if applicable) relating to such Company Group Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Group Benefit Plan, (vi) any material or non-routine correspondence with any Governmental Authority within the past three years, and (vii) if such plan is an International Plan, documents that are substantially comparable (taking into account differences in applicable Law and practices) to the documents required to be provided in clauses (i) through (vi).

(c) Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to Covalto and its Subsidiaries, taken as a whole, (i) each Company Group Benefit Plan has been established, maintained, administered and funded and in compliance with its terms and all applicable Laws, including ERISA and the Code, (ii) all contributions, premiums or other payment that are due with respect to any Company Group Benefit Plan in respect of all prior periods have been made or properly accrued and reflected in Covalto’s financial statements to the extent required by IFRS and (iii) all material forms, reports, or returns required to be filed with the Department of Labor, Internal Revenue Service, or any other Governmental Authority with respect to each Company Group Benefit Plan have been timely and properly filed.

(d) Each Company Group Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (A) has received a favorable determination or opinion letter as to its qualification from the IRS or (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable IRS advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and, to Covalto’s knowledge, nothing has occurred, whether by action or failure to act, that could reasonably be expected to adversely affect such qualification.

(e) (i) No event has occurred and no condition exists with respect to any Company Group Benefit Plan that would subject Covalto or any of its Subsidiaries, either directly or by reason of their affiliation with an ERISA Affiliate, to any tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Law that would, individually or in the aggregate, reasonably be expected to result in material liability to Covalto and its Subsidiaries, taken as a whole, (ii) there do not exist any pending or, to Covalto’s knowledge, threatened Actions (other than routine claims for benefits), audits or investigations with respect to any Company Group Benefit Plan that would, individually or in the aggregate, reasonably be expected to result in material liability to Covalto and its Subsidiaries, taken as a whole, (iii) there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA that are not otherwise exempt under Section 408 of ERISA that, in each case, either individually or in the aggregate, would reasonably be expected to result in material liability to Covalto and any of its Subsidiaries, taken as a whole, and (iv) no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Group Benefit Plan have occurred that, in each case, either individually or in the aggregate, would reasonably be expected to result in material liability to Covalto and its Subsidiaries, taken as a whole.

(f) No Company Group Benefit Plan provides, nor has Covalto or any of its Subsidiaries incurred, any current or projected liability in respect of post-employment or post-retirement or post-termination health, medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) for any current, former or retired Company Group Service Provider of Covalto or any of its Subsidiaries, except (i) as required to avoid an excise tax under Section 4980B of the Code (“COBRA”) or similar applicable Law, or (ii) pursuant to an applicable agreement, plan or policy listed on Section 4.13(a) of the Company Disclosure Schedule (including a template) requiring Covalto or any of its Subsidiaries to pay or subsidize COBRA premiums for a terminated employee following the employee’s termination. Neither Covalto nor any of its Subsidiaries has incurred (whether or not assessed) any material Tax or other material penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code.

(g) Neither Covalto nor any of its Subsidiaries sponsors, maintains, administers, contributes to, is required to contribute to, or has in the past six years sponsored, maintained, administered or contributed to or was required to contribute to, or otherwise has or could reasonably be expected to have any direct or indirect or contingent liability or obligation under or with respect to: (i) a multiemployer plan (as defined in Section 3(37) of ERISA or Section 4001(a)(3) of the Code) (a “Multiemployer Plan”), (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or any plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 or Section 4971 of the Code, (iii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or 413(c) of the Code), (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or (v) any other Company Group Benefit Plan that is subject to Title IV of ERISA. For purposes of this Agreement, “ERISA Affiliate” means, with respect to Covalto, any Person or entity (whether or not incorporated) other than Covalto or a Subsidiary of Covalto that, together with Covalto, is under common control or treated as one employer under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m), or (o) of the Code.

(h) Except as set forth on Section 4.13(h) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by Covalto nor the consummation of the Transactions will (whether alone or in connection with any other event(s)) (i) result in the acceleration, funding, vesting or creation of any compensation- or benefits-related rights of any current or former Company Group Service Provider of Covalto or its Subsidiaries to any compensatory payments or benefits or increases in any compensatory payments or benefits (including any loan forgiveness) under any Company Group Benefit Plan (or under any arrangement that would be a Company Group Benefit Plan if in effect as of the date of this Agreement), (ii) result in the payment to any current or former Company Group Service Provider of Covalto or its Subsidiaries of any severance, bonus, retention, retirement or similar payments, or any increase in severance, bonus, retention, retirement or similar payments or benefits upon any termination of employment or service, (iii) result in any “excess parachute payment” within the meaning of Section 280G of the Code (or corresponding provision of state law) to any Company Group Service Provider of Covalto or its Subsidiaries who is a “disqualified individual” within the meaning of Section 280G of the Code or (iv) limit or restrict the right of Covalto or any of its Subsidiaries or, after the Closing, New Covalto, to merge, amend or terminate any Company Group Benefit Plan.

(i) Neither Covalto nor any of its respective Subsidiaries maintains any obligations to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(j) Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to Covalto and its Subsidiaries, taken as a whole, each Company Group Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code has been maintained, operated and administered in all material respects in documentary and operational compliance with Section 409A of the Code, and all applicable regulations, other guidance issued, and notices issued thereunder.

(k) Without limiting the generality of (a) through (j) above, with respect to each Company Group Benefit Plan that is an International Plan, except as would not , individually or in the aggregate, reasonably be expected to result in material liability to Covalto and its Subsidiaries, taken as a whole: (i) has been maintained in compliance with its terms and applicable Law and all employer and employee contributions to each International Plan required by Law or by the terms of such International Plan have been timely made in all material respects, or, if applicable, accrued in accordance with normal accounting practices; (ii) to the extent required to be registered has been registered and has been maintained in good standing in all material respects with applicable regulatory authorities; (iii) if intended to qualify for special tax treatment, meets all the requirements for such treatment, and (iv) is not a defined benefit plan (as defined in ERISA, whether or not subject to ERISA) and does not have any unfunded or underfunded liabilities.

(l) Covalto and each applicable Subsidiary has been and is in material compliance with any and all applicable Laws related to with social security, workers’ housing fund, profit sharing and retirement and has not received any notice or communication from any Governmental Authority in connection with any material breach of any such Laws.

Section 4.14. Labor Matters. (a) Neither Covalto nor any of its Subsidiaries is or has been a party to, or is currently negotiating in connection with entering into, any Collective Bargaining Agreement and no employees are represented by any labor union, other labor organization or works council with respect to their employment with Covalto or any of its Subsidiaries. There are, and since January 1, 2019 there have been no pending or, to the knowledge of Covalto, threatened (i) labor organizing activities or representation or certification proceedings by any labor union, works council or other labor organization to organize any of the Company Group Employees, and (ii) material labor disputes, labor grievances, labor arbitrations, unfair labor practice charges, strikes, lockouts, slowdowns, or work stoppages against Covalto or any of its Subsidiaries.

(b) Except as set forth on Section 4.14(b) of the Company Disclosure Schedule, or as would not, individually or in the aggregate, reasonably be expected to result in material liability to Covalto and its Subsidiaries, taken as a whole, Covalto and each of its Subsidiaries is, and since January 1, 2019 has been, in compliance in all material respects with all applicable Laws regarding labor, employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, employee classification (including the classification of independent contractors and exempt and non-exempt employees), discrimination, harassment or retaliation, whistleblowing, wages and hours, overtime, worker authorization and immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), COVID-19, affirmative action, workers’ compensation, labor relations, employee leave issues and employee trainings and notices.

(c) Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to Covalto and its Subsidiaries, taken as a whole: (i) Covalto and its Subsidiaries have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that have come due and payable to such current or former Company Group Service Provider under applicable Law, Contract or company policy, and (ii) each individual or entity who is providing, or since January 1, 2019, has provided, services to Covalto or its Subsidiaries and is, or was, classified and treated as an independent contractor, consultant, leased employee, or other non-employee service provider (A) is, and has been, properly classified and treated as such for all applicable purposes and (B) where applicable, is registered with any applicable Governmental Authority and payments made thereto may be deductible for tax purposes.

(d) To the knowledge of Covalto, no Key Employee is in any material respect in violation of any material term of any employment agreement, nondisclosure agreement, noncompetition agreement, nonsolicitation agreement, restrictive covenant agreement or similar obligation: (i) owed to Covalto or any of its Subsidiaries; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by Covalto or any of its Subsidiaries.

(e) To Covalto’s knowledge, there have been no employment discrimination or employment or sexual harassment or sexual misconduct allegations raised, brought, threatened, or settled relating to any current or former officer or director of Covalto or any of its Subsidiaries involving or relating to his or her services provided to Covalto or any of its Subsidiaries. Except as would not result in material liability to Covalto and its Subsidiaries, taken as a whole, the policies and practices of the Company comply with applicable federal, state, and local laws concerning employment discrimination and employment harassment. Since January 1, 2019, Covalto has not entered into any settlement agreements resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any current or former officer or director.

(f) No material employee layoff, facility closure or shutdown (whether voluntary or by Governmental Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, salary or wages, or other workforce changes affecting Company Group Employees of Covalto or any of its Subsidiaries has occurred since March 31, 2022 or is currently contemplated, planned or announced, including as a result of COVID-19 or any COVID-19 Measures.

(g) Since January 1, 2019, neither Covalto nor any of its Subsidiaries has implemented any plant closing or employee layoffs that would trigger notice obligations under the WARN Act. Neither Covalto nor any of its Subsidiaries has taken any action that would reasonably be expected to cause LIVB or any of its Affiliates to have any liability or other obligation following the Closing Date under the WARN Act.

(h) As of the date hereof, Covalto has not received notice that any Key Employee intends to terminate his or her employment with the Company Group as a result of the Transactions or otherwise prior to the one year anniversary of the Closing.

(i) As of the date of this Agreement, all compensation, including wages, commissions and bonuses, due and payable to all employees of Covalto or any of its Subsidiaries for services performed on or prior to the date of this Agreement has, in all material respects, been paid in full (or accrued in full in Covalto’s financial statements).

Section 4.15. Taxes.

(a) Subject to the CTB Election, Covalto is, and has since its date of formation been, treated as a partnership for U.S. federal income tax purposes.

(b) The U.S. federal income tax classification of Covalto’s Subsidiaries since their respective dates of formation is set forth in Section 4.15 of the Company Disclosure Schedule.

(c) All income and other material Tax Returns required to be filed by Covalto or its Subsidiaries have been timely filed (taking into account applicable extensions), and all such Tax Returns are true, correct and complete in all material respects.

(d) Covalto and each of its Subsidiaries have paid all material amounts of Taxes (whether or not shown on any Tax Return) that are due and payable by Covalto or each such Subsidiary, as applicable, except with respect to matters contested in good faith by appropriate Actions and with respect to which adequate reserves have been established in accordance with IFRS.

(e) Except for Permitted Liens, there are no Liens for Taxes upon the property or assets of Covalto or any of its Subsidiaries.

(f) All material amounts of Taxes required to be withheld or collected by Covalto or any of its Subsidiaries have been withheld and, to the extent required, have been paid over to the appropriate Governmental Authority.

(g) Neither Covalto nor any of its Subsidiaries has received from any Governmental Authority any written notice of any threatened, proposed, or assessed deficiency for Taxes with respect to it, except for such deficiencies that have been satisfied by payment, settled or withdrawn. No audit or other proceeding by any Governmental Authority is in progress with respect to any Taxes due by Covalto or any of its Subsidiaries, and neither Covalto nor any of its Subsidiaries has received written notice from any Governmental Authority that any such audit or proceeding, including but not limited to notices received by any Subsidiaries in Mexico regarding presumed shell company status (contribuyentes con operaciones presuntamente inexistentes as set forth in article 69-B of the Mexican Federal Tax Code (Código Fiscal de la Federación), is contemplated or pending. Neither Covalto nor any of its Subsidiaries is aware of any supplier or contractor with whom they have entered into any Material Contracts, having been included in any list published by any Government Authorities which would result in the payments made under said Material Contract being considered non-deductible for Tax purposes.

(h) No material written claim has been made by any Governmental Authority in a jurisdiction where Covalto or any of its Subsidiaries does not pay a particular type of Tax or file a particular type of Tax Return that it is or may be required to file such type of Tax Return or pay such type of Tax in such jurisdiction.

(i) Neither Covalto nor any of its Subsidiaries has a request for a private letter ruling, a request for administrative relief, a request for technical advice or a request for a change of any method of accounting pending with any Governmental Authority. Neither Covalto nor any of its Subsidiaries has extended the statute of limitations for assessment, collection or other imposition of any material Tax (other than pursuant to an extension of time to file a Tax Return obtained in the ordinary course of business), which extension is currently in effect.

(j) Neither Covalto nor any of its Subsidiaries is a party to or bound by any Tax sharing, indemnification or allocation agreement or other similar Contract, other than (1) any customary commercial Contracts entered into in the ordinary course of business which do not primarily relate to Taxes or (2) any such agreement solely among Covalto and its Subsidiaries.

(k) Neither Covalto nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the prior two (2) years.

(l) Neither Covalto nor any of its Subsidiaries has ever been a member of an Affiliated Group (other than an Affiliated Group the common parent of which is a member of the Company Group and which consists only of members of the Company Group). Neither Covalto nor any of its Subsidiaries has liability for the Taxes of any other Person (other than other members of the Company Group) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as transferor or successor, by Contract or otherwise (other than in each case pursuant to any customary commercial Contract entered into in the ordinary course of business which does not principally relate to Taxes).

(m) Neither Covalto nor any of its Subsidiaries will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law) or open transaction disposition, in each case, made by Covalto or its Subsidiaries prior to the Closing, (ii) prepaid amount received or deferred revenue realized or received by Covalto or its Subsidiaries prior to the Closing, (iii) change in method of accounting of Covalto or its Subsidiaries for a taxable period (or portion thereof) ending on or prior to the Closing Date made or required to be made prior to the Closing, or (iv) “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed by Covalto or any of its Subsidiaries prior to the Closing.

(n) Neither Covalto nor any of its Subsidiaries is treated as an “expatriated entity” as defined in Section 7874(a)(2)(A) of the Code, as a “surrogate foreign corporation” as defined in Section 7874(a)(2)(B) of the Code or otherwise as a domestic corporation as a result of the application of Section 7874(b) of the Code.

(o) Neither Covalto nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(p) Covalto and each of its Subsidiaries have complied in all material respects with the conditions stipulated in each Tax Grant that they have utilized.

(q) Neither Covalto nor any of its Subsidiaries has (i) deferred any Taxes under Section 2302 of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) or (ii) claimed any Tax credit under Section 2301 of the CARES Act or Sections 7001-7003 of the Families First Coronavirus Response Act, as may be amended.

(r) As of the date hereof, Merger Sub is, and immediately prior to the LIVB Effective Time will be, (i) treated as a corporation for U.S. federal income tax purposes and (ii) a direct wholly owned Subsidiary of Covalto.

(s) To the knowledge of Covalto, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Merger and the CTB Election from qualifying for the Intended U.S. Tax Treatment.

Section 4.16. Insurance. Section 4.16 of the Company Disclosure Schedule contains a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, Covalto or any of its Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies, together with all amendments, modifications, or supplements thereof, have been made available to LIVB. With respect to each such insurance policy required to be listed on Section 4.16 of the Company Disclosure Schedule, except as has not had or would not reasonably be expected to be, individually or in the aggregate, material to Covalto and its Subsidiaries, taken as a whole, (a) all premiums due have been paid (other than retroactive or retrospective premium adjustments and adjustments in the respect of self-funded general liability and automobile liability fronting programs, self-funded health programs and self-funded general liability and automobile liability front programs, self-funded health programs and self-funded workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period end prior to the Closing Date), (b) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (c) neither Covalto nor any of its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to Covalto’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of Covalto, no such action has been threatened, and (d) no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

Section 4.17. Permits. Except for such failures to hold all Permits or be in compliance as would not reasonably be expected to be, individually or in the aggregate, material to Covalto and its Subsidiaries taken as a whole, each member of the Company Group, (a) holds all Permits, including, for the avoidance of doubt, any required banking licenses, and (b) is in compliance with the terms of all Permits necessary for the ownership and operation of its business. No event has occurred with respect to any of the Permits which permits, or after the giving of notice or lapse of time or both would permit, revocation, cancellation or termination thereof, or would result in any other material impairment of the rights of the holder of any such Permit, except where the revocation, cancellation, termination or material impairment would not reasonably be expected to be, individually or in the aggregate, material to a member of the Company Group. Except as would not reasonably be expected to be, individually or in the aggregate, material to Covalto and its Subsidiaries taken as a whole, there is no pending or, to the knowledge of Covalto, threatened (orally or in writing) legal proceeding with any Governmental Authority having jurisdiction or authority over the operations of Covalto or any of its Subsidiaries that would reasonably be expected to impair the validity of any Permit, or result in the revocation, cancellation, termination or material impairment of any Permit. Section 4.17 of the Company Disclosure Schedule contains a complete list of all material Permits held by the Company Group.

Section 4.18. Equipment and Other Tangible Property. Covalto or one of its Subsidiaries owns and has good title to all material equipment and other tangible property and assets reflected on the books of Covalto and its Subsidiaries as owned by Covalto or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens, except as would not be material, individually or in the aggregate, to Covalto and its Subsidiaries, taken as a whole.

Section 4.19. Real Property. (a) Section 4.19(a) of the Company Disclosure Schedule contains a true, correct and complete list, as of the date of this Agreement, of all Leased Real Property including the address of each Leased Real Property. Covalto has made available to LIVB true, correct and complete copies of the material Contracts pursuant to which Covalto or any of its Subsidiaries use or occupy (or have been granted an option to use or occupy) the Leased Real Property or is otherwise a party with respect to the Leased Real Property (the “Leases”). Covalto or one of its Subsidiaries has a valid and subsisting leasehold estate in all Leased Real Property, and to the knowledge of Covalto, there are no material disputes with respect to any material Lease, in each case, subject only to Permitted Liens. With respect to each Lease and except as would be, individually or in the aggregate, material to Covalto or its Subsidiaries, taken as a whole, (i) such Lease is valid, binding and enforceable and in full force and effect against Covalto or one of its Subsidiaries and, to Covalto’s knowledge, the other party thereto, subject to the Enforceability Exceptions, and each such Lease is in full force and effect, (ii) each Lease has not been amended or modified except as reflected in the modifications, amendments, supplements, waivers and side letters made available to LIVB, (iii) neither Covalto nor any of its Subsidiaries has received or given any written notice of default or breach under any of the Leases and to the knowledge of Covalto, neither Covalto nor any of its Subsidiaries has received oral notice of any default or breach that has not been cured, and (iv) to the knowledge of Covalto, there does not exist under any Lease any event or condition which, with notice or lapse of time or both, would become a default or breach by Covalto or one of its Subsidiaries or, in each case, to Covalto’s knowledge, the other party thereto, except to the extent such breach of default would not be expected to be, individually or in the aggregate, material to Covalto and its Subsidiaries, taken as a whole.

(b) To Covalto’s knowledge, neither Covalto nor any of its Subsidiaries is in material default or material violation of, or not in material compliance with, any legal requirements applicable to its occupancy of the Leased Real Property.

(c) No member of the Company Group owns any freehold estate in any real property which is used in the business of the Company Group.

Section 4.20. Intellectual Property and IT Security. (a) Section 4.20 of the Company Disclosure Schedule sets forth a true, complete and correct list of all registrations or applications for the following that are included in the Owned Intellectual Property: (i) trademarks, (ii) patents, (iii) copyrights, and (iv) internet domain names, specifying as to each item, as applicable, the name of the applicant/registrant and current owner(s) of record, the jurisdiction of the application or registration, the application or registration number and the date of application or registration (“Registered Intellectual Property”). None of the material Registered Intellectual Property has been adjudged invalid or unenforceable in whole or in part, and, to the knowledge of Covalto, each item of material Registered Intellectual Property is subsisting, and, to the knowledge of Covalto, valid and enforceable. A member of the Company Group has paid all registration, maintenance and renewal fees and, to the knowledge of Covalto, has made all filings required to maintain their respective ownership of, and the validity and enforceability of, the Registered Intellectual Property.

(b) A member of the Company Group (A) solely and exclusively owns, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Owned Intellectual Property and (B) has the valid right to use all Intellectual Property licensed to, used, held for use in or otherwise necessary for, the conduct of the respective businesses of the Company Group, as presently conducted.

(c) Neither the execution of this Agreement nor the consummation of the Transactions will: (i) encumber, impair or extinguish any Owned Intellectual Property or (ii) encumber any of the Intellectual Property licensed or owned by LIVB or any of its Affiliates, (iii) result in the loss or impairment of the Company Group’s right to own or use any of its Intellectual Property, or (iv) result in the payment of any additional consideration for the Company Group’s right to own or use any of its Intellectual Property except in each case as would not reasonably be expected to be, individually or in the aggregate, material to Covalto and its Subsidiaries, taken as a whole.

(d) There is not, and since January 1, 2019 there has not been, any Action pending, threatened or received in writing, by the Company Group with respect to Intellectual Property. No Action is pending or, to the knowledge of Covalto, threatened against any member of the Company Group (i) alleging any infringement, misappropriation or violation of any Person’s Intellectual Property by any member of the Company Group or (ii) based upon, or challenging or seeking to deny or restrict, the rights of any member of the Company Group in any of the Owned Intellectual Property or Licensed Intellectual Property. The Company Group does not infringe, misappropriate or otherwise violate, and has not since January 1, 2019, infringed, misappropriated or otherwise violated, any Intellectual Property of any third party, except as would not be reasonably expected to be material to the Company Group. To the knowledge of Covalto, no Person is currently infringing, misappropriating, diluting or otherwise violating, or has since January 1, 2019, infringed, misappropriated, diluted or otherwise violated, any of the Owned Intellectual Property or Licensed Intellectual Property, except as would not be reasonably expected to be material to the Company Group.

(e) The Company Group has taken commercially reasonable steps under the circumstances to maintain, preserve, and protect all material Owned Intellectual Property, including to maintain, enforce and protect the confidentiality of all Trade Secrets included in the Owned Intellectual Property. All Intellectual Property developed for or on behalf of the Company Group by any current and former employee, consultant and independent contractor is solely and exclusively owned by a member of the Company Group via a written binding assignment agreement. All Persons to which a member of the Company Group has disclosed any Trade Secrets included in the Owned Intellectual Property is and has been under a legally-binding duty of confidentiality to such member of the Company Group or is and has been bound to reasonable confidentiality obligations and use restrictions in a written, binding agreement.

(f) Except as would not be material to the Company Group taken as a whole, the Company Group solely and exclusively owns the source code and object code for all Software constituting their Owned Intellectual Property (“Owned Software”). Except as would not be material to the Company Group taken as a whole, the Company Group has not incorporated any “open source”, “copyleft” or analogous license (including any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses) (“Open Source Code”) into Owned Software, distributed Open Source Code in conjunction with Owned Software or used Open Source Code, in each case in a manner that (i) imposes a requirement that such proprietary software (A) be disclosed or distributed in source code form, (B) be freely licensed for the purpose of making modifications or derivative works, (C) be licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (D) be redistributable at no charge or (ii) grants or would require the grant of a royalty-free license to any Person of such proprietary software or (y) agreement with any Person under which the Company Group has deposited, or could be required to deposit, into escrow the source code of such software and no such source code has been released to any Person, or is entitled to be released to any Person, by any escrow agent. The consummation of the transactions contemplated by this Agreement will not trigger the release of any source code of any Owned Software.

(g) (i) The Company Group’s IT Systems operate, perform and run in all material respects as required in connection with operation of the businesses of the Company Group as presently conducted and (ii) (A) there has been no breach or unauthorized access, use, interruption, modification or corruption of any IT Systems (or any information or transactions stored or contained therein or transmitted thereby) and (B) the IT Systems have not malfunctioned or failed, in each case (A) or (B), in a manner that has had a material impact on the business of the Company Group. The Company Group has taken commercially reasonable steps and implemented and has in place commercially reasonable safeguards and security protocol technologies to (x) protect the confidentiality, integrity and security of the IT Systems (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized access, use, alteration, interruption, modification, corruption, disclosure or distribution of Personal Information and (y) to prevent the introduction to the IT Systems of, and to ensure that the IT Systems are free from, material bugs, disabling codes or instructions, spyware, Trojan horses, worms, bomb, backdoor, clock, timer and viruses. The Company Group has implemented and maintains commercially reasonable backup, disaster recovery, encryption and business continuity plans, technology, procedures and facilities, acted in compliance therewith, and has taken commercially reasonable steps to test such plans and procedures on a periodic basis. There has been no security breach or unauthorized access to the IT Systems or any unauthorized access, use, disclosure, modification, corruption, or encryption of any data or information, or any Personal Information, stored therein, except as would not be material to the Company Group taken as a whole.

Section 4.21. Data Privacy and Security.

(a) The Company Group is, and at all times since January 1, 2019 has been, in compliance with all Data Security Requirements in all material respects. The Company Group has in place, maintains and enforces commercially reasonable policies, procedures, and rules regarding data privacy, protection, and security to protect the security, integrity and privacy of the Company Group’s Personal Information as required by all Data Security Requirements. There is no pending or, to the knowledge of Covalto, threatened Action against the Company Group by any Person in relation to any actual or alleged violation of such Person’s privacy, personal or confidentiality rights or a violation of any Data Security Requirements. Since January 1, 2019, the Company Group has not experienced any material incident in which Personal Information or Trade Secret was stolen or improperly accessed, used, processed, transferred, disclosed, destroyed, lost, or otherwise compromised or breached, and the Company Group has not received any material written complaints from any Person with respect thereto.

(b) (i) Since January 1, 2019, the Company Group is not, and has not been, subject to a Governmental Order of, nor has received a notice from and (ii) the Company Group has not been required to notify, any Person or Governmental Authority regarding actual or alleged non-compliance with or violation of any Data Security Requirement.

Section 4.22. Environmental Matters. Except, in each case, as would not be material to Covalto and its Subsidiaries, taken as a whole:

(a) Covalto and its Subsidiaries are, and since January 1, 2019 have been, in compliance in all material respects with all Environmental Laws, which includes and has included holding and complying in all material respects with all Permits required under Environmental Laws.

(b) There are no Actions or notices of violation pending against or, to the knowledge of Covalto, threatened in writing against Covalto or any of its Subsidiaries alleging, and Covalto and its Subsidiaries have not received any written notice, report or other information regarding, any material violations of or material liability under any Environmental Law or any material violations or material liability concerning any Hazardous Materials, nor is there any basis for any such claims or notices.

Section 4.23. Absence of Changes. (a) From and after the date of the most recent Audited Financial Statement, no Company Material Adverse Effect shall have occurred.

(b) Except as set forth in Section 4.23(b) of the Company Disclosure Schedule, from and after the date of the most recent Audited Financial Statement, Covalto and its Subsidiaries (i) have, in all material respects, conducted their business and operated their properties in the ordinary course of business and (ii) have not taken any action (or failed to take any action) that would violate Section 6.1 if such action had been taken (or failed to be taken) after the date of this Agreement.

Section 4.24. Brokers’ Fees. Other than as set forth on Section 4.24 of the Company Disclosure Schedule, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by Covalto, any of its Subsidiaries or any of their respective Affiliates.

Section 4.25. Related Party Transactions. Except for the Contracts set forth on Section 4.25 of the Company Disclosure Schedule, there are no Contracts between Covalto or any of its Subsidiaries, on the one hand, and any Affiliate (other than Covalto’s wholly-owned Subsidiaries), officer, director or holder of Equity Securities of Covalto or any of its Subsidiaries or, to Covalto’s knowledge, any Affiliate or family member of any of the foregoing, on the other hand, except in each case, for (a) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies, (b) reimbursements of expenses incurred in connection with their employment or service (excluding from clause (a) and this clause (b) any loans made by Covalto or its Subsidiaries to any officer, director, employee, member or stockholder and all related arrangements, including any pledge arrangements), and (c) amounts paid pursuant to Company Group Benefit Plans listed on Section 4.13(a) of the Company Disclosure Schedule.

Section 4.26. Proxy Statement / Prospectus; Information Provided. None of the information relating to Covalto or its Subsidiaries supplied or to be supplied by Covalto, or by any other Person acting on behalf of Covalto, in writing specifically for inclusion in the Proxy Statement / Prospectus will, as of the date the Proxy Statement / Prospectus (or any amendment or supplement thereto) is first mailed to LIVB’s shareholder and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that Covalto does not make any representations or warranties as to the information contained in or omitted from the Proxy Statement / Prospectus (a) that is modified in any material respect by LIVB or any of its Affiliates or Representatives without Covalto’s prior written approval which is misleading by virtue of such modification or (b) in reliance upon and in conformity with information furnished in writing by or on behalf of LIVB or any of its Affiliates specifically for inclusion in the Proxy Statement / Prospectus which is misleading by virtue of such reliance and conformity. All financial projections with respect to a Company Group that were delivered by or on behalf of Covalto or its Representatives were prepared in good faith using assumptions that Covalto believes to be reasonable. The Proxy Statement / Prospectus, insofar as it relates to information supplied by or on behalf of Covalto related to Covalto or its Subsidiaries for inclusion therein, will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder.

Section 4.27. International Trade; Anti-Corruption; Certain Business Practices. (a) Neither Covalto nor any of its Subsidiaries, nor, to the knowledge of Covalto, any of their respective officers, directors, or employees, or any agents or other third-party representatives acting on behalf of Covalto or any of its Subsidiaries, is currently, or has been: (i) a Sanctioned Person; (ii) organized, ordinarily resident or located in a Sanctioned Country; (iii) knowingly engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country in violation of Sanctions Laws; or (iv) otherwise in material violation of applicable Sanctions Laws, or U.S. anti-boycott Laws (collectively, “Trade Controls”). Covalto and its Subsidiaries, and, to the knowledge of the Company, each of the Company’s and its Subsidiaries’ respective officers, directors, employees, agents, representatives or other persons acting on its behalf are in compliance with, and have operated at all times in material compliance with, the USA Patriot Act of 2001, as amended through the date of this Agreement, to the extent applicable to Covalto and its Subsidiaries and all other applicable anti-money laundering laws and regulations applicable to Covalto and its Subsidiaries.

(b) Neither Covalto nor any of its Subsidiaries, nor, to the knowledge of Covalto, any of their respective officers, directors or employees, nor any agents or other third-party representatives acting on behalf of Covalto or any of its Subsidiaries, has made any unlawful payment or given, offered, promised, or authorized or agreed to give any money or anything of value directly, or, to the knowledge of Covalto, indirectly, to or from any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), any Government Official or other Person in material violation of any applicable Anti-Corruption Laws or for the purpose of (i) influencing any official act or decision of such Government Official, party or candidate, (ii) inducing such Government Official, party or candidate to use his, her or its influence to affect any act or decision of a foreign Governmental Authority, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist Covalto, any of its Subsidiaries or any of its Affiliates in obtaining or retaining business for or with, or directing business to, any person. Neither Covalto nor, to the knowledge of Covalto, any of its directors, officers, employees or agents have made or authorized any bribe, kickback or other unlawful payment of funds or received or retained any funds, in each case in violation of any applicable Law, rule or regulation.

(c) In the past five years, neither Covalto nor any of its Subsidiaries has received from any Governmental Authority any notice, inquiry, or internal or external allegation, or made any voluntary or involuntary disclosure to a Governmental Authority, concerning any actual or potential violation related to Trade Controls or Anti-Corruption Laws (including but not limited to the FCPA). Covalto and each of its Subsidiaries have maintained and enforced policies, procedures and internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) reasonably designed to ensure compliance with applicable Anti-Corruption Laws (including but not limited to the FCPA) and Trade Controls.

(d) Covalto and each of its Subsidiaries has maintained and currently maintains (i) books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Covalto and its Subsidiaries, and (ii) internal accounting controls sufficient to provide reasonable assurances that all transactions and access to assets of the Covalto and its Subsidiaries were, have been and are executed only in accordance with management’s general or specific authorization.

(e) Except as set forth in Section 4.27(e) of the Company Disclosure Schedule, to the Knowledge of Covalto, neither Covalto’s nor any of its Subsidiaries’ respective officers, directors, employees, agents, representatives or other persons acting on their behalf is, or was during the past five (5) years, a Government Official.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF LIVB

Except as set forth in the corresponding section of the LIVB Disclosure Schedule to this Agreement dated as of the date of this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face) or in the SEC Reports filed or furnished by LIVB prior to the date hereof (excluding any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature), LIVB represents and warrants to Covalto as follows, in each case as of the date hereof and as of the Closing Date:

Section 5.1. Corporate Organization. LIVB is duly incorporated and is validly existing as an exempted company in good standing under the Laws of the Cayman Islands and has the requisite power and authority to own, lease or operate its properties, rights and assets and to conduct its business as it is now being conducted, except (other than with respect to LIVB’s due incorporation and valid existence) as has not had, and would not, individually or in the aggregate, reasonably be expected to have, a LIVB Material Adverse Effect. The copies of the organizational documents of LIVB previously delivered by LIVB to Covalto are true, correct and complete and are in effect as of the date of this Agreement. LIVB is, and at all times has been, in compliance in all material respects with all terms and provisions of the memorandum and articles of association (as amended from time to time) of LIVB. LIVB is duly licensed or qualified and in good standing as a foreign corporation or foreign limited liability company, as applicable, in all jurisdictions, other than the Cayman Islands, in which its ownership of property or the character of its activities is such as to require it to be in good standing or so licensed or qualified, except where failure to be in good standing or so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, a LIVB Material Adverse Effect. LIVB has no Subsidiaries.

Section 5.2. Due Authorization. (a) LIVB has all requisite power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and, upon receipt of the LIVB Shareholder Approval, to perform all obligations to be performed by it hereunder and thereunder and to consummate the Transactions and the transactions contemplated thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the Transactions and the transactions contemplated thereby have been duly and validly authorized and approved by the board of directors or equivalent governing body of LIVB and, except for the LIVB Shareholder Approval, no other corporate or equivalent proceeding on the part of LIVB is necessary to authorize this Agreement or such Transaction Agreements or LIVB’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement to which LIVB will be party will be, duly and validly executed and delivered by LIVB and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement to which LIVB will be party, will constitute a legal, valid and binding obligation of LIVB, enforceable against LIVB in accordance with its terms, subject to the Enforceability Exceptions.

(b) At a meeting duly called and held, the LIVB Board has: (i) determined that this Agreement and the transactions are fair to and in the best interests of LIVB’s shareholders, (ii) approved the Transactions, including the Business Combination, (iii) resolved to recommend to LIVB’s shareholders’ approval of each of the LIVB Shareholder Matters, and (iv) determined that the fair market value of Covalto is equal to at least 80% of the amount held in the Trust Account (excluding any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) as of the date hereof.

(c) Assuming that a quorum (as determined pursuant to the LIVB Organizational Documents) is present (i) the Business Combination Proposal shall require approval, as an ordinary resolution, by an affirmative vote of the holders of at least a majority of the LIVB Ordinary Shares who are present in person or by proxy and, being entitled to do so, vote thereupon (as determined pursuant to the LIVB Organizational Documents) at a shareholders’ meeting duly called by the LIVB Board and held for such purpose and (ii) the Merger shall require approval, as a special resolution, by an affirmative vote of the holders of at least two-thirds of the LIVB Ordinary Shares who are present in person or by proxy and, being entitled to do so, vote thereupon (as determined pursuant to the LIVB Organizational Documents) at a shareholders’ meeting duly called by the LIVB Board and held for such purpose.

(d) The foregoing votes are the only votes of any of LIVB’s shares necessary in connection with entry into this Agreement by LIVB and the consummation of the Transactions.

Section 5.3. No Conflict. The execution, delivery and performance of this Agreement and any Transaction Agreement to which LIVB is a party by LIVB and, upon receipt of the LIVB Shareholder Approval, the consummation of the Transactions and the transactions contemplated thereby or by any Transaction Agreement do not and will not (a) contravene or conflict with any provision of, or result in the breach of the LIVB Organizational Documents, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order binding on or applicable to LIVB or any of its properties or assets, (c) violate, conflict with, result in a breach of any term, condition or provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which LIVB is a party or by which any of its assets or properties may be bound or affected, any Permit of LIVB or (d) result in the creation or imposition of any Lien upon any of the properties, assets or Equity Securities of LIVB, except in the case of each of clauses (b) through (d) as has not had, and would not reasonably be expected to be, material to LIVB, taken as a whole.

Section 5.4. Litigation and Proceedings. There are no pending or, to the knowledge of LIVB, threatened, Actions or investigations against LIVB, or otherwise affecting LIVB or its assets, which, if determined adversely, could, individually or in the aggregate, be material to LIVB. There is no unsatisfied judgment or any open injunction binding upon LIVB which would, individually or in the aggregate, reasonably be expected to be material to LIVB. The business of LIVB has been conducted in all material respects in accordance with all applicable Laws. LIVB has not received any written notice of any violation of Law.

Section 5.5. Compliance with Laws.

(a) LIVB and each of LIVB’s officers, directors and employees are, and since its date of formation have been, in compliance with all applicable Laws in all material respects, except as would not reasonably be expected to be material to LIVB, taken as a whole. Since LIVB’s date of formation, (i) LIVB has not been subjected to, or received any notification from, any Governmental Authority of a violation of any applicable Law or any investigation by a Governmental Authority for actual or alleged violation of any applicable Law, (ii) to the knowledge of LIVB, no claims have been filed against LIVB with any Governmental Authority alleging any material failure by LIVB to comply with any Law to which it is subject, and (iii) LIVB has not made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Law.

(b) Neither LIVB, nor any of LIVB’s respective officers, directors or employees, nor, to the knowledge of LIVB, any of LIVB’s other agents, representatives or other persons acting on its behalf (i) has offered, promised, given or authorized the giving of money or anything else of value, whether directly or through another person or entity, to (A) any Government Official or (B) any other Person with the knowledge that all or any portion of the money or thing of value will be offered or given to a Government Official, in each of cases (A) and (B) for the purpose of influencing any action or decision of the Government Official in his or her official capacity, including a decision to fail to perform his or her official duties, inducing the Government Official to use his or her influence with any Governmental Authority to affect or influence any official act, or otherwise obtaining an improper advantage; or (ii) has or will make or authorize any other person to make any payments or transfers of value which have the purpose or effect of commercial bribery, or acceptance or acquiescence in kickbacks or other unlawful or improper means of obtaining or retaining business.

(c) To the knowledge of LIVB, none of LIVB’s respective beneficial owners, officers, directors or employees is or was a Government Official or a close family member of a Government Official.

(d) To the knowledge of LIVB, no Governmental Authority is investigating or has in the past five (5) years conducted, initiated or threatened any investigation of LIVB, or LIVB’s respective officers, directors or employees for alleged violation of Anti-Corruption Laws in connection with activities relating to LIVB.

(e) LIVB has all Permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted and as proposed to be conducted (the “LIVB Permits”), except where the failure to have such LIVB Permits would be material to LIVB, taken as a whole. As of the date hereof, (i) each LIVB Permit is in full force and effect in accordance with its terms, (ii) no outstanding notice of revocation, cancellation or termination of any LIVB Permit has been received by LIVB, (iii) there are no Actions pending or, to the knowledge of LIVB, threatened, that seek the revocation, suspension, withdrawal, adverse modification, cancellation or termination of any LIVB Permit, (iv) LIVB is, and has been since its formation, in compliance with all material LIVB Permits applicable to LIVB and no condition exists that with notice or lapse of time or both would constitute a default under such LIVB Permits, in each case, except as would not be material to LIVB, taken as a whole. The consummation of the transactions contemplated by this Agreement will not cause the revocation, modification or cancellation of any LIVB Permit, except for any such revocation, modification or cancellation that would not reasonably be expected to be, individually or in the aggregate, material to LIVB, taken as a whole. Section 5.5(e) of the LIVB Disclosure Schedule contains a complete list of all material LIVB Permits.

Section 5.6. Contracts. Other than this Agreement, the other Transaction Agreements and any Contracts that are exhibits to the SEC Reports, there are no Contracts to which LIVB is a party or by which LIVB’s properties or assets may be bound, subject or affected, which (a) creates or imposes a liability greater than $50,000, (b) may not be cancelled by LIVB on less than sixty (60) calendar days’ prior notice without payment of a material penalty or termination fee or (c) prohibits, prevents, restricts or impairs in any material respect any business practice of LIVB as its business is currently conducted, any acquisition of material property by LIVB, or restricts in any material respect the ability of LIVB from engaging in business as currently conducted by it or from competing with any other Person (each such contract, a “LIVB Material Contract”). All LIVB Material Contracts have been made available to the Company.

Section 5.7. Governmental Authorities; Consents. No action by consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority or Person or notice, approval, consent, waiver or authorization from any Governmental Authority or Person is required on the part of LIVB with respect to the execution or delivery and performance of this Agreement by LIVB or any Transaction Agreement to which LIVB is a party, as applicable, or the consummation of the Transactions or the transactions contemplated thereby, except for (a) the filing of the (i) LIVB Plan of Merger and (ii) the Closing LIVB Articles of Association, (b) the filing with the SEC of (i) the Proxy Statement / Prospectus (and the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act or, if the preliminary Proxy Statement / Prospectus is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC) and (ii) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Agreements or the Transactions or the transactions contemplated thereby, (c) such filings with and approval of NASDAQ to permit the Covalto Ordinary Shares to be issued in connection with the transactions contemplated by this Agreement and the other Transaction Agreements to be listed on NASDAQ, (d) the regulatory approvals set forth on Section 9.1(a) of the Company Disclosure Schedule, (e) the LIVB Shareholder Approval, or (f) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to LIVB.

Section 5.8. Trust Account. As of July 31, 2022, there is at least $117,047,179.29 held in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated as of February 7, 2022, by and between LIVB and the Trustee on file with the SEC Reports of LIVB as of the date of this Agreement (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, LIVB Organizational Documents and LIVB’s final prospectus, dated as of February 7, 2022 (File No. 333-261950) (the “IPO Prospectus”). Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. LIVB has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of LIVB and, to the knowledge of LIVB, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and to the knowledge of LIVB, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports filed or furnished by LIVB to be inaccurate or that would entitle any Person (other than shareholders of LIVB holding LIVB Ordinary Shares sold in the IPO who shall have elected to redeem their LIVB Ordinary Shares pursuant to the LIVB Organizational Documents and the underwriters of the IPO with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. As of the date hereof, assuming the accuracy of the representations and warranties of Covalto contained herein and the compliance by Covalto with their obligations hereunder, LIVB has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to LIVB on the Closing Date. There are no Actions pending with respect to the Trust Account. Since February 7, 2022, LIVB has not released any money from the Trust Account (other than as permitted by the Trust Agreement). As of the Effective Time, the obligations of LIVB to dissolve or liquidate pursuant to the LIVB Organizational Documents shall terminate, and, as of the Effective Time, LIVB shall have no obligation whatsoever pursuant to the LIVB Organizational Documents to dissolve and liquidate the assets of LIVB by reason of the consummation of the Transactions. Following the Effective Time, no shareholder of LIVB shall be entitled to receive any amount from the Trust Account except to the extent such shareholder shall have elected to tender its shares of LIVB Class A Ordinary Shares for redemption pursuant to the LIVB Shareholder Redemption.

Section 5.9. Brokers’ Fees. Other than as set forth on Section 5.9 of the LIVB Disclosure Schedule, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions based upon arrangements made by LIVB or any of its Affiliates, including Sponsor.

Section 5.10. SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities. (a) LIVB has filed or furnished in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC prior to the date of this Agreement (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, reports, schedules, forms, statements and other documents required to be filed or furnished with the SEC subsequent to the date of this Agreement (collectively, as they may be amended since the time of their filing and including all exhibits thereto, but excluding the Proxy Statement / Prospectus, the “Additional SEC Reports”). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the Closing Date, then on the date of such filing) and none of the Additional SEC Reports as of their respective dates (or if amended or superseded by a filing prior to the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates (or if amended or superseded by a filing prior to the Closing Date, then on the date of such filing), the audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of LIVB as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. LIVB has no material off-balance sheet arrangements that are not disclosed in the SEC Reports.

(b) LIVB has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to LIVB is made known to LIVB’s principal executive officer and its principal financial officer. To the knowledge of LIVB, such disclosure controls and procedures are effective in timely alerting LIVB’s principal executive officer and principal financial officer to material information required to be included in LIVB’s financial statements included in LIVB’s periodic reports required under the Exchange Act.

(c) LIVB has established and maintains systems of internal accounting controls that are designed to provide reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for LIVB’s assets. LIVB maintains books and records in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of LIVB in all material respects.

(d) There is no (i) “significant deficiency” in the internal controls over financial reporting of LIVB, (ii) “material weakness” in the internal controls over financial reporting of LIVB, or (iii) fraud, whether or not material, that involves management or other employees of LIVB who have a significant role in the internal controls over financial reporting of LIVB.

(e) To the knowledge of LIVB, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the knowledge of LIVB, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(f) LIVB was formed solely for the purpose of effecting a Business Combination and has not engaged in any business activities or conducted any operations other than in connection with its formation and funding, including its initial public offering, and the sourcing, evaluation and negotiations of potential business combinations and the execution, delivery and performance of this Agreement and the other Transaction Agreements.

(g) There is no material liability, debt or obligation of LIVB, except for liabilities, debts and obligations (i) reflected or reserved for on LIVB’s balance sheet for the fiscal year ended March 31, 2021 as reported on Form 10-Q or disclosed in the notes thereto, (ii) that have arisen since December 31, 2021 in the ordinary course of the operation of business of LIVB consistent with past practice or (iii) incurred in connection with the transactions contemplated by this Agreement.

Section 5.11. Business Activities.

(a) Since its incorporation, LIVB has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination or incidental thereto. Except as set forth in the LIVB Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon LIVB or to which LIVB is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of LIVB or any acquisition of property by LIVB or the conduct of business by LIVB as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which would not reasonably be expected to have a LIVB Material Adverse Effect.

(b) LIVB does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, LIVB has no interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) Except for this Agreement and the agreements expressly contemplated hereby, LIVB is not, and at no time has been, party to any Contract with any Person that would require payments by LIVB in excess of $100,000 in the aggregate with respect to any individual Contract or more than $500,000 in the aggregate when taken together with all other Contracts.

(d) As of the date hereof, there is no liability, debt or obligation against LIVB, whether accrued, contingent, absolute, determined, determinable or otherwise, except for liabilities, debts or obligations (i) reflected or reserved for on LIVB’s consolidated balance sheet as of December 31, 2021 or disclosed in the notes thereto, (ii) that have arisen since the date of LIVB’s consolidated balance sheet as of December 31, 2021 in the ordinary course of the operation of business of LIVB, (iii) arising under this Agreement or the performance by LIVB of its obligations hereunder, including the transaction expenses or (iv) that would not reasonably be expected to have, individually or in the aggregate, a LIVB Material Adverse Effect.

Section 5.12. Taxes.

(a) LIVB is and has been since its date of formation treated as a corporation for U.S. federal income tax purposes.

(b) All income and other material Tax Returns required to be filed by LIVB have been timely filed (taking into account applicable extensions), and all such Tax Returns are true, correct and complete in all material respects.

(c) LIVB has paid all material amounts of Taxes (whether or not shown on any Tax Return) that are due and payable by LIVB, except with respect to matters contested in good faith by appropriate Actions and with respect to which adequate reserves have been established in accordance with GAAP.

(d) Except for Permitted Liens, there are no Liens for Taxes upon the property or assets of LIVB.

(e) All material amounts of Taxes required to be withheld or collected by LIVB have been withheld and, to the extent required, have been paid over to the appropriate Governmental Authority.

(f) LIVB has not received from any Governmental Authority any written notice of any threatened, proposed, or assessed deficiency for Taxes with respect to LIVB, except for such deficiencies that have been satisfied by payment, settled or withdrawn. No audit or other proceeding by any Governmental Authority is in progress with respect to any Taxes due by LIVB, and LIVB has not received written notice from any Governmental Authority that any such audit or proceeding is contemplated or pending.

(g) No material written claim has been made by any Governmental Authority in a jurisdiction where LIVB does not pay a particular type of Tax or file a particular type of Tax Return that it is or may be required to file such type of Tax Return or pay such type of Tax in such jurisdiction.

(h) LIVB does not have a request for a private letter ruling, a request for administrative relief, a request for technical advice or a request for a change of any method of accounting pending with any Governmental Authority. LIVB has not extended the statute of limitations for assessment, collection or other imposition of any material Tax (other than pursuant to an extension of time to file a Tax Return obtained in the ordinary course of business) which extension is currently in effect.

(i) LIVB is not a party to or bound by any Tax sharing, indemnification or allocation agreement or other similar Contract, other than any customary commercial Contracts entered into in the ordinary course of business which do not primarily relate to Taxes.

(j) LIVB has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the prior two (2) years.

(k) LIVB has never been a member of an Affiliated Group. LIVB has no liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as transferor or successor, by Contract or otherwise (other than in each case pursuant to any customary commercial Contract entered into in the ordinary course of business which does not principally relate to Taxes).

(l) LIVB will not be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law) or open transaction disposition, in each case, made by LIVB prior to the Closing, (ii) prepaid amount received or deferred revenue realized or received by LIVB prior to the Closing, (iii) change in method of accounting of LIVB for a taxable period (or portion thereof) ending on or prior to the Closing Date made or required to be made prior to the Closing, or (iv) “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed by LIVB prior to the Closing.

(m) LIVB is not treated as an “expatriated entity” as defined in Section 7874(a)(2)(A) of the Code, as a “surrogate foreign corporation” as defined in Section 7874(a)(2)(B) of the Code or otherwise as a domestic corporation as a result of the application of Section 7874(b) of the Code.

(n) LIVB has not been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(o) LIVB has complied in all material respects with the conditions stipulated in each Tax Grant that LIVB has utilized.

(p) LIVB has not (i) deferred any Taxes under Section 2302 of the CARES Act or (ii) claimed any Tax credit under Section 2301 of the CARES Act or Sections 7001-7003 of the Families First Coronavirus Response Act, as may be amended.

(q) To the knowledge of LIVB, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Merger and the CTB Election from qualifying for the Intended U.S. Tax Treatment.

Section 5.13. Capitalization. (a) As of the date of this Agreement, the authorized share capital of LIVB is $55,500 divided into 500,000,000 LIVB Class A Ordinary Shares, 50,000,000 LIVB Class B Ordinary Shares and 5,000,000 preference shares of a par value of $0.0001 each, of which 11,610,000 LIVB Class A Ordinary Shares and 933,417 LIVB Class B Ordinary Shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding LIVB Ordinary Shares (1) have been duly authorized and validly issued and are fully paid and non-assessable, (2) were issued in compliance in all material respects with applicable Law, and (3) were not issued in breach or violation of any preemptive rights or Contract. As of the date hereof, LIVB has issued 10,794,167 LIVB Warrants that entitle the holder thereof to purchase LIVB Ordinary Shares at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement.

(b) Except for this Agreement and the LIVB Warrants, or as set forth in Section 5.13(a), as of the date hereof, there are no Equity Securities of LIVB authorized, reserved, issued or outstanding. Except as disclosed in the SEC Reports or the LIVB Organizational Documents, there are no outstanding contractual obligations of LIVB to repurchase, redeem or otherwise acquire any securities or equity interests of LIVB. There are no outstanding bonds, debentures, notes or other Indebtedness of LIVB having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which LIVB’s shareholders may vote. Except as disclosed in the SEC Reports and the Sponsor Voting Agreement, LIVB is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to LIVB Ordinary Shares or any other equity interests of LIVB.

(c) LIVB does not own any capital stock or any other equity interests in any other Person or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

Section 5.14. NASDAQ Stock Market Listing. The issued and outstanding units of LIVB, each such unit comprised of one LIVB Ordinary Share and three-fourth of one LIVB Warrant, are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “LIVBU”. The issued and outstanding LIVB Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “LIVB”. The issued and outstanding LIVB Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “LIVBW”. As of the date of this Agreement, LIVB is in compliance in all material respects with the applicable NASDAQ corporate governance requirements for continued listing of the LIVB Class A Ordinary Shares and LIVB Warrants. There is no Action pending or, to the knowledge of LIVB, threatened against LIVB by NASDAQ or the SEC with respect to any intention by such entity to deregister the LIVB Class A Ordinary Shares or LIVB Warrants on NASDAQ. None of LIVB or its Affiliates has taken any action in an attempt to terminate the registration of the LIVB Class A Ordinary Shares or LIVB Warrants under the Exchange Act except as contemplated by this Agreement. LIVB has not received any notice from NASDAQ or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the LIVB Class A Ordinary Shares or LIVB Warrants from NASDAQ or deregistering of the LIVB Class A Ordinary Shares or LIVB Warrants with the SEC.

Section 5.15. Anchor Investment.

(a) LIVB has delivered to the Company true, correct and complete copies of the Mandatorily Convertible Note executed by the Anchor Investor, pursuant to which the Anchor Investor has committed to provide financing to the Company in the aggregate amount equal to the Anchor Investment Amount no later than thirty (30) days following the date hereof. To the knowledge of LIVB, with respect to each Anchor Investor, the Mandatorily Convertible Notes are in full force and effect and have not been withdrawn or terminated, or otherwise amended or modified, and no withdrawal, termination, amendment or modification is contemplated by LIVB or, to the knowledge of LIVB, the Anchor Investors. Each Mandatorily Convertible Note to which any Anchor Investor is a party is a legal, valid and binding obligation of each Anchor Investor party thereto and neither the execution or delivery by each Anchor Investor party thereto, nor the performance of each Anchor Investor’s obligations under each such Mandatorily Convertible Note, violates any Laws. There are no other agreements, side letters, or arrangements between LIVB and any Anchor Investor relating to any Mandatorily Convertible Note or the purchase by such Anchor Investor of securities of LIVB or the Company that could affect the obligation of the Anchor Investors to contribute to the Company the applicable portion of the Anchor Investment Amount set forth in the Mandatorily Convertible Note, and, as of the date hereof, LIVB does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Mandatorily Convertible Note to which any Anchor Investor is a party not being satisfied, or the Anchor Investment Amount not being available to Covalto, on the funding date thereof. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of any Anchor Investor under any material term or condition of any Mandatorily Convertible Note to which any Anchor Investor is a party and, as of the date hereof, LIVB has no reason to believe that any Anchor Investor will be unable to satisfy in all material respects on a timely basis any term or condition of funding to be satisfied by any Anchor Investor them contained in any such Mandatorily Convertible Note. The Mandatorily Convertible Notes contain all of the conditions precedent (other than the conditions contained in the other agreements related to the Transactions) to the obligations of the Anchor Investors to contribute to Covalto the applicable portion of the Anchor Investment Amount set forth in the Mandatorily Convertible Notes to which they are a party, on the terms therein. No fees or discounts are payable or have been agreed by LIVB (including, from and after the Closing, the Surviving Entities and their respective Subsidiaries) to the Anchor Investor in respect of the Anchor Investment Amount, except as set forth in the Mandatorily Convertible Notes or this Agreement.

Section 5.16. Related Party Transactions. Except as described in the SEC Reports, there are no transactions, Contracts, arrangements or understandings between LIVB, on the one hand, and any director, officer, employee, shareholder, equityholder, warrant holder or Affiliate of LIVB, on the other hand.

Section 5.17. Proxy Statement / Prospectus. None of the information relating to LIVB supplied or to be supplied by LIVB, or by any other Person acting on behalf of LIVB, in writing specifically for inclusion in the Proxy Statement / Prospectus will, as of the date the Proxy Statement / Prospectus (or any amendment or supplement thereto) is first mailed to LIVB’s shareholders and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that LIVB makes no representations or warranties as to the information contained in or omitted from the Proxy Statement / Prospectus (a) that is modified in any material respect by Covalto or any of its Subsidiaries or Representatives without LIVB’s prior written approval which is misleading by virtue of such modification or (b) in reliance upon and in conformity with information furnished in writing by or on behalf of Covalto or any of its Subsidiaries specifically for inclusion in the Proxy Statement / Prospectus which is misleading by virtue of such reliance and conformity.

Section 5.18. Absence of Changes. From and after February 7, 2022, no LIVB Material Adverse Effect shall have occurred and be continuing.

Section 5.19. Indebtedness. LIVB has no Indebtedness for borrowed money.

Section 5.20. Sponsor Voting Agreement. LIVB has delivered to Covalto a true, correct and complete copy of the Sponsor Voting Agreement. The Sponsor Voting Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by LIVB or, to the knowledge of LIVB, Sponsor. The Sponsor Voting Agreement is a legal, valid and binding obligation of LIVB and, to the knowledge of LIVB, each other party thereto and neither the execution or delivery any party thereto, nor the performance of any party’s obligations under, the Sponsor Voting Agreement violates any provision of, or results in the breach of or default under, or require any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of LIVB under any material term or condition of the Sponsor Voting Agreement.

Section 5.21. Investment Company Act. LIVB is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.22. Independent Investigation. LIVB and its Affiliates and their respective representatives have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of Covalto and its Subsidiaries, and LIVB acknowledges that it and they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Covalto and its Subsidiaries for such purpose. LIVB acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated herein, it has relied solely upon its own investigation and the express representations and warranties of Covalto set forth in Article 4) including the related portions of the Company Disclosure Schedule) or of Covalto or its equityholders set forth in the other Transaction Documents; and (b) none of Covalto, its Affiliates nor their respective representatives have made any express or implied representation or warranty as to the Covalto and its Subsidiaries, or this Agreement, except as expressly set forth in Article 4 (including the related portions of the Company Disclosure Schedule) or in the other Transaction Agreements. Notwithstanding the foregoing, nothing in this Section 5.22 shall limit LIVB’s remedies in the event of fraud.

ARTICLE 6

COVENANTS OF THE COMPANY

Section 6.1. Conduct of Business. From the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as expressly required by the Transaction Agreements, as set forth on Section 6.1 of the Company Disclosure Schedule, as consented to in writing by LIVB (which consent shall not be unreasonably conditioned, withheld or delayed), or as required by applicable Law (including COVID-19 Measures), use its commercially reasonable efforts to (i) conduct and operate its business in the ordinary course of business in all material respects, or otherwise as not prohibited by this Section 6.1, and (ii) maintain the existing relations and goodwill of the Company and its Subsidiaries with customers, suppliers, joint venture partners, distributors and creditors of the Company and its Subsidiaries in all material respects. Without limiting the generality of the foregoing, except as required by this Agreement, as set forth on Section 6.1 of the Company Disclosure Schedule, as consented to by LIVB in writing (which such consent shall not be unreasonably conditioned, withheld or delayed, it being understood that a failure to respond within three (3) Business Days shall constitute consent), or as required by applicable Law (including COVID-19 Measures) or this Agreement, the Company shall not, and shall cause its Subsidiaries not to, during the Interim Period:

(a) change or amend its certificate of formation, limited liability company agreement, certificate of incorporation, bylaws or other organizational documents other than (i) as will not materially and adversely affect LIVB and its shareholders, (ii) as contemplated by this Agreement and the other Transaction Agreements or (iii) as expressly necessary to implement the transactions permitted by this Section 6.1;

(b) make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly-owned Subsidiary of the Company either to the Company or any other wholly-owned Subsidiaries of the Company;

(c) except for entries, modifications, amendments, waivers, terminations or non-renewals in the ordinary course of business, enter into, materially and adversely modify, materially and adversely amend, waive any material right under or terminate any Contract of a type required to be listed on Section 4.12(a) of the Company Disclosure Schedule (including, for clarity, any Contract that, if existing on the date hereof, would have been required to be listed on Section 4.12(a) of the Company Disclosure Schedule), or any Lease to which the Company or its Subsidiaries is a party or by which it is bound; in each case except for (i) (A) each Contract of Covalto of a type set forth in Section 4.12(a)(ii) that has a principal amount of $10,000,000 or less, in the aggregate, so long as LIVB receives prior notification from and consultation with Covalto, or (B) amendments, waivers, terminations or non-renewals of Contracts permitted to be incurred by Section 6.1(q) below, or (ii) each Contract of Covalto of a type set forth in Sections 4.12(a)(xiii) and 4.12(a)(xiv) of the Company Disclosure Schedule;

(d) (i) issue, deliver, sell, transfer, pledge or dispose of, or place any Lien (other than, in the case of Subsidiaries, a Permitted Lien) on, any Equity Securities of the Company or any of its Subsidiaries (other than Equity Securities issued upon exercise of options permitted by clause (ii)) or (ii) issue or grant any options (other than options issued pursuant to a Company Group Benefit Plan in effect as of the date hereof), warrants or other rights to purchase or obtain any Equity Securities of the Company or its Subsidiaries (in each case other than (A) Equity Securities issued upon exercise of Existing Covalto Options or Existing Covalto Warrants outstanding as of the date of this Agreement, and (B) any Mandatorily Convertible Notes or Equity Securities issued upon exercise of Mandatorily Convertible Notes and (C) any convertible notes which is on substantially similar terms as the Mandatorily Convertible Notes issued to finance the Company’s ongoing capital needs; provided that (1) the Company gives written notice to LIVB prior to the issuance of such convertible note and (2) the face amount of such convertible notes is $20,000,000 or less, in the aggregate;

(e) sell, assign, transfer, convey, lease, license, sublicense, abandon, allow to lapse or expire, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets, rights or properties

(including material Owned Intellectual Property) of the Company Group, other than (i) non-exclusive licenses of Owned Intellectual Property granted in the ordinary course consistent with past practices in connection with sales of assets for fair value or financing required to finance the Company’s ongoing capital needs, (ii) the sale or provision of goods or services to customers in the ordinary course of business, or the sale, permission to lapse, abandonment, or other disposition of tangible assets or equipment deemed by the Company in its reasonable business judgment to be obsolete or not worth the costs of maintaining or registering the item, (iii) in connection with the sale or factoring of loans in the ordinary course of business, consistent with past practices, (iv) transactions among the Company and its wholly-owned Subsidiaries or among its wholly-owned Subsidiaries, or (v) the sale of any non-performing loans in the ordinary course of business;

(f) (i) cancel or compromise any claim or Indebtedness owed to the Company or any of its Subsidiaries (other than in the ordinary course of business or in accordance with the Company’s credit and collection policies), or, (ii) settle any pending or threatened Action, (A) if such settlement would require payment by the Company in an amount greater than $2,000,000, (B) to the extent such settlement includes an agreement to accept or concede injunctive relief restricting the Company in a manner materially adverse to the Company, (C) to the extent such settlement involves a Governmental Authority or alleged criminal wrongdoing (other than immaterial criminal claims relating to economic crimes (querellas sobre delitos patrimoniales) related to client loans in the ordinary course), or (D) to the extent such settlement relates to Transaction Litigation, or (iii) agree to modify in any respect materially adverse to the Company and its Subsidiaries any confidentiality or similar Contract to which the Company or any of its Subsidiaries is a party;

(g) except as otherwise required by applicable Law or the terms of any existing Company Group Benefit Plan and as in effect on the date hereof or otherwise in the ordinary course of business or contemplated by the Transaction Agreements, increase the compensation or benefits of either Covalto Co-Founder;

(h) waive or release any material noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of either Covalto Co-Founder;

(i) except for the transactions contemplated by the letters of intent set forth on Section 4.12(a)(iii) of the Company Disclosure Schedule, which shall require notice to LIVB by Covalto prior to the execution of definitive documents with respect to such transactions, directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof, in each case, other than in the ordinary course of business;

(j) make any material loans or advance any material money or other property to any Person, except for (i) loans made in the ordinary course of business or otherwise approved by Covalto’s ordinary course credit underwriting process, (ii) advances in the ordinary course of business to employees, officers, managers or independent contractors of the Company or any of its Subsidiaries for expenses not to exceed $250,000 in the aggregate, (iii) prepayments and deposits paid to suppliers of the Company or any of its Subsidiaries in the ordinary course of business, (iv) trade credit extended to customers of the Company or any of its Subsidiaries in the ordinary course of business, and (v) loans or advances among the Company and its wholly-owned Subsidiaries or among the wholly-owned Subsidiaries;

(k) redeem, purchase, repurchase or otherwise acquire, or offer to redeem, purchase, repurchase or acquire, any Equity Securities of the Company or any of its Subsidiaries, except for (i) the acquisition by the Company or any of its Subsidiaries of any Equity Securities of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such interests and (ii) transactions between the Company and a wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company;

(l) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any Equity Securities of the Company or any of its Subsidiaries, except for any such transaction by a wholly-owned

Subsidiary of the Company that remains a wholly-owned Subsidiary of the Company after consummation of such transaction, and except as contemplated by this Agreement, or as otherwise permitted by this Agreement, including in connection with the issuance of Equity Securities as permitted hereunder;

(m) make any material change in accounting principles or methods of accounting, other than as may be required by IFRS or otherwise recommended in connection with the Company’s audit in accordance with the standards of the PCAOB;

(n) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Transactions);

(o) other than the CTB election as provided by Section 3.1(g), make, change or revoke any material Tax election, adopt, change or revoke any material accounting method with respect to Taxes, amend any material Tax Return, settle or compromise any material Action related to Taxes, enter into any closing agreement with respect to any Taxes, surrender any right to claim a refund of a material amount of Taxes, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment (other than pursuant to an extension of time to file a Tax Return obtained in the ordinary course of business), or enter into any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (other than any customary commercial agreement entered into in the ordinary course of business and not primarily relating to Taxes);

(p) take, or fail to take, any action if such action, or failure to take such action, would reasonably be expected to prevent, impair or impede the Intended U.S. Tax Treatment;

(q) (i) incur, create or assume any Indebtedness with a principal amount above $1,000,000, in the aggregate, (ii) materially modify the terms of any Indebtedness instrument with a principal amount of more than $10,000,000, or (iii) assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness, in each case, other than any (A) Indebtedness in replacement of existing Indebtedness for borrowed money; provided that LIVB receives prior notification from and consultation with the Company regarding such Indebtedness, (B) Indebtedness the proceeds of which are used solely with respect to operational aspects of the Company and its Subsidiaries or as required to fund the acquisition of assets, (C) Indebtedness incurred between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries, (D) guarantees of Indebtedness of a wholly-owned Subsidiary of the Company otherwise incurred in compliance with this Section 6.1(q), or (E) Indebtedness issued solely for the purpose of financing loan portfolios with recourse solely to such loan portfolios and LIVB receives prior notification from the Company and the Company consults with LIVB with respect to such Indebtedness;

(r) voluntarily fail to maintain in full force and effect material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practices in a manner materially detrimental to the Company and its Subsidiaries;

(s) enter into any Contract or amend in any material respect any existing Contract with any Covalto Pre-Closing Holders, any Person that, to the knowledge of the Company, is an Affiliate of any Covalto Pre-Closing Holders, or an Affiliate of the Company or its Subsidiaries (excluding any ordinary course payments of annual compensation, provision of benefits or reimbursement of expenses in respect of members or stockholders who are officers, managers or directors of the Company or its Subsidiaries in their capacity as an officer, manager or director) to the extent materially detrimental to LIVB and its shareholders;

(t) make any commitments for capital expenditures or incur any liabilities by the Company or any of its Subsidiaries in respect of capital expenditures that exceed $250,000 in the aggregate;

(u) materially amend, modify or terminate any material Permit, other than routine renewals, or fail to maintain or timely obtain any Permit that is material to the ongoing operations of the Company and its Subsidaries;

(v) enter into any Contract, or otherwise become obligated, to do any action prohibited under Section 6.1(a) through (u).

Section 6.2. Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company or any of its Subsidiaries’ possession from time to time, and except for any information which (a) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement or the Transactions, (b) is prohibited from being disclosed by applicable Law, fiduciary duty or agreement entered into prior to the date hereof or (c) in the opinion of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, to the extent permitted by applicable Law (including COVID-19 Measures), the Company shall, and shall cause its Subsidiaries to, afford to LIVB and its Representatives reasonable access during the Interim Period, during normal business hours, and with reasonable advance written notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries and so long as reasonable or permissible under applicable Law, to all of their properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, in each case, as LIVB and its Representatives may reasonably request solely for purposes of consummating the Transactions. Any request pursuant to this Section 6.2 shall be made in a time and manner so as not to delay the Closing. All information obtained by LIVB and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.

Section 6.3. No Claim Against the Trust Account. The Company, on behalf of itself and the Covalto Pre-Closing Holders and other Affiliates, represents and warrants that it has read the IPO Prospectus and other SEC Reports, the LIVB Organizational Documents, and the Trust Agreement and understands that LIVB established the Trust Account containing the proceeds of its initial public offering (the “IPO”) and the overallotment securities acquired by LIVB’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of LIVB’s public shareholders (the “Public Stockholders”), and that, except as otherwise described in the IPO Prospectus, LIVB may disburse monies from the Trust Account only: (a) to the Public Stockholders if they elect to redeem their LIVB Ordinary Shares in connection with the consummation of LIVB’s initial Business Combination or in connection with an extension of LIVB’s deadline to consummate a Business Combination; (b) to the Public Stockholders if LIVB fails to consummate a Business Combination within 24 months after the closing of the IPO, subject to extension by an amendment to the LIVB Organizational Documents; (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any franchise or income taxes, or (d) to LIVB after or concurrently with the consummation of a Business Combination. The Company, on behalf of itself and the Covalto Pre-Closing Holders and other Affiliates, acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, neither the Company, nor any of the Covalto Pre-Closing Holders or its Affiliates, do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between LIVB or its Representatives, on the one hand, and the Company, the Covalto Pre-Closing Holders and their Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Company, on behalf of itself and the Covalto Pre-Closing Holders and its Affiliates, (i) hereby irrevocably waive any Released Claims that the Company, the Covalto Pre-Closing Holders and their respective Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with LIVB or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever to the extent arising out of the Released Claims (including for an alleged breach of this Agreement or any other agreement with LIVB or its Affiliates), (ii) agree and acknowledge that such irrevocable waiver is material to this Agreement and the Transactions and specifically relied upon by LIVB to induce LIVB to enter into this Agreement, and (iii) intend and understand such waiver to be valid, binding and enforceable against the

Company, the Covalto Pre-Closing Holders and their respective Affiliates under applicable Law. To the extent the Company, the Covalto Pre-Closing Holders and their respective Affiliates commence any Action or proceeding based upon, in connection with, relating to or arising out of any matter relating to LIVB or its Representatives, which proceeding seeks, in whole or in part, monetary relief against LIVB or its Representatives, the Company, on behalf of itself and the Covalto Pre-Closing Holders and its Affiliates, hereby acknowledge and agree that the Company, the Covalto Pre-Closing Holders and their Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Persons (or any Person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. This Section 6.3 shall survive the termination of this Agreement for any reason.

Section 6.4. Proxy Statement / Prospectus. (a) Following the date of this Agreement, the Company shall use commercially reasonable efforts to deliver to LIVB, as promptly as possible, any financial statements as of and for the year ended December 31, 2021 and as of and for a year-to-date period ended as of the end of any other fiscal quarter (and as of and for the same period from the previous fiscal year) that is required to be included in the Proxy Statement / Prospectus. All such financial statements (A) will fairly present in all material respects the financial position of the Company and its Subsidiaries as at the date thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any interim financial statements, to normal year-end audit adjustments and the absence of footnotes), (B) will be prepared in conformity with IFRS applied on a consistent basis during the periods involved, (C) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and (D) will comply in all material respects with the applicable accounting requirements and with the applicable rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable) for purposes of inclusion in the Registration Statement. The Company shall be available to, and the Company and its Subsidiaries shall use its reasonable best efforts to make their officers and employees available to LIVB and its counsel in connection with (1) the drafting of the Proxy Statement / Prospectus and (2) responding in a timely manner to comments on the Proxy Statement / Prospectus from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with LIVB in connection with the preparation for inclusion in the Proxy Statement / Prospectus of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

(b) From and after the date on which the Proxy Statement / Prospectus is mailed to LIVB’s shareholders, the Company will give LIVB prompt written notice of any action taken or not taken by the Company or its Subsidiaries or of any development regarding the Company or its Subsidiaries, in any such case which is or becomes known by the Company, that would cause the Proxy Statement / Prospectus to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided that if any such action shall be taken or fail to be taken or such development shall otherwise occur, LIVB and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Proxy Statement / Prospectus, such that the Proxy Statement / Prospectus no longer contains an untrue statement of a material fact or omits to state to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by LIVB pursuant to this Section 6.4(b) shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

Section 6.5. U.S. Tax Certificates. Covalto shall (i) provide to New Covalto a certification satisfying the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), on behalf of each of its Subsidiaries that is classified for U.S. federal income tax purposes as a “domestic corporation,” stating that such Subsidiary is not, nor has it been within the period described in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code, and an accompanying notice to the Internal Revenue Service satisfying the requirements of Treasury Regulations Section 1.897-2(h)(2), and (ii) comply with the applicable provisions of Treasury Regulations Section 1.1446(f)-2(b) and Treasury Regulations Section 1.1446(f)-1(c)(3) regarding identification of relevant information on which a partnership may rely for purposes of Section 1446(f) in its books and records; provided, however, that if Covalto fails to deliver any such certificate or otherwise comply with such requirements, the Transactions shall nonetheless be able to close and New Covalto shall be entitled to withhold from any consideration paid pursuant to this Agreement the amount required to be withheld under Section 1445 or Section 1446 of the Code.

Section 6.6. Company Approvals. (a) Upon the terms set forth in this Agreement, prior to the Closing, Covalto shall deliver to LIVB the Required Covalto Shareholder Approval and an executed written resolution in its capacity as sole shareholder of Merger Sub approving the terms of this Agreement and the applicable Transactions.

(b) During the Interim Period, Covalto shall use commercially reasonable efforts to procure that additional Covalto investors join the Company Voting Agreement (it being understood that Covalto shall be under no obligation to offer any financial or other benefit to its investors in furtherance of such efforts).

Section 6.7. No LIVB Ordinary Shares Transactions. Covalto acknowledges and agrees that it is aware, and that its Representatives are aware or, upon receipt of any material nonpublic information, will be advised of the restrictions imposed by Securities Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not and it will cause its Subsidiaries and direct its directors, officers and its and their respective Affiliates not to purchase or sell any securities of LIVB (other than engaging in the Transactions), communicate such information to any third party, take any other action with respect to LIVB in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 6.8. NASDAQ Listing. From the date hereof through the LIVB Effective Time, Covalto shall use commercially reasonable efforts to ensure that New Covalto, upon the Effective Time, shall become listed, as a public company on NASDAQ, and shall prepare and submit to NASDAQ a listing application, if required under NASDAQ rules, covering the Covalto Class A Ordinary Shares, and shall obtain approval for the listing of such Covalto Class A Ordinary Shares and LIVB shall reasonably cooperate with Covalto with respect to such listing.

Section 6.9. Post-Closing Directors and Officers. Subject to the terms of the Closing Amended and Restated Covalto Articles of Association, Covalto shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time:

(a) the Board of Directors of New Covalto shall consist of five (5) directors, and the composition of the Board of Directors shall ensure that Covalto continues to constitute a “foreign private issuer” as such term is defined under Exchange Act Rule 3b-4, and shall initially include:

(i) two directors to be designated by Covalto, who shall initially be Mr. David Poritz and Mr. Allan Apoj;

(ii) one director to be designated by Sponsor who will be “independent” pursuant to the Rule 10-A(3) of the Exchange Act, who shall be Mr. Humberto Zesati; and

(iii) two directors who will be “independent” pursuant to the Rule 10-A(3) of the Exchange Act, who shall be selected and elected by Covalto prior to the Covalto Effective Time; provided that Covalto shall consult with LIVB prior to the selection of such directors; and

(b) the initial officers of New Covalto shall be the officers of Covalto immediately prior to the Covalto Effective Time.

ARTICLE 7

COVENANTS OF LIVB

Section 7.1. Conduct of LIVB During the Interim Period. (a) During the Interim Period, except as set forth on Section 7.1 of the LIVB Disclosure Schedule, as required by the Transaction Agreements, as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as required by applicable Law (including COVID-19 Measures), LIVB shall not:

(i) change, modify or amend the Trust Agreement or the LIVB Organizational Documents;

(ii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding Equity Securities of LIVB, (B) split, combine or reclassify any Equity Securities of LIVB, or (C) other than in connection with the LIVB Shareholder Redemption or as otherwise required by LIVB’s Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Securities of LIVB;

(iii) make, change or revoke any material Tax election, adopt, change or revoke any material accounting method with respect to Taxes, amend any material Tax Return, settle or compromise any material Action related to Taxes, enter into any closing agreement with respect to any Taxes, surrender any right to claim a refund of a material amount of Taxes, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment (other than pursuant to an extension of time to file a Tax Return obtained in the ordinary course of business), or enter into any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (other than any customary commercial agreement entered into in the ordinary course of business and not primarily relating to Taxes);

(iv) take, or fail to take, any action if such action, or failure to take such action, would reasonably be expected to prevent, impair or impede the Intended U.S. Tax Treatment;

(v) enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of LIVB (including, for the avoidance of doubt, (A) Sponsor and (B) any Person in which Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(vi) waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability; provided that this clause (vi) will not apply with respect to any Transaction Litigation;

(vii) incur or assume any Indebtedness or guarantee any Indebtedness or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of another Person, other than any indebtedness (A) for borrowed money or guarantee or (B) incurred by LIVB;

(viii) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any Equity Securities other than the issuance of LIVB Class A Ordinary Shares in connection with the exercise of any LIVB Warrants outstanding on the date hereof or (B) amend, modify or waive any of the terms or rights set forth in, any LIVB Warrant or the applicable warrant agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(ix) make any material change in accounting principles or methods of accounting, other than as may be required by GAAP; or

(x) enter into any Contract, or otherwise become obligated, to do any action prohibited under this Section 7.1(a).

(b) Notwithstanding anything in this Section 7.1 or this Agreement to the contrary, (i) nothing shall give the Company, directly or indirectly, the right to control or direct the operations of LIVB and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, LIVB from using the funds held by LIVB outside the Trust Account to pay any LIVB expenses or liabilities or from otherwise distributing or paying over any funds held by LIVB outside the Trust Account to Sponsor or any of its Affiliates, in each case, prior to the Closing.

(c) During the Interim Period, LIVB shall, except as expressly required by the Transaction Agreements (including without limitation Section 8.1 hereof), use its commercially reasonable efforts to comply with, and continue performing under, as applicable, material Contracts to which LIVB or its Subsidiaries may be a party.

Section 7.2. Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to LIVB or its Subsidiaries by third parties that may be in LIVB’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of LIVB would result in the loss of attorney-client privilege or other privilege from disclosure, to the extent permitted by applicable Law (including COVID-19 Measures), LIVB shall afford to Covalto and its Affiliates and Representatives reasonable access during the Interim Period, during normal business hours, and with reasonable advance notice, to their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of LIVB and its Subsidiaries, in each case as Covalto or its Representatives may reasonably request solely for purposes of consummating the Transactions. The Parties shall use reasonable best efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Covalto and its Affiliates and Representatives under this Agreement shall be subject to the Confidentiality Agreement.

Section 7.3. Post-Closing Directors and Officers. LIVB shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time, the officers and directors of the Surviving LIVB Entity shall be the officers and directors appointed to the Merger Sub immediately prior to the LIVB Effective Time, who shall serve in such capacity in accordance with the terms of the Closing LIVB Articles of Association following the LIVB Effective Time.

Section 7.4. LIVB Public Filings. (a) From the date hereof through the LIVB Effective Time, LIVB will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

(b) Following the date of this Agreement, LIVB shall use commercially reasonable efforts to deliver to the Company, as promptly as possible, any financial statements as of and for the year ended December 31, 2021 and as of and for a year-to-date period ended as of the end of any other fiscal quarter (and as of and for the same period from the previous fiscal year) that is required to be included in the Proxy Statement / Prospectus. All such financial statements (i) will fairly present in all material respects the financial position of the Company and its Subsidiaries as at the date thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) will be prepared in conformity with U.S. GAAP applied on a consistent basis during the periods involved, (iii) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and (iv) will comply in all material respects with the applicable accounting requirements and with the applicable rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable) for purposes of inclusion in the Registration Statement. LIVB shall be available to, and LIVB shall use its reasonable best efforts to make its officers and employees available to the Company and its counsel in connection with (A) the drafting of the Proxy Statement / Prospectus and (B) responding in a timely manner to comments on the Proxy Statement / Prospectus from the SEC. Without limiting the generality of the foregoing, LIVB shall reasonably cooperate with the Company in connection with the preparation for inclusion in the Proxy Statement / Prospectus of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

(c) From and after the date on which the Proxy Statement / Prospectus is mailed to LIVB’s shareholders, LIVB will give the Company prompt written notice of any action taken or not taken by LIVB of any development regarding LIVB, in any such case which is or becomes known by LIVB, that would cause the Proxy Statement / Prospectus to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided that if any such action shall be taken or fail to be taken or such development shall otherwise occur, LIVB and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Proxy Statement / Prospectus, such that the Proxy Statement / Prospectus no longer contains an untrue statement of a material fact or omits to state to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by the Company pursuant to this Section 7.4(c) shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

Section 7.5. NASDAQ Listing. From the date hereof through the LIVB Effective Time, LIVB shall use commercially reasonable efforts to ensure that LIVB remains listed as a public company on NASDAQ until the Closing, and to assist Covalto in listing as successor to LIVB at Closing.

Section 7.6. Anchor Investment. LIVB shall give the Company prompt written notice: (i) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any material breach or default) by the Anchor Investors to any Mandatorily Convertible Notes known to the Anchor Investors or to LIVB, (ii) of the receipt of any written notice or other written communication from any Anchor Investor in respect of any Mandatorily Convertible Notes (other than written notices or other written communication from such other party) with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any Anchor Investor of any provisions of any Mandatorily Convertible Note, and (iii) if any portion of the Anchor Investment pursuant to the Mandatorily Convertible Notes will not be funded in accordance with the terms of the applicable Mandatorily Convertible Notes. If any of the foregoing (i), (ii) or (iii) occurs, or the Anchor Investment otherwise becomes unavailable on the terms and conditions contemplated in the Mandatory Convertible Notes with respect to the Anchor Investment for any reason, then, subject to Covalto’s right to terminate under Section 10.1(h), LIVB shall use its reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event, alternative financing from alternative sources in an amount sufficient to consummate the Anchor Investment, which would not (x) involve terms and conditions that are materially less beneficial to Covalto, (y) involve any conditions to funding the Anchor Investment that are not contained in the Mandatorily Convertible Notes and (z) would not reasonably be expected to prevent, impede or delay the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements. LIVB shall confer with the Company regarding timing of the expected closing date with respect to the Anchor Investment, which shall occur no later than thirty (30) days following the date hereof, and deliver all notices it is required to deliver under the Mandatorily Convertible Notes on a timely basis in order to cause the Anchor Investors to fund their respective obligations as far in advance of the Closing as permitted by the Mandatorily Convertible Notes and consummate the transactions contemplated by the Mandatorily Convertible Notes.

ARTICLE 8

JOINT COVENANTS

Section 8.1. Efforts to Consummate. (a) Subject to the terms and conditions herein, each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the Transactions contemplated by this Agreement (including (i) the satisfaction of the closing conditions set forth in Article 9 and (ii) LIVB using reasonable best efforts to cause the funding of the Anchor Investment on the terms and subject to the conditions set forth in the Mandatorily Convertible Notes). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Authorities or other Persons necessary to consummate the Transactions and the transactions contemplated by the Transaction Agreements. LIVB shall promptly inform the Company of any communication between LIVB, on the one hand, and any Governmental Authority, on the other hand, and the Company shall promptly inform LIVB of any communication between the Company, on the one hand, and any Governmental Authority, on the other hand, in either case, regarding any of the Transactions or any Transaction Agreement. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 8.1 or any other provision of this Agreement obligates any Party or any of its Affiliates to agree to (1) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities or assets of the Company or any of its Subsidiaries or any entity or asset of such Party or any of its Affiliates or any other Person or (2) terminate, amend or assign any existing relationships and contractual rights or obligations. During the Interim Period, LIVB, on the one hand, and the Company, on the other hand, shall give the Company (in the case of LIVB) or LIVB (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Authority relating to the Transactions or the Transaction Agreements. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the Transactions unless it consults with, in the case of LIVB, the Company, or, in the case of the Company, LIVB, in advance and, to the extent not prohibited by such Governmental Authority, gives, in the case of LIVB, the Company, or, in the case of the Company, LIVB, the opportunity to attend and participate in such meeting or discussion.

(b) During the Interim Period, LIVB, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder proceedings (including derivative claims) relating to this Agreement, any Transaction Agreements or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of LIVB, LIVB or any of its Representatives (in their capacity as a representative of LIVB) or, in the case of the Company, any member of the Company Group or any of their respective Representatives (in their capacity as a representative of a member of the Company Group). LIVB and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation (subject to a customary joint defense agreement), (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation, and (iv) reasonably cooperate with each other. Notwithstanding the foregoing, the Company shall, subject to and without limiting the covenants and agreements, and the rights of LIVB, set forth in the immediately preceding sentence, control the negotiation, defense and settlement of any such Transaction Litigation; provided, however, that in no event shall Covalto or LIVB settle or compromise any Transaction Litigation without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed). Without limiting the generality of the foregoing, in no event shall the Company, any of its Subsidiaries or any of its Representatives settle or compromise any Transaction Litigation without LIVB’s prior written consent.

Section 8.2. Registration Statement; Proxy Statement / Prospectus; Special Meeting.

(a) Registration Statement; Proxy Statement / Prospectus.

(i) As promptly as reasonably practicable following the execution and delivery of this Agreement, LIVB and Covalto shall, in accordance with this Section 8.2(a), prepare, in preliminary form, a registration statement on Form F-4 or other applicable form (the “Registration Statement”) to be filed by Covalto with the SEC pursuant to which Covalto Class A Ordinary Shares (including Covalto Class A Ordinary Shares issuable upon the conversion of Covalto Class B Ordinary Shares) will be registered with the SEC, and a proxy statement in connection with the Transactions (the “Proxy Statement / Prospectus”) to be provided by LIVB and sent by LIVB to its shareholders in advance of the Special Meeting, for the purpose of, among other things: (A) providing LIVB’s shareholders with the opportunity to redeem LIVB Ordinary Shares by tendering such shares for redemption not later than two Business Days prior to the originally scheduled date of the Special Meeting (the “LIVB Shareholder Redemption”); and (B) soliciting proxies from holders of LIVB Ordinary Shares to vote at the Special Meeting, as adjourned or postponed, in favor of the LIVB Shareholder Matters. Without the prior written consent of the Company, the LIVB Shareholder Matters shall be the only matters (other than procedural matters) which LIVB shall propose to be acted on by LIVB’s shareholders at the Special Meeting, as adjourned or postponed. The Proxy Statement / Prospectus will comply as to form and substance with the applicable requirements of the SEC and the rules and regulations thereunder and remain effective as long as is necessary to consummate the Transactions. (1) Covalto shall file or cause to be filed the definitive Proxy Statement / Prospectus with the SEC and (2) LIVB shall cause the Proxy Statement / Prospectus to be mailed to LIVB shareholders of record, as of the record date to be established by the LIVB Board in accordance with Section 8.2(b), as promptly as practicable following the earlier to occur of: (x) if the preliminary Proxy Statement / Prospectus is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; or (y) if the preliminary Proxy Statement / Prospectus is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC (such earlier date, the “Proxy Clearance Date”).

(ii) Each of LIVB and Covalto agrees to furnish to the other Party and its Representatives all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, including the Proxy Statement/Prospectus, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of LIVB or the Company to any regulatory authority (including NASDAQ) in connection with the Transactions.

(iii) Prior to filing with the SEC, each of LIVB and Covalto, as applicable, will make available to the other Party and its counsel drafts of the Proxy Statement / Prospectus and any other documents to be filed with the SEC relating to the Transactions, both preliminary and final, and any amendment or supplement to the Proxy Statement / Prospectus or such other document and will provide the other Party and its counsel with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. Neither LIVB nor Covalto shall file any such documents with the SEC without the prior consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed). LIVB or Covalto, as applicable, will advise the other Party, promptly after it receives notice thereof, of: (A) the time when the Proxy Statement / Prospectus has been filed; (B) if the preliminary Proxy Statement / Prospectus is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; (C) if the preliminary Proxy Statement / Prospectus is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC; (D) the filing of any supplement or amendment to the Proxy Statement / Prospectus; (E) any request by the SEC for amendment of the Proxy Statement / Prospectus; (F) any comments from the SEC relating to the Proxy Statement / Prospectus and responses thereto; (G) requests by the SEC for additional information; and (H) the issuance of any stop order or the suspension of the qualification of the Covalto Class A Ordinary Shares for offering or sale in any jurisdiction or of the initiation or written threat of any proceeding for any such purpose. LIVB and Covalto, as applicable, shall respond to any SEC comments on the Proxy Statement / Prospectus as promptly as practicable (and in any event within 10 Business Days following receipt by LIVB or Covalto, as applicable, of any such SEC comments except to the extent due to the failure by the Company to timely provide information required to respond to such SEC comments) and shall use its reasonable best efforts to have the Proxy Statement / Prospectus cleared by the SEC under the Exchange Act as promptly as practicable; provided that prior to responding to any requests or comments from the SEC, LIVB and Covalto, as applicable, will make available to the other Party and its counsel drafts of any such response, provide the other Party and its counsel with a reasonable opportunity to comment on such drafts and consider such comments in good faith.

(iv) If, at any time prior to the Special Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement / Prospectus so that the Proxy Statement / Prospectus would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading,

Covalto shall promptly file an amendment or supplement to the Proxy Statement / Prospectus containing such information. Covalto will provide to LIVB all information regarding Covalto, its Affiliates and its business that is necessary for any filing contemplated by the immediately preceding sentence. If, at any time prior to the Closing, Covalto discovers any information, event or circumstance relating to Covalto, its business or any of its Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Proxy Statement / Prospectus so that the Proxy Statement / Prospectus would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then Covalto shall promptly inform LIVB of such information, event or circumstance and provide to LIVB all information necessary to correct any such deficiencies.

(v) Each of LIVB and Covalto, respectively, shall make all necessary filings, as required for itself, with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws, and any rules and regulations thereunder.

(b) Special Meeting.

(i) LIVB will take, in accordance with applicable Law, NASDAQ rules and its Organizational Documents, and will cause its Affiliates and Representatives to take, all action necessary to duly convene and hold an extraordinary general meeting of its shareholders (the “Special Meeting”) as promptly as reasonably practicable after the Proxy Clearance Date (and will establish a record date for, give notice of and commence the mailing of the Proxy Statement / Prospectus to the shareholders of LIVB as promptly as practicable after the Proxy Clearance Date (but in no event less than five Business Days except as otherwise required by applicable Law)), to (A) consider and vote upon the approval of the LIVB Shareholder Matters and to cause such vote to be taken and (B) provide shareholders of LIVB with the opportunity to elect to effect a LIVB Shareholder Redemption. LIVB may only elect to postpone or adjourn such meeting if (x) a postponement or adjournment is required by Law or (y) as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement / Prospectus) there are insufficient shares of LIVB Ordinary Shares represented (either in person or by proxy) and voting to approve the LIVB Shareholder Matters or to constitute a quorum necessary to conduct the business of the Special Meeting, or as agreed between LIVB and the Company. LIVB shall, following the Proxy Clearance Date, use its reasonable best efforts to solicit from its shareholders proxies in favor of the LIVB Shareholder Matters and shall include in the Proxy Statement / Prospectus the LIVB Board Recommendation. LIVB shall keep the Company reasonably informed regarding all matters relating to the LIVB Shareholder Matters and the Special Meeting, including by promptly furnishing any voting or proxy solicitation reports received by LIVB in respect of such matters and similar updates regarding any redemptions. LIVB agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking approval of the LIVB Shareholder Matters shall not be affected by any intervening event or circumstance, and LIVB agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of its shareholders the LIVB Shareholder Matters, in each case in accordance with this Agreement, regardless of any intervening event or circumstance.

(ii) Notwithstanding the foregoing, at any time prior to, but not after, obtaining approval of the LIVB Shareholder Matters, solely in response to a LIVB Intervening Event, the LIVB Board may fail to make, amend, change, withdraw, modify, withhold or qualify the LIVB Board Recommendation (any such action, a “Change in Recommendation”) if the LIVB Board shall have determined in good faith, after consultation with its outside legal counsel, that, in response to such LIVB Intervening Event, a failure to make a Change in Recommendation would violate its fiduciary duties under applicable Law; provided that the LIVB Board will not be entitled to make, or agree or resolve to make, a Change in Recommendation until (A) LIVB delivers to the Company a written notice (a “LIVB Intervening Event Notice”) advising the Company that the LIVB Board proposes to take such action and containing the material facts underlying the LIVB Board’s determination that a LIVB Intervening Event has occurred, (B) until 5:00 p.m., Eastern Time, on the fifth Business Day immediately following the day on which LIVB delivered the LIVB Intervening Event Notice

(such period from the time the LIVB Intervening Event Notice is provided until 5:00 p.m. Eastern Time on the fifth Business Day immediately following the day on which LIVB delivered the LIVB Intervening Event Notice (it being understood that any material development with respect to a LIVB Intervening Event shall require a new notice but with an additional three-Business Day (instead of five-Business Day) period from the date of such notice), the “LIVB Intervening Event Notice Period”), LIVB and its Representatives shall have negotiated in good faith with the Company and their Representatives regarding any revisions or adjustments proposed by the Company during the LIVB Intervening Event Notice Period to the terms and conditions of this Agreement as would enable LIVB to proceed with its recommendation of this Agreement and the Transactions and not make such Change in Recommendation, and (C) if the Company requested negotiations in accordance with the foregoing clause (B), LIVB may make a Change in Recommendation only if the LIVB Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company shall have, prior to the expiration of the five-Business Day period, offered in writing in a manner that would form a binding Contract if accepted by LIVB (and the other applicable parties hereto), reaffirms in good faith (after consultation with its outside legal counsel) that the failure to make an LIVB Change in Recommendation would violate its fiduciary duties under applicable Law. For the avoidance of doubt, a Change in Recommendation will not affect LIVB’s obligations pursuant to this Section 8.2 other than as set forth in the immediately preceding sentence) or elsewhere in this Agreement.

Section 8.3. Exclusivity. (a) During the Interim Period, the Company shall not, nor shall the Company direct or permit any of its Affiliates or Representatives to take, whether directly or indirectly, (i) any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any Person (other than LIVB or any of its Affiliates or Representatives) concerning any merger, consolidation, liquidation, recapitalization, tender offer, share exchange or similar business combination transaction, whether in a single transaction or a series of related transactions, in each case, involving the sale, lease exchange, issuance or other disposition of transfer of properties or assets or equity interests of Company or its Subsidiaries (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”); provided that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.3; or (ii) any action in connection with a public offering of any Equity Securities of the Company or any of its Subsidiaries (or any Affiliate or successor of the Company or any of its Subsidiaries). The Company shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

(b) During the Interim Period, LIVB shall not take, nor shall it direct or permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its members or any of its Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination involving LIVB (an “Alternate Business Combination Proposal”) other than with the Company, its members and its Affiliates and Representatives; provided that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.3(b). LIVB shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Alternate Business Combination Proposal.

Section 8.4. Tax Matters.

(a) For U.S. federal (and, as applicable, state and local) income tax purposes, the Parties intend that (i) the Merger, the Covalto Contribution and the CTB Election, taken together, shall be treated as a transaction described in Section 351(a) of the Code and (ii) the Merger, together with the Covalto Contribution, shall be treated as a “reorganization” within the meaning of Section 368(a) of the Code and this Agreement be and hereby is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code (collectively, the “Intended U.S. Tax Treatment”). The Parties will not take any action that could reasonably be expected to prevent, impair or impede the Intended U.S. Tax Treatment and will not take any inconsistent position for tax purposes unless (x)(i) a Party first makes a determination in good faith based on advice of a law firm or accounting firm that such reporting is not permitted by Law and (ii) consults in good faith with the other Parties and the Sponsor about such determination, or (y) otherwise required by a “determination” within the meaning of Section 1313 of the Code. Each Party agrees to use reasonable best efforts to promptly notify the other Party of any challenge to the Intended U.S. Tax Treatment by any Governmental Authority. The Parties shall reasonably cooperate in good faith with each other and their respective counsel to document and support the Intended U.S. Tax Treatment, including providing reasonable and customary factual support letters.

(b) All transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions (“Transfer Taxes”) incurred in connection with this Agreement shall be borne by New Covalto and paid when due. New Covalto shall timely file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Law, the holders will join in the execution of any such Tax Return or documentation. The foregoing shall not apply to any Transfer Taxes that are solely the responsibility of a shareholder of Covalto under applicable Law and New Covalto will not reimburse a holder for such Transfer Taxes despite Section 11.5 hereof.

(c) Each Party shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing or amendment of Tax Returns and any Action with respect to Taxes or Tax Returns of New Covalto, LIVB and the Company Group. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d) New Covalto will use commercially reasonable efforts to provide the pre-Closing LIVB shareholders information that is reasonably required to make a timely and valid election as contemplated by Section 1295 of the Code (and the Treasury Regulations promulgated thereunder) with respect to LIVB for each year that LIVB is considered a passive foreign investment company (including through provision of the Annual Information Statement described in Treasury Regulations Section 1.1295-1(g)).

(e) New Covalto, LIVB and Covalto shall deliver to Simpson Thacher & Bartlett LLP and/or Davis Polk & Wardwell LLP, as relevant, customary Tax representation letters reasonably satisfactory to such counsel, dated and executed as of the date the Registration Statement / Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement / Proxy Statement.

(f) New Covalto and the Company Group shall use their respective commercially reasonable efforts to comply with the covenants set forth in Annex A (the “Reorganization Covenants”).

Section 8.5. Indemnification and Directors’ and Officers’ Insurance. (a) From and after the Effective Times, New Covalto shall, and shall cause the Surviving Entities to, indemnify and hold harmless each present and former director, manager and officer of the Company and LIVB and each of their respective Subsidiaries, each in their capacity as such, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the LIVB Effective Time, whether asserted or claimed prior to, at or after the LIVB Effective Time, to the fullest extent that the Company, LIVB or its Subsidiaries would have been permitted under applicable Law and their respective certificate of incorporation, bylaws or other organizational documents in effect on the date of this

Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, from and after the LIVB Effective Time, New Covalto shall cause the Surviving Entities and each of their respective Subsidiaries to, (i) maintain for a period of not less than six years from the LIVB Effective Time provisions in its certificate of incorporation, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors/managers that are no less favorable to those Persons than the provisions of such certificates of incorporation, bylaws and other organizational documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) The Company shall or shall cause one or more of their respective Subsidiaries to purchase, at or prior to the Closing, and New Covalto shall or shall cause one or more of its Subsidiaries to maintain in effect for a period of six years from the LIVB Effective Time, directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s, LIVB’s or any of their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to the other Parties hereto or their respective agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall New Covalto or its Subsidiaries be required to pay an aggregate premium for such insurance in excess of 300% of the annual premium payable in the aggregate by the Company, LIVB and their respective Subsidiaries for such insurance policy for the year ended December 31, 2021; provided, however, that (i) New Covalto may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the LIVB Effective Times (the “D&O Tail”) and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 8.5 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 8.5 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on New Covalto, the other Surviving Entities and all successors and assigns of New Covalto and the other Surviving Entities. If New Covalto or the other Surviving Entities or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of New Covalto or the other Surviving Entities, as the case may be, shall succeed to the obligations set forth in this Section 8.5.

Section 8.6. Cash Bonus Awards. On the date hereof, the Company shall establish a cash bonus agreement with respect to the Covalto Co-Founders.

Section 8.7. Closing Amended and Restated Covalto Articles of Association. At the LIVB Effective Time the memorandum and articles of association of New Covalto shall be the Closing Amended and Restated Covalto Articles of Association.

Section 8.8. Equity Incentive Plan. Prior to the Closing Date, Covalto shall adopt, subject to approval of the shareholders of Covalto, a 2022 Equity Incentive Plan, in the form attached hereto as Exhibit F, providing for the issuance of the number of Covalto Class A Ordinary Shares and Covalto Class B Ordinary Shares set forth therein, with such changes as may be agreed to in writing by LIVB and the Company (the “Equity Incentive Plan”), to be effective as of the Closing or as otherwise set forth in the applicable plan document. As soon as reasonably practicable following the expiration of the 60 day period following the date New Covalto has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, New Covalto shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Covalto Class A Ordinary Shares and Covalto Class B Ordinary Shares issuable under the Equity Incentive Plan.

Section 8.9. Confidentiality; Publicity.

(a) LIVB acknowledges that the information being provided to it in connection with this Agreement and the consummation of the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished hereunder and in connection with any other activities contemplated hereby. The Company acknowledges that, in connection with the Anchor Investment, LIVB shall be entitled to disclose, pursuant to the Exchange Act, any information contained in any presentation to the Anchor Investors, which information may include Confidential Information (as defined in the Confidentiality Agreement, as applicable); provided that LIVB provides the Company with a reasonable opportunity to review and provide comments to such presentation, and the Company consents to the filing thereof.

(b) Subject to Section 8.9(c), none of the Parties nor any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the Transactions without the prior written consent of the other Party, prior to the Closing; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law or the rules of any stock exchange, in which case the disclosing Party shall, to the extent permitted by applicable Law, first allow (A) LIVB, if the disclosing party is the Company or (B) the Company, if the disclosing party is LIVB, to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 8.4, and (iii) to Governmental Authorities in connection with any Consents required to be made under this Agreement or in connection with the Transactions. Notwithstanding anything to the contrary in this Section 8.9 or otherwise in this Agreement, the Parties agree that Sponsor, LIVB and their respective Representatives may provide general information about the subject matter of this Agreement and the Transactions to any direct or indirect current or prospective investor (including in connection with the Anchor Investment) so long as such recipients are obligated to keep such information confidential.

(c) The initial press release concerning this Agreement and the Transactions shall be a joint press release in the form agreed by the Company and LIVB prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as practicable after the execution of this Agreement (but in any event within four Business Days thereafter). Promptly after the execution of this Agreement (but in any event within four Business Days thereafter), LIVB shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and LIVB shall consider such comments in good faith. The Company and LIVB shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either of them) and, as promptly as practicable after the Closing (but in any event within four Business Days thereafter), issue a press release announcing the consummation of the Transactions (the “Closing Press Release”). In connection with the preparation of the Signing Press Release, the Signing Filing or the Closing Press Release, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 8.10. Post-Closing Cooperation; Further Assurances. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions.

Section 8.11. Qualification as an Emerging Growth Company. LIVB shall, at all times during the period from the date hereof until the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) and (b) not take any action that would cause LIVB to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

Section 8.12. Qualification as a Foreign Private Issuer. With respect to New Covalto, during the Interim Period, each Party shall take all reasonable actions necessary to cause New Covalto to qualify as a “foreign private issuer” as such term is defined under Exchange Act Rule 3b-4 and maintain such status through the Closing.

ARTICLE 9

CONDITIONS TO OBLIGATIONS

Section 9.1. Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such Parties:

(a) Regulatory Approvals. All regulatory approvals set forth on Section 9.1(a) of the Company Disclosure Schedule shall have been obtained.

(b) No Prohibition. There shall not be in force any Law or Governmental Order by any Governmental Authority of competent jurisdiction and having jurisdiction over the Parties with respect to the Transactions enjoining, prohibiting, or making illegal the consummation of the Transactions.

(c) LIVB Shareholder Approval. The Required LIVB Shareholder Approval shall have been obtained.

(d) Company Shareholder Approval. The Required Covalto Shareholder Approval shall have been obtained.

(e) Capital Restructuring. The Pre-Closing Capital Restructuring shall have been completed in accordance with the terms hereof and the Covalto Articles of Association.

(f) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC that remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC that remains pending.

(g) NASDAQ. The Covalto Class A Ordinary Shares shall be listed or have been approved for listing on NASDAQ, subject only to official notice of issuance thereof.

Section 9.2. Additional Conditions to Obligations of LIVB. The obligations of LIVB to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by LIVB:

(a) Representations and Warranties of the Company.

(i) Each of the representations and warranties of the Company contained in Section 4.1 (Corporate Organization of the Company), Section 4.2 (Subsidiaries), Section 4.3 (Due Authorization), Section 4.6 (Current Capitalization), Section 4.7 (Capitalization of Subsidiaries) and Section 4.24 (Brokers’ Fees) (collectively, the “Company Group Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct in all material respects on and as of such earlier date).

(ii) The representations and warranties contained in Section 4.15(a) (Tax) and Section 4.23(a) (Absence of Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date.

(iii) Each of the representations and warranties contained in Article 4 (other than the Company Group Specified Representations and the representations and warranties contained in Section 4.15(a) and Section 4.23(a)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) Agreements and Covenants. The covenants and agreements of Covalto in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) Officer’s Certificate. Covalto shall have delivered to LIVB a certificate signed by an officer of Covalto, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled.

Section 9.3. Additional Conditions to the Obligations of the Company. The obligation of Covalto to consummate, or cause to be consummated, the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Covalto:

(a) Representations and Warranties of LIVB.

(i) Each of the representations and warranties of LIVB in Section 5.1 (Corporate Organization), Section 5.2 (Due Authorization), Section 5.9 (Brokers’ Fees), Section 5.11 (Business Activities) and Section 5.13 (Capitalization) (the “LIVB Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “LIVB Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct in all material respects on and as of such earlier date).

(ii) The representations and warranties of LIVB contained in Section 5.18 (Absence of Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date.

(iii) Each of the representations and warranties of LIVB contained in Article 5 (other than the LIVB Specified Representations and the representations and warranties contained in Section 5.18) shall be true and correct (without giving any effect to any limitation as to “materiality” or “LIVB Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a LIVB Material Adverse Effect.

(b) Agreements and Covenants of LIVB. The covenants and agreements of LIVB in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) Officer’s Certificate. LIVB shall have delivered to the Company a certificate signed by an officer of LIVB, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled.

(d) Anchor Investment. The Anchor Investment shall have been duly funded to the Company, in an amount no less than the Anchor Investment Amount, no later than thirty (30) days following the date hereof.

Section 9.4. Frustration of Conditions. A Party may not rely on the failure of any condition set forth in this Article 9 to be satisfied if such failure was due to the failure of such Party to perform any of its obligations under this Agreement.

ARTICLE 10

TERMINATION/EFFECTIVENESS

Section 10.1. Termination. This Agreement may be validly terminated and the Transactions may be abandoned at any time prior to the Closing only as follows:

(a) by mutual written agreement of each of LIVB and Covalto;

(b) by LIVB or Covalto, if there shall be in effect any (i) Law in any jurisdiction of competent authority or (ii) Governmental Order issued, promulgated, made, rendered or entered into by any court or other tribunal of competent jurisdiction, that, in the case of each of clauses (i) and (ii), permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Transactions and in the case of any such Governmental Order, such Governmental Order shall have become final and non-appealable, except that the right to terminate this Agreement pursuant to this Section 10.1(b) will not be available to any Party that has failed to use its reasonable best efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such final and non-appealable order;

(c) by LIVB or Covalto, if the Effective Times have not occurred by 11:59 p.m., Eastern Time, on May 10, 2023 (the “Termination Date”); provided that such Termination Date may be extended by an additional 3-month period by the mutual written consent of LIVB and Covalto prior to such date; provided, further that the right to terminate this Agreement pursuant to this Section 10.1(c) will not be available to any Party whose breach of any provision of this Agreement primarily causes or results in the failure of the Merger to be consummated by such time;

(d) by LIVB or Covalto, if LIVB fails to obtain the Required LIVB Shareholder Approval upon vote taken thereon at the Special Meeting (or at a meeting of its shareholders following any adjournment or postponement thereof); provided that the right to terminate this Agreement under this Section 10.1(d) shall not be available to LIVB if, at the time of such termination, LIVB is in material breach of Section 8.2 and such breach is the primary cause of the failure to obtain the Required LIVB Shareholder Approval;

(e) by LIVB, if Covalto fails to deliver evidence of the Required Covalto Shareholder Approval in accordance with Section 6.6;

(f) by LIVB, if Covalto has breached or failed to perform any of its (i) representations or warranties or (ii) covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.2(a) or Section 9.2(b) to be satisfied and (B) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by Covalto before the earlier of (1) the fifth Business Day immediately prior to the Termination Date and (2) the 30th day following receipt of written notice from LIVB of such breach or failure to perform; provided that LIVB shall not have the right to terminate this Agreement pursuant to this Section 10.1(f) if it is then in breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in the failure of a condition set forth in Section 9.3(a) or Section 9.3(b) to be satisfied;

(g) by Covalto, if LIVB has breached or failed to perform any of its (i)representations, warranties or (ii) covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.3(a) or Section 9.3(b) to be satisfied and (B) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by LIVB, as applicable, before the earlier of (1) the fifth Business Day immediately prior to the Termination Date and (2) the 30th day following receipt of written notice from Covalto of such breach or failure to perform; provided that Covalto shall not have the right to terminate this Agreement pursuant to this Section 10.1(g) if it is then in breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in the failure of a condition set forth in Section 9.2(a) or Section 9.2(b) to be satisfied;

(h) by Covalto, if the Anchor Investment has not been duly funded to the Company, in an amount no less than the Anchor Investment Amount, no later than thirty (30) days following the date hereof.

Section 10.2. Effect of Termination. Except as otherwise set forth in this Section 10.2, if this Agreement terminates pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its Affiliates, officers, directors, employees or stockholders, other than liability of any Party for any Fraud or any willful and knowing material breach of this Agreement by such Party occurring prior to such termination. The provisions of Section 6.3 (No Claim Against the Trust Account), Section 8.9 (Confidentiality; Publicity), this Section 10.2 (Effect of Termination) and Article 11 (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

Section 10.3. Termination Fee. (a) If this Agreement is terminated by LIVB pursuant to Section 10.1(f)(ii) as a result of Covalto’s failure to perform its obligations and covenants under this Agreement, Covalto shall, promptly (but, in any event, within ten (10) Business Days) upon LIVB’s request, pay to LIVB, at Covalto’s option, either (i) $5,500,000 by wire transfer (in accordance with wire instructions specified by LIVB to Covalto) in immediately available funds or (ii) 1,125,251 Covalto shares, of the most senior class of Preference Shares then outstanding, or if no Preference Shares are then outstanding, Ordinary Shares (the “Termination Fee”).

(b) Notwithstanding anything to the contrary in this Agreement, the receipt of the Termination Fee shall be the sole and exclusive remedy of LIVB, the Sponsor, and each of their respective Affiliates and Representatives against Covalto and its Affiliates and Representatives, and any of their respective former, current or future stockholders, investors of debt or equity, contracting Persons, controlling Persons, general or limited partners, managers, members, directors, officers, employees, Affiliates, affiliated (or commonly advised) funds, representatives, agents or any their respective assignees or successors or any former, current or future stockholder, controlling Person, general or limited partner, manager, member, director, officer, employee, Affiliate, affiliated (or commonly advised) fund, representative, agent, assignee or successor of any of the foregoing (collectively, together with the Covalto, the “Covalto Related Parties”) with respect to any Covalto breach or failure to perform any of its representations or warranties or covenants, or other agreements, contained in this Agreement and each other Transaction Agreement (for the avoidance of doubt, not including the Confidentiality Agreement). Other than the payment by Covalto of the Termination Fee, if and when payable in accordance with Section 10.3(a), none of the Covalto Related Parties shall have any liability for any obligations or liabilities of the parties to this Agreement or any other Transaction Agreement (for the avoidance of doubt, not including the Confidentiality Agreement) (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Transactions. Without limiting the foregoing, none of LIVB, the Sponsor, or any of their respective Affiliates and Representatives shall be entitled to seek specific performance or any other equitable remedy with respect to this Agreement or any other Transaction Agreement (for the avoidance of doubt, not including the Confidentiality Agreement).

ARTICLE 11

MISCELLANEOUS

Section 11.1. Waiver. At any time and from time to time prior to the Effective Time, LIVB or Covalto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto, and (c) subject to the requirements of applicable Law, waive compliance by the other Party with any of the agreements or conditions contained herein applicable to such Party. Any agreement on the part of LIVB or Covalto to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

Section 11.2. Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed prior to 5:00 p.m. Eastern Time (and otherwise as of the immediately following Business Day), addressed as follows:

(i) If to LIVB prior to the Closing, or to LIVB after the Effective Time:

LIV Capital Acquisition Corp. II

Torre Virreyes

Pedregal No. 24, Piso 6-601

Col. Molino del Rey

México, CDMX, 11040

Attn:      Alex Rossi

               Mariana Romero

Email:    arossi@livcapital.mx

               mromero@livcapital.mx

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Ave

New York, NY 10017

Attention:    Leonard Kreynin

                    Derek Dostal

Email:    leonard.kreynin@davispolk.com

               derek.dostal@davispolk.com

(ii) If to Covalto prior to the Closing, or New Covalto after the Closing, to:

Covalto Ltd.

Boulevard Miguel de Cervantes Saavedra

Piso 16, 11520

Ciudad de México, CDMX

Attn:    David Poritz

            Eduardo Mendoza

Email:    dporitz@credijusto.com

               emendoza@credijusto.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Ave

New York, NY 10017

Attn: S. Todd Crider

Email: tcrider@stblaw.com

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

Section 11.3. Assignment. No Party shall assign, delegate or otherwise transfer (by operation of law or otherwise) any of its rights or obligations under this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.3 shall be null and void, ab initio.

Section 11.4. Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that notwithstanding the foregoing (a) if the Closing occurs, the present and former officers and directors of Covalto and LIVB (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 8.5, and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.14.

Section 11.5. Expenses. Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the Transactions and the Transaction Agreements and the transactions contemplated thereby whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided that if the Closing occurs, New Covalto shall bear and pay at or following Closing (i) all Company Transaction Expenses and (ii) all LIVB Expenses. Parties shall cooperate with each other and use their respective reasonable best efforts to minimize the amount of LIVB Expenses and Company Transaction Expenses incurred prior to the Closing.

Section 11.6. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.7. Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile or .pdf copies hereof or signatures hereon shall, for all purposes, be deemed originals. Until and unless each of the Parties has received a counterpart hereof signed by the other Parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.8. Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes. The disclosure of any information shall not be deemed to constitute an acknowledgement that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.9. Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the Transaction Agreements (together with the Schedules and Exhibits thereto) and the Confidentiality Agreement, constitute the entire agreement among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the Parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

Section 11.10. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the Parties shall not restrict the ability of the board of directors or managers (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 10.1 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 11.10.

Section 11.11. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 11.12. Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the Transactions may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 11.13. Enforcement. (a) LIVB agrees that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur if the LIVB does not perform its obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. LIVB acknowledges and agrees that (i) Covalto shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.1, this being in addition to any other remedy to which Covalto is entitled under this Agreement, and (ii) the right of specific enforcement is an integral part of the Transactions and without that right, Covalto would not have entered into this Agreement. LIVB agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that Covalto has an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. LIVB acknowledges and agrees that Covalto, in seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13, shall not be required to provide any bond or other security in connection with any such injunction.

(b) LIVB acknowledges and agrees that any Termination Fee is not intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Sponsor and LIVB in the circumstances in which such Termination Fee is due and payable for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. In the event of any Covalto breach or failure to perform any of its representations or warranties or covenants, or other agreements, contained in this Agreement or any other Transaction Agreement (for the avoidance of doubt, not including the Confidentiality Agreement), LIVB acknowledges and agrees that the only remedy with respect to LIVB, the Sponsor and their respective Representatives and Affiliates against any Covalto Related Parties shall be the payment by Covalto of the Termination Fee, which Termination Fee shall be payable only as set forth in Section 10.3(a).

Section 11.14. Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of LIVB or Covalto under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions.

Section 11.15. Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Times (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) this Article 11.

Section 11.16. Acknowledgements. Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its Affiliates and its and their respective Representatives) that (a) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (b) the representations and warranties in Article 4 constitute the sole and exclusive representations and warranties of Covalto in connection with the Transactions; (c) the representations and warranties in Article 5 constitute the sole and exclusive representations and warranties of LIVB in connection with the Transactions; (d) except for the representations and warranties in Article 4 by Covalto and the representations and warranties in Article 5 by LIVB, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including (i) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or its Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (ii) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (e) each Party and its Affiliates are not relying on any representations and warranties in connection with the Transactions except the representations and warranties in Article 4 by Covalto and the representations and warranties in Article 5 by LIVB. The foregoing does not limit any rights of any Party pursuant to any other Transaction Agreement against any other Party pursuant to such Transaction Agreement to which it is a party or an express third-party beneficiary thereof. Nothing in this Section 11.16 shall relieve any Party of liability in the case of Fraud or willful misconduct committed by such Party.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement to be duly executed as of the date hereof.

LIV CAPITAL ACQUISITION CORP. II

By:	/s/ Alexander Roger Rossi
Name:	Alexander Roger Rossi
Title:	Chief Executive Officer and Chairman

Signature Page to Business Combination Agreement

COVALTO LTD.

By:	/s/ David Solomon Poritz
Name:	David Solomon Poritz
Title:	Co-Chief Executive Officer and Director

Signature Page to Business Combination Agreement

COVALTO MERGER SUB LTD.

By:	/s/ David Solomon Poritz
Name:	David Solomon Poritz
Title:	Director

Signature Page to Business Combination Agreement

ANNEX A

Tax Covenants

(i) For the two-year period beginning on the Closing Date and ending on the second (2nd) anniversary thereof, the Company (or members of the Company’s qualified group within the meaning of Treasury Regulations Section 1.368-1(d)(4)(ii)) shall retain and/or use for working capital, growth and other general corporate purposes at least fifty-percent (50%) of the amount of cash in the Trust Account immediately prior to any LIVB Shareholder Redemptions (or, if the LIVB Shareholder Redemptions result in a lower amount of cash remaining in the Trust Account following such LIVB Shareholder Redemptions, the entire amount of cash in the Trust Account). For clarity, the Company shall be entitled to on loan or contribute any such cash to members of the Company’s qualified group within the meaning of Treasury Regulations Section 1.368-1(d)(4)(ii) and the Company or such qualified group borrower or contributee shall be entitled to use such cash for general corporate purposes, including to pay business expenses and to acquire assets so long as such assets remain within the Company’s qualified group within the meaning of Section 1.368-1(d)(4)(ii) for the remainder of such two-year period, and after such two-year period such cash and/or substitute assets shall not be subject to any of the foregoing restrictions and may be used for any purpose.

(ii) The Company has no present plan or intention (and shall not form any plan or intention prior to the Closing) to (A) liquidate the Surviving LIVB Entity, (B) merge the Surviving LIVB Entity with and into another corporation, excluding, in each case of clause (A) and (B) above (x) any merger of the Surviving LIVB Entity with and into (a) the Company (or an entity that is disregarded from the Company for U.S. federal income tax purposes) or (b) any first-tier subsidiary of the Company (or any entity that is disregarded from any such first-tier subsidiary for U.S. federal income tax purposes), and (y) any merger where the Surviving LIVB Entity is the surviving entity in the merger and continues to be wholly-owned by the Company, or (C) sell or otherwise dispose of the shares of the Surviving LIVB Entity (excluding any transfer that, pursuant to Treasury Regulations Section 1.368-2(k), would not prevent the Merger and the Covalto Contribution to the extent they otherwise qualified as a reorganization under Section 368(a) of the Code from so qualifying).

(iii) The Company and its Subsidiaries have no present plan or intention (and shall not form any plan or intention prior to the Closing) to (1) redeem or otherwise acquire (x) any of the Covalto Class A Ordinary Shares issued to LIVB shareholders pursuant to the Merger or the Covalto Contribution, (y) any of the New Covalto Warrants into which the LIVB Warrants were converted pursuant to the Merger or (z) any of the New Covalto Warrants issued pursuant to the Covalto Contribution; provided, however, the Company may from time to time repurchase Covalto Class A Ordinary Shares and/or New Covalto Warrants if any such repurchases are made on the open market through a broker for the prevailing market price pursuant to an open-market repurchase program as described in Rev. Rul. 99-58; or (2) make any distribution with respect to the Covalto Class A Ordinary Shares issued to LIVB shareholders pursuant to the Merger or the Covalto Contribution other than regular distributions made in the ordinary course of business of the Company.

Annex A

Execution Version

FIRST AMENDMENT TO BUSINESS COMBINATION AGREEMENT

THIS FIRST AMENDMENT (this “First Amendment”) to that certain Business Combination Agreement (the “Business Combination Agreement”), dated as of August 17, 2022, by and among LIV Capital Acquisition Corp. II, a Cayman Islands exempted company (“LIVB”), Covalto Ltd., a Cayman Islands exempted company (“Covalto” or the “Company”), and Covalto Merger Sub Ltd., a Cayman Islands exempted company and direct, wholly-owned subsidiary of Covalto (“Merger Sub”), is made and entered into as of September 16, 2022, by and among LIVB, Covalto and Merger Sub. LIVB, Covalto and Merger Sub are collectively referred to herein as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, pursuant to the Business Combination Agreement, the Parties agreed to carry out the Transactions, on the terms and subject to the conditions set forth therein;

WHEREAS, Section 11.10 (Amendments) of the Business Combination Agreement provides that the Business Combination Agreement may be amended, in whole or in part, by a duly authorized agreement in writing executed by each of the Parties; and

WHEREAS, the Parties, acting in accordance with Section 11.10 (Amendments) of the Business Combination Agreement, desire to amend the Business Combination Agreement as set forth herein.

NOW, THEREFORE, in consideration for the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Business Combination Agreement.

2. Amendments. The Business Combination Agreement is hereby amended as follows:

a) The following definitions shall be amended and restated in their entirety as follows:

“Anchor Investment Amount” means US$30,000,000.

“NASDAQ” means the Nasdaq Stock Market, the New York Stock Exchange, or any successor thereto.

b) The definition of “Exchange Rate” therein shall be removed.

c) All references to “thirty (30) days following the date hereof” in Recitals, Section 5.15 (Anchor Investment), Section 7.6 (Anchor Investment), Section 9.3(d) (Anchor Investment) and Section 10.1 (Termination) of the Business Combination Agreement shall be deleted and replaced with “thirty-three (33) days following the date hereof.”

3. Continuing Effect of the Business Combination Agreement.

a) This First Amendment is limited to the terms specified herein and shall not constitute a modification, acceptance or waiver of any other provision of the Business Combination Agreement (including any exhibit or schedule thereto) or any other document. Except as expressly amended hereby, the provisions of the Business Combination Agreement (including the exhibits and schedules thereto) are and shall remain in full force and effect. The Parties agree that this First Amendment shall not be deemed to waive any past breach or non-compliance with the terms of the Business Combination Agreement that may have occurred prior to the date hereof.

b) Upon the execution hereof, this First Amendment and the Business Combination Agreement shall constitute one agreement. The term “Agreement”, as used in the Business Combination Agreement, shall mean the Business Combination Agreement as amended by this First Amendment, although this change shall not alter the dates as of which any provision of the Business Combination Agreement speaks. For example, phrases such as “as of the date hereof” and “as of the date of this Agreement” shall continue to refer to August 17, 2022, the date that the Business Combination Agreement was executed. For the avoidance of doubt, this First Amendment shall constitute a “Transaction Agreement” pursuant to the Business Combination Agreement.

4. Effective Date. This First Amendment shall become effective upon execution and delivery hereof by the Parties.

5. Miscellaneous. Sections 1.2 (Construction), 11.3 (Assignment), 11.6 (Governing Law), 11.7 (Captions; Counterparts), 11.9 (Entire Agreement), 11.10 (Amendments), 11.11 (Severability), 11.12 (Jurisdiction; WAIVER OF TRIAL BY JURY), 11.13 (Enforcement) and 11.15 (Nonsurvival of Representations, Warranties and Covenants) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[Remainder of this page intentionally left blank]

2

IN WITNESS WHEREOF, the Parties have entered into this First Amendment as of the date hereof.

COVALTO LTD.

By:	/s/ David Solomon Poritz
Name:	David Solomon Poritz
Title:	Co-Chief Executive Officer

COVALTO MERGER SUB LTD.

By:	/s/ David Solomon Poritz
Name:	David Solomon Poritz
Title:	Director

LIV CAPITAL ACQUISITION CORP. II

By:	/s/ Alexander Roger Rossi
Name:	Alexander Roger Rossi
Title:	Chief Executive Officer and Chairman

Annex B

Registrar of Companies

Government Administration Building

133 Elgin Avenue

George Town

Grand Cayman

LIV Capital Acquisition Corp. II (ROC # 371505) (the “Company”)

TAKE NOTICE that by unanimous written resolution of the shareholders of the Company, dated 07 February 2022 and effective 07 February 2022, the following special resolution were passed:

Adoption of Amended and Restated Memorandum and Articles of Association

THAT with effect from the effective time and date of the Company’s Registration Statement on Form 8-A as filed with the United States Securities and Exchange Commission, the Memorandum and Articles of Association of the Company currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Amended and Restated Memorandum and Articles of Association annexed hereto.

Alec Pultr
Corporate Administrator for and on behalf of Maples Corporate Services Limited

Dated this 8th day of February 2022.

www.verify.gov.ky File#: 371505	Filed: 08-Feb-2022 10:40 EST Auth Code: D69669436114

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

LIV CAPITAL ACQUISITION CORP. II

(ADOPTED BY SPECIAL RESOLUTION DATED 7 FEBRUARY 2022 AND EFFECTIVE ON 7 FEBRUARY 2022)

www.verify.gov.ky File#: 371505	Filed: 08-Feb-2022 10:40 EST Auth Code: G69929005132

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

LIV CAPITAL ACQUISITION CORP. II

(ADOPTED BY SPECIAL RESOLUTION DATED 7 FEBRUARY 2022 AND EFFECTIVE ON 7 FEBRUARY 2022)

1	The name of the Company is LIV Capital Acquisition Corp. II

2

The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each Member is limited to the amount unpaid on such Member’s shares.

5

The share capital of the Company is US$55,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each.

6

The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7

Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.

www.verify.gov.ky File#: 371505	Filed: 08-Feb-2022 10:40 EST Auth Code: G69929005132

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

LIV CAPITAL ACQUISITION CORP. II

(ADOPTED BY SPECIAL RESOLUTION DATED 7 FEBRUARY 2022 AND EFFECTIVE ON 7 FEBRUARY 2022)

1	Interpretation

1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”	in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

“Applicable Law”	means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

“Articles”	means these amended and restated articles of association of the Company.

“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Business Combination”	means a merger, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (a) as long as the securities of the Company are

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listed on the Nasdaq Capital Market, must occur with one or more target businesses that together have an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the signing of the definitive agreement to enter into such Business Combination; and (b) must not be solely effectuated with another blank cheque company or a similar company with nominal operations.

“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.

“Clearing House”	means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Class A Share”	means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Class B Share”	means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Company”	means the above named company.

“Company’s Website”	means the website of the Company and/or its web-address or domain name (if any).

“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Designated Stock Exchange”	means any United States national securities exchange on which the securities of the Company are listed for trading, including the Nasdaq Capital Market.

“Directors”	means the directors for the time being of the Company.

“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

“Electronic Communication”	means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.

“Electronic Record”	has the same meaning as in the Electronic Transactions Act.

“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands.

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“Equity-linked Securities”	means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.

“Exchange Act”	means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Extension Option”	means the option of the Company, by resolution of the board of directors at the option of the Sponsor, to extend the period of time to consummate an initial Business Combination by an additional three months, subject to the Sponsor contributing US$0.10 per unit to the Trust Account.

“Founders”	means all Members immediately prior to the consummation of the IPO.

“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.

“IPO”	means the Company’s initial public offering of securities.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the amended and restated memorandum of association of the Company.

“Nominating Committee”	means the nominating committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Officer”	means a person appointed to hold an office in the Company.

“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Over-Allotment Option”	means the option of the Underwriters to purchase up to an additional 15 per cent of the firm units (as described in the Articles) issued in the IPO at a price equal to US$10 per unit, less underwriting discounts and commissions.

“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.

“Public Share”	means a Class A Share issued as part of the units (as described in the Articles) issued in the IPO.

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“Redemption Notice”	means a notice in a form approved by the Company by which a holder of Public Shares is entitled to require the Company to redeem its Public Shares, subject to any conditions contained therein.

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Representative”	means a representative of the Underwriters from time to time and any successor representative.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.

“Share”	means a Class A Share, a Class B Share or a Preference Share and includes a fraction of a share in the Company.

“Special Resolution”	subject to Article 29.4, has the same meaning as in the Statute, and includes a unanimous written resolution.

“Sponsor”	means LIV Capital Acquisition Sponsor II, L.P., a Cayman Islands exempted limited partnership, and its successors or assigns.

“Statute”	means the Companies Act (As Revised) of the Cayman Islands.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

“Trust Account”	means the trust account established by the Company upon the consummation of the IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, will be deposited.

“Underwriter”	means an underwriter of the IPO from time to time and any successor underwriter.

1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

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(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)

any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)

the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;

(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)

any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)	sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(m)

the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Issue of Shares and other Securities

3.1

Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share)

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with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class B Ordinary Share Conversion set out in the Articles.

3.2

The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3

The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine. The securities comprising any such units which are issued pursuant to the IPO can only be traded separately from one another on the 90th day following the date of the prospectus relating to the IPO unless the Representative(s) determines that an earlier date is acceptable, subject to the Company having filed a current report on Form 8-K with the Securities and Exchange Commission and a press release announcing when such separate trading will begin. Prior to such date, the units can be traded, but the securities comprising such units cannot be traded separately from one another.

3.4	The Company shall not issue Shares to bearer.

4	Register of Members

4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2

The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5	Closing Register of Members or Fixing Record Date

5.1

For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

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5.2

In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3

If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6	Certificates for Shares

6.1

A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2

The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4

Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5

Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

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7	Transfer of Shares

7.1

Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options, warrants or units issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such right, option, warrant or unit.

7.2

The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8	Redemption, Repurchase and Surrender of Shares

8.1

Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:

(a)	Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in the Business Combination Article hereof;

(b)

Class B Shares held by the Sponsor shall be surrendered by the Sponsor for no consideration on a pro-rata basis to the extent that the Over-Allotment Option is not exercised in full so that the Sponsor will own 20 per cent of the Company’s issued Shares after the IPO (exclusive of any securities issued to the Representative prior to the IPO and of any securities purchased in a private placement simultaneously with the IPO); and

(c)	Public Shares shall be repurchased by way of tender offer in the circumstances set out in the Business Combination Article hereof.

8.2

Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in the Article above shall not require further approval of the Members.

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8.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4	The Directors may accept the surrender for no consideration of any fully paid Share.

9	Treasury Shares

9.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10	Variation of Rights of Shares

10.1

Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class (other than with respect to a waiver of the provisions of the Class B Ordinary Share Conversion Article hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one-third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2

For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

11	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to

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procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13	Lien on Shares

13.1

The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2

The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3

To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4

The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14	Call on Shares

14.1

Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A

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call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4

If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5

An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7

The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8

No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	Forfeiture of Shares

15.1

If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2

If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3

A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share

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is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4

A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5

A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6

The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16	Transmission of Shares

16.1

If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2

Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3

A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share

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by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17	Class B Ordinary Share Conversion

17.1

The rights attaching to the Class A Shares and Class B Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to the Variation of Rights of Shares Article and the Appointment and Removal of Directors Article hereof) with the exception that the holder of a Class B Share shall have the conversion rights referred to in this Article.

17.2	Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”) on the first business day following the closing of a Business Combination.

17.3

Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other Equity-linked Securities, are issued, or deemed issued, by the Company in excess of the amounts offered in the IPO and related to the consummation of a Business Combination, all Class B Shares in issue shall automatically convert into Class A Shares at the time of the consummation of a Business Combination at a ratio for which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the Class B Shares in issue agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, on an as-converted basis, in the aggregate, 20 per cent of the sum of all Class A Shares and Class B Shares in issue upon completion of the IPO plus all Class A Shares and Equity-linked Securities issued or deemed issued in connection with a Business Combination, excluding any Shares or Equity-linked Securities issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Sponsor or its Affiliates upon conversion of working capital loans made to the Company.

17.4

Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Class B Shares then in issue consenting or agreeing separately as a separate class in the manner provided in the Variation of Rights of Shares Article hereof.

17.5

The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.

17.6

Each Class B Share shall convert into its pro rata number of Class A Shares pursuant to this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall

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convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

17.7

References in this Article to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

17.8	Notwithstanding anything to the contrary in this Article, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one.

18	Amendments of Memorandum and Articles of Association and Alteration of Capital

18.1	The Company may by Ordinary Resolution:

(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)

by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)

cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2

All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3	Subject to the provisions of the Statute, the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution and Article 29.4, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to the Articles;

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(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

19	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

20	General Meetings

20.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

20.2

The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

20.3

The Directors, the chief executive officer or the chairman of the board of Directors may call general meetings, and they shall on a Members’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.

20.4

A Members’ requisition is a requisition of Members holding at the date of deposit of the requisition not less than thirty per cent in par value of the issued Shares which as at that date carry the right to vote at general meetings of the Company.

20.5

The Members’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

20.6

If there are no Directors as at the date of the deposit of the Members’ requisition or if the Directors do not within twenty-one days from the date of the deposit of the Members’ requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said twenty-one day period.

20.7	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

20.8

Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than 120 calendar days before the date of the Company’s proxy statement released to Members in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general

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meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

21	Notice of General Meetings

21.1

At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)

in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

21.2

The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22	Proceedings at General Meetings

22.1

No business shall be transacted at any general meeting unless a quorum is present. The holders of one-third of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

22.2

A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

22.3

A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

22.4

If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members’ requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

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22.5

The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

22.6

If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

22.7

The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

22.8

When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

22.9

If, prior to a Business Combination, a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

22.10

When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

22.11	A resolution put to the vote of the meeting shall be decided on a poll.

22.12	A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

22.13

A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22.14	In the case of an equality of votes the chairman shall be entitled to a second or casting vote.

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23	Votes of Members

23.1

Subject to any rights or restrictions attached to any Shares, including as set out at Article 29.4, every Member present in any such manner shall have one vote for every Share of which he is the holder.

23.2

In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

23.3

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

23.4

No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

23.5

No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

23.6

Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7

A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

24	Proxies

24.1

The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

24.2

The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall

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be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

24.3

The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

24.4

The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

25	Corporate Members

25.1

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25.2

If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

26	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

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27	Directors

27.1	There shall be a board of Directors consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

27.2

The Directors shall be divided into two classes: Class I and Class II. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing Directors shall by resolution classify themselves as Class I Directors or Class II Directors. The Class I Directors shall stand appointed for a term expiring at the Company’s first annual general meeting and the Class II Directors shall stand appointed for a term expiring at the Company’s second annual general meeting. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors appointed to succeed those Directors whose terms expire shall be appointed for a term of office to expire at the second succeeding annual general meeting after their appointed. Except as the Statute or other Applicable Law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the appointed of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A Director appointed to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been appointed and qualified.

28	Powers of Directors

28.1

Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

28.2

All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

28.3

The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

28.4

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

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29	Appointment and Removal of Directors

29.1

Prior to the consummation of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Shares appoint any person to be a Director or may by Ordinary Resolution of the holders of the Class B Shares remove any Director. For the avoidance of doubt, prior to the consummation of a Business Combination holders of Class A Shares shall have no right to vote on the appointment or removal of any Director.

29.2

The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29.3	After the consummation of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

29.4

Prior to the consummation of a Business Combination, Article 29.1 may only be amended by a Special Resolution passed by at least 90 per cent of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given, or by way of unanimous written resolution.

30	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)

the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	the Director is found to be or becomes of unsound mind; or

(e)

all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

31	Proceedings of Directors

31.1	The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.

31.2

Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

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31.3

A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

31.4

A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

31.5

A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

31.6

The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

31.7

The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

31.8

All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

31.9

A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

32	Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

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33	Directors’ Interests

33.1

A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

33.2

A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

33.3

A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

33.4

No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

33.5

A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

34	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

35	Delegation of Directors’ Powers

35.1

The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such

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conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.2

The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.3

The Directors may adopt formal written charters for committees and, if so adopted, shall review and assess the adequacy of such formal written charters on an annual basis. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law). For so long as any class of Shares is listed on the Designated Stock Exchange, the Audit Committee, the Compensation Committee and the Nominating Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

35.4

The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

35.5

The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

35.6

The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

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36	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

37	Remuneration of Directors

37.1

The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no cash remuneration shall be paid to any Director by the Company prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2

The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38	Seal

38.1

The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

38.2

The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3

A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39	Dividends, Distributions and Reserve

39.1

Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final

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Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2

Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

39.4

The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5

Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6

The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7

Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8	No Dividend or other distribution shall bear interest against the Company.

39.9

Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

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40	Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

41	Books of Account

41.1

The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2

The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3

The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42	Audit

42.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2

Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or

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any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

42.3

If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

42.4	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

42.5

If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

42.6

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.7

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

42.8

[Any payment made to members of the Audit Committee (if one exists) shall require the review and approval of the Directors, with any Director interested in such payment abstaining from such review and approval.][1]

42.9

[The Audit Committee shall monitor compliance with the terms of the IPO and, if any non-compliance is identified, the Audit Committee shall be charged with the responsibility to take all action necessary to rectify such non-compliance or otherwise cause compliance with the terms of the IPO.][2]

42.10

[At least one member of the Audit Committee shall be an “audit committee financial expert” as determined by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The “audit committee financial expert” shall have such past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication.][3]

[1]	Onshore Counsel to confirm if appropriate/relevant for this company.
[2]	Onshore Counsel to confirm if appropriate/relevant for this company.
[3]	Onshore Counsel to confirm if appropriate/relevant for this company.

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43	Notices

43.1

Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

43.2	Where a notice is sent by:

(a)

courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)

post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)

cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)

e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(e)	placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

43.3

A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4

Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

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44	Winding Up

44.1

If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)

if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)

if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2

If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45	Indemnity and Insurance

45.1

Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2

The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by

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a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3

The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

47	Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

48	Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

49	Business Combination

49.1

Notwithstanding any other provision of the Articles, this Article shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to this Article. In the event of a conflict between this Article and any other Articles, the provisions of this Article shall prevail.

49.2	Prior to the consummation of a Business Combination, the Company shall either:

(a)	submit such Business Combination to its Members for approval; or

(b)

provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any), divided by the number of then issued Public Shares, provided that the Company shall not repurchase

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Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001 upon consummation of such Business Combination.

49.3

If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a proposed Business Combination, it shall file tender offer documents with the Securities and Exchange Commission prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Company holds a general meeting to approve a proposed Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the Securities and Exchange Commission.

49.4

At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company has net tangible assets of at least US$5,000,001 immediately prior to, or upon such consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination.

49.5

Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, in connection with any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and in connection with its consummation. The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions (the “Redemption Limitation”).

49.6

A Member may not withdraw a Redemption Notice once submitted to the Company unless the Directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

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49.7

In the event that the Company does not consummate a Business Combination within 18 months from the consummation of the IPO (or up to 21 months if the Sponsor exercises an Extension Option ) the Company shall:

(a)	cease all operations except for the purpose of winding up;

(b)

as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c)

as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.

49.8	In the event that any amendment is made to the Articles:

(a)

to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination within 18 months from the consummation of the IPO (or up to 21 months if the Sponsor exercises an Extension Option); or

(b)

with respect to any other provision relating to Members’ rights or pre-Business Combination activity, each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares. The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.

49.9

A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to this ArticleError! Reference source not found., or a distribution of the Trust Account pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

49.10

After the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a)	receive funds from the Trust Account; or

(b)	vote as a class with Public Shares on a Business Combination.

www.verify.gov.ky File#: 371505	Filed: 08-Feb-2022 10:40 EST Auth Code: G69929005132

49.11	The uninterested Independent Directors shall approve any transaction or transactions between the Company and any of the following parties:

(a)	any Member owning an interest in the voting power of the Company that gives such Member a significant influence over the Company; and

(b)	any Director or Officer and any Affiliate of such Director or Officer.[4]

49.12

A Director may vote in respect of a Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

49.13

As long as the securities of the Company are listed on the Nasdaq Capital Market, the Company must complete one or more Business Combinations having an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (net of amounts previously disbursed to the Company’s management for taxes) at the time of the Company’s signing a definitive agreement in connection with a Business Combination. A Business Combination must not be effectuated with another blank cheque company or a similar company with nominal operations.

49.14

The Company may enter into a Business Combination with a target business that is Affiliated with the Sponsor, a Founder, a Director or an Officer. In the event the Company seeks to consummate a Business Combination with a target that is Affiliated with the Sponsor, a Founder, a Director or an Officer, the Company, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions on the type of target business the Company is seeking to acquire that is a member of the United States Financial Industry Regulatory Authority or an independent accounting firm that such a Business Combination is fair to the Company from a financial point of view.

49.15

The Extension Option can be exercised once (for a total of up to 21 months from the closing of the IPO) if it is anticipated that the Company will not consummate the initial Business Combination within 18 months. To exercise an Extension Option the Sponsor must deposit US$1,000,000 or up to US$1,150,000 depending on the extent to which the Over-Allotment Option is exercised, into the Trust Account on or prior to the date of the deadline, for the three-month extension.

50	[Business Opportunities5]

50.1

To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate

[4]	Onshore Counsel to confirm if appropriate/relevant for this company.
[5]	Onshore Counsel to confirm if appropriate/relevant for this company.

www.verify.gov.ky File#: 371505	Filed: 08-Feb-2022 10:40 EST Auth Code: G69929005132

opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

50.2

Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

50.3

To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

www.verify.gov.ky File#: 371505	Filed: 08-Feb-2022 10:40 EST Auth Code: G69929005132

Annex C

FINAL FORM

THE COMPANIES ACT (REVISED)

OF THE CAYMAN ISLANDS

COVALTO LTD.

An Exempted Company Limited By Shares

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

(adopted by Special Resolution passed on [●], 2022 and effective upon the Closing)

39	CLAIMS AGAINST THE COMPANY	C-39
40	UNTRACEABLE MEMBERS	C-39
41	AMENDMENT OF MEMORANDUM AND ARTICLES	C-40
42	TRANSFER BY WAY OF CONTINUATION	C-40
43	MERGER AND CONSOLIDATION	C-40

THE COMPANIES ACT (REVISED)

OF THE CAYMAN ISLANDS

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

COVALTO LTD.

(adopted by Special Resolution passed on [●], 2022 and effective upon the Closing)

1	NAME

The name of the Company is COVALTO LTD.

2	STATUS

The Company is an exempted company limited by shares.

3	REGISTERED OFFICE

The registered office of the Company is at the offices of Campbells Corporate Services Limited, Floor 4, Willow House, Cricket Square, Grand Cayman KY1-9010, Cayman Islands or at such other place as the Directors may from time to time decide.

4	OBJECTS AND CAPACITY

Subject to paragraph 9 of this Memorandum, the objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Act or any other law of the Cayman Islands. The Company is a body corporate capable of exercising all the functions of a natural person of full capacity, irrespective of any question of corporate benefit.

5	SHARE CAPITAL

The share capital of the Company is US$[●] divided into [●] shares of a par value of US$[●] each which may be issued as Class A Ordinary Shares, Class B Ordinary Shares or ordinary shares of any class or as shares with preferred, deferred or other special rights or restrictions as the Board may determine from time to time in accordance with the Articles of Association, PROVIDED THAT, subject to the Act and the Articles of Association, the Company shall have the power to issue all or any part of its capital, whether original, redeemed, increased or reduced, with or without preference, priority, special privilege or other rights or subject to any postponement of rights or to any condition or restriction whatsoever and so that, unless the conditions of issue shall otherwise expressly provide, every issue of shares, whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

6	LIABILITY OF MEMBERS

The liability of each Member is limited to the amount from time to time unpaid on such Member’s Shares.

7	CONTINUATION

The Company may exercise the powers contained in the Act to transfer and be registered by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be de-registered in the Cayman Islands.

8	DEFINITIONS

Capitalised terms used and not defined in this Memorandum of Association shall bear the same meaning as those given in the Articles of Association of the Company.

9	EXEMPTED COMPANY

The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

10	FINANCIAL YEAR

The financial year end of the Company is 31 December or such other date as the Directors may from time to time decide and annex to this Memorandum.

THE COMPANIES ACT (REVISED)

OF THE CAYMAN ISLANDS

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

COVALTO LTD.

(adopted by Special Resolution passed on [●], 2022 and effective upon the Closing)

1	PRELIMINARY

1.1	The regulations contained in Table A in the First Schedule of the Act shall not apply to the Company and the following regulations shall be the Articles of Association of the Company.

1.2	In these Articles:

(a)	the following terms shall have the meanings set opposite if not inconsistent with the subject or context:

Act	the Companies Act (Revised) of the Cayman Islands;

Allotment	shares are taken to be allotted when a person acquires the unconditional right to be included in the Register of Members in respect of those shares;

Affiliate	in respect of a Person, means any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, and (i) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing, and (ii) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity;

Articles	these articles of association of the Company, as amended from time to time;

Audit Committee	the audit committee of the Company formed by the Board pursuant to these Articles, or any successor of the audit committee;

Board or Board of Directors	the board of directors of the Company;

Business Combination	a statutory amalgamation, merger, consolidation, arrangement or other reorganization requiring the approval of the members of one or more of the participating companies as well as a short-form merger or consolidation that does not require a resolution of members;

Business Combination Agreement	Business Combination Agreement, dated as of [ ], 2022, by and among the Company, LIV Capital Acquisition Corp. II and Covalto Merger Sub Ltd;

Business Day	a day other than a Saturday, Sunday or other day on which commercial banks in the Cayman Islands or Mexico City, Mexico are authorised or required by law to close or unable to open;

Class A Ordinary Shares	class A ordinary shares of a nominal or par value of US$[●] each in the capital of the Company having the rights provided for in these Articles;

Class B Ordinary Shares	class B ordinary shares of a nominal or par value of US$[●] each in the capital of the Company having the rights provided for in these Articles;

Clear days	in relation to a period of notice means that period excluding both the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect;

Clearing House	a clearing house recognized by the laws of the jurisdiction in which shares in the capital of the Company (or depository receipts thereof) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction;

Closing	means the closing of the business combination as set forth in the Business Combination Agreement;

Common Equivalents	means (i) with respect to Shares, the number of Shares, (ii) with respect to any Company securities that are convertible into or exchangeable for Shares, the number of Shares issuable in respect of the conversion or exchange of such securities into Shares;

Co-Chairmen	the co-chairmen of the Board of Directors appointed in accordance with Article 20.2;

Ordinary Shares	Class A Ordinary Shares, Class B Ordinary Shares and shares of such other classes as may from time to time be designated by the Board pursuant to these Articles as being ordinary shares for the purposes of Article 5.3;

Company	the above named company;

Company’s Website	the website of the Company and/or its web-address or domain name;

Compensation Committee	the compensation committee of the Company formed by the Board pursuant to these Articles, or any successor of the compensation committee;

Control	the ownership, directly or indirectly, of shares possessing more than fifty per cent (50%) of the voting power of the corporation, partnership or other entity (other than, in the case of a corporation, shares having such power only by reason of the happening of a contingency), or having the power to control the management or elect a majority of members to the board of directors or equivalent decision-making body of such corporation, partnership or other entity;

Co-Founders	each of David Poritz and Allan Apoj [and each Person that is an Affiliate of David Poritz and Allan Apoj];

Designated Stock Exchange	NASDAQ and any other stock exchange or interdealer quotation system listed in Schedule 4 of the Act on which shares in the capital of the Company are listed or quoted;

Directors	the Directors for the time being of the Company or, as the case may be, those Directors assembled as a Board or as a committee of the Board;

Dividend	includes a distribution or interim dividend or interim distribution;

Electronic	has the same meaning as in the Electronic Transactions Act (Revised);

Electronic Communication	a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the SEC’s website) or other electronic delivery methods as otherwise determined and approved by the Board;

Electronic record	has the same meaning as in the Electronic Transactions Act (Revised) of the Cayman Islands;

Electronic Signature	has the same meaning as in the Electronic Transactions Act (Revised) of the Cayman Islands;

Exchange Act	the Securities Exchange Act of 1934, as amended of the United States of America;

Executed	includes any mode of execution;

Founding Director(s)	has the meaning given in Article 21.2;

Holder	in relation to any share, the Member whose name is entered in the Register of Members as the holder of the share;

Incentive Plan	any incentive plan or scheme established or implemented by the Company pursuant to which any Person who provides services of any kind to the Company or any of its direct or indirect subsidiaries (including without limitation any employee, executive, officer, director, consultant, secondee or other provider of services) may receive and/or acquire newly-issued shares of the Company or any interest therein;

Indemnified Person	every Director, alternate Director, Secretary or other officer for the time being or from time to time of the Company;

Independent Director	a Director who is an independent director as defined in the rules of any Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be;

Islands	the British Overseas Territory of the Cayman Islands;
Member	has the same meaning as in the Act;

Memorandum	the memorandum of association of the Company as from time to time amended;

month	a calendar month;

Nominating and Corporate Governance Committee	the nominating and corporate governance committee of the Company formed by the board pursuant to Article 24.5 hereof or any successor of the nominating and corporate governance committee.

Officer	means any person appointed as an officer of the Company, including a Secretary;

Ordinary Resolution	a resolution (i) of a duly constituted general meeting of the Company passed by a simple majority of the votes cast by, or on behalf of, the Members entitled to vote (taking into account the number of votes per Share that such Members hold) present in person or by proxy and voting at the meeting, or (ii) approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed;

Other Indemnitors	persons or entities other than the Company that may provide indemnification, advancement of expenses and/or insurance to the Indemnified Persons in connection with such Indemnified Persons’ involvement in the management of the Company;

paid up	paid up as to the par value of the shares and includes credited as paid up;

Permanent Disability	a permanent and total disability such that the relevant Person is unable to engage in any substantial gainful activity by reason of any medically determinable mental impairment which impedes such Person from exercising business judgement or function as a business executive and which is not reasonably be expected to be remedied or which has lasted for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner.

Person	any individual, corporation, general or limited partnership, limited liability company, joint stock company, joint venture, estate, trust, association, organization or any other entity or governmental entity;

Register of Members	the register of Members required to be kept pursuant to the Act;

Seal	the common seal of the Company including every duplicate seal;

SEC	the Securities and Exchange Commission of the United States of America or any other federal agency for the time being administering the Securities Act;

Secretary	any person appointed by the Directors to perform any of the duties of the secretary of the Company, including a joint, assistant or deputy secretary;

Securities Act	the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time;

Share	a share in the share capital of the Company, and includes stock (except where a distinction between shares and stock is expressed or implied) and includes a fraction of a share;

Signed	includes an electronic signature or a representation of a signature affixed by mechanical means;

Special Resolution	means a special resolution passed in accordance with the Act, being a resolution: (i) passed by a majority of at least two-thirds of the votes cast by, or on behalf of, the Members entitled to vote (taking into account the number of votes per Share that such Members hold) present in person or by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a Special Resolution has been duly given; or (ii) approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members.

Sponsor	LIV Capital Acquisition Sponsor II, L.P., a Cayman Islands exempted limited partnership;

Subsidiary	a company is a subsidiary of another company if that other company: (i) holds a majority of the voting rights in it; (ii) is a member of it and has the right to appoint or remove a majority of its board of directors; or (iii) is a member of it and controls alone, pursuant to an agreement with other members, a majority of the voting rights in it; or if it is a subsidiary of a company which is itself a subsidiary of that other company. For the purpose of this definition the expression company includes any body corporate established in or outside of the Islands;

Treasury Share	a share held in the name of the Company as a treasury share in accordance with the Act;

U.S. Person	a Person who is a citizen or resident of the United States of America; and

Written and in Writing	includes all modes of representing or reproducing words in visible form including in the form of an electronic record.

(b)

unless the context otherwise requires, words or expressions defined in the Act shall have the same meanings herein but excluding any statutory modification thereof not in force when these Articles become binding on the Company;

(c)

unless the context otherwise requires: (i) words importing the singular number shall include the plural number and vice-versa; (ii) words importing the masculine gender only shall include the feminine gender; and (iii) words importing persons shall include companies or associations or bodies of person whether incorporated or not as well as any other legal or natural person;

(d)	the word may shall be construed as permissive and the word shall shall be construed as imperative;

(e)	the headings herein are for convenience only and shall not affect the construction of these Articles;

(f)

references to statutes are, unless otherwise specified, references to statutes of the Islands and, subject to paragraph (b) above, include any statutory modification or re-enactment thereof for the time being in force; and

(g)	where an Ordinary Resolution is expressed to be required for any purpose, a Special Resolution is also effective for that purpose.

2	FORMATION EXPENSES

The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company including the expenses of registration.

3	OFFICES OF THE COMPANY

3.1	The registered office of the Company shall be at such address in the Islands as set out in the Memorandum or as the Board shall otherwise from time to time determine.

3.2

The Company, in addition to its registered office, may establish and maintain such other offices, places of business and agencies in the Islands and elsewhere as the Board may from time to time determine.

4	SHARES

4.1	Subject to the rules of any Designated Stock Exchange and to the provisions, if any, in the Memorandum and these Articles (including, without limitation, Article 23.3):

(a)

The Board has general and unconditional authority to allot, grant options over, offer or otherwise deal with or dispose of any unissued shares in the capital of the Company without the approval of Members (whether forming part of the original or any increased share capital), either at a premium or at par, with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, on such terms and conditions, and at such times as the Board may determine, but so that no share shall be issued at a discount to par, except in accordance with the provisions of the Act.

(b)	Without prejudice to the generality of paragraph (a) above, the Board is hereby empowered to authorise by resolution or resolutions from time to time and without the approval of Members:

(i)	the creation of one or more classes or series of preferred shares, to cause to be issued such preferred shares and to fix the designations, powers, preferences and relative participating,

optional and other rights, if any, and the qualifications, limitations and restrictions thereof, if any, including, without limitation, the number of shares constituting each such class or series, dividend rights, conversion rights, redemption privileges, voting rights and powers (including full or limited or no voting rights or powers) and liquidation preferences, and to increase or decrease the number of shares comprising any such class or series (but not below the number of shares of any class or series of preferred shares then outstanding) to the extent permitted by law. Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any class or series of preferred shares may, to the extent permitted by law, provide that such class or series shall be superior to, rank equally with or be junior to the preferred shares of any other class or series;

(ii)

to designate for issuance as Class A Ordinary Shares or Class B Ordinary Shares from time to time any or all of the authorised but unissued shares of the Company which have not at that time been designated by the Memorandum or by the Directors as being shares of a particular class;

(iii)	to create one or more further classes of shares which represent ordinary shares; and

(iv)	to re-designate authorised but unissued Class B Ordinary Shares from time to time as shares of another class.

(c)	The Company shall not issue shares or warrants to bearer.

(d)

Subject to the rules of any Designated Stock Exchange, the Board shall have general and unconditional authority to issue options, warrants or convertible securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of shares or securities in the capital of the Company to such persons, on such terms and conditions and at such times as the Board may determine.

4.2

With effect from the date on which Class A Ordinary Shares are first admitted to trading on a Designated Stock Exchange, subject to the following Articles 4.3, 4.4 and 4.5, and as set forth in the Business Combination Agreement, with respect to the Transactions therein, the Company shall not issue Ordinary Shares to a person on any terms unless:

(a) it has made an offer to each person who holds Class B Ordinary Shares to issue to him on the same economic terms such number of Class B Ordinary Shares as would allow each holder of Class B Ordinary Shares to maintain its proportional ownership interest in the Company; and

(b) the period during which any such offer set forth in Article 4.2(a) may be accepted has expired or the Company has received notice of the acceptance or refusal of every offer so made in accordance with Article 4.2(a).

An offer made pursuant to this Article 4.2 may be made in either hard copy or by electronic communication, must state a period during which it may be accepted and the offer shall not be withdrawn before the end of that period. The period referred to must be at least fifteen (15) Business Days beginning with the date on which the offer is deemed to be delivered in accordance with Article 36 (unless such period is waived, with respect to each holder of Class B Ordinary Shares, by such holder of Class B Ordinary Shares).

4.3	An offer shall not be regarded as being made contrary to the requirements of Article 4.2 by reason only that:

(a) fractional entitlements are rounded or otherwise settled or sold at the discretion of the Board, as long as it does not materially negatively impact the proportional ownership interest of the Class B Ordinary Shares; or

(b) no offer of Class B Ordinary Shares is made to a Member where the making of such an offer would in the reasonable view of the Board pose legal or practical problems in or under the laws or securities rules of any territory or the requirements of any regulatory body or stock exchange such that the Board reasonably considers it is necessary or expedient in the interests of the Company to exclude such Member from the offer; or

(c) the offer is conditional upon the said issue of Ordinary Shares proceeding.

4.4

The provisions of Article 4.2 do not apply in relation to the issue of Class A Ordinary Shares which would, apart from any renunciation or assignment of the right to their allotment, be held under or issued pursuant to an Incentive Plan.

4.5

Holders of Class B Ordinary Shares may from time to time by consent in writing (in one or more counterparts) approved by the holder or holders of at least two-thirds of all Class B Ordinary Shares then in issue, referring to this Article 4.5, authorise the Board to issue Class A Ordinary Shares for cash and, on the granting of such an authority, the Board shall have the power to issue (pursuant to that authority) Class A Ordinary Shares for cash as if Article 4.2 above did not apply to:

(a)	one or more issuances of Class A Ordinary Shares to be made pursuant to that authority; and/or

(b)	such issuances with such modifications as may be specified in that authority.

Unless previously revoked, the authority granted in accordance with this Article 4.5 shall expire on the date (if any) specified in the authority or, if no date is specified, six (6) months after the date on which the authority is granted, but the Company may before the power expires make an offer or agreement which would or might require Class A Ordinary Shares to be issued after it expires.

4.6

The Company may issue fractions of a share of any class and a fraction of a share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contribution, calls or otherwise howsoever), limitations, preferences, privileges, qualifications, restrictions, rights and other attributes of a whole share of that class of shares.

4.7

The Company may, in so far as the Act permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe, whether absolutely or conditionally, or procuring or agreeing to procure subscriptions (whether absolute or conditional) for any shares in the capital of the Company. Such commissions may be satisfied by the payment of cash or the allotment of fully or partly paid up shares or partly in one way and partly in the other. The Company may also, on any issue of shares, pay such brokerage fees as may be lawful.

4.8

Except as required by law, no person shall be recognised by the Company as holding any share upon any trust and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share (except only as by these Articles or by law otherwise provided) or any other rights in respect of any share except an absolute right to the entirety thereof in the holder.

4.9

(a)

If at any time the share capital is divided into different classes of shares, the rights attached to any class of shares (unless otherwise provided by these Articles or the terms of issue of the shares of that class) may be varied with the consent in writing of the holders of two-thirds of the issued shares of that class or with the sanction of a Special Resolution passed at a separate general meeting of the holders of the shares of that class. To every such separate general meeting, the provisions of these Articles relating to general meetings shall mutatis mutandis apply, but so that the necessary quorum shall be any one or more persons holding or representing by proxy not less than two-thirds of the issued shares of the applicable class and that any holder of shares of that class present in person or by proxy may demand a poll.

(b)

For the purposes of Article 4.9(a), the Directors may treat all classes of shares or any two or more classes of shares as forming one class if they consider that all such classes would be affected in the same way by the proposals under consideration.

(c)	The rights conferred upon the holders of the shares of any class shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by:

(i)	the creation or issue of further shares ranking pari passu therewith;

(ii)	by the redemption, purchase or conversion (in any manner permitted by law) of any shares of any class by the Company;

(iii)	the cancellation of authorised but unissued shares of that class; or

(iv)	the creation or issue of shares with preferred or other rights including, without limitation, the creation of any class or issue of shares with enhanced or weighted voting rights.

(d)

The rights conferred upon holders of Class A Ordinary Shares shall not be deemed to be varied by the creation or issue from time to time of further Class B Ordinary Shares and the rights conferred upon holders of Class B Ordinary Shares shall not be deemed to be varied by the creation or issue from time to time of further Class A Ordinary Shares.

4.10

The Directors may accept contributions to the capital of the Company otherwise than in consideration of the issue of shares and the amount of any such contribution may, unless otherwise agreed at the time such contribution is made, be treated by the Company as a distributable reserve, subject to the provisions of the Act and these Articles.

5	CLASS A ORDINARY SHARES AND CLASS B ORDINARY SHARES

5.1

The rights of the holders of Class A Ordinary Shares and Class B Ordinary Shares are identical, except with respect to voting, conversion and transfer restrictions applicable to the Class B Ordinary Shares as set out in these Articles.

5.2

Holders of Class A Ordinary Shares and holders of Class B Ordinary Shares have the right to receive notice of, attend, speak and vote at general meetings of the Company. Subject to any separate general meeting(s) of the holders of a class of shares in accordance with Article 4.9(a) above, holders of Class A Ordinary Shares and Class B Ordinary Shares shall at all times vote together as one class on all resolutions submitted to a vote by the Members in general meetings. Each Class A Ordinary Share shall entitle the holder to one (1) vote on all matters subject to a vote at general meetings of the Company, and each Class B Ordinary Share shall entitle the holder to ten (10) votes on all matters subject to a vote at general meetings of the Company.

5.3

Without prejudice to any special rights conferred thereby on the holders of any other shares or class of shares established pursuant to the Memorandum and/or these Articles from time to time, holders of Class A Ordinary Shares and holders of Class B Ordinary Shares shall:

(a)	be entitled to such dividends as the Board may from time to time declare;

(b)

in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purposes of a reorganization or otherwise or upon any distribution of capital, be entitled to the surplus assets of the Company; and

(c)

generally be entitled to enjoy all of the rights attaching to Class A Ordinary Shares and Class B Ordinary Shares. In no event shall Class A Ordinary Shares be convertible into Class B Ordinary Shares. No consolidation of Class A Ordinary Shares into shares of an amount larger than the nominal or par value of such shares at the relevant time shall be effected unless Class B Ordinary Shares are concurrently and similarly consolidated in the same proportion and the same manner.

5.4

Unless the Board of Directors otherwise determines, by resolution including the Founding Directors, or if related to an issuance by virtue of the Transactions (as defined in the Business Combination Agreement) taking place at or immediately before Closing, Class B Ordinary Shares may only be issued to holders of Class B Ordinary Shares. Class B Ordinary Shares shall be issued to holders of Class B Ordinary Shares in respect of: (i) the exercise by holders of Class B Ordinary Shares of pre-emptive rights, as set forth in Section 4.2 hereof; (ii) share options, restricted share units, or other equity compensation granted to holders of Class B Ordinary Shares, (iii) in the context of a share-split, subdivision or similar transaction or as contemplated in Articles 5.4(b) below; or (iv) in connection with a Business Combination involving the issuance of Class B Ordinary Shares as full or partial consideration.

(b) No split, subdivision or similar transaction of the Class A Ordinary Shares into shares of an amount less than the nominal or par value of such shares at the relevant time shall be effected unless at the same time the Class B Ordinary Shares are concurrently and similarly split or subdivided in the same proportions and the same manner.

5.5	Class B Ordinary Shares shall be convertible into Class A Ordinary Shares as follows:

(a)	Right of Conversion. Class B Ordinary Shares shall be convertible into the same number of Class A Ordinary Shares, on a share-to-share basis, in the following manner:

(1)

a holder of Class B Ordinary Shares shall have the right in its sole discretion to call upon the Company to effect a conversion of all or any of his Class B Ordinary Shares into the same number of Class A Ordinary Shares which right shall be exercised, at any time after issue and without payment of any additional sum (subject to any moneys unpaid on their shares in accordance with Article 8), by notice in writing given to the Company at its registered office (and which conversion shall be effected by the Company promptly upon delivery of said notice);

(2)

(a) prior to the tenth anniversary of the Offering, the holder(s) of two-thirds of the then outstanding Class B Ordinary Shares have the right to require that all outstanding Class B Ordinary Shares be converted, which right shall be exercised, by notice in writing (which may be in one or more counterparts) signed by each of such holders given to the Company at its registered office (and which conversion shall be effected by the Company promptly upon delivery of the said notice); and (b) following the tenth anniversary of the Offering, the holder(s) of the majority of the then outstanding Class B Ordinary Shares have the right to require that all outstanding Class B Ordinary Shares be converted, which right shall be exercised, by notice in writing (which may be in one or more counterparts) signed by each of such holders given to the Company at its registered office (and which conversion shall be effected by the Company promptly upon delivery of the said notice);

(3)

a Class B Ordinary Share shall automatically convert into a Class A Ordinary Share; immediately and without further action by the holder thereof upon the registration of any transfer of a Class B Ordinary Share (whether or not for value and whether or not the certificate(s) (if any) representing such Class B Ordinary Share are surrendered to the Company), other than the following permitted transfers:

(i)

a transfer to an Affiliate of the holder of the Class B Ordinary Share, it being understood that in the event of a transfer of Class B Ordinary Shares by either Co-Founder to an Affiliate as a result of his death or Permanent Disability, each Class B Ordinary Share then held by such Co-Founder will convert automatically into one Class A Ordinary Share upon on the ninety (90)-day anniversary of his death or determination of his Permanent Disability, provided, however, that during such ninety (90)-day period the surviving Co-Founder shall have the option (but not the obligation) to receive such Class B Ordinary Shares then held by such deceased (or with Permanent Disability) Co-Founder or any of its Affiliates in exchange for Class A Ordinary Shares at a ratio of 1-to-1. Such option shall be exercised upon the delivery of a written notice to the Company and the applicable Affiliates of the deceased (or with Permanent Disability) Co-Founder and such notice shall set reasonable terms for any such exchange;

(ii)	a transfer between holders of Class B Ordinary Shares;

(iii)

a transfer to one or more trustees of a trust established for the benefit of the holder or an Affiliate of the holder of the Class B Ordinary Share, so long as the transferring holder continues to hold voting and dispositive power with respect to the Class B Ordinary Shares transferred, or in the case of the Co-Founders, one of them continues to hold voting and dispositive power with respect to such Class B Ordinary Shares transferred;

(iv)	a transfer to a partnership, corporation or other entity owned or controlled by the holder or an Affiliate of the holder of the Class B Ordinary Share; or

(v)

transfers to organisations that are exempt from taxation under Section 501(3)(c) of the United States Internal Revenue Code of 1986, as amended (or any successor thereto), so long as the transferring holder continues to hold voting and dispositive power with respect to the Class B Ordinary Shares transferred, or in the case of the Co-Founders, one of them continues to hold voting and dispositive power with respect to such Class B Ordinary Shares transferred.

For the avoidance of doubt, the creation of any pledge, charge, encumbrance or other security interest or third party right of whatever description on any Class B Ordinary Shares to secure a holder’s contractual or legal obligations shall not be deemed to be a transfer unless and until any such pledge, charge, encumbrance or other third party right is enforced and results in such third party (or its nominee) holding legal title to the related Class B Ordinary Shares, in which case all the related Class B Ordinary Shares shall be automatically and immediately converted into the same number of Class A Ordinary Shares. The conversion of Class B Ordinary Shares to Class A Ordinary Shares shall occur prior to any effective transfer not authorised in Articles 5.5(a) (2)(i) to (v) above.

(4)

If at any time, the total number of the issued and outstanding Class B Ordinary Shares in issue represent less than twenty percent (25%) of the total outstanding voting power of Shares in the capital of the Company outstanding, the Class B Ordinary Shares then in issue shall automatically and immediately convert into Class A Ordinary Shares and no Class B Ordinary Shares shall be issued by the Company thereafter except as authorized by the Members by Special Resolution following such conversion into Class A Ordinary Shares.

(b)

Mechanics of Conversion. Before any holder of Class B Ordinary Shares shall be entitled to convert such Class B Ordinary Shares into Class A Ordinary Shares pursuant to sub-paragraph (a) (1) above, the holder shall, if available, surrender the certificate or certificates therefor (if any), duly endorsed (where applicable), at the registered office of the Company.

Upon the occurrence of one of the bases of conversion provided for in paragraph (a) above, the Company shall enter or procure the entry of the name of the relevant holder of Class B Ordinary Shares as the holder of the relevant number of Class A Ordinary Shares resulting from the conversion of the Class B Ordinary Shares in, and make any other necessary and consequential changes to, the Register of Members and shall procure that certificate(s) in respect of the relevant Class A Ordinary Shares, together with a new certificate for any unconverted Class B Ordinary Shares represented by the certificate(s) surrendered by the holder of the Class B Ordinary Shares (if any), are issued to the holders of the Class A Ordinary Shares and Class B Ordinary Shares, as the case may be, if so requested.

Any conversion of Class B Ordinary Shares into Class A Ordinary Shares pursuant to this Article shall be effected by any manner permitted by applicable law, including by means of (i) the re-designation and re-classification of the relevant Class B Ordinary Share as a Class A Ordinary Share together with such rights and restrictions for the time being attached thereto and shall rank pari passu in all respects with the Class A Ordinary Shares then in issue; and/or (ii) the compulsory redemption without notice of Class B Ordinary Shares and the automatic application of the redemption proceeds in paying for such new Class A Ordinary Shares into which the Class B

Ordinary Shares have been converted. For the avoidance of doubt, following the conversion to Class A Ordinary Shares, the holder thereof shall have Class A Ordinary Share voting rights in respect of such shares and not Class B Ordinary Share voting rights. Such conversion shall become effective forthwith upon entries being made in the Register of Members to record conversion.

If the proposed conversion is in connection with an underwritten or other public or private offering of securities, the conversion may, at the option of any holder tendering such Class B Ordinary Shares for conversion, be conditional upon the closing with the underwriters or other purchasers of the sale of securities pursuant to such offering, in which event any persons entitled to receive Class A Ordinary Shares upon conversion of such Class B Ordinary Shares shall not be deemed to have converted such Class B Ordinary Shares until immediately prior to the closing of such sale of securities.

The Company shall at all times reserve and keep available out of its authorised but unissued Class A Ordinary Shares, for the purpose of effecting the conversion of the Class B Ordinary Shares, such number of Class A Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Class B Ordinary Shares.

Effective upon and with effect from the conversion of a Class B Ordinary Share into a Class A Ordinary Share in accordance with this Article 5.5, the converted share shall be treated for all purposes as a Class A Ordinary Share and shall carry the rights and be subject to the restrictions attaching to Class A Ordinary Shares including, without limitation, the right to one vote on matters subject to a vote at general meetings of the Company.

5.6

No subdivision of Class A Ordinary Shares into shares of an amount smaller than the nominal or par value of such shares at the relevant time shall be effected unless Class B Ordinary Shares are concurrently and similarly subdivided in the same proportion and the same manner, and no subdivision of Class B Ordinary Shares into shares of an amount smaller than the nominal or par value of such shares at the relevant time shall be effected unless Class A Ordinary Shares are concurrently and similarly subdivided in the same proportion and the same manner.

5.7

No consolidation of Class A Ordinary Shares into shares of an amount larger than the nominal or par value of such shares at the relevant time shall be effected unless Class B Ordinary Shares are concurrently and similarly consolidated in the same proportion and the same manner, and no consolidation of Class B Ordinary Shares into shares of an amount larger than the nominal or par value of such shares at the relevant time may be effected unless Class A Ordinary Shares are concurrently and similarly consolidated in the same proportion and the same manner.

5.8

In the event that a dividend or other distribution is paid by the issue of Class A Ordinary Shares or Class B Ordinary Shares or rights to acquire Class A Ordinary Shares or Class B Ordinary Shares (i) holders of Class A Ordinary Shares shall receive Class A Ordinary Shares or rights to acquire Class A Ordinary Shares, as the case may be; and (ii) holders of Class B Ordinary Shares shall receive Class B Ordinary Shares or rights to acquire Class B Ordinary Shares, as the case may be.

5.9

No Business Combination (whether or not the Company is the surviving entity) shall proceed unless by the terms of such transaction: (i) the holders of Class A Ordinary Shares have the right to receive, or the right to elect to receive, the same form of consideration as the holders of Class B Ordinary Shares (in their capacity as holders of Class B Ordinary Shares), and (ii) the holders of Class A Ordinary Shares have the right to receive, or the right to elect to receive, at least the same amount of consideration on a per share basis as the holders of Class B Ordinary Shares (in their capacity as holders of Class B Ordinary Shares); provided, however, that the receipt by the holders of Class B Ordinary Shares of equity interests with the same economic rights and political rights otherwise substantially consistent with the rights of the Class B Ordinary Shares herein, shall not be deemed to entitle the holders of Class A Ordinary Shares to receive such class of equity. The Directors shall not approve such a transaction unless the requirements of this Article are satisfied. For the avoidance of doubt, this Article refers to and includes only economic rights except as set forth in the proviso.

5.10

No tender or exchange offer to acquire any Class A Ordinary Shares or Class B Ordinary Shares by any third party pursuant to an agreement to which the Company is to be a party, nor any tender or exchange offer by the Company to acquire any Class A Ordinary Shares or Class B Ordinary Shares shall be approved by the Company unless by the terms of such transaction: (i) the holders of Class A Ordinary Shares shall have the right to receive, or the right to elect to receive, the same form of consideration as the holders of Class B Ordinary Shares, and (ii) the holders of Class A Ordinary Shares shall have the right to receive, or the right to elect to receive, at least the same amount of consideration on a per share basis as the holders of Class B Ordinary Shares; provided, however, that the receipt by the holders of Class B Ordinary Shares of equity interests with the same economic rights and political rights otherwise substantially consistent with the rights of the Class B Ordinary Shares herein, shall not be deemed to entitle the holders of Class A Ordinary Shares to receive such class of equity. The Directors shall not approve such a transaction unless the requirements of this Article are satisfied. For the avoidance of doubt, this Article refers to and includes only economic rights except as set forth in the proviso.

5.11

Save and except for voting rights, conversion rights and transfer rights, Class A Ordinary Shares and the Class B Ordinary Shares shall rank pari passu and shall have the same rights, privileges and restrictions and share ratably and otherwise be identical in all respects as to all matters.

6	SHARE CERTIFICATES

6.1

A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer or conversion shall be cancelled and subject to the Articles and, save as provided in Articles 6.3, 7 and 8 below and in the case of a conversion of shares, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2	Every share certificate of the Company shall bear legends required under the applicable laws, including the Securities Act.

6.3

If a share certificate is defaced, worn-out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and payment of the expenses reasonably incurred by the Company in investigating evidence as the Directors may determine but otherwise free of charge, and (in the case of defacement or wearing-out) on delivery to the Company of the old certificate.

7	LIEN

7.1

The Company shall have a first and paramount lien on every share (not being a share which is fully paid as to its par value and share premium) for all moneys (whether presently payable or not) payable at a fixed time or called in respect of that share (including any premium payable). The Directors may at any time declare any share to be wholly or in part exempt from the provisions of this Article. The Company’s lien on a share shall extend to any amount in respect of it.

7.2

The Company may sell in such manner as the Directors determine any shares on which the Company has a lien if a sum in respect of which the lien exists is presently payable and is not paid within fourteen (14) clear days after notice has been given to the holder of the share or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the shares may be sold.

7.3

To give effect to a sale, the Directors may authorise some person to execute an instrument of transfer of the shares sold to, or in accordance with the directions of, the purchaser. The title of the transferee to the shares shall not be affected by any irregularity or invalidity in the proceedings in reference to the sale.

7.4

The net proceeds of the sale, after payment of the costs, shall be applied in payment of so much of the sum for which the lien exists as is presently payable, and any residue shall (upon surrender to the Company for cancellation of the certificate for the shares sold, if any, and subject to a like lien for any moneys not presently payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.

8	CALLS ON SHARES AND FORFEITURE

8.1

Subject to the terms of allotment, the Directors may make calls upon the Members in respect of any moneys unpaid on their shares (whether in respect of nominal value or premium) and each Member shall (subject to receiving at least fourteen (14) clear days’ notice specifying when and where payment is to be made) pay to the Company as required by the notice the amount called on his shares. A call may be required to be paid by instalments. A call may, before receipt by the Company of any sum due thereunder, be revoked in whole or in part and payment of a call may be postponed in whole or in part. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the shares in respect of which the call was made.

8.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed.

8.3	The joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share.

8.4

If a call remains unpaid after it has become due and payable, the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or, if no rate is fixed, at an annual rate of ten percent (10%), but the Directors may waive payment of the interest wholly or in part.

8.5

An amount payable in respect of a share on allotment or at any fixed date, whether in respect of nominal value or premium or as an instalment of a call, shall be deemed to be a call, and if it is not paid when due, all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

8.6	Subject to the terms of allotment, the Directors may make arrangements on the issue of shares for a difference between the holders in the amounts and times of payment of calls on their shares.

8.7

If a call remains unpaid after it has become due and payable, the Directors may give to the person from whom it is due not less than fourteen (14) clear days’ notice requiring payment of the amount unpaid, together with any interest which may have accrued. The notice shall name the place where payment is to be made and shall state that if the notice is not complied with the shares in respect of which the call was made will be liable to be forfeited.

8.8

If the notice is not complied with, any share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors and the forfeiture shall include all dividends or other moneys payable in respect of the forfeited shares and not paid before the forfeiture.

8.9

Subject to the provisions of the Act, a forfeited share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors determine either to the person who was before the forfeiture the holder or to any other person, and at any time before a sale, re-allotment or other disposition, the forfeiture may be cancelled on such terms as the Directors think fit. Where, for the purposes of its disposal a forfeited share is to be transferred to any person, the Directors may authorise any person to execute an instrument of transfer of the share to that person.

8.10

A person any of whose shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the shares forfeited, if any, but shall remain liable to the Company for all moneys which at the date of forfeiture were presently payable by him to the

Company in respect of those shares with interest at the rate at which interest was payable on those moneys before the forfeiture or, if no interest was so payable, at an annual rate of ten percent (10%), from the date of forfeiture until payment but the Directors may waive payment wholly or in part or enforce payment without any allowance for the value of the shares at the time of forfeiture or for any consideration received on their disposal.

8.11

A statutory declaration by a Director or the Secretary that a share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the share and the declaration shall (subject to the execution of an instrument of transfer if necessary) constitute a good title to the share and the person to whom the share is disposed of shall not be bound to see to the application of the consideration, if any, nor shall his title to the share be affected by any irregularity in or invalidity of the proceedings in reference to the forfeiture or disposal of the share.

9	TRANSFER OF SHARES

9.1

Subject to these Articles (including the limitation on transfers of Class B Ordinary Shares as set out in Article 5.5 and the terms of Article 9.8), any Member may transfer all or any of his shares by an instrument of transfer in the usual or common form or in a form prescribed by any Designated Stock Exchange or in any other form approved by the Board and may be under hand or, if the transferor or transferee is a Clearing House, by hand or by electronic signature or by such other manner of execution as the Board may approve from time to time. Without prejudice to the generality of the foregoing, title to listed shares of the Company may be evidenced and transferred in accordance with the laws applicable to and the rules and regulations of the Designated Stock Exchange on which such shares are listed.

9.2

The instrument of transfer shall be executed by or on behalf of the transferor and the transferee provided that the Board may dispense with the execution of the instrument of transfer by the transferee in any case which it thinks fit in its discretion to do so. Without prejudice to Article 9.1, the Board may also resolve, either generally or in any particular case, upon request by either the transferor or transferee, to accept mechanically executed transfers including, where applicable, in accordance with the laws and rules applicable to the Designated Stock Exchange. The transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the Register of Members in respect thereof. Nothing in these Articles shall preclude the Board from recognizing a renunciation of the allotment or provisional allotment of any share by the allottee in favour of some other person.

9.3	The Board may in its absolute discretion and without giving any reason therefor, refuse to register a transfer of any share:

(a)	that is not fully paid up (as to both par value and any premium) to a person of whom it does not approve;

(b)	issued under any Incentive Plan upon which a restriction on transfer imposed thereby still subsists;

(c)	to more than four joint holders; or

(d)	on which the Company has a lien.

9.4	Without limiting the generality of Article 9.3, the Board may also decline to recognise any instrument of transfer unless:

(a)	a fee of such maximum sum as any Designated Stock Exchange may determine to be payable or such lesser sum as the Board may from time to time require is paid to the Company in respect thereof;

(b)	the instrument of transfer is in respect of only one class of shares;

(c)	the Shares are fully paid (as to both par value and any premium) and free of any lien;

(d)

the instrument of transfer is lodged at the registered office or such other place at which the Register of Members is kept in accordance with the Act accompanied by any relevant share certificate(s), if any, and/or such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer (and, if the instrument of transfer is executed by some other person on his behalf, the authority of that person so to do); and

(e)	if applicable, the instrument of transfer is duly and properly stamped.

9.5

If the Directors refuse to register a transfer of a share, they shall within two (2) months after the date on which the transfer was lodged with the Company send to the transferee notice of the refusal.

9.6

The registration of transfers of shares or of any class of shares may, after compliance with any notice requirement of any Designated Stock Exchange, be suspended and the Register of Members be closed at such times and for such periods (not exceeding in the whole thirty (30) days in any year) as the Board may determine.

9.7

The Company shall be entitled to retain any instrument of transfer which is registered, but any instrument of transfer which the Directors refuse to register shall be returned to the person lodging it when notice of the refusal is given.

9.8

Notwithstanding any other provision of these Articles, the Company shall refuse to recognize any transfer of Shares that on receipt by the transferee would result in the transferee holding Shares that represent five percent or more of Banco Covalto, S.A., Institución de Banca Múltiple without first obtaining the Company’s prior written consent. The Company shall withhold such consent if the transfer has not received the prior written authorization of the National Banking and Securities Commission of Mexico (Comisión Nacional Bancaria y de Valores “CNBV”) and shall not withhold such consent if the prior written authorization of the CNBV has been received.

9.9	Any transfer that is purported to be made in breach of Article 9.8 shall be null and void.

10	TRANSMISSION OF SHARES

10.1

Subject to Article 5.5(a)(2)(i), if a Member dies, his personal representatives or his legal successor (where he was a sole holder) or the survivor of joint holders (in case of joint ownership) shall be the only persons recognised by the Company as having any title to his interest; but nothing in these Articles shall release the estate of a deceased Member from any liability in respect of any share which had been jointly held by him.

10.2

A person becoming entitled to a share in consequence of the death or bankruptcy of a Member may, upon such evidence being produced as the Directors may properly require, elect either to become the holder of the share or to have some person nominated by him registered as the transferee. If he elects to become the holder he shall give notice to the Company to that effect. If he elects to have another person registered he shall execute an instrument of transfer of the share to that person. All the Articles relating to the transfer of shares shall apply to the notice or instrument of transfer as if it were an instrument of transfer executed by the Member and the death or bankruptcy of the Member had not occurred.

10.3

A person becoming entitled to a share by reason of the death or bankruptcy of a Member shall have the rights to which he would be entitled if he were the holder of the share, except that he shall not, before being registered as the holder of the share, be entitled in respect of such share to attend or vote at any meeting of the Company or at any separate meeting of the holders of any class of shares in the Company.

11	CHANGES OF CAPITAL

11.1	Subject to and in so far as permitted by the provisions of the Act and these Articles, the Company may from time to time by Ordinary Resolution:

(a)	increase its share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe;

(b)	consolidate and divide all or any of its share capital into shares of larger amounts than its existing shares;

(c)	convert all or any of its paid up shares into stock and reconvert that stock into paid up shares of any denomination;

(d)

sub-divide its existing shares, or any of them, into shares of smaller amounts than is fixed by the Memorandum provided that in the subdivision, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived; and

(e)

cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled.

11.2

For the avoidance of doubt, the Directors shall have the ability to issue shares within the authorised share capital of the Company thereby changing the issued share capital of the Company and no Ordinary Resolution shall be required for such issuances.

11.3

Except so far as otherwise provided by the conditions of issue, the new shares shall be subject to the same provisions with reference to the payment of calls, lien, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.

11.4

Whenever as a result of a consolidation of shares any Members would become entitled to fractions of a share, the Directors may, on behalf of those Members, sell the shares representing the fractions for the best price reasonably obtainable to any person (including, subject to the provisions of the Act, the Company) and distribute the net proceeds of sale in due proportion among those Members, and the Directors may authorise some person to execute an instrument of transfer of the shares to, or in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

12	REDEMPTION AND PURCHASE OF OWN SHARES

12.1	Subject to the provisions of the Act and these Articles, the Company may:

(a)

issue shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Member on such terms and in such manner as the Directors may, before the issue of shares, determine;

(b)	purchase its own shares (including any redeemable shares) in such manner and on such terms as the Directors may determine and agree with the relevant Member; and

(c)	make a payment in respect of the redemption or purchase of its own shares in any manner authorised by the Act, including out of capital.

12.2

The Directors may, when making a payment in respect of the redemption or purchase of shares, if so authorised by the terms of issue of the shares (or otherwise by agreement with the holder of such shares) make such payment in cash or in specie (or partly in one and partly in the other).

12.3

Upon the date of redemption or purchase of a share, the holder shall cease to be entitled to any rights in respect thereof (excepting always the right to receive (i) the price therefor and (ii) any dividend which had been declared in respect thereof prior to such redemption or purchase being effected) and accordingly his name shall be removed from the Register of Members with respect thereto and the share shall be cancelled.

13	TREASURY SHARES

13.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

13.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

14	REGISTER OF MEMBERS

14.1	The Company shall maintain or cause to be maintained an overseas or local Register of Members in accordance with the Act.

14.2

The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Act. The Directors may also determine which Register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

15	CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

15.1

For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed thirty (30) days. If the Register shall be so closed for the purpose of determining those Members that are entitled to receive notice of, attend or vote at a meeting of Members, the Register shall be so closed for at least ten (10) clear days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register.

15.2

In lieu of, or apart from, closing the Register of Members, the Directors may fix, in advance or in arrears, a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any dividend or other distribution, or in order to make a determination of Members for any other purpose, provided that such a record date shall not exceed forty (40) clear days prior to the date where the determination will be made.

15.3

If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a dividend or other distribution, the date on which notice of the meeting is sent or posted or the date on which the resolution of the Directors resolving to pay such dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

16	GENERAL MEETINGS

16.1

An annual general meeting of the Company may at the discretion of the Board be held in the year in which these Articles were adopted and shall be held in each year thereafter at such time as determined by the Board and the Company may, but shall not (unless required by the Act) be obliged to, in each year hold any other general meeting.

16.2	The agenda of the annual general meeting shall be set by the Board.

16.3	Annual general meetings shall be held in such place as the Directors may determine from time to time.

16.4	All general meetings other than annual general meetings shall be called extraordinary general meetings and the Company shall specify the meeting as such in the notices calling it.

16.5

The Directors may, whenever they think fit, convene an extraordinary general meeting of the Company, and they shall on a Members’ requisition in accordance with these Articles forthwith proceed to convene an extraordinary general meeting of the Company.

16.6

A Members’ requisition is a requisition of one or more members holding at the date of deposit of the requisition shares representing in the aggregate not less than one-third of the votes entitled to be cast at general meetings of the Company.

16.7

The Members’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office, and may consist of several documents in like form each signed by one or more requisitionists.

16.8

If there are no Directors as at the date of the deposit of the Members’ requisition or if the Directors do not within fourteen (14) days from the date of the deposit of the Members’ requisition duly proceed to convene a general meeting to be held within a further fourteen (14) days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three (3) months after the expiration of the first said fourteen (14) day period.

16.9	A general meeting convened as aforesaid by requisitionists shall be convened in as close to the same manner as possible as that in which general meetings are to be convened by Directors.

16.10	Save as set out in Articles 16.1 to 16.9, the Members have no right to propose resolutions to be considered or voted upon at annual general meetings or extraordinary general meetings of the Company.

17	NOTICE OF GENERAL MEETINGS

17.1

Any general meeting, if and when called in accordance with Article 16, shall be called by at least 10 clear days’ notice in writing. Such notice shall be exclusive of the day on which it is served or deemed to be served and of the day for which it is given, and must specify the time, place and agenda of the meeting and particulars of the resolution(s) to be considered at that meeting and, in the case of special business, the general nature of that business. All business transacted at an extraordinary general meeting shall be deemed special business. All business shall also be deemed special business where it is transacted at an annual general meeting, with the exception of certain routine matters which shall be deemed ordinary business.

17.2

Such Notice may be served on a Member in accordance with Article 36 or in such other manner (if any) as may be prescribed by Ordinary Resolution, to such persons as are entitled to vote or may otherwise be entitled under these Articles to receive such notices from the Company; provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)	in the case of an extraordinary general meeting, by Members having a right to attend and vote at the meeting, together holding not less than 75%, in par value of the Shares giving that right.

17.3

The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings at that general meeting.

18	PROCEEDINGS AT GENERAL MEETINGS

18.1

No business shall be transacted at any meeting unless a quorum is present at the time when the meeting proceeds to business and continues to be present until the conclusion of the meeting. One or more Members holding not less than one-third in aggregate of the voting power of all Shares in issue and entitled to vote, present in person or by proxy or, if a corporation or other non-natural person, by its duly authorised representative, shall represent a quorum.

18.2

If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members’ requisition, shall be dissolved and in any other case it shall stand adjourned and shall reconvene on the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the reconvened meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

18.3

A person may participate in a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a Member in a meeting in this manner is treated as presence in person at that meeting and is counted in a quorum and entitled to vote.

18.4

The Co-Chairmen (or, in the absence of either Co-Chairman, such attending Co-Chairman) shall preside as co-chairmen of the meeting, but if neither Co-Chairman is present within thirty (30) minutes after the time appointed for holding the meeting and willing to act, the Directors present shall elect one of their number to be chairman and, if there is only one Director present and willing to act, he shall be chairman. If no Director is willing to act as chairman, or if no Director is present within thirty (30) minutes after the time appointed for holding the meeting, then such meeting shall be adjourned for a one week period and shall be held in the following week on the same day at the same time and place. If at the adjournment of the meeting the Co-Chairmen, or in their absence, a Director, is not willing to act as chairman, or if no Director is present within thirty (30) minutes after the time appointed for holding the meeting, then such meeting shall be cancelled. For the avoidance of doubt, only a Director may serve as the chairman of the meeting.

18.5

The order of business at each such meeting shall be as determined by the chairman of the meeting. The chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Company, restrictions on entry to such meeting after the time prescribed for the commencement thereof, and the opening and closing of the polls. The chairman of the meeting shall announce at each such meeting the date and time of the opening and the closing of the polls for each matter upon which the Members will vote at such meeting.

18.6	A Director shall, notwithstanding that he is not a Member, be entitled to attend and speak at any general meeting and at any separate meeting of the holders of any class of shares in the Company.

18.7

The chairman of the meeting may, with the consent of any meeting at which a quorum is present (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than business which might properly have been transacted at the meeting had the adjournment not taken place. When a meeting is adjourned for fourteen (14) days or more, at least seven (7) clear days’ notice shall be given in the manner herein provided, including, but not limited to, as described in Article 36, specifying the time and place of the adjourned meeting and the general nature of the business to be transacted. Otherwise it shall not be necessary to give any such notice.

18.8

At each meeting of the Members, all corporate actions, including the election of Directors (excluding for the avoidance of doubt, any appointment(s) or replacement(s) of Founding Directors by the Co-Founders in accordance with Article 21.2), to be taken by vote of the Members (except as otherwise required by applicable law and except as otherwise provided in these Articles) shall be authorised by Ordinary Resolution. Where a separate vote by a class or classes or series is required, save as provided in Article 4.10(a), the affirmative vote of the majority of Shares of such class or classes or series present in person or represented by proxy at the meeting and voting shall be the act of such class or series (unless provided otherwise in the resolutions providing for the issuance of such class or series).

18.9	At any general meeting a resolution put to the vote of the meeting shall be decided on a poll.

18.10

A poll shall be taken in such manner as the chairman directs and he may appoint scrutineers (who need not be Members) and fix a place and time for declaring the result of the poll. The result of the poll shall be deemed to be the resolution of the meeting at which the poll was taken.

18.11	In the case of equality of votes, the chairman of the meeting shall be entitled to a casting vote in addition to any other vote he may have.

18.12	If for so long as the Company has only one Member:

(a)

in relation to a general meeting, the sole Member or a proxy for that Member or (if the Member is a corporation) a duly authorised representative of that Member is a quorum and Article 18.1 is modified accordingly;

(b)	the sole Member may agree that any general meeting be called by shorter notice than that provided for by the Articles; and

(c)	all other provisions of the Articles apply with any necessary modification (unless the provision expressly provides otherwise).

19	VOTES OF MEMBERS

19.1

Subject to any special rights, restrictions or privileges as to voting for the time being attached to any class or classes of shares at any general meeting (including without limitation the enhanced voting rights attaching to Class B Ordinary Shares provided for in Article 5) on a poll every Member present in person or by proxy or, in the case of a Member being a corporation, by its duly authorized representative shall have one vote for every share which is fully paid or credited as fully paid registered in his or her name in the Register of Members (and for the avoidance of doubt each Class B Ordinary Share shall entitle the holder to 10 votes on all matters subject to a vote at general meetings of the Company).

19.2

At any general meeting, a resolution put to the vote of the meeting is to be decided by poll save that the chairman of the meeting may, pursuant to the listing rules of any Designated Stock Exchange, allow a resolution to be voted on by a show of hands. Where a show of hands is allowed, before or on the declaration of the result of the show of hands, a poll may be demanded by (in each case by Members present in person or by proxy or by a duly authorized corporate representative):

(a)	at least 2 Members;

(b)	any Member or Members representing not less than one-tenth of the total voting rights of all the Members having the right to vote at the meeting; or

(c)

a Member or Members holding shares conferring a right to vote at the meeting on which an aggregate sum has been paid equal to not less than one-tenth of the total sum paid up on all the shares conferring that right.

19.3

In the case of joint holders, the vote of the senior joint holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders; and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

19.4

A Member in respect of whom an order has been made by any court having jurisdiction (whether in the Islands or elsewhere) in matters concerning mental disorder may vote, by his receiver, curator bonis or other person authorised in that behalf appointed by that court, and any such receiver, curator bonis or other person may vote by proxy. Evidence to the satisfaction of the Directors of the authority of the person claiming to exercise the right to vote shall be received at the registered office of the Company, or at such other place as is specified in accordance with these Articles for the deposit or delivery of forms of appointment of a proxy, or in any other manner specified in these Articles for the appointment of a proxy, not less than forty-eight (48) hours before the time appointed for holding the meeting or adjourned meeting at which the right to vote is to be exercised and in default the right to vote shall not be exercisable.

19.5

Where the Company has knowledge that any Member is, under the listing rules of any Designated Stock Exchange, required to abstain from voting on any particular resolution or restricted to voting only for or only against any particular resolution, any votes cast by or on behalf of such Member in contravention of such requirement or restriction shall not be counted.

19.6

No Member shall, unless the Directors otherwise determine, be entitled to vote at any general meeting or at any separate meeting of the holders of any class of shares in the Company, either in person or by proxy or by a corporate representative, in respect of any share held by him unless all moneys presently payable by him in respect of that share have been paid.

19.7

No objection shall be raised to the qualification of any voter except at the meeting or adjourned meeting at which the vote objected to is tendered, and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman of the meeting whose decision shall be final and conclusive.

19.8

Votes may be given either personally or by proxy. Deposit or delivery of a form of appointment of a proxy does not preclude a Member from attending and voting at the meeting or at any adjournment of it, save that only the Member or his proxy may cast a vote.

19.9	A Member entitled to more than one vote need not, if he votes, use all his votes or cast all votes he uses in the same way.

19.10

The instrument appointing a proxy shall be in writing under the hand of the appointor or of his or her attorney duly authorized in writing, or if the appointor is a corporation, either under seal or under the hand of a duly authorized officer or attorney. Every instrument of proxy, whether for a specified meeting or otherwise, shall be in such form as the Board may from time to time approve, provided that it shall not preclude the use of the two-way form. Any form issued to a Member for appointing a proxy to attend and vote at an extraordinary general meeting or at an annual general meeting at which any business is to be transacted shall be such as to enable the Member, according to his or her intentions, to instruct the proxy to vote in favour of or against (or, in default of instructions, to exercise his or her discretion in respect of) each resolution dealing with any such business.

19.11

The Board may accept the appointment of a proxy in the form of an Electronic record using an Electronic Signature on such terms and subject to such conditions as it considers fit. The appointment of a proxy received by Electronic record using an Electronic Signature shall not be subject to the requirements of Article 19.10 with respect to being in writing under the hand of the appointor or if the appointor is a corporation, either under seal or under the hand of a duly authorized officer or attorney. The Directors may require the production of any evidence which they consider necessary to determine the validity of any appointment pursuant to Article 19.10.

19.12

Subject to Article 19.13 below, the form of appointment of a proxy and any authority under which it is executed or a copy of such authority certified notarially or in some other way approved by the Directors may:

(a)

in the case of an instrument in writing, be left at or sent by post to the registered office of the Company or such other place within the Islands or elsewhere as is specified in the notice convening the meeting or in any form of appointment of proxy sent out by the Company in relation to the meeting at any time before the time for holding the meeting or adjourned meeting at which the person named in the form of appointment of proxy proposes to vote;

(b)

in the case of an appointment of a proxy contained in an electronic communication, where an address has been specified by or on behalf of the Company for the purpose of receiving electronic communications:

(i)	in the notice convening the meeting; or

(ii)	in any form of appointment of a proxy sent out by the Company in relation to the meeting; or

(iii)	in any invitation contained in an electronic communication to appoint a proxy issued by the Company in relation to the meeting;

be received at such address at any time before the time for holding the meeting or adjourned meeting at which the person named in the form of appointment of proxy proposes to vote;

(c)

in the case of a poll taken more than forty-eight (48) hours after it is demanded, be deposited or delivered as required by paragraphs (a) or (b) of this Article after the poll has been demanded and at any time before the time appointed for the taking of the poll; or

(d)

where the poll is taken immediately but is taken not more than forty-eight (48) hours after it was demanded, be delivered at the meeting at which the poll was demanded to the chairman of the meeting or to the secretary or to any Director;

and a form of appointment of proxy which is not deposited or delivered in accordance with this Article or Article 19.13 is invalid.

19.13

Notwithstanding Article 19.12 above, the Directors may by way of note to or in any document accompanying the notice of a general meeting (or adjourned meeting) fix the latest time by which the appointment of a proxy must be communicated to or received by the Company (being not more than 48 hours before the relevant meeting).

19.14

A vote or poll demanded by proxy or by the duly authorised representative of a corporation shall be valid notwithstanding the previous determination of the authority of the person voting or demanding a poll unless notice of the determination was received by the Company at the registered office of the Company or, in the case of a proxy, any other place specified for delivery or receipt of the form of appointment of proxy or, where the appointment of a proxy was contained in an electronic communication, at the address at which the form of appointment was received, before the commencement of the meeting or adjourned meeting at which the vote is given or the poll demanded or (in the case of a poll taken otherwise than on the same day as the meeting or adjourned meeting) the time appointed for taking the poll.

19.15

Any corporation or other non-natural person which is a Member of the Company may in accordance with its constitutional documents, or, in the absence of such provision, by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

19.16

If a Clearing House (or its nominee(s)) or depositary (or its nominee(s)) is a Member of the Company, it may, by resolution of its directors or other governing body or by power of attorney, authorise such Person(s) as it thinks fit to act as its representative(s) at any general meeting of the Company or of any class of shareholders of the Company, provided that, if more than one Person is so authorised, the authorisation shall specify the number and class of shares in respect of which such Person is so authorised. A Person so authorised pursuant to this Article shall be entitled to exercise the same powers on behalf of the recognised Clearing House (or its nominee(s)) or depositary (or its nominee(s)) which he represents as that recognised Clearing House (or its nominee(s)) or depositary (or its nominee(s)) could exercise if it were an individual Member holding the number and class of share specified in such authorisation.

20	NUMBER OF DIRECTORS AND CHAIRMEN

20.1

Subject to Article 21.9, the Board will be initially composed of five (5) Directors, three of whom shall initially be Independent Directors, provided that, unless otherwise determined by the Members acting by Special Resolution, the Board shall consist of not less than three (3) Directors and not more than eleven (11) Directors; provided that the Board shall be comprised of at least the minimum number of independent directors required by the jurisdiction of stock exchange of its listing.

20.2

The Board shall have at least two co-Chairman appointed by the Co-Founders to act as co-chairman at Board meetings as long as the Co-Founders hold at least 50% of all voting powers of the Members. Where the Co-Founders do not have such voting power then the Board shall have a Chairman elected and appointed by Directors to act as the chairman at Board meetings. The Co-Founders, as long as the Co-Founders hold at least 50% of all voting powers of the Members, may also appoint or elect a Vice Chairman to act in the absence of the co-Chairmen at Board meetings. The period for which each co-Chairman and/or the Vice-Chairman shall hold office shall be determined by the Co-Founders where the Co-Founders hold at least 50% of all voting powers of the Members. Where the Co-Founders do not have such voting power then the Board shall determine the period for which the Chairman and/or the Vice-Chairman shall hold office. The co-Chairmen shall preside as co-chairman at every meeting of the Board at which they are present (and, where only one of the co-chairmen is present, such person shall preside as the chairman of such meeting). Where the co-Chairmen are not present at a meeting of the Board, the Vice-Chairman (if any) shall act as chairman, or in his absence, the attending Directors may choose one Director to be the chairman of the meeting.

21	APPOINTMENT, DISQUALIFICATION AND REMOVAL OF DIRECTORS

21.1

Save as provided in Articles 21.2, 21.3 and 21.4, Directors shall be elected by an Ordinary Resolution of Members. Persons proposed by the Board for election at a general meeting of the Company shall be nominated only and after consultation with the Nominating and Corporate Governance Committee (if such committee is established).

21.2

For so long as any Class B Ordinary Shares are outstanding, the Co-Founders shall appoint a number of designees to the Board (the Founding Director(s)) by notice in writing to the Company for a specific term, equal to:

(a)

a majority (i.e. more than 50%) of the total number of Directors, rounded upward to the nearest whole number), so long as the Co-Founders’ and their Affiliates’ aggregate voting power of Shares (as determined on a common equivalents basis) continues to be at least 20% of the total voting power of all Shares (as determined on a common equivalents basis). The initial Founding Directors shall be Mr. David Poritz, Mr. Allan Apoj, and a third Founding Director who will initially constitute an Independent Director.

(b)

25% of the total number of Directors, rounded upward to the nearest whole number), so long as the Co-Founders and their Affiliates’ aggregate voting power of Shares (as determined on a common equivalents basis) continues to be at least 10% of the total voting power of all Shares (as determined on a common equivalents basis), and

(c)

10% of the total number of Directors, rounded upward to the nearest whole number), so long as the Co-Founders and their Affiliates’ share of the aggregate voting power of all Shares (as determined on a common equivalents basis) is (x) less than 10% of the total voting power of all Shares and (y) at least 5% of the total voting power of all Shares, each as determined on a common equivalents basis.

21.3

In the event that the Co-Founders have appointed less than the total number of Founding Director(s) the Co-Founders are entitled to appoint pursuant to these Articles, the Co-Founders shall have the right, at any time, to appoint such additional Founding Director(s) to which they are entitled, in which case the Co-Founders and the Company shall take, or cause to be taken, all necessary action to (A) increase the size of the Board as required to enable the Co-Founders to so appoint such additional designees and (B) appoint such additional Founding Director(s) nominated by the Co-Founders to such newly created directorships.

21.4	The Co-Founders may in like manner remove such Founding Director(s) appointed by the Co-Founders and appoint replacement Founding Director(s) each by notice in writing to the Company.

21.5	Sponsor Director.

(a)	From and after the Closing until the termination of such rights pursuant to Article 21.5(c), the Sponsor shall have the right to (i) designate a single director to the board of directors of the

Company; and (ii) have removed and replaced any director so designated in accordance with this Article 21.5(a) at any time (each such person designated per the foregoing (i) and (ii), a “Sponsor Director”), provided that any such Sponsor Director shall: (x) constitute a non-U.S. person and non-U.S. resident for all purposes of the Company’s ‘foreign private issuer’ determination in accordance with U.S. securities laws; (y) shall constitute an Independent Director; and (z) be subject to the provisions of Article 21.7 below with respect to termination for cause; provided further that if any duly appointed Sponsor Director fails to meet the characteristics set forth in the foregoing (x), (y) or (z), the Sponsor may, subject to the time period in Article 21.5(c) below, promptly appoint a new Sponsor Director that meets the characteristics set forth in this Article 21.5(a). The Sponsor and the Company agree and concur that the initial Sponsor Director shall be Mr. Humberto Zesati.

(b)

The Sponsor shall nominate the Sponsor Director, and the Co-Founders shall vote, or cause the vote of, all their shares, in favour of such Sponsor Director, at any meeting of the Members of the Company (including, any written consent executed in lieu of such a meeting) called for the purpose of electing directors and shall take or cause to be taken, all other actions necessary to cause any election to the board of directors of the Company as set forth herein.

(c)

The appointment right set forth in Article 21.5(a) shall continue in full force and effect until the earlier of: (i) three years following the date hereof; (ii) such time as the Sponsor and its Affiliates shall have disposed of more than seventy five percent (75%) of the Ordinary Shares (including Ordinary Shares issuable in connection with warrants) held by the Sponsor and its Affiliates as of and after giving effect to the Closing; and (iii) the occurrence of an event or events pursuant to which the Co-Founders (and/or their respective Affiliates) do not, directly and indirectly, hold a majority of the combined voting power of the Company.

21.6

From and after the date on which the Co-Founders (and/or their respective Affiliates) no longer constitute a group that beneficially owns more than 50% of the outstanding voting power of the Company (the Classifying Date), the Company shall cause the Directors to be, and the Directors shall be, divided into three classes designated Class I, Class II and Class III. Each class of Directors shall consist, as nearly as possible, of one third of the total number of Directors constituting the entire Board. The Board shall assign members of the Board in office at the Classifying Date to such classes. Each Director shall serve for a term ending on the date of the third annual general meeting of the Members next following the annual general meeting of the Members at which such Director was elected, provided that Directors initially designated as Class I Directors shall serve for a term ending on the date of the first annual general meeting of the Members following the Classifying Date, Directors initially designated as Class II Directors shall serve for a term ending on the second annual general meeting of the Members following the Classifying Date, and Directors initially designated as Class III Directors shall serve for a term ending on the date of the third annual general meeting of the Members following the Classifying Date. For so long as the Co-Founders hold at least 25% of the Company’s outstanding voting power, the Founding Directors shall be allocated to the Class III and for so long as they hold more than 25% of the Company’s outstanding voting power (and therefore have the power to appoint a majority of the directors), the Founding Directors shall be allocated to Class III (which will accordingly be comprised solely of such directors) and the remainder of the Founding Directors shall be allocated to Class II unless, in each case, the Co-Founders otherwise determine.

21.7

Each Director shall hold office for such specified term, if any, as the resolution appointing him may determine and before the expiration of his or her term of office a Director may only be removed for Cause by Ordinary Resolution in accordance with Article 21.13 below and as subject to Article 21.4 above in respect of Founding Directors and Article 21.5 above in respect of the Sponsor Director. Cause shall mean, in relation to a Director, the occurrence of any of the following events:

(a)

the person’s conviction by final judgment issued by a competent court or declaration of guilt before a competent court with respect to any offense considered an intentional crime or punishable by detention, or a torpid act, intentional fraud, improbity, theft or anti-ethic business conduct in the jurisdiction involved;

(b)	fraud, theft, financial dishonesty, misappropriation or embezzlement of funds by the person, whether before or after the date of his/her election, that adversely affects the Company;

(c)

breach or wilful misconduct by the person in the performance of its obligations, including, among others, (i) uninterrupted or repeated omission or refusal to perform the obligations and duties established in the Articles of Association or in the applicable laws, (ii) incapacity, by the person, to comply with the obligations and duties as a result of an alcohol or drug addiction; or

(d)	wilful misconduct that causes material damages to or that adversely affects the financial situation or commercial reputation of the Company or the Co-Founders.

21.8

Subject to Article 21.2 and 21.5, any vacancies on the Board arising other than upon the removal of a Director in accordance with Article 21.14 can be filled by the remaining Director(s) (notwithstanding that the remaining Director(s) may constitute fewer than the number of Directors required by Article 20.1 or fewer than is required for a quorum pursuant to Article 28.1), provided that in the case of a vacancy arising as a result of a removal pursuant to Article 21.4 above, the Board shall appoint any person designated as a replacement Founder Director. Any such appointment shall be as an interim Director to fill such vacancy until the appointment of a new Director or at the next annual general meeting of Members (and such appointment shall terminate at the commencement of the annual general meeting) whichever takes effect first.

21.9

Each Director shall hold office for such specified term, if any, as the resolution appointing him may determine or until his vacation of office as a Director or the Director’s removal in accordance with these Articles notwithstanding any agreement between the Company and such Director.

21.10	Additional Board members may be appointed to the existing Board (subject to the maximum provided for in Article 20.1 above) by Ordinary Resolution.

21.11	There is no age limit for Directors of the Company. Directors are eligible for re-election.

21.12

No shareholding qualification shall be required for a Director. A Director who is not a Member shall nevertheless be entitled to receive notice of and to attend and speak at general meetings of the Company.

21.13

While any shares of the Company are admitted to trading on a Designated Stock Exchange, and the Company meets all other requirements set forth by U.S. securities laws to continue to qualify as a foreign private issuer, the Board must at all times comply with the residency and citizenship requirements of securities laws of the United States applicable to foreign private issuers and shall at no time have a majority of Directors who are U.S. Persons. Notwithstanding any other provision in these Articles, no appointment or election of a U.S. Person as a Director shall be permitted if such appointment or election would have the effect of creating a majority of Directors who are U.S. Persons, and any such appointment or election shall be disregarded for all purposes.

21.14

Directors may be removed (with Cause) by Ordinary Resolution of Members. The notice of general meeting must contain a statement of the intention to remove the Director and must be served on the Director not less than ten (10) calendar days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal. For the avoidance of doubt where a Founding Director is removed with Cause by Ordinary Resolution, then the Co-Founders shall be entitled to appoint a new Founding Director in accordance with and subject to Article 21.2.

21.15	The office of a Director shall be vacated automatically if:

(a)	he or she becomes prohibited by law from being a Director;

(b)	he or she becomes bankrupt or makes any arrangement or composition with his creditors generally;

(c)	he or she dies or is, in the opinion of all his co-Directors, incapable by reason of mental disorder of discharging his duties as Director;

(d)	he or she resigns his or her office by notice to the Company; or

(e)

he or she has for more than six (6) months been absent without permission of the Directors from meetings of Directors held during that period and the remaining Directors resolve that his or her office be vacated.

22	ALTERNATE DIRECTORS

22.1

Any Director (but not an alternate Director) may by writing appoint any other Director, or any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by him.

22.2

An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at every such meeting at which the Director appointing him is not personally present, to sign any written resolution of the Directors (in place of his appointor) and generally to perform all the functions of his appointor as a Director in his absence.

22.3	An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.

22.4

Any appointment or removal of an alternate Director shall be by written notice to the Company at its registered office, signed by the Director making or revoking the appointment, or in any other manner approved by the Directors.

22.5

Each alternate Director (other than alternate Directors with respect to the Co-Founders) must constitute a non-U.S. person and non-U.S. resident for all purposes of the Company’s ‘foreign private issuer’ determination in accordance with U.S. securities laws.

22.6

Subject to the provisions of these Articles, an alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.

23	POWERS OF DIRECTORS

23.1

Subject to the provisions of the Act, to the Memorandum and the Articles, to any directions given by Ordinary Resolution or Special Resolution and to the listing rules of any Designated Stock Exchange, the business and affairs of the Company will be managed by, or under the direction or supervision of, the Board. The Directors may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. The powers given by this Article shall not be limited by any special power given to the Directors by the Articles and a meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

23.2

The Board may exercise all the powers of the Company to raise capital or borrow money and to mortgage or charge all or any part of the undertaking, property and assets (present and future) and uncalled capital of the Company and, subject to the Act, to issue debentures, bonds and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party.

23.3

For so long as the holders of Class B Ordinary Shares hold Shares constituting ten percent (10%) or more of the total outstanding voting power of Shares in the capital of the Company, the Directors shall not, without the vote or written consent of holders constituting at least two-thirds of the Class B Ordinary Shares outstanding and issued, authorize or approve any adverse amendments to or waivers of the rights of the Class B Ordinary Shares.

24	DELEGATION OF DIRECTORS’ POWERS

24.1

Subject to these Articles, the Directors may from time to time appoint any Person, whether or not a director of the Company, to hold such office in the Company as the Directors may think necessary for the administration of the Company, including without prejudice to the foregoing generality, the offices of chief executive officer, chief operating officer and chief financial officer, one or more vice presidents, managers or controllers, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another) and with such powers and duties as the Directors may think fit.

24.2

Without limiting the generality of Article 24.1, the Directors may appoint one or more of their body to the office of managing Director or to any other executive office under the Company, and the Company may enter into an agreement or arrangement with any Director for his/her employment, subject to applicable law and any listing rules of the SEC or any Designated Stock Exchange, or for the provision by him of any services outside the scope of the ordinary duties of a Director. Any such appointment, agreement or arrangement may be made upon such terms as the Directors determine and they may remunerate any such Director for his services as they think fit. Any appointment of a Director to an executive office shall terminate automatically if he ceases to be a Director but without prejudice to any claim to damages for breach of the contract of service between the Director and the Company.

24.3

The Directors may, by power of attorney or otherwise, appoint any person to be the agent of the Company for such purposes and on such conditions as they determine, including authority for the agent to delegate all or any of his powers.

24.4

Subject to applicable law and the listing rules of any Designated Stock Exchange, the Directors may delegate any of their powers to any committee (including, without limitation, an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee), consisting of one or more Directors. They may also delegate to any executive officer or committee of executive officers such of their powers as they consider desirable to be exercised by him or them. Any such delegation may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of its own powers and may be revoked or altered. Subject to any such conditions, the proceedings of a committee with two or more members shall be governed by the provisions of the Articles regulating the proceedings of Directors so far as they are capable of applying. Where a provision of the Articles refers to the exercise of a power, authority or discretion by the Directors and that power, authority or discretion has been delegated by the Directors to a committee, the provision shall be construed as permitting the exercise of the power, authority or discretion by the committee.

24.5

Without limiting the generality of Article 24.4, the Board shall establish a permanent Audit Committee and may establish a Compensation Committee and a Nominating and Corporate Governance Committee and, where such committees are established, the Board may adopt formal written charters for such committees and, if so, shall review and assess the adequacy of such formal written charters on an annual basis. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in these Articles and shall have powers as the Board may delegate pursuant to Article 24.4 and as required by the rules of the Designated Stock Exchange or applicable law. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, if established, shall consist of such number of directors as the Board shall from time to time determine (or such minimum number as may be required from time to time by any Designated Stock Exchange). For so long as any class of Shares is listed on a Designated Stock Exchange, the Audit Committee shall be made up of such number of Independent Directors as is required from time to time by the rules of the Designated Stock Exchange or otherwise required by applicable law.

24.6

At least one (1) member of the Audit Committee will be an audit committee financial expert as determined by the rules adopted by the Designated Stock Exchange. Such financial expert shall have a special past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication.

25	REMUNERATION AND EXPENSES OF DIRECTORS

25.1

All Independent Directors, and the Co-Founders, in their capacities as Directors, shall be entitled to receive, as ordinary remuneration for their services, such sums as shall from time to time be determined by the Board and, unless otherwise determined, the remuneration shall be deemed to accrue from day to day. If established, the Compensation Committee will assist the Board in reviewing and approving compensation decisions. The Directors shall also be entitled to be repaid all expenses reasonably incurred by them in attending any Board meetings, committee meetings or general meetings or otherwise in connection with the discharge of their duties as Directors. Such remuneration shall be in addition to any other remuneration to which a Director who holds any salaried employment or office with the Company may be entitled by reason of such employment or office.

25.2	Members of the Audit Committee may be paid annual compensation in the form of a fixed salary in such amount as the Board may determine.

25.3

Any Director who, at the request of the Company, performs services which in the opinion of the Board go beyond the ordinary duties of a Director may be paid such special or extra remuneration as the Board may determine, in addition to or in substitution for any ordinary remuneration as a Director.

26	DIRECTORS’ GRATUITIES AND PENSIONS

26.1

The Directors may cause the Company to provide benefits, whether by the payment of gratuities or pensions or by insurance or otherwise, for any existing Director or any Director who has held but no longer holds any executive office or employment with the Company or with any body corporate which is or has been a subsidiary of the Company or a predecessor in business of the Company or of any such subsidiary, and for any member of his family (including a spouse and a former spouse) or any person who is or was dependent on him, and may (as well before as after he ceases to hold such office or employment) contribute to any fund and pay premiums for the purchase or provision of any such benefit.

27	DIRECTORS’ INTERESTS

27.1

Subject to the Act and listing rules of any Designated Stock Exchange, if a Director has disclosed to the other Directors the nature and extent of any direct or indirect interest which the Director has in any transaction or arrangement with the Company, a Director notwithstanding his office:

(a)	may be a party to or otherwise interested in any transaction or arrangement with the Company or in which the Company is otherwise interested;

(b)

may be a Director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any body corporate promoted by the Company or in which the Company is otherwise interested; and

(c)

shall not by reason of his office be accountable to the Company for any benefit which he derives from any such office or employment or from any such transaction or arrangement or from any interest in any such body corporate and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.

27.2	For the purposes of Article 27.1:

(a)

a general notice given to the Directors to the effect that (1) a Director is a member or officer of a specified company or firm and is to be regarded as having an interest in any transaction or arrangement which may after the date of the notice be made with that company or firm; or (2) a Director is to be regarded as interested in any transaction or arrangement which may after the date of the notice be made with a specified person who is connected with him or her shall be deemed to be a sufficient disclosure that the Director has an interest of the nature and extent so specified; and

(b)	an interest of which a Director has no knowledge and of which it is unreasonable to expect him to have knowledge shall not be treated as an interest of his.

27.3

A Director must disclose any direct or indirect interest in any transaction or arrangement with the Company, and following a declaration being made pursuant to the Articles, subject to any separate requirement for Audit Committee approval under applicable law or the listing rules of any Designated Stock Exchange, and unless disqualified by the chairman of the relevant meeting, a Director may vote in respect of any such transaction or arrangement in which such Director is interested and may be counted in the quorum at such meeting.

27.4

Notwithstanding the foregoing, no Independent Director and with respect of whom the Board has determined constitutes an Independent Director for purposes of compliance with applicable law or the Company’s listing requirements, shall without the consent of the Audit Committee take any of the foregoing actions or any other action that would reasonably be likely to affect such Director’s status as an Independent Director of the Company.

28	PROCEEDINGS OF DIRECTORS

28.1

The quorum for the transaction of the business of the Directors shall be a simple majority of the Directors then in office (subject to there being a minimum of 2 Directors present). A person who holds office as an alternate Director shall, if his appointor is not present, be counted in the quorum. A Director who also acts as an alternate Director shall, if his appointor is not present, count twice towards the quorum, but one such Director shall not constitute a quorum on his own.

28.2

Subject to the provisions of the Articles, the Directors may regulate their proceedings as they determine is appropriate. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the Co-Chairmen shall have second or casting votes. In the absence of the Co-Chairmen, no director shall have a second or casting vote and in the event of a tie a new meeting shall be convened. A Director who is also an alternate Director shall be entitled in the absence of his appointor to a separate vote on behalf of his appointor in addition to his own vote.

28.3	Meetings of the Directors shall be held at least once every calendar quarter and shall take place at such place as the Directors may determine from time to time.

28.4

A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting and is counted in a quorum and entitled to vote.

28.5

A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors (an alternate Director being entitled to sign such a resolution on behalf of his appointor and if such alternate Director is also a Director, being entitled to sign such resolution both on behalf of his appointor and in his capacity as a Director) shall be as valid and effective as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held. Unless otherwise provided by its terms, such a resolution shall be effective from the date and time of the last signature.

28.6

A Director or alternate Director may, and another officer of the Company on the direction of a Director or alternate Director shall, call a meeting of the Directors by at least five (5) clear days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

28.7

Notwithstanding Article 28.6, if all Directors so agree to the meeting, the Co-Chairmen, or in their absence any Director or alternate Director, or other officer of the Company on the direction of a Director or alternate Director may, call a meeting of the Directors on shorter notice than is provided for in Article 28.6 by notice in writing to every Director and alternate Director, which notice shall set forth the general nature of the business to be considered.

28.8

The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors, the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

28.9

All acts done by any meeting of the Directors or of a committee of the Directors (including any person acting as an alternate Director) shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director or alternate Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director or alternate Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

28.10

A Director who is present at a meeting of the Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by electronic mail to the Company immediately after the conclusion of the meeting and such notice to be received by the Company within twenty four hours. Such right to dissent shall not apply to a Director who voted in favour of such action.

29	SECRETARY AND OTHER OFFICERS

29.1

The Directors may by resolution appoint a Secretary and may by resolution also appoint such other officers as may from time to time be required upon such terms as to the duration of office, remuneration and otherwise as they may think fit provided that, the Directors may only appoint persons as directors of the Company in accordance with Article 21.8. Such Secretary or other officers need not be Directors and in the case of the other officers may be ascribed such titles as the Directors may determine. The Directors may by resolution remove from that position any Secretary or other officer appointed pursuant to this Article.

30	MINUTES

30.1	The Directors shall cause minutes to be made in books kept for the purposes of recording:

(a)	all appointments of officers made by the Directors; and

(b)

all resolutions and proceedings of meetings of the Company, of the holders of any class of shares in the Company and of the Directors and of committees of Directors, including the names of the Directors present at each such meeting.

31	SEAL

31.1

The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of Directors authorised by the Directors. The Directors may determine who shall sign any instrument to which the Seal is affixed, and unless otherwise so determined every such instrument shall be signed by a Director or by such other person as the Directors may authorise.

31.2

The Company may have for use in any place or places outside the Islands a duplicate Seal or Seals, each of which shall be a reproduction of the Seal of the Company and, if the Directors so determine, shall have added on its face the name of every place where it is to be used.

31.3

The Directors may by resolution determine (i) that any signature required by this Article need not be manual but may be affixed by some other method or system of reproduction or mechanical or electronic signature and/or (ii) that any document may bear a printed reproduction of the Seal in lieu of affixing the Seal thereto.

31.4

No document or deed otherwise duly executed and delivered by or on behalf of the Company shall be regarded as invalid merely because at the date of the delivery of the deed or document, the Director, Secretary or other officer or person who shall have executed the same or affixed the Seal thereto, as the case may be, for and on behalf of the Company shall have ceased to hold such office and authority on behalf of the Company.

32	DIVIDENDS

32.1

Subject to any rights and restrictions for the time being attached to any shares, the Directors may from time to time declare dividends (including interim dividends) and other distributions on shares in issue and authorize payment of the same out of the funds of the Company lawfully available therefor, but no dividend shall exceed the amount recommended by the Directors.

32.2

Subject to the provisions of the Act, the Directors may declare dividends in accordance with the respective rights of the Members and authorise payment of the same out of the funds of the Company lawfully available therefor. If at any time the share capital is divided into different classes of shares, the Directors may pay dividends on shares which confer deferred or non-preferred rights with regard to dividends as well as on shares which confer preferential rights with regard to dividends, but no dividend shall be paid on shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrears. The Directors may also pay at intervals settled by them any dividend payable at a fixed rate if it appears that there are sufficient funds of the Company lawfully available for distribution to justify the payment. Provided the Directors act in good faith they shall not incur any liability to the holders of shares conferring preferred rights for any loss they may suffer by the lawful payment of a dividend on any shares having deferred or non-preferred rights.

32.3

The Directors may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds may be properly applied and pending such application may, at the like discretion, either be employed in the business of the Company or be invested in such investments (other than shares in the capital of the Company) as the Directors may from time to time think fit.

32.4

Except as otherwise provided by the rights attached to shares and subject to Article 15, all dividends shall be paid in proportion to the number of shares a Member holds as of the date the dividend is declared; save that (a) if any share is issued on terms providing that it shall rank for dividend as from a particular date, that share shall rank for dividend accordingly; and (b) where the Company has shares in issue which are not fully paid up (as to par value) the Company may pay dividends in proportion to the amount paid up on each share.

32.5	The Directors may deduct from a dividend or other amounts payable to a person in respect of a share any amounts due from him to the Company on account of a call or otherwise in relation to a share.

32.6

Any Ordinary Resolution or Directors’ resolution declaring a dividend may direct that it shall be satisfied wholly or partly by the distribution of assets and, where any difficulty arises in regard to such distribution, the Directors may settle the same and in particular may issue fractional certificates and fix the value for distribution of any assets and may determine that cash shall be paid to any Member upon the footing of the value so fixed in order to adjust the rights of Members and may vest any assets in trustees.

32.7

Any dividend or other moneys payable on or in respect of a share may be paid by cheque sent by post to the registered address of the person entitled or, if two or more persons are the holders of the share or are jointly entitled to it by reason of the death or bankruptcy of the holder, to the registered address of that one of those persons who is first named in the Register of Members or to such person and to such address as the person or persons entitled may in writing direct. Subject to any applicable law or regulations, every cheque shall be made payable to the order of the person or persons entitled or to such other person as the person or persons entitled may in writing direct and payment of the cheque shall be a good discharge to the Company. Any joint holder or other person jointly entitled to a share as aforesaid may give receipts for any dividend or other moneys payable in respect of the share.

32.8	No dividend or other moneys payable in respect of a share shall bear interest against the Company unless otherwise provided by the rights attached to the share.

32.9	Any dividend which has remained unclaimed for six years from the date when it became due for payment shall, if the Directors so resolve, be forfeited and cease to remain owing by the Company.

33	FINANCIAL YEAR, ACCOUNTING RECORDS AND AUDIT

33.1	Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31 December in each year and shall begin on 1 January each year.

33.2

The Board shall cause proper books of account to be kept of the sums of money received and expended by the Company, and of the Company’s assets and liabilities and of all other matters required by the Act (which include all sales and purchases of goods by the company) necessary to give a true and fair view of the state of the Company’s affairs and to show and explain the Company’s transactions.

33.3

The books of account relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Directors. The books of account shall be kept at the registered office or at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

33.4

No Member shall be entitled to require discovery of or any information with respect to any detail of the Company’s trading or any matter which is or may be in the nature of a trade secret or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Directors it will be inexpedient in the interests of the Members of the Company to communicate to the public.

33.5

The Directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books and corporate records of the Company or any of them shall be open to the inspection of Members not being Directors, and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by applicable law, the listing rules of any Designated Stock Exchange or authorised by the Directors.

33.6

Subject to Articles 33.5, and 33.7 a printed copy of the Directors’ report, if any, accompanied by the consolidated statements of financial position, profit or loss, comprehensive income (loss), cash flows and changes in shareholders’ equity, including every document required by the Act to be annexed thereto, made up to the end of the applicable financial year, shall be sent to the Members before the date of the general meeting and laid before the Company at the annual general meeting held in accordance with Article 16.2, provided that this Article 33.6 shall not require a copy of those documents to be sent to any person whose address the Company is not aware of or to more than one of the joint holders of any shares.

33.7

The requirement to send to a person referred to in Article 33.6 the documents referred to in that Article shall be deemed satisfied where, in accordance with all applicable laws, rules and regulations, including, without limitation, the rules of any Designated Stock Exchange, the Company publishes copies of the documents referred to in Article 33.6 on the Company’s Website, transmits it to SEC’s website or in any other permitted manner (including by sending any other form of electronic communication), and that person has agreed or is deemed by the Company to have agreed to treat the publication or receipt of such documents in such manner as discharging the Company’s obligation to send to him a copy of such documents.

33.8

Subject to applicable law and to the rules of any Designated Stock Exchange, the accounts relating to the Company’s affairs shall be audited in such manner as may be determined from time to time by the Directors.

33.9

Every auditor of the Company shall have a right of access at all times to the books and accounts of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

34	CAPITALISATION OF PROFITS

34.1	The Directors may:

(a)

subject as provided in this Article, resolve to capitalize any undivided profits of the Company not required for paying any preferential dividend (whether or not they are available for distribution) or any sum standing to the credit of the Company’s share premium account or capital redemption reserve;

(b)

appropriate the sum resolved to be capitalised to the Members who would have been entitled to it if it were distributed by way of dividend and in the same proportions and apply such sum on their behalf either in or towards paying up the amounts, if any, for the time being unpaid on any shares held by them respectively, or in paying up in full unissued shares or debentures of the Company of a nominal amount equal to such sum, and allot the shares or debentures credited as fully paid to those Members, or as they may direct, in those proportions, or partly in one way and partly in the other, provided that on any such capitalization holders of Class A Ordinary Shares shall receive Class A Ordinary Shares (or rights to acquire Class A Ordinary Shares, as the case may be) and holders of Class B Ordinary Shares shall receive Class B Ordinary Shares (or rights to acquire Class B Ordinary Shares, as the case may be);

(c)

resolve that any shares so allotted to any Member in respect of a holding by him of any partly-paid shares rank for dividend, so long as such shares remain partly paid, only to the extent that such partly paid shares rank for dividend;

(d)

make such provision by the issue of fractional certificates or by payment in cash or otherwise as they determine in the case of shares or debentures becoming distributable under this Article in fractions; and

(e)

authorise any person to enter on behalf of all the Members concerned into an agreement with the Company providing for the allotment to them respectively, credited as fully paid, of any shares or debentures to which they may be entitled upon such capitalization, any agreement made under such authority being binding on all such Members.

35	SHARE PREMIUM ACCOUNT

35.1

The Directors shall in accordance with Section 34 of the Act establish a share premium account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any share or capital contributed as described in Article 4.10.

35.2	There shall be debited to any share premium account:

(a)

on the redemption or purchase of a share the difference between the nominal value of such share and the redemption or purchase price provided always that at the discretion of the Directors such sum may be paid out of the profits of the Company or, if permitted by Section 37 of the Act, out of capital; and

(b)	any other amounts paid out of any share premium account as permitted by Section 34 of the Act.

36	NOTICES

36.1

Except as otherwise provided in these Articles and subject to the rules of any Designated Stock Exchange, any notice or document may be served by the Company or by the Person entitled to give notice to any Member either personally or by posting it airmail or by air courier service in a prepaid letter addressed to such Member at his address as appearing in the Register of Members, or by electronic mail to any electronic mail address such Member may have specified in writing for the purpose of such service of notices, or by advertisement in appropriate newspapers in accordance with the requirements of any Designated Stock Exchange, or by facsimile or by placing it on the Company’s Website.

36.2	Notices posted to addresses outside the Cayman Islands shall be forwarded by prepaid airmail.

36.3

In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register of Members in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

36.4	Any notice or other document, if served by:

(a)	post, shall be deemed to have been served five days after the time when the letter containing the same is posted;

(b)

facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c)	recognized courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service;

(d)	electronic mail, shall be deemed to have been served immediately upon the time of the transmission by electronic mail; or

(e)	placing it on the Company’s Website, shall be deemed to have been served one (1) hour after the notice or document is placed on the Company’s Website.

In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

36.5

A Member present, either in person or by proxy, at any meeting of the Company or of the holders of any class of shares in the Company shall be deemed to have received notice of the meeting, and, where requisite, of the purpose for which it was called.

36.6

Any notice or document delivered or sent by post to or left at the registered address of any Member in accordance with the terms of these Articles shall notwithstanding that such Member be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Member as sole or joint holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register of Members as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under him) in the Share.

36.7	Notice of every general meeting of the Company shall be given to:

(a)	all Members holding Shares with the right to receive notice and who have supplied to the Company an address, facsimile number or email address for the giving of notices to them; and

(b)	every Person entitled to a Share in consequence of the death or bankruptcy of a Member, who but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of general meetings

37	WINDING UP

37.1	The Board shall have the power in the name and on behalf of the Company to present a petition to the court for the Company to be wound up.

37.2

If the Company is wound up, the liquidator may, with the sanction of a Special Resolution and any other sanction required by the Act, divide among the Members in specie the whole or any part of the assets of the Company and may, for that purpose, value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of the assets in trustees upon such trusts for the benefit of the Members as he with the like sanction determines, but no Member shall be compelled to accept any assets upon which there is a liability.

37.3

If the Company shall be wound up and the assets available for distribution amongst the Members as such shall be insufficient to repay the whole of the paid up capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up, on the shares held by them respectively. If in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed pari passu amongst the Members in proportion to the capital paid up at the commencement of the winding up on the shares held by them respectively. This Article is to be without prejudice to the rights of the holders of shares issued upon special terms and conditions.

38	INDEMNITY

38.1

Every Indemnified Person for the time being and from time to time of the Company and the personal representatives of the same shall be indemnified and secured harmless out of the assets and funds of the Company against all actions, proceedings, costs, charges, expenses, losses, damages, liabilities, judgments, fines, settlements and other amounts (including reasonable attorneys’ fees and expenses and amounts paid in settlement and costs of investigation (collectively Losses) incurred or sustained by him otherwise than by reason of his own dishonesty, wilful default or fraud in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any Losses incurred by him in defending or investigating (whether successfully or otherwise) any civil, criminal, investigative and administrative proceedings concerning or in any way related to the Company or its affairs in any court whether in the Islands or elsewhere. Such Losses incurred in defending or investigating any such proceeding shall be paid by the Company as they are incurred upon receipt, in each case, of an undertaking by or on behalf of the Indemnified Person to repay such amounts if it is ultimately determined by a non-appealable order of a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification hereunder with respect thereto.

38.2

No such Indemnified Person of the Company and the personal representatives of the same shall be liable (i) for the acts, receipts, neglects, defaults or omissions of any other Director or officer or agent of the Company or (ii) by reason of his having joined in any receipt for money not received by him personally or in any other act to which he was not a direct party for conformity or (iii) for any loss on account of defect of title to any property of the Company or (iv) on account of the insufficiency of any security in or upon which any money of the Company shall be invested or (v) for any loss incurred through any bank, broker or other agent or any other party with whom any of the Company’s property may be deposited or (vi) for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities or discretions of his office or in relation thereto or (vii) for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgment or oversight on such Person’s part, unless he has acted dishonestly, with wilful default or through fraud.

38.3	The Company hereby acknowledges that certain Indemnified Persons may have certain rights to indemnification, advancement of expenses and/or insurance from or against (other than directors’ and officers’ or similar insurance obtained or maintained by or on behalf of the Company or any of its subsidiaries, including any such insurance obtained or maintained pursuant to Article 38.4 hereof) Other Indemnitors. The Company hereby agrees that: (i) it is the indemnitor of first resort (i.e., its obligations to an Indemnified Person are primary and any obligation of any Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Indemnified Person are secondary); (ii) it shall be required to advance the full amount of expenses incurred by an Indemnified Person and shall be liable for the full amount of all Losses to the extent legally permitted and as required by the terms of these Articles (or any other agreement between the Company and an Indemnified Person) without regard to any rights an Indemnified Person may have against any Other Indemnitors; and (iii) it irrevocably waives, relinquishes and releases any Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by any Other Indemnitors on behalf of an Indemnified Person with respect to any claim for which such Indemnified Person has sought indemnification from the Company shall affect the foregoing, and without prejudice to Article 39 below, Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnified Person against the Company. For the avoidance of doubt, no Person or entity providing Directors’ or officers’ or similar insurance obtained or maintained by or on behalf of the Company or any of its subsidiaries, including any Person providing such insurance obtained or maintained pursuant to Article 38.4 hereof, shall be an Other Indemnitor.

38.4

The Directors may exercise all the powers of the Company to purchase and maintain insurance for the benefit of a Person who is or was (whether or not the Company would have the power to indemnify such Person against such liability under the provisions of this Article 38 or under applicable law): (a) a Director, alternate Director, Secretary or auditor of the Company or of a company which is or was a subsidiary of the Company or in which the Company has or had an interest (whether direct or indirect); or (b) the trustee of a retirement benefits scheme or other trust in which a person referred to in Article 38.1 is or has been interested, indemnifying him against any liability which may lawfully be insured against by the Company.

39	CLAIMS AGAINST THE COMPANY

39.1

Notwithstanding Article 38.3, unless otherwise determined by a majority of the Board, in the event that (i) any Member (the Claiming Party) initiates or asserts any claim or counterclaim (Claim) or joins, offers substantial assistance to or has a direct financial interest in any Claim against the Company and (ii) the Claiming Party (or the third party that received substantial assistance from the Claiming Party or in whose Claim the Claiming Party had a direct financial interest) does not obtain a judgment on the merits in which the Claiming Party prevails, then each Claiming Party shall, to the fullest extent permissible by law, be obligated jointly and severally to reimburse the Company for all fees, costs and expenses (including, but not limited to, all reasonable attorneys’ fees and other litigation expenses) that the Company may incur in connection with such Claim.

40	UNTRACEABLE MEMBERS

40.1

Without prejudice to the rights of the Company under Article 40.2, the Company may cease sending cheques for dividend entitlements or dividend warrants by post if such cheques or warrants have been left uncashed on two (2) consecutive occasions. However, the Company may exercise the power to cease sending cheques for dividend entitlements or dividend warrants after the first occasion on which such a cheque or warrant is returned undelivered.

40.2	The Company shall have the power to sell, in such manner as the Board thinks fit, any shares of a Member who is untraceable, but no such sale shall be made unless:

(a)

all cheques or warrants in respect of dividends of the shares in question, being not less than three (3) in total number, for any sum payable in cash to the holder of such shares in respect of them sent during the relevant period in the manner authorised by the Articles of the Company have remained uncashed;

(b)

so far as it is aware at the end of the relevant period, the Company has not at any time during the relevant period received any indication of the existence of the Member who is the holder of such shares or of a person entitled to such shares by death, bankruptcy or operation of law; and

(c)

the Company, if so required by the rules governing the listing of shares on the Designated Stock Exchange, has given notice to, and caused advertisement in newspapers to be made in accordance with the requirements of, the Designated Stock Exchange of its intention to sell such shares in the manner required by the Designated Stock Exchange, and a period of three (3) months or such shorter period as may be allowed by the Designated Stock Exchange has elapsed since the date of such advertisement.

For the purposes of the foregoing, the relevant period means the period commencing twelve (12) years before the date of publication of the advertisement referred to in this Article 40.2 and ending at the expiry of the period referred to in that paragraph.

40.3

To give effect to any such sale the Board may authorise some person to transfer the said shares and an instrument of transfer signed or otherwise executed by or on behalf of such persons shall be as effective as if it had been executed by the registered holder or the person entitled by transmission to such shares, and the purchaser shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale. The net proceeds of the sale will belong to the Company and upon receipt by the Company of such net proceeds it shall become indebted to the former Member for an amount equal to such net proceeds. No trust shall be created in respect of such debt and no interest shall be payable in respect of it and the Company shall not be required to account for any money earned from the net proceeds which may be employed in the business of the Company or as it thinks fit. Any sale under this Article shall be valid and effective notwithstanding that the Member holding the shares sold is dead, bankruptcy or otherwise under any legal disability or incapacity.

41	AMENDMENT OF MEMORANDUM AND ARTICLES

41.1	Subject to the Act, the Company may by Special Resolution, change its name or change the provisions of the Memorandum with respect to its objects, powers or any other matter specified therein.

41.2	Subject to the Act and as provided in these Articles, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

42	TRANSFER BY WAY OF CONTINUATION

42.1

The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

43	MERGER AND CONSOLIDATION

43.1

Subject to the Act and the rules of any Designated Stock Exchange, the Company shall, with the approval of a Special Resolution, have the power to merge or consolidate with one or more constituent companies (as defined in the Act), upon such terms as the Directors may determine.

43.2

For the avoidance of doubt: a) statutory mergers and consolidations have the specific meaning as set out in Act, b) no additional requirements are imposed by the Articles, and c) transactions which are not deemed by the Directors, in their sole discretion following due deliberations and advice, to be a merger or consolidation as set out in the Act, do not require a Special Resolution and may be carried out by the Company with the approval of Directors and shall not (unless otherwise set out in these Articles or the Act) require separate shareholder approval.

Annex D

Execution Version

THIS MANDATORILY CONVERTIBLE PROMISSORY NOTE AND ANY SECURITIES INTO WHICH THIS MANDATORILY CONVERTIBLE PROMISSORY NOTE IS CONVERTIBLE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY APPLICABLE STATE OR FOREIGN SECURITIES LAWS.

MANDATORILY CONVERTIBLE PROMISSORY NOTE

Investment Amount (as defined below)	Signing Date: August 17, 2022

FOR VALUE RECEIVED, Covalto Ltd., an exempted company incorporated and existing under the laws of the Cayman Islands (the “Company”), promises to pay to the order of Banco Actinver, S.A. Institución de Banca Múltiple, Grupo Financiero Actinver, División Fiduciaria, acting solely as trustee of the Contrato de Fideicomiso Irrevocable No. 5357 identified as “Fideicomiso LIV SPV” or its successors or assigns (the “Holder”), the principal sum of an amount in United States dollars that is equivalent to 600,000,000 Mexican pesos calculated using the Exchange Rate (as defined in the BCA) as of the Business Day immediately preceding the Closing Date (the “Investment Amount”), or such lesser amount as shall then equal the outstanding principal amount hereof, together with interest accrued from the date of the last interest payment on the unpaid principal balance at a rate equal to seven percent (7.0%) per annum, compounding annually, subject to the terms set forth below. Holder shall pay the Investment Amount no later than September 16, 2022 (such funding date, the “Closing Date”).

The interest rate shall be computed on the basis of the actual number of days elapsed as of the Closing Date and a year of 365 days and shall be payable in cash or, at the Company’s option, in kind by way of addition to the outstanding principal, semi-annually in arrears on December 30, 2022 and June 30, 2023. Interest shall commence on the Closing Date and shall continue on the outstanding principal of this Mandatorily Convertible Promissory Note (this “Note”) until paid or converted in accordance with the provisions hereof. This Note is one of a series of Mandatorily Convertible Promissory Notes (each, an “Additional Note” and together with this Note, collectively the “Notes”) being issued by the Company with an aggregate principal amount of up to $65,000,000, as such amount may be increased by the Company from time to time. Any payment made by the Company with regard to any of the Notes will be made simultaneously with regard to each of the Notes then outstanding pro rata in the same proportion that the outstanding principal balance then due under the Note to be so paid bears to the outstanding aggregate principal balance then due under all of the Notes.

1. Definitions. For purposes of this Note, the following terms shall have the following meanings:

“A&R M&A” means the Amended and Restated Memorandum and Articles of Association of the Company, as amended and/or restated from time to time.

“Affiliate” of any Person means any other Person Controlling, Controlled by or under common Control with such Person. With respect to the Holder, “Affiliate” shall also include a Related Fund.

“Applicable Law” shall mean, with respect to any Person, all present and future statutes, laws, ordinances, rules, orders and regulations (including stock exchange regulation) of any governmental authority applicable to such Person or any of their respective properties or assets.

“Articles” means the Company’s Amended and Restated Memorandum and Articles of Association, as the same may be amended or restated from time to time.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks in the Cayman Islands, Mexico, City, Mexico and/or New York, New York are authorized or required by law to be closed.

“Company Entity” means the Company or any of the Company’s direct or indirect subsidiaries, whether currently existing or established after the date of this Note.

“Control” means, together with its correlative meanings, “Controlling,” “Controlled” and “under common Control with,” the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Conversion” means, together with its correlative meanings “Convert” and “Converted,” with respect to this Note, any of a Qualified Financing Conversion, a Liquidity Event Conversion, a Pre-Redemption Conversion, a Maturity Date Conversion or a Voluntary Conversion.

“Conversion Price” means, with respect to a Conversion of the Notes, the Qualified Financing Conversion Price as set forth in Section 2 hereof, the Liquidity Event Conversion Price as set forth in Section 3 hereof, the Maturity Date Conversion Price as set forth in Section 4 hereof, the Pre-Redemption Conversion Price as set forth in Section 5 hereof, or the Voluntary Conversion Price as set forth in Section 6 hereof, as applicable.

“Convertible Securities” means notes or other securities convertible into or exchangeable for Preference Shares or Ordinary Shares.

“Equity Financing” means a bona fide transaction or series of transactions with the principal purpose of raising equity capital, pursuant to which the Company or its successor issued or issues Financing Securities.

“Financing Securities” means Preference Shares, Ordinary Shares or Convertible Securities issued to investors investing new money in the Company, including by means of a SPAC Transaction, in the context of a Qualified Financing. Notwithstanding this paragraph, the Financing Securities to be issued to the Holder upon conversion of the Notes in connection with a Qualified Financing shall have identical rights, privileges, preferences and restrictions as the Financing Securities issued in such Equity Financing to such new money investors, or in the case of Convertible Securities, as the Financing Securities issued to investors in the Company’s most recent bona fide financing (other than the Notes).

“Fully-Diluted Capitalization” means, as of immediately prior to a Conversion of the Notes as set forth herein, the number of outstanding Ordinary Shares of the Company, assuming conversion of all securities convertible into Ordinary Shares and the exercise of all outstanding options and warrants, and shares reserved for issuance under any equity incentive plans of the Company or pursuant to convertible notes and other convertible securities, but excluding the shares issuable upon the Conversion of the Notes.

“Liquidity Event” means (a) an acquisition by, or merger of the Company with or into, another Person, if following such acquisition or merger the holders of the Company’s voting securities immediately prior to the transaction do not Control the Company or the successor entity (excluding new issuances in connection with corporate finance transactions), or (b) a sale by the Company of all or substantially all of its assets.

“Majority Holders” means the holders of a majority in interest of the aggregate principal amount of Notes.

“Ordinary Shares” means ordinary shares of the Company, par value US$0.0001 per share, as the same par value may be revised, or of any successor entity to the Company.

“Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

“Preference Shares” means any Preference Shares (as defined in the A&R M&A), or any other securities of the Company, or any successor entity to the Company, that constitute preference equity securities or preferred equity securities, whether now existing or authorized in the future in connection with an Equity Financing.

“Prior Round Price” means, as of the date of any Conversion, the price per share paid by investors (or, in the case of convertible debt, the conversion price per share) in the Company’s then most recent bona fide equity financing transaction or conversion of Convertible Securities (other than the Notes). For the avoidance of doubt, the Prior Round Price is currently $9.7756 per share, which is the price per share paid by investors in connection with the issuance of the Series B-1 Preference Shares, par value US$0.0001 per share, of the Company.

“Qualified Financing” means an Equity Financing of at least $50,000,000 in gross proceeds; provided that any SPAC Transaction shall be deemed a Qualified Financing without regard to the amount of trust funds that remain following redemptions by the SPAC shareholders; provided further that upon the consummation of a SPAC Transaction that includes a concurrent issuance of Convertible Securities, the SPAC Transaction shall constitute the “Qualified Financing” for purposes of Section 2 herein, and the Qualified Financing Conversion Price set forth in clause (i) of Section 2 shall apply.

“Related Fund” in relation to a fund, account, co-investment arrangement or other investment vehicle (the “first fund”), means a fund, account, co-investment arrangement or other investment vehicle which is sponsored, managed, advised, administered or arranged by the same investment manager or investment adviser as the first fund or, if it is sponsored, managed, advised, administered or arranged by a different investment manager or investment adviser, a fund, account, co-investment arrangement or other investment vehicle whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“SPAC” means a publicly traded special purpose acquisition company or other similar entity that is a “blank check” company under applicable securities laws.

“SPAC Transaction” means a merger, acquisition or other business combination involving the Company and/or any affiliate thereof and a SPAC.

“Valuation Cap” means $525,000,000.

2. Qualified Financing Conversion. Immediately upon the consummation of a Qualified Financing, the unpaid principal amount of this Note outstanding, together with all unpaid accrued interest thereon, shall, with no further action on behalf of the Holder or the Company (or its successor), convert into (a) if Preference Shares are issued in the Qualified Financing, capital shares of the Company (or its successor) of the same class as are issued in such Qualified Financing, (b) if Ordinary Shares are issued in such Qualified Financing, and Preference Shares of the Company remain outstanding at such time and will, following the Qualified Financing, remain outstanding, a new series of Preference Shares that is identical in rights to that of the most senior class of such surviving Preference Shares, (c) if Ordinary Shares are issued in the Qualified Financing, and no Preference Shares remain outstanding at such time (including because such Preference Shares converted in accordance with their terms into Ordinary Shares in connection with such Qualified Financing), Ordinary Shares of the Company or (d) if only Convertible Securities are issued in the Qualified Financing, a new series of Preference Shares that is identical in rights to that of the most senior class of Preference Shares surviving such Qualified Financing (or, if no Preference Shares remain outstanding at such time (including because such Preference Shares converted in accordance with their terms into Ordinary Shares in connection with such Qualified Financing), Ordinary Shares of the Company); at a conversion price (the “Qualified Financing Conversion Price”) (i) in the case of (a), (b) and (c), equal to the lower of: (1) eighty percent (80%) of the lowest price per share paid by investors in the Qualified Financing; and (2) the quotient obtained by dividing (x) the Valuation Cap by (y) the Fully-Diluted Capitalization or (ii) in the case of (d), equal to $9.7756 per share (such conversion, a “Qualified Financing Conversion”).

3. Liquidity Event Conversion. In connection with the consummation of a Liquidity Event, the unpaid principal amount of this Note outstanding, together with all unpaid accrued interest thereon, shall, with no further action on behalf of the Holder, convert (a “Liquidity Event Conversion”) into (a) a new series of Preference Shares that is identical in rights to that of the most senior class of Preference Shares then issued and outstanding, or (b) if no Preference Shares are then outstanding (including because such Preference Shares converted in accordance with their terms into Ordinary Shares in connection with such Liquidity Event), into Ordinary Shares, in each case at a conversion price (the “Liquidity Event Conversion Price”) equal to the quotient obtained by dividing (i) the lesser of (A) the Valuation Cap and (B) eighty percent (80%) of the valuation ascribed to the Company in connection with the Liquidity Event by (ii) the Fully-Diluted Capitalization (but excluding any increase at such time in the number of shares reserved for issuance under any equity incentive plans of the Company) (such conversion, a “Liquidity Event Conversion”). For the avoidance of doubt, to the extent any Preference Shares resulting from a Liquidity Event Conversion would, pursuant to their terms, otherwise convert into Ordinary Shares in connection with such Liquidity Event Conversion, then such Preference Shares shall immediately convert into Ordinary Shares in connection with the Liquidity Event, at the conversion price set forth above in this Section 3.

4. Maturity. If no Qualified Financing Conversion or Liquidity Event Conversion occurs prior to July 7, 2023 (the “Maturity Date”), then the unpaid principal amount of this Note outstanding, together with all unpaid accrued interest thereon, shall, immediately on the Maturity Date with no further action on behalf of the Holder, convert into (a) a new series of Preference Shares that is identical in rights to that of the most senior class of Preference Shares then issued and outstanding or (b) if no Preference Shares are then outstanding, into Ordinary Shares, at a conversion price (the “Maturity Date Conversion Price”) equal to the lower of (i) the Prior Round Price and (ii) the quotient obtained by dividing (x) the Valuation Cap, by (y) the Fully-Diluted Capitalization (but excluding any increase at such time in the number of shares reserved for issuance under any equity incentive plans of the Company) (such price, the “Maturity Date Conversion Price” and such conversion, the “Maturity Date Conversion”.

5. Company Redemption. This Note may be redeemed by the Company, in whole or in part, for cash in the amount of the unpaid principal amount of this Note outstanding, together with all unpaid accrued interest thereon, as well as the remaining scheduled payments of interest on such Notes to the Maturity Date as if such Notes were to be redeemed on the Maturity Date, at any time, subject to fifteen (15) Business Days’ notice (“Company Prepayment Notice”) to the Holder as set forth in Section 23. Upon receipt of a Company Prepayment Notice, the Holder shall have the right, but not the obligation, by notice to the Company no later than ten (10) Business Days following its receipt of the Prepayment Notice, to elect to convert the principal amount of this Note outstanding, together with all unpaid accrued interest thereon, into (a) a new series of Preference Shares that is identical in rights to that of the most senior class of Preference Shares then issued and outstanding or (b) if no Preference Shares are then outstanding, into Ordinary Shares, at a conversion price (the “Pre-Redemption Conversion Price”) equal to the lower of (i) the Prior Round Price and (ii) the quotient obtained by dividing (x) the Valuation Cap, by (y) the Fully-Diluted Capitalization (but excluding any increase at such time in the number of shares reserved for issuance under any equity incentive plans of the Company) (such conversion, a “Pre-Redemption Conversion”). The Company agrees that it shall not, for the purpose of inducing the Holder to effect a Pre-Redemption Conversion at the Pre-Redemption Conversion Price, issue a Company Prepayment Notice in contemplation of an imminent Qualified Financing or Liquidity Event in which the Conversion Price applicable to the Holder would be lower than the Pre-Redemption Conversion Price.

6. Voluntary Conversion. The Holder, at its sole discretion, at any time and from time to time prior to the occurrence of a Qualified Financing Conversion, Liquidity Event Conversion, Maturity Date Conversion, Company redemption or Pre-Redemption Conversion, may, upon fifteen (15) Business Days’ prior notice to the Company (the “Voluntary Conversion Notice”), elect to convert the full principal amount of the Note, with all unpaid accrued interest thereon, into (a) a new series of Preference Shares that is identical in rights to that of the most senior class of Preference Shares then issued and outstanding or (b) if no Preference Shares are then outstanding, into Ordinary Shares, at a conversion price (the “Voluntary Conversion Price”) equal to the quotient obtained by dividing (i) the Valuation Cap, by (ii) the Fully-Diluted Capitalization (but excluding any increase at such time in the number of shares reserved for issuance under any equity incentive plans of the Company) (such conversion, a “Voluntary Conversion”). For the avoidance of doubt, the Holder shall be under no obligation at any time to exercise its right to effect a Voluntary Conversion.

7. Conversion Conditions. (a) If required by Applicable Law, approval by the Comisión Nacional Bancaria y de Valores (México) (“CNBV”) of any Conversion of the Notes into capital shares of the Company shall be a condition to such Conversion. The Holder shall cooperate with the Company to achieve such CNBV authorization of its ownership interest and shall timely provide the information required by the CNBV, including from time-to-time as the Company reasonably requests.

(b) Holder understands and agrees that the Conversion of this Note into securities of the Company may require Holder’s execution of certain customary agreements relating to the purchase and sale of such securities as well as registration, co-sale, rights of first refusal, rights of first offer and voting rights, if any, relating to such securities, as may be requested by the Company from time-to-time, which execution by Holder, to the extent such agreements are required of other holders of securities of the Company, shall not be unreasonably withheld, conditioned or delayed. The Company agrees that in connection with the Conversion of the Notes, it shall execute with the Holder any of the agreements referenced in the preceding sentence that it has executed with other holders of the relevant class of the Company’s securities.

8. Anti-Dilution; Additional Consideration. (a) If, following the Closing Date with respect to this Note and prior to any Conversion, the Company shall issue any Additional Shares (as defined in the A&R M&A) in an Equity Financing that does not constitute a Qualified Financing, without consideration or for a consideration per share that is based on a valuation that is lower than $500,000,000 (a “Down-Round Financing”); then, upon a subsequent Conversion of the Notes, the applicable Conversion Price shall be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of Ordinary Shares Outstanding (as defined in the A&R M&A) immediately prior to such Down-Round Financing plus the number of Ordinary Shares that the aggregate consideration received by the Company for such Down-Round Financing would purchase at such Conversion Price; and the denominator of which shall be the number of Ordinary Shares Outstanding immediately prior to the Down-Round Financing plus the number of such Additional Shares. The provisions of Sections 7.4.4(i)(B)-(E) of the A&R M&A shall apply mutatis mutandis to such Down-Round Financing, as if set forth herein.

(b) Reference is made to the Business Combination Agreement, dated as of August 17, 2022, by and among the Company, LIV Capital Acquisition Corp. II (the “SPAC”) and Covalto Merger Sub Ltd. (the “BCA”). If this Note is Converted pursuant to Section 2 upon the transactions contemplated by the BCA, the Holder agrees to sign a customary lock-up agreement with respect to the Ordinary Shares issued to Holder, for a period of six (6) months following the Conversion, in form and substance substantially similar to that signed by other shareholders of the Company. If the Termination Fee (as defined in the BCA) becomes payable by the Company to the SPAC, then upon the subsequent Conversion of the Notes in accordance with their terms, the Company shall issue an additional 1,025,000 shares, of the most senior class of Preference Shares then outstanding, or if no Preference Shares are then outstanding, into Ordinary Shares, into which the Notes are Converted (the “Additional Consideration”), which Additional Consideration shall be distributed pro rata among the holders of Notes, in proportion to the outstanding principal balance of Notes held by each holder to the outstanding aggregate principal balance then due under all of the Notes; provided that the Holder shall receive no less than 525,000 shares of the most senior class of Preference Shares then outstanding, or if no Preference Shares are then outstanding, Ordinary Shares, in all events; provided further, that no Additional Consideration shall be deliverable if the Notes Convert pursuant to: (i) a Liquidity Event Conversion that occurs prior to the Maturity Date; (ii) a Qualified Financing Conversion that occurs prior to the Maturity Date (but only if the Company’s Equity Securities are publically listed on the NYSE or NASDAQ upon the consummation thereof); or (iii) with respect to any holder of Notes, a Voluntary Conversion that occurs prior to the Maturity Date with respect to such Notes.

9. Form of Payment. If the Holder does not make payment of the Investment Amount by the Closing Date to the account or accounts specified by the Company, then the Company shall be relieved of its obligations pursuant to this Note and any portion of the Investment Amount made by the Holder shall be returned to the Holder; provided that this sentence shall not be construed as limiting the Holder’s contractual obligation to make such payment. All payments of interest and principal (other than payment by way of Conversion) shall be in lawful money of the United States of America to the Holder, to the account or accounts specified by the Holder from time to time. All payments shall be applied first to Costs, then to accrued interest, and thereafter to principal.

10. Security; Priority. This Note is a general unsecured obligation of the Company. All obligations in respect of this Note shall be unsecured indebtedness of the Company, and all liens and security interests in respect of the Note shall be junior to any and all current and future secured indebtedness of the Company and pari passu in right of payment with any and all current and future unsecured indebtedness of the Company. This Note shall rank senior to any and all current and future preferred stock or common equity of the Company.

11. Default.

(a) Events of Default. For purposes of this Note, any of the following events, which shall occur, shall constitute an “Event of Default”:

(i) any amount payable (including principal amount, interests accrued thereto and any other amount payable hereunder) under this Note is not paid when and as the same shall become due and payable;

(ii) any Company Entity shall (A) apply for, is subject to, or consent to the appointment of a receiver, trustee, custodian or liquidator (or any analogous entities) of itself or any part of its property, (B) become subject to the appointment of a receiver, trustee, custodian or liquidator (or any analogous entities) for itself or any part of its property, if such appointment is not terminated or dismissed within sixty (60) days, (C) make an assignment for the benefit of creditors, (D) fail generally or admit in writing to its inability to pay its debts as they become due, (E) institute any proceedings under the United States Bankruptcy Code or any other federal, state or foreign (including, without limitation, those of Cayman Islands and Mexico) bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, or file a petition or answer seeking reorganization or an arrangement with creditors to take advantage of any insolvency law, or file an answer admitting the material allegations of a bankruptcy, reorganization or insolvency petition filed against it, or (F) become subject to any involuntary proceedings under the United States Bankruptcy Code or any other federal, state or foreign (including, without limitation, those of Cayman Islands and Mexico) bankruptcy, reorganization, receivership, insolvency or other similar law (including without limitation banking laws in case of financial institutions) affecting the rights of creditors generally, which proceeding is not dismissed within sixty (60) days of filing, or have an order for relief entered against it in any proceeding under the United States Bankruptcy Code or any other federal, state or foreign bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally; or

(iii) any Company Entity shall (A) liquidate, wind up or dissolve (or suffer any liquidation, wind-up or dissolution), (B) suspend its operations, (C) be subject to prudential measures in case of financial institutions, or (D) take any action to authorize any of the actions or events set forth above in this Section 11(a).

(b) Consequences of Events of Default.

(i) If any Event of Default shall occur for any reason, whether voluntary or involuntary, and be continuing, the Majority Holders may declare the outstanding indebtedness under the Notes and any unpaid accrued interest to be due and payable, whereupon the outstanding indebtedness under this Note shall be and become immediately due and payable, and the Company, upon notice or demand shall immediately pay to the Majority Holders on a pro rata basis all such indebtedness; provided that upon the occurrence of any Event of Default described in Section 11(a)(ii) above, and without any action on behalf of any Holder, all indebtedness under the Notes shall automatically be due immediately without notice of any kind; and

(ii) The Holder shall also have any other rights which the Holder may have been afforded under any contract or agreement at any time and any other rights which the Holder may have under Applicable Law, and upon any Event of Default the Majority Holders may, immediately and without expiration of any period of grace, enforce payment of all amounts due and owing under the Notes and exercise any and all other remedies available at law, in equity or otherwise.

12. No Rights as Shareholder. Except as otherwise specified in connection with a Conversion pursuant to Section 7(b) of this Agreement, this Note, as such, shall not entitle the Holder to any rights as a shareholder of the Company.

13. Representations and Warranties of the Company. The Company hereby represents and warrants to the Holder, as of the Closing Date, as to each representation and warranty set forth on Annex A hereto and that:

(a) Due Organization, Good Standing and Qualification. The Company (i) is an exempted company duly organized, validly existing and in good standing under the laws of the Cayman Islands; (ii) has the power and authority to own, lease and operate its properties and carry on its business as now conducted; and (iii) is duly qualified, licensed to do business and in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified or licensed could reasonably be expected to have a material adverse effect on the Company.

(b) Authority. The execution, delivery and performance by the Company of this Note and the consummation of the transactions contemplated hereby (i) is within the power of the Company and (ii) has been duly authorized by all necessary actions on the part of the Company.

(c) Valid Issuance. This Note and the Preference Shares and/or Ordinary Shares that may be issuable upon Conversion hereof, respectively (collectively, the “Securities”), when issued, sold, and delivered in accordance with the terms of this Note, as applicable, will, subject to their registration in register of members of the Company, be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer and liens or encumbrances and, based in part upon the Company’s reliance upon the representations of the Holder and subject to any filings pursuant to Regulation D of the Securities Act of 1933, as amended (the “Act”), if applicable, will be issued in compliance with all applicable federal, state and foreign securities laws. The issuance of the Preference Shares and/or Ordinary Shares that may be issuable upon Conversion hereof, will be made in compliance with Applicable Law.

(d) Enforceability. This Note has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(e) Non-Contravention. The execution and delivery by the Company of this Note and the performance and consummation of the transactions contemplated thereby do not and will not (i) violate the Company’s Memorandum and Articles of Association or any material judgment, order, writ, decree, statute, rule or regulation applicable to any Company Entity; (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any mortgage, indenture, agreement, instrument or contract to which any Company Entity is a party or by which it is bound; or (iii) result in the creation or imposition of any lien upon any property, asset or revenue of any Company Entity or the suspension, revocation, impairment, forfeiture, or non-renewal of any permit, license, authorization or approval applicable to any Company Entity, the businesses or operations of any Company Entity, or any of the assets or properties of any Company Entity.

(f) Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or other Person (including, without limitation, the shareholders of any Person) is required in connection with the execution and delivery of this Note executed by the Company and the performance and consummation of the transactions contemplated thereby, including without limitation, any Conversion, other than such as have been obtained and remain in full force and effect as of the date hereof, and other than as set forth in Section 7 or such qualifications or filings under applicable securities laws as may be required in connection with the transactions contemplated by this Note, and other than the necessary corporate approval for the authorization and issuance of Financing Securities into which this Note may be Converted pursuant to the terms herein; provided that the Company agrees to use best efforts to obtain all such approvals prior to any Conversion of the Notes.

(g) Litigation. To the Company’s knowledge, there are (i) no outstanding actions, claims, arbitration, proceedings or investigations against the Company; (ii) no suits, actions, claims, arbitration, proceedings or investigations that are pending and, to the Company’s knowledge no such suits, actions, claims, arbitration, proceedings or investigations are threatened; (iii) no investigations by any governmental authority which are pending or to the Company’s knowledge threatened against the Company, which in the case of each of clauses (i), (ii) and (iii) above, challenge or may have the effect of preventing, delaying, making illegal or otherwise interfering or affecting the existence, validity or enforceability of this Note, any of the transactions contemplated hereby or the performance by the Company of its obligations under this Note.

(h) Bankruptcy. The Company has not commenced or contemplated any proceeding, or filed or contemplated the filing of any petition, in any court relating to the bankruptcy, reorganization, insolvency, dissolution, liquidation or relief from debtors. There is no legal basis for the bankruptcy, insolvency, dissolution or liquidation of the Company.

(i) Compliance with Laws. To its best knowledge, the Company complies in all material respects with Applicable Laws. To its knowledge, the Company owns or possesses, and is in compliance with, all of the licenses, permits, franchises, certificates, authorizations, approvals, classifications, registrations and other similar documents and authorizations issued by any Governmental Authority (in each case that are required for the operation of the business of the Company as presently conducted), which are necessary to enable it to carry on the business of the Company in compliance with Applicable Laws and substantially as presently conducted and to own, lease, use or operate its assets and properties as such assets and properties are presently owned, leased, used or operated in connection with the business of the Company. To the Company’s knowledge, all of such Permits are valid, binding and in full force and effect.

(j) Sufficiency of Assets. The Company owns good title to, or holds a valid leasehold interest in, all of the material tangible property used by it in the conduct of the business of the Company as presently conducted, free and clear of all liens, except such encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. The assets of the Company include all material assets, properties and rights owned, used or held for use in the operation of the business of the Company as currently conducted.

(k) Accuracy of Information Furnished. The Note and none of the other certificates, statements or information furnished to the Holders by or on behalf of the Company in connection with the Notes or the transactions contemplated hereby or thereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

(l) Intellectual Property. To the knowledge of the Company (without having conducted any special investigation or patent search), the Company owns or possesses or can obtain on commercially reasonable terms sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses (software or otherwise), information, processes and similar proprietary rights (“Intellectual Property”) necessary to the business of the Company as currently conducted or presently proposed to be conducted without any conflict with or infringement of the rights of others. The Company has not received any written communication alleging that the Company has violated any of the Intellectual Property rights of any other party, nor is the Company aware of any basis therefor.

14. Representations and Warranties of the Holder. The Holder hereby represents and warrants to the Company that, as of the Closing Date:

(a) Authority. The execution, delivery and performance by the Holder of this Note and the consummation of the transactions contemplated hereby (i) are within the power of the Holder and (ii) have been duly authorized by all necessary actions on the part of the Holder.

(b) Purchase Entirely for Own Account. The Holder acknowledges that this Note is being issued in reliance upon the Holder’s representation to the Company, which the Holder hereby affirms, that the Securities will be acquired for investment for the Holder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Holder has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Note, the Holder further represents that the Holder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person with respect to the Securities. The Holder represents that it has full power and authority to enter into this Note.

(c) Access to Information. The Holder acknowledges that the Company has given the Holder access to the corporate records and accounts of the Company and to all information in its possession relating to the Company, has made its directors and representatives available for interview by the Holder, and has furnished the Holder with all documents and other information required for the Holder to make an informed decision with respect to the purchase of this Note.

(d) Investment Experience and Suitability. The Holder is able to fend for itself, can bear the economic risk and withstand a complete loss of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities. The investment in the Securities is suitable for the Holder based upon its investment objectives and financial needs, and the Holder has adequate net worth and means for providing for its current financial needs and contingencies and has no need for liquidity of investment with respect to the Securities. The Holder’s overall commitment to investments that are illiquid or not readily marketable is not disproportionate to its net worth, and investment in the Securities will not cause such overall commitment to become excessive.

(e) Accredited Investor. The Holder is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated by the Securities and Exchange Commission (“SEC”), as presently in effect, the meaning of which is understood by the Holder.

(f) Restricted Securities; No Public Market. The Holder understands that this Note and the Securities are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering, and that under such laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances. The Holder represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act. The Holder understands that no public market now exists for any securities issued by the Company, and that the Company has made no assurances that a public market for the Securities will ever exist.

(g) Further Limitations on Disposition.

(i) Without in any way limiting the representations set forth above, the Holder further agrees not to make any disposition of all or any portion of the Securities unless and until the transferee has agreed in writing for the benefit of the Company to be bound by this Section 14(g) and:

(A) there is then in effect a Registration Statement under the Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

(B) (1) the Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a reasonably detailed statement of the circumstances surrounding the proposed disposition, and (2) if requested by the Company, the Holder shall have furnished the Company with an opinion of counsel, satisfactory to the Company, that such disposition will not require registration of such shares under the Act; provided, however, that in each case the documentation set forth in this subsection (2) shall not be required for transfers to Affiliates of the Holder.

(h) Legends. It is understood that the Preference Shares or Ordinary Shares into which this Note may be Converted may bear the following legends in addition to any legends required by the laws of any State in which such Securities are issued:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

15. Lost, Stolen, Destroyed or Mutilated Note. In case this Note shall be mutilated, lost, stolen or destroyed, the Company shall issue a new Note of like date, tenor and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of the mutilated Note, or in lieu of the Note lost, stolen or destroyed, upon receipt of evidence satisfactory to the Company of the loss, theft or destruction of this Note.

16. Severability. In the event any one or more of the provisions of this Note is for any reason held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, then and in any such event, such provision(s) only will be deemed null and void and will not affect any other provision of this Note and the remaining provisions of this Note will remain operative and in full force and effect and will not be affected, prejudiced, or disturbed thereby.

17. Assignment. This Note applies to, inures to the benefit of and binds the successors and permitted assigns of the parties hereto; provided, however, that neither party may assign its rights or obligations under this Note, by operation of law or otherwise, without the prior written consent of the other party hereto; and provided further, at the request of the Holder, such consent of the Company shall not be unreasonably withheld. Notwithstanding the foregoing, Holder may assign its rights and obligations under this Note to (i) any of its Affiliates without the consent of the Company, and (ii) upon and during the occurrence of an Event of Default, any party without the consent of the Company.

18. Remedies Cumulative; Failure or Indulgence Not a Waiver. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, Applicable Law and any other agreements between the Holder and the Company. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

19. Excessive Interest. Notwithstanding any other provision herein to the contrary, this Note is hereby expressly limited so that the interest rate charged hereunder shall at no time exceed the maximum rate permitted by Applicable Law. If, for any circumstance whatsoever, the interest rate charged exceeds the maximum rate permitted by Applicable Law, the interest rate shall be reduced to the maximum rate permitted, and if the Holder shall have received an amount that would cause the interest rate charged to be in excess of the maximum rate permitted, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing hereunder (without charge for prepayment) and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal, such excess shall be refunded to the Company.

20. Waiver of Notice. To the extent permitted by Applicable Law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

21. Costs. The Company hereby agrees, subject only to any limitation imposed by Applicable Law, to pay all reasonable and documented expenses in the aggregate, including attorneys’ fees and legal expenses, incurred by the Holder in endeavoring to collect any amounts hereunder which are not paid when due, whether by declaration or otherwise (collectively, “Costs”). The Company agrees that any delay on the part of the Holder in exercising any rights hereunder shall not operate as a waiver of such rights, it being understood that no waiver of any kind shall be valid unless in writing and signed by the Person waiving such right.

22. Amendment; Initial Investor Matters. (a) Any provision of this Note may be amended, waived or modified only upon the written consent of the Company and (i) the Holder or (ii) the Majority Holders; provided that no amendment without the consent of the Holder shall (x) reduce the principal of, or the rate of interest on, this Note; or (y) postpone any date fixed by this Note for any payment of principal, interest, fees or other amounts due to the Holder.

(b) In the event that the Company issues Additional Notes that include any term or terms more favorable, in any material respect, to the holder thereof, than those terms provided to the Holder of this Note, the Company shall promptly notify the Holder of the same, offering to provide the Holder with the right (by notice to the Company no later than ten (10) Business Days after receipt of notice from the Company) to amend this Note to incorporate such more favorable terms.

23. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally or by e-mail, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Holder:

Banco Actinver, S.A. Institución de Banca Múltiple, Grupo Financiero

Actinver, División Fiduciaria, acting solely as trustee of the Contrato de

Fideicomiso Irrevocable No. 5357 identified as “Fideicomiso LIV SPV”

Address: Montes Urales Núm. 620 Piso 1

Col. Lomas de Chapultepec IV Sección

Miguel Hidalgo, C.P. 11000

Ciudad de México, México

Attention: División Fiduciaria

Email: arossi@livcapital.mx; mdavila@livcapital.mx; hzesati@livcapital.mx with a copy (which shall not constitute notice) to:

Administradora LIV Capital, S.A.P.I. de C.V.

Pedregal Núm. 24 Piso 6

Col. Molino del Rey

Miguel Hidalgo, C.P. 11040

Ciudad de México, México

Attention: Mariana Romero

Email: mromero@livcapital.mx

If to the Company:

Covalto Ltd.

Boulevard Miguel de Cervantes Saavedra

233 Piso 16, Granada, 11520

Ciudad de México, CDMX

Attention: David Poritz and Eduardo Mendoza

Telephone: +1 800-269-0041

Email: dporitz@credijusto.com; emendoza@credijusto.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Av

New York, NY 10017

Attention: S. Todd Crider

Telephone: +1 212-455-2664

Email: tcrider@stblaw.com

24. Confidentiality; Public Statements. Holder agrees to use the same degree of care as Holder uses to protect its own confidential information for any proprietary or confidential information obtained with respect to the Company in connection with this Note or Holder’s evaluation of the transactions contemplated hereby (the “Information”). Holder acknowledges that it will not disclose such Information without the prior written consent of the Company except such information that (a) was in the public domain prior to the time it was furnished to Holder, (b) is or becomes (through no willful improper action or inaction by Investor) generally available to the public, (c) was in its possession or known by Investor without restriction prior to receipt from the Company, (d) was rightfully disclosed to Investor by a third party without restriction or (e) was independently developed without any use of the Company’s confidential information. Notwithstanding the foregoing, (i) Holder may disclose such Information to Holder’s and its Affiliates’ (but excluding portfolio companies) respective directors, managers, officers, employees, consultants, professional advisors and actual and prospective investors who reasonably need to know the information for the purposes of this Note and the transactions contemplated hereby that are informed of the confidential nature of the Information and owe a duty of confidentiality to Holder (each of the foregoing Persons, a “Permitted Disclosee”) and (ii) this Section 24 shall not prohibit Holder or any Permitted Disclosee from making any disclosures required by Applicable Law. The Company hereby agrees that it shall not issue any announcement or press release or make any public statement or other public disclosure relating to this Note or to the identity of Holder (or its members, partners, Affiliates or Related Funds), as a lender to or investor in the Company unless such announcement or release is previously agreed to by Holder in writing. Notwithstanding the foregoing, the Company may, without the prior written approval of Holder, make disclosures required by Applicable Law.

25. Governing Law; Submission to Jurisdiction. This Note, and any claim, controversy or dispute arising under or related to this Note, shall be governed by and construed in accordance with the laws of the State of New York without reference to principles of conflicts of law. Each of the parties to this Note irrevocably and unconditionally submits to the exclusive jurisdiction and venue of any State or Federal court sitting in New York City over any action, suit, proceeding, claim or controversy (including without limitation any derivative claim) arising out of or relating to this Note or any other matter contemplated hereby. Each of the parties to this Note irrevocably and unconditionally waives any objection to the laying of venue of any such action brought in any such court and any claim that any such action has been brought in an inconvenient forum.

(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by an authorized signatory, thereunto duly authorized as of the date first above written.

COVALTO LTD.

By:	/s/ David Solomon Poritz
Name: David Solomon Poritz
Title: Co-Chief Executive Officer

This Note is hereby accepted and agreed to by the Holder on and as of the date first above written.

BANCO ACTINVER, S.A. INSTITUCIÓN

DE BANCA MÚLTIPLE, GRUPO

FINANCIERO ACTINVER, DIVISIÓN

FIDUCIARIA, ACTING SOLELY AS

TRUSTEE OF THE CONTRATO DE

FIDEICOMISO IRREVOCABLE NO. 5357

IDENTIFIED AS “FIDEICOMISO LIV SPV”

By:	/s/ Edgar Israel Valdez Ortiz
Name: Edgar Israel Valdez Ortiz
Title: Trustee Delegate

By:	/s/ Fernando Javier Lepine Camarena
Name: Fernando Javier Lepine Camarena
Title: Trustee Delegate

ANNEX A TO MANDATORILY CONVERTIBLE NOTE

Terms used but not defined in this Annex A shall have the meanings given to them in the Mandatorily Convertible Note to which this Annex A is attached.

The Company hereby represents and warrants to the Holder that, as of the Closing Date:

1.1 Compliance with Anti-Money Laundering Laws. The operations of the Company and its Subsidiaries are, and have been conducted, in material compliance with all applicable anti-money laundering laws and regulations of the United States, Mexico or any other jurisdiction applicable to the Company and its Subsidiaries (collectively, the “Anti-Money Laundering Laws”), and no action, suit, investigation, audit, inquiry or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened, it being understood that the Company receives and has received communications from, and visits by, such governmental agencies, based upon such Anti-Money Laundering Laws, in connection with its day-to-day activities.

1.2 Assets of the Company. (i) The assets and/or capital resources of the Company are of legal origin, and (ii) to the Company’s knowledge, no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving a forfeiture procedure (extinción de dominio) or other enforcement action related to the National Forfeiture Law (Ley Nacional de Extinción de Dominio) or any other forfeiture law related to its assets, capital resources and/or rights derived thereto, exists or is in effect.

1.3 Foreign Corrupt Practices Act. (a) Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any of their respective officers, directors or employees, nor any agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, has made any unlawful payment or given, offered, promised, or authorized or agreed to give any money or anything of value directly, or, to the knowledge of the Company, indirectly, to or from any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), any Government Official or other Person in material violation of any applicable Anti-Corruption Laws or for the purpose of (i) influencing any official act or decision of such Government Official, party or candidate, (ii) inducing such Government Official, party or candidate to use his, her or its influence to affect any act or decision of a foreign Governmental Authority, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Company, any of its Subsidiaries or any of its Affiliates in obtaining or retaining business for or with, or directing business to, any person. Neither the Company nor, to the knowledge of the Company, any of its directors, officers, employees, or agents have made or authorized any bribe, kickback or other unlawful payment of funds or received or retained any funds, in each case in violation of any applicable Law, rule or regulation.

(b) In the past five years, neither the Company nor any of its Subsidiaries has received from any Governmental Authority any notice, inquiry, internal or external allegation, or made any voluntary or involuntary disclosure to a Governmental Authority, concerning any actual or potential violation related to Trade Controls or Anti-Corruption Laws (including but not limited to the FCPA). The Company and each of its Subsidiaries have maintained and enforced policies, procedures and internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) reasonably designed to ensure compliance with applicable Anti-Corruption Laws (including but not limited to the FCPA).

1.4 Compliance with Applicable Laws. The Company and each of its Subsidiaries is in compliance with all Applicable Laws (including with respect to labor, profit sharing and social security practices), in all material respects.

1.5 No Public Investors. For purposes of LIV SPV’s compliance with the Disposiciones de carácter general que establecen el regimen de inversion al que deberán sujetarse las Sociedades de Inversión Especializadas de Fondos para el Retiro, the Company represents to the Holder that no Mexican trusts issuing Certificados Bursátiles de Desarrollo or Certificados Bursátiles para Proyectos de Inversión, which have Sociedades de

Inversión Especializadas de Fondos para el Retiro as investors, will invest in the Company simultaneously with the Holder on the date hereof.

1.6 Limitation of Liability. The Parties hereby (i) acknowledge that Banco Actinver, S.A., Institución de Banca Múltiple, Grupo Financiero Actinver is acting solely in its capacity as trustee pursuant to the Contrato de Fideicomiso Irrevocable Número 5357 identified as “LIV SPV”, and accordingly (ii) agree that the trustee shall only be liable under this Note up to an amount equal to the Investment Amount and up to the assets that comprise their trust estate under the aforementioned Contrato de Fideicomiso Irrevocable Número 5357 identified as “LIV SPV”, and, as such, under no circumstance shall it be held liable with its own assets.

1.7 Use of Proceeds. The Company represents and warrants that it will use, and as of the Closing date has used, the Investment Amount, to fund the operations and activities of, or for the benefit of, its Mexican Subsidiaries.

Execution Version

FIRST AMENDMENT TO MANDATORILY CONVERTIBLE PROMISSORY NOTE

THIS FIRST AMENDMENT (this “First Amendment”) to that certain Mandatorily Convertible Promissory Note (the “Anchor Note”), dated as of August 17, 2022, by and among Covalto Ltd. (the “Company”) and Banco Actinver, S.A. Institución de Banca Múltiple, Grupo Financiero Actinver, División Fiduciaria, acting solely as trustee of the Contrato de Fideicomiso Irrevocable No. 5357 identified as “Fideicomiso LIV SPV” (the “Holder”), is made and entered into as of September 14, 2022, by and between the Company and the Holder. The Company and the Holder are collectively referred to herein as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, pursuant to the Anchor Note, the Holder agreed to fund the Investment Amount no later than September 19, 2022, on the terms and subject to the conditions set forth therein;

WHEREAS, Section 22 (Amendment; Initial Investor Matters) of the Anchor Note provides that the Anchor Note may be amended upon the written consent of the Parties; and

WHEREAS, the Parties, acting in accordance with Section 22 (Amendment; Initial Investor Matters) of the Anchor Note, desire to amend the Anchor Note as set forth herein.

NOW, THEREFORE, in consideration for the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Anchor Note.

2. Amendment. The first paragraph of the Anchor Note shall be amended and restated in its entirety as follows:

FOR VALUE RECEIVED, Covalto Ltd., an exempted company incorporated and existing under the laws of the Cayman Islands (the “Company”), promises to pay to the order of Banco Actinver, S.A. Institución de Banca Múltiple, Grupo Financiero Actinver, División Fiduciaria, acting solely as trustee of the Contrato de Fideicomiso Irrevocable No. 5357 identified as “Fideicomiso LIV SPV” or its successors or assigns (the “Holder”), US$30,000,000 (the “Investment Amount”), or such lesser amount as shall then equal the outstanding principal amount hereof, together with interest accrued from the date of the last interest payment on the unpaid principal balance at a rate equal to seven percent (7.0%) per annum, compounding annually, subject to the terms set forth below. Holder shall pay the Investment Amount no later than September 19, 2022 (such funding date, the “Closing Date”).

3. Continuing Effect of the Anchor Note.

a) This First Amendment is limited to the terms specified herein and shall not constitute a modification, acceptance or waiver of any other provision of the Anchor Note (including any exhibit or schedule thereto) or any other document. Except as expressly amended hereby, the provisions of the Anchor Note (including the exhibits and schedules thereto) are and shall remain in full force and effect. The Parties agree that this First Amendment shall not be deemed to waive any past breach or non-compliance with the terms of the Anchor Note that may have occurred prior to the date hereof.

b) Upon the execution hereof, this First Amendment and the Anchor Note shall constitute one agreement. The term “Note”, as used in the Anchor Note, shall mean the Anchor Note as amended by this First Amendment, although this change shall not alter the dates as of which any provision of the Anchor Note speaks. For example, phrases such as “as of the date hereof” and “as of the date of this Note” shall continue to refer to August 17, 2022, the date that the Anchor Note was executed. For the avoidance of doubt, this First Amendment shall constitute a “Transaction Agreement” pursuant to the Business Combination Agreement.

4. Effective Date. This First Amendment shall become effective upon execution and delivery hereof by the Parties.

5. Miscellaneous. Sections 16 (Severability) 17 (Assignment), 22(a) (Amendment) and 25 (Governing Law; Submission to Jurisdiction) of the Anchor Note are incorporated herein and shall apply to this Agreement mutatis mutandis.

[Remainder of this page intentionally left blank]

2

IN WITNESS WHEREOF, the Parties have entered into this First Amendment as of the date hereof.

COVALTO LTD.

By:	/s/ David Solomon Poritz
Name:	David Solomon Poritz
Title:	Co-Chief Executive Officer

BANCO ACTINVER, S.A. INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO ACTINVER, DIVISIÓN FIDUCIARIA, ACTING SOLELY AS TRUSTEE OF THE CONTRATO DE FIDEICOMISO IRREVOCABLE NO. 5357 IDENTIFIED AS “FIDEICOMISO LIV SPV”

By:	/s/ Edgar Israel Valdez Ortiz
Name:	Edgar Israel Valdez Ortiz
Title:	Trustee Delegage

By:	/s/ Mauricio Rangel Laisequilla
Name:	Mauricio Rangel Laisequilla
Title:	Truste Delegate

Annex E

EXECUTION VERSION

SPONSOR VOTING AGREEMENT

This SPONSOR VOTING AGREEMENT (this “Agreement”) is made and entered into as a deed on August 17, 2022, by and among LIV Capital Acquisition Sponsor II, L.P., a Cayman Islands exempted limited partnership (“Sponsor”), LIV Capital Acquisition Corp. II, a Cayman Islands exempted company (“LIVB”), Covalto Ltd., a Cayman Islands exempted company (“Covalto”), Banco Actinver, S.A. Institución de Banca Múltiple, Grupo Financiero Actinver, División Fiduciaria, acting solely as trustee of the Contrato de Fideicomiso Irrevocable No. 5357 identified as “Fideicomiso LIV SPV” (the “Anchor Investor”) and the other undersigned persons (each, an “Insider” and collectively, the “Insiders”). Sponsor, LIVB, Covalto and the Insiders shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, LIVB, Covalto and the other parties thereto have entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”) pursuant to which, among other things, LIVB will merge with a wholly owned newly-incorporated subsidiary of Covalto, with LIVB surviving as a wholly owned subsidiary of Covalto (together with the other transactions contemplated thereby, the “Transaction”);

WHEREAS, as of the date hereof, the Sponsor is the record owner, of the number of LIVB Class B Ordinary Shares (including the newly-issued Covalto Class A Ordinary Shares into which such shares are converted as a result of the consummation of the transactions contemplated by the Business Combination Agreement set forth on Schedule 1 under the column heading “LIVB Class B Ordinary Shares” (such LIVB Class B Ordinary Shares, the “Sponsor Holder Equity Securities”));

WHEREAS, as of the date hereof, the Insiders have entered into that certain Redemption Agreement, dated August 16, 2022 pursuant to which, among other things, the Insiders are the record owners of promissory notes in an amount set forth next to such Insider’s name therein (such promissory notes, the “Promissory Notes”);

WHEREAS, on the date hereof, the Anchor Investor has entered into that certain Mandatorily Convertible Note with Covalto;

WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement by the parties thereto, pursuant to which, among other things, the Sponsor will agree to vote, at a duly called meeting of the shareholders of LIVB, all of such Sponsor’s Sponsor Holder Equity Securities (1) in favor of the adoption of the Business Combination Agreement and (2) in favor of the approval of the Transactions; and

WHEREAS, as an inducement to LIVB and Covalto to enter into the Business Combination Agreement and to consummate the Transactions contemplated therein, the Parties desire to agree to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Binding Effect of the Business Combination Agreement. Sponsor hereby acknowledges that it has read the Business Combination Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. During the period commencing on the date hereof and ending on the Expiration Time (as defined below), Sponsor shall be bound by and comply with Section 6.3 (No Claim Against the Trust Account), Section 8.5(b) (Confidentiality; Publicity), Section 11.1 (Waiver) and Section 11.16 (Acknowledgements) of the Business Combination Agreement (and any relevant definitions contained in any such Sections) as if (x) Sponsor were an original signatory to the Business Combination Agreement with respect to such provisions, and (y) each reference to “LIVB” contained in such provisions also referred to such Sponsor.

2. Agreement to Vote.

(a) Sponsor covenants and agrees that it shall, at a duly called meeting of the equityholders of LIVB (and at any adjournment or postponement thereof) (and appear at each such meeting, in person or by proxy, or otherwise cause all of such Sponsor’s Sponsor Holder Equity Securities to be counted as present thereat for purposes of establishing a quorum), however called, and in any written resolutions or written consents or directions of the equityholders of LIVB or in any other circumstance in which the vote, consent, direction or other approval of the equityholders of LIVB is sought, cause such Sponsor’s Sponsor Holder Equity Securities to be voted (including via proxy):

i. in favor of the adoption of the Business Combination Agreement;

ii. in favor of the approval of the Transactions;

iii. in favor of all actions and matters that are required to effect the Transactions as the same may be amended by the board of directors of LIVB prior to the Closing in furtherance of the Transactions;

iv. against and withhold consent with respect to any Acquisition Transaction; and

v. against any proposal, action or agreement that would reasonably be expected to result in any of the conditions set forth in Article 9 (Conditions to Obligations) of the Business Combination Agreement not being fulfilled prior to the termination date.

(b) The obligations of Sponsor specified in this Section 2 shall apply whether or not the Transactions or any action described above is recommended by LIVB’s board of directors (or similar governing body).

(c) Sponsor agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against LIVB, Covalto, Merger Sub or any of their respective successors, directors, managers, Affiliates or Representatives (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (ii) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Business Combination Agreement or any other Transaction Agreement.

3. Transfer of Shares. Sponsor and each Insider hereby agrees that prior to the Effective Times, Sponsor and each Insider shall not (a) Transfer any of such Sponsor’s Sponsor Holder Equity Securities or any of such Insider’s Promissory Notes, (b) deposit any of such Sponsor’s Sponsor Holder Equity Securities or any of such Insider’s Promissory Notes into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of such Sponsor’s Sponsor Holder Equity Securities or any of such Insider’s Promissory Notes that conflicts with any of the covenants or agreements set forth in this Agreement, (c) enter into any Contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of such Sponsor’s Sponsor Holder Equity Securities or any of such Insider’s Promissory Notes, (d) engage in any hedging or other transaction which is designed to, or which would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)), lead to or result in a sale or disposition of the Supporting Holder Equity Securities or Promissory Notes or (e) take any action that would have the effect of preventing or materially delaying the performance of Sponsor’s or each

Insider’s obligations hereunder; provided, however, that the foregoing shall not apply to any Transfer (i) to such Sponsor’s or each Insider’s employees, officers, directors or Affiliates; (ii) by private sales or transfers made in connection with the transactions contemplated by the Business Combination Agreement; (iii) any repurchase or redemption transaction entered into by LIVB and Sponsor or LIVB and each Insider; (iv) by pro rata distributions from Sponsor to its members, partners, or shareholders pursuant to Sponsor’s Organizational Documents or from each Insider to its members, partners, or shareholders pursuant to each Insider’s Organizational Documents, if applicable; or (v) by virtue of applicable Law, each Insider’s Organizational Document’s or Sponsor’s Organizational Documents upon liquidation or dissolution of Sponsor; provided that any transferee of any Transfer of the type set forth in clauses (i) through (v) prior to the Effective Times must enter into a written agreement in form and substance reasonably satisfactory to Covalto agreeing to be bound by this Agreement prior to the occurrence of such Transfer (it being understood and agreed that a joinder substantially in the form of Exhibit A attached to this Agreement is reasonably acceptable to Covalto). “Transfer” shall mean, directly or indirectly, the (x) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the Sponsor Holder Equity Securities or the Promissory Notes, (y) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or any other derivative transaction with respect to, the Sponsor Holder Equity Securities or the Promissory Notes, whether any such transaction is to be settled by delivery of such Sponsor Holder Equity Securities or Promissory Notes, in cash or otherwise, or (z) public announcement of any intention to effect any transaction specified in clause (x) or (y).

4. Redemption. Article 8 of the LIVB Articles of Association provides all holders of LIVB Class A Ordinary Shares with the opportunity to have their LIVB Class A Ordinary Shares redeemed upon the consummation of the Transactions (the “Redemption Right”). Except as provided in that certain Redemption and Contribution Agreement, Sponsor and each Insider, to the extent that it or its Affiliates hold any LIVB Class A Ordinary Shares, hereby unconditionally and irrevocably (a) agrees that it shall not, and shall cause its Affiliates not to, elect to redeem or tender or submit for redemption any of its LIVB Class A Ordinary Shares pursuant to or in connection with the Redemption Right or otherwise in connection with the Transactions or the LIVB Articles of Association and (b) irrevocably waives, on behalf of itself and its Affiliates, the Redemption Right, in each case in connection with the Transactions.

5. Lock-Up.

(a) Notwithstanding anything to the contrary herein, other than with the written consent of Covalto, the Sponsor, each Insider and the Anchor Investor shall not Transfer any Lock-Up Shares or any instruments exercisable or exchangeable for, or convertible into, such Lock-Up Shares until the end of the Lock-Up Period.

(b) Permitted Transfers. Notwithstanding anything to the contrary set forth in this Agreement, the lock-up restrictions set forth in this Section 5 shall not apply to a Transfer of any or all of the Lock-Up Shares held by the Sponsor, each Insider or the Anchor Investor (i) to any Permitted Transferee of the Sponsor or Insider or the Anchor Investor, (ii) by will or intestate succession upon the death of the Sponsor or Insider or Anchor Investor, (iii) by operation of law or pursuant to a court order or to a spouse upon divorce, as required by settlement, order or decree, or as required by a domestic relations settlement, order or decree; (iv) in connection with a Business Combination or (v) to any holder of Covalto Class B Shares or to entities directly or indirectly wholly owned by (or in the case of a trust solely for the benefit of) any of holder of Covalto Class B Shares; provided, that in the case of clauses (i), (ii), (iii) or (v), the transferee shall receive and hold the Lock-Up Shares subject to the provisions of this Agreement applicable to the Sponsor, each Insider and the Anchor Investor, and there shall be no further Transfer of such Lock-Up Shares except in accordance with the terms of this Section 5. For the avoidance of doubt, the lock-up restrictions set forth in this Section 5 shall not apply to the exercise of any options or warrants to purchase Covalto Class A Ordinary Shares (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis), but shall apply to the Covalto Class A Ordinary Shares received upon such exercise.

(c) If any Transfer is made or attempted in violation of or contrary to the terms of this Agreement (a “Prohibited Transfer”), such purported Prohibited Transfer shall be null and void ab initio, and Covalto shall refuse to recognize any such purported transferee of the Lock-Up Shares as one of Covalto equity holders for any purpose. In order to enforce this Section 5, Covalto may impose stop-transfer instructions with respect to the Lock-Up Shares of the Sponsor and any Permitted Transferee until the end of the Lock-Up Period, except in compliance with the restrictions set forth in this Agreement.

(d) The restrictions set forth in this Section 5 shall not limit the rights of the Sponsor, each Insider and the Anchor Investor to exercise the Sponsor’s rights as a shareholder of Covalto during the Lock-Up Period, including the right to vote any Lock-Up Shares.

(e) For the purposes of this Section 5:

i.

“Lock-Up Period” means, (1) with respect to the Sponsor and each Insider and its Permitted Transferees, the period beginning on the Closing Date and ending on the earlier of (A) the date one (1) year thereafter; or (B) the date that is one hundred and eighty (180) days thereafter if, prior to such date, the VWAP has equaled or exceeded $12.50 for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period and (2) with respect to the Anchor Investor, the period beginning on the Closing Date and ending on the date six (6) months thereafter.

ii.

“Lock-Up Shares” means, (1) with respect to Sponsor and each Insider and its Permitted Transferees, (A) the Covalto Class A Ordinary Shares issuable to Sponsor and any Insider as LIVB Closing Share Consideration under the Business Combination Agreement in respect of the 933,417 shares of LIVB Class B Stock and each Promissory Note that it holds, (B) the New Covalto Warrants issuable to Sponsor and any Insider as LIVB Closing Share Consideration in respect of the Private Placement Warrants and each Promissory Note, and (C) any Covalto Class A Ordinary Shares issuable to Sponsor and any Insider upon exercise of such New Covalto Warrants mentioned in the preceding Clause (B) and (2) with respect to Anchor Investor, the Covalto Class A Ordinary Shares issuable to the Anchor Investor upon the conversion of its Mandatorily Convertible Note in accordance with its terms upon the Closing.

iii.

“Permitted Transferee” means (subject to compliance with the provisions of this Section 5): (i) the members of any Permitted Transferee’s immediate family (for purposes of this Section 5, “immediate family” means with respect to any natural person, any of the following: such person’s spouse or domestic partner, the siblings of such person and his or her spouse or domestic partner, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses or domestic partners and siblings), (ii) any entities controlled by, controlling or under common control with the Sponsor, any Insider, the Anchor Investor or any Permitted Transferee, (iii) any trust for the direct or indirect benefit of the Sponsor, any Insider, the Anchor Investor or any Permitted Transferee, (iv) if the Sponsor, any Insider, the Anchor Investor or any Permitted Transferee is a trust, the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust, and (v) any direct or indirect controlling partners, members or equity holders of the Sponsor, any Insider, the Anchor Investor or any Permitted Transferee, any affiliate (as defined in Rule 405 promulgated under the Securities Act) of the Sponsor, any Insider, the Anchor Investor or its Permitted Transferee or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates.

iv.

“Trading Day” means any day on which the Covalto Class A Ordinary Shares are tradeable on the principal securities exchange or securities market on which Covalto Class A Ordinary Shares are then traded.

v.

“Transfer” shall mean, directly or indirectly, the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecation, pledge, grant of any option to purchase or other disposition of or agreement to dispose of or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange

Act, with respect to Lock-Up Shares, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or any other derivative transaction with respect to, Lock-Up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii). Notwithstanding the foregoing, the pledge of Lock-Up Shares by the Sponsor that creates a mere security interest in such Lock-Up Shares pursuant to a bona fide loan or indebtedness transaction for so long as the Sponsor continues to exercise the power (whether exclusive or shared) to vote or direct the voting of such Lock-Up Shares by proxy, voting agreement or otherwise, over such pledged Lock-Up Shares shall not constitute a Transfer within the meaning of this Agreement. Additionally, notwithstanding anything herein to the contrary, nothing herein shall prevent the establishment of a 10b5-1 trading plan that complies with Rule 10b5-1 under the Exchange Act (a “10b5-1 Trading Plan”) or the amendment of an existing 10b5-1 Trading Plan during the Lock-Up Period so long as there are no sales of Lock-Up Shares under any such newly established or amended 10b5-1 Trading Plan during the Lock-Up Period.

vi.

“VWAP” means, on any Trading Day on or after the Closing Date, the volume weighted average of the trading prices of the Covalto Class A Ordinary Shares on the principal securities exchange or securities market on which Covalto Class A Ordinary Shares are then traded or quoted for purchase and sale (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source selected by Covalto); provided that if there shall occur any change in the outstanding Covalto Class A Ordinary Shares as a result of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend, the VWAP shall be equitably adjusted to reflect such change.

6. Consent to Disclosure. Sponsor, each Insider and the Anchor Investor hereby irrevocably consents to the publication and disclosure in the Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by Covalto or LIVB to any Governmental Authority, Governmental Official or to securityholders of LIVB) of its identity and beneficial ownership of Sponsor Holder Equity Securities (with respect to Sponsor), the Promissory Notes (with respect to each Insider), and the Anchor Investment (with respect to the Anchor Investor) and the nature of its commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Covalto or LIVB, a copy of this Agreement. Sponsor will promptly provide any information reasonably requested by Covalto or LIVB for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

7. Representations and Warranties. Sponsor represents and warrants to LIVB and Covalto, solely with respect to Sponsor, as follows: (a) Sponsor is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of Sponsor; (b) this Agreement has been duly executed and delivered by Sponsor and, assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes a legally valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with the terms hereof, subject to the Enforceability Exceptions; (d) the execution and delivery of this Agreement by Sponsor does not, and the performance by Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of Sponsor, or (ii) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Sponsor or such Sponsor’s Sponsor Holder Equity Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement; (e) there are no actions pending against Sponsor, to the knowledge of Sponsor, threatened against Sponsor, before (or, in the case of threatened actions, that would be before) any arbitrator or any Governmental Authority or Governmental Official, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Sponsor of such its obligations under this Agreement; (f) Sponsor has had the opportunity to read the Business Combination Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors in connection therewith; (g) Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of the its obligations hereunder; (h) Sponsor is the record and beneficial owner of all of such Sponsor’s Sponsor Holder Equity Securities, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such securities), other than pursuant to (i) this Agreement, (ii) the Business Combination Agreement, (iii) LIVB’s Organizational Documents, or (iv) any applicable securities Laws; (i) Sponsor does not hold or own any rights to acquire (directly or indirectly) any other Equity Securities issued by LIVB or any equity securities convertible into, or which can be exchanged for Equity Securities issued by LIVB (other than rights that will be exercised and paid in full, or forfeited, prior to the Closing); and (j) Sponsor understands and acknowledges that each of LIVB and Covalto is entering into the Business Combination Agreement in reliance upon Sponsor’s execution and delivery of this Agreement.

8. Enforcement Rights. Sponsor is an intended third-party beneficiary of, and may enforce, Section 8.4(f) of the Business Combination Agreement until the second anniversary of the Closing. Sponsor shall be permitted to assign all of its rights under Section 8.4(f) of the Business Combination Agreement to an Affiliate of Sponsor.

9. Termination. This Agreement shall be binding upon Sponsor’s execution and delivery of this Agreement. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Closing; (b) the valid termination of the Business Combination Agreement in accordance with its terms; and (c) the written agreement between LIVB, Covalto and Sponsor (the “Expiration Time”). Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement shall not affect any liability on the part of any Party for any Fraud or a willful and knowing material breach of any covenant or agreement set forth in this Agreement prior to such termination, and (ii) this Section 9, and Sections 8, 10, 11, 13, 14 and 16 (solely to the extent related to Section 10, 11, or 13) shall survive any termination of this Agreement pursuant to Section 9(a). For purposes of this Section 9, “Fraud” means, with respect to a Party, an actual and intentional fraud with respect to the making of the representations or warranties pursuant to this Agreement.

10. No Recourse. Except for claims pursuant to the Business Combination Agreement or any other Transaction Agreement by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Covalto Non-Party Affiliate or any LIVB Non-Party Affiliate (other than Sponsor, on the terms and subject to the conditions set forth herein), and (b) none of the Covalto Non-Party Affiliates or the LIVB Non-Party Affiliates (other than Sponsor, on the terms and subject to the conditions set forth herein) shall have any liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby. For the purpose of this Section 10, (x) “LIVB Non-Party Affiliate” means (i) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of either LIVB or Sponsor and (ii) each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any of the Persons in clause (i) (other than, for the avoidance of doubt, LIVB) or any family member of the foregoing Persons and (y) “Covalto Non-Party Affiliate” means (i) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of Covalto or any of its Subsidiaries (other than, for the avoidance of doubt, Covalto or any of its Subsidiaries) or any family member of the foregoing Persons and (ii) each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any of the Persons in clause (i) (other than, for the avoidance of doubt, Covalto or any of its Subsidiaries). The provisions of Section 10.3(b) of the Business Combination Agreement shall apply.

11. Further Assurances. Sponsor, each Insider and the Anchor Investor shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), or reasonably requested by LIVB or Covalto, to effect the actions and consummate the Mergers and the other transactions contemplated by this Agreement, the Business Combination Agreement (including the Transactions) and the other Transaction Agreements, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

12. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) Sponsor does not make any agreement or understanding herein in any capacity other than in such Sponsor’s capacity as a record holder and beneficial owner of such Sponsor’s Sponsor Holder Equity Securities, and (b) nothing herein will be construed to limit or affect any action or inaction expressly permitted under the Business Combination Agreement by Sponsor or by any representative of Sponsor in such Person’s capacity as a member of the board of directors (or other similar governing body) of LIVB or as an officer, employee or fiduciary of LIVB or an Affiliate of LIVB, in each case, acting in such Person’s capacity as a director, officer, employee or fiduciary of LIVB.

13. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

14. Waiver. Effective as of the Closing, Sponsor, solely in its capacity as Sponsor, on behalf of Sponsor and its Affiliates and Representatives, and any of their respective former, current or future stockholders, controlling Persons, general or limited partners, managers, members, directors, officers, employees, Affiliates, affiliated (or commonly advised) funds, representatives, agents or any their respective assignees or successors or any former, current or future stockholder, controlling Person, general or limited partner, manager, member, director, officer, employee, Affiliate, affiliated (or commonly advised) fund, representative, agent, assignee or successor of any of the foregoing (the “Related Parties”) (other than LIVB and its Subsidiaries), successors and assigns (collectively, the “Releasing Parties”), forever waives, releases, remises and discharges LIVB, Covalto and its Subsidiaries, their respective predecessors, successors and Related Parties and, in their capacities as such, the equityholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans of the foregoing (collectively, the “Released Parties”) from any claim, contention, demand, cause of action (at law or in equity) or damages that such Releasing Parties may currently have, or may have in the future, (i) arising prior to, on or after the Closing Date (so long as the facts, circumstances, actions, omissions and/or events giving rise to such claim or damages occurred on or prior to the Closing) relating to LIVB or its Subsidiaries or any Sponsor Holder Equity Securities beneficially owned by Sponsor (including any rights or interests therein), (ii) relating to the approval or consummation of the transactions contemplated hereby, the Business Combination Agreement, any Transaction Agreement, or any other agreement contemplated herein or therein or (iii) arising under the governing documents of LIVB or its Subsidiaries (collectively, the “Released Claims”); provided, however, that the Released Claims shall not include any such claim or damages relating to (a) any rights that Sponsor may have to receive Covalto Class A Ordinary Shares or Class B Ordinary in accordance with the Business Combination Agreement, (b) if such Releasing Party provides services to LIVB or any of its Subsidiaries, rights to earned but unpaid wages or compensation, any accrued but unpaid or unused vacation and paid time off, any accrued vested benefits, and unreimbursed business expenses, (c) any right to indemnification as a present or former director, manager, officer or equityholder under any indemnification provisions relating to directors and officers, (e) the Fraud of a Released Party, or (f) any defenses that are necessary to enable Sponsor to defend any claim asserted by a Released Party. Sponsor (on behalf of its Releasing Parties) (i) represents that it has not assigned or transferred or purported to assign or transfer to any Person all or any part of, or any interest in, any claim, contention, demand, cause of action (at law or in equity) or damages of any nature, character or description whatsoever, which is or which purports to be released or discharged by this Section 14 and (ii) acknowledges that the Releasing Parties may hereafter discover facts other than or different from those that it knows or believes to be true with respect to the subject matter of the Released Claims, but it hereby expressly agrees that, on and as of the Closing, Sponsor (on behalf of its Releasing Parties) shall have waived and fully, finally and forever settled and released any known or unknown, suspected or unsuspected, asserted or unasserted, contingent or non-contingent claim with respect to the Released Claims, whether or not concealed or hidden, without regard to the subsequent discovery or existence of such different or additional facts. Sponsor (on behalf of its Releasing Parties) hereby acknowledges and agrees that if Sponsor or any other Releasing Party should hereafter make any claim or demand or commence or threaten to commence any Action against any Released Party with respect to any Released Claim, this Section 14 may be raised as a complete bar to any such Action, and the applicable Released Party may recover from the Sponsor all damages incurred in connection with such Action, including its attorneys’ fees.

15. Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(1)	If to LIVB or to the Anchor Investor:

LIV Capital Acquisition Corp. II

Torre Virreyes

Pedregal No. 24, Piso 6-601

Col. Molino del Rey

México, CDMX, 11040

Attn:    Alex Rossi

            Mariana Romero

Email: arossi@livcapital.mx

            mromero@livcapital.mx

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Ave

New York, NY 10017

Attention: Leonard Kreynin

                 Derek Dostal

Email: leonard.kreynin@davispolk.com

            derek.dostal@davispolk.com

(2)	If to Covalto, to:

Covalto Ltd.

Boulevard Miguel de Cervantes Saavedra

Piso 16, 11520

Ciudad de México, CDMX

Attn: David Poritz

         Eduardo Mendoza

Email: dporitz@credijusto.com

            emendoza@credijusto.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Ave

New York, NY 10017

Attn: S. Todd Crider

Email: tcrider@stblaw.com

(3)	If to Sponsor, to the address set forth across from Sponsor’s name on Schedule 1 under the column heading “Notice Address”

(4)	If to an Insider, to the address set forth under each Insider’s name on such Insider’s executed signature page or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

16. Incorporation by Reference. Sections 1.2 (Construction), 11.3 (Assignment), 11.6 (Governing Law), 11.7 (Captions; Counterparts), 11.9 (Entire Agreement), 11.10 (Amendments), 11.11 (Severability), 11.12 (Jurisdiction; WAIVER OF TRIAL BY JURY), 11.13 (Enforcement) and 11.15 (Nonsurvival of Representations, Warranties and Covenants) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[signature pages follow]

IN WITNESS WHEREOF, each of the Parties has executed and delivered this Agreement as a deed on the day and year first above written.

LIV CAPITAL ACQUISITION SPONSOR II, L.P.

By:	/s/Alexander Roger Rossi
Name: Alexander Roger Rossi
Title: Managing Partner

By:	/s/Humbert Zesati Gonzalez
Name: Humbert Zesati Gonzalez
Title: Managing Partner

[Signature Page to Sponsor Voting Agreement]

LIV CAPITAL ACQUISITION CORP. II

By:	/s/Alexander Roger Rossi
Name: Alexander Roger Rossi
Title: Chief Executive Officer and Chairman

[Signature Page to Sponsor Voting Agreement]

COVALTO LTD.

By:	/s/David Salomon Poritz
Name: David Salomon Poritz
Title: Co-Chief Executive Officer and Director

[Signature Page to Sponsor Voting Agreement]

CONTROALOSA, S.A. DE C.V.

By:	/s/ JOSE ALVERDE LOSADA
Name: JOSE ALVERDE LOSADA
Address: [***]

[Signature Page to Sponsor Voting Agreement]

GUILLERMO ZAMBRANO MARTÍNEZ

By:	/s/ GUILLERMO ZAMBRANO MARTÍNEZ
Address: [***]

[Signature Page to Sponsor Voting Agreement]

TREBOL HOLDINGS, S.A. DE C.V.

By:	/s/ ANGEL ALVAREZ CADAVIELO
Name: ANGEL ALVAREZ CADAVIELO
Title: LEGAL REPRESENTATIVE
Address: [***]

[Signature Page to Sponsor Voting Agreement]

ALEJANDRO MORERA MITVE

By:	/s/ ALEJANDRO MORERA MITVE
Address: [***]

[Signature Page to Sponsor Voting Agreement]

ANA LUZ ÁLVAREZ GALINDO

By:	/s/ ANA LUZ ÁLVAREZ GALINDO
Address: [***]

[Signature Page to Sponsor Voting Agreement]

FAUSTO MIRANDA

By:	/s/ FAUSTO MIRANDA
Address: [***]

[Signature Page to Sponsor Voting Agreement]

JORGE VIESCA GARCIA DE ALLOA

By:	/s/ JORGE VIESCA GARCIA DE ALLOA
Address: [***]

[Signature Page to Sponsor Voting Agreement]

MIGUEL DE ANGOITIA LEGORRETA

By:	/s/ MIGUEL DE ANGOITIA LEGORRETA
Address: [***]

[Signature Page to Sponsor Voting Agreement]

FERNANDO GONZÁLEZ

By:	/s/ FERNANDO GONZÁLEZ
Address: [***]

[Signature Page to Sponsor Voting Agreement]

HUMBERTO ZESATI GONZÁLEZ

By:	/s/ HUMBERTO ZESATI GONZÁLEZ
Address: [***]

[Signature Page to Sponsor Voting Agreement]

JOSÉ ANTONIO SOLANO ARROYO

By:	/s/ JOSÉ ANTONIO SOLANO ARROYO
Address: [***]

[Signature Page to Sponsor Voting Agreement]

JOSÉ ALVERDE LOSADA

By:	/s/ JOSÉ ALVERDE LOSADA
Address: [***]

[Signature Page to Sponsor Voting Agreement]

JORGE C. ESTEVE RECOLONS

By:	/s/ JORGE C. ESTEVE RECOLONS
Address: [***]

[Signature Page to Sponsor Voting Agreement]

MARÍA FERNANDA ALONSO AVILÉS

By:	/s/ MARÍA FERNANDA ALONSO AVILÉS
Address: [***]

[Signature Page to Sponsor Voting Agreement]

MARIANA ROMERO CASILLAS

By:	/s/ MARIANA ROMERO CASILLAS
Address: [***]

[Signature Page to Sponsor Voting Agreement]

LUIS RODRIGO CLEMENTE GAMERO

By:	/s/ LUIS RODRIGO CLEMENTE GAMERO
Address: [***]

[Signature Page to Sponsor Voting Agreement]

PATRICIO MANGINO LISSARRAGUE

By:	/s/ PATRICIO MANGINO LISSARRAGUE
Address: [***]

[Signature Page to Sponsor Voting Agreement]

MIRIAM CORONA CHACÓN

By:	/s/ MIRIAM CORONA CHACÓN
Address: [***]

[Signature Page to Sponsor Voting Agreement]

GUSTAVO ROBLES RÍOS

By:	/s/ GUSTAVO ROBLES RÍOS
Address: [***]

[Signature Page to Sponsor Voting Agreement]

ALEJANDRO URIBE RIBA

By:	/s/ ALEJANDRO URIBE RIBA
Address: [***]

[Signature Page to Sponsor Voting Agreement]

EDGAR ALEJANDRO PERDOMO LICERAS

By:	/s/ ALEJANDRO EDGAR PERDOMO LICERAS
Address: [***]

[Signature Page to Sponsor Voting Agreement]

ADMINISTRADORA LIV CAPITAL, S.A.P.I. DE C.V.

By:	/s/ HUMBERTO ZESATI GONZÁLEZ
Name:	HUMBERTO ZESATI GONZÁLEZ
Title:	ATTORNEY-IN-FACT
Address:	[***]

[Signature Page to Sponsor Voting Agreement]

MIGUEL ÁNGEL DÁVILA GUZMÁN

By:	/s/ MIGUEL ÁNGEL DÁVILA GUZMÁN
Address: [***]

[Signature Page to Sponsor Voting Agreement]

BANCO ACTINVER, S.A. INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO ACTINVER, DIVISIÓN FIDUCIARIA, ACTING SOLELY AS TRUSTEE OF THE CONTRATO DE FIDEICOMISO IRREVOCABLE NO. 5357 IDENTIFIED AS “FIDEICOMISO LIV SPV”

By:	Administradora LIV Capital, S.A.P.I. de C.V.

By:	/s/ Humberto Zesati González
	Name:	Humberto Zesati González
	Title:	Attorney-in-fact

[Signature Page to Sponsor Voting Agreement]

Schedule 1

Sponsor Holder Equity Securities

(as of August 17, 2022)

Sponsor Holder	LIVB Class B Ordinary Shares	Notice Address
LIV Capital Acquisition Sponsor II, L.P.	933,417	LIV Capital Acquisition Corp. II Torre Virreyes Pedregal No. 24, Piso 6-601 Col. Molino del Rey México, CDMX, C.P. 11040

[Schedule 1 to Sponsor Voting Agreement]

EXHIBIT A

[FORM OF]

JOINDER AGREEMENT

This Joinder Agreement (“Joinder Agreement”) is a joinder to the Sponsor Voting Agreement, dated as of [●], 2022 (the “Agreement”), by and among LIV Capital Acquisition Sponsor II, L.P., a Cayman Islands exempted limited partnership (“Sponsor”), LIV Capital Acquisition Corp. II, a Cayman Islands exempted company (“LIVB”) and Covalto Ltd., a Cayman Islands exempted company (“Covalto”). Capitalized terms used but not defined in this Joinder Agreement shall have their meanings given to them in the Agreement. This Joinder Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware. In the event of any conflict between this Joinder Agreement and the Agreement, the terms of this Joinder Agreement shall control.

The undersigned hereby joins and enters into the Agreement having acquired Sponsor Holder Equity Securities. By signing and returning this Joinder Agreement to Covalto, the undersigned accepts and agrees to be bound by and subject to all of the terms and conditions of and agreements of Sponsor contained in the Agreement, with all attendant rights, duties and obligations of Sponsor thereunder. The parties to the Agreement shall treat the execution and delivery hereof by the undersigned as the execution and delivery of the Agreement by the undersigned and, upon receipt of this Joinder Agreement by Covalto, Sponsor and LIVB, the signature of the undersigned set forth below shall constitute a counterpart signature to the signature page of the Agreement.

Insider	LIVB Class B Ordinary Shares	Notice Address
[Insider’s Name]	[●]	[Name: Address: Attention: Email:]

[signature page follows]

[INSIDER]

By:
Name:
Title:

[Signature Page to Joinder Agreement]

Annex F

Execution Version

COMPANY VOTING AGREEMENT

This COMPANY VOTING AGREEMENT (this “Agreement”) is made and entered into as a deed on August 17, 2022, by and among LIV Capital Acquisition Corp. II, a Cayman Islands exempted company (“LIVB”), Covalto Ltd., a Cayman Islands exempted company (“Covalto”), and certain holders of the Equity Securities of Covalto set forth on Schedule 1 hereto (each, individually, a “Supporting Holder” and, collectively, the “Supporting Holders”). LIVB, Covalto and the Supporting Holders shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, LIVB, Covalto and the other parties thereto have entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”) pursuant to which, among other things, LIVB will merge with a wholly owned newly-incorporated subsidiary of Covalto, with LIVB surviving as a wholly owned subsidiary of Covalto (together with the other transactions contemplated thereby, the “Transaction”);

WHEREAS, as of the date hereof, each Supporting Holder is the record owner, as applicable, of (1) the number of Covalto Ordinary Shares set forth across from such Supporting Holder’s name on Schedule 1 under the column heading “Subject Covalto Ordinary Shares,” and/or (2) the number of Covalto Preferred Shares of the series of such Covalto Preferred Shares as set forth across from such Supporting Holder’s name on Schedule 1 under the column heading “Subject Covalto Preferred Shares” (such Covalto Ordinary Shares and Covalto Preferred Shares, together with any other Equity Securities issued by Covalto that a Supporting Holder may hereafter acquire, the “Supporting Holder Equity Securities”);

WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement by the parties thereto, pursuant to which, among other things, each Supporting Holder will agree to vote, at a duly called meeting of the shareholders of Covalto, all of such Supporting Holder’s Supporting Holder Equity Securities (1) in favor of the adoption of the Business Combination Agreement and (2) in favor of the approval of the Transactions;

WHEREAS, in furtherance of the foregoing: at a duly called meeting prior to the Closing (the “Extraordinary General Meeting”), the shareholders of Covalto shall cause Covalto to, among other things, as set forth in the Business Combination Agreement: (i) convert all Covalto Preference Shares into Covalto Ordinary Shares pursuant to a written direction of the requisite holders of Covalto Preference Shares (the “Conversion Direction”); (ii) re-designate each Covalto Ordinary Share as a Covalto Class A Ordinary Share; (iii) amend and restate the memorandum and articles of association of Covalto in the form set forth in Exhibit A to the Business Combination Agreement (the “A&R M&A”); (iv) create and authorize a new class of Class B Ordinary Shares of Covalto, having the characteristics described in the A&R M&A, with it being intended that the Covalto Co-Founders will enter into repurchase and exchange agreements with Covalto pursuant to which they will exchange their Class A Ordinary Shares for Class B Ordinary Shares; (v) an increase to the capital of Covalto to increase the number of its Class A Ordinary Shares and Class B Ordinary Shares, and (vi) to otherwise effect the Closing and the consummation of the transactions contemplated thereby, including the issuance of the LIVB Closing Share Consideration, the Closing True-Up and the Earn-Out Shares (together, the “Approval Matters”);

WHEREAS, Covalto and the Supporting Holders hereby agree to terminate, effective as of the Effective Time, each agreement by and among Covalto and its shareholders party thereto as set forth on Schedule 2 hereto (the “Shareholders’ Agreements”); and

WHEREAS, as an inducement to LIVB and Covalto to enter into the Business Combination Agreement and to consummate the Transactions contemplated therein, the Parties desire to agree to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Binding Effect of the Business Combination Agreement. Each Supporting Holder hereby acknowledges that it has read the Business Combination Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. During the period commencing on the date hereof and ending on the Expiration Time (as defined below), each Supporting Holder shall be bound by and comply with Section 6.03 (No Claim Against the Trust Account), Section 8.05(b) (Confidentiality; Publicity), Section 11.01 (Waiver) and Section 11.16 (Acknowledgements) of the Business Combination Agreement (and any relevant definitions contained in any such Sections) as if (x) such Supporting Holder were an original signatory to the Business Combination Agreement with respect to such provisions, and (y) each reference to “Covalto” or the “Company” contained in such provisions also referred to each such Supporting Holder.

2. Agreement to Vote.

(a) Each Supporting Holder which holds Covalto Preference Shares unconditionally and irrevocably covenants and agrees that such Supporting Holder shall execute the Conversion Direction with respect to all of such Supporting Holder’s Supporting Holder Equity Securities that are Covalto Preferred Shares when the same is circulated for execution by Covalto (with such Conversion Direction to be effective immediately prior to the effectiveness of the resolutions passed at the Extraordinary General Meeting).

(b) Each Supporting Holder covenants and agrees that such Supporting Holder shall, at the Extraordinary General Meeting, and any other general meeting of the equityholders of Covalto (and at any adjournment or postponement thereof) (and appear at each such meeting, in person or by proxy, or otherwise cause all of such Supporting Holders’ Supporting Holder Equity Securities to be counted as present thereat for purposes of establishing a quorum), however called, and in any written resolutions or written consents or directions of the equityholders of Covalto or in any other circumstance in which the vote, consent, direction or other approval of the equityholders of Covalto is sought, cause such Supporting Holder’s Supporting Holder Equity Securities to be voted (including via proxy):

i. in favor of the adoption of the Business Combination Agreement;

ii. in favor of the approval of the Transactions;

iii. in favor of all actions and matters that are required to effect the Transactions, including without limitation the adoption of the Approval Matters, as the same may be amended by the board of directors of Covalto prior to the Closing in furtherance of the Transactions;

iv. against and withhold consent with respect to any Acquisition Transaction;

v. against any proposal, action or agreement that would reasonably be expected to result in any of the conditions set forth in Article 9 (Conditions to Obligations) of the Business Combination Agreement not being fulfilled prior to the termination date; and

vi. against any change in any manner of the distribution of proceeds or capitalization of, including the voting rights of any class of Equity Security of Covalto, other than pursuant to the Approval Matters; provided, that the obligations set forth in this clause (vi) shall apply solely to the extent that such change would impede, frustrate, prevent or nullify any provision of this Agreement, the Business Combination Agreement or the Transactions or in any manner that would reasonably be expected to adversely impact LIVB or Sponsor.

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(c) The obligations of each Supporting Holder specified in this Section 1 shall apply whether or not the Transactions or any action described above is recommended by Covalto’s board of directors (or similar governing body).

(d) Each Supporting Holder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against LIVB, Covalto, Merger Sub or any of their respective successors, directors, managers, Affiliates or Representatives (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (ii) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Business Combination Agreement or any other Transaction Agreement.

(e) Each of Covalto and the Supporting Holders, by execution of this Agreement, hereby agrees and consents to the termination of the Shareholders’ Agreements, effective as of the Effective Time, without any further liability or obligations to Covalto, New Covalto or LIVB. The termination of such Shareholders’ Agreements shall terminate the rights of the parties thereto to enforce any provisions of such agreements that expressly survive the termination of such Shareholders’ Agreements.

(f) Each Supporting Holder hereby waives any right to notice, right of first offer, right of first refusal or similar rights with respect to the Transaction, in each case that such Supporting Holder may have under any of the Existing Covalto Shareholders’ Agreements and Covalto’s existing memorandum and articles of association.

3. Transfer of Shares. Each Supporting Holder hereby agrees that prior to the Effective Times, such Supporting Holder shall not (a) Transfer any of such Supporting Holder’s Supporting Holder Equity Securities, (b) deposit any of such Supporting Holder’s Supporting Holder Equity Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of such Supporting Holder’s Supporting Holder Equity Securities that conflicts with any of the covenants or agreements set forth in this Agreement, (c) enter into any Contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of such Supporting Holder’s Supporting Holder Equity Securities, (d) engage in any hedging or other transaction which is designed to, or which would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)), lead to or result in a sale or disposition of his her or its Supporting Holder Equity Securities or (e) take any action that would have the effect of preventing or materially delaying the performance of such Supporting Holder’s obligations hereunder; provided, however, that the foregoing shall not apply to any Transfer (i) to such Supporting Holder’s employees, officers or directors, any Affiliates or family members of any of such Supporting Holder or of its or their employees, officers, directors; (ii) in the case of an individual, by gift to a member of one of the individual’s immediate family, an estate planning vehicle, or to a trust, the beneficiary of which is a member of the individual’s immediate family, an Affiliate of such Person or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by private sales or transfers made in connection with the transactions contemplated by the Business Combination Agreement; (vi) any repurchase or redemption transaction entered into by Covalto and such Supporting Holder; (vii) by pro rata distributions from such Supporting Holder to its members, partners, or shareholders pursuant to such Supporting Holder’s Organizational Documents; or (viii) by virtue of applicable Law or such Supporting Holder’s Organizational Documents upon liquidation or dissolution of such Supporting Holder; provided, that any transferee of any Transfer of the type set forth in clauses (i) through (viii) prior to the Effective Times must enter into a written agreement in form and substance reasonably satisfactory to LIVB agreeing to be bound by this Agreement prior to the occurrence of such Transfer. “Transfer” shall mean, directly or indirectly, the (x) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the Supporting Holder Equity Securities, (y) entry into any swap or other

F-3

arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or any other derivative transaction with respect to, the Supporting Holder Equity Securities, whether any such transaction is to be settled by delivery of such Supporting Holder Equity Securities, in cash or otherwise, or (z) public announcement of any intention to effect any transaction specified in clause (x) or (y).

4. Lock-Up.

(a) Notwithstanding anything to the contrary herein, other than with the written consent of Covalto, the Supporting Holders shall not Transfer any Lock-Up Shares or any instruments exercisable or exchangeable for, or convertible into, such Lock-Up Shares until the end of the Lock-Up Period.

(b) Permitted Transfers. Notwithstanding anything to the contrary set forth in this Agreement, the lock-up restrictions set forth in this Section 4 shall not apply to a Transfer of any or all of the Lock-Up Shares held by a Supporting Holder (i) to any Permitted Transferee of such Supporting Holder, (ii) by will or intestate succession upon the death of such Supporting Holder, (iii) by operation of law or pursuant to a court order or to a spouse upon divorce, as required by settlement, order or decree, or as required by a domestic relations settlement, order or decree; (iv) in connection with a Business Combination or (v) to any holder of Covalto Class B Shares or to entities directly or indirectly wholly owned by (or in the case of a trust solely for the benefit of) any of holder of Covalto Class B Shares; provided, that in the case of clauses (i), (ii), (iii) or (v), the transferee shall receive and hold the Lock-Up Shares subject to the provisions of this Agreement applicable to the transferring Supporting Holder, and there shall be no further Transfer of such Lock-Up Shares except in accordance with the terms of this Section 4. For the avoidance of doubt, the lock-up restrictions set forth in this Section 4 shall not apply to the exercise of any options or warrants to purchase Covalto Class A Ordinary Shares (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis), but shall apply to the Ordinary Shares received upon such exercise.

(c) If any Transfer is made or attempted in violation of or contrary to the terms of this Agreement (a “Prohibited Transfer”), such purported Prohibited Transfer shall be null and void ab initio, and Covalto shall refuse to recognize any such purported transferee of the Lock-Up Shares as one of Covalto equity holders for any purpose. In order to enforce this Section 4, Covalto may impose stop-transfer instructions with respect to the Lock-Up Shares of a transferring Supporting Holder until the end of the Lock-Up Period, except in compliance with the restrictions set forth in this Agreement.

(d) The restrictions set forth in this Section 4 shall not limit the rights of a Supporting Holder to exercise such Supporting Holder’s rights as a shareholder of Covalto during the Lock-Up Period, including the right to vote any Lock-Up Shares.

(e) For the purposes of this Section 4:

i.	“Lock-Up Period” means, with respect to the Supporting Holders and their Permitted Transferees, the period beginning on the Closing Date and ending one hundred and eighty (180) days thereafter, and

ii.

“Lock-Up Shares” means with respect to the Supporting Holders and their Permitted Transferees, Covalto Ordinary Shares held by such Supporting Holders as of immediately following the Closing True-Up (excluding, for the avoidance of doubt, any Covalto Ordinary Shares issued or issuable to such Supporting Holder upon the conversion of Mandatorily Convertible Notes held by such Supporting Holder or its affiliates).

iii.

“Permitted Transferee” means (subject to compliance with the provisions of this Section 4): (i) the members of a Supporting Holder’s immediate family (for purposes of this Section 4, “immediate family” means with respect to any natural person, any of the following: such person’s spouse or domestic partner, the siblings of such person and his or her spouse or domestic partner, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or

F-4

her spouses or domestic partners and siblings), (ii) any entities controlled by, controlling or under common control with such Supporting Holder, (iii) any trust for the direct or indirect benefit of a Supporting Holder or the immediate family of a Supporting Holder, (iv) if a Supporting Holder is a trust, the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust, and (v) if a Supporting Holder is an entity, any direct or indirect controlling partners, members or equity holders of a Supporting Holder, any affiliate (as defined in Rule 405 promulgated under the Securities Act) of a Supporting Holder or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates. For the avoidance of doubt, references in this Section 4 to “Supporting Holders” shall include any Permitted Transferee to whom Lock-Up Shares have been duly transferred in accordance with this Agreement.

iv.

“Trading Day” means any day on which the Covalto Class A Ordinary Shares are tradeable on the principal securities exchange or securities market on which Covalto Class A Ordinary Shares are then traded.

v.

“Transfer” shall mean, directly or indirectly, the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecation, pledge, grant of any option to purchase or other disposition of or agreement to dispose of or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to Lock-Up Shares, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or any other derivative transaction with respect to, Lock-Up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii). Notwithstanding the foregoing, the pledge of Lock-Up Shares by a Supporting Holder that creates a mere security interest in such Lock-Up Shares pursuant to a bona fide loan or indebtedness transaction for so long as such Supporting Holder continues to exercise the power (whether exclusive or shared) to vote or direct the voting of such Lock-Up Shares by proxy, voting agreement or otherwise, over such pledged Lock-Up Shares shall not constitute a Transfer within the meaning of this Agreement. Additionally, notwithstanding anything herein to the contrary, nothing herein shall prevent the establishment of a 10b5-1 trading plan that complies with Rule 10b5-1 under the Exchange Act (a “10b5-1 Trading Plan”) or the amendment of an existing 10b5-1 Trading Plan during the Lock-Up Period so long as there are no sales of Lock-Up Shares under any such newly established or amended 10b5-1 Trading Plan during the Lock-Up Period.

vi.

“VWAP” means, on any Trading Day on or after the Closing Date, the volume weighted average of the trading prices of the Covalto Class A Ordinary Shares on the principal securities exchange or securities market on which Covalto Class A Ordinary Shares are then traded or quoted for purchase and sale (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source selected by Covalto); provided that if there shall occur any change in the outstanding Covalto Class A Ordinary Shares as a result of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend, the VWAP shall be equitably adjusted to reflect such change

5. No Trading/Redemption. Each Supporting Holder hereby agrees that such Supporting Holder is aware of the restrictions imposed by Securities Laws on a Person possessing material non-public information about a publicly traded company. Each Supporting Holder hereby acknowledges that, by virtue of this Agreement, the Business Combination Agreement, the other Transaction Agreements and the Transactions, it may be in possession of material non-public information of LIVB, and agrees that while it is in possession of such material non-public information, it shall not purchase or sell any Equity Securities of LIVB (other than engaging in the Transactions), communicate such information to any third party, take any other action with respect to LIVB in violation of such Laws, or cause or encourage any third party to do any of the foregoing. Article 8 of the LIVB Articles of Association provides all holders of LIVB Class A Ordinary Shares with the opportunity to have their LIVB Class A Ordinary Shares redeemed upon the consummation of the Transactions (the “Redemption

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Right”). Notwithstanding the foregoing, each Supporting Holder, to the extent that it or its Affiliates hold any LIVB Class A Ordinary Shares, hereby unconditionally and irrevocably (a) agrees that such Supporting Holder shall not, and shall cause its Affiliates not to, elect to redeem or tender or submit for redemption any of its LIVB Class A Ordinary Shares pursuant to or in connection with the Redemption Right or otherwise in connection with the Transactions or the LIVB Articles of Association and (b) irrevocably waives, on behalf of itself and its Affiliates, the Redemption Right, in each case in connection with the Transactions.

6. Consent to Disclosure. Each Supporting Holder hereby irrevocably consents to the publication and disclosure in the Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by Covalto or LIVB to any Governmental Authority, Governmental Official or to securityholders of LIVB) of such Supporting Holder’s identity and beneficial ownership of Supporting Holder Equity Securities and the nature of such Supporting Holder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Covalto or LIVB, a copy of this Agreement. Each Supporting Holder will promptly provide any information reasonably requested by Covalto or LIVB for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

7. Representations and Warranties. Each Supporting Holder represents and warrants (severally and not jointly) to LIVB and Covalto, solely with respect to such Supporting Holder, as follows: (a) if such Supporting Holder is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Supporting Holder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Supporting Holder; (b) if such Supporting Holder is an individual, such Supporting Holder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder; (c) this Agreement has been duly executed and delivered by such Supporting Holder and, assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes a legally valid and binding obligation of such Supporting Holder, enforceable against such Supporting Holder in accordance with the terms hereof, subject to the Enforceability Exceptions; (d) the execution and delivery of this Agreement by such Supporting Holder does not, and the performance by such Supporting Holder of such Supporting Holder’s obligations hereunder will not, (i) if such Supporting Holder is not an individual, conflict with or result in a violation of the organizational documents of such Supporting Holder, or (ii) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Supporting Holder or such Supporting Holder’s Supporting Holder Equity Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Supporting Holder of such Supporting Holder’s obligations under this Agreement; (e) there are no actions pending against such Supporting Holder or, to the knowledge of such Supporting Holder, threatened against such Supporting Holder, before (or, in the case of threatened actions, that would be before) any arbitrator or any Governmental Authority or Governmental Official, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Supporting Holder of such Supporting Holder’s obligations under this Agreement; (f) such Supporting Holder has had the opportunity to read the Business Combination Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors in connection therewith; (g) the Supporting Holder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of the Supporting Holder’s obligations hereunder; (h) such Supporting Holder is the record and beneficial owner of all of such Supporting Holder’s Supporting Holder Equity Securities, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such securities), other than pursuant to (i) this Agreement, (ii) the Business Combination Agreement, (iii) Covalto’s Organizational Documents, or (iv) any applicable securities Laws; (i) such Supporting Holder does not hold or own any rights to acquire (directly or indirectly) any other Equity Securities issued by Covalto or any equity securities convertible into, or which can be exchanged for Equity Securities issued by Covalto (other than rights that will be exercised and paid in full, or forfeited, prior to

F-6

the Closing); and (j) such Supporting Holder understands and acknowledges that each of LIVB and Covalto is entering into the Business Combination Agreement in reliance upon such Supporting Holder’s execution and delivery of this Agreement. In addition, each of David Poritz (in his capacity as a Supporting Holder) and Allan Apoj (each, a “5% Supporting Holder”) represents and warrants that he shall duly and timely enter into a gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8 with respect to the actual or deemed transfer of interests in Covalto Inc., Covalto Ventures, S. de R.L. de C.V., Banco Covalto S.A., Apjusto S.A.P.I. de C.V., Justo Lease S.A.P.I. de C.V., Covalto US Holdings S.A. de C.V., Visor S.A.P.I. de C.V. and Altius Servicos e Participacoes, LTDA (each, a “Corporate Entity”) to the Company (each such agreement, a “GRA”).

8. Certain Covenants. For so long as any 5% Supporting Holder has a GRA in effect with respect to a Corporate Entity, Covalto shall use its commercially reasonable efforts to comply with the covenants set forth below:

(a)	Covalto has no present plan or intention (and shall not form any plan or intention prior to the Closing) to take any Restricted Action.

(b)

If, during the period following the Transactions and ending on the date on which no GRA is still in effect, Covalto intends to take any Restricted Action, Covalto shall (to the extent it is able to do so in accordance with applicable Law):

i.	Notify each applicable 5% Supporting Holder at least ten (10) Business Days before taking, or agreeing in writing with any third party to take, such Restricted Action; and

ii.	Cooperate in good faith with each such 5% Supporting Holder to mitigate any adverse Tax consequences of such Restricted Action to such 5% Supporting Holder, including by:

(1)

Considering in good faith any reasonable revisions to the structure or terms of such Restricted Action proposed by such 5% Supporting Holder (it being understood that, in determining whether any such revision is reasonable, Covalto shall consider the best interests of its shareholders as a whole); and

(2)

Timely providing any information that such 5% Supporting Holder reasonably requests that is required for such 5% Supporting Holder to avail himself of any applicable exception to current U.S. federal income tax, including entering into a new GRA with respect to such Restricted Action.

“Restricted Action” shall mean any (i) direct or indirect “disposition” (or any “deemed disposition”) within the meaning of Treasury Regulations Section 1.367(a)-8, in whole or in part, of any of the stock of Covalto or any Corporate Entity (or any successor interest thereto that is covered by a GRA entered into by a 5% Supporting Holder) or substantially all the assets of any Corporate Entity (or the assets of any successor thereto) or (ii) any other action, including entry into any transaction that would result in a “triggering event” within the meaning of Treasury Regulations Section 1.367(a)-8(j) that would cause any 5% Supporting Holder to recognize gain, in whole or in part, under its respective GRA.

(c)

During the term of any GRA, Covalto shall, and shall cause its Subsidiaries to, timely provide the information necessary to allow each applicable 5% Supporting Holder to comply with the terms of such GRA, including filing the Annual Certification required by Treasury Regulations Section 1.367(a)-8(g).

9. Termination. This Agreement shall be binding upon each Supporting Holder upon such Supporting Holder’s execution and delivery of this Agreement. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Closing; (b) the valid termination of the Business Combination Agreement in accordance with its terms; and (c) as to each Supporting Holder, the written agreement between LIVB, Covalto and such Supporting Holder (the “Expiration Time”). Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding

F-7

the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement shall not affect any liability on the part of any Party for any Fraud or a willful and knowing material breach of any covenant or agreement set forth in this Agreement prior to such termination, and (ii) this Section 9, and Sections 10, 11, 13, 14 and 16 (solely to the extent related to Section 10, 11, or 13) shall survive any termination of this Agreement pursuant to Section 9(a). For purposes of this Section 9, “Fraud” means, with respect to a Party, an actual and intentional fraud with respect to the making of the representations or warranties pursuant to this Agreement.

10. No Recourse. Except for claims pursuant to the Business Combination Agreement or any other Transaction Agreement by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Covalto Non-Party Affiliate (other than any Supporting Holder, on the terms and subject to the conditions set forth herein) or any LIVB Non-Party Affiliate, and (b) none of the Covalto Non-Party Affiliates (other than any Supporting Holder, on the terms and subject to the conditions set forth herein) or the LIVB Non-Party Affiliates shall have any liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby. For the purpose of this Section 10, (x) “LIVB Non-Party Affiliate” means (i) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of either LIVB or Sponsor and (ii) each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any of the Persons in clause (i) (other than, for the avoidance of doubt, LIVB) or any family member of the foregoing Persons and (y) “Covalto Non-Party Affiliate” means (i) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of Covalto or any of its Subsidiaries (other than, for the avoidance of doubt, Covalto or any of its Subsidiaries) or any family member of the foregoing Persons and (ii) each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any of the Persons in clause (i) (other than, for the avoidance of doubt, Covalto or any of its Subsidiaries). The provisions of Section 10.3(b) of the Business Combination Agreement shall apply.

11. Further Assurances. Each Supporting Holder shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), or reasonably requested by LIVB or Covalto, to effect the actions and consummate the Mergers and the other transactions contemplated by this Agreement, the Business Combination Agreement (including the Transactions) and the other Transaction Agreements, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

12. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) no Supporting Holder makes any agreement or understanding herein in any capacity other than in such Supporting Holder’s capacity as a record holder and beneficial owner of such Supporting Holder’s Supporting Holder Equity Securities, and (b) nothing herein will be construed to limit or affect any action or inaction expressly permitted under the Business Combination Agreement by any Supporting Holder or by any representative of such Supporting Holder in such Person’s capacity as a member of the board of directors (or other similar governing body) of Covalto or as an officer, employee or fiduciary of Covalto or an Affiliate of Covalto, in each case, acting in such Person’s capacity as a director, officer, employee or fiduciary of Covalto.

13. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

F-8

14. Waiver. Effective as of the Closing, each Supporting Holder, solely in its capacity as a Supporting Holder, on behalf of such Supporting Holder and her, his or its Covalto Related Parties (other than Covalto and its Subsidiaries), successors and assigns (collectively, the “Releasing Parties”), forever waives, releases, remises and discharges LIVB, Covalto and its Subsidiaries, their respective predecessors, successors and Covalto Related Parties and, in their capacities as such, the equityholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans of the foregoing (collectively, the “Released Parties”) from any claim, contention, demand, cause of action (at law or in equity) or damages that such Releasing Parties may currently have, or may have in the future, (i) arising prior to, on or after the Closing Date (so long as the facts, circumstances, actions, omissions and/or events giving rise to such claim or damages occurred on or prior to the Closing) relating to Covalto or its Subsidiaries or any Supporting Holder Equity Securities beneficially owned by the Supporting Holder (including any rights or interests therein), (ii) relating to the approval or consummation of the transactions contemplated hereby, the Business Combination Agreement, any Transaction Agreement, or any other agreement contemplated herein or therein or (iii) arising under the governing documents of Covalto or its Subsidiaries (collectively, the “Released Claims”); provided, however, that the Released Claims shall not include any such claim or damages relating to (a) any rights that such Supporting Holder may have to receive Covalto Class A Ordinary Shares or Class B Ordinary in accordance with the Business Combination Agreement, (b) if such Releasing Party provides services to Covalto or any of its Subsidiaries, rights to earned but unpaid wages or compensation, any accrued but unpaid or unused vacation and paid time off, any accrued vested benefits, and unreimbursed business expenses, (c) any right to indemnification as a present or former director, manager, officer or equityholder under any indemnification provisions relating to directors and officers, (e) the Fraud of a Released Party, (f) any defenses that are necessary to enable such Supporting Holder to defend any claim asserted by a Released Party or (g) if such Releasing Party has extended indebtedness to Covalto or any subsidiary thereof, any rights, remedies, claim, contention, demand, cause of action (at law or in equity) or damages pursuant to the terms of such indebtedness. Each Supporting Holder (on behalf of its Releasing Parties) (i) represents that it has not assigned or transferred or purported to assign or transfer to any Person all or any part of, or any interest in, any claim, contention, demand, cause of action (at law or in equity) or damages of any nature, character or description whatsoever, which is or which purports to be released or discharged by this Section 14 and (ii) acknowledges that the Releasing Parties may hereafter discover facts other than or different from those that it knows or believes to be true with respect to the subject matter of the Released Claims, but it hereby expressly agrees that, on and as of the Closing, each Supporting Holder (on behalf of its Releasing Parties) shall have waived and fully, finally and forever settled and released any known or unknown, suspected or unsuspected, asserted or unasserted, contingent or noncontingent claim with respect to the Released Claims, whether or not concealed or hidden, without regard to the subsequent discovery or existence of such different or additional facts. Each Supporting Holder (on behalf of its Releasing Parties) hereby acknowledges and agrees that if such Supporting Holder or any other Releasing Party should hereafter make any claim or demand or commence or threaten to commence any Action against any Released Party with respect to any Released Claim, this Section 14 may be raised as a complete bar to any such Action, and the applicable Released Party may recover from the Supporting Holder all damages incurred in connection with such Action, including its attorneys’ fees.

15. Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when

F-9

delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(1)	If to LIVB:

LIV Capital Acquisition Corp. II

Torre Virreyes

Pedregal No. 24, Piso 6-601

Col. Molino del Rey

México, CDMX, 11040

Attn: Alex Rossi

Mariana Romero

Email: arossi@livcapital.mx

            mromero@livcapital.mx

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Ave

New York, NY 10017

Attention: Leonard Kreynin Derek Dostal

Email: leonard.kreynin@davispolk.com

            derek.dostal@davispolk.com

(2)	If to Covalto, to:

Covalto Ltd.

Boulevard Miguel de Cervantes Saavedra Piso 16, 11520

Ciudad de México, CDMX

Attn: David Poritz

Eduardo Mendoza

Email: dporitz@credijusto.com

            emendoza@credijusto.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Ave

New York, NY 10017

Attn: S. Todd Crider

Email: tcrider@stblaw.com

(3)	If to a Supporting Holder, to the address set forth across from such Supporting Holder’s name on Schedule 1 under the column heading “Notice Address”

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

F-10

16. Incorporation by Reference. Sections 1.02 (Construction), 11.03 (Assignment), 11.06 (Governing Law), 11.07 (Captions; Counterparts), 11.09 (Entire Agreement), 11.10 (Amendments), 11.11 (Severability), 11.12 (Jurisdiction; WAIVER OF TRIAL BY JURY), 11.13 (Enforcement) and 11.15 (Nonsurvival of Representations, Warranties and Covenants) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[signature pages follow]

F-11

IN WITNESS WHEREOF, each of the Parties has executed and delivered this Agreement as a deed on the day and year first above written.

LIV CAPITAL ACQUISITION CORP. II

By:	/s/ Alexander Roger Rossi
Name: Alexander Roger Rossi
Title: Chief Executive Officer and Chairman

[Signature Page to Company Voting Agreement]

COVALTO LTD.

By:	/s/ David Solomon Portiz
Name: David Solomon Portiz
Title: Co-Chief Executive Officer and Director

[Signature Page to Company Voting Agreement]

Schedule 1

Supporting Holder Equity Securities

(as of August 17, 2022)

Name of Supporting Holder	Covalto Preferred Shares (Series)	Covalto Ordinary Shares	Notice Address
Allan Apoj Pascal	—	2,182,500	[***]
David Solomon Poritz	—	2,182,500	[***]
Kaszek Ventures Opportunity II, L.P	1,268,464	—	[***]
Kaszek Ventures III, L.P.	2,584,623	—	[***]
Kaszek Ventures Opportunity I, L.P.	1,005,593	—	[***]
Elevar Investments Canada LP	1,219,422	500,238	[***]
QED LatAm Fund LP	1,350,236	—	[***]
QED Fund III, LP	295,000	—	[***]
QED LatAm Fund II, LP	78,269	—	[***]
City Hall Capital LLC	689,699	360,059	[***]
Broadhaven Credijusto I, LLC	81,491	—	[***]
Broadhaven Credijusto II, LLC	189,305	—	[***]
Broadhaven Credijusto III, LLC	—	74,323	[***]
Broadhaven Credijusto IV, LLC	42,341	—	[***]
Broadhaven Credijusto V, LLC	28,399	—	[***]
Broadhaven Credijusto VI, LLC	—	36,942	[***]
M4Fund, LLC	253,193	—	[***]
SSC Venture Fund, LLC	559,425	—	[***]
VPC Specialty Lending Investments Intermediate, L.P.	403,779	—	[***]
VPC Specialty Finance Fund I, L.P.	174,282	—	[***]
VPC Specialty Lending Fund (NE), L.P.	30,987	—	[***]
VPC Specialty Lending Fund (NE), Ltd.	12,583	—	[***]

[Schedule 1 to Company Voting Agreement]

Name of Supporting Holder	Covalto Preferred Shares (Series)	Covalto Ordinary Shares	Notice Address
Flatiron Investors Credijusto, LLC	376,568	—	[***]
Supernode Ventures Credijusto LLC	14,458	—	[***]
Supernode Ventures I, L.P.	5,163	—	[***]
James R. Gates Separate Property Revocable Trust	124,083	—	[***]
M and D Two Limited	278,225	—	[***]
Zachary Frankel	150,000	—	[***]
Ricky Sperber	—	134,113	[***]
Novel Strategy Investments S.A.	409,182	—	[***]
Point72 Ventures Investments, LLC	774,537	—	[***]
Thomvest Ventures Opportunities I LP	927,980	—	[***]
Banco Invex, S.A., Institución de Banca Múltiple, Invex Grupo Financiero, Acting Solely in its Capacity as Trustee Pursuant to the Contrato de Fideicomiso Irrevocable de Emisión de Certificados Bursátiles Fiduciarios de Desarrollo Número F/2416	447,850	—	[***]
LIV Mexico Growth Fund IV, L.P.	63,628	—	[***]
NRZ RMBS V L.L.C.	2,045,910	—	[***]

[Schedule 1 to Company Voting Agreement]

Schedule 2

Shareholders’ Agreements

(a) the Amended and Restated Voting Agreement dated 16 October 2020 between the Company, the Investors (as defined therein) and the Common Holders (as defined therein); (b) the Amended and Restated First Refusal and Co-sale Agreement dated 16 October 2020 between the Company, the Investors (as defined therein) and the Common Holders (as defined therein); and (c) the Amended and Restated Investors’ Rights Agreement dated 16 October 2020 between the Company, the Investors (as defined therein) and the Founders (as defined therein).

[Schedule 2 to Company Voting Agreement]

David Solomon Portiz

By:	/s/ David Solomon Portiz

[Signature Page to Company Voting Agreement]

Allan Apoj

By:	/s/ Allan Apoj

[Signature Page to Company Voting Agreement]

Kaszek Ventures III, L.P

By:	/s/ Hernan Kazah
Name: Hernan Kazah
Title: Managing Partner

[Signature Page to Company Voting Agreement]

Kaszek Ventures Opportunity I, L.P.

By:	/s/ Hernan Kazah
Name: Hernan Kazah
Title: Managing Partner

[Signature Page to Company Voting Agreement]

Kaszek Ventures Opportunity II, L.P.

By:	/s/ Hernan Kazah
Name: Hernan Kazah
Title: Managing Partner

[Signature Page to Company Voting Agreement]

Elevar Investments Canada L.P.

By:	/s/ Johanna Posada
Name: Johanna Posada
Title: Director

[Signature Page to Company Voting Agreement]

QED Fund III. LP

By:	/s/ Nigel Morris
Name: Nigel Morris
Title: Managing Partner

QED LATAM Fund, L.P.

By:	/s/ Nigel Morris
Name: Nigel Morris
Title: Managing Partner

QED LATAM Fund II, L.P..

By:	/s/ Nigel Morris
Name: Nigel Morris
Title: Managing Partner

[Signature Page to Company Voting Agreement]

City Hall Capital LLC

By:	/s/ David Issroff
Name: David Issroff
Title: Managing Partner

[Signature Page to Company Voting Agreement]

Broadheaven Credijusto I, LLC

By:	/s/ Michael Sidgmore
Name: Michael Sidgmore
Title: Managing Partner

[Signature Page to Company Voting Agreement]

Broadheaven Credijusto II, LLC

By:	/s/ Michael Sidgmore
Name: Michael Sidgmore
Title: Managing Partner

[Signature Page to Company Voting Agreement]

Broadheaven Credijusto III, LLC

By:	/s/ Michael Sidgmore
Name: Michael Sidgmore
Title: Managing Partner

[Signature Page to Company Voting Agreement]

Broadheaven Credijusto IV, LLC

By:	/s/ Michael Sidgmore
Name: Michael Sidgmore
Title: Managing Partner

[Signature Page to Company Voting Agreement]

Broadheaven Credijusto V, LLC

By:	/s/ Michael Sidgmore
Name: Michael Sidgmore
Title: Managing Partner

[Signature Page to Company Voting Agreement]

Broadheaven Credijusto VI, LLC

By:	/s/ Michael Sidgmore
Name: Michael Sidgmore
Title: Managing Partner

[Signature Page to Company Voting Agreement]

M4Fund, LLC

By:	/s/ Michael Sidgmore
Name: Michael Sidgmore
Title: Managing Partner

[Signature Page to Company Voting Agreement]

SSC Venture Fund, LLC

By:	/s/ Beth Zelony
Name: Beth Zelony
Title: Manager

[Signature Page to Company Voting Agreement]

VPC Specialty Lending Investments Intermediate, L.P.

By:	/s/ Scott Zemnick
Name: Scott Zemnick
Title: Authorized Signatory

VPC Specialty Finance Fund I, L.P.

By:	/s/ Scott Zemnick
Name: Scott Zemnick
Title: Authorized Signatory

VPC Specialty Lending Fund (NE), L.P.

By:	/s/ Scott Zemnick
Name: Scott Zemnick
Title: Authorized Signatory

VPC Specialty Lending Fund (NE), Ltd.

By:	/s/ Scott Zemnick
Name: Scott Zemnick
Title: Authorized Signatory

[Signature Page to Company Voting Agreement]

Flatiron Investors Credijusto, LLC

By:	/s/ Laurel Touby
Name: Laurel Touby
Title: Managing Partner

[Signature Page to Company Voting Agreement]

Supernode Ventures Credijusto LLC

By:	/s/ Laurel Touby
Name: Laurel Touby
Title: Managing Partner

[Signature Page to Company Voting Agreement]

Supernode Ventures I, L.P.

By:	/s/ Laurel Touby
Name: Laurel Touby
Title: Managing Partner

[Signature Page to Company Voting Agreement]

James R. Gates Separate Property Revocable Trust

By:	/s/ James R. Gates
Name: James R. Gates
Title: Trustee

[Signature Page to Company Voting Agreement]

M and D Two Limited

By:	/s/ Christina Le Couilliard
Name: Christina Le Couilliard
Title: Authorized Signatory

[Signature Page to Company Voting Agreement]

Zachary Frankel

By:	/s/ Zachary Frankel
Name: Zachary Frankel
Title: Individual

[Signature Page to Company Voting Agreement]

Ricky Sperber

By:	/s/ Ricky Sperber
Name: Ricky Sperber
Title: Shareholder

[Signature Page to Company Voting Agreement]

Novel Strategy Investments S.A.

By:	/s/ Elida Noemy Jotty
Name: Elida Noemy Jotty
Title: President

[Signature Page to Company Voting Agreement]

Point72 Ventures Investments, LLC

By:	/s/ David Schaffer
Name: David Schaffer
Title: Authorized Signatory

[Signature Page to Company Voting Agreement]

THOMVEST VENTURES OPPORTUNITIES I, LP a Delaware Partnership

By:	/s/ Donald Butler
Name: Donald Butler
Title: Managing Director

[Signature Page to Company Voting Agreement]

Banco Invex, S.A., Institución de Banca Múltiple, Invex Grupo Financiero, Acting Solely in its Capacity as Trustee Pursuant to the Contrato de Fideicomiso Irrevocable de Emisión de Certificados Bursátiles Fiduciarios de Desarrollo Número F/2416

By:	/s/ Alexander Roger Rossi
Name: Alexander Roger Rossi
Title: Attorney-in-fact

[Signature Page to Company Voting Agreement]

LIV Mexico Growth Fund IV, L.P.

By:	/s/ Alexander Roger Rossi
Name: Alexander Roger Rossi
Title: Attorney-in-fact

[Signature Page to Company Voting Agreement]

NRZ RMBS V LLC
By: Rithm Capital Corp., its sole member

By:	/s/ Nicola Santoro, Jr.
Name: Nicola Santoro, Jr.
Title: Authorized Sigantory

[Signature Page to Company Voting Agreement]

Annex G

FINAL FORM

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) dated as of [            ], 20[    ], by and among Covalto Ltd., a Cayman Islands exempted company (the “Company”), LIV Capital Acquisition Corp. II, a Cayman Islands exempted company (the “SPAC”), LIV Capital Acquisition Sponsor, L.P. II, a Cayman Islands limited liability company (the “Sponsor”), EarlyBirdCapital, Inc. (“EarlyBirdCapital”) and the securityholders of the Company hereto who have executed a signature page or Joinder Agreement (as defined below) to this Agreement (the “Shareholders”).

WITNESSETH:

WHEREAS, this Agreement is being entered into in connection with the consummation of the transactions contemplated by the Business Combination Agreement dated as of August [17], 2022, by and among the Company, the SPAC, and the other parties thereto (the “Business Combination Agreement”);

WHEREAS, the SPAC, the Sponsor and EarlyBirdCapital entered into that certain Registration Rights Agreement, dated as of February 7, 2022 (the “Original SPAC Agreement”), each of the SPAC, the Sponsor and EarlyBirdCapital hereby acknowledges and agrees that the Original SPAC Agreement shall be of no further force and effect and is hereby superseded and replaced in its entirety with the entry into this Agreement;

WHEREAS, the Company, the Covalto Co-Founders and certain investors party thereto entered into that certain Amended and Restated Investors’ Rights Agreement, dated as of October 16, 2020 (the “Investors’ Rights Agreement” and, together with the Original SPAC Agreement, the “Original Agreements”), and the Company hereby acknowledges and agrees that the Investors’ Rights Agreement shall be of no further force and effect, and the registration rights set forth in Section 1 thereof are hereby superseded and replaced in their entirety with the entry into this Agreement; and

WHEREAS, the Company has agreed to grant the other parties hereto registration rights in respect of the Class A ordinary shares of the Company, par value US$0.0001 per share (the “Class A Ordinary Shares”) and the Class B ordinary shares of the Company, par value US$0.0001 per share (the “Class B Ordinary Shares” and, together with the Class A Ordinary Shares, “Ordinary Shares”), with the rights, preferences and privileges set forth in the Amended and Restated Covalto Articles of Association on the terms and subject to the conditions set forth herein, effective upon the Closing.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.    Definitions. As used herein, the following terms have the following meanings:

1.1    “Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of a Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

1.2    “Agreement” shall have the meaning given in the preamble.

1.3    “Block Trade” shall have the meaning given in Section 2.4.1.

1.4    “Board” shall mean the Board of Directors of the Company.

1.5    “Business Combination” shall have the meaning given in the recitals.

1.6    “Business Combination Agreement” shall have the meaning given in the recitals.

1.7    “Business Day” means any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable law to close.

1.8    “Closing” means the closing of the Business Combination.

1.9    “Closing Date” means the date of the Closing.

1.10    “Company” shall have the meaning given in the preamble.

1.11    “Demanding Holder” means any of the Sponsor or one or more Existing Company Holders holding at least a majority-in-interest of Registerable Securities held by Existing Company Holders.

1.12    “Exchange Act” means the Securities Exchange Act of 1934, as it may be amended from time to time.

1.13    “Existing Company Holders” means the Holders party to this Agreement that were holders of Covalto Ordinary Shares (as defined in the Business Combination Agreement) immediately following the Covalto Preferred Conversion.

1.14    “FINRA” means the Financial Industry Regulatory Authority Inc.

1.15    “Form F-1 Shelf” shall have the meaning given in Section 2.1.

1.16    “Form F-3 Shelf” shall have the meaning given in Section 2.1.

1.17    “Governmental Entity” means, with respect to the United States, Mexico, Cayman Islands or any other foreign or supranational entity: (a) any federal, provincial, state, local, municipal, foreign, national or international court, governmental commission, government or governmental authority, department, regulatory or administrative agency, board, bureau, agency or instrumentality or tribunal, or similar body; (b) any self-regulatory organization; or (c) any political subdivision of any of the foregoing.

1.18    “Holder” means any Shareholder (or its Permitted Transferees) that is party to this Agreement (including any Existing Company Holder) or listed on Schedule I to this Agreement and holds outstanding Registrable Securities.

1.19    “Holder Information” shall have the meaning given in Section 4.2.

1.20    “Joinder Agreement” means a joinder agreement, in substantially the form attached hereto as Exhibit A.

1.21    “Legal Proceeding” means any action, suit, hearing, claim, charge, audit, lawsuit, litigation, inquiry or proceeding (in each case, whether civil, criminal or administrative or at law or in equity) by or before a Governmental Entity.

1.22    “Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, injunction, judgment, order, assessment, writ or other legal requirement, administrative policy or guidance, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

1.23    “Maximum Number of Securities” shall have the meaning given in Section 2.3.2.

1.24    “Minimum Takedown Threshold” shall have the meaning given in Section 2.3.1.

1.25    “Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

1.26    “Other Coordinated Offering” shall have the meaning given in Section 2.4.1.

1.27    “Ordinary Shares” shall have the meaning given in the preamble.

1.28    “Permitted Transferees” shall have the meaning given in Section 5.5.2.

1.29    “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

1.30    “Piggyback Registration” shall have the meaning given in Section 2.3.6.

1.31    “Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

1.32    “Qualified Independent Underwriter” shall mean a “qualified independent underwriter” within the meaning of FINRA Rule 5121.

1.33     “Registrable Securities” means the Ordinary Shares owned by any Holder immediately following the Closing, including any Ordinary Shares issuable upon the exercise of warrants, including any warrants received upon the conversion of any working capital loans in an amount up to $1,500,000 made to the SPAC by the Sponsor or an affiliate of the Sponsor, as applicable, or any convertible note made to the Company by the Sponsor or an affiliate of the Sponsor, as applicable, in an amount up to the aggregate outstanding principal amount of such convertible note, plus any unpaid and accrued interest thereof, and any other equity security of the Company issued or issuable with respect to any such Ordinary Shares by way of a share dividend or share split or in connection with a combination of share, acquisition, recapitalization, consolidation, reorganization, share exchange, share reconstruction and amalgamation or contractual control arrangement with, purchasing all or substantially all of the assets of, or engagement in any other similar transaction; provided that as to any particular Registrable Security, such securities shall cease to be Registrable Securities on the earlier to occur of (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been Transferred in accordance with such Registration Statement by the applicable Holder; (B)(i) such securities shall have been otherwise Transferred, (ii) new certificates for such securities not bearing (or book-entry positions not subject to) a legend restricting further Transfer shall have been delivered by the Company and (iii) subsequent public distribution of such securities shall not require Registration; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without Registration by the Holder thereof pursuant to Rule 144, as promulgated under the Securities Act (without the need for any manner of sale requirement or volume limitation); (E) such securities are sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction; or (F) such securities are or were acquired pursuant to the registration statement on Form F-4 that was filed in connection with closing of the transactions contemplated by the Business Combination Agreement and such securities do not bear (or book-entry positions in respect of such securities are not subject to) a legend restricting further Transfers of such securities.

1.34    “Registration” shall mean a registration, including any related Underwritten Offering, effected by preparing and filing a Registration Statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such Registration Statement becoming effective.

1.35    “Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including the following:

1.35.1    all registration and filing fees (including fees with respect to filings required to be made with FINRA) and any national securities exchange on which the Ordinary Shares are then listed;

1.35.2    fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters, if any, in connection with blue sky qualifications of Registrable Securities);

1.35.3    printing, messenger, telephone and delivery expenses;

1.35.4    reasonable fees and disbursements of counsel for the Company;

1.35.5    reasonable and documented fees and disbursements of one (1) counsel for the Demanding Holders, not to exceed (a) $75,000 for the first Registration pursuant to this Agreement and (b) $40,000 for each subsequent Registration;

1.35.6    reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration (including the expenses of any special audit and/or comfort letter required by any Registration);

1.35.7    reasonable and documented fees and expenses of any transfer agent or custodian;

1.35.8    reasonable and documented fees and expenses payable to any Qualified Independent Underwriter;

1.35.9    expenses incurred in connection with any road show that the Company is obligated to participate in pursuant to the terms of this Agreement;

1.35.10    all internal expenses of the Company; and

1.35.11    any other fees and disbursements of Underwriters, if any, customarily paid by issuers of securities (excluding, for the avoidance of doubt, any underwriting discount, commission or spread).

1.36    “Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

1.37    “Requesting Holders” shall have the meaning given in Section 2.3.2.

1.38    “SEC” means the Securities and Exchange Commission.

1.39    “Securities Act” means the Securities Act of 1933, as amended.

1.40    “Shareholders” shall have the meaning given in the preamble.

1.41    “Shelf” shall mean the Form F-1 Shelf, the Form F-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.

1.42    “Shelf Registration” shall mean a Registration of securities pursuant to a Registration Statement filed with the SEC in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

1.43    “Shelf Underwriting” shall have the meaning given in Section 2.3.

1.44    “SPAC” shall have the meaning given in the recitals.

1.45    “Sponsor” shall have the meaning given in the recitals.

1.46    “Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.2.

1.47    “Transfer” shall mean, directly or indirectly, the (x) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (y) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or any other derivative transaction with respect to, any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (z) public announcement of any intention to effect any transaction specified in clause (x) or (y).

1.48    “Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

1.49    “Underwriting Request” shall have the meaning given in Section 2.3.

1.50    “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

1.51    “Withdrawal Notice” shall have the meaning given in Section 2.3.3.

2.    Registration. The following provisions govern the Registration of the Company’s securities:

2.1    Filing. Within forty-five (45) calendar days following the Closing Date, the Company shall submit to or file with the SEC a Registration Statement for a Shelf Registration on Form F-1 (the “Form F-1 Shelf”) or a Registration Statement for a Shelf Registration on Form F-3 (the “Form F-3 Shelf”), if the Company is then eligible to use a Form F-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) Business Days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as reasonably practicable after the filing thereof, but no later than the earlier of (a) the ninetieth (90th) calendar day following the filing date thereof if the SEC notifies the Company that it will “review” the Registration Statement and

(b) the tenth (10th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, the majority-in-interest of the Holders named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form F-1 Shelf, the Company may, at its option, convert the Form F-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form F-3 Shelf after the Company is eligible to use Form F-3. The Company’s obligation under this Section 2.1, shall be subject to Section 3.5. References to Form F-1 and F-3 herein (or any successors thereto) shall include references to Form S-1 and S-3 (or any successors thereto) if the Company ceases to be eligible to use Form F-1 or Form F-3.

2.2    Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to, as promptly as is reasonably practicable, amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional Registration Statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) Business Days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, the majority-in-interest of the Holders named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form F-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.2, shall be subject to Section 3.5.

2.3    Request for Underwritten Offering.

2.3.1    Shelf Underwriting. Subject to Section 3.5, when an effective Shelf is on file with the SEC, at any time following the expiration or waiver of any lockup applicable to any Demanding Holders party hereto, such Demanding Holders may from time to time request in writing to sell all or any part of its Registrable Securities pursuant to an Underwritten Offering pursuant to the Registration Statement, which written request shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof; provided that the Company shall only be obligated to effect an Underwritten Offering if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $10.0 million (the “Minimum Takedown Threshold”), net of all underwriting discounts and commissions. The Demanding Holder shall make such election by delivering to the Company a written request (an “Underwriting Request”) for such Underwritten Offering specifying the number of its Registrable Securities that the Demanding Holder desires to sell pursuant to such Underwritten Offering (the “Shelf Underwriting”). The Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable internationally recognized investment banks), subject to the majority-in-interest of the Demanding Holders’ prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Demanding

Holders may demand an aggregate of not more than four (4) Shelf Underwritings pursuant to this Agreement (of which the Sponsor may demand not more than two (2)), and the Company is not obligated to effect (x) more than two (2) Shelf Underwritings per year (provided that the Sponsor may demand not more than one (1) Shelf Underwriting per year) or (y) a Shelf Underwriting within sixty (60) days after the closing of a prior Shelf Underwriting. The Company shall use its reasonable best efforts to effect such Shelf Underwriting, including the filing of any Prospectus supplement or any post-effective amendments and otherwise taking any action necessary to include therein all disclosure and language deemed necessary or advisable by the Demanding Holder to effect such Shelf Underwriting.

2.3.2    Reduction of Shelf Underwriting. If the managing Underwriter or Underwriters in a Shelf Underwriting, in good faith, advises the Company, the Demanding Holders and, if any, the Holders requesting piggy back rights pursuant to this Agreement with respect to such Shelf Underwriting (the “Requesting Holders”) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Ordinary Shares or other equity securities that the Company desires to sell and all other Ordinary Shares or other equity securities, if any, that have been requested to be sold in the Shelf Underwriting pursuant to separate written contractual piggy-back registration rights held by any other shareholders of the Company, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Shelf Underwriting without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in the Shelf Underwriting, before including any Ordinary Shares or other equity securities proposed to be sold by the Company or by other holders of Ordinary Shares or other equity securities, the Registrable Securities of (i) first, the Demanding Holders that can be sold without exceeding the Maximum Number of Securities (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Shelf Underwriting and the aggregate number of Registrable Securities that all of the Demanding Holders have requested be included in such Shelf Underwriting), (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Requesting Holder (if any) has requested be included in such Shelf Underwriting and the aggregate number of Registrable Securities that all of the Requesting Holders have requested be included in such Shelf Underwriting) that can be sold without exceeding the Maximum Number of Securities and (iii) third, to the extent the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), any other equity securities requested to be sold in the Shelf Underwriting (pro rata based on the respective number of equity securities requested to be included in such Shelf Underwriting).

2.3.3    Withdrawal. Prior to the filing of the applicable “red herring” Prospectus or Prospectus supplement used for marketing the Shelf Underwriting, the majority-in-interest of the Demanding Holders shall have the right to withdraw from the Shelf Underwriting for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from the Shelf Underwriting; provided that the Sponsor or one or more Existing Company Holders may elect to have the Company continue a Shelf Underwriting if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Shelf Underwriting by such Holders. If withdrawn, the demand for the Shelf Underwriting shall constitute a demand for the Shelf Underwriting by the Demanding Holder for purposes of Section 2.3.1, unless the Demanding Holder reimburses the Company for all Registration Expenses with respect to the Shelf Underwriting (or, if there are any other Shareholders participating in the Shelf Underwriting, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that the Demanding Holder has requested be included in the Shelf Underwriting); provided that, if the Sponsor or one or more Existing Company Holders elects to continue a Shelf Underwriting pursuant to the proviso in the immediately preceding sentence, such Shelf Underwriting shall instead count as a Shelf Underwriting demanded by the Sponsor or such Existing Company Holder, as applicable, for purposes of Section 2.3.1. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf

Underwriting. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Shelf Underwriting prior to its withdrawal under this Section 2.3.3.

2.3.4    Effective Registration. Notwithstanding Section 2.3.1 above or any other part of this Agreement, a Registration shall not count as a Registration unless and until (i) the Registration Statement has been declared effective by the SEC and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities is subsequently interfered with by any stop order or injunction of the SEC or any other Governmental Entity, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a request from a Demanding Holder in accordance with Section 2.3.1 becomes effective or is subsequently terminated.

2.3.5    Piggyback Rights. If any Demanding Holder proposes to conduct a Shelf Underwriting pursuant to Section 2.3.1 or the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of equity securities or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of shareholders of the Company that constitutes an Underwritten Offering, in each case other than a Registration Statement (i) filed in connection with any employee option or other benefit plan, (ii) pursuant to a Registration Statement on Form F-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan or (v) for a rights offering, then, subject to Section 3.5, the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than five (5) days before the anticipated filing date of such Registration Statement or, in the case of a Shelf Underwriting, the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Offering, which notice shall (a) describe the amount and type of securities to be included in such Underwritten Offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (b) offer to all of the Holders of Registrable Securities the opportunity to include in such offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.3.6, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.3.5 to be included therein on the same terms and conditions as the securities of the other Holders or the Company, as applicable, included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering, provided that no Holder shall be required to make any representations or warranties in the underwriting agreement, except, if applicable, with respect to such Holder’s organization, good standing, authority, title to Registrable Securities, lack of conflict of such sale with such Holder’s material agreements and organizational documents and with respect to written information relating to such Holder that such Holder has furnished in writing expressly for inclusion in the Registration Statement. For avoidance of doubt, this Section 2.3.5 shall not apply to a Block Trade or Other Coordinated Offering. Notwithstanding the foregoing, no Holder who is subject to a lockup with respect to such Holder’s Registrable Securities shall have any right to have such Registrable Securities participate in such registration or offering except to the extent such lockup has expired or been waived.

2.3.6    Reduction of Piggyback Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in such Piggyback Registration in writing that the dollar amount or number of Registrable Securities that the Holders desire to sell, taken together with all other Ordinary Shares or other equity securities that the Company desires to sell and all other Ordinary Shares or other equity securities, if any, that have been requested to be sold in the Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other shareholders of the Company, exceeds the Maximum Number of Securities, then:

2.3.6.1    If the Underwritten Offering is undertaken for the Company’s account, the Company shall include in any such Underwritten Offering (i) first, the equity securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Securities, (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.3.5 (pro rata based on the respective number of Registrable Securities that each Requesting Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that all of the Requesting Holders have requested be included in such Underwritten Offering) that can be sold without exceeding the Maximum Number of Securities and (iii) third, to the extent the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), any other equity securities requested to be sold in the Underwritten Offering (pro rata based on the respective number of equity securities requested to be included in such Underwritten Offering);

2.3.6.2    If the Underwritten Offering is pursuant to a request by shareholders of the Company other than the Holders, then the Company shall include in any such Underwritten Offering (i) first, the equity securities of such requesting shareholders of the Company, other than the Holders, that can be sold without exceeding the Maximum Number of Securities, (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.3.5 (pro rata based on the respective number of Registrable Securities that each Requesting Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that all of the Requesting Holders have requested be included in such Underwritten Offering) that can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the equity securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Securities and (vi) fourth, to the extent the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), any other equity securities requested to be sold in the Underwritten Offering (pro rata based on the respective number of equity securities requested to be included in such Underwritten Offering); and

2.3.6.3    If the Underwritten Offering is a Shelf Underwriting pursuant to a request by Demanding Holders pursuant to Section 2.3.1, then the Company shall include in any such Shelf Underwriting securities pursuant to Section 2.3.2.

2.3.7    Piggyback Withdrawal.The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) will have the right to terminate or withdraw any Registration Statement filed with the SEC in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf) at any time prior to the effectiveness of such Registration Statement, whether or not any Holder of Registrable Securities has elected to include securities in such registration. Notwithstanding anything to the contrary in this Agreement (other than Section 2.3.3), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.3.7.

2.3.8    Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company, if requested by the managing Underwriters, each Holder that is (a) an executive officer, (b) a director or (c) a Holder in excess of five percent (5%) of the outstanding Ordinary Shares (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not Transfer any Ordinary Shares or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Underwriters, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

2.4    Block Trades; Other Coordinated Offerings.

2.4.1    Notwithstanding any other provision of this Section 2, but subject to Section 3.5, at any time and from time to time when an effective Shelf is on file with the SEC, if any Demanding Holder (at any time following the expiration or waiver of any lockup applicable to such Demanding Holder) wishes to engage in (i) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), or (ii) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case, (x) with a total offering price, either individually or together with other Demanding Holders, reasonably expected to exceed $25 million in the aggregate or (y) with respect to all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority-in-interest of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.4.2    Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sales agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4.2.

2.4.3    Notwithstanding anything to the contrary in this Agreement, Section 2.3.5 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

2.4.4    The Demanding Holder in a Block Trade, or Other Coordinated Offering or Demanding Holders representing a majority-in-interest of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering, shall have the right to select the Underwriters and any brokers, sales agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.4.5    A Demanding Holder in the aggregate may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.3.1 hereof.

3.    Company Procedures

3.1    General Procedures. In connection with any Shelf and/or Underwritten Offering, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as soon as reasonably practicable:

3.1.1    prepare and file with the SEC a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities;

3.1.2    prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3    at least two (2) Business Days prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, if any, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided that in no event shall the Company be required to delay or postpone the filing of such Registration Statement or Prospectus as a result of or in connection with such Holders’ review;

3.1.4    prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other Governmental Entities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5    cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

3.1.6    provide a transfer agent or warrant agent, as applicable, registrar and a CUSIP number for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7    advise each seller of such Registrable Securities, within five (5) Business Days after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such Registration Statement or the initiation or threatening of any Legal Proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8    notify the Holders, within five (5) Business Days, at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.5;

3.1.9    in the event of an Underwritten Offering, in each of the following cases to the extent customary for a transaction of its type, permit the Sponsor, the Underwriters or other financial institutions facilitating such Underwritten Offering, if any, and any attorney, consultant or accountant retained by the Sponsor or Underwriters to participate, at each such Person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Underwritten Offering; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.10    in the event of an Underwritten Offering, permit the Sponsor to rely on any “cold comfort” letter from the Company’s independent registered public accountants provided to the managing Underwriter of such offering;

3.1.11    in the event of an Underwritten Offering, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of the Underwritten Offering, addressed to the Underwriters, if any, covering such legal matters with respect to the Underwritten Offering in respect of which such opinion is being given as the Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.12    in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.13    in the event of any Underwritten Offering, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.14    otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

3.2    Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable and documented fees and expenses of any legal counsel representing the Holders (as well as of any attorney, consultants or consultant retained by the Holders under Section 3.1.9 or otherwise).

3.3    Share Distributions. In connection with any Shelf, if the Company shall receive a request from a Holder of Registrable Securities included therein to effectuate a pro rata in-kind distribution or other similar Transfer for no consideration of such Registrable Securities pursuant to such Registration to its members, partners or shareholders, as the case may be, then the Company shall deliver or cause to be delivered to the transfer agent and registrar for the Registrable Securities an opinion of counsel to the Company reasonably acceptable to such transfer agent and registrar that any legend referring to the Securities Act may be removed upon such distribution or other Transfer of such Registrable Securities pursuant to such Registration; provided that the distributee or transferee of such Registrable Securities is not and has not been for the preceding ninety (90) calendar days an affiliate of the Company (as defined in Rule 405 promulgated under the Securities Act). The Company’s obligations hereunder are conditioned upon the receipt of a representation letter reasonably acceptable to the Company from such Holder regarding such proposed pro rata in-kind distribution or other similar Transfer for no consideration of such Registrable Securities.

3.4    Requirements for Participation in Registration Statement in Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the Registration and such Holder continues thereafter to withhold such information. Notwithstanding anything in this Agreement, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.4 shall not affect the Registration of the other Registrable Securities to be included in such Registration.

3.5    Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.5.1    Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.5.2    Subject to Section 3.5.3, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith determination of the Board, be seriously detrimental to the Company or would reasonably be expected to have a material adverse effect on any proposal or plan by the Company or any subsidiary thereof to engage in any material acquisition or disposition of assets or stock or any merger, consolidation, tender offer, recapitalization, reorganization, financing or other material transaction or event involving the Company (including without limitation any “at the market” offering or other capital raise), and the Board determines that it is in the best interests of the Company to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the applicable Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.5.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.5.3    The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.5.2 shall be exercised by the Company, in the aggregate, for not more than three (3) occasions, for not more than sixty (60) consecutive calendar days or for not more than one hundred and twenty (120) total calendar days, in each case, during any twelve (12)-month period.

3.6    Reporting Obligations. As long as any Registrable Securities remain outstanding, the Company, at all times while it shall be a reporting company under the Exchange Act, shall use reasonable efforts to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the SEC pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.6. The Company further covenants that it shall use reasonable efforts to take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Ordinary Shares held by such Holder without Registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect).

4.    Indemnification and Contribution

4.1    The Company agrees to indemnify, to the extent permitted by law, each participating Holder, its directors, officers, partners, managers, members, investment advisors, employees, shareholders and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and reasonable and documented out of pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees of one (1) law firm) arising from, in connection with, or relating to any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, except insofar as the same are caused by or contained in any information so furnished in writing to the Company or on behalf of such Holder expressly for use therein or such Holder has omitted a material fact from such information or otherwise violated the Securities Act, Exchange Act or any state securities law or any other law, rule or regulation thereunder; provided, however, that the indemnification contained in this Section 4.1 shall not apply to amounts paid in settlement of any losses, claims, damages, liabilities and out of pocket expenses if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Company be liable for any losses, claims, damages, liabilities and out of pocket expenses to the extent they arise out of or are based upon a violation which occurs (A) in reliance upon and in conformity with written information furnished by a Holder (B) in connection with any failure of such Holder to deliver or cause to be delivered a Prospectus made available by the Company in a timely manner, (C) as a result of offers or sales effected by or on behalf of any Person by means of a “free writing prospectus” (as defined in Rule 405 under the Securities Act) that was not authorized in writing by the Company, or (D) in connection with any offers or sales effected by or on behalf of a Holder in violation of Section 3.5.1 hereof.

4.2    In connection with any Registration Statement in which a Holder is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each Person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and reasonable and documented out of pocket expenses (including, without limitation, reasonable outside attorneys’ fees) arising from, in connection with, or relating to any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained in (or not contained in, in the case of an omission) any information so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint, among such Holders, and the liability of each such Holder shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities giving rise to such indemnification obligation.

4.3    Each Holder acknowledges its primary responsibilities under the Securities Act and covenants and agrees to not sell or otherwise Transfer Ordinary Shares or any interest therein without complying with the requirements of the Securities Act. Both the Company and its transfer agent and each of their directors, officers and agents and each Person who controls the Company and its transfer agent, may rely on this Section 4.3 and each Holder hereunder will indemnify and hold harmless each of such persons from all losses, claims, damages, liabilities and out-of-pocket expenses (including reasonable and documented outside attorneys’ fees) resulting from any breaches or violations of this Section 4.3.

4.4    Any Person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one (1) outside counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such Legal Proceeding.

4.5    The indemnification provided for under this Section 4 shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the Transfer of Registrable Securities.

4.6    If the indemnification provided under this Section 4 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided, however, that the liability of the Holder shall be limited to the net proceeds received by such Holder from the sale of Registrable Securities giving rise to such indemnification obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Section 4.1, Section 4.2 and Section 4.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any Legal Proceeding. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.6 from any Person who was not guilty of such fraudulent misrepresentation.

5.    Miscellaneous.

5.1    Confidentiality. Each Shareholder agrees that any information obtained pursuant to this Agreement (including any information about any proposed Registration or offering pursuant to Section 2) will not be disclosed or used for any purpose other than the exercise of rights under this Agreement without the prior written consent of the Company; provided that any such information may be disclosed on a confidential basis to its directors, officers, employees, representatives and legal counsel or as required by law.

5.2    Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

5.3    Governing Law. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

5.4    Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.5    Successors and Assigns; Assignment.

5.5.1    Except as otherwise expressly set forth in this Agreement, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.

5.5.2    None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or Transferred without the prior consent in writing of each party to this Agreement, with the exception of assignments and transfers from a Shareholder to any other Person which controls, is controlled by, or is under common control with, such Shareholder, and as to any Shareholder which is an entity, assignments and transfers to its direct or indirect partners, members or equity holders, any affiliate (as defined in Rule 405 promulgated under the Securities Act), or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates (for the avoidance of doubt, a managed account managed by the same investment manager of any member of either Sponsor shall be deemed an affiliate of such member) (collectively “Permitted Transferees”).

5.5.3    Notwithstanding anything in this Section 5.5, (a) any Permitted Transferee shall, in connection with their assignment or transfer of Ordinary Shares, execute a Joinder Agreement to be entered into between the Company and such Permitted Transferee at the time of the applicable Transfer, pursuant to which such Permitted Transferee shall be deemed to be a party to this Agreement, and (b) any other Person owning or acquiring Registrable Securities may, at the Company’s request, execute a Joinder Agreement with the Company, pursuant to which such Person shall be deemed to be a party to this Agreement. Failure to comply with this Section 5.5.3 shall relieve the Company of its obligations under this Agreement with respect to such Permitted Transferee. Unless otherwise noted in the applicable Joinder Agreement, each Permitted Transferee shall be deemed a Holder.

5.6    Amendment and Waiver. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) with the written consent of the Company and the Holders holding a majority-in-interest of the Registrable Securities; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder or a group of Holders, solely in its or their capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of each Holder so affected.

5.7    Other Registration Rights. The Company represents and warrants that no Person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other Person following the Closing Date. Further, each of the Company and the SPAC represents and warrants that this Agreement supersedes any other registration rights agreement, including the Original Agreements, or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.8    Termination. This Agreement will automatically terminate upon the earlier to occur of (i) the tenth (10th) anniversary of the date of this Agreement, (ii) any acquisition of the Company, including by way of merger or consolidation, after the Business Combination, as a result of which the Registrable Securities are converted into the right to receive consideration consisting solely of cash or other property other than securities listed on a national securities exchange registered under Section 6 of the Exchange Act or (iii) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities.

5.9    Shareholder Information. Each Shareholder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

5.10    Notices. All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be mailed by registered mail, postage prepaid, or otherwise delivered by electronic mail, hand or by messenger, addressed to such party’s address as set forth in the shareholders register maintained by the Company or at such other address with respect to a party as such party shall notify each other party in writing as above provided. Any notice sent in accordance with this Section 5.10 shall be effective (a) on the date of delivery if delivered personally; (b) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) when sent, if delivered by email (provided that no “error message” or other notification of non-delivery is generated); or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Any notice or communication under this Agreement must be addressed, if to the Company, to: Covalto Ltd., Boulevard Miguel de Cervantes Saavedra, Piso 16, 11520, Ciudad de México, CDMX, Attention: David Poritz and Eduardo Mendoza, Email: dporitz@credijusto.com; emendoza@credijusto.com, copy to Simpson Thacher & Bartlett LLP, Attention: S. Todd Crider, tcrider@stblaw.com, and, if to any Holder, at such Holder’s address, email address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) calendar days after delivery of such notice as provided in this Section 5.10.

5.11    Delays or Omissions. No failure or delay of a party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

5.12    Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Legal Requirement: (i) such provision will be fully severable; (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

5.13    Counterparts; Electronic Execution. This Agreement may be executed in multiple counterparts (including by facsimile or electronic transmission (including .pdf file, .jpeg file, Adobe Sign, or DocuSign)), all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other parties of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

5.14    Aggregation of Shares. All Ordinary Shares held by affiliated Persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

5.15    No Third-Party Beneficiaries. Except as expressly provided in this Agreement, this Agreement (including the documents and instruments referred to herein) is not intended to confer on any Persons other than the parties hereto any rights, remedies, obligations or liabilities hereunder.

5.16    Mutual Drafting. This Agreement is the joint product of the parties hereto and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and shall not be construed for or against any party hereto.

5.17    Effectiveness; Entire Agreement; Restatement. This Agreement shall become effective as of the Closing and prior thereto shall be of no force or effect. If the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, this Agreement shall automatically terminate and be of no force or effect. Upon Closing, this Agreement shall constitute the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements, including the Original Agreements, and understandings relating to such subject matter.

5.18    Adjustments. If, and as often as, there are any changes in the Registrable Securities by way of share split, share dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Registrable Securities as so changed.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF the parties have signed this Agreement as the date first set forth above.

COVALTO LTD.

By:
Name:
Title:

LIV CAPITAL ACQUISITION CORP. II.

By:
Name:
Title:
Address:

LIV CAPITAL ACQUISITION SPONSOR, L.P. II

By:
Name:
Title:
Address:

Controalosa, S.A. de C.V.

By:
Name:
Title:
Address:

Guillermo Zambrano Martínez

Address:

[Signature Page to Registration Rights Agreement]

Trebol Holdings, S.A. de C.V.

By:
Name:
Title:
Address:

Alejandro Morera

Address:

Ana Luz Álvarez

Address:

Fausto Miranda

Address:

Jorge Viesca

Address:

Miguel de Angoitia Legorreta

Address:

[Signature Page to Registration Rights Agreement]

Fernando González

Address:

Humberto Zesati González

Address:

José Antonio Solano Arroyo

Address:

José Alverde Losada

Address:

Jorge C. Esteve Recolons

Address:

María Fernanda Alonso Avilés

Address:

[Signature Page to Registration Rights Agreement]

Mariana Romero Casillas

Address:

Luis Rodrigo Clemente Gamero

Address:

Patricio Mangino Lissarrague

Address:

Miriam Corona Chacón

Address:

Gustavo Robles Ríos

Address:

Alejandro Uribe Riba

Address:

[Signature Page to Registration Rights Agreement]

Edgar Alejandro Perdomo Liceras

Address:

Administradora LIV Capital, S.A.P.I. de C.V.

By:
Name:
Title:
Address:

Miguel Ángel Dávila Guzmán

Address:

EarlyBirdCapital, Inc.

By:
Name:
Title:
Address:

David Nussbaum

Address:

Steven Levine

Address:

[Signature Page to Registration Rights Agreement]

Mauro Conijeski

Address:

Allan Apoj Pascal

Address:

David Solomon Poritz

Address:

Eduardo Mendoza

Address:

Kaszek Ventures Opportunity II, L.P

By:
Name:
Title:
Address:

Kaszek Ventures III, L.P.

By:
Name:
Title:
Address:

[Signature Page to Registration Rights Agreement]

Kaszek Ventures Opportunity I, L.P.

By:
Name:
Title:
Address:

Elevar Investments Canada LP

By:
Name:
Title:
Address:

QED LatAm Fund LP

By:
Name:
Title:
Address:

QED Fund III, LP

By:
Name:
Title:
Address:

QED LatAm Fund II, LP

By:
Name:
Title:
Address:

[Signature Page to Registration Rights Agreement]

City Hall Capital LLC

By:
Name:
Title:
Address:

Broadhaven Credijusto I, LLC

By:
Name:
Title:
Address:

Broadhaven Credijusto II, LLC

By:
Name:
Title:
Address:

Broadhaven Credijusto III, LLC

By:
Name:
Title:
Address:

Broadhaven Credijusto IV, LLC

By:
Name:
Title:
Address:

[Signature Page to Registration Rights Agreement]

Broadhaven Credijusto V, LLC

By:
Name:
Title:
Address:

Broadhaven Credijusto VI, LLC

By:
Name:
Title:
Address:

M4Fund, LLC

By:
Name:
Title:
Address:

SSC Venture Fund, LLC

By:
Name:
Title:
Address:

VPC Specialty Lending Investments Intermediate, L.P.

By:
Name:
Title:
Address:

[Signature Page to Registration Rights Agreement]

VPC Specialty Finance Fund I, L.P.

By:
Name:
Title:
Address:

VPC Specialty Lending Fund (NE), L.P.

By:
Name:
Title:
Address:

VPC Specialty Lending Fund (NE), Ltd.

By:
Name:
Title:
Address:

Flatiron Investors Credijusto, LLC

By:
Name:
Title:
Address:

Supernode Ventures Credijusto LLC

By:
Name:
Title:
Address:

[Signature Page to Registration Rights Agreement]

Supernode Ventures I, L.P.

By:
Name:
Title:
Address:

James R. Gates Separate Property Revocable Trust

By:
Name:
Title:
Address:

M and D Two Limited

By:
Name:
Title:
Address:

Zachary Frankel

By:
Name:
Title:
Address:

Ricky Sperber

By:
Name:
Title:
Address:

[Signature Page to Registration Rights Agreement]

Novel Strategy Investments S.A.

By:
Name:
Title:
Address:

Point72 Ventures Investments, LLC

By:
Name:
Title:
Address:

Thomvest Ventures Opportunities I LP

By:
Name:
Title:
Address:

Banco Invex, S.A., Institución de Banca Múltiple, Invex Grupo Financiero, Acting Solely in its Capacity as Trustee Pursuant to the Contrato de Fideicomiso Irrevocable de Emisión de Certificados Bursátiles Fiduciarios de Desarrollo Número F/2416

By:
Name:
Title:
Address:

[Signature Page to Registration Rights Agreement]

LIV Mexico Growth Fund IV, L.P.

By:
Name:
Title:
Address:

NRZ RMBS V L.L.C.

By:
Name:
Title:
Address:

Bienes Infra Investment, S.A.

By:
Name:
Title:
Address:

Pine Tree Group S.A.

By:
Name:
Title:
Address:

[ ][1]

By:
Name:
Title:
Address:

[1]	Additional Covalto Investors may be included

[Signature Page to Registration Rights Agreement]

Schedule I

Certain Holders

1.	LIV CAPITAL ACQUISITION SPONSOR, L.P. II
2.	Controalosa, S.A. de C.V.
3.	Guillermo Zambrano Martínez
4.	Trebol Holdings, S.A. de C.V.
5.	Alejandro Morera
6.	Ana Luz Álvarez
7.	Fausto Miranda
8.	Jorge Viesca
9.	Miguel de Angoitia Legorreta
10.	Fernando González
11.	Humberto Zesati González
12.	José Antonio Solano Arroyo
13.	José Alverde Losada
14.	Jorge C. Esteve Recolons
15.	María Fernanda Alonso Avilés
16.	Mariana Romero Casillas
17.	Luis Rodrigo Clemente Gamero
18.	Patricio Mangino Lissarrague
19.	Miriam Corona Chacón
20.	Gustavo Robles Ríos
21.	Alejandro Uribe Riba
22.	Edgar Alejandro Perdomo Liceras
23.	Administradora LIV Capital, S.A.P.I. de C.V.
24.	Miguel Ángel Dávila Guzmán
25.	EarlyBirdCapital, Inc.
26.	David Nussbaum
27.	Steven Levine
28.	Mauro Conijeski

Exhibit A

Form of Joinder Agreement

[            ], 20[    ]

Reference is hereby made to the Registration Rights Agreement, dated [●], 20[    ] (the “RRA”), by and among Covalto Ltd., a Cayman Islands exempted company (the “Company”), and the Shareholders named therein. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the RRA.

Pursuant to Section 5.5 of the RRA, each of the undersigned hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, it shall be deemed to be a party to the RRA as if it were an original signatory thereto and hereby expressly assumes, and agrees to perform and discharge, all of the obligations and liabilities of a party thereto as the case may be, under the RRA. All references in the RRA to the “Shareholders” or “Holders”, as the case may be, shall hereafter include each of the undersigned and their respective successors, as applicable.

Each of the undersigned hereby agrees to promptly execute and deliver any and all further documents and take such further action as the Company, the Shareholders or any undersigned party may reasonably require to effect the purpose of this Joinder Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Joinder Agreement as of the date herein above set forth.

[●]

By:
Name:
Title:

Address:

COVALTO LTD.

By:
Name:
Title:

[Signature Page to Joinder Agreement]

Annex H

COVALTO LTD.

2022 EQUITY INCENTIVE PLAN

1. Purpose. The purpose of the Covalto Ltd. 2022 Equity Incentive Plan is to provide a means through which the Company and the other members of the Company Group may attract and retain key personnel and to provide a means whereby directors, officers, employees, consultants and advisors of the Company and the other members of the Company Group can acquire and maintain an equity interest in the Company, or be paid incentive compensation measured by reference to the value of Shares, thereby strengthening their commitment to the welfare of the Company Group and aligning their interests with those of the Company’s shareholders.

2. Definitions. The following definitions shall be applicable throughout the Plan.

(a) “Adjustment Event” has the meaning given to such term in Section 10(a) of the Plan.

(b) “Affiliate” means any Person that directly or indirectly controls, is controlled by or is under common control with the Company. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.

(c) “Applicable Law” means each applicable law, rule, regulation and requirement, including, but not limited to, each applicable U.S. federal, state or local law, any rule or regulation of the applicable securities exchange or inter-dealer quotation system on which the securities of the Company may be listed or quoted and each applicable law, rule or regulation of any other country or jurisdiction where Awards are granted under the Plan or Participants reside or provide services, as each such law, rule and regulation shall be in effect from time to time.

(d) “Award” means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Share Appreciation Right, Restricted Share, Restricted Share Unit and Other Equity-Based Award granted under the Plan.

(e) “Award Agreement” means the document or documents by which each Award is evidenced, which may be in written or electronic form.

(f) “Board” means the Board of Directors of the Company.

(g) “Business Combination Agreement” means the Business Combination Agreement, dated as of [            ], 2022, by and among LIV Capital Acquisition Corp. II, a Cayman Islands exempted company, Covalto Merger Sub Ltd., a Cayman Islands exempted company, and the Company.

(h) “Cause” means, as to any Participant, unless the applicable Award Agreement states otherwise, (i) “Cause,” as defined in any employment, severance, consulting or other similar agreement between the Participant and the Service Recipient in effect at the time of such Termination; or (ii) in the absence of any such employment, severance, consulting or other similar agreement (or the absence of any definition of “Cause” contained therein), the Participant’s (A) willful neglect in the performance of the Participant’s duties for the Service Recipient or willful or repeated failure or refusal to perform such duties; (B) engagement in conduct in connection with the Participant’s employment or service with the Service Recipient, which results in, or could reasonably be expected to result in, material harm to the business or reputation of the Service Recipient or any other member of the Company Group; (C) conviction of, or plea of guilty or no contest to, (I) any felony (or similar crime in any non-U.S. jurisdiction for Participant’s outside the U.S.) or (II) any other crime that results in, or could reasonably be expected to result in, material harm to the business or reputation of the Service Recipient or any other member of the Company Group; (D) material violation of the written policies of the Service

Recipient, including, but not limited to, those relating to sexual harassment, or those set forth in the manuals or statements of policy of the Service Recipient; (E) fraud, misappropriation or embezzlement related to the Service Recipient or any other member of the Company Group; (F) act of personal dishonesty that involves personal profit in connection with the Participant’s employment or service to the Service Recipient; or (G) engagement in any Detrimental Activity; provided, in any case, that a Participant’s resignation after an event that would be grounds for a Termination for Cause will be treated as a Termination for Cause hereunder.

(i) “Change in Control” means:

(i) the acquisition (whether by purchase, merger, consolidation, combination or other similar transaction) by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% (on a fully diluted basis) of the Outstanding Company Voting Securities; provided, however, that for purposes of the Plan, the following acquisitions shall not constitute a Change in Control: (I) any acquisition by the Company or any Affiliate; (II) any acquisition by any employee benefit plan sponsored or maintained by the Company or any Affiliate; or (III) in respect of an Award held by a particular Participant, any acquisition by the Participant or any group of Persons including the Participant (or any entity controlled by the Participant or any group of Persons including the Participant);

(ii) during any period of 12 months, individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the members of the Board, provided that any person becoming a director subsequent to the Effective Date, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Exchange Act, with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director; or

(iii) the sale, transfer or other disposition of all or substantially all of the assets of the Company Group (taken as a whole) to any Person that is not an Affiliate of the Company.

(j) “Class A Ordinary Shares” means the Class A ordinary shares of the Company, par value U.S. $0.001 per share.

(k) “Class B Ordinary Shares” means the Class B ordinary shares of the Company, par value U.S. $0.001 per share.

(l) “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.

(m) “Committee” means the Compensation Committee of the Board or any properly delegated subcommittee thereof or, if no such Compensation Committee or subcommittee thereof exists, the Board.

(n) “Company” means Covalto Ltd., a Cayman Islands exempted company, and any successor thereto.

(o) “Company Group” means, collectively, the Company and its Subsidiaries.

(p) “Date of Grant” means the date on which the granting of an Award is authorized, or such other date as may be specified in such authorization.

(q) “Designated Foreign Subsidiaries” means all members of the Company Group that are organized under the laws of any jurisdiction other than the United States of America.

(r) “Detrimental Activity” means any of the following: (i) unauthorized disclosure or use of any confidential or proprietary information of any member of the Company Group; (ii) any activity that would be grounds to terminate the Participant’s employment or service with the Service Recipient for Cause; (iii) a breach by the Participant of any restrictive covenant by which such Participant is bound, including, without limitation, any covenant not to compete or not to solicit, interfere or hire, in any agreement with any member of the Company Group; or (iv) the Participant’s fraud or conduct contributing to any financial restatements or irregularities, in each case, as determined by the Committee in its sole discretion.

(s) “Disability” means, as to any Participant, unless the applicable Award Agreement states otherwise, (i) “Disability,” as defined in any employment, severance, consulting or other similar agreement between the Participant and the Service Recipient in effect at the time of Termination; or (ii) in the absence of any such employment, severance, consulting or other similar agreement (or the absence of any definition of “Disability” contained therein), a condition entitling the Participant to receive benefits under a long-term disability plan of the Service Recipient or other member of the Company Group in which such Participant is eligible to participate, or, in the absence of such a plan, the complete and permanent inability of the Participant by reason of illness or accident to perform the duties of the position at which the Participant was employed or served when such disability commenced. Any determination of whether Disability exists in the absence of a long-term disability plan shall be made by the Company (or its designee) in its sole and absolute discretion. Notwithstanding the foregoing, with respect to any payment pursuant to an Award that is subject to Section 409A of the Code that is triggered upon a Disability, the definition of Disability shall conform to the requirements of Treasury Regulation Section 1.409A-3(i)(4)(i).

(t) “Effective Date” means [                ], 2022.

(u) “Eligible Person” means: any (i) individual employed by any member of the Company Group; provided, however, that no such U.S. employee covered by a collective bargaining agreement shall be an Eligible Person unless and to the extent that such eligibility is set forth in such collective bargaining agreement or in an agreement or instrument relating thereto; (ii) director of any member of the Company Group; or (iii) consultant or advisor to any member of the Company Group, or any other Person, in each case, who may be offered securities registrable pursuant to a registration statement on Form S-8 under the Securities Act (or, for consultants or advisors outside of the U.S. can be offered securities consistent with Applicable Law).

(v) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.

(w) “Exercise Price” has the meaning given to such term in Section 7(b) of the Plan.

(x) “Fair Market Value” means, as of any date, the fair market value of a Share, as reasonably determined by the Company in compliance with Applicable Law (including, for the avoidance of doubt, Section 409A of the Code) and consistently applied for purposes of the Plan, which may include, without limitation, the closing sales price on the trading day immediately prior to or on such date, or a trailing average of previous closing prices prior to such date.

(y) “GAAP” has the meaning given to such term in Section 7(d) of the Plan.

(z) “Grant Date Fair Market Value” means, as of a Date of Grant, (i) if the Shares are listed on a national securities exchange, the closing sales price of the Shares reported on the primary exchange on which the Shares are listed and traded on such date, or, if there are no such sales on that date, then on the last preceding date on which such sales were reported; (ii) if the Shares are not listed on any national securities exchange but is quoted in an inter-dealer quotation system on a last-sale basis, the average between the closing bid price and ask price reported on such date, or, if there is no such sale on that date, then on the last preceding date on which a sale was reported; or (iii) if the Shares are not listed on a national securities exchange or quoted in an inter-dealer quotation system on a last-sale basis, the amount determined by the Committee in good faith to be the fair market value of the Shares; provided, however, as to any Awards granted on or with a Date of Grant of the date of the pricing of the Company’s initial public offering, “Grant Date Fair Market Value” shall be equal to the per share price at which the Shares are offered to the public in connection with such initial public offering.

(aa) “Incentive Stock Option” means an Option which is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan.

(bb) “Indemnifiable Person” has the meaning given to such term in Section 4(e) of the Plan.

(cc) “Non-Employee Director” means a member of the Board who is not an employee of any member of the Company Group.

(dd) “Nonqualified Stock Option” means an Option which is not designated by the Committee as an Incentive Stock Option.

(ee) “Option” means an Award granted under Section 7 of the Plan.

(ff) “Option Period” has the meaning given to such term in Section 7(c)(ii) of the Plan.

(gg) “Other Equity-Based Award” means an Award that is not an Option, Restricted Share or Restricted Share Unit, that is granted under Section 9 of the Plan and is (i) payable by delivery of Shares and/or (ii) measured by reference to the value of Shares.

(hh) “Outstanding Company Voting Securities” means the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors.

(ii) “Outstanding Shares” means the then-outstanding Shares, taking into account as outstanding for this purpose such Shares issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, the exercise of any similar right to acquire such Shares, and the exercise or settlement of then-outstanding Awards (or similar awards under any prior equity incentive plans maintained by the Company).

(jj) “Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan and granted an Award pursuant to the Plan.

(kk) “Performance Conditions” means specific levels of performance of the Company (and/or one or more members of the Company Group, divisions or operational and/or business units, product lines, brands, business segments, administrative departments, or any combination of the foregoing), which may be determined in accordance with GAAP or on a non-GAAP basis, including, without limitation, the following measures: (i) net earnings, net income (before or after taxes), or consolidated net income; (ii) basic or diluted earnings per share (before or after taxes); (iii) net revenue or net revenue growth; (iv) gross revenue or gross revenue growth, gross profit or gross profit growth; (v) net operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on investment, assets, capital, employed capital, invested capital, equity, or sales); (vii) cash flow measures (including, but not limited to, operating cash flow, free cash flow, or cash flow return on capital), which may be but are not required to be measured on a per share basis; (viii) actual or adjusted earnings before or after interest, taxes, depreciation, and/or amortization (including EBIT and EBITDA); (ix) gross or net operating margins; (x) productivity ratios; (xi) share price (including, but not limited to, growth measures and total shareholder return); (xii) expense targets or cost reduction goals, general and administrative expense savings; (xiii) operating efficiency; (xiv) objective measures of customer/client satisfaction; (xv) working capital targets; (xvi) measures of economic value added or other ‘value creation’ metrics; (xvii) enterprise value; (xviii) sales; (xix) shareholder return; (xx) customer/client retention; (xxi) competitive market metrics; (xxii) employee retention; (xxiii) objective measures of personal targets, goals, or completion of projects (including, but not limited to, succession and hiring projects, completion of specific acquisitions, dispositions, reorganizations, or other corporate transactions or capital-raising transactions, expansions of specific business operations, and meeting divisional or project budgets); (xxiv) comparisons of continuing operations to other operations; (xxv) market share; (xxvi) cost of capital, debt leverage, year-end cash position or book value; (xxvii) strategic objectives; (xxviii) gross or net authorizations; (xxix) backlog; or (xxx) any combination of the foregoing. Any one or more of the aforementioned performance criteria may be stated as a percentage of another performance criteria, or used on an absolute or relative basis to measure the performance of one or more members of the Company Group as a whole or any divisions or operational and/or business units, product lines, brands, business segments, or administrative departments of the Company and/or one or more members of the Company Group or any combination thereof, as the Committee may deem appropriate, or any of the above performance criteria may be compared to the performance of a selected group of comparison companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices.

(ll) “Permitted Transferee” has the meaning given to such term in Section 12(b)(ii) of the Plan.

(mm) “Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

(nn) “Plan” means this Covalto Ltd. 2022 Equity Incentive Plan, as it may be amended and/or restated from time to time.

(oo) “Plan Share Reserve” has the meaning given to such term in Section 6(a) of the Plan.

(pp) “Qualifying Director” means a Person who is, with respect to actions intended to obtain an exemption from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act, a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

(qq) “Restricted Period” means the period of time determined by the Committee during which an Award is subject to restrictions, including vesting conditions.

(rr) “Restricted Shares” means Shares, subject to certain specified restrictions (which may include, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 8 of the Plan.

(ss) “Restricted Share Unit” means an unfunded and unsecured promise to deliver Shares, cash, other securities or other property, subject to certain restrictions (which may include, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 8 of the Plan.

(tt) “Securities Act” means the Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.

(uu) “Service Recipient” means, with respect to a Participant holding a given Award, the member of the Company Group by which the original recipient of such Award is, or following a Termination was most recently, principally employed or to which such original recipient provides, or following a Termination was most recently providing, services, as applicable.

(vv) “SAR Base Price” means, as to any Share Appreciation Right, the price per Share designated as the base value above which appreciation in value is measured; provided, that the SAR Base Price shall not be less than 100% of the Grant Date Fair Market Value of such share.

(ww) “Shares” means either the Class A Ordinary Shares or Class B Ordinary Shares (and any stock or other securities into which any such ordinary shares may be converted or into which they may be exchanged).

(xx) “Share Appreciation Right” or “SAR” means an Other Equity-Based Award designated in an applicable Award Agreement as a share appreciation right.

(yy) “Sub-Plans” means any sub-plan to the Plan that has been adopted by the Board or the Committee for the purpose of permitting or facilitating the offering of Awards to employees of the Company and certain Designated Foreign Subsidiaries or otherwise outside the jurisdiction of the United States of America, with each such Sub-Plan designed to comply with Applicable Law in such foreign jurisdictions. Although any Sub-Plan may be designated a separate and independent plan from the Plan in order to comply with Applicable Law, the Plan Share Reserve and the other limits specified in Section 6(a) of the Plan shall apply in the aggregate to the Plan and any Sub-Plan adopted hereunder.

(zz) “Subsidiary” means, with respect to any specified Person:

(i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of such entity’s voting securities (without regard to the occurrence of any contingency and after giving effect to any voting agreement or shareholders’ agreement that effectively transfers voting power) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(ii) any partnership (or any comparable foreign entity) (A) the sole general partner (or functional equivalent thereof) or the managing general partner of which is such Person or Subsidiary of such Person or (B) the only general partners (or functional equivalents thereof) of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

(aaa) “Substitute Awards” has the meaning given to such term in Section 6(e) of the Plan.

(bbb) “Termination” means the termination of a Participant’s employment or service, as applicable, with the Service Recipient for any reason (including death or Disability).

3. Effective Date; Duration. The Plan shall be effective as of the Effective Date. The Plan will continue in effect until terminated under Section 11; provided, however, that such termination shall not affect Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Awards. Notwithstanding the foregoing, (i) no Incentive Stock Options may be granted after tenth (10th) anniversary of the Effective Date (or the date of shareholder approval of the Plan, if earlier), and (ii) Section 6(a) relating to automatic increase in the Plan Share Reserve will no longer apply following the tenth (10th) anniversary of the Effective Date.

4.	Administration.

(a) General. The Committee shall administer the Plan. To the extent required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act (if the Board is not acting as the Committee under the Plan) it is intended that each member of the Committee shall, at the time such member takes any action with respect to an Award under the Plan that is intended to qualify for the exemptions provided by Rule 16b-3 promulgated under the Exchange Act be a Qualifying Director. However, the fact that a Committee member shall fail to qualify as a Qualifying Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

(b) Committee Authority. Subject to the provisions of the Plan and Applicable Law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan, to (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled in, or exercised for, cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, Shares, other securities, other Awards, or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; (ix) adopt Sub-Plans; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(c) Delegation. Except to the extent prohibited by Applicable Law, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any Person or Persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time. Without limiting the generality of the foregoing, the Committee may delegate to one or more officers of any member of the Company Group, the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election which is the responsibility of, or which is allocated to, the Committee herein, and which may be so delegated in accordance with Applicable Law, except with respect to grants of Awards to Persons (i) who are Non-Employee Directors, or (ii) who are subject to Section 16 of the Exchange Act.

(d) Finality of Decisions. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan, any Award or any Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including, without limitation, any member of the Company Group, any Participant, any holder or beneficiary of any Award, and any shareholder of the Company.

(e) Indemnification. No member of the Board or the Committee or any employee or agent of any member of the Company Group (each such Person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made with respect to the Plan or any Award hereunder (unless constituting fraud or a willful criminal act or omission). Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken or determination made with respect to the Plan or any Award hereunder and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person, and the Company shall advance to such Indemnifiable Person any such expenses promptly upon written request (which request shall include an undertaking by the Indemnifiable Person to repay the amount of such advance if it shall ultimately be determined, as provided below, that the Indemnifiable Person is not entitled to be indemnified); provided, that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts, omissions or determinations of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by Applicable Law or by the organizational documents of any member of the Company Group. The foregoing right of indemnification shall not be exclusive of or otherwise supersede any other rights of indemnification to which such Indemnifiable Persons may be entitled under (i) the organizational documents of any member of the Company Group, (ii) pursuant to Applicable Law, (iii) an individual indemnification agreement or contract or otherwise, or (iv) any other power that the Company may have to indemnify such Indemnifiable Persons or hold such Indemnifiable Persons harmless.

(f) Board Authority. Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. Any such actions by the Board shall be subject to the applicable rules of the securities exchange or inter-dealer quotation system on which the Shares are listed or quoted. In any such case, the Board shall have all the authority granted to the Committee under the Plan.

5. Grants of Awards; Eligibility. The Committee may, from time to time, grant Awards to one or more Eligible Persons. Participation in the Plan shall be limited to Eligible Persons.

6.	Shares Subject to the Plan; Limitations.

(a) Share Reserve. Subject to Section 10 of the Plan, [●]Shares (the “Plan Share Reserve”) shall be available for Awards under the Plan. Each Award granted under the Plan will reduce the Plan Share Reserve by the number of Shares underlying the Award. Notwithstanding the foregoing, the Plan Share Reserve shall be automatically increased on the first day of each fiscal year following the fiscal year in which the Effective Date falls by a number of Shares equal to the lesser of (i) 5% of the Outstanding Shares on the last day of the immediately preceding fiscal year and (ii) the number of Shares as may be determined by the Board.

(b) Additional Limits. Subject to Section 10 of the Plan, (i) no more than [●]1 Shares may be issued in the aggregate pursuant to the exercise of Incentive Stock Options granted under the Plan (any or all of which may be granted with respect to Class A Ordinary Shares and/or Class B Ordinary Shares); and (ii) during a single fiscal year, the number of Awards eligible to be made to any Non-Employee Director, taken together with any cash fees paid to such Non-Employee Director during such fiscal year, shall not exceed a total value of $[●] (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes).

(c) Share Counting. Other than with respect to Substitute Awards, to the extent that an Award expires or is canceled, forfeited, or terminated without issuance to the Participant of the full number of Shares to which the Award related, the unissued shares underlying such Award will be returned to the Plan Share Reserve and again be available for grant under the Plan. Shares shall be deemed to have been issued in settlement of Awards if the Fair Market Value equivalent of such shares is paid in cash; provided, however, that no shares shall be deemed to have been issued in settlement of a SAR, Other Equity-Based Award or Restricted Share Unit that only provides for settlement in, and settles only in, cash. Shares withheld in payment of the Exercise Price, SAR Base Price or taxes relating to an Award shall constitute Shares issued to the Participant and shall reduce the Plan Share Reserve.

(d) Source of Shares. Shares issued by the Company in settlement of Awards (i) may be authorized and unissued shares, Shares held in the treasury of the Company, Shares purchased on the open market or by private purchase or a combination of the foregoing, and (ii) may be issued as Class A Ordinary Shares or Class B Ordinary Shares, as determined by the Committee in its sole discretion and to the extent such class of Shares exists from time to time.

[1]	NTD: To be equal to the Plan Share Reserve.

(e) Substitute Awards. Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by the Company or with which the Company combines (“Substitute Awards”). Substitute Awards shall not be counted against the Plan Share Reserve; provided, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code shall be counted against the aggregate number of Shares available for Awards of Incentive Stock Options under the Plan. Subject to applicable stock exchange requirements, available shares under a shareholder-approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect the acquisition or combination transaction) may be used for Awards under the Plan and shall not reduce the number of Shares available for issuance under the Plan.

(f) Class of Ordinary Shares. All Awards granted under the Plan to the Covalto Co-Founders (as such term is defined in the Business Combination Agreement) shall be for Class B Ordinary Shares, and all other Awards under the Plan shall be for Class A Ordinary Shares.

7.	Options.

(a) General. Each Option granted under the Plan shall be evidenced by an Award Agreement, which agreement need not be the same for each Participant. Each Option so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. Incentive Stock Options may be granted only to Eligible Persons who are employees of a member of the Company Group. No Option may be treated as an Incentive Stock Option unless the Plan has been approved by the shareholders of the Company in a manner intended to comply with the shareholder approval requirements of Section 422(b)(1) of the Code. Any Option intended to be an Incentive Stock Option which does not qualify as an Incentive Stock Option for any reason, including by reason of grant to an Eligible Person who is not an employee or the Plan not being properly approved by the shareholders of the Company under Section 422(b)(1) of the Code, then, to the extent of such non-qualification, such Option or portion thereof shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan.

(b) Exercise Price. Except as otherwise provided by the Committee in the case of Substitute Awards, the exercise price (“Exercise Price”) per Share for each Option shall not be less than 100% of the Grant Date Fair Market Value of such share; provided, however, that in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns stock representing more than 10% of the voting power of all classes of stock of any member of the Company Group, the Exercise Price per share shall be no less than 110% of the Grant Date Fair Market Value per share.

(c)	Vesting and Expiration; Termination.

(i) Options shall vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee, including, without limitation, satisfaction of Performance Conditions; provided, however, that notwithstanding any such vesting dates or events, the Committee may in its sole discretion accelerate the vesting of any Options at any time and for any reason.

(ii) Options shall expire upon a date determined by the Committee, not to exceed 10 years from the Date of Grant (the “Option Period”); provided, that if the Option Period (other than in the case of an Incentive Stock Option) would expire on a date when (A) trading in the Shares is prohibited by the Company’s insider trading policy (or Company-imposed “blackout period”), and (B) the Fair Market Value exceeds the Exercise Price per share on such expiration date, then the Option Period shall be automatically extended until the 30th day following the expiration of such prohibition. Notwithstanding the foregoing, in no event shall the Option Period exceed five years from the Date of Grant in the case of an Incentive Stock Option granted to a Participant who on the Date of Grant owns stock representing more than 10% of the voting power of all classes of stock of any member of the Company Group.

(iii) Unless otherwise provided by the Committee, whether in an Award Agreement or otherwise, in the event of: (A) a Participant’s Termination by the Service Recipient for Cause, all outstanding Options granted to such Participant shall immediately terminate and expire; (B) a Participant’s Termination due to death or Disability, each outstanding unvested Option granted to such Participant shall immediately terminate and expire, and each outstanding vested Option shall remain exercisable for one year thereafter (but in no event beyond the expiration of the Option Period); and (C) a Participant’s Termination for any other reason, each outstanding unvested Option granted to such Participant shall immediately terminate and expire, and each outstanding vested Option shall remain exercisable for 90 days thereafter (but in no event beyond the expiration of the Option Period).

(d) Method of Exercise and Form of Payment. No Shares shall be issued pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any Federal, state, local and non-U.S. income, employment and any other applicable taxes that are required to be withheld under Applicable Law, as determined in accordance with Section 12(d) hereof. Options which have become exercisable may be exercised by delivery of written or electronic notice (or telephonic instructions to the extent provided by the Committee) of exercise to the Company (or any third-party administrator, as applicable) in accordance with the terms of the Option and any other exercise procedure established by the Committee, accompanied by payment of the Exercise Price. Unless otherwise provided by the Committee, whether in an Award Agreement or otherwise, the Exercise Price shall be payable: (i) in cash, check, cash equivalent and/or Shares valued at the Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of Shares in lieu of actual issuance of such shares to the Company); provided, that such Shares are not subject to any pledge or other security interest and have been held by the Participant for at least six months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles (“GAAP”)); or (ii) by such other method as the Committee may permit, in its sole discretion, including, without limitation (A) in other property having a fair market value on the date of exercise equal to the Exercise Price; (B) if there is a public market for the Shares at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered (including telephonically to the extent permitted by the Committee) a copy of irrevocable instructions to a stockbroker to sell the Shares otherwise issuable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price; or (C) a “net exercise” procedure effected by withholding the minimum number of Shares otherwise issuable in respect of an Option that are needed to pay the Exercise Price and any Federal, state, local and non-U.S. income, employment and any other applicable taxes that are required to be withheld under Applicable Law, as determined in accordance with Section 12(d) hereof. Unless otherwise determined by the Committee, any fractional Shares shall be settled in cash.

(e) Notification upon Disqualifying Disposition of an Incentive Stock Option. Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date the Participant makes a disqualifying disposition of any Shares acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Shares before the later of (i) the date that is two years after the Date of Grant of the Incentive Stock Option or (ii) the date that is one year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession, as agent for the applicable Participant, of any Shares acquired pursuant to the exercise of an Incentive Stock Option until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such Shares.

(f) Compliance With Laws, etc. Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner which the Committee determines would violate the Sarbanes-Oxley Act of 2002, as it may be amended from time to time, or any other Applicable Law.

8.	Restricted Shares and Restricted Share Units.

(a) General. Each grant of Restricted Shares and Restricted Share Units shall be evidenced by an Award Agreement. Each Restricted Share and Restricted Share Unit so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

(b) Share Certificates and Book-Entry; Escrow or Similar Arrangement. Upon the grant of Restricted Shares, the Committee shall cause a share certificate registered in the name of the Participant to be issued or shall cause Share(s) to be registered in the name of the Participant and held in book-entry form subject to the Company’s directions and, if the Committee determines that the Restricted Shares shall be held by the Company or in escrow rather than issued to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable and (ii) the appropriate stock power (endorsed in blank) with respect to the Restricted Shares covered by such agreement. Subject to the restrictions set forth in this Section 8, Section 12(b) of the Plan and the applicable Award Agreement, a Participant generally shall have the rights and privileges of a shareholder as to Restricted Shares, including, without limitation, the right to vote such Restricted Shares. To the extent Restricted Shares are forfeited, any stock certificates issued to the Participant evidencing such shares shall be returned to the Company, and all rights of the Participant to such shares and as a shareholder with respect thereto shall terminate without further obligation on the part of the Company. A Participant shall have no rights or privileges as a shareholder as to Restricted Share Units.

(c)	Vesting; Termination.

(i) Restricted Shares and Restricted Share Units shall vest, and any applicable Restricted Period shall lapse, in such manner and on such date or dates or upon such event or events as determined by the Committee, including, without limitation, satisfaction of Performance Conditions; provided, however, that, notwithstanding any such dates or events, the Committee may, in its sole discretion, accelerate the vesting of any Restricted Shares or Restricted Share Unit or the lapsing of any applicable Restricted Period at any time and for any reason.

(ii) Unless otherwise provided by the Committee, whether in an Award Agreement or otherwise, in the event of a Participant’s Termination for any reason prior to the time that such Participant’s Restricted Shares or Restricted Share Units, as applicable, have vested, (A) all vesting with respect to such Participant’s Restricted Shares or Restricted Share Units, as applicable, shall cease and (B) unvested Restricted Shares and unvested Restricted Share Units, as applicable, shall be forfeited to the Company by the Participant for no consideration as of the date of such Termination.

(d)	Issuance of Restricted Shares and Settlement of Restricted Share Units.

(i) Upon the expiration of the Restricted Period with respect to any Restricted Shares, the restrictions set forth in the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company shall issue to the Participant, or the Participant’s beneficiary, without charge, the stock certificate (or, if applicable, a notice evidencing a book-entry notation) evidencing the Restricted Shares which have not then been forfeited and with respect to which the Restricted Period has expired (rounded down to the nearest full share).

(ii) Unless otherwise provided by the Committee in an Award Agreement or otherwise, upon the expiration of the Restricted Period with respect to any outstanding Restricted Share Units, the Company shall issue to the Participant or the Participant’s beneficiary, without charge, one Share (or other securities or other property, as applicable) for each such outstanding Restricted Share Unit; provided, however, that the Committee may, in its sole discretion, elect to (A) pay cash or part cash and part Shares in lieu of issuing only Shares in respect of such Restricted Share Units; or (B) defer the issuance of Shares (or cash or part cash and part Shares, as the case may be) beyond the expiration of the Restricted Period if such extension would not cause adverse tax consequences under Section 409A of the Code. If a cash payment is made in lieu of issuing Shares in respect of such Restricted Share Units, the amount of such payment shall be equal to the Fair Market Value per Share as of the date on which the Restricted Period lapsed with respect to such Restricted Share Units.

(e) Legends on Restricted Shares. Each certificate, if any, or book entry representing Restricted Shares awarded under the Plan, if any, shall bear a legend or book entry notation substantially in the form of the following, in addition to any other information the Company deems appropriate, until the lapse of all restrictions with respect to such Shares:

TRANSFER OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY IS RESTRICTED PURSUANT TO THE TERMS OF THE COVALTO LTD. 2022 EQUITY INCENTIVE PLAN AND A RESTRICTED SHARE AWARD AGREEMENT BETWEEN COVALTO LTD. AND THE PARTICIPANT. A COPY OF SUCH PLAN AND AWARD AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF COVALTO LTD.

9. Other Equity-Based Awards. The Committee may grant Other Equity-Based Awards under the Plan to Eligible Persons, alone or in tandem with other Awards, in such amounts and dependent on such conditions as the Committee shall from time to time in its sole discretion determine, including, without limitation, satisfaction of Performance Conditions. Each Other Equity-Based Award granted under the Plan shall be evidenced by an Award Agreement and shall be subject to such conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

10. Changes in Capital Structure and Similar Events. Notwithstanding any other provision in the Plan to the contrary, the following provisions shall apply to all Awards granted hereunder:

(a) General. In the event of (i) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to acquire Shares or other securities of the Company, or other similar corporate transaction or event that affects the Shares (including a Change in Control); or (ii) unusual or nonrecurring events affecting the Company, including changes in applicable rules, rulings, regulations or other requirements, that the Committee determines, in its sole discretion, could result in substantial dilution or enlargement of the rights intended to be granted to, or available for, Participants (any event in (i) or (ii), an “Adjustment Event”), the Committee shall, in respect of any such Adjustment Event, make such proportionate substitution or adjustment, if any, as it deems equitable, to any or all of (A) the Plan Share Reserve, or any other limit applicable under the Plan with respect to the number of Awards which may be granted hereunder; (B) the number of Shares or other securities of the Company (or number and kind of other securities or other property) which may be issued in respect of Awards or with respect to which Awards may be granted under the Plan or any Sub-Plan; and (C) the terms of any outstanding Award, including, without limitation, (I) the number of Shares or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate; (II) the Exercise Price or SAR Base Price with respect to any Option or SAR, as applicable, or any amount payable as a condition of issuance of Shares (in the case of any other Award); or (III) any applicable performance measures; provided, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto)), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring.

(b) Change in Control. Without limiting the foregoing, in connection with any Adjustment Event that is a Change in Control, the Committee may, in its sole discretion, provide for any one or more of the following:

(i) substitution or assumption of, acceleration of the vesting of, exercisability of, or lapse of restrictions on, any one or more outstanding Awards; and

(ii) cancellation of any one or more outstanding Awards and payment to the holders of such Awards that are vested as of such cancellation (including, without limitation, any Awards that would vest as a result of the occurrence of such event but for such cancellation or for which vesting is accelerated by the Committee in connection with such event pursuant to clause (i) above), the value of such Awards, if any, as determined by the Committee (which value, if applicable, may be based upon the price per Share received or to be received by other shareholders of the Company in such event), including, without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Shares subject to such Option or SAR over the aggregate Exercise Price or SAR Base Price of such Option or SAR (it being understood that, in such event, any Option or SAR having a per share Exercise Price or SAR Base Price equal to, or in excess of, the Fair Market Value of a Share subject thereto may be canceled and terminated without any payment or consideration therefor).

For purposes of clause (i) above, an award will be considered granted in substitution of an Award if it has an equivalent value (as determined consistent with clause (ii) above) with the original Award, whether designated in securities of the acquiror in such Change in Control transaction (or an Affiliate thereof), or in cash or other property (including, but not limited to, in the same consideration that other shareholders of the Company receive in connection with such Change in Control transaction), and retains substantially the same vesting schedule applicable to the original Award.

Payments to holders pursuant to clause (ii) above shall be made in cash or, in the sole discretion of the Committee, in the form of such other consideration necessary for a Participant to receive property, cash, or securities (or combination thereof) as such Participant would have been entitled to receive upon the occurrence of the transaction if the Participant had been, immediately prior to such transaction, the holder of the number of Shares covered by the Award at such time (less any applicable Exercise Price or SAR Base Price).

(c) Other Requirements. Prior to any payment or adjustment contemplated under this Section 10, the Committee may require a Participant to (i) represent and warrant as to the unencumbered title to the Participant’s Awards; (ii) bear such Participant’s pro rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Shares, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code; and (iii) deliver customary transfer documentation as reasonably determined by the Committee.

(d) Fractional Shares. Unless otherwise determined by the Committee, any adjustment provided under this Section 10 may provide for the elimination of any fractional share that might otherwise become subject to an Award.

(e) Binding Effect. Any adjustment, substitution, determination of value or other action taken by the Committee under this Section 10 shall be conclusive and binding for all purposes.

11.	Amendments and Termination.

(a) Amendment and Termination of the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuance or termination shall be made without shareholder approval if (i) such approval is required under Applicable Law; (ii) it would materially increase the number of securities which may be issued under the Plan

(except for increases pursuant to Section 6 or 10 of the Plan); or (iii) it would materially modify the requirements for participation in the Plan; provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary. Notwithstanding the foregoing, no amendment shall be made to Section 11(c) of the Plan without shareholder approval.

(b) Amendment of Award Agreements. The Committee may, to the extent consistent with the terms of the Plan and any applicable Award Agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award Agreement, prospectively or retroactively (including after a Participant’s Termination); provided, that, other than pursuant to Section 10, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant.

(c) No Repricing. Notwithstanding anything in the Plan to the contrary, without shareholder approval, except as otherwise permitted under Section 10 of the Plan, (i) no amendment or modification may reduce the Exercise Price of any Option or the SAR Base Price of any SAR; (ii) the Committee may not cancel any outstanding Option or SAR and replace it with a new Option or SAR (with a lower Exercise Price or SAR Base Price, as the case may be) or other Award or cash payment that is greater than the intrinsic value (if any) of the cancelled Option or SAR; and (iii) the Committee may not take any other action which is considered a “repricing” for purposes of the shareholder approval rules of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted.

12.	General.

(a) Award Agreements. Each Award under the Plan shall be evidenced by an Award Agreement, which shall be delivered to the Participant to whom such Award was granted and shall specify the terms and conditions of the Award and any rules applicable thereto, including, without limitation, the effect on such Award of the death, Disability or Termination of a Participant, or of such other events as may be determined by the Committee. For purposes of the Plan, an Award Agreement may be in any such form (written or electronic) as determined by the Committee (including, without limitation, a Board or Committee resolution, an employment agreement, a notice, a certificate or a letter) evidencing the Award. The Committee need not require an Award Agreement to be signed by the Participant or a duly authorized representative of the Company.

(b)	Nontransferability.

(i) Each Award shall be exercisable only by such Participant to whom such Award was granted during the Participant’s lifetime, or, if permissible under Applicable Law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant (unless such transfer is specifically required pursuant to a domestic relations order or by Applicable Law) other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against any member of the Company Group; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(ii) Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award Agreement to preserve the purposes of the Plan, to any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act or any successor form of registration statement promulgated by the Securities and Exchange Commission (a “Permitted Transferee”); provided, that the Participant gives the

Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.

(iii) The terms of any Award transferred in accordance with clause (ii) above shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award Agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the Shares to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate; (C) neither the Committee nor the Company shall be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (D) the consequences of a Participant’s Termination under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.

(c)	Dividends and Dividend Equivalents.

(i) The Committee may, in its sole discretion, provide a Participant as part of an Award with dividends, dividend equivalents, or similar payments in respect of Awards, payable in cash, Shares, other securities, other Awards or other property, on a current or deferred basis, on such terms and conditions as may be determined by the Committee, in its sole discretion, including, without limitation, payment directly to the Participant, withholding of such amounts by the Company subject to vesting of the Award or reinvestment in additional Shares, Restricted Shares or other Awards.

(ii) Without limiting the foregoing, unless otherwise provided in the Award Agreement, any dividend otherwise payable in respect of any Restricted Share that remains subject to vesting conditions at the time of payment of such dividend shall be retained by the Company and remain subject to the same vesting conditions as the Restricted Share to which the dividend relates and shall be delivered (without interest) to the Participant within 15 days following the date on which such restrictions on such Restricted Share lapse (and the right to any such accumulated dividends shall be forfeited upon the forfeiture of the Restricted Share to which such dividends relate).

(iii) To the extent provided in an Award Agreement, the holder of outstanding Restricted Share Units shall be entitled to be credited with dividend equivalent payments (upon the payment by the Company of dividends on Shares) either in cash or, in the sole discretion of the Committee, in Shares having a Fair Market Value equal to the amount of such dividends (and interest may, in the sole discretion of the Committee, be credited on the amount of cash dividend equivalents at a rate and subject to such terms as determined by the Committee), which accumulated dividend equivalents (and interest thereon, if applicable) shall be payable at the same time as the underlying Restricted Share Units are settled following the date on which the Restricted Period lapses with respect to such Restricted Share Units, and if such Restricted Share Units are forfeited, the Participant shall have no right to such dividend equivalent payments (or interest thereon, if applicable).

(d)	Tax Withholding.

(i) A Participant shall be required to pay to the Company or one or more of its Subsidiaries, as applicable, an amount in cash (by check or wire transfer) equal to the aggregate amount of any income, employment and/or other applicable taxes that are required to be withheld under Applicable Law in respect of an Award. Alternatively, the Company or any of its Subsidiaries may elect, in its sole discretion, to satisfy this requirement by withholding such amount from any cash compensation or other cash amounts owing to a Participant.

(ii) Without limiting the foregoing, the Committee may (but is not obligated to), in its sole discretion, permit or require a Participant to satisfy, all or any portion of the minimum income, employment and/or other applicable taxes that are required to be withheld under Applicable Law with respect to an Award by (A) the delivery of Shares (which are not subject to any pledge or other security interest) that have been both held by the Participant and vested for at least six months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment under applicable accounting standards) having an aggregate Fair Market Value equal to such minimum statutorily required withholding liability (or portion thereof); or (B) having the Company withhold from the Shares otherwise issuable or deliverable to, or that would otherwise be retained by, the Participant upon the grant, exercise, vesting or settlement of the Award, as applicable, a number of Shares with an aggregate Fair Market Value equal to an amount, subject to clause (iii) below, not in excess of such minimum statutorily required withholding liability (or portion thereof).

(iii) The Committee, subject to its having considered the applicable accounting impact of any such determination, has full discretion to allow Participants to satisfy, in whole or in part, any additional income, employment and/or other applicable taxes payable by them with respect to an Award by electing to have the Company withhold from the Shares otherwise issuable or deliverable to, or that would otherwise be retained by, a Participant upon the grant, exercise, vesting or settlement of the Award, as applicable, Shares having an aggregate Fair Market Value that is greater than the applicable minimum required statutory withholding liability (but such withholding may in no event be in excess of the maximum statutory withholding amount(s) in a Participant’s relevant tax jurisdictions).

(e) No Claim to Awards; No Rights to Continued Employment; Waiver. No employee of any member of the Company Group, or other Person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Service Recipient or any other member of the Company Group, nor shall it be construed as giving any Participant any rights to continued service on the Board. The Service Recipient or any other member of the Company Group may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or any Award Agreement. By accepting an Award under the Plan, a Participant shall thereby be deemed to have waived any claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award Agreement, except to the extent of any provision to the contrary in any written employment contract or other agreement between the Service Recipient and/or any member of the Company Group and the Participant, whether any such agreement is executed before, on or after the Date of Grant.

(f) International Participants. With respect to Participants who reside or work outside of the United States of America, the Committee may, in its sole discretion, amend the terms of the Plan and create or amend Sub-Plans or amend outstanding Awards with respect to such Participants in order to permit or facilitate participation in the Plan by such Participants, conform such terms with the requirements of Applicable Law or to obtain more favorable tax or other treatment for a Participant or any member of the Company Group.

(g) Designation and Change of Beneficiary. To the extent permitted under Applicable Law and by the Company, each Participant may file with the Committee a written designation of one or more Persons as the beneficiary(ies) who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon the Participant’s death. A Participant may, from time to time, revoke or change the Participant’s beneficiary designation without the consent of any prior beneficiary by filing a new designation with the

Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, or in the event the Company determines that any such designation does not comply with Applicable Law, the beneficiary shall be deemed to be the Participant’s estate.

(h) Termination. Except as otherwise provided in an Award Agreement, unless determined otherwise by the Committee at any point following such event: (i) neither a temporary absence from employment or service due to illness, vacation or leave of absence (including, without limitation, a call to active duty for military service through a Reserve or National Guard unit) nor a transfer from employment or service with one Service Recipient to employment or service with another Service Recipient (or vice-versa) shall be considered a Termination; and (ii) if a Participant undergoes a Termination, but such Participant continues to provide services to the Company Group in a non-employee capacity, such change in status shall not be considered a Termination for purposes of the Plan. Further, unless otherwise determined by the Committee, in the event that any Service Recipient ceases to be a member of the Company Group (by reason of sale, divestiture, spin-off or other similar transaction), unless a Participant’s employment or service is transferred to another entity that would constitute a Service Recipient immediately following such transaction, such Participant shall be deemed to have suffered a Termination hereunder as of the date of the consummation of such transaction.

(i) No Rights as a Shareholder. Except as otherwise specifically provided in the Plan or any Award Agreement, no Person shall be entitled to the privileges of ownership in respect of Shares which are subject to Awards hereunder until such Shares have been issued or delivered to such Person.

(j) Government and Other Regulations.

(i) The obligation of the Company to settle Awards in Shares or other consideration shall be subject to all Applicable Law. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any Shares pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission (or as otherwise permitted under Applicable Law) or unless the Company has received an opinion of counsel (if the Company has requested such an opinion), satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the Shares to be offered or sold under the Plan. The Committee shall have the authority to provide that all Shares or other securities of any member of the Company Group issued under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement and Applicable Law, and, without limiting the generality of Section 8 of the Plan, the Committee may cause a legend or legends to be put on certificates representing Shares or other securities of any member of the Company Group issued under the Plan to make appropriate reference to such restrictions or may cause such Shares or other securities of any member of the Company Group issued under the Plan in book-entry form to be held subject to the Company’s instructions or subject to appropriate stop-transfer orders. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add, at any time, any additional terms or provisions to any Award granted under the Plan that the Committee, in its sole discretion, deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

(ii) The Committee may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of Shares from the public markets, the Company’s issuance of Shares to the Participant, the Participant’s acquisition of Shares from the Company and/or the Participant’s sale of Shares to the public markets, illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award in accordance with the foregoing, the Company shall, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, (A) in the case of Options, SARs or other Awards subject to exercise, pay to the Participant an amount equal to the excess of (I) the aggregate Fair Market Value of the Shares subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or issued, as applicable); over (II) the aggregate Exercise Price or SAR Base Price (in the case of an Option or SAR, respectively) or any amount payable as a condition of issuance of Shares (in the case of any other Award subject to exercise), or (B) in the case of Restricted Shares, Restricted Share Units or Other Equity-Based Awards, provide the Participant with a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Restricted Shares, Restricted Share Units or Other Equity-Based Awards, or the underlying shares in respect thereof. Any applicable amounts shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof.

(k) No Section 83(b) Elections Without Consent of Company. No election under Section 83(b) of the Code or under a similar provision of law may be made unless expressly permitted by the terms of the applicable Award Agreement or by action of the Committee in writing prior to the making of such election. If a Participant, in connection with the acquisition of Shares under the Plan or otherwise, is expressly permitted to make such election and the Participant makes the election, the Participant shall notify the Company of such election within 10 days after filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to Section 83(b) of the Code or other applicable provision.

(l) Payments to Persons Other Than Participants. If the Committee shall find that any Person to whom any amount is payable under the Plan is unable to care for the Participant’s affairs because of illness or accident, or is a minor, or has died, then any payment due to such Person or the Participant’s estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to the Participant’s spouse, child, relative, an institution maintaining or having custody of such Person, or any other Person deemed by the Committee to be a proper recipient on behalf of such Person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(m) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor the submission of the Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of equity-based awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

(n) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between any member of the Company Group, on the one hand, and a Participant or other Person, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company be obligated to maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other service providers under general law.

(o) Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of any member of the

Company Group and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than himself or herself.

(p) Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan or as required by Applicable Law.

(q) Governing Law; Waiver of Jury Trial. The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof. EACH PARTICIPANT WHO ACCEPTS AN AWARD IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION, OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTICIPANT IN RESPECT OF THE PARTICIPANT’S RIGHTS OR OBLIGATIONS UNDER THE PLAN OR ANY APPLICABLE AWARD AGREEMENT.

(r) Severability. If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the Applicable Laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(s) Obligations Binding on Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

(t)	Section 409A of the Code.

(i) Notwithstanding any provision of the Plan to the contrary, it is intended that the provisions of the Plan comply with Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with the Plan (including any taxes and penalties under Section 409A of the Code), and neither the Service Recipient nor any other member of the Company Group shall have any obligation to indemnify or otherwise hold such Participant (or any beneficiary) harmless from any or all of such taxes or penalties. With respect to any Award that is considered “deferred compensation” subject to Section 409A of the Code, references in the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made in respect of any Award granted under the Plan is designated as separate payments.

(ii) Notwithstanding anything in the Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments in respect of any Awards that are “deferred compensation” subject to Section 409A of the Code and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A of the Code) shall be made to such Participant prior to the date that is six months after the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death. Following any applicable six month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day.

(iii) Unless otherwise provided by the Committee in an Award Agreement or otherwise, in the event that the timing of payments in respect of any Award (that would otherwise be considered “deferred compensation” subject to Section 409A of the Code) would be accelerated upon the occurrence of (A) a Change in Control, no such acceleration shall be permitted unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code; or (B) a Disability, no such acceleration shall be permitted unless the Disability also satisfies the definition of “Disability” pursuant to Section 409A of the Code.

(iv) This Section 12(t) shall only apply with respect to Participants to whom Section 409A of the Code is applicable.

(u) Data Protection. By participating in the Plan or accepting any rights granted under it, each Participant consents to the collection and processing of personal data relating to the Participant so that the Company and its Affiliates can fulfill their obligations and exercise their rights under the Plan and generally administer and manage the Plan. This data will include, but may not be limited to, data about participation in the Plan and shares offered or received, purchased, or sold under the Plan from time to time and other appropriate financial and other data about the Participant and the Participant’s participation in the Plan.

(v) Clawback/Repayment. All Awards shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Board or the Committee and as in effect from time to time; and (ii) Applicable Law. Further, unless otherwise determined by the Committee, to the extent that the Participant receives any amount in excess of the amount that the Participant should otherwise have received under the terms of the Award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the Participant shall be required to repay any such excess amount to the Company.

(w) Detrimental Activity. Notwithstanding anything to the contrary contained herein, if a Participant has engaged in any Detrimental Activity, as determined by the Committee in its sole discretion, the Committee may, in its sole discretion, provide for one or more of the following:

(i) cancellation of any or all of such Participant’s outstanding Awards; or

(ii) forfeiture by the Participant of any gain realized in respect of Awards, and repayment of any such gain promptly to the Company.

(x) Right of Offset. The Company will have the right to offset against its obligation to deliver Shares (or other property or cash) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile or other employee programs) that the Participant then owes to any member of the Company Group and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement. Notwithstanding the foregoing, if an Award is “deferred compensation” subject to Section 409A of the Code, the Committee will have no right to offset against its obligation to deliver Shares (or other property or cash) under the Plan or any Award Agreement if such offset could subject the Participant to the additional tax imposed under Section 409A of the Code in respect of an outstanding Award.

(y) Expenses; Titles and Headings. The expenses of administering the Plan shall be borne by the Company Group. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

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Annex I

CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”) is entered into on August 17, 2022, by and among (i) LIV Capital Acquisition Sponsor II, L.P., a Cayman Islands exempted limited partnership (acting through the GP (as defined below), as its general partner) (“Sponsor”), (ii) the undersigned, certain limited partners of the Sponsor and LIV Sponsor II GP, LLC (the “GP”) (each, a “Rollover Party” and collectively, the “Rollover Parties”), (iii) LIV Capital Acquisition Corp. II, a Cayman Islands exempted company (“LIVB”) and (iv) Covalto Ltd., a Cayman Islands exempted company (“Covalto”). Sponsor, each of the Rollover Parties, LIVB and Covalto are each sometimes referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

Reference is made to the Business Combination Agreement, dated as of August 17, 2022 (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among LIVB, Covalto, and Covalto Merger Sub Ltd., a Cayman Islands exempted company and direct, wholly-owned subsidiary of Covalto (“Merger Sub”), and the Redemption Agreement, dated as of August 16, 2022 (the “Redemption Agreement”), by and among Sponsor, the Rollover Parties, and LIVB. Capitalized terms used and not defined herein have the meanings ascribed to them in the Business Combination Agreement or the Redemption Agreement, as applicable.

The Rollover Parties beneficially own the Promissory Notes. The GP holds certain Promissory Notes as an agent acting on behalf of the other Rollover Parties. In connection with the execution of the Business Combination Agreement, the Redemption Agreement and this Agreement, the Rollover Parties desire to effect the Contributions (as defined below).

NOW THEREFORE, in consideration of the mutual agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. Contribution; Deliverables.

(a) Covalto Contribution. After the closing conditions set forth in Article 9 of the Business Combination Agreement (the “Closing Conditions”) have been satisfied, but before the Merger is effected, each Rollover Party shall contribute its Promissory Note to Covalto in exchange for a number of Covalto Shares and a number of New Covalto Warrants equal to the numbers of Covalto Shares and New Covalto Warrants, respectively, set forth for each such Rollover Party on Schedule I (each such Rollover Party’s Covalto Shares and New Covalto Warrants, collectively their “Covalto Securities,” and such contribution by the Rollover Parties, the “Covalto Contribution”). Upon the Covalto Contribution, Covalto shall update its Register of Members to reflect the issuance of the Covalto Shares. The Covalto Contribution shall take place remotely by the exchange of documents and signatures.

(b) Cancellation of Promissory Notes. Immediately after the Merger, Covalto shall contribute the Promissory Notes to LIVB in exchange for LIVB Class A Ordinary Shares and, as a result thereof, the Promissory Notes shall be cancelled and cease to exist, the (“LIVB Contribution” and together with the Covalto Contribution, the “Contributions”). The LIVB Contribution shall take place remotely by the exchange of documents and signatures.

2. Agent. The GP and the other Rollover Parties agree that, with respect to the Promissory Notes that the GP holds on behalf of such other Rollover Parties, the GP will participate in the Contributions as an agent acting on behalf of those other Rollover Parties.

3. Representations and Warranties of Covalto. Covalto hereby represents and warrants to the Rollover Parties as follows:

(a) Covalto has been duly incorporated, is validly existing and is in good standing under its jurisdiction of incorporation, and has the requisite power and authority to own, operate and lease its properties, rights and assets and to conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Agreement. This Agreement constitutes the valid and legally binding obligation of Covalto enforceable in accordance with its terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar Laws affecting creditors’ rights generally and by general equitable principles).

(b) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any Law or other restriction of any Governmental Authority to which Covalto is subject or any provision of Covalto’s organizational documents, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice under, any agreement, contract, lease, license, instrument or other arrangement to which Covalto is a party or by which it is bound or to which any of its assets is subject, in each case except as would not adversely affect the ability of Covalto to perform its obligations hereunder. Covalto is not required to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated hereby, except as may be necessary as a result of any facts or circumstances relating solely to any Rollover Party or as described in Section 4.5 of the Business Combination Agreement.

4. Representations and Warranties of the Rollover Parties. Each Rollover Party hereby represents and warrants to Covalto, solely as to itself and not with respect to any other Rollover Party, as follows:

(a) Such Rollover Party has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of such Rollover Party enforceable in accordance with its terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar Laws affecting creditors’ rights generally and by general equitable principles).

(b) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any Applicable Law or other restriction of any Governmental Authority to which such Rollover Party is subject or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice under, any agreement, contract, lease, license, instrument or other arrangement to which such Rollover Party is a party or by which it is bound or to which any of such Rollover Party’s assets is subject, in each case except as would not adversely affect the ability of such Rollover Party to perform its obligations hereunder. Such Rollover Party is not required to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated hereby, except as may be necessary as a result of any facts or circumstances relating solely to any other Party to this Agreement.

(c) At the time of the Covalto Contribution, such Rollover Party will beneficially own all of the Promissory Notes Shares and Warrants set forth for such Rollover Party on Schedule I attached hereto free and clear of any restrictions on transfer (other than any restrictions under the Securities Act).

5. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require the application of Laws of another jurisdiction.

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6. Jurisdiction; Waiver of Jury Trial. Any Action based upon, arising out of or related to this Agreement may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 7. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

7. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

8. Miscellaneous.

(a) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile or .pdf copies hereof or signatures hereon shall, for all purposes, be deemed originals. Until and unless each of the Parties has received a counterpart hereof signed by the other Parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

(b) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(c) This Agreement and the documents referred to herein constitute the entire agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof.

*        *        *         *

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IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the date written above.

LIV CAPITAL ACQUISITION SPONSOR II, L.P.

By: LIV Sponsor II GP, LLC, its general partner

By:	/s/ Alexander Roger Rossi
Name: Alexander Roger Rossi
Title: Managing Partner

By:	Humberto Zesati González
Name: Humberto Zesati González
Title: Managing Partner

LIV SPONSOR II GP, LLC

By:	/s/ Alexander Roger Rossi
Name: Alexander Roger Rossi
Title: Managing Partner

By:	Humberto Zesati González
Name: Humberto Zesati González
Title: Managing Partner

LIV CAPITAL ACQUISITION CORP. II.

By:	/s/ Alexander Roger Rossi
Name: Alexander Roger Rossi
Title: Chief Executive Officer and Chairman

COVALTO LTD.

By:	/s/ David Solomon Poritz
Name: David Solomon Porits
Title: Co-Chief Executive Officer and Director

CONTROALOSA S.A. DE C.V.

By:	/s/ JOSE ALVERDE LOSADA
Name:	JOSE ALVERDE LOSADA
Title:	LEGAL REPRESENTATIVE

[Signature Page –Contribution Agreement]

By:	/s/ GUILLERMO ZAMBRANO MARTINEZ
Name:	GUILLERMO ZAMBRANO MARTINEZ

[Signature Page –Contribution Agreement]

TREBOL HOLDINGS S.A. DE C.V.

By:	/s/ ANGEL ALVAREZ CADAVIELO
Name:	ANGEL ALVAREZ CADAVIELO
Title:	LEGAL REPRESENTATIVE

[Signature Page –Contribution Agreement]

By:	/s/ ALEJANDRO MORERA MITVE
Name:	ALEJANDRO MORERA MITVE
Title:	ROLLOVER PARTY DE LIV CAPITAL ACQUISITION SPONSOR II, L.P.

[Signature Page –Contribution Agreement]

ANA LUZ ALVAREZ GALINDO

By:	/s/ ANA LUZ ÁLVAREZ GALINDO
Name:	ANA LUZ ÁLVAREZ GALINDO
Title:	ROLLOVER PARTY DE LIV CAPITAL ACQUISITION SPONSOR II, L.P.

[Signature Page –Contribution Agreement]

FAUSTO MIRANDA

By:	/s/ FAUSTO MIRANDA
Name:	FAUSTO MIRANDA

[Signature Page –Contribution Agreement]

By:	/s/ JORGE VIESCA GARCIA DE ALLOA
Name:	JORGE VIESCA GARCIA DE ALLOA

[Signature Page –Contribution Agreement]

By:	/s/ MIGUEL DE ANGOITIA LEGORRETA
Name:	MIGUEL DE ANGOITIA LEGORRETA
Title:	DIRECTOR

[Signature Page –Contribution Agreement]

By:	/s/ FERNANDO GONZÁLEZ
Name:	FERNANDO GONZÁLEZ

[Signature Page –Contribution Agreement]

HUMBERTO ZESATI GONZALEZ

By:	/s/ HUMBERTO ZESATI GONZÁLEZ
Name:	HUMBERTO ZESATI GONZÁLEZ

[Signature Page –Contribution Agreement]

JOSE ANTONIO SOLANO ARROYO

By:	/s/ JOSÉ ANTONIO SOLANO ARROYO
Name:	JOSÉ ANTONIO SOLANO ARROYO

[Signature Page –Contribution Agreement]

JOSE ALVERDE LOZADA

By:	/s/ JOSÉ ALVERDE LOSADA
Name:	JOSÉ ALVERDE LOSADA

[Signature Page –Contribution Agreement]

JORGE C. ESTEVE RECOLONS

By:	/s/ JORGE C. ESTEVE RECOLONS
Name:	JORGE C. ESTEVE RECOLONS

[Signature Page –Contribution Agreement]

By:	/s/ MARÍA FERNANDA ALONSO AVILÉS
Name:	MARÍA FERNANDA ALONSO AVILÉS

[Signature Page –Contribution Agreement]

MARIANA ROMERO CASILLAS

By:	/s/ MARIANA ROMERO CASILLAS
Name:	MARIANA ROMERO CASILLAS

[Signature Page –Contribution Agreement]

By:	/s/ LUIS RODRIGO CLEMENTE GAMERO
Name:	LUIS RODRIGO CLEMENTE GAMERO

[Signature Page –Contribution Agreement]

By:	/s/ PATRICIO MANGINO LISSARRAGUE
Name:	PATRICIO MANGINO LISSARRAGUE

[Signature Page –Contribution Agreement]

By:	/s/ MIRIAM CORONA CHACÓN
Name:	MIRIAM CORONA CHACÓN

[Signature Page –Contribution Agreement]

By:	/s/ GUSTAVO ROBLES RÍOS
Name:	GUSTAVO ROBLES RÍOS

[Signature Page –Contribution Agreement]

By:	/s/ ALEJANDRO URIBE RIBA
Name:	ALEJANDRO URIBE RIBA

[Signature Page –Contribution Agreement]

By:	/s/ ALEJANDRO EDGAR PERDOMO
Name:	ALEJANDRO EDGAR PERDOMO

[Signature Page –Contribution Agreement]

ADMINISTRADORA LIV CAPITAL, S.A.P.I. DE C.V.

By:	/s/ HUMBERTO ZESATI GONZÁLEZ
Name:	HUMBERTO ZESATI GONZÁLEZ
Title:	ATTORNEY-IN-FACT

[Signature Page –Contribution Agreement]

MIGUEL ANGEL DAVILA GUZMAN

By:	/s/ MIGUEL ÁNGEL DÁVILA GUZMÁN
Name:	MIGUEL ÁNGEL DÁVILA GUZMÁN

[Signature Page –Contribution Agreement]

Schedule I

Rollover Parties

Rollover Party	Shares Repurchased and Warrants Redeemed in Repurchase and Redemption		Promissory Note Amount	To Be Received in Contributions
	Redeemable Shares	Warrants		Covalto Shares	New Covalto Warrants
Controalosa, S.A. de C.V.	200,000	200,000	$1,000,000.00	200,000	200,000
Guillermo Zambrano Martínez	25,000	25,000	$125,000.00	25,000	25,000
Trebol Holdings, S.A. de C.V.	25,000	25,000	$125,000.00	25,000	25,000
Alejandro Morera	20,000	20,000	$100,000.00	20,000	20,000
Ana Luz Álvarez	20,000	20,000	$100,000.00	20,000	20,000
Fausto Miranda	100,000	100,000	$500,000.00	100,000	100,000
Jorge Viesca	10,000	10,000	$50,000.00	10,000	10,000
Miguel de Angoitia Legorreta	10,000	10,000	$50,000.00	10,000	10,000
Fernando González	10,000	10,000	$50,000.00	10,000	10,000
Humberto Zesati González	749,915	1,604,336	$1,016,616.49	749,915	1,604,336
José Antonio Solano Arroyo	20,000	—	$174.67	20,000	—
José Alverde Losada	20,000	—	$174.67	20,000	—
Jorge C. Esteve Recolons	20,000	—	$174.67	20,000	—
María Fernanda Alonso Avilés	31,019	—	$270.91	31,019	—
Mariana Romero Casillas	44,313	—	$387.01	44,313	—
Luis Rodrigo Clemente Gamero	31,019		$270.91	31,019
Patricio Mangino Lissarrague	21,270	—	$185.76	21,270	—
Miriam Corona Chacón	5,318	—	$46.45	5,318	—
Gustavo Robles Ríos	21,270	—	$185.76	21,270	—
Alejandro Uribe Riba	5,318	—	$46.45	5,318	—
Alejandro Edgar Perdomo Liceras	7,090	—	$61.92	7,090	—
Administradora LIV Capital, S.A.P.I. de C.V.	35,633	—	$25,223.87	35,633	—
Miguel Ángel Dávila Guzmán	496,918	1,268,997	$15,015.12	496,918	1,268,997

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of directors and officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide indemnification of officers and directors, except to the extent that it may be held by the Cayman Islands courts to be contrary to public policy, such as providing indemnification against civil fraud or the consequences of committing a crime.

Covalto A&R M&A provide that we shall indemnify and hold harmless our directors and officers against all actions, proceedings, costs, charges, expenses, losses, damages, liabilities, judgments, fines, settlements and other amounts, including reasonable attorneys’ fees and expenses and amounts paid in settlement and costs of investigation (collectively “Losses”), other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any Losses incurred by such director or officer in defending or investigating (whether successfully or otherwise) any civil, criminal, investigative and administrative proceedings concerning us or our affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Covalto expects to maintain director’s and officer’s liability insurance covering its directors and officers with respect to general civil liability, including liabilities under the U.S. Securities Act of 1933, as amended (the “Securities Act”), which he or she may incur in his or her capacity as such.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and financial statements schedules

Exhibits.

Exhibit Number	Description

2.1†	Business Combination Agreement, dated as of August 17, 2022, by and among Covalto Ltd., LIV Capital Acquisition Corp. II and Covalto Merger Sub Ltd. (included as Annex A to the proxy statement/prospectus).

3.1	Amended and Restated Articles of Association of Covalto Ltd. (as currently in effect).

3.2	Form of Amended and Restated Articles of Association of Covalto Ltd. (to be effective upon consummation of the Merger) (included as Annex C to the proxy statement/prospectus).

3.3	Amended and Restated Memorandum and Articles of LIV Capital Acquisition Corp. II.

4.1	Specimen Unit Certificate of LIV Capital Acquisition Corp. II.

4.2	Specimen Ordinary Share Certificate of LIV Capital Acquisition Corp. II.

4.3	Specimen Warrant Certificate of LIV Capital Acquisition Corp. II.

4.4	Warrant Agreement, dated February 7, 2022, between LIV Capital Acquisition Corp. II and Continental Stock Transfer & Trust Company, as warrant agent.

4.5*	Form of Assignment, Assumption and Amendment Agreement, by and among Covalto Ltd LIV Capital Acquisition Corp. II and Continental Stock Transfer & Trust Company.

Exhibit Number	Description

4.6	Registration Rights Agreement, dated February 7, 2022, between LIV Capital Acquisition Corp. II and certain security holders.

4.7	Form of Registration Rights Agreement (to be effective upon consummation of the Merger) (included as Annex G to the proxy statement/prospectus).

5.1*	Opinion of Campbells LLP as to the validity of Covalto Ordinary Shares to be issued.

5.2*	Opinion of Simpson Thacher & Bartlett LLP as to the validity of the Covalto Warrants to be issued.

8.1*	Tax Opinion of Davis Polk & Wardwell LLP as to the qualification of the exchange of LIVB Ordinary Shares for Covalto Ordinary Shares as a Section 351 transaction.

10.1	Investment Management Trust Agreement, dated February 7, 2022 between LIV Capital Acquisition Corp. II and Continental Stock Transfer & Trust Company, as trustee.

10.2	Administrative Services Agreement, dated February 7, 2022, between LIV Capital Acquisition Corp. II and LIV Capital Acquisition Sponsor II, L.P.

10.3	Letter Agreement, dated February 7, 2022, among LIV Capital Acquisition Corp. II and its officers and directors and LIV Capital Acquisition Sponsor, L.P.

10.4††	Sponsor Voting Agreement, dated as of August 17, 2022, by and among LIV Capital Acquisition Sponsor II, L.P., Covalto Ltd., Banco Actinver, S.A. Institución de Banca Múltiple, Grupo Financiero Actinver, División Fiduciaria, acting solely as trustee of the Contrato de Fideicomiso Irrevocable No. 5357 identified as “Fideicomiso LIV SPV” and the other insiders party thereto (included as Annex E to the proxy statement/prospectus).

10.5††	Company Voting Agreement, dated as of August 17, 2022, by and among Covalto Ltd., LIV Capital Acquisition Corp. II and the Supporting Holders (as defined therein) party thereto (included as Annex F to the proxy statement/prospectus).

10.6††	Mandatorily Convertible Note, dated as of August 17, 2022, by and between Covalto Ltd. and Banco Actinver, S.A. Institución de Banca Múltiple, Grupo Financiero Actinver, División Fiduciaria, acting solely as trustee of the Contrato de Fideicomiso Irrevocable No. 5357 identified as “Fideicomiso LIV SPV” (included as Annex D to the proxy statement/prospectus).

10.7†††	Covalto Ltd. 2018 Share Plan.

10.8†††	Form of Covalto Ltd. 2022 Incentive Equity Plan (included as Annex H to the proxy statement/prospectus).

10.9*	Form of Director Indemnification Agreement.

21.1	List of subsidiaries of Covalto Ltd.

23.1	Consent of Mancera, S.C., a Member Firm of Ernst & Young Global Limited, independent registered accounting firm for Covalto Ltd.

23.2	Consent of Mancera, S.C., a Member Firm of Ernst & Young Global Limited, independent registered accounting firm for Banco Finterra, S.A., Institución de Banca Múltiple.

23.3	Consent of Marcum LLP, independent registered accounting firm for LIV Capital Acquisition Corp. II.

23.4*	Consent of Campbells LLP (included in Exhibit 5.1).

23.5*	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.2).

23.6*	Consent of Davis Polk & Wardwell LLP (included in Exhibit 8.1).

Exhibit Number	Description

24.1	Power of Attorney (included on signature page to the initial filing of the Registration Statement).

99.1*	Form of Proxy Card for Special Meeting.

99.2	Consent of Humberto Zesati to be named as a director.

107	Calculation of Filing Fee Tables.

*	To be filed by amendment.
†

Schedules and certain portions of the exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of such schedules, or any section thereof, to the SEC upon request.

††

Certain portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The Company agrees to furnish supplementally an unredacted copy of the exhibit to the SEC upon its request.

†††	Indicates a management contract or compensatory plan.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

•	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•	To include any prospectus required by Section 10(a)(3) of the Securities Act;

•

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

•

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

•

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof;

•	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

•

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished; provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (1)(d) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (a) that is filed pursuant to the immediately preceding paragraph, or (b) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one Business Day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mexico City, Mexico, on the 3rd day of January 2023.

COVALTO LTD.

By:	/s/ David Poritz
Name: David Poritz
Title: Co-Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of David Poritz, Allan Apoj and Eduardo Mendoza, each acting alone, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form F-4, or other appropriate form, and any and all amendments thereto, including post-effective amendments and registrations filed pursuant to Rule 462 under the U.S. Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	POSITION	DATE

/s/ David Poritz	Co-Chief Executive Officer and Director	January 3, 2023
David Poritz	(Principal Executive Officer)

/s/ Allan Apoj	Co-Chief Executive Officer and Director	January 3, 2023
Allan Apoj	(Principal Executive Officer)

/s/ Eduardo Mendoza	Chief Financial Officer	January 3, 2023
Eduardo Mendoza	(Principal Financial Officer)

/s/ Jose Luis Villeda	Director of Accounting & Internal Control	January 3, 2023
Jose Luis Villeda	(Principal Accounting Officer)

/s/ Ricardo Rodriguez	Director	January 3, 2023
Ricardo Rodriguez

/s/ Felipe Chico	Director	January 3, 2023
Felipe Chico

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Covalto Ltd., has signed this registration statement, on the 3rd day of January 2023.

COGENCY GLOBAL INC.

By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice President on behalf of Cogency Global Inc.